 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333- 270917
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF DENALI CAPITAL
ACQUISITION CORP.
PROSPECTUS FOR
19,990,655 SHARES OF COMMON STOCK,
8,760,000 WARRANTS AND 8,760,000 SHARES UNDERLYING WARRANTS OF DENALI SPAC HOLDCO, INC.
(WHICH WILLBE RENAMED LONGEVITY BIOMEDICAL, INC.
IN CONNECTION WITH THE BUSINESS COMBINATION
DESCRIBED HEREIN)
Dear Shareholders of Denali Capital Acquisition Corp.:
You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Denali Capital Acquisition Corp., a Cayman Islands exempted company (“Denali”), at the offices of US Tiger Securities, Inc. located at 437 Madison Avenue, 27th Floor, New York, New York 10022, at 9:00 a.m. Eastern Time, on January 4, 2024.
At the extraordinary general meeting, Denali shareholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 25, 2023 (as amended by the Amendment to and Consent under Agreement and Plan of Merger, dated as of April 11, 2023 and as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Denali, Denali SPAC Holdco, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Denali (“Holdco”), Denali SPAC Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“Denali Merger Sub”), Longevity Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“Longevity Merger Sub” and, together with Denali Merger Sub, the “Merger Subs”), Longevity Biomedical, Inc., a Delaware corporation (“Longevity”), and Bradford A. Zakes, solely in the capacity as a Seller Representative (the “Seller Representative”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A (such proposal, the “Business Combination Proposal”).
The Merger Agreement provides for, among other things, the following mergers: (a) Denali Merger Sub will merge with and into Denali (the “Denali Merger”), with Denali as the surviving entity of the Denali Merger and (b) Longevity Merger Sub will merge with and into Longevity (the “Longevity Merger” and together with the Denali Merger, the “Mergers”), with Longevity as the surviving company of the Longevity Merger (the consummation of the Mergers and the other transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination”). Following the Mergers, each of Denali and Longevity will be a subsidiary of Holdco, and Holdco will become a publicly traded company. At the closing of the Business Combination (the “Closing”), Holdco will change its name to “Longevity Biomedical, Inc.,” and its common stock is expected to be listed on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “LBIO.” It is a condition to the consummation of the Business Combination that the HoldCo Common Stock and warrants to purchase HoldCo Common Stock have been listed on Nasdaq, subject to official notice of issuance.
The aggregate consideration (the “Merger Consideration”) to be paid to the holders of Longevity common stock, par value $0.0001 per share (the “Longevity Common Stock”), at the Closing will consist of a number of shares of Holdco common stock, par value $0.0001 (“Holdco Common Stock”) equal to (a) (i) $128,000,000 minus (ii) the value of each outstanding option (whether vested or unvested) and warrant to purchase Longevity Common Stock that is converted into a new Holdco option or warrant, as applicable, in accordance with the Merger Agreement, divided by (b) $10.00.
At the effective time of the Longevity Merger (the “Longevity Merger Effective Time”), by virtue of the Longevity Merger, (a) each share of Longevity Common Stock (including shares issued in connection with the Target Acquisitions (as defined herein) and the conversion of certain Longevity indebtedness) outstanding immediately prior to the Longevity Merger Effective Time (other than dissenting shares) will be converted into the right to receive a number of shares of Holdco Common Stock equal to: (i) the aggregate Merger Consideration divided by (ii) the number of outstanding shares of Longevity Common Stock; and (b) each outstanding Longevity option or warrant to purchase Longevity Common Stock shall be converted into a new Holdco option or warrant, as applicable, to acquire the number of shares of Holdco Common Stock calculated in accordance with the Merger Agreement.

At the effective time of the Denali Merger (the “Denali Merger Effective Time” and, together with the Longevity Merger Effective Time, the “Effective Times”), by virtue of the Denali Merger, (a) each ordinary share of Denali (“Denali Ordinary Share”) issued and outstanding immediately prior to the Denali Merger Effective Time (other than Denali Excluded Shares (as defined herein)) will be automatically cancelled and converted into the right to receive one share of Holdco Common Stock and (b) each Denali Ordinary Share issued and outstanding immediately prior to the Denali Merger Effective Time with respect to which a Denali shareholder has validly exercised its redemption rights (collectively, the “Redemption Shares”) will not be converted into and become a share of Holdco Common Stock, and instead will, at the Denali Merger Effective Time, be converted into the right to receive from Denali, in cash, an amount per share calculated in accordance with such shareholder’s redemption rights. In addition, by virtue of the assumption by Holdco of the warrant agreement, dated as of April 6, 2022, by and between Denali and VStock Transfer, LLC, a California limited liability company, each warrant of Denali that entitles its holder to purchase one Denali Ordinary Share at a price of $11.50 per share (“Denali Warrant”) that is outstanding immediately prior to the Denali Merger Effective Time will automatically and irrevocably be modified to provide that each holder of a Denali Warrant will be entitled to purchase one share of Holdco Common Stock on the same terms and conditions.
As described in the accompanying proxy statement/prospectus, you will be asked to consider and vote upon the Business Combination Proposal. You will also be asked to consider and vote upon (1) a proposal to approve the Denali Merger and related Plan of Merger and to authorize the merger of Denali Merger Sub with and into Denali, with Denali surviving the merger (the “Merger Proposal”), (2) a proposal to approve the alteration of the authorized share capital of Denali at the effective time of the Denali Merger (the “Share Capital Proposal”), (3) two separate proposals to approve (a) the change of name of Denali to “LBI Sub 2, Inc.” and (b) the amendment and restatement of the Amended and Restated Memorandum and Articles of Association of Denali, at the effective time of the Denali Merger (collectively, the “Organizational Documents Proposals”), (4) a proposal to approve, on an advisory basis only, the material differences between Denali’s existing Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the amended and restated certificate of incorporation of Holdco (the “Non-Binding Governance Proposals”), (5) a proposal to approve and assume the Longevity Biomedical, Inc. 2023 Equity Incentive Plan and any grants or awards issued thereunder (the “Incentive Plan Proposal”) and (6) a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of the foregoing proposals at the extraordinary general meeting (the “Adjournment Proposal”). The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Merger Proposal, the Share Capital Proposal, the Organizational Documents Proposals, and the Incentive Plan Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
In connection with the Business Combination, certain related agreements have been, or will be, entered into on or prior to the date of the Closing of the Business Combination (the “Closing Date”), including (i) the Sponsor Support Agreement, (ii) the Longevity Support Agreement and (iii) the Amended & Restated Registration Rights Agreement. For additional information, see the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements” in the accompanying proxy statement/prospectus.
Pursuant to the Cayman Constitutional Documents, any holder of public shares (a “public shareholder”), excluding shares held by Denali Capital Global Investments LLC, a Cayman Islands limited liability company and a shareholder of Denali (the “Sponsor”), and certain related parties, may request that Denali redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal or any other Condition Precedent Proposals. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to VStock Transfer, LLC, Denali’s transfer agent, Denali will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of our initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any). For illustrative purposes, as of December 13, 2023, this would have amounted to approximately $11.07 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. Shares of Denali will be redeemed immediately after consummation of the Business Combination. See the section entitled “Extraordinary General Meeting of Denali — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and each of Denali’s executive officers and directors (the “Sponsor Persons”) have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any Class A ordinary shares of Denali held by them. Such persons agreed to waive their redemption rights in order to induce Denali and Denali’s underwriter to enter into the underwriting agreement entered into in connection with the initial public offering. The Class B ordinary shares of Denali held by the Sponsor and such other persons will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor Persons collectively own 36.2% of the issued and outstanding Denali Ordinary Shares.
The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.
Denali is providing the accompanying proxy statement/prospectus and accompanying proxy card to Denali’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by Denali’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of Denali’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 27 of the accompanying proxy statement/prospectus.
After careful consideration, the board of directors of Denali has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Mergers, and “FOR” all other proposals presented to Denali’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Denali, you should keep in mind that Denali’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Denali’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of each of the Merger Proposal and the Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares of Denali represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, the Non-Binding Governance Proposals (which are comprised of non-binding advisory proposals), the Share Capital Proposal, the Equity Incentive Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Your vote is very important.   Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus. The Non-Binding Governance Proposals are non-binding advisory proposals.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
If you have any questions or need assistance voting your Denali Ordinary Shares, please contact Advantage Proxy, Inc., our proxy solicitor, by calling (877) 870-8565, or call collect at (206) 870-8565 or by emailing ksmith@advantageproxy.com.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST IDENTIFY YOURSELF IN WRITING AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS TO DENALI’S TRANSFER AGENT AND DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO DENALI’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of Denali’s board of directors, we would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
Lei Huang
Chairman of the Board
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated December 15, 2023 and is first being mailed to shareholders on or about December 18, 2023.

i

DENALI CAPITAL ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 385606)
437 Madison Avenue, 27th Floor
New York, New York 10022
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON January 4, 2024
TO THE SHAREHOLDERS OF DENALI CAPITAL ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Denali Capital Acquisition Corp., a Cayman Islands exempted company, company number 385606 (“Denali”), will be held at the offices of US Tiger Securities, Inc. located at 437 Madison Avenue, 27th Floor, New York, New York 10022, at 9:00 a.m. Eastern Time, on January 4, 2024. Cayman Islands law requires there to be a physical location for the extraordinary general meeting. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by ordinary resolution (i) the Business Combination (as defined herein), (ii) the adoption of the Agreement and Plan of Merger, dated as of January 25, 2023 (as amended by the Amendment to and Consent under Agreement and Plan of Merger dated April 11, 2023, the “Merger Agreement”), by and among Denali, Denali SPAC Holdco, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Denali (“Holdco”), Denali SPAC Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“Denali Merger Sub”), Longevity Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“Longevity Merger Sub”), Longevity Biomedical, Inc., a Delaware corporation (“Longevity”) and Bradford A. Zakes, solely in the capacity as a seller representative (the “Seller Representative”), (iii) the Plan of Merger (as defined herein) and (iv) the transactions contemplated by the Merger Agreement, as more fully described elsewhere in the accompanying proxy statement/prospectus (the “Business Combination Proposal”);
Proposal No. 2 — The Merger Proposal — to consider and vote upon a proposal to approve by special resolution the Denali Merger (as defined herein) and related Plan of Merger and to authorize the merger of Denali Merger Sub with and into Denali, with Denali surviving the merger (the form of the Plan of Merger is attached to this proxy statement/prospectus as Annex B (the “Merger Proposal”);
Proposal No. 3 — The Share Capital Proposal — to consider and vote upon a proposal to approve by ordinary resolution the alteration of the authorized share capital of Denali at the effective time of the Denali Merger by (a) the reclassification and re-designation of (i) 200,000,000 issued and unissued Class A ordinary shares of a par value of US$0.0001 each to 200,000,000 issued and unissued ordinary shares of a par value of US$0.0001 each; (ii) 20,000,000 issued and unissued Class B ordinary shares of a par value of US$0.0001 each to 20,000,000 issued and unissued ordinary shares of a par value of US$0.0001 each; and (iii) 1,000,000 authorized but unissued preference shares of a par value of US$0.0001 each to 1,000,000 authorized but unissued ordinary shares of a par value of US$0.0001 each (the “Re-designation”); and (b) immediately following the Re-designation, the consolidation of every 100 issued and unissued ordinary shares of a par value of US$0.0001 each into one ordinary share of a par value of US$0.01 each (the “Consolidation”), such that following such Re-designation and Consolidation, the authorized share capital of the Company shall be US$22,100 divided into 2,210,000 shares of a par value of US$0.01 each (the “Share Capital Proposal”);
Proposal No. 4 — The Organizational Documents Proposals — to consider and vote upon two separate proposals to approve by special resolutions, with effect from the effective time of the Denali Merger, (a) the change of name of Denali to “LBI Sub 2, Inc.” and (b) the adoption of the Proposed Cayman Constitutional Documents (a copy of the Proposed Cayman Constitutional Documents is attached to this proxy statement/prospectus as Annex H) (the “Organizational Documents Proposals”);
Proposal No. 5 — The Non-Binding Governance Proposals — to consider and vote upon by ordinary resolution, on a non-binding advisory basis, certain material differences between Denali’s Amended and Restated Memorandum and Articles of Association (as it may be amended from time to time, the

“Cayman Constitutional Documents”) and the proposed amended and restated certificate of incorporation of Holdco (the “Holdco Certificate of Incorporation”), presented separately in accordance with the United States Securities and Exchange Commission (the “SEC”) requirements (collectively, the “Non-Binding Governance Proposals”);
Proposal No. 6 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve and assume by ordinary resolution the Longevity Biomedical, Inc. 2023 Equity Incentive Plan (the “Equity Incentive Plan”) and any grants or awards issued thereunder (the “Incentive Plan Proposal”); and
Proposal No. 7 — The Adjournment Proposal — to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the extraordinary general meeting or for the approval of one or more proposals at the extraordinary general meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Denali shareholders (the “Adjournment Proposal”).
Each of Proposals No. 1, 2, 3, 4, and 6 (the “Condition Precedent Proposals”) is cross-conditioned on the approval of the others. Proposal No. 7 is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Proposal No. 5 consists of non-binding advisory proposals.
These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of the ordinary shares of Denali at the close of business on December 14, 2023 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.
The accompanying proxy statement/prospectus and accompanying proxy card are being provided to Denali’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of Denali’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 21 of the accompanying proxy statement/prospectus.
After careful consideration, Denali’s board of directors (the “Denali Board”) has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Proposal and “FOR” all other proposals to be presented to Denali’s shareholders at the extraordinary general meeting. When you consider the recommendation of these proposals by the Denali Board, you should keep in mind that Denali’s directors and officers have interests therein that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Denali’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Cayman Constitutional Documents, a Denali public shareholder may request of Denali that Denali redeem all or a portion of its Denali Class A Ordinary Shares for cash, out of funds legally available therefore, if the Business Combination is consummated. As a holder of Denali Class A Ordinary Shares, you will be entitled to receive cash for any Denali Class A Ordinary Shares to be redeemed only if you:
(i)
hold Denali Class A Ordinary Shares;

(ii)
submit a written request to VStock, Denali’s transfer agent, in which you (i) request that Denali redeem all or a portion of your Denali Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the Denali Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)
deliver your Denali Class A Ordinary Shares to VStock, Denali’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on January 2, 2024 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact VStock, Denali’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to VStock, Denali’s transfer agent, Denali will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of our initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any). For illustrative purposes, as of December 13, 2023, this would have amounted to approximately $11.07 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See the section entitled “Extraordinary General Meeting of Denali — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
Denali Capital Global Investments LLC, a Cayman Islands limited liability company and shareholder of Denali (the “Sponsor”), and each director of Denali have agreed to, among other things, vote in favor of the Business Combination Proposal and the transactions contemplated thereby, including the other Condition Precedent Proposals, and to waive their redemption rights in connection with the underwriting agreement entered into in connection with the initial public offering of ordinary shares. The Denali Class B Ordinary Shares held by the Sponsor and such other persons will be excluded from the pro rata calculation used to determine the per-share redemption price. None of the Sponsor Persons received any consideration in exchange for waiving their redemption rights. As of the date of the accompanying proxy statement/prospectus, the Sponsor and Denali’s directors and executive officers, collectively, own approximately 36.2% of the issued and outstanding Denali Ordinary Shares.
The approval of each of the Merger Proposal and the Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares of Denali represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, the Non-Binding Governance Proposals (which are comprised of non-binding advisory proposals), the Share Capital Proposal, the Equity Incentive Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Your vote is very important.   Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions

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provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. In most cases you may vote by telephone or over the Internet as instructed. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus. The Non-Binding Governance Proposals are constituted of non-binding advisory proposals.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the accompanying proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Advantage Proxy, Inc., our proxy solicitor, by calling (877) 870-8565, or call collect at (206) 870-8565 or by emailing ksmith@advantageproxy.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of Denali
December 15, 2023
Lei Huang
Chairman of the Denali Board
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO DENALI’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov. You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning Denali, without charge, by written request to Denali at Denali Capital Acquisition Corp., 437 Madison Avenue, 27th Floor, New York, New York 10022, or by telephone request at (646) 978-5180; or from Advantage Proxy, Inc., Denali’s proxy solicitor, by calling (877) 870-8565 or call collect at (206) 870-8565, or by emailing ksmith@advantageproxy.com; or from the SEC through the SEC website at the address provided above.
In order for Denali’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of Denali to be held on January 4, 2024, you must request the information no later than December 28, 2023 (five business days prior to the date of the extraordinary general meeting).

TRADEMARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Neither Denali nor Longevity intends its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it, by any other companies.

SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:
•
“A&R Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement to be entered into at the Closing by and among Holdco, Sponsor and certain stockholders of Longevity, the form of which is attached to this proxy statement/prospectus as Annex F;

•
“Acquisition Proposal” are to any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction;

•
“Adjournment Proposal” are to the proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the extraordinary general meeting or for the approval of one or more proposals at the extraordinary general meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Denali shareholders;

•
“Aegeria” are to Aegeria Soft Tissue LLC, a Delaware limited liability company;

•
“Alternative Transaction” are to (A) with respect to Longevity and its affiliates, a transaction (other than the transactions contemplated by the Merger Agreement) concerning the sale of (x) all or any material part of the business or assets of Longevity (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interest or profits of Longevity, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management contract, joint venture or partnership, or otherwise and (B) with respect to Denali and its affiliates, a transaction (other than the transactions contemplated by the Merger Agreement) concerning a Business Combination involving Denali;

•
“Business Combination” are to the combination of Denali, Longevity and Holdco pursuant to the transactions provided for and contemplated in the Merger Agreement;

•
“Business Combination Proposal” are to the proposal to approve by ordinary resolution (i) the Business Combination, (ii) the adoption of the Merger Agreement, (iii) the approval of the Plan of Merger, and (iv) the approval of the transactions contemplated by the Merger Agreement, as more fully described elsewhere in the accompanying proxy statement/prospectus;

•
“Cayman Constitutional Documents” are to Denali’s Amended and Restated Memorandum and Articles of Association, as amended from time to time;

•
“Cayman Islands Companies Act” are to the Companies Act (As Revised) of the Cayman Islands;

•
“Cerevast” are to Cerevast Medical, Inc., a Delaware corporation;

•
“Closing” are to the closing of the Business Combination;

•
“Closing Date” are to the date of the Closing of the Business Combination;

•
“Code” means the Internal Revenue Code of 1986, as amended;

•
“Condition Precedent Approvals” are to the approval at the extraordinary general meeting of the Condition Precedent Proposals;

•
“Condition Precedent Proposals” are to the Business Combination Proposal, the Merger Proposal, the Share Capital Proposal, the Organizational Documents Proposals and the Incentive Plan Proposal, collectively;

•
“Denali” are to Denali Capital Acquisition Corp., a Cayman Islands exempted company;

•
“Denali Board” are to the board of directors of Denali;

•
“Denali Class A Ordinary Shares” are to Denali’s Class A ordinary shares, par value $0.0001 per share;

•
“Denali Class B Ordinary Shares” are to Denali’s Class B ordinary shares, par value $0.0001 per share;

•
“Denali Excluded Shares” are to, without duplication, (i) the Redemption Shares, (ii) the Denali Ordinary Shares (if any), that, at the Denali Effective Time, are held in the treasury of Denali and (iii) the Denali Ordinary Shares (if any), that are owned by Longevity or its subsidiaries;

•
“Denali Merger” are to the merger of Denali Merger Sub with and into Denali, with Denali as the surviving entity in accordance with the terms and subject to the conditions set forth in the Merger Agreement;

•
“Denali Merger Effective Time” are to the time at which the Denali Merger shall become effective in accordance with the Merger Agreement;

•
“Denali Merger Sub” are to Denali SPAC Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco;

•
“Denali Ordinary Shares” are to ordinary shares of Denali, including Denali Class A Ordinary Shares and Denali Class B Ordinary Shares;

•
“Denali Parties” are to Denali and Denali Merger Sub;

•
“Denali Private Placement Shares” are to the 510,000 Class A Ordinary Shares included in the Denali Private Placement Units;

•
“Denali Private Placement Units” are to the 510,000 units that were issued to the Sponsor in a private placement in connection with Denali’s initial public offering;

•
“Denali Private Placement Warrants” are to the 510,000 warrants included in the Denali Private Placement Units;

•
“Denali Public Warrants” are to the 8,250,000 warrants included in the Denali Units;

•
“Denali Units” are to the 8,250,000 units issued at the consummation of the IPO;

•
“Denali Warrants” are to the warrants of Denali that entitle its holder to purchase Denali Ordinary Shares at a price of $11.50 per share;

•
“DGCL” are to the General Corporation Law of the State of Delaware, as amended;

•
“DTC” are to The Depository Trust Company;

•
“Effective Times” are to the Longevity Merger Effective Time and the Denali Merger Effective Time;

•
“Equity Incentive Plan” are to the Longevity Biomedical, Inc. 2023 Equity Incentive Plan to be considered for adoption and approval by the Denali shareholders pursuant to the Incentive Plan Proposal;

•
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•
“Existing Longevity Stockholders” are to the holders of Longevity Common Stock immediately prior to the Closing, which includes shares of Longevity Common Stock to be issued in connection with the Target Acquisitions;

•
“extraordinary general meeting” are to the extraordinary general meeting of Denali duly called by the Denali Board and held for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus;

•
“founder shares” are to Denali Class B Ordinary Shares initially issued to Sponsor in a private placement prior to the initial public offering and the Denali Class A Ordinary Shares that will be issued upon the automatic conversion of the Denali Class B Ordinary Shares at the time of the Business Combination;

•
“GAAP” or “U.S. GAAP” are to accounting principles generally accepted in the United States of America;

•
“Holdco” are to Denali SPAC Holdco, Inc., a Delaware corporation;

•
“Holdco Board” are to the board of directors of Holdco;

•
“Holdco Common Stock” are to Holdco common stock, par value $0.0001 per share;

•
“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

x

•
“Incentive Plan Proposal” are to the proposal to approve and assume by ordinary resolution the Equity Incentive Plan and any grants or awards issued thereunder;

•
“initial public offering” or “IPO” are to Denali’s initial public offering, which was consummated on April 11, 2022;

•
“Investment Company Act” are to the Investment Company Act of 1940, as amended;

•
“IPO registration statement” are to the Registration Statement on Form S-1 filed by Denali in connection with its initial public offering;

•
“IRS” are to the U.S. Internal Revenue Service;

•
“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•
“Longevity” are to Longevity Biomedical, Inc., a Delaware corporation;

•
“Longevity Common Stock” are to Longevity common stock, par value $0.0001 per share;

•
“Longevity Merger” are to the merger of Longevity Merger Sub with and into Longevity, with Longevity as the surviving entity in accordance with the terms and subject to the conditions set forth in the Merger Agreement;

•
“Longevity Merger Effective Time” are to the time at which the Longevity Merger shall become effective in accordance with the Merger Agreement;

•
“Longevity Merger Sub” are to Longevity Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco;

•
“Longevity Parties” are to Longevity and its subsidiaries;

•
“Merger Agreement” are to the Agreement and Plan of Merger, dated as of January 25, 2023 (as amended by the Amendment to and Consent under Agreement and Plan of Merger dated April 11, 2023), by and among Denali, Holdco, Denali Merger Sub, Longevity Merger Sub, Longevity and Seller Representative;

•
“Merger Consideration” are to the aggregate consideration to be paid to the holders of Longevity Common Stock at the Closing;

•
“Merger Proposal” are to the proposal to approve by special resolution the Denali Merger and related Plan of Merger and to authorize the merger of Denali Merger Sub with and into Denali, with Denali surviving the merger;

•
“Merger Subs” are to Longevity Merger Sub together with Denali Merger Sub;

•
“Mergers” are to the Longevity Merger together with the Denali Merger;

•
“Nasdaq” are to the Nasdaq Global Market;

•
“Non-Binding Governance Proposals” are to the proposals to consider and vote upon, on a non-binding advisory basis, the Cayman Constitutional Documents and the Holdco Certificate of Incorporation;

•
“Novokera” are to Novokera LLC, a Nevada limited liability company;

•
“Organizational Documents Proposals” are to the two separate proposals to approve by special resolutions, with effect from the effective time of the Denali Merger, (a) the change of name of Denali to LBI Sub 2, Inc. and (b) the adoption of the Proposed Cayman Constitutional Documents;

•
“Outside Date” are to the nine-month anniversary of the date of the Merger Agreement;

•
“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•
“PIPE Warrants” are to warrants exercisable for a five-year period commencing 6 months following the Closing for one share of Holdco Common Stock at an exercise price of $8.00 per share in accordance with the Amended and Restated FutureTech Subscription Agreement;

•
“Plan of Merger” are to the plan of merger to be entered into between Denali and Denali Merger Sub relating to the Denali Merger in accordance with the Merger Agreement and to be filed with the

Registrar of Companies in the Cayman Islands pursuant to the Cayman Islands Companies Act, the form of which is attached to this proxy statement/prospectus as Annex B;
•
“Proposed Bylaws” are to the proposed bylaws of Holdco as of the Longevity Merger Effective Time, attached to this proxy statement/prospectus as Annex J;

•
“Proposed Cayman Constitutional Documents” are to the proposed amended and restated memorandum and articles of association of Denali to be in effect following the Denali Merger, a copy of which is attached to this proxy statement/prospectus as Annex H;

•
“Proposed Certificate of Incorporation” are to the proposed amended and restated certificate of incorporation of Holdco as of the Longevity Merger Effective Time, attached to this proxy statement/prospectus as Annex I;

•
“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•
“public shareholders” are to holders of public shares, whether acquired in Denali’s initial public offering or acquired in the secondary market;

•
“public shares” are to the Denali Class A Ordinary Shares (including those included in the units) that were offered and sold by Denali in its initial public offering and registered pursuant to the IPO registration statement;

•
“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents;

•
“Redemption Shares” are to Denali Class A Ordinary Shares that are properly submitted for redemption in connection with the solicitation of proxies to approve the Business Combination;

•
“Registration Statement” are to the registration statement on Form S-4 filed with the SEC by Holdco, as it may be amended or supplemented from time to time (File No. 333-270917);

•
“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•
“SEC” are to the United States Securities and Exchange Commission;

•
“Securities Act” are to the Securities Act of 1933, as amended;

•
“Seller Representative” are to Bradford A. Zakes, solely in the capacity as a seller representative to the Merger Agreement;

•
“Series A Convertible Preferred Stock” are to the Holdco preferred stock designated as Series A Convertible Preferred Stock, par value $0.0001 per share;

•
“Share Capital Proposal” are to the proposal to approve by ordinary resolution the alteration of the authorized share capital of Denali at the Denali Merger Effective Time;

•
“Sponsor” are to Denali Capital Global Investments LLC, a Cayman Islands limited liability company;

•
“Sponsor Persons” are to Sponsor and each of Denali’s executive officers and directors;

•
“Targets” are to, collectively, Aegeria, Cerevast and Novokera;

•
“Target Acquisitions” are to the acquisitions by Longevity of each of Aegeria, Cerevast and Novokera;

•
“Treasury Regulations” means the regulations, including proposed and temporary regulations, promulgated under the Code;

•
“Trust Account” are to the Trust Account established at the consummation of Denali’s initial public offering and maintained by Wilmington Trust, National Association, acting as trustee;

•
“Trust Amount” are to the amount of cash available in the Trust Account as of the Closing, after deducting the amount required to satisfy Denali’s obligations to its shareholders (if any) that exercise their redemption rights;

•
“VStock” are to VStock Transfer, LLC;

•
“VWAP” are to the volume-weighted average price; and

•
“we,” “us,” “the company” or “our company” are to Denali Capital Acquisition Corp., a Cayman Islands exempted company.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to Denali Class A Ordinary Shares, public shares, Denali Public Warrants or Denali Warrants include any such securities underlying the Denali Units, as applicable.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements included in this proxy statement/prospectus are not historical facts but are forward-looking statements, including for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, references with respect to the anticipated benefits of the Business Combination and anticipated closing timing; the sources and uses of cash of the Business Combination; the anticipated capitalization and enterprise value of the combined company following the consummation of the Business Combination and the combined company’s growth plan and business prospects. These statements are based on various assumptions, whether or not identified in this proxy statement/prospectus, and on the current expectations of Denali’s and Longevity’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Denali and Longevity. These forward-looking statements are subject to a number of risks and uncertainties, including: changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required stockholder or regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the Business Combination; failure to realize the anticipated benefits of the Business Combination; risks relating to the uncertainty of the projected financial information with respect to Longevity; risks and costs relating to the regulatory approvals and compliance applicable to Longevity’s products; Longevity’s ability to obtain sufficient working capital; Longevity’s level of indebtedness; Longevity’s ability to successfully and timely acquire, develop, sell and expand its technology and products, and otherwise implement its growth strategy; risks relating to Longevity’s operations and business, including information technology and cybersecurity risks; risks related to the loss of requisite licenses; risks relating to potential disruption of current plans, operations and infrastructure of Longevity as a result of the announcement and consummation of the Business Combination; risks that Longevity is unable to secure or protect its intellectual property; risks that the combined company experiences difficulties managing its growth and expanding operations; the ability to compete with existing or new companies that could slow the development of Longevity’s products or cause downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share; the amount of redemption requests made by Denali’s shareholders; the impact of the COVID-19 pandemic; the ability to successfully select, execute or integrate future acquisitions into the business, which could result in material adverse effects to operations and financial conditions; and those factors discussed in the section entitled “Risk Factors” contained in this proxy statement/prospectus. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. The risks and uncertainties above are not exhaustive, and there may be additional risks that neither Denali nor Longevity presently know or that Denali and Longevity currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward looking statements reflect Denali’s and Longevity’s expectations, plans or forecasts of future events and views as of the date of this proxy statement/prospectus. Denali and Longevity anticipate that subsequent events and developments will cause Denali’s and Longevity’s assessments to change. However, while Denali and Longevity may elect to update these forward-looking statements at some point in the future, Denali and Longevity specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Denali’s and Longevity’s assessments as of any date subsequent to the date of this proxy statement/prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements.

QUESTIONS AND ANSWERS
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Denali’s shareholders. Denali urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting.
Q
Why am I receiving this proxy statement/prospectus?

A:
You are receiving these materials because you are a shareholder of record or a beneficial holder of Denali on December 14, 2023, the record date for the extraordinary general meeting. Denali and Longevity have agreed to a business combination through a series of transactions, including the Mergers, subject to the terms and conditions of the Merger Agreement and the other transaction agreements. A copy of the Merger Agreement is attached as Annex A. Denali shareholders are being asked to consider and vote upon a proposal to approve the Business Combination and a number of other proposals. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal” for more detail.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF DENALI AND LONGEVITY.
Q
Can I attend the extraordinary general meeting in person?

A:
Yes. Denali shareholders will be able to attend the extraordinary general meeting in person, which will be held on January 4, 2024, at 9:00 a.m. Eastern Time, at the offices of US Tiger Securities, Inc. located at 437 Madison Avenue, 27th Floor, New York, New York 10022.

Q
What are the transactions described in this document?

A:
On January 25, 2023, Denali entered into the Merger Agreement. Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), pursuant to which, among other things, (i) Denali Merger Sub will merge with and into Denali (the “Denali Merger”), with Denali as the surviving entity of the Denali Merger, and (ii) Longevity Merger Sub will merge with and into Longevity (the “Longevity Merger” and together with the Denali Merger, the “Mergers”), with Longevity as the surviving company of the Longevity Merger. Following the Mergers, each of Denali and Longevity will be a subsidiary of Holdco, and Holdco will become a publicly traded company. At the closing of the Transactions (“Closing”), Holdco will change its name to Longevity Biomedical, Inc., and its common stock is expected to list on Nasdaq under the ticker symbol “LBIO.”

Q
What is Longevity Biomedical, Inc.?

A:
Longevity Biomedical, Inc. is a recently-formed Delaware corporation that was incorporated in October 2021 to pursue the acquisition of development stage companies in the medical technology and life sciences industries, including the transaction with Aegeria, Cerevast, and Novokera described elsewhere in this proxy statement/prospectus (the “Acquisition Transactions”), and to merge the combined entity with a blank-check special purpose acquisition company. To date, Longevity has raised proceeds through convertible promissory notes to fund its legal, audit and advisory costs related to the identified target acquisition companies in the Acquisition Transactions. Longevity has no significant assets, has a history of net losses, and had an accumulated deficit of $10.1 million as of June 30, 2023.

The consummation of the Acquisition Transactions is contingent upon the closing of the Business Combination, and the Business Combination is contingent upon the consummation of the Acquisition Transactions. Following the closing of the Business Combination and the consummation of the

Acquisition Transactions, Longevity will be building a biopharmaceutical company focused on the advancement of new technologies across therapeutics, monitoring and digital health that aim to restore tissue form and function for increasing health span.
Q
What will happen in the Mergers?

A:
Effect of the Denali Merger.   On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Denali Merger (the “Denali Merger Effective Time”), by virtue of the Denali Merger:

(i)
each Denali Ordinary Share issued and outstanding immediately prior to the Denali Merger Effective Time (other than Denali Excluded Shares) will be cancelled and converted into the right to receive one share of Holdco Common Stock;

(ii)
each Denali Ordinary Share issued and outstanding immediately prior to the Denali Merger Effective Time with respect to which a Denali shareholder has validly exercised its redemption rights (collectively, the “Redemption Shares”) will not be converted into and become a share of Holdco Common Stock, and will at the Denali Merger Effective Time be converted into the right to receive from Denali, in cash, an amount per share calculated in accordance with such shareholder’s redemption rights; and

(iii)
at the Denali Merger Effective Time, by virtue of the assumption of the warrant agreement, dated as of April 6, 2022, between Denali and VStock Transfer, LLC, a California limited liability company (“VStock”), by Holdco, each warrant of Denali that entitles its holder to purchase one Denali Class A Ordinary Share at a price of $11.50 per share that is outstanding immediately prior to the Denali Merger Effective Time, will automatically and irrevocably be modified to provide that each warrant will entitle the holder of the warrant to purchase one share of Holdco Common Stock on the same terms and conditions.

Effect of the Longevity Merger.   On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Longevity Merger (the “Longevity Merger Effective Time” and with the Denali Merger Effective Time, the “Effective Times”), each share of Longevity Common Stock will automatically be cancelled and converted into the right to receive a number of shares of Holdco Common Stock equal to the Merger Consideration divided by the number of outstanding shares of Longevity Common Stock.
Q
How will Holdco be managed following the Business Combination?

A:
Following the Closing, it is expected that Holdco’s management will be composed of members of the current management of Longevity, Cerevast and Novokera, and the Holdco Board will consist of seven directors, who will be divided into three classes (Class I, II and III) with two classes initially consisting of two directors and one class initially consisting of three directors.

Please see the section entitled “Management of Holdco after the Business Combination.”
Q
Is the completion of the Merger subject to any conditions?

A:
Yes. The respective obligations of each party to effect the Closing are subject to the fulfillment (or, to the extent permitted by applicable law, waiver) of certain conditions specified in the Merger Agreement.

The Merger Agreement provides that the obligations of the parties to consummate the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (subject to compliance with applicable law) in writing by all of such parties: (i) approval of the Condition Precedent Proposals by the requisite shareholders of Denali, (ii) no order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions being in force, (iii) the registration statement on this Form S-4 having become effective, (iv) the Holdco Common Stock and warrants to purchase Holdco Common Stock having been approved for listing on Nasdaq, and (v) customary bring-down conditions related to the representations, warranties and pre-Closing covenants in the Merger Agreement. In addition, the obligation of Denali to consummate the Transactions is also conditioned upon, among other items, the closing of the acquisitions by Longevity of each of Aegeria Soft

Tissue LLC, Cerevast Medical, Inc. and Novokera LLC pursuant to each of the Aegeria Acquisition Agreement, Cerevast Acquisition Agreement and the Novokera Acquisition Agreement (as each is defined in the Merger Agreement and the acquisitions pursuant respectively thereto, together, the “Target Acquisitions”), each in accordance with the respective terms thereof, which such condition may be waived by Denali, subject to compliance with applicable law.
The Merger Agreement originally provided that the obligation of Longevity to consummate the Transactions was conditioned upon, among other items, aggregate unrestricted cash proceeds available, after giving effect to the payment of certain of Denali’s and Longevity’s transaction expenses, to fund the balance sheet of Holdco, being at least $30,000,000. However, on August 29, 2023, Longevity agreed to unconditionally and irrevocably waive such condition to Closing.
The Merger Agreement also originally provided that the obligations of the parties to consummate the Merger are subject to the satisfaction of the condition, among other items, that upon the Closing and after giving effect to the Redemption and the PIPE Investment, Holdco shall have net tangible assets of at least $5,000,001. However, on November 17, 2023, the parties agreed to waive such condition to the Closing.
To the extent that the Denali Board determines that any modifications by the parties, including any waivers of any conditions to the Closing, materially change the terms of the Business Combination, Denali and Longevity will notify their respective equityholders in a manner reasonably calculated to inform them about the modifications as may be required by law, by publishing a press release, and/or filing a current report on Form 8-K and by circulating a supplement to this proxy statement/prospectus to resolicit the votes of Denali shareholders, if required. For more information about conditions to the consummation of the Business Combination, see the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Conditions to Closing.”
Q
Following the Business Combination, will Denali’s securities continue to trade on a stock exchange?

A:
No. Denali and Longevity anticipate that, following consummation of the Business Combination, the Denali Class A Ordinary Shares, Denali Units and Denali Warrants will be delisted from The Nasdaq Global Market, and Denali’s securities will be deregistered under the Exchange Act. However, Denali and Longevity have applied to list Holdco Common Stock and Holdco Warrants on The Nasdaq Global Market upon the Closing under the ticker symbols “LBIO” and “LBIO.W,” respectively.

Pursuant to the terms of the Merger Agreement, as a closing condition, the Holdco Common Stock to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by each of the parties to the Merger Agreement. It is important for you to know that, at the time of the extraordinary general meeting, Denali may not have received from Nasdaq either confirmation of the listing of the Holdco Common Stock or that approval will be obtained prior to the consummation of the Business Combination. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived and therefore the Holdco Common Stock would not be listed on any nationally recognized securities exchange.
A shareholder-approved amendment to Denali’s Cayman Constitutional Documents removed the limitation that Denali may not redeem public shares in an amount that would cause Denali’s net tangible assets to be less than $5,000,001 contained therein, and the parties to the Merger Agreement waived the closing condition contained therein that required Holdco to have at least $5,000,001 of net tangible assets upon the Closing. Accordingly, if redemptions in connection with the Business Combination cause Denali’s net tangible assets to be less than $5,000,001 and Holdco does not meet another exemption from the “penny stock” rule (such as the price of the Holdco Common Stock exceeding $5.00), then the Holdco Common Stock may be a “penny stock” upon Closing. See the section entitled “Risk Factors — A shareholder-approved amendment to Denali’s Cayman Constitutional Documents removed the limitation that Denali may not redeem public shares in an amount that would cause Denali’s net tangible assets to be less than $5,000,001 contained therein, and the parties to the Merger Agreement waived the closing condition contained therein that required Holdco to have at least $5,000,001 of net tangible assets upon the Closing. Accordingly, the Business Combination may be consummated even if the Holdco Common Stock would be a “penny stock” upon the Closing.”
Q
What are the material U.S. federal income tax consequences as a result of the Business Combination?

A:
Subject to the rules for “passive foreign investment companies,” referred to as “PFICs,” and the limitations and qualifications described in the section entitled “Material U.S. Federal Income Tax Consequences,” the exchange of Denali Ordinary Shares for shares of Holdco Common Stock pursuant to the Denali Merger (together with the related transactions in the Business Combination) should qualify as a tax-deferred exchange for U.S. federal income tax purposes under Section 351 of the Code. In addition, the parties intend for U.S. federal income tax purposes the Denali Merger also qualifies as a tax-deferred reorganization within the meaning of Section 368(a) of the Code (a “Reorganization”) to the extent the applicable requirements are satisfied. If the Denali Merger only qualifies as a tax-deferred exchange under Section 351 of the Code and does not qualify as a Reorganization, then the exchange of Denali Public Warrants for Holdco Warrants in the Denali Merger would not qualify for tax-deferred treatment and would be taxable as further described in the section entitled “Material U.S. Federal Income Tax Consequences — U.S. Holders.” There are significant factual and legal uncertainties as to whether the Denali Merger qualifies as a Reorganization, including that the assets of Denali are only investment-type assets and that it cannot be determined until following the closing of the Business Combination whether Holdco will continue a significant line of Denali’s historic business or use a significant portion of Denali’s historic business assets. Under Section 368(a) of the Code, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Denali Merger, its corporate parent) must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, due to the absence of guidance as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as Denali, the qualification of the Denali Merger as a Reorganization is not free from doubt and the IRS or a court could take a different position. Moreover, qualification of the Denali Merger as a Reorganization is based on facts which will not be known until the closing of the Business Combination. As a result, Sidley Austin LLP is unable to opine as to whether the Denali Merger constitutes a Reorganization. The closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination so qualifies for such tax-deferred treatment, and neither Denali nor Holdco intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. The IRS may disagree with the descriptions of U.S. federal income tax consequences contained herein, and its determination may be upheld by a court. Any such determination could subject an investor or Denali to adverse U.S. federal income tax consequences that would be different than those described herein. Accordingly, no assurance can be given that the Denali Merger will qualify for tax-deferred treatment under Section 351 or Section 368(a) of the Code.

Even if the Denali Merger qualifies as a tax-deferred exchange under Section 351 of the Code or a Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive effective dates) generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, exchanging Denali Warrants for newly issued Holdco Warrants in the Denali Merger) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Denali believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. holder of Denali Ordinary Shares to recognize gain under the PFIC rules on the exchange of Denali Ordinary Shares for Holdco Common Stock pursuant to the Denali Merger unless such U.S. holder has made certain tax elections with respect to such U.S. holder’s Denali Ordinary Shares. These proposed Treasury Regulations, if finalized in their current form, would also apply to a

U.S. holder who exchanges Denali Warrants for newly issued Holdco Warrants; under current law, however, the elections mentioned above do not apply to Denali Warrants. Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. holder on the undistributed earnings, if any, of Denali. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the Denali Merger, see “Material U.S. Federal Income Tax Consequences — U.S. Holders — Passive Foreign Investment Company Status.”
All investors are urged to consult their tax advisors for the tax consequences of the Denali Merger to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Business Combination, see “Material U.S. Federal Income Tax Consequences.”
Q
What proposals are shareholders of Denali being asked to vote upon?

A:
At the extraordinary general meeting, Denali is asking holders of Denali Ordinary Shares to consider and vote upon:

•
a proposal to approve by ordinary resolution and adopt (i) the Business Combination, (ii) the Merger Agreement, (iii) the Plan of Merger and (iv) each of the transactions contemplated by the Merger Agreement, as more fully described elsewhere in this proxy statement/prospectus;

•
a proposal to approve by special resolution the Denali Merger and the associated Plan of Merger related to the Denali Merger;

•
a proposal to approve by ordinary resolution the amendments to the authorized share capital of Denali;

•
two separate proposals to approve by special resolutions (i) the change of name of Denali to LBI Sub 2, Inc. and (ii) the adoption of the Proposed Cayman Constitutional Documents;

•
proposals to approve by ordinary resolution, on a non-binding advisory basis, certain material differences between Denali’s Amended and Restated Memorandum and Articles of Association and the Proposed Certificate of Incorporation and Proposed Bylaws,

•
a proposal to approve and assume by ordinary resolution the Equity Incentive Plan and any grants or awards issued thereunder; and

•
a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes present to constitute a quorum or for the approval of one or more proposals at the extraordinary general meeting or to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to Denali shareholders.

If Denali’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the Business Combination may not be consummated. See the sections entitled “Shareholder Proposal No. 1 — The Business Combination Proposal,” “Shareholder Proposal No. 2 — The Merger Proposal,” “Shareholder Proposal No. 3 — The Share Capital Proposal,” “Shareholder Proposal No. 4 — The Organizational Documents Proposals,” and “Shareholder Proposal No. 6 — The Incentive Plan Proposal.”
Denali will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of Denali should read it carefully.

Q
Did the Denali Board Recommend the Business Combination Proposals and the other proposals?

A:
After careful consideration, the Denali Board has determined that the Business Combination Proposal, the Merger Proposal, the Share Capital Proposal, the Organizational Documents Proposals, the Non-Binding Governance Proposals, the Incentive Plan Proposal, and the Adjournment Proposal are in the best interests of Denali and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of Denali’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Denali and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Denali’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Denali’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q
Are the proposals conditioned on one another?

A:
Each of Proposals No. 1, 2, 3, 4, and 6 (the “Condition Precedent Proposals”) is cross-conditioned on the approval of the others. If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the Business Combination may not be consummated. Proposal No. 7 is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Proposal No. 5 includes non-binding advisory proposals.

Q
Why is Denali proposing the Business Combination?

A:
Denali was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Based on our due diligence investigations of each of Longevity, Aegeria, Cerevast and Novokera, their respective management teams and the industry in which they operate, including the financial and other information provided by Longevity in the course of these due diligence investigations, the Denali Board believes that the Business Combination with Longevity is in the best interests of Denali and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — The Denali Board’s Reasons for the Approval of the Business Combination” for additional information.
Although the Denali Board believes that the Business Combination with Longevity presents an attractive business combination opportunity and is in the best interests of Denali and its shareholders, the Denali Board did consider certain potentially material negative factors in arriving at that conclusion, including, among others: (i) the risks associated with Longevity’s long-term business plan and strategy, (ii) macroeconomic uncertainty and (iii) the risks associated with Longevity realizing the anticipated benefits of the Business Combination on the timeline expected or at all. These factors are discussed in greater detail in the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — The Denali Board’s Reasons for the Business Combination,” as well as in the section entitled “Risk Factors.”
Q
What will Longevity stockholders receive in return for Denali’s acquisition of all of the issued and outstanding equity interests of Longevity?

A:
The aggregate consideration (the “Merger Consideration”) to be paid to the holders of Longevity common stock, par value $0.0001 per share (the “Longevity Common Stock”), at the Closing will consist of a number of shares of Holdco common stock, par value $0.0001 (“Holdco Common Stock”) equal to (a) (i) $128,000,000 minus (ii) the value of each outstanding option (whether vested or unvested) and warrant to purchase Longevity Common Stock that is converted into a new Holdco option or warrant, as applicable, in accordance with the Merger Agreement, divided by (b) $10.00.

For further details, see the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal.”
Q
What equity stake will current Denali shareholders and Existing Longevity Equityholders hold in Holdco immediately after the consummation of the Business Combination?

A:
As of the date of this proxy statement/prospectus, there are (i) 7,110,329 Denali Ordinary Shares issued and outstanding, consisting of the 1,932,500 founder shares held by the Sponsor, the 130,000 founder shares in the aggregate held by the directors and executive officers of Denali, the 510,000 Denali Private Placement Shares and the 4,537,829 public shares and (ii) 8,760,000 Denali Warrants issued and outstanding, consisting of the 510,000 Denali Private Placement Warrants held by the Sponsor and 8,250,000 Denali Public Warrants. Each whole warrant entitles the holder thereof to purchase one Denali Class A Ordinary Share at $11.50 per share and, following the Denali Merger, will entitle the holder thereof to purchase one share of Holdco Common Stock at $11.50 per share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination, the PIPE Investment or to the shares issuable upon the conversion of any convertible promissory notes), Denali’s fully diluted share capital would be 15,870,329 ordinary share equivalents.

Upon completion of the Business Combination, we anticipate that: (1) shares issued to existing holders of Longevity Common Stock (including holders receiving shares issued in connection with the Target Acquisitions) will represent an ownership interest of approximately 38.8% of the issued and outstanding Holdco Common Stock on a fully diluted basis, (2) shares issued to Denali public shareholders will represent an ownership interest of approximately 38.5% of the issued and outstanding Holdco Common Stock on a fully diluted basis, (3) shares issued to the Sponsor will represent an ownership interest of approximately 8.8% of the issued and outstanding Holdco Common Stock on a fully diluted basis (4) shares issued to the directors and executive officers of Denali will represent an ownership interest of 0.4% of the issued and outstanding Holdco Common Stock on a fully diluted basis, (5) shares issued to the PIPE Investors in the PIPE Investment will represent an ownership interest of approximately 12.7% of the issued and outstanding Holdco Common Stock on a fully diluted basis, (6) shares issued to FutureTech and the Sponsor pursuant to the FutureTech Convertible Promissory Notes and the Sponsor Convertible Promissory Note, assuming the respective exercise by each of their option to convert amounts owed under the notes into Holdco Common Stock at the Closing, will represent an ownership interest of 0.5% of the issued and outstanding Holdco Common Stock on a fully diluted basis and (7) shares issued to the underwriters of Denali's initial public offering as a portion of the deferred underwriting fee will represent an ownership interest of approximately 0.3% of the issued and outstanding Holdco Common Stock on a fully diluted basis. These ownership interest levels are based on Longevity’s capitalization as of November 10, 2023, give effect to the issuance of equity upon exercise of any Denali Warrants and Longevity Options and Warrants and assumes (i) no additional issuance of Longevity equity (other than shares issued in connection with the Target Acquisitions immediately prior to the Longevity Merger), (ii) 1,300,000 shares of Holdco Series A Convertible Preferred Stock are issued in connection with the PIPE Investment, (iii) the Closing occurs on January 11, 2024 and (iv) no public shareholders exercise their redemption rights in connection with the Business Combination.
The following table illustrates the varying ownership levels in Holdco immediately following the consummation of the Business Combination, based on the assumptions above; provided that in the 25%, 50%, 75% and maximum redemptions scenarios, the assumption (iv) above is modified to assume that public shareholders exercise their redemption rights at the applicable redemption levels in connection with the Business Combination.

	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 25% Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming 75% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Longevity Stockholders(1)	11,259,007	33.9%	11,259,007	35.1%	11,259,007	36.4%	11,259,007	37.8%	11,259,007	39.3%
Public Shareholders	4,537,829	13.7%	3,403,372	10.6%	2,268,915	7.3%	1,134,457	3.8%	—	0.0%
Sponsor(2)	2,442,500	7.3%	2,442,500	7.6%	2,442,500	7.9%	2,442,500	8.2%	2,442,500	8.5%
Directors and Executive Officers of Denali	130,000	0.4%	130,000	0.4%	130,000	0.4%	130,000	0.4%	130,000	0.4%
Public Warrants	8,250,000	24.8%	8,250,000	25.7%	8,250,000	26.6%	8,250,000	27.7%	8,250,000	28.8%
Private Placement Warrants	510,000	1.5%	510,000	1.6%	510,000	1.7%	510,000	1.7%	510,000	1.8%
Longevity Options and Warrants	1,621,319	4.9%	1,621,319	5.0%	1,621,319	5.2%	1,621,319	5.4%	1,621,319	5.6%
PIPE Investors(3)	1,625,000	4.9%	1,625,000	5.1%	1,625,000	5.3%	1,625,000	5.5%	1,625,000	5.7%
PIPE Warrants	2,600,000	7.8%	2,600,000	8.1%	2,600,000	8.4%	2,600,000	8.7%	2,600,000	9.1%
Denali Convertible Promissory Notes(4)	159,389	0.5%	159,389	0.5%	159,389	0.5%	159,389	0.5%	159,389	0.5%
Deferred Underwriter Fee Paid in Shares(5)	86,625	0.3%	86,625	0.3%	86,625	0.3%	86,625	0.3%	86,625	0.3%
Total	33,221,669	100.0%	32,087,212	100.0%	30,952,755	100.0%	29,818,297	100.0%	28,683,840	100.0%

(1)
Represents 11,259,007 shares of Holdco Common Stock to be issued at the Closing as the Merger Consideration and gives effect to the adjustment in the Merger Consideration as a result of the issuance of the $4.85 million aggregate principal amount of promissory notes by Longevity to FutureTech Capital.

(2)
Represents (a) the 1,932,500 Denali Class B Ordinary Shares owned by the Sponsor that will be converted into shares of Holdco Common Stock at the Closing on a one-to-one basis and (b) the 510,000 Denali Class A Ordinary Shares that will be converted into shares of Holdco Common Stock at the Closing on a one-to-one basis underlying the 510,000 Denali private placement units owned by the Sponsor.

(3)
Represents the conversion of the Series A Convertible Preferred Stock into Holdco Common Stock at a conversion price of $8 per share (based on the $10.97 closing price of Denali Class A Ordinary Shares as of November 10, 2023).

(4)
Represents (a) 93,802 shares of Holdco Common Stock issuable to FutureTech pursuant to the FutureTech Convertible Promissory Notes and (b) 65,587 shares of Holdco Common Stock issuable to the Sponsor pursuant to the Sponsor Convertible Promissory Note, in each case, as of November 10, 2023.

(5)
On November 20, 2023, EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”) and U.S. Tiger Securities Inc. (together with EF Hutton, the “Denali Underwriters”), the underwriters of Denali’s initial public offering, entered into a letter agreement with Denali (the “Underwriter Letter Agreement”), pursuant to which the Denali Underwriters have agreed to receive 30%, or $866,250, of the aggregate $2,887,500 deferred underwriting commission owed to them upon the closing of Denali’s initial business combination in the form of 86,625 shares of Holdco Common Stock (the “Underwriter Share Consideration”). Under the terms of the Underwriter Letter Agreement, the Underwriter Share Consideration will be issued at the Closing and the remaining aggregate $2,021,250 of deferred underwriting compensation owed will remain payable at the Closing in cash under the original terms of the underwriting agreement. See “Shareholder Proposal No. 1 — The Business Combination Proposal —  Certain Engagements in Connection with the Business Combination and Related Transactions”.

See the sections entitled “Summary of the Proxy Statement/Prospectus — Ownership of Holdco following the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Q
How has the announcement of the Business Combination affected the trading price of the Denali Class A Ordinary Shares?

A:
On January 25, 2023, the last trading date before the public announcement of the execution of the Merger Agreement, the reported closing price on Nasdaq of the Denali Units and Denali Class A Ordinary Shares was $10.25 and $10.35, respectively. On December 13, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the reported closing price on Nasdaq of the Denali Units and Denali Class A Ordinary Shares was $10.98 and $11.01, respectively.

Q
What changes will be made to the current constitutional documents of Denali?

A:
Denali’s shareholders are being asked to consider and vote upon a proposal to approve the replacement of Denali’s current Cayman Constitutional Documents under the Cayman Islands Companies Act with the Proposed Cayman Constitutional Documents, which will be materially modified from the Cayman Constitutional Documents in the following respects:

•
change the name of Denali to “LBI Sub 2, Inc.” and delete the provisions relating to Denali’s status as a blank check company and retain the default of perpetual existence under the Cayman Islands Companies Act;

•
change the authorized share capital to US$22,100 divided into 2,210,000 shares of a par value of US$0.01 each; and

•
provide for only one class of directors on the Denali Board.

See the section entitled “Shareholder Proposal No. 4 — The Organizational Documents Proposals” for additional information.
Q
Do I have redemption rights?

A:
If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash. The Sponsor Persons have agreed to waive their redemption rights with respect to all of the founder shares in connection with the consummation of the Business Combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. None of the Sponsor Persons received any consideration in exchange for waiving their redemption rights.
Q
Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether you vote your Denali Class A Ordinary Shares for or against or abstain from voting on the Business Combination Proposal or any other proposal to be voted upon at the extraordinary general meeting. As a result, the Business Combination can be approved by shareholders who will redeem their shares and no longer remain shareholders.

Q
How do I exercise my redemption rights?

A:
If you are a public shareholder and wish to exercise your right to redeem your public shares, you must:

(i)
(a) hold public shares, or (b) if you hold public shares through units, you must elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to VStock, Denali’s transfer agent, in which you (i) request that Denali redeem all or a portion of your Denali Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the Denali Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)
deliver your public shares to VStock, Denali’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on January 2, 2024 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The address of VStock, Denali’s transfer agent, is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact VStock, Denali’s transfer agent, directly and instruct them to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any). For illustrative purposes, as of December 13, 2023, this would have amounted to approximately $11.07 per issued and outstanding public share. However, the proceeds deposited in the Trust Account could become subject to the claims of Denali’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal.
Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote, how you vote on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
A Denali shareholder may not withdraw a redemption request once submitted to Denali unless the Denali Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which the Denali Board may do in whole or in part). If you submit a redemption request to VStock, Denali’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request to withdraw the redemption request. You may make such request by contacting VStock, Denali’s transfer agent, at the phone number or address listed under the question “Who can help answer my questions?” below.
Any corrected or changed written exercise of redemption rights must be received by VStock, Denali’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to VStock, Denali’s transfer agent, at least two business days prior to the vote at the extraordinary general meeting.
If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, Denali will redeem the public shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any).

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.
Q
If I am a holder of units, can I exercise redemption rights with respect to my units?

A:
No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact VStock, Denali’s transfer agent, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to VStock, Denali’s transfer agent, by 5:00 p.m., Eastern Time, on January 2, 2024 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q
How are the funds in the trust account currently being held?

A:
With respect to the regulation of special purpose acquisition companies like the Company, on March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating to, among other items, disclosures in business combination transactions involving special purpose acquisition companies and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by special purpose acquisition companies in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which special purpose acquisition companies could become subject to regulation under the Investment Company Act, including a proposed rule that would provide special purpose acquisition companies a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a special purpose acquisition company’s duration, asset composition, business purpose and activities.

There is currently some uncertainty concerning the applicability of the Investment Company Act to a special purpose acquisition company. Regardless of the SPAC Rule Proposals or whether or not we complete an initial business combination within 24 months after the effective date of the registration statement for the IPO (the “IPO Registration Statement”), it is possible that a claim could be made that we have been operating as an unregistered investment company. Even prior to the 24-month anniversary of the effective date of the IPO Registration Statement, we may be deemed to be an investment company.
The amounts held in the trust account are invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. As of November 10, 2023, there was approximately $49,939,400.31 in investments held in the trust account. The longer that the funds in the trust account are held in U.S. government securities or in money market funds invested exclusively in such securities, even prior to the 24-month anniversary of the effective date of our IPO Registration Statement, the greater risk that we may be considered an unregistered investment company, in which case we may be required to liquidate. Accordingly, we may determine, in our discretion, to instruct Wilmington Trust, National Association, the trustee managing the trust account, with respect to the trust account, to liquidate the U.S. government treasury obligations or money market funds held in the trust account and thereafter to hold all funds in the trust account in a bank deposit account, subject to the terms and conditions of the trust agreement. As a result, following such liquidation, we will likely receive minimal interest, if any, on the funds held in the trust account, which would reduce the dollar amount our public shareholders would receive upon any redemption or liquidation of the Company. See the section entitled “Risk Factors — If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate the Company. To mitigate the risk of being deemed to be an investment company for purposes of the Investment Company Act, we may instruct Wilmington Trust, National Association to liquidate the securities held in the trust account and instead hold all funds in the trust account in a bank deposit account.”
Q
What are the material U.S. federal income tax consequences of exercising my redemption rights?

A:
We expect that a U.S. holder that exercises its redemption rights to receive cash in exchange for its Denali Ordinary Shares generally will be treated as selling such shares in a taxable transaction resulting in the recognition of capital gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Denali Ordinary Shares that such U.S. holder owns or is deemed to own prior to and following the redemption. For a more complete discussion of the U.S. federal income tax consequences of a U.S. holder’s exercise of redemption rights, see the section entitled “Material U.S. Federal Income Tax Consequences —  U.S. Holders — Redemption of Denali Ordinary Shares Pursuant to the Denali Shareholder Redemption.”

For a description of the tax consequences for non-U.S. holders exercising redemption rights in connection with the Business Combination, see the section entitled “Material U.S. Federal Income Tax Consequences — Non-U.S. Holders — Redemption of a Non-U.S. Holder’s Denali Ordinary Shares Pursuant to the Denali Shareholder Redemption.”
Additionally, the tax consequences of exercising redemption rights are subject to the PFIC rules discussed more fully under the section entitled “Material U.S. Federal Income Tax Consequences — U.S. Holders — Passive Foreign Investment Company Status.” All holders of Denali Ordinary Shares considering exercising their redemption rights are urged to consult their tax advisors on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.
Q
What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:
Following the closing of Denali’s initial public offering, an amount equal to $84,150,000 of the net proceeds from Denali’s initial public offering and the sale of the Denali Private Placement Units was placed in the Trust Account. As of November 10, 2023, funds in the Trust Account totaled approximately $49,674,427 and were comprised entirely of money market funds invested in U.S. Treasury securities with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. Denali initially had until October 11, 2023 to consummate an initial business combination. On October 11, 2023, Denali held an extraordinary general meeting of shareholders (the ‘‘Extension Meeting’’). At the Extension Meeting, the shareholders approved amendments to the Cayman Constitutional Documents (the ‘‘Extension Amendment Proposal’’) to, among other things, extend the date by which Denali must (i) consummate an initial business combination; (ii) cease its operations, except for the purpose of winding up, if it fails to complete such initial business combination; and (iii) redeem 100% of Denali Class A ordinary shares, from October 11, 2023 to July 11, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to nine times by an additional one month each time, unless the closing of Denali’s initial business combination has occurred (such applicable later date, the “Extended Date”), without the need for any further approval of Denali’s shareholders, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account for each such one-month extension (the “Extension Payment”) the lesser of (a) an aggregate of $50,000 or (b) $0.03 per public share that remains outstanding and is not redeemed prior to any such one-month extension, unless the closing of Denali’s initial business combination has occurred, in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination (the ‘‘Extension Amendment’’). In connection with the Extension Meeting, shareholders holding 3,712,171 public shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $40.5 million (approximately $10.92 per share) was removed from the Trust Account to pay such holders. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Business Combination), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of Denali’s obligation to redeem 100% of the public shares if it does not complete a business combination by the Extended Date or any provision relating to the Denali shareholders’ rights or pre-business combination activity and (3) the redemption of all of the public shares if Denali is unable to complete a business combination by the Extended Date, subject to applicable law. For a discussion of Denali’s recent extension of the deadline to complete an initial business combination, see the section entitled “Denali Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments.”
Upon consummation of the Business Combination, the funds deposited in the Trust Account will be released to pay holders of Denali public shares who properly exercise their redemption rights, to pay transaction fees and expenses associated with the Business Combination and for working capital and general corporate purposes of Holdco following the Business Combination. See the section entitled “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”
Q
What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:
Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The table below presents the trust value per Denali public share to a Denali public shareholder that elects not to redeem across a range of varying redemption scenarios calculated based on the Trust Account figures as of November 10, 2023. This trust value per Denali public share includes the per share cost of the deferred underwriting commission.
Per Share Value
Trust value	$49,674,427
Total Denali public shares	4,537,829
Trust value per Denali public share(1)	$10.95
	Assuming No Redemptions	Assuming 25% of Maximum Redemptions	Assuming 50% of Maximum Redemptions	Assuming 75% of Maximum Redemptions	Assuming Maximum Redemptions
Redemptions	$—	$12,418,607	$24,837,214	$37,255,820	$49,674,427
Redemptions (shares)	—	1,134,457	2,268,915	3,403,372	4,537,829
Deferred underwriting commission(2)	$2,021,250	$2,021,250	$2,021,250	$2,021,250	$2,021,250
Cash left in trust account post redemption minus deferred underwriting commission(2)	$47,653,177	$35,234,570	$22,815,963	$10,397,357	—
Denali public shares post redemptions	4,537,829	3,403,372	2,268,915	1,134,457	—
Trust value per Denali public share	$10.50	$10.35	$10.06	$9.17	—

(1)
Does not include the 510,000 Denali Class A Ordinary Shares underlying the 510,000 Denali private placement units owned by the Sponsor as the Sponsor has waived their redemption rights for these shares.

(2)
The per-share amount we will distribute to public shareholders who properly exercise their redemption rights will not be reduced by the deferred underwriting commission. Remaining deferred underwriting commission owed to the underwriters is to be paid from cash available in the Trust Account after redemption by the Class A public shareholders. The deferred underwriting commission is only payable upon the completion of the Business Combination. On November 20, 2023, the Denali Underwriters agreed to receive 30%, or $866,250, of the total aggregate amount of deferred underwriting commission owed to them in the form of 86,625 shares of Holdco Common Stock to be issued at the Closing, with the remaining $2,021,250 of deferred underwriting commission remaining payable in cash at the Closing.
In addition to the changes in percentage ownership depicted above, variation in the levels of redemption will impact the dilutive effect of certain equity issuances related to the Business Combination. As illustrated in the table below, certain equity issuances may have a dilutive effect on the per share value of Holdco. See the section entitled “Risk Factors — Risks Related to Redemption” for additional information.
	Assuming No Redemptions		Assuming 25% of Maximum Redemptions(1)		Assuming 50% of Maximum Redemptions(2)		Assuming 75% of Maximum Redemptions(3)		Assuming Maximum Redemptions(4)
	Number of Shares	Value per Share(5)	Number of Shares	Value per Share(5)	Number of Shares	Value per Share(5)	Number of Shares	Value per Share(5)	Number of Shares	Value per Share(5)
Base Scenario(6)	18,369,336	$10.00	17,234,879	$9.94	16,100,422	$9.87	14,965,964	$9.79	13,831,507	$9.69
Assuming Exercise of Public Warrants(7)	26,619,336	$10.46	25,484,879	$10.44	24,350,422	$10.42	23,215,964	$10.40	22,081,507	$10.37
Assuming Exercise of Private Placement Warrants(8)	18,879,336	$10.04	17,744,879	$9.98	16,610,422	$9.92	15,475,964	$9.84	14,341,507	$9.76
Assuming PIPE Investment(9)	19,994,336	$9.84	18,859,879	$9.77	17,725,422	$9.70	16,590,964	$9.61	15,456,507	$9.51
Assuming Exercise of PIPE Warrants(10)	20,969,336	$9.75	19,834,879	$9.68	18,700,422	$9.61	17,565,964	$9.52	16,431,507	$9.42
Assuming Exercise of Longevity options and warrants(5)(i)	19,990,655	$9.23	18,856,198	$9.13	17,721,741	$9.02	16,587,283	$8.88	15,452,826	$8.73
Assuming Conversion of Convertible Promissory Note(5)(j)	18,528,725	$10.00	17,394,268	$9.94	16,259,811	$9.87	15,125,353	$9.79	13,990,896	$9.70
Assuming Issuance of Underwriter Share Consideration	18,455,961	$10.00	17,321,504	$9.94	16,187,047	$9.87	15,052,589	$9.79	13,918,132	$9.69

(1)
Assumes redemptions of 1,134,457 Denali Class A Ordinary Shares in connection with the Business Combination.

(2)
Assumes redemptions of 2,268,915 Denali Class A Ordinary Shares in connection with the Business Combination.

(3)
Assumes redemptions of 3,403,372 Denali Class A Ordinary Shares in connection with the Business Combination.

(4)
Assumes redemptions of 4,537,829 Denali Class A Ordinary Shares in connection with the Business Combination.

(5)
Based on a post-transaction equity value of Holdco of the following:

	Post-Transaction Equity Value
	Assuming No Redemptions	Assuming 25% of Maximum Redemptions	Assuming 50% of Maximum Redemptions	Assuming 75% of Maximum Redemptions	Assuming Maximum Redemptions
Base Scenario	$183,693,360(5)(a)	$171,282,398(5)(b)	$158,871,435(5)(c)	$146,460,473(5)(d)	$134,049,511(5)(e)
Assuming Exercise of Public Warrants(5)(f)	$278,568,360	$266,157,398	$253,746,435	$241,335,473	$228,924,511
Assuming Exercise of Private Placement Warrants(5)(g)	$189,558,360	$177,147,398	$164,736,435	$152,325,473	$139,914,511
Assuming PIPE Investment(5)(h)	$196,693,360	$184,282,398	$171,871,435	$159,460,473	$147,049,511
Assuming Exercise of PIPE Warrants(5)(k)	$204,493,360	$192,082,398	$179,671,435	$167,260,473	$154,849,511
Assuming Exercise of Longevity options and warrants	$184,593,437	$172,182,474	$159,771,512	$147,360,550	$134,949,587
Assuming Conversion of Convertible Promissory Notes	$185,287,251	$172,876,289	$160,465,327	$148,054,364	$135,643,402
Assuming Issuance of Underwriter Share Consideration	$184,559,610	$172,148,648	$159,737,685	$147,326,723	$134,915,761
(5)(a)
Based on a post-transaction equity value of Holdco of approximately $183.69 million, calculated by multiplying (a) the sum of (i) 11,259,007 shares of Holdco Common Stock to be issued at the Closing as the Merger Consideration and (ii) 2,062,500 shares of Denali Class B Ordinary Shares and, assuming no redemptions by the public shareholders, 5,047,829 Denali Class A Ordinary Shares convertible into shares of Holdco Common Stock on a one-to-one basis upon the Closing, by (b) $10.00.

(5)(b)
Based on a post-transaction equity value of Holdco of approximately $171.28 million, or approximately $183.69 million less the approximately $12.41 million (or $10.94 per share, representing its per share portion of the principal in the trust account) that would be paid from the Trust Account to redeem 1,134,457 Denali Class A Ordinary Shares in connection with the Business Combination.

(5)(c)
Based on a post-transaction equity value of Holdco of approximately $158.87 million, or approximately $183.69 million less the approximately $24.82 million (or $10.94 per share, representing its per share portion of the principal in the trust account) that would be paid from the Trust Account to redeem 2,268,915 Denali Class A Ordinary Shares in connection with the Business Combination.

(5)(d)
Based on a post-transaction equity value of Holdco of approximately $146.46 million, or approximately $183.69 million less the approximately $37.23 million (or $10.94 per share, representing its per share portion of the principal in the trust account) that would be paid from the Trust Account to redeem 3,403,372 Denali Class A Ordinary Shares in connection with the Business Combination.

(5)(e)
Based on a post-transaction equity value of Holdco of approximately $134.05 million, or approximately $183.69 million less the approximately $49.64 million (or $10.94 per share, representing its per share portion of the principal in the trust account) that would be paid from the Trust Account to redeem 4,537,829 Denali Class A Ordinary Shares in connection with the Business Combination.

(5)(f)
Based on a post-transaction equity value of Holdco at the Base Scenario in the respective redemption scenario column plus the full exercise of the Public Warrants for a total cash exercise price of approximately $94.88 million (or $11.50 per share).

(5)(g)
Based on a post-transaction equity value of Holdco at the Base Scenario in the respective redemption scenario column plus the full exercise of the Denali Private Placement Warrants for a total cash exercise price of approximately $5.86 million (or $11.50 per share).

(5)(h)
Based on a post-transaction equity value of Holdco at the Base Scenario in the respective redemption scenario column plus the investment from PIPE Investors of 1,300,000 shares of Holdco Series A Convertible Preferred Stock for an aggregate cash purchase price of $13.0 million (or $10 per share). See “Unaudited Pro Forma Condensed Combined Financial Information — Other Financing and Reorganization Events.”

(5)(i)
Based on post-transaction equity value of Holdco Base Scenario in the respective redemption scenario column plus the full exercise of the Longevity stock options and warrant for total cash consideration of approximately $0.9 million (or $0.55 per share).

(5)(j)
Based on post-transaction equity value of Holdco at the Base Scenario in the respective redemption scenario column plus the full conversion of the Denali Convertible Promissory Notes at a conversion price of $10 per share.

(5)(k)
Based on a post-transaction equity value of Holdco at the Base Scenario in the respective redemption scenario column plus the full exercise of the PIPE Warrants for a total cash exercise price of approximately $20.80 million (or $8.00 per share).

(6)
Represents (a) the 11,259,007 shares of Holdco Common Stock issued to existing holders of Longevity Common Stock at Closing as the Merger Consideration, (b) the 5,047,829 Denali Class A Ordinary Shares that will be converted into shares of Holdco Common Stock at the Closing on a one-to-one basis and (c) the 2,062,500 Denali Class B Ordinary Shares that will be converted into shares of Holdco Common Stock at the Closing on a one-to-one basis, less any shares that are redeemed, as described above.

(7)
Represents the Base Scenario plus 8,250,000 shares of Holdco Common Stock issuable upon the exercise of the Public Warrants.

(8)
Represents the Base Scenario plus 510,000 shares of Holdco Common Stock issuable upon the exercise of the Private Placement Warrants.

(9)
Represents the Base Scenario plus 1,300,000 shares of Holdco Series A Convertible Preferred Stock issuable to investors in the PIPE Investment. See “Unaudited Pro Forma Condensed Combined Financial Information — Other Financing and Reorganization Events.”

(10)
Represents the Base Scenario plus 2,600,000 shares of Holdco Common Stock issuable upon the exercise of the PIPE Warrants.

If a public shareholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. We cannot predict the ultimate value of the Denali Warrants following the consummation of the Business Combination, but assuming that 100% or 4,537,829 Denali Class A Ordinary Shares held by our public shareholders were redeemed, the 8,250,000 retained outstanding Denali Public Warrants would have an aggregate value of $412,500, based on a price per Denali Public Warrant of $0.05 on December 13, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus.
The table below presents possible sources of dilution and the extent of such dilution that non-redeeming Denali shareholders could experience in connection with the closing of the Business Combination across a range of varying redemption scenarios. In an effort to illustrate the extent of such dilution, the table below assumes (i) no additional issuance of Longevity equity (other than shares issued in connection with the Target Acquisitions immediately prior to the Longevity Merger), (ii) 1,300,000 shares of Holdco Series A Convertible Preferred Stock are issued in connection with the PIPE Investment and (iii) the Closing occurs on January 11, 2024. If the actual facts are different from these assumptions, the percentage ownership retained by the current Denali shareholders in Holdco will be different.

	Fully Diluted Share Ownership in Holdco
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 25% Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming 75% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Longevity Stockholders(1)	11,259,007	33.9%	11,259,007	35.1%	11,259,007	36.4%	11,259,007	37.8%	11,259,007	39.3%
Public Shareholders	4,537,829	13.7%	3,403,372	10.6%	2,268,915	7.3%	1,134,457	3.8%	—	0.0%
Sponsor(2)	2,442,500	7.3%	2,442,500	7.6%	2,442,500	7.9%	2,442,500	8.2%	2,442,500	8.5%
Directors and Executive Officers of Denali	130,000	0.4%	130,000	0.4%	130,000	0.4%	130,000	0.4%	130,000	0.4%
Public Warrants	8,250,000	24.8%	8,250,000	25.7%	8,250,000	26.6%	8,250,000	27.7%	8,250,000	28.8%
Private Placement Warrants	510,000	1.5%	510,000	1.6%	510,000	1.7%	510,000	1.7%	510,000	1.8%
PIPE Investors(3)	1,625,000	4.9%	1,625,000	5.1%	1,625,000	5.3%	1,625,000	5.5%	1,625,000	5.7%
PIPE Warrants	2,600,000	7.8%	2,600,000	8.1%	2,600,000	8.4%	2,600,000	8.7%	2,600,000	9.1%
Longevity Options and Warrants	1,621,319	4.9%	1,621,319	5.0%	1,621,319	5.2%	1,621,319	5.4%	1,621,319	5.6%
Denali Convertible Promissory Notes(4)	159,389	0.5%	159,389	0.5%	159,389	0.5%	159,389	0.5%	159,389	0.5%
Deferred Underwriter Fee Paid in Shares(5)	86,625	0.3%	86,625	0.3%	86,625	0.3%	86,625	0.3%	86,625	0.3%
Total	33,221,669	100.0%	32,087,212	100.0%	30,952,755	100.0%	29,818,297	100.0%	28,683,840	100.0%

(1)
Represents 11,259,007 shares of Holdco Common Stock to be issued at the Closing as the Merger Consideration and gives effect to the adjustment in the Merger Consideration as a result of the issuance of the $4.85 million aggregate principal amount of promissory notes by Longevity to FutureTech Capital.

(2)
Represents (a) the 1,932,500 Denali Class B Ordinary Shares owned by the Sponsor that will be converted into shares of Holdco Common Stock at the Closing on a one-to-one basis and (b) the 510,000 Denali Class A Ordinary Shares that will be converted into shares of Holdco Common Stock at the Closing on a one-to-one basis underlying the 510,000 Denali private placement units owned by the Sponsor.

(3)
Represents the conversion of the Series A Convertible Preferred Stock into Holdco Common Stock at a conversion price of $8 per share (based on the $10.97 closing price of Denali Class A Ordinary Shares as of November 10, 2023).

(4)
Represents (a) 93,802 shares of Holdco Common Stock issuable to FutureTech pursuant to the FutureTech Convertible Promissory Notes and (b) 65,587 shares of Holdco Common Stock issuable to the Sponsor pursuant to the Sponsor Convertible Promissory Note, in each case, as of November 10, 2023.

(5)
The deferred underwriting commission owed as a result of the Denali initial public offering of $2,887,500 will be released to the underwriters only on completion of the Business Combination. On November 20, 2023, the Denali Underwriters agreed to receive 30%, or $866,250, of the total aggregate amount of deferred underwriting commission owed to them in the form of 86,625 shares of Holdco Common Stock to be issued at the Closing, with the remaining $2,021,250 of deferred underwriting commission remaining payable in cash at the Closing. The deferred underwriting commission is payable if a Business Combination is consummated without regard to the number of public shares redeemed by holders in connection with a Business Combination. The following table presents the deferred underwriting commission as a percentage of the cash left in the Trust Account following redemptions across a range of varying redemption scenarios.

	Assuming No Redemptions	Assuming 25% of Maximum Redemptions	Assuming 50% of Maximum Redemptions	Assuming 75% of Maximum Redemptions	Assuming Maximum Redemptions
Deferred underwriting commission	$2,021,250	$2,021,250	$2,021,250	$2,021,250	$2,021,250
Deferred underwriting commission as a percentage of cash in Trust Account post-redemption	4.2%	5.7%	8.9%	19.4%	NM
Denali Warrants are not subject to redemption in connection with the Business Combination. As of December 13, 2023, the most recent practicable date before the date of this proxy statement/prospectus, the closing trading price of the Denali Public Warrants on Nasdaq, was $0.05. The Denali Warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of the Denali initial public offering. The exercise price of Denali Warrants is $11.50 per share. However, there is no guarantee that the Denali Public Warrants will ever be in the money prior to their expiration and as such, the Denali Warrants may expire worthless. Alternatively, following the Business Combination, Holdco may be able to redeem unexpired Holdco Warrants prior to their exercise at a time that is disadvantageous to a holder of the Holdco Warrants, thereby making them worthless. For more information on risks relating to the Denali Warrants, please see the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to the Business Combination and Denali.”
Q
When do you expect the Business Combination to be completed?

A:
The Business Combination is expected to be completed in 2024.

Q
Do I have appraisal rights in connection with the proposed Business Combination and the Transactions?

A:
Denali’s shareholders may be entitled to give notice to Denali prior to the meeting that they wish to dissent to the Denali Merger and to receive payment of fair market value for his or her Denali shares if they follow the procedures set out in the Cayman Islands Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Cayman Islands Companies Act, which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the Denali Merger are listed on a national securities exchange. It is Denali’s view that such fair market value would equal the amount which Denali shareholders would obtain if they exercise their redemption rights as described herein.

Q
What do I need to do now?

A:
Denali urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder of Denali. Denali’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q
How do I vote?

A:
The extraordinary general meeting will be held at 9:00 a.m. Eastern Time, on January 4, 2024, at the offices of US Tiger Securities, Inc. located at 437 Madison Avenue, 27th Floor, New York, New York 10022. If you are a holder of record of Denali Ordinary Shares on the record date for the extraordinary general meeting, you may vote at the extraordinary general meeting in person or by submitting a proxy for the extraordinary general meeting, in any of the following ways, if available:

Vote by Mail:   by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope. By signing the proxy card and returning it in the enclosed prepaid envelope to the specified address, you are authorizing the individuals named on the proxy card to vote your shares at the extraordinary general meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the extraordinary general meeting so that your shares will be voted if you are unable to attend the extraordinary general meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Denali Ordinary Shares will be voted as recommended by the Denali Board;
Vote by Internet:   by visiting www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time on January 3, 2024 (have your proxy card in hand when you visit the website);
Vote by Phone:   by calling toll-free (within the U.S. or Canada) 1-800-454-8683 (have your proxy card in hand when you call); or
Vote at the extraordinary general meeting:   by attending and voting at the extraordinary general meeting in person. You can attend the extraordinary general meeting in person and vote during the meeting by following the instructions on your proxy card.
If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee. In most cases you may vote by telephone or over the Internet as instructed.
Q
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.

Q
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will be held on January 4, 2024 at 9:00 a.m. Eastern Time, at the offices of US Tiger Securities, Inc. located at 437 Madison Avenue, 27th Floor, New York, New York 10022.

Q
Who is entitled to vote at the extraordinary general meeting?

A:
Denali has fixed December 14, 2023 as the record date for the extraordinary general meeting. If you were a shareholder of Denali at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q
How many votes do I have?

A:
Denali shareholders are entitled to one vote at the extraordinary general meeting for each Denali Ordinary Share held of record as of the Record date. As of the close of business on the record date for the extraordinary general meeting, there were 5,047,829 Denali Class A Ordinary Shares issued and outstanding, and 2,062,500 Denali Class B Ordinary Shares issued and outstanding.

Q
What constitutes a quorum?

A:
A quorum of Denali shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold a majority of the issued and outstanding Denali Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 3,555,165 Denali Ordinary Shares would be required to achieve a quorum.

Q
What vote is required to approve each proposal at the extraordinary general meeting?

A:
The following votes are required for each proposal at the extraordinary general meeting:

(i)
Business Combination Proposal:   The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Denali Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ii)
Merger Proposal:   The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the Denali Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iii)
Share Capital Proposal: The approval of the Share Capital Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Denali Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)
Organizational Documents Proposals: The approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the Denali Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(v)
Non-Binding Governance Proposals: The Non-Binding Governance Proposals are constituted of non-binding advisory proposals, and may be approved by ordinary resolution, being the affirmative vote of the holders of a majority of the Denali Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vi)
Incentive Plan Proposal: The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Denali Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vii)
Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Denali Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Q
What are the recommendations of the Denali Board?

A:
The Denali Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Denali’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Organizational Documents Proposals, and “FOR” all of the other proposals. The existence of financial and personal interests of one or more of Denali’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Denali and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Denali’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Denali’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q
How does the Sponsor intend to vote its shares?

A:
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, each of the Sponsor Person has agreed to vote all the founder shares and any public shares purchased during or after Denali’s initial public offering in favor of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor and Denali’s directors and executive officers, collectively, own approximately 36.2% of the issued and outstanding Denali Ordinary Shares.

The Sponsor and Denali’s directors, officers, advisors or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. If the Sponsor or its affiliates engage in such transactions prior to the completion of the Business Combination, the purchase will be at a price no higher than the price offered through the redemption process. Any such securities purchased by the Sponsor or its affiliates, or any other third party that would vote at the direction of the Sponsor or its affiliates will not be voted in favor of approving the Business Combination. However, they have no current commitments, plans or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions.
None of the funds in the Trust Account will be used to purchase shares or warrants in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Denali’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.
In the event that the Sponsor or Denali’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. In order to induce the underwriters to execute the underwriting agreement entered into in connection with the IPO, the Sponsor and each of the officers and directors of Denali entered into agreements with Denali, pursuant to which each of them agreed to waive their redemption rights with respect to their founder shares and public shares and to vote in favor of the Business Combination. These agreements were reaffirmed in the Sponsor Agreement.
The purpose of such purchases would be to ensure that such shares would not be redeemed in connection with the Business Combination, where it appears that such requirement would otherwise not be met. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of Denali Class A Ordinary Shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
The Sponsor and Denali’s officers, directors and/or their affiliates anticipate that they may identify the shareholders with whom the Sponsor or Denali’s officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders (in the case of Denali Class A Ordinary Shares) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or Denali’s officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination Proposal but only if such shares have not already been voted at the extraordinary general meeting. The Sponsor and Denali’s officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.
To the extent that the Sponsor or Denali’s officers, directors, advisors or their affiliates enter into any such private purchase, prior to the extraordinary general meeting Denali will file a current report on Form 8-K to disclose (1) the amount of securities purchased in any such purchases, along with the purchase price; (2) the purpose of any such purchases; (3) the impact, if any, of any such purchases on the likelihood that the Business Combination will be approved; (4) the identities or the nature of the security holders (e.g., 5% security holders) who sold their securities in any such purchases; and (5) the number of securities for which Denali has received redemption requests pursuant to its shareholders’ redemption rights in connection with the Business Combination.
Any purchases by the Sponsor or Denali’s officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and Denali’s officers, directors and/or their affiliates will not make purchases of Denali Class A Ordinary Shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.
The existence of financial and personal interests of one or more of Denali’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Denali and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Denali’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Denali’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q
What happens if I sell my Denali Ordinary Shares before the extraordinary general meeting?

A:
The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q
May I change my vote after I have delivered my signed proxy card or voting instruction card?

A:
Yes. If you are a shareholder of record of Denali Ordinary Shares as of the close of business on the record date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•
Submit a new proxy card bearing a later date; or

•
Vote in person or electronically at the extraordinary general meeting by visiting www.proxyvote.com and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the extraordinary general meeting will not alone serve to revoke your proxy.

Q
What happens if I fail to take any action with respect to the extraordinary general meeting?

A:
If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder or warrant holder of Holdco. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination Proposal and the other Condition Precedent Proposals are not approved, you will remain a shareholder or warrant holder of Denali. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be eligible to elect to redeem your public shares in connection with the Business Combination.
Q
What happens if I attend the extraordinary general meeting and abstain or do not vote?

A:
For purposes of the Denali extraordinary general meeting, an abstention occurs when a shareholder is present at the Denali extraordinary general meeting and does not vote or returns a proxy with an “abstain” vote.

If you are a Denali shareholder that attends the Denali extraordinary general meeting in person and fails to vote on the Business Combination Proposal, the Merger Proposal, the Share Capital Proposal, the Organizational Documents Proposals, the Non-Binding Governance Proposals, the Incentive Plan Proposal, or the Adjournment Proposal, or if you respond to such proposals with an “abstain” vote, your failure to vote or your “abstain” vote, in each case, will have the same effect as a vote against each such proposal.
Q
What should I do with my Denali share certificates, warrant certificates or unit certificates?

A:
Denali shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to VStock, Denali’s transfer agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on January 2, 2024 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of Denali Warrants should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their public shares.
Upon the consummation of the Transactions, holders of Denali Units, Denali Class A Ordinary Shares, Denali Class B Ordinary Shares and Denali Warrants will receive shares of Holdco Common Stock and Holdco Warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their units, Denali Class A Ordinary Shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), Denali Class B Ordinary Shares or Denali Warrants.
Q
What should I do if I receive more than one set of voting materials?

A:
Denali shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Denali Ordinary Shares.

Q
Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:
Denali will pay the cost of soliciting proxies for the extraordinary general meeting. Denali has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies for the extraordinary general meeting. Denali has agreed to pay Advantage Proxy, Inc. a fee of $12,500, plus disbursements (to be paid with non-Trust Account funds). Denali will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Denali Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of Denali Class A Ordinary Shares and in obtaining voting instructions from those owners. Denali’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q
Where can I find the voting results of the extraordinary general meeting?

A:
The preliminary voting results will be expected to be announced at the extraordinary general meeting. Denali will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q
Who can help answer my questions?

A:
If you have questions about the Business Combination or the Transactions or if you need additional copies of this prospectus, any document incorporated by reference in this prospectus or the enclosed proxy card, you should contact:

Advantage Proxy, Inc.
P.O. Box 10904
Yakima, WA 98909
Toll-Free: (877) 870-8565
Collect: (206) 870-8565
Email: ksmith@advantageproxy.com
You also may obtain additional information about Denali from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to VStock, Denali’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on January 2, 2024 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:
VStock Transfer, LLC
18 Lafayette Place
Woodmere, New York 11598
Attention: Chief Executive Officer

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement.”
Unless otherwise specified, all share calculations (1) assume no exercise of redemption rights by the public shareholders in connection with the Business Combination and (2) do not include any shares issuable upon the exercise of the Holdco Warrants.
The Parties to the Business Combination
Below are the pre-Closing and the post-Closing entity structure charts that illustrate the effect of the Business Combination. Following the entity structure charts, descriptions of the relevant entities are provided. See the section entitled “— Ownership of Holdco following the Business Combination” for further detail on post-Closing ownership.
Pre-closing Structure

SPAC – Publicly-held Structure

Public
Sponsor/Directors and Executive Officers of Denali
Denali Capital Acquisition Corp. (Cayman)
Denali SPAC Holdco, Inc. (Delaware)
Denali SPAC Merger Sub, Inc. (Delaware)
Longevity Merger Sub, Inc. (Delaware)
Legend
Investor Entities
Longevity Entities
SPAC Entity

Longevity Biomedical, Inc. and Targets – Summary Structure

Longevity Biomedical, Inc. Stockholder
Longevity Biomedical, Inc.
Aegeria Soft Tissue LLC Unitholders
Aegeria Soft Tissue LLC (Delaware)
Cerevast Medical, Inc. Stockholders
Cerevast Medical, Inc. (Delaware)
Novokera LLC Unitholder
Novokera LLC (Nevada)

Post-closing Structure
Denali Capital Acquisition Corp.
On April 11, 2022, Denali consummated its initial public offering (the “IPO”) of 8,250,000 units (the “Denali Units”), including the issuance of 750,000 Denali Units as a result of the underwriters’ exercise of their over-allotment option. Each Denali Unit consists of one Denali Class A Ordinary Share and one redeemable warrant of Denali, each whole warrant entitling the holder thereof to purchase one Denali Class A Ordinary Share at an exercise price of $11.50 per share. The Denali Units were sold at a price of $10.00 per unit, generating gross proceeds to Denali of $82,500,000.
Substantially concurrently with the consummation of the IPO, Denali completed the private placement (the “Private Placement”) of 510,000 units (the “Denali Private Placement Units”) at a purchase price of $10.00 per Denali Private Placement Unit to the Sponsor (including the private placement of 22,500 units as a result of the underwriters’ exercise of their over-allotment option), generating gross proceeds to Denali of $5,100,000. Each whole Denali Private Placement Unit consists of one Denali Class A Ordinary Share and one warrant (“Denali Private Warrants”). Each Denali Private Warrant entitles the holder to purchase one Denali Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. The Denali Private Warrants have terms and provisions that are identical to those of the warrants sold as part of the Denali Units in the IPO. In addition, the Denali Private Warrants are entitled to certain registration rights. The Denali Private Placement Units and Denali Private Warrants (including the Class A Ordinary Shares issuable upon exercise of the Denali Private Warrant) will not be transferable, assignable or salable until 30 days after Denali completes the Business Combination with Longevity or another target business.
On the closing date of the IPO, a total of $84,150,000, comprised of the proceeds from the IPO and proceeds from the Private Placement, were placed in the Trust Account. On May 26, 2022, Denali announced that holders of the 8,250,000 Denali Units may elect to separately trade the Denali Class A Ordinary Shares and Denali Warrants comprising the Denali Units commencing May 31, 2022. Those Denali Units not separated will continue to trade on the Nasdaq under the symbol “DECAU,” and each of the Denali Class A Ordinary Shares and Denali Warrants that are separated trade on Nasdaq under the symbols “DECA” and “DECAW,” respectively.
On October 11, 2023, Denali held an extraordinary general meeting of shareholders (the “Extension Meeting”). At the Extension Meeting, the Denali shareholders approved amendments to the Cayman Constitutional Documents to, among other things, extend the date by which Denali must (i) consummate an initial business combination; (ii) cease its operations, except for the purpose of winding up, if it fails to complete such initial business combination; and (iii) redeem 100% of Denali Class A ordinary shares, from October 11, 2023 to July 11, 2024. In connection with the Extension Meeting, shareholders holding 3,712,171 public shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $40.5 million (approximately $10.92 per share) was removed from the Trust Account to pay such public shareholders.
Denali’s principal executive office is located at 437 Madison Avenue, 27th Floor, New York, New York, 10022. Its telephone number is (646) 978-5180.
Denali SPAC Holdco, Inc.
Denali SPAC Holdco, Inc., (“Holdco”) is a Delaware corporation and direct, wholly-owned subsidiary of Denali. Holdco does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.
Denali SPAC Merger Sub, Inc.
Denali SPAC Merger Sub, Inc. (“Denali Merger Sub”) is a Delaware corporation and direct, wholly-owned subsidiary of Holdco. Denali Merger Sub does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.
Longevity Merger Sub, Inc.
Longevity Merger Sub, Inc. (“Longevity Merger Sub”) is a Delaware corporation and direct, wholly-owned subsidiary of Holdco. Longevity Merger Sub does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.
Longevity Biomedical, Inc.
Longevity Biomedical, Inc. (“Longevity”) is a Delaware corporation formed in October 2021 to pursue the acquisition of development stage companies in the medical technology and life sciences industries (the “Acquisition Transactions”) and to merge the combined entity with a blank-check special purpose acquisition company (the “Business Combination”). Upon consummation of the Acquisition Transactions and closing of the Business Combination, Longevity will be building a fully integrated biopharmaceutical company focused on the advancement of new technologies across therapeutics, monitoring and digital health that address diseases associated with aging.
Longevity has one employee and operates out of the Cerevast Medical, Inc. offices. Longevity has raised proceeds through convertible promissory notes to fund its legal, audit and advisory costs related to the identified target acquisition companies. Longevity has a history of net losses and had an accumulated deficit of $10.8 million as of September 30, 2023.
Aegeria Soft Tissue LLC
Aegeria Soft Tissue LLC (“Aegeria”), based in Baltimore, Maryland, is a Delaware limited liability company formed in October 2010. Aegeria is a clinical-stage regenerative medicine company whose primary asset is an exclusive worldwide license from Johns Hopkins University (“JHU”) for a biomatrix technology designed for soft tissue reconstruction. Clinical development of Aegeria’s technology has been primarily funded by a 2015 grant to JHU from the Armed Services Institute for Regenerative Medicine and a 2020 grant to JHU from the U.S. Army Medical Research Acquisition Activity.
Aegeria currently has a Phase 2 clinical trial in process for LBI-101, an “off-the-shelf” adipose extracellular matrix (“ECM”) biomaterial from allograft human tissue (acellular adipose tissue, or “AAT”), which is a dose-escalation study with increasing volumes injected into soft tissue defects of the torso for permanent repair. The Phase 2 trial has currently enrolled 10 of the 15 patients with the remaining 5 patients to be recruited after imaging studies are completed. The results of the Phase 2 study will be submitted to the Food and Drug Administration (“FDA”) and serve as the basis for the Phase 3 protocol design.

Aegeria is run virtually with no employees, customers or offices. The operations have been solely focused on the advancement of the licensed technology. Proceeds raised through debt and equity financings has been used to pay for manufacturing development and license fees as well as general and administrative costs for legal, accounting, tax, insurance and subcontractors. Aegeria has a history of net losses and had an accumulated deficit of $0.8 million as of September 30, 2023.
Cerevast Medical, Inc.
Cerevast Medical, Inc. (“Cerevast”), based in Bothell, Washington, is a Delaware corporation formed in June 2015. Cerevast is a clinical-stage medical device company committed to developing therapeutic solutions to restore health and improve the quality of life for patients that suffer from major diseases by leveraging its core expertise in the fields of ultrasound and microsphere technologies. Cerevast’s lead clinical stage programs are for the treatment of ischemic stroke and retinal vein occlusion, two devastating diseases with limited treatment options that affect millions of patients worldwide each year.
Cerevast is developing LBI-001 for retinal vein occlusion and LBI-201 for ischemic stroke.
LBI-001 is designed to treat the venous blood clot in the retinal vein by combining the intravenous administration of microspheres with non-invasive therapeutic ultrasound delivered across the closed inferior eyelid. A Phase 2 study of 50 subjects was initiated and subsequently placed on hold in June 2015 after enrolling one subject due to financing constraints. Cerevast plans to submit a new Investigational Device Exemption to the FDA to allow for the use of anti-vascular endothelial growth factor (“anti-VEGF”) injections in an updated Phase 2 protocol.
LBI-201 is a therapeutic ultrasound device that is designed to be used in combination with tissue plasminogen activator (“tPA”) during the acute phase of ischemic stroke to break-up blood clots and restore blood flows to the ischemic (oxygen deprived) regions of the brain. Coupling the acoustic energy of transcranial ultrasound (“TUS”) with tPA has been shown in clinical studies to significantly increase restoration of blood flow in stroke patients. Cerevast received IDE clearance from the FDA to conduct a new randomized, placebo controlled, double-blind Phase 3 clinical study to evaluate the efficacy and safety of transcranial ultrasound using the AurevaTM Pulse as an adjunctive therapy to intravenous tPA in subjects with acute ischemic stroke that initially present at non-endovascular (“EVT”) treating hospitals that have established transport services in place to transfer subjects to hospitals capable of performing EVT. The study has a lead-in phase of 40 subjects and a primary phase of 556 subjects. Following IDE clearance, this study was electively placed on hold by Cerevast on September 17, 2018 due to funding constraints.
Cerevast has office and laboratory space in Bothell, Washington that will become the Longevity headquarters. Cerevast currently has four employees, three of which will continue upon consummation of the Business Combination. Cerevast has a history of net losses and had an accumulated deficit of $23.0 million as of September 30, 2023.
Novokera LLC
Novokera LLC (“Novokera”) is a Nevada limited liability company formed in November 2021 for the purpose of acquiring and further developing assets from Cellular Bioengineering, Inc. (“CBI”). The acquisition of assets from CBI closed on April 26, 2022, as a result of which Novokera acquired certain assets related to the biosynthetic cornea from CBI. Novokera is currently a clinical-stage development company focused on vision improvement through the development of a biosynthetic cornea for corneal blindness. The biosynthetic cornea is derived from collagen, contains similar optical properties to human tissue and has the potential to eliminate the current reliance on the limited supply of human donor corneas. The assets acquired consisted of patent rights, license agreements and lab equipment. The asset acquisition has allowed Novokera to continue to develop, commercialize and market the biosynthetic cornea for corneal blindness.
Novokera depends on license arrangements with the University of Ottawa and Johns Hopkins University for its developmental asset, LBI-002. Novokera is developing a clinically advanced bioengineered cornea. The technology enables transplants using material that closely resembles the human cornea and has the potential to be manufactured at scale. Once implanted, Novokera’s polymer is designed to integrate with native tissue and restore sight to the patient. The pre-clinical plan includes a proposed formulation and bench testing program related to the manufacture and testing of biosynthetic corneas for pre-clinical and clinical studies. Novokera also plans to perform a pre-clinical animal safety study to be conducted in 8-10 rabbits with six-month follow-up to serve as the basis for providing the required safety data to support an IDE application for a Phase 1 human subject feasibility study. Novokera plans to initiate the studies upon consummation of the Business Combination.
Novokera is run virtually with no employees, customers or offices. Operations to date have been solely focused on obtaining the biosynthetic cornea assets and entering into the Acquisition Transaction. Novokera is funded by its managing member and expenses incurred to-date have been primarily for legal, patents and licensing fees. Novokera has a history of net losses and had an accumulated deficit of $1.7 million as of September 30, 2023.
Proposals to Be Put to the Shareholders of Denali at the Extraordinary General Meeting
The following is a summary of the proposals to be put to the extraordinary general meeting of Denali and certain transactions contemplated by the Merger Agreement. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The Non-Binding Governance Proposals are constituted of non-binding advisory proposals. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.
The Business Combination Proposal
At the extraordinary general meeting, Denali shareholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, by and among Denali, Holdco, Denali Merger Sub, Longevity Merger Sub, Longevity, and Bradford A. Zakes, solely in the capacity as a Seller Representative.
The Merger Agreement provides for, among other things, the following mergers: (a) Denali Merger Sub will merge with and into Denali (the “Denali Merger”), with Denali as the surviving entity of the Denali Merger and (b) Longevity Merger Sub will merge with and into Longevity (the “Longevity Merger” and together with the Denali Merger, the “Mergers”), with Longevity as the surviving company of the Longevity Merger (the consummation of the Mergers and the other transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination”). Following the Mergers, each of Denali and Longevity will be a subsidiary of Holdco, and Holdco will become a publicly traded company. At the closing of the Business Combination (the “Closing”), Holdco will change its name to Longevity Biomedical, Inc., and its common stock is expected to be listed on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “LBIO.”
Merger Consideration
The aggregate consideration (the “Merger Consideration”) to be paid to the holders of Longevity common stock, par value $0.0001 per share (the “Longevity Common Stock”), at the Closing will consist of a number of shares of Holdco common stock, par value $0.0001 (“Holdco Common Stock”) equal to (a) (i) $128,000,000 minus (ii) the value of each outstanding option (whether vested or unvested) and warrant to purchase Longevity Common Stock that is converted into a new Holdco option or warrant, as applicable, in accordance with the Merger Agreement, divided by (b) $10.00.
Longevity Merger Effective Time
At the effective time of the Longevity Merger (the “Longevity Merger Effective Time”), by virtue of the Longevity Merger, (a) each share of Longevity Common Stock (including shares issued in connection with the Target Acquisitions (as defined herein) and the conversion of certain Longevity indebtedness) outstanding immediately prior to the Longevity Merger Effective Time (other than dissenting shares) will be converted into the right to receive a number of shares of Holdco Common Stock equal to: (i) the aggregate Merger Consideration divided by (ii) the number of outstanding shares of Longevity Common Stock; and (b) each outstanding Longevity option or warrant to purchase Longevity Common Stock shall be converted into a new Holdco option or warrant, as applicable, to acquire the number of shares of Holdco Common Stock calculated in accordance with the Merger Agreement.
Denali Merger Effective Time
At the effective time of the Denali Merger (the “Denali Merger Effective Time” and together with the Longevity Merger Effective Time, the “Effective Times”), by virtue of the Denali Merger, (a) each ordinary share of Denali (“Denali Ordinary Share”) issued and outstanding immediately prior to the Denali Merger Effective Time (other than Denali Excluded Shares (as defined herein)) will be automatically cancelled and converted into the right to receive one share of Holdco Common Stock and (b) each Denali Ordinary Share issued and outstanding immediately prior to the Denali Merger Effective Time with respect to which a Denali shareholder has validly exercised its redemption rights (collectively, the “Redemption Shares”) will not be converted into and become a share of Holdco Common Stock, and instead will, at the Denali Merger Effective Time, be converted into the right to receive from Denali, in cash, an amount per share calculated in accordance with such shareholder’s redemption rights. In addition, by virtue of the assumption by Holdco of the warrant agreement, dated as of April 6, 2022, by and between Denali and VStock Transfer, LLC, a California limited liability company (“VStock”), each warrant of Denali that entitles its holder to purchase one Denali Ordinary Share at a price of $11.50 per share (“Denali Warrant”) that is outstanding immediately prior to the Denali Merger Effective Time will automatically and irrevocably be modified to provide that each holder of a Denali Warrant will be entitled to purchase one share of Holdco Common Stock on the same terms and conditions.
For further details, see the section entitled “Shareholder Proposal No.1 — The Business Combination Proposal.”
Closing Conditions
The consummation of the Business Combination is subject to customary closing conditions for transactions involving special purpose acquisition companies, any one or more of which may be waived (subject to compliance with applicable law) in writing by all of such parties:
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no governmental authority of competent jurisdiction shall have enacted, issued or granted any law (whether temporary, preliminary or permanent), in each case that is in effect and which has the effect of restraining, enjoining or prohibiting the consummation of the transaction;

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the Holdco Common Stock issuable pursuant to the Business Combination shall have been approved for listing on Nasdaq, subject to official notice of issuance;

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the parties shall each have performed and complied in all material respects with the obligations, covenants and agreements required by the Merger Agreement to be performed or complied with by it at or prior to filing, or a later date as agreed to by the parties;

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customary bring-down conditions related to the accuracy of the parties’ respective representations, warranties and pre-Closing covenants in the Merger Agreement;

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Holdco’s registration statement to be filed with the United States Securities and Exchange Commission shall have become effective; and

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Denali’s shareholder approval.

In addition, the obligation of Denali to consummate the Transactions is also conditioned upon, among other items, the closing of the Target Acquisitions, which such term may be waived by Denali, subject to compliance with applicable law. To the extent that the Denali Board determines that any modifications by the parties, including any waivers of any conditions to the Closing, materially change the terms of the Business Combination, Denali will notify its shareholders in a manner reasonably calculated to inform them about the modifications as may be required by law, by publishing a press release, filing a Current Report on Form 8-K and/or circulating a supplement to this proxy statement/prospectus. The Merger Agreement originally provided that the obligation of Longevity to consummate the Transactions was conditioned upon, among other items, aggregate unrestricted cash proceeds available, after giving effect to the payment of certain of

Denali’s and Longevity’s transaction expenses, to fund the balance sheet of Holdco, being at least $30,000,000. However, on August 29, 2023, Longevity agreed to unconditionally and irrevocably waive such condition to Closing.
The Merger Agreement also originally provided that the obligations of the parties to consummate the Merger are subject to the satisfaction of the condition, among other items, that upon the Closing and after giving effect to the Redemption and the PIPE Investment, Holdco shall have net tangible assets of at least $5,000,001. However, on November 17, 2023, the parties agreed to waive such condition to the Closing.
See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Conditions to Closing” for additional information.
The Merger Proposal
Denali will also ask its shareholders to consider and vote upon a proposal to approve by special resolution the Denali Merger and related Plan of Merger and to authorize the merger of Denali Merger Sub with and into Denali, with Denali surviving the merger (the “Merger Proposal”). For further details, see the section entitled “Shareholder Proposal No. 2 — The Merger Proposal.”
The Share Capital Proposal
Denali will also ask its shareholders to consider and vote upon a proposal to approve by ordinary resolution the alteration of the authorized share capital of Denali at the effective time of the Denali Merger by (a) the reclassification and re-designation of (i) 200,000,000 issued and unissued Class A ordinary shares of a par value of US$0.0001 each to 200,000,000 issued and unissued ordinary shares of a par value of US$0.0001 each; (ii) 20,000,000 issued and unissued Class B ordinary shares of a par value of US$0.0001 each to 20,000,000 issued and unissued ordinary shares of a par value of US$0.0001 each; and (iii) 1,000,000 authorized but unissued preference shares of a par value of US$0.0001 each to 1,000,000 authorized but unissued ordinary shares of a par value of US$0.0001 each (the “Re-designation”); and (b) immediately following the Re-designation, the consolidation of every 100 issued and unissued ordinary shares of a par value of US$0.0001 each into one ordinary share of a par value of US$0.01 each (the “Consolidation”), such that following such Re-designation and Consolidation, the authorized share capital of the Company shall be US$22,100 divided into 2,210,000 shares of a par value of US$0.01 each (the “Share Capital Proposal”). For further details, see the section entitled “Shareholder Proposal No. 3 — The Share Capital Proposal.”
The Organizational Documents Proposals
Denali will ask its shareholders to consider and vote upon two separate proposals to approve by special resolutions, with effect from the effective time of the Denali Merger, (a) the change of name of Denali to LBI Sub 2, Inc. and (b) the adoption of the Proposed Cayman Constitutional Documents (the “Organizational Documents Proposals”). For further details, see the section entitled “Shareholder Proposal No. 4 — The Organizational Documents Proposal.”
The Non-Binding Governance Proposals
Denali will ask its shareholders to consider and vote upon by ordinary resolution, on a non-binding advisory basis, certain material differences between Denali’s Amended and Restated Memorandum and Articles of Association (as it may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed amended and restated certificate of incorporation of Holdco (the “Proposed Certificate of Incorporation”), presented separately in accordance with the United States Securities and Exchange Commission requirements (collectively, the “Non-Binding Governance Proposals”). The Proposed Certificate of Incorporation differs in certain material respects from the Cayman Constitutional Documents and Denali encourages shareholders to carefully review the information set out in the section entitled “Shareholder Proposal No. 5 — The Non-Binding Governance Proposals,” the Cayman Constitutional Documents, attached hereto as Annex G and the Proposed Certificate of Incorporation, attached hereto as Annex I.
The Incentive Plan Proposal
Denali will ask its shareholders to consider and vote upon a proposal to approve and assume by ordinary resolution, the Longevity Biomedical Inc. 2023 Equity Incentive Plan (the “Equity Incentive

Plan”) and any grants or awards issued thereunder (the “Incentive Plan Proposal”). For further details, see the section entitled “Shareholder Proposal No. 6 — The Incentive Plan Proposal.”
The Adjournment Proposal
Denali will ask its shareholders to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the extraordinary general meeting or for the approval of one or more proposals at the extraordinary general meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Denali shareholders (the “Adjournment Proposal”). For further details, see the section entitled “Shareholder Proposal No. 7 — The Adjournment Proposal.”
The Denali Board’s Reasons for the Business Combination
Denali was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
In evaluating the Business Combination, the Denali Board consulted with Denali’s management and financial, legal and other advisors and considered a number of factors. In particular, the Denali Board considered, among other things, the following factors, although not weighted or in any order of significance:
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Large Addressable Market and Consolidation Growth Potential.   According to the United Nations Population Division, the global population of people ages 65 and above has doubled in the last 25 years, from 392 million in 1997 to 758 million in 2021. Longevity is focused on longevity-related products and services a market with increasing demands from the growing global aging population. The company has the potential to integrate advancement of new technologies across therapeutics, monitoring and digital health into the future platform;

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Commercial Potential of Candidate Products.   Through the acquisition of Aegeria, Ceravast and Novokera, Longevity will have a series of candidate products under development, including AAT101 for soft tissue reconstruction, AurevaTM Pulse for ischemic stroke, Reflow RVOTM for retinal vein occlusion and a biosynthetic cornea;

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LBI-101 is designed as an off-the-shelf substitute for autologous fat grafting and a potential tissue replacement solution for treatment of soft tissue defects, reconstructive surgery and aesthetics;

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LBI-201 is a therapeutic ultrasound device that is designed to be used in combination with tissue plasminogen activator during the acute phase of ischemic stroke to break-up blood clots and restore blood flows to the ischemic regions of the brain;

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LBI-001 is designed to treat the venous blood clot in the retinal vein by combining the intravenous administration of microspheres with non-invasive therapeutic ultrasound delivered across the closed inferior eyelid; and

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LBI-002 is a biosynthetic cornea, designed to enable corneal transplants using material that closely resembles the human cornea and has the potential to be manufactured at scale.

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Experienced and Proven Management Team.   Holdco’s management team will combine expertise and experience in the discovery, development, manufacturing and commercialization of biotechnology products. Over a five-month period prior to the entry of the Merger Agreement, the Denali management team has had the opportunity to engage and evaluate the Longevity team. In addition, the entire senior management team of Longevity is expected to continue with Holdco following the Business Combination to execute the business and strategic growth plan; Holdco will be led by Bradford A. Zakes as its Chief Executive Officer, who has spent over thirty years in various segments of the pharmaceutical, biotechnology and med-tech industries. Dr. Francesco Curra will serve as the Chief Technology Officer and is a recognized medical ultrasound professional with approximately twenty years of academic and private sector R&D experience in the fields of ultrasound imaging, high intensity focused ultrasound, nonlinear acoustics and tissue bioeffects.

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Due Diligence.   Denali’s management and external advisors conducted significant due diligence investigations of Longevity. This included detailed commercial, financial and tax due diligence reviews including market research and meetings and calls with Longevity’s management regarding Longevity’s business model, operations and forecasts. As part of its evaluation of Longevity, Denali’s Board and management also considered the financial profiles of publicly traded companies in the same and adjacent sectors;

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Lock-Up.   The Longevity management and certain Longevity stockholders have agreed to a six-month lock-up period with respect to their shares of Holdco Common Stock, subject to customary exceptions which will provide important stability to Holdco for a period of time following the Business Combination;

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Reasonableness of Merger Consideration.   Following a review of the financial data provided to Denali, including the historical financial statements of Longevity and the Targets and certain unaudited prospective financial information discussed in the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Projected Financial Information” and Denali’s due diligence review and financial and valuation analyses of Longevity, the Denali Board considered the transaction consideration to be issued to Longevity’s equityholders and determined that the consideration was reasonable in light of such data and financial information. Of note, the Merger Consideration represents a discount to (i) the combined median equity value of $165 million obtained by comparing the equity valuation of twelve comparable public companies in three different healthcare sub-verticals and (ii) the estimated $162.5 million valuation implied by a discounted cash flow analysis performed by Newbridge. For more information, See “Shareholder Proposal No. 1 — The Business Combination Proposal — Opinion of Newbridge;”

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Fairness Opinion.   The Denali Board considered the opinion delivered by Newbridge to the effect that, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of review undertaken and qualifications contained in the opinion, the Merger Consideration is fair to Denali and its unaffiliated ordinary shareholders from a financial point of view;

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Other Alternatives.   After a review of other business combination opportunities reasonably available to Denali, the Denali Board believes that the proposed Business Combination represents the best potential business combination for Denali and the most attractive opportunity for Denali’s shareholders based upon the process utilized to evaluate and assess other potential acquisition targets; and

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Negotiated Transaction.   The terms and conditions of the Merger Agreement and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, were the product of arms-length negotiations, and, in the view of the Denali Board, reasonable, and represent a strong commitment by Denali and Longevity to complete the Business Combination. The Denali Board also considered the financial and other terms of the Merger Agreement and the fact that such terms and conditions are, in their view, reasonable and were the product of arm’s-length negotiations between Denali and Longevity.

Although the Denali Board believes that the Business Combination with Longevity presents an attractive business combination opportunity and is in the best interests of Denali and its shareholders, the Denali Board did consider certain potentially material negative factors in arriving at that conclusion, including, among others:
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Longevity Business Risks.   The Denali Board considered that Denali ordinary shareholders would be subject to the execution risks associated with the combined company if they retained their public shares following the Closing, which will be different from the risks related to holding ordinary shares of Denali prior to the Closing. In this regard, the Denali Board considered that there were risks associated with successful implementation of Longevity’s long-term business plan and strategy (including risks relating to obtaining and maintaining necessary regulatory approvals for commercializing Longevity’s treatments, the effect of competing clinical, technological and market developments, the outcomes of ongoing and future clinical trials relating to Longevity’s pipeline and rights to use and the ability to protect intellectual property used in Longevity’s business and products, among others) and the combined company realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control such as new regulatory requirements or changes to existing regulatory requirements (or feedback from regulatory authorities that requires Longevity to modify the design of its clinical trials) and changes in the market for biotechnology generally. The Denali Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that Denali shareholders may not fully realize these benefits to the extent that they expected following the completion of the Business Combination. For additional description of these risks, please see the section entitled “Risk Factors;”
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Macroeconomic Risks.   Macroeconomic uncertainty and the effects it could have on the combined company’s financial condition and results of operation;

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Closing Conditions.   The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Denali’s control;

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Shareholder Vote.   The risk that Denali's ordinary shareholders may fail to approve the Condition Precedent Proposals;

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Redemption Risk.   The potential that a significant number of Denali ordinary shareholders elect to redeem their public shares prior to the consummation of the Business Combination pursuant to the Cayman Constitutional Documents, which would provide less capital to Holdco after Closing;

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Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

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Listing Risks.   The challenges associated with preparing Holdco and its subsidiaries for the applicable disclosure and listing requirements to which Holdco will be subject as a publicly traded company on the Nasdaq;

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Liquidation of Denali.   The risks and costs to Denali if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Denali being unable to effect an initial business combination by July 11, 2024; and

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Fees and Expenses.   The fees and expenses associated with completing the Business Combination.

For a more complete description of the Denali Board’s reasons for approving the Business Combination, including other factors and risks considered by the Denali Board, see the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal  — The Denali Board’s Reasons for the Approval of the Business Combination.”
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements.”
Sponsor Support Agreement
On January 25, 2023, in connection with the execution of the Merger Agreement, Denali, Denali Capital Global Investments LLC (the “Sponsor”) and Longevity entered into a Voting and Support Agreement (the “Sponsor Agreement”), pursuant to which, among other things, the Sponsor agreed to, at any duly called meeting of the shareholders of Denali, and in any action by written consent of the shareholders of Denali requested by the Denali Board or undertaken as contemplated by the Mergers, vote its Class B ordinary shares of Denali (“Denali Class B Ordinary Shares”) (a) in favor of the adoption of the Merger Agreement and approval of the Mergers (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any material respect of any representation, warranty, covenant, obligation or agreement of Denali, Holdco, Denali Merger Sub, or

Longevity Merger Sub contained in the Merger Agreement, (c) in favor of each of the proposals set forth in the proxy statement/prospectus, and (d) except as expressly set forth in the proxy statement/prospectus, against the following actions or proposals: (i) any proposal in opposition to approval of the Merger Agreement or in competition with or materially inconsistent with the Merger Agreement; or (ii) (A) any amendment of the Cayman Constitutional Documents; (B) any change in Denali’s corporate structure or business; or (C) any other action or proposal involving Denali or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Mergers in any material respect or would reasonably be expected to result in any of Denali’s closing conditions or obligations under the Merger Agreement not being satisfied. The Sponsor agrees not to, and shall cause its affiliates not to, enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in the Sponsor Agreement.
Longevity Support Agreement
On January 25, 2023, in connection with the execution of the Merger Agreement, the sole stockholder of Longevity (the “Voting Stockholder”) has entered into a Voting and Support Agreement (the “Longevity Support Agreement”), pursuant to which the Voting Stockholder has agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Transactions. The Voting Stockholder holds sufficient shares of Longevity to cause the approval of the Transactions on behalf of Longevity.
Amended & Restated Registration Rights Agreement
Holdco, Sponsor and certain stockholders of Longevity will enter into an Amended & Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) at the Closing. The A&R Registration Rights Agreement will provide these holders (and their permitted transferees) with the right to require Holdco, at Holdco’s expense, to register Holdco Common Stock that they hold on customary terms for a transaction of this type, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement will also provide that Holdco pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.
Amended and Restated FutureTech Subscription Agreement
On August 23, 2023, FutureTech Capital LLC (“FutureTech Capital’’) entered into a subscription agreement (the “Initial FutureTech Subscription Agreement’’) with Holdco in connection with the PIPE Investment, pursuant to which FutureTech Capital agreed to subscribe and purchase 1,800,000 shares of Series A Convertible Preferred Stock, at a price of $10 per share. On November 17, 2023, Holdco and FutureTech Capital amended and restated the Initial FutureTech Subscription Agreement (as amended and restated, the “Amended and Restated FutureTech Subscription Agreement”) to, among other things, reduce the aggregate number of shares of Series A Convertible Preferred Stock to be purchased by FutureTech Capital from 1,800,000 shares to 1,300,000 shares and provide that FutureTech Capital would also receive two warrants for each share of Series A Convertible Preferred Stock purchased, with each warrant being exercisable for a period of five years that commences upon the six-month anniversary of the Closing, for one share of Holdco Common Stock at an exercise price of $8.00 per share. The changes to the Initial FutureTech Subscription Agreement made by the Amended and Restated FutureTech Subscription Agreement were effected to address concerns with current economic conditions and to address current market expectations. Each share of Series A Convertible Preferred Stock converts at the option of the holder into Holdco Common Stock at a conversion price based on the lower of (a) $8 per share and (b) the product of (x) the average of the historical twenty (20) day volume weighted average price (“VWAP”) for the twenty (20) consecutive trading days ending on and including the date of conversion, multiplied by (y) 80% (i.e., applying a discount of 20%). However, in no event will the conversion price be less than $5 per share. The closing of the offering of such shares and warrants is, subject to certain customary closing conditions, contingent upon the concurrent consummation of the Business Combination. In addition, pursuant to the terms of the agreement, FutureTech Capital will have the right, subject to certain conditions, to require Holdco to register the sale of the shares of Holdco Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants under the Securities Act.
Deferred Discount Agreement
On November 20, 2023, Denali entered into a letter agreement (the “Deferred Discount Agreement”) by and among Denali, Holdco, EF Hutton, division of Benchmark Investments, LLC, US Tiger Securities, Inc. and Craig-Hallum Capital Group LLC (collectively, the Representatives”), pursuant to which the Representatives have agreed to receive $866,250 of the aggregate $2,887,500 Deferred Discount owed to them upon Closing, in the form of 86,625 shares of Holdco Common Stock (the “Common Stock Consideration”). Upon the terms of the Deferred Discount Agreement, the Common Stock Consideration will be issued at the Closing and the remaining $2,021,250 of the aggregate Deferred Discount owed will remain payable at the Closing in cash in accordance with the terms of the Underwriting Agreement. In addition, the Deferred Discount Agreement provides the Representatives with certain customary registration rights to the Common Stock Consideration following the Closing. The Deferred Discount Agreement will terminate in the event that Denali does not consummate the Business Combination.
Ownership of Holdco Following the Business Combination
As of the date of this proxy statement/prospectus, there are (i) 7,110,329 Denali Ordinary Shares issued and outstanding, consisting of the 1,932,500 founder shares held by the Sponsor, the 130,000 founder shares in the aggregate held by the directors and executive officers of Denali, the 510,000 Denali Private Placement Shares and the 4,537,829 public shares and (ii) the 8,760,000 Denali Warrants issued and outstanding, consisting of the 510,000 Denali Private Placement Warrants held by the Sponsor and the 8,250,000 Denali Public Warrants. Each whole warrant entitles the holder thereof to purchase one Denali Class A Ordinary Share at $11.50 per share and, following the Denali Merger, will entitle the holder thereof to purchase one share of Holdco Common Stock at $11.50 per share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination, the proposed PIPE Investment or to the shares issuable upon the conversion of any convertible promissory notes), Denali’s fully diluted share capital would be 15,870,329 ordinary share equivalents.
Upon completion of the Business Combination, we anticipate that: (1) shares issued to existing holders of Longevity Common Stock (including holders receiving shares issued in connection with the Target Acquisitions) will represent an ownership interest of approximately 55.8% of the issued and outstanding Holdco Common Stock, (2) shares issued to Denali public shareholders will represent an ownership interest of approximately 22.5% of the issued and outstanding Holdco Common Stock, (3) shares issued to the Sponsor will represent an ownership interest of approximately 12.1% of the issued and outstanding Holdco Common Stock (which does not assume the exercise of Sponsor’s Denali Private Placement Warrants), (4) shares issued to the directors and executive officers of Denali will represent an ownership interest of 0.6% of the issued and outstanding Holdco Common Stock, (5) shares issued to the underwriters will represent an ownership interest of approximately 0.4% of the issued and outstanding Holdco Common Stock, (6) shares issued to FutureTech Capital, LLC will represent an ownership interest of approximately 0.5% of the issued and outstanding shares of Holdco Common Stock after conversion of the Denali Convertible Promissory Note, and (6) shares issued to the PIPE Investors in the PIPE Investment will represent an ownership interest of approximately 8.1% of the issued and outstanding Holdco Common Stock (which does not assume the exercise of the PIPE Warrants) after giving effect to the conversion at $8 per share (based on the $10.97 closing price of Denali Class A Ordinary Shares as of November 10, 2023). These ownership interest levels are based on Longevity’s capitalization as of November 10, 2023, does not give effect to the issuance of equity upon exercise of any Denali Warrants or Longevity Options and Warrants and assumes (i) no additional issuance of Longevity equity (other than shares issued in connection with the Target Acquisitions immediately prior to the Longevity Merger), (ii) 1,300,000 shares of Holdco Series A Convertible Preferred Stock are issued in connection with the PIPE Investment, (iii) the Closing occurs on January 11, 2024 and (iv) no public shareholders exercise their redemption rights in connection with the Business Combination.
The following table illustrates the varying ownership levels in Holdco immediately following the consummation of the Business Combination, based on the assumptions above; provided that in the 25%,

50%, 75% and maximum redemptions scenarios, the assumption (iv) above is modified to assume that public shareholders exercise their redemption rights at the applicable redemption levels in connection with the Business Combination.
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 25% Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming 75% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Longevity Shareholders(1)	11,259,007	55.8%	11,259,007	59.1%	11,259,007	62.9%	11,259,007	67.1%	11,259,007	72.0%
Public Shareholders	4,537,829	22.5%	3,403,372	17.9%	2,268,915	12.7%	1,134,457	6.8%	—	0.0%
Sponsor(2)	2,442,500	12.1%	2,442,500	12.8%	2,442,500	13.6%	2,442,500	14.6%	2,442,500	15.6%
Directors and Executive Officers of Denali	130,000	0.6%	130,000	0.7%	130,000	0.7%	130,000	0.8%	130,000	0.8%
Underwriters(5)	86,625	0.4%	86,625	0.5%	86,625	0.5%	86,625	0.5%	86,625	0.6%
Denali Convertible Promissory Notes(4)	93,802	0.5%	93,802	0.5%	93,802	0.5%	93,802	0.5%	93,802	0.6%
PIPE Investors(3)	1,625,000	8.1%	1,625,000	8.5%	1,625,000	9.1%	1,625,000	9.7%	1,625,000	10.4%
Total	20,174,763	100%	19,040,306	100%	17,905,848	100%	16,771,391	100%	15,636,934	100%

(1)
Represents 11,259,007 shares of Holdco Common Stock to be issued at the Closing as the Merger Consideration and gives effect to the adjustment in the Merger Consideration as a result of the issuance of the $4.85 million aggregate principal amount of promissory notes by Longevity to FutureTech Capital.

(2)
Represents (a) the 1,932,500 Denali Class B Ordinary Shares owned by the Sponsor that will be converted into shares of Holdco Common Stock at the Closing on a one-to-one basis and (b) the 510,000 Denali Class A Ordinary Shares that will be converted into shares of Holdco Common Stock at the Closing on a one-to-one basis underlying the 510,000 Denali private placement units owned by the Sponsor.

(3)
Represents the conversion of the Series A Convertible Preferred Stock into Holdco Common Stock at a conversion price of $8 per share (based on the $10.97 closing price of Denali Class A Ordinary Shares as of November 10, 2023).

(4)
Represents the conversion of the Denali Convertible Promissory Notes held by FutureTech Capital, LLC into Holdco Common Stock at a conversion price of $10 per share.

(5)
On November 20, 2023, EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”) and U.S. Tiger Securities Inc. (together with EF Hutton, the “Denali Underwriters”), the underwriters of Denali’s initial public offering, entered into a letter agreement with Denali (the “Underwriter Letter Agreement”), pursuant to which the Denali Underwriters have agreed to receive 30%, or $866,250, of the aggregate $2,887,500 deferred underwriting commission owed to them upon the closing of Denali’s initial business combination in the form of 86,625 shares of Holdco Common Stock (the “Underwriter Share Consideration”). Under the terms of the Underwriter Letter Agreement, the Underwriter Share Consideration will be issued at the Closing and the remaining aggregate $2,021,250 of deferred underwriting compensation owed will remain payable at the Closing in cash under the original terms of the underwriting agreement.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemption will impact the dilutive effect of certain equity issuances related to the Business Combination. The table below presents possible sources of dilution and the extent of such dilution that non-redeeming Denali shareholders could experience in connection with the closing of the Business Combination across a range of varying redemption scenarios.

	Fully Diluted Share Ownership in Holdco
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 25% Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming 75% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Longevity Stockholders(1)	11,259,007	33.9%	11,259,007	35.1%	11,259,007	36.4%	11,259,007	37.8%	11,259,007	39.3%
Public Shareholders	4,537,829	13.7%	3,403,372	10.6%	2,268,915	7.3%	1,134,457	3.8%	—	0.0%
Sponsor(2)	2,442,500	7.3%	2,442,500	7.6%	2,442,500	7.9%	2,442,500	8.2%	2,442,500	8.5%
Directors and Executive Officers of Denali	130,000	0.4%	130,000	0.4%	130,000	0.4%	130,000	0.4%	130,000	0.4%
Public Warrants	8,250,000	24.8%	8,250,000	25.7%	8,250,000	26.6%	8,250,000	27.7%	8,250,000	28.8%
Private Placement Warrants	510,000	1.5%	510,000	1.6%	510,000	1.7%	510,000	1.7%	510,000	1.8%
PIPE Investors(3)	1,625,000	4.9%	1,625,000	5.1%	1,625,000	5.3%	1,625,000	5.5%	1,625,000	5.7%
Longevity Options and Warrants(4)	1,621,319	4.9%	1,621,319	5.0%	1,621,319	5.2%	1,621,319	5.4%	1,621,319	5.6%
PIPE Warrants	2,600,000	7.8%	2,600,000	8.1%	2,600,000	8.4%	2,600,000	8.7%	2,600,000	9.1%
Denali Convertible Promissory Notes(5)	159,389	0.5%	159,389	0.5%	159,389	0.5%	159,389	0.5%	159,389	0.5%
Deferred Underwriter Fee Paid in Shares(6)	86,625	0.3%	86,625	0.3%	86,625	0.3%	86,625	0.3%	86,625	0.3%
Total	33,221,669	100.0%	32,087,212	100.0%	30,952,755	100.0%	29,818,297	100.0%	28,683,840	100.0%

(1)
Represents 11,259,007 shares of Holdco Common Stock to be issued at the Closing as the Merger Consideration and gives effect to the adjustment in the Merger Consideration as a result of the issuance of the $4.85 million aggregate principal amount of promissory notes by Longevity to FutureTech Capital.

(2)
Represents (a) the 1,932,500 Denali Class B Ordinary Shares owned by the Sponsor that will be converted into shares of Holdco Common Stock at the Closing on a one-to-one basis and (b) the 510,000 Denali Class A Ordinary Shares that will be converted into shares of Holdco Common Stock at the Closing on a one-to-one basis underlying the 510,000 Denali private placement units owned by the Sponsor.

(3)
Represents the conversion of the Series A Convertible Preferred Stock into Holdco Common Stock at a conversion price of $8 per share (based on the $10.97 closing price of Denali Class A Ordinary Shares as of November 10, 2023).

(4)
Represents shares underlying the outstanding Longevity options and warrants to be converted into a new Holdco option or warrant, as applicable.

(5)
Represents (a) 93,802 shares of Holdco Common Stock issuable to FutureTech pursuant to the FutureTech Convertible Promissory Note and (b) 65,587 shares of Holdco Common Stock issuable to the Sponsor pursuant to the Sponsor Convertible Promissory Note, in each case, as of November 10, 2023.

(6)
The deferred underwriting commission owed as a result of the Denali initial public offering of $2,887,500 will be released to the underwriters only on completion of the Business Combination. On November 20, 2023, the Denali Underwriters agreed to receive 30%, or $866,250, of the total aggregate amount of deferred underwriting commission owed to them in the form of 86,625 shares of Holdco Common Stock to be issued at the Closing, with the remaining $2,021,250 of deferred underwriting commission remaining payable in cash at the Closing. The deferred underwriting commission is payable if a Business Combination is consummated without regard to the number of public shares redeemed by holders in connection with a Business Combination.

See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Date, Time and Place of Extraordinary General Meeting of Denali’s Shareholders
The extraordinary general meeting will be held on January 4, 2024 at 9:00 a.m. Eastern Time, at the offices of US Tiger Securities, Inc. located at 437 Madison Avenue, 27th Floor, New York, New York 10022, to consider and vote upon the proposals to be put to the extraordinary general meeting, including, if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals has not been approved.
Voting Power; Record Date
Denali shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned Denali Ordinary Shares at the close of business on December 14, 2023, which is the record date for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Denali Warrants do not have voting rights. As of the close of business on the record date, there were 5,047,829 Denali Class A Ordinary Shares issued and outstanding, and 2,062,500 Denali Class B Ordinary Shares issued and outstanding.
Quorum and Vote of Denali Shareholders
A quorum of Denali shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold a majority of the issued and outstanding Denali Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 3,555,165 Denali Ordinary Shares would be required to achieve a quorum.
The following votes are required for each proposal at the extraordinary general meeting:
(i)
Business Combination Proposal:   The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Denali Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ii)
Merger Proposal:   The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the Denali Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iii)
Share Capital Proposal:   The approval of the Share Capital Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Denali Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)
Organizational Documents Proposals:   The approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the Denali Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(v)
Non-Binding Governance Proposals:   The Non-Binding Governance Proposals are constituted of non-binding advisory proposals, and may be approved by ordinary resolution, being the affirmative vote of the holders of a majority of the Denali Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vi)
Incentive Plan Proposal:   The approval of the Incentive Plan Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Denali Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vii)
Adjournment Proposal:   The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Denali Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Redemption Rights
Pursuant to the Cayman Constitutional Documents, a Denali public shareholder may request of Denali that Denali redeem all or a portion of its Denali Class A Ordinary Shares for cash, out of funds legally available therefore, if the Business Combination is consummated. As a holder of Denali Class A Ordinary Shares, you will be entitled to receive cash for any Denali Class A Ordinary Shares to be redeemed only if you:
(i)
hold Denali Class A Ordinary Shares;

(ii)
submit a written request to VStock, Denali’s transfer agent, in which you (i) request that Denali redeem all or a portion of your Denali Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the Denali Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)
deliver your Denali Class A Ordinary Shares to VStock, Denali’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on January 2, 2024 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to VStock in order to validly redeem its shares. Denali’s public shareholders may elect to redeem all or a portion of the Denali Class A Ordinary Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Denali Class A Ordinary Shares submitted for redemption will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the Denali Class A Ordinary Shares that it holds and timely delivers its shares to VStock, Denali’s transfer agent, Denali will redeem such Denali Class A Ordinary Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any). For illustrative purposes, as of December 13, 2023, this would have amounted to approximately $11.07 per issued and outstanding Denali public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its Denali Class A Ordinary Shares for cash and will no longer own Denali Class A Ordinary Shares.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Denali Ordinary Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of Denali Class A Ordinary Shares, may not be withdrawn once submitted to Denali unless the Denali Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). If you submit a redemption request to VStock, Denali’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request to withdraw the redemption request. You may make such request by contacting VStock, Denali’s transfer agent, at the phone number or address listed in the question entitled “Who can help answer my questions?”

Any corrected or changed written exercise of redemption rights must be received by VStock, Denali’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s Denali Class A Ordinary Share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to VStock, Denali’s transfer agent, at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Denali Class A Ordinary Shares with respect to more than an aggregate of 15% of the Denali Class A Ordinary Shares.
Accordingly, if a Denali public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Denali Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor Persons have, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of its Denali Class A Ordinary Shares and founder shares in favor of the proposals being presented at the extraordinary general meeting and waive its redemption rights with respect to such shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. None of the Sponsor Persons received any consideration in exchange for waiving their redemption rights. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 2,442,500 of the issued and outstanding Denali Ordinary Shares. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements — Sponsor Insider Agreement” in this proxy statement/prospectus for more information related to the Sponsor Agreement.
The closing price of the Denali Class A Ordinary Shares on December 13, 2023 was $11.01. For illustrative purposes, as of December 13, 2023, funds in the Trust Account plus accrued interest thereon totaled approximately $50,255,428.28 or approximately $9.95 per issued and outstanding Denali Class A Ordinary Share.
Prior to exercising redemption rights, Denali’s public shareholders should verify the market price of the Denali Class A Ordinary Shares as they may receive higher proceeds from the sale of their Denali Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Denali cannot assure its shareholders that they will be able to sell their Denali Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Appraisal Rights
Neither Denali’s shareholders nor Denali’s warrant holders have appraisal rights in connection with the Business Combination or the Transactions under the Cayman Islands Companies Act. Notwithstanding the foregoing, Denali’s shareholders may be entitled to give notice to Denali prior to the meeting that they wish to dissent to the Denali Merger and to receive payment of fair market value for his or her Denali shares if they follow the procedures set out in the Cayman Islands Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Cayman Islands Companies Act, which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the Denali Merger are listed on a national securities exchange. It is Denali’s view that such fair market value would equal the amount which Denali shareholders would obtain if they exercise their redemption rights as described herein.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Denali has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary general meeting of Denali — Revoking Your Proxy.”
Certain Engagements in Connection with the Business Combination and Related Transactions
Pursuant to a letter agreement dated June 21, 2023, Maxim was engaged by Holdco and Longevity as placement agent with respect to the PIPE financing for a placement fee equal to 6% of the gross proceeds from the sale of equity or equity-linked securities and 2.5% of the gross proceeds received from the sale of equity securities through an equity line of credit if in conjunction with securing additional financing received by the Company, subject to reductions under certain circumstances. The letter agreement provides that Maxim will not be entitled to any fees with respect to any financing proceeds arranged by Longevity or Holdco on their own and accordingly, Maxim is not currently entitled to any fees at Closing with respect to the PIPE financing, including pursuant to proceeds raised under the FutureTech Subscription Agreement.
On November 20, 2023, EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”) and U.S. Tiger Securities Inc. (together with EF Hutton, the “Denali Underwriters”), the underwriters of Denali’s initial public offering, entered into a letter agreement with Denali (the “Underwriter Letter Agreement”), pursuant to which the Denali Underwriters have agreed to receive 30%, or $866,250, of the aggregate $2,887,500 deferred underwriting commission owed to them upon the closing of Denali’s initial business combination in the form of 86,625 shares of Holdco Common Stock (the “Underwriter Share Consideration”). Under the terms of the Underwriter Letter Agreement, the Underwriter Share Consideration will be issued at the Closing and the remaining aggregate $2,021,250 of deferred underwriting compensation owed will remain payable at the Closing in cash under the original terms of the underwriting agreement. In addition, the Underwriter Letter Agreement provides the Denali Underwriters with certain customary registration rights related to the Underwriter Share Consideration following the Closing of the Business Combination.
Interests of Denali’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of the Denali Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including Denali’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Denali’s shareholders generally. The Denali Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in reaching the determination to approve the terms of the Business Combination and in recommending to Denali’s shareholders that they vote to approve the Business Combination. These interests include, among other things, the interests listed below:
•
If Denali is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates have at risk that depends on completion of a business combination is $5,767,500, comprised of (a) $25,000 representing the aggregate purchase price paid for the Denali Class B Ordinary Shares, and (b) $5,100,000 representing the aggregate purchase price paid for the Denali Private Placement Units and (c) $642,500 representing the aggregate amount currently outstanding under the Sponsor Convertible Promissory Note.

•
As a result of the low initial purchase price (consisting of $25,000 for the 2,062,500 Denali Class B Ordinary Shares, or approximately $0.012 per share, and $5,100,000 for the Denali Private Placement Units), the Sponsor, its affiliates and Denali’s management team and advisors stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as Denali’s public shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus, the Sponsor, our officers and directors, and their respective affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by July 11, 2024, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Class B ordinary shares.

•
The 2,062,500 shares of Holdco Common Stock into which the 2,062,500 Denali Class B Ordinary Shares held by the Sponsor Persons will automatically convert in connection with the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of $22,708,125, based upon the closing price of $11.01 per public share on the Nasdaq on December 13, 2023, the most recent practicable date prior to the date of this proxy statement/ prospectus. The 510,000 shares of Holdco Common Stock into which the 510,000 Denali Private Placement Shares held by the Sponsor will automatically convert in connection with the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of $5,615,100, based upon the closing price of $11.01 per public share on the Nasdaq on December 13, 2023, the most recent practicable date prior to the date of this proxy statement/ prospectus. The 510,000 Holdco Warrants into which the 510,000 Denali Private Placement Warrants held by the Sponsor will convert in connection with the Longevity Merger, if unrestricted and freely tradable, would have had an aggregate market value of $25,500 based upon the closing price of $0.05 per public warrant on Nasdaq on December 13, 2023, the most recent practicable date prior to the date of this proxy statement/ prospectus. Assuming the completion of the business combination under a no redemption scenario, the approximate value of Sponsor’s ownership interest in Holdco securities, based on the per share price specified in the Merger Agreement and the closing trading price of the warrants on December 13, 2023, would be $24,450,500, as compared to the aggregate price paid for all such securities of $5,125,000.

•
In the event that Denali fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, Denali will be required to provide for payment of claims of creditors that were not waived that may be brought against Denali within the ten years following such redemption. In order to protect the amounts held in Denali’s Trust Account, the Sponsor has agreed that it will be liable to Denali if and to the extent any claims by a third party (other than Denali’s independent registered public accounting firm) for services rendered or products sold to Denali, or a prospective target business with which Denali has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of Denali’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•
Each of the Sponsor Persons and Holdco entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor Persons agreed to vote any Denali securities held by them to approve the Business Combination and the other Denali shareholder matters required pursuant to the Merger Agreement, and not to seek redemption of any of their Denali securities in connection with the consummation of the Transactions.

•
The Sponsor Persons will be subject to a 6-month lock-up of sales of Holdco Common Stock received in exchange for their founder shares at the Closing, subject to certain exceptions, which has been reduced from the IPO.

•
Pursuant to the A&R Registration Rights Agreement, the Sponsor, certain stockholders of Longevity, and certain shareholders of Denali will have the right to require Holdco, at Holdco’s expense, to register Holdco common stock that they hold on customary terms for a transaction of this type, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement will also provide that Holdco will pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act. See the section entitled “Certain Relationships and Related Person Transactions — Denali.”

•
As a result of multiple business affiliations, Denali’s officers and directors may have legal obligations relating to presenting business opportunities to multiple entities. Furthermore, the Cayman Constitutional Documents provide that the doctrine of corporate opportunity will not apply with respect to any of Denali’s officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Denali does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or waiver of corporate opportunity materially affected its search for a business combination. Denali's management is not aware of any such corporate opportunities not being offered to Denali and does not believe the renouncement of its interest in any such corporate opportunities impacted its search for an acquisition target.
The members of the Denali Board were aware of and considered these interests when approving the Merger Agreement and recommending that Denali shareholders approve the Business Combination. The members of the Denali Board determined that the overall benefits expected to be received by Denali and its shareholders outweighed any potential risk created by the conflicts stemming from these interests. In consideration of the interests set forth above, Denali’s directors and officers also engaged an independent investment banking firm that rendered an opinion with respect to the fairness of the Merger Consideration to Denali and its unaffiliated ordinary shareholders from a financial point of view, which the members of the Denali Board factored into their decision to approve the Merger Agreement. For more information regarding the opinion, see the section titled “Shareholder Proposal No. 1 — The Business Combination Proposal — Opinion of Newbridge.” Additionally, the members of the Denali Board determined that these interests could be adequately disclosed to shareholders in this proxy statement/prospectus and that Denali shareholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein.
The Sponsor (including its representatives and affiliates) and Denali’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Denali. The Sponsor and Denali’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Denali completing its initial business combination. Moreover, certain of Denali’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Denali’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Denali, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Denali’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Denali, subject to applicable fiduciary duties under the Cayman Islands Companies Act.
Denali’s existing directors and officers will be eligible for continued indemnification and continued coverage under Denali’s directors’ and officers’ liability insurance after the Mergers and pursuant to the Merger Agreement.
The Sponsor Persons have agreed to vote in favor of the Business Combination, regardless of how Denali’s public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their founder shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor Persons have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. As of the date of this proxy statement/prospectus, the Sponsor Persons own approximately 36.2% of the issued and outstanding Denali Ordinary Shares.
The Sponsor and Denali’s directors, officers, advisors or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or warrants in such transactions. If any such persons engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act or other federal securities laws. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Denali’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor or Denali’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.
The purpose of such purchases would be to cause such shares not to be redeemed in connection with the initial business combination, whereas it appears that such requirement would otherwise not be met. The purpose of any such purchases of warrants could be to reduce the number of warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of Denali Class A Ordinary Shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
The Sponsor and Denali’s officers, directors and/or their affiliates anticipate that they may identify the shareholders with whom the Sponsor or Denali’s officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders (in the case of Class A Ordinary Shares) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or Denali’s officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination but only if such shares have not already been voted at the extraordinary general meeting. The Sponsor and Denali’s officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.
To the extent that the Sponsor or Denali’s officers, directors, advisors or their affiliates enter into any such private purchase, prior to the Extraordinary General Meeting, Denali will file a current report on Form 8-K to disclose (1) the amount of securities purchased in any such purchases, along with the purchase price; (2) the purpose of any such purchases; (3) the impact, if any, of any such purchases on the likelihood that the business combination transaction will be approved; (4) the identities or the nature of the security holders (e.g., 5% security holders) who sold their securities in any such purchases; and (5) the number of securities for which Denali has received redemption requests pursuant to its shareholders’ redemption rights in connection with the Business Combination.
Any purchases by the Sponsor or Denali’s officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and Denali’s officers, directors and/or their affiliates will not make purchases of Denali Class A Ordinary Shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.
The existence of financial and personal interests of one or more of Denali’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Denali and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Denali’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Denali’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Interests of Longevity’s and the Targets’ Directors and Executive Officers in the Business Combination
The directors and executive officers of Longevity and the Targets have interests in the Business Combination that are different from, or in addition to, those of their respective equity holders. The

Longevity Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination. These interests include, among other things, the interests listed below:
•
Certain of the directors and executive officers of Longevity and the Targets are expected to become directors and/or executive officers of Holdco upon the Closing of the Business Combination. Specifically, the following individuals who are currently executive officers of Longevity and the Targets are expected to become executive officers of Holdco upon the Closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Bradford A. Zakes	Chief Executive Officer and President
Anthony Lee	Chief Operating Officer
Brenda Sparks	Chief Financial Officer
Francesco Curra	Chief Technology Officer
Andrew Leo	Chief Quality Officer

•
In addition, the following individuals are expected to become members of the Holdco Board upon the closing of the Business Combination: Yuquan Wang (currently a director and beneficial owner of Cerevast shares) and Bradford A. Zakes (currently the director and stockholder of Longevity).

•
Certain current executive officers and employees of Cerevast, who will become executive officers of Longevity upon the Closing of the Business Combination, hold 459,784 options to acquire common stock of Cerevast, which will be converted, in connection with the Business Combination, into options to acquire an aggregate of 1,061,480 shares of Holdco Common Stock at varying exercise prices. See the section entitled “Executive and Director Compensation of Longevity-Interests of Longevity’s and the Targets’ Directors and Executive Officers in the Business Combination” for a further discussion.

•
Certain members of the Longevity board of directors, director nominees of Holdco or entities controlled by them, certain officers of Longevity, and certain anticipated officers of Holdco will upon the closing of the Target Acquisitions beneficially own, directly or indirectly, shares of Longevity Common Stock and will be entitled to receive a portion of the consideration contemplated by the Merger Agreement upon the consummation of the Business Combination. See the section entitled “Beneficial Ownership of Securities” for a further discussion of the equity interests of Longevity’s directors, Holdco director nominees, named executive officers and persons expected to become officers of Holdco in the Business Combination.

•
In connection with the Business Combination, Longevity approved payment of transaction bonuses to Bradford A. Zakes in the amount of $500,000 and to Brenda Sparks in the amount of $50,000 upon the Closing of the Business Combination.

•
FutureTech Capital an entity controlled by Yuquan Wang, a member of the board of directors of Cerevast, and the Sponsor entered into a Sponsor Membership Interest Purchase Agreement dated November 8, 2022 (the “MIPA”). FutureTech Capital currently holds notes payable from Longevity in the aggregate principal amount of $4.85 million that are convertible into 1,693,440 shares of Longevity Common Stock. Pursuant to the MIPA, FutureTech Capital agreed to purchase 625,000 Class B Units of membership interests in Sponsor (“Sponsor Membership Units”) for a total purchase price of $5 million, $2 million of which has been paid in exchange for 250,000 Sponsor Membership Units as of the date of the Merger Agreement. Pursuant to the MIPA, Investor has agreed to pay the $3 million balance of the purchase price for the remaining 375,000 Sponsor Membership Units no later than two business days prior to the closing of the Business Combination. Each Sponsor Membership Unit entitles FutureTech Capital to receive one Denali Class B Ordinary Share held by the Sponsor, each of which will convert into one share of Holdco Common Stock at the closing of the Business Combination. The Sponsor Membership Units had an approximate market value of $6,881,250, based upon the closing price of $11.01 per Denali Class A Ordinary Share on the Nasdaq on December 13, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, or $6,250,000, based upon the transaction value of the Business Combination. FutureTech

Capital also agreed pursuant to the MIPA to pay any extension fees required to extend the time to close the Business Combination and to reimburse the Sponsor’s incurred expenses related to the Business Combination if the Business Combination does not close.
•
FutureTech Capital also entered into the Amended and Restated FutureTech Subscription Agreement with Holdco to subscribe for and purchase 1,300,000 shares of Series A Convertible Preferred Stock at the Closing, at a price of $10 per share, and 2,600,000 warrants, each exercisable for one share of Holdco Common Stock at an exercise price of $8.00 per share in connection with the PIPE Investment. Each share of Series A Convertible Preferred Stock converts at the option of the holder into Holdco Common Stock at a conversion price based on the lower of (a) $8 per share and (b) the product of (x) the average of the historical twenty (20) day VWAP for the twenty (20) consecutive trading days ending on and including the date of conversion, multiplied by (y) 80% (i.e., applying a discount of 20%). However, in no event will the conversion price be less than $5 per share. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements — Amended and Restated FutureTech Subscription Agreement” for a further discussion.

Recommendation to Shareholders of Denali
The Denali Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Denali’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Organizational Documents Proposals, and “FOR” all of the other proposals.
The existence of financial and personal interests of one or more of Denali’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Denali and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Denali’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Denali’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. These figures assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, or alternatively, that all public shareholders exercise their redemption rights in connection with the Business Combination, and (ii) that Holdco issues 11,259,007 shares of Holdco Common Stock to the Existing Longevity Stockholders at the Closing as the Merger Consideration. If the actual facts are different from these assumptions, then the amounts and shares outstanding after the Closing will be different and those changes could be material.
No Redemptions Scenario
Sources
Cash in Trust(A)	$49,674,427
Longevity Equity Rollover(B)	128,000,000
PIPE Investment	13,000,000
Cash in Denali & Longevity Operating Bank Accounts	654,415
Total Sources	$191,328,842
Uses
Cash to Holdco Balance Sheet	$54,962,824
Longevity Equity Rollover(B)	128,000,000

Uses
Estimated Transaction Expense(C)	6,366,018
Total Uses	$191,328,842

(A)
Calculated as of November 10, 2023.

(B)
Reflects the issuance of 11,259,007 shares of Holdco Common Stock to the Existing Longevity Stockholders at the Closing as the Merger Consideration and the value of each outstanding option (whether vested or unvested) and warrant to purchase Longevity Common Stock that is converted into a new Holdco option or warrant, as applicable, in accordance with the Merger Agreement.

(C)
Excludes the $866,250 in deferred underwriter fees that will be paid in Holdco Common Stock in accordance with the Deferred Discount Agreement.

Maximum Redemptions Scenario
Sources
Cash in Trust	$—
Longevity Equity Rollover	128,000,000
PIPE Investment	13,000,000
Cash in Denali & Longevity Operating Bank Accounts	654,415
Total Sources	$141,654,415
Uses
Cash to Holdco Balance Sheet	$7,288,397
Longevity Equity Rollover(A)	128,000,000
Estimated Transaction Expense(B)	6,366,018
Total Uses	$141,654,415

(A)
Reflects the issuance of 11,259,007 shares of Holdco Common Stock to the Existing Longevity Stockholders at the Closing as the Merger Consideration and the value of each outstanding option (whether vested or unvested) and warrant to purchase Longevity Common Stock that is converted into a new Holdco option or warrant, as applicable, in accordance with the Merger Agreement.

(B)
Excludes the $866,250 in deferred underwriter fees that will be paid in Holdco Common Stock in accordance with the Deferred Discount Agreement.

Material U.S. Federal Income Tax Consequences
For a discussion summarizing the material U.S. federal income tax consequences of the exercise of redemption rights and the Business Combination to Denali shareholders, please see the section entitled “Material U.S. Federal Income Tax Consequences.”
Expected Accounting Treatment
The Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Denali is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Holdco will represent a continuation of the financial statements of Longevity with the Business Combination treated as the equivalent of Longevity issuing stock for the net assets of Denali, accompanied by a recapitalization. The net assets of Denali will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Longevity in future reports of Holdco. See the section entitled “Business Combination Proposal — Expected Accounting Treatment of the Business Combination.”

Risk Factors
In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the Annexes, and especially consider the factors discussed in the section titled “Risk Factors.” The occurrence of one or more of the events or the circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect Denali’s and Longevity’s ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition or results of operations of Holdco. These risks include the following:
•
The Sponsor Persons have agreed to vote in favor of the Business Combination, regardless of how Denali’s public shareholders vote.

•
Since the Sponsor and Denali’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of Denali’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Longevity is appropriate as Denali’s initial business combination. Such interests include that Sponsor will lose its entire investment in Denali if an initial business combination is not completed.

•
The exercise price of the Denali Warrants are subject to potential adjustment in the event Denali issues additional ordinary shares or equity-linked for capital raising purposes in connection with the closing of a business combination at a price of less than $9.20 per share.

•
Denali’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about Denali’s ability to continue as a “going concern.”

•
Following the consummation of the Business Combination, Holdco’s only significant asset will be its ownership interest in Longevity.

•
If third parties bring claims against Denali, the proceeds held in the trust account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.

•
Denali’s shareholders may be held liable for claims by third parties against Denali to the extent of distributions received by them upon redemption of their shares.

•
Denali’s public shareholders will experience immediate dilution as a consequence of the issuance of Holdco Common Stock as consideration in the Business Combination and due to future issuances pursuant to the Equity Incentive Plan.

•
Warrants will become exercisable for Holdco Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to Holdco’s shareholders.

•
There can be no assurance that the shares of Holdco Common Stock that will be issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing, or that Holdco will be able to comply with the continued listing rules of Nasdaq.

•
A shareholder-approved amendment to Denali’s Cayman Constitutional Documents removed the limitation that Denali may not redeem public shares in an amount that would cause Denali’s net tangible assets to be less than $5,000,001 contained therein, and the parties to the Merger Agreement waived the closing condition contained therein that required Holdco to have at least $5,000,001 of net tangible assets upon the Closing. Accordingly, the Business Combination may be consummated even if the Holdco Common Stock would be a “penny stock” upon the Closing.

•
We may not be able to complete the Business Combination if it becomes subject to review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”). As a result, the pool of potential targets with which we could complete the Business Combination may be limited. In addition, the time necessary for any governmental or regulatory review or approval could prevent us from completing the Business Combination and require us to liquidate.

•
The combined company does not currently intend to pay dividends on its common stock.

•
Future sales of shares of the combined company’s common stock may depress its stock price.

•
Exclusive forum provisions in the combined company’s Bylaws could limit our stockholders’ ability to choose their preferred judicial forum for disputes with us or our directors, officers, or employees.

•
Longevity currently has no operating history and is acquiring certain technologies and businesses in connection with the Business Combination, and therefore Longevity currently has no sources of revenue. It may never become profitable.

•
The clinical study process required to obtain regulatory approvals or certifications carries substantial risks and is lengthy and expensive with uncertain outcomes. If Longevity’s clinical studies are unsuccessful or significantly delayed, or if Longevity does not complete its clinical studies, Longevity’s business may be harmed.

•
Even if Longevity obtains all necessary FDA approvals, its product candidates may not achieve or maintain market acceptance.

•
Longevity’s operating results may fluctuate significantly, which makes its future operating results difficult to predict and could cause its operating results to fall below expectations or any guidance it may provide.

•
Longevity may need to raise additional capital to fund its existing operations and achieve its goals. If Longevity is unable to raise additional capital when needed on acceptable terms or generate cash flows necessary to maintain or expand its operations, it may not be able to compete successfully, which would harm its business, results of operations, and financial condition.

•
Longevity is dependent on third party manufacturers, as well as third parties, for its supply chain, which could expose it to a number of risks that may delay development, regulatory approval and commercialization or result in higher product costs.

•
Longevity relies on third parties to manufacture its product candidates, and it expects to continue to rely on third parties for the clinical as well as any future commercial supply of its product candidates and other future product candidates. The development of its current and future product candidates, and the commercialization of any approved products, could be stopped, delayed or made less profitable if any such third party fails to provide Longevity with sufficient clinical or commercial quantities of such product candidates or products, fails to do so at acceptable quality levels or prices or fails to achieve or maintain satisfactory regulatory compliance.

•
Disruptions at the FDA and other government agencies and notified bodies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved, certified or commercialized in a timely manner or at all, or otherwise prevent those agencies and bodies from performing normal business functions on which the operation of our business may rely, which could negatively impact Longevity’s business.

•
Longevity may not effectively be able to protect or enforce its intellectual property, which could have a material adverse effect on its business, financial condition, results of operations and prospects.

•
If Longevity’s trademarks and trade names are not adequately protected, then it may not be able to build name recognition in its markets of interest and its business may be adversely affected.

RISK FACTORS
Risks Related to the Business Combination and Denali
Unless the context otherwise requires, throughout this subsection, references to “we,” “us,” “our” and “the Company” refer to Denali.
Denali has no operating history and its results of operations and those of Holdco may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.
Denali is a blank check company, and it has no operating history or results.
This proxy statement/prospectus includes unaudited pro forma combined financial statements for Denali and Longevity. The unaudited pro forma condensed combined balance sheet as of September  30, 2023 combines the historical unaudited condensed consolidated balance sheet of Denali as of September  30, 2023, the historical unaudited condensed balance sheet of Longevity as of September 30, 2023, the historical unaudited condensed balance sheet of Aegeria as of September 30, 2023, the historical unaudited condensed balance sheet of Cerevast as of September 30, 2023 and the historical unaudited condensed balance sheet of Novokera as of September  30, 2023 on a pro forma basis as if the Business Combination and Other Related Events (in each case, as described further in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus), had been consummated on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 combines the historical statements of operations of Denali, the historical statements of operations of Longevity, the historical statements of operations of Aegeria, the historical statements of operations of Cerevast and the historical statements of operations of Novokera on a pro forma basis as if each of the Business Combination, Other Related Events and Other Financing and Reorganization Events (in each case, as described further in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus) had been consummated on January 1, 2022, the beginning of the earliest period presented.
The unaudited pro forma combined financial information is based upon, and should be read together with the accompanying notes to the unaudited pro forma combined financial statements, the audited financial statements of Denali and related notes, the Longevity audited consolidated financial statements and related notes, the Aegeria audited financial statements and related notes, the Cerevast audited financial statements and related notes, the Novokera audited financial statements and related notes, the sections of this proxy statement/prospectus entitled “Denali Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Longevity Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Aegeria Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Cerevast Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Novokera Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/ prospectus. The unaudited pro forma combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company following the consummation of the Business Combination. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information of Denali and Longevity.”
The Sponsor Persons have agreed to vote in favor of the Business Combination, regardless of how Denali’s public shareholders vote.
Unlike some other blank check companies in which the initial shareholders agree to vote their founder shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor Persons have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. As of the date of this proxy statement/prospectus, the Sponsor Persons own approximately 36.2% of the issued and outstanding Denali Ordinary Shares.

Denali may not be able to complete the Business Combination or any other business combination within the prescribed timeframe, in which case Denali would cease all operations, except for the purpose of winding up, and Denali would redeem the Denali Class A Ordinary Shares and liquidate.
Denali initially had until October 11, 2023, to consummate an initial business combination. On October 11, 2023, Denali held an extraordinary general meeting of shareholders (the “Extension Meeting”). At the Extension Meeting, the shareholders approved amendments to the Cayman Constitutional Documents (the “Extension Amendment Proposal”) to, among other things, extend the date by which Denali must (i) consummate an initial business combination; (ii) cease its operations, except for the purpose of winding up, if it fails to complete such initial business combination; and (iii) redeem 100% of Denali Class A ordinary shares, from October 11, 2023 to July 11, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to nine times by an additional one month each time, unless the closing of Denali’s initial business combination has occurred (such applicable later date, the “Extended Date”), without the need for any further approval of Denali’s shareholders, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account for each such one-month extension (the “Extension Payment”) the lesser of (a) an aggregate of $50,000 or (b) $0.03 per public share that remains outstanding and is not redeemed prior to any such one-month extension, unless the closing of Denali’s initial business combination has occurred, in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination (the “Extension Amendment”). In connection with the Extension Meeting, shareholders holding 3,712,171 public shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $40.5 million (approximately $10.92 per share) was removed from the Trust Account to pay such holders.
If Denali has not completed any initial business combination by the Extended Date, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Denali Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Denali Class A Ordinary Shares, which redemption will completely extinguish the rights of holders of Denali Class A Ordinary Shares as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Denali’s remaining shareholders and the Denali Board, liquidate and dissolve, subject in each case to Denali’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Since the Sponsor and Denali’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Longevity is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our initial business combination is not completed.
When you consider the recommendation of the Denali Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and Denali’s directors and officers have interests in such proposal that are different from, or in addition to, those of Denali shareholders and warrant holders generally. The members of the Denali Board were aware of and considered these interests when approving the Merger Agreement and recommending that Denali shareholders approve the Business Combination. The members of the Denali Board determined that the overall benefits expected to be received by Denali and its shareholders outweighed any potential risk created by the conflicts stemming from these interests. In consideration of the interests set forth below, Denali’s directors and officers also engaged an independent investment banking firm that rendered an opinion with respect to the fairness of the Merger Consideration to Denali and its unaffiliated ordinary shareholders from a financial point of view, which the members of the Denali Board factored into their decision to approve the Merger Agreement. For more information regarding the opinion, see the section titled “Shareholder Proposal No. 1 — The Business Combination Proposal — Opinion of Newbridge.” Additionally, the members of the Denali Board determined that these interests could be adequately disclosed to shareholders in this proxy statement/prospectus and that Denali shareholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein. These interests include, among other things, the interests listed below:
Prior to Denali’s initial public offering, the Sponsor Persons purchased 2,156,250 Denali Class B Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.012 per share, and Sponsor later (i) forfeited 93,750 Denali Class B Ordinary Shares and (ii) transferred 130,000 Denali Class B Ordinary Shares to Denali’s independent directors and Chief Financial Officer, resulting in an aggregate 2,062,500 Class B Ordinary Shares issued and outstanding, of which 1,932,500 are held by the Sponsor and 130,000 are held by Denali’s directors and executive officers. If Denali does not consummate a business combination by the Extended Date, it would cease all operations except for the purpose of winding up, redeeming all of the issued and outstanding public shares for cash and, subject to the approval of its remaining shareholders and the Denali Board, liquidating and dissolving, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 2,062,500 Denali Class B Ordinary Shares owned by the Sponsor and Denali’s directors and executive officers would be worthless because following the redemption of the public shares, Denali would likely have few, if any, net assets and because the Sponsor and Denali’s directors and officers have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of any Denali Class A Ordinary Shares and Denali Class B Ordinary Shares held by it or them, as applicable, if Denali fails to complete a business combination within the required period. Additionally, in such event, the 510,000 Denali Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of Denali’s initial public offering for an aggregate purchase price of $5,100,000 will also expire worthless. The 2,062,500 shares of Holdco Common Stock into which the 2,062,500 Denali Class B Ordinary Shares held by the Sponsor Persons will automatically convert in connection with the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of $22,708,125 based upon the closing price of $11.01 per public share on Nasdaq on December 13, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. The 510,000 shares of Holdco Common Stock into which the 510,000 Denali Private Placement Shares held by the Sponsor will automatically convert in connection with the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of $5,615,100, based upon the closing price of $11.01 per public share on the Nasdaq on December 13, 2023, the most recent practicable date prior to the date of this proxy statement/ prospectus. The 510,000 Holdco Warrants into which the 510,000 Denali Private Placement Warrants held by the Sponsor will convert in connection with the Longevity Merger, if unrestricted and freely tradable, would have had an aggregate market value of $25,500 based upon the closing price of $0.05 per public warrant on Nasdaq on December 13, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus.
If Denali is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates have at risk that depends on completion of a business combination is $5,767,500, comprised of (a) $25,000 representing the aggregate purchase price paid for the Denali Class B Ordinary Shares, and (b) $5,100,000 representing the aggregate purchase price paid for the Private Placement Units and (c) $642,500 representing the aggregate amount currently outstanding under the Sponsor Convertible Promissory Note.
As a result of the low initial purchase price (consisting of $25,000 for the 2,062,500 Denali Class B Ordinary Shares, or approximately $0.012 per share, and $5,100,000 for the Private Placement Units), the Sponsor, its affiliates and Denali’s management team and advisors stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as Denali’s public shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus, the Sponsor, our officers and directors, and their respective affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by the Extended Date, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Class B ordinary shares.
The Sponsor (including its representatives and affiliates) and Denali’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Denali. The

Sponsor and Denali’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Denali completing its initial business combination. Moreover, certain of Denali’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Denali’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Denali, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Denali’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Denali, subject to applicable fiduciary duties under the Cayman Islands Companies Act. Denali’s Cayman Constitutional Documents provide that Denali renounces its interest in any corporate opportunity offered to any director or officer of Denali unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Denali and it is an opportunity that Denali is able to complete on a reasonable basis.
Denali’s existing directors and officers will be eligible for continued indemnification and continued coverage under Denali’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.
In the event that Denali fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, Denali will be required to provide for payment of claims of creditors that were not waived that may be brought against Denali within the ten years following such redemption. In order to protect the amounts held in Denali’s Trust Account, the Sponsor has agreed that it will be liable to Denali if and to the extent any claims by a third party (other than Denali’s independent registered public accounting firm) for services rendered or products sold to Denali, or a prospective target business with which Denali has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of Denali’s initial public offering against certain liabilities, including liabilities under the Securities Act.
Commencing on the effective date of the prospectus filed in connection with Denali’s initial public offering, Denali agreed to reimburse the Sponsor for out-of-pocket expenses through the completion of the Business Combination or Denali liquidation.
In addition, Denali’s executive officers and directors, or any of their respective affiliates, including the Sponsor and other entities affiliated with Denali and the Sponsor, are entitled to reimbursement of any out-of-pocket expenses incurred by them in connection with activities on Denali’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Denali’s behalf. However, if Denali fails to consummate a business combination by the Extended Date, they will not have any claim against the Trust Account for reimbursement. Denali’s officers and directors, and their affiliates, expect to incur (or guaranty) approximately $642,500 of transaction expenses (excluding the deferred underwriting commissions being held in the Trust Account). Accordingly, Denali may not be able to reimburse these expenses if the Business Combination or another business combination, is not completed by such date.
Pursuant to the A&R Registration Rights Agreement, the Sponsor, certain stockholders of Longevity, and certain shareholders of Denali will have the right to require Holdco, at Holdco’s expense, to register Holdco common stock that they hold on customary terms for a transaction of this type, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement will also provide that Holdco will pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.
The existence of financial and personal interests of one or more of Denali’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Denali and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Denali’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Denali’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
The personal and financial interests of the Sponsor as well as the Denali Board and officers may have influenced their motivation in identifying and selecting Longevity as a business combination target, completing an initial business combination with Longevity and influencing the operation of the business following the Business Combination. In considering the recommendations of the Denali Board to vote for the proposals, its shareholders should consider these interests.
The exercise of Denali’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Denali’s shareholders’ best interest.
In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require Denali to agree to amend the Merger Agreement, to consent to certain actions taken by Longevity or to waive rights to which Denali is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Longevity’s business or a request by Longevity to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at Denali’s discretion to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for Denali and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Denali does not believe there will be any changes or waivers that Denali’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Denali will circulate a new or amended proxy statement/prospectus and resolicit Denali’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.
Denali and Longevity will incur significant transaction and transition costs in connection with the Business Combination.
Denali and Longevity have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. Denali and Longevity may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by Holdco following the closing of the Business Combination. We estimate transaction expenses (including deferred underwriting fees) incurred by Denali and Longevity will be $6.9 million and $1.2 million (without taking into account the Denali Shareholder Redemption), respectively.
Legal proceedings in connection with the Business Combination or otherwise, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.
In connection with business combination transactions similar to the proposed Business Combination, it is not uncommon for lawsuits to be filed against the parties and/or their respective directors and officers alleging, among other things, that the proxy statement/prospectus provided to shareholders contains false and misleading statements and/or omits material information concerning the transaction. Although no such lawsuits have yet been filed in connection with the Business Combination, it is possible that such actions may arise and, if such actions do arise, they generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Defending such lawsuits could require Longevity and Denali to incur significant costs and draw the attention of Longevity’s and Denali’s management teams away from the consummation of the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from being consummated within the expected timeframe.
The announcement of the proposed Business Combination could disrupt Longevity’s and the Targets’ relationships with its suppliers, business partners and others, as well as its operating results and business generally.
Risks relating to the impact of the announcement of the Business Combination on Longevity’s and the Targets’ businesses include the following:
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its employees may experience uncertainty about their future roles, which might adversely affect Longevity’s ability to retain and hire key personnel and other employees;

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suppliers, business partners and other parties with which Longevity and the Targets maintain business relationships may experience uncertainty about their future and seek alternative relationships with third parties, seek to alter their business relationships with Longevity or the Targets or fail to extend an existing relationship with Longevity or the Targets; and

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Longevity has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact the combined company’s results of operations and cash available to fund its business.
Subsequent to consummation of the Business Combination, Holdco may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Holdco’s financial condition, results of operations and Holdco’s share price, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to Longevity has identified all material issues or risks associated with Longevity or the industry in which it competes.
Furthermore, Denali cannot assure you that factors outside of Longevity’s and Denali’s control will not later arise. As a result of these factors, Holdco may be exposed to liabilities and incur additional costs and expenses and Holdco may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in Holdco’s reporting losses. Even if Denali’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Denali’s preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on the combined company’s financial condition and results of operations and could contribute to negative market perceptions about our securities or the combined company. Additionally, Denali has no indemnification rights under the Merger Agreement.
Accordingly, any shareholders or warrant holders of Denali who choose to remain Holdco stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares, warrants and units. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Denali’s directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
Investors may not have the same benefits as an investor in an underwritten public offering.
Denali is already a publicly traded company. Therefore, the Business Combination and the transactions described in this proxy statement/prospectus are not an underwritten initial public offering of Denali’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:
Like other business combinations and spin-offs, in connection with the Business Combination, investors will not receive the benefits of the due diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. Denali’s investors must rely on the information in this proxy statement/ prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of Denali’s business or material misstatements or omissions in this proxy statement/prospectus.
In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the Closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of our securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of our securities or helping to stabilize, maintain or affect the public price of our securities following the Closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with our securities that will be outstanding immediately following the Closing. In addition, since we will become public through a merger, securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on our behalf. All of these differences from an underwritten public offering of our securities could result in a more volatile price for our securities.
Further, since there will be no traditional “roadshow,” there can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the securities or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for the securities.
In addition, the Sponsor, certain members of the Denali Board and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of our securities following completion of the Business Combination, and that would not be present in an underwritten public offering of our securities. Such interests may have influenced the Denali Board in making their recommendation that Denali shareholders vote in favor of the approval of the Business Combination and the other proposals described in this proxy statement/prospectus. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Denali’s Directors and Executive Officers in the Business Combination.”
Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if we became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

The SEC issued proposed rules to regulate special purpose acquisition companies that, if adopted, may increase our costs and the time needed to complete an initial business combination.
With respect to the regulation of special purpose acquisition companies, like Denali, on March 30, 2022, the SEC issued the SPAC Rule Proposals relating to, among other items, disclosures in business combination transactions involving special purpose acquisition companies and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by special purpose acquisition companies in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and to the extent to which special purpose acquisition companies could become subject to regulation under the Investment Company Act, including a proposed rule that would provide special purpose acquisition companies a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a special purpose acquisition company’s duration, asset composition, business purpose and activities. These rules, if adopted, whether in the form proposed or in a revised form, may increase the costs of and the time needed to negotiate and complete an initial business combination, and may constrain the circumstances under which we could complete an initial business combination.
If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate the Company. To mitigate the risk of being deemed to be an investment company for purposes of the Investment Company Act, we may instruct Wilmington Trust, National Association to liquidate the securities held in the trust account and instead hold all funds in the trust account in a bank deposit account.
As described further above, the SPAC Rule Proposals relate, among other matters, to the circumstances in which special purpose acquisition companies such as the Company could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a special purpose acquisition company satisfies certain criteria, including a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of the IPO Registration Statement. The Company would then be required to complete its initial business combination no later than 24 months after the effective date of the IPO Registration Statement.
The amounts held in the trust account are invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. Regardless of the SPAC Rule Proposals or whether or not we complete an initial Business Combination within 24 months after the effective date of the IPO Registration Statement, it is possible that a claim could be made that we have been operating as, and we could be deemed to be, an unregistered investment company. The longer that the funds in the trust account are held in U.S. government securities or in money market funds invested exclusively in such securities, even prior to the 24-month anniversary of the effective date of the IPO Registration Statement, the greater risk that we may be considered an unregistered investment company, in which case we may be required to liquidate. If we were to liquidate, our warrants will expire worthless. This will also cause you to lose the investment opportunity in a target company, and the chance of realizing future gains on your investment through any price appreciation in the combined company.
If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted. In addition, we would be subject to burdensome compliance requirements. We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate.
To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, we may, at any time, instruct Wilmington Trust, National Association, the trustee with respect to the trust account, to liquidate the securities held in the trust account and instead to hold the funds in the trust account in cash until the earlier of the consummation of an initial business combination or our liquidation. As a result, following the liquidation of securities in the trust account, we would likely receive minimal interest, if any, on the funds held in the trust account, which would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of the Company.
Following such liquidation, we would likely receive minimal interest, if any, on the funds held in the trust account. However, interest previously earned on the funds held in the trust account still may be released to us to pay our taxes, if any, and certain other expenses as permitted. As a result, any decision to liquidate the securities held in the trust account and thereafter to hold all funds in the trust account in cash would reduce the dollar amount our public shareholders would receive upon any redemption or liquidation of the Company.
The historical financial results of Longevity, Aegeria, Cerevast and Novokera and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Holdco’s actual financial position or results of operations would have been.
The historical financial results of Longevity, Aegeria, Cerevast and Novokera included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone company during the periods presented or those the combined company will achieve in the future. This is primarily the result of the following factors: (i) the combined company will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) the combined company’s capital structure will be different from that reflected in such historical financial statements. The combined company’s financial condition and future results of operations will be materially different from amounts reflected in Denali’s historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare the combined company’s future results to historical results or to evaluate its relative performance or trends in its business.
Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Denali being treated as the “acquired” company for financial reporting purposes in the Business Combination and the number of Denali Class A Ordinary Shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of the combined company’s future operating or financial performance and Holdco’s actual financial condition and results of operations may vary materially from Holdco’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information of Denali and Company.”
The calculation of the number of shares of Holdco to be issued to Longevity stockholders in the transactions will not be adjusted if there is a change in the value of Longevity before the Business Combination is completed.
The number of shares of Holdco Common Stock to be issued to Longevity stockholders in the transactions will not be adjusted if there is a change in the value of Longevity before the closing of the transactions. As a result, the actual value of the Holdco Common Stock to be received by Longevity’s stockholders in the transactions will depend on the value of such shares at and after the closing of the Business Combination.
Neither Longevity stockholders nor Denali’s shareholders will be entitled to appraisal rights in connection with the transactions.
Appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Longevity stockholders are not entitled to appraisal rights in connection with the Business Combination. Denali’s shareholders may be entitled to give notice to Denali prior to the meeting that they wish to dissent to the Longevity Merger and to receive payment of fair market value for his or her Denali shares if they follow the procedures set out in the Cayman Islands Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Cayman Islands Companies Act which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the Longevity Merger are listed on a national securities exchange. It is Denali’s view that such fair market value would equal the amount which Denali shareholders would obtain if they exercise their redemption rights as described herein.
The Business Combination is subject to the satisfaction or waiver of certain conditions, which may not be satisfied or waived on a timely basis, if at all.
The consummation of the Business Combination is subject to customary closing conditions for transactions involving special purpose acquisition companies, any one or more of which may be waived (subject to compliance with applicable law), including, among others:
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no governmental authority of competent jurisdiction shall have enacted, issued or granted any law (whether temporary, preliminary or permanent), in each case that is in effect and which has the effect of restraining, enjoining or prohibiting the consummation of the transaction;

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the Holdco Common Stock issuable pursuant to the Business Combination shall have been approved for listing on Nasdaq, subject to official notice of issuance;

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the parties shall each have performed and complied in all material respects with the obligations, covenants and agreements required by the Merger Agreement to be performed or complied with by it at or prior to filing, or a later date as agreed to by the parties;

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customary bring-down conditions related to the accuracy of the parties’ respective representations, warranties and pre-Closing covenants in the Merger Agreement;

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Holdco’s registration statement to be filed with the United States Securities and Exchange Commission shall have become effective; and

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Denali’s shareholder approval.

In addition, the obligation of Denali to consummate the Transactions is also conditioned upon, among other items, the closing of the Target Acquisitions, which such condition may be waived by Denali, subject to compliance with applicable law. To the extent that the Denali Board determines that any modifications by the parties, including any waivers of any conditions to the Closing, materially change the terms of the Business Combination, Denali will notify its shareholders in a manner reasonably calculated to inform them about the modifications as may be required by law, by publishing a press release, filing a Current Report on Form 8-K and/or circulating a supplement to this proxy statement/prospectus.
The Merger Agreement originally provided that the obligation of Longevity to consummate the Transactions was conditioned upon, among other items, aggregate unrestricted cash proceeds available, after giving effect to the payment of certain of Denali’s and Longevity’s transaction expenses, to fund the balance sheet of Holdco, being at least $30,000,000. However, on August 29, 2023, Longevity agreed to unconditionally and irrevocably waive such condition to Closing.
The Merger Agreement originally provided that the obligations of the parties to consummate the Merger are subject to the satisfaction of the condition, among other items, that upon the Closing and after giving effect to the Redemption and the PIPE Investment, Holdco shall have net tangible assets of at least $5,000,001. However, on November 17, 2023, the parties agreed to waive such condition to the Closing.
See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Conditions to Closing” for additional information.

Following the consummation of the Business Combination, Holdco’s only significant asset will be its ownership interest in Longevity, and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Holdco Common Stock or satisfy our other financial obligations.
Following the consummation of the Business Combination, Holdco will have no direct operations and no significant assets other than its ownership of Longevity. Denali’s shareholders and Longevity’s stockholders immediately prior to the Business Combination will become stockholders of Holdco. We will depend on Longevity for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to Holdco Common Stock. The financial condition and operating requirements of Longevity may limit our ability to obtain cash from Longevity. The earnings from, or other available assets of, Longevity may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Holdco Common Stock or satisfy our other financial obligations.
This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon our financial condition and results of operations.
Denali has no specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Denali to complete a business combination with which a substantial majority of Denali’s shareholders do not agree.
Denali may be able to complete the Business Combination even though a substantial majority of Denali’s public shareholders do not agree with the transaction and have redeemed their shares. However, each redemption of Denali’s public shares by Denali’s public shareholders will reduce the amount in Denali’s Trust Account.
The Sponsor, directors, executive officers, advisors and their affiliates may elect to purchase shares or warrants from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.
The Sponsor and Denali’s directors, officers, advisors or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or warrants in such transactions. If any such persons engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act or other federal securities laws. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Denali’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.
In the event that the Sponsor or Denali’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.
The purpose of such purchases would be to cause such shares not to be redeemed. The purpose of any such purchases of warrants could be to reduce the number of warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of Denali Class A Ordinary Shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
The Sponsor and Denali’s officers, directors and/or their affiliates anticipate that they may identify the shareholders with whom the Sponsor or Denali’s officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders (in the case of Class A Ordinary Shares) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or Denali’s officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination but only if such shares have not already been voted at the extraordinary general meeting. The Sponsor and Denali’s officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.
To the extent that the Sponsor or Denali’s officers, directors, advisors or their affiliates enter into any such private purchase, prior to the Extraordinary General Meeting, Denali will file a current report on Form 8-K to disclose (1) the amount of securities purchased in any such purchases, along with the purchase price; (2) the purpose of any such purchases; (3) the impact, if any, of any such purchases on the likelihood that the business combination transaction will be approved; (4) the identities or the nature of the security holders (e.g., 5% security holders) who sold their securities in any such purchases; and (5) the number of securities for which Denali has received redemption requests pursuant to its shareholders’ redemption rights in connection with the Business Combination.
Any purchases by the Sponsor or Denali’s officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and Denali’s officers, directors and/or their affiliates will not make purchases of Denali Class A Ordinary Shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.
If third parties bring claims against Denali, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share (which was the amount per unit initially held in the Trust Account following our initial public offering).
Denali’s placing of funds in the Trust Account may not protect those funds from third-party claims against Denali. Although Denali has sought and will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with Denali waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary duty or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Denali’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Denali’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to Denali than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of Denali’s public shares, if Denali have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with Denali’s business combination, Denali will be required to provide for payment of claims of creditors that were not waived that may be brought against Denali within the 10 years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to Denali if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which Denali has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Denali has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of Denali’s company. The Sponsor may not have sufficient funds available to satisfy those obligations. Denali has not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Denali’s business combination and redemptions could be reduced to less than $10.00 per public share. In such event, Denali may not be able to complete Denali’s business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of Denali’s directors or officers will indemnify Denali for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
If, after Denali distributes the proceeds in the Trust Account to its public shareholders, Denali files an insolvency or bankruptcy petition or an involuntary insolvency or bankruptcy petition is filed against Denali that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Denali and Denali’s board of directors may be exposed to claims of punitive damages.
If, after Denali distributes the proceeds in the Trust Account to our public shareholders, Denali files an insolvency or bankruptcy petition or an involuntary insolvency or bankruptcy petition is filed against Denali that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable preference. As a result, a liquidator could seek to recover some or all amounts received by Denali’s shareholders. In addition, the Denali Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and Denali to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Denali cannot assure you that claims will not be brought against Denali for these reasons. Denali and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while Denali was unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable for a fine of $18,292.68 and imprisonment for five years in the Cayman Islands.
If, before distributing the proceeds in the Trust Account to our public shareholders, Denali files an insolvency or bankruptcy petition or an involuntary insolvency or bankruptcy petition is filed against Denali that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by Denali’s shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to Denali’s public shareholders, Denali files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against Denali that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in Denali’s liquidation estate and subject to the claims of third parties with priority over the claims of Denali’s shareholders. To the extent any liquidation claims deplete the Trust Account, the per share amount that would otherwise be received by Denali’s shareholders in connection with Denali’s liquidation may be reduced.
Denali’s shareholders may be held liable for claims by third parties against Denali to the extent of distributions received by them upon redemption of their public shares.
If Denali is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Denali was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by Denali’s shareholders. Furthermore, Denali’s directors may be viewed as having breached their fiduciary duties to Denali or Denali’s creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Denali cannot assure you that claims will not be brought against Denali for these reasons.
Denali’s public shareholders will experience immediate dilution as a consequence of the issuance of Holdco Common Stock as consideration in the Business Combination and due to future issuances pursuant to the Equity Incentive Plan. Having a minority share position may reduce the influence that Denali’s current shareholders have on the management of the combined company.
It is anticipated that, immediately following the Business Combination, on a fully-diluted basis, (1) our public shareholders are expected to own approximately 13.7% (assuming the no redemptions scenario) and 0.0% (assuming the maximum redemption scenario) of the outstanding Holdco Common Stock, (2) the Longevity stockholders are expected to collectively own approximately 33.9% (assuming the no redemptions scenario) or 39.3% (assuming the maximum redemption scenario) of the outstanding Holdco Common Stock, (3) the Sponsor is expected to own approximately 7.3% (assuming the no redemptions scenario) or 8.5% (assuming the maximum redemption scenario) of the outstanding Holdco Common Stock, (4) directors and executive officer of Denali are expected to own approximately 0.4% (assuming the no redemptions scenario) or 0.4% (assuming the maximum redemption scenario), (5) PIPE investors will own approximately 4.9% (assuming the no redemptions scenario) or 5.7% (assuming the maximum redemption scenario), (6) Denali Public Warrants are expected to represent an ownership interest of approximately 24.8% (assuming the no redemptions scenario) or 28.8% (assuming the maximum redemption scenario), in each case upon exercise thereof, (7) Denali Private Warrants are expected to represent an ownership interest of approximately 1.5% (assuming the no redemptions scenario) or 1.8% (assuming the maximum redemption scenario), in each case upon exercise thereof, (8) Longevity Options and Warrants are expected to represent an ownership interest of approximately 4.9% (assuming the no redemptions scenario) or 5.6% (assuming the maximum redemption scenario), in each case upon exercise thereof, (9) PIPE Warrants are expected to represent an ownership interest of approximately 7.8% (assuming the no redemptions scenario) or 9.1% (assuming the maximum redemption scenario), in each case upon exercise thereof, (10) Denali Convertible Promissory Notes are expected to represent an ownership interest of approximately 0.5% (assuming the no redemptions scenario) or 0.5% (assuming the maximum redemption scenario), in each case upon conversion thereof and (11) the Denali Underwriters are expected to represent an ownership interest of approximately 0.3% (assuming the no redemptions scenario) or 0.3% (assuming the maximum redemption scenario). These percentages (i) assume that Holdco issues 11,259,007 shares of Holdco Common Stock to former stockholders of Longevity as of immediately prior to the Closing, (ii) include the impact of the exercise of all Holdco Warrants that will be outstanding following the Business Combination and (iii) assume the Closing occurs on January 11, 2024. If the actual facts are different from these assumptions, the percentage ownership retained by Denali’s existing public shareholders in the combined company will be different.
In addition, Longevity employees and consultants hold, and after Business Combination, are expected to be granted, equity awards under the Equity Incentive Plan. You will experience additional dilution when those equity awards become vested and settled or exercisable, as applicable, for shares of Holdco Common Stock.
The issuance of additional common stock will significantly dilute the equity interests of existing holders of Denali securities and may adversely affect prevailing market prices for our public shares or public warrants.
Upon completion of the Business Combination, the Sponsor will beneficially own a significant equity interest in Holdco and may take actions that conflict with the interests of Denali’s public shareholders. The interests of the Sponsor may not align with the interests of Denali’s public shareholders in the future. The Sponsor and its affiliates are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with Holdco. The Sponsor and its affiliates, may also pursue acquisition opportunities that may be complementary to Holdco’s business and, as a result, those acquisition opportunities may not be available to the combined company. In addition, the Sponsor may have an interest in Holdco pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to the combined company and its stockholders.
Warrants will become exercisable for Holdco Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to Holdco’s stockholders.
Outstanding warrants to purchase an aggregate of 8,760,000 shares of Holdco Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of Denali’s initial public offering. The exercise price of these warrants will be $11.50 per share, subject to certain adjustments. To the extent such warrants are exercised, additional shares of Holdco Common Stock will be issued, which will result in dilution to the holders of Holdco Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Holdco Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See the section entitled “— Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 51% of the then outstanding public warrants approve of such amendment.”
The exercise price of the Denali Warrants is subject to potential adjustment in the event Denali issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a business combination at a price of less than $9.20 per share.
The Warrant Agreement governing the Denali Warrants provides that if (x) Denali issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with its business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Denali Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of Denali's ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $16.50 per share redemption trigger price in the Denali Warrants will be adjusted (to the nearest cent) to be equal to 165% of the higher of the Market Value and the Newly Issued Price. Whether or not this provision would result in anti-dilution adjustments to the Denali Warrants cannot be determined until after the consummation of the Business Combination. However, in the event that this provision were expected to be triggered, it could: (i) have an adverse impact on the trading price of the Holdco Common Stock, (ii) lead to an increase in the number of redemptions of Denali Class A Ordinary Shares and (iii) make it more difficult to consummate the Business Combination.
On November 17, 2023, Holdco entered into the Amended and Restated FutureTech Subscription Agreement in connection with the PIPE Investment, providing for the issuance of 1,300,000 shares of Series A Convertible Preferred Stock at the Closing at a purchase price of $10 per share, but with an effective conversion price of less than $9.20 per share, and 2,600,000 warrants, each exercisable for one share of Holdco Common Stock at an exercise price of $8.00 per share, and following the Closing, the exercise price and trigger price for redemption of the Denali Warrants may be adjusted pursuant to the terms of the Warrant Agreement. Denali’s public shareholders should carefully consider the impact of such warrant adjustments in deciding whether or not to redeem their Denali public shares.
If Denali’s shareholders fail to properly demand redemption rights, they will not be entitled to redeem their Denali Class A Ordinary Shares for a pro rata portion of the Trust Account.
Denali’s shareholders may demand that Denali redeem their Denali Class A Ordinary Shares for a pro rata portion of the Trust Account in connection with the completion of the Business Combination. In order to exercise their redemption rights, Denali’s shareholders must deliver their Denali Class A Ordinary Shares (either physically or electronically) to Denali’s transfer agent at least two (2) business days prior to the vote on the Business Combination at the extraordinary general meeting. Any Denali public shareholder who fails to properly demand redemption rights will not be entitled to redeem his, her, or its shares for a pro rata portion of the Trust Account. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of Denali — Redemption Rights” for the procedures to be followed if you wish to redeem your Denali shares for cash.
Denali’s shareholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Denali’s shareholders may therefore be forced to redeem or sell their Denali Class A Ordinary Shares or Denali Public Warrants in order to liquidate their investment, potentially at a loss.
Denali’s shareholders will be entitled to receive funds from the Trust Account only: (i) in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of Denali’s obligation to provide holders of Denali Class A Ordinary Shares the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of Denali Class A Ordinary Shares if Denali does not complete an initial business combination by the Extended Date, or either (i) such earlier date as determined by the Directors or (ii) such later time as the Members may approve in accordance with the Cayman Constitutional Documents, or (B) with respect to any other provision relating to the rights of shareholders or pre-business combination activity, (ii) in connection with the redemption of all of the issued and outstanding Denali Class A Ordinary Shares if Denali is unable to complete an initial business combination by the Extended Date, subject to applicable law and as further described herein, and (iii) if Denali’s shareholders redeem their respective shares for cash upon the completion of the Business Combination. In addition, if Denali plans to redeem the Denali Class A Ordinary Shares because Denali is unable to complete a business combination by the Extended Date, for any reason, compliance with Cayman Islands law may require that Denali submit a plan of dissolution to Denali’s then-existing shareholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Denali’s shareholders may be forced to wait beyond the Extended Date, before they receive funds from the Trust Account. Accordingly, in order for Denali’s shareholders to liquidate their investment, they may be forced to sell their Denali Class A Ordinary Shares or Denali Public Warrants, potentially at a loss. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Denali — Redemption Rights.”
Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 51% of the then outstanding public warrants approve of such amendment.
The warrants were issued in registered form under a Warrant Agreement, dated April 6, 2022, by and between VStock Transfer, LLC, as warrant agent, and Denali. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 51% of the then outstanding public warrants to make any other change that affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 51% of the then outstanding public warrants approve of such amendment.
Although Denali’s ability to amend the terms of the public warrants with the consent of at least 51% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Holdco Common Stock purchasable upon exercise of a warrant.
Denali may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
Denali has the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of Holdco Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Denali sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $16.50 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, Denali expects would be substantially less than the market value of your warrants. Denali’s Class A Ordinary Shares have never traded above $16.50 per share.
In addition, we have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the Reference Value equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganization, recapitalizations and the like). In such case, the holders will be able to exercise their warrants prior to the redemption for a number of shares of Holdco Common Stock determined based on the redemption date and the fair market value of Holdco Common Stock.
Since the consummation of the initial public offering and the subsequent trading of the Denali Class A Ordinary Shares, the last reported sale price of Denali Class A Ordinary Shares has not equaled or exceeded a Reference Value of $10.00.
Denali has no obligation to notify holders of the warrants that they have become eligible for redemption. However, pursuant to the warrant agreement, in the event Denali decides to redeem the warrants, Denali is required to mail notice of such redemption to the registered warrant holders not less than 30 days prior to the redemption date. The warrants may be exercised any time after notice of redemption is given and prior to the redemption date. None of the Holdco Private Placement Warrants will be redeemable by Denali so long as they are held by Denali’s Sponsor or its permitted transferees; provided the Holdco Private Placement Warrants may be redeemed in accordance with the warrant agreement (and must be redeemed if the public warrants are being redeemed) if the Reference Value equals or exceeds $10.00 per share and does not equal or exceed $16.50 per share.
If Denali’s due diligence investigation of Longevity was inadequate, then Denali’s shareholders (as stockholders of Holdco following the Business Combination) could lose some or all of their investment.
Even though Denali conducted a due diligence investigation of Longevity, Aegeria, Cerevast and Novokera, Denali cannot be sure that this diligence uncovered all material issues that may be present with respect to their respective businesses, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of their respective control will not later arise that could adversely affect their respective businesses, financial condition or results of operations.
Nasdaq may not list Holdco’s securities on its exchange, which could limit investors’ ability to make transactions in Holdco’s securities and subject Holdco to additional trading restrictions.
In connection with the Business Combination, in order to continue to maintain the listing of Denali’s securities on Nasdaq, Holdco will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements. Denali will apply to have Holdco’s securities listed on Nasdaq upon consummation of the Business Combination. Denali cannot assure you that Holdco will be able to meet all initial listing requirements. Even if Holdco’s securities are listed on Nasdaq, Holdco may be unable to maintain the listing of its securities in the future.
If Holdco fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, neither Denali nor Longevity would be required to consummate the Business Combination. In the event that Denali and Longevity elected to waive this condition, and the Business Combination was consummated without Holdco’s securities being listed on Nasdaq or on another national securities exchange, Holdco could face significant material adverse consequences, including:
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a limited availability of market quotations for Denali’s securities;

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reduced liquidity for Holdco’s securities;

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a determination that Holdco’s Common Stock is a “penny stock” which will require brokers trading in Holdco Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Holdco’s securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If Holdco’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.
A shareholder-approved amendment to Denali’s Cayman Constitutional Documents removed the limitation that Denali may not redeem public shares in an amount that would cause Denali’s net tangible assets to be less than $5,000,001 contained therein, and the parties to the Merger Agreement waived the closing condition contained therein that required Holdco to have at least $5,000,001 of net tangible assets upon the Closing. Accordingly, the Business Combination may be consummated even if the Holdco Common Stock would be a “penny stock” upon the Closing.
On October 11, 2023, Denali held the Extension Meeting. At the Extension Meeting, among other things, Denali’s shareholders approved an amendment to Denali’s Cayman Constitutional Documents to remove the limitation that Denali may not redeem public shares in an amount that would cause Denali’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation”). Additionally, on November 17, 2023, in connection with the foregoing, the parties to the Merger Agreement waived the closing condition contained therein that required Holdco to have at least $5,000,001 of net tangible assets upon the Closing. The purpose of the Redemption Limitation was to ensure that Denali would not be subject to the “penny stock” rules of the SEC as long as it adhered to the Redemption Limitation, and therefore not be deemed a “blank check company” as defined under Rule 419 of the Securities Act because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”). However, because the NTA Rule is one of several exclusions from the “penny stock” rules of the SEC, Denali recommended that shareholders remove the Redemption Limitation from Denali’s Cayman Constitutional Documents, because Denali could rely on another exclusion which relates to Denali being listed on Nasdaq (Rule 3a51-1(a)(2)) (the “Exchange Rule”). For so long as the Public Shares remain listed on Nasdaq, the Public Shares would not be deemed to be a “penny stock” under the Exchange Rule. Another exclusion from the “penny stock” rule that Holdco could potentially rely on after the Closing is the requirement that the Holdco Common Stock have a price of $5.00 or more (the “$5.00 Price Rule”). However, we cannot assure you that the Holdco Common Stock will be listed on Nasdaq at the Closing or that the Holdco Common Stock would comply with the $5.00 Price Rule.
If Holdco has less than $5,000,001 of net tangible assets upon the Closing, such that it does not meet the NTA Rule, if the Holdco Common Stock is not listed on Nasdaq or another national securities exchange, either due to the Holdco Common Stock not being approved for listing or due to a subsequent delisting of the Holdco Common Stock, such that it does not satisfy the Exchange Rule, if the trading price of the Holdco Common Stock is less than $5.00, such that it does not meet the $5.00 Price Rule, and if no other exclusion from the “penny stock” rules apply, then we expect that the Holdco Common Stock would be a “penny stock” upon Closing. If the parties consummate the Business Combination at a time when the shares of Holdco Common Stock are a “penny stock”, such event will require brokers trading in shares of Holdco Common Stock to adhere to more stringent rules. For example, brokers trading in shares of Holdco Common Stock would be required to deliver a standardized risk disclosure document, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to effecting a transaction in a penny stock not otherwise exempt from those rules, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. If the Holdco Common Stock is a “penny stock”, these disclosure requirements may have the effect of reducing the trading activity in the secondary market for the Holdco Common Stock. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of Holdco Common Stock. If the shares of Holdco Common Stock are subject to the penny stock rules, the holders of such shares of Holdco Common Stock may find it more difficult to sell their shares.
Denali’s and Longevity’s ability to consummate the Business Combination, and the operations of Holdco following the Business Combination, may be materially adversely affected by the coronavirus (COVID-19) pandemic.
The COVID-19 pandemic has resulted in governmental authorities worldwide implementing numerous measures to contain the virus, including travel restrictions, quarantines, shelter-in-place orders and business limitations and shutdowns. More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets. The pandemic may also amplify many of the other risks described in this proxy statement/prospectus, which may delay or prevent the consummation of the Business Combination, and the business of Holdco following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.
The parties will be required to consummate the Business Combination even if Longevity, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Longevity is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Denali’s and Longevity’s ability to consummate the Business Combination and Holdco’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Longevity and Denali may also incur additional costs due to delays caused by COVID-19, which could adversely affect the combined company’s financial condition and results of operations.
Because the market price of shares of Holdco Common Stock will fluctuate, Longevity stockholders cannot be sure of the value of the Business Combination consideration they will receive.
The market value of Holdco securities at the effective time of the Business Combination may vary significantly from their respective values on the date the Merger Agreement was executed or at other dates. Because the exchange ratio with respect to the shares of Holdco Common Stock to be issued in the Business Combination is fixed and will not be adjusted to reflect any changes in the market value of shares of Denali Class A Ordinary Shares, the market value of the shares of Holdco Common Stock issued in connection with the Business Combination may be higher or lower than the values of those shares on earlier dates, and may be higher or lower than the value used to determine the exchange ratio. Stock price changes may result from a variety of factors, including changes in the business, operations or prospects of Denali, regulatory considerations, and general business, market, industry or economic conditions. Many of these factors are outside of the control of Denali.
The market price of shares of Holdco Common Stock after the Business Combination may be affected by factors different from those currently affecting the price of shares of Denali.
Upon completion of the Business Combination, Longevity stockholders will become holders of shares of Holdco Common Stock. Prior to the Business Combination, Denali has had limited operations. Upon completion of the Business Combination, Holdco’s results of operations will depend upon the performance of Longevity, which is affected by factors that are different from those currently affecting the results of operations of Denali.
If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of Holdco Common Stock may decline.
The market price of the Holdco Common Stock may decline as a result of the Business Combination if the combined company does not achieve the perceived benefits of the Business Combination as rapidly, or to the extent anticipated by, financial analysts or the effect of the Business Combination on the combined company’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of Denali securities may experience a loss as a result of a decline in the market price of Holdco Common Stock. In addition, a decline in the market price of Holdco Common Stock could adversely affect Holdco’s ability to issue additional securities and to obtain additional financing in the future.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.
The completion of the Business Combination is conditioned on the resolution of certain orders, injunctions or decrees by any court or regulatory authority of competent jurisdiction that would prohibit or make illegal the completion of the Business Combination. Denali and Longevity believe that the Business Combination should not raise significant regulatory concerns and that Denali and Longevity will be able to obtain all requisite regulatory approvals in a timely manner. However, Denali and Longevity cannot be certain when or if regulatory approvals will be obtained or, if obtained, the conditions that may be imposed. In addition, neither Denali nor Longevity can provide assurance that any such conditions, terms, obligations or restrictions will not result in delay. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Closing Conditions.”
Termination of the Merger Agreement could negatively impact Denali.
If the Business Combination is not completed for any reason, including as a result of Denali shareholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of Denali may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Denali would be subject to a number of risks, including the following:
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Denali may experience negative reactions from the financial markets, including negative impacts on its share price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

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Denali will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

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since the Merger Agreement restricts the conduct of Denali’s businesses prior to completion of the Business Combination, Denali may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement —Covenants” of this proxy statement/prospectus for a description of the restrictive covenants applicable to Denali).

If the Merger Agreement is terminated and the Denali Board seeks another business combination target, Denali shareholders cannot be certain that Denali will be able to find another acquisition target that would constitute a business combination or that such other business combination will be completed. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Termination.”
Denali’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about Denali's ability to continue as a “going concern.”
As of September 30, 2023, Denali had cash and marketable securities held in the Trust Account of $90,111,334 and cash of $13,460 held outside of the Trust Account. Further, Denali has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. Denali intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete its business combination. To the extent that Denali’s share capital or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies. If Denali does not complete the Business Combination with Longevity, it intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.
Denali cannot assure you that its plans to raise capital or to consummate an initial business combination will be successful. These factors, among others, raise substantial doubt about Denali’s ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from Denali’s inability to continue as a going concern.
Longevity will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.
Uncertainty about the effect of the Business Combination on employees and other business participants may have an adverse effect on Longevity and consequently on Denali. These uncertainties may impair Longevity’s ability to attract, retain and motivate key personnel until the Business Combination is completed, and could cause others that deal with Longevity to seek to change existing business relationships with Longevity. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty or a desire not to remain with the business, the combined company’s business following the Business Combination could be negatively impacted. In addition, the Merger Agreement restricts Longevity from making certain expenditures and taking other specified actions without the consent of Denali until the Business Combination occurs. These restrictions may prevent Longevity from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Covenants.”
The Business Combination will result in changes to the Denali Board that may affect the strategy of Denali.
If the parties complete the Business Combination, the composition of the Holdco Board will change from the current Denali Board. The Holdco Board will consist of seven members. This new composition of the Holdco Board may affect the business strategy and operating decisions of the combined company upon the completion of the Business Combination.
Neither Denali nor its shareholders will have the protection of any indemnification, escrow, purchase price adjustment or other provisions that allow for a post-closing adjustment to be made to the Aggregate Merger Consideration in the event that any of the representations and warranties made by Longevity in the Merger Agreement ultimately proves to be inaccurate or incorrect.
The representations and warranties contained in the Merger Agreement will not survive the completion of the Business Combination, and only the covenants and agreements that by their terms survive such time will do so. As a result, Denali and its shareholders will not have the protection of any indemnification, escrow, purchase price adjustment or other provisions that allow for a post-closing adjustment to be made to the Aggregate Merger Consideration if any representation or warranty made by Longevity in the Merger Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, our financial condition or results of operations could be adversely affected.
There may be tax consequences of the Denali Merger that adversely affect holders of Denali Ordinary Shares and the Denali Public Warrants.
Subject to the PFIC rules discussed and the limitations and qualifications described in the section entitled “Material U.S. Federal Income Tax Consequences” the Denali Merger, should, when taken together with the related transactions in the Business Combination, qualify as a tax-deferred exchange described in Section 351 of the Code for U.S. federal income tax purposes. In addition, the parties intend for U.S. federal income tax purposes the Denali Merger also qualifies as a tax-deferred reorganization within the meaning of Section 368(a) of the Code (a “Reorganization”) to the extent the applicable requirements are satisfied. If the Denali Merger only qualifies as a tax-deferred exchange under Section 351 of the Code and does not qualify as a Reorganization, then the exchange of Denali Public Warrants for Holdco Warrants in the Denali Merger would not qualify for tax-deferred treatment and would be taxable as further described in the section entitled “Material U.S. Federal Income Tax Consequences — U.S. Holders.” There are significant factual and legal uncertainties as to whether the Denali Merger will qualify as a Reorganization, including that the assets of Denali are only investment-type assets and that it cannot be determined until following the closing of the Business Combination whether Holdco will continue a significant line of Denali’s historic business or use a significant portion of Denali’s historic business assets. Under Section 368(a) of the Code, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Denali Merger, its corporate parent) continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with only investment-type assets, such as Denali, the qualification of the Denali Merger as a Reorganization is not free from doubt and the IRS or a court could take a different position. Moreover, qualification of the Denali Merger as a Reorganization is based on facts which will not be known until the closing of the Business Combination. As a result, Sidley Austin LLP is unable to opine as to whether the Denali Merger constitutes a Reorganization. The closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination so qualifies for such tax-deferred treatment, and neither Denali nor Holdco intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. The IRS may disagree with the description of U.S. federal income tax consequences contained herein, and its determination may be upheld by a court. Any such determination could subject an investor or Denali to adverse U.S. federal income tax consequences that would be different than those described herein. Accordingly, no assurance can be given that the Denali Merger will qualify for tax-deferred treatment under Section 351 or Section 368(a) of the Code.
Even if the Denali Merger qualifies as a tax-deferred exchange described in Section 351 of the Code or a Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive effective dates) generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, exchanging Denali Warrants for newly issued Holdco Warrants in the Denali Merger) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Denali believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. holder of Denali Ordinary Shares to recognize gain under the PFIC rules on the exchange of Denali Ordinary Shares for Holdco Common Stock pursuant to the Denali Merger unless such U.S. holder has made certain tax elections with respect to such U.S. holder’s Denali Ordinary Shares. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. holder who exchanges Denali Warrants for newly issued Holdco Warrants; under current law, however, the elections mentioned above do not apply to Denali Warrants. Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. holder on the undistributed earnings, if any, of Denali. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the Denali Merger, see “Material U.S. Federal Income Tax Consequences — U.S. Holders — Passive Foreign Investment Company Status.”
All investors are urged to consult their tax advisors for the tax consequences of the Denali Merger to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Business Combination, see “Material U.S. Federal Income Tax Consequences.”

We may not be able to complete the Business Combination if it becomes subject to review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”). As a result, the pool of potential targets with which we could complete the Business Combination may be limited. In addition, the time necessary for any governmental or regulatory review or approval could prevent us from completing the Business Combination and require us to liquidate.
Certain investments that involve the acquisition of, or investment in, a U.S. business by a non-U.S. investor, directly or indirectly, may be subject to review and clearance by CFIUS. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, the nature of the subject U.S. business, the nationality of the parties, the level of beneficial ownership interest and the nature of any information or governance rights involved. Investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. Likewise, certain investments are subject to CFIUS jurisdiction that do not result in control of a U.S. business by a foreign person, but afford foreign investors certain information or governance rights in U.S. businesses that have a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data” (collectively, “TID U.S. Businesses”). Further, although the majority of CFIUS filings are filed voluntarily, certain investments in TID U.S. businesses can be subject to mandatory filings unless the foreign investor is considered an “excepted investor.”
FutureTech Capital, one of the members of the Sponsor, is controlled by a non-U.S. citizen. Such member holds only an economic interest in the Sponsor and has no voting or control rights. As of November 21, 2023, FutureTech Capital also holds notes payable from Longevity in the aggregate principal amount of $4.85 million that are convertible into 1,693,440 shares of Longevity Common Stock. At the effective time of the Longevity Merger, each share of Longevity Common Stock will be converted into the right to receive shares of Holdco Common Stock, as described elsewhere in this proxy statement/prospectus. Entities that are “controlled” by “foreign persons” may themselves be deemed to be “foreign persons” under the CFIUS regulations. While we do not believe FutureTech Capital would be deemed to control the Sponsor, if such a determination were made, and if CFIUS also determined that the Sponsor controlled Longevity, CFIUS would have jurisdiction to review the Business Combination. CFIUS would also have jurisdiction over the Business Combination if it determined that Longevity was a TID U.S. business and that FutureTech Capital was obtaining certain governance rights or information in Longevity.
Because neither Longevity nor the Targets are a TID U.S. Business, a CFIUS filing is not mandatory in connection with the Business Combination, and we do not expect to make a voluntary CFIUS filing at this point. Additionally, obtaining clearance from CFIUS is not a condition to the consummation of the Business Combination under the terms of the Business Combination Agreement. However, there is the risk of CFIUS intervention, before or after the closing of the Business Combination. CFIUS may decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination or order us to divest all or a portion of the U.S. business of Longevity and the Targets. Such actions could limit the attractiveness of or prevent us from consummating the Business Combination or limit the attractiveness of or prevent us from pursuing alternative initial business combination opportunities that we believe would otherwise be beneficial to us and our stockholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have foreign person status.
Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy and we have limited time to complete our initial business combination. If we cannot complete our initial business combination by the Extended Date, because the review process extends beyond such timeframe or because our initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, we may be required to liquidate. If we liquidate, we cannot guarantee the per share amount that our public stockholders will receive and our warrants will expire worthless. This will also cause you to lose the investment opportunity in a target company, and the chance of realizing future gains on your investment through any price appreciation in the combined company.

Risks Related to the Combined Company’s Common Stock Following the Transactions
The market price of the combined company’s common stock is likely to be highly volatile, and you may lose some or all of your investment.
Following the Business Combination, the market price of the combined company’s common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including those factors discussed in this “Risk Factors” section and many others, such as:
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actual or anticipated fluctuations in the combined company’s financial condition and operating results, including fluctuations in its quarterly and annual results;

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developments involving Longevity’s competitors;

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changes in laws and regulations affecting Longevity’s business;

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variations in the combined company’s operating performance and the performance of its competitors in general;

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the public’s reaction to the combined company’s press releases, its other public announcements and its filings with the SEC;

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additions and departures of key personnel;

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announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by the combined company or its competitors;

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the combined company’s failure to meet the estimates and projections of the investment community or that it may otherwise provide to the public;

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publication of research reports about the combined company or its industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

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changes in the market valuations of similar companies;

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overall performance of the equity markets;

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sales of the combined company’s common stock by the combined company or its stockholders in the future;

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trading volume of the combined company’s common stock;

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significant lawsuits, including shareholder litigation;

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failure to comply with the requirements of Nasdaq;

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the impact of any natural disasters or public health emergencies, such as the COVID-19 pandemic;

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general economic, industry and market conditions other events or factors, many of which are beyond the combined company’s control; and

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changes in accounting standards, policies, guidelines, interpretations or principles.

Volatility in the combined company’s share price could subject the combined company to securities class action litigation.
In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If the combined company faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business.
If securities or industry analysts do not publish research or reports about the combined company, or publish negative reports, then the combined company’s stock price and trading volume could decline.
The trading market for the combined company’s common stock will depend, in part, on the research and reports that securities or industry analysts publish about the combined company. The combined company does not have any control over these analysts. If the combined company’s financial performance fails to meet analyst estimates or one or more of the analysts who cover the combined company downgrade its common stock or change their opinion, then the combined company’s stock price would likely decline. If one or more of these analysts cease coverage of the combined company or fail to regularly publish reports on the combined company, it could lose visibility in the financial markets, which could cause the combined company’s stock price or trading volume to decline.
The combined company does not currently intend to pay dividends on its common stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the price of the combined company’s common stock.
The combined company has never declared or paid any cash dividend on its common stock. The combined company currently anticipates that it will retain future earnings for the development, operation and expansion of the business and does not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock. In addition, the terms of any equity or debt instruments that the combined company may issue in the future could contain prohibitions or restrictions on the ability of the combined company to pay dividends on its common stock. There is no guarantee that shares of the combined company’s common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.
Future sales of shares of the combined company’s common stock may depress its stock price.
Subject to certain exceptions, the Lock-Up Agreements will provide for certain restrictions on transfer with respect to Holdco Common Stock held by certain stockholders of Holdco. Such restriction will begin upon the Closing Date and end upon the earlier of (A) the six-month anniversary after the Closing Date, and (B) subsequent to the Closing Date, (i) if the closing price of the Holdco Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (ii) the date which Holdco completes a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing Date that results in all of the public stockholders of Holdco having the right to exchange their Holdco Common Stock for cash, securities or other property.
However, following the expiration of the applicable lock-up period, such equityholders will not be restricted from selling shares of the combined company’s common stock held by them, other than by applicable securities laws. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the combined company’s share price or the market price of the combined company’s common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
Provisions in the Proposed Certificate of Incorporation and under Delaware law could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.
The Proposed Certificate of Incorporation and Proposed Bylaws that will be in effect immediately prior to the Business Combination will contain provisions that could significantly reduce the value of the combined company shares to a potential acquiror or delay or prevent changes in control or changes in our management without the consent of the Holdco Board. The provisions in the combined company’s charter documents will include the following:
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a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

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no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the exclusive right of the combined company’s board of directors, unless the board of directors grants such a right to the holders of any series of preferred stock, to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

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the prohibition on removal of directors without cause;

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the ability of the combined company’s board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

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the ability of the combined company’s board of directors to alter the combined company’s amended and restated bylaws without obtaining stockholder approval;

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the required approval of at least 2/3 of the shares entitled to vote to amend or repeal the combined company’s amended and restated bylaws or amend, alter or repeal certain provisions of its amended and restated certificate of incorporation;

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a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

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an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the exclusive forum for certain actions and proceedings;

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the requirement that a special meeting of stockholders may be called only by the Holdco Board, Holdco’s chief executive officer, or the chairman of the Holdco Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

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advance notice procedures that stockholders must comply with in order to nominate candidates to the combined company’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of the combined company; and

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the combined company will be subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law, which will prevent the combined company from engaging in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction.

The exclusive forum clause set forth in the Warrant Agreement may have the effect of limiting an investor’s rights to bring legal action against Denali and could limit the investor’s ability to obtain a favorable judicial forum for disputes with us.
The Warrant Agreement provides that (i) any action, proceeding or claim against Denali arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) Denali irrevocably submits to such jurisdiction, which jurisdiction will be exclusive. Denali has waived or will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. We note, however, that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any of the Denali Warrants (and after the Business Combination, the Holdco Warrants) shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United

States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the Denali Warrants (and after the Business Combination, the Holdco Warrants), such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Denali, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
The combined company is an emerging growth company and smaller reporting company, and the combined company cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make its shares less attractive to investors.
After the completion of the Business Combination, the combined company will be an emerging growth company, as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). For as long as the combined company continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. The combined company will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which the combined company has total annual gross revenue of at least $1.235 billion or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of shares of the combined company’s common stock that are held by non-affiliates exceeds $700.0 million as of the prior June 30, and (2) the date on which the combined company has issued more than $1.0 billion in non-convertible debt during the prior three-year period.
In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. The combined company expects to use this extended transition period for complying with new or revised accounting standards and, therefore, the combined company will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
Following the Business Combination, we will also be a smaller reporting company as defined in the Exchange Act. Even after the combined company no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow it to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this proxy statement/prospectus and the combined company’s periodic reports and proxy statements. The combined company will be able to take advantage of these scaled disclosures for so long as its voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of its second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and its voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of its second fiscal quarter.
The combined company cannot predict if investors will find its common stock less attractive because the combined company may rely on these exemptions. If some investors find the combined company’s common stock less attractive as a result, there may be a less active trading market for the common stock and its market price may be more volatile.

If the combined company’s estimates or judgments relating to its critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, combined company’s results of operations could be adversely affected.
The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The combined company will base its estimates on historical experience, known trends and events, and various other factors that it believes to be reasonable under the circumstances, as provided in the section entitled “Longevity Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our financial statements include the stock-based compensation and warrant valuation. The combined company’s results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause its results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of its common stock.
Additionally, the combined company will regularly monitor its compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to it. As a result of new standards, changes to existing standards and changes in their interpretation, the combined company might be required to change its accounting policies, alter its operational policies, and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or the combined company may be required to restate its published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on its reputation, business, financial position, and profit.
Exclusive forum provisions in the combined company’s amended and restated certificate of incorporation could limit our stockholders’ ability to choose their preferred judicial forum for disputes with us or our directors, officers, or employees.
The amended and restated amended and restated certificate of incorporation of the combined company provide that, unless the combined company consents in writing to the selection of an alternative forum, the sole and exclusive forum for specified legal actions is the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware if the Court of Chancery does not have or declines to accept jurisdiction (collectively, “Delaware Courts”). The amended and restated certificate of incorporation of the combined company further provides that the United States District Court for the District of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Current and former stockholders are deemed to have consented to the personal jurisdiction of the Delaware Courts in connection with any action to enforce that exclusive forum provision and to service of process in any such action. These exclusive forum provisions will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act, as noted above. Section 22 of the Securities Act, however, created concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. To the extent that these provisions of the amended and restated certificate of incorporation limit a current or former stockholder’s ability to select a judicial forum other than the Delaware Courts, they might discourage the specified legal actions, might cause current or former stockholders to incur additional litigation-related expenses, and might result in outcomes unfavorable to current or former stockholders. A court might determine that these provisions of the amended and restated certificate of incorporation are inapplicable or unenforceable in any particular action, in which case we may incur additional litigation related expenses in such action, and the action may result in outcomes unfavorable to us, which could have a materially adverse impact on our reputation, our business operations, and our financial position or results of operations.

One of the combined company’s directors is a Chinese national and may be deemed to reside in China or Hong Kong. It may be difficult for U.S. investors to enforce any judgment liabilities against such director or any other of the combined company’s directors or officers who are deemed to reside in China or Hong Kong.
Following the completion of the Business Combination, it is expected that Messrs. Yuquan Wang and Howard Louie will serve as directors of the post-combination company. As disclosed elsewhere in this proxy statement/prospectus, Mr. Wang is a Chinese national, though he resides in the United States, and Mr. Louie resides in Canada. Accordingly, in the event that stockholders believe that their rights have been infringed under the U.S. federal securities laws or otherwise, it may be difficult or impossible for stockholders to effect service of process within the United States upon, or to bring an action against, Mr. Louie or Mr. Wang. Additionally, effectively serving process on or pursuing an action against Mr. Wang or Mr. Louie in China or Canada, as the case may be, would be costly and time consuming. Even if stockholders are successful in bringing an action of this kind, stockholders may have difficulty in enforcing such liabilities because the laws of the United States, of China, and of Canada may render them unable to enforce a judgment against the assets of Mr. Wang or Mr. Louie. Even if personal service is accomplished and a judgment is entered against a person, the stockholder would then have to locate assets of that person, and register the judgment in the foreign jurisdiction where his or her assets are located. Accordingly, it may be difficult to enforce any liabilities against such persons. Further, there is uncertainty as to whether Chinese or Canadian courts would (i) recognize or enforce judgments of U.S. courts obtained against such directors or officers predicated upon the civil liability provisions of the U.S. federal securities laws or any state in the United States or (ii) entertain original actions brought in China or Canada against such directors or officers predicated upon the U.S. federal securities laws or any state in the United States. The recognition and enforcement of foreign judgments in Chinese or Canadian courts are provided for under the Chinese or Canadian laws governing civil procedure, as the case may be. Chinese or Canadian courts may recognize and enforce foreign judgments in accordance with the requirements of such laws based either on treaties between China or Canada, as the case may be, and the country where the judgment is made or on reciprocity between jurisdictions. Further, there are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments, thus making the recognition and enforcement of a U.S. court judgment in China difficult. See the section entitled “Enforceability of Civil Liabilities” for more information.
Risks Related to Redemption
Public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.
A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (1)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and warrants prior to exercising its redemption rights with respect to the public shares; (2) prior to 5:00 p.m., Eastern Time on January 2, 2024 (two business days before the scheduled date of the extraordinary general meeting) submits a written request to VStock Transfer, LLC, our transfer agent, that we redeem all or a portion of your public shares for cash, affirmatively certifying in your request if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to shares of our common stock; and (3) delivers its public shares to our transfer agent physically or electronically through DTC. In order to obtain a physical share certificate, a shareholder’s broker or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from our transfer agent. However, because we do not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If a public shareholder fails to receive notice of our offer to redeem public shares in connection with the Business Combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite our compliance with the proxy rules, a public shareholder fails to receive our proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that we are furnishing to holders of public shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of Denali —Redemption Rights” for additional information on how to exercise your redemption rights.
If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.
A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, we will require each public shareholder seeking to exercise redemption rights to certify to us whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to us at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which we make the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over our ability to consummate the Business Combination and you could suffer a material loss on your investment in us if you sell such excess shares in open market transactions.
Additionally, you will not receive redemption distributions with respect to such excess shares if we consummate the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge our determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.
However, our shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.
There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.
We can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the Closing or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a shareholder of Denali might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
Denali directors may decide not to enforce the indemnification obligation of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to public shareholders.
In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Denali’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Denali currently expects that its independent directors would take legal action on Denali’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that Denali’s independent directors in exercising their business judgment and subject to Denali’s fiduciary duties may choose not to do so in any particular instance. If Denali’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to public shareholders may be reduced below $10.00 per share.
Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
Our board of directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Risks Related to Longevity’s Business
Unless the context otherwise requires, throughout this subsection, references to “Longevity,” “Aegeria,” “Cerevast,” or “Novokera” refer to Longevity, Aegeria, Cerevast and Novokera prior to the consummation of the Business Combination, and references to “we,” “our” and “us” refer to Longevity and the Targets together, which will be the business of Holdco and its subsidiaries following the consummation of the Business Combination.
We have a history of net losses, and we expect to continue to incur losses for the foreseeable future. If we ever achieve profitability, we may not be able to sustain it.
Each of the Targets has incurred losses since their respective inception and expect to continue to incur losses for the foreseeable future. On a combined basis, for the nine months ended September 30, 2023, the Targets have reported net losses of approximately $8.8 million in the aggregate and had an accumulated deficit of approximately $36.2 million at September 30, 2023. We expect to continue to incur net losses for the foreseeable future.
We will continue to incur substantial expenses without corresponding revenues as we continue to test, develop and commercialize some of our product candidates. To date, we have generated no revenue from our products, and we expect to incur significant expenses to complete our clinical programs for our product candidates in the United States and elsewhere. We may never be able to obtain regulatory approval or certification for the marketing of our product candidates in the United States or internationally. Even if we are able to commercialize some of our products or product candidates, there can be no assurance that we will generate significant revenues or ever achieve profitability. We expect to continue to incur significant sales and marketing, research and development, regulatory and other expenses as we begin our marketing efforts for our products, identify customers, obtain regulatory approvals or certifications for our product candidates, conduct clinical studies on our existing and planned product candidates and develop new product candidates or add new features to our existing products. In addition, we expect our selling, general and administrative expenses to increase following the Business Combination due to the additional costs associated with being a public company. The net losses that we incur may fluctuate significantly from period to period. As a result of these increased expenditures, we will need to generate significant revenue in order to offset our operating expenses and achieve and sustain profitability. Accordingly, we may not achieve or maintain profitability, and we may continue to incur significant losses in the future. Even if we achieve profitability, we cannot be sure that we will remain profitable for any substantial period of time. If we do not achieve or sustain profitability, it will be more difficult for us to finance our business and accomplish our strategic objectives, either of which would have a material adverse effect on our business, financial condition, results of operations and prospects and may cause the market price of our common stock to decline.
Longevity currently has no operating history and is acquiring certain technologies and businesses in connection with the Business Combination, and therefore we currently have no sources of revenue. We may never become profitable.
Longevity was formed in 2021 to pursue possible acquisitions in the medical technology and life sciences industries. Each of the Targets has had only limited operations to date. Longevity’s and the Targets’ limited operating history makes it difficult to evaluate our current business and predict our future results, prospects or viability. To date, we have not generated any revenue. Our ability to generate substantial revenue and ultimately become profitable depends primarily upon our ability, alone or with our partners, to successfully obtain regulatory approval and certification for and successfully commercialize our product candidates. Our ability to generate future revenue from our products or any existing or future product candidates also depends on a number of additional factors, including our or our partners’ ability to:
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submit INDs and IDEs and initiate clinical trials of our product candidates;

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successfully complete clinical development of our product candidates, including necessary clinical studies;

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successfully develop the manufacturing processes for our product candidates;

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establish and maintain supply and manufacturing relationships with third parties that ensure adequate and legally-compliant production of our product candidates;

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complete and submit necessary applications for regulatory approvals and certifications for our product candidates in the United States and elsewhere;

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comply with requirements enforced by the United States Food and Drug Administration (the “FDA”), and other comparable regulatory authorities with respect to our marketing of products and product candidates;

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obtain necessary FDA or foreign regulatory approvals or certifications, for our product candidates or for future product modifications or proposed expansions in indication for any of our product candidates that receives regulatory approval or certification;

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find distribution partners to help us sell, market and distribute our products once eligible for sale;

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achieve market acceptance for our products;

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establish, maintain and protect our intellectual property rights; and

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attract, hire and retain qualified personnel.

In addition, because of the numerous risks and uncertainties associated with completing clinical studies and obtaining necessary approvals, we are unable to predict the timing or amount of our expenses, or if or when we will achieve or maintain revenues or profitability. In addition, our expenses could increase beyond expectations if we decide to or are required by the FDA or foreign regulatory authorities to perform studies or trials for our product candidates in addition to those that we currently anticipate. If we complete the development and regulatory processes of our product candidates, we or our partners anticipate incurring significant costs associated with launching and commercializing our product candidates. Even if we generate revenues from the sale of our products, we may not be profitable and may need to obtain additional funding to continue operations. If we fail to achieve profitability or do not sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce our operations.
If we do not achieve our projected development and commercialization goals for the technologies we intend to acquire, our business may be harmed.
For planning purposes, we estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development and commercialization goals, which we sometimes refer to as milestones. These milestones include the commencement or completion of scientific studies and clinical studies and the submission of regulatory applications. We base these milestones on a variety of assumptions, which are subject to numerous risks and uncertainties. Further, our licenses, as further described herein, include payments tied to the achievement of certain milestones, and we expect that future collaboration agreements may have similar provisions. There is a risk we will not achieve these milestones on a timely basis or at all. Even if we achieve these milestones, the actual timing of the achievement of these milestones can vary dramatically compared to our estimates, often for reasons beyond our control, depending on numerous factors, including:
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the rate of progress and costs and results of our clinical studies and research and development activities;

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the ability of our product candidates to meet the standards for regulatory approval or certification;

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the receipt of approvals, clearances or certifications from the FDA and other comparable foreign regulatory agencies;

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our ability to compete against more established or better funded competitors;

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our ability and/or the ability of third parties to manufacture our product candidates, including our ability to source critical components or materials for the manufacture of our product candidates; and

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other actions by regulators, including actions related to a class of products.

If we do not meet these milestones for our products or if we are delayed in achieving these milestones, the development and commercialization of new product candidates, modifications to existing products or sales of existing products for new indications may be prevented or delayed, which could damage our reputation or materially adversely affect our business. Even if we achieve a milestone for a product or product candidate, market acceptance for the product or product candidate is not assured.
The clinical study process required to obtain regulatory approvals or certifications carries substantial risks and is lengthy and expensive with uncertain outcomes. If our clinical studies are unsuccessful or significantly delayed, or if we do not complete our clinical studies, our business may be harmed.
To obtain approval of a PMA from the FDA for a device, a new drug application (“NDA”) or a new biologic license application (“BLA”) for marketing approval of a new drug or biological product we must conduct well-controlled clinical studies designed to assess the safety, efficacy, purity and/or potency of the product candidate. Clinical development is a long, expensive and uncertain process and is subject to delays and to the risk that products may ultimately prove unsafe, ineffective, impure and/or impotent in treating the indications for which they are designed. Completion of the clinical studies required to support a marketing authorization (inclusive of any application or approval for clinical use or commercial sale in a given market) usually takes several years or more. We cannot assure you that we will successfully complete clinical testing of our products within the periods we have planned, or at all. Further, even if we achieve positive interim or preliminary results in clinical studies, these results do not necessarily predict final results, and positive results in early trials do not necessarily indicate success in later trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies have suffered significant setbacks in advanced clinical studies, even after receiving positive results in earlier trials. Any of our products may malfunction or may produce undesirable adverse effects that could cause us or regulatory authorities to interrupt, delay or halt clinical studies. We, the FDA, or another regulatory authority may suspend or terminate clinical studies at any time to avoid exposing trial participants to unacceptable health risks.
Additionally, the FDA or other regulatory bodies may disagree with our interpretation of the data from our preclinical studies and clinical studies, or may find the clinical study design, conduct or results inadequate to prove safety, efficacy, purity and/or potency and may require us to pursue additional preclinical studies or clinical studies, which could further delay or prevent the approval or certification of our products. The data we collect from our preclinical studies and clinical studies may not be sufficient to support potential FDA approval or certification, and if we are unable to demonstrate the safety and efficacy of our product candidates in our clinical studies, we will be unable to obtain regulatory approval or certification to market our products.

As a result, we may experience numerous unforeseen events during, or because of, the clinical study process that could delay or prevent us from receiving regulatory approval or certification for new products, modification of existing products, or approval or certification of new indications for existing products. These unforeseen events may include:
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delays or failures in obtaining regulatory authorization from the FDA or other regulatory authorities to commence a clinical study;

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delays in reaching agreement on acceptable terms with prospective contract research organizations (“CROs”), IRBs or clinical study sites;

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delays in identifying, recruiting and training suitable investigators and achieving and maintaining sufficient enrollment by patients in our clinical studies;

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failure by our CROs, other third parties or us to adhere to clinical study protocols, failure to perform in accordance with the FDA’s or any other regulatory authority’s GCP, or applicable regulatory guidelines in other countries, or occurrence of adverse events in trials of comparable products conducted by other companies;

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occurrence of adverse events associated with the product candidate that are viewed to outweigh its potential benefits;

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greater than anticipated costs of clinical studies;

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negative or inconclusive results produced by our studies, or the failure to meet the level of statistical significance required by the FDA or other regulatory authorities, requiring us to conduct additional clinical or preclinical testing or to abandon programs; and

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the FDA or similar foreign regulatory authorities may change their approval policies or adopt new regulations that may negatively affect or delay our ability to bring a product candidate to market or receive approvals or certification to treat new indications.

Patient enrollment in clinical studies and completion of patient follow-up depend on many factors, including the size of the patient population, the severity of the disease under investigation, the design of the trial protocol, the proximity of patients to clinical sites, the eligibility criteria for the clinical study, patient compliance, the ability to monitor patients adequately during and after treatment, competing clinical studies and clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new treatments that may be approved for the indications we are investigating. In addition, patients participating in our clinical studies may drop out before completion of the trial or experience adverse medical events unrelated to our product candidates. Delays in patient enrollment or failure of patients to continue to participate in a clinical study may delay commencement or completion of the clinical study, cause an increase in the costs of the clinical study and delay, or result in the failure of the clinical study.
Failures or perceived failures in our clinical studies will delay and may prevent the development and regulatory approval or certification of our product candidates, damage our business prospects and negatively affect our reputation and competitive position.
Failure of clinical studies can occur at any stage of clinical testing. Our clinical studies may produce negative or inconclusive results, requiring us to conduct additional clinical and non-clinical testing in addition to those we have planned. Our failure to adequately demonstrate the safety and efficacy of our current or future product candidates would prevent receipt of regulatory approval or certification. Further, regulators may determine that our financial relationships with certain principal investigators who provide us with consulting services from time to time for which we separately compensate them resulted in a perceived or actual conflict of interest that may have affected the interpretation of a study, the integrity of the data generated at the applicable clinical study site or the utility of the clinical study itself. Even if our future products are approved in the United States, commercialization of our product candidates in foreign countries would require approval by regulatory authorities in those countries. Approval and certification procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical studies. Any of these occurrences could have an adverse effect on our business, financial condition, and results of operations.
The ability to successfully initiate, enroll and complete a clinical trial in any country outside of the U.S., should we decide to do so, is subject to numerous risks unique to conducting business in such countries, including:
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difficulty in establishing or managing relationships with contract research organizations, or CROs, and physicians;

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different or additional standards for the conduct of clinical trials;

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absence in some countries of established groups with sufficient regulatory expertise for review of the protocols;

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ensuring that clinical trial quality is sufficient to meet the standard of the FDA or other regulatory authorities;

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inability to locate qualified local consultants, physicians and partners; and

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the potential burden of complying with a variety of non-U.S. laws, medical standards and regulatory requirements, including the regulation of medical device, pharmaceutical and biotechnology products or combination products.

Clinical studies must be conducted in accordance with the laws and regulations enforced by the FDA and other regulatory authority requirements, and are subject to oversight by these governmental agencies and Institutional Review Boards (“IRBs”). In addition, clinical studies must be conducted with supplies of our product candidates produced under cGMP, requirements. Furthermore, we rely on CROs and clinical study sites to ensure the proper and timely conduct of our clinical studies and while we have agreements governing their committed activities, we have limited influence over their actual performance. We depend on our collaborators, medical institutions and CROs to conduct our clinical studies in compliance with GCP requirements. To the extent our collaborators or the CROs fail to enroll participants for our clinical studies, fail to conduct the study according to GCP requirements or are delayed for a significant time in the execution of trials, including achieving full enrollment, we may be affected by increased costs, program delays or both.
In addition, clinical studies that are conducted in countries outside the United States may subject us to further delays and expenses as a result of increased shipment costs, additional regulatory requirements and the engagement of non-U.S. CROs, as well as expose us to risks associated with clinical investigators who are unknown to the FDA, and different standards of diagnosis, screening and medical care. Further, the FDA or other foreign regulatory authorities may not accept data from trials conducted outside their jurisdiction. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless (i) the data are applicable to the U.S. population and U.S. medical practice; and (ii) the trials were performed by clinical investigators of recognized competence and pursuant to good clinical practice (GCP) regulations; and (iii) the data may be considered valid without the need for an on-site inspection by the FDA, or if the FDA considers such inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. In general, the patient population for any clinical trials conducted outside the United States must be representative of the population for whom we intend to label the product candidate in the United States. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. Many foreign regulatory authorities have similar approval requirements for clinical trials. In addition, such trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any comparable foreign regulatory authority will accept data from trials conducted outside of the applicable jurisdiction. If the FDA or any comparable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which could be costly and time-consuming, and which may result in product candidates that we may develop not receiving approval for commercialization in the applicable jurisdiction.

Even if we obtain all necessary FDA approvals, our product candidates may not achieve or maintain market acceptance.
Even if we obtain FDA approval of our product candidates, market acceptance of our products in the healthcare community, including among physicians, patients and third-party payors, will depend on many factors, including:
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our ability to provide incremental clinical and economic data demonstrating the safety, clinical efficacy and cost-effectiveness of, and patient benefit from, our products, and any perceived inadequacy of evidence supporting clinical benefits or cost-effectiveness over existing alternatives;

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the availability of alternative treatments;

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whether our products are included on insurance company formularies or coverage plans;

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the willingness and ability of patients and the healthcare community to adopt new technologies;

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customer demand;

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liability risks generally associated with the use of new product candidates;

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the training required to use a new product candidate;

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the convenience and ease of use of our products relative to other treatment methods;

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the pricing and reimbursement of our products relative to other treatment methods; and

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the marketing and distribution support for our products.

Therefore, even if we obtain all necessary FDA approvals, our products may fail to achieve market acceptance. If our products achieve market acceptance, they may not maintain that market acceptance over time if competing products or technologies are introduced that are received more favorably or are more cost-effective. Failure to achieve or maintain market acceptance would limit our ability to generate revenue and would have a material adverse effect on our business, financial condition, results of operations and prospects.
We may be unable to compete successfully with larger companies in our highly competitive industry.
The medical technology and pharmaceutical industries are highly competitive and the medical device industry is characterized by rapid and significant change. Many of our current and potential competitors have substantially greater financial, manufacturing, marketing and technical resources than we do. Larger competitors may have substantially larger sales and marketing operations than we or our partners have or plan to have and may have greater name recognition. This may allow those competitors to spend more time with potential customers and to focus on a larger number of potential customers, which would give them a significant advantage over the sales and marketing team we would use and our international distributors in making sales.
Larger competitors may also have broader product lines, which enable them to offer customers bundled purchase contracts and quantity discounts. These competitors may have more experience than we have in research and development, marketing, manufacturing, preclinical testing, conducting clinical studies, obtaining FDA and/or foreign regulatory approvals or certifications and marketing approved or certified products. Our competitors may discover technologies and techniques, or enter into partnerships and collaborations, to develop competing products that are more effective or less costly than our products or the products we may develop. There can be no assurance that other companies will not succeed in developing or marketing devices and products that are more effective than our technology or products or that would render our technology or products obsolete or noncompetitive. Academic institutions, government agencies, and other public and private research organizations may seek patent protection regarding potentially competitive products or technologies and may establish exclusive collaborative or licensing relationships with our competitors. Our competitors may be better equipped than we are to respond to competitive pressures. Competition will likely intensify.
Additionally, many companies in the healthcare industry, including healthcare provider systems, are consolidating to create new companies with greater market power, and we expect that to continue. As the healthcare industry consolidates, competition to provide goods and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions for medical products including those produced by us. If we reduce our prices because of consolidation in the healthcare industry, our revenue would decrease and our consolidated earnings, financial condition, or cash flows would suffer.
Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.
Our quarterly and annual operating results may fluctuate significantly, making it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control. These factors could include, among others:
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the timing and cost of, and level of investment in, research, development, regulatory approval or certification and commercialization activities relating to our products, which may change from time to time;

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the ability to obtain, and timing and cost of obtaining regulatory approvals or certifications for planned or future products or indications;

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the timing and success or failure of preclinical studies or clinical studies for our products, future products we develop or competing products, and the impact of competition in our industry;

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the level of demand for our products, which may vary significantly;

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expenditures that we may incur to acquire, develop or commercialize additional products and technologies;

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coverage and reimbursement policies with respect to our products, if approved or certified, and potential future products that compete with our products;

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the cost of manufacturing our products, which may vary depending on the quantity of production and the terms of our agreements with third-party suppliers and manufacturers; and

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future accounting pronouncements or changes in our accounting policies.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance. In addition, this variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, it could have a material adverse effect on our business, financial condition, results of operations or prospects.
The market sizes for our product candidates have not been established with precision, and may be smaller than we estimate.
Our estimates of the markets for our product candidates are based on a number of internal and third-party estimates, including, without limitation, the number of patients with specified diseases and the assumed prices at which we will be able to sell any products we develop in various markets. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the total market for our current or future products may prove to be incorrect. If the actual number of patients who would benefit from our products, the price at which we will be able to sell future products, or the annual total addressable market for our products is smaller than we have estimated, it may impair future sales of any product we develop and have an adverse impact on our business.

Interim, “top-line” and preliminary data from our clinical studies that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.
From time to time, we may publicly disclose preliminary or top-line data from our preclinical studies and clinical studies, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the top-line or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Top-line data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, top-line data should be viewed with caution until the final data are available.
From time to time, we may also disclose interim data from our preclinical studies and clinical studies. Interim data from clinical studies that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available or as patients from our clinical studies continue other treatments for their disease. Adverse differences between preliminary, interim or final data could significantly harm our business prospects. Further, disclosure of interim data by us or by our competitors could result in volatility in the price of our common stock after this transaction.
Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general If the interim, top-line, or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval or certification for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.
Our product candidates may in the future be associated with serious adverse events, undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval or certification, limit their commercial potential or result in significant negative consequences.
Adverse events or other undesirable side effects caused by our product candidates could cause us, IRBs or regulatory authorities to interrupt, delay or halt clinical studies and could result in a more restrictive label or the delay or denial of regulatory approval or certification by the FDA or other comparable foreign regulatory authorities.
During the conduct of clinical studies, patients may report changes in their health, including illness, injury, or discomfort, to their study doctor. Often, it is not possible to determine whether or not the product candidate being studied caused these conditions. It is possible that as we test our product candidates in larger, longer and more extensive clinical studies, or as use of these product candidates becomes more widespread if they receive regulatory approval or certification, illnesses, injuries, discomfort and other adverse events that were observed in previous trials, as well as conditions that did not occur or were undetected in previous trials, will be reported by patients. Many times, side effects are only detectable after investigational products are tested in large-scale clinical studies or, in some cases, after they are made available to patients on a commercial scale following approval or certification.
If any serious adverse events occur, clinical studies or commercial distribution of any product candidates or products we develop could be suspended or terminated, and our business could be seriously harmed. Treatment-related side effects could also affect patient recruitment and the ability of enrolled patients to complete trials or result in potential liability claims. Regulatory authorities could order us to cease further development of, deny approval of, or require us to cease selling products for any or all targeted indications. If we are required to delay, suspend or terminate any clinical study or commercialization efforts, the commercial prospects of such product candidates or products may be harmed, and our ability to generate product revenues from them or other product candidates that we develop may be delayed or eliminated. Additionally, if one or more of our product candidates receives marketing approval or certification and we or others later identify undesirable side effects or adverse events caused by such products which could lead to a number of potentially significant negative consequences, including but not limited to:
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we may encounter restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

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regulatory authorities may suspend, limit or withdraw approvals or certifications of such product, or seek an injunction against its manufacture or distribution;

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regulatory authorities may require additional warnings on the label, including “boxed” warnings, or issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

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we may be required to change the way the product is administered or conduct additional clinical studies or post-approval studies;

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we may be required to create a risk evaluation and mitigation strategy or similar risk management measures, which could include a medication guide outlining the risks of such side effects for distribution to patients;

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we may be required to modify promotional materials and labeling and/or issue corrective information;

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we may be subject to fines, warning letters, or untitled letters;

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we may be subject to holds on clinical trials,

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regulatory authorities may refuse to approve applications or supplements to approved applications, or suspend or revoke product approvals;

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we may be subject to product seizure or detention, refusal to permit the import or export of products, injunctions, the imposition of civil or criminal penalties or consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

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we may be subject to fines, injunctions or the imposition of criminal penalties;

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we could be sued and held liable for harm caused to patients; and

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our reputation may suffer.

Any of these events could prevent us from achieving or maintaining approval, certification or market acceptance of the particular product candidate, and could materially and adversely impact or seriously harm our business, operating results, prospects or financial condition.
We will be dependent on attracting, retaining and developing key management, clinical, scientific, regulatory, quality, marketing and other expert personnel, and losing these personnel could impair the development and sales of our products or product candidates.
We are highly dependent on our senior management and other key personnel. Our success depends on our continued ability to attract, retain, develop and motivate highly qualified management, clinical, scientific and sales and marketing personnel. Although we expect that Holdco will enter into new employment agreements with its key personnel following the consummation of the Business Combination, our employees, including our executive officers, are and will be employed “at will,” and each employee can terminate his or her employment with us at any time. We also do not maintain “key person” insurance policies on any of our officers or our other employees. The competition for qualified personnel in the medical innovation industry is intense, and we may incur significant costs to attract and retain them. We will need to hire additional personnel as we continue to expand our development activities and drive sales of our products or product candidates. We may not attract, retain and develop quality personnel on acceptable terms due to the competition for such personnel. If we are not able to attract and retain necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.

The acquisitions of the Targets by Longevity are conditioned, in part, on the satisfaction or waiver of certain closing conditions. If such closing conditions are waived pursuant to the agreements governing such acquisitions, Longevity’s business would be materially harmed.
As discussed elsewhere in this proxy statement/prospectus, Longevity has entered into Contribution and Exchange Agreements (as amended, the “C&E Agreements”) with each of the Targets and their respective shareholders or members. Pursuant to the C&E Agreements, the consummation of each acquisition (collectively, the “Target Acquisitions”) is conditioned upon the satisfaction or waiver of certain closing conditions including amongst other items, (i) the closing of each of the other Target Acquisitions and (ii) the closing of a business combination with a valuation of not less than $128 million and minimum aggregate unrestricted cash proceeds available to fund the balance sheet of Holdco at closing of $30 million. The foregoing conditions may be waived on behalf of each of each Target by the representative of their respective shareholders or members as detailed in the C&E Agreements. In the event that the foregoing conditions are waived on behalf of one or more of the Targets, Longevity may be obligated to consummate one or more of the Target Acquisitions even though one or more of the Target Acquisitions will not be consummated. Further, notwithstanding the waiver of the foregoing conditions, it is also possible that none of the Target Acquisitions are consummated. If either of the foregoing scenarios should occur, Longevity may not realize the benefits of the Target Acquisitions as contemplated by this proxy statement/prospectus, including the projected revenues and other financial metrics related to the Target Acquisitions, and Longevity’s business would be materially harmed.
On August 29, 2023, the Targets agreed to irrevocably and unconditionally waive the closing condition that the aggregate cash proceeds available to fund the balance sheet of Holdco to be at least $30 million.
The Merger Agreement originally provided that the obligations of the parties to consummate the Merger are subject to the satisfaction of the condition, among other items, that upon the Closing and after giving effect to the Redemption and the PIPE Investment, Holdco shall have net tangible assets of at least $5,000,001. However, on November 17, 2023, the parties agreed to waive such condition to the Closing.
If we make acquisitions, we could incur significant costs and encounter difficulties that harm our business.
In the ordinary course of our business, we expect to from time to time evaluate the acquisition of, investment in or in-license of complementary products, technologies or businesses, although we do not currently have any agreements, arrangements or commitments with respect to any potential acquisition, investment or license. If we engage in such acquisitions, investments or in-licenses, we may incur significant transaction and integration costs and have difficulty integrating the acquired personnel, operations, products or technologies or otherwise realizing synergies or other benefits from the acquisitions, investments or in-licenses. The integration process could result in the loss of key employees, loss of key customers, loss of key vendors, decreases in revenue and increases in operating costs, as well as the disruption of our business. Acquisitions may disrupt our ongoing business, divert the time of our management and employees, increase our expenses, subject us to liabilities and increase our risk of litigation, all of which could harm our business. If we use cash to acquire companies, products or technologies, it may divert resources otherwise available for other purposes or increase our debt. If we use our capital stock to acquire companies, products or technologies, we may experience a change of control or our stockholders may experience substantial dilution or both. In addition, anticipated benefits of any future acquisitions may not materialize. Any of these risks, if realized, could materially and adversely affect our business, financial condition, results of operation and prospects.
If we do not manage our growth or control costs related to growth, our results of operations will suffer and could make it difficult to execute our business strategy.
We intend to grow our business by expanding our product development pipeline, possibly through acquisitions or other business combinations and by commercializing our product candidates with partners when approved. Growth could place significant strain on our management, employees, operations, operating and financial systems, and other resources. To accommodate significant growth, we could be required to open additional facilities, expand and improve our information systems and procedures and hire, train, motivate and manage a growing workforce, all of which would increase our costs. Our systems, facilities, procedures and personnel may not be adequate to support our future operations.

Further, we may not maintain or accelerate our current growth, manage our expanding operations or achieve planned growth on a timely and profitable basis. Failure to manage this growth or operations could result in turnaround time delays, higher technology development costs, declining technology development quality, deteriorating program management success, and slower responses to competitive challenges. A failure in any one of these areas could make it difficult for us to meet market expectations for our product candidates, and could damage our reputation and the prospects for our business.
To manage our anticipated growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Also, our management team may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing our growth. If our management is unable to effectively manage our expected growth, our expenses may increase more than expected, our ability to generate or increase our revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance, and our ability to develop and commercialize our platform and compete effectively, will depend, in part, on our ability to effectively manage increased program demand and the growth in our operations.
The financial statement footnotes of Longevity and each of the Targets include disclosure regarding the substantial doubt about the ability of the respective companies to continue as a going concern.
The financial statement footnotes include disclosure regarding the substantial doubt about our ability to continue as a going concern. As of September 30, 2023, each of Longevity and the Targets had working capital deficits. The working capital deficits have largely been driven by the lack of revenues to date. If Longevity and the Targets are unable to raise additional capital, they may be required to take additional measures to conserve liquidity. No assurances can be provided that new financing will be available to it on commercially acceptable terms, if at all.
In addition to the private offering contemplated to occur in conjunction with the closing of the Business Combination (the “PIPE”), Longevity may seek to raise capital through a combination of private equity offerings, debt, or other sources. If the PIPE or such other financing is not available at adequate levels and on a timely basis, or such financing sources are not available on favorable terms or at all, as and when needed, Longevity will need to reevaluate its operating plan and may be required to delay or discontinue its operational initiatives.
As a result of the above and in connection with Longevity’s and the Targets’ assessment of going concern considerations, their respective management has determined that the companies lack the liquidity needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements included in this proxy statement/prospectus, and therefore raises substantial doubt about Longevity’s and the Targets’ ability to continue as going concerns. The financial statements included in this proxy statement/prospectus do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should Longevity and/or the Targets be unable to continue as going concerns.
Longevity and the Targets will be required to implement a quarterly control to perform a going concern analysis and properly disclose when a substantial doubt is determined. If we are unable to raise additional capital or generate revenues as and when needed, our business, financial condition and results of operations will be materially and adversely affected. If we are unable to continue as a going concern, we may have to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.
Longevity and each of the Targets identified material weaknesses in its internal control over financial reporting. If our remediation of these material weaknesses is not effective, or if we experience additional material weaknesses or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations.
In connection with our preparation of the audits of Longevity, Aegeria, Cerevast and Novokera’s financial statements as of December 31, 2022 and 2021, we identified a material weakness as defined under the Securities Act of 1934, as amended, or the Exchange Act, and by the Public Company Accounting

Oversight Board in our internal control over financial reporting. In addition, we identified a material weakness in connection with the preparation of the financial statements for Longevity for the nine months ended September 30, 2023. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the companies’ financial statements will not be prevented or detected on a timely basis.
The material weaknesses identified for Longevity were insufficient controls over (i) review and approval of debt transactions, (ii) recording and approval of journal entries (iii) identification of related party transactions and (iv) review process over the preparation of the financial statements. In addition, Longevity identified a material weakness for the nine months as of and ended September 30, 2023 for analysis and accounting of complex financial instruments.
The material weaknesses identified for Aegeria and Novokera were insufficient controls over (i) segregation of duties (ii) recording and approval of journal entries (iii) the identification of related party transactions (iv) review process over the preparation of the financial statements and (v) processing of payments.
The material weaknesses identified for Cerevast were insufficient controls over (i) review and approval of journal entries, (ii) identification of related party transactions, (iii) review process over the preparation of the financial statements and (iv) complex accounting transactions.
Longevity and the Targets are working to remediate the material weakness and is taking steps to strengthen its internal control over financial reporting such as the hiring of Brenda Sparks as its Chief Financial Officer in the fourth quarter of 2022. Additionally, we plan to hire additional qualified staff as well as develop and implement formal policies, processes and documentation procedures relating to our financial reporting, including the oversight of third-party service providers. The actions that we are taking are subject to ongoing executive management review. If we are unable to successfully remediate the material weakness, or if in the future, we identify further material weaknesses in our internal controls over financial reporting, we may not detect errors on a timely basis, and our financial statements may be materially misstated. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting, which could harm our operating results, cause investors to lose confidence in our reported financial information and cause the trading price of our stock to fall. In addition, as a public company, we will be required to file accurate and timely quarterly and annual reports with the SEC under the Exchange Act. Any failure to report our financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of our shares from Nasdaq or other adverse consequences that would materially harm our business. In addition, we could become subject to investigations by Nasdaq, the SEC, and other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation and our financial condition, or divert financial and management resources from our core business.
Neither Longevity’s or the Target’s management nor an independent registered public accounting firm has performed an evaluation of our internal control over financial reporting in accordance with the provision of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, because no such evaluation has been required. Had we or our independent registered public accounting firm performed an evaluation of Longevity’s and the Target’s internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified.
We may need to raise additional capital to fund our currently planned operations and achieve our goals. If we are unable to raise additional capital when needed on acceptable terms or generate cash flows necessary to maintain or expand our operations, we may not be able to compete successfully, which would harm our business, results of operations, and financial condition.
We may consider raising additional capital in the future to expand our business, to pursue strategic investments or acquisitions, to take advantage of favorable market conditions or financing opportunities or for other reasons, even if we believe we have sufficient funds for our current or future operating plans.
Our future capital requirements will depend on many factors, including, but not limited to:
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our ability to begin earning positive revenues;

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the costs of expanding our operations, including our business development and marketing efforts;

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our rate of progress, once our products are approved, in selling access to products and marketing activities associated therewith;

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our rate of progress in, and cost of research and development activities associated with product candidates;

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the effect of competing technological and market developments;

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our efforts to enhance our operational systems and hire additional personnel to satisfy our obligations as a public company;

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the outcome, timing and cost of meeting regulatory requirements established by the FDA and other comparable foreign regulatory authorities;

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the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patents and other intellectual property and proprietary rights; and

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the costs associated with any technologies that we may in-license or acquire.

The various ways we could raise additional capital carry potential risks. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Such restrictions could adversely impact our ability to conduct our operations and execute our business plan.
Our ability to raise additional capital may also be adversely impacted by conditions in the financial markets at the time we are seeking capital. If we are unable to obtain adequate financing if required, when needed or on terms acceptable to us, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges, or unforeseen circumstances could be significantly limited, and could have a material adverse effect on our business, financial condition, results of operations and prospects.
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
As a publicly traded company following the consummation of the Business Combinations, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the applicable listing standards of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to expend significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our controls. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future.

Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of internal control over financial reporting that we will eventually be required to include in its periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Common Stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. Our predecessor companies were not required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and were therefore not required to make a formal assessment of the effectiveness of control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our annual report on Form 10-K for the year ended December 31, 2023. Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act or a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our Common Stock.
Litigation and other legal proceedings may adversely affect our business.
From time to time we may be involved in various litigation matters, which could have an adverse impact on our reputation, brands, and business and financial condition, and divert the attention of our management from the operation of our business. Claims arising out of actual or alleged violations of law could be asserted against us by individuals, either individually or through class actions, by governmental entities in civil or criminal investigations, and by other entities in civil litigation. These claims could be asserted under a variety of laws, including but not limited to patent, trade secret and other intellectual property claims, product liability claims, employee claims, tort or contract claims, and federal regulatory investigations. These actions could expose us to adverse publicity and to substantial monetary damages and legal defense costs, injunctive or other equitable relief, and criminal and civil fines and penalties.
Product liability and other claims against us may reduce demand for our products or result in substantial damages, and litigation and other legal proceedings may adversely affect our business.
Our business exposes us to potential liability for risks that may arise from the clinical testing of our product candidates, the use of our products by patients or physicians, and the manufacture and sale of any approved products. An individual may bring a product liability claim against us, including frivolous lawsuits, if one of our products causes, or merely appears to have caused, an injury. Although we currently and intend to continue to maintain product liability insurance, we cannot provide assurances that product liability claims will not exceed our insurance coverage limits or that such insurance coverage limits will continue to be available on acceptable terms, or at all. Our insurers may also claim that certain claims are not within the scope of our product liability insurance. A product liability claim, recall, or other claim regarding uninsured liabilities or for amounts over insured liabilities could have a material adverse effect on our business, financial condition, results of operations and prospects. Any product liability claim or series of claims or class actions brought against us, with or without merit, could result in:
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liabilities that substantially exceed our insurance levels, which we would then be required to pay from other sources, if available;

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an increase in our product liability insurance rates or the inability to renew or obtain product liability insurance coverage in the future on acceptable terms, or at all;

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withdrawal of clinical study volunteers or subjects;

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damage to our reputation and the reputation of our products;

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regulatory investigations that could require costly recalls or product modifications;

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litigation costs; and

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diversion of our management’s attention from managing our business.

The misuse or off-label use of our products may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.
Any products that we market will be approved or certified for one or more specific indications. Uses outside of the approved or certified indications for use are known as “off-label uses.” We cannot prevent a physician from using our products off-label, when, in the physician’s independent professional medical judgment, he or she deems it appropriate. There may be increased risk of injury to patients if physicians attempt to use our products off-label. Furthermore, the use of our products for indications, other than those approved or certified by the FDA or by any foreign regulatory authority or notified body, may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and patients. In particular, a product may not be promoted for off-label uses. If the FDA or any foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations.
In addition, physicians may misuse our products, or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If so, we may become subject to costly litigation by our customers or their patients. Product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizable damage awards against us that may not be covered by insurance.
Economic conditions may adversely affect our business, financial condition and share price.
Adverse worldwide economic conditions may negatively impact our business. A significant change in the liquidity or financial condition of our customers could cause unfavorable trends in their purchases and also in our receivable collections, and additional allowances may be required, which could adversely affect our business, financial condition and results of operations. Adverse worldwide economic conditions may also adversely impact our suppliers’ ability to provide us with materials and components, which could have a material adverse effect on our business, financial condition and results of operations.
The global credit and financial markets have experienced significant volatility and disruptions, including diminished liquidity and credit availability, declines in consumer confidence, inflation, declines in economic growth, wage inflation because of labor shortages and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of military conflict, including the conflict between Russia and Ukraine, terrorism or other geopolitical events. Sanctions imposed by the United States and other countries in response to such conflicts, including the one in Ukraine, may also adversely impact the financial markets and the global economy, and any economic countermeasures by affected countries and others could exacerbate market and economic instability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. These developments, or the perception that any of them could occur, may restrict the ability of key market participants to operate in certain financial markets or restrict our access to capital. For example, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive an economic downturn, which could directly affect our ability to attain our operating goals on schedule and on budget. Any of these factors could have a material adverse effect on our business, financial condition and results of operations and reduce the price of our common stock.
Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.
Our operations could be subject to power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, health epidemics or pandemics or other contagious outbreaks, such as the recent global pandemic of COVID-19, and other natural or man-made disasters or business interruptions, for which we are not currently insured. We rely on third-party manufacturers to produce our products and/or components thereof. Our ability to obtain clinical supplies of our products and/or components thereof could be disrupted if the operations of these suppliers were affected by a man-made or natural disaster or other business interruption. Although we intend to obtain appropriate amounts of business interruption and other necessary insurance following the closing of the Business Combination, the occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses.
We are dependent on third party manufacturers, as well as third parties, for our supply chain, which could expose us to a number of risks that may delay development, regulatory approval and commercialization or result in higher product costs
The reliance on third-party manufacturers would expose us to certain risks that we would not be subject to if we manufacture the products in-house, including:
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It may be difficult or impossible for us to find replacement manufacturers on acceptable terms quickly, or at all. Identifying alternate manufacturers may be difficult because the number of potential manufacturers that have the necessary expertise may be limited.

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The development of manufacturing capabilities to produce clinical supply may require third-party manufacturers to invest substantial additional funds and to hire and retain technical personnel who have the necessary manufacturing experience. The third-party manufacturers may fail to devote sufficient time and resources to develop the capabilities to manufacture our product.

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The third-party manufacturer, or other third parties we relies on, may encounter difficulties in achieving the volume of production needed to satisfy demands, may not be able to achieve such volume at an acceptable cost, may experience technical issues that impact comparability, quality, or compliance with applicable regulations governing the manufacture of the regulated products, and may experience shortages of qualified personnel to adequately staff production operations.

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Third-party manufacturers could default on their agreements to meet the product requirements, or they may terminate or decide not to renew their agreements based on their own business priorities, at a time that is costly or damaging to us. If our third-party manufacturers were to terminate its arrangements or fail to meet its manufacturing demands, we may be delayed in the ability to obtain and maintain product regulatory approvals.

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If any third-party manufacturer makes improvements in the manufacturing process, we may not own, or may have to share, the intellectual property rights to such improvements.

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A third-party manufacturer may gain knowledge from working with us that could be used to supply one of its competitors with a product that competes with our product.

Our reliance on third-party manufacturers reduces the control over production but does not relieve our responsibility to ensure compliance with applicable legal and regulatory standards. The FDA and other non-U.S. regulatory authorities require that product candidates and any products that we may eventually commercialize be manufactured according to cGMP and similar non-U.S. standards. Methods of manufacture as well as validation of manufacturing procedures and quality control systems are reviewed by regulatory authorities. All such manufacturing procedures, validation programs and quality assessment activities must be properly documented in accordance with regulatory requirements. Any failure by the third-party manufacturers to comply with cGMP or similar non-U.S. standards, including any failure to deliver sufficient quantities of product in a timely manner, could lead to a delay in or failure to obtain regulatory approval.
In addition, a failure by third-party manufacturers to comply with cGMP or similar non-U.S. standards could be the basis for the FDA or any other non-U.S. regulatory authorities to issue a warning or untitled letter, withdraw approvals, or take other regulatory or legal action, including recall or seizure, total or partial suspension of production, suspension of on-going clinical trials, refusal to approval pending applications or supplemental applications, detention of product, refusal to permit the import or export of products, injunction, imposing administrative or civil penalties or pursuing criminal prosecution.
We may in the future bring certain cGMP product release testing, stability testing and cGMP pharmaceutical manufacturing capabilities in-house, and we may not be able to do so successfully or in compliance with FDA regulations.
We may bring certain manufacturing activities in-house in the future. To the extent we do bring these functions in-house, we will be directly subject to FDA and other requirements with respect to these activities, such as the FDA’s good laboratory practice (GLP) requirements, cGMP regulations and similar foreign requirements. We cannot provide assurance that we will be able to perform these functions effectively or comply with applicable regulations if we bring these functions in-house.
We may expend our limited resources to pursue a particular product or indication and fail to capitalize on products or indications that may be more profitable or for which there is a greater likelihood of success.
Because we have limited financial and managerial resources, we focus on specific products and product candidates, indications and discovery programs. As a result, we may forgo or delay pursuit of other opportunities with others that could have had greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs for specific indications may not yield any commercially viable products. If we do not accurately anticipate physician and patient needs, as well as evaluate the commercial potential or target market for a particular potential product, we may miss valuable product development opportunities or we may relinquish valuable rights to that potential product through future collaborations, licenses and other similar arrangements in cases in which it would have been more advantageous for us to further advance development or to retain sole development and commercialization rights to such potential product.
Negative public opinion and increased regulatory scrutiny of our operations may adversely impact the development or commercial success of our current and future product candidates.
The clinical and commercial success of our operations will depend in part on public acceptance of some of our technologies and product candidates. Any adverse public attitudes about the use of our technologies may adversely impact our ability to enroll clinical trials. Moreover, our success will depend upon physicians prescribing, and their patients being willing to receive, treatments that involve the use of product candidates we may develop in lieu of, or in addition to, existing treatments with which they are already familiar and for which greater clinical data may be available.
More restrictive government regulations or negative public opinion would have a negative effect on our business or financial condition and may delay or impair the development and commercialization of our current or any of our future product candidates or demand for any products once approved. Adverse events in ours or others’ clinical trials, even if not ultimately attributable to our product candidates, and the resulting publicity could result in increased governmental regulation, unfavorable public perception, potential regulatory delays in the testing or approval of our current or future product candidates, stricter labeling requirements for those product candidates that are approved and a decrease in demand for any such product candidates, all of which would have a negative impact on our business and operations.
If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.
Identifying and qualifying patients to participate in our clinical trials is critical to our success. We may encounter difficulties in enrolling patients in our clinical trials, thereby delaying or preventing development and approval of our product candidates. Even once enrolled, we may be unable to retain a sufficient number of patients to complete any of our trials. Patient enrollment and retention in clinical trials depends on many factors, including the size of the patient population, the nature of the trial protocol, the existing body of safety and efficacy data, the number and nature of competing treatments and ongoing clinical trials of competing therapies for the same indication, the proximity of patients to clinical sites and the eligibility criteria for the trial. In addition, enrollment and retention of patients in clinical trials could be disrupted by man-made or natural disasters, or public health pandemics or epidemics or other business interruptions, including outbreaks of COVID-19 or other highly transmissible diseases.
Our efforts to build relationships with patient communities may not succeed, which could result in delays in patient enrollment in our clinical trials. Any negative results we may report in clinical trials of our product candidates may make it difficult or impossible to recruit and retain patients in other clinical trials of that same product candidate. Delays or failures in planned patient enrollment or retention may result in increased costs, program delays or both, which could have a harmful effect on our ability to develop our product candidates or could render further development impossible. In addition, we may rely on CROs and clinical trial sites to ensure proper and timely conduct of our future clinical trials and, while we intend to enter into agreements governing their services, we will be limited in our ability to ensure their actual performance.
Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.
As product candidates proceed through preclinical studies to late-stage clinical studies towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of planned clinical studies or other future clinical studies conducted with the altered materials. Such changes may also require additional testing and/or FDA or foreign regulatory authority approval or notified body certification. This could delay completion of clinical studies, require bridging studies or the repetition of one or more clinical studies, which would increase clinical study costs, delay approval of our product candidates and/or jeopardize our ability to commence sales and generate revenue.
Our product candidates may be studied in clinical trials sponsored by organizations other than us, or in investigator-initiated clinical trials, which means we will have minimal or no control over the conduct of such trials.
We may support third party research, including investigator-initiated clinical trials. Investigator-initiated clinical trials pose similar risks to internally-sponsored clinical trials, but because we may not be the sponsors of these trials, we have less control over the protocols, administration or conduct of these trials, including follow-up with patients and ongoing collection of data after treatment. The conduct or findings of these trials may have a negative impact on our development programs notwithstanding that we have little involvement or control over these trials. As a result, we are subject to additional risks associated with the way investigator-initiated trials are conducted. In particular, we may be named in lawsuits that would lead to increased costs associated with legal defense. Additional risks include difficulties or delays in communicating with investigators or administrators, procedural delays and other timing issues and difficulties or differences in interpreting data. Third-party investigators may design clinical trials with clinical endpoints that are more difficult to achieve, or in other ways that increase the risk of negative clinical trial results compared to clinical trials that we may design on our own. Negative results in investigator-initiated clinical trials could have a material adverse effect on our efforts to obtain regulatory approval for our product candidates and the public perception of our product candidates. As a result, our lack of control over the conduct and timing of and communications with the FDA and other regulatory authorities regarding investigator-sponsored trials may expose us to additional risks and uncertainties, many of which are outside our control, and the occurrence of which could adversely affect the commercial prospects for our product candidates.

We rely on third parties to manufacture our product candidates, and we expect to continue to rely on third parties for the clinical as well as any future commercial supply of our product candidates and other future product candidates. The development of our current and future product candidates, and the commercialization of any approved products, could be stopped, delayed or made less profitable if any such third party fails to provide us with sufficient clinical or commercial quantities of such product candidates or products, fails to do so at acceptable quality levels or prices or fails to achieve or maintain satisfactory regulatory compliance.
We do not currently have, and we do not have immediate plans to build, the infrastructure or capability internally to manufacture current product candidates or any future product candidates for use in the conduct of our clinical trials or, if approved, for commercial supply. We are in the process of developing our supply chain for each of our current product candidates and intend to put in place framework agreements under which third-party CMOs will generally provide us with necessary quantities of parts, API and drug product on a project-by-project basis based on our development needs. Reliance on third-party providers may expose us to more risk than if we were to manufacture our product candidates ourselves. We do not control the manufacturing processes of the CMOs we may contract with and are dependent on those third parties for the production of our product candidates in accordance with relevant applicable regulations such as cGMP and QSR, which includes, among other things, quality control, quality assurance and the maintenance of records and documentation.
In complying with the manufacturing regulations of the FDA and other comparable foreign regulatory authorities, we and our third-party suppliers will need to spend significant time, money and effort in the areas of design and development, testing, production, record-keeping and quality control to assure that the products meet applicable specifications and other regulatory requirements. The failure to comply with these requirements could result in an enforcement action against us, including the seizure of products and shutting down of production. We and any of these third-party suppliers may also be subject to inspections by the FDA or comparable foreign regulatory authorities. If any of our third-party suppliers fails to comply with cGMP or other applicable manufacturing regulations, our ability to develop and commercialize our product candidates could suffer significant interruptions.
Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products.
Any disruption, such as a fire, natural hazards or vandalism at our CMOs, or any impacts on our CMOs due to the COVID-19 pandemic, could significantly interrupt our manufacturing capability. If this occurs, we will be unable to satisfy manufacturing needs on a timely basis, if at all. If changes to CMOs occur, then there also may be changes to manufacturing processes inherent in the setup of new operations for our product candidates and any products that may obtain approval in the future. Any such changes could require the conduct of bridging studies before we can use any materials produced at new facilities or under new processes in clinical trials or, for any products reaching approval, in our commercial supply. Further, business interruption insurance may not adequately compensate us for any losses that may occur and we would have to bear the additional cost of any disruption. For these reasons, a significant disruptive event of any CMOs could have drastic consequences, including placing our financial stability at risk.
Our product candidates and any products that we may develop may compete with other product candidates for access to manufacturing facilities. There are no assurances we would be able to enter into similar commercial arrangements with other manufacturers that operate in accordance with cGMP and/or other applicable requirements and that might be capable of manufacturing for us. Any performance failure on the part of our existing or future manufacturers could delay clinical development or marketing approval.
If we were to experience an unexpected loss of supply of or if any supplier were unable to meet our clinical or commercial demand for any of our product candidates, we could experience delays in our planned clinical studies or commercialization. For example, the COVID-19 pandemic may impact our ability to procure sufficient supplies for the development of our current and future product candidates, and the extent of such impacts will depend on the severity and duration of the spread of the virus and the actions undertaken to contain COVID-19 or treat its effects. We could be unable to find alternative suppliers of acceptable quality and experience that can produce and supply appropriate volumes at an acceptable cost or on favorable terms. Moreover, our suppliers are often subject to strict manufacturing requirements and rigorous testing requirements, which could limit or delay production. The long transition periods necessary to switch manufacturers and suppliers, if necessary, would significantly delay our clinical trials and, for any product candidates that reach approval, the commercialization of our products, which would materially adversely affect our business, financial condition and results of operation.
Our information technology systems, or those of any of our CROs, manufacturers, other contractors, consultants, vendors, collaborators or potential future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data, or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations.
Despite the implementation of security measures, our information technology systems and those of our current and any future CROs and other contractors, consultants, collaborators and third-party service providers, are vulnerable to attack and damage from computer viruses and malware (e.g., ransomware), malicious code, hacking, cyberattacks, phishing attacks and other social engineering schemes, cybersecurity threats, unauthorized access, natural disasters, terrorism, war, telecommunication and electrical failure, employee theft or misuse, human error, fraud, denial or degradation of service attacks, sophisticated nation-state and nation-state-supported actors or unauthorized access or use by persons inside our organization, or persons with access to systems inside our organization. Attacks upon information technology systems are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise. We may also face increased cybersecurity risks due to our reliance on internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period. Even if identified, we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence.
We and certain of our service providers may be, from time to time, subject to cyberattacks and security incidents. While we do not believe that we have experienced any significant system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations or result in the unauthorized acquisition of, or access to, personally identifiable information or individually identifiable health information, it could result in a material disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other similar disruptions. Some of the federal, state and foreign government requirements include obligations of companies to notify individuals of security breaches involving particular personally identifiable information, which could result from breaches experienced by us or by our vendors, contractors or organizations with which we have formed strategic relationships. Notifications and follow-up actions related to a security breach could impact our reputation, cause us to incur significant costs, including legal expenses and remediation costs. For example, the loss of clinical study data from completed or future clinical studies could result in delays in our regulatory approval or certification efforts and significantly increase our costs to recover or reproduce the lost data. We also rely on third parties to manufacture our product candidates, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data, or inappropriate disclosure of confidential or proprietary information, we could be exposed to litigation and governmental investigations, the further development and commercialization of our product candidates could be delayed, and we could be subject to significant fines or penalties for any noncompliance with certain state, federal and/or international privacy and security laws.
Our insurance policies may not be adequate to compensate us for the potential losses arising from any such disruption, failure or security breach. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, our insurance may not cover all claims made against us and could have high deductibles in any event, and defending a suit, regardless of its merit, could be costly and divert management attention.
We must successfully maintain and upgrade our information technology systems, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.
As we commence substantial business operations, and in order to remain competitive, we will need to significantly expand and improve our information technology systems and personnel to support historical and expected future growth. As such, we will continue to invest in and implement, significant modifications and upgrades to our information technology systems and procedures, including replacing legacy systems with successor systems, making changes to legacy systems or acquiring new systems with new functionality, hiring employees with information technology expertise and building new policies, procedures, training programs and monitoring tools. These types of activities subject us to inherent costs and risks associated with replacing and changing these systems, fulfill customer orders, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, acquisition and retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time and other risks and costs of delays or difficulties in transitioning to or integrating new systems into our current systems. These implementations, modifications and upgrades may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. In addition, difficulties with implementing new technology systems, delays in our timeline for planned improvements, significant system failures, or our inability to successfully modify our information systems to respond to changes in our business needs may cause disruptions in our business operations and have a material adverse effect on our business, financial condition and results of operations.
Risks Related to Legal and Regulatory Matters
Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved, certified or commercialized in a timely manner or at all, or otherwise prevent those agencies and bodies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.
The ability of the FDA and other government agencies to review and approve or certify new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory and policy changes, the FDA’s or other government agencies’ ability to hire and retain key personnel, and other events that may otherwise affect the FDA’s or other government agencies’ ability to perform routine functions. Average review times at the FDA or comparable foreign regulatory authorities may be subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA or comparable foreign authorities bodies may also slow the time necessary for new drugs, biological products and medical devices or modifications to these products to be reviewed and/or approved or certified by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.
Changes in tax laws could adversely affect the taxes we pay and, as a result, adversely affect our financial condition and results of operations.
Tax laws, regulations, and administrative practices may be subject to significant change, with or without notice, due to economic, political and other conditions, and significant judgment is required in applying the relevant provisions of tax law. If such changes were to be adopted or if the tax authorities were to challenge our application of relevant provisions of applicable tax laws, our financial condition and results of operations could be adversely affected.
In particular, the U.S. government may enact significant changes to the taxation of business entities including, among others, an increase in the corporate income tax rate, the imposition of minimum taxes or surtaxes on certain types of income, significant changes to the taxation of income derived from international operations, and an addition of further limitations on the deductibility of business interest. For example, the Inflation Reduction Act of 2022 enacted on August 16, 2022, among other provisions, imposes a 15% minimum tax on the adjusted financial statement income of certain large corporations, as well as a 1% excise tax on corporate stock repurchases by publicly traded companies. This act, as well as any other changes to tax laws that are enacted, could adversely affect our tax liability. While certain other draft legislation has been publicly released and is under development in Congress at this time, the likelihood of these changes being enacted or implemented is unclear. We are currently unable to predict whether such changes will occur. If such changes are enacted or implemented, we are currently unable to predict the ultimate impact on our business and therefore there can be no assurance our business will not be adversely affected.
Healthcare reform initiatives and other administrative and legislative proposals may adversely affect our business.
There have been, and continue to be, proposals by the federal government, state governments, regulators, and third-party payors to control or manage the increased costs of healthcare and, more generally, to reform the U.S. healthcare system. Certain of these proposals could limit the prices we are able to charge for our products or the coverage and reimbursement available for our products and could limit the acceptance and availability of our products. The adoption of proposals to control prices could have a material adverse effect on our business, financial condition, results of operations, and prospects.
In the United States, there have been, and continue to be a, number of legislative initiatives to contain healthcare costs. For example, in March 2010, The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the ACA) was enacted in the United States, which made a number of substantial changes in the way healthcare is financed by both governmental and private insurers. Among other ways in which it may affect our business, the ACA established a new Patient-Centered Outcomes Research Institute to oversee and identify priorities in comparative clinical effectiveness research in an effort to coordinate and develop such research; implemented payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other healthcare providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models; implemented the federal Physician Payment Sunshine Act; and expanded the eligibility criteria and rebates for Medicaid programs.
The ACA and certain of its provisions have been subject to judicial challenges as well as legislative and regulatory efforts to repeal or replace them or to alter their interpretation or implementation. For example, the Tax Cuts and Jobs Act (TCJA), among other things, included a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment, or penalty, imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Further, the Bipartisan Budget Act of 2018, among other things, amended the ACA, effective January 1, 2019, to increase from 50% to 70% the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” Additionally, the Further Consolidated Appropriations Act of 2020, signed into law December 20, 2019, fully repealed the ACA’s “Cadillac Tax” on certain high-cost employer-sponsored insurance plans (for tax years beginning after December 31, 2019), the annual fee imposed on certain health insurance providers based on market share (for calendar year 2021), and the medical device excise tax on non-exempt medical devices. Under the Inflation Reduction Act of 2022 (IRA), this coverage gap discount program will be eliminated beginning January 1, 2025. Manufacturers will then be required to pay 10% of the negotiated price of brands, biologics, and biosimilar products when Medicare Part D beneficiaries are in the initial coverage phase, and 20% of the negotiated price during the catastrophic phase of Medicare Part D coverage. Additionally, the Further Consolidated Appropriations Act of 2020, signed into law December 20, 2019, fully repealed the ACA’s “Cadillac Tax” on certain high-cost employer-sponsored insurance plans (for tax years beginning after December 31, 2019), the annual fee imposed on certain health insurance providers based on market share (for calendar year 2021), and the medical device excise tax on non-exempt medical devices. There have also been numerous judicial challenges to the ACA, and in June 2021, the Supreme Court dismissed a lawsuit challenging the constitutionality of certain aspects of the ACA without ruling on the merits of the constitutionality arguments.
In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes include the Budget Control Act of 2011, which, among other things, led to aggregate reductions of Medicare payments to providers of up to 2% per fiscal year that started in 2013 and, due to subsequent statutory amendments, will remain in effect into 2031 unless additional Congressional action is taken, with the exception of a temporary suspension from May 1, 2020 through July 1, 2022 due to the COVID-19 pandemic. Following the end of the temporary suspension, the law provided for 1% Medicare sequestration in the second quarter of 2022, with the full 2% sequestration going into effect thereafter until 2031. To offset the temporary suspension during the COVID-19 pandemic, in 2030, the sequestration will be 2.25% for the first half of the year, and 3% in the second half of the year. The American Taxpayer Relief Act of 2012 made other changes, including the reduction of Medicare payments to several types of providers and an increase in the statute of limitations period for the government to recover overpayments to providers from three to five years. In August 2022, President Biden signed into law the IRA, which implements substantial changes to the Medicare program, including drug pricing reforms and changes to the Medicare Part D benefit design. Among other reforms, the Inflation Reduction Act of 2022 imposes inflation rebates on drug and biological product manufacturers for products reimbursed under Medicare Parts B and D if the prices of those products increase faster than inflation beginning in 2023; implements changes to the Medicare Part D benefit that, beginning in 2025, will cap benefit annual out-of-pocket spending at $2,000, with new discount obligations for pharmaceutical manufacturers; and, beginning in 2026, establishes a “maximum fair price” for a fixed number of pharmaceutical and biological products covered under Medicare Parts B and D following a price negotiation process with the Centers for Medicare and Medicaid Services.
On October 14, 2022, President Biden issued an Executive Order on Lowering Prescription Drug Costs for Americans, which instructed the Secretary of the Department of Health and Human Services to consider whether to select for testing by the CMS Innovation Center new health care payment and delivery models that would lower drug costs and promote access to innovative drug therapies for beneficiaries enrolled in the Medicare and Medicaid programs. On February 14, 2023, the Department of Health and Human Services issued a report in response to the October 14, 2022, Executive Order, which, among other things, selects three potential drug affordability and accessibility models to be tested by the CMS Innovation Center. Specifically, the report addresses: (1) a model that would allow Part D Sponsors to establish a “high-value drug list” setting the maximum co-payment amount for certain common generic drugs at $2; (2) a Medicaid-focused model that would establish a partnership between CMS, manufacturers, and state Medicaid agencies that would result in multi-state outcomes-based agreements for certain cell and gene therapy drugs; and (3) a model that would adjust Medicare Part B payment amounts for Accelerated Approval Program drugs to advance the developments of novel treatments. It remains to be seen how these drug pricing initiatives will affect the broader pharmaceutical industry. If federal spending is further reduced, anticipated budgetary shortfalls may also impact the ability of relevant agencies, such as the FDA or the NIH to continue to function at current levels. Amounts allocated to federal grants and contracts may be reduced or eliminated. These reductions may also impact the ability of relevant agencies to timely review and approve research and development, manufacturing, and marketing activities which may delay our ability to develop, market and sell any products we may develop.
We expect additional state, federal and foreign healthcare policies and reform measures to be adopted in the future, any of which could limit reimbursement for healthcare products and services or otherwise result in reduced demand for our products or other products we may commercialize in the future or additional pricing pressure and have a material adverse effect on our industry generally and on our customers. Any changes in, or uncertainty with respect to, future coverage or reimbursement rates could affect demand for our products or other products we may commercialize in the future, which, in turn, could impact our ability to successfully commercialize our products or other products we may commercialize in the future and could have a material adverse effect on our business, financial condition and results of operations.
We may not comply with all of the material terms of the licenses under which our technology has been acquired or supply agreements pursuant to which components of our products are supplied, which may require us to expend resources to regain compliance and which may adversely impact our results of operations.
Certain of our technology is licensed to the Targets from third parties pursuant to various technology license agreements (see “Information about Longevity — License Arrangements”) that contain provisions relating to, among other things, royalty payments on net sales of products utilizing the licensed technology, minimum royalty payments, milestones triggering one-time payments, other payments and fees, and other obligations to the licensors. In addition, we obtain components of our products pursuant to supply agreements that may also contain product development milestones. If we do not comply with the material terms of these agreements, we may be materially adversely affected if the licensors or other counterparties exercise their rights under the respective agreements, which may include the right to terminate the agreement. To regain compliance with the agreement terms, it may be necessary to expend resources to regain compliance, such as adding additional personnel or increasing expenditures to accelerate the development timelines. Such additional expenditures may adversely impact our results of operations.
Regulatory compliance is expensive, complex and uncertain, and approvals or certifications can often be denied or significantly delayed. We may not obtain the necessary approvals or certifications and failure to obtain timely regulatory approval or certification, if at all, would adversely affect our business.
We are not permitted to commercialize, market, promote or sell any of our product candidates in the United States without obtaining approval from the FDA. The time required to obtain approval or certification by the FDA and comparable foreign regulatory authorities is unpredictable, typically takes many years following the commencement of clinical studies and depends upon numerous factors, including the type, complexity and novelty of the product candidates involved. In addition, requirements for approval, including the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval, certification or the decision not to approve an application. Regulatory authorities have substantial discretion in the approval or certification process and may refuse to accept any application or may decide that our data are insufficient for approval or certification and require additional preclinical, clinical or other studies.
In the United States, before we can market a new medical device, or a new use of, or significant modification to an existing device, we must first receive either clearance under Section 510(k) of the FDCA, or approval of a PMA application from the FDA, unless an exemption applies. Under the FDCA, medical devices are classified into one of three classes, Class I, Class II or Class III, depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Certain Class I and Class II devices are exempt from premarket notification (510(k)) requirements as well as the Medical Device cGMPs, also referred to as the QSR. A Class I or Class II device that is exempt from 510(k) requirements must still comply with other requirements unless the device is explicitly exempt from those requirements as indicated in the regulation for that device type. In the process of obtaining PMA approval, the FDA must determine that a proposed device is safe and effective for its intended use(s) based, in part, on extensive data, including, but not limited to, technical, preclinical, clinical, manufacturing and labeling information. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices. Modifications to products that are approved through a PMA application generally require FDA approval. The PMA process can be expensive, lengthy and uncertain. The process of obtaining a PMA is much more costly and uncertain than the 510(k) clearance process and generally takes several years, from the time the application is submitted to the FDA.
In the United States, before we can market a new drug, new biological product, or market an approved product for a new indication, we must receive approval of a “new drug application” (“NDA”), “biologic license application” (“BLA”), or “supplemental NDA” (“sNDA”) or “supplemental BLA (“sBLA”), respectively. In the process of obtaining regulatory approval, the FDA must determine that the drug product candidate or biological product candidate are safe, effective, pure and/or potent for their intended uses. Regulatory submissions, such as NDAs or BLAs may be comprehensive, multivolume applications that include, among other things, the results of preclinical and clinical studies, information about the drug or biologic’s composition, and plans for manufacturing, packaging and labeling the drug or biologic. The time required to obtain regulatory approval by the FDA is unpredictable and typically takes many years following the commencement of clinical studies.
Obtaining regulatory approvals for our product candidates will require us to conduct human clinical studies. For our medical device product candidates and combination drug/device product candidates regulated as medical devices, we will need to obtain IDE approval, prior to beginning a clinical study in the United States. For our drug product candidates, we will need to submit an IND that the FDA approves prior to beginning clinical studies in the United States. Preclinical studies, submissions related to chemistry, manufacturing and controls (“CMC”) of our product candidates, and safety data such as biocompatibility will be required in connection with IDE or IND applications. It is possible that unforeseen failure of one or more of these studies could cause delays in the application process.
Despite the time, effort and cost involved in conducting clinical studies and seeking regulatory approvals or certifications, a product candidate may not be approved or certified by the FDA or comparable regulatory authorities. Any delay or failure to obtain necessary regulatory approvals or certifications could harm our business. Furthermore, even if we are granted regulatory approvals or certifications, they may include significant limitations on the indicated uses for the device, which may limit the market for the product.
The FDA or comparable foreign regulatory authorities can delay, limit or deny approval of a drug or biologic or approval or certification of a medical device for many reasons, including:
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our inability to demonstrate to the satisfaction of the FDA or the applicable regulatory entity or notified body that our products are safe, effective, pure and/or potent for their intended uses;

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inability to satisfy regulators on the biocompatibility of our novel materials or to gain agreement with regulators on the methods or results of biocompatibility testing;

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the disagreement of the FDA or the applicable foreign regulatory authority or notified body with the design or implementation of our clinical studies or the interpretation of data from preclinical studies or clinical studies;

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serious and unexpected adverse effects experienced by participants in our clinical studies;

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the data from our preclinical studies and clinical studies may be insufficient to support approval;

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our inability to demonstrate that the clinical and other benefits of the product candidate outweigh the risks;

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the manufacturing process or facilities we use may not meet applicable requirements; and

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the potential for approval policies or regulations of the FDA or applicable foreign regulatory bodies to change significantly in a manner rendering our clinical data or regulatory filings insufficient for approval or certification.

The regulations to which we are subject are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales. The FDA and foreign regulatory authorities enforce these regulatory requirements through various mechanisms, including periodic unannounced inspections. We do not know whether we or any third parties we may utilize will pass any future FDA or comparable, foreign regulatory authorities inspections or audits. Failure to comply with applicable regulations could jeopardize our ability to sell our products and result in enforcement actions such as: warning letters; fines; injunctions; civil penalties; termination of distribution; recalls or seizures of products; delays in the introduction of products into the market; total or partial suspension of production; refusal to grant future approvals or certifications; withdrawals or suspensions of current approvals or certifications, resulting in prohibitions on sales of our products; and, in the most serious cases, criminal penalties.
Our current and/or future products may be viewed by the FDA as combination products and the review of combination products is often more complex and more time consuming than the review of other types of products.
Our future products may be regulated by the FDA as combination products. The FDA must determine which center or centers within the FDA will review the product candidate and under what legal authority the product candidate will be reviewed. The process of obtaining FDA marketing clearance or approval is lengthy, expensive, and uncertain, and we cannot be sure that any of our combination products, or any other products, will be cleared or approved in a timely fashion, or at all. In addition, the review of combination products is often more complex and more time consuming than the review of a product candidate under the jurisdiction of only one center within the FDA. We cannot be sure that the FDA will not select to have our combination products reviewed and regulated by only one FDA center and/or different legal authority, in which case the path to regulatory approval would be different and could be more lengthy and costly. If the FDA does not approve or clear our products in a timely fashion, or at all, our business and financial condition will be adversely affected.
Breakthrough device designation by the FDA for any device candidate may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that the product candidate will receive marketing approval.
We may seek breakthrough device designation for our LBI-002 biosynthetic cornea, LBI-201 AurevaTM Pulse and LBI-001 Reflow RVOTM product candidates. The program is available to medical devices that meet certain eligibility criteria, including that the device provides more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions, and that the device meets one of the following criteria: (i) the device represents a breakthrough technology, (ii) no approved or cleared alternatives exist, (iii) the device offers significant advantages over existing approved or cleared devices, or (iv) the availability of the device is in the best interest of patients. Breakthrough Device designation provides certain benefits to device developers, including more interactive and timely communications with FDA staff, use of post-market data collection, when scientifically appropriate, to facilitate expedited and efficient development and review of the device, opportunities for efficient and flexible clinical study design, and prioritized review of premarket submissions.
Designation as a breakthrough device is within the discretion of the FDA. Accordingly, even if we believe that one of our product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In addition, even after a product candidate qualifies as a breakthrough device, the FDA may later decide that the product candidate no longer meets the conditions for qualification or it may decide that the time period for FDA review or approval will not be shortened.
We applied for Regenerative Medicine Advanced Therapy (RMAT) designation and did not receive designation for our LBI-101 product. There is no guarantee that we will receive RMAT designation for current or future products.
FDA rejected our requests for RMAT designation for our LBI-101 product. A product with RMAT designation is eligible for actions to expedite development and review of the product, including early interactions with FDA to discuss potential surrogate or intermediate endpoints, rolling review, intensive FDA guidance on efficient product development, an organizational commitment to involve senior management in facilitating the product’s development program, and potential eligibility for accelerated approval or priority review. We may never receive RMAT designation for current or future products and, even if we do, FDA may later decide that the product candidate no longer meets the conditions for designation or it may decide that the time period for FDA review or approval will not be shortened.
Our relationships with customers, third-party payors and others may be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens and diminished profits and future earnings.
Healthcare providers, physicians, and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our current and future arrangements with healthcare providers, third-party payors, customers, and others may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations, which may constrain the business or financial arrangements and relationships through which we research, as well as sell, market and distribute any products for which we obtain marketing approval. The applicable federal and state healthcare laws and regulations that may affect our ability to operate include, but are not limited to, those described in “Business of Longevity Biomedical, Inc.”
Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available under such laws, it is possible that some of our business activities could be subject to challenge under one or more of such laws. The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform. Federal and state enforcement bodies continue to exercise heightened scrutiny over interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Ensuring that our business arrangements with third parties comply with applicable healthcare laws, as well as responding to investigations by government authorities, can be time and resource consuming and can divert management’s attention from the business.
If our operations are found to be in violation of any of the laws described above or any other government regulations that apply to us, we may be subject to penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, possible exclusion from participation in federal and state funded healthcare programs, contractual damages and the curtailment or restricting of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. Further, if the physicians or other providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may be subject to criminal, civil and administrative sanctions, including exclusion from government funded healthcare programs. In addition, the approval and commercialization of any product candidate we develop outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws. All of these could harm our ability to operate our business and our financial results.
Healthcare cost-containment pressures and legislative or administrative reforms resulting in restrictive coverage and reimbursement practices of third-party payors could decrease the demand for our products, the prices that customers are willing to pay for those products and the number of procedures performed using our devices, which could have an adverse effect on our business.
We anticipate that certain of our future products may be purchased by hospitals and ambulatory medical facilities, which typically bill various third-party payors, including governmental programs, such as Medicare and Medicaid, private insurance plans and managed care plans, for the healthcare services provided to their patients. Because there is often no separate reimbursement for products used in surgical procedures, the additional cost associated with the use of some of our products can impact the profit margin of the hospital or surgery center where the procedure is performed. Some of our target customers may be unwilling to adopt our products in light of the additional associated cost. Further, any decline in the amount payors are willing to reimburse our customers for the procedures using our products may make it difficult for customers to adopt our products and could create additional pricing pressure for us. We may be unable to sell our products on a profitable basis if third-party payors deny coverage or reduce their current levels of reimbursement. The ability of our customers to obtain appropriate coverage and reimbursement for our products or procedures using our products from government and private third-party payors is important to our success.
Reimbursement varies from state to state and plan to plan, and can significantly influence the acceptance of new products and services. Certain private third-party payors may view some procedures using our products as experimental and may not provide coverage. Third-party payors may not cover and reimburse the procedures using our products in whole or in part in the future, or payment rates may not be adequate, or both. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization. Further, the adequacy of coverage and reimbursement by third-party payors is also related to billing codes to describe procedures performed using our products. Hospitals and physicians use several billing codes to bill for such procedures. Third-party payors may not continue to recognize the billing codes available for use by our customers.
Healthcare reform measures that may be adopted in the future may result in reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that we receive for any approved product and/or the level of reimbursement physicians receive for administering any approved product we might bring to market. Reductions in reimbursement levels may negatively impact the prices we receive or the frequency with which our products are prescribed or administered. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.

After we develop new products or seek to market our products for new indications, once approved or certified, we may find limited demand for the product unless government and private third-party payors provide adequate coverage and reimbursement. Even with reimbursement approval and coverage by government and private payors, providers submitting reimbursement claims may face delays in payment if there is confusion by providers regarding the appropriate codes to use in seeking reimbursement. Such delays may create an unfavorable impression within the marketplace regarding the level of reimbursement or coverage available for our products. Demand for our products or new approved or certified indications for our existing products may fluctuate over time if federal, state and foreign legislative or administrative policy changes affect coverage or reimbursement levels for our products, or the services related to our products.
Even if we obtain regulatory approval or certification for a product candidate, our products will remain subject to regulatory scrutiny and post-marketing requirements. Failure to comply with post-marketing regulatory requirements could subject us to enforcement actions, including substantial penalties, and might require us to recall or withdraw a product from the market.
Any regulatory approvals or certifications that we may receive for our product candidates will require the submission of reports to regulatory authorities and surveillance to monitor the safety, efficacy, purity and/or potency of the product candidate. Further, regulatory approvals or certification may contain significant limitations related to use, such as, restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements. For example, the FDA may require a risk evaluation and mitigation strategy in order to approve our product candidates, which could entail requirements for a medication guide, physician training and communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools.
In addition, if any of our product candidates are approved or certified, they will be subject to ongoing and pervasive regulatory requirements governing, among other things, the manufacture, marketing, labeling, advertising, adverse event reporting, recordkeeping, sale, promotion, sampling, testing, conduct of post-marketing studies, registration, and listing of drugs, biologics and medical devices. For example, we must submit periodic reports to the FDA as a condition of approval. These reports include safety, efficacy, purity and/or potency information about the drug, biologics or device after its approval. Failure to submit such reports, or failure to submit the reports in a timely manner, could result in enforcement action by the FDA. Following its review of the periodic reports, the FDA might ask for additional information or initiate further investigation.
The regulations to which we are subject are complex and have become more stringent over time. Regulatory changes could result in restrictions on our ability to continue or expand our operations, higher than anticipated costs or lower than anticipated sales. Even after we have obtained the proper regulatory approval or certification to market a product, we have ongoing responsibilities under FDA regulations and applicable foreign laws and regulations. FDA, state and foreign regulatory authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state or foreign regulatory authorities, which may include any of the following:
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untitled letters or warning letters;

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fines, injunctions, consent decrees and/or civil penalties;

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recalls, termination of distribution, administrative detention or seizure of our products;

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customer notifications or repair, replacement or refunds;

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operating restrictions or partial suspension or total shutdown of production;

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delays in or refusal to grant our requests for future product approvals, new intended uses or modifications to existing products;

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withdrawals or suspensions of our approvals or certifications, resulting in prohibitions on sales of our products;

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FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and

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criminal prosecution.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may adversely affect our ability to commercialize and generate revenue from our products. If regulatory sanctions are applied or if regulatory approval or certification is withdrawn, our business will be seriously harmed.
Moreover, the policies of the FDA and of other regulatory authorities may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval or certification of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval or certification that we may have obtained and we may not achieve or sustain profitability.
Risks Related to Intellectual Property
We may not effectively be able to protect or enforce our intellectual property, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
The medical innovation market in which we expect to participate is largely technology driven. Intellectual property rights, particularly patents and trade secrets, can play a significant role in protecting products. Patents enable us to stop unauthorized third parties from making, using, selling, offering for sale or importing products that are covered under valid and enforceable patents. Trade secrets enable us to protect information that we do not wish to divulge to the public. Trademarks also play a role in product differentiation and branding. If we are unable to adequately protect our intellectual property and proprietary technology, competitors may be able to use our technologies or the goodwill we have acquired in the marketplace, and erode or negate any competitive advantage we may have, which could ultimately harm our business and ability to achieve profitability. In order to protect our intellectual property, we may be involved in intellectual property litigation, which is inherently complex, expensive and unpredictable.
We have in-licensed patents and pending patent applications, and we hold patents and pending patent applications. However, our competitors may seek to produce products that include aspects of our technologies that are not subject to patent protection, which may negatively affect our business. Further, the patent applications we in-license and own may not result in issued patents.
The patents we rely on may not be sufficiently broad to protect our technology or to give us any competitive advantage. We are unable to provide any assurances that any of our patents, or patents to which we have rights through licensing agreements, have, or that any of the pending patent applications that mature into issued patents that we own or in-license will include, claims with a scope sufficient to protect our technology or products, any additional features we develop with respect to our technology or products, or any new technology or products that we seek to develop in the future. These patents could be challenged as invalid or unenforceable, or circumvented by competitors. Medical device and biological and pharmaceutical product patents involve complex legal, scientific and factual questions, and therefore, the issuance, scope, validity and enforceability of any patent claims that we or our licensors may obtain cannot be predicted with certainty. Any patents for which we or our licensors have applied may not be granted. Third parties own numerous U.S. and foreign issued patents and pending patent applications in the fields in which we have developed our technology or in which we plan to manufacture and sell our products. Such third party-owned patents can be an obstacle to the ability for us or our licensors to obtain patent protection that covers our technology.
We are developing biological and pharmaceutical products. Patent applications for these products and product candidates may not have been filed yet, and we may not be able to obtain patents on such products. The patent prosecution process for biological and pharmaceutical products is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved in the United States. The patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents.
Because patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain that we or our licensors were the first to file any patent application related to our products. Furthermore, for United States applications in which all claims are entitled to a priority date before March 16, 2013 (the date when United States patent law changed from granting rights to the first-to-invent to the first-to-file), an interference proceeding can be provoked by a third-party or instituted by the United States Patent and Trademark Office (the “USPTO”), to determine who was the first to invent any of the subject matter covered by the patent claims of applications filed by us or our licensors. We cannot be certain that we or our licensors are the first to invent the inventions covered by pending patent applications entitled to a priority date before March 16, 2013, and, if we or our licensors are not, those applications may be subject to priority disputes.
We or our licensors may be required to disclaim part or all of the term of certain patents or all of the term of certain patent applications. There may be prior art of which we are not aware that may affect the validity or enforceability of a pending patent claim, which may be subject to a third-party preissuance submission of prior art to the USPTO. There also may be prior art of which we or our licensors are aware, but which we do not believe affects the validity or enforceability of a claim, which may, nonetheless, ultimately be found to affect the validity or enforceability of a claim through a post-issuance proceeding or in litigation. No assurance can be given that if challenged, our patents or those of our licensors would be declared by a court to be valid or enforceable, or that even if found valid and enforceable, a competitor’s technology or product would be found by a court to infringe our patents.
Challenges raised in patent infringement litigation may cause determinations that our patents or licensed patents are invalid, unenforceable, or otherwise subject to limitations. In such events, third parties may use the discoveries or technologies without paying damages, licensing fees or royalties to us or our licensors, which could significantly diminish the value of this intellectual property. We could also be adversely affected if our licensors fail to prosecute and/or maintain patents licensed to us or terminate licenses granted to us to use their patented technology. Thus, any patents that we may own, or to which we have rights through licensing agreements, may not provide sufficient protection against competitors. Furthermore, an adverse decision in a judicial or administrative proceeding can result in a third party receiving the patent claim scope sought by us, such as via an interference proceeding, which, in turn, could affect our ability to commercialize our technology or products.
We may be unable to enforce our intellectual property rights throughout the world.
Filing, prosecuting and defending patents covering our products in all countries throughout the world would be prohibitively expensive, and the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. This could make it difficult for us to stop infringement of foreign patents we own or in-license, if obtained, or the misappropriation of other intellectual property rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, some countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit.
Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Hence, we or our licensors may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in those countries. Our competitors or other third parties might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets.
Additionally, in the event that our trademarks are successfully challenged in the United States and in jurisdictions outside of the United States, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors may infringe our trademarks, and we may not have adequate resources to enforce our trademarks.
The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for us to stop the infringement of patents we own or in-license, or marketing of competing products against third parties in violation of our intellectual property rights generally. The initiation of proceedings by third parties to challenge the scope or validity of our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business. Proceedings to enforce our patent rights in the United States and in jurisdictions outside of the United States could result in substantial costs and divert our efforts and attention from other aspects of our business, could put patents we own or in-license at risk of being invalidated or interpreted narrowly and patent applications to which we have rights at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Further, we may not always detect infringement of our intellectual property rights, and defending our intellectual property rights, even if successfully detected, prosecuted, enjoined, or remedied, could result in the expenditure of significant financial and managerial resources. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
If we cannot protect and control trade secrets or other know-how and proprietary technology that is not patent protected, we may suffer competitive harm.
Besides patented intellectual property, we may also rely on trade secrets, unpatented proprietary technology, confidential information and know-how to protect our technology and maintain our competitive position, particularly when patent protection is not appropriate or obtainable. To protect proprietary technology and processes, we rely in part on confidentiality and intellectual property assignment agreements with our employees, consultants and others. These agreements may not prevent disclosure of confidential information nor result in the effective assignment to us of intellectual property and may not provide an adequate remedy if unauthorized disclosure of confidential information or other breaches of the agreements occur. Others may independently discover or reverse engineer our trade secrets and proprietary information licensed to us or that we own in a manner that could prevent legal recourse by us. Enforcing a claim that a party illegally obtained and is using trade secrets licensed to us or that we own is difficult, expensive and time consuming, and the outcome is unpredictable. In the United States, trade secret violations are both a matter of federal law and state law, and the criteria for protection of trade secrets under state law can vary among different jurisdictions. Courts outside the United States may be less willing to protect trade secrets or unpatented proprietary technology. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.
Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.
We currently and may in the future employ individuals who previously worked with other companies, including our possible competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third party. Litigation may ensue on these claims. If we fail in defending against any such claims or settling those claims, in addition to paying monetary damages or a settlement payment, we may be subject to an injunction or other remedies. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may be involved in litigation or other proceedings relating to patent, trade secret and other intellectual property rights, which could cause substantial costs and liability.
There may be patents and patent applications owned by our competitors, which, if determined to be valid and enforceable, may be infringed by us. We may not always conduct independent reviews of patents issued to third parties and such reviews, if conducted, may not identify all possible infringements. Holders of certain patents may contact us and request we enter into license agreements for the underlying technology and pay them royalties, which could be substantial. If we need to obtain a license to use any intellectual property, we may be unable to obtain these licenses on favorable terms or at all or we may be required to make substantial royalty or other payments to use this intellectual property. Litigation concerning patents, trade secret and proprietary rights can be time-consuming, expensive and unpredictable, and could divert the attention of our management and other employees from our business operations. Patent applications in the United States and elsewhere can be pending for many years before issuance, or unintentionally abandoned patents or applications can be revived, so there may be applications of others now pending or recently revived patents of which we are unaware. Patent applications in the United States, Europe and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. These applications that later result in issued patents, or the revival of previously abandoned patents, may prevent, limit or otherwise interfere with our ability to develop and market our products. Third parties may assert claims that we are employing their proprietary technology without authorization, including claims from competitors or from non-practicing entities that have no relevant product revenue and against whom our own patent portfolio and in-licensed patents may have no deterrent effect.
As we continue to commercialize our technology and products in their current or updated forms, launch new technologies and products and enter new markets, we expect competitors may claim that one or more of our technology or products infringe their intellectual property rights as a strategy to impede our commercialization and entry into new markets. The large number of patent issuances, the rapid rate of new patent application filings, the complexities of the technologies involved, and the uncertainty of litigation may increase the risk to our business and result in business resources and management’s attention being diverted to patent litigation. An adverse ruling in a patent litigation could subject us to significant liability, require us to seek licenses, and restrict our ability to commercialize our technology or manufacture and sell our products. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources.
Additionally, we may become party to adversarial proceedings regarding our patent rights or third-party patent portfolios. Such proceedings could include supplemental examination or contested post-grant proceedings such as post-grant review, reexamination, inter partes review, interference or derivation proceedings before the USPTO, and challenges in U.S. district courts. Patents may be subjected to opposition, post-grant review or comparable proceedings lodged in various foreign, both national and regional, patent offices. The legal threshold for initiating litigation or contested proceedings may be low in certain forum, so that even lawsuits or proceedings with a low probability of success might be initiated. Litigation and contested proceedings can also be expensive and time-consuming, and our adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we can. We may also occasionally use these proceedings to challenge the patent rights of others. We cannot be certain that any particular challenge will be successful in limiting or eliminating the challenged patent rights of the third party.
An unfavorable outcome in above mentioned lawsuits and proceedings could require us to pay substantial damages, to lose our patent protection, to cease using the technology or to license rights, potentially at a substantial cost, from prevailing third parties. There is no guarantee that any prevailing party would offer us a license or that we could acquire any license on commercially acceptable terms. Even if we can obtain rights to a third-party’s intellectual property, those rights may be non-exclusive, and therefore our competitors may obtain access to the same intellectual property. Ultimately, we may have to cease some of our business operations because of infringement claims, which could severely harm our business. To the extent we are found to be infringing on the intellectual property rights of others, we may not develop or otherwise obtain alternative technology. If we need to redesign our products to avoid third-party intellectual property rights, we may suffer significant regulatory delays associated with conducting additional studies or submitting technical, manufacturing or other information related to any redesigned product and, ultimately, in obtaining regulatory approval. Further, any such redesigns may result in less effective or less commercially desirable products or both.
Even if we were ultimately to prevail, any of these events could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business. Intellectual property litigation, regardless of its outcome, may cause negative publicity, adversely impact prospective customers, cause product shipment delays, or prohibit us from manufacturing, importing, marketing or otherwise commercializing our products and technology. In addition, if the breadth or strength of protection provided by the patents and patent applications we own or in-license is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future technology or products. In addition, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors view these announcements in a negative light, the price of our common stock could be adversely affected.
Lastly, we may need to indemnify our customers, licensees, commercialization partners, and distributors with respect to infringement by our technology or products of the intellectual property rights of third parties. Third parties may assert infringement claims against our customers, licensees, commercialization partners, or distributors based on our technology or products. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, licensees, commercialization partners, or distributors, regardless of the merits of these claims. If any of these third-party claims succeed or settle, we may be forced to pay damages or settlement payments on behalf of our customers, licensees, commercialization partners, or distributors or may be required to obtain licenses for the technology or products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers, licensees, commercialization partners, or distributors may be forced to stop using or selling our products or technology.
Patents covering our technology or products could be found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad.
The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents or those we in-license may be challenged in the courts or patent offices in the United States and abroad. We may be subject to a third-party pre-issuance submission of prior art to the USPTO, or become involved in opposition, derivation, revocation, reexamination, post-grant and inter partes review, or interference proceedings or other similar proceedings challenging our patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights if patent rights are awarded to third parties instead of to us. Moreover, we may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge our priority of invention or other features of patentability with respect to our patents and patent applications. Such challenges may result in loss of patent rights, in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology or products. Such proceedings also may result in substantial cost and require significant time from our employees and management, even if the eventual outcome is favorable to us. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.
In addition, if we initiate legal proceedings against a third party to enforce a patent we own covering the third party’s competing products, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that inventorship is incorrect or that a named inventor or someone connected with prosecution of the patent withheld material information from the USPTO or made a misleading statement during prosecution. Third parties may also raise claims challenging the validity of our patents before administrative bodies in the United States or abroad, even outside the context of litigation, including through re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of or amendment to our patents in such a way that they no longer cover our products. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on the applicable product(s). Such a loss of patent protection would have a material adverse effect on our business, financial condition and result of operations.
Obtaining and maintaining patent protection, whether owned or licensed patents, depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection or patent license could be reduced or eliminated for non-compliance with these requirements.
Obtaining and maintaining patent protection, whether owned or licensed patents, depends on compliance with various procedural measures, document submissions, fee payments and other requirements imposed by government patent agencies, and our patent protection or patent license could be reduced or eliminated for non-compliance with these requirements. Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents and applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our patents and applications. The USPTO and various non-U.S. government agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in the abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical products or technology, which could have a material adverse effect on our business, financial condition and results of operations.
Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.
Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Assuming that other requirements for patentability are met, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act (the “America Invents Act”), enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013, but before us or our licensors could therefore be awarded a patent covering an invention of ours or that we in-licensed even if we or our licensor had made the invention before it was made by such third party. This will require us or our licensor to be cognizant of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to file any patent application related to our products or invent any of the inventions claimed in our patents or patent applications or that of our licensors.
The America Invents Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter-partes review and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims or those that we have in-licensed that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents or that of our licensors. Future actions by the U.S. Congress, the federal courts and the USPTO could cause the laws and regulations governing patents to change in unpredictable ways. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.
We may be subject to claims challenging the ownership of our patents and other intellectual property and, if unsuccessful in any of these proceedings, we may be required to obtain licenses from third parties, which may not be available on commercially reasonable terms, or at all, or to cease the development, manufacture and commercialization of one or more of our products.
We may be subject to claims that current or former employees, collaborators or other third parties have an interest in our patents, trade secrets or other intellectual property. For example, we may have patent ownership disputes arise from conflicting obligations of employees, consultants or others who are involved in developing our products. Litigation may be necessary to defend against these and other claims challenging ownership of patents, trade secrets or other intellectual property, that we own or have in-licensed. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our products. If we were to jointly own such intellectual property with other owners, other owners may be able to license their rights to other third parties, including our competitors. We also may be required to obtain and maintain licenses from third parties, including parties involved in any such disputes. Such licenses may not be available on commercially reasonable terms, or at all, or may be non-exclusive. If we are in breach of any license agreements granted to us, such licenses may terminate. If we are unable to obtain and maintain such licenses, we may need to cease the development, manufacture and commercialization of one or more of our products.
Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.
The term of any individual patent depends on applicable law in the country where the patent is granted. In the United States, provided all maintenance fees are timely paid, a patent generally has a term of 20 years from its application filing date or earliest claimed non-provisional filing date. Extensions may be available under certain circumstances, but the life of a patent and, correspondingly, the protection it affords is limited. Even if we or our licensors obtain patents covering our products, when the terms of all patents covering a product expire, our business may become subject to competition from products identical or similar to ours which can be sold without infringing our patents. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.
We may be unable to acquire patent term extension in the United States under the Hatch-Waxman Act and in foreign countries under similar legislation.
In the United States, a patent that covers a medical device or biological or pharmaceutical product approved by the FDA may be eligible for a term extension designed to restore the period of the patent term that is lost during the pre-market regulatory review process conducted by the FDA. Depending upon the timing, duration and conditions of FDA marketing approval of our products, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Act”), which permits a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, and only claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. In the EU, our product candidates may be eligible for term extensions based on similar legislation. In either jurisdiction, however, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Even if we are granted such extension, the duration of such extension may be less than our request. If we are unable to obtain a patent term extension, or if the term of any such extension is less than our request, the period during which we can enforce our patent rights for that product will be in effect shortened and our competitors may obtain approval to market competing products sooner. The resulting reduction of years of revenue from applicable products could be substantial.
We may need to obtain intellectual property rights from third parties, and may not be successful in obtaining necessary rights to develop any future product through acquisitions and in-licenses.
We may find it necessary or prudent to obtain additional licenses from third-party intellectual property holders to advance our research or to allow commercialization of our products, and we cannot provide any assurances that third-party intellectual property rights do not exist which might be enforced against our products in the absence of such a license. In addition, with respect to any patents we may in the future co-own with third parties, we may wish to acquire exclusive licenses to such co-owners’ interest to such patents. However, we may be unable to secure such licenses or otherwise acquire or in-license any intellectual property rights from third parties that we identify as necessary for planned or future products. The licensing or acquisition of third-party intellectual property rights is a competitive area, and more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property licenses we have, we may have to abandon development of the relevant products, which could have a material adverse effect on our business, financial condition and results of operations.
If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
Our trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be violating or infringing other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners and customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement or dilution claims brought by owners of other trademarks. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, domain names or other similar intellectual property may be ineffective, could result in substantial costs and diversion of resources and could adversely affect our business, financial condition and results of operations.

MARKET PRICE AND DIVIDEND INFORMATION
Denali
Market Information
Denali Units began trading on Nasdaq on April 7, 2022. Each Denali Unit consists of one Denali Class A Ordinary Share and one redeemable warrant to purchase one Denali Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. On May 26, 2022, Denali announced that holders of Denali Units could elect to separately trade the Denali Class A Ordinary Shares and Denali Public Warrants included in the Denali Units on May 31, 2022. Any Denali Units not separated continue to trade on Nasdaq under the symbol “DECAU.” Any underlying Denali Class A Ordinary Shares and Denali Public Warrants that were separated trade on Nasdaq under the symbols “DECA” and “DECAW,” respectively. Each warrant entitles the holder to purchase one Denali Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as described in Denali’s final prospectus dated April 6, 2022, which was filed with the SEC on April 7, 2022. The Denali Warrants will become exercisable on the later of thirty (30) days after the completion of the Business Combination or twelve (12) months after the initial public offering closing date and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.
Holders
On December 14, 2023, there were 2 holders of record of Denali Units, 1 holder of record of Denali’s separately traded Denali Class A Ordinary Shares, 1 holder of record of Denali’s Warrants and 6 holders of record of Denali’s Class B Ordinary Shares.
Dividends
Denali has not paid any cash dividends on its Denali Class A Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Holdco’s revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. In addition, the terms of any equity or debt instruments that Holdco may issue in the future could contain prohibitions or restrictions on the ability of the combined company to pay dividends on its common stock. The payment of any cash dividends subsequent to the consummation of the Business Combination will be within the discretion of the Holdco Board. In addition, the Denali Board is not currently contemplating and does not anticipate declaring stock dividends in the foreseeable future nor is it currently expected that the Denali Board will declare any dividends.
Longevity
Summary Historical Market Price
Historical market price data for Longevity is not provided because Longevity is currently a privately-held company. As such, Longevity Common Shares are not currently listed on a public stock exchange and are not publicly traded. Therefore, no market data is available for Longevity.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus, except as set forth in the following sentence. Unless the context otherwise requires, all references in this section to “Holdco” refer to the new public entity and its wholly-owned subsidiaries after giving effect to the Business Combination.
The unaudited pro forma condensed combined financial information of Holdco has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 and presents the combination of the historical financial information of Denali, Longevity, Aegeria, Cerevast and Novokera adjusted to give effect to the Business Combination, other related events contemplated by the Transaction Agreements (“Other Related Events”) and other financing and reorganization events (“Other Financing and Reorganization Events”).
The unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the historical unaudited condensed consolidated balance sheet of Denali as of September 30, 2023, the historical unaudited condensed balance sheet of Longevity as of September 30, 2023, the historical unaudited condensed balance sheet of Aegeria as of September 30, 2023, the historical unaudited condensed balance sheet of Cerevast as of September 30, 2023 and the historical unaudited condensed balance sheet of Novokera as of September 30, 2023 on a pro forma basis as if the Business Combination and Other Related Events, summarized below, had been consummated on September 30, 2023.
The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 combines the historical statements of operations of Denali, the historical statements of operations of Longevity, the historical statements of operations of Aegeria, the historical statements of operations of Cerevast and the historical statements of operations of Novokera on a pro forma basis as if each of the Business Combination, Other Related Events and Other Financing and Reorganization Events summarized below had been consummated on January 1, 2022, the beginning of the earliest period presented.
There are two pro forma presentations:
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The first pro forma presentation is for the combination of Longevity, Aegeria, Cerevast and Novokera as if the transaction had been consummated on September 30, 2023 for balance sheet purposes. The statements of operations have been presented as if the transaction was consummated on January 1, 2022. This transaction will occur immediately prior to the Business Combination of Longevity and Denali.

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The second pro forma presentation is for the combination of Denali and Longevity as if the transaction had been consummated on September 30, 2023 for balance sheet purposes. The statements of operations have been presented as if the transaction was consummated on January 1, 2022.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
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the historical unaudited condensed consolidated financial statements of Denali as of and for the nine months ended September 30, 2023 and the historical audited financial statements of Denali as of and for the period from January 5, 2022 (inception) through December 31, 2022;

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the historical unaudited financial statements of Longevity as of and for the nine months ended September 30, 2023 and the historical audited financial statements of Longevity as of and for the year ended December 31, 2022;

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the historical unaudited financial statements of Aegeria as of and for the nine months ended September 30, 2023 and the historical audited financial statements of Aegeria as of and for the year ended December 31, 2022;

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the historical unaudited financial statements of Cerevast as of and for the nine months ended September 30, 2023 and the historical audited financial statements of Cerevast as of and for the year ended December 31, 2022;

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the historical unaudited financial statements of Novokera as of and for the nine months ended September 30, 2023 and the historical audited financial statements of Novokera as of and for the year ended December 31, 2022; and

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other information relating to Denali, Longevity, Aegeria, Cerevast and Novokera included in this proxy statement/prospectus, including the Transaction Agreements and the description of certain terms thereof set forth under the section entitled “Proposal No. 1 — The Business Combination Proposal.”

The unaudited pro forma condensed combined financial information should also be read together with the sections entitled “Denali Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Longevity Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Aegeria Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Cerevast Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Novokera Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
Description of the Business Combination
Pursuant to the Merger Agreement, Denali formed Holdco, a Delaware corporation, which has in turn formed and held two new entities — Denali Merger Sub and Longevity Merger Sub, each a Delaware corporation. Subsequently, (i) Denali Merger Sub will merge with and into Denali with Denali being the surviving entity, (ii) Longevity will acquire the outstanding equity interests in each of Aegeria, Cerevast and Novokera and (iii) Longevity Merger Sub will merge with and into Longevity, with Longevity being the surviving entity. Following these mergers, Denali and Longevity will be subsidiaries of Holdco, and existing equity holders of Denali and Longevity will convert their equity ownership in Denali and Longevity, respectively, into equity ownership in Holdco (the “Combined Company”). At the Closing, Holdco will change its name to “Longevity Biomedical, Inc.”.
Other Related Events
Other Related Events that are contemplated to occur in connection with the Business Combination are summarized below:
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the amendment and restatement of Holdco’s certificate of incorporation, to occur upon the Effective Time;

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the assumption by Holdco of the Warrant Agreement and, at the Denali Merger Effective Time, by virtue of the Denali Merger and the assumption of the Warrant Agreement, and without any action on the part of any holder of Denali Warrants, the assumption of each Denali Warrant, which thereafter shall be automatically and irrevocably modified to provide that such Denali Warrant shall no longer entitle the holder thereof to purchase the number of Denali Ordinary Shares set forth therein and in substitution shall entitle the holder thereof to acquire a certain number of shares of Holdco Common Stock;

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the assumption by Holdco at the Effective Time of all obligations of Longevity under each outstanding Longevity converted stock option and warrant and the agreements evidencing the grants thereof;

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the payment of certain outstanding debt and member payables, which is expected to occur immediately after the consummation of Business Combination; and

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the conversion of the Longevity promissory notes. On January 25, 2023, The Longevity promissory notes were amended to convert the first $2.0 million of principal into common stock equal to 11% of the total number of shares of Longevity common stock to be outstanding immediately prior to the Target Acquisition and each additional $1.28 million of principal notes outstanding will convert into an additional 1% of outstanding Longevity common stock.

Other Financing Events
Other Financing Events that are contemplated to occur in connection with the Business Combination are summarized below:
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Holdco entered into a subscription agreement to issue 1,300,000 shares of Series A Convertible Preferred Stock, at the closing of the Business Combination for $10.00 per share and gross proceeds of $13.0 million (the “PIPE Investment”). Each share of Series A Convertible Preferred Stock converts at the option of the holder into Holdco Common Stock at a conversion price based on the lower of (a) $8 per share and (b) the product of (x) the average of the historical twenty (20) day VWAP for the twenty (20) consecutive trading days ending on and including the date of conversion, multiplied by (y) 80% (i.e., applying a discount of 20%). However, in no event will the conversion price be less than $5 per share. In addition, the investor will receive a warrant to purchase two shares of Holdco Common Stock per share of Series A Convertible Preferred Stock at a strike pirce of $8 per share (the “PIPE Warrants”). The warrants will have a term of five years, commencing on the six-month anniversary of the Closing.

The PIPE Investment was amended to add the PIPE Warrants and reduce the total proceeds from $18.0 million to $13.0 million due to the current economic environment.
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The Minimum Cash Condition is for the sole benefit of Longevity and was waived by Longevity in its sole discretion on August 29, 2023.

Expected Accounting Treatment of Longevity’s Acquisition of the Targets
As noted above, as part of Longevity’s acquisition of the Targets, Longevity will acquire the outstanding equity interests in each of Aegeria, Cerevast and Novokera (“Target Acquisitions”). The Target Acquisitions will be accounted for in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), with Cerevast considered to be the accounting acquirer. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities will be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the relative fair value of the gross assets acquired is concentrated in a single asset or group of similar non-financial assets. If that screen is met, the set is not a business.
Cerevast is expected to be the accounting acquirer of the Target Acquisitions based on evaluation of the following facts and circumstances:
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Cerevast shareholders will have the largest minority voting interest;

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No shareholder will individually appoint the majority of the board of directors: and

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Cerevast senior management will comprise a majority of the Longevity senior management.

Longevity is a shell company formed to effect the Target Acquisitions, and under this method of accounting, Longevity does not meet the definition of a business. As such, this transaction will be accounted for as a capital transaction. Accordingly, the financial statements of Longevity will represent the continuation of the financial statements of Cerevast with the merger treated as the equivalent of Cerevast issuing stock for the net assets of Longevity, accompanied by a recapitalization.
In connection with the acquisitions of Aegeria and Novokera, substantially all the fair value is included in in process research and development (“IPR&D”) and, as such, the acquisitions will be treated as asset acquisitions. Aegeria and Novokera’s assets and liabilities will be measured and recognized at their relative fair values as of the transaction date with any value associated with IPR&D being expensed as there is no alternative future use. The fair value of assets and liabilities of Aegeria and Novokera will be combined with the assets, liabilities and results of operations of Longevity after the consummation of the Longevity Merger. The reported consolidated financial condition and results of operations of Longevity after completion of the Target Acquisitions will reflect these fair values.

Expected Accounting Treatment of the Business Combination among Denali, combined Longevity and Holdco
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Denali is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Holdco will represent a continuation of the financial statements of the combined group of Longevity with the Business Combination treated as the equivalent of Longevity issuing stock for the net assets of Denali, accompanied by a recapitalization. The net assets of Denali will be stated at historical cost, with no goodwill or other intangible assets recorded. Denali’s currently outstanding warrants are expected to remain equity-classified subsequent to the completion of the Business Combination based on an evaluation of whether the terms of the Business Combination might impact the historical accounting for the warrants. Following the Mergers, each of Longevity and Denali will be a subsidiary of Holdco, and Holdco will become a publicly traded company. At Closing, Holdco will change its name to Longevity Biomedical, Inc., and its common stock is expected to list on the Nasdaq Global Market under the ticker symbol “LBIO”. Operations prior to the Business Combination will be those of Longevity in future reports of Holdco.
Longevity is the accounting acquirer based on evaluation of the following facts and circumstances:
•
Majority of the board of directors is determined by Longevity;

•
Longevity senior management will be the senior management of Holdco;

•
Longevity’s name will be the name of the combined company;

•
Longevity’s business activities will be the business activities of the combined entity; and

•
Under the no redemption, 25% redemption and 50% redemption scenarios, Existing Longevity Stockholders have the most significant ownership interest in Holdco and under the 75% and maximum redemption scenarios, Existing Longevity Stockholders have a majority ownership in Holdco.

Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information in accordance with U.S. GAAP necessary for an illustrative understanding of Holdco upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Target Acquisitions and Business Combination occurred on the dates indicated and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Target Acquisitions and Business Combination, the Other Related Events and Other Financing Events contemplated by the Transaction Agreements are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Holdco following the completion of the Target Acquisitions and Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analysis is performed. Denali and Longevity have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined financial information reflects adjustments for the following events that occurred subsequent to September 30, 2023:
•
the $50,000 deposited into the Trust Account on October 11, 2023 associated with the additional extension as a result of the extraordinary meeting of the shareholders;

•
the $50,000 deposited into the Trust Account on November 10, 2023 associated with the additional one month extension;

•
the $400,000 additional promissory notes to Longevity from FutureTech as discussed in footnote 3(A); and

•
the redemption of 3,712,171 Denali Class A Ordinary Shares at the extraordinary general meeting of shareholders held on October 11, 2023, resulting in approximately $40.5 million being removed from the Trust Account (approximately $10.92 per share).

The unaudited pro forma condensed combined financial information contained herein assumes that the Denali shareholders approve the Business Combination.
Business Combination
Pursuant to the Cayman Constitutional Documents, Denali public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination as per the prospectus filed by Denali on April 7, 2022. Denali cannot predict how many of its public shareholders will exercise their right to redeem their public shares of Denali’s Class A Ordinary Shares for cash. The unaudited pro forma condensed combined financial information related to the combination of Denali and Longevity has been prepared assuming two redemption scenarios after giving effect to the Business Combination, as follows:
•
Assuming No Redemptions — this scenario assumes that none of the 4,537,829 public shares of Denali Class A Ordinary Shares are redeemed in connection with the Business Combination; and

•
Assuming Maximum Redemptions — this scenario assumes that all 4,537,829 public shares of Denali Class A Ordinary Shares are redeemed for an aggregate payment of $49.62 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.94 per share based on funds held in the Trust Account as of November 10, 2023.

The two alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the issued and outstanding Denali Warrants issued in connection with the Denali initial public offering as such securities are not exercisable until the later of 30 days after the Closing of the Business Combination or 12 months from the closing of the Denali initial public offering.
The following summarizes the pro forma Holdco Common Stock and Series A Convertible Preferred Stock issued and outstanding immediately after the Business Combination based on Longevity’s capitalization as of November 10, 2023, presented under the assumed no redemptions, 25% redemption, 50% redemption, 75% redemption and maximum redemptions scenarios, assuming (i) no additional issuance of Longevity equity (other than in connection with the Target Acquisitions) and (ii) the Closing occurs on September 30, 2023.
If the actual facts are different from these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 25% Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming 75% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Longevity Stockholders(1)	11,259,007	55.8%	11,259,007	59.1%	11,259,007	62.9%	11,259,007	67.1%	11,259,007	72.0%
Public Shareholders(2)	4,537,829	22.5%	3,403,372	17.9%	2,268,915	12.7%	1,134,457	6.8%	—	0.0%
Sponsor(3)	2,442,500	12.1%	2,442,500	12.8%	2,442,500	13.6%	2,442,500	14.6%	2,442,500	15.6%
Directors and executive officers of Denali	130,000	0.6%	130,000	0.7%	130,000	0.7%	130,000	0.8%	130,000	0.8%
Underwriters(6)	86,625	0.4%	86,625	0.5%	86,625	0.5%	86,625	0.5%	86,625	0.6%
Denali Convertible Promissory Notes(4)	93,802	0.5%	93,802	0.5%	93,802	0.5%	93,802	0.5%	93,802	0.6%
PIPE Investors(5)	1,625,000	8.1%	1,625,000	8.5%	1,625,000	9.1%	1,625,000	9.7%	1,625,000	10.4%
Total	20,174,763	100.0%	19,040,306	100.0%	17,905,848	100.0%	16,771,391	100.0%	15,636,934	100.0%

(1)
Represents 11,259,007 shares of Holdco Common Stock to be issued at the Closing as the Merger Consideration.

(2)
Represents 4,537,829 public shares issued and outstanding as of November 10, 2023.

(3)
Represents (a) the 1,932,500 Denali Class B Ordinary Shares owned by the Sponsor that will be converted into shares of Holdco Common Stock at the Closing on a one-to-one basis and (b) the 510,000 Denali Class A Ordinary Shares that will be converted into shares of Holdco Common Stock at the Closing on a one-to-one basis underlying the 510,000 Denali private placement units owned by the Sponsor.

(4)
Represents the conversion of the Denali Convertible Promissory Notes held by FutureTech Capital, LLC into Holdco Common Stock at a conversion price of $10 per share.

(5)
Represents the voting rights of the Preferred Stock on an as-converted basis utilizing a Conversion Price of $8.00 per share based on the Denali closing stock price of $10.97 on November 10, 2023. The maximum number of shares on an as-converted basis would be 2,600,000 based on the $5.00 per share minimum Conversion Price.

(6)
On November 20, 2023, Denali Underwriters entered into an Underwriter Letter Agreement, pursuant to which the Denali Underwriters have agreed to receive 30%, or $866,250, of the aggregate $2,887,500 deferred underwriting commission owed to them upon the closing of Denali’s initial business combination in the form of 86,625 shares of Holdco Common Stock. Under the terms of the Underwriter Letter Agreement, the Underwriter Share Consideration will be issued at the Closing and the remaining aggregate $2,021,250 of deferred underwriting compensation owed will remain payable at the Closing in cash under the original terms of the underwriting agreement. See “Shareholder Proposal No. 1  — The Business Combination Proposal — Certain Engagements in Connection with the Business Combination and Related Transactions”.

UNAUDITED PRO FORMA CONDENSED COMBINED LONGEVITY BALANCE SHEET
AS OF SEPTEMBER 30, 2023
	Longevity Biomedical, Inc. Historical	Cerevast Medical, Inc. Historical	Aegeria Soft Tissue LLC Historical	Novokera LLC Historical	Transaction Accounting Adjustments	Note	Other Adjustments	Note	Pro Forma Combined Longevity
ASSETS
Current assets:
Cash	$144,523	$37,229	$53,745	$5,458	$—		$400,000	3(A)	$640,955
Deferred offering costs	1,304,218	—	—	—	—		—		1,304,218
Prepaid expenses and other assets	5,964	29,818	12,603	11,594	—		—		59,979
Total current assets	1,454,705	67,047	66,348	17,052	—		400,000		2,005,152
Property and equipment, net	2,247	5,930	—	16,263	—		—		24,440
Right of use asset	—	295,085	—	—	—		—		295,082
Other assets	—	18,937	—	—	—		—		18,937
Total assets	$1,456,952	$386,996	$66,348	$33,315	$—		$400,000		$2,343,611
LIABILITIES AND STOCKHOLDERS’/MEMBERS’ DEFICIT
Current liabilities:
Accounts payable	$1,357,655	$3,039	$23,605	$40,827	$—		$—		$1,425,126
Accounts payable – related party	—	—	51,891	—	—		—		51,891
Accrued liabilities	250,143	62,679	—	44,021	—		—		356,843
Accrued interest payable – related party	—	7,616	7,489	—	—		—		15,105
Accrued interest payable	—	372,164	—	—	—		—		372,164
Notes payable – related party	4,450,000	100,000	—	—	—		(4,850,000)	3(A)	100,000
	—	—	—	—	—		400,000	3(A)	—
Notes payable	—	1,000,000	—	—	—		—		1,000,000
Member payable	—	—	125,000	119,752	—		—		244,752
Operating lease obligation – current	—	107,986	—	—	—		—		107,986
Total current liabilities	6,057,798	1,653,484	207,985	204,600	—		(4,450,000)		3,673,867
Operating lease obligation	—	196,352	—	—	—		—		196,352
Accrued liabilities, net of current	—	—	—	129,236					129,236
Total liabilities	6,057,798	1,849,836	207,985	333,836	—		(4,450,000)		3,999,455
Stockholders’/Members’ deficit:
Common Stock	—	198	—	—	377	3(B)	169	3(A)	1,126
	—	—	—	—	124	3(C)	258	3(D)	—
Common units	—	—	144,897	1,383,133	(144,897)	3(B)	—		—
	—	—	—	—	(1,383,133)	3(C)	—		—
Convertible Preferred Units	—	—	470,000	—	(470,000)	3(B)	—		—
Additional paid-in capital	6,201,403	21,511,952	—	—	41,267,673	3(B)	—		81,106,671
	—	—	—	—	18,078,319	3(C)	—		—
	—	—	—	—	—		4,849,831	3(A)	—
	—	—	—	—	—		(10,802,507)	3(D)	—
Accumulated deficit	(10,802,249)	(22,974,990)	(756,534)	(1,683,654)	756,534	3(B)	—		(82,763,641)
	—	—	—	—	(41,409,687)	3(B)	—		—
	—	—	—	—	1,683,654	3(C)	—		—
	—	—	—	—	(18,378,964)	3(C)	—		—
	—	—	—	—	—		10,802,249	3(D)	—
Total shareholders’/members’ deficit	(4,600,846)	(1,462,840)	(141,637)	(300,521)	—		4,850,000		(1,655,844)
Total liabilities and shareholders’/members’ deficit	$1,456,952	$386,996	$66,348	$33,315	$—		$400,000		$2,343,611
The accompanying notes are an integral part of these financial statements.

UNAUDITED PRO FORMA COMBINED LONGEVITY STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023
	Longevity Biomedical, Inc. Historical	Cerevast Medical, Inc. Historical	Aegeria Soft Tissue LLC Historical	Novokera LLC Historical	Transaction Accounting Adjustments	Note	Pro Forma Combined Longevity
Operating expenses
Research and development	$—	$557,453	$20,214	$273,302	—		$850,969
General and administrative	2,162,723	526,186	9,052	69,034	(1,080,000)	3(G)	1,686,995
Operating loss	(2,162,723)	(1,083,639)	(29,266)	(342,336)	1,080,000		(2,537,964)
Other (income) expense
Interest expense	—	74,794	—	—	—		74,794
Interest expense, related party	—	3,740	1,870	—	—		5,610
Loss on extinguishment of debt	6,201,403	—	—	—	—		6,201,403
Other income	—	(1,080,000)	—	—	1,080,000	3(G)	—
Net loss	$(8,364,126)	$(82,173)	$(31,136)	$(342,336)	$—		$(8,819,771)
Income (Loss) per share:
Basic and diluted	$(8,364,126)	$(0.04)	$(0.00)	$(0.46)	—		$(0.78)
Weighted average common shares/ units outstanding:
Basic and diluted	1	1,976,201	8,924,201	750,000	(391,396)	3(E)	11,259,007
The accompanying notes are an integral part of these financial statements.

UNAUDITED PRO FORMA COMBINED LONGEVITY STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
	Longevity Biomedical, Inc. Historical	Cerevast Medical, Inc. Historical	Aegeria Soft Tissue LLC Historical	Novokera LLC Historical	Transaction Accounting Adjustments	Note	Pro Forma Combined Longevity
Operating expenses
Research and development	$—	$1,032,224	$(114,012)	$1,292,534	$59,788,651	3(F)	$61,999,397
General and administrative	2,397,881	747,166	11,000	33,143	(630,000)	3(G)	2,559,190
Operating income (loss)	(2,397,881)	(1,779,390)	103,012	(1,325,677)	(59,158,651)		(64,558,587)
Other (income) expense
Interest expense	—	100,000	—	—	—		100,000
Interest expense, related party	—	10,877	2,500	—	—		13,377
Other income	—	(630,000)	—	—	630,000	3(G)	—
Net income (loss)	$(2,397,881)	$(1,260,267)	$100,512	$(1,325,677)	$(59,788,651)		$(64,671,964)
Income (Loss) per share:
Basic	$—	$(0.64)	$0.01	$(1.77)	—		$(5.74)
Diluted	$—	$(0.64)	$0.01	$(1.77)	—		$(5.74)
Weighted average common shares/units outstanding:
Basic	—	1,976,201	8,924,201	750,000	(391,395)	3(E)	11,259,007
Diluted	—	1,976,201	10,120,693	750,000	—		11,259,007
The accompanying notes are an integral part of these financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF
SEPTEMBER 30, 2023
					No Redemptions Scenario			Maximum Redemption Scenario
	Denali Capital Acquisition Corp. Historical	Longevity Pro Forma	Other Adjustments	Notes	Business Combination and Other Related Events	Notes	Holdco Pro Forma Combined	Business Combination and Other Related Events	Notes	Holdco Pro Forma Combined
Assets
Current assets
Cash	$13,460	$640,955	$(2,234,811)	5(G)	$49,674,427	5(A)	$56,069,804	$13,000,000	5(B)	$6,395,377
	—	—	—		13,000,000	5(B)	—	—		—
	—	—	—		(5,024,228)	5(C)	—	(5,024,228)	5(C)	—
Deferred offering costs	—	1,304,218	—		(1,304,218)	5(C)	—	(1,304,218)	5(C)	—
Prepaid expenses and other assets	22,190	59,979	—		—		82,169	—		82,169
Total current assets	35,650	2,005,152	(2,234,811)		56,345,982		56,151,973	6,671,555		6,477,546
Investments held in Trust Account	90,111,334	—	—		(49,674,427)	5(A)	—	(49,674,427)	5(J)	—
	—	—	100,000	5(H)	—		—	—		—
	—	—	(40,536,907)	5(H)	—		—	—		—
Property and equipment, net	—	24,440	—		—		24,440	—		24,440
Right of Use Asset	—	295,082	—		—		295,082	—		295,082
Other assets	—	18,937	—		—		18,937	—		18,937
Total assets	$90,146,984	$2,343,611	$(42,671,718)		$6,671,555		$56,490,432	$(43,002,873)		$6,816,005
Liabilities, Temporary Equity and Stockholders’ (Deficit) Equity
Current liabilities
Accounts payable	$213,387	$1,425,126	$—		$(531,349)	5(C)	$1,107,165	$(531,349)	5(C)	$1,107,165
Accounts payable – related parties	—	51,891	—		—		51,891	—		51,891
Accrued liabilities	3,529,922	356,843	—		(2,876,362)	5(C)	1,010,403	(2,876,362)	5(C)	1,010,403
Accrued interest payable – related party	10,290	15,105	(25,395)	5(G)	—		—	—		—
Accrued interest payable	8,897	372,164	(372,164)	5(G)	—		—	—		—
	—	—	4,122	5(H)	—		—	—		—
	—	—	(13,019)	5(I)	—		—	—		—
Notes payable – related party	492,500	100,000	(592,500)	5(G)	—		—	—		—
Notes payable	825,000	1,000,000	(1,000,000)	5(G)	—		—	—		—
	—	—	100,000	5(H)	—		—	—		—
	—	—	(925,000)	5(I)	—		—	—		—
Member payable	—	244,752	(244,752)	5(G)	—		—	—		—
Operating lease obligation – current	—	107,986	—		—		107,986	—		107,986
Total current liabilities	5,079,996	3,673,867	(3,068,708)		(3,407,711)		2,277,444	(3,407,711)		2,277,444
Accrued liabilities, net of current	—	129,236	—		—		129,236	—		129,236
Operating lease obligation, net of current	—	196,352	—		—		196,352	—		196,352
Deferred underwriting fee payable	2,887,500	—	—		(2,887,500)	5(C)	—	(2,887,500)	5(C)	—
Total liabilities	7,967,496	3,999,455	(3,068,708)		(6,295,211)		2,603,032	(6,295,211)		2,603,032
Class A Ordinary Shares subject to possible redemption	90,111,334	—	—		(49,674,427)	5(F)	—	(49,674,427)	5(J)	—
	—	—	100,000	5(H)	—		—	—		—
	—	—	(40,536,907)	5(H)	—		—	—		—
Stockholders’ (deficit) equity
Holdco Common Stock	—	—	9	5(I)	1,126	5(E)	1,855	1,126	5(E)	1,401
	—	—	—		711	5(F)	—	257	5(K)	—
	—	—	—		9	5(C)	—	9	5(C)	—
The accompanying notes are an integral part of these financial statements.

					No Redemptions Scenario			Maximum Redemption Scenario
	Denali Capital Acquisition Corp. Historical	Longevity Pro Forma	Other Adjustments	Notes	Business Combination and Other Related Events	Notes	Holdco Pro Forma Combined	Business Combination and Other Related Events	Notes	Holdco Pro Forma Combined
Common stock ($0.0001 par value 11,255,871 shares issued and outstanding as of September 30, 2023)	—	1,126	—		(1,126)	5(E)	—	(1,126)	5(E)	—
Preferred stock	—	—	—		130	5(B)	130	130	5(B)	130
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized, 510,000 shares issued and outstanding (excluding 8,250,000 shares subject to possible redemption)	51	—	—		(51)	5(F)	—	(51)	5(K)	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 2,062,500 shares issued and outstanding	206	—	—		(206)	5(F)	—	(206)	5(K)	—
Additional paid-in capital	—	81,106,671	938,010	5(I)	1,004,404	5(D)	136,649,055	1,004,404	5(D)	86,975,082
	—	—	—		41,265,082	5(F)	—	(8,408,891)	5(K)	—
	—	—	—		(1,531,223)	5(C)	—	(1,531,223)	5(C)	—
	—	—	—		12,999,870	5(B)	—	12,999,870	5(B)	—
	—	—	—		866,241	5(C)	—	866,241	5(C)	—
Accumulated Deficit	(7,932,103)	(82,763,641)	(104,122)	5(H)	(1,004,404)	5(D)	(82,763,641)	(1,004,404)	5(D)	(82,763,641)
	—	—	—		8,408,891	5(F)	—	8,408,891	5(K)	—
	—	—	—		631,738	5(C)	—	631,738	5(C)	—
Total stockholders’ (deficit) equity	(7,931,846)	(1,655,844)	833,897		62,641,192		53,887,399	12,966,765		4,212,972
Total liabilities, temporary equity and stockholders’ (deficit) equity	$90,146,984	$2,343,611	$(42,671,718)		$6,671,555		$56,490,432	$(43,002,872)		$6,816,005

The accompanying notes are an integral part of these financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023
					No Redemptions Scenario			Maximum Redemption Scenario
	Denali Capital Acquisition Corp. Historical	Longevity Pro Forma	Other Adjustments	Notes	Business Combination and Other Related Events	Notes	Holdco Pro Forma Combined	Business Combination and Other Related Events	Notes	Holdco Pro Forma Combined
Operating Expenses:
Research and development	—	$(850,969)	—		—		$(850,969)	—		$(850,969)
General and administrative	—	(1,686,995)	—		—		(1,686,995)	—		(1,686,995)
Formation and Operating Expenses	(2,991,334)	—	631,738	5(N)	—		(2,359,606)	—		(2,359,606)
Total Operating Loss	(2,991,334)	(2,537,964)	631,738		—		(4,897,570)	—		(4,897,570)
Interest expense	(8,896)	(74,794)	83,690	5(M)	—		—	—		—
Interest expense, related party	(10,301)	(5,610)	15,911	5(M)	—		—	—		—
Loss on Extinguishment of Debt	—	(6,201,403)	—		—		(6,201,403)	—		(6,201,403)
Income On Trust Investments	3,089,734	—			(3,089,734)	5(O)	—	(3,089,734)	5(O)	—
Total Other Income (Expense)	3,070,537	(6,281,807)	99,601		(3,089,734)		(6,201,403)	(3,089,734)		(6,201,403)
Net income (loss) before income tax provision	79,193	(8,819,771)	731,339		(3,089,734)		(11,098,973)	(3,089,734)		(11,098,973)
Income tax	—	—	—		—		—	—		—
Net income (loss)	$79,193	$(8,819,771)	$731,339		$(3,089,734)		$(11,098,973)	$(3,089,734)		$(11,098,973)
Basic and diluted net income per share, ordinary shares	$0.14	—	—		—		—	—		—
Weighted average shares outstanding of redeemable ordinary shares	8,250,000	—	—		—		—	—		—
Basic and diluted net loss per share, non-redeemable ordinary shares	$(0.43)	—	—		—		—	—		—
Weighted average shares outstanding of non-redeemable ordinary shares	2,572,500	—	—		—		—	—		—
Net loss per share attributable to common shareholders – basic and diluted	—	$(0.78)	—		—		$(0.60)	—		$(0.79)
Weighted average shares outstanding – basic and diluted	—	11,259,007	—				18,549,763			14,011,934
The accompanying notes are an integral part of these financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2022
					No Redemptions Scenario			Maximum Redemption Scenario
	Denali Capital Acquisition Corp. Historical	Longevity Pro Forma	Other Adjustments	Notes	Business Combination and Other Related Events	Notes	Holdco Pro Forma Combined	Business Combination and Other Related Events	Notes	Holdco Pro Forma Combined
Operating Expenses:
Research and development	$—	$(61,999,397)	$—		$—		$(61,999,397)	$—		$(61,999,397)
General and administrative	—	(2,559,190)	—		(1,004,404)	5(L)	(3,563,594)	(1,004,404)	5(L)	(3,563,594)
Formation and Operating Expenses	(1,640,990)	—			—		(1,640,990)	—		(1,640,990)
Total Operating Loss	(1,640,990)	(64,558,587)	—		(1,004,404)		(67,203,981)	(1,004,404)		(67,203,981)
Interest expense	—	(100,000)	100,000	5(M)	—		—	—		—
Interest expense, related party	—	(13,377)	13,377	5(M)	—		—	—		—
Income On Trust Investments	1,221,600	—	—		(1,221,600)	5(O)	—	(1,221,600)	5(O)	—
Total Other Income (Expense)	1,221,600	(113,377)	113,377		(1,221,600)		—	(1,221,600)		—
Net loss before income tax provision	(419,390)	(64,671,964)	113,377		(2,226,004)		(67,203,981)	(2,226,004)		(67,203,981)
Income tax	—	—	—		—		—	—		—
Net loss	$(419,390)	$(64,671,964)	$113,377		$(2,226,004)		$(67,203,981)	$(2,226,004)		$(67,203,981)
Basic and diluted net income per share, ordinary shares	$0.72	—	—		—		—	—		—
Weighted average shares outstanding of redeemable ordinary shares	6,056,094	—	—		—		—	—		—
Basic and diluted net loss per share, non-redeemable ordinary shares	$(2.14)	—	—		—		—	—		—
Weighted average shares outstanding of non-redeemable ordinary shares	2,236,392	—	—		—		—	—		—
Net loss per share attributable to common shareholders – basic and diluted	—	$(5.74)	—		—		$(3.62)	—		$(4.80)
Weighted average shares outstanding – basic and diluted	—	11,259,007	—				18,549,763			14,011,934
The accompanying notes are an integral part of these financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Note 1 — Basis of Presentation
The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of SEC Regulation S-X, as amended January 1, 2021. The historical financial information has been adjusted to give effect to the events that are (i) directly attributable to the Target Acquisitions and Business Combination and (ii) factually supportable. The historical financial information of Aegeria, Cerevast, Denali, Longevity and Novokera is presented in accordance with U.S. GAAP.
The acquisition accounting adjustments relating to both the Target Acquisitions and Business Combination are preliminary and subject to change, as additional information becomes available and as additional analyses are performed. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of any anticipated benefits from cost savings or synergies that may result from either the Target Acquisitions or the Business Combination or to any future integration costs. The unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the combined company including the Target Acquisitions and Business Combination.
Minimum Cash Closing Condition and PIPE Investment
The Merger Agreement originally provided that the obligation of Longevity to consummate the Transactions was conditioned upon, among other items, aggregate unrestricted cash proceeds available, after giving effect to the payment of certain of Denali’s and Longevity’s transaction expenses, to fund the balance sheet of Holdco, being at least $30,000,000. However, on August 29, 2023, Longevity agreed to unconditionally and irrevocably waive such condition to Closing.
In connection with the PIPE Investment, Holdco will issue 1,300,000 shares of Series A Convertible Preferred Stock at a purchase price of $10.00 per share, for gross proceeds of $13.0 million at closing of the Business Combination. Each share of Series A Convertible Preferred Stock converts at the option of the holder into Holdco Common Stock at a conversion price based on the lower of (a) $8 per share and (b) the product of (x) the average of the historical twenty (20) day VWAP for the twenty (20) consecutive trading days ending on and including the date of conversion, multiplied by (y) 80% (i.e., applying a discount of 20%). However, in no event will the conversion price be less than $5 per share. In addition, Holdco will issue a warrant to acquire two shares of Holdco Common Stock per share of Series A Convertible Preferred Stock at a strike price of $8.00 per share and each warrant will have a term of five years, commencing on the six-month anniversary of the Closing. The PIPE Investment was reduced from $18.0 million to $13.0 million in gross proceeds due to the economic environment.
The accounting for the Preferred Stock and PIPE Warrants is currently under evaluation. A preliminary analysis has been performed and it was determined that the classification of the Preferred Stock as well as the PIPE Warrants would be permanent equity as it did not meet the requirements to be classified as a liability in accordance with ASC 480. Further, as part of the preliminary analysis, there were no features that required bifurcation or resulted in the Preferred Stock to be classified in temporary equity.
Deferred Discount Agreement
Pursuant to the terms of the Deferred Discount Agreement, Holdco will issue 86,625 Holdco Common Stock at the Closing and the remaining $2,021,250 of the aggregate Deferred Discount owed will remain payable at the Closing in cash in accordance with the terms of the Underwriting Agreement.
Note 2 — Target Acquisitions Preliminary Estimated Purchase Price Allocation
Aegeria Asset Acquisition
The accompanying unaudited pro forma condensed combined financial statements reflect an estimated asset acquisition price for Aegeria of $41.3 million.

The total estimated purchase price and allocation is summarized as follows:
Number of shares of the combined company owned by Aegeria stockholders(i)	3,765,333
Multiplied by the fair value per share of Longevity common stock(ii)	$10.96
Total estimated purchase price	$41,268,050
For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired.
Cash	$53,745
Other net working capital deficit acquired as of September 30, 2023	(195,382)
In-process research and development(iii)	41,409,687
Total estimated purchase price	$41,268,050

(i)
Represents the estimated number of shares of common stock of Longevity that holders of Aegeria common units and convertible preferred units receive upon completion of the Target Acquisitions.

(ii)
The Merger Agreement states the total value of the Business Combination (ie. pro forma combined Longevity) is $128 million, which will be settled in approximately 11,259,007 shares of Holdco common stock and approximately 1,621,319 warrants and options to acquire Holdco common stock. The number of shares of Holdco common stock and warrants and options to acquire Holdco common stock was determined based on a deemed value of $10.00 per share pursuant to the Merger Agreement. A portion of this value, approximately 3,765,333 shares of Holdco common stock, is currently estimated to be allocated to the unitholders of Aegeria who will become stockholders of Longevity via Longevity’s acquisition of the Targets immediately prior to the Business Combination. The fair value of Aegeria is estimated to be the fair value of the 3,765,333 shares of Holdco common stock the Aegeria unitholders will be receiving in the Business Combination, which is currently estimated to be $10.96 per share based on the November 2, 2023 closing price of Denali Class A common stock.

If the Denali stock price were to increase to $12.00 or $13.00 per share, then the estimated purchase price of Aegeria would increase by $3.9 million and $7.7 million, respectively. If the Denali stock price were to decrease to $10.00 or $9.00 per share, the estimated purchase price of Aegeria would decrease by $3.6 million and $7.4 million, respectively. Each change in the estimated purchase price of Aegeria would have a corresponding impact to the value of the acquired in-process research and development.
(iii)
IPR&D represents the research and development project of Aegeria which was in-process, but not yet completed, and which Longevity plans to advance. This includes the development of Aegeria’s clinical stage biomatrix technology for the treatment of soft tissue defects. Current accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The acquired set of assets and liabilities did not have outputs or employees. The actual purchase price allocated to IPR&D will fluctuate until the final transaction costs and the actual amount of cash used for Aegeria’s operations are known. The final valuation of the IPR&D consideration could differ significantly from the current estimate.

Novokera Asset Acquisition
The accompanying unaudited pro forma condensed combined financial statements reflect an estimated asset acquisition price for Novokera of $18.1 million.
The total estimated purchase price and allocation is summarized as follows:
Number of shares of the combined company owned by Novokera members(i)	1,237,870
Number of shares of the combined company available to warrant holders upon exercise(ii)	411,623
Total shares available to Novokera members and warrant holders	1,649,493
Multiplied by the fair value per share of Longevity common stock(iii)	$10.96
Total estimated purchase price	$18,078,443

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired.
Cash	$5,458
Other net working capital deficit acquired as of September 30, 2023	(305,979)
In-process research and development(iv)	18,378,964
Total estimated purchase price	$18,078,443

(i)
Represents the estimated number of shares of common stock of Longevity that holders of Novokera common units receive upon completion of the Target Acquisitions.

(ii)
Represents the estimated number of shares of common stock of Longevity reserved for holders of Novokera warrants upon completion of the Target Acquisitions.

(iii)
The Merger Agreement states the total value of the Business Combination (i.e. pro forma combined Longevity) is $128 million, which will be settled in approximately 11,259,007 shares of Holdco common stock and approximately 1,621,319 warrants and options to acquire Holdco common stock. The number of shares of Holdco common stock and warrants and options to acquire Holdco common stock was determined based on a deemed value of $10.00 per share pursuant to the Merger Agreement. A portion of this value, approximately 1,237,870 shares of Holdco common stock and 411,623 warrants to acquire Holdco common stock, is currently estimated to be allocated to the unitholders of Novokera who will become stockholders of Longevity via Longevity’s acquisition of the Targets immediately prior to the Business Combination. The fair value of Novokera is estimated to be the fair value of the 1,237,870 shares of Holdco common stock and the 411,623 Holdco warrants the Novokera unitholders will receive in the Business Combination, which is currently estimated to be $10.96 per share based on the November 2, 2023 closing price of Denali Class A common stock. The fair value of the warrants are currently estimated to have the same fair value as the underlying stock as the fair value of the warrants under a black-scholes option valuation would not yield materially different results from utilizing the current Denali stock price given the warrants will have an exercise price of $0.02 and a time to maturity of approximately nine years.

If the Denali stock price were to increase to $12.00 or $13.00 per share, then the estimated purchase price of Novokera would increase by $1.7 million and $3.4 million, respectively. If the Denali stock price were to decrease to $10.00 or $9.00 per share, the estimated purchase price of Novokera would decrease by $1.6 million and $3.2 million, respectively. Each change in the estimated purchase price of Novokera would have a corresponding impact to the estimated value of the acquired in-process research and development.
(iv)
IPR&D represents the research and development projects of Novokera which were in-process, but not yet completed, and which Longevity plans to advance. Novokera has a development program utilizing its licensed and patented technology for the treatment of corneal blindness. Current accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The acquired set of assets and liabilities did not have outputs or employees. The actual purchase price allocated to IPR&D will fluctuate until the final transaction costs and the actual amount of cash used for Novokera’s operations are known. The final valuation of the IPR&D consideration could differ significantly from the current estimate.

Note 3 — Target Acquisitions Pro Forma Adjustments
Given Cerevast’s history of net losses and valuation allowance, management assumed a statutory tax rate of zero percent. Therefore, the pro forma adjustments to the statement of operations resulted in no additional income tax adjustment to the pro forma financials.
The pro forma adjustments, as of September 30, 2023 for the unaudited pro forma condensed combined balance sheet, for the nine months ended September 30, 2023 for the unaudited pro forma condensed combined statement of operations and the year ended December 31, 2022 for the unaudited pro forma condensed combined statement of operations, are as follows:

Target Acquisitions Balance Sheet Pro Forma Adjustments
(A)
Promissory notes due to FutureTech Partners LLC (“Partners”) included in Notes payable — related Party of Longevity were amended on January 25, 2023 assigning its rights to the promissory notes to FutureTech Capital LLC (“FutureTech”). In addition, the notes were amended to convert into Longevity common stock as follows:

(i) in exchange for the first $2.0 million of principal amount of notes outstanding, that number of shares of Longevity common stock equal to 11% of the total number of shares of Longevity common stock to be outstanding immediately prior to the Longevity Merger Effective Time, plus
(ii) in exchange for each additional $1.28 million of principal amount of notes outstanding, that number of shares of Longevity common stock equal to an additional 1% of Longevity common stock outstanding immediately prior to the Longevity Merger Effective Time.
Promissory notes issued after September 30, 2023 included in the pro forma adjustments:
•
$200,000 issued on October 3, 2023

•
$200,000 issued on November 6, 2023

These additional promissory notes are captured in the Other Adjustments.
At the time of the Target Acquisitions FutureTech will be issued approximately 1,693,440 shares of common stock at a value of $10 per share. $169 was recorded to common stock for the par value at $0.0001 per share and $4,849,831 was recorded to additional paid-in capital.
(B)
To reflect the adjustments associated with the Aegeria asset acquisition as follows:

Elimination of historical common units	$(144,897)
Par value for the issuance of Longevity common stock	377
Conversion of preferred units into Longevity common stock	(470,000)
Elimination of historical members’ deficit	756,534
Additional paid-in capital resulting from the issuance of Longevity common stock	41,267,673
Adjustment to accumulated deficit for IPR&D	$(41,409,687)

(C)
To reflect the adjustments associated with the Novokera asset acquisition as follows:

Elimination of historical common units	$(1,383,133)
Par value for the issuance of Longevity common stock	124
Elimination of historical member’s deficit	1,683,654
Additional paid-in capital resulting from the issuance of Longevity common stock	18,078,319
Adjustment to accumulated deficit for IPR&D	$(18,378,964)

(D)
To reflect the reverse acquisition of Longevity, including the elimination of its accumulated deficit.

Target Acquisitions Statement of Operations Pro Forma Adjustments
(E)
To reflect the change in outstanding shares of Longevity as a result of the acquisitions resulting in the total shares outstanding in the combined entity of 11,259,007 shares.

(F)
To reflect the adjustment to the statement of operations for the expense associated with IPR&D for the Aegeria and Novokera asset acquisitions as if they had occurred on January 1, 2022, the date the Business Combination occurred for purposes of the unaudited pro forma condensed combined statement of operations.

Adjustment to accumulated deficit for IPR&D – Aegeria	$41,409,687
Adjustment to accumulated deficit for IPR&D – Novokera	18,378,964
Total IPR&D	$59,788,651

(G)
To eliminate the income and expense associated with the management services agreement between Longevity and Cerevast.

Note 4 — Target Acquisitions Net Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Target Acquisitions, assuming the shares were outstanding since January 1, 2022. As the Target Acquisitions and related equity transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Target Acquisitions have been outstanding for the entirety of the period presented.
	For the Nine Months Ended September 30, 2023	For the Year Ended December 31, 2022
Pro forma net loss	$(8,819,771)	$(64,671,964)
Weighted average shares of common stock outstanding	11,259,007	11,259,007
Net loss per share – basic and diluted	$(0.78)	$(5.74)
A total of 1,621,319 shares associated with outstanding Longevity Converted Stock Option and Warrant agreements for the nine months ended September 30, 2023 and the year ended December 31, 2022 have been excluded from the calculation as their effect would have been anti-dilutive.
Note 5 — Business Combination Pro Forma Adjustments
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments related to the Business Combination and Other Related Events included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023 are as follows:
(A)
Reflects the liquidation and reclassification of $49.6 million of investments held in the Trust Account to cash and cash equivalents that becomes available for general corporate use by Holdco.

(B)
Reflects the proceeds from the PIPE Investment of $13,000,000 upon the issuance of 1,300,000 shares of Series A Convertible Preferred Stock, par $0.0001, at a price of $10 per share.

(C)
Reflects the preliminary estimated direct and incremental transaction costs of $7,232,268.

Legal, advisory and other professional fees in accounts payable	531,349
Legal, advisory and other professional fees in accrued liabilities	2,876,362
Legal fees written off	(631,738)
Legal, advisory and other professional fees to be incurred	227,005
Deferred underwriter fees to be paid in cash	2,021,250
Deferred underwriter fees to be paid in Holdco Common Stock	866,250
Legal, advisory and other professional fees deferred	1,341,790
7,232,268
Also reflects the offset of $1,304,218 in deferred offering costs against the transaction proceeds.

Holdco negotiated with the attorneys to write off legal fees in the amount of $631,738 and to defer the payment of transaction related fees of $1,341,790. These fees will be due in 2024 and will remain in accounts payable and accrued liabilities until paid.
(D)
Reflects stock-based compensation of $1,004,404 related to shares transferred by the Sponsor to Denali’s Chief Financial Officer and certain Directors as per ASC 718 “Stock-based Compensation.” Prior to the consummation of the IPO, Denali Global Investment LLC assigned 50,000 class B shares to Lei Huang (Director), 20,000 class B shares to You Sun (Chief Financial Officer), 20,000 class B shares to Huifeng Chang (Director), 20,000 class B shares to Jim Mao (Director) and 20,000 class B shares to Kevin Vassily (Director), respectively, at a purchase price of $0.012 per share, with a grant date fair value of approximately $7.73 per share. The performance obligation of achieving an Initial Business Combination became probable upon Closing, therefore, the expense has been presented as a proforma adjustment to additional paid-in capital and accumulated deficit.

(E)
Reflects the conversion of 11,259,007 shares of Longevity common stock for common stock in Holdco on a one-to-one basis upon the Closing.

(F)
Reflects the reverse acquisition of Denali, including elimination of its accumulated deficit under the no redemption scenario with 4,537,829 Class A ordinary shares issued through Public Offering, 510,000 Class A ordinary shares issued through Private Placement and 2,062,500 Class B shares owned by the Sponsor, the Chief Financial Officer, and Directors converting into Holdco shares on a one-to-one basis.

(G)
Reflects liabilities to be paid upon or immediately after the closing of Business Combination. These payments are expected to be made immediately following the closing of the Business Combination and do not impact the Minimum Cash Condition. They have been included in the pro forma financial statements due to their significance and the anticipated timing of the payments.

Member payable	$244,752
Note payable	1,000,000
Note payable – related party	592,500
Accrued interest payable	372,164
Accrued interest payable – related party	25,395
Total	$2,234,811

(H)
Reflects the funds deposited into the Trust Account of $50,000 on October 11, 2023 associated with the additional extension as a result of the extraordinary meeting of the shareholders, the $50,000 deposited into the Trust Account on November 10, 2023 for the additional one month extension, the additional $100,000 in promissory notes issued to FutureTech Capital, LLC associated with funding of the Trust Account on October 11, 2023 and November 10, 2023, and the $40,536,907 removed from the Trust Account associated with the 3,712,171 shares that were redeemed in association with the extraordinary meeting of the shareholders that was held on October 11, 2023.

(I)
Reflects the conversion of the Convertible Promissory Note plus accrued interest between Denali and FutureTech Capital, LLC into Holdco Common Stock at the Closing at a conversion price of $10.00 per share.

(J)
Reflects the cash disbursed under the maximum redemption scenario to redeem 4,537,829 Class A ordinary shares in connection with the Business Combination at an estimated redemption price of $10.94 per share based on the funds held in the Trust Account as of November 10, 2023.

(K)
Reflects the reverse acquisition of Denali, including elimination of its accumulated deficit under the maximum redemption scenario with 510,000 Class A ordinary shares issue through Private Placement and 2,062,500 Class B shares owned by the Sponsor, the Chief Financial Officer, and Directors converting into Holdco shares on a one-to-one basis.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The adjustments related to the Statement of Operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 are as follows:
(L)
Represents pro forma adjustments to general and administrative expenses of the following in the year ended December 31, 2022:

•
Stock based compensation of $1,004,404 related to shares transferred by the Sponsor to Denali’s Chief Financial Officer and certain Directors as per ASC 718 “Stock-based Compensation”. Prior to the consummation of the IPO, Denali Global Investment LLC assigned 50,000 class B shares to Lei Huang (Director), 20,000 class B shares to You Sun (Chief Financial Officer), 20,000 class B shares to Huifeng Chang (Director), 20,000 class B shares to Jim Mao (Director) and 20,000 class B shares to Kevin Vassily (Director), respectively, at a purchase price of $0.012 per share, with a grant date fair value of approximately $7.73 per share. The performance obligation of achieving an Initial Business Combination became probable upon Closing, therefore, the expense has been presented as a proforma adjustment to general and administrative expenses.

(M)
Reflects the elimination of Longevity’s interest expense historically recorded related to payment of Longevity’s debt.

(N)
Reflects the reduction in transaction costs associated with the write-off of legal costs expensed.

(O)
Reflects the elimination of Denali’s investment income related to investments held in the Trust Account.

Note 6 — Business Combination Net Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination, related equity transactions, the issuance of shares to Denali’s Sponsor, and Denali’s initial public offering are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related transactions, and the shares issued to Denali’s Sponsor and in connection with Denali’s initial public offering have been outstanding for the entirety of the period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.
The unaudited pro forma condensed combined financial information has been prepared under the two assumed redemption scenarios as follows:
	For the Nine Months Ended September 30, 2023		For the Year Ended December 31, 2022
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(11,098,973)	$(11,098,973)	$(67,203,981)	$(67,203,981)
Weighted average shares of common stock outstanding	18,549,763	14,011,934	18,549,763	14,011,934
Net loss per share – basic and diluted	$(0.60)	$(0.79)	$(3.62)	$(4.80)
A total of 14,606,319 shares associated with Denali public and private warrants, outstanding Longevity Converted Stock Option and Warrant agreements, conversion of the Series A Convertible Preferred Stock assuming an $8 per share (based on the $10.97 closing price of Denali Class A Ordinary Shares as of November 10, 2023) conversion rate and the PIPE Warrants have been excluded from the calculation as their effect would have been anti-dilutive.

EXTRAORDINARY GENERAL MEETING OF DENALI
General
Denali is furnishing this proxy statement/prospectus to the Denali shareholders as part of the solicitation of proxies by the Denali Board for use at the extraordinary general meeting to be held on January 4, 2024, and at any adjournment thereof. This proxy statement is first being furnished to the Denali shareholders on or about December 18, 2023 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement provides the Denali shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting will be held on January 4, 2024 at 9:00 a.m. Eastern Time, at the offices of US Tiger Securities, Inc. located at 437 Madison Avenue, 27th Floor, New York, New York 10022. Cayman Islands law requires there be a physical location for the meeting.
Purpose of the Extraordinary General Meeting
At the extraordinary general meeting, Denali is asking Denali shareholders to consider and vote upon:
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by ordinary resolution (i) the Business Combination, (ii) the adoption of the Agreement and Plan of Merger, dated as of January 25, 2023 (as amended by the Amendment to and Consent under Agreement and Plan of Merger dated April 11, 2023, the “Merger Agreement”), by and among Denali, Denali SPAC Holdco, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Denali (“Holdco”), Denali SPAC Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“Denali Merger Sub”), Longevity Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“Longevity Merger Sub”), Longevity Biomedical, Inc., a Delaware corporation (“Longevity”) and Bradford A. Zakes, solely in the capacity as a seller representative (the “Seller Representative”), (iii) the approval of the Plan of Merger (as defined herein) and (iv) the approval of the transactions contemplated by the Merger Agreement (the “Business Combination Proposal”);
Proposal No. 2 — The Merger Proposal — to consider and vote upon a proposal to approve by special resolution the Denali Merger and related Plan of Merger and to authorize the merger of Denali Merger Sub with and into Denali, with Denali surviving the merger (the form of the Plan of Merger is attached to this proxy statement/prospectus as Annex B) (the “Merger Proposal”);
Proposal No. 3 — The Share Capital Proposal — to consider and vote upon a proposal to approve by ordinary resolution the alteration of the authorized share capital of Denali at the effective time of the Denali Merger by (a) the reclassification and re-designation of (i) 200,000,000 issued and unissued Class A ordinary shares of a par value of US$0.0001 each to 200,000,000 issued and unissued ordinary shares of a par value of US$0.0001 each; (ii) 20,000,000 issued and unissued Class B ordinary shares of a par value of US$0.0001 each to 20,000,000 issued and unissued ordinary shares of a par value of US$0.0001 each; and (iii) 1,000,000 authorized but unissued preference shares of a par value of US$0.0001 each to 1,000,000 authorized but unissued ordinary shares of a par value of US$0.0001 each (the “Re-designation”); and (b) immediately following the Re-designation, the consolidation of every 100 issued and unissued ordinary shares of a par value of US$0.0001 each into one ordinary share of a par value of US$0.01 each (the “Consolidation”), such that following such Re-designation and Consolidation, the authorized share capital of the Company shall be US$22,100 divided into 2,210,000 shares of a par value of US$0.0001 each (the “Share Capital Proposal”);
Proposal No. 4 — The Organizational Documents Proposals — to consider and vote upon two separate proposals to approve by special resolutions, with effect from the effective time of the Denali Merger, (a) the change of name of Denali to LBI Sub 2, Inc. and (b) the adoption of the Proposed Cayman Constitutional Documents (a copy of the Proposed Cayman Constitutional Documents is attached to this proxy statement/prospectus as Annex H) (the “Organizational Documents Proposals”);

Proposal No. 5 — The Non-Binding Governance Proposals — to consider and vote upon by ordinary resolution, on a non-binding advisory basis, certain material differences between Denali’s Amended and Restated Memorandum and Articles of Association (as it may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed amended and restated certificate of incorporation of Holdco (the “Proposed Certificate of Incorporation”) and the proposed bylaws of Holdco (the “Proposed Bylaws,” and together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”), presented separately in accordance with the United States Securities and Exchange Commission requirements (collectively, the “Non-Binding Governance Proposals”);
Proposal No. 6 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve and assume by ordinary resolution, the Longevity Biomedical, Inc. 2023 Equity Incentive Plan (the “Equity Incentive Plan”) and any grants or awards issued thereunder (the “Incentive Plan Proposal”); and
Proposal No. 7 — The Adjournment Proposal — to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the extraordinary general meeting or for the approval of one or more proposals at the extraordinary general meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Denali shareholders (the “Adjournment Proposal”).
Each of Proposals No. 1, 2, 3, 4, and 6 (the “Condition Precedent Proposals”) is cross-conditioned on the approval of the others. Proposal No. 7 is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Proposal No. 5 consists of non-binding advisory proposals. If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the Business Combination may not be consummated.
Recommendation of the Denali Board
The Denali Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Denali and its shareholders and recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Share Capital Proposal, “FOR” the Organizational Documents Proposals, “FOR” the Non-Binding Governance Proposals, “FOR” the Incentive Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of Denali’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Denali and its shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Denali’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Denali’s Directors and Officers in the Business Combination” for a further discussion of these considerations.
Record Date; Who Is Entitled to Vote
Denali shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned Denali Ordinary Shares at the close of business on December 14, 2023, which is the record date for the extraordinary general meeting. Shareholders will have one vote for each Denali ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the record date, there were 5,047,829 Denali Class A Ordinary Shares issued and outstanding, and 2,062,500 Denali Class B Ordinary Shares issued and outstanding.

Quorum
A quorum of Denali shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold a majority of the issued and outstanding Denali Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 3,555,165 Denali Ordinary Shares would be required to achieve a quorum.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Denali but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non- routine” proposals, such as the Business Combination Proposal or any of the other Condition Precedent Proposals.
Vote Required for Approval
The approval of each of the Business Combination Proposal, Non-Binding Governance Proposals, the Share Capital Proposal, the Incentive Plan Proposal and the Adjournment Proposal require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Denali Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The approval of each of the Merger Proposal and the Organizational Documents Proposals require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the Denali Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Each of the Business Combination Proposal, the Merger Proposal, the Share Capital Proposal, the Organizational Documents Proposals and the Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals unless such condition is waived by the parties to the Merger Agreement. The Adjournment Proposal and the Non-Binding Governance Proposals are not conditioned on any other approval.
Voting Your Shares
Each Denali ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of Denali Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are four ways to vote your Denali Ordinary Shares at the extraordinary general meeting:
You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Denali Board “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Share Capital Proposal, “FOR” the Organizational Documents Proposal, “FOR” the Non-Binding Governance Proposals, “FOR” the Incentive Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.
You can vote online by visiting www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time on January 3, 2024 (have your proxy card in hand when you visit the website).

You can vote by phone by calling toll-free (within the U.S. or Canada) 1-800-454-8683 (have your proxy card in hand when you call).
You can attend the extraordinary general meeting in person.
Revoking Your Proxy
If you are a Denali shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may notify Denali’s president in writing before the extraordinary general meeting that you have revoked your proxy; or

•
you may attend the extraordinary general meeting in person or electronically, revoke your proxy, and vote in person or electronically, as indicated above.

Who Can Answer Your Questions About Voting Your Denali Ordinary Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Denali Ordinary Shares, you may call Advantage Proxy, Inc., Denali’s proxy solicitor, by calling (877) 870-8565, or call collect at (206) 870-8565, or by emailing ksmith@advantageproxy.com.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a Denali shareholder may request of Denali that Denali redeem all or a portion of its Denali Class A Ordinary Shares for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of Denali Class A Ordinary Shares, you will be entitled to receive cash for any Denali Class A Ordinary Shares to be redeemed only if you:
(i)
hold Denali Class A Ordinary Shares;

(ii)
submit a written request to VStock, Denali’s transfer agent, in which you (i) request that Denali redeem all or a portion of your Denali Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the Denali Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)
deliver your Denali Class A Ordinary Shares to VStock, Denali’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Denali Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern Time, on January 2, 2024 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to VStock in order to validly redeem its shares. Denali’s public shareholders may elect to redeem all or a portion of the Denali Class A Ordinary Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Denali Class A Ordinary Shares submitted for redemption will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the Denali Class A Ordinary Shares that it holds and timely delivers its shares to VStock, Denali’s transfer agent, Denali will redeem such Denali Class A Ordinary Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any). For illustrative purposes, as of December 13, 2023, this would have amounted to approximately $11.07 per issued and outstanding Denali public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its Denali Class A Ordinary Shares for cash and will no longer own Denali Class A Ordinary Shares.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Denali Ordinary Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of Denali Class A Ordinary Shares, may not be withdrawn once submitted to Denali unless the Denali Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). If you submit a redemption request to VStock, Denali’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request to withdraw the redemption request. You may make such request by contacting VStock, Denali’s transfer agent, at the phone number or address listed in the question entitled “Who can help answer my questions?”
Any corrected or changed written exercise of redemption rights must be received by VStock, Denali’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s Denali Class A Ordinary Share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to VStock, Denali’s transfer agent, at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Denali Class A Ordinary Shares with respect to more than an aggregate of 15% of the Denali Class A Ordinary Shares.
Accordingly, if a Denali public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Denali Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor Persons have, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of its Denali Class A Ordinary Shares and founder shares in favor of the proposals being presented at the extraordinary general meeting and waive its redemption rights with respect to such shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. None of the Sponsor Persons received any consideration in exchange for waiving their redemption rights. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 2,442,500 of the issued and outstanding Denali Ordinary Shares. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements — Sponsor Insider Agreement” in this proxy statement/prospectus for more information related to the Sponsor Agreement.
The closing price of the Denali Class A Ordinary Shares on December 13, 2023 was $11.01. For illustrative purposes, as of December 13, 2023, funds in the Trust Account plus accrued interest thereon totaled approximately $50,255,428.28 or approximately $9.95 per issued and outstanding Denali Class A Ordinary Share.
Prior to exercising redemption rights, Denali’s public shareholders should verify the market price of the Denali Class A Ordinary Shares as they may receive higher proceeds from the sale of their Denali Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Denali cannot assure its shareholders that they will be able to sell their Denali Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights
Neither Denali’s shareholders nor Denali’s warrant holders have appraisal rights in connection with the Business Combination or the Transactions under the Cayman Islands Companies Act. Notwithstanding the foregoing, Denali’s shareholders may be entitled to give notice to Denali prior to the meeting that they wish to dissent to the Denali Merger and to receive payment of fair market value for his or her Denali shares if they follow the procedures set out in the Cayman Islands Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Cayman Islands Companies Act which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the Denali Merger are listed on a national securities exchange. It is Denali’s view that such fair market value would equal the amount which Denali shareholders would obtain if they exercise their redemption rights as described herein.
Proxy Solicitation Costs
Denali is soliciting proxies on behalf of the Denali Board. This solicitation is being made by mail but also may be made by telephone or in person. Denali and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Denali will bear the cost of the solicitation.
Denali has engaged Advantage Proxy, Inc. to assist in the proxy solicitation process. Denali will pay Advantage Proxy, Inc. a fee of $12,500 plus disbursements.
Denali will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Denali will reimburse them for their reasonable expenses.

SHAREHOLDER PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
Summary of the Merger Agreement
The summary of the material provisions of the Merger Agreement set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and which is incorporated by reference in this proxy statement/prospectus. All shareholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the Business Combination.
On January 25, 2023, Denali entered into an Agreement and Plan of Merger (as amended by the Amendment (as defined below), the “Merger Agreement”), by and among Denali, Denali SPAC Holdco, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Denali (“Holdco”), Denali SPAC Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“Denali Merger Sub”), Longevity Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“Longevity Merger Sub” and together with Denali Merger Sub, the “Merger Subs”), Longevity Biomedical, Inc., a Delaware corporation (“Longevity”), and Bradford A. Zakes, solely in the capacity as a Seller Representative (the “Seller Representative”). Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), pursuant to which, among other things, (i) Denali Merger Sub will merge with and into Denali (the “Denali Merger”), with Denali as the surviving entity of the Denali Merger and (ii) Longevity Merger Sub will merge with and into Longevity (the “Longevity Merger” and together with Denali Merger, the “Mergers”), with Longevity as the surviving company of the Longevity Merger. Following the Mergers, each of Denali and Longevity will be a subsidiary of Holdco, and Holdco will become a publicly traded company.
On April 11, 2023, the parties to the Merger Agreement and Denali Capital Global Investments LLC, a Cayman Islands limited liability company (the “Sponsor”) entered into an Amendment to and Consent under the Merger Agreement (the “Amendment”). The Amendment provides for the consent from the Company and the Seller Representative to the execution and issuance of the convertible promissory note from Denali to the Sponsor, with total principal amount of up to $825,000 (“Sponsor Convertible Promissory Note”) and amends the Merger Agreement to provide that the repayment of such Sponsor Convertible Promissory Note by Denali at the closing of the business combination will not be given effect when calculating the Minimum Cash Amount (as defined in the Merger Agreement) for purposes of the minimum cash closing condition.
On August 29, 2023, Longevity agreed to irrevocably and unconditionally waive the closing condition that the aggregate cash proceeds available to fund the balance sheet of Holdco to be at least $30 million.
Closing of the Transactions
The Closing is expected to take place three business days following the satisfaction or waiver of the conditions described below under the subsection entitled “— Conditions to Closing,” unless Denali or Longevity agree in writing to another time or unless the Merger Agreement is terminated. The Business Combination is expected to be consummated promptly after the approval by Denali’s public shareholders at the extraordinary general meeting of such shareholders described in this proxy statement/prospectus.
Merger Consideration
The aggregate consideration (the “Merger Consideration”) to be paid to the holders of Longevity common stock, par value $0.0001 per share (the “Longevity Common Stock”), at the Closing will consist of a number of shares of Holdco common stock, par value $0.0001 (“Holdco Common Stock”) equal to (a) (i) $128,000,000 minus (ii) the value of each outstanding option (whether vested or unvested) and warrant to purchase Longevity Common Stock that is converted into a new Holdco option or warrant, as applicable, in accordance with the Merger Agreement, divided by (b) $10.00.
Denali Merger Effective Time
At the effective time of the Denali Merger (the “Denali Effective Time” and together with the Longevity Effective Time, the “Effective Time”), by virtue of the Denali Merger, (a) each ordinary share of Denali

(“Denali Ordinary Share”) issued and outstanding immediately prior to the Denali Effective Time (other than Purchaser Excluded Shares) will be automatically cancelled and converted into the right to receive one share of Holdco Common Stock and (b) each Denali Ordinary Share issued and outstanding immediately prior to the Denali Effective Time with respect to which a Denali shareholder has validly exercised its redemption rights (collectively, the “Redemption Shares”) will not be converted into and become a share of Holdco Common Stock, and instead will at the Denali Effective Time be converted into the right to receive from Denali, in cash, an amount per share calculated in accordance with such shareholder’s redemption rights. In addition, by virtue of the assumption by Holdco of the warrant agreement, dated as of April 6, 2022, by and between Denali and VStock Transfer, LLC, a California limited liability company, each warrant of Denali that entitles its holder to purchase one Denali Ordinary Share at a price of $11.50 per share (“Denali Warrant”) that is outstanding immediately prior to the Denali Merger Effective Time will automatically and irrevocably be modified to provide that each holder of a Denali Warrant will be entitled to purchase one share of Holdco Common Stock on the same terms and conditions.
“Denali Excluded Shares” means, without duplication, (i) the Redemption Shares, (ii) Denali Ordinary Shares (if any), that, at the respective Effective Time, are held in the treasury of Denali and (iii) Denali Ordinary Shares (if any), that are owned by Longevity and its subsidiaries.
Longevity Merger Effective Time
At the effective time of the Longevity Merger (the “Longevity Effective Time”), by virtue of the Longevity Merger, (a) each share of Longevity Common Stock (including shares issued in connection with the Target Acquisitions (as defined herein) and the conversion of certain Longevity indebtedness) outstanding immediately prior to the Longevity Effective Time (other than dissenting shares) will be converted into the right to receive a number of shares of Holdco Common Stock equal to: (i) the aggregate Merger Consideration divided by (ii) the number of outstanding shares of Longevity Common Stock; and (b) each outstanding Longevity option or warrant to purchase Longevity Common Stock shall be converted into a new Holdco option or warrant, as applicable, to acquire the number of shares of Holdco Common Stock calculated in accordance with the Merger Agreement.
Representations and Warranties
The Merger Agreement contains representations and warranties of Longevity, relating, among other things, to:
a)
organization;

b)
due authorization;

c)
current capitalization;

d)
subsidiaries

e)
governmental approvals;

f)
non-contravention;

g)
financial statements;

h)
absence of changes;

i)
permits;

j)
litigation and proceedings;

k)
compliance with laws;

l)
material contracts;

m)
intellectual property and IT security;

n)
tax and returns;

o)
real property;

p)
personal property;

q)
title to and sufficiency of assets;

r)
labor matter;

s)
benefit plans;

t)
environmental matters;

u)
related party transactions;

v)
insurance;

w)
books and records;

x)
top customers and suppliers;

y)
certain business practices;

z)
compliance with privacy laws, privacy policies and certain contracts;

aa)
investment company act;

bb)
finder and brokers;

cc)
compliance with health care laws;

dd)
CFIUS; and

ee)
independent investigation.

The Merger Agreement contains representations and warranties of Denali and Denali Merger Sub (the “Denali Parties”) relating, among other things, to:
a)
organization and standing;

b)
due authorization;

c)
governmental approvals;

d)
non-contravention;

e)
current capitalization;

f)
SEC filings; financial statements;

g)
absence of certain changes;

h)
compliance with laws;

i)
actions; orders; permits;

j)
taxes and returns;

k)
employees and employee benefit plans;

l)
properties;

m)
material contracts;

n)
transaction with related persons;

o)
Investment Company Act;

p)
ownership of Merger Consideration;

q)
certain business practices;

r)
insurance;

s)
trust account;

t)
independent investigation;

u)
lock-up agreements.

v)
finders and brokers; and

w)
Denali Merger Sub activities.

The Merger Agreement contains representations and warranties of Holdco relating, among other things, to:
a)
organization ;

b)
due authorization;

c)
governmental approvals;

d)
non-contravention;

e)
capitalization;

f)
Holdco activities;

g)
compliance with laws;

h)
actions; orders;

i)
transactions with related persons;

j)
finders and brokers;

k)
investment company act;

l)
taxes; and

m)
ownership of Merger Consideration.

Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of Longevity are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Merger Agreement, a material adverse effect with respect to Longevity (“Material Adverse Effect”) means any event, circumstance, change or effect that, individual or in the aggregate with all other events, circumstances, changes and effects, (i) has or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities, operations, prospect or condition (financial or otherwise) of Longevity Parties, taken as a whole or (ii) would reasonably be expected to have material adverse effect upon the ability of Longevity on a timely basis to perform its obligations under the Merger Agreement, any ancillary documents or the consummation of the Mergers.
Provided however, that in no event shall any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the results of operations or financial condition of Longevity Parties, taken as a whole:

a)
general changes in the financial or securities markets or general economic or political conditions in the country or region in which any Longevity Parties do business;

b)
any changes, conditions or effects that generally affect the industries in which any Longevity Parties principally operate;

c)
any changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which any Longevity Parties principally operate;

d)
any conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); and

e)
any failure in and of itself by any Longevity Parties to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded from this definition of Material Adverse Effect);

In the case of clauses (a), (b), (c), and (d), such changes may be taken into account to the extent that such changes have had a disproportionate impact on Longevity Parties, taken as a whole, as compared to other industry participants.
Covenants
Each of the parties to the Merger Agreement has agreed to (a) use reasonable best efforts to obtain required consents and approvals from any governmental authority or commercially reasonable efforts in the case of consents from third parties. Each of the parties to the Merger Agreement has also agreed to cooperate and use its respective commercially reasonable efforts to take or cause to be taken such other actions as may be necessary to consummate the Business Combination as promptly as practicable, and (b) use commercially reasonable efforts to take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of the other party or otherwise to comply with the Merger Agreement and to consummate the Business Combination as soon as practicable.
Prior to the Closing, Longevity has agreed to, and agreed to cause its subsidiaries to, except as contemplated or permitted by the Merger Agreement or the other Ancillary Documents, set forth on the Longevity schedules to the Merger Agreement (the “Longevity Schedules”) or consented to by Denali (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate its business in the ordinary course of business, including complying with and maintaining all material permits necessary for the lawful conduct of its business.
Longevity has agreed that, unless otherwise required or permitted under the Merger Agreement, and subject to certain disclosed exceptions, neither Longevity nor its subsidiaries will take the following actions during the interim period between signing of the Merger Agreement and Closing, among others, without the prior written consent of Denali (which consent will not be unreasonably conditioned, withheld, delayed or denied):
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amend, waive or otherwise change, in any respect, its organizational documents, except as required by applicable law;

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authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

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split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Longevity Common Stocks from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of service);

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other than in the ordinary course of business or for expenses incurred by the Longevity in connection with the transactions contemplated by this Agreement, incur, create, assume, prepay, commit to, or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $50,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $25,000 individually or $50,000 in the aggregate;

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increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, to any employee, or increase other benefits of employees generally other than in the ordinary course of business consistent with past practice, or enter into, establish, amend or terminate any benefit plan other than as required by applicable law or pursuant to the terms of any benefit plans;

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take any action to (i) hire or terminate any officer, director, employee or other individual service provider of Longevity, (ii) grant, announce or modify any equity or equity-based awards, or (iii) accelerate the payment, funding, right to payment or vesting of any compensation or benefits;

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make or rescind any material election relating to taxes, settle any action, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with GAAP;

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transfer or license to any person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material registered IP, IP licenses or other intellectual property (excluding non-exclusive licenses of Longevity intellectual property to Longevity customers in the ordinary course of business consistent with past practice), or disclose to any person who has not entered into a confidentiality agreement any trade secrets;

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terminate, waive, renew, extend, assign, or fail to maintain in effect any material right under, any material contract or enter into any contract that would be a material contract; fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

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establish any subsidiary or enter into any new line of business, provided, however that Denali expressly approves Longevity’s acquisition of the Targets (as defined herein) just prior to the Closing;

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voluntarily terminate, cancel, materially modify or amend, permit to lapse, or fail to keep in force any insurance policies maintained for the benefit of Longevity or providing insurance coverage with respect to its assets, operations and activities, without replacing or revising such policies with a comparable amount of insurance coverage with substantially similar coverage to that which is currently in effect;

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revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with Longevity’s outside auditors;

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waive, release, assign, commence, initiate, satisfy, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Longevity or its affiliates) not in excess of $25,000 individually or $50,000 in the aggregate, or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved under Longevity’s audited financial statement;
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close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

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acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

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make capital expenditures in excess of $25,000 (individually for any project (or set of related projects) or $50,000 in the aggregate);

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authorize, recommend, propose or announce an intention to adopt, or otherwise effect a plan of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar transaction;

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other than in the ordinary course of business or for expenses incurred by Longevity in connection with the transactions contemplated by the Merger Agreement, voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $100,000 in the aggregate other than pursuant to the terms of a material contract or benefit plan;

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purchase, sell, lease, license, transfer, exchange or swap, pledge, mortgage or otherwise pledge or encumber (including securitizations), or transfer or otherwise dispose of any material portion of its properties, assets or rights (including equity interests of Longevity or any Target (as defined herein));

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enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Longevity;

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take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Merger Agreement;

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accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice; enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

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authorize or agree to do any action prohibited by the Merger Agreement.

Denali has agreed that, unless otherwise required or permitted under the Merger Agreement, and subject to certain disclosed exceptions, neither Denali nor its subsidiaries will take the following actions during the interim period between signing of the Merger Agreement and Closing, among others, without the prior written consent of Longevity (which consent will not be unreasonably conditioned, withheld, delayed or denied):
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amend, waive or otherwise change, in any respect, its organizational documents except as required by applicable law;

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authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of any Denali Units, Denali Ordinary Shares, or Denali Warrants (together, “Denali Securities”) issuable upon conversion or exchange of outstanding Denali Securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities;

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split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $50,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any person (provided, that this shall not prevent Denali from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement (including any PIPE Investment and the costs and expenses necessary for any extension, up to aggregate additional indebtedness during the interim period of $1,000,000, provided, however, that Denali shall remain solely responsible for all extension expenses);

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make or rescind any material election relating to taxes, settle any claim, action, proceeding, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with GAAP;

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amend, waive or otherwise change the Trust Agreement in any manner adverse to Denali;

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terminate, waive or assign any material right under any material contract;

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fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

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establish any Subsidiary or enter into any new line of business;

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fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

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waive, release, assign, initiate, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Denali or its subsidiary) not in excess of $25,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in the financial statements and notes of Denali contained or incorporated by references in its SEC filings;

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acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

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adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Mergers);

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voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $25,000 individually or $50,000 in the aggregate (excluding the incurrence of any expenses) other than pursuant to the terms of a contract in existence as of the date of the Merger Agreement or entered into in the ordinary course of business or in accordance with the terms of the Merger Agreement during the interim period;

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enter into any agreement, understanding or arrangement with respect to the voting of Denali Securities;

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take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Merger Agreement; or

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authorize any of, or agree to do, any of the foregoing actions.

No Solicitation
The Merger Agreement provides that during the interim period between signing of the Merger Agreement and Closing, neither Denali or Longevity shall not take, nor shall it permit any of its affiliates or representatives to, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal (as defined herein), (ii) furnish any non-public information regarding Longevity or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any person or group (other than a party to the Merger Agreement or their respective representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussion or negotiations with any person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.
Each of Denali and Longevity shall notify the others as promptly as practicable (and in any event within forty-eight (48) hours) in writing of the receipt by it or any of its representative of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussion or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussion or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to it or its affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof. Each of Denali and Longevity shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the interim period, each Denali and Longevity shall and cause its representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any person with respect to any Acquisition Proposal and shall, and shall direct its representatives to, cease and terminate any such solicitations, discussions or negotiations.
Other Covenants and Agreements
The Merger Agreement contains other covenants and agreements, including covenants related to:
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the intended tax treatment of the transactions contemplated by the Merger Agreement;

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Longevity and Denali providing each other with reasonable access to the properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of each respective party and their subsidiaries, as such party and its representatives may reasonably request for the purposes of furthering the transactions or for purposes of consummating the Mergers;

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confidentiality and publicity relating to the Merger Agreement and the transactions contemplated thereby;

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the resignation and election of the board of the directors of each of Longevity, Holdco and Denali;

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indemnification obligations of Holdco and Longevity with respect to each present and former director, manager and officer of Holdco, Longevity and Denali and each of their respective subsidiaries;

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Longevity obtaining any consents and approvals that are or may be required in connection with the Mergers;

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Denali timely filing all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws; and

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Longevity not purchasing or selling any Denali securities (other than to engage in the Mergers in accordance with the Merger Agreement) while it is in possession of any material nonpublic information of Denali, not communicating such nonpublic information to any third party, taking any other action with respect to Denali in violation of any laws, or cause or encourage any third party to do any of the foregoing.

Survival
The representations, warranties, agreements and covenants in the Merger Agreement terminate at Closing, except for the covenants and agreements which by their terms expressly apply in whole or in part after Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

Conditions to Closing
General Conditions
The obligations of the parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:
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all required consents and approvals from the governing bodies of Longevity shall have been obtained;

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all matters requiring shareholder approval from Denali shall have been approved;

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all required consents and approvals from the governing bodies of Denali shall have been obtained;

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all required consents from any governmental authority shall have been obtained or made;

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all consent required from any third person (other than a governmental authority) shall have each been obtained or made;

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not be in force any governmental order or law enjoining or prohibiting the consummation of the Mergers;

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Denali shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

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a fairness opinion from the financial advisor providing the Mergers are fair to the shareholders of Denali from a financial point of view shall have been issued and received by Denali;

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the Equity Incentive Plan shall have been adopted and approved;

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the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending; and

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the (i) shares of Holdco Common Stock and (ii) Holdco Warrants to be issued in respect of Denali Public Warrants, in each case, in connection with the Transactions, shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

Denali Parties Conditions to Closing
The obligations of Denali Parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Denali:
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Each of the representations and warranties of the Longevity Parties, as applicable, contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), and Section 4.28 (Finders and Brokers) of the Merger Agreement (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date immediately prior to the Longevity Merger Effect time as if made on the Closing Date immediately prior to the Longevity Merger Effective time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

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Each of the representations and warranties of the Longevity Parties contained in Article IV of the Merger Agreement (other than the Specified Representations and the representations and warranties of Longevity contained in Section 4.3(a) and (b) (Capitalization) of the Merger Agreement) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date immediately prior to the Longevity Merger Effective Time as if made on the Closing Date immediately prior to the Longevity Merger Effective time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, has not had a Material Adverse Effect.
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The representations and warranties of Longevity contained in Section 4.3(a) and (b) (Capitalization) of the Merger Agreement shall be true and correct, except for any de minimis failures to be so true and correct, on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).

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The covenants and agreements of each Longevity Party in the Merger Agreement to be performed as of or prior to the Closing Date shall have been performed in all material respects;

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Longevity shall have delivered to Denali a certificate signed by an officer of Longevity, dated the Closing Date, certifying that the conditions specified in Section 10.3(a) through Section 10.3(d) of the Merger Agreement have been fulfilled.

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Since the date of the Merger Agreement, there shall not have occurred a Material Adverse Effect.

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Closing of each of the Aegeria Acquisition Agreement, the Cerevast Acquisition Agreement and the Novokera Acquisition Agreement shall have occurred.

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Longevity shall have delivered to Denali executed copies of the Lock-Up Agreements.

Longevity Conditions to Closing
The obligation of Longevity to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Longevity.
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Each of the representations and warranties of Denali contained in Article III, V, VI and VIII of the Merger Agreement (other than the representations and warranties of Denali contained in Section 3.5(a) (Capitalization) of the Merger Agreement) shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of Denali, Denali Merger Sub, Longevity Merger Sub or Holdco to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby.

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The representations and warranties of Denali contained in Section 3.5(a) (Capitalization) of the Merger Agreement shall be true and correct other than with respect to de minimis inaccuracies, as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).

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The covenants and agreements of each of Denali, Denali Merger Sub, Longevity Merger Sub, and Holdco in the Merger Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

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Denali shall have delivered to Longevity a certificate signed by an officer of Denali, dated the Closing Date, certifying that the conditions specified in Section 10.2(a) through Section 10.2(c) of the Merger Agreement have been fulfilled.

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Holdco shall have delivered to Longevity executed copies of the A&R Registration Rights Agreement and Indemnification Agreements.

Waiver
Any party of the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body or authority, or officers thereunto duly authorized, waive any of the terms or conditions of the Merger Agreement or agree to an amendment or modification to the Merger Agreement in the manner contemplated by the Merger Agreement and by an agreement in writing executed in the same manner as the Merger Agreement.
The Merger Agreement originally provided that the obligation of Longevity to consummate the Transactions was conditioned upon, among other items, aggregate unrestricted cash proceeds available, after giving effect to the payment of certain of Denali’s and Longevity’s transaction expenses, to fund the balance sheet of Holdco, being at least $30,000,000. However, on August 29, 2023, Longevity agreed to unconditionally and irrevocably waive such condition to Closing.
Termination
The Merger Agreement may be terminated and the transactions abandoned, but not later than the Closing, as follows, provided that no party may terminate the Merger Agreement if its failure to fulfill any obligation thereunder has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date:
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by mutual written consent of Longevity and Denali;

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prior to Closing, by written notice by Denali or Longevity if any of the conditions to the Closing set forth in the Merger Agreement have not been satisfied or waived by the nine-month anniversary of the date of the Merger Agreement (the “Outside Date”) (provided, that if Denali seeks and obtains an Extension (as defined in the Merger Agreement), Denali shall have the right by providing written notice thereof to Longevity to extend the Outside Date for an additional period equal to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for Denali to consummate its Business Combination pursuant to such Extension and (iii) such period as determined by Denali);

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prior to Closing, by written notice by either Denali or Longevity if a governmental authority of competent jurisdiction shall have issued an order or take any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order or other action has become final and non-appealable; that prior to Closing, by written notice from Longevity to Denali if (i) there has been any material breach by Denali, Longevity Merger Sub, Denali Merger Sub or Holdco of any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of Denali, Longevity Merger Sub, Denali Merger Sub or Holdco shall have become untrue or inaccurate, in any case, which in any case would result in certain closing conditions not being satisfied at the Closing, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Denali or (B) the Outside Date;

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prior to the Closing, by written notice to Denali from Longevity if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Denali set forth in the Merger Agreement, such that certain closing conditions would not be satisfied at the Closing, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Denali or (B) the Outside Date;

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by written notice from either Denali or Longevity to the other, if certain shareholder matters are not approved by the Denali shareholders at the extraordinary general meeting (subject to any adjournment, postponement or recess of the meeting); and

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by written notice by the Denali to the Longevity, if there shall have been a Material Adverse Effect on Longevity and the Targets, taken as a whole, following the date of the Merger Agreement which is uncured for at least ten (10) business days after written notice of such Material Adverse Effect is provided by Denali to Longevity.

Effect of Termination
In the event of proper termination of the Merger Agreement by Denali or Longevity, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its respective affiliates, officers, directors, employees, stockholders, or equityholders other than liability of any party for any Fraud Claim (as defined in the Merger Agreement) or willful breach of the Merger Agreement by such party occurring prior to such termination.
Fees and Expenses
Except as otherwise provided in the Merger Agreement, each party shall bear its own expenses incurred in connection with the Merger Agreement and the transactions herein contemplated if the Mergers are not consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, Holdco and its subsidiaries shall bear and pay, at or promptly after Closing, all of the transaction expenses incurred in connection with the Merger Agreement, the Ancillary Agreements and the transactions contemplated thereby, including but not limited to, fees and expenses of counsel, accountants, consultants, advisors, investment bankers and financial advisors of each of Denali and Longevity.
Amendments
The Merger Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Denali, Longevity, the Sponsor and the Seller Representative. The approval of the Merger Agreement by the shareholders of any of the parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the parties to properly terminate the Merger Agreement or to cause such party to enter into an amendment to the Merger Agreement.
Governing Law
The Merger Agreement, and all claims or causes of action based upon, arising out of, or related to the Merger Agreement or the transactions contemplated thereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.
Jurisdiction; Waiver of Trial by Jury
The Merger Agreement provides that any action based upon, arising out of or related to the Merger Agreement or the transactions contemplated thereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to the Merger Agreement or the transactions contemplated thereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any action properly brought. Each of the parties irrevocably waives any and all right to trial by jury in any action based upon, arising out of or related to the Merger Agreement or the Mergers contemplated thereby.
Summary of the Ancillary Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The Sponsor Support Agreement, the Longevity Support Agreement, the form of Lock-Up Agreement and the form of A&R Registration Rights Agreement and the form of Lock-Up Agreement are attached hereto as Annex C, Annex D, Annex E and Annex F respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.
Longevity Support Agreement
On January 25, 2023, in connection with the execution of the Merger Agreement, the sole stockholder of Longevity (the “Voting Stockholder”) has entered into a Voting and Support Agreement (the “Longevity

Support Agreement”), pursuant to which the Voting Stockholder has agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Transactions. The Voting Stockholder holds sufficient shares of Longevity to cause the approval of the Transactions on behalf of Longevity.
Sponsor Support Agreement
On January 25, 2023, in connection with the execution of the Merger Agreement, Denali, the Sponsor and Longevity entered into a Voting and Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor agreed to, at any duly called meeting of the shareholders of Denali, and in any action by written consent of the shareholder of Denali requested by Denali’s board of directors or undertaken as contemplated by the Mergers, the Sponsor vote its Class B ordinary shares of Denali (“Denali Class B Ordinary Shares”) (a) in favor of the adoption of the Merger Agreement and approval of the Mergers (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any material respect of any representation, warranty, covenant, obligation or agreement of Denali, Holdco, Denali Merger Sub, or Longevity Merger Sub contained in the Merger Agreement, (c) in favor of each of the proposals set forth in the proxy statement/prospectus, and (d) except as expressly set forth in the proxy statement/prospectus, against the following actions or proposals: (i) any proposal in opposition to approval of the Merger Agreement or in competition with or materially inconsistent with the Merger Agreement; or (ii) (A) any amendment of the certificate of incorporation or bylaws of Denali; (B) any change in Denali’s corporate structure or business; or (C) any other action or proposal involving Denali or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Mergers in any material respect or would reasonably be expected to result in any of Denali’s closing conditions or obligations under the Merger Agreement not being satisfied. The Sponsor agrees not to, and shall cause its affiliates not to, enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in the Sponsor Agreement.
Form of Amended & Restated Registration Rights Agreement
In connection with the execution of the Merger Agreement, Holdco, the Sponsor Persons and certain stockholders of Longevity have agreed to enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) at the Closing. The A&R Registration Rights Agreement will provide these holders (and their permitted transferees) with the right to require Holdco, at Holdco’s expense, to register Holdco Common Stock that they hold on customary terms for a transaction of this type, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement will also provide that Holdco pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.
Form of Lock-Up Agreement
Holdco, the Sponsor Persons and certain stockholders of Longevity have agreed to enter into Lock-Up Agreements (the “Lock-Up Agreements”) prior to the Closing, whereby, the Sponsor Persons and certain stockholders of Longevity will be subject to a restriction on transfer of their Holdco Common Stock, with certain exceptions, until the earlier of (A) the expiration of six-month anniversary of the Closing Date, and (B) subsequent to the Closing Date, (i) if the closing price of the Holdco Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (ii) the date which Holdco completes a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing Date that results in all of the public stockholders of Holdco having the right to exchange their Holdco Common Stock for cash securities or other property.
Amended and Restated FutureTech Subscription Agreement
On August 23, 2023, FutureTech Capital entered into a subscription agreement with Holdco (the “Initial FutureTech Subscription Agreement”) in connection with the PIPE Investment, pursuant to which FutureTech Capital agreed to subscribe and purchase 1,800,000 shares of Series A Convertible Preferred

Stock, at a price of $10 per share. On November 17, 2023, Holdco and FutureTech Capital amended and restated the subscription agreement (as amended and restated, the ‘‘Amended and Restated FutureTech Subscription Agreement’’) to, among other things, reduce the aggregate number of shares of Series A Convertible Preferred Stock to be purchased by FutureTech Capital from 1,800,000 shares to 1,300,000 shares and provide that FutureTech Capital would also receive two warrants for each share of Series A Convertible Preferred Stock purchased, with each warrant being exercisable for a period of five years that commences upon the six-month anniversary of the Closing, for one share of Holdco Common Stock at an exercise price of $8.00 per share. The changes to the Initial FutureTech Subscription Agreement made by the Amended and Restated FutureTech Subscription Agreement were effected to address concerns with current economic conditions and to address current market expectations. Each share of Series A Convertible Preferred Stock converts at the option of the holder into Holdco Common Stock at a conversion price based on the lower of (a) $8 per share and (b) the product of (x) the average of the historical twenty (20) day VWAP for the twenty (20) consecutive trading days ending on and including the date of conversion, multiplied by (y) 80% (i.e., applying a discount of 20%). However, in no event will the conversion price be less than $5 per share. The closing of the offering of such shares and warrants is, subject to certain customary closing conditions, contingent upon the concurrent consummation of the Business Combination. In addition, pursuant to the terms of the agreement, FutureTech Capital will have the right, subject to certain conditions, to require Holdco to register the sale of the shares of Holdco Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants under the Securities Act.
Deferred Discount Agreement
On November 20, 2023, Denali entered into the Deferred Discount Agreement with the Representatives, pursuant to which the Representatives have agreed to receive $866,250 of the aggregate $2,887,500 Deferred Discount owed to them upon Closing, in the form of 86,625 shares of Holdco Common Stock. Upon the terms of the Deferred Discount Agreement, the Common Stock Consideration will be issued at the Closing and the remaining $2,021,250 of the aggregate Deferred Discount owed will remain payable at the Closing in cash in accordance with the terms of the Underwriting Agreement. In addition, the Deferred Discount Agreement provides the Representatives with certain customary registration rights to the Common Stock Consideration following the Closing. The Deferred Discount Agreement will terminate in the event that Denali does not consummate the Business Combination.
Background of the Business Combination
Denali is a blank check company incorporated on January 5, 2022 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Business Combination is the result of an extensive search for a potential transaction using the networking, investing and operating experience of Denali’s management team and the Denali Board. The terms of the Merger Agreement and the other Transaction Agreements referenced therein were the result of arm’s-length negotiations between Denali and Longevity (and their respective affiliates) over the course of approximately five months. The following is a brief description of the background of these negotiations, the Business Combination and the other related transactions.
Mr. Lei Huang, Chief Executive Officer and a Director of Denali, served as Co-Chief Executive Officer and a Director of TradeUP Global Corporation (“TUGC”), a special purpose acquisition company, which, prior to Denali’s formation, successfully closed an initial public offering, raising gross proceeds of $40,000,000. TUGC completed a business combination with SAI.TECH Global Corporation (“SAI”), a global energy-saving bitcoin mining operator, in April 2022. At the closing of the business combination with SAI, the transaction provided an implied equity value of SAI of approximately $188 million and $10 per Class A ordinary share. As of December 13, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price of SAI Class A ordinary shares on the NASDAQ Stock Market was $1.09.
On April 11, 2022, Denali completed its initial public offering. Prior to the consummation of Denali’s initial public offering, neither Denali nor anyone acting on its behalf contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Denali. After the completion of its initial public offering, Denali commenced an active search for prospective business combination targets and considered numerous potential target businesses with the objective of consummating its initial business combination. Representatives of Denali contacted, and were contacted by, numerous individuals and entities who presented potential business combination opportunities.
In evaluating potential businesses and assets to acquire, subsequent to the consummation of Denali’s initial public offering, Denali and the Sponsor surveyed the landscape of potential acquisition opportunities based on their knowledge of, and familiarity with, the M&A marketplace and in consultation with US Tiger Securities, Inc. (“US Tiger”), one of the joint book-running managers in Denali’s IPO. As an underwriter of Denali’s IPO, U.S. Tiger is owed a portion of the $2,887,500 deferred underwriting commission, which is payable only on completion of a Business Combination in cash and Holdco Common Stock. U.S. Tiger is not owed any other fees from Denali that are contingent upon the completion of the Business Combination.
In the process that led to identifying Longevity as an attractive investment opportunity, Denali’s management team identified seventeen potential target companies (including Longevity) across various industries and made contact with representatives of such potential combination targets to discuss the potential for a business combination transaction, which included targets in the biotechnology industry, among others. As part of this process, Denali identified certain general, non-exclusive criteria and guidelines that it believed were important in evaluating prospective business combination targets. In general, Denali broadly focused on potential target businesses that it believed (i) had attractive long-term growth potential, (ii) had a core product that was or had the potential to be competitively positioned within their industry and (iii) had an experienced management team with an attractive business plan that would benefit from being a public company due to the potential for access to a broader source of capital and greater visibility. In addition, Denali also considered the development stage of potential targets corresponding industries and any relevant regulatory risks associated with such target business and their industries. As a result of the foregoing process, Denali eliminated ten potential business combination targets from consideration without entering into non-disclosure agreements and before commencing extensive due diligence between April 2022 and October 2022 for a variety of factors, including a combination of the following: (i) misaligned expectations around potential valuations between target company management and Denali, (ii) target companies being in an early development stage without a concrete plan to reach commercialization, (iii) target companies requiring funding for operating capital that Denali did not believe achievable under existing market conditions (iv) target companies operating in markets that Denali believed presented outsized regulatory risks and (v) target companies lacking sufficient scale and growth prospects. As a result, Denali decided to enter into non-disclosure agreements with respect to seven such potential business combination targets (including Longevity), the terms of each of which were customary and did not contain standstill obligations (the “Other Potential Targets”) and commenced due diligence on each of those targets, including by attending management presentations with respect to each of the Other Potential Targets, and receiving data room access in respect of each of the Other Potential Targets:
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Company A (Biotechnology): Discussions between Denali and Company A regarding a potential business combination did not progress in any material respect following the signing of a non-disclosure agreement and Company A granting data room access in April 2022 due to a lack of interest on the part of Company A with proceeding with a transaction involving a public listing at such time.

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Company B (Data Analytics): Denali reviewed the business model provided by Company B in detail and determined that there was significant execution risk in the ability to achieve the projected growth as outlined in the business model and elected to terminate discussions with Company B in May 2022.

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Company C (Biotechnology): As a result of their initial due diligence process, Denali determined that there were significant regulatory risks that could challenge the viability of a potential business combination and therefore elected to terminate discussions with Company C in May 2022.

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Company D (AR/VR Technology): Denali reviewed demonstrations of Company D’s core product and determined there would be significant challenges with competitively positioning the product in the marketplace without significant improvements in the product’s function and design. In addition, Company D’s core product was still in the early development stage and Denali did not find Company

D’s business plan for progressing the product to the manufacturing and delivery stage compelling. For these reasons, Denali elected to terminate discussions with Company D in July 2022.
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Company E (Biotechnology): Following initial discussions between Denali and Company E, Denali was informed by Company that they had decided to pursue alternative private financing arrangements to support their ongoing clinical trial developments at this time and discussions between the parties were terminated in September 2022.

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Company F (Software Technology): On September 21, 2022, Denali began receiving due diligence materials from Company F and Denali provided Company F with a non-binding draft LOI (which did not propose a valuation or other material business combination terms) on October 18, 2022. As Denali continued with their due diligence process and evaluation of Company F’s business plan following the delivery of the draft LOI, Denali determined there were significant risks that a de-SPAC transaction would not adequately support the growth plans outlined in Company F’s business plan at this time and the parties elected to terminate discussions in late October 2022.

During a meeting of the Cerevast board held on June 9, 2021, Mr. Yuquan Wang, Cerevast Board member, proposed the concept of Cerevast completing a business combination with a special purpose acquisition company, or SPAC. During these discussions, it was determined that Cerevast would first need to acquire one or more other life science companies to achieve a combined valuation that would be considered appropriate for a SPAC transaction. At this meeting, Mr. Wang and Mr. Bradford A. Zakes, Chairman, Chief Executive Officer and President of Cerevast, were tasked with identifying potential acquisition candidates.
At a meeting of the Cerevast Board held on September 27, 2021, a review of potential target companies took place. At the time of this meeting, nine different companies had been contacted and evaluated and four had expressed interest in a potential acquisition. During this meeting, it was proposed by Mr. Wang that the search for target companies should be focused on those with products and services related to extending and improving patient longevity.
On October 26, 2021, Longevity was incorporated in the State of Delaware and on November 4, 2021, Longevity retained Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”) as its legal counsel.
At a meeting of the Cerevast board held on December 2, 2021, it was agreed that FutureTech Partners LLC, an entity controlled by Mr. Wang, would provide the necessary funding for legal, valuation, financial advisory and audit services related to completing a multi-company acquisition transaction and a possible SPAC business combination.
In January 2022, a non-binding term sheet was signed by five companies in connection with a multi-company acquisition transaction and a possible SPAC business combination with an undetermined SPAC. Due diligence continued on each potential target company through June 2022 and in July 2022, Longevity entered into Contribution and Exchange Agreements (“C&E Agreements”) with each of Aegeria, Cerevast, Novokera and WiCab China.
On September 22, 2022, representatives of FutureTech Capital, an entity controlled by Mr. Yuquan Wang, the proposed Chairman of the Board of Holdco following consummation of the Business Combination, contacted representatives of U.S. Tiger and identified Longevity as a potential partner in a SPAC business combination. U.S. Tiger subsequently contacted representatives of Denali and identified Longevity as a potential company of interest to Denali in a business combination transaction.
On September 23, 2022, representatives of FutureTech met with Denali’s CEO, Mr. Lei Huang and representatives from US Tiger in New York, and during the meeting FutureTech representatives introduced Longevity to Denali and discussed Longevity’s interest in a potential merger transaction with a SPAC. Also on September 23, 2022, a non-disclosure agreement was entered into between Denali and Longevity.
On September 30, 2022, representatives of FutureTech met with Mr. Peter Xu representing Denali together with representatives from US Tiger, during which both parties further discussed Longevity and a potential merger transaction.

On October 3, 2022, Messrs. Brad Zakes, Kendall Stever and Tony Lee, representing Longevity and Mr. Lei Huang and Mr. Peter Xu, representing Denali, together with representatives from both FutureTech and US Tiger had an introductory videoconference discussing, among other things, financial statement preparation and potential transaction timeline, including a timeline for PCOAB audits. During this meeting, Mr. Lei Huang also explained that Denali believed the inclusion of Wicab China as part of any potential business combination would present outsized regulatory and execution challenges to completing a business combination inconsistent with its criteria for evaluating potential targets and proposed excluding Wicab from any potential transaction. Longevity set up an initial virtual dataroom for business and financial diligence by Denali management and its advisors.
On October 6, 2022, Messrs. Zakes and Stever, representing Longevity, Mr. Lei Huang and Mr. Peter Xu, representatives from US Tiger and representatives from FutureTech held a video call to discuss certain matters following Denali and their advisor’s review of information provided in the virtual data room by Longevity, including, among other things, financial statements, Longevity’s existing acquisition agreements with the Targets, the status of the Targets’ pending FDA applications, intellectual properties, Longevity’s and the Targets’ operating history and Longevity’s business and growth plans, including plans for manufacturing and marketing of Longevity’s pipeline.
On October 7, 2022, Denali sent a draft Letter of Intent to Longevity, without inclusion of key commercial terms pending Denali’s further due diligence prior to discussion of more detailed terms.
On October 11, 2022, Mr. Zakes provided Denali with the Longevity financial projections via email and outlined in the email notes on how the model is formatted and some high-level assumptions made including all programs being advanced simultaneously and the timing of the transaction closing. The initial financial projections included Wicab China that was later agreed upon to be removed from the transaction by Denali and Longevity, although Denali again raised objections to the inclusion of Wicab China in any potential transaction.
On October 12, 2022, Messrs. Zakes and Stever, representing Longevity, Mr. Lei Huang and Mr. Peter Xu from Denali, representatives from US Tiger and representatives from FutureTech held a video call and discussed potential valuation and the pro forma capitalization of the post-merger combined company. In addition, management of Longevity provided Denali with an overview of the financial projections that were previously provided.
On October 13, 2022, a non-binding letter of intent was fully executed between Longevity and Denali, with certain key commercial terms excluded and subject to further due diligence review and negotiation between the parties. On October 20, 2022, Mr. Lei Huang, Mr. Peter Xu, Mr. Ying Shan, Mr. Yuquan Wang (participating virtually), representatives from US Tiger and Mr. Bradford A. Zakes met in New York to further discuss the details of a potential transaction and related financing.
On October 21, 2022, Denali’s CEO, Mr. Lei Huang, met with Mr. Peter Xu, Mr. Ying Shan, representatives from US Tiger Securities, Longevity’s CEO, Mr. Bradford A. Zakes, Dr. Jennifer Elisseeff, Professor at John Hopkins University, and Mr. Drew Pardoll, Professor at John Hopkins University, at Johns Hopkins University to conduct an on-site visit of Aegeria’s laboratory and operations. At this meeting, Mr. Lei Huang also discussed with Mr. Peter Xu, Mr. Ying Shan, representatives from US Tiger Securities and Longevity’s CEO, Mr. Bradford A. Zakes, certain challenges related to Wicab China being a party to the C&E Agreements. In particular, Mr. Huang indicated that obtaining the U.S. Public Company Accounting Oversight Board ("PCAOB") audited financials from a China-based company would add significant delays.
On October 24, 2022, Denali’s CEO, Mr. Lei Huang, met with Mr. Peter Xu, Mr. Tony Lee, Mr. Andrew Leo, Mr. Ying Shan, representatives from US Tiger Securities, Longevity’s CEO, Mr. Bradford A. Zakes, Longevity’s CFO, Ms. Brenda Sparks, and Mr. Franco Curra at Cerevast’s headquarters in Bothell, Washington to conduct an on-site visit of Cerevast’s offices, laboratories and operations. Mr. Tony Lee also gave a detailed presentation about Novokera and its product pipeline. At this meeting, the parties again discussed the topic of excluding Wicab China from the C&E Agreements. Based on the anticipated complexities and delays related to obtaining timely PCAOB audited financials, it was agreed by Mr. Lei Huang and Mr. Bradford A. Zakes to exclude Wicab China from the C&E Agreements.

During the foregoing on-site meetings, Longevity and Denali discussed factors that could potentially impact the future performance of Longevity, in particular, the minimum cash required to achieve meaningful milestones.
On October 24, 2022, a broader team of Longevity and Denali representatives and professional advisors held an introductory videoconference to discuss the potential transaction. Following this videoconference, representatives of Denali were provided access to a virtual data room set up by Longevity in connection with the potential transaction. Over the course of the next few months, the Denali management team and their professional advisors conducted a review of materials provided in the virtual data room. In addition, on November 7, 2022, representatives of Sidley Austin and Nelson Mullins participated in a call with management of Longevity to conduct a general business, legal and regulatory due diligence session. Thereafter, over the course of November and December 2022 and January 2023, representatives of Nelson Mullins, Sidley Austin, Longevity and Denali continued to correspond with respect to various legal due diligence questions and answers from Longevity’s management team, consultants and advisors, in the form of videoconferences, calls and e-mail correspondence regarding follow-up questions and document requests.
On October 28, 2022, representatives from FutureTech and the Sponsor participated in a video call to discuss the potential for an investment by FutureTech in the Sponsor. During the call, representatives from FutureTech and the Sponsor reached a tentative agreement for FutureTech to invest in the Sponsor. On October 31, 2022, the Sponsor provided draft of a Sponsor Membership Interest Purchase Agreement (the “MIPA”) for FutureTech to review
On October 31, 2022, Mr. Bradford A. Zakes informed Wicab China’s general manager, Mr. Kenny Min Zhou, by phone of the decision to exclude Wicab China from the C&E Agreements.
On November 1, 2022, Longevity management provided Denali with updated financial projections. The updated projections removed the costs and revenues associated with an entity that was agreed to be excluded from the business combination. It also included an updated timeline based on the anticipated timing of the Closing of the Business Combination.
On November 4, 2022, representatives from each of FutureTech and the Sponsor held a call to discuss the terms of the draft MIPA and potential payment arrangements for the purchased membership interest in the Sponsor. On November 7, 2022, FutureTech and Denali Sponsor held another call to finalize terms to provide for the consideration to be paid by FutureTech to be payable in two installments. Following these calls, the draft MIPA was revised to reflect the terms agreed to between FutureTech and the Sponsor. On November 8, 2022, FutureTech and the Sponsor entered into the MIPA. Pursuant to the MIPA, FutureTech agreed to purchase from the Sponsor 625,000 Class B Units of membership interests in Sponsor (“Sponsor Membership Units”) for a total purchase price of $5 million, $2 million of which has been paid in exchange for 250,000 Sponsor Membership Units as of the date of the Merger Agreement. Pursuant to the MIPA, FutureTech has agreed to pay the $3 million balance of the purchase price for the remaining 375,000 Sponsor Membership Units no later than two business days prior to the closing of the Business Combination. Each Sponsor Membership Unit entitles FutureTech to receive one Class B Share held by Sponsor, each of which will convert into one share of Holdco Common Stock at the closing of the Business Combination.
On November 7, 2022, FutureTech Capital LLC held meetings with potential investors to discuss avenues for a potential PIPE transaction. The meetings discussed proposed price and valuation, the use of convertible debt or equity and potential conversion prices for such investments, including a potential conversion price of $8.00 for a share of post-merger common stock.
On November 8, 2022, Longevity’s CEO, Mr. Bradford A. Zakes, had a videoconference with Mr. Peter Xu, Mr. Ying Shan, and representatives of US Tiger Securities to discuss Longevity’s valuation. During the course of the discussions, Mr. Zakes proposed an equity valuation for Longevity of approximately $150 million and Mr. Xu proposed an equity valuation for Longevity of approximately $128 million, subject to further adjustment based on due diligence review.
On November 10, 2022, representatives of Nelson Mullins and Sidley had a call to discuss the approach for drafting certain sections of the Merger Agreement.

On November 14, 2022, representatives of Longevity provided a term sheet to representatives of Denali that proposed the following key terms:
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An equity valuation of Longevity of $130 million; and

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A $40 million minimum cash closing condition.

On November 15, 2022, representatives of Denali responded with a revised term sheet to representatives of Longevity that proposed the following key terms:
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An equity valuation of Longevity of $128 million;

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A $25 million minimum cash closing condition;

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A proposed “double dummy” transaction structure;

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that the definitive agreement will contain customary termination rights for a transaction of this type and customary representations/warranties for a transaction of this type (none of which will survive the Closing);

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that there will be no post-closing indemnification;

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that the initial board of the post-closing company would be comprised of seven directors, with one such director to be nominated by Denali;

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customary registration rights for certain shareholders of the post-closing company, including demand and piggyback rights, in a form to be mutually agreed upon prior between the parties; and

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the Sponsor Persons executing a customary sponsor support agreement, pursuant to which the Sponsor Persons would agree to vote in favor of the Business Combination and waiving any redemption rights for any Denali Class A ordinary shares held by such persons.

On November 16, 2022, Denali engaged Newbridge to provide a fairness opinion to the Denali Board. On November 16, 2022, FutureTech Capital LLC held meetings with additional potential investors to discuss avenues for a potential PIPE transaction. The discussions covered the same basic terms as the November 7 meeting.
On November 17, 2022, representatives from Longevity, Denali and their respective legal advisors had a call to discuss certain key transaction terms outlined in the term sheets shared between Longevity and Denali on November 14 and November 15, and agreed that Nelson Mullins would proceed with preparing an initial draft of the Merger Agreement based on the November 15 term sheet, subject to further negotiation of the Longevity equity valuation and minimum cash closing condition.
On November 22, 2022, representatives from Longevity, Denali and their respective advisors had a video call to discuss timeline and updates pertaining to the Transaction.
On November 23, 2022, representatives of Nelson Mullins shared an initial draft of the Merger Agreement with the broader working group. The initial draft contemplated a $128 million equity valuation for Longevity and proposed a minimum cash closing condition of $35 million.
On November 29, 2022, Longevity’s CEO, Mr. Bradford A. Zakes, had a call with Mr. Peter Xu and Cerevast’s CFO, Mr. Kendall Stever to discuss Cerevast’s stock option conveyance.
On November 29, 2022, representatives from Longevity, Denali and their respective advisors had a videoconference to discuss timeline and updates pertaining to the Transaction.
On December 1, 2022, Longevity’s CFO, Ms. Brenda Sparks, Mr. Kendall Stever and Mr. Peter Xu participated in a call with representatives of Newbridge to review and discuss target projection models.
On December 5, 2022, Longevity’s CEO, Mr. Bradford A. Zakes had a call with Mr. Peter Xu to discuss balance sheet cash requirements and the status of the Merger Agreement.
On December 6, 2022, representatives from Longevity, Denali and their respective advisors had a videoconference to discuss timeline and updates pertaining to the Transaction.

On December 7, 2022, Longevity’s CEO, Mr. Bradford A. Zakes had a videoconference with Mr. Peter Xu, Mr. Yuquan Wang, Denali’s CEO, Mr. Lei Huang, Cerevast’s CFO, Mr. Kendall Stever, and Longevity’s CFO, Ms. Brenda Sparks, to discuss terms related to the Merger Agreement. On the call, the parties agreed to a minimum cash closing condition of $30 million, after giving effect to the payment of certain transaction fees and expenses at closing.
On December 10, 2022, representatives of Sidley sent representatives of Nelson Mullins a revised draft of the Merger Agreement, which among other terms and conditions, (i) outlined the “double dummy” structure and formation of new entities, (ii) sought to clarify the Longevity equity, debt, and option mechanics and conversion, (iii) expanded and modified the scope of the representations and warranties and closing covenants, and (iv) provided for the correct authorizations and documents to have been received prior to or concurrent with the closing.
On December 13, 2022, representatives of Nelson Mullins and representatives of Sidley held a videoconference to discuss high level issues relating to the Merger Agreement, including the transaction structure, scope of representations and warranties, promissory notes held by FutureTech and certain debt matters.
On December 15, 2022, representatives of Sidley sent representatives of Nelson Mullins a draft of the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor Persons would agree to (i) waive certain anti-dilution rights set forth in the Cayman Constitutional Documents that may result from the Business Combination and (ii) vote all of the Denali Class A ordinary shares held by such persons in favor of the Merger Agreement and the Transactions and not redeem any such Denali Class A ordinary shares.
During December 2022, FutureTech Capital LLC conducted due diligence on the potential investors it met with in November 2022 regarding a potential PIPE transaction.
On December 27, 2022, representatives of Nelson Mullins sent representatives of Sidley a revised draft of the Merger Agreement, and on January 2, 2023, representatives of Nelson Mullins and Sidley had a telephone conference to discuss open high level issues in the Merger Agreement.
On January 4, 2023, representatives of Sidley sent representatives of Nelson Mullins a revised draft of the Merger Agreement, which incorporated additional comments from Maples. On January 5, 2023, representatives of Nelson Mullins sent Sidley a revised draft.
On January 7, 2023, representatives of Sidley sent Nelson Mullins an updated draft of the Merger Agreement.
On January 9, 2023, the Denali Board convened a meeting via videoconference, attended by Denali management and representatives of US Tiger, Sidley, Maples and Newbridge. At the meeting, Denali management provided an overview of the Business Combination with Longevity and generally updated the Denali Board regarding the final negotiations of the terms of the Business Combination. A representative of Newbridge delivered an opinion to the Denali Board as to the fairness of the Business Combination with Longevity from a financial point of view. A representative of Sidley presented to the Denali Board regarding the terms and conditions of the Business Combination, and the approvals that would be required from the Denali Board and shareholders in connection with the Business Combination. Representatives of Denali management presented on the high-level business considerations in the Business Combination, and provided an update on commercial terms, negotiations and financial information regarding Longevity. The Board elected to adjourn the meeting without holding a vote to approve the Business Combination, in order for directors to take additional time to review meeting materials.
On January 13, 2023, representatives from Denali, Longevity and their respective legal advisors held a videoconference with representatives from a financial investment firm to discuss the potential for entry into a forward-purchase agreement with such investment firm in order to provide additional financing for the post-closing combined company. Following the call, representatives from Denali and Longevity and their respective advisors continued to review and discuss potential terms of a forward-purchase agreement. After further discussion between representatives from Denali and Longevity, the parties mutually agreed not to proceed with entry into a potential forward-purchase arrangement.

Between January 9, 2023 and January 25, 2023, Sidley and Nelson Mullins continued to exchange comments to the Merger Agreement in order to work together to resolve the remaining open points and to finalize the definitive transaction documents.
On January 18, 2023, Longevity and Wicab China signed a Mutual Consent to Termination to terminate the Contribution and Exchange Agreement amongst the parties.
On January 22, 2023, the Denali Board convened a meeting via videoconference, attended by Denali management and representatives of US Tiger, Newbridge and Sidley. At the meeting, the Denali management team provided an update on the business considerations and commercial terms, and generally updated the Denali Board regarding the final negotiations of the terms of the Business Combination. A representative of Newbridge reviewed with the Denali Board an overview of the financial analysis completed in support of delivery of a fairness opinion. A representative of Sidley presented to the Denali Board reminding the directors’ of their fiduciary duties, and outlining the updated terms and conditions of the Merger Agreement and Business Combination, and addressed the approvals that would be required from the Denali Board and shareholders. Then, by execution of written consent, the Denali Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Denali’s shareholders, (ii) approved the transactions contemplated by the Merger Agreement, and (iii) executed the written consent recommending the Merger Agreement and other transaction documents and transactions contemplated thereby be adopted by Denali’s shareholders.
On January 25, 2023, the C&E Agreements were amended to, among other things, finalize certain key provisions of the Acquisition Transactions. The consummation of the Acquisition Transactions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering and closing of an approved Business Combination, which is conditioned upon closing of an approved deSPAC transaction with a valuation of not less than $128 million and minimum cash at closing of $30 million. In addition, the outside date, or date in which the C&E Agreements may be terminated if the closing conditions are not mutually satisfied or waived by the parties, was extended until the nine-month anniversary of the date of the amendment, or October 25, 2023.
After market close on January 25, 2023, Longevity, Denali, Holdco and the Merger Subs executed the Merger Agreement. Concurrently with the execution of the Merger Agreement, the Sponsor Support Agreement and the Longevity Support Agreement were executed. The C&E Agreements were also amended in conjunction with the execution of the Merger Agreement (collectively, the “C&E Amendments”).
On January 26, 2023, Longevity and Denali issued a joint press release announcing the execution of the Merger Agreement, which it filed with a Current Report on Form 8-K with the SEC along with the executed Merger Agreement, the executed Sponsor Support Agreement and Longevity Support Agreement, and an investor presentation prepared by members of Longevity’s and Denali’s management team regarding Longevity and the Business Combination. The joint press release disclosed the proposed transaction represents, assuming no redemptions by the Denali Public Shareholders, a pro forma equity valuation for the combined company following the consummation of the Business Combination of approximately $236.2 million based on an implied valuation of $10 per Denali Ordinary Shares and the $128 million pre-money equity valuation of Longevity as provided for in the Merger Agreement.
In January and February 2023, FutureTech Capital LLC held meetings with additional potential investors to discuss avenues for a potential PIPE transaction. The same basic terms as discussed in November were discussed with the additional investors. FutureTech Capital LLC conducted further due diligence on the potential investors it met with regarding a potential PIPE transaction.
On April 11, 2023, the parties to the Merger Agreement and Sponsor entered into an Amendment to and Consent under the Merger Agreement (the “Amendment”). The Amendment provides for the consent from the Company and the Seller Representative to the execution and issuance of the convertible promissory note by Denali to the Sponsor for a total principal amount of up to $825,000 (“Sponsor Convertible Promissory Note”) and amends the Merger Agreement to provide that the repayment of such Sponsor Convertible Promissory Note by Denali at the closing of the business combination will not be given effect when calculating the Minimum Cash Amount (as defined in the Merger Agreement) for purposes of the minimum cash closing condition.

On May 30, 2023 and June 20, 2023, Mr. Zakes held meetings with additional potential investors to introduce such investors to Longevity and its business. No terms were discussed with these investors. On June 21, 2023, Longevity engaged Maxim Group LLC (“Maxim”) to act as placement agent for a potential PIPE transaction.
On August 3, 2023, Mr. Zakes held a follow up meeting with a potential investor to provide further details around the AurevaTM Pulse product candidate. No terms were discussed in this meeting other than a high-level discussion on a potential structure.
On August 4, 2023, Denali filed a revised investor presentation dated August 2023 that will be used by Maxim in its fundraising efforts.
On August 17, 21 and 22, 2023, Mr. Zakes and Ms. Sparks along with representatives from Maxim had introductory meetings with potential investors to introduce such investors to Longevity and its business.
On August 23, 2023, Mr. Zakes held a meeting with a potential investor to provide further details around the Aegeria soft-tissue reconstruction product candidate. No terms were discussed in this meeting.
On August 29, 2023, Longevity agreed to irrevocably and unconditionally waive the closing condition that the aggregate cash proceeds available to fund the balance sheet of Holdco to be at least $30 million.
On November 17, 2023, the parties to the Merger Agreement agreed to waive the closing condition that upon the Closing and after giving effect to the Redemption and the PIPE Investment, Holdco shall have net tangible assets of at least $5,000,001.
On November 17, 2023, Holdco and FutureTech Capital entered into the Amended and Restated FutureTech Subscription Agreement to, among other things, reduce the aggregate number of shares of Series A Convertible Preferred Stock to be purchased by FutureTech Capital from 1,800,000 shares to 1,300,000 shares and provide that FutureTech Capital would also receive two warrants for each share of Series A Convertible Preferred Stock purchased, with each warrant being exercisable for a period of five years that commences upon the six-month anniversary of the Closing, for one share of Holdco Common Stock at an exercise price of $8.00 per share.
Certain Engagements in Connection with the Business Combination and Related Transactions
Pursuant to a letter agreement dated June 21, 2023, Maxim was engaged by Holdco and Longevity as placement agent with respect to the PIPE financing for a placement fee equal to 6% of the gross proceeds from the sale of equity or equity-linked securities and 2.5% of the gross proceeds received from the sale of equity securities through an equity line of credit if in conjunction with securing additional financing received by the Company, subject to reductions under certain circumstances. The letter agreement provides that Maxim will not be entitled to any fees with respect to any financing proceeds arranged by Longevity or Holdco on their own and accordingly, Maxim is not currently entitled to any fees at Closing with respect to the PIPE financing, including pursuant to proceeds raised under the Amended and Restated FutureTech Subscription Agreement.
On November 20, 2023, EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”) and U.S. Tiger Securities Inc. (together with EF Hutton, the “Denali Underwriters”), the underwriters of Denali’s initial public offering, entered into a letter agreement with Denali (the “Underwriter Letter Agreement”), pursuant to which the Denali Underwriters have agreed to receive 30%, or $866,250, of the aggregate $2,887,500 deferred underwriting commission owed to them upon the closing of Denali’s initial business combination in the form of 86,625 shares of Holdco Common Stock (the “Underwriter Share Consideration”). Under the terms of the Underwriter Letter Agreement, the Underwriter Share Consideration will be issued at the Closing and the remaining aggregate $2,021,250 of deferred underwriting compensation owed will remain payable at the Closing in cash under the original terms of the underwriting agreement. In addition, the Underwriter Letter Agreement provides the Denali Underwriters with certain customary registration rights related to the Underwriter Share Consideration following the Closing of the Business Combination.

Projected Financial Information
General
In connection with its consideration of the Business Combination, Denali was provided with the projections prepared by the senior management of Longevity (the “Projections”) on November 1, 2022. The Projections are included in this proxy statement/prospectus solely to provide Denali shareholders access to information made available in connection with the Denali Board’s consideration of the Business Combination. The Denali Board reviewed and discussed the Projections in connection with its review of the Business Combination, and the Projections were provided to Newbridge in connection with its delivery of a fairness opinion with respect to the transactions contemplated by the Merger Agreement. The Projections should not be viewed as public guidance and are neither fact nor a guarantee of actual future performance. You are cautioned to consider that the Projections may be materially different than actual results when relying on such Projections in making a decision regarding the Business Combination, particularly because (i) the Projections span a ten-year time period which creates a significant risk that such projections will not be achieved and (ii) the Projections assume that all product candidates receive regulatory approval and there is significant risk that any one or all of Longevity’s product candidates may not receive such approval or receive approval according the the estimated timelines or, if approved, will not gain market acceptance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared.
Preparation of the Projections
Denali and Longevity do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition or other results. However, in connection with the Business Combination, Longevity’s management prepared the financial projections set forth herein to present key elements of the financial projections provided to Denali. Longevity’s financial projections were prepared solely for internal use and not with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for the preparation or presentation of prospective financial information, but, in the view of Longevity’s management team, were prepared on a reasonable basis, reflect the best then-currently available estimates and judgments and present, to the best of Longevity management’s knowledge and belief, the expected course of action and the expected future financial performance of each of Aegeria, Cerevast and Novokera assuming each product candidate obtains regulatory approval. Further, the Projections were prepared by Longevity’s management in good faith based on its judgment and assumptions regarding the future financial performance of Longevity and the projected dates of product approval. Please see the “— Material Assumptions for the Forecast by Product Candidate” section below for more information regarding the assumptions relied upon by Longevity’s management in preparing the Projections.
As noted above, the Projections (i) span a ten-year time period and (ii) assume that all product candidates receive regulatory approval. A ten-year time period for the presentation of the Projections was selected because development timelines for biomedical products typically span multiple years. Based on the estimated time required for FDA approval of each product candidate and the estimated time required to achieve peak market penetration, each of which are reflected in the Projections, Longevity’s management and the Denali Board believed that a ten-year projection period was both appropriate and necessary to provide a comprehensive understanding of the potential future performance of Longevity. As discussed below, the estimated time required for FDA approval was based on Longevity’s management’s review of the premarket approval review timelines specified in 21 CFR. 814 and the Prescription Drug User Fee Act (“PDUFA”), and the estimated time required for peak market penetration was based on Longevity’s management’s review of published medical literature and the current competitive landscape for each product. Further, Longevity’s management and the Denali Board believed this time period was appropriate and typical in determining a valuation of a clinical stage biotech company such as Longevity. Based on the foregoing, Longevity’s management and the Denali Board believed the selection of a ten-year period as the basis for the Projections was reasonable, subject to and in light of the various assumptions, uncertainties and limitations described herein.
The Projections include the assumption that all product candidates receive regulatory approval in order to provide the total potential future performance of Longevity. Longevity management prepared the

Projections for internal use to provide the estimated costs and revenues which could then be utilized to perform a risk-based analysis of the enterprise value of Longevity. Typically, the earlier the product is in the development cycle, the lower the probability of success compared to products that are further along in the development cycle. The clinical study process required to obtain regulatory approvals carries substantial risks and is lengthy and expensive with uncertain outcomes. If the clinical studies are unsuccessful or significantly delayed, or if the clinical studies are not completed, Longevity’s business may be harmed, and the Projections will not be achieved. Failure of clinical studies can occur at any stage of clinical testing. Longevity’s clinical studies may produce negative or inconclusive results. In addition, the Projections span a ten-year period and are inherently less reliable and subject to greater uncertainty with respect to periods further in the future, particularly in the later years. There is significant risk that the Projections will deviate from actual results and the risk of such deviations are increased accordingly for later periods covered by the Projections.
Board Consideration of the Projections
As noted above, the Denali Board reviewed and discussed the Projections in connection with its review of the Business Combination, and the Projections were provided to Newbridge in connection with its delivery of its fairness opinion with respect to the transactions contemplated by the Merger Agreement, which fairness opinion was considered by the Denali Board in its review of the Business Combination — please see the “Opinion of Newbridge” section below for more information regarding the fairness opinion. As part of its evaluation of the Projections, and the reasonableness thereof, the Denali Board considered the inherent risks of financial projections covering extended periods of time and for product candidates that are subject to FDA approval. The Denali Board also evaluated the assumptions made by Longevity’s management in preparing the Projections. Accordingly, while the Denali Board found the Projections to be reasonable for the reasons outlined in the “Preparation of the Projections” section above, the Denali Board only viewed the Projections as a potential indicator of future performance. The Denali Board also considered the discounted cash flow analysis performed by Newbridge in connection with providing its fairness opinion, in which Newbridge applied, among other things, a discount risk factor based on each product candidates’ clinical stage in order to account for the risk of receiving FDA approval. Accordingly, Denali shareholders are strongly cautioned not to place undue reliance, if any, on the Projections in making any decisions regarding the Business Combination. Further, the Projections were just one of many factors the Denali Board considered as part of their evaluation of the proposed Business Combination, and the Denali Board did not consider the Projections as a determinative factor in entering into the Merger Agreement. Please see the “The Denali Board’s Reasons for the Approval of the Business Combination” section below for more information regarding the Denali Board’s reasons for the approval of the proposed Business Combination.
Further Considerations for Shareholders
The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Denali, Longevity, their respective boards of directors, their respective affiliates, advisors or other representatives, or any other recipient of this information considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. While all forecasts are necessarily speculative and uncertain, Longevity believes that the prospective financial information covering periods beyond twelve months from its date of preparation has increasingly higher levels of uncertainty and a wider range of potential actual outcomes, and such financial projections should be read in that context.
There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the financial projections. The financial projections are not fact and are not necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned that future results may be materially different than the financial projections contained in this proxy statement/prospectus. The financial projections should not be viewed as public guidance and are not being included to influence you to vote for or against the Business Combination Proposal or any other proposal contained in this proxy statement/prospectus, as the financial projections may be materially different than actual results. Holdco does not intend to reference these financial projections in its future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, industry, regulatory, environmental, market and financial conditions and trends and other future events, as well as matters specific to Longevity’s business, all of which are difficult to predict and many of which are beyond Longevity’s and Denali’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Longevity’s and Denali’s control, and Longevity’s limited operating history makes evaluating its business and future prospects, including the assumptions and analyses developed by Longevity upon which operating and financial forecasts rely, difficult and uncertain. The various risks and uncertainties are set forth in the sections entitled “Risk Factors,” “Longevity Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR LONGEVITY, DENALI AND HOLDCO UNDERTAKE NO OBLIGATIONS AND EXPRESSLY DISCLAIM ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE. NONE OF LONGEVITY, DENALI, HOLDCO NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY EQUITYHOLDER OF LONGEVITY, DENALI OR HOLDCO OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE FINANCIAL PROJECTIONS OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.
The financial projections included in this document have been prepared by, and are the responsibility of, Longevity’s management. Marcum LLP, neither in its capacity as Denali’s independent registered public accounting firm nor in its capacity as Longevity’s independent registered public accounting firm, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying financial projections and, accordingly, Marcum LLP expresses no opinion or any other form of assurance with respect thereto.
The Projections
The key elements of the Projections provided by Longevity’s management team to Denali are summarized in the tables below. The financial projections assume the consummation of the Business Combination and the Target Acquisitions and reflect numerous assumptions which are difficult to predict and many of which are beyond Longevity’s control. The development and regulatory timelines for biomedical products are generally long and can frequently take a decade or more before a product is approved. As discussed above, the projections presented below are for a ten-year period, which was selected in order to provide a sufficient time horizon to reflect the potential future revenues at full market penetration for all product candidates. The projected financial information does not include any discount for the probability of successfully obtaining FDA approval, and the later years of the forecast are less reliable.
Longevity’s management believes the projected financial information provides a reasonable estimate assuming all products are approved by the FDA in light of the uncertainty of approval. Longevity’s ability to achieve these financial projections will depend upon a number of factors outside of its control and include significant business, economic, environmental, legal, regulatory, and competitive uncertainties and contingencies. The amount of cash available at Closing and Longevity’s ability to raise additional funds after the Business Combination will impact the timelines and assumptions underlying the Projections.

Description (in thousands)	2023 Forecast	2024 Forecast	2025 Forecast	2026 Forecast	2027 Forecast	2028 Forecast	2029 Forecast	2030 Forecast	2031 Forecast	2032 Forecast
Revenue:
LBI-001	—	—	—	—	37,888	170,049	329,961	455,543	558,862	653,734
LBI-002	—	—	—	—	34,960	104,280	183,320	253,880	324,440	395,000
LBI-101	—	—	—	—	31,514	121,686	244,599	392,816	565,339	738,716
LBI-201	—	—	—	14,744	33,203	54,286	76,851	94,293	106,841	110,644
Total Revenue	—	—	—	14,744	137,565	450,301	834,731	1,196,532	1,555,482	1,898,094
Cost of Sales:
LBI-001	—	—	—	—	7,488	33,088	62,419	83,947	101,736	119,273
LBI-002	—	—	—	—	3,451	10,345	18,275	25,333	32,392	39,449
LBI-101	—	—	—	—	11,314	47,034	99,372	162,245	235,875	311,259
LBI-201	—	—	—	1,511	3,580	6,011	8,548	10,584	12,012	12,517
Total Cost of Sales	—	—	—	1,511	25,833	96,478	188,614	282,109	382,015	482,498
Total Gross Profit	—	—	—	13,233	111,732	353,823	646,117	914,422	1,173,466	1,415,596
Gross Profit %	n/a	n/a	n/a	90%	81%	79%	77%	76%	75%	74%
EBITDA	(14,752)	(18,943)	(26,198)	(3,510)	46,831	189,343	350,760	494,906	630,706	754,957
Longevity’s management prepared the Projections in October 2022, and the Projections were shared with Denali’s management on November 1, 2022 in connection with the Business Combination. At the time of consideration by the Denali Board when evaluating the proposed Business Combination, the Projections were fairly recent and still reflected the view of Longevity’s management. Accordingly, the Denali Board did not consider obtaining updated projections prior to signing the Merger Agreement in January 2023. As of the date of this filing, the Projections still reflect Longevity’s management’s views on future performance; however, the timeline of actual events and the realization of milestones, including FDA approval of each product candidate, has been extended out due to the updated projection of the transaction closing in late 2023 instead of the second quarter of 2023.
Material Assumptions for the Projections by Product Candidate
The material assumptions and beliefs for each product candidate which Longevity’s management used in preparing the Projections are presented below:
LBI-001 Retinal Vein Occlusion
•
Target markets and geographical sales territories would include the United States, Europe (primarily Western Europe) and China. Market sizes in the forecasted years of market launch include treatable cases of approximately 117,000, 268,000 and 603,000 in the United States, Europe and China, respectively. The treatable cases are management’s best estimation after performing a comprehensive review of published medical literature to determine starting incidence rates, annual growth rates, spontaneous recovery rates and percent stratification between central and branch retinal vein occlusion cases.

•
Market growth in relation to the number of treatable cases of 2% annually for all target markets with peak market penetration of 33% achieved six years after product launch for each of the United States, Europe and China. The 2% growth rate was determined based on published medical literature and the estimated market penetration rate is based on management’s collective experience in the field after reviewing the current competitive landscape relative to alternative retinal vein occlusion therapies currently on the market.

•
The projected realized pricing was determined by reviewing the prices for existing products for the treatment for retinal vein occlusion and establishing a comparable and competitive price point relative to existing treatments in the market.

•
Conduct a Phase 2 study of 50 subjects to begin upon consummation of the Business Combination and conclude in mid-2024 at a cost of approximately $21,000 per subject. Additional costs include project management, training, clinical monitoring, data management, biostatistics, safety, clinical device costs and regulatory submissions.
•
Conduct a pivotal Phase 3 study of 450 subjects to begin in late-2024 and be completed in mid-2026 at a cost of approximately $11,000 per subject. Additional costs include project management, training, clinical monitoring, data management, biostatistics, safety, clinical device costs and regulatory submissions.

•
Obtain FDA approval in mid-2027 with product launch in the United States and Europe in late-2027 and market launch in China in late-2028.

•
An estimated gross margin range of between 80% and 82%.

LBI-002 Biosynthetic Cornea Transplant
•
Target markets and geographical sales territories would include the United States, Europe (primarily Western Europe) and China. Target market of approximately 51,000, 45,000, and 75,000 corneal transplants annually in the forecasted years of product launch in the United States, Europe and China, respectively, based on published medical literature. The number of treatable cases are based on management’s collective experience on the number of transplant centers that can be trained to perform the procedure and the estimated number of procedures performed per center.

•
Market growth in relation to the number of corneal transplants performed of 3.5% annually for all target markets based on published medical literature with peak market penetration of 26%, 35% and 24% eight years after product launch for the United States, Europe and China, respectively. This was estimated based on management’s collective experience in the field after reviewing the current competitive landscape relative to alternative corneal transplant therapies currently on the market.

•
The projected realized pricing was determined by reviewing the prices for existing products for corneal transplant and establishing a comparable and competitive price point relative to existing treatments in the market.

•
Begin pre-clinical activities, formulation and biocompatibility in mid-2023 to include protocol development, contract lab site selections and corneal implant preparations.

•
Conduct a Phase 2 clinical study of 100 subjects beginning in early 2024 and ending in mid-2025 at a cost of approximately $50,000 per subject. Additional costs include project management, training, clinical monitoring, data management, biostatistics, safety, clinical device costs and regulatory submissions.

•
Conduct a Phase 3 study of 100 subjects in mid-2025 and ending in mid-2026 at a cost of approximately $50,000 per subject. Additional costs include project management, training, clinical monitoring, data management, biostatistics, safety, clinical device costs and regulatory submissions.

•
Obtain FDA approval in mid-2027 with market launch in the United States, Europe and China in mid-to-late 2027.

•
An estimated gross margin range of between 89% and 91%.

LBI-101 Reconstruction and Repair of Soft Tissue Defects
•
Target markets and geographical sales territories would include the United States, Europe (primarily Western Europe) and China. Market sizes in the forecasted years of product launch includes treatable cases of approximately 975,000, 861,000 and 1,100,000 in the United States, Europe and China, respectively. The treatable cases are management’s best estimation after performing a comprehensive review of data from published medical journals on the overall market size and further stratified between large and small surgical procedures.

•
Market growth in relation to the number of treatable cases of 3.5% annually for all target markets based on a review of published medical literature with peak market penetration of 14% achieved eight years after product launch for each of the United States, Europe and China. This was estimated based on management’s collective experience in the field after reviewing the current competitive landscape relative to alternative soft-tissue therapies currently on the market.

•
The projected realized pricing was determined by reviewing the prices for existing dermal fillers and implant products for the treatment of soft tissue defects and establishing a comparable and competitive price point relative to existing treatments in the market.

•
Complete the current Phase 2 study in late-2024 which is being funded by a grant from the DoD.

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Conduct a Phase 2/3 study of 150 subjects to begin in late-2024 and be completed in late-2025 at a cost of approximately $10,000 per subject. Additional costs include project management, training, clinical monitoring, data management, biostatistics, safety, clinical device costs and regulatory submissions.

•
Obtain FDA approval in mid-2026 with product launch in the United States and Europe in early 2027 and market launch in China in early 2028.

•
An estimated gross margin range of between 58% and 64%.

LBI-201 Ischemic Stroke
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Target markets and geographical sales territories would include the United States, Europe (primarily Western Europe) and China. Market sizes in the forecasted years of product launch includes treatable cases of approximately 106,000, 126,000 and 92,000 in the United States, Europe and China, respectively. The treatable cases are management’s best estimation after performing a comprehensive review of published medical literature to determine starting incidence rates, annual growth rates, stratification between ischemic and hemorrhagic stroke cases, percent of cases treated with tPA and tPA growth rates.

•
Market growth in relation to the number of treatable cases of 1% annually for all markets with peak market penetration of 30% of large hospitals with thrombectomy capabilities and 45% of regional hospitals six years after product launch for each of the United States, Europe and China. This was estimated based on management’s collective experience in the field after reviewing the current competitive landscape relative to alternative therapies currently on the market.

•
The projected realized pricing was determined by reviewing the prices for existing drug therapies and interventional device therapies for the treatment of ischemic stroke and establishing a comparable and competitive price point relative to existing treatments on the market.

•
Begin a Phase 3 study of 575 subjects in mid-2023 and be completed in late-2024 at a cost of approximately $5,000 per subject. Costs include per subject study costs, project management, training, clinical monitoring, data management, biostatistics, safety, clinical device costs and regulatory submissions.

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Obtain FDA approval in late-2025 with market launch in the United States and Europe in early 2026 and market launch in China in early 2027.

•
An estimated gross margin range of between 88% and 90%.

Material General Assumptions for the Projections
In addition to the product-specific assumptions outlined above, Longevity’s management also made the following general assumptions for the Projections:
•
The number of subjects forecasted in each clinical study was based on statistical sample size analysis. The treatment effect from prior studies and other published studies was analyzed and used to calculate the best estimate of the treatment effect for each product. Estimated sample size calculations were based on estimated treatment effect difference between active treatment versus control with 80%-90% power.

•
For each product, the estimated time required for FDA approval was nine months. In accordance with the review timelines specified in 21 CFR. 814, management believes this represents a conservative estimate for PMA filings. Similarly, in accordance with the review timelines specified in the Prescription Drug User Fee Act (“PDUFA”), management believes nine months represents an appropriate review time estimate for the soft tissue product BLA filing.

•
The Projections do not include assumptions for competition or new market entrants.

•
General and administrative expenses during product development are primarily based on detailed staffing, facility and other administrative costs expected to be incurred. Following product launch, general and administrative expense is based on analysis of cost ratios for fully integrated biopharmaceutical companies as a percentage of revenue.

•
Selling and marketing expenses are based on an analysis of cost ratios of fully integrated biopharmaceutical companies as a percentage of revenues.

Opinion of Newbridge
Denali retained Newbridge Securities Corporation, (“Newbridge”) to provide a fairness opinion to the Denali Board. Newbridge, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Denali selected Newbridge to provide a fairness opinion in connection with the Business Combination on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.
On January 22, 2023, at a meeting of the Denali Board held to evaluate the Business Combination, Newbridge delivered to the Denali Board an oral opinion, which was confirmed by delivery of a written opinion, dated January 25, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the Merger Consideration is fair, from a financial point of view, to Denali and it’s unaffiliated ordinary shareholders.
The full text of Newbridge’s written opinion to the Denali Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex L hereto and is incorporated by reference herein in its entirety. The following summary of Newbridge’s opinion is qualified in its entirety by reference to the full text of the opinion. Newbridge delivered its opinion to the Denali Board for the benefit and use of the Denali Board (in its capacity as such) in connection with and for purposes of its evaluation of the Business Combination from a financial point of view. Newbridge’s opinion also does not address the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might exist for Denali, or the underlying business decision of Denali whether to proceed with those business strategies or transactions.
In connection with rendering its opinion, Newbridge, among other things:
•
Considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•
Reviewed drafts of the Merger Agreement and the C&E Amendments and sources of information related to the Transaction;

•
Reviewed Denali’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of Denali since its IPO in April 2022;

•
Reviewed publicly available financial information of Denali filed with the U.S. Securities & Exchange Commission, including its Form 10-Qs, and certain reports on material events filed on Forms 8-K between May 23, 2022, through January 6, 2023;

•
Reviewed the financial models of Longevity and the Targets with historical data and future financial projections (including potential timing of U.S. FDA regulatory approval of their lead products, commercialization and sales schedules, as well as clinical development budgets) provided by Longevity’s management team;

•
Performed a discounted cash flow analysis layered onto the different Longevity and Targets’ financial models provided;

•
Performed public company comparable analyses of similar companies to those of Longevity and the Targets that traded on a major U.S. Stock Exchange, operated in the healthcare sector with different emphases on three different sub-sectors including “soft tissue reconstruction / tissue regeneration” for Aegeria, “treatment of various vascular disease” for Cerevast, and “cornea repair / replacement” for Novokera. These comparables were also selected on the basis that they were still in a “pre-commercialization” phase with less than $60 million in sales and were not yet profitable in order to derive equity values; and
•
Performed such other analyses and examinations, as we deemed appropriate.

Newbridge also considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which it deemed relevant. In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects, and Newbridge further relied upon the assurances of management of Denali that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, of the Company, nor has Newbridge been furnished with any such valuation or appraisal. In addition, Newbridge has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of Longevity.
The issuance of Newbridge’s opinion was approved by an authorized internal committee of Newbridge. Newbridge’s opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of Denali and its successors. Further, Newbridge expressed no opinion as to what the value of the shares of Holdco Common Stock actually will be when the Business Combination is consummated or the prices at which shares of Holdco Common Stock will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.
Newbridge’s opinion was only one of many factors considered by the Denali Board in evaluating the proposed Business Combination. Neither Newbridge’s opinion nor its analyses were determinative of the transaction consideration or of the views of the Denali Board, or Denali’s management with respect to any determinations made regarding the Transactions or the transaction consideration.
The following represents a brief summary of the material financial analyses reviewed by the Denali Board and performed by Newbridge in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.

Financial Analyses
Newbridge employed various methods to analyze the range of values of Longevity. The discussion set forth below is a summary of the material financial analyses presented by Newbridge to the Denali Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by Newbridge in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that its analyses summarized below must be considered as a whole. Newbridge further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Newbridge’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.
In performing its analyses, Newbridge considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Denali, Longevity or Holdco. The estimates of the future performance of Holdco in or underlying Newbridge’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Newbridge’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Newbridge’s view of the actual values of the Holdco Common Stock
Comparable Public Company Analysis
To calculate the equity value of Aegeria, Cerevast and Novokera’s operating businesses, Newbridge first obtained the median Equity Value of twelve (12) comparable public companies in three different Healthcare sub-verticals identified by Newbridge as an aggregate data set of having the most similarities to Longevity, as a combined entity. The public company comparables were selected using the following criteria: (i) listed on a major U.S. Stock Exchange (NYSE American / NASDAQ / NYSE), (ii) operate in the Healthcare Sector — with different emphases on 3 sub-verticals: (a) for Aegeria, focused on “soft tissue reconstruction / tissue regeneration”, (b) for Cerevast, focused on “treatment of various vascular disease”, (c) for Novokera, focused on “cornea repair / replacement”, and (iii) were still in the “pre-commercialization” stage, with less than $50 million in revenue and negative Net Income.
The combined median Equity Values using this analysis was $165 million.
The tables below summarize certain observed historical financial performance and equity values of the selected public companies were sourced from S&P Capital IQ data as of January 20, 2023, as well as qualitative research performed by Newbridge on the company’s business models and lead products.
Comparable Public Company Analysis	1/20/2023		Balance Sheet		Income Statement				Other
Company Name	Symbol	Stock Price	Equity Value	Total Enterprise Value	Total Revenue LTM	EBITDA LTM	Net Income LTM	Industry Sector	Industry Sub-Sector
AEGERIA SOFT TISSUE LLC	Facial Rejuvenation
TELA Bio, Inc.	NasdaqGM:TELA	$11.08	$212.3	$199.4	$38.2	$(36.1)	$(37.2)	Healthcare	Health Care Supplies
MediWound Ltd.	NasdaqGM:MDWD	$12.37	$72.0	$55.5	$20.4	$(12.9)	$(13.7)	Healthcare	Pharmaceuticals
Aziyo Biologics, Inc.	NasdaqCM:AZYO	$3.85	$62.0	$73.9	$47.4	$(25.2)	$(29.0)	Healthcare	Biotechnology
enVVeno Medical Corporation	NasdaqCM:NVNO	$4.81	$45.6	$7.0	$0.0	$(27.3)	$(27.5)	Healthcare	Health Care Equipment
Athersys, Inc.	NasdaqCM:ATHX	$1.06	$19.1	$14.3	$6.0	$(77.4)	$(78.6)	Healthcare	Biotechnology
PolarityTE, Inc.	NasdaqCM:PTE	$0.72	$5.1	$(10.2)	$1.9	$(27.7)	$(29.6)	Healthcare	Biotechnology
		AVERAGE	$69.3

Comparable Public Company Analysis	1/20/2023		Balance Sheet		Income Statement				Other
Company Name	Symbol	Stock Price	Equity Value	Total Enterprise Value	Total Revenue LTM	EBITDA LTM	Net Income LTM	Industry Sector	Industry Sub-Sector
CEREVAST MEDICAL, INC.	Aureva + RVO
ENDRA Life Sciences Inc.	NasdaqCM:NDRA	$4.99	$15.8	$8.6	$0.0	$(12.8)	$(12.9)	Healthcare	Health Care Equipment
Ra Medical Systems, Inc	NYSEAM:RMED	$4.30	$9.3	$(2.3)	$0.0	$(22.4)	$(22.9)	Healthcare	Health Care Equipment
		AVERAGE	$12.5
Comparable Public Company Analysis	1/20/2023		Balance Sheet		Income Statement				Other
Company Name	Symbol	Stock Price	Equity Value	Total Enterprise Value	Total Revenue LTM	EBITDA LTM	Net Income LTM	Industry Sector	Industry Sub-Sector
NOVOKERA LLC	DALK + PK
Ocular Therapeutix, Inc.	NasdaqGM:OCUL	$3.30	$254.4	$193.1	$49.7	$(75.2)	$(77.3)	Healthcare	Pharmaceuticals
Kala Pharmaceuticals, Inc.	NasdaqCM:KALA	$24.12	$41.2	$31.3	$5.7	$(97.5)	$(98.2)	Healthcare	Pharmaceuticals
LENSAR, Inc.	NasdaqCM:LNSR	$2.73	$30.1	$13.7	$36.3	$(19.4)	$(21.5)	Healthcare	Health Care Equipment
Kiora Pharmaceuticals, Inc.	NasdaqCM:KPRX	$3.83	$7.1	$2.4	$0.0	$(10.1)	$(10.1)	Healthcare	Pharmaceuticals
		AVERAGE	$83.1
AEGERIA SOFT TISSUE LLC | Facial Rejuvenation	$69.3
CEREVAST MEDICAL, INC. | Aureva + RVO	$12.5
NOVOKERA LLC | DALK + PK	$83.1
COMBINED	$165.0
Comparable Public Company Analysis | AEGERIA SOFT TISSUE LLC		Balance Sheet	Other
Company Name	Symbol	Equity Value	Regulatory Status (Lead Program)	Medical Indication + Additional detail
TELA Bio, Inc.	NasdaqGM:TELA	$212.3	FDA Approved	Soft-tissue reconstruction
				OviTex Reinforced Tissue Matrix (OviTex) products
Aziyo Biologics, Inc.	NasdaqCM:AZYO	$62.0	FDA Approved	Soft-tissue reconstruction
				SimpliDerm – a pre-hydrated human acellular dermal matrix
enVVeno Medical Corporation	NasdaqCM:NVNO	$45.6	Not Yet Approved	Bioprosthetic tissue-based solutions
				Implantable blood valve
MediWound Ltd.	NasdaqGM:MDWD	$72.0	FDA Phase II	Tissue repair and regeneration
				EscharEx – next-gen bioactive therapy for debridement of hard-to-heal wounds
Athersys, Inc.	NasdaqCM:ATHX	$19.1	FDA Phase II	Tissue repair and healing
				MultiStem cell therapy for treatment of complications after severe traumatic injury
PolarityTE, Inc.	NasdaqCM:PTE	$5.1	FDA Phase III	Tissue regeneration
				SkinTE – a tissue product used to reconst skin in patients of acute or chronic wounds
	AVERAGE	$69.3

Comparable Public Company Analysis | CEREVAST MEDICAL, INC.		Balance Sheet	Other
Company Name	Symbol	Equity Value	Regulatory Status (Lead Program)	Medical Indication + Additional detail
Semler Scientific, Inc.	NasdaqCM:SMLR		FDA Approved	Combatting vascular disease
				QuantaFlo – detect early atherosclerotic changes
ENDRA Life Sciences Inc.	NasdaqCM:NDRA	$15.8	CE Mark Approved Awaiting US FDA	Vascular diagnostics
				TAEUS – analysis of tissue temperature, composition, and vasculature in real time
Ra Medical Systems, Inc	NYSEAM:RMED	$9.3	FDA Approved	Treatment of vascular immune-mediated inflammatory diseases
				DABRA – minimally-invasive excimer laser treatment of vascular blockages
	AVERAGE	$12.5
Comparable Public Company Analysis | CEREVAST MEDICAL, INC.		Balance Sheet	Other
Company Name	Symbol	Equity Value	Regulatory Status (Lead Program)	Medical Indication + Additional detail
Semler Scientific, Inc.	NasdaqCM:SMLR		FDA Approved	Combatting vascular disease
				QuantaFlo – detect early atherosclerotic changes
ENDRA Life Sciences Inc.	NasdaqCM:NDRA	$15.8	CE Mark Approved	Vascular diagnostics
			Awaiting US FDA	TAEUS – analysis of tissue temperature, composition, and vasculature in real time
Ra Medical Systems, Inc	NYSEAM:RMED	$9.3	FDA Approved	Treatment of vascular immune-mediated inflammatory diseases
				DABRA – minimally-invasive excimer laser treatment of vascular blockages
	AVERAGE	$12.5

Comparable Public Company Analysis | NOVOKERA LLC		Balance Sheet	Other
Company Name	Symbol	Equity Value	Regulatory Status (Lead Program)	Medical Indication + Additional detail
Ocular Therapeutix, Inc.	NasdaqGM:OCUL	$254.4	FDA Approved	Therapies for diseases and conditions of the eye
				ReSure Sealant – an ophthalmic device preventing wound leaks in corneal incisions
LENSAR, Inc.	NasdaqCM:LNSR	$30.1	FDA Approved	Management of pre-existing or surgically induced corneal astigmatism
				LENSAR Laser System – next-gen femtosecond technology for refractive cataract surgery
Kala Pharmaceuticals, Inc.	NasdaqCM:KALA	$41.2	FDA Phase I	Treatment of Rare Ocular Surface Disease
				KPI-012 – treatment of persistent corneal epithelial defects
Kiora Pharmaceuticals, Inc.	NasdaqCM:KPRX	$7.1	FDA Phase I	Treatment of ophthalmic diseases
			FDA Approved	KIO-301 – vision-restoring small molecule, photoswitch to restore vision
	AVERAGE	$83.1
Discounted Cash Flow Analysis
The Discounted Cash Flow Analysis (the “DCF Analysis”) approach is a valuation technique that provides an estimation of the value of a business based on the cash flows that a business can be expected to generate. The DCF Analysis begins with an estimation of the annual cash flows the subject business is expected to generate over a 10-year projection period. The estimated cash flows for each of the years in the projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the residual/terminal value of the business at the end of the projection period to arrive at an estimate of value.
Newbridge performed a DCF Analysis of the estimated future unlevered free cash flows attributable to the Targets for the fiscal years of 2023 through 2032. In applying the DCF Analysis, Newbridge relied on the Financial Projections prepared by the Longevity management team that took into consideration, potential timing of U.S. FDA approval of its various key products (see below), a commercialization and sales schedule, and a clinical development budget.
The Management team of Longevity believed (assuming an April 2023 closing of the Business Combination) that it may be able to receive U.S. FDA approval for the following lead pipeline candidates in the following order:
•
Aegeria: Aesthetic Facial Rejuvenation — (mid-to-late 2026)

•
Ceravast: Aureva Pulse — (mid-to-late 2025)

•
Ceravast: Retinal Vein Occlusion — (mid-2027)

•
Novokera: Corneal Transplant (DALK) — (mid-2026)

•
Novokera: Corneal Transplant (PK) — (mid-2027)

Newbridge applied a discount rate of 19.5% and a Terminal Value Based on Growth in Perpetuity rate of 2.0%.
Newbridge determined that the middle of the range of the discounted cash flow values was $162.3 million.
AEGERIA SOFT TISSUE LLC | Facial Rejuvenation ($ million)
Key Assumptions
TV Based on Growth in Perpetuity(1)	2.00%
Discount Rate(2)	19.50%	Pre-Commercialization			Commercialization
Delta Projections/Estimates		2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Adjusted Cash-Flow		$(0.40)	$(1.10)	$(1.80)	$0.00	$1.50	$6.20	$12.00	$18.90	$26.80	$34.60
Terminal Value Based on Growth in Perpetuity											$201.90
Net Present Value of Cash Flows	$53.80	$(0.30)	$(0.70)	$(1.10)	$0.00	$0.60	$2.10	$3.50	$4.50	$5.40	$39.80
CEREVAST MEDICAL, INC. | Aureva + RVO ($ million)
Key Assumptions
TV Based on Growth in Perpetuity(1)	2.00%
Discount Rate(2)	19.50%	Pre-Commercialization			Commercialization
Delta Projections/Estimates (Aureva)		2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Adjusted Cash-Flow		$(4.20)	$(3.30)	$0.00	$1.30	$6.80	$11.70	$16.50	$20.20	$22.90	$23.70
Terminal Value Based on Growth in Perpetuity											$138.20
Net Present Value of Cash Flows	$43.20	$(3.50)	$(2.30)	$0.00	$0.60	$2.80	$4.00	$4.70	$4.90	$4.60	$27.30
Delta Projections/Estimates (RVO)
Adjusted Cash-Flow		$(2.20)	$(1.80)	$(6.20)	$(1.00)	$1.30	$6.60	$13.00	$18.20	$22.40	$26.20
Terminal Value Based on Growth in Perpetuity											$152.50
Net Present Value of Cash Flows	$38.30	$(1.90)	$(1.30)	$(3.60)	$(0.50)	$0.50	$2.30	$3.70	$4.40	$4.50	$30.10
NOVOKERA LLC | DALK + PK ($ million)
Key Assumptions
TV Based on Growth in Perpetuity(1)	2.00%
Discount Rate(2)	19.50%	Pre-Commercialization			Commercialization
Delta Projections/Estimates | DALK + PK		2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Adjusted Cash-Flow		$(0.70)	$(4.30)	$(5.50)	$(0.10)	$1.60	$5.40	$9.20	$12.70	$16.10	$19.60
Terminal Value Based on Growth in Perpetuity											$114.30
Net Present Value of Cash Flows	$27.10	$(0.60)	$(3.00)	$(3.20)	$0.00	$0.70	$1.80	$2.60	$3.00	$3.20	$22.50
($ million)
AEGERIA SOFT TISSUE LLC | Facial Rejuvenation	$53.80
CEREVAST MEDICAL, INC. | Aureva + RVO	$81.40
NOVOKERA LLC | DALK + PK	$27.10
COMBINED	$162.30

(1)
The growth in perpetuity rate is the constant rate that a company is expected to grow at continuously. This growth rate starts at the end of the last forecasted cash flow period in a discounted cash flow model and goes into perpetuity.

(2)
The discount rate refers to the rate of interest that is applied to future cash flows of an investment to calculate its present value.

Conclusion
The values derived from the different analyses that Newbridge used show a range between $162.3 million to $165 million. The Merger Consideration to be paid by Denali of $128 million is below the valuation ranges of the analyses.
Based on its analysis, it is Newbridge’s opinion that, the Merger Consideration is fair, from a financial point of view, to Denali and its unaffiliated ordinary shareholders.
The type and amount of consideration payable in the Business Combination was determined through negotiations between DECA and Longevity, and was approved by the Denali Board. The decision to enter into the Merger Agreement was solely that of the Denali Board. Newbridge’s opinion and analyses was only one of many factors considered by the Denali Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the Denali Board or Denali management with respect to the Business Combination.
Fees and Expenses
As compensation for Newbridge’s services in connection with the rendering of its opinion to the Denali Board, Denali agreed to pay Newbridge a fee of $90,000. $20,000 of the fee was paid upon commencement of the engagement, $35,000 of the fee was paid upon delivery of the opinion and the remaining $35,000 is payable upon consummation of the Business Combination. No portion of Newbridge’s fee is refundable or contingent upon the conclusion reached in the opinion.
The Denali Board’s Reasons for the Approval of the Business Combination
Denali was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
In evaluating the Business Combination, the Denali Board consulted with Denali’s management and financial, legal and other advisors and considered a number of factors. In particular, the Denali Board considered, among other things, the following factors, although not weighted or in any order of significance:
•
Large Addressable Market and Consolidation Growth Potential.   According to the United Nations Population Division, the global population of people ages 65 and above has doubled in the last 25 years, from 392 million in 1997 to 758 million in 2021. Longevity is focused on longevity-related products and services market with increasing demands from this growing global aging population. The company has the potential to integrate advancement of new technologies across therapeutics, monitoring and digital health into the future platform.

•
Commercial Potential of Candidate Products.   Through the acquisition of Aegeria, Ceravast and Novokera, Longevity will have a series of candidate products under development, including;

•
LBI-101 is designed as an off-the-shelf substitute for autologous fat grafting and a potential tissue replacement solution for treatment of soft tissue defects, reconstructive surgery and aesthetics;

•
LBI-201 is a therapeutic ultrasound device that is designed to be used in combination with tissue plasminogen activator during the acute phase of ischemic stroke to break-up blood clots and restore blood flows to the ischemic regions of the brain;

•
LBI-001 is designed to treat the venous blood clot in the retinal vein by combining the intravenous administration of microspheres with non-invasive therapeutic ultrasound delivered across the closed inferior eyelid; and

•
LBI-002 is a biosynthetic cornea, designed to enable corneal transplants using material that closely resembles the human cornea and has the potential to be manufactured at scale.

•
Experienced and Proven Management Team.   Holdco’s management team will combine expertise and experience in the discovery, development, manufacturing and commercialization of biotechnology products. Over a five-month period, the Denali management team has had the opportunity to engage and evaluate the Longevity team. In addition, the entire senior management of Longevity is expected to continue with Holdco following the Business Combination to execute the business and strategic growth plan Holdco will be led by Bradford A. Zakes as its Chief Executive Officer, who has spent over thirty years in various segments of the pharmaceutical, biotechnology and med-tech industries. Dr. Francesco Curra will serve as the Chief Technology Officer and is a recognized medical ultrasound professional with approximately twenty years of academic and private sector R&D experience in the fields of ultrasound imaging, high intensity focused ultrasound, nonlinear acoustics and tissue bioeffects.
•
Due Diligence.   Denali’s management and external advisors conducted significant due diligence investigations of Longevity. This included detailed commercial, financial and tax due diligence reviews including market research and meetings and calls with Longevity’s management regarding Longevity’s business model, operations and forecasts. As part of its evaluation of Longevity, Denali’s Board and management also considered the financial profiles of publicly traded companies in the same and adjacent sectors;

•
Lock-Up.   The Longevity management and certain Longevity stockholders have agreed to a six-month lock-up period with respect to their shares of Holdco Common Stock, subject to customary exceptions which will provide important stability to Holdco for a period of time following the Business Combination;

•
Reasonableness of Merger Consideration.   Following a review of the financial data provided to Denali, including the historical financial statements of Longevity and the Targets and certain unaudited prospective financial information discussed in the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Projected Financial Information” and Denali’s due diligence review and financial and valuation analyses of Longevity, the Denali Board considered the transaction consideration to be issued to Longevity’s equityholders and determined that the consideration was reasonable in light of such data and financial information. Of note, the Merger Consideration represents a discount to (i) the combined median equity value of $165 million obtained by comparing the equity valuation of twelve comparable public companies in three different healthcare sub-verticals and (ii) the estimated $162.5 million valuation implied by a discounted cash flow analysis performed by Newbridge. For more information, See “— Opinion of Newbridge.”

•
Fairness Opinion.   The Denali Board considered the opinion delivered by Newbridge to the effect that, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of review undertaken and qualifications contained in the opinion, the Merger Consideration is fair to Denali and its unaffiliated ordinary shareholders from a financial point of view;

•
Other Alternatives.   After a review of other business combination opportunities reasonably available to Denali, the Denali Board believes that the proposed Business Combination represents the best potential business combination for Denali and the most attractive opportunity for Denali’s shareholders based upon the process utilized to evaluate and assess other potential acquisition targets; and

•
Negotiated Transaction.   The terms and conditions of the Merger Agreement and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, were the product of arms-length negotiations, and, in the view of the Denali Board, reasonable, and represent a strong commitment by Denali and Longevity to complete the Business Combination. The Denali Board also considered the financial and other terms of the Merger Agreement and the fact that such terms and conditions are, in their view, reasonable and were the product of arm’s-length negotiations between Denali and Longevity.

Although the Denali Board believes that the Business Combination with Longevity presents an attractive business combination opportunity and is in the best interests of Denali and its shareholders, the Denali Board did consider certain potentially material negative factors in arriving at that conclusion, including, among others:

•
Longevity Business Risks.   The Denali Board considered that Denali ordinary shareholders would be subject to the execution risks associated with the combined company if they retained their public shares following the Closing, which will be different from the risks related to holding ordinary shares of Denali prior to the Closing. In this regard, the Denali Board considered that there were risks associated with successful implementation of Longevity’s long-term business plan and strategy (including risks relating to obtaining and maintaining necessary regulatory approvals for successfully commercializing Longevity’s treatments, the effect of competing clinical, technological and market developments, the outcomes of ongoing and future clinical trials relating to Longevity’s pipeline and rights to use and the ability to protect intellectual property used in Longevity’s business and products, among others) and the combined company realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control such as new regulatory requirements or changes to existing regulatory requirements (or feedback from regulatory authorities that requires Longevity to modify the design of its clinical trials) and changes in the market for biotechnology generally. The Denali Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that Denali shareholders may not fully realize these benefits to the extent that they expected following the completion of the Business Combination. For additional description of these risks, please see the section entitled “Risk Factors;”

•
Macroeconomic Risks.   Macroeconomic uncertainty and the effects it could have on the combined company’s financial condition and results of operation;

•
Closing Conditions.   The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Denali’s control;

•
Shareholder Vote.   The risk that Denali’s ordinary shareholders may fail to approve the Condition Precedent Proposals;

•
Redemption Risk.   The potential that a significant number of Denali ordinary shareholders elect to redeem their public shares prior to the consummation of the Business Combination pursuant to the Cayman Constitutional Documents, which would provide less capital to Holdco after Closing;

•
Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•
Listing Risks.   The challenges associated with preparing Holdco and its subsidiaries for the applicable disclosure and listing requirements to which Holdco will be subject as a publicly traded company on the Nasdaq;

•
Liquidation of Denali.   The risks and costs to Denali if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Denali being unable to effect an initial business combination by July 11, 2024; and

•
Fees and Expenses.   The fees and expenses associated with completing the Business Combination.

In addition to considering the factors above, the Denali Board also considered other factors including, without limitation:
•
Interests of Certain Persons.   Some officers and directors of Denali have interests in the Business Combination. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Denali’s Directors and Officers and Others in the Business Combination”; and

•
Other Risk Factors.   Various other risk factors associated with Longevity’s business, as described in the section entitled “Risk Factors.”

The Denali Board concluded that the potential benefits that it expected Denali and Denali’s shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. The Denali Board also noted that Denali shareholders would have a substantial economic interest in the combined company (depending on the level of redemptions by

Denali public shareholders). Accordingly, the Denali Board unanimously determined that the Merger Agreement, the Transaction Agreements referenced therein, and the transactions contemplated thereby were advisable to and in the best interests of Denali and its shareholders.
Interests of Denali’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of the Denali Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including Denali’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Denali’s shareholders generally. The members of the Denali Board were aware of and considered these interests when approving the Merger Agreement and recommending that Denali shareholders approve the Business Combination. The members of the Denali Board determined that the overall benefits expected to be received by Denali and its shareholders outweighed any potential risk created by the conflicts stemming from these interests. In consideration of the interests set forth below, Denali’s directors and officers also engaged an independent investment banking firm that rendered an opinion with respect to the fairness of the Merger Consideration to Denali and its unaffiliated ordinary shareholders from a financial point of view, which the members of the Denali Board factored into their decision to approve the Merger Agreement. For more information regarding the opinion, see the section titled “Shareholder Proposal No. 1 — The Business Combination Proposal — Opinion of Newbridge.” Additionally, the members of the Denali Board determined that these interests could be adequately disclosed to shareholders in this proxy statement/prospectus and that Denali shareholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein. These interests include, among other things, the interests listed below:
•
If Denali is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates have at risk that depends on completion of a business combination is $5,767,500, comprised of (a) $25,000 representing the aggregate purchase price paid for the Denali Class B Ordinary Shares, and (b) $5,100,000 representing the aggregate purchase price paid for the Denali Private Placement Units and (c) $642,500 representing the aggregate amount currently outstanding under the Sponsor Convertible Promissory Note.

•
As a result of the low initial purchase price (consisting of $25,000 for the 2,062,500 Denali Class B Ordinary Shares, or approximately $0.012 per share, and $5,100,000 for the Denali Private Placement Units), the Sponsor, its affiliates and Denali’s management team and advisors stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as Denali’s public shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus, the Sponsor, our officers and directors, and their respective affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by July 11, 2024, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Class B ordinary shares.

•
The 2,062,500 shares of Holdco Common Stock into which the 2,062,500 Denali Class B Ordinary Shares held by the Sponsor Persons will automatically convert in connection with the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of $22,708,125, based upon the closing price of $11.01 per public share on the Nasdaq on December 13, 2023, the most recent practicable date prior to the date of this proxy statement/ prospectus. The 510,000 shares of Holdco Common Stock into which the 510,000 Denali Private Placement Shares held by the Sponsor will automatically convert in connection with the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of $5,615,100, based upon the closing price of $11.01 per public share on the Nasdaq on December 13, 2023, the most recent practicable date prior to the date of this proxy statement/ prospectus. The 510,000 Holdco Warrants into which the 510,000 Denali Private Placement Warrants held by the Sponsor will convert in connection with the Longevity Merger, if unrestricted and freely tradable, would have had an aggregate market value of $25,500 based upon the closing price of $0.05 per public warrant on Nasdaq on December 13, 2023, the most recent practicable date prior to the date of this proxy statement/

prospectus. Assuming the completion of the business combination under a no redemption scenario, the approximate value of Sponsor’s ownership interest in Holdco securities, based on the per share price specified in the Merger Agreement and the closing trading price of the warrants on December 13, 2023, would be $24,450,500, as compared to the aggregate price paid for all such securities of $5,125,000.
•
In the event that Denali fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, Denali will be required to provide for payment of claims of creditors that were not waived that may be brought against Denali within the ten years following such redemption. In order to protect the amounts held in Denali’s Trust Account, the Sponsor has agreed that it will be liable to Denali if and to the extent any claims by a third party (other than Denali’s independent registered public accounting firm) for services rendered or products sold to Denali, or a prospective target business with which Denali has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of Denali’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•
Denali and each of its officers and directors, the Sponsor (together with Denali’s officers and directors, the “Sponsor Persons”) and Holdco entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor Persons agreed to vote any Denali securities held by them to approve the Business Combination and the other Denali shareholder matters required pursuant to the Merger Agreement, and not to seek redemption of any of their Denali securities in connection with the consummation of the Transactions.

•
The Sponsor Persons will be subject to a six-month lock-up on sales of Holdco Common Stock received in exchange for their founder shares at the Closing, subject to certain exceptions, which has been reduced from the IPO.

•
Pursuant to the A&R Registration Rights Agreement, the Sponsor, certain stockholders of Longevity, and certain shareholders of Denali will have the right to require Holdco, at Holdco’s expense, to register Holdco common stock that they hold on customary terms for a transaction of this type, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement will also provide that Holdco will pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act. See the section entitled “Certain Relationships and Related Person Transactions — Denali.”

•
As a result of multiple business affiliations, Denali’s officers and directors may have legal obligations relating to presenting business opportunities to multiple entities. Furthermore, the Cayman Constitutional Documents provide that the doctrine of corporate opportunity will not apply with respect to any of Denali’s officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Denali does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or waiver of corporate opportunity materially affected its search for a business combination. Denali’s management is not aware of any such corporate opportunities not being offered to Denali and does not believe the renouncement of its interest in any such corporate opportunities impacted its search for an acquisition target.

The Sponsor (including its representatives and affiliates) and Denali’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Denali. The Sponsor and Denali’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Denali completing its initial business combination. Moreover, certain of Denali’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Denali’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Denali, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Denali’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Denali, subject to applicable fiduciary duties under the Cayman Islands Companies Act.
Denali’s existing directors and officers will be eligible for continued indemnification and continued coverage under Denali’s directors’ and officers’ liability insurance after the Mergers and pursuant to the Merger Agreement.
The Sponsor Persons have agreed to vote in favor of the Business Combination, regardless of how Denali’s public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their founder shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor Persons have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. As of the date of this proxy statement/prospectus, the Sponsor Persons own approximately 36.2% of the issued and outstanding Denali Ordinary Shares.
The Sponsor and Denali’s directors, officers, advisors or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or warrants in such transactions. If any such persons engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act or other federal securities laws. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Denali’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.
In the event that the Sponsor or Denali’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.
The purpose of such purchases would be to cause such shares not to be redeemed in connection with the initial business combination, whereas it appears that such requirement would otherwise not be met. The purpose of any such purchases of warrants could be to reduce the number of warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of Denali Class A Ordinary Shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
The Sponsor and Denali’s officers, directors and/or their affiliates anticipate that they may identify the shareholders with whom the Sponsor or Denali’s officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders (in the case of Class A Ordinary Shares) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or Denali’s officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination but only if such shares have not already been voted at the extraordinary general meeting. The Sponsor and Denali’s officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.
To the extent that the Sponsor or Denali’s officers, directors, advisors or their affiliates enter into any such private purchase, prior to the Extraordinary General Meeting, Denali will file a current report on

Form 8-K to disclose (1) the amount of securities purchased in any such purchases, along with the purchase price; (2) the purpose of any such purchases; (3) the impact, if any, of any such purchases on the likelihood that the business combination transaction will be approved; (4) the identities or the nature of the security holders (e.g., 5% security holders) who sold their securities in any such purchases; and (5) the number of securities for which Denali has received redemption requests pursuant to its shareholders’ redemption rights in connection with the Business Combination.
Any purchases by the Sponsor or Denali’s officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and Denali’s officers, directors and/or their affiliates will not make purchases of Denali Class A Ordinary Shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.
The existence of financial and personal interests of one or more of Denali’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Denali and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Denali’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Board of Directors Following the Business Combination
Following the completion of the Business Combination, the board of directors will consist of Mr. Yuquan Wang, Mr. Bradford A. Zakes, Mr. Jack Edwards, Mr. Howard Louie, Mr. Vikram Bajaj, Dr. Gordana Vunjak-Novakovic and Mr. You (Patrick) Sun. See the section entitled “Management of Holdco After the Business Combination” for more information.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a Denali shareholder may request of Denali that Denali redeem all or a portion of its Denali Class A Ordinary Shares for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of Denali Class A Ordinary Shares, you will be entitled to receive cash for any Denali Class A Ordinary Shares to be redeemed only if you:
(i)
hold Denali Class A Ordinary Shares;

(ii)
submit a written request to VStock Transfer, LLC, Denali’s transfer agent, in which you (i) request that Denali redeem all or a portion of your Denali Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the Denali Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)
deliver your Denali Class A Ordinary Shares to VStock Transfer, LLC, Denali’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Denali Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern Time, on January 2, 2024 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed.
The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to VStock Transfer, LLC in order to validly redeem its shares.
Denali’s public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to VStock Transfer, LLC, Denali’s transfer agent, Denali will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any). For illustrative purposes, as of December 13, 2023, this would have amounted to approximately $11.07 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its Denali Class A Ordinary Shares for cash and will no longer own Denali Class A Ordinary Shares.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any written request for redemption, once made by a holder of Denali Class A Ordinary Shares, may not be withdrawn once submitted to Denali unless the Denali Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you submit a redemption request to VStock Transfer, LLC, Denali’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request to withdraw the redemption request. You may make such request by contacting VStock Transfer, LLC, Denali’s transfer agent, at the phone number or address listed in see the question entitled “Who can help answer my questions?”
Any corrected or changed written exercise of redemption rights must be received by VStock Transfer, LLC, Denali’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s Denali Class A Ordinary Share certificates (if any) and other redemption forms have been delivered to VStock Transfer, LLC, Denali’s transfer agent, physically or electronically through DTC, at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Denali Class A Ordinary Shares with respect to more than an aggregate of 15% of the Denali Class A Ordinary Shares.
Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Denali Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor Persons have agreed to, among other things, vote all of their founder shares and any other Denali Class A Ordinary Shares purchased during Denali’s initial public offering in favor of the proposals being presented at the extraordinary general meeting and, in order to induce the underwriters to executed the underwriting agreement entered into in connection with the IPO, the Sponsor and each of the officers and directors of Denali entered into agreements with Denali, pursuant to which each of them they agreed to waive their redemption rights with respect to their founder shares and public shares and to vote in favor of the Business Combination. These agreements were reaffirmed in the Sponsor Agreement. The Denali Class B Ordinary Shares held by the Sponsor and such other persons will be excluded from the pro rata calculation used to determine the per-share redemption price. None of the Sponsor Persons received any consideration in exchange for waiving their redemption rights. As of the date of this proxy statement/ prospectus, the Sponsor and Denali’s directors and executive officers, collectively, own approximately 36.2% of the issued and outstanding Denali Ordinary Shares.
The closing price of Denali Class A Ordinary Shares on December 13, 2023 was $11.01. For illustrative purposes, as of December 13, 2023, funds in the Trust Account plus accrued interest thereon totaled approximately $50,255,428.28 or approximately $9.95 per issued and outstanding Denali Class A Ordinary Share.

Prior to exercising redemption rights, Denali’s public shareholders should verify the market price of Denali Class A Ordinary Shares as they may receive higher proceeds from the sale of their Denali Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Denali cannot assure its shareholders that they will be able to sell their Denali Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Satisfaction of 80% Test
It is a requirement under the Nasdaq listing requirements that any business acquired by Denali have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding any deferred underwriting commissions) at the time of the execution of a definitive agreement for an initial business combination. Based on the pre-Business Combination valuation of $128 million for Longevity compared to the approximately $82.5 million in the Trust Account (net of approximately $2,887,500 of deferred underwriting commissions), the Denali Board determined that this requirement was met. The Denali Board determined that the terms of the Business Combination, which were negotiated at arms-length, were advisable and in the best interests of Denali and its shareholders.
Ownership of Holdco Following the Business Combination
As of the date of this proxy statement/prospectus, there are (i) 7,110,329 Denali Ordinary Shares issued and outstanding, consisting of the 1,932,500 founder shares held by the Sponsor, the 130,000 founder shares in the aggregate held by the directors and executive officers of Denali, the 510,000 Denali Private Placement Shares and 4,537,829 public shares and (ii) the 8,760,000 Denali Warrants issued and outstanding, consisting of the 510,000 Denali Private Placement Warrants held by the Sponsor and the 8,250,000 Denali Public Warrants. Each whole warrant entitles the holder thereof to purchase one Denali Class A Ordinary Share at $11.50 per share and, following the Denali Merger, will entitle the holder thereof to purchase one share of Holdco Common Stock at $11.50 per share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination, the PIPE Investment or to the shares issuable upon the conversion of any convertible promissory notes), Denali fully diluted share capital would be 15,870,329 ordinary share equivalents.
Upon completion of the Business Combination, we anticipate that: (1) shares issued to existing holders of Longevity Common Stock (including holders receiving shares issued in connection with the Target Acquisitions) will represent an ownership interest of approximately 55.8% of the issued and outstanding Holdco Common Stock, (2) shares issued to Denali public shareholders will represent an ownership interest of approximately 22.5% of the issued and outstanding Holdco Common Stock, (3) shares issued to the Sponsor will represent an ownership interest of approximately 12.1% of the issued and outstanding Holdco Common Stock (which does not assume the exercise of Sponsor’s Denali Private Placement Warrants), (4) shares issued to the directors and executive officers of Denali will represent an ownership interest of 0.6% of the issued and outstanding Holdco Common Stock, (5) shares issued to the underwriters will represent an ownership interest of approximately 0.4% of the issued and outstanding Holdco Common Stock, (6) shares issued to FutureTech Capital, LLC will represent an ownership interest of approximately 0.5% of the issued and outstanding shares of Holdco Common Stock after conversion of the Denali Convertible Promissory Note and (7) shares issued to the PIPE Investors in the PIPE Investment will represent an ownership interest of approximately 8.1% of the issued and outstanding Holdco Common Stock after giving effect to the conversion at $8 per share (based on the $10.97 closing price of Denali Class A Ordinary Shares as of November 10, 2023). These ownership interest levels are based on Longevity’s capitalization as of November 10, 2023, does not give effect to the issuance of equity upon exercise of any Denali Warrants or Longevity Options and Warrants and assumes (i) no additional issuance of Longevity equity (other than shares issued in connection with the Target Acquisitions immediately prior to the Longevity Merger), (ii) the Closing occurs on January 11, 2024 and (iii) no public shareholders exercise their redemption rights in connection with the Business Combination.
The following table illustrates the varying ownership levels in Holdco immediately following the consummation of the Business Combination, based on the assumptions above; provided that in the 25%,

50%, 75% and maximum redemptions scenarios, the assumption (iv) above is modified to assume that public shareholders exercise their redemption rights at the applicable redemption levels in connection with the Business Combination.
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 25% Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming 75% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Longevity Stockholders(1)	11,259,007	55.8%	11,259,007	59.1%	11,259,007	62.9%	11,259,007	67.1%	11,259,007	72.0%
Public Shareholders(2)	4,537,829	22.5%	3,403,372	17.9%	2,268,915	12.7%	1,134,457	6.8%	—	0.0%
Sponsor(3)	2,442,500	12.1%	2,442,500	12.8%	2,442,500	13.6%	2,442,500	14.6%	2,442,500	15.6%
Directors and executive officers of Denali	130,000	0.6%	130,000	0.7%	130,000	0.7%	130,000	0.8%	130,000	0.8%
Underwriters(6)	86,625	0.4%	86,625	0.5%	86,625	0.5%	86,625	0.5%	86,625	0.6%
Denali Convertible Promissory Notes(4)	93,802	0.5%	93,802	0.5%	93,802	0.5%	93,802	0.5%	93,802	0.6%
PIPE Investors(5)	1,625,000	8.1%	1,625,000	8.5%	1,625,000	9.1%	1,625,000	9.7%	1,625,000	10.4%
Total	20,174,763	100.0%	19,040,306	100.0%	17,905,848	100.0%	16,771,391	100.0%	15,636,934	100.0%

(1)
Represents 11,259,007 shares of Holdco Common Stock to be issued at the Closing as the Merger Consideration and gives effect to the adjustment in the Merger Consideration as a result of the issuance of the $4.85 million aggregate principal amount of promissory notes by Longevity to FutureTech Capital.

(2)
Represents (a) the 1,932,500 Denali Class B Ordinary Shares owned by the Sponsor that will be converted into shares of Holdco Common Stock at the Closing on a one-to-one basis and (b) the 510,000 Denali Class A Ordinary Shares that will be converted into shares of Holdco Common Stock at the Closing on a one-to-one basis underlying the 510,000 Denali private placement units owned by the Sponsor.

(3)
Represents (a) the 1,932,500 Denali Class B Ordinary Shares owned by the Sponsor that will be converted into shares of Holdco Common Stock at the Closing on a one-to-one basis and (b) the 510,000 Denali Class A Ordinary Shares that will be converted into shares of Holdco Common Stock at the Closing on a one-to-one basis underlying the 510,000 Denali private placement units owned by the Sponsor.

(4)
Represents the conversion of the Denali Convertible Promissory Notes held by FutureTech Capital, LLC into Holdco Common Stock at a conversion price of $10 per share.

(5)
Represents the conversion of the Series A Convertible Preferred Stock into Holdco Common Stock at a conversion price of $8 per share (based on the $10.97 closing price of Denali Class A Ordinary Shares as of November 10, 2023)

(6)
On November 20, 2023, Denali Underwriters entered into an Underwriter Letter Agreement, pursuant to which the Denali Underwriters have agreed to receive 30%, or $866,250, of the aggregate $2,887,500 deferred underwriting commission owed to them upon the closing of Denali’s initial business combination in the form of 86,625 shares of Holdco Common Stock. Under the terms of the Underwriter Letter Agreement, the Underwriter Share Consideration will be issued at the Closing and the remaining aggregate $2,021,250 of deferred underwriting compensation owed will remain payable at the Closing in cash under the original terms of the underwriting agreement. See “Shareholder Proposal No. 1 — The Business Combination Proposal — Certain Engagements in Connection with the Business Combination and Related Transactions”.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemption will impact the dilutive effect of certain equity issuances related to the Business Combination. The table below presents possible sources of dilution and the extent of such dilution that non-redeeming Denali shareholders could experience in connection with the closing of the Business Combination across a range of varying redemption scenarios.
	Fully Diluted Share Ownership in Holdco
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 25% Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming 75% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Longevity Stockholders(1)	11,259,007	33.9%	11,259,007	35.1%	11,259,007	36.4%	11,259,007	37.8%	11,259,007	39.3%
Public Shareholders	4,537,829	13.7%	3,403,372	10.6%	2,268,915	7.3%	1,134,457	3.8%	—	0.0%
Sponsor(2)	2,442,500	7.3%	2,442,500	7.6%	2,442,500	7.9%	2,442,500	8.2%	2,442,500	8.5%
Directors and Executive Officers of Denali	130,000	0.4%	130,000	0.4%	130,000	0.4%	130,000	0.4%	130,000	0.4%
Public Warrants	8,250,000	24.8%	8,250,000	25.7%	8,250,000	26.6%	8,250,000	27.7%	8,250,000	28.8%
Private Placement Warrants	510,000	1.5%	510,000	1.6%	510,000	1.7%	510,000	1.7%	510,000	1.8%
PIPE Investors(3)	1,625,000	4.9%	1,625,000	5.1%	1,625,000	5.3%	1,625,000	5.5%	1,625,000	5.7%
PIPE Warrants	2,600,000	7.8%	2,600,000	8.1%	2,600,000	8.4%	2,600,000	8.7%	2,600,000	9.1%
Longevity Options and Warrants(4)	1,621,319	4.9%	1,621,319	5.0%	1,621,319	5.2%	1,621,319	5.4%	1,621,319	5.6%
Denali Convertible Promissory Notes(5)	159,389	0.5%	159,389	0.5%	159,389	0.5%	159,389	0.5%	159,389	0.5%
Deferred Underwriter Fee Paid in Shares(6)	86,625	0.3%	86,625	0.3%	86,625	0.3%	86,625	0.3%	86,625	0.3%
Total	33,221,669	100.0%	32,087,212	100.0%	30,952,755	100.0%	29,818,297	100.0%	28,683,840	100.0%

(1)
Represents 11,259,007 shares of Holdco Common Stock to be issued at the Closing as the Merger Consideration and gives effect to the adjustment in the Merger Consideration as a result of the issuance of the $4.85 million aggregate principal amount of promissory notes by Longevity to Future Tech Capital.

(2)
Represents (a) the 1,932,500 Denali Class B Ordinary Shares owned by the Sponsor that will be converted into shares of Holdco Common Stock at the Closing on a one-to-one basis and (b) the 510,000 Denali Class A Ordinary Shares that will be converted into shares of Holdco Common Stock at the Closing on a one-to-one basis underlying the 510,000 Denali private placement units owned by the Sponsor.

(3)
Represents the conversion of the Series A Convertible Preferred Stock into Holdco Common Stock at a conversion price of $8 per share (based on the $10.97 closing price of Denali Class A Ordinary Shares as of November 10, 2023).

(4)
Represents shares underlying the outstanding Longevity options and warrants to be converted into a new Holdco option or warrant, as applicable.

(5)
Represents (a) 93,802 shares of Holdco Common Stock issuable to FutureTech pursuant to the FutureTech Convertible Promissory Note and (b) 65,587 shares of Holdco Common Stock issuable to the Sponsor pursuant to the Sponsor Convertible Promissory Note, in each case, as of November 10, 2023.

(6)
The deferred underwriting commission owed as a result of the Denali initial public offering of $2,887,500 will be released to the underwriters only on completion of the Business Combination. On November 20, 2023, the Denali Underwriters agreed to receive 30%, or $866,250, of the total aggregate amount of deferred underwriting commission owed to them in the form of 86,625 shares of Holdco Common Stock to be issued at the Closing, with the remaining $2,021,250 of deferred underwriting commission remaining payable in cash at the Closing. The deferred underwriting commission is payable if a Business

Combination is consummated without regard to the number of public shares redeemed by holders in connection with a Business Combination.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. These figures assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, or alternatively, that all public shareholders exercise their redemption rights in connection with the Business Combination, and (ii) that Holdco issues 11,259,007 shares of Holdco Common Stock to the Existing Longevity Stockholders at the Closing as the Merger Consideration. If the actual facts are different from these assumptions, then the amounts and shares outstanding after the Closing will be different and those changes could be material.
No Redemptions Scenario
Sources
Cash in Trust(A)	$49,674,427
Longevity Equity Rollover(B)	128,000,000
PIPE Investment	13,000,000
Cash in Denali & Longevity Operating Bank Accounts	654,415
Total Sources	$191,328,842
Uses
Cash to Holdco Balance Sheet	$54,962,824
Longevity Equity Rollover(B)	128,000,000
Estimated Transaction Expense(C)	6,366,018
Total Uses	$191,328,842

(A)
Calculated as of November 10, 2023.

(B)
Reflects the issuance of 11,259,007 shares of Holdco Common Stock to the Existing Longevity Stockholders at the Closing as the Merger Consideration and the value of each outstanding option (whether vested or unvested) and warrant to purchase Longevity Common Stock that is converted into a new Holdco option or warrant, as applicable, in accordance with the Merger Agreement.

(C)
Excludes the $866,250 in deferred underwriter fees that will be paid in Holdco Common Stock in accordance with the Deferred Discount Agreement

Maximum Redemptions Scenario
Sources
Cash in Trust	$—
Longevity Equity Rollover	128,000,000
PIPE Investment	13,000,000
Cash in Denali & Longevity Operating Bank Account	654,415
Total Source	$141,654,415

Uses
Cash to Holdco Balance Sheet	$7,288,397
Longevity Equity Rollover(A)	128,000,000
Estimated Transaction Expense(B)	6,366,018
Total Uses	$141,654,415

(A)
Reflects the issuance of 11,259,007 shares of Holdco Common Stock to the Existing Longevity Stockholders at the Closing as the Merger Consideration and the value of each outstanding option (whether vested or unvested) and warrant to purchase Longevity Common Stock that is converted into a new Holdco option or warrant, as applicable, in accordance with the Merger Agreement.

(B)
Excludes the $866,250 in deferred underwriter fees that will be paid in Holdco Common Stock in accordance with the Deferred Discount Agreement.

Expected Accounting Treatment of the Business Combination
Expected Accounting Treatment of the Target Acquisitions
The Longevity Merger will be accounted for in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), with Cerevast considered to be the accounting acquirer. The Longevity Merger will be accounted for as a capital transaction by Cerevast. Longevity does not meet the definition of a business, therefore the assets and liabilities of Longevity will be recorded at historical cost with no goodwill or intangible assets recorded. In connection with the acquisitions of Aegeria and Novokera, substantially all the fair value is included in in-process research and development (“IPR&D”) and, as such, the acquisitions will be treated as asset acquisitions. Aegeria and Novokera’s assets and liabilities will be measured and recognized at their relative fair values as of the transaction date with any value associated with IPR&D being expensed as there is no alternative future use.
Expected Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Denali, who is the legal acquirer, will be treated as the “acquired” company for accounting purposes and Longevity will be treated as the accounting acquirer. Accordingly, the Business Combination will be treated as the equivalent of Longevity issuing shares at the closing of the Business Combination for the net assets of Denali as of the closing date, accompanied by a recapitalization. The net assets of Denali will be stated at historical cost, with no goodwill or other intangible assets recorded. Following the Mergers, each of Longevity and Denali will be a subsidiary of Holdco, and Holdco will become a publicly traded company. At Closing, Holdco will change its name to Longevity Biomedical, Inc., and its common stock is expected to list on the Nasdaq Global Market under the ticker symbol “LBIO”. Operations prior to the Business Combination will be those of Longevity in future reports of Holdco.
Longevity is the accounting acquirer based on evaluation of the following facts and circumstances:
•
Majority of the board of directors is determined by Longevity;

•
Longevity senior management will be the senior management of Holdco;

•
Longevity’s name will be the name of the combined company;

•
Longevity’s business activities will be the business activities of the combined entity; and

•
Under the no redemption, 25% redemption and 50% redemption scenarios, Existing Longevity Stockholders have the most significant ownership interest in Holdco and under the 75% and maximum redemption scenarios, Existing Longevity Stockholders have a majority ownership in Holdco.

Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of Denali Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that Denali’s entry into the Merger Agreement, dated as of January 25, 2023, with Denali SPAC Holdco, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Denali, Denali SPAC Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“Denali Merger Sub”), Longevity Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“Longevity Merger Sub”), Longevity Biomedical, Inc., a Delaware corporation (“Longevity”) and Bradford A. Zakes, solely in the capacity as a seller representative, a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, (i) Denali Merger Sub will merge with and into Denali, with Denali as the surviving entity of the Denali Merger and (ii) Longevity Merger Sub will merge with and into Longevity, the Plan of Merger, and the transactions contemplated thereby be approved, ratified and confirmed in all respects.”
Recommendation of the Denali Board
THE DENALI BOARD RECOMMENDS THAT DENALI SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of Denali’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Denali and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Denali’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Denali’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL NO. 2 — THE MERGER PROPOSAL
Overview
Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, at the Denali Effective Time, Denali Merger Sub will merge with and into Denali, with Denali surviving. See the section titled “Shareholder Proposal No. 1 — The Business Combination Proposal — Denali Effective Time” for a description of this merger as it relates to the Business Combination.
Resolutions to be Voted Upon
The full text of the resolutions to be voted upon is as follows:
“RESOLVED, as a special resolution, that:
(a)
Denali be authorized to merge with Denali Merger Sub so that Denali be the surviving entity and all the undertaking, property and liability of Denali Merger Sub vest in Denali by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands;

(b)
the Plan of Merger, the form of which is attached to this proxy statement/prospectus as Annex B (the “Plan of Merger”), be authorized, approved and confirmed in all respects and Denali be authorized to enter into the Plan of Merger; and

(c)
the Plan of Merger be executed by any one director of Denali (a “Director”) on behalf of Denali and any Director or Maples and Calder (Cayman) LLP, on behalf of Maples Corporate Services Limited, be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands.”

Vote Required for Approval
While the approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, the approval of the Merger Proposal will require a special resolution, being a resolution passed by the affirmative vote of at least two-thirds of the votes cast by the shareholders present or represented by proxy and entitled to vote at the meeting, as set out above as a matter of Cayman Islands law. Accordingly, assuming that a quorum is present, a Denali shareholder’s failure to vote, as well as an abstention and a broker non-vote, will have no effect on the outcome of the Merger Proposal. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purposes of establishing a quorum. The approval of the Business Combination Proposal and the Merger Proposal is a condition to the consummation of the Business Combination.
Recommendation of the Denali Board
THE DENALI BOARD RECOMMENDS THAT DENALI SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL
The existence of financial and personal interests of one or more of Denali’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Denali and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Denali’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Denali’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL NO. 3 — THE SHARE CAPITAL PROPOSAL
Overview
Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, the authorized share capital of Denali will be altered at the Effective Time. See “Shareholder Proposal No. 1 — The Business Combination Proposal” for a description of this change as it relates to the Business Combination.
Resolutions to be Voted Upon
The full text of the resolutions to be voted upon is as follows:
“RESOLVED, as an ordinary resolution, that, with effect from the effective time of the Denali Merger, the authorized share capital of Denali be altered as follows: (i) 200,000,000 issued and unissued Class A ordinary shares of a par value of US$0.0001 each be reclassified and re-designated as 200,000,000 issued and unissued ordinary shares of a par value of US$0.0001 each; (ii) 20,000,000 issued and unissued Class B ordinary shares of a par value of US$0.0001 each be reclassified and re-designated as 20,000,000 issued and unissued ordinary shares of a par value of US$0.0001 each; and (iii) 1,000,000 authorized but unissued preference shares of a par value of US$0.0001 each be reclassified and re-designated as 2,000,000 authorized but unissued ordinary shares of a par value of US$0.0001 each (the “Re-designation”); and immediately following the Re-designation, every 100 issued and unissued ordinary shares of a par value of US$0.0001 each be consolidated into one ordinary share of a par value of US$0.01 each (the “Consolidation”), such that following such Re-designation and Consolidation, the authorized share capital of the Company shall be US$22,100 divided into 2,210,000 shares of a par value of US$0.01 each”.
Vote Required for Approval
The approval of the alteration of the authorized share capital at the Denali Effective Time will require an ordinary resolution, being a resolution passed by the affirmative vote of at least a simple majority of the votes cast by the shareholders present or represented by proxy and entitled to vote at the meeting, as set out in the Denali’s Amended and Restated Memorandum and Articles of Association. Accordingly, assuming that a quorum is present, Denali shareholder’s failure to vote, as well as an abstention and a broker non-vote, will have no effect on the outcome of the Share Capital Proposal. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purposes of establishing a quorum.
Recommendation of the Denali Board
THE DENALI BOARD RECOMMENDS THAT DENALI SHAREHOLDERS VOTE “FOR” THE SHARE CAPITAL PROPOSAL
The existence of financial and personal interests of one or more of Denali’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Denali and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Denali’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Denali’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL NO. 4 — THE ORGANIZATIONAL DOCUMENTS PROPOSALS
Overview
Denali is asking its shareholders to approve (a) the change of name of Denali to LBI Sub 2, Inc. and (b) the adoption of the proposed amendment and restatement of Denali’s Amended and Restated Memorandum and Articles of Association (the “Proposed Cayman Constitutional Documents”) in the form attached hereto as Annex H, which, in the judgment of the Denali Board, is necessary to adequately address the needs of Denali following the consummation of the Business Combination. The Proposed Cayman Constitutional Documents will replace Denali’s current Cayman Constitutional Documents, as described above in the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal.”
The following is a summary of the key changes effected by the Proposed Cayman Constitutional Documents, but this summary is qualified in its entirety by reference to the full text of the proposed amendment and restatement of Denali’s Amended and Restated Memorandum and Articles of Association, a copy of which is included as Annex H:
•
change the name of Denali to “LBI Sub 2, Inc.” and delete the provisions relating to Denali’s status as a blank check company and retain the default of perpetual existence under the Cayman Islands Companies Act;

•
change the authorized share capital to US$22,100 divided into 2,210,000 shares of a par value of US$0.01 each (as contemplated by Shareholder Proposal No. 3); and

•
provide for only one class of directors on the Denali Board.

Reasons for the Amendments
Each of these amendments was negotiated as part of the Business Combination. The Denali Board’s reasons for proposing each of these key changes effected by the Proposed Cayman Constitutional Documents are set forth below.
•
Changing the name from “Denali Capital Acquisition Corp.” to “LBI Sub 2, Inc.” and deleting provisions specific to Denali’s status as a blank check company. These revisions are desirable because they will serve no purpose following the Business Combination.

•
Change to the authorized share capital of Denali. Having one class of shares is desirable as this is sufficient for Denali’s future anticipated corporate needs.

•
The Denali Board believes that a classified board of directors is not necessary given that Denali, after the Business Combination, will be a wholly-owned subsidiary of Holdco.

Vote Required for Approval
The approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Law, being the affirmative vote of the holders of a majority of two-thirds of the Denali Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.
The Organizational Documents Proposals are conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Approvals is not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of Denali Ordinary Shares.
Resolution
The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that, with effect from the effective time of the Denali Merger, the name of Denali be changed from “Denali Capital Acquisition Corp.” to “LBI Sub 2, Inc.”.
RESOLVED, as a special resolution, that, with effect from the effective time of the Denali Merger, the amended and restated memorandum and articles of association of Denali currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the amended and restated memorandum and articles of association attached to this proxy statement/prospectus as Annex H.”
Recommendation of the Denali Board
THE DENALI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DENALI SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSALS.

SHAREHOLDER PROPOSAL NO. 5 — THE NON-BINDING GOVERNANCE PROPOSALS
Overview
Denali is asking its shareholders to vote on the governance provisions referred to below, which are included in the Proposed Certificate of Incorporation and the Proposed Bylaws of Holdco (the “Proposed Organizational Documents”). In accordance with SEC guidance, this proposal is being presented as separate sub-proposals to give shareholders the opportunity to present their separate views on important corporate governance provisions. Each sub-proposal will be voted upon on a non-binding advisory basis.
In the judgment of the Denali Board, these provisions are necessary to adequately address the needs of Holdco and its stockholders following the consummation of the Business Combination. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Denali intends that the Proposed Organizational Documents, in the forms set forth on Annex I and Annex J, will take effect at consummation of the Business Combination.
Proposal No. 5A: Change the Authorized Capital Stock
Description of Provision
The Proposed Certificate of Incorporation provides for a single class of common stock of the post-combination company entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote (other than certain amendments relating to preferred stock). Further, the Proposed Certificate of Incorporation will provide that the number of authorized shares of common stock remain 200,000,000. The Proposed Certificate of Incorporation would also provide for 1,000,000 shares of preferred stock, which is the same as 1,000,000 preference shares of Denali currently authorized.
Reasons for Provision
Our Board believes this provision of the Proposed Certificate of Incorporation will simplify our corporate structure to a single class of common stock, while also providing us with flexibility in meeting future corporate needs and requirements by providing authorized shares of common stock and preferred stock. These shares will be available for issuance from time to time as determined by the Holdco Board for any proper corporate purpose, including additional equity financings, without the expense and delay associated with a special stockholders’ meeting, except where required by applicable rules, regulations and laws.
Proposal No. 5B: Change the Process to Amend the Bylaws
Description of Provision
We have proposed in the Proposed Certificate of Incorporation that the Holdco Board have the power to adopt, amend, alter or repeal the Proposed Bylaws. The Proposed Bylaws also may be adopted, amended, altered or repealed by the stockholders by the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of Holdco entitled to vote generally in the election of directors, voting together as a single class.
Reasons for Provision
Our Board believes that that these changes will protect key provisions of the post-combination company’s bylaws and prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders. The Board has determined that the provisions of Article VIII of the Proposed Certificate of Incorporation are in the best interests of Holdco and its stockholders.
Proposal No. 5C: No Right to Call Special Meetings
Description of Provision
The Proposed Certificate of Incorporation stipulates that, unless required by law, special meetings of stockholders may only be called by the Holdco Board, Holdco’s chief executive officer, or the chairman of the Holdco Board. Under the Proposed Organizational Documents, stockholders have no power to call a special meeting.

Reasons for Provision
Limiting the stockholders’ ability to call a special meeting limits the opportunities for minority stockholders to remove directors, amend organizational documents or take other actions without the Holdco Board’s consent or to call a stockholders’ meeting to otherwise advance a minority stockholder’s agenda. This provision is intended to avoid distraction of management caused by holding meetings in addition to the annual meeting unless a majority of Holdco Board determines such expense and management focus is warranted.
Proposal No. 5D: Action by Written Consent of the Stockholders
Description of Provision
The Proposed Certificate of Incorporation and the Proposed Bylaws provide that no action shall be taken by the stockholders of Holdco except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.
Reasons for Provision
Holdco Board believes that it is desirable to prohibit stockholder action by written consent as a prudent corporate governance measure to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting to consider important corporate issues.
Proposal No. 5E: Appointment and Removal of Directors
Description of Provision
The Proposed Certificate of Incorporation provides that, except as otherwise required by law and subject to any rights of holders of any then-outstanding series of Holdco preferred stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Holdco Board may only be filled (and in the case of a newly created directorship, their class chosen) by the affirmative votes of a majority of the members of the Holdco Board, although less than a quorum, or by a sole remaining director. The Proposed Certificate of Incorporation further provides that a director may be removed from office at any time, but only for cause, by the holders of a majority in voting power of the shares of capital stock of Holdco then entitled to vote at an election of directors.
Reasons for Provision
The Holdco Board believes that this provision protects all stockholders against the potential self-interested actions by one or a few large stockholders, thereby enhancing the likelihood of continuity and stability in the composition of Holdco Board.
Proposal No. 5F: Delaware as Exclusive Forum
Description of Provision
The Proposed Certificate of Incorporation provides that, unless Holdco consents in writing to the selection of an alternative forum (which would require the approval of a majority of the Holdco Board), (A) (i) any derivative action or proceeding brought on behalf of Holdco, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of Holdco to Holdco or Holdco’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Holdco Certificate of Incorporation or the Proposed Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the United States District Court for the District of Delaware; and (B) the United States District Court for the District

of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the Proposed Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, which suits must be brought in the United States District Court for the District of Delaware.
Reasons for Provision
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Holdco in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to ensure consistent consideration of the issues, the application of a well-known body of case law and high level of judicial expertise, and should promote efficiency and cost savings in the resolutions of such claims. The Holdco Board believes that the Delaware courts are best suited to address disputes involving such matters, given that, after the Business Combination, Holdco will be incorporated in Delaware.
Vote Required
The approval of the Governance Proposals requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of a majority of the Denali Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.
As discussed above, a vote to approve the Governance Proposals is an advisory vote, and therefore, is not binding on Denali, Holdco or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Denali and Holdco intend that the Proposed Certificate of Incorporation, in the form set forth on Annex I, and the Proposed Bylaws, in the form set forth on Annex J, and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Condition Precedent Approvals.
Resolution to Be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, to approve each of the following proposals 5A – 5F:
Proposal No. 5A: Change the Authorized Capital Stock
To approve and adopt provisions in the Proposed Certificate of Incorporation to authorize 200,000,000 shares of Holdco Common Stock and 2,000,000 shares of Holdco preferred stock, par value $0.0001 per share, compared to the currently authorized capital stock of Denali of 200,000,000 Denali Class A Ordinary Shares, 20,000,000 Denali Class B Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share.
Proposal No. 5B: Change the Process to Amend the Bylaws
To approve and adopt provisions in the Proposed Certificate of Incorporation to provide that the Holdco Board have the power to adopt, amend, alter or repeal the Proposed Bylaws and that the Proposed Bylaws may also be adopted, amended, altered or repealed by the stockholders by the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of Holdco entitled to vote generally in the election of directors, voting together as a single class.

Proposal No. 5C: No Right to Call Special Meetings
To approve and adopt provisions in the Proposed Certificate of Incorporation providing that, unless required by law, special meetings of stockholders may only be called by the Holdco Board. Holdco’s chief executive officer, or the chairman of the Holdco Board.
Proposal No. 5D: Action by Written Consent of the Stockholders
To approve and adopt provisions in the Proposed Certificate of Incorporation and Proposed Bylaws to provide that (i) no action shall be taken by the stockholders of Holdco except at an annual or special meeting of stockholders called in accordance with the Bylaws, and (ii) no action shall be taken by the stockholders by written consent.
Proposal No. 5E: Appointment and Removal of Directors
To approve and adopt provisions in the Proposed Certificate of Incorporation to provide that (i) a person may be appointed to be a director, either to fill a vacancy or as an additional director, only by affirmative vote of a majority of Holdco Board and that (ii) a director may be removed from office at any time, but only for cause, by the holders of a majority in voting power of the shares of capital stock of Holdco then entitled to vote at an election of directors.
Proposal No. 5F: Delaware as Exclusive Forum
To approve and adopt provisions in the Proposed Certificate of Incorporation to provide that, unless a majority of the Holdco Board consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the United States District Court for the District of Delaware), to the fullest extent permitted by law, will be the sole and exclusive forum for the types of actions or proceedings under Delaware statutory or common law, and the United States District Court for the District of Delaware will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.”
Recommendation of the Denali Board
THE DENALI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DENALI SHAREHOLDERS VOTE “FOR” THE GOVERNANCE PROPOSALS.

SHAREHOLDER PROPOSAL NO. 6 — THE INCENTIVE PLAN PROPOSAL
Denali is asking its shareholders to approve by ordinary resolution the assumption of the Equity Incentive Plan and any grants or awards issued thereunder.
The following is a summary of the material features of the Equity Incentive Plan. This summary is qualified in its entirety by the full text of the Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex K.
Purpose of the Equity Incentive Plan
The purpose of the Equity Incentive Plan is to provide a means through which Holdco and its affiliates may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants, and advisors (and prospective directors, officers, employees, consultants and advisors) of Holdco and its affiliates can acquire and maintain an equity interest in Holdco, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Holdco Common Stock, thereby strengthening their commitment to the welfare of Holdco and its affiliates and aligning their interests with those of Holdco’s shareholders.
Summary of the Equity Incentive Plan
Type of Awards
The Equity Incentive Plan provides for the issuance of stock options (including non-qualified stock options and incentive stock options), stock appreciation rights (referred to as “SARs”), restricted stock, restricted stock units (referred to as “RSUs”), stock bonuses, and performance compensation awards, to directors, officers, employees, consultants, and advisors of Holdco or its affiliates.
Shares of Holdco Common Stock Available for Issuance
The Equity Incentive Plan provides for an aggregate number of shares of Holdco Common Stock to be reserved for future issuance, which will be equal to 10% of Holdco Common Stock on a fully diluted basis as of the closing of the Business Combination. Shares subject to an award under the Equity Incentive Plan that are forfeited, cancelled, expire unexercised or are settled in cash under the Equity Incentive Plan will again become available for awards under the 2023 Plan. Shares of Holdco Common Stock that are tendered by a participant or withheld by Holdco as payment in connection with any award under the Equity Incentive Plan, as well as any shares tendered by a participant or withheld by Holdco or any subsidiary thereof to satisfy tax withholding obligations related to any award, will become available for subsequent awards under the Equity Incentive Plan. Shares, if any, that are tendered by a participant or withheld by Holdco as full or partial payment in connection with the exercise of any option or SAR under the Equity Incentive Plan or the payment of any tax withholding obligation related thereto or not issued by Holdco in connection with the cash settlement of any SAR will be added to the aggregate number of shares available for awards under the Equity Incentive Plan. Shares, if any, underlying awards that are granted in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by Holdco or with which Holdco combines will not be counted against the aggregate number of shares available for awards under the Equity Incentive Plan.
As of December 13, 2023, the closing stock price of a share of Denali Capital Acquisition Corp. was $11.01 per share.
Annual Director Limits
A non-employee director of Holdco may not be granted awards in respect of such service as a non-employee director under the Equity Incentive Plan during any calendar year that, when aggregated with such non-employee director’s cash fees received with respect to such calendar year, exceed $750,000 in total value; provided, however, that the non-employee directors who are considered independent (under the rules of Nasdaq or other securities exchange on which the Holdco Common Stock is traded) may make exceptions to this limit for a non-executive chair of Holdco’s board of directors, if any, in which case the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.
Administration
The Equity Incentive Plan will be administered by a committee of at least two members of the Holdco board of directors as the Holdco board of directors may appoint, or if no such committee has been appointed by the Holdco board of directors, then the Equity Incentive Plan will be administered by the Holdco board of directors (the “Committee”). The Committee may interpret the Equity Incentive Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Equity Incentive Plan.
The Equity Incentive Plan permits the Committee to select the eligible recipients who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of shares of Holdco’s Common Stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards. All decisions made by the Committee pursuant to the provisions of the Equity Incentive Plan will be final, conclusive and binding on all persons.
Eligible Participants
Each of the directors, officers, employees, consultants, and advisors (or prospective directors, officers, employees, consultants and advisors) of Holdco or any of its affiliates are eligible to participate in the Equity Incentive Plan, provided that they have been selected by the Committee to receive awards under the Equity Incentive Plan. However, no such employee covered by a collective bargaining agreement shall be an Eligible Person under the Equity Incentive Plan unless and to the extent that such eligibility is set forth in such collective bargaining agreement which includes rules regarding equity entitlement or in an agreement or instrument relating thereto. It is anticipated that, as of the Closing, approximately one employee and five non-employee directors will be eligible to participate in the Equity Incentive Plan if selected by the Committee to participate.
RSUs and Restricted Stock
RSUs and restricted stock in respect of Holdco Common Stock may be granted under the Equity Incentive Plan. The Committee will determine the purchase price, vesting schedule and performance objectives, if any, applicable to the grant of RSUs and restricted stock. If the restrictions, performance objectives or other conditions determined by the Committee are not satisfied, the RSUs and restricted stock will be forfeited. Subject to the provisions of the Equity Incentive Plan and the applicable individual award agreement, the Committee may provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances as set forth in the applicable individual award agreement, including the attainment of certain performance goals, a participant’s termination of employment or service under certain circumstances or a participant’s death or disability. The rights of RSU and restricted stock holders upon a termination of employment or service will be set forth in individual award agreements.
Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder during the restricted period, including the right to vote and receive dividends declared with respect to such restricted stock. During the restricted period, participants with RSUs will generally not have any rights of a stockholder.
Options
Options to acquire shares of Holdco Common Stock may be granted under the Equity Incentive Plan. Options may be in the form of non-qualified options or “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as set forth in the applicable individual option award agreement. The maximum number of shares that may be granted pursuant to options intended to be incentive stock options under the Equity Incentive Plan is equal to 10% of Holdco Common

Stock on a fully diluted basis as of the closing of the Business Combination (subject to adjustment in accordance with the terms of the Equity Incentive Plan). The exercise price of all options granted under the Equity Incentive Plan will be determined by the Committee, but in no event may the exercise price be less than 100% of the fair market value of the underlying shares of Holdco Common Stock on the date of grant (other than options granted as substitute awards, as defined in the Equity Incentive Plan). The maximum term of all options granted under the Equity Incentive Plan will be determined by the Committee, but may not exceed ten years or, in the case of incentive stock options granted to certain shareholders, five years. Each option will vest and become exercisable (including in the event of the optionee’s termination of employment or service) at such time and subject to such terms and conditions as determined by the Committee and set forth in the applicable individual option agreement.
Stock Appreciation Rights
SARs may be granted under the Equity Incentive Plan either alone or in conjunction with all or part of any option granted under the Equity Incentive Plan. A SAR granted under the Equity Incentive Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of Holdco Common Stock over the base price of the SAR. A SAR granted in conjunction with all or part of an option under the Equity Incentive Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of the related option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of Holdco Common Stock over the exercise price of the related option. Each SAR will be granted with a base price that is not less than 100% of the fair market value of the related shares of Holdco Common Stock on the date of grant (other than SARs granted as substitute awards). The maximum term of all SARs granted under the Equity Incentive Plan will be determined by the Committee, but may not exceed ten years. The Committee may determine to settle the exercise of a SAR in shares of Holdco Common Stock, cash, or any combination thereof, as set forth in the underlying award agreement.
Each SAR will vest and become exercisable (including in the event of the SAR holder’s termination of employment or service under certain circumstances) at such time and subject to such terms and conditions as determined by the Committee and set forth in in the applicable individual SAR agreement. SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.
Stock Bonuses and Cash Awards
The Committee may issue unrestricted shares of Holdco Common Stock or other awards denominated in shares of Holdco Common Stock, either alone or in tandem with other awards, in such amounts as the Committee may determine in its sole discretion from time to time. Each stock bonus award will be evidenced by an award agreement setting forth the terms and conditions of such awards.
Performance Awards
The Committee may grant equity-based awards and incentives under the Equity Incentive Plan that are subject to the achievement of performance objectives selected by the Committee in its sole discretion, including, without limitation, one or more of the following business criteria: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of Holdco’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of rollouts of new products and services; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects.
Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of Holdco and/or one or more affiliates as a whole or any business unit(s) of Holdco and/or one or more affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Committee in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any award based on the achievement of performance goals pursuant to the performance criteria. Any performance criteria that are financial metrics, may be determined in accordance with GAAP or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.
Equitable Adjustments
In the event of (i) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Holdco Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Holdco Common Stock or other securities of Holdco, issuance of warrants or other rights to acquire Holdco Common Stock or other securities of Holdco, or other similar corporate transaction or event (including, without limitation, a change in control (as defined below)) that affects the Holdco Common Stock, or (ii) unusual or infrequently occurring events (including, without limitation, a change in control, as defined in the Equity Incentive Plan) affecting Holdco, any affiliate, or the financial statements of Holdco or any affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following: (a) adjusting any or all of (A) the number of Holdco Common Stock or other securities of Holdco (or number and kind of other securities or other property) that may be delivered in respect of awards or with respect to which awards may be granted under the Equity Incentive Plan, and (B) the terms of any outstanding award, including, without limitation, (1) the number of shares of Holdco Common Stock or other securities of Holdco (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate, (2) the exercise or strike price with respect to any award or (3) any applicable performance measures (including, without limitation, performance criteria and performance goals); (b) providing for a substitution or assumption of awards in a manner that substantially preserves the applicable terms of such awards; (c) accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, awards or providing for a period of time for exercise prior to the occurrence of such event; (d) modifying the terms of awards to add events, conditions or circumstances (including termination of employment within a specified period after a change in control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate; (e) deeming any performance measures (including, without limitation, performance criteria and performance goals) satisfied at target, maximum or actual performance through closing or such other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing; (f) providing that for a period prior to the change in control determined by the Committee in its sole discretion, any options or SARs that would not otherwise become exercisable prior to the change in control will be exercisable as to all shares of Holdco Common Stock subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the change in control and if the change in control does not take place after giving such notice for any reason whatsoever, the exercise will be null and void) and that any options or SARs not exercised prior to the consummation of the change in control will terminate and be of no further force and effect as of the consummation of the change in control; and (g) canceling any one or more outstanding awards and causing to be paid to the holders thereof, in cash, Holdco Common Stock, other securities or other property, or any combination thereof, the value of such awards.
Change in Control
For purposes of the Equity Incentive Plan, a “change in control” means, in summary, the first to occur of any of the following events: (i) one person or group of persons becomes the beneficial owner, directly or indirectly, of more than 50% of the combined voting power of the then issued and outstanding securities of Holdco, whether pursuant to a sale of securities, merger or otherwise, (ii) during any period of not more than two consecutive years, individuals who constitute the board of directors of Holdco as of the beginning of the period cease for any reason to constitute at least a majority of the board of directors of Holdco, (iii) the consummation of a sale, transfer or other disposition of all or substantially all of the assets of Holdco, (iv) certain mergers, amalgamations or consolidations of Holdco with another corporation, or (v) shareholder approval of a plan of complete liquidation of Holdco.
Tax Withholding
Each participant will be required to make arrangements satisfactory to the Committee regarding payment of an amount up to the maximum statutory rates in the participant’s applicable jurisdictions with respect to any award granted under the Equity Incentive Plan, as determined by Holdco. Holdco has the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the Committee, the participant may satisfy the foregoing requirement by either electing to have Holdco withhold from delivery of shares of Holdco Common Stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of Holdco Common Stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. Holdco may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any award.
Amendment and Termination of the Plan
The Equity Incentive Plan provides Holdco’s board of directors with authority to amend, alter or terminate the Equity Incentive Plan, but no such action may materially and adversely affect the rights of any participant with respect to outstanding awards without the participant’s consent. The Committee may amend an award, prospectively or retroactively, but no such amendment may materially and adversely affect the rights of any participant without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law.
Plan Term
The Equity Incentive Plan will terminate on the tenth anniversary of the date on which Holdco’s stockholders approve the Equity Incentive Plan, although awards granted before that time will remain outstanding in accordance with their terms.
Following the consummation of the Business Combination, Holdco intends to file with the SEC a registration statement on Form S-8 covering the Holdco Common Stock issuable under the Equity Incentive Plan.
Certain United States Federal Income Tax Aspects
The following is a summary of certain United States federal income tax consequences of awards under the Equity Incentive Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.
Options
An optionee generally will not recognize taxable income upon the grant of a non-qualified option. Rather, at the time of exercise of the option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess, if any, of the fair market value of the shares purchased over the exercise price. Holdco (or, if applicable, the participant’s affiliate employer) generally will be entitled to a tax deduction at such time and in the same amount, if any, that the optionee recognizes as ordinary income. The optionee’s tax basis in any shares received upon exercise of an option will be equal to the exercise price paid plus the amount of compensation recognized by the participant as ordinary income, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the exercise price paid plus the amount of compensation recognized by the participant as ordinary income upon exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.
Incentive stock options are eligible for favorable federal income tax treatment if certain requirements are satisfied. An employee granted an incentive stock option generally does not realize compensation income for federal income tax purposes upon the grant of the option. At the time of exercise of an incentive stock option, no compensation income is realized by the optionee other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares acquired on exercise of an incentive stock option are held for at least two years after grant of the option and one year after exercise, then: (i) the amount, if any, realized in excess of the exercise price will be treated as long-term capital gain and (ii) the amount, if any, by which the exercise price exceeds the amount realized upon the disposition will be treated as long-term capital loss.. If the shares acquired on exercise of an incentive stock option are disposed of within less than two years after grant or one year of exercise, the optionee will realize taxable compensation income in the year of the disposition equal to the excess of the fair market value of the shares on the date of exercise or the date of sale, whichever is less, over the exercise price, and any additional amount realized will be taxed as capital gain. Holdco (or, if applicable, the participant’s affiliate employer) generally will be entitled to a tax deduction at such time and in the same amount, if any, that the optionee recognizes as ordinary income.
Stock Appreciation Rights
A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. Holdco (or, if applicable, the participant’s affiliate employer) generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any shares received upon exercise of a SAR will be equal to the amount of compensation recognized in respect of those shares, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the tax basis will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.
Restricted Stock
A participant generally will not be taxed upon the grant of restricted stock, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). Holdco (or, if applicable, the participant’s affiliate employer) generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse over the amount, if any, paid for those shares, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted stock before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the shares of restricted stock are awarded in an amount equal to their fair market value at that time over the amount, if any, paid for those shares, notwithstanding the fact that such shares of restricted stock are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of grant of their award over the amount, if any, paid for those shares, and the participant’s holding period for capital gains purposes will begin at that time. Holdco (or, if applicable, the participant’s affiliate employer) generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.
RSUs
In general, the grant of RSUs (including performance share units) will not result in income for the participant or in a tax deduction for Holdco (or, if applicable, the participant’s affiliate employer). Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and Holdco (or, if applicable, the participant’s employer) generally will be entitled to a tax deduction at the same time and in the same amount. A gain or loss recognized upon a subsequent sale or exchange of the shares (if settled in shares) is treated as capital gain or loss for which Holdco will not be entitled to a deduction.
Other Awards
With respect to other awards granted under the Equity Incentive Plan, including stock bonuses, other stock-based awards and cash awards, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares or other property received over the amount, if any, paid for those shares or other property will be ordinary income to the participant, and Holdco (or, if applicable, the participant’s affiliate employer) generally will be entitled to a tax deduction at the same time and in the same amount.
Section 409A of the Code.   Certain types of awards under the Equity Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Equity Incentive Plan and awards granted under the plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary and appropriate by the Committee, the Equity Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
Compensation of Covered Employees.   The ability of Holdco (or, if applicable, a participant’s affiliate employer) to obtain a deduction for amounts paid under the Equity Incentive Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits Holdco’s ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.
Golden Parachute Payments.   The ability of Holdco (or, if applicable, a participant’s affiliate employer) to obtain a deduction for future payments under the Equity Incentive Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.
New Plan Benefits
No awards will be made under the Equity Incentive Plan until after it has been approved by our stockholders. Because all awards under the Equity Incentive Plan are within the discretion of the Committee (as constituted following the Business Combination), neither the number nor the type of future awards under the Equity Incentive Plan to be received by or allocated to particular participants or groups of participants is presently determinable.
Vote Required for Approval
The Equity Incentive Plan has been approved by the current sole stockholder of Holdco. The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote thereon and who vote at the meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the meeting. The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Proposal. Therefore, if the Business Combination Proposal and the Charter Proposal are not approved, the Incentive Plan Proposal will have no effect, even if approved by Denali’s stockholders.

Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex K be adopted and approved.”
Recommendation of the Denali Board
THE DENALI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE DENALI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN.
The existence of financial and personal interests of one or more of Holdco’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Holdco and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Holdco’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of Holdco’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the Denali Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to constitute a quorum or to approve any of the proposals presented at the extraordinary general meeting. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes that would increase the likelihood of obtaining a favorable vote on the proposals presented at the extraordinary general meeting. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Denali’s Directors and Executive Officers in the Business Combination.”
Consequences if the Adjournment Proposal Is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the Denali Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to constitute a quorum or to approve any of the proposals presented at the extraordinary general meeting. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Denali Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Adjournment Proposal is not conditioned upon any other proposal.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes to constitute a quorum or to approve one or more proposals at the extraordinary general meeting be approved.”
Recommendation of the Denali Board
THE DENALI BOARD UNANIMOUSLY RECOMMENDS THAT DENALI SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of Denali’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Denali and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Denali’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Denali’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a discussion of the material U.S. federal income tax consequences for holders of Denali Ordinary Shares and/or Denali Public Warrants (which, for purposes of this section, are referred to collectively as the “Denali securities”) of (i) the Denali Merger and (ii) electing to have Denali Ordinary Shares redeemed for cash if the Business Combination is completed. This discussion only applies to holders of Denali securities that hold their Denali securities as capital assets for U.S. federal income tax purposes within the meaning of Section 1221 of the Code, and does not describe all of the tax consequences that may be relevant to holders of Denali securities in light of their particular circumstances, including alternative minimum taxes and the tax on net investment income, or consequences to holders who are subject to special rules, such as:
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banks, thrifts, mutual funds and other financial institutions or financial services entities;

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insurance companies;

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tax-exempt organizations, pension funds or governmental organizations;

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regulated investment companies and real estate investment trusts;

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United States expatriates and former citizens or former long-term residents of the United States;

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persons that acquired securities pursuant to an exercise of employee share options, in connection with employee incentive plans or otherwise as compensation;

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dealers or traders subject to a mark-to-market method of tax accounting with respect to the Denali securities;

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brokers or dealers in securities or foreign currency;

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individual retirement and other deferred accounts;

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persons holding their Denali securities as part of a “straddle,” hedge, conversion, constructive sale or other risk reducing transactions;

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persons that directly, indirectly or constructively own 10% or more (by vote or value) of our shares;

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persons who purchase or sell their shares as part of a wash sale for tax purposes;

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Sponsor or Sponsor Persons;

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grantor trusts;

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U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

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partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

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holders that are “controlled foreign corporations” or “passive foreign investment companies,” referred to as “PFICs,” and corporations that accumulate earnings to avoid U.S. federal income tax;

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persons subject to the alternative minimum tax; or

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a person required to accelerate the recognition of any item of gross income with respect to Denali securities as a result of such income being recognized on an applicable financial statement.

This discussion does not consider the tax treatment of entities that are partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold Denali securities through such entities. If a partnership or other pass-through entity for U.S. federal income tax purposes is the beneficial owner of Denali securities, the U.S. federal income tax treatment of partners of the partnership will generally depend on the status of the partners and the activities of the partner and the partnership.
This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not take into account potential suggested or proposed changes in such tax laws which may impact the discussion below and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. Each of the foregoing is subject to change, potentially with retroactive effect. Holders of Denali securities are urged to consult their tax advisors with respect to the application of U.S. federal tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.
INVESTORS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
U.S. Holders
For purpose of this discussion, a “U.S. holder” is a beneficial owner of Denali securities who is, or that is for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

ALL HOLDERS OF DENALI SECURITIES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND RELATED TRANSACTIONS TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.
The Denali Merger
Subject to the limitations, assumptions, and qualifications described herein and in the opinion filed as Exhibit 8.1 to the Registration Statement of which this proxy statement/prospectus forms a part, and based on customary tax representations to be obtained from the Company, Holdco and Longevity, it is the opinion of Sidley Austin LLP, counsel to the Company, that the Denali Merger should, when taken together with the related transactions in the Business Combination, qualify as a transaction described in Section 351 of the Code for U.S. federal income tax purposes (a “Section 351 Exchange”). The provisions of Section 351 of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the consummation of the Denali Merger and the related transactions in the Business Combination that are beyond the Company's control and so the qualification of the Denali Merger as a Section 351 Exchange is not free from doubt. For example, if more than 20% of Holdco Common Stock were in the aggregate subject to one or more arrangements or agreements to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for qualifying as a Section 351 Exchange would not be met. The closing of the Business Combination (including the Denali Merger) is not conditioned upon the receipt of an opinion of counsel that the Denali Merger qualifies as a Section 351 Exchange, and neither Denali nor Holdco intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination (including the Denali Merger), and the IRS or a court could take a different position from that described herein.
There are significant factual and legal uncertainties as to whether the Denali Merger also qualifies as a reorganization within the meaning of Section 368(a) of the Code (a “Reorganization”), including that the assets of Denali are only investment-type assets and that it cannot be determined until following the closing of the Business Combination whether Holdco will continue a significant line of Denali’s historic business or use a significant portion of Denali’s historic business assets. To qualify as a Reorganization, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Denali Merger, its corporate parent) continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with only investment-type assets, such as Denali, the qualification of the Denali Merger as a Reorganization is not free from doubt and the IRS or a court could take a different position. Moreover, qualification of the Denali Merger as a Reorganization is based on facts which will not be known until the closing of the Business Combination. As a result, Sidley Austin LLP is unable to opine as to whether the Denali Merger constitutes a Reorganization. The closing of the Business Combination (including the Denali Merger) is not conditioned upon the receipt of an opinion of counsel that the Business Combination so qualifies as a Reorganization, and neither Denali nor Holdco intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination (including the Denali Merger). The IRS may disagree with the descriptions of U.S. federal income tax consequences contained herein, and its determination may be upheld by a court. Any such determination could subject an investor or Denali to adverse U.S. federal income tax consequences that would be different than those described herein. Accordingly, no assurance can be given that the Denali Merger will qualify for tax-deferred treatment under Section 351 or Section 368(a) of the Code.
U.S. holders of Denali Ordinary Shares and Denali Public Warrants are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Denali Merger, including with respect to its qualification as a Section 351 Exchange or a Reorganization.
U.S. Holders Exchanging Denali Ordinary Shares for Holdco Common Stock in the Denali Merger
If the Denali Merger qualifies either as a Section 351 Exchange or a Reorganization, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” a U.S. holder that owns only Denali Ordinary Shares but not Denali Public Warrants and that exchanges such Denali Ordinary Shares for Holdco Common Stock in the Denali Merger should not recognize gain or loss. The aggregate tax basis for U.S. federal income tax purposes of the Holdco Common Stock received by such U.S. holder should be the same as the aggregate adjusted tax basis of the Denali Ordinary Shares exchanged therefor. A U.S. holder’s holding period in the Holdco Common Stock received should include the holding period of the Denali Ordinary Shares exchanged therefor.
U.S. Holders Exchanging Denali Public Warrants in the Denali Merger
The U.S. federal income tax consequences of the exchange by U.S. holders of Denali Public Warrants for Holdco Warrants in the Denali Merger depends on whether the Denali Merger qualifies as a Reorganization. If the Denali Merger so qualifies, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” then no gain or loss should be recognized by a U.S. holder that exchanges Denali Public Warrants for Holdco Warrants in the Denali Merger, and accordingly, the adjusted tax basis of the Holdco Warrants received by such a U.S. holder of Denali Public Warrants in the Denali Merger should be the same as the adjusted tax basis of the Denali Public Warrants surrendered in exchange therefor. In addition, the holding period of the Holdco Warrants received in the Denali Merger by such a U.S. holder of Denali Public Warrants should include the period during which the U.S. holder held such Denali Public Warrants through the date of the Denali Merger.
If the Denali Merger does not qualify as a Reorganization but only as Section 351 Exchange, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the treatment of a U.S. holder’s exchange of Denali Public Warrants for Holdco Warrants in the Denali Merger is uncertain. It is possible that the outstanding Denali Public Warrants, which are currently exercisable for one Denali Class A Ordinary Share and will be exercisable for one share of Holdco Common Stock following the Denali Merger, are treated for U.S. federal income tax purposes as having been “exchanged” by the holders of such warrants for “new warrants.” In such case, a U.S. holder is required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the Holdco Warrants held by such U.S. holder immediately following the Denali Merger and the adjusted tax basis of the Denali Public Warrants held by such U.S. holder immediately prior to the Denali Merger.

Alternatively, it is also possible that a U.S. holder of Denali Public Warrants could be treated as transferring its Denali Public Warrants and Denali Ordinary Shares to Holdco in exchange for Holdco Warrants and shares of Holdco Common Stock in a Section 351 Exchange. If so treated, a U.S. holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the Holdco Warrants treated as received by such holder and the shares of Holdco Common Stock received by such holder over (y) such holder’s aggregate adjusted tax basis in the Denali Public Warrants and Denali Ordinary Shares treated as having been exchanged therefor) and (ii) the fair market value of the Holdco Warrants treated as having been received by such holder in such exchange. Any such gain should generally be long-term capital gain if the U.S. holder’s holding period for the shares of Holdco Common Stock and Holdco Warrants was more than one year at the time of the Denali Merger. It is unclear whether certain redemption rights (described above) may have suspended the running of the applicable holding period for this purpose. Long-term capital gains of non-corporate U.S. holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. The U.S. holder’s tax basis in the Holdco Warrants treated as having been received in the exchange should be equal to the fair market value of such Holdco Warrants at the time of the Denali Merger, and such U.S. holder’s holding period in such Holdco Warrants should begin the day after the Denali Merger. Due to the absence of authority on the U.S. federal income tax consequences of an exchange of warrants if the Denali Merger is not treated as a Reorganization, U.S. holders should consult their tax advisors.
Redemption of Denali Ordinary Shares Pursuant to the Denali Shareholder Redemption
In the event that a U.S. holder’s Denali Ordinary Shares are redeemed for cash pursuant to the Denali Shareholder Redemption, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the treatment of the redemption for U.S. federal income tax purposes depends on whether the redemption qualifies as a sale of the Denali Ordinary Shares under Section 302 of the Code. Whether a redemption qualifies for sale treatment will depend largely on the total number of Denali Ordinary Shares treated as held by the U.S. holder relative to all of the Denali Ordinary Shares outstanding both before and after the redemption. For this purpose, the shares outstanding after the redemption should take into account shares owned by Holdco as a result of the Denali Merger.
The redemption of Denali Ordinary Shares generally is treated as a sale of the Denali Ordinary Shares if the redemption (i) results in a “complete termination” of the U.S. holder’s interest in Denali, (ii) is “substantially disproportionate” with respect to the U.S. holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. holder generally must take into account not only Denali Ordinary Shares actually owned by such U.S. holder, but also Denali Ordinary Shares such U.S. holder is treated as constructively owning. A U.S. holder may be treated as constructively owning Denali Ordinary Shares owned by certain related individuals and entities (including Holdco following the Denali Merger) in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any shares the U.S. holder has a right to acquire by exercise of an option, such as the Denali Public Warrants or Holdco Warrants.
There will be a complete termination of a U.S. holder’s interest if either (i) all of the Denali Ordinary Shares actually and constructively owned by the U.S. holder are redeemed or (ii) all of the Denali Ordinary Shares actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. holder does not constructively own any other shares. In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock of Denali actually or constructively owned by a U.S. holder immediately following the redemption generally must be less than 80% of the voting stock of Denali actually or constructively owned by such U.S. holder immediately prior to the redemption. The redemption of the Denali Ordinary Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Denali. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Denali will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. holders should consult with their tax advisors as to the tax consequences of a redemption.
If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the U.S. holder would generally be required to recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Denali Ordinary Shares. Such gain or loss generally would be treated as long-term capital gain or loss if such shares were held for more than one year on the date of the redemption. A U.S. holder’s tax basis in such holder’s Denali Ordinary Shares generally will equal the cost of such shares.
If the redemption does not qualify as a sale of stock under Section 302 of the Code, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits of Denali, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s Denali Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Denali Ordinary Shares.
Passive Foreign Investment Company Status
Whether or not the Denali Merger qualifies as a Section 351 Exchange or a Reorganization, U.S. holders who exchange Denali securities for Holdco securities pursuant to the Denali Merger may be subject to adverse U.S. federal income tax consequences under the passive foreign investment company, or “PFIC,” provisions of the Code. In addition, a U.S. holder who elects to have its Denali Ordinary Shares redeemed for cash pursuant to the redemption provisions may be subject to the PFIC rules.
A non-U.S. (foreign) corporation will be classified as a PFIC for any taxable year (i) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (ii) if at least 50% of the fair market value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for these purposes its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the interest, by value). The determination of whether a foreign corporation is a PFIC is made annually. It is likely that Denali will meet the PFIC asset or income test during the taxable years prior to the business combination (including any short taxable year that might result from the business combination), which would generally result in Denali being treated as a PFIC in those taxable years.
If Denali is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Denali securities and, in the case of Denali Ordinary Shares, the U.S. holder did not make either (i) a timely qualified election fund, or “QEF,” election under Section 1295 of the Code for Denali’s first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) Denali Ordinary Shares, (ii) a QEF election along with a “purging election,” or (iii) a “mark-to-market” election with respect to the Denali Ordinary Shares (hereinafter, each a “ PFIC Election”), such holder generally will be subject to special rules with respect to “excess distributions,” generally including:
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any gain realized by the U.S. holder on the sale or other disposition of its Denali securities; and

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any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the Denali Ordinary Shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the Denali Ordinary Shares.

Under these rules,
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the U.S. holder’s excess distribution will be allocated ratably over the U.S. holder’s holding period for the Denali securities;

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the amount allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the excess distribution, or to the period in the U.S. holder’s holding period before the first day of Denali’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;

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the amount allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and

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the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. holder.

In order to comply with the requirements of a QEF election, a U.S. holder must receive certain information from Denali. Denali has not determined whether it will endeavor to provide such information to U.S. holders and there can otherwise be no assurance that Denali will timely provide it. In addition, U.S. holders of Denali Public Warrants are not able to make a QEF election with respect to their warrants.
Even if the Denali Merger qualifies as a Section 351 Exchange or a Reorganization, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f). Proposed Treasury Regulations under Section 1291(f), or the “Proposed Regulations,” were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, the Proposed Regulations would require taxable gain recognition by a U.S. holder with respect to its exchange of Denali Ordinary Shares for Holdco Common Stock and Denali Public Warrants for Holdco Warrants in the Denali Merger if Denali were classified as a PFIC at any time during such U.S. holder’s holding period in Denali securities. Any such gain would be treated as an “excess distribution” made in the year of the Denali Merger and subject to the special tax and interest charge rules discussed above. The foregoing would not apply to a U.S. holder’s exchange of Denali Ordinary Shares pursuant to the Denali Merger to the extent that such holder has made a timely PFIC Election with respect to said shares, as described above, however the PFIC Elections do not apply to Denali Public Warrants. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.
Furthermore, in the event that a U.S. holder’s Denali Ordinary Shares are redeemed for cash pursuant to the redemption provisions described in this proxy statement/prospectus, whether said redemption is treated as a sale or exchange of Denali Ordinary Shares or as a distribution on the Denali Ordinary Shares, such deemed sale or exchange or distribution, as applicable, would be treated as a sale or disposition or distribution, as applicable, for purposes of the PFIC rules described above.
The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. holder of Denali securities should consult its own tax advisor concerning PFIC elections and the application of the PFIC rules to such securities under such holder’s particular circumstances.
Non-U.S. Holders
This section applies to a Non-U.S. holder. A “Non-U.S. holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of Denali securities who or that is not a U.S. holder, including:
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a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

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a foreign corporation; or

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a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. A holder that is such an individual should consult its own tax advisor regarding the tax consequences of the Business Combination.

The Denali Merger
The U.S. federal income tax treatment of a Non-U.S. holder that exchanges Denali Ordinary Shares for Holdco Common Stock and/or Denali Public Warrants for Holdco Warrants in the Denali Merger generally corresponds to that of a U.S. holder. Any gain recognized by a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax, unless:
1.
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

2.
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Denali Ordinary Shares or Denali Public Warrants and certain other conditions are met.

Unless an applicable treaty provides otherwise, gain described in the first category above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. holder. Any gains described in the first category above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or lower income tax treaty rate).
We believe that we are not and have not been at any time since our formation a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed. However, the determination of whether a corporation is a United States real property holding corporation is primarily factual and there can be no assurance whether such facts will change or whether the IRS or a court will agree with our determination.
Redemption of a Non-U.S. Holder’s Denali Ordinary Shares Pursuant to the Denali Shareholder Redemption
The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Denali Ordinary Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Denali Ordinary Shares, as described above. Subject to the discussion below under “— FATCA,” to the extent that the redemption of a Non-U.S. holder’s Denali Ordinary Shares are treated as a corporate distribution paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, will be subject to U.S. withholding tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, such effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise (and any additional requirements therein). A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable income tax treaty rate).
Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its Denali Ordinary Shares and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale of the Denali Ordinary Shares, as described below.
To the extent the redemption of a Non-U.S. holder’s Denali Ordinary Shares are treated as a sale of stock by the Non-U.S. holder under Section 302 of the Code, as discussed above under the section entitled “— Redemption of a U.S. Holder’s Denali Ordinary Shares Pursuant to the Denali Shareholder Redemption,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain recognized on such redemption unless such gain is effectively connected with such Non-U.S. holder’s conduct of a trade or business within the United States or we have been a “United States real property holding corporation” during the applicable testing period. See additional discussion above under the heading “—Non-U.S. Holders — Denali Merger.”
Reporting and Backup Withholding
Following the Effective Date, Holdco will prepare and file in accordance with Treasury Regulations (including by posting a copy on the investor relations section of its website) an IRS Form 8937 with respect to the Business Combination. It is anticipated that information regarding the qualification of the Business Combination as either a Section 351 Exchange or a Reorganization will be made available on such Form 8937 following the consummation of the Business Combination. A Non-U.S. holder will not be subject to U.S. backup withholding if it provides a certification of exempt status (on an appropriate IRS Form W-8 or an applicable substitute form). Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the Non-U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.
Information returns will be filed with the IRS in connection with payments resulting from the redemption of Denali Ordinary Shares. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or a certification of exempt status, or if the U.S. holder has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person on a duly executed applicable IRS Form W-8 or otherwise in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under an income tax treaty will satisfy the certification requirements necessary to avoid the backup withholding as well.
Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.
FATCA
Provisions of the Code commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends received pursuant to a redemption of stock) to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BENE). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Redemption of a Non-U.S. Holder’s Denali Ordinary Shares Pursuant to the Denali Shareholder Redemption,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Denali Ordinary Shares.

THE FOREGOING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH HOLDER OF DENALI SECURITIES. HOLDERS OF DENALI SECURITIES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGERS INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

INFORMATION ABOUT DENALI, HOLDCO AND THE MERGER SUBS
General
Denali is a blank check company incorporated on January 5, 2022 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Denali has neither engaged in any operations nor generated any revenue to date. Based on Denali’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
Denali is not presently engaged in and Denali will not engage in, any substantive commercial business until it completes the Business Combination with Longevity or another target business.
Initial Public Offering
On April 11, 2022, Denali consummated its initial public offering (the “IPO”) of 8,250,000 units (the “Denali Units”), including the issuance of 750,000 Denali Units as a result of the underwriters’ exercise of their over-allotment option. Each Denali Unit consists of one Denali Class A Ordinary Share, and one redeemable warrant of Denali, each whole warrant entitling the holder thereof to purchase one Denali Class A Ordinary Share at an exercise price of $11.50 per share. The Denali Units were sold at a price of $10.00 per unit, generating gross proceeds to Denali of $82,500,000.
Substantially concurrently with the consummation of the IPO, Denali completed the private placement (the “Private Placement”) of 510,000 units (the “Private Placement Units”) at a purchase price of $10.00 per Private Placement Unit to the Sponsor (including the private placement of 750,000 units as a result of the underwriters’ exercise of their over-allotment option), generating gross proceeds to Denali of $5,100,000. Each whole Private Placement Unit will consist of one Class A ordinary share and one warrant (“Private Warrants”). Each Private Warrant entitles the holder to purchase one Denali Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. The Private Warrants have terms and provisions that are identical to those of the warrants sold as part of the Denali Units in the IPO. In addition, the Private Warrants is entitled to certain registration rights. The Private Units and Private Warrants (including the Class A ordinary shares issuable upon exercise of the Private Warrant) will not be transferable, assignable or salable until 30 days after Denali completes the Business Combination with Longevity or another target business.
Offering Proceeds Held in Trust
On the closing date of the IPO, a total of $84,150,000, comprised of the proceeds from the IPO and proceeds from the Private Placement, were placed in the Trust Account. On May 26, 2022, Denali announced that holders of the 8,250,000 Denali Units may elect to separately trade the Denali Class A Ordinary Shares and Denali Warrants comprising the Denali Units commencing May 31, 2022. Those Denali Units not separated will continue to trade on the Nasdaq under the symbol “DECAU,” and each of the Denali Class A Ordinary Shares and Denali Warrants that are separated will trade on Nasdaq under the symbols “DECA” and “DECAW,” respectively.
As of September 30, 2023, substantially all of the assets held in the trust account were held in money market funds which are invested primarily in U.S. Treasury securities. All of Denali’s investments held in the trust account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in trust account are included in interest earned on marketable securities held in trust account in the accompanying statements of operations. The estimated fair values of investments held in trust account are determined using available market information.
Fair Market Value of Target Business
The target business or businesses that Denali acquires must collectively have a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in, and taxes payable on, the income earned on the Trust Account) at the time of the execution of a definitive agreement for Denali’s initial business combination. The Denali Board considered the opinion delivered by Newbridge Securities Corporation to the effect that, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the opinion, the Transactions are fair to Denali from a financial point of view and that Longevity has a fair market value equal to at least eighty percent (80%) of the balance of funds in Denali’s Trust Account (excluding deferred underwriting commissions and taxes payable);
Redemption Rights in Connection with Shareholder Approval of Business Combinations
Under the Cayman Constitutional Documents, if Denali is required by law or elects to seek shareholder approval of its initial business combination, holders of Denali Class A Ordinary Shares must be given the opportunity to redeem their Denali Class A Ordinary Shares in connection with the proxy solicitation for the applicable shareholder meeting, regardless of whether they vote for or against the Business Combination, subject to the limitations described in the prospectus for Denali’s initial public offering. Accordingly, in connection with the Business Combination, holders of Denali Class A Ordinary Shares may seek to redeem their Denali Class A Ordinary Shares in accordance with the procedures set forth in this proxy statement/ prospectus.
Voting Obligations in Connection with the Extraordinary General Meeting
Pursuant to the Sponsor Agreement, the Sponsor Persons have agreed to vote all of the Denali securities held by them in favor of the Business Combination proposal and the other shareholder proposals and not to seek to have any shares redeemed in connection with the Business Combination.
Redemption of Denali Class A Ordinary Shares and Liquidation if No Initial Business Combination
The Sponsor and Denali’s officers and directors have agreed, and the Cayman Constitutional Documents provide, that we have until July 11, 2024, to complete an initial business combination. If we have not completed an initial business combination by July 11, 2024, we will: (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us (less tax payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. If Denali does not complete its initial business combination by July 11, 2024 in accordance with the Cayman Constitutional Documents (as described further below), the proceeds from the sale of the Denali Private Placement Units held in the Trust Account will be used to fund a portion of the redemptions of the Denali Class A Ordinary Shares (subject to the requirements of applicable law) and the Denali Private Placement Warrants will expire worthless. Furthermore, if Denali does not complete its initial business combination by July 11, 2024 and Denali liquidates the funds held in the Trust Account, holders of Denali Public Warrants will not receive any funds with respect to their Denali Public Warrants, nor will they receive any distribution from Denali’s assets held outside of the Trust Account with respect to such Denali Public Warrants. Accordingly, the Denali Public Warrants may expire worthless.
Denali initially had until October 11, 2023 to consummate an initial business combination. On October 11, 2023, Denali held an extraordinary general meeting of shareholders (the “Extension Meeting”). At the Extension Meeting, the shareholders approved amendments to the Cayman Constitutional Documents (the “Extension Amendment Proposal”) to, among other things, extend the date by which Denali must (i) consummate an initial business combination; (ii) cease its operations, except for the purpose of winding up, if it fails to complete such initial business combination; and (iii) redeem 100% of Denali Class A ordinary shares, from October 11, 2023 to July 11, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to nine times by an additional one month each time, unless the closing of Denali’s initial business combination has occurred (such applicable later date, the “Extended Date”), without the need for any further approval of Denali’s shareholders, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account for each such one-month extension (the “Extension Payment”) the lesser of (a) an aggregate of $50,000 or (b) $0.03 per public share that remains outstanding and is not redeemed prior to any such one-month extension, unless the closing of Denali’s initial business combination has occurred, in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination (the “Extension Amendment”). In connection with the Extension Meeting, shareholders holding 3,712,171 public shares (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $40.5 million (approximately $10.92 per share) was removed from the Trust Account to pay such holders.
Denali expects all of the costs and expenses associated with implementing any plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the cash held by Denali outside the Trust Account (which was $4,650.70 as of December 13, 2023) plus up to $100,000 of funds from the Trust Account available to Denali to pay dissolution expenses, although Denali cannot assure you that there will be sufficient funds for such purpose.
If Denali was to expend all of the net proceeds of Denali’s initial public offering and the sale of the Denali Private Placement Units, other than the proceeds deposited in the Trust Account, and without taking into account interest earned on the Trust Account, the per-share redemption amount received by Denali’s public shareholders upon Denali’s dissolution would be approximately $10.35. The proceeds deposited in the Trust Account could, however, become subject to the claims of Denali’s creditors, which would have higher priority than the claims of Denali shareholders. Denali cannot assure you that the actual per-share redemption amount received by Denali’s public shareholders will not be substantially less than $10.35.
Although Denali will continue to seek to have all vendors, service providers (other than our independent registered public accounting firm) and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Denali’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to fraudulent inducement, breach of fiduciary duty or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Denali has access to up to approximately $85,371,600 from the proceeds of Denali’s initial public offering, sale of the Denali Private Placement Units, and issuance of the promissory note with which to pay any potential claims (including costs and expenses incurred in connection with liquidation, currently estimated to be no more than approximately $100,000). In the event that Denali liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the Trust Account could be liable for claims made by creditors, however, such liability will not be greater than the amount of funds from the Trust Account received by any such shareholder.
Under Cayman Islands law, shareholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of Denali’s Trust Account distributed to Denali’s public shareholders upon the redemption of 100% of outstanding Denali Class A Ordinary Shares in the event Denali does not complete its initial business combination by July 11, 2024, may be considered a liquidation distribution under Cayman Islands law. If the corporation complies with certain procedures as required by Cayman Islands law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to shareholders, any liability of shareholders with respect to a liquidating distribution is limited to the lesser of such shareholder’s pro rata share of the claim or the amount distributed to the shareholder, and any liability of the shareholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of the Trust Account distributed to holders of Denali Class A Ordinary Shares upon the redemption of Denali Class A Ordinary Shares in the event Denali does not complete its initial business combination by July 11, 2024, is not considered a liquidating distribution under Cayman Islands law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Cayman Islands law, the statute of limitation for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.
If Denali files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, Denali cannot assure you we will be able to return $10.00 per share to Denali’s public shareholders. Additionally, if Denali files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, the Denali Board may be viewed as having breached its fiduciary duty to our creditors and/or to have acted in bad faith, thereby exposing us or the Denali Board to claims of punitive damages, by paying Denali shareholders from the Trust Account prior to addressing the claims of creditors. Denali cannot assure you that claims will not be brought against us for these reasons.
Holders of Denali Class A Ordinary Shares will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (a) Denali’s completion of its initial business combination, and then only in connection with those Denali Class A Ordinary Shares that such shareholder properly elected to redeem, subject to certain limitations, (b) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the amended and restated memorandum and articles of association of Denali (i) to modify the substance or timing of Denali’s obligation to provide holders of Denali Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of the issued and outstanding Denali Class A Ordinary Shares if we do not complete an initial business combination by July 11, 2024 or (ii) with respect to any other provision relating to the rights of holders of Denali Class A Ordinary Shares, and (c) the redemption of Denali Class A Ordinary shares if we have not consummated an initial business combination by July 11, 2024, subject to applicable law.
In no other circumstances will a Denali shareholder have any right or interest of any kind to or in the Trust Account. A Denali shareholder’s voting in connection with the Business Combination alone will not result in such shareholder’s redeeming its Denali Class A Ordinary Shares for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above.
Limitation on Redemption Rights
The Cayman Constitutional Documents provide that a holder of Denali Class A Ordinary Shares, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Denali Class A Ordinary Shares sold in Denali’s initial public offering. Denali believes this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a business combination as a means to force Denali or Denali’s management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a shareholder holding more than an aggregate of 15% of the Denali Class A Ordinary Shares could threaten to exercise its redemption rights if such holder’s shares are not purchased by Denali, the Sponsor or Denali’s management at a premium to the then-current market price or on other undesirable terms. By limiting the shareholders’ ability to redeem no more than 15% of the Denali Class A

Ordinary Shares, we believe we will limit the ability of a small group of shareholders to unreasonably attempt to block our ability to complete a business combination. However, Denali is not restricting our shareholders’ ability to vote all of their shares (including all shares held by those shareholders that hold more than 15% of the shares sold in the IPO) for or against the Business Combination.
Facilities
Denali currently maintains its executive offices at 437 Madison Avenue, Fl 27, New York, NY 10022.
Human Capital Resources
Denali has two executive officers. These individuals are not obligated to devote any specific number of hours to Denali’s matters but they intend to devote as much of their time as they deem necessary to Denali’s affairs until Denali has completed its initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for Denali’s initial business combination and the stage of the business combination process Denali is in. Denali does not intend to have any full-time employees prior to the completion of its initial business combination.
Denali believes that its management team is well positioned to identify attractive risk-adjusted returns in the marketplace and that its contacts and transaction sources, ranging from industry executives, private owners, private equity funds, and investment bankers, will enable it to pursue a broad range of opportunities. Denali’s management believes that its ability to identify and implement value creation initiatives will remain central to its differentiated acquisition strategy.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against Denali or any members of Denali’s management team in their capacity as such, and Denali and the members of Denali’s management team have not been subject to any such proceeding in the twelve months preceding the date of this filing.
Holdco
Denali SPAC Holdco, Inc., (“Holdco”) is a Delaware corporation and direct, wholly-owned subsidiary of Denali. Holdco does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.
Denali SPAC Merger Sub, Inc.
Denali SPAC Merger Sub, Inc., (“Denali Merger Sub”), is a Delaware corporation and direct, wholly-owned subsidiary of Holdco. Denali Merger Sub does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.
Longevity Merger Sub, Inc.
Longevity Merger Sub, Inc., (“Longevity Merger Sub”), is a Delaware corporation and direct, wholly-owned subsidiary of Holdco. Holdco does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.

DENALI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This proxy statement/prospectus includes “forward-looking statements” that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements in this “Denali’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding Denali’s financial position, business strategy and the plans and objectives of management for future operations, are forward- looking statements. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and variations thereof and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” beginning on page 26 of this proxy statement/prospectus. Denali’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, Denali disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.
Unless the context otherwise requires, throughout this subsection, references to “we,” “us,” “our” and “the Company” refer to Denali prior to the consummation of the Business Combination.
Overview
We are a blank check company incorporated as a Cayman Islands exempted company on January 5, 2022 for the purpose of an initial business combination. While we will not be limited to a particular industry or geographic region in our identification and acquisition of a target company, we intend to focus on technology, consumer and hospitality and will not complete our initial business combination with a target that is headquartered in China (including Hong Kong and Macau) or conducts a majority of its business in China (including Hong Kong and Macau). We intend to effectuate our initial business combination using cash from the proceeds of our IPO and the sale of 510,000 Private Placement Units, our additional shares, debt or a combination of cash, equity, and debt.
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.
Recent Developments
On January 25, 2023, we entered into a Merger Agreement, by and among Longevity, Holdco, Denali Merger Sub, Longevity Merger Sub, and Bradford A. Zakes, solely in the capacity as seller representative.
Pursuant to the Merger Agreement, the parties thereto will enter into the Transactions, pursuant to which, among other things, immediately following the consummation of the acquisitions by Longevity of each of Aegeria Soft Tissue LLC, Cerevast Medical, Inc. and Novokera LLC, (i) Denali Merger Sub will merge with and into Denali, with Denali as the surviving entity of the Denali Merger, and (ii) Longevity Merger Sub will merge with and into Longevity, with Longevity as the surviving company of the Longevity Merger. Following the Mergers, each of Longevity and Denali will be a subsidiary of Holdco, and Holdco will become a publicly traded company. At Closing, Holdco will change its name to Longevity Biomedical, Inc., and its common stock is expected to list on the Nasdaq Global Market under the ticker symbol “LBIO.”
The consummation of the proposed Longevity Business Combination is subject to certain conditions as further described in the Merger Agreement.
On April 11, 2023, the parties to the Merger Agreement and the Sponsor entered into an Amendment to and Consent under the Merger Agreement (the “Amendment”). The Amendment provides for the consent from Longevity and the Seller Representative to the execution and issuance of the Sponsor Convertible

Promissory Note (as defined below) by Denali and amends the Merger Agreement to provide that the repayment of such Sponsor Convertible Promissory Note by Denali at the closing of the business combination will not be given effect when calculating the Minimum Cash Amount (as defined in the Merger Agreement) for purposes of the minimum cash closing condition.
On April 11, 2023, Denali issued a convertible promissory note (the “Sponsor Convertible Promissory Note”) in the total principal amount of up to $825,000 to the Sponsor. The Sponsor Convertible Promissory Note was issued with an initial principal balance of $412,500, with the remaining $412,500 drawable at Denali’s request prior to the maturity of the Sponsor Convertible Promissory Note. The Sponsor Convertible Promissory Note bears an interest equivalent to the lowest short-term Applicable Federal Rate, and matures upon the earlier of (i) the closing of Denali’s initial business combination and (ii) the date of the liquidation of Denali. At the option of the Sponsor, upon consummation of a business combination, the Sponsor Convertible Promissory Note may be converted in whole or in part into additional Class A ordinary shares of Denali, at a conversion price of $10 per ordinary share (the “Conversion Shares”). The terms of the Conversion Shares will be identical to those of the private placement shares that were issued to the Sponsor in connection with Denali’s initial public offering. In the event that Denali does not consummate a business combination, the Sponsor Convertible Promissory Note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.
On April 11, 2023, Denali extended the period of time it has to consummate a business combination by an additional three months, from the initial deadline of April 11, 2023 to July 11, 2023, by depositing $825,000 into the Trust Account.
On July 11, 2023, Denali issued a convertible promissory note (the “FutureTech Convertible Promissory Note”) in the total principal amount of $825,000 to FutureTech Capital. The FutureTech Convertible Promissory Note bears interest equivalent to the lowest short-term Applicable Federal Rate, and matures upon the earlier of (i) the closing of Denali’s initial business combination and (ii) the date of the liquidation of Denali. At the option of FutureTech Capital, upon consummation of a business combination, the FutureTech Convertible Promissory Note may be converted in whole or in part into additional Class A ordinary shares of Denali, at a conversion price of $10 per ordinary share (the “FutureTech Conversion Shares”). The terms of the FutureTech Conversion Shares will be identical to those of the private placement shares that were issued in connection with Denali’s initial public offering. In the event that Denali does not consummate a business combination, the FutureTech Convertible Promissory Note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.
On July 11, 2023, Denali further extended the period of time it has to consummate a business combination by an additional three months, from the deadline of July 11, 2023 to October 11, 2023, by depositing another $825,000 into the Trust Account.
On July 13, 2023, the Company issued a press release announcing that an aggregate of $825,000 had been deposited into the Company’s Trust Account, this amount being a loan from the FutureTech Convertible Promissory Notes issued on July 11, 2023, in order to extend the period of time it has to consummate a business combination by an additional three months, from the then current deadline of July 11, 2023 to October 11, 2023 (the “Extension”).
On July 18, 2023, the Sponsor lent another $80,000 to Denali, resulting in the principal amount of the Sponsor Convertible Promissory Note being increased to $492,500 and the available borrowing capacity being reduced to $332,500.
On October 11, 2023, Denali issued another convertible promissory note in the total principal amount of up to $450,000 to FutureTech. The convertible promissory note was issued with an initial principal balance of $50,000, with the remaining $400,000 drawable at Denali’s request and upon the consent of FutureTech prior to the maturity of the convertible promissory note. Such convertible promissory note bears an interest equivalent to the lowest short-term Applicable Federal Rate. Consequently, $50,000 of such amount has been utilized to fund the required payment in order to extend the period of time to consummate a business combination by another month from current deadline of October 11, 2023 to November 11, 2023. Upon consummation of a Business Combination, FutureTech shall have the option, but not the obligation, to convert up to the total principal amount of this note, in whole or in part, into Class A ordinary shares in the capital of Denali (each, an “Ordinary Share”), at a conversion price of $10.00 per Denali Ordinary Share. The Denali Ordinary Shares shall be identical to the private placement shares issued to the Sponsor at the time of the Company’s IPO.
On October 11, 2023, Denali announced that the Company’s shareholders voted in favor of approving amendments to the Company’s amended and restated memorandum and articles of association (the “Articles”) to, amongst other things, extend the date by which Company must consummate an initial business combination from October 11, 2023 to July 11, 2024 by electing to extend the date to consummate an initial business combination on a monthly basis for up to nine times by an additional one month each time (the “Extension”). Denali also announced that an aggregate of $50,000 has been deposited into the Company’s Trust Account to extend the period of time the Company has to consummate its initial business combination by an additional month in accordance with the amended terms of the Articles.
Furthermore, shareholders holding 3,712,171 public shares (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $40.5 million (approximately $10.92 per share) was removed from the Trust Account to pay such holders. Following redemptions, Denali had 4,537,829 public shares outstanding.
On October 12, 2023, the Sponsor lent another $150,000 to Denali resulting in the principal amount of the Sponsor Convertible Promissory Note being increased to $642,500.
Results of Operations
Comparison of the nine months ended September 30, 2023 and the period from January 5, 2022 (inception) through September 30, 2022
We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from January 5, 2022 (inception) through September 30, 2023, were organizational activities, those necessary to prepare for and complete the IPO, and, subsequent to the IPO, identifying a target company for a business combination and activities in connection with the proposed Longevity Business Combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We are generating non-operating income in the form of interest income on marketable securities held after the IPO. We have incurred and will continue to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.
For the three months ended September 30, 2023, we had a net income of $630,586 which primarily consists of income earned on investment held in the Trust Account of $1,151,229 being partially offset by formation and operating expenses of $505,905 and interest expense of $14,738.
For the nine months ended September 30, 2023, we had a net income of $79,193 which primarily consists of income earned on investment held in the Trust Account of $3,089,734 being partially offset by formation and operating expenses of $2,991,344 and interest expense of $19,197.
For the three months ended September 30, 2022, we had net income of $307,468, which consists of interest earned on investment held in the Trust Account of $380,429 partially offset by $72,961 of formation and operating costs.
For the period from January 5, 2022 (inception) through September 30, 2022, we had net income of $265,278, which consists of interest earned on investment held in the Trust Account of $495,261 partially offset by $229,983 of formation and operating costs.
Cash Flows from Operating Activities
For the nine months ended September 30, 2023, net cash used in operating activities was $473,787, primarily due to a net income of $79,193 for the period and the changes in current assets and liabilities of $2,536,754, primarily due to prepaid expenses of $65,899 and accounts payable, accrued expenses of $2,451,668 and accrued interest expense — related party of $10,290 and accrued interest expense — others of $8,897. In addition, net cash used in operating activities includes adjustments to reconcile net income from income on the Trust Account of $3,089,734.
For the period from January 5, 2022 (inception) through September 30, 2022, net cash used in operations was $260,264 primarily due to net income of $265,278 for the period and the changes in current assets and liabilities of $(41,624), prepaid expenses of $(132,427) and accounts payable and accrued expenses of $90,803. In addition, net cash used in operating activities includes adjustments to reconcile net income from formation costs paid by related party of $11,343 and income on Trust Account of $495,261.
Cash Flows from Investing Activities
For the nine months ended September 30, 2023, net cash used in investing activities was $825,000 primarily due to investment held in Trust Account of $825,000 to extend the period of time the Company has to consummate its initial business combination by an additional three months, from the then current deadline of July 11, 2023 to October 11, 2023.
For the period from January 5, 2022 (inception) through September 30, 2022, net cash used in investing activities was $84,150,000 due to investment held in Trust Account through proceeds from issuance of public units and private units.
Cash Flows from Financing Activities
For the nine months ended September 30, 2023, net cash provided by financing activities was $492,500 primarily due to proceeds from issuance of promissory note to related party of $492,500.
For the period from January 5, 2022 (inception) through September 30, 2022, net cash provided by financing activities was $85,395,842 primarily due to proceeds from issuance of promissory note to related party of $80,000, proceeds from related party of $25,000, proceeds from issuance of private placement units of $5,100,000, proceeds from issuance of public units through public offering of $82,500,000, payment of promissory note to related party of $80,000, payment to related party of $240,020, payment of offering costs of $339,138 and payment of underwriter’s discount of $1,650,000.
Period from January 5, 2022 (inception) through December 31, 2022
We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from January 5, 2022 (inception) through December 31, 2022, were organizational activities, those necessary to prepare for and complete the IPO, and, subsequent to the IPO, identifying a target company for a business combination and activities in connection with the proposed Longevity Business Combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We expect to generate non-operating income in the form of interest income on marketable securities held after the IPO. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.
For the period from January 5, 2022 (inception) through December 31, 2022, we had a net loss of $419,390, which primarily consists of formation and operating expenses of $1,640,990, partially offset by income earned on marketable securities held in the Trust Account of $1,221,600.
For the period from January 5, 2022 (inception) through December 31, 2022, we had an increase in cash of $819,747 resulting from net cash used in operating activities of $426,095, net cash used in investing activities of $84,150,000 and net cash provided by financing activities of $85,395,842.
Cash Flows from Operating Activities
For the period from January 5, 2022 (inception) through December 31, 2022, net cash used in operations was $426,095, primarily due to net loss of $419,390 for the period and the changes in current assets and liabilities of $1,203,552 due to prepaid expenses of $(88,089) and accounts payable and accrued expenses of $1,291,641. In addition, net cash used in operating activities includes adjustments to reconcile net loss from formation costs paid by the related party of $11,343 and income on the Trust Account of $1,221,600.

Cash Flows from Investing Activities
For the period from January 5, 2022 (inception) through December 31, 2022, net cash used in investing activities was $84,150,000, primarily due to investment held in the Trust Account of $84,150,000.
Cash Flows from Financing Activities
For the period from January 5, 2022 (inception) through December 31, 2022, net cash provided by financing activities was $85,395,842, primarily due to proceeds from issuance of the Promissory Note (as defined below) to the related party of $80,000, proceeds from the related party of $25,000, proceeds from the Private Placement of $5,100,000, proceeds from our IPO of $82,500,000, partially offset by payment of the Promissory Note to the related party of $80,000, payment to the related party of $240,020, payment of offering costs of $339,138 and payment of underwriting discount of $1,650,000.
Liquidity and Capital Resources
Our liquidity needs prior to the consummation of the IPO were satisfied through a payment from the Sponsor and the loan under an unsecured promissory note from the Sponsor of up to $400,000 (the “Promissory Note”).
On April 11, 2022, we consummated the IPO of 8,250,000 Units, inclusive of 750,000 Units issued pursuant to the partial exercise by the underwriters of their over-allotment option. The Units were sold at a price of $10.00 per Unit, generating gross proceeds of $82,500,000. Simultaneously with the closing of the IPO, we consummated the sale of 510,000 Private Placement Units, inclusive of 30,000 Private Placement Units sold to the Sponsor pursuant to the underwriters’ partial exercise of their over-allotment option. Each whole Private Placement Unit consists of one Class A ordinary share and one warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share. The Private Placement Units were sold at a price of $10.00 per Private Placement Unit, generating gross proceeds of $5,100,000.
Following the closing of the IPO and sale of the Private Placement Units on April 11, 2022, a total of $84,150,000 was placed in the Trust Account, and we had $1,515,795 of cash held outside of the Trust Account, after payment of costs related to the IPO, and available for working capital purposes. In connection with the IPO, we incurred $5,105,315 in transaction costs, consisting of $1,650,000 of underwriting fees, $2,887,500 of deferred underwriting fees and $567,815 of other offering costs. As of September 30, 2023, we had investment held in the Trust Account of $90,111,334. We intend to use substantially all of the remaining funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our business combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of September 30, 2023, we had cash of $13,460 outside of the Trust Account. If we do not complete the Longevity Business Combination, we intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.
On January 25, 2023, and as amended on April 11, 2023, we entered into the Merger Agreement, by and among Longevity, Holdco, Denali Merger Sub, Longevity Merger Sub, and the Seller Representative.
On March 29, 2023, HoldCo filed a Form S-4 with the SEC to register shares of its common stock that will be issued in connection with the business combination contemplated by the Merger Agreement, as being further amended by Amendment Nos. 1, 2, 3 and 4 thereto, filed with the SEC on May 31, 2023, July 13, 2023, September 1, 2023 and October 20, 2023, respectively.
For finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (the “Working Capital Loans”). If we complete the initial business combination, we would repay such loaned amounts, or at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post business combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units. In the event that the initial business combination does not close, we may use a portion of the working capital held outside of the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units of the post-business combination entity, at a price of $10.00 per unit at the option of the lender. On April 11, 2023, we issued the Convertible Promissory Note in the total principal amount of up to $825,000 to the Sponsor. The Convertible Promissory Note bears an interest accruing on the unpaid and outstanding total principal amount at the lowest short-term Applicable Federal Rate as in effect on the date thereof and is payable in arrears on the maturity date. Interest will be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. The Convertible Promissory Note was issued with an initial principal balance of $412,500. On July 18, 2023, the Sponsor lent another $80,000 to the Company, resulting in the principal amount of the Convertible Promissory Note being increased to $492,500 and the available borrowing capacity being reduced to $332,500. As of September 30, 2023, there was an amount of $492,500 outstanding under Working Capital Loans in the form of the Convertible Promissory Note issued to Sponsor. Further, an amount of $10,290 with interest at 4.86% on amount borrowed from the Sponsor was recognized as accrued interest expense — related party as of September 30, 2023. On October 12, 2023, the Sponsor lent another $150,000 to Denali resulting in the principal amount of the Sponsor Convertible Promissory Note being increased to $642,500.
On July 11, 2023, the Company issued a FutureTech Convertible Promissory Note in the total principal amount of $825,000 to FutureTech and 100% of such amount has been utilized to fund the required payment in order to extend the period of time to consummate a business combination. On October 11, 2023, the Company issued another convertible promissory note in the total principal amount of up to $450,000 to FutureTech. The Convertible Promissory Note was issued with an initial principal balance of $50,000, with the remaining $400,000 drawable at the Company’s request and upon the consent of FutureTech prior to the maturity of the Convertible Promissory Note. Consequently, $50,000 of such amount has been utilized to fund the required payment in order to extend the period of time to consummate a business combination by another month from current deadline of October 11, 2023 to November 11, 2023. As of September 30, 2023, there was an amount of $825,000 outstanding in the form of the Convertible Promissory Note issued to FutureTech. Further, amount of $8,897 with interest at 4.80% on amount borrowed from Futuretech for the Extension was recognized as accrued interest expense — others, respectively as of September 30, 2023.
Based on the foregoing, management believes that we will not have sufficient working capital and borrowing capacity to meet our needs through the consummation of the initial business combination. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all.
In accordance with Accounting Standards Codification (“ASC”) Subtopic 205-40, “Presentation of Financial Statements — Going Concern”, the Company has evaluated that there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern through November 11, 2023, subject to monthly extensions, the date that the Company will be required to cease all operations, except for the purpose of winding up, if a business combination is not consummated. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
If our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public shares upon completion of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination.

Off-Balance Sheet Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2023 and December 31, 2022. We do not participate in transactions that create relationships with entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Other Contractual Obligations
Registration Rights
The holders of our founder shares, Private Placement Shares and Private Placement Warrants, including any of those issued upon conversion of any Working Capital Loans (and any Private Placement Shares issuable upon the exercise of the Private Placement Warrants that may be issued upon conversion of any Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement signed on April 6, 2022. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed after the completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the costs and expenses of filing any such registration statements.
Underwriting Agreement
The underwriters received a cash underwriting discount of $0.20 per Unit, or $1,650,000 in the aggregate, paid upon the closing of the IPO. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $2,887,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies
The preparation of consolidated financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Basis of Presentation
The accompanying financial statements are presented in conformity with U.S. GAAP and pursuant to the rules and regulations of the SEC.
Emerging Growth Company Status
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Class A Ordinary Shares Subject to Possible Redemption
We account for our Class A ordinary shares subject to possible redemption in accordance with the guidance in the Financial Accounting Standards Board (“FASB”) ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares will feature certain redemption rights that are considered to be outside of our control and will be subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2023 and December 31, 2022, 8,250,000 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of our audited balance sheet.
We recognize changes in redemption value immediately as they occur and adjust the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero.
Warrants
We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480 and FASB ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under FASB ASC 815, including whether the warrants are indexed to our own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of our control, among other conditions for equity classification. This assessment is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. We account for the 8,250,000 Public Warrants and 510,000 Private Placement Warrants as equity-classified instruments.
Net Income/(Loss) Per Ordinary Share
We comply with the accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share.” Net loss per redeemable and non-redeemable ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding between the redeemable and non-redeemable shares during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 93,750 founder shares that were forfeited due to the underwriters’ partial exercise of the over-allotment option. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, we first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less dividends paid. We then allocated the undistributed income (loss) based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares.
Subsequent measurement adjustments recorded pursuant to ASC 480-10-S99-3A related to redeemable shares are treated in the same manner as dividends on non-redeemable shares. Class A ordinary shares are redeemable at a price determined by the Trust Account held by us. This redemption price is not considered a redemption at fair value. Accordingly, the adjustments to the carrying amount are reflected in the Earnings Per Share (“EPS”) using the two-class method. We have elected to apply the two-class method by treating the entire periodic adjustment to the carrying amount of the Class A ordinary shares subject to possible redemption like a dividend.
Based on above, any remeasurement of redemption value of the Class A ordinary shares subject to possible redemption is considered to be dividends paid to the public shareholders. Warrants issued are contingently exercisable (i.e., on the later of 30 days after the completion of the initial business combination or 12 months from the closing of the IPO). For EPS purpose, the warrants are anti-dilutive since they would generally not be reflected in basic or diluted EPS until the contingency is resolved. As of September 30, 2023 and 2022, we did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in our earnings. As a result, diluted income (loss) per ordinary share is the same as basic earnings per ordinary share for the period presented.
Convertible Debt
The Company issues debt that may have conversion features.
Convertible debt — derivative treatment — When the Company issues debt with a conversion feature, we must first assess whether the embedded equity-linked component is clearly and closely related to its host instruments. If a component is clearly and closely related to its host instruments, then we have to assess whether the conversion feature meets the requirements to be treated as a derivative, as follows: a) one or more underlyings, typically the price of our common stock; b) one or more notional amounts or payment provisions or both, generally the number of shares upon conversion; c) no initial net investment, which typically excludes the amount borrowed; and d) net settlement provisions, which in the case of convertible debt generally means the stock received upon conversion can be readily sold for cash. An embedded equity-linked component that meets the definition of a derivative does not have to be separated from the host instrument if the component qualifies for the scope exception for certain contracts involving an issuer’s own equity. The scope exception applies if the contract is both a) indexed to its own stock; and b) classified in shareholders’ equity in its statement of financial position.
If the conversion feature within convertible debt meets the requirements to be treated as a derivative, we estimate the fair value of the embedded derivative using the Black Scholes method upon the date of issuance. If the fair value of the embedded derivative is higher than the face value of the convertible debt, the excess is immediately recognized as interest expense. The derivative shall be recorded at fair value as liability and the carrying value assigned to the host contract represents the difference between the previous carrying amount of the hybrid instrument and the fair value of the derivative; therefore, there is no gain or loss from the initial recognition and measurement of an embedded derivative that is accounted for separately from its host contract.
Convertible debt — beneficial conversion feature — If the conversion feature is not treated as a derivative, we assess whether it is a beneficial conversion feature (“BCF”). A BCF exists if the conversion price of the convertible debt instrument is less than the share price on the commitment date. The value of a BCF is equal to the intrinsic value of the feature, the difference between the conversion price and the class of shares into which it is convertible and is recorded as additional paid in capital and as a debt discount in the condensed consolidated balance sheets. The Company amortizes the balance over the life of the underlying debt as amortization of debt discount expense in the condensed consolidated statements of operations. If the debt is retired early, the associated debt discount is then recognized immediately as amortization of debt discount expense in the condensed consolidated statements of operations.
Convertible debt — contingent beneficial conversion feature — When assessing the convertible debt for BCF, we also assess whether the conversion feature meets the requirements to be treated as contingent beneficial conversion feature (“Contingent BCF”), as follows: a) the instrument becomes convertible only upon the occurrence of a future event outside the control of the holder; b) the instrument is convertible from inception but contains conversion terms that change upon the occurrence of a future event. If the conversion feature is within convertible debt meets the requirement to be treated as Contingent BCF, it shall not be recognized in the earnings until the contingency is resolved.
If the conversion feature does not qualify for either the derivative treatment or as a BCF (including Contingent BCF), the convertible debt is treated as traditional debt.
The conversion feature in convertible promissory notes issued by the Company on April 11, 2023 and July 11, 2023 does not qualify for either the derivative treatment or for BCF. These have been treated as Contingent BCF which shall not be recognized in the earnings until the contingency is resolved. These convertible promissory notes are presented as traditional debt as of September 30, 2023 in the unaudited condensed consolidated balance sheets.
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on our financial statements.
Quantitative and Qualitative Disclosures About Market Risk
The net proceeds of our IPO and the Private Placement held in the Trust Account are invested in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

MANAGEMENT OF DENALI
Directors and Executive Officers
References in this section to “Denali,” “we,” “our” or “us” refer to Denali Capital Acquisition Corp. Denali’s current directors and officers are as follows:
Name	Age*	Position
Lei Huang	51	Chief Executive Officer and Director
You (“Patrick”) Sun	35	Chief Financial Officer
Huifeng Chang	57	Director
Jim Mao	55	Director
Kevin Vassily	56	Director

*
Age as of the date of this proxy statement/prospectus.

Lei Huang, Chief Executive Officer and Director
Mr. Huang serves as a director of Denali and Denali’s Chief Executive Officer. Mr. Huang currently serves as the Chief Executive Officer and a member of the board of directors of US Tiger Securities, Inc. He also served as a director of its parent company, UP Fintech Holding Limited (Nasdaq: TIGR), since November 2020 until June 2022. Mr. Huang also serves as the Chief Executive Officer and is a member of the board of directors of TradeUP Securities, Inc., a broker/dealer company incorporated in December 2021 and is a member of the board of directors of MDLand International Corporation. He also served as the Chief Executive Officer and was a member of the board of directors of Fortune Rise Acquisition Corporation (Nasdaq: FRLA), a special purpose acquisition company, since its incorporation in January 2021 and until December 2022. Prior to joining US Tiger, Mr. Huang was the Chief Executive Officer of Haitong Securities USA LLC, and also served as Chief Compliance Officer and Operation Manager of CICC US Securities, Inc. from 2010 through 2018. Prior to that, Mr. Huang served as a Compliance Officer at Morgan Stanley, Lehman Brothers and Barclays. Mr. Huang also formerly served as a Regulatory Supervisor at the National Association of Securities Dealers. Mr. Huang earned an M.S. degree in Global Financial Analysis from Bentley University.
You (“Patrick”) Sun, Chief Financial Officer
Mr. Sun is Denali’s Chief Financial Officer. Mr. Sun is an experienced banking and asset management professional. Since August 2020, Mr. Sun has served as the Chief Financial Officer of Lake Crystal Energy LLC, an oil and gas company. As the Chief Financial Officer, Mr. Sun evaluates and sources potential investments in oil and gas assets. He also oversees all financial functions of the company. Prior to this role, from August 2014 to December 2019, Mr. Sun served as a Vice President and an E&P Analyst of Seaport Global Securities LLC, a full-service investment bank, capital markets advisory and research platform based in New York. From July 2008 to May 2012, Mr. Sun served as Vice President of the Pacific Securities Co., Ltd., a Chinese investment bank and brokerage firm. Mr. Sun earned an MBA from Washington University in St. Louis, Olin Business School, and a B.S. degree in Mechanics from Peking University.
Huifeng Chang, Director
Dr. Chang serves as a director of Denali. Since May 2016, Dr. Chang has served as Senior Vice President and Chief Financial Officer and, in September 2020, became a member of the board of directors of Canadian Solar Inc. (Nasdaq: CSIQ), a company that manufactures solar PV modules and develops large scale solar projects. He has 24 years of experience in capital markets, financial investment and risk management. From 2010 to 2015, Dr. Chang was the co-head of Sales & Trading at CICC U.S. Securities Inc. Prior to this role, from 2008 to 2010, he was the Chief Executive Officer of China Southern Oriental Patron Asset Management based in Hong Kong, investing funds from China in the international markets. From 2000 to 2008, Dr. Chang was an Equity Proprietary Trader at Citigroup Global Capital Markets Inc. in New York. Before going to New York, Dr. Chang worked at Kamakura Corporation in Hawaii as a derivative and risk modeler. Mr. Chang has also been an independent director of Scienjoy Holding Corporation since May 2020 and on the advisory board of Aquamarine Investment Partners Ltd. since 2015. Dr. Chang earned a Ph.D. in Soil Physics and an MBA from the University of Hawaii at Manoa. He also earned an M.S. degree from Academia Sinica and a B.S. degree from Nanjing Agricultural University.
Jim Mao, Director
Mr. Mao serves as a director of Denali. Mr. Mao is a founding and managing partner of Citta Capital (“Citta”), a firm focused on investing in early growth stage technology startups in Enterprise/SaaS, Blockchain, ESG, AI applications, cloud computing and healthcare technology. As of December 31, 2022, Citta has a diverse portfolio of companies that includes Kintsugi (a leading AI based mental health diagnostics company), Openprise, Inc. (automation solutions), Sequoia Games, Inc. (combining the latest technology with professional sports), SetPoint (clinical stage neuro treatment), Zeit Medical (early heart stroke detection with FDA breakthrough destination), and Ryu Games (Web3.0 Gamify). Prior to that, Mr. Mao was a Partner at WestSummit Capital (“WSC”), a leading global technology growth capital venture firm. He has also co-authored five U.S. patents. He has over 20 years of working experience in private equity and technology sectors, including enterprise software, Internet, mobile applications, digital media, intelligent hardware, advanced manufacturing/materials, medical devices and clean tech.
Kevin D. Vassily, Director
Mr. Vassily serves as a director of Denali and Chair of the Audit Committee. Mr. Vassily has extensive working experience as a senior management team member serving private and public companies. In January 2021, he was appointed Chief Financial Officer, and in March 2021, became a member of the board of directors of iPower Inc. (Nasdaq: IPW), a leading online hydroponic equipment retailer and supplier. Mr. Vassily is also a member of the board of directors of Fortune Joy International Acquisition Corporation a special purpose acquisition company incorporated in August 2021 which is currently seeking Nasdaq listing, and Feutune Light Acquisition Corporation (Nasdaq: FLFV), a special purpose acquisition company incorporated in January 2022, which has not yet entered into a definitive agreement in connection with a potential business combination. Prior to this role, from 2019 to January 2021, Mr. Vassily served as Vice President of Market Development for Facteus, a financial analytics company focused on the asset management industry. From March 2019 through 2020, he served as an advisor at Woodseer, a financial technology firm providing global dividend forecasts. From 2018 through its acquisition in 2020, Mr. Vassily served as an advisor at Go Capture, where he was responsible for providing strategic, business development, and product development advisory services for the company’s emerging “Data as a Service” platform. Since November 2019, Mr. Vassily has served as a director of Zhongchao Inc., a provider of healthcare information, education and training services to healthcare professionals and the public in China. Since July 2018, Mr. Vassily has also served as an advisor at Prometheus Fund, a Shanghai-based merchant bank & private equity firm focused on the “green” economy. From 2015 through 2018, Mr. Vassily served as an Associate Director of Research at Keybanc Capital Markets, and helped to co-manage the technology research vertical. From 2010 to 2014, he served as the Director of Research at Pacific Epoch, where he was responsible for a complete product overhaul and a complete business model restart post-acquisition, re-focusing the firm around a “data-first” research offering. From 2007 to 2010, he served as the Asia Technology Business Development Representative and as a Senior Analyst at Pacific Crest Securities. In this role, he was responsible for establishing the firm’s presence and relevance covering Asia Technology. From 2003 to 2006, he served as a Senior Research Analyst in the semiconductor technology group at Susquehanna International Group, where he was responsible for research in semiconductor and related technologies. From 2001 to 2003, Mr. Vassily served as a Vice President and Senior Research Analyst for semiconductor capital equipment at Thomas Weisel Partners, where he was responsible for publishing research and maintaining financial models on each of the companies under coverage. Mr. Vassily began his career on Wall Street in 1998 as a Research Associate covering the semiconductor industry at Lehman Brothers. Mr. Vassily earned a B.A. degree from Denison University and an MBA from Dartmouth College, Tuck School of Business.
Corporate Governance
Number and Terms of Office of Officers and Directors
Denali’s board of directors consists of five members. Pursuant to provisions of Denali’s amended and restated memorandum and articles of association, prior to consummation of an initial business combination, holders of Denali’s founder shares have the right to elect all of Denali’s directors, while holders of Denali’s public shares do not have the right to vote on the appointment of directors. These provisions of Denali’s amended and restated memorandum and articles of association may only be amended if approved by holders of at least 90% of the issued and outstanding ordinary shares entitled to vote thereon. Each of Denali’s directors hold office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on the board of directors of Denali may be filled by the affirmative vote of a majority of the remaining directors of the board of directors of Denali or by a majority of the holders of Denali’s ordinary shares (or, prior to an initial business combination, a majority of the holders of Denali’s founder shares).
Pursuant to a registration rights agreement entered into on April 6, 2022, between Denali and Denali Capital Global Investments LLC (“Denali Sponsor”), Denali Sponsor, upon and following consummation of an initial business combination, will be entitled to nominate three individuals for appointment to the board of directors of Denali, as long as Denali Sponsor holds any securities covered by such registration rights agreement.
Denali’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Denali’s board of directors is authorized to appoint persons to the offices set forth in Denali’s amended and restated memorandum and articles of association as it deems appropriate. Denali’s amended and restated memorandum and articles of association provide that Denali’s officers may consist of one or more chair of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.
Director Independence
Nasdaq listing standards require that a majority of Denali’s board of directors be independent. Although Nasdaq may consider Denali to be a “controlled company,” in which case Denali would not be obligated to comply with this listing requirement, Denali currently complies and intends to continue to comply with this requirement. Denali’s board of directors has determined that Huifeng Chang, Jim Mao and Kevin D. Vassily are “independent directors” as defined in the Nasdaq listing standards. Denali expects a majority of its board of directors to continue to be comprised of independent directors within 15 months from the date of listing to comply with the majority independent board requirement in Rule 5605(b) of the Nasdaq listing rules. Denali’s independent directors will have regularly scheduled meetings at which only independent directors are present.
Committees of the Board of Directors
Denali’s board of directors has one standing committee: an audit committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors.
Audit committee
Huifeng Chang, Jim Mao and Kevin D. Vassily serve as members of Denali’s audit committee. Denali’s board of directors has determined that each of Huifeng Chang, Jim Mao and Kevin D. Vassily are independent under the Nasdaq listing standards and applicable SEC rules. Kevin Vassily serves as the Chair of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, Denali is required to have at least three members of the audit committee, all of whom must be independent within one year of the listing of the Denali Class A Ordinary Shares. Each member of the audit committee is financially literate and Denali’s board of directors has determined that Kevin Vassily qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The audit committee is responsible for:
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meeting with Denali’s independent registered public accounting firm regarding, among other issues, audits, and adequacy of Denali’s accounting and control systems;

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monitoring the independence of the independent registered public accounting firm;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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inquiring and discussing with management Denali’s compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by Denali’s independent registered public accounting firm, including the fees and terms of the services to be performed;

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appointing or replacing the independent registered public accounting firm;

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determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by Denali regarding accounting, internal accounting controls or reports which raise material issues regarding Denali’s financial statements or accounting policies;

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monitoring compliance on a quarterly basis with the terms of the IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the IPO; and

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reviewing and approving all payments made to Denali’s existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of the audit committee will be reviewed and approved by Denali’s board of directors, with the interested director or directors abstaining from such review and approval.

Compensation committee interlocks and insider participation
None of Denali’s executive officers currently serves, and in the past year each executive officer has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on Denali’s board of directors.
Code of Ethics
Prior to consummation of the IPO, Denali adopted a Code of Ethics applicable to Denali’s directors, officers and employees. Denali intends to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Conflicts of Interest
Under Cayman Islands law, directors and officers owe the following fiduciary duties:
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duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

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duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

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duty to not improperly fetter the exercise of future discretion;

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duty to exercise powers fairly as between different sections of shareholders;

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duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

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duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.
Certain of Denali’s officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities. However, Denali does not expect these duties to materially affect Denali’s ability to complete an initial business combination. Denali’s amended and restated memorandum and articles of association provide that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Denali; and (ii) Denali renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and Denali, on the other.
Below is a table summarizing the entities to which Denali’s executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:
Individual	Entity	Entity’s business	Affiliation
Lei Huang	US Tiger Securities, Inc.	Investment Bank	Chief Executive Officer and Director
	TradeUP Securities	Broker/Dealer	Chief Executive Officer and Director
	MDL and International Corp.	Health Technology	Director
You (“Patrick”) Sun	Lake Crystal Energy LLC	Oil and Gas	Chief Financial Officer
Huifeng Chang	Canadian Solar Inc.	Solar Technology	Chief Financial Officer and Director
	Scienjoy Holding Corporation	Mobile Live Streaming Platforms Provider	Director
	Aquamarine Investment Partners Ltd	Investment Manager	Member of Advisory Board
Jim Mao	Citta Capital Management LLC	Venture Capital Firm	Chief Executive Officer, Director and Managing Partner
	US Digital Mining Group, LLC	Finance	Director
Kevin Vassily	iPower Inc. Zhongchao Inc. Fortune Joy International Acquisition Corp.	Hydroponic Equipment Retailer Internet Technology Company SPAC	Chief Financial Officer and Director Director Director
	Feutune Light Acquisition Corporation	SPAC	Director
Potential investors should also be aware of the following other potential conflicts of interest:
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Denali’s executive officers and directors are not required to, and will not, commit their full time to Denali’s affairs, which may result in a conflict of interest in allocating their time between Denali’s operations and their other businesses. Denali does not intend to have any full-time employees prior to the completion of an initial business combination. Each of Denali’s executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and such executive officers are not obligated to contribute any specific number of hours per week to Denali’s affairs.
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Denali Sponsor and each member of Denali’s management team have entered into an agreement with Denali, in order to induce the underwriters to execute the underwriting agreement entered into in connection with the IPO, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with (i) the completion of Denali’s initial business combination and (ii) a shareholder vote to approve an amendment to Denali’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of Denali’s obligation to provide holders of Class A ordinary shares the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of Denali’s public shares if Denali does not complete an initial business combination by October 11, 2023, or either (i) such earlier date as determined by the Directors or (ii) such later time as the Members may approve in accordance with the Cayman Constitutional Documents, or (B) with respect to any other provision relating to the rights of holders of Class A ordinary shares. Additionally, Denali Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if Denali fails to complete an initial business combination within the prescribed time frame. If Denali does not complete an initial business combination, the private placement warrants will expire worthless. Except as described herein, Denali Sponsor and Denali’s directors and executive officers have agreed not to transfer, assign or sell any of their Holdco Common Stock issued as a result of the conversion of the founder shares at the Denali Effective Time, until the earliest of (A) the first anniversary after the Closing Date and (B) subsequent to the Closing Date, (x) if the closing price of the Holdco Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (y) the date on which a liquidation, merger, share exchange or other similar transaction is completed that results in all of the public stockholders in Holdco having the right to exchange their Holdco Common Stock for cash, securities or other property. Except as described herein, the Holdco Common Stock and Holdco warrants, issued as a result of the conversion of the Denali Private Placement Units, will not be transferable until 30 days following the Closing. Because each of Denali’s executive officers and director nominees will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate an initial business combination.

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Denali’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to an initial business combination.

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Denali Sponsor and Denali’s officers and directors may sponsor, form, or participate in other blank check companies similar to Denali during the period in which Denali is seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates.

Denali is not prohibited from pursuing an initial business combination with a company that is affiliated with Denali Sponsor or Denali’s officers or directors. In the event Denali seeks to complete an initial business combination with a company that is affiliated with Denali Sponsor or any of Denali’s officers or directors, Denali, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such initial business combination is fair to Denali from a financial point of view. Denali is not required to obtain such an opinion in any other context.
Furthermore, in no event will Denali Sponsor or any of Denali’s existing officers or directors, or their respective affiliates, be paid by Denali any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of Denali’s initial business combination.
We cannot assure you that any of the above mentioned conflicts will be resolved in Denali’s favor.

If Denali seeks shareholder approval of an initial business combination, Denali will complete the initial business combination only if it obtains the approval of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company. In such case, Denali Sponsor and each member of Denali’s management team have agreed to vote their founder shares and public shares in favor of the initial business combination.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Denali’s current amended and restated memorandum and articles of association provide for indemnification of its officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. Denali has entered into agreements with its directors and officers to provide contractual indemnification in addition to the indemnification provided for in its amended and restated memorandum and articles of association. Denali has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures it against its obligations to indemnify its officers and directors.
Denali’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to Denali and will not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by Denali if (i) Denali has sufficient funds outside of the Trust Account or (ii) Denali consummates an initial business combination.
Denali’s indemnification obligations may discourage shareholders from bringing a lawsuit against Denali’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Denali’s officers and directors, even though such an action, if successful, might otherwise benefit Denali and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Denali pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.
Denali believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

INFORMATION ABOUT LONGEVITY
Unless the context otherwise requires, all references in this section to “Longevity,” “we,” “us,” “our” or “the Company” refer to the business of Longevity Biomedical, Inc. and its proposed Targets prior to the consummation of the Business Combination, which will become the business of Holdco and its subsidiaries following the consummation of the Business Combination. Further, unless the context requires otherwise, information presented herein with respect to the proposed Targets assumes that the Target Acquisitions have been consummated; however, there is no assurance that the Target Acquisitions will be consummated.
Company Overview
Longevity is a recently-formed Delaware corporation that was incorporated in October 2021. We are a biopharmaceutical company focused on the advancement of impactful new technologies and services across therapeutics, monitoring and digital health that address diseases associated with aging and were formed to pursue acquisitions of target companies in the medical technology and biomedical life sciences industries. Our initial acquisitions, the Target Acquisitions, are intended to advance solutions across well-defined areas of chronic age-related conditions associated with degeneration of tissue form and function, beginning with therapeutic technologies across ophthalmology, soft-tissue reconstruction and repair, and cardiovascular disease. Upon consummation of the Target Acquisitions and closing of the Business Combination, Holdco will be renamed “Longevity Biomedical, Inc.”
Building on this initial platform of therapeutic technologies, we intend to opportunistically acquire and/or partner with other health technology companies to become a leading provider and consolidator of products and services designed to increase and improve health span amongst the rapidly growing aging patient population.
We are led by a team of industry experts and scientific advisors with significant experience acquiring, developing, and commercializing cutting-edge health technologies. Our management team is a critical component to the execution of our overall strategy and our business model. We have assembled a team with significant experience in translational science, clinical development, regulatory affairs and business development. We believe these capabilities will drive our ability to identify, acquire, develop and commercialize novel products and technologies in the longevity field. We believe our expertise will make us the partner of choice for leading biopharmaceutical/medtech companies or academic institutions that wish to maximize the value of their longevity product candidates. The members of our team have been collectively involved in the development and approval of multiple medtech and biopharmaceutical drug products.
Target Acquisitions
On August 7, 2022, Longevity entered into Contribution and Exchange Agreements (“C&E Agreements”) with Aegeria, Cerevast, and Novokera and their respective shareholders or members. On January 25, 2023, the C&E Agreements were amended to, among other things, finalize certain key provisions of the Target Acquisitions. The consummation of each Target Acquisition is conditioned upon the satisfaction or waiver of certain closing conditions including amongst other items, (i) the closing of each of the other Target Acquisitions and (ii) the closing of a business combination with a valuation of not less than $128 million and minimum aggregate unrestricted cash proceeds available to fund the balance sheet of Holdco at closing of $30 million. The foregoing conditions may be waived on behalf of each of Aegeria, Cerevast, and Novokera by the representative of their respective shareholders or members as detailed in the C&E Agreements. On June 26, 2023 the C&E Agreements were further amended to revise the definition of an Approved deSPAC Transaction to have a lock-up of 180 days for directors, officers and 5% or greater stockholders of the post-transaction company.
On August 29, 2023, Longevity along with Aegeria, Cerevast and Novokera entered into the Third Amendment to the C&E Agreement to remove the closing condition of minimum cash at closing of $30 million.
Aegeria Soft Tissue LLC
Aegeria is a clinical-stage regenerative medicine company whose primary asset is an exclusive worldwide license from Johns Hopkins University (“JHU”) for a biomatrix technology designed for soft tissue reconstruction. Aegeria is currently focused on using this technology in the treatment of soft tissue aesthetic and lumpectomy defects. Clinical development of our technology has been primarily funded by a 2015 grant to JHU from the Armed Services Institute for Regenerative Medicine and a 2020 grant to JHU from the U.S. Army Medical Research Acquisition Activity.
Cerevast Medical, Inc.
Cerevast is a clinical-stage medical device company focused on the development of novel therapeutic solutions to restore health and improve the quality of life for patients that suffer from major diseases by leveraging our core expertise in the fields of ultrasound and microsphere technologies. Cerevast’s lead clinical stage programs are designed for the treatment of ischemic stroke and retinal vein occlusion, two devastating diseases with limited treatment options that affect millions of patients worldwide each year.
Novokera LLC
Novokera is a clinical-stage development company focused on vision improvement through the development of a biosynthetic cornea. Novokera is developing a biosynthetic cornea designed to treat corneal blindness. Novokera was organized in Nevada on November 10, 2021 for the purpose of acquiring assets from Cellular Bioengineering, Inc (“CBI”). The acquisition of certain assets related to the biosynthetic cornea from CBI closed on April 26, 2022. The biosynthetic cornea is derived from collagen, contains similar optical properties to human tissue and has the potential to eliminate the current reliance on the limited supply of human donor corneas. The assets acquired consisted of patent rights, license agreements and lab equipment.
Our Product Candidates and Pipeline
The following table sets forth the consolidated development status of our current therapeutic product candidates and future pipeline opportunities and the target indications for which they are being developed:
Therapeutic Product Candidates
Ophthalmology
LBI-001- Retinal Vein Occlusion (“RVO”)
RVO is a chronic condition of the eye in which small blood clots form in the retinal veins. When this occurs, there is hemorrhage of blood from the blocked vessels into the surrounding retinal tissue leading to swelling (macular edema) and formation of new blood vessels (neovascularization). RVO is broadly classified into two sub-types. Central retinal vein occlusion (“CRVO”) occurs when the blood clot forms in the central retinal vein. Branch retinal vein occlusion (“BRVO”) is four to six times more prevalent than CRVO and occurs when the occlusion forms in the smaller branch retinal veins.1 Left untreated, RVO typically leads to permanent blindness over a period of years and represents the second leading cause of retinal blindness behind diabetic retinopathy with a global market of approximately 28 million.2 Current treatments include anti-vascular endothelial growth factor (“anti-VEGF”) drugs such as Eylea, Lucentis and Avastin. To a lesser extent, an out-patient surgical procedure known as laser photocoagulation is used to seal off leaking blood vessels and slow the growth of abnormal blood vessels.
Anti-VEGF drugs work to halt the progression of neovascularization and require frequent and long-term injections directly into the eye. Whereas anti-VEGF therapy is effective at slowing the progression of the disease, it does not address the underlying root cause (i.e. a blood clot in one or more of the retinal veins). As a result, there continues to be a progressive, long-term deterioration of vision in most RVO patients.
To address this treatment gap, we have developed a new approach to the treatment of RVO called Reflow RVOTM that is designed to treat the root cause of the disease — namely the venous clot. The therapy combines intravenous administration of microspheres with non-invasive therapeutic ultrasound delivered across the closed inferior eyelid. The microspheres have a diameter ranging between 1.1 to 3.3 microns and are sufficiently small enough to pass through retinal vein occlusions. The ultrasound is administered through a proprietary ultrasound device that has been designed specifically for the treatment of RVO in either out-patient retinal clinics or ambulatory surgical centers. When the microspheres travel through the circulatory system and pass through the path of the ultrasound beam, they undergo multiples cycles of expansion and contraction (cavitation). This cavitational process results in a focused release of energy in the vicinity of the blood clot to non-invasively restore blood flow in the occluded vein. By treating the root cause of the disease, we believe this therapy has the potential to significantly reduce the need for long-term anti-VEGF maintenance therapy and improve the quality of life for patients inflicted by RVO.
A pre-clinical study has been completed that evaluated the feasibility of this therapeutic treatment regimen in a rabbit model of BRVO. In this pre-clinical study, Rose Bengal-mediated laser-induced photothrombosis was used to induce an occlusion in the branch retinal vein of all animals. Fluorescein angiography confirmed the occlusion on the day of the experiments and was used for follow-up comparison. The active treatment group (n = 16) received a continuous intravenous infusion of microspheres and therapeutic ultrasound for 30 minutes. Control groups received either therapeutic ultrasound plus intravenous saline infusion (n = 6) or no treatment (n = 6). Immediate (30 minutes) and late (48 hours) reperfusion was evaluated in all animals. Retinal venous blood flow in the occluded vessel was immediately restored in 50% of the active treatment group versus 0% in the control groups (p = 0.05). Complete late reperfusion was observed in 93.7% of the rabbits in the active treatment group versus 33.3% of the ultrasound plus saline control group, and 0% of the no treatment control group (p < 0.001). Safety endpoints were not assessed in

1
Song P, Xu Y, Zha M, Zhang Y, Rudan I. Global epidemiology of retinal vein occlusion: a systematic review and meta-analysis of prevalence, incidence, and risk factors. J Glob Health. 2019 Jun;9(1):010427. doi: 10.7189/jogh.09.010427. PMID: 31131101; PMCID: PMC6513508.

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Id.

this pre-clinical study. The result of the study indicated that the active treatment regimen comprised of intravenous infusion of microspheres plus therapeutic ultrasound warranted further investigation as a therapeutic tool for retinal vein occlusion.
Subsequent to the pre-clinical rabbit study, a Phase 1, single-arm clinical study was conducted to establish reasonable assurance of safety and effectiveness of the use of therapeutic ultrasound in conjunction with intravenous infusion of microspheres for treatment of retinal vein occlusion in human subjects. Eligible subjects between 18 and 80 years of age diagnosed with BRVO within the prior 24 months were selected for the study. The study duration was approximately six months, including 12 clinic visits. The primary efficacy end points included best-corrected visual acuity (“BCVA”). Secondary efficacy endpoints included changes in retinal edema, as measured by Optical Coherence Tomography and changes in intraocular pressure as measured by applanation tonometry over the duration of the study. A total of 8 subjects (6 BRVO and 2 CRVO) were enrolled in the study. The mean change from baseline in BCVA increased during the course of the study (10.8 letters), suggesting modest improvement in visual acuity. The mean change from baseline in retinal edema and intraocular pressure demonstrated a decrease of 68.4 microns and 3.0 mm Hg respectively, supporting a positive trend on the secondary efficacy endpoints. The primary safety endpoint was the incidence of serious adverse events. During the study, two subjects with serious adverse events were reported. One subject, who had pre-existing neovascularization and history of vitreous hemorrhage, experienced a subhyaloidal hemorrhage approximately 6 weeks after the ultrasound treatment, which was assessed as possibly related to the study device and procedure. A second subject experienced an increase in retinal edema/cystoid macular edema (“CME”) approximately 2 months after treatment, which was assessed as unrelated to the study device or procedure and due to the natural course of retinal vein occlusion. Both serious adverse events were resolved after intervention treatment.
Although the sample size of this study was insufficient to demonstrate statistical significance on any of the study endpoints, the outcomes of this preliminary Phase 1 study provided supportive data pertaining to the use of therapeutic ultrasound in conjunction with intravenous infusion of microspheres as a potential new treatment regimen for patients with RVO.
Based on the results of the Phase 1 clinical study, an Investigational Device Exemption (“IDE”) was filed and received conditional approval by the FDA to conduct a Phase 2 feasibility study in the United States. This clinical study was designed to randomize 50 subjects diagnosed with BRVO and with macular edema detected in the past 18 months on a 2:2:1 basis between active treatment 1 (intravenous infusion of microspheres plus low-dose therapeutic ultrasound); active treatment 2 (intravenous infusion of microspheres plus high-dose therapeutic ultrasound); and a control group receiving intravenous infusion of saline and sham ultrasound.
Only one subject was enrolled and randomized for treatment in this study before the study was electively placed on hold in June of 2015 due to funding constraints. Currently this study is not enrolling new subjects.
Since the time that the IDE was approved by the FDA to conduct the Phase 2 clinical study, the standard of care for the treatment of RVO has changed. Vascular endothelial growth factor (“VEGF”) has been found to play a role in macular edema secondary to RVO. As a result, it is currently standard practice to administer anti-VEGF injections to RVO patients to address the macular edema that is often a secondary symptom to the underlying RVO. Because the Phase 2 clinical study that was approved under the IDE only used anti-VEGF therapy as rescue therapy, it would currently be medically inappropriate and pose an ethical dilemma for physicians to enroll patients into a clinical study that does not align with existing standard of care.
Submitting a supplement to the current IDE would be appropriate in those instances where approval for relatively minor changes or amendments to the study protocol are being requested of the FDA. However, in instances where approval for significant changes to a study are being requested of the FDA (such as changes to the study design, treatment arms, endpoints, etc.) it is often more appropriate to withdraw the current IDE and submit a new application. As a result, we plan to submit a new IDE to the FDA to allow for the use of anti-VEGF injections in an updated Phase 2 study protocol. Under this revised study paradigm, we propose to compare the combination of intravenous infusion of microspheres, therapeutic ultrasound and anti-VEGF injections (active treatment) to anti-VEGF injections alone (control) in 50 subjects with

BRVO. The proposed primary efficacy endpoints will be BCVA and reduction in retinal edema. The primary safety endpoint will be the occurrence of ocular adverse events between the active and control groups. Additionally, this study will assess the durability of anti-VEGF injections between the active treatment and control groups to determine if our Reflow RVOTM treatment results in a reduction in the frequency of anti-VEGF injections.
Before the LBI-001 program moves into the pivotal trial phase, we plan to engage the FDA in an end of Phase II meeting to obtain guidance regarding the appropriate regulatory pathway. Our Reflow RVOTM treatment incorporates microspheres and ultrasound, or a drug and a device. As a result, it is likely that the regulatory review by FDA may involve the Office of Combination Products. Since the primary mechanism of action is generated through the acoustic energy from ultrasound, we believe that the FDA should assign the Center for Devices and Radiological Health as the lead review division for any regulatory submissions. In the event the Reflow RVOTM is designated by FDA as a combination product, we anticipate that the submissions may involve a Premarket Approval Application (“PMA”) for the medical device, and a New Drug Application (“NDA”) for the microspheres.
LBI-002- Biosynthetic Cornea Transplant
The cornea is the clear, protective outer layer of the eye that helps to focus light. When the cornea becomes cloudy, scarred or damaged, it can result in a condition known as corneal blindness, which can lead to vision loss or complete blindness. Corneal blindness affects approximately 12.9 million individuals worldwide.3 Corneal transplantation is the primary and most effective solution to this problem. It is the most frequently performed human organ transplant procedure and more corneal transplants are performed than heart, lung, liver, pancreas, and kidney transplants combined. However, due to a severe shortage of available donor corneas worldwide, less than 1.5% of patients outside of the United States are able to receive a transplant.4
To address this shortage, we have developed a clinically advanced bioengineered cornea. Our technology enables transplants using material that closely resembles the human cornea and has the potential to be manufactured at scale. Once implanted, our polymer is designed to integrate with native tissue and restore sight to the patient.
The mechanics of performing a corneal transplantation are well understood and illustrated below. The challenge with corneal transplant is the ability to develop a product that mimics the body’s native cornea. The specifications for an effective biosynthetic corneal replacement are precise. The synthetic material must bond with the cells of the tissue surrounding the middle optical region of the eye. The outer surface of the cornea must moisten with tear fluids and allow the eyelid to slide across the surface of the eye without friction. Epithelialization must take place over the biosynthetic cornea, and nerve regeneration must take place within the sub epithelial plexus to restore sensation and needed protective functions to the cornea. Any deviation from these precise specifications decreases the effectiveness of the cornea and often leads to a failed transplant.

3
Gain P, Jullienne R, He Z, Aldossary M, Acquart S, Cognasse F, Thuret G. Global Survey of Corneal Transplantation and Eye Banking. JAMA Ophthalmol. 2016 Feb;134(2):167-73. doi: 10.1001/jamaophthalmol.2015.4776. PMID: 26633035

4
Id.

Unique technological insights into biosynthetic material design and an understanding of the pathophysiology of immune rejection, have allowed us to develop an artificial cornea technology, which we believe meets the precise specifications of an effective artificial organ.
We have developed and patented a tissue scaffold that closely resembles the human cornea. The tissue scaffold uses collagen to encourage cells from the recipient to grow into the graft and mimic natural healing. Once implanted, our biosynthetic cornea becomes integrated with native tissue. The figure below (panels a&b) shows normal epithelial growth on an animal cornea with a biosynthetic implant. In panels c&d, nerves can be seen growing through the implant. The bio-integrated cornea is designed to restore sight to the patient without the risk of immune rejection.
Our LBI-002 biosynthetic cornea replaces all 5 layers of the cornea and is designed to be used as a partial as well as a full thickness replacement of the cornea. Hence the LBI-002 biosynthetic cornea is designed to address virtually all clinical indications for corneal transplantation.
In a series of European university clinical trials, an early iteration of our biosynthetic cornea became the first of its kind to undergo human clinical testing. The first Phase 1 clinical study conducted in Sweden implanted biosynthetic corneal implants into 10 patients with significant vision impairment associated with corneal defect (9 due to keratoconus and 1 due to trauma). The primary aim of this study was to assess the ability of the biosynthetic cornea to facilitate endogenous tissue regeneration without the use of human donor tissue. All subjects were followed for 24-months post-implant. Safety endpoints included the presence of infection, inflammation, and implant rejection. Additional clinical endpoints included central corneal thickness, intraocular pressure, best corrected visual acuity with spectacles (“BSCVA”), epithelial cell migration into the implant and corneal nerve regeneration. At 24 months, there were no reported serious adverse events and all patients remained free of any major complications. There was no evidence of infection, increased inflammation, or implant rejection in any patients. Mean central corneal thickness at 24-months was comparable to thickness measurements obtained at months 3, 6 and 12 suggesting a stabilization of corneal thickness had occurred. Intraocular pressure in all patients was unaffected by the surgery and was within the normal range at 24-months. BSCVA at 24-months improved to a post operative acuity of 20/40 in 60% of the patients and was comparable to the mean 24-month BSCVA from a separate control population of 60 keratoconus patients that underwent transplant with human donor corneas (p=0.55). Epithelial cell migration into the implant was assessed via fundus photography and revealed that at 24-months, the epithelium was morphologically normal in all patients with good stratification and stable attachment. Lastly, nerve regeneration assessed via in vivo confocal microscopy revealed a substantial increase in the density of subbasal nerves at 24-months post implant.
Before and after pictures of our biosynthetic corneal implant
Corneal assimilation in 75 year old female subject 24 months post-surgery
A follow-on study re-evaluated the ten Swedish patients four years after implantation. This follow-on study found stable corneal regeneration and integration, normal appearing nerve and stromal cells and function, and no evidence of rejection without the need for the long-term daily use of immunosuppressive eye medications. Images from this four-year follow-on study are presented below:

Slit lamp biomicroscopy images of the corneas of all 10 Swedish patients at 4 years after grafting
Anterior segment optical coherence tomography images of the same central cornea, followed over 4 years in biosynthetic and human donor implanted corneas
The second Phase 1 open-label, observational study was conducted in Ukraine and India in which 6 unilaterally blind patients (2 due to corneal infection, 2 due to corneal burns, and 2 due to immune/degenerative disease) were implanted with biosynthetic corneas. All patients were at high risk of rejecting human donor corneas. The primary aim of this study was to assess the ability of the biosynthetic cornea to restore corneal integrity. All subjects were followed for 24-months post-implant. Study endpoints included BCVA, intraocular pressure, epithelial integrity, and corneal nerve regeneration. At 24 months, there were no reported serious adverse events and implants were well-tolerated by all patients without the need for immunosuppressive therapy. Three of the 6 patients (50%) showed significant improvement on the BCVA scale. Intraocular pressure in all patients was within the normal range at 24-months. Epithelial cell migration over the implants healed over the ocular surface and remained stable in all patients. Nerve regeneration was restored close to levels observed in healthy contralateral corneas for all patients post implant.
In summary, the results of these Phase 1 clinical studies provided results supporting:
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Stable corneal integration

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Nerve regeneration into the transplant

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Epithelial cell migration over the implant

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No rejection

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No immunosuppression regime needed

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Improvement in visual acuity

In 2017, there was a pre-IDE meeting with the Center for Devices and Radiological Health division of the FDA in which the pre-IDE regulatory plan was presented. This plan included a proposed formulation and bench testing program related to the manufacture and testing of biosynthetic corneas for pre-clinical and clinical studies. This plan also proposed a pre-clinical animal safety study to be conducted in 8-10 rabbits with six-month follow-up to serve as the basis for providing the required safety data to support an IDE application for a Phase 1 human subject feasibility study. Safety endpoints associated with the pre-clinical rabbit study include an evaluation of infection, inflammation, implant rejection and intraocular pressure. Additional endpoints potentially translating to indicators of efficacy in a human population included central corneal thickness, epithelial cell migration and nerve cell regeneration. The proposed formulation, bench testing and pre-clinical rabbit study have not been initiated due to funding constraints. Upon receipt of required funding to complete these development tasks, we intend to file an IDE for the Phase 1 human subject feasibility study with the FDA. The design of this study and proposed number of subjects will be informed by the results of the pre-clinical rabbit study. Following completion of the Phase 1 feasibility study, we intend to review the study results with the FDA and submit our plans for additional studies, including a pivotal study designed to support registration and approval of our LBI-002 biosynthetic cornea. We currently anticipate that the regulatory pathway will entail submission of a PMA.
Soft-Tissue Reconstruction and Repair
LBI-101 Reconstruction and Repair of Soft Tissue Defects
Soft tissue reconstruction remains an intractable clinical challenge as current surgical options and synthetic implants often produce inadequate or temporary outcomes. Soft tissue deficits may be surgically reconstructed using autologous adipose tissue or “fat grafting”, but these procedures can lead to donor site morbidity, require multiple procedures, and have highly variable outcomes. To address this clinical need, we developed an “off-the-shelf” adipose extracellular matrix (“ECM”) biomaterial from allograft human tissue (acellular adipose tissue, or “AAT”).
Soft tissue damage can occur due to traumatic injury, congenital and acquired medical conditions, infection, aging, or ablative surgical procedures, such as tumor resection. Soft tissue defects can severely impact cosmesis and lead to functional deficits due to lack of support, reduced range of motion and scar contracture. There are limited options currently available for soft tissue repair and reconstruction. Synthetic implants can be used to treat some types of soft tissue defects such as those used for breast reconstruction following a mastectomy. However, synthetic implants do not replicate many attributes of living tissue and can induce a foreign body response. Furthermore, synthetic implants are not available for a broad range of defect sizes and anatomical locations. For smaller defects, such as wrinkles, fillers are a mainstay of treatment.

Fillers, made of hyaluronic acid, collagens, or small particles, replace lost volume but require continual re-injection. The global filler business in 2022 reached $5.01 billion.5
The availability of adipose tissue in the body and its elasticity makes it a frequent source of autologous tissue for fat grafting procedures. Fat grafting provides more natural tissue volume replacement method and the number of procedures have increased substantially in recent years. Liposuction techniques may be used to collect lipoaspirate, which is injected subcutaneously to fill small tissue defects. By comparison, free flap adipose tissue transfers needed for larger volume corrections require additional microvascular reconstruction. Autologous fat grafting, however, is a biological soft tissue replacement with significant variability in transplanted tissue retention in the defect site, with patients typically losing within six months between 40% and 60% of the original volume of the transplanted tissue.6 Necrosis, calcifications, and cyst formation can result from poor viability of transplanted adipose tissue. The results of these procedures can be unpredictable and can result in the need for costly secondary surgeries. Secondary surgeries are limited by the patients’ available volume of autologous tissue and problems with tissue harvesting and scarring at the donor site. As a result, we believe that there is a significant need for a biomaterial solution that provides the ease of use, delivery and availability benefits of synthetic implants with the benefits of autologous adipose tissue.
When tissues are processed to remove biomaterials such as viable cells, the isolated and preserved ECM-based biomaterials, which are known as matrixes or scaffolds, provide mechanical support and biological signals for cell migration and tissue development. The ECM’s biological signals, including growth factors and ECM-associated vesicles, promote cell migration and tissue development for the formation of viable and potentially permanent new tissue. Although surgical soft tissue reconstruction is often done with autologous adipose tissue, there is currently no allogenic biomaterial that is FDA-approved and that mimics or is derived from native adipose tissue.
LBI-101 is human allograft adipose tissue minimally processed to remove oil and cells while maintaining the integrity of the matrix with the intent to address the issues of the specific and nonspecific inflammatory responses. The proprietary manufacturing process preserves the remaining extracellular components of the extracellular matrix of the adipose tissue, primarily type 1 collagen. The acellular matrix is processed without damage to the matrix components and is designed to be injected. The allograft is designed to function as a physical framework to produce tissue-like volume that can support cellular infiltration and new tissue formation at the implant site.

5
Fortune Business Insights, Medical Device/Dermal Fillers Market. Report ID: FBI100939, https:// www.fortunebusinessinsights.com/industry-reports/dermal-fillers-market-100939

6
Anderson, A. E., Wu, I., Parrillo, A. J., Wolf, M. T., Maestas, D. R., Graham, I., Tam, A. J., Payne, R. M., Aston, J., Cooney, C. M., Byrne, P., Cooney, D. S., & Elisseeff, J. H. (2022). An immunologically active, adipose-derived extracellular matrix biomaterial for soft tissue reconstruction: concept to clinical trial. Npj Regenerative Medicine, 7(1). https://doi.org/10.1038/s41536-021-00197-1

We evaluated the chemo-attractive properties of AAT in vitro studies by measuring the migration of human adipose derived stem cells (“ASCs”) through a porous membrane in response to soluble molecular signals. Serum-starved human ASCs were screened in a Boyden chamber for 6 hours to determine whether they would migrate towards adipose ECM proteins. Serum-free media was used as the negative control for cell migration and media supplemented with 10% fetal bovine serum (“FBS”) was used as the positive control. A significant increase in the number of cells migrating across the membrane was observed with the addition of 1% AAT to serum-free media in the lower chamber, or 51.8% of the migration observed with the positive control of 10% FBS. In addition to attracting ASCs with soluble factors, AAT provides a physical substrate for cell attachment and differentiation. ASCs seeded on AAT-coated slides preferentially adhered to the matrix proteins over areas of exposed glass and adapted a spindle-shaped mesenchymal morphology. With the addition of adipogenic induction media, cells underwent adipogenesis as determined by the adoption of a round morphology characteristic of mature adipocytes and accumulation of lipid droplets that stained positively with Nile Red. To determine if the AAT scaffold provided a unique substrate for adipogenesis, we compared the adipogenic differentiation potential of ASCs cultured in AAT and acellular dermis (“ACD”) in a 3D culture environment. Constructs were initially maintained in growth media for 3 days after which they were transferred into adipo-inductive media until day 15. After 15 days, AAT and ACD constructs looked indistinguishable upon gross examination. However, histological staining with Oil Red O revealed greater lipid accumulation in the AAT construct compared to ACD. Furthermore, gene expression of early (PPARG and CEPBA) and late (FABP4, LPL, LEP) markers of adipogenesis in ASCs significantly increased in the AAT compared to ACD.
To test different batches of human-derived AAT for in vivo biocompatibility, subcutaneous injections were carried out in Sprague Dawley rats (n = 12) for up to twelve weeks. Animals were grouped by study endpoints of 1, 4, and 12 weeks with 4 animals per group. Human adipose-derived AAT was injected subcutaneously (200 µl) in rats to characterize the immune response and tissue remodeling. For this study, AAT was produced at lab-scale and was not irradiated prior to implantation. New adipocytes infiltrated the implants by one week, increasing in abundance at later time points. The majority of implant sites had minimal to mild inflammation and appeared to integrate well into existing host subcutaneous tissue. The implants showed evidence of cell infiltration, vascularization, adipogenesis and intracellular lipid accumulation, which indicated implant biocompatibility. Infiltration of host cells into AAT from surrounding tissue indicated the potential to promote regeneration of adipose tissue using AAT as a scaffold. Samples prepared using mild processing reagents appeared to favor earlier adipocyte infiltration of the implants and a slighter inflammatory reaction compared to acetone processing. Oil Red O staining highlighted the band of new adipose tissue forming from the edges of the implant at four weeks. Additionally, cells in the center of the matrix stained positive for CD31, indicated vascular development, which is the necessary prerequisite for formation and maintenance of new adipose tissue. A number of cells also stained positive for CD44, a cell surface receptor for hyaluronic acid that is expressed on both cells of hematopoietic and non-hematopoietic origin and is involved in lymphocyte homing. By twelve weeks, the adipose tissue development had progressed further into the implant and areas of collagen remodeling were observed histologically.

In vivo biocompatibility in a rat model. Histology of acellular adipose tissue implants after four weeks in Sprague Dawley rats stained with (A) hematoxylin and eosin, (B) Oil Red O staining for intracellular lipids, (C) CD31 and (D) CD44 immunofluorescence.
Fat grafting for soft tissue reconstruction uses lipoaspirate and ASCs enriched from lipoaspirate. To compare AAT to these clinical techniques, we evaluated biocompatibility and volume retention of human lipoaspirate and cells in an immune-deficient mouse model. Athymic nude mice (n = 12 per group) each received subcutaneous injections of AAT with and without ASCs. For implants containing ASCs, cells were resuspended in AAT immediately prior to injection. No volume loss was observed in AAT without ASCs over 12 weeks (final average volume ratio of 1.08), while inclusion of ASCs in the scaffold resulted in gradual loss of volume over the study period (final volume ratio of 0.63). We also compared AAT with lipoaspirate (also known as fat grafting) as the gold standard treatment for soft tissue volume correction. AAT and fat grafts were placed at distal sites on the same mice (n = 6) and exhibited similar loss of volume (final volume ratios of 0.59 and 0.53 for AAT and fat grafting, respectively). AAT implants lost volume faster in this study where the athymic mice also received fat grafts. AAT implants in fat-grafted animals also demonstrated increased cellular infiltration compared to AAT implanted in animals that only received the scaffold injections. Hematoxylin and eosin (“H&E”) staining of AAT showed extensive de novo adipose tissue formation and collagen remodeling where ASCs had been delivered with the scaffold. In these implants, much of the AAT was replaced by new adipose tissue. The implant edges appeared completely populated by adipocytes while the center of the AAT had less adipogenesis and regions where the implant was still visible suggesting progressive inward cell migration and differentiation.
While the AAT and fat grafts exhibited similar volume retention, gross and histological examination of the explanted AAT, AAT with ASCs, and fat grafts at 12 weeks revealed significant differences in cellular reactions at the implant site. Each type of recovered implant had a distinct gross morphology. Fat grafts retained the distinct yellow color characteristic of the intracellular lipids found in native human adipose tissue. AAT implants without ASCs retained the white color of the AAT material, while AAT with ASCs took on the color and texture of the surrounding tissues. The edge and center of AAT implants were well-infiltrated with host cells, with clusters of adipocytes present near the implant edges and small caliber blood vessels present both peripherally and in the center of implants. In contrast, the fat grafts had only a layer of viable adipocytes on the outside layer of the implants with large necrotic cysts towards the center of the implant. Regions of calcification surrounded by phagocytes were also observed, which typically occurs secondary to tissue necrosis.

AAT demonstrates volume retention and superior biocompatibility in athymic mice. (A) Volume retention for human lipoaspirate (fat grafting) and AAT injected subcutaneously in athymic nude mice, as measured trans-dermally using digital calipers, with gross images of recovered implants after 12 weeks in situ. (B) Volume persistence in AAT versus in AAT supplemented with ASCs when implanted in athymic nude mice, with gross images of recovered implants after 12 weeks in situ. (C-E) H&E staining of implants recovered after 12 weeks, with implant boundaries indicated by dashed lines. (C) Adipogenesis and vascularization (arrows) within the AAT implant. (D) Signs of calcification (arrows) and cyst formation (*) within fat grafts. (E) New adipose tissue formation (arrows) within ASC-containing AAT implants.
Clinical soft tissue deficits can be large, requiring significant volumes to restore structure. Larger volumes of AAT were tested in Yorkshire cross pigs using cadaveric porcine adipose tissue (“pAAT”). Individual pigs (n = 3) each received a total volume of 48 cc of pAAT injected subcutaneously at a variety of anatomical sites with individual injection volumes up to 20 cc. Implants were harvested after 4 weeks. Local responses to the allogeneic pAAT were assessed both visually and histologically. No additional swelling beyond than the original injection volume or signs of skin irritation at the injection sites were observed, and most implants were still clearly visible by external examination at the end of the study. A dose escalation of injection volume resulted in increased implant volumes with larger injection volumes typically translating to higher overall volume retention, although with increased variability. Volume retention also depended on the anatomical location of the implant. Greater resorption of implants appeared most common at sites with large amounts of native adipose or near joints where tissue compression may have occurred.
Histologic sections for each implant were also semi-quantitatively scored by a pathologist. Implants consisted of nonviable, acellular fibrous connective tissue matrix, few adipocytes, and a minimal to moderate immune response composed of polymorphonuclear cells (including eosinophils), lymphocytes, plasma cells, macrophages, and foreign body-type multinucleated giant cells, all predominantly at the periphery of the acellular matrix. Fibroplasia along the edge of implants was often characterized by loosely arranged fibroblasts, small caliber blood vessels, and few inflammatory cells. Cellular and tissue response to the implant was generally minimal to mild, and within the implant the response was generally minimal to moderate. There was some variation in the scores for implant sites from individual animals, as would be expected, but there were no substantial differences among different animals for similar implants. Larger implants generally contained more cells around the edges, while smaller implants had greater penetration of cells into the center of the implants.
We conducted a Phase 1, open-label, clinical trial of AAT in healthy volunteers who planned to have elective surgery for the removal of redundant tissue (n=8). The primary objective of this first-in-human study was to assess the safety of acellular adipose tissue (“AAT”) injections in healthy human subjects. Secondary objectives included assessments of the biocompatibility of explanted implants using histological methods and the tolerability of AAT injections as reported in patient and physical satisfaction surveys.

Eligible participants were enrolled, injected with AAT on Day 0, and underwent implant excision between 1 – 18 weeks post-injection. AAT was injected subcutaneously in areas to be excised as a part of the participants’ previously planned elective surgical procedure (abdominoplasty or panniculectomy). A total volume of up to 4 mL of AAT was injected per participant, with 1 and 2 mL volumes for individual injection sites. Follow-up visits occurred at Weeks 1, 2, and 4 post-injection and at time of tissue excision. All AAT implants were removed during the participants’ elective surgeries. Additional global assessments occurred at two and six weeks post-implant excision.
The primary outcome of safety was determined by the incidence and rate of adverse events. Secondary outcomes were histopathological analysis of implants performed at the excision date as well as assessment of tolerability through participant-reported comfort and physician-reported ease-of-use with the intervention. Panel reactive antibody (“PRA”) testing was also conducted to evaluate any systemic immune reaction producing HLA (human leukocyte antigen)-reactive antibodies against the AAT implants. The study physician(s) did not note any unexplained changes in patient laboratory values during the study that were likely related to the study intervention. All participants were healthy and well-appearing at study visits. All physical examinations were unremarkable for every subject throughout the study, with one exception: Participant #01 experienced a serious adverse event following implant excision that was determined by the medical monitor not to be related to the AAT. All eight subjects had at least one anticipated adverse event (“AE”) that was considered related to a study implant; however, these anticipated AEs were mild and localized to AAT injection sites. Anticipated AEs experienced by patients included pain/tenderness (n=2 participants), erythema (n=4), bruising (n=4), hyperpigmentation (n=1), and textural change (n=3). No subject experienced abrasion, edema, blistering, blanching, crusting, oozing, purpura, scabbing, ulcer, or scarring at their injection site(s), all of which are other common AEs associated with injections.
Cellular migration from the host tissue into the implant was apparent at the host-implant boundary and increased with duration of implantation. After 18 weeks in situ, there were more cells present at the implant periphery and implant center compared to earlier time points. Multispectral immunohistochemistry (“IHC”) also revealed the formation of new blood vessels at the edge of the implant (CD31+ vascular endothelial cells) and infiltration of perivascular/adipose stem cells (CD34+) both around and within the implant at 18 weeks post-injection. By this latest excision time point, CD4+ T cells dominated within the scaffold-recruited T cell population. Though both CD4+ and CD8+ T cells were found dispersed individually throughout the implant, they also often formed clusters with other non-T immune cells which resembled small tertiary lymphoid structures.
Subcutaneous injection of AAT in healthy volunteers. (A) H&E staining of AAT implants excised from healthy volunteers at early, mid and late time-points during a first-in-human Phase 1 study. High magnification insets show cell migration from the adjacent host tissue into the AAT matrix. (B) Multispectral immunohistochemistry (IHC) reveals formation of blood vessels (CD31+) and migration of adipose stem cells (CD34+).
Flow cytometry was performed on tissue samples from six study participants with excision time points between 1 and 6 weeks. Immune populations present inside and around the AAT implants were quantified relative to multiple subject-matched normal adjacent adipose samples also collected at the time of implant excision. CD45+ immune cells (as a percentage of the total live cells) varied by subject but were generally enriched within the AAT scaffold compared to local fat. Within the CD45+ immune compartment, granulocytes (CD45+CD11b+CD15+) were typically less abundant within AAT implants relative to normal fat, while macrophages and T cells were significantly enriched in AAT. FoxP3+ T cells increased within implants, representing recruitment of regulatory T cells (a subset of CD4+ T cells) to the AAT scaffold. Cytokine production in scaffold-associated T cells was lower than in T cells isolated from local adipose tissue, though this difference was only statistically significant across subjects for IFNG. There was no significant difference in IL4 or IL17A production between T cells isolated from AAT versus matched adipose. Polarization of scaffold-associated versus adipose-associated macrophages were assessed by CD80 and CD163 expression, markers representing classically activated (M1) and alternately activated (M2) macrophages respectively. Macrophages were identified globally by surface expression of phenotypic markers (CD45+CD15-CD11c+MHCII+CD11b+CD14+CD68+). In the six subjects tested, macrophages present in both AAT and control fat were primarily alternately activated M2 macrophages (CD163+CD80-).
Recruitment within the AAT implant enhanced the M2 phenotype of scaffold-associated macrophages over fat-associated macrophages in most cases, particularly at early time points. Increases in CD80 expression were primarily found in the double-positive macrophage population (CD163+CD80+), which began to expand at approximately two weeks post-injection and increased thereafter over the six weeks studied. AAT implants in subjects with later excision time points had larger fractions of double-positive macrophages than those with earlier excisions; similarly, early excision time points were associated with a larger proportion of unpolarized macrophages. Overall, the AAT microenvironment skewed scaffold-associated macrophages towards a CD163+CD80+ double positive phenotype in AAT compared to native adipose while maintaining similar proportions of M2 and M1 macrophages. Scaffold-associated macrophages in the AAT implants had increased expression of CD163 and CD80 (median fluorescence intensity, MFI) relative to control adipose, as well as increased expression of myeloid markers CD11b and CD14.
Absolute immune cell counts within implants versus surrounding native adipose tissue were also compared for four subjects with excision time points between one and six weeks post-injection, revealing similar trends. Numbers of CD45+ immune cells and T cells per gram of tissue were similar between AAT and adipose tissue for all subjects. Granulocytes were consistently less abundant within AAT up to six weeks in situ than in adipose tissue, while a significant influx of macrophages occurred within the implants after one and two weeks. In these implants excised at one and two weeks (Subjects 06 and 04 respectively), the absolute number of M2 macrophages were 9.6-fold and 4.3-fold higher than in control fat. Double-polarized macrophages were even more significantly enriched within AAT at one and two weeks (565-fold and 91-fold respectively). At four weeks and six weeks, macrophage numbers were similar between AAT and local adipose tissue. Subjects also had increased absolute numbers and relative proportions of M1 (CD80+CD163-) macrophages at their injected sites; yet, M1 macrophages were by far the least abundant macrophage phenotype in all AAT implants tested.
The Phase 2 clinical trial (NCT03544632) is a dose-escalation study with increasing volumes injected into soft tissue defects of the torso for permanent repair. Core-needle biopsy results from the implants in 9 subjects demonstrated similar safety, biocompatibility, and cell migration outcomes as in the Phase 1 study. Three adverse events have occurred in the study. Two subjects experienced injection site redness, which was determined to be related to the injection and a third subject experienced an increase in transient liver enzymes, which was determined to be possibly related to treatment. In particular, the naturalness of the tissue product received a favorable rating by the participants and physicians using satisfaction surveys that rated the product on a 0 – 100 percentage scale.
The first 10 enrolled subjects completed the study, including 1-year follow-up, and their data are presented here. Six subjects were treated in the breast/chest area; four were treated in the abdominal area. Safety was evaluated by the incidence and rate of adverse/unanticipated events. Safety evaluations from the first 10 patients found that AEs were mild, expected, and usually related to the AAT injection sites; AEs were not related to injection volume. No subject died, discontinued due to an AE, or had an SAE during study participations and all laboratory results were unremarkable.
Biopsies demonstrated increased cellular migration into the implants over time and remodeling over time. Biopsies taken at multiple timepoints demonstrated evolution of AAT, cell migration, and tissue development. Critical findings from the biopsy pathology are:

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Cellular and tissue response to the implant increased with time and were associated with remodeling of the acellular substrate.

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Fat necrosis and acute inflammatory cells were minimal or absent.

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Acute inflammation was minimal or absent.

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Polarizable strands of material noted in the Phase I study were absent in the current samples.

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The material appears well-tolerated.

Secondary outcomes of tolerability and biocompatibility were assessed by subject and physician surveys, panel reactive antibody testing, and histopathology. At all doses, AAT did not provoke a systemic immune response or produce a negative inflammatory response at implantation sites. The majority of subjects were somewhat or very satisfied with injection comfort and fullness of injection site and rated the AAT appearance as natural, smooth, and soft. At month 12, half of the investigators were somewhat or very satisfied for the majority of subjects with ease of use, overall appearance, and fullness of injection site and rated the AAT appearance as natural, smooth, and soft.
AAT is an injectable biomaterial derived from chemically and mechanically processed allograft adipose tissue. The Office of Combination Products responded to our Request for Designation and classified AAT as a biologic. An End of Phase 1, a Type B teleconference call was held with CBER, which discussed the proposed Phase 2 clinical study design and results from the Phase I trial. The Phase 2 study is designed to evaluate increasing volumes of AAT in acquired soft tissue defects of the trunk. Efficacy of soft tissue reconstruction will likely be evaluated using multiple imaging modalities. Safety and tolerability will continue to be assessed as in the Phase 1 study. Results will be compiled and submitted to the FDA and serve as a basis for the Phase 3 protocol design. The Phase 2 clinical study has recruited and treated 10 patients and the remaining five patients will be recruited after imaging studies are completed. We have previously applied for Regenerative Medicine Advanced Therapy (“RMAT”) designation for our LBI-101 product and our application was rejected by the FDA. As communicated by the FDA, the basis for this decision was the fact that our Phase 2 study lacked a control group, which made the imaging and questionnaires difficult to quantify clinical benefit. Additionally, the histology and biopsy analysis methods required further validation to assess their accuracy and appropriateness, which would take place during the conduct of the Phase 2 study. Based on the results of the Phase 2 study, we may elect to re-apply for RMAT designation.
Cardiovascular Disease
LBI-201-Ischemic Stroke
Ischemic stroke is the result of a blood clot forming in one or more of the arterial vessels of the brain. Current approved treatments for ischemic stroke are limited to the single clot-dissolving drug tissue plasminogen activator (“tPA”) and catheter-based thrombectomy. tPA is effective at dissolving small vessel blood clots, but it is only effective at restoring blood flow in 15-20% of large vessel occlusions.7 Catheter-based thrombectomy is highly effective at removing large vessel occlusions but is performed at less than 10% of hospitals due to the requirement for specialized facilities and trained medical staff. Patients with large vessel occlusions that present to community-based hospitals without thrombectomy services are frequently transported to Comprehensive Stroke Centers for thrombectomy once the initial diagnosis is determined and tPA has been administered. On average, these transport periods can be in excess of two hours during which oxygen deprived brain tissue is irreversibly destroyed, frequently leading to long-term disability. As a result, there is a significant treatment gap for stroke patients with large vessel occlusions that do not have immediate access to thrombectomy services.
The AurevaTM Pulse is a therapeutic ultrasound device that is designed to be used in combination with tPA during the acute phase of ischemic stroke to break-up blood clots and restore blood flows to the ischemic (oxygen deprived) regions of the brain. Coupling the acoustic energy of transcranial ultrasound (“TUS”) with tPA has been shown in clinical studies to significantly increase restoration of blood flow in stroke

7
Seners P. Turc G, Naggara O, Henon H, Piotin M, Arquizan C, Cho TH, Narata AP, Lapergue B, Richard S, et al. (2018). Post-Thrombolysis Recanalization in Stroke Referrals for Thrombectomy.

patients. Ultrasound generates acoustic streaming at the site of the blood clot, which causes tPA to be refreshed at the surface of the occlusion, resulting in an increased rate of clot dissolution. Ultrasound is also known to reversibly disaggregate fibrin strands within the clot, specifically making the strands longer and thinner, which exposes additional binding sites on the fibrin for conversion of plasminogen to plasmin to aid in clot lysis.
The AurevaTM Pulse is non-invasive and is designed to be easily administered in the emergency room environment once the stroke diagnosis has been confirmed and tPA administered. The device is designed to be portable and to travel with stroke patients that are determined to be viable candidates to undergo transport to a comprehensive stroke center for thrombectomy. Increasing the rate of vessel recanalization in patients that do not have immediate access to thrombectomy services may directly address this current treatment gap in stroke care.
The AurevaTM Pulse is comprised of three major components: The headset, transducer with connecting cable, and the control box. It is designed to be an operator independent system. Once the headset is placed on the subject’s head and the ultrasound therapy is activated, the system will provide the therapy independent of the need for a trained ultrasonographer to aim or hold the transducer in place. To administer TUS, the headset of the device utilizes a single re-locatable transducer array that is inserted into an adjustable headset at one of two locations (right temporal or left temporal) based on confirmed clot location from pre-treatment CT angiography (“CTA”). The transducer array positions are fixed in place to take advantage of the known acoustic windows on the human head, specifically the two temporal windows. Through these windows, the device administers TUS to the principal regions in which large vessel occlusions of the cerebral vasculature are generally known to occur, namely the MCA M1 or proximal M2 anterior cerebral artery (“ACA”) A1, and intracranial carotid T.
Three pre-clinical studies using high frequency (≥ 490 kHz) Ultrasound + tPA were key references in support of the LBI-201 development program.
In the first pre-clinical study, fifty-five rats with right middle cerebral artery stroke were randomly assigned to one of three treatment groups: Control (n = 14); tPA (n = 20); and tPA + ultrasound (n = 21). Twenty-four hours after the onset of stroke, neurologic improvement was evaluated and brains were then removed. Thrombolysis at the origin of the right middle cerebral artery was examined. Thrombolysis ratio, cerebral infarct ratio, and rate of histologic evidence of hemorrhage were compared in the 3 groups.
One animal (7.14%) in the control group, 5 (25%) in the tPA group, and 14 (66.7%) in the TUS group exhibited neurologic improvement. A significant difference was observed between the tPA and TUS (tPA + ultrasound) groups (P=0.008).
Neurologic Improvement

Three animals (21.4%) in the control group, 9 (45.0%) in the tPA group, and 16 (76.2%) in the TUS group exhibited complete thrombolysis at the origin of the right MCA. A statistically significant difference was observed between the tPA and TUS groups (P=0.041). No significant difference was observed between the control and tPA groups.
Rate of Thrombolysis
The mean cerebral infarct ratios were 20.9±14.1%, 15.1±13.7%, and 10.6±14.6% in the control, tPA, and TUS groups, respectively (mean±SD). A statistically significant difference in cerebral infarct volume was noted between the tPA and TUS groups (P=0.047). No significant difference was observed between the control and tPA groups.
Cerebral Infarct
Macroscopically visible hemorrhage was not observed in any of the animals. All cases of microscopically small hemorrhage were confined to ischemic areas. The incidence of microscopic hemorrhage was evaluated and no statistically significant differences in rates of microscopic hemorrhage were noted among the three groups.
Results from this study demonstrated significantly better neurologic improvement (P=0.008), a higher thrombolysis ratio (P=0.041), and a reduction of cerebral infarct volume (P=0.047) were obtained in the tPA = ultrasound group compared with the tPA group, without an increase in hemorrhagic transformation.
In a second pre-clinical study, 41 rabbits with stroke embolization were assigned to one of three treatment groups: Control (n = 11); tPA (n = 20); tPA + Ultrasound (n = 10). tPA was administered intravenously at 0.9 mg/kg and the ultrasound (1 MHz, 0.8 W/cm2) was administered for 60 minutes. Post-treatment, each rabbit received a neurological assessment score and infarct volume was calculated from brain slices. Intracranial hemorrhage was evaluated by a veterinary pathologists blinded to the treatment group. Blood samples were collected prior to embolization and at 3 and 24 hours postembolization and analyzed for protein S100B. The infarct volume results are presented below:

Infarct Volume
Results from this study showed that tPA + ultrasound provided significant improvement in infarct volume (p < 0.02) compared to control. The change in S-100B values in the tPA + ultrasound group were not significantly different from control. Microscopic hemorrhage rates were similar in all groups both in areas of stroke and areas outside the infarct region. Median neurological assessment values were also similar in all groups.
In a third pre-clinical study, 62 animals were assigned to two treatment groups: Control (n = 18); or one of four different tPA+ultrasound treated groups, each of which utilized a different dose of tPA (n = 44). Following embolization, angiography was performed and the degree and location of the arterial occlusion was recorded. Subsequently, the non-control animals were administered tPA and exposed to ultrasound (1 MHz, 0.8 W/cm2) for 60 minutes. The test groups were as follows:
Group	n
Control	18
0.1 mg/kg tPA + US	7
0.3 mg/kg tPA + US	9
0.8 mg/kg tPA + US	6
0.9 mg/kg tPA + US	22
Rabbits administered tPA were given 10% of the dose as a bolus and the rest infused over 60 minutes. Infarct volume was calculated from brain slices. Intracranial hemorrhage was evaluated by a veterinary pathologists blinded to the treatment group and the results are summarized below.
Group	n	Infarct Volume (%)	ICH(%)
Control	18	1.0	56
0.1 – 0.3 mg/kg tPA + US	14	0.21	50
0.8 – 0.9 mg/kg tPA + US	28	0.13	61
Compared to the control group, in both the low and high dose tPA groups there was a significant reduction in infarct volume (p = 0.003). The low and high dose tPA groups were also significantly different (p = 0.006). There was no difference in ICH values. Although there was a slight increase in ICH rate in the high dose tPA group, it did not achieve statistical significance (p = 0.84).
Whereas numerous clinical studies are reported in the literature evaluating the combination of tPA plus ultrasound in ischemic stroke patients, we have summarized three studies that utilized ultrasound devices developed by the Company that have provided data in support of the LBI-201 development program.
The first clinical study was a Phase 1 safety study in which 15 healthy volunteers were exposed to two hours of pulsed-wave 2-MHz ultrasound (at 8.3-kHz PRF with a pulse duration of 5 µs) using an early prototype of the AurevaTM Pulse device. The primary objective of the study was to assess the safety of the device. Safety endpoints included serial neurological examinations and pre- and post-insonation MRI exams for the detection of blood-brain-barrier permeability.
All subjects had pre-exposure National Institutes of Health Stroke Scale scores of zero and were safely insonated with no adverse events as indicated by the neurological examinations during, immediately after the exposure, and at 24 hours post exposure. Additionally, there was no abnormality of the blood brain barrier detected on any of the MRIs.
This initial Phase 1 safety study demonstrated that our device was well tolerated by stroke-free volunteers, did not cause any neurological dysfunction, and had no adverse effect on blood brain barrier integrity. This study provided supportive data to proceed with the clinical evaluation of our ultrasound device technology in ischemic stroke patients.
Subsequent to the Phase 1 healthy volunteer study, a Phase 2 NIH-sponsored clinical study enrolled 20 stroke subjects. This was a single-arm, non-randomized study in which ischemic stroke patients received IV tPA in addition to two hours of continuous ultrasound insonation utilizing the same prototype device. The primary safety endpoint was the occurrence of symptomatic intracranial hemorrhage (“sICH”). The primary efficacy endpoint was complete recanalization. Secondary efficacy endpoints included partial recanalization, complete or partial recanalization, and favorable outcome at 90-days post treatment as measured by the modified Rankin scale (“mRS”). All patients tolerated the entire two hours of insonation, and none developed sICH. There were a total of 14 serious adverse events, which included cerebral edema (4), Pneumonia (4), endocarditits (1), Sepsis (1) and death (4). No serious adverse events were related to the study device. Complete recanalization was achieved in eight of 20 subjects (40%). Partial recanalization was achieved in 2 subjects (10%) and complete or partial recanalization was achieved in 10 subjects (50%). Middle cerebral artery occlusions demonstrated the greatest complete recanalization rate: eight of 14 (57%). At 90 days, five of 20 patients (25%) had a mRS score of zero to one.
This study demonstrated that acute stroke treatment using our transcranial ultrasound device in combination with intravenous tPA resulted in encouraging recanalization rates without any instances of sICH, warranting continued evaluation of this treatment combination in a Phase 3 efficacy trial.
The most recently completed study was a Phase 3 trial that enrolled 676 stroke patients at 76 medical centers in North America, Europe and Australasia. 335 patients were assigned to tPA+ultrasound (active treatment) and 341 to tPA+ sham ultrasound (control group). The primary safety endpoint was the presence of sICH. The primary efficacy endpoint was 90-day functional outcome as measured by mRS 0-1. The secondary efficacy outcomes included the rate of complete arterial recanalization. The study was stopped after the second interim analysis as a result of not satisfying the pre-specified stopping threshold for the primary efficacy endpoint. During the study, it was determined that certain centers altered their treatment regimen to direct a higher percentage of ischemic stroke patients with large vessel occlusions to endovascular therapy. It is believed that this may have had the unintended consequence of less severe stroke patients being randomized into the Phase 3 study, thus reducing the overall treatment effect difference. To test this hypothesis, subjects that were enrolled at centers with the highest number of endovascular cases were extracted from the database in a post hoc analysis. After excluding 52 subjects from five centers, there was a statistically significant difference between treatment and control arms using the 90-day mRS 0-2 endpoint (p = 0.04). There were no significant differences in three-month mortality, sICH and serious adverse events between the two groups. There were a total of 215 serious adverse events reported during the study of which 26 were considered possibly related to the study device. When classified by body system, the top four categories included nervous system disorders (120), respiratory/thoracic disorders (25), cardiac disorders (21), and infections (19). In the embedded recanalization sub-study, the rate of complete recanalization was 40% in the treatment group versus 21.7% in the control group. This treatment effect was similar to the response rate seen in the prior clinical study and served as the basis for selecting complete recanalization as the primary efficacy endpoint in the company’s next clinical study.
Following this Phase 3 study, we received IDE clearance from the FDA to conduct a new randomized, placebo controlled, double-blind Phase 3 clinical study to evaluate the efficacy and safety of transcranial ultrasound using the AurevaTM Pulse as an adjunctive therapy to intravenous tPA in subjects with acute ischemic stroke that initially present at non-endovascular (“EVT”) treating hospitals that have established transport services in place to transfer subjects to hospitals capable of performing EVT. The primary objective of this study is to assess the safety and efficacy of TUS using the AurevaTM Pulse in combination with systemic tPA (treatment group) compared to systemic tPA alone (control group) in subjects with acute ischemic stroke.
The primary efficacy endpoint is complete recanalization of the primary occluded vessel as measured by the modified Arterial Occlusive Lesion (“mAOL”) scoring system. Secondary efficacy endpoints include neurological status at 24 hours post-treatment, Partial of complete recanalization of the primary occluded vessel as measured by mAOL, and partial or complete recanalization of the primary occluded vessel as measured by TICI score 2-3. The primary safety endpoint is asymptomatic intracranial hemorrhage (“aICH”) and sICH confirmed by non-contrast computed tomography (“NCCT”) within 36 hours after tPA bolus. Secondary safety endpoints include serious adverse events within 7 days of treatment (or hospital discharge, whichever is shorter), and mortality.
The study will be conducted in two phases:
▪
Lead-In phase: 40 subjects (open-label, single-arm), conducted at approximately four centers in which all subjects will receive active treatment only.

▪
Primary Phase: 556 subjects (278 per arm) in randomized, placebo controlled, double-blind phase with subjects randomized (1:1) between treatment and control groups at up to 40 institutions in the U.S. and approximately 70 institutions worldwide.

Following IDE clearance, this study was electively placed on hold by us on September 17, 2018 due to funding constraints. Upon receipt of required funding to resume the study, next steps will be to initiate site qualification and selection, as well as ramp-up production of Aureva PulseTM devices that will be required for the study. Based on previous interactions with the FDA, we anticipate the regulatory pathway for commercialization of the AurevaTM Pulse system will be through Premarket Authorization (“PMA”).
Future Pipeline Opportunities
Cardiovascular
LBI-202 — Stroke Rehabilitation and Recovery and
LBI-203 — Post-Thrombectomy Emboli Clearance
In addition to our therapeutic product candidates summarized above, our future pipeline consists of two cardiovascular programs related to stroke. LBI-202 seeks to leverage our therapeutic ultrasound platform to induce neuromodulation and stimulate neuroplasticity in the brain as a mechanism to improve stroke rehabilitation and recovery outcomes. LBI-203 aims to harness the companies therapeutic ultrasound platform in combination with microspheres as a non-invasive mechanism for clearing emboli in small distal vessels of the brain which frequently occur secondary to thrombectomy procedures. Both of these programs are in the early exploratory/ discovery phase.
Key Market Drivers and Opportunities
According to the World Health Organization,8 people today are living longer than any prior period, with most people expected to live into their sixties and older. Growth in the size and the proportion of older persons in the population is occurring worldwide.
People older than 60 years old outnumbered children younger than five in 2020 and one in six people worldwide will be 60 years old or older by 2030.9 The number of people 60 years old and older will increase

8
World Health Organization, Ageing and Health, October 2022 https://www.who.int/news-room/fact-sheets/detail/ageing-and-health

9
Id.

from 1 billion in 2020 to 2.1 billion in 2050.10 In addition, the number of people 80 years old or older is expected to triple between 2020 and 2050 to 426 million.11 Based on this trend, the global market for products that treat age-related conditions is expected to grow from $25.1 billion in 2020 to $44.2 billion in 203012.
This aging of the worldwide population began in high-income countries — 30% of the population in Japan is already more than 60 years old for example.13 Now, however, low-and middle-income countries are experiencing the greatest change, with two-thirds of the world’s population 60 years old and older living in low- and middle-income countries by 2050.14
Complex syndromes, such as hearing loss, cataracts, osteoarthritis, chronic obstructive pulmonary disease, diabetes, vascular disease and dementia, become more common as people age. Older people also are more likely to experience more than one of these conditions at the same time.
The proportion of a person’s lifespan experienced while in good health has remained relatively constant, meaning that it is likely that the additional years gained as a result of longer lifespans are often spent in poor health. If people can live extra years while in good health, as compared to living longer while in diminished physical and mental health, the benefits to the individual and society at large would be significant. As illustrated in the chart below, a key to optimized aging is to maximize lifespan while simultaneously maximizing health span.
Based on the current trends in global aging, it is expected that the demand for products and services designed to extend lifespan and improve health span among the aging population will continue to grow. Furthermore, the market for longevity-related products and services is currently fragmented. Particularly as it relates to low-and middle-income countries, it is difficult for healthcare consumers to find and purchase the products, technologies and services to address their individual aging needs. In order to capitalize on the high demand for longevity-related products and services and the fragmentation that currently exists within the market, we aim to become a consolidator and leading provider of advanced therapeutic, health monitoring and digital health technologies designed to restore tissue form and function and increase health span for the

10
Id.

11
Id.

12
Allied Marker Research Report (2022) Longevity and Anti-senescence Therapy Market by Therapy (Senolytic Drug Therapy, Gene Therapy, Immunotherapy), by Application (Cancer, Others), by End user (Hospital, Medical Service Institution): Global Opportunity Analysis and Industry Forecast, 2020-2030. https://www.alliedmarketresearch.com/longevity-and-anti-senescence-therapy-market-A14010

13
World Health Organization, Ageing and Health, October 2022 https://www.who.int/news-room/fact-sheets/detail/ageing-and-health

14
Id.

rapidly growing aging population. To achieve this goal, we intend to build on our existing platform of diversified technologies by leveraging our seasoned executive team to continue developing and acquiring advanced technologies, products and services that address the growing market of age-related diseases and conditions.
Our Competitive Strengths
We believe the successful pursuit of our strategy will be driven by the following competitive strengths:
Focus on needs of aging population
One of the most formidable demographic challenges facing the world is population aging. Globally, the population of people aged 65 and over is growing faster than all other age groups.15 We believe this trend will continue and anticipate increased demand for longevity-related products and services. By focusing our business model exclusively in this field, we believe that we will be strategically positioned to capitalize on this trend.
Clinical pipeline that includes patented treatments
Through our initial Target Acquisitions, we have established a portfolio of product candidates. Our LBI-201 AurevaTM Pulse product candidate currently has a cleared IDE to conduct a Phase 3 clinical study. In addition, our LBI-101 product candidate for soft tissue reconstruction and repair is currently being evaluated in an ongoing Phase 2 clinical investigation and our LBI-001 Reflow RVOTM product candidate has a cleared IDE to conduct a Phase 2 clinical study. Each of these product candidates currently has patent protection and provides us with an attractive portfolio of advanced clinical-stage assets.
Limited capital investments needed to reach significant, near-term development milestone
We anticipate the estimated funding requirement to complete our LBI-201 AurevaTM Pulse Phase 3 clinical study is approximately $7.5 million. The estimated funding requirement to complete the ongoing Phase 2 and initiate the Phase 3 clinical study for our LBI-101 product candidate for soft tissue reconstruction and repair is approximately $1.5 million. The estimated funding needed to complete the LBI-001 Reflow RVOTM Phase 2 clinical study is approximately $3.0 million and the estimated funding requirement to complete formulation and pre-clinical studies of our LBI-002 biosynthetic cornea product candidate is approximately $1 million. Collectively, we believe these near-term development milestones can be achieved with relatively modest capital investment.
Collaboration with experienced development partners
We have the benefit of working with strong development partners in the advancement of our product candidates. Through our association with Johns Hopkins University, our ongoing LBI-101 Phase 2 study for soft tissue reconstruction and repair has received grant funding through the US Department of Defense. In addition, we work with leading academic and research institutions around the world and have assembled a leading scientific advisory board of renowned experts in the fields of ophthalmology, soft tissue repair and reconstruction and stroke. Combined, these resources provide us with skilled and experienced network of development and advisory partners.
Experienced management team with focus on bringing innovative technologies to market
Our management team has extensive experience in the development of medtech and biopharmaceutical products across multiple therapeutic areas, including product design, formulation development, pre-clinical and clinical studies, execution and integration of business development transactions, manufacturing, regulatory and quality requirements of the healthcare markets, and market launch and commercialization of major medical products. We believe our management team has the required background and skill sets to

15
World Population Prospects: 2022 Revision, Population ages 65 and above (% of total population), United Nations Population Division. https://data.worldbank.org/indicator/
SP.POP.65UP.TO.ZS?end=2022&start=1960&view=chart.

execute on the Company’s business strategy. Additionally, our team has a proven history of raising financing in support of our product candidates.
Our Growth Strategy
Our goal is to become a fully integrated biopharmaceutical company focused on the advancement of new technologies across therapeutics, monitoring and digital health that address diseases associated with aging. To achieve this objective, we intend to build on our initial platform of therapeutic technologies by opportunistically acquiring and/or partnering with other health technology companies to become a leading provider and consolidator of products and services designed to increase and improve health span amongst the rapidly growing aging patient population. Specifically, we aim to establish a fully-integrated portfolio of longevity-related products and services by:
•
Advancing our portfolio of existing therapeutic product candidates to FDA approval and commercial launch;

•
Expanding into other therapeutic indications using our current technology platforms;

•
Acquiring or partnering with high-quality companies, technologies and services in the longevity field;

•
Establishing a digital health management services platform and offering value-added health management services to a broad distribution of healthcare customers; and

•
Optimizing our service offerings and user experience to expand the scale of our users.

Team and Innovation History
We are led by a highly accomplished, multidisciplinary management team with extensive experience and strong expertise in all phases of therapeutic product development to include translational science, pre-clinical and clinical development, regulatory affairs and business development. Our senior management team has over 125 years of combined experience, with an average tenure of 25 years in the development and commercialization of medtech and biopharmaceutical innovations for numerous clinical indications. Our team’s expertise includes clinical need and market analysis, product design and intellectual property generation, clinical and regulatory execution, as well as supply chain and quality system development. Members of the senior management team have been personally involved in the development and/or regulatory approval or clearance of multiple product candidates, comprising PMAs, 510(k)s, NDAs, BLAs as well as European CE marks. Members of the team have also been involved in multiple investigational new drug applications (“INDs”) and investigational device exemption (“IDE”) submissions to initiate the clinical development of new drugs, biologics and medical device products. Combined, the team has helped author multiple patent applications. The executive team will be guided by a seasoned and highly accomplished board of directors with knowledge and experience in the healthcare industry, as well as business operations, strategy, finance, and capital markets. Further, our product development efforts are supported by world-renowned medical advisors who are physicians and scientists recognized for their knowledge of specific disease states and existing treatment options, as well as their ability to quickly assess new technologies for clinical feasibility and likelihood of adoption.
Research and Development
We invest in research and development efforts that are designed to advance and expand our product pipeline. Our research and development goals are to leverage our team’s collective knowledge and expertise to:
•
continuously discover and exploit scientific advances to discover new, cutting-edge approaches to solving complex health problems in the longevity field;

•
strategically deploy our financial resources to achieve the most direct and capital efficient path between discovery and commercial approval; and

•
leverage the scientific advancements associated with our research and development programs to continuously attract future partnerships with potential strategic partners.

We believe that our ability to develop new and innovative product candidates is attributable to our dynamic product innovation process, the versatility and leveragability of our core technology platforms and the talent of our scientific team to drive the research and development process. We will continue to recruit and retain engineers and scientists with significant experience in the development of innovative longevity healthcare products and services. Our current pipeline of product candidates that are in various stages of development are expected to provide additional strategic opportunities. Our research and development facilities are based in Bothell, Washington.
Intellectual Property
Patents
Our success depends in part on our ability to obtain, maintain, protect and enforce our proprietary technology and intellectual property rights, and, in particular, our patent rights, as well as our ability to preserve the confidentiality of our trade secrets, and operate without infringing, misappropriating or otherwise violating the valid and enforceable patents and other intellectual property rights of third parties. We rely on a combination of patent, trademark, trade secret and other intellectual property rights and take measures to protect the intellectual property rights that we consider important to our business.
The term of individual patents depends upon the legal term for patents in the countries in which they are granted. In most countries, including the United States, the patent term is 20 years from the earliest claimed filing date of a non-provisional patent application in the applicable country. In the United States, a patent’s term can be extended to recapture a portion of the USPTO’s delay in processing the patent to issue as well as restore a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of patents outside of the United States varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country to country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. We cannot be sure that pending patent applications that are filed or may be filed in the future by us or our licensors will result in issued patents, and we can give no assurance that any patents that have issued or might issue in the future will protect our current or future products, will provide us with any competitive advantage, and will not be challenged, invalidated, or circumvented.
We also rely on trade secret know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary rights through a variety of methods, including confidentiality agreements and proprietary information agreements with suppliers, employees, consultants and others who may have access to our proprietary information. However, trade secrets and proprietary information can be difficult to protect. While we have confidence in the measures we take to protect and preserve our trade secrets and proprietary information, such measures can be breached, and we may not have adequate remedies for any such breach. In addition, our competitors may independently discover or develop the same trade secrets and proprietary information as ours. To the extent that our suppliers, employees, consultants and others use intellectual property owned by others in their work for us, we may be subject to allegations of infringement and further disputes may arise as to the rights in related or resulting improvements, know-how and inventions.
Our success also depends in part on not infringing the intellectual property rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies, or our product candidates or processes, obtain licenses or cease certain activities. Our breach of any license agreements or failure to obtain a license to intellectual property rights that we may require to develop or commercialize our future product candidates may have an adverse impact on the business. If third parties have prepared and filed patent applications in the United States prior to March 16, 2013 (the date when U.S. patent law changed from granting rights to the first-to-invent to the first-to-file) that also claim technology to which we have rights, we may have to participate in interference proceedings in the USPTO to determine priority of invention. Assuming that other requirements for patentability are met, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the America Invents Act, enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. For more information regarding the risks related to our intellectual property, please see the section titled “Risk Factors — Risks Related to Our Intellectual Property.”
We currently own or have exclusive license to 62 granted patents, of which 15 are issued U.S. patents and 47 are issued outside of the United States. We additionally own or exclusively license a number of pending patent applications related to our technology and products.
Our issued patents expire between September 2024 and September 2036. Despite the near-term expiration of certain of our material patents, we believe that our other patents, as well as our trade secrets and continuing technological know-how, provide us with sufficient intellectual property protection to develop our product candidates and protect our intellectual property.
Our material owned and exclusively in-licensed issued and pending patents, their jurisdiction, utility type, expiration date and the product to which they relate, are listed in the table below:
Jurisdiction	Patent No.	Expiration Date	Related Product	Licensor	Status	Utility Type
United States	8,603,014	09/28/2031	LBI-201		Granted	Composition & use
United States	8,613,714	08/14/2031	LBI-201		Granted	Composition & use
United States	10,413,757	08/02/2036	LBI-201		Granted	Composition & use
United States	9,042,201	05/08/2033	LBI-201		Granted	Process
United States	9,729,252	12/01/2032	LBI-201		Granted	Process
United States	10,396,905	10/22/2032	LBI-201		Granted	Process
United States	6,945,937	09/03/2024	LBI-201	U of Ark	Granted	Composition & use
United States	10,743,896	09/15/2033	LBI-001	Doheny	Granted	Composition & use
United States	10,966,738	11/16/2032	LBI-001	Doheny	Granted	Composition & use
United States	8,764,658	04/21/2030	LBI-001	Doheny	Granted	Composition & use
United States	10,188,843	04/02/2028	LBI-001	Doheny	Granted	Composition & use
United States	8,684,935	03/21/2031	LBI-001	Doheny	Granted	Process
United States	11,078,461	06/07/2031	LBI-101	JHU	Granted	Process
United States	9,441,200	07/01/2031	LBI-101	JHU	Granted	Process
United States	7,931,938	07/22/2027	LBI-002		Granted	Process
Europe	EP3134074	04/24/2035	LBI-002	JHU	Granted	Process
France	EP3134074	04/24/2035	LBI-002	JHU	Granted	Process
Germany	EP3134074	04/24/2035	LBI-002	JHU	Granted	Process
United Kingdom	EP3134074	04/24/2035	LBI-002	JHU	Granted	Process
Europe	EP3285819	09/10/2035	LBI-002	JHU	Granted	Composition & use
France	EP3285819	09/10/2035	LBI-002	JHU	Granted	Composition & use
Germany	EP3285819	09/10/2035	LBI-002	JHU	Granted	Composition & use
United Kingdom	EP3285819	09/10/2035	LBI-002	JHU	Granted	Composition & use
Europe	EP2686069	03/02/2032	LBI-201		Granted	Composition & use
Germany	EP2686069	03/02/2032	LBI-201		Granted	Composition & use
Spain	EP2686069	03/02/2032	LBI-201		Granted	Composition & use
France	EP2686069	03/02/2032	LBI-201		Granted	Composition & use
United Kingdom	EP2686069	03/02/2032	LBI-201		Granted	Composition & use

Jurisdiction	Patent No.	Expiration Date	Related Product	Licensor	Status	Utility Type
Italy	EP2686069	03/02/2032	LBI-201		Granted	Composition & use
Netherlands	EP2686069	03/02/2032	LBI-201		Granted	Composition & use
Europe	EP2768385	10/22/2032	LBI-201		Granted	Composition & use
Germany	EP2768385	10/22/2032	LBI-201		Granted	Composition & use
Europe	EP1663394	09/03/2024	LBI-201	U of Ark	Granted	Composition & use
Germany	EP1663394	09/03/2024	LBI-201	U of Ark	Granted	Composition & use
Spain	EP1663394	09/03/2024	LBI-201	U of Ark	Granted	Composition & use
France	EP1663394	09/03/2024	LBI-201	U of Ark	Granted	Composition & use
United Kingdom	EP1663394	09/03/2024	LBI-201	U of Ark	Granted	Composition & use
Italy	EP1663394	09/03/2024	LBI-201	U of Ark	Granted	Composition & use
Netherlands	EP1663394	09/03/2024	LBI-201	U of Ark	Granted	Composition & use
Europe	EP2252686	02/11/2029	LBI-101	JHU	Granted	Process
Germany	EP2252686	02/11/2029	LBI-101	JHU	Granted	Process
France	EP2252686	02/11/2029	LBI-101	JHU	Granted	Process
United Kingdom	EP2252686	02/11/2029	LBI-101	JHU	Granted	Process
Australia	AU2004272023	09/03/2024	LBI-201	U of Ark	Granted	Process
Australia	AU2010282571	08/11/2030	LBI-101	JHU	Granted	Process
Australia	AU2009215175	02/11/2029	LBI-101	JHU	Granted	Process
Canada	CA2535981	09/08/2024	LBI-201	U of Ark	Granted	Process
Canada	CA2715288	02/11/2029	LBI-101	JHU	Granted	Process
Canada	CA2621824	09/11/2026	LBI-002	U of Ottawa	Granted	Process
Canada	CA2576308	08/12/2025	LBI-002	U of Ottawa	Granted	Composition & use
China	CN106456833	09/10/2035	LBI-002	JHU	Granted	Process
China	CN106456533	04/24/2035	LBI-002	JHU	Granted	Process
China	CN103458969	03/02/2032	LBI-201		Granted	Composition & use
Hong Kong	HK1191888	03/02/2032	LBI-201		Granted	Composition & use
Japan	JP5748870	03/02/2032	LBI-201		Granted	Composition & use
Japan	JP5004584	09/03/2024	LBI-201	U of Ark	Granted	Process
Japan	JP5015160	10/12/2026	LBI-002		Granted	Composition & use
Japan	JP6533235	04/24/2035	LBI-002	JHU	Granted	Process
Korea	KR102387386	04/24/2035	LBI-002	JHU	Granted	Process
Korea	KR101319227	10/07/2024	LBI-002		Granted	Process
Korea	KR101382083	09/11/2026	LBI-002	U of Ottawa	Granted	Process
Korea	KR101298442	08/12/2025	LBI-002	U of Ottawa	Granted	Composition & use
United States	US20180143310A1		LBI-001/LBI-201	Transducer works	Pending	Process
Europe	EP3545565A1		LBI-001/LBI-201	Transducer works	Pending	Process
United States	US20220032089A1		LBI-001/LBI-201		Pending	Composition & use
United States	US20170043021A1		LBI-002	JHU	Pending	Process
Japan	JP2018512893A		LBI-002	JHU	Pending	Composition & use
Korea	KR20170140058A		LBI-002	JHU	Pending	Composition & use
United States	US20220073881A1		LBI-101	JHU	Pending	Process
Canada	CA2770490A1		LBI-101	JHU	Pending	Process

Trademarks
We hold 16 issued trademarks globally. These trademarks include Longevity BiomedicalTM, CerevastTM, Cervast’s Logo, NeurosonxTM, AurevaTM, and Reflow RVOTM. This proxy statement/prospectus contains references to Longevity’s and the Targets’ trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our right or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.
License Arrangements
Aegeria — LBI-101
Certain patents relating to LBI-101 are exclusively licensed to Aegeria pursuant to a license agreement that it entered into with Johns Hopkins University on April 12, 2011 as amended by the first amendment dated December 22, 2022 and supplemented with a memorandum of understanding dated August 31, 2022 (“JHU License”), during the term of the JHU License. The license also includes a non-exclusive license grant to use related know-how. Aegeria will continue to selectively advance certain aspects of LBI-101 toward submission of appropriate patent applications.
Pursuant to the terms of the JHU License, the term of the license continues until the expiration date of the last to expire patent in the applicable issuing country. The JHU License granted Aegeria the ability to use PCT patent application Serial No. PCT/US2009/00887 titled “Applying Biomaterials to Lipoaspirae to Promote the Survival of Autologous Fat Transfer” and PCT patent application Serial No. PCT/US201/045177 titled “Compositions and Methods for Implantation of Processed Adipose Tissue Products. In addition to the upfront payment made in the amount of $5,000, running royalty payments of 3.5% of net sales and net service revenues are owed to Johns Hopkins University (“JHU”) based on the sales of the licensed products and licensed services by Aegeria, any of its sublicensees, and any of its affiliated companies, with a minimum annual royalty payment obligation of $100,000 every year beginning January 1, 2029 owed if the running royalty payments fail to meet certain thresholds. Additionally, Aegeria must pay Johns Hopkins University a percentage of any consideration received from sublicensees, provide reimbursements for certain patent costs, pay a license fee of $5,000, and make certain one-time payments upon Aegeria, its affiliate companies, or any of its sublicensees reaching specified development milestones. The royalties provided in the JHU License expire at the end of the term of the JHU License, as described below. The milestone payments included in the JHU License include the following:
Commercial approval by US FDA or foreign equivalent	$100,000
First commercial sale	100,000
Aggregate net sales of $3.0 million	100,000
Aggregate net sales of $10.0 million	100,000
Aggregate net sales of $25.0 million	100,000
Aegeria has certain rights and obligations in connection to the JHU License. Aegeria has the ability to use market, sell, products and services related to the JHU License and the patents described. Furthermore, Aegeria has the right to sublicense certain intellectual property and the right to enforce against third-party infringement. Aegeria’s obligations under the JHU License include the payments of each of the fees described herein, as well as maintaining the confidentiality of the licensed patents and delivering certain reports to JHU. JHU, on the other hand, has the right to receive payments for its obligation to grant the licenses to maintain the validity and enforceability of the licenses. The JHU License remains in effect until the last patent expires or April 12, 2031, whichever comes earlier. Aegeria may terminate the JHU License for any reason, upon giving JHU 90 days’ written notice. The JHU License may also be terminated by either party if the other party (a) filed a petition under the Bankruptcy Act, makes an assignment for the benefit of creditors, has a receiver appointed for it or a substantial part of its assets, or otherwise takes advantage of any statute or law designed for relief of debtor, or (b) breaches any provision of the JHU License. Aegeria has paid approximately $119,300 to date under the JHU License, which includes the value of ownership units issues to JHU in connection therewith.
Additionally, Aegeria, along with JHU, entered into a manufacturing agreement on September 30, 2022 with Essent Biologics, LLC (“Essent License”) to grant Essent Biologics, LLC a non-exclusive, worldwide, royalty-free license to Aegeria’s intellectual property for the sole purpose of manufacturing LBI-101 in preparation for clinical trials. In addition to customary termination protections, Essent Biologics, LLC will not have any rights, titles, or interest in LBI-101 or any other intellectual property beyond the terms of the Essent License and Aegeria does not owe any fees or royalties under the Essent License. The term of the Essent License will end after completion of the statement of work contemplated in the Essent License. Either party to the Essent License may terminate the Essent License if it breaches the Essent License and fails to cure such breach within thirty 30 days from the date of receipt of written notice of such breach. In the Essent License, JHU agreed to pay all costs in connection with the Essent License.
Cerevast — LBI-001, LBI-201, LBI-202 and LBI-203
Various aspects of LBI-001, LBI-201, LBI-202, and LBI-203 are protected by an intellectual property portfolio which currently includes issued patents in the United States and in countries outside of the United States. Several of these patents are licensed to Cerevast pursuant to the license agreement between ImaRx Therapeutics, Inc. and BioVentures, a division of the University of Arkansas for Medical Sciences (“UAMS”) dated February 10, 2006, assigned to Cerevast on August 11, 2015 (“UAMS License”); the amended and restated license agreement entered into on February 16, 2018 between Doheny Eye Institute (“Doheny”) and Cerevast (“Doheny License”); and the license agreement entered into by Cerevast and Transducerworks, LLC dated March 8, 2018 (“Transducerworks License”).
The UAMS License originally exclusively licenses certain patents owned by UAMS to Cerevast for commercial purposes provided that Cerevast continues making commercially reasonable efforts to bring the licensed products to market. The licensed patents are U.S. Patent #6,945,937 titled “Ultrasound Apparatus and Method for Microbubble Augmented Clot Lysis” and PCT/US2004/028934. If Cerevast fails to meet its diligence obligations, UAMS may terminate the agreement or render the license non-exclusive. Cerevast also may terminate the UAMS License if UAMS breaches the UAMS License or for any reason upon 90 days’ written notice. The term of the UAMS License expires on the day of the last licensed patent expires, which is currently September 8, 2024. The UAMS License covers both patented products and processes and will remain in effect until the expiration of the last-to-expire licensed patent.
In addition to the upfront payment of $15,000 that was paid and reimbursing UAMS for patent costs, Cerevast must make one-time milestone payments to UAMS of $250,000 in the first year aggregate net sales exceed $10 million and $25,000 upon the first commercial sale, pay running royalties with a minimum annual royalty payment obligation, and provide to UAMS a portion of non-royalty consideration received from third parties under sublicensing arrangements. The total amount of royalties owed to UAMS cannot exceed $20 million, and the license will become royalty-free after payments reach this threshold. Cerevast owes royalties in the amount of 4.0% of net sales of up to $1 million; 3.0% of net sales greater than $1 million, but less than $10 million; and 2.0% of net sales greater than $10 million. Cerevast has the right to sublicense, however, Cerevast must pay a fee of 15% of lump-sum non-royalty consideration actually received by the third party. Accordingly, to the extent that Cerevast receives regulatory approval for products developed in whole or in part under the UAMS license and are sold commercially, Cerevast’s success in the commercial sale of its products may result in the license becoming royalty free while remaining protected under an exclusive license agreement. In addition to customary early termination provisions, the UAMS License permits Cerevast to continue selling any licensed products or any parts thereof created with the licensed intellectual property that it may have had as of the termination date provided that Cerevast continues making royalty payments. To the extent that Cerevast may need to enforce its license rights under the agreement through litigation against infringement, Cerevast may reduce the impact of any litigation costs by utilizing a set-off of up to 50% of any amount of royalties owed to UAMS in a given year. Under the UAMS License, Cerevast must indemnify UAMS for any liability that arises under the production, manufacture, sale, use, consumption or advertisement of the license. Cerevast may terminate the UAMS License for any reason, upon giving UAMS 90 days’ written notice. The UAMS License may also be terminated by either party if the other party breaches any term of the UAMS License. The amount paid by Cerevast to UAMS to date is $56,000.
The Doheny License grants Cerevast an exclusive, worldwide, royalty bearing, sublicensable license under certain patents titled, “Thrombolysis in Retinal Vessels with Ultrasound”, “Ocular Ultrasound Probe”, “Sonolysis method”, “Ultrasound and Microbubbles in Ocular Diagnostics and Therapies” and Intraocular Ultrasound Doppler Techniques, owned by Doheny to research, develop, make, have made, use, import, put into use, modify, distribute, offer for sale, sell and have sold licensed products and practice licensed processes during the term of the Doheny License in the field of prevention, diagnosis, and/or prognosis of diseases and disorders of the eye. In addition to a license issuance fee paid in the amount of $8,500, the Doheny License requires a 1% royalty payment on net sales of licensed products sold for a period of time beginning on the date of the first commercial sale and ending upon the expiration or termination of the last valid claim that covers the development, manufacture, use, sale or importation of such licensed products in a given country. The Doheny License also requires Cerevast to make payments to Doheny equal to 10% of sublicensing revenue received by Cerevast. At any point, Cerevast can extinguish the obligation to pay royalties (on both net sales of licensed products and sublicensing revenue) by paying Doheny $50,000. While Cerevast has primary responsibility for preparing, filing, prosecuting, and maintaining the licensed patents, Doheny retains the right to enforce the licensed patents against infringement. Cerevast may terminate at any time upon thirty 30 days’ prior written notice to Doheny. However, if Cerevast breaches any of its payment obligations and such breach continues for 60 days after written notice of such breach was provided to Cerevast by Doheny, Doheny has the right at its option to terminate. Upon termination or expiration of the Doheny License, Cerevast must destroy or return to Doheny, at Doheny’s direction, all information related to the licensed Doheny patent rights. The term of the Doheny License continues until the expiration of the last valid claim within the licensed rights and products, which is currently September 15, 2033. To date, Cerevast has made no payments under the Doheny License.
The Transducerworks License exclusively licenses to Cerevast certain patents and proprietary information related to ultrasound transducer design and manufacturing. The licensed patents and applications are U.S. Patent Application No. 15/359,222, 2d “Ultrasound Transducer Array and Methods of Making the Same” and “PCT Application Serial No. PCT/US17/62805, 2d Ultrasound Transducer Arrays and Methods of Making the Same.” Either Party is entitled to terminate the Transducerworks License if the other party breaches the terms and fails to cure the breach. The Transducerworks License may also be terminated by either party if the other party files a petition for bankruptcy or becomes insolvent. The Transducerworks License is a royalty-bearing, exclusive, non-transferable, limited license, without the right to sublicense, that allows Cerevast to manufacture, market and sell ultrasound transducer arrays for incorporation into ultrasound systems for transcranial indications. Royalty fees are a flat fee for each transducer sold, where the amount of the fee varies depending on where the transducer is sold ($50 per transducer sold in territories covered by the patents and $30 per transducer sold in territories not covered by the patents). The royalty payments expire upon expiration of the Transducerworks License. In addition, Cerevast is required to use its best efforts to meet a set of minimum sales targets per year during the term of the Transducerworks License. Although Transducerworks, LLC may terminate the license if minimum sales targets are not met, Transducerworks, LLC and Cerevast may reevaluate the minimum sales target numbers during the term of the Transducerworks License. Transducerworks must provide engineering support, technician support and/or machine shop support to Cerevast under the Transducerworks License. In the event either party becomes aware of a third party infringing the licensed patents, Transducerworks will take reasonable measures to enforce such patents against any infringing third party. The Transducerworks License also restricts Cerevast’s ability to enter into exclusive supply arrangements of the product with any company identified by Transducerworks, LLC as a competitor within one year of the effective date of the Transducerworks License. To date, Cerevast has made no payments to Transducerworks.
Novokera — LBI-002
One issued U.S. patent and six issued patents outside the United States relate to key aspects of LBI-002 product design, clinical application and enabling technology. These issued patents, and any patents granted from such applications, will, or are expected to, expire between 2024 and 2035, without taking potential patent term extensions or adjustments into account. Certain of the foregoing patents are exclusively licensed to

Novokera pursuant to (i) the assignment of the exclusive license entered into by University of Ottawa and Cellular Bioengineering, Inc. on October 19, 2007 and as amended on June 6, 2008 and December 5, 2017 (“UO License”), during the term of the UO License and (ii) an Exclusive License Agreement between JHU and Novokera effective as of March 22, 2023 (the “CM License”). Novokera will continue to selectively advance certain aspects of LBI-002 toward submission of appropriate patent applications. A further three patent applications, which are now published, were filed related to LBI-002.
Pursuant to the terms of the UO License, Novokera is granted both an exclusive, royalty-bearing, sublicensable right and license to make, use, sell, distribute, deliver, offer to sell, import, export and practice the licensed technology in the field of human and veterinary corneal transplantation or the diagnosis and treatment of diseases and conditions of the eye in animals and humans (depending on the patent). The licensed patents include: WO2006015490 titled “Ophthalmic Devices and Related Methods and Compositions” and PCT/CA2006/001520 titled “Interpenetrating Networks and Related Methods and Compositions.” Novokera is also granted a non-exclusive worldwide right to utilize any technical information and in vivo or in vitro data generated by the University of Ottawa, the Ottawa Health Research Institute, or their collaborators related to polymers covered by the licensed patents. The initial term of the UO License expires on the expiration date of the last of the licensed patents to expire. In addition to an upfront payment of $10,000 CAD that was paid upon signing the agreement, the UO License requires Novokera to pay royalties on net sales and sublicensing revenue, provide reimbursements for certain patent costs, and make certain one-time milestone payments. The UO License has a royalty rate of 3.5% of net sales and 15% of sub-licensing revenue. The UO License also requires certain milestones payments as follows:
Milestone	Payment
Enrollment of the first patient in the first Phase II Clinical Trial for the first licensed product (FDA or Health Canada approved)	$15,000 CAD
Enrollment of the first patient in the first Phase III Clinical Trial for the first licensed product (FDA or Health Canada approved)	$25,000 CAD
PMA Filing for the first NDA or equivalent application for regulatory approval for first licensed product (FDA or Health Canada approved)	$75,000 CAD
PMA approval by FDA for first licensed product for an indication other than refractive correction	$200,000 CAD
PMA approval by FDA for first licensed product for refractive correction	$200,000 CAD
510K Filing of first NDA or equivalent application for regulatory approval for the first licensed product (FDA or Health Canada approved)	$25,000 CAD
510K Approval by FDA of first licensed product	$100,000 CAD
510K Approval by FDA of first licensed product and achievement of $25 million USD in sales	$100,000 CAD
Novokera has not made any payments to the University of Ottawa as of the date of this proxy statement/prospectus. The University of Ottawa can terminate or render the license non-exclusive after a certain period if Novokera fails to develop the licensed technology with the goal of commercial use. Novokera can terminate the UO License for any reason upon 60 days’ written notice. The UO License will automatically terminate (i) upon the expiration of the term described above, or (ii) without notice to Novokera upon or after (A) the filing by Novokera of a petition in bankruptcy or insolvency, or (B) any final adjudication that Novokera is bankrupt or insolvent. The duty to pay royalties expires upon termination of the UO License, however Novokera will be required to pay all unpaid royalties within a term of five years. Royalty payments are a percentage of net sales and sublicensing revenue made on a set schedule with certain performance milestones, which bear additional one-time payments upon being met. If the UO License is terminated, all royalty outstanding payments owed to the University of Ottawa must be paid, all use of the licensed technology must cease, and the licensed technology must be returned to the University of Ottawa. The UO License, however, does allow for a period of six months following termination during which Novokera is permitted to sell licensed products that remain in its possession. Royalty payment obligations would continue to apply to licensed products sold during this sell-off period. Furthermore, the UO License contemplates that if the University of Ottowa intends to license any polymer material created by the research team for use in the same field as the UO License to a third party, or if it intends to license any polymer material covered by the licensed patents for use outside of the field, it must provide the Novokera with a Notice of Intent to License, detailing the terms and conditions of such a license. Novokera then has 30 days to express interest in the Notice of Intent to Novokera from the University of Ottowa, and if interested, the parties will negotiate in good faith for three months to license the material for use in the field. The University of Ottowa retains the right to use the licensed patents for research, clinical, and educational purposes within the University of Ottowa system and collaborating academic institutions, including conducting human clinical trials for research purposes, while Novokera will be notified of any clinical studies at least 30 days in advance and provided with a copy of the protocol, and the University of Ottowa is not restricted from using or licensing the licensed technology outside its intended field for any purpose.
The CM License relates to certain collagen membrane patents to be used in Novokera’s corneal transplant programs. Pursuant to the terms of the CM License, Novokera is granted both an exclusive, royalty-bearing, sublicensable right and license to make, use, sell, distribute, deliver, offer to sell, import, export and practice the licensed technology in all fields of use on a worldwide basis. The licensed patents include certain patents related to “Cyclodextrin-incorporated Collagen Membrane for Biomedical Uses” and “Cornea Mimetic Biomaterials: Vitrified Collagen-cyclodextrin Implants.” The initial term of the CM License expires on the expiration date of the last of the licensed patents to expire, which is currently September 10, 2035. In addition to an upfront payment, the CM License requires Novokera to pay to JHU royalties on net sales and sublicensing revenue, annual license fees, minimum annual royalties that begin in year six, and make certain one-time milestone payments. Royalty payments and sublicensing revenues are a percentage of net sales. The CM License royalty on net sales of licensed products is 3.5% as well as minimum annual royalty payments of $25,000 in 2029 and minimum annual royalty payments of $75,000 in 2030 through 2033. The milestone payments required in the CM License are as follows:
First commercial sale of a licensed product	$50,000
Sales > $10 million in a year (one-time)	50,000
Sales > $15 million in a year (one-time)	100,000
Sales > $20 million in a year (one-time)	100,000
Sales > $35 million in a year (one-time)	100,000
Sales > $50 million in a year (one-time)	100,000
In addition, under the CM License, Novokera is required to pay an upfront fee of $20,000 of which $5,000 was paid in June 2023, $5,000 is due 60 days after the Business Combination closes but no later than December 2023, and the remaining $10,000 is due in March 2025. The upfront fee was recorded to research and development expense in the unaudited condensed statement of operations for the nine months ended September 30, 2023 and $10,000 is included in accrued liabilities with the remaining $10,000 in accrued liabilities, net of current on the unaudited condensed balance sheet as of September 30, 2023. Novokera is also required to pay past patent expenses incurred by JHU in the amount of $158,981. The payment is due in four quarterly installments beginning six months after an initial public offering (including through a transaction with a special purpose acquisition corporation) and then in six-month intervals following the first payment. The $158,981 was recorded to research and development expense in the unaudited condensed statement of operations for the nine months ended September 30, 2023 and $31,757 is included in accrued liabilities with the remaining $119,236 in accrued liabilities, net of current on the balance sheet September 30, 2023. In addition to this, Novokera has paid JHU a $5,025 license option fee and $8,966 in patent legal reimbursements to-date. The CM License may be terminated by Novokera for any reason upon 90 days’ notice. Either party may terminate the CM License for cause (a) upon thirty 30 days written notice that the other party has materially breached CM License provided that the alleged breaching party fails to cure such material breach within thirty days after receiving written notice of the material breach; or (b) effective immediately upon written notice if the other party (i) has committed a breach that is incurable—namely, by fraudulent or criminal conduct; (ii) is dissolved or liquidated; (iii) becomes insolvent; (iv) files a petition for voluntary bankruptcy; or (v) makes or seeks to make a general assignment for the benefit of its creditors. Pursuant to the CM License, JHU is also being granted a 1% equity interest in Novokera. If the JHU License is terminated, all royalty outstanding payments owed to the JHU must be paid, all use of the licensed technology must cease, and the licensed technology must be returned to JHU.

Manufacturing
We do not own or operate, and currently have no immediate plans to establish, any manufacturing facilities. We rely, and expect to continue to rely, on third parties to manufacture our product candidates for preclinical and clinical testing, as well as for commercial manufacturing should any of our product candidates obtain marketing approval. We also rely, and expect to continue to rely, on third parties to package, label, store and distribute our investigational product candidates, as well as our commercial products should marketing approval be obtained. We believe that this strategy allows us to maintain a more efficient infrastructure by eliminating the need for us to invest in our own manufacturing facilities, equipment and personnel while also enabling us to focus our expertise and resources on the discovery, development and acquisition of new product candidates.
We are in the process of developing our supply chain for each of our current product candidates and intend to put in place framework agreements under which third-party CMOs will generally provide us with necessary quantities of parts, API and drug product on a project-by-project basis based on our development needs.
Our product candidates are currently pre-commercial, therefore, all raw materials that we currently source are used to support internal research and development testing needs. As such, the quantities required are relatively low and we believe that our existing suppliers will remain sufficient to meet our research and development testing needs as we continue to advance our product candidates towards commercial approval. We conduct 12-month forward-looking supply forecasts and work closely with all of our suppliers to assure that we are able to maintain a sufficient inventory of required materials to meet our development requirements. A listing of our principal suppliers is provided below:
Supplier	Address	Items
Essent Biologics	6278 S. Troy Cir Centennial, CO 80111	Extracellular Matrix (ECM)
Agora Edge	2101 28th Street North San Petersburg, FL, 33713	Headframe soft goods
Bevel Corporation	777 Ames Ave Milpitas, CA, 95035	Aluminum, stainless steel machined parts and powder coating
Mac Cal Company	2520 Zanker Road San Jose, CA, 95131	Die casting and powder coating
US Marunitech, Inc	4455 Murphy Canyon Road, Suite 100 San Diego, CA, 92123	Ultrasound probe cables and system cables
Monsoon Solutions, Inc	2405 140th Ave. NE, Suite A115 Bellevue, WA, 98005	Design services and electronic boards fabrication
Xometry Hubs	https://www.xometry.com/ https://www.hubs.com/	3D printing, injection molding
PSI (Palm Stream Intl HK Ltd)	13A/F, South Tower, World Finance Center, Harbour City, Tsim Sha Tsui, Kowloon, Hong Kong	LCD displays
Digi-key Electronics Mouser Electronics Arrows Electronics	https://www.digikey.com/ https://www.mouser.com/ https://www.arrow.com/	Electronics parts
BT Engineering LLC	590 3rd Ave FI Fox Island, WA 98333	Electronic hardware and software design services
Precision Engineering and Consulting LLC	21820 31st Drive SE Bothell, WA 98021	Mechanical design services

As we advance our product candidates through development, we plan to explore adding backup suppliers for the required parts, API and drug product for each of our product candidates in order to protect against any potential supply disruptions. As we continues to mature, we will retain optionality on our manufacturing strategy and may elect to partner and/or establish our own manufacturing facilities in the event it is determined to be in our best interests.
Our Competitors
The medical technology, pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that our technologies, the expertise of our team, and our development experience and scientific knowledge will provide us with competitive advantages, we face increasing competition from many different sources, including med-tech, pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions. Product candidates that we successfully develop and commercialize may compete with existing therapies and new therapies that may become available in the future. Many of our competitors, either alone or with their collaborators, have significantly greater financial resources, established presence in the market, and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement and marketing approved products than we do. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, in establishing clinical trial sites and patient registration for clinical trials, and in acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Additional mergers and acquisitions may result in even more resources being concentrated in our competitors. Our commercial potential could be reduced or eliminated if our competitors develop and commercialize products that are safer or more effective, have fewer or less severe side effects, and are more convenient or less expensive than products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we can, which could result in our competitors establishing a strong market position before we are able to enter the market or could otherwise make the development or commercialization of our products more complicated. The key competitive factors affecting the success of all of our programs are likely to be efficacy, safety and patient convenience.
LBI-001 — Reflow RVOTM Competitors
One of the underlying symptoms of retinal vein occlusion is macular edema. When a blood clot forms in one or more of the retinal veins of the eye, the vessels become compromised over time and eventually start to hemorrhage into the retinal beds. The body’s natural response to this hemorrhaging is the increased signaling of vascular endothelial release factor (“VEGF”). Current standard of care treatment for retinal vein occlusion is anti-VEGF therapy. The anti-VEGF market is predominantly comprised of Eyelea (Regeneron), Lucentis and Avastin (Genentech). Whereas these products are highly effective at treating the macular edema secondary to RVO, they do not address the underlying root cause of the disease — namely a blood clot in one or more of the retinal veins of the eye. As such, we do not view anti-VEGF therapy as competitive to our Reflow RVOTM product candidate. To a lesser degree, laser photocoagulation is used in the treatment of RVO. This therapeutic approach is used to seal off leaking blood vessels and slow the growth of abnormal blood vessels. Laser photocoagulation helps reduce hemorrhaging and growth of new blood vessels, but similar to anti-VEGF therapy, does not address the actual cause of RVO. As a result, most RVO patients that receive anti-VEGF and/or laser photocoagulation treatment regimens will continue to exhibit a decline in visual acuity over time. To our knowledge, Reflow RVOTM is the only therapeutic approach under development that is designed to treat the actual cause of the disease.
LBI-002 — Biosynthetic Cornea Competitors
There is currently only one competitive device that has received FDA approval and is commercially available in the U.S., namely the Boston Keratoprosthesis or K-Pro. The remaining artificial cornea devices are in the research and development stage and are not commercially available. The competing products fall into four principal categories; plastic prosthesis, xenotransplant, cell layer transplant, and biosynthetic.

Plastic Prosthesis
The plastic prosthesis suffers from the disadvantage of host rejection and inability to effectively integrate with the native eye. These patients must self-administer daily antibiotics and immunosuppressive drugs for life which elevates the risk of other medical complications such as glaucoma. Our biosynthetic cornea provides significant advantages over plastic prosthesis due to the reduced rejection rates and the ability to integrate and assimilate with natural human tissue. A summary of the most notable plastic cornea prostheses in the market today is provided below:
K-Pro is a plastic prosthesis invented by Dr. Klaus Dohlman and was first approved for use in the United States in 1992. The device is marketed by the Massachusetts Eye and Ear Infirmary. The K-Pro is constructed of Poly-methyl-methacrylate (PMMA). This material has commonly been used in intraocular lenses (“IOL”) and orthopedic devices. The implant is imbedded into a human donor cornea. The donor cornea is then sewn into the recipient eye. Eventually, the recipient eye joins with the donor cornea and the sutures are removed. Because the implant is plastic, an epithelial cell layer does not grow over the surface of the K-Pro. In normal eyes, the epithelial cell layer provides a lubricious surface for contact with the back of the eyelid. Therefore, almost all K-Pro patients are forced to wear a contact lens over the implant. The contact lens provides a surface that prevents ulcers from forming due to friction caused by the implant rubbing against the back of the eyelid.
Since the K-Pro is a plastic prosthesis, it never truly integrates with the native eye. Therefore, the patient must self-administer daily antibiotics and anti-immune drugs for as long as the K-Pro is implanted. Long-term use of anti-immune steroids elevates the risk for glaucoma, so most patients are also prophylactically prescribed anti-glaucoma drugs. Due to these drawbacks, the Boston K-Pro is mostly used as a last resort salvage option after multiple transplants have failed. The implant is sometimes also used as a bridge to transplant if a donor cornea is not available.
The KeraKlear and Flexicornea technologies are two relatively new product entrants to the European market. The devices are very similar in appearance and in function. Both are constructed of PMMA (as is the Boston K-Pro) and both are implanted and held in place by suture. Because both devices are modelled after the Boston K-Pro, they were both given EU approval. Neither device currently has approval outside the EU. Both KeraKlear and Flexicornea can be implanted without the need of a donor cornea, however, like the K-Pro, they both require the use of contact lens over the top of the implant and lifelong use of antibiotics, and immunosuppressive topical steroids, and anti-glaucoma drugs. Due to these drawbacks, the primary indication for use of both of these devices is for last resort after multiple transplant failure. Both products have been available in Europe for at least three years. Neither product has gained any sizeable market share.
Xenotransplantation
Xenotransplantation refers to the process of grafting or transplanting tissues or organs between different species A number of Chinese companies are currently developing a xeno cornea transplant from pigs. This procedure involves harvesting the cornea from the pig decellularizing it, denaturing it, and then implanting it into a human. In general, xenotransplantation has inferior visual results compared to human donor transplantation. As a result, it is only being pursued in countries where human donor corneas are not readily available.
In addition to inferior visual results, patients who undergo the procedure are required to be on life-long immunosuppressive steroids to prevent rejection due to its nature as a xeno transplant. As with plastic corneas, the long-term use of immunosuppressive steroids increases the risk for developing glaucoma.
Cell Layer Transplant
Cell layer transplant fall in two categories: epithelial (Limbal) or endothelial. Both require a donor source for the cells. Most of the time this source is a donated human cornea. In the case of Limbal cell layer transplant, sometimes the source is the patient’s own contralateral eye.
Limbal cell layer keratoplasty seeks to replace the outermost layer of the cornea called the epithelium. Healthy epithelial cells from a donor cornea or the patient’s contralateral eye are harvested and transplanted onto a diseased eye. These healthy cells multiply and reform the epithelial layer.

Endothelial cell layer transplant is commonly referred to as Endothelial Keratoplasty. It is utilized when only the bottom layer (endothelium) of the cornea is diseased or damaged. First the bottom two layers of the cornea (endothelium and Descemet’s membrane) are stripped away through a corneal incision. Then a circular disc containing the endothelium and Descemet’s membrane is removed from the inner lining of a donor cornea. This thin layer is then transplanted into the recipient eye and attached to the posterior cornea of the recipient.
The primary drawback of both of these techniques is that they require human donor tissue and are only useful when only one of the cornea’s five layers is damaged. There is ongoing research into using cultured cells.
LBI-101 — Soft Tissue Replacement and Reconstruction Competitors
The potential for soft tissue augmentation technology cuts through numerous markets in plastic surgery, dermatology, oral and maxillofacial surgery and general traumatic and reconstructive surgery. LBI-101 can be used in clinical applications where fat grafting is currently used in addition to smaller volume fillers for aesthetic applications. The U.S. market size for these applications is significant with the cosmetic market alone reaching as much as $13 billion annually.16 The tissue filler market for example is over $2 billion17 and includes hyaluronic acid based products such as Juvederm that is sold by Allergan/AbbVie and particle-based fillers such as Sculptra sold by Galderma. Reconstruction applications that have significant markets include lumpectomy/breast reconstruction (137,000 procedures per year), maxillofacial reconstruction (256,000 per year), and laceration repair (386,000 per year).18 Many synthetic breast implants require additional soft tissue reconstruction procedures that include fat grafting and lumpectomies are treated today with fat grafting or synthetic implants.
Biological scaffolds in injectable forms, created from allograft or xenogeneic ECM, are used for wound healing applications as is the case for Matristem sold by Integra (formerly Acell). The only injectable biologic derived from adipose, Renuva, is sold by the Musculoskeletal Tissue Foundation.
LBI-201 — Aureva Pulse Competitors
Treatment for ischemic stroke is currently dominated by two different treatment approaches. The only drug therapy currently approved for the treatment of ischemic stroke is tPA (Genentech). tPA, or tissue plasminogen activator, is a thrombolytic drug that is administered intravenously to break-down the fibrin strands of the blood clot and help restore blood flow in the brain. Whereas tPA has been demonstrated to be effective at dissolving blood clots in the smaller distal arteries of the brain, it is only marginally effective (15-20% of cases) in larger proximal vessels of the brain.19 This is widely believed to be due to the inability of tPA to penetrate deep into the interior of large vessel occlusions to break-down the clot. An alternative surgical approach has been developed called mechanical thrombectomy, in which a catheter is used to surgically remove large vessel occlusions from the brain that are not successfully dissolved using tPA. Whereas this approach is highly effective at removing large, proximal blood vessels occlusions from the brain, this procedure is only performed at a small fraction of hospitals globally due to the need for advanced interventional cath lab facilities and equipment and trained neuro interventionalists to perform the procedure. As a result, there remains a significant treatment gap for large vessel occlusion ischemic stroke patients

16
Databank, IN. (2022). Aesthetic Plastic Surgery National Databank Statistics 2020-2021. Aesthetic Surgery Journal, 42(1), 1–18. https://doi.org/10.1093/asj/sjac116.

17
Global Dermal Facial Fillers Market (2022 to 2027) — Industry Trends, Share, Size, Growth, Opportunity and Forecasts, Research and Markets Report, 2022

18
Plastic Surgery Statistics Report (2020). American Society of Plastic Surgeons.

19
Seners P, Turc G, Naggara O, Henon H, Piotin M, Arquizan C, Cho TH, Narata AP, Lapergue B, Richard S, et al. (2018). Post-Thrombolysis Recanalization in Stroke Referrals for Thrombectomy Tsivgoulis G, Katsanos AH, Schellinger PD, Köhrmann M, Varelas P, Magoufis G, Paciaroni M, Caso V, Alexandrov AW, Gurol E, et al. (2018). Successful Reperfusion with Intravenous Thrombolysis Preceding Mechanical Thrombectomy in Large-Vessel Occlusions. American Heart Association, 49:232-235

that present at community-based hospitals that do not have the ability to perform mechanical thrombectomy. To the best of our knowledge, our LBI-201 AurevaTM Pulse product candidate is the only ischemic stroke therapy under development designed to specifically address this unique treatment gap.
Facilities
Our corporate headquarters is located in Bothell, Washington where Cerevast is also headquartered. Cerevast leases approximately 6,287 square feet of office and research and development laboratory space pursuant to a lease agreement which commenced on November 1, 2018 and expires on February 1, 2024. Cerevast signed the Second Amendment to the lease effective July 12, 2023 which extends the lease 24 months to expire on January 31, 2026. We intend to assume this lease upon completion of the Business Combination.
The laboratories support research, development, acoustic testing and prototype development. We will use these laboratories to perform all non-GMP analytical methods related to formulation characterization and release specifications as well as pilot scale production. We will also utilize our existing laboratory facilities for general engineering and device testing activities.
We anticipate that our current facilities will be sufficient to meet our office and laboratory space needs for the subsequent 12 to 24 months following the completion of the Business Combination.
Human Capital
We are fostering an inclusive, collaborative culture committed to realizing our mission upon completion of the Target Acquisitions and the Business Combination — to become the leading provider of products and services to help people live longer, healthier lives. Our core values include:
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Innovation — We strive to use proven science to develop breakthrough medical therapies that extend and improve the quality of patients’ lives.

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Drive — We are committed to the relentless pursuit of achieving our goals. Always moving forward, we celebrate our successes and learn from our mistakes.

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Integrity and Ethics — We strive to always do the right thing, in an honest, fair, and responsible way.

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Respect — We are committed to demonstrating the utmost respect to our employees, customers, and stakeholders. We respect individual human rights and oppose all kinds and forms of discrimination, whether based on religion, belief, race, ethnicity, nationality, gender, sexual orientation, or physical ability.

Our human capital resource objectives include identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity incentive plan are to attract, retain and reward personnel through the granting of stock-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.
We currently have one full-time employee. Cerevast currently has three full-time employees that will join the Company after completion of the Business Combination. Novokera’s managing member will also join the Company after the completion of the Business Combination.
We anticipate that the number of employees will grow as we scale our research and development and clinical organizational capabilities. In addition, we utilize and will continue to utilize consultants, clinical research organizations and third parties to perform our analytical and test method development, component and sub-assembly design and manufacturing, as well as preclinical studies, clinical studies, manufacturing and certain regulatory functions. We will use consultants and third-party analytical and design houses to complement internal capabilities and will utilize external manufacturing partners that have extensive experience in drug and medical devices and dealing with regulatory bodies to provide API, clinical drug material, components, assemblies and final product. Our suppliers will have ISO 13485 approved quality systems or have been approved for GMP manufacturing of pharmaceutical products.
None of our employees are represented by a labor union or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Government Regulation
We anticipate that our LBI-002 biosynthetic cornea and LBI-201 AurevaTM Pulse product candidates will be regulated as medical devices. We anticipate that our LBI-001 Reflow RVOTM product candidate will be regulated as a drug/device combination product and our LBI-101 soft tissue reconstruction product will be regulated as a biologic.
Medical Device Regulation
United States
Medical devices are subject to extensive and ongoing regulation by the FDA under the Federal Food, Drug, and Cosmetic Act (“FDCA”), and its implementing regulations, as well as other federal, state and local regulatory bodies in the United States and comparable authorities in other countries under other statutes and regulations. The laws and regulations govern, among other things, product design and development, preclinical and clinical testing, safety, efficacy, manufacturing, packaging, labeling, storage, recordkeeping and reporting, premarket clearance or approval, marketing, distribution, promotion, advertising, import and export and post-marketing surveillance. Failure to comply with applicable requirements may subject a device and/or its manufacturer to a variety of administrative or judicial sanctions, such as FDA refusal to approve or clear pending PMA, de novo, or 510(k) applications, withdrawal of an approval or clearance, imposition of a clinical hold, issuance of warning or untitled letters, product recalls, total or partial suspension of production or distribution, fines, refusals of government contracts, disgorgement of profits, import detentions, civil monetary penalties, product seizures, injunctions and civil or criminal investigations and penalties brought by the FDA and the Department of Justice (“DOJ”) or other governmental entities.
FDA’s Approval Requirements
Unless an exemption applies, each medical device commercially distributed in the United States will require either FDA clearance of a 510(k) pre-market notification, approval of a de novo application or approval of a PMA application. We anticipate that our LBI-201 AurevaTM Pulse and LBI-002 biosynthetic cornea product candidates will be regulated as Class III medical devices and will require submission of a PMA application. Further, we anticipate that the LBI-001 Reflow RVOTM product candidate will also require submission of a PMA application, in addition to an NDA.
FDA Premarket Clearance and Approval Requirements
Under the FDCA, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of manufacturing and regulatory control needed to provide reasonable assurance of safety and effectiveness. Class I devices are deemed to be low risk and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the Quality System Regulation (“QSR”), facility registration and product listing, reporting of adverse medical events and truthful and non-misleading labeling, advertising and promotion.
Most Class I devices are classified as exempt from the 510(k) premarket notification requirements and therefore may be commercially distributed without obtaining prior authorization from the FDA. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to provide reasonable assurance of the safety and effectiveness of the device. Special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents. Manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting or implantable devices, devices that utilize new technology, or devices that use advanced technology deemed not substantially equivalent to a legally marketed device, are placed in Class III, generally requiring approval of a PMA application. Some pre-amendment devices are unclassified, but are subject to FDA’s premarket notification and clearance process in order to be commercially distributed.

510(k) Clearance Marketing Pathway
To obtain 510(k) clearance, we must submit to the FDA a premarket notification submission demonstrating that the proposed device is “substantially equivalent” to a predicate device already on the market. A predicate device is a legally marketed device that is not subject to PMA, i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was found substantially equivalent through the 510(k) process. The FDA’s 510(k) clearance process usually takes from three to twelve months, but often takes longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence. In addition, the FDA collects user fees for certain medical device submissions and annual fees for medical device establishments.
If the FDA agrees that the device is substantially equivalent to a predicate device currently on the market, it will grant 510(k) clearance to commercially market the device. If the FDA determines that the device is “not substantially equivalent” to a previously cleared device, the device is automatically designated as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements, or can request a risk-based classification determination for the device in accordance with the “de novo” process, which is a route to market for novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device. If a de novo request is granted, the device may be legally marketed and a new classification is established. If the device is classified as Class II, the device may serve as a predicate for future 510(k) submissions. If the device is not approved through de novo review, then it must go through the standard PMA process for Class III devices.
After a device receives 510(k) marketing clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) clearance or, depending on the modification, PMA approval. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k) or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until 510(k) marketing clearance or PMA approval is obtained. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines or penalties.
PMA Approval Pathway
Class III devices, which may include our LBI-201 AurevaTM Pulse, LBI-002 biosynthetic cornea, and LBI-001 RVO product candidates, require PMA approval before they can be marketed, although some pre-amendment Class III devices for which FDA has not yet required a PMA are cleared through the 510(k) process. The PMA application process is much more demanding than the 510(k) clearance process. A PMA application must be supported by extensive data, including but not limited to technical, preclinical, clinical, and manufacturing data, to demonstrate to the FDA’s satisfaction reasonable evidence of safety and effectiveness of the device. The PMA application must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing and proposed labeling.
After a PMA application is submitted, the FDA has 45 days to determine whether the application is sufficiently complete to permit a substantive review and thus whether the FDA will file the application for review. The FDA has 180 days under the FDCA to complete its review of a filed PMA application, although the review of an application generally occurs over a significantly longer period of time and can take up to several years. During this review period, the FDA may request additional information or clarification of the information already provided.
Also, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. Although the FDA is not bound by the advisory panel’s decision, the panel’s recommendations are important to the FDA’s overall decision-making process. In addition, the FDA will generally conduct a pre-approval inspection of the manufacturing facility to ensure compliance with the QSR. The agency also may inspect one or more clinical sites to assure compliance with FDA’s regulations. PMA devices are also subject to the payment of user fees.

Upon completion of the PMA review, the FDA may: (i) approve the PMA which authorizes commercial marketing with specific prescribing information for one or more indications, which can be more limited than those originally sought; (ii) issue an approvable letter which indicates the FDA’s belief that the PMA is approvable and states what additional information the FDA requires, or the post-approval commitments that must be agreed to prior to approval; (iii) issue a not approvable letter which outlines steps required for approval, but which are typically more onerous than those in an approvable letter, and may require additional clinical studies that are often expensive and time consuming and can delay approval for months or even years; or (iv) deny the application. If the FDA issues an approvable or not approvable letter, the applicant has 180 days to respond.
The FDA will generally approve the new device for commercial distribution if it determines that the data and information in the PMA application constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.
Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness.
De novo Classification
Medical device types that the FDA has not previously classified as Class I, II or III are automatically classified into Class III regardless of the level of risk they pose. To market low to moderate risk medical devices that are automatically placed into Class III due to the absence of a predicate device, a manufacturer may request a de novo down-classification. This procedure allows a manufacturer whose novel device is automatically classified into Class III to request classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. A medical device may be eligible for de novo classification if the manufacturer first submitted a 510(k) premarket notification and received a determination from the FDA that the device was not substantially equivalent or a manufacturer may request de novo classification directly without first submitting a 510(k) premarket notification to the FDA and receiving a not substantially equivalent determination. The FDA is required to classify the device within 120 calendar days following receipt of the de novo application, although in practice, the FDA’s review may take significantly longer. During the pendency of the FDA’s review, the FDA may issue an additional information letter, which places the de novo request on hold and stops the review clock pending receipt of the additional information requested. In the event the de novo requestor does not provide the requested information within 180 calendar days, the FDA will consider the de novo request to be withdrawn. If the manufacturer seeks reclassification into Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. In addition, the FDA may reject the de novo request for classification if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed. In the event the FDA determines the data and information submitted demonstrate that general controls or general and special controls are adequate to provide reasonable assurance of safety and effectiveness, the FDA will grant the de novo request for classification. When the FDA grants a de novo request for classification, the device is granted marketing authorization and further can serve as a predicate for future devices of that type, through a 510(k) premarket notification.
Clinical Studies
Clinical studies are almost always required to support pre-market approval and are sometimes required for 510(k) clearance. All clinical investigations of investigational devices designed to determine safety and effectiveness must be conducted in accordance with the FDA’s IDE regulations, which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical studies. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical study to still proceed under a conditional approval. Acceptance of an IDE for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical studies.
Regardless of the degree of risk presented by the medical device, clinical studies must be approved by, and conducted under the oversight of, an Institutional Review Board (“IRB”), for each clinical study site. An IRB is an appropriately constituted group that has been formally designated to review and monitor medical research involving subjects and which has the authority to approve, require modifications in, or disapprove research to protect the rights, safety and welfare of human research subjects. If an IDE application is approved by the FDA and one or more IRBs, human clinical studies may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the evaluation of the device presents a non-significant risk to the patient, a sponsor may begin the clinical study after obtaining approval for the trial by one or more IRBs without separate approval from the FDA. However, the clinical study must still be conducted in compliance with abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and recordkeeping requirements. During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, recordkeeping, and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, the sponsor, the FDA or the IRB could suspend or terminate a clinical study at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits, or failures to follow applicable regulations.
Sponsors of certain clinical studies of medical devices are required to register with clinicaltrials.gov, a public database of clinical study information. Information related to the device, patient population, phase of investigation, study sites and investigators and other aspects of the clinical study is made public as part of the registration.
Breakthrough Devices Program
Following passage of the 21st Century Cures Act, the FDA implemented the Breakthrough Devices Program, which is a voluntary program offered to manufacturers of certain medical devices and device-led combination products that may provide for more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions. The goal of the program is to provide patients with more timely access to qualifying devices by expediting their development, assessment and review, while preserving the statutory standards for PMA approval, 510(k) clearance and de novo approval. The program is available to medical devices that meet certain eligibility criteria, including that the device provides more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions, and that the device meets one of the following criteria: (i) the device represents a breakthrough technology, (ii) no approved or cleared alternatives exist, (iii) the device offers significant advantages over existing approved or cleared devices, or (iv) the availability of the device is in the best interest of patients. Breakthrough Device designation provides certain benefits to device developers, including more interactive and timely communications with FDA staff, use of post-market data collection, when scientifically appropriate, to facilitate expedited and efficient development and review of the device, opportunities for efficient and flexible clinical study design, and prioritized review of premarket submissions. There is no guarantee that our LBI-002 biosynthetic cornea, LBI-201 AurevaTM Pulse and LBI-001 Reflow RVOTM product candidates would qualify for Breakthrough Device designation.
Post-market Regulation by the FDA
Even after a device receives clearance or approval and is placed on the market, numerous regulatory requirements continue to apply. These include:
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establishment registration and device listing;

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QSR requirements, which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

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labeling regulations, which require that promotion is truthful, not misleading, fairly balanced, provides adequate directions for use, and that all claims are substantiated, and the FDA prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses and other requirements related to promotional activities;

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clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices, or approval of certain modifications to PMA-approved devices;

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medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury, or if their device malfunctioned and the device or a similar device marketed by the manufacturer would be likely to cause or contribute to a death or serious injury if the malfunction were to recur;

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corrections and removal reporting regulations, which require that manufactures report to the FDA field corrections or removals if undertaken to reduce a risk to health posed by a device or to remedy a violation of the FDCA that may present a risk to health;

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complying with federal laws and regulations requiring Unique Device Identifiers on devices and submission of certain information about each device to the FDA’s Global Unique Device Identification Database;

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the FDA’s recall authority, whereby the FDA can order device manufacturers to recall a medical device from the market if the FDA finds that there is a reasonable probability that the device would cause serious, adverse health consequences or death; and

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post-market surveillance regulations, which apply when deemed by the FDA to be necessary to protect the public’s health or to provide additional safety and effectiveness data for the device.

Quality Systems Regulation Requirements
Manufacturing of medical devices must comply with the applicable portions of the QSR, which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation, and servicing of finished devices intended for human use. The QSR requires that each manufacturer establish a quality systems program by which the manufacturer monitors the manufacturing process and maintains records that show compliance with FDA regulations and the manufacturer’s written specifications and procedures relating to the devices. The QSR also requires, among other things, maintenance of records and certain documentation, a device master file, device history file, and complaint files. QSR compliance is necessary to receive and maintain FDA clearance or approval to market new and existing products. Our or our manufacturer’s failure to maintain compliance with the QSR or other applicable regulatory requirements could result in the shut-down of, or restrictions on, manufacturing operations and the recall or seizure of our products. The discovery of previously unknown problems with any of our products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.
The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that a manufacturer has failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:
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warning or untitled letters, FDA Form 483s, It Has Come To Our Attention letters, fines, injunctions, consent decrees and civil penalties;

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customer notifications or repair, replacement, refunds, recall, detention or seizure of our products;

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operating restrictions, partial suspension or total shutdown of production;

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refusals or delays in processing submissions or applications for new products or modifications to existing products;

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refusal to grant export or import approvals for products;

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withdrawing clearances or approvals that have already been granted; and

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criminal prosecution.

European Union
We believe that our LBI-201 AurevaTM Pulse and LBI-002 biosynthetic cornea product candidates would be regulated in the EU as medical devices. We do not currently plan to place our other product candidates on the EU market.
The EU has adopted specific rules regulating, inter alia, the design, manufacture, clinical investigation, conformity assessment, labeling and adverse event reporting for medical devices.
Until May 25, 2021, medical devices were regulated by Council Directive 93/42/EEC and Council Directive 90/385/EEC (the “EU Medical Devices Directives”), which were repealed and replaced by Regulation (EU) No 2017/745 (the “EU Medical Devices Regulation”) on May 26, 2021. If we want to market our medical devices in the EU, they will notably have to comply and be CE marked in accordance with the EU Medical Devices Regulation.
Medical Devices Regulation
The regulatory landscape related to medical devices in the EU recently evolved. The EU Medical Devices Regulation was adopted with the aim of ensuring better protection of public health and patient safety. The EU Medical Devices Regulation establishes a uniform, transparent, predictable and sustainable regulatory framework across the EU for medical devices and ensure a high level of safety and health while supporting innovation. Unlike the EU Medical Devices Directives, the EU Medical Devices Regulation is directly applicable in the EU member states without the need for the member states to implement into national law. This aims at increasing harmonization across the EU.
The EU Medical Devices Regulation became applicable on May 26, 2021. The new Regulation, among other things:

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strengthens the rules on placing devices on the market (e.g., reclassification of certain devices and wider scope than the EU Medical Devices Directives) and reinforces surveillance once they are placed on the market;

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establishes explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

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establishes explicit provisions on importers’ and distributors’ obligations and responsibilities;

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imposes an obligation to identify a person responsible for regulatory compliance who is ultimately responsible for key aspects of compliance with the requirements of the new Regulation;

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improves the traceability of medical devices throughout the supply chain to the end-user or patient through the introduction of a unique identification number, to increase the ability of manufacturers and regulatory authorities to trace specific devices through the supply chain and to facilitate the prompt and efficient recall of medical devices that have been found to present a safety risk;

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sets up a central database (Eudamed) to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

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strengthens rules for the assessment of certain high-risk devices, such as implants, which may have to undergo a clinical evaluation consultation procedure by experts before they are placed on the market.

The EU Medical Devices Regulation requires that before placing a device, other than a custom-made device, on the market, manufacturers (as well as other economic operators such as authorized representatives and importers) must be registered in the electronic system (Eudamed). The information to be submitted by manufacturers (and authorized representatives) also includes the name, address and contact details of the person or persons responsible for regulatory compliance. The new Regulation also requires that before placing a device, other than a custom-made device, on the market, manufacturers must assign a unique identifier to the device and provide it along with other core data to the unique device identifier (“UDI”) database. These new requirements aim at ensuring better identification and traceability of the devices. Each device — and as applicable, each package — will have a UDI composed of two parts: a device identifier (“UDI-DI”) specific to a device, and a production identifier (“UDI-PI”) to identify the unit producing the device. Manufacturers are also notably responsible for entering the necessary data on Eudamed, which includes the UDI database, and for keeping it up to date. The obligations for registration in Eudamed will become applicable at a later date (as Eudamed is not yet fully functional). Until Eudamed is fully functional, which is currently planned for the second quarter of 2024 according to the European Commission the corresponding provisions of the EU Medical Devices Directives continue to apply for the purpose of meeting the obligations laid down in the provisions regarding exchange of information, including, and in particular, information regarding registration of devices and economic operators.
All manufacturers placing medical devices on the market in the EU must comply with the EU medical device vigilance system. Under this system, serious incidents and Field Safety Corrective Actions (“FSCAs”) must be reported to the relevant authorities of the EU member states. These reports will have to be submitted through Eudamed — once functional — and aim to ensure that, in addition to reporting to the relevant authorities of the EU member states, other actors such as the economic operators in the supply chain will also be informed. Until Eudamed is fully functional, serious incidents and ESCAs are reported directly to the relevant authorities of the EU member states. A serious incident is defined as any malfunction or deterioration in the characteristics or performance of a device made available on the market, including use-error due to ergonomic features, as well as any inadequacy in the information supplied by the manufacturer and any undesirable side-effect, which, directly or indirectly, might have led or might lead to the death of a patient or user or of other persons or to a temporary or permanent serious deterioration of a patient’s, user’s or other person’s state of health or a serious public health threat. Manufacturers are required to undertake FSCAs defined as any corrective action for technical or medical reasons to prevent or reduce a risk of a serious incident associated with the use of a medical device that is made available on the market. An FSCA may include the recall, modification, exchange, destruction or retrofitting of the device. FSCAs must be reported to the relevant authorities of the EU member states and communicated by the manufacturer or its legal representative to its customers and/or to the end users of the device through Field Safety Notices.

For similar serious incidents that occur with the same device or device type and for which the root cause has been identified or a FSCA implemented or where the incidents are common and well documented, manufacturers may provide periodic summary reports instead of individual serious incident reports.
The EU Medical Devices Regulation generally requires that manufacturers provide clinical data providing sufficient clinical evidence to demonstrate conformity with relevant general safety and performance requirements set out in Annex I. The level of clinical evidence must be appropriate in view of the characteristics of the device and its intended purpose. For certain high-risk devices, including Class III implantable devices, the devices may be required to undergo a clinical evaluation consultation as part of the conformity assessment. The EU Medical Devices Regulation includes provisions on the conduct of clinical investigations, which are defined as any systematic investigations involving one or more human subjects, undertaken to assess the safety or performance of a device. Once functional, sponsors may apply directly through Eudamed for authorization to conduct clinical investigations in all relevant EU member states. Also once functional, safety reporting in clinical investigations will be submitted through Eudamed. Until then, authorization requests and safety reporting is made directly to the relevant authorities of the EU member states in accordance with national laws and guidance.
Notified bodies are independent organizations designated by EU member states to assess the conformity of devices before being placed on the market. Before placing a medical device on the EU market, the manufacturer must draw up a declaration of conformity, certifying that the device complies with the EU Medical Devices Regulation, and must then affix the CE mark. For medium and high risk devices as well as low risk devices that are placed on the market in sterile condition, have a measuring function, or are reusable surgical instruments, the manufacturer must obtain a CE certificate from a notified body. A notified body would typically audit and examine a product’s technical dossiers and the manufacturers’ quality system (the notified body must presume that quality systems which implement the relevant harmonized standards — which is ISO 13485:2016 for Medical Devices Quality Management Systems — conform to these requirements). If satisfied that the relevant product conforms to the relevant essential requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE mark to the device, which allows the device to be placed on the market throughout the EU.
Throughout the term of the certificate of conformity, the manufacturer will be subject to periodic surveillance audits to verify continued compliance with the applicable requirements. In particular, there will be a new audit by the notified body before it will renew the relevant certificate(s).
The advertising and promotion of medical devices is subject to some general principles set forth in EU legislation. According to the EU Medical Devices Regulation, only devices that are CE-marked may be marketed and advertised in the EU in accordance with their intended purpose. Directive 2006/114/EC concerning misleading and comparative advertising and Directive 2005/29/EC on unfair commercial practices, while not specific to the advertising of medical devices, also apply to the advertising thereof and contain general rules, for example, requiring that advertisements are evidenced, balanced and not misleading. Specific requirements are defined at a national level. EU member states’ laws related to the advertising and promotion of medical devices, which vary between jurisdictions, may limit or restrict the advertising and promotion of products to the general public and may impose limitations on promotional activities with healthcare professionals.
Many EU member states have adopted specific anti-gift statutes that further limit commercial practices for medical devices, in particular vis-à-vis healthcare professionals and organizations. Additionally, there has been a recent trend of increased regulation of payments and transfers of value provided to healthcare professionals or entities and many EU member states have adopted national “Sunshine Acts” which impose reporting and transparency requirements (often on an annual basis), similar to the requirements in the United States, on medical device manufacturers. Certain countries also mandate implementation of commercial compliance programs.
The aforementioned EU rules are generally applicable in the EEA, which consists of the 27 EU Member States plus Norway, Liechtenstein and Iceland.

United Kingdom
In the United Kingdom (“UK”), the medical devices market is regulated by the Medicines and Healthcare products Regulatory Agency (“MHRA”), which performs market surveillance of medical devices on the UK market. Devices are regulated under the Medical Devices Regulations 2002 (“MDR 2002”), which gave effect in UK law to the following EU directives: Directive 90/385/EEC on active implantable medical device; new UK Medical Devices Regulations that will substantially amend the MDR 2002 are expected to come into force on July 1, 2024. Directive 93/42/EEC on medical devices; and Directive 98/79/EC on in vitro diagnostic medical devices.
The UK Conformity Assessed (“UKCA”) marking is a UK product marking used for medical devices being placed on the Great Britain market. It is not recognized in the EU, so these products require a CE marking as well. CE marketed devices will be accepted on the Great Britain market until June 30, 2024. From July 1, 2024, devices placed on the Great Britain market will need to conform to UKCA marketing requirements. Manufacturers based outside the UK wishing to place a device on the UK market, need to establish a UK Responsible Person for the product in the UK. Regarding medical devices placed on the Northern Ireland (“NI”) market, these must comply with the applicable EU legislation in conformity with the Northern Ireland Protocol. As such medical devices placed on the NI market must continue to be CE marked. The UK Government recently reached a new political agreement with the EU, the “Windsor Framework” which may lead to changes to the NI Protocol in the future.
We may need to support clinical and/or regulatory requirements in the UK for our LBI-201 AurevaTM Pulse and LBI-002 biosynthetic cornea product candidate, and potentially others.
Other Regions
Most major markets have different levels of regulatory requirements for medical devices. Modifications to the approved or certified products may require a new regulatory submission in all major markets. The regulatory requirements, and the review time, vary significantly from country to country. Products can also be marketed in other countries that have minimal requirements for medical devices.
Drug-Device Combination Product Regulation
In the United States, products composed of components that would normally be regulated under different types of regulatory authorities, and frequently by different centers at the FDA, are known as combination products. In the case of Reflow RVOTM, if marketed individually, the ultrasound device would be regulated by FDA as a medical device while the microsphere component would be regulated by the FDA as a drug. However, under the FDCA, the FDA is charged with assigning a center with primary jurisdiction, or a lead center, for review of a combination product. The designation of a lead center generally obviates the need for separate approval of each component of a combination product. The determination of which center will be the lead center is based on the “primary mode of action” of the combination product. Thus, if the primary mode of action of a drug/device combination product is attributable to the device product, the FDA center responsible for pre-market review of the device product would have primary jurisdiction for the combination product. A combination product with a medical-device primary mode of action generally would be reviewed and approved pursuant to the medical device approval pathways set forth under the FDCA. In reviewing the marketing application for such a product, however, FDA reviewers in the device center could consult with their counterparts in the drug center to ensure that the drug component of the combination product meets applicable requirements regarding safety and effectiveness. In addition, under FDA regulations, drug/device combination products are subject to cGMP requirements applicable to both drugs and devices, including the QSR applicable to medical devices.
Our Reflow RVOTM treatment incorporates microspheres and ultrasound, or a drug and a device. As a result, it is likely that the regulatory review by FDA may involve the Office of Combination Products. Since the primary mechanism of action is generated through the acoustic energy from ultrasound, we anticipate that the FDA will assign the Center for Devices and Radiological Health as the lead review division for the regulatory submissions. Further, we anticipate that the submission will involve a PMA Application for the medical device.

Drug and Biologics Regulation
In the United States, the FDA regulates drugs and biological products, under the FDCA, and its implementing regulations, and the Public Health Service Act (“PHSA”), and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval may subject an applicant and/or sponsor to a variety of administrative or judicial sanctions, including suspension or termination of clinical trials by the FDA, imposition of a clinical hold, refusal by the FDA to approve pending or supplemental applications, withdrawal of an approval, import/export delays, issuance of warning letters and untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, import detention, injunctions, fines, refusals of government contracts, restitution, disgorgement of profits or civil or criminal investigations and penalties brought by the FDA and the Department of Justice or other governmental entities. The steps required before a drug or biologic product candidate may be approved for marketing in the United States generally include:
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preclinical laboratory tests and animal studies conducted in accordance with FDA’s good laboratory practices, or GLP, regulations;

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manufacturing, labeling and distribution of investigational products in compliance with cGMP;

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the submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials commence and must be updated annually or when significant changes are made;

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approval by an independent institutional review board, or IRB, or ethics committee representing each clinical site before each clinical trial may be initiated;

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adequate and well-controlled human clinical trials to establish the safety, efficacy, purity and/or potency of the product for each proposed indication and conducted in accordance with Good Clinical Practices, or GCP;

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the preparation and submission to the FDA of an NDA or BLA, after completion of all pivotal clinical trials requesting marketing approval for one or more proposed indications;

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FDA acceptance, review and approval of the NDA or BLA for specific indications, which might include an advisory committee review; and

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product, or components thereof, are made to assess compliance with cGMPs and data integrity requirements to assure that the facilities, methods and controls are adequate to preserve the drug or biologic’s identity, safety, efficacy, quality, purity and/or potency, and, in the case of cell-based advanced therapy, to assure compliance with current Good Tissue Practices;

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satisfactory completion of FDA audits of selected clinical investigation sites to assure compliance with cGCP requirements and the integrity of the clinical data;

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payment of user fees under the Prescription Drug User Fee Act for the relevant year; and

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compliance with post-approval requirements, including the potential requirements to implement a Risk Evaluation and Mitigation Strategy, or “REMS”, adverse event and biological product deviation reporting and to complete any post-approval studies.

The testing and approval process typically requires many years and substantial effort and financial resources, and the receipt and timing of any approval is uncertain. The actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease.
Preclinical and Clinical Trials in Support of an NDA or BLA
Before an applicant can begin testing the potential candidate in human subjects, the applicant must first conduct preclinical studies. Preclinical studies generally include laboratory evaluations of product chemistry, formulation, and toxicity, as well as in vitro and animal studies to assess the potential safety and bioactivity of the product candidate for initial testing in humans and to establish a rationale for therapeutic use. Preclinical trials are subject to federal regulations and requirements, including GLP regulations. The results of the preclinical studies, together with manufacturing information and analytical data, among other things, are submitted to the FDA as part of an IND, which must become effective before clinical trials may be commenced.
An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. An IND is an exemption from the FDCA that allows an unapproved drug product to be shipped in interstate commerce for use in an investigational clinical trial. Such authorization must be secured prior to interstate shipment and administration of a drug or biologic that is not the subject of an approved NDA or BLA. In support of a request for an IND, applicants must submit a protocol for each clinical trial. Any subsequent protocol amendments must be submitted to the FDA as part of the IND. The IND will become effective automatically 30 days after receipt by the FDA, unless the FDA raises safety concerns or questions about the conduct of the trials as outlined in the IND prior to that time. In this case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed. If outstanding concerns cannot be resolved, the FDA will place the clinical trial, or a portion of it, on clinical hold. A clinical hold is an order issued by the FDA to the sponsor to delay a proposed clinical investigation or to suspend an ongoing investigation. A partial clinical hold is a delay or suspension of only part of the clinical work requested under the IND. For example, a specific protocol or part of a protocol is not allowed to proceed, while other protocols may do so. No more than 30 days after imposition of a clinical hold or partial clinical hold, the FDA will provide the sponsor a written explanation of the basis for the hold. Following issuance of a clinical hold or partial clinical hold, an investigation may only resume after the FDA has notified the sponsor that the investigation may proceed. The FDA will base that determination on information provided by the sponsor correcting the deficiencies previously cited or otherwise satisfying the FDA that the investigation can proceed. The FDA may also initiate a clinical hold after the 30 days if, for example, significant public health risks arise during the trial, if FDA believes the study is not being conducted in accordance with FDA regulations, or if results from additional preclinical studies are required by the FDA to evaluate the potential risk and benefit to patients for such a trial. Clinical holds may be temporary or permanent.
Clinical trials involve the administration of the product candidate to human subjects under the supervision of qualified investigators in accordance with federal regulations, in compliance with GCP requirements, and in accordance with a protocol submitted to FDA as part of the IND detailing the objectives of the trial, the parameters used to monitor safety, and the effectiveness criteria, if any, to be evaluated. Clinical trial plans and informed consent forms must also be reviewed and approved by an independent IRB at each of the sites at which the trial will be conducted. The IRB will consider, among other things, ethical factors and the safety of human subjects. An IRB may also require the clinical trial to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, if it believes that patients are subject to unacceptable risk or it determines that the trial is unlikely to meet its stated objectives.
Clinical trials to support NDAs and BLAs for marketing approval are typically conducted in three sequential phases prior to approval, but the phases may overlap or be combined. These phases generally include the following:
Phase 1.   Phase 1 clinical trials represent the initial introduction of a product candidate into human subjects. Phase I trials are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans and the side effects associated with increasing doses. These trials may also yield early evidence of effectiveness.
Phase 2.   Phase 2 clinical trials usually involve studies in a limited patient population with a specified disease or condition to (i) evaluate the preliminary efficacy of the product candidate for specific indications, (ii) determine dosage schedule and optimal dosage and (iii) identify possible adverse effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.
Phase 3.   If a product candidate is found to be potentially effective and to have an acceptable safety profile in Phase 2 clinical trials, the clinical trial program will be expanded to Phase 3 clinical trials. In Phase 3 trials, the investigational product is administered to an expanded patient population to further evaluate clinical efficacy, optimal dosage and safety within a larger number of patients, typically at geographically dispersed clinical trial sites. These clinical trials are intended to generate sufficient data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval by the FDA.
Phase 4.   Phase 4 clinical trials may be conducted after approval to gain additional experience from the treatment of patients in the intended therapeutic indication. They may be initiated voluntarily by the company, used to document a clinical benefit in the case of products approved under accelerated approval regulations, requested by the FDA (post-approval commitments) or required by the FDA (post-approval requirements). Failure to promptly conduct any required Phase 4 clinical trials could result in enforcement action or withdrawal of approval.
A Phase 2/3 trial design is often used in the development of pharmaceutical and biological products. The trial includes Phase 2 elements, such as an early interim analysis of safety or activity, and Phase 3 elements, such as larger patient populations with less restrictive enrollment criteria. With appropriate statistical restrictions, an early interim analysis of clinical or physiologic activity and/or safety may provide for the trial to be stopped, changed or continued before a large number of patients have been enrolled, while still allowing all data from enrolled patients to count in the analysis used to support approval.
A pivotal trial is a clinical trial that is designed to meet regulatory requirements to demonstrate a product candidate’s safety, efficacy, purity and/or potency to support the approval of the drug or biologic. Generally, pivotal trials are Phase 3 trials, but the FDA may accept results from any phase clinical trial if the design provides a well-controlled and reliable assessment of clinical benefit, particularly in situations in which there is an unmet medical need and the results are sufficiently robust.
Progress reports detailing the results of clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. In addition, IND safety reports must be submitted to the FDA for any of the following: suspected serious and unexpected adverse reactions; findings from epidemiological studies, pooled analysis of multiple studies, animal or in vitro testing, or other clinical studies, whether or not conducted under an IND, and whether or not conducted by the sponsor, that suggest a significant risk in humans exposed to the product; and any clinically important increase in the rate of a serious suspected adverse reaction over such rate listed in the protocol or investigator brochure.
The FDA, the IRB or the clinical trial sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Additionally, an independent group of qualified experts organized by the clinical trial sponsor, often known as a data safety monitoring board or committee, may oversee some clinical studies. Depending on the trial design, this group may provide recommendations for whether or not a trial may move forward at designated check points based on access to certain data from the trial. We may also suspend or terminate a clinical trial based on evolving business objectives and the competitive climate.
Concurrent with clinical trials, companies often complete additional animal studies, and develop additional information about the chemistry and physical characteristics of the product and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality, safety, efficacy, purity and/or potency of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.
Submission and Review of an NDA or BLA
The results of preclinical studies and clinical trials, together with detailed information on the product’s manufacture, composition, quality, controls and proposed labeling, among other things, are submitted to the FDA in the form of an NDA or BLA, requesting approval to market the product for one or more indications. The cost of preparing and submitting an NDA or BLA is substantial. The application must also be accompanied by a significant user fee payment, which typically increases annually, although waivers may be granted in limited cases. Under an approved NDA or BLA, the applicant is also subject to an annual program fee.
The FDA will initially review the NDA or BLA for completeness before accepting it for filing and the FDA has 60 days from its receipt of an NDA or BLA to determine whether the application will be accepted for filing based on the Agency’s determination that it is adequately organized and sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has substantial discretion and may refuse to file an application and request additional information, in which case the application must be resubmitted with the requested information and review of the application delayed.
With certain exceptions, NDAs and BLAs must include a pediatric assessment, generally based on clinical trial data, of the safety and effectiveness of the drug or biologic in relevant pediatric populations. Under certain circumstances, the FDA may waive or defer the requirement for a pediatric assessment, either at the sponsor’s request or by the agency’s initiative.
Once an NDA or BLA has been accepted for filing, the FDA sets a user fee goal date that informs the applicant of the specific date by which the FDA intends to complete its review. The FDA has agreed to certain performance goals to complete the review of NDAs or BLAs. This is typically ten months from the date that the FDA accepts the NDA or BLA for filing for standard review NDAs and BLAs. Applications classified as Priority Review have a performance goal of six months from the date the FDA accepts the NDA or BLA for filing. An NDA or BLA may be eligible for Priority Review if the FDA determines the drug or biological product is intended to treat a serious condition and, if approved, would provide a significant improvement in safety or effectiveness compared to available therapies. The review process can be extended by FDA requests for additional information or clarification. The FDA reviews NDAs and BLAs to determine, among other things, whether the proposed product is safe, effective, pure and/or potent for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA may also refer applications for novel drug or biological products, or drug or biological products that present difficult questions of safety, efficacy, purity and/or potency, to be reviewed by an advisory committee — typically a panel that includes clinicians, statisticians and other experts — for review, evaluation, and a recommendation as to whether the NDA or BLA should be approved. The FDA is not bound by the recommendation of an advisory committee, but generally follows such recommendations.
Before approving an NDA or BLA, the FDA typically will inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facilities comply with cGMP requirements. Additionally, the FDA will typically inspect one or more clinical trial sites for compliance with GCP and integrity of the data supporting safety and efficacy. In addition, the FDA expects that all data be reliable and accurate and requires sponsors to implement meaningful and effective strategies to manage data integrity risks. Data integrity is an important component of the sponsor’s responsibility to ensure the safety, efficacy and quality of its product or products.
During the approval process, the FDA also will determine whether a REMS is necessary to assure the safe use of the product. If the FDA concludes a REMS is needed, the sponsor of the application must submit a proposed REMS, and the FDA will not approve the application without an approved REMS, if required. A REMS can include medication guides, communication plans for healthcare professionals, and elements to assure a product’s safe use, or ETASU. An ETASU can include, but is not limited to, special training or certification for prescribing or dispensing the product, dispensing the product only under certain circumstances, special monitoring, and the use of patient-specific registries. A REMS can substantially increase the costs of obtaining approval. The FDA could also require a special warning, known as a boxed warning, to be included in the product labeling in order to highlight a particular safety risk. The FDA may delay approval of an NDA or BLA if applicable regulatory criteria are not satisfied and/or the FDA requires additional testing or information. The FDA may require substantial post-marketing testing and surveillance to monitor safety or efficacy of a product.
On the basis of the FDA’s evaluation of the NDA or BLA and accompanying information, including the results of the inspection of the manufacturing facilities, the FDA will issue either an approval of the

NDA or BLA or a Complete Response Letter (“CRL”), detailing the deficiencies in the submission and the additional testing or information required for reconsideration of the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA or BLA, the FDA will issue an approval letter. An approval letter authorizes commercial marketing and distribution of the drug or biologic with specific prescribing information for specific indications. Even with submission of this additional information, the FDA may ultimately decide that the application does not satisfy the regulatory criteria for approval.
Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing. Changes to some of the conditions established in an approved NDA or BLA, including changes in indications, product labeling, and manufacturing processes or facilities, require submission and FDA approval of a new NDA or BLA or an NDA or BLA supplement before the change can be implemented. An NDA or BLA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA and BLA supplements as it does in reviewing NDAs and BLAs.
Expedited Review, Accelerated Approval Programs, and Breakthrough Therapy Designation
A sponsor may seek approval of its drug candidate under programs designed to accelerate FDA’s review and approval of NDAs and BLAs. For example, the FDA may grant Fast Track Designation to a drug intended for treatment of a serious condition that has potential to address unmet medical needs for the condition. The key benefits of fast track designation are actions to expedite development and review and rolling review (submission of portions of an application before the complete marketing application is submitted). Under the accelerated approval program, the FDA may approve an NDA or BLA for products that treat a serious condition, generally provide a meaningful advantage over available therapies and demonstrate an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit. The FDA generally requires post-marketing studies or completion of ongoing studies after marketing authorization to verify the product’s clinical benefit in relationship to the surrogate endpoint or ultimate outcome in relationship to the clinical benefit.
Based on results of the Phase 3 clinical trials or trials submitted in an NDA or BLA, upon the request of an applicant, the FDA may grant the NDA or BLA a priority review designation, which sets the target date for FDA action on the application at six months after the FDA accepts the application for filing. The FDA grants priority review where there is evidence that the proposed drug would be a significant improvement in the safety or effectiveness of the treatment, diagnosis or prevention of a serious condition. If the criteria for priority review are not met, the application is subject to the standard FDA review period of ten months after FDA accepts the application for filing. Priority review designation does not change the scientific/medical standard for approval or the quality of evidence necessary to support approval.
In addition, a sponsor may seek FDA designation of its product candidate as a breakthrough therapy if the product can, alone or in combination with one or more other products, treat a serious or life threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. A breakthrough therapy designation allows companies to work earlier, more closely, and frequently with the FDA, and they may be eligible for priority review and accelerated approval. The sponsor of a new drug or biologic product candidate may request that the FDA designate the candidate for a specific indication as a Breakthrough Therapy concurrent with, or after, the submission of the IND for the drug or biologic product candidate. The FDA must determine if the drug or biological product qualifies for Breakthrough Therapy designation within 60 days of receipt of the sponsor’s request.
Special Protocol Assessment
A company may reach an agreement with the FDA under the SPA process as to the required design and size of clinical trials intended to form the primary basis of an efficacy claim. Under the FDCA and FDA guidance implementing the statutory requirement, an SPA is generally binding upon the FDA except in limited circumstances, such as if the FDA product office identifies a substantial scientific issue essential to determining safety or efficacy after the clinical trial begins, public health concerns emerge that were unrecognized at the time of the protocol assessment, the sponsor and the FDA agree to the change in writing, or if the clinical trial sponsor fails to follow the protocol that was agreed upon with the FDA.
Regenerative Medicine Advanced Therapies and Priority Medicine Designation
Cell-based advanced therapies intended to treat, modify, reverse or cure a serious medical condition can receive RMAT designation from the FDA once preliminary clinical evidence has been obtained demonstrating the therapy has the potential to address unmet medical needs for the condition. Similar to breakthrough therapy designation, the RMAT allows companies developing regenerative medicine therapies to work earlier, more closely, and frequently with the FDA, and RMAT-designated products may be eligible for priority review and accelerated approval. Interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. The timing of a sponsor’s request for designation and FDA response are the same as for the breakthrough therapy designation program. Like the other expedited development programs previously mentioned, RMAT designation does not change the scientific or medical standard for approval or the quality of evidence necessary to support approval.
Disclosure of Clinical Trial Information
Sponsors of clinical trials of FDA-regulated products, including drug and biological products, are required to register and disclose certain clinical trial information on the website www.clinicaltrials.gov. Information related to the product, patient population, phase of investigation, trial sites and investigators, and other aspects of a clinical trial are then made public as part of the registration. Sponsors are also obligated to disclose the results of their clinical trials after completion. Disclosure of the results of clinical trials can be delayed in certain circumstances if the responsible party submits a certification stating that the sponsor intends to continue with product development and either is seeking, or may at a future date seek, initial approval, licensure, or clearance for the studied product. Competitors may use this publicly available information to gain knowledge regarding the progress of clinical development programs as well as clinical trial design.
Additional Controls for Biologics
To help reduce the increased risk of the introduction of adventitious agents and because of the complexity of manufacturing and characterizing a biologic, the PHSA emphasizes the importance of manufacturing controls for products. The PHSA also provides authority to the FDA to immediately suspend biologics licenses in situations where there exists a danger to public health.
After a BLA is approved, the product may also be subject to official lot release as a condition of approval. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the lot manufacturing history and the results of all of the manufacturer’s tests performed on the lot. The FDA may also perform certain confirmatory tests on lots of some products, such as viral vaccines, before allowing the manufacturer to release the lots for distribution. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity and potency of biological products. As with drugs, after approval of a BLA, biologics manufacturers must address any safety issues that arise, are subject to recalls or a halt in manufacturing, and are subject to periodic inspection after approval.
Post-Approval Requirements
Approved drugs and biologics that are manufactured or distributed in the United States pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, reporting of certain deviations and adverse experiences, product sampling and distribution, and advertising and promotion, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. Drugs and biologics may be marketed only for the approved indications and in a manner consistent with the provisions of the approved labeling and reporting of adverse experiences with the product.
The FDA may impose a number of post-approval requirements as a condition of approval of an NDA or BLA. For example, the FDA may require post-marketing testing, including Phase 4 clinical trials, and surveillance programs to further assess and monitor the product’s safety, efficacy, purity and/or potency after commercialization or the FDA may place conditions on an approval that could restrict the distribution or use of the product. The FDA may also require a REMS, which could involve requirements for, among other things, medication guides, special trainings for prescribers and dispensers, patient registries and elements to assure safe use.
In addition, entities involved in the manufacture and distribution of approved drugs or biologics are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP requirements. The FDA has promulgated specific cGMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP requirements and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance.
Once an approval is granted, the FDA may issue enforcement letters or withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Corrective action could delay product distribution and require significant time and financial expenditures. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical trials to assess new safety risks or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:
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restrictions on the marketing or manufacturing of the product, suspension of the approval, complete withdrawal of the product from the market or product recalls;

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fines, warning or untitled letters or holds on post-approval clinical trials;

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refusal of the FDA to approve applications or supplements to approved applications, or suspension or revocation of product approvals;

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product seizure or detention, refusal to permit the import or export of products or Import Alert; or

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permanent injunctions and consent decrees, including the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs and biological products may be promoted only for the approved indications and in accordance with the provisions of the approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities.
Foreign Regulation
In order to market any product outside of the United States, we would need to comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we would need to obtain the necessary approvals by the comparable foreign regulatory authorities before we can commence clinical trials or marketing of the product in foreign countries and jurisdictions. Although many of the issues discussed above with respect to the United States apply similarly in the context of the European Union and other geographies, the approval process varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.
Coverage, Reimbursement and Pricing
Our ability to successfully commercialize any product will depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state, and foreign government healthcare programs, commercial insurance, and managed healthcare organizations, and the level of reimbursement for such product by third-party payors. Significant uncertainty exists as to the coverage and reimbursement status of any products for which we may obtain regulatory approval. No uniform policy for coverage and reimbursement exists in the United States. Though we expect that our products may be covered under Medicare, and third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies, payors have their own methods and approval processes apart from Medicare determinations. Therefore, the availability and scope of coverage, as well as reimbursement rates, can vary significantly from payor to payor. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the reimbursement rate that the payor will pay for the product. Third-party payors may limit coverage to specific products on an approved list, or formulary, which might not include all of the FDA-approved products for a particular indication and which might not include one or more of our product candidates. Moreover, a third-party payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. For example, the payor’s reimbursement payment rate may not be adequate or may require co-payments that patients find unacceptably high. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Further, some third-party payors may require pre-approval of coverage for new or innovative devices or drug therapies before they provide reimbursement for use of such therapies.
Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of products and services, in addition to their safety and efficacy. To obtain coverage and reimbursement for any product that might be approved for sale, we may need to conduct expensive pharmaco-economic studies to demonstrate the medical necessity and cost-effectiveness of our product. These studies will be in addition to the studies required to obtain regulatory approvals. If third-party payors do not consider a product to be cost-effective compared to other available therapies, they may not cover the product after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its products at a profit. Thus, obtaining and maintaining reimbursement status is time-consuming and costly.
The U.S. and foreign governments regularly consider reform measures that affect healthcare coverage and costs. Government authorities and third-party payors are developing increasingly sophisticated methods of cost containment, including price controls, restrictions on coverage and reimbursement, and requirements for substitution of less expensive products and procedures. Government and other third-party payors are increasingly challenging the prices charged for health care products and procedures, examining the cost effectiveness of procedures, and the products used in such procedures, in addition to their safety and efficacy, and limiting or attempting to limit both coverage and the level of reimbursement.
There may also be significant delays in obtaining coverage and reimbursement for newly approved products, and coverage may be more limited than the purposes for which the product is approved by the FDA. Moreover, eligibility for coverage and reimbursement does not imply that a product, or the procedures which utilize such product, will be paid for in all cases or at a rate which the health care providers who purchase those products will find cost effective. Additionally, we expect pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, and additional legislative changes.
We cannot be sure that coverage and reimbursement will be available for any product that we commercialize, or the procedures which utilize such products, and, if reimbursement is available, what the level of reimbursement will be. Coverage and reimbursement may impact the demand for, or the price of, any product for which we obtain marketing approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not successfully commercialize any product for which we obtain marketing approval.
In addition, the focus on cost containment measures, particularly in the United States, has increased and we expect will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if we attain favorable coverage and reimbursement status for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
EU Coverage Reimbursement and Pricing
In the EU, pricing and reimbursement schemes vary widely from country to country. In the EU, governments influence the price of medical devices products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some EU member states provide that drug products may be marketed only after a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials in order to compare the cost effectiveness of a particular product candidate to currently available treatments. Other EU member states may allow companies to fix their own prices for medical devices but monitor and control company profits. The downward pressure on health care costs has become intense. As a result, increasingly high barriers are being erected to the entry of new products.
In December 2021, Regulation (EU) 2021/2282 on health technology (“HTA”), or HTA Regulation, was adopted. The HTA Regulation will apply to medical devices as from January 2030. It particularly replaces the current system based on the voluntary network of national authorities, and the new framework covers joint clinical assessments, joint scientific consultations, the identification of emerging health technologies, and voluntary cooperation for the national authorities. The HTA Regulation aims to provide a transparent and inclusive framework for health technology assessments in the EU, and it will help EU member states determine the effectiveness and value of new treatments and decide on pricing and reimbursement by health insurers or health systems.
Healthcare Laws and Regulations
Physicians, other healthcare providers, and third-party payors will play a primary role in recommending, ordering, and/or prescribing any product candidates for which we obtain marketing approval. Our arrangements with healthcare professionals, principal investigators, consultants, customers, third-party payors, and others who purchase, recommend or prescribe our approved products, and our proposed sales, marketing, distribution and education programs are and will be subject to various federal, state and foreign healthcare fraud and abuse laws and other healthcare laws and regulations. The U.S. federal and state healthcare laws and regulations that impact our activities and operations include, without limitation, the following:
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the federal Anti-Kickback Statute, a criminal law, which prohibits persons from, among other things, knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federally funded healthcare programs, such as Medicare and Medicaid. The term “remuneration” has been broadly interpreted to include anything of value. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Violations of the federal Anti-Kickback Statute are punishable by imprisonment for up to ten years and statutory fines of up to $100,000. Additional criminal fines can be imposed under federal U.S. criminal procedure laws. Civil penalties include statutory amounts of up to $100,000 (adjusted for inflation) per violation, assessments of up to three times the total payments between the parties to the arrangement, and exclusion from participation in the federal healthcare programs or suspension from future participation in Medicare and Medicaid. Further, violation of the federal Anti-Kickback Statute can also form the basis for False Claims Act liability (discussed below). Although there are a number of statutory exceptions and regulatory safe harbors to the federal Anti-Kickback Statute protecting certain common business arrangements and activities from prosecution or regulatory sanctions, the exceptions and safe harbors are drawn narrowly, and practices that involve remuneration to those who prescribe, purchase, or recommend pharmaceutical and biological products, may be subject to scrutiny if they do not fit squarely within an exception or safe harbor;
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the federal civil False Claims Act, which may be enforced through civil whistleblower or qui tam actions and imposes significant civil penalties, treble damages and potential exclusion from federal healthcare programs against individuals or entities for, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or for making a false record or statement material to an obligation to pay the federal government or for knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the federal government. Further, a violation of the federal Anti-Kickback Statute can serve as a basis for liability under the federal civil False Claims Act. Manufacturers can be held liable under the FCA even though, in most cases, they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. FCA liability is potentially significant in the healthcare industry because the statute provides for treble damages and significant mandatory penalties per false or fraudulent claim or statement for violations. Such per-claim penalties are currently set at $13,508 to $27,018 per false claim or statement for penalties assessed after January 30, 2023, with respect to violations occurring after November 2, 2015. Criminal penalties, including imprisonment and criminal fines, are also possible for making or presenting a false, fictitious or fraudulent claim to the federal government. There is also the federal Criminal False Claims Act, which is similar to the federal Civil False Claims Act and imposes criminal liability on those that make or present a false, fictitious or fraudulent claim to the federal government;

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the federal Civil Monetary Penalties Law, which authorizes the imposition of substantial civil monetary penalties against an entity that engages in activities including, among others: (1) knowingly presenting, or causing to be presented, a claim for services not provided as claimed or that is otherwise false or fraudulent in any way; (2) arranging for or contracting with an individual or entity that is excluded from participation in federal health care programs to provide items or services reimbursable by a federal health care program; (3) violations of the federal Anti-Kickback Statute; or (4) failing to report and return a known overpayment;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which creates federal criminal laws that prohibit, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program or obtain by means of false or fraudulent pretenses, representations or promises any money or property owned by or under the control of any healthcare benefit program in connection with the delivery of or payment for healthcare benefits, items, or services;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 and its implementing regulations, which imposes certain obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information without the appropriate authorization by entities subject to the law, such as certain healthcare providers, health plans and healthcare clearinghouses and their respective business associates who use, disclose, store or otherwise process HIPAA-protected health information on their behalf;

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the federal Physician Payment Sunshine Act, which requires, among other things, applicable manufacturers of covered drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, to annually track and report payments and other transfers of value provided to U.S.-licensed physicians, physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, anesthesiologist assistants and certified nurse-midwives, and U.S. teaching hospitals, as well as track and report certain ownership and investment interests held in the manufacturer by physicians and their immediate families;

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analogous state laws and regulations, such as state anti-kickback and false claims laws, that impose similar restrictions as their federal counterparts and may apply to our business practices, including sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers;

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state laws that require pharmaceutical companies to implement compliance programs, comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or to track and report gifts, compensation and other remuneration provided to physicians and other health care providers;

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state laws that require disclosures related to state agencies and/or commercial purchasers with respect to certain price increases that exceed a certain level as identified in the relevant statutes;

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state and local laws requiring the registration of pharmaceutical sales representatives;

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state health information privacy and data breach notification laws, which govern the collection, use, disclosure and protection of health-related and other personal information, many of which differ from each other in significant ways and often are not pre-empted by HIPAA, thus complicating compliance efforts; and

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state unfair and deceptive trade practices statutes, pursuant to which significant statutory fines and penalties can be imposed against pharmaceutical companies alleged to have engaged in consumer fraud.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial resources and costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion of product candidates from government-funded healthcare programs, such as Medicare and Medicaid, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of our operations. If any physicians or other healthcare providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may also be subject to criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action for an alleged or suspected violation can cause us to incur significant legal expenses and divert management’s attention from the operation of the business, even if such action is successfully defended.
Healthcare Reform
The legislative landscape in the United States continues to evolve. There have been a number of legislative and regulatory changes to the healthcare system that could affect the future results of our operations. In particular, there have been and continue to be a number of initiatives at the United States at the federal and state levels that seek to reduce healthcare costs. For example, in March 2010, The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “ACA”) was enacted in the United States, which made a number of substantial changes in the way healthcare is financed by both governmental and private insurers. Among other ways in which it may affect our business, the ACA established a new Patient-Centered Outcomes Research Institute to oversee and identify priorities in comparative clinical effectiveness research in an effort to coordinate and develop such research; implemented payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other healthcare providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models; implemented the federal Physician Payment Sunshine Act; and expanded the eligibility criteria and rebates for Medicaid programs.
The ACA and certain of its provisions have been subject to judicial challenges as well as legislative and regulatory efforts to repeal or replace them or to alter their interpretation or implementation. For example, the Tax Cuts and Jobs Act (“TCJA”), among other things, included a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment, or penalty, imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Further, the Bipartisan Budget Act of 2018, among other things, amended the ACA, effective January 1, 2019, to increase from 50% to 70% the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and to close the coverage gap in most

Medicare drug plans, commonly referred to as the “donut hole.” Under the Inflation Reduction Act of 2022 (“IRA”), this coverage gap discount program will be eliminated beginning January 1, 2025. Manufacturers will then be required to pay 10% of the negotiated price of brands, biologics and biosimilar products when Medicare Part D beneficiaries are in the initial coverage phase, and 20% of the negotiated price during the catastrophic phase of Medicare Part D coverage. Additionally, the Further Consolidated Appropriations Act of 2020, signed into law December 20, 2019, fully repealed the ACA’s “Cadillac Tax” on certain high-cost employer-sponsored insurance plans (for tax years beginning after December 31, 2019), the annual fee imposed on certain health insurance providers based on market share (for calendar year 2021), and the medical device excise tax on non-exempt medical devices. There have also been numerous judicial challenges to the ACA, and in June 2021, the Supreme Court dismissed a lawsuit challenging the constitutionality of certain aspects of the ACA without ruling on the merits of the constitutionality arguments.
In addition, other federal health reform measures have been proposed and adopted in the United States since the ACA was enacted to reduce healthcare expenditures. These changes include the Budget Control Act of 2011, which, among other things, led to aggregate reductions of Medicare payments to providers of up to 2% per fiscal year that started in 2013 and, due to subsequent statutory amendments, will remain in effect into 2031 unless additional Congressional action is taken, with the exception of a temporary suspension from May 1, 2020 through July 1, 2022 due to the COVID-19 pandemic. Following the end of the temporary suspension, the law provided for 1% Medicare sequestration in the second quarter of 2022, with the full 2% sequestration going into effect thereafter until 2031. To offset the temporary suspension during the COVID-19 pandemic, in 2030, the sequestration will be 2.25% for the first half of the year, and 3% in the second half of the year. The American Taxpayer Relief Act of 2012 made other changes, including the reduction of Medicare payments to several types of providers and an increase in the statute of limitations period for the government to recover overpayments to providers from three to five years. In August 2022, President Biden signed into law the IRA, which implements substantial changes to the Medicare program, including drug pricing reforms and changes to the Medicare Part D benefit design. Among other reforms, the Inflation Reduction Act of 2022 imposes inflation rebates on drug and biological product manufacturers for products reimbursed under Medicare Parts B and D if the prices of those products increase faster than inflation beginning in 2023; implements changes to the Medicare Part D benefit that, beginning in 2025, will cap benefit annual out-of-pocket spending at $2,000, with new discount obligations for pharmaceutical manufacturers; and, beginning in 2026, establishes a “maximum fair price” for a fixed number of pharmaceutical and biological products covered under Medicare Parts B and D following a price negotiation process with the Centers for Medicare and Medicaid Services.
On October 14, 2022, President Biden issued an Executive Order on Lowering Prescription Drug Costs for Americans, which instructed the Secretary of the Department of Health and Human Services to consider whether to select for testing by the CMS Innovation Center new health care payment and delivery models that would lower drug costs and promote access to innovative drug therapies for beneficiaries enrolled in the Medicare and Medicaid programs. On February 14, 2023, the Department of Health and Human Services issued a report in response to the October 14, 2022, Executive Order, which, among other things, selects three potential drug affordability and accessibility models to be tested by the CMS Innovation Center. Specifically, the report addresses: (1) a model that would allow Part D Sponsors to establish a “high-value drug list” setting the maximum co-payment amount for certain common generic drugs at $2; (2) a Medicaid-focused model that would establish a partnership between CMS, manufacturers, and state Medicaid agencies that would result in multi-state outcomes-based agreements for certain cell and gene therapy drugs; and (3) a model that would adjust Medicare Part B payment amounts for Accelerated Approval Program drugs to advance the developments of novel treatments. It remains to be seen how these drug pricing initiatives will affect the broader pharmaceutical industry. If federal spending is further reduced, anticipated budgetary shortfalls may also impact the ability of relevant agencies, such as the FDA or the NIH to continue to function at current levels. Amounts allocated to federal grants and contracts may be reduced or eliminated. These reductions may also impact the ability of relevant agencies to timely review and approve research and development, manufacturing, and marketing activities which may delay our ability to develop, market and sell any products we may develop. At the state level, individual states in the United States have also become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement limitations, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. These measures could reduce the ultimate demand for our products, once approved, or put pressure on our product pricing.
Additional Regulation
In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservation and Recovery Act and the Toxic Substances Control Act, affect our business. These and other laws govern the use, handling and disposal of various biologic, chemical and radioactive substances used in, and wastes generated by, operations. If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and governmental fines. Equivalent laws have been adopted in foreign countries that impose similar obligations.
Anti-Corruption Laws
The Foreign Corrupt Practices Act, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. §201, the U.S. Travel Act, the USA PATRIOT Act, and possibly other state and national anti-bribery and anti-money laundering laws in countries in which we conduct activities. These anti-corruption laws prohibit any U.S. individual or business from paying, offering or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. This could become relevant in the conduct of international clinical trials where the sites for such trials may be a government-owned hospital. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. Activities that violate the FCPA, even if they occur wholly outside the United States, can result in criminal and civil fines, imprisonment, disgorgement, oversight and debarment from government contracts.
Foreign Regulation
In addition to regulations in the U.S., we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products to the extent we choose to develop or sell any products outside of the U.S. The approval process varies from country to country and the time may be longer or shorter than that required to obtain FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.
Legal Proceedings
We are not currently party to or aware of being subject to any material legal proceedings. We may from time to time become a party of various legal proceedings arising in the ordinary course of our business, which could have a material adverse effect on our business, financial condition or results of operations. Regardless of outcome, litigation could impact our business due to defense and settlement costs, diversion of management resources and other factors.
Corporate Information
We were incorporated under the laws of the State of Delaware on October 26, 2021. Our principal executive offices are located at 12100 NE 195th St, Suite 150, Bothell, WA 98011. Our telephone number is (425) 748-7529, and our website can be found at https://www.longevitybiomedical.com.

LONGEVITY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
In this section, unless the context otherwise requires, references to “the Company,” “Longevity,” “we,” “us” and “our” are intended to mean the business and operations of Longevity. Additional terms used by Longevity are defined in the Glossary and in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.
The following discussion and analysis should be read in conjunction with the financial statements and related notes of Longevity included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting Longevity’s current expectations, estimates and assumptions concerning events and financial trends that may affect Longevity’s future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
Overview
We were formed in October 2021 to pursue the acquisition of development stage companies in the medical technology and life sciences industries (the “Acquisition Transactions”) and to merge the combined entity with a blank-check special purpose acquisition company (the “Business Combination”). Upon consummation of the Acquisition Transactions and closing of the Business Combination, we will be building a fully integrated biopharmaceutical company focused on the advancement of new technologies across therapeutics, monitoring and digital health that aim to restore tissue form and function for increasing health span.
Promissory Notes
The Company has received debt financing to support its operations to date. Please see Note 5 to the Company’s audited financial statements included elsewhere in this proxy statement/prospectus for more information.
On January 10, 2023, the Company issued a $150,000 promissory note to FutureTech Partners LLC (“FutureTech Partners”), which was subsequently assigned to FutureTech Capital LLC (“FutureTech Capital”). The promissory note is non-interest bearing and matures on July 10, 2023.
On January 18, 2023, the July 18, 2022 promissory note previously issued to FutureTech Partners matured without repayment. FutureTech has made no demand for repayment.
On February 1, 2023, the Company issued a $400,000 promissory note to FutureTech Partners, which was subsequently assigned to FutureTech Capital. The promissory note is non-interest bearing and matures on August 1, 2023.
On March 1, 2023, the Company issued a $200,000 promissory note to FutureTech Partners, which was subsequently assigned to FutureTech Capital. The promissory note is non-interest bearing and matures on September 1, 2023.
On March 28, 2023, the Company issued a $200,000 promissory note to FutureTech Partners, which was subsequently assigned to FutureTech Capital. The promissory note is non-interest bearing and matures on September 28, 2023.
On May 18, 2023, the Company issued a $250,000 promissory note to FutureTech Partners, which was subsequently assigned to FutureTech Capital. The promissory note is non-interest bearing and matures on November 18, 2023.
On June 14, 2023, the Company issued a $200,000 promissory note to FutureTech Partners, which was subsequently assigned to FutureTech Capital. The promissory note is non-interest bearing and matures on December 14, 2023.

On July 14, 2023, the Company issued a $200,000 promissory note to FutureTech Partners, which was subsequently assigned to FutureTech Capital. The promissory note is non-interest bearing and matures on January 14, 2024.
On August 7, 2023, the Company issued a $350,000 promissory note to FutureTech Partners, which was subsequently assigned to FutureTech Capital. The promissory note is non-interest bearing and matures on Februay 7, 2024.
On Sepetember 8, 2023, the Company issued a $200,000 promissory note to FutureTech Partners, which was subsequently assigned to FutureTech Capital. The promissory note is non-interest bearing and matures on March 8, 2024.
On October 3, 2023, the Company issued $200,000 promissory note to FutureTech Partners, which was subsequently assigned to FutureTech Capital. The promissory note is non-interest bearing and matures on April 3, 2024.
On November 6, 2023, the Company issued $200,000 promissory note to FutureTech Partners, which was subsequently assigned to FutureTech Capital. The promissory note is non-interest bearing and matures on May 6, 2024.
On January 25, 2023, the Company entered into an Assignment, Assumption and Note Conversion Agreement with FutureTech Partners and FutureTech Capital whereby FutureTech Partners agreed to assign to FutureTech Capital all promissory notes outstanding and to be issued. In addition, the parties agreed that the promissory notes will convert into shares of Company Common Stock upon written notice from the Company but in any event immediately prior to closing of the Acquisition Transactions described below. The number of shares of Company Common Stock into which the promissory notes will convert will be calculated as follows: (i) in exchange for the first $2.0 million of principal amount of promissory notes outstanding, that number of shares of Company Common Stock equal to 11% of the total number of shares of Company Common Stock to be outstanding immediately prior to the merger, plus (ii) in exchange for each additional $1.28 million of principal amount of promissory notes outstanding, that number of shares of Company Common Stock equal to an additional 1% of Company common stock outstanding.
Contribution and Exchange Agreements
On August 7, 2022, we entered into Contribution and Exchange Agreements (“C&E Agreements”) with each of Aegeria Soft Tissue LLC, Cerevast Medical, Inc. and Novokera LLC (collectively the “Target Companies”) and each of their respective shareholders or members.
Under the C&E Agreements the owners of each of the Target Companies will exchange their shares in the Target Company for shares of Longevity with the ownership immediately after closing the transaction to be 30.16% to Aegeria, 45.21% to Cerevast, 13.63% to Novokera and 11% to FutureTech, which may be adjusted based on whether and to what extent FutureTech provides additional working capital to Longevity prior to the closing. The agreement also created an advisory board consisting of members from each of the Target Companies and FutureTech to advise and assist with the transaction. In addition, the C&E Agreements contain customary representations and warranties. The C&E Agreement may be terminated upon mutual written consent of the parties, if the closing conditions are not satisfied or waived by March 31, 2023 (outside date) or if there is a material breach of contract.
On January 25, 2023, the C&E Agreements were amended to, among other things, finalize certain key provisions of the Acquisition Transactions. The consummation of the Acquisition Transactions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering and closing of an approved Business Combination, which is conditioned upon closing of an approved deSPAC transaction with a valuation of not less than $128 million and minimum cash at closing of $30 million. In addition, the outside date, or date in which the C&E Agreements may be terminated if the closing conditions are not mutually satisfied or waived by the parties, was extended until the nine-month anniversary of the date of the amendment, or October 25, 2023.
On June 26, 2023 the C&E Agreements were further amended to revise the definition of an Approved deSPAC Transaction to have a lock-up of 180 days for directors, officers and 5% or greater stockholders of the post-transaction company.

On August 29, 2023, the C&E Agreements were further amended to remove the $30 million minimum cash at closing condition.
Business Combination
On January 25, 2023, we entered into a Merger Agreement, by and among Denali, Holdco, Denali Merger Sub, Longevity Merger Sub, and Bradford A. Zakes, solely in the capacity as a Seller. Pursuant to the Merger Agreement, the parties thereto will enter into a Business Combination and Transactions, pursuant to which, among other things, (i) Denali Merger Sub will merge with and into Denali, with Denali as the surviving entity of the Denali Merger and (ii) Longevity Merger Sub will merge with and into the Company, with the Company as the surviving company of the Longevity Merger. Following the Mergers, each of the Target Companies will be wholly owned subsidiaries of the Company, each of Denali and the Company will be a subsidiary of Holdco, and Holdco will become a publicly traded company.
The Closing is expected to take place three business days following the satisfaction or waiver of the closing conditions. The aggregate consideration to be paid to the holders of Company Common Stock at the Closing will consist of a number of shares of Holdco common stock equal to (a) (i) $128,000,000 minus (ii) the value of each outstanding option (whether vested or unvested) and warrant to purchase Company Common Stock that is converted into a new Holdco option or warrant, as applicable, in accordance with the Merger Agreement, divided by (b) $10.00.
On August 29, 2023, Longevity signed a waiver to waive the minimum cash of $30 million closing condition.
On November 17, 2023, the Company agreed to waive the Closing condition in the Merger Agreement that provided that after giving effect to the Redemption and the PIPE Investment, Holdco shall have net tangible assets of at least $5,000,001.
Please see the section titled “Shareholder Proposal No. 2 — The Merger Proposal” for more information about the Merger Agreement.
Components of Operating Results
We have neither engaged in any operations nor generated any operating revenues to date. Our only activities to date have been organizational activities and activities in connection with negotiating and executing the C&E Agreements, and preparing for the closing of the Target Acquisitions and the Business Combination. We do not expect to generate any operating revenues until successful approval of acquired product candidates.
General and Administrative Expenses
General and administrative expenses consist primarily of professional fees for legal, accounting, audit, tax, investor and public relations costs and consulting services as well as administrative staff payroll.
We expect that our general and administrative expenses will increase in the future as we hire additional general and administrative personnel. We also expect to incur increased expenses associated with being a public company, including costs of accounting, audit, legal, regulatory and tax compliance services and director and officer insurance.
Critical Accounting Policies
Our financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”). The preparation of our financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during a reporting period. Actual results could differ from estimates.
Due to lack of operations, Longevity does not currently have any critical accounting policies.

Results of Operations
Comparison of the nine months ended September 30, 2023 and 2022
The following table presents our statements of operations for the periods indicated:
	Nine Months Ended September 30,
	2023	2022	% Change
Operating expenses:
General and administrative	$2,162,723	$1,450,164	49.1%
Total operating expenses	2,162,723	1,450,164
Loss from operations	(2,162,723)	(1,450,164)
Total other expense	6,201,403	—
Net loss	$(8,364,126)	$(1,450,164)
General and Administrative
General and administrative expenses increased from $1.5 million for the nine months ended September 30, 2022 to $2.2 million for the nine months ended September 30, 2023. This increase of 49.1% is related to an increase of $0.8 million related to the management services fees paid to Cerevast Medical, Inc. pursuant to a management services agreement that was not signed until May of 2022, an increase of $0.2 million in salaries and benefits as a result of no employees in the nine months ended September 30, 2022 and an increase of $0.1 million in public relations fees with no comparable expense in the prior nine month period offset by a decrease of $0.1 million in legal fees, $0.2 million in audit fees and $0.1 million in professional services fees as a result of lower costs in the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022.
Comparison of the years ended December 31, 2022 and from inception (October 26, 2021) to December 31, 2021
The following table presents our statements of operations data for the periods indicated:
	Year Ended December 31,	For the period from October 26, 2021 (inception) through December 31,
	2022	2021	% Change
Operating expenses:
General and administrative	$2,397,881	$40,242	5,858.7%
Total operating expenses	2,397,881	40,242	5,858.7%
Loss from operations	(2,397,881)	40,242
Net loss	$(2,397,811)	$40,242
General and Administrative
General and administrative expenses increased from $40,000 for the period from October 26, 2021 (inception) through December 31, 2021 to $2.4 million for the year ended December 31, 2022. General and administrative expenses for the year ended December 31, 2022 consisted of $0.8 million in professional fees including $0.6 million in management services from Cerevast, $0.8 million in accounting and audit fees, $0.7 million for legal fees and $0.1 million in salaries and benefits. General and administrative expenses during the period from October 26, 2021 through December 31, 2021 are for legal fees associated with the C&E Agreements.
Liquidity and Capital Resources
Since our inception, our primary sources of capital have been proceeds from debt financings.

Cash Flows
The following table summarizes our cash flow:
	Nine Months Ended September 30,		Year Ended December 31,	For the period from October 26, 2021 (inception) through December 31,
	2023	2022	2022	2021
Net cash used in operating activities	$(2,127,472)	$(1,235,188)	$(1,921,567)	$(118)
Net cash used in investing activities	$—	$—	$(3,371)	$—
Net cash provided by financing activities	$1,897,050	$1,700,000	$2,150,000	$150,000
Comparison of the nine months ended September 30, 2023 and 2022
Operating Activities
During the nine months ended September 30, 2023, net cash used in operating activities consisted of $2.1 million in expenses incurred for the Acquisition Transactions and an increase in accounts payable offset by a decrease in accrued liabilities.
During the nine months ended September 30, 2022, net cash used in operating activities consisted of expenses incurred in association with the acquisition of the Target Companies and an increase in accounts payable and in accrued liabilities.
Investing Activities
During the nine months ended September 30, 2023 and 2022 there were no investing activities.
Financing Activities
During the nine months ended September 30, 2023, net cash provided by financing activities consisted of net proceeds from promissory notes issued to FutureTech Partners LLC in the amount of $2.2 million offset by deferred financing costs of $0.3 million associated with the Business Combination that were paid. During the nine months ended September 30, 2022, net cash provided by financing activities was from net proceeds from promissory notes with FutureTech Partners LLC.
Comparison of the years ended December 31, 2022 and from inception (October 26, 2021) to December 31, 2021
Operating Activities
During the year ended December 31, 2022, net cash used in operating activities consisted of $2.4 million in expenses incurred for the Acquisition Transactions offset by accounts payable and accrued expenses. During the period from October 26, 2021 (inception) through December 31, 2021, net cash used in operating activities consisted of expenses incurred for legal activities that were not paid by the end of the period.
Investing Activities
During the year ended December 31, 2022, net cash used in investing activities consisted of purchase of property and equipment. There were no investing activities during the period from October 26, 2021 (inception) through December 31, 2021.
Financing Activities
During the year ended December 31, 2022, net cash provided by financing activities consisted of net proceeds to promissory notes with FutureTech Partners LLC of $2.2 million. During the period from

October 26, 2021 (inception) through December 31, 2021, net cash provided by financing activities was net proceeds from a promissory note with FutureTech Partners LLC.
Going Concern
Since inception we have been engaged in organizational activities. We have not generated revenues and have not yet achieved profitable operations, nor have we ever generated positive cash flow from operations. We incurred a loss of $8.4 million during the nine months ended September 30, 2023 and $2.4 million for the year ended December 31, 2022 and had an accumulated deficit of $10.8 million at September 30, 2023.
There is no assurance that profitable operations, if achieved, could be sustained on a continuing basis. We are subject to those risks associated with any clinical stage biotech company that has substantial expenditures for research and development. There can be no assurance that our research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, we operate in an environment of rapid technological change and are largely dependent on the services of our employees and consultants. Further, our future operations are dependent on the success of the Company’s efforts to raise additional capital. These uncertainties raise substantial doubt about our ability to continue as a going concern for 12 months after the issuance date of our financial statements. The accompanying financial statements have been prepared on a going concern basis. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the company to continue as a going concern, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. We anticipate incurring additional losses until such time, if ever, that we can generate significant revenue from our product candidates currently in development. Our primary source of capital has been the issuance of promissory notes. We believe that current cash is sufficient to fund operations and capital requirements into December 2023. Additional financings will be needed by us to fund our operations and to complete the Acquisition Transactions. We plan to raise funds through the issuance of additional convertible notes until the completion of the Business Combination. Once the Business Combination has closed, we anticipate that we will have sufficient funds to fund operations of the Targets as well as other administrative activities for at least two years. There is no assurance that such financing will be available when needed or on acceptable terms.
Post-Business Combination Capital Needs
Following the completion of the business combination and the related PIPE financing transactions, we expect that our cash on hand, will enable us to make investments in our continued development through the end of 2024. We intend to raise additional capital in the future to fund continued development.
Our policy is to invest any cash in excess of our immediate requirements in investments designed to preserve the principal balance and provide liquidity while producing a modest return on investment. Accordingly, our cash equivalents will be invested primarily in money market funds.
We expect to continue to incur substantial additional operating losses for at least the next several years as we continue to develop our product candidates and seek marketing approval and, subject to obtaining such approval, the eventual commercialization of our product candidates. If we obtain marketing approval for our product candidates, we will incur significant sales, marketing and outsourced manufacturing expenses. In addition, we expect to incur additional expenses to add operational, financial and information systems and personnel, including personnel to support our planned product commercialization efforts. We also expect to incur significant costs to comply with corporate governance, internal controls and similar requirements applicable to us as a public company.
Our future use of operating cash and capital requirements will depend on many forward-looking factors, including the following:
•
the initiation, progress, timing, costs and results of clinical trials for our product candidates;

•
the clinical development plans we establish for each product candidate;

•
the number and characteristics of product candidates that we develop or may in-license;

•
the terms of any collaboration agreements we may choose to execute;

•
the outcome, timing and cost of meeting regulatory requirements established by the FDA or other comparable foreign regulatory authorities;

•
the cost of filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

•
the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against us;

•
the cost and timing of the implementation of commercial scale manufacturing activities; and

•
the cost of establishing, or outsourcing, sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval in regions where we choose to commercialize our products on our own.

To continue to grow our business over the longer term, we plan to commit substantial resources to research and development, clinical trials of our product candidates, and other operations and potential product acquisitions and in-licensing. We have evaluated and expect to continue to evaluate a wide array of strategic transactions as part of our plan to acquire or in-license and develop additional products and product candidates to augment our internal development pipeline. Strategic transaction opportunities that we may pursue could materially affect our liquidity and capital resources and may require us to incur additional indebtedness, seek equity capital or both. In addition, we may pursue development, acquisition or in-licensing of approved or development products in new or existing therapeutic areas or continue the expansion of our existing operations. Accordingly, we expect to continue to opportunistically seek access to additional capital to license or acquire additional products, product candidates or companies to expand our operations, or for general corporate purposes. Strategic transactions may require us to raise additional capital through one or more public or private debt or equity financings or could be structured as a collaboration or partnering arrangement. We have no arrangements, agreements, or understandings in place at the present time to enter into any acquisition, in-licensing or similar strategic business transaction. In addition, we continue to evaluate commercial collaborations and strategic relationships with established companies, which would provide us with more immediate access to marketing, sales, market access and distribution infrastructure.
If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences that are not favorable to us or our existing stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us.
Off-Balance-Sheet Financing Arrangements
We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements as of September 30, 2023 and December 31, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations, Commitments and Contingencies
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.
Quantitative and Qualitative Disclosures about Market Risks
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of interest rate fluctuations.

AEGERIA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
In this section, unless the context otherwise requires, references to “Aegeria,” “we,” “us” and “our” are intended to mean the business and operations of Aegeria. Additional terms used by Aegeria are defined in the Glossary and in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.
The following discussion and analysis should be read in conjunction with the financial statements and related notes of Aegeria included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting Aegeria’s current expectations, estimates and assumptions concerning events and financial trends that may affect Aegeria’s future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
Overview
We are a clinical-stage regenerative medicine company whose primary asset is an exclusive worldwide license from Johns Hopkins University (“JHU”) for a biomatrix technology designed for soft tissue reconstruction. Please see “Licensing and Other Arrangements” below for more information. We are currently focused on using this technology in the treatment of soft tissue aesthetic and lumpectomy defects. Clinical development of our technology has been primarily funded by a 2015 grant to JHU from the Armed Services Institute for Regenerative Medicine and a 2020 grant to JHU from the U.S. Army Medical Research Acquisition Activity.
We were organized in Delaware on October 5, 2010 and are based in Baltimore, Maryland.
License Agreement Amendment
In December 2022, we entered into an amendment to the license agreement with JHU whereby the terms were modified to cancel the balance due for minimum annual royalties and to defer future minimum annual royalty obligations. Please see “Licensing and Other Arrangements” below for additional information about the license agreement.
Contribution and Exchange Agreement
On August 7, 2022, we entered into a C&E Agreement (“Aegeria C&E Agreement”) with Longevity, concurrently with the C&E Agreements entered into between Longevity and each of Cerevast and Novokera and their respective shareholders or members. On January 25, 2023, the C&E Agreements were amended to, among other things, finalize certain key provisions of the Acquisition Transactions. The consummation of the Acquisition Transactions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering into and closing of an approved Business Combination.The closing of the transaction is conditioned upon closing of an approved deSPAC transaction with a valuation of not less than $128 million and minimum cash at closing of $30 million. On June 26, 2023 the C&E Agreement was further amended to revise the definition of an Approved deSPAC Transaction to have a lock-up of 180 days for directors, officers and 5% or greater stockholders of the post-transaction company.
On August 29, 2023, Aegeria entered into the Third Amendment to the C&E Agreement to remove the minimum cash of $30 million closing condition.
Business Combination
On January 25, 2023, Longevity entered into the Merger Agreement pursuant to which Longevity, Aegeria and the other Target Companies will enter into the Business Combination. Please see the section titled “Shareholder Proposal No. 1 — The Business Combination Proposal” in this proxy statement/prospectus for more information. Following the Mergers that are part of the Business Combination, Aegeria will be a wholly owned subsidiary of Longevity, each of Denali and Longevity will be a subsidiary of Holdco, and Holdco will become a publicly traded company.

The Closing is expected to take place three business days following the satisfaction or waiver of the closing conditions. The aggregate consideration to be paid to the holders of the Company Common Stock at the Closing will consist of a number of shares of Holdco Common Stock equal to (a) (i) $128,000,000 minus (ii) the value of each outstanding option (whether vested or unvested) and warrant to purchase Company Common Stock that is converted into a new Holdco option or warrant, as applicable, in accordance with the Merger Agreement, divided by (b) $10.00.
Components of Operating Results
Revenue
Since inception, we have not generated any revenue and do not expect to generate any revenue from the sale of products in the near future. If our development efforts for our soft tissue reconstruction program is successful and results in regulatory approval, or if we entered into collaboration and license agreements with third parties, we may generate revenue from the combination of product sales or payments from collaboration or license agreements.
Research and Development Expenses
Research and development expenses consist of costs incurred in the development of our product candidates and primarily include:
•
expenses in connection with the development of our pipeline products;

•
costs of pre-clinical activities and clinical trials;

•
costs of raw materials, as well as manufacturing costs of our materials, used in clinical trials and other development efforts;

•
costs for consulting services;

•
license fees and patent expenses; and

•
costs of regulatory submissions and reviews.

We expense research and development costs as incurred.
Research and development costs are essential to our business model. We expect that our research and development expenses will continue to increase for the foreseeable future as we continue clinical development or our product candidates. As products enter later stages of clinical development, they will generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect to fund our research and development expenses from our current cash and cash equivalents, any future equity or debt financings, or other capital sources, and through Holdco once the Business Combination is consummated. We may also fund our research and development through potential collaborations with other companies or strategic transactions.
General and Administrative Expenses
General and administrative expenses consist primarily of professional fees for legal, accounting, tax, consulting services and insurance.
We expect that our general and administrative expenses will increase in the future as we increase our general and administrative headcount to support our continued research and development and initial commercialization of our product candidates.
Critical Accounting Policies
Our financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”). The preparation of our financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during a reporting period. Actual results could differ from estimates.
While our significant accounting policies are described in more detail in Note 2 to our annual audited financial statements, we believe the following accounting policies are those most critical to the judgements and estimates used in preparation of our financial statements.
Research and Development Expenses
Research and development costs are expensed as incurred and include all direct and indirect costs associated with the development of our product candidates. These expenses include payments to third parties for research, development and manufacturing services, personnel costs and depreciation on laboratory equipment. At the end of the reporting period, we compare payments made to third party service providers to the estimated progress toward completion of the research or development objectives. Such estimates are subject to change as additional information becomes available. Depending on the timing of payments to service providers and the progress that we estimate have been made as a result of the service provided, we may record net prepaid or accrued expense relating to these costs.
Results of Operations
Comparison of the nine months ended September 30, 2023 and 2022
The following table presents our statements of operations for the periods indicated:
	Nine Months Ended September 30,
	2023	2022	% Change
Operating expenses:
Research and development	$20,214	$50,905	(60.3)%
General and administrative	9,052	9,610	(5.8)%
Total operating expenses	29,266	60,515
Loss from operations	(29,266)	$(60,515)
Total other expense	1,870	1,870	—%
Net loss	$(31,136)	$(62,385)
Research and Development
Research and development expenses decreased 60.3% from $50,905 in the nine months ended September 30, 2022 to $20,214 in the nine months ended September 30, 2023. The decrease is a result of the deferral of annual minimum royalties due to JHU as the result of an amendment to the license agreement entered into in 2022, as described above. Annual minimum royalties were expensed in the nine months ended September 30, 2022 but no expense was required in the nine months ended September 30, 2023.
General and Administrative
General and administrative expenses decreased 5.8% from $9,610 in the nine months ended September 30, 2022 to $9,052 in the nine months ended September 30, 2023. The decrease is the result of decreased professional fees.
Total Other Expense
Total other expense remained constant in the nine months ended September 30, 2023 and 2022 at $1,870. The $1,870 represents interest incurred on notes payable.

Comparison of the years ended December 31, 2022 and December 31, 2021
The following table presents our statements of operations data for the years ended December 31, 2022 and 2021:
	Year Ended December 31,
	2022	2021	% Change
Operating expenses:
Research and development	$(114,012)	$89,481	(227.4)%
General and administrative	11,000	7,250	5.2%
Total operating (recovery) expenses	(103,012)	96,731	(206.5)%
Operating income (loss)	$103,012	$(96,731)
Total other expense	2,500	2,500	—%
Net income (loss)	$100,512	$(99,231)
Research and Development
Research and development expenses decreased 227.4% from $89,000 in the year ended December 31, 2021 to a recovery in expenses of $114,000 in the year ended December 31, 2022. The decrease is a result of the reversal of an accrued expense from the prior year for minimum annual royalties due to JHU as the result of an amendment to the license agreement entered into in 2022, as described above. The amendment to the JHU license cancelled all minimum royalties that were due at the date of the amendment, which relieved the liability that had been accrued for $0.2 million, resulting in a reduction to expense in the year ended December 31, 2022
General and Administrative
General and administrative expenses increased 5.2% from $7,000 in the year ended December 31, 2021 to $11,000 in the year ended December 31, 2022. The increase is primarily the result of increased professional fees as a result of preparing audited financial statements.
Total Other Expense
Total other expense remained constant in the year ended December 31, 2022 and 2021 at $2,500. The $2,500 represents interest incurred on notes payable.
Liquidity and Capital Resources
Since our inception, our primary sources of capital have been proceeds from debt and equity financings.
Cash Flows
The following table summarizes our cash flow data for the periods presented:
	Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2022	2021
Net cash used in operating activities	$(24,207)	$(19,869)	$(35,747)	$(40,930)
Net cash provided by financing activities	$—	$50,000	$50,000	$—
Comparison of the nine months ended September 30, 2023 and 2022
Operating Activities
Cash used in operating activities in the nine months ended September 30, 2023 was from our net loss and an increase in prepaid expenses for insurance payments offset by an increase in related party accounts payable for patent maintenance fees, accrued interest on loans to related parties and other accounts payable.

Cash used in operating activities in the nine months ended September 30, 2022 was from our net loss offset by an increase in related party accrued liabilities associated with patent maintenance and legal fees due to JHU.
Financing Activities
There was no cash used in or provided by financing activities in the nine months ended September 30, 2023. Cash provided by financing activities for the nine months ended September 30, 2022 was from proceeds received from the issuance of 20,000 preferred units.
Comparison of the years ended December 31, 2022 and 2021
Operating Activities
Cash used in operating activities in the year ended December 31, 2022 was from our net income offset by a decrease in related party accrued liabilities, reflecting the reversal of an accrual for amounts due JHU under a license agreement. As noted above, the JHU license agreement was amended in 2022 which resulted in the reversal of amounts previously accrued for minimum annual royalties. Cash used in operating activities in the year ended December 31, 2021 was from our net loss offset by an increase in accounts payable and accrued liabilities due to amounts owed to JHU under the license agreement.
Financing Activities
Cash provided by financing activities in the year ended December 31, 2022 was from proceeds received upon the issuance of 20,000 Series A preferred stock units at a per unit price of $2.50 in February 2022. There was no cash used in or provided by financing activities for the year ended December 31, 2021.
Going Concern
Since inception we have been engaged in organizational activities, including raising capital and research and development activities. We have not generated revenues and have not yet achieved profitable operations, nor have we ever generated positive cash flow from operations. We had a net loss of $31,136 for the nine months ended September 30, 2023 and net income of $0.1 million for the year ended December 31, 2022 and had an accumulated deficit of $0.8 million at September 30, 2023.
There is no assurance that profitable operations, if achieved, could be sustained on a continuing basis. We are subject to those risks associated with any clinical stage biotech company that has substantial expenditures for research and development. There can be no assurance that our research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, we operate in an environment of rapid technological change and are largely dependent on the services of our employees and consultants. Further, our future operations are dependent on the success of our efforts to raise additional capital. These uncertainties raise substantial doubt about our ability to continue as a going concern for 12 months after the issuance date of our financial statements. The accompanying financial statements have been prepared on a going concern basis. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the company to continue as a going concern, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. We anticipate incurring additional losses until such time, if ever, that we can generate significant revenue from our product candidates currently in development. Our primary source of capital has been the issuance of debt and equity securities. We believe that current cash is insufficient to fund operations. Additional financings will be needed by us to fund our operations, to complete development of and to commercially develop our product candidate. Additional capital needed to fund operations will be raised following the closing of the business combination through Holdco. There is no assurance that such financing will be available when needed or on acceptable terms.

Licensing and Other Arrangements
In April 2011, we entered into an exclusive license agreement with JHU for rights to certain biomatrix technology. The JHU License includes royalties upon commercial sales of any products utilizing the licensed technology and also includes minimum annual royalties, development milestone payments and a commercialization milestone payment. We are also obligated to reimburse JHU for patent maintenance costs incurred for the licensed intellectual property.
In December 2022, we entered into an amendment to the license agreement with JHU whereby the terms were modified to cancel the balance due for minimum annual royalties and to defer future minimum annual royalty obligations.
The following tables summarizes our balances with JHU outstanding as of September 30, 2023, December 31, 2022 and 2021:
Obligation	September 30, 2023	December 31, 2022	December 31, 2021
Patent maintenance reimbursement obligation	$51,891	$43,408	$49,457
Minimum annual royalties	—	—	136,027
Quantitative and Qualitative Disclosures about Market Risks
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of interest rate fluctuations.

CEREVAST MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
In this section, unless the context otherwise requires, references to “Cerevast,” “we,” “us” and “our” are intended to mean the business and operations of Cerevast. Additional terms used by Cerevast are defined in the Glossary and in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.
The following discussion and analysis should be read in conjunction with the financial statements and related notes of Cerevast included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting Cerevast’s current expectations, estimates and assumptions concerning events and financial trends that may affect Cerevast’s future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
Overview
We are a clinical-stage medical device company committed to developing therapeutic solutions to restore health and improve the quality of life for patients that suffer from major diseases by leveraging our core expertise in the fields of ultrasound and microsphere technologies. Our lead clinical stage programs are for the treatment of ischemic stroke and retinal vein occlusion, two devastating diseases with limited treatment options that effect millions of patients worldwide each year.
We were incorporated in Delaware on June 29, 2015 as Neurosonx Inc. and was renamed Cerevast Medical, Inc. on April 14, 2016. We maintain our executive offices in Bothell, Washington.
Contribution and Exchange Agreement
On August 7, 2022, we entered into a C&E Agreement (“Cerevast C&E Agreement”) with Longevity, concurrently with the C&E Agreements entered into by Longevity and each of Aegeria and Novokera and their respective shareholders or members. On January 25, 2023, the C&E Agreements were amended to, among other things, finalize certain key provisions of the Acquisition Transactions. The consummation of the Acquisition Transactions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering into and closing of an approved Business Combination.The closing of the transaction is conditioned upon closing of an approved deSPAC transaction with a valuation of not less than $128 million and minimum cash at closing of $30 million. On June 26, 2023 the C&E Agreement was further amended to revise the definition of an Approved deSPAC Transaction to have a lock-up of 180 days for directors, officers and 5% or greater stockholders of the post-transaction company.
On August 29, 2023, Cerevast entered into the Third Amendment to the C&E Agreement to remove the minimum cash of $30 million closing condition.
Business Combination
On January 25, 2023, Longevity entered into the Merger Agreement pursuant to which Longevity, Cerevast and the other Target Companies will enter into the Business Combination. Please see the section titled “Shareholder Proposal No. 1 — The Business Combination Proposal” in this proxy statement/prospectus for more information. Following the Mergers that are part of the Business Combination, Cerevast will be a wholly owned subsidiary of Longevity, each of Denali and Longevity will be a subsidiary of Holdco, and Holdco will become a publicly traded company.
The Closing is expected to take place three business days following the satisfaction or waiver of the closing conditions. The aggregate consideration to be paid to the holders of the Company Common Stock at the Closing will consist of a number of shares of Holdco Common Stock equal to (a) (i) $128,000,000 minus (ii) the value of each outstanding option (whether vested or unvested) and warrant to purchase Company Common Stock that is converted into a new Holdco option or warrant, as applicable, in accordance with the Merger Agreement, divided by (b) $10.00.

Components of Operating Results
Revenue
Since inception, we have not generated any revenue and do not expect to generate any revenue from the sale of products in the near future. If our development efforts for our product candidates are successful and result in regulatory approval, or if we entered into collaboration and license agreements with third parties, we may generate revenue from the combination of product sales or payments from collaboration or license agreements.
Research and Development Expenses
Research and development expenses consist of costs incurred in the development of our product candidates and primarily include:
•
expenses in connection with the development of our pipeline products;

•
costs of pre-clinical activities and clinical trials;

•
costs of raw materials, as well as manufacturing costs of our materials, used in clinical trials and other development efforts;

•
costs for consulting services;

•
license fees and patent expenses;

•
salaries, stock-based compensation, benefits and travel expenses of employees engaged in research and development activities;

•
facility expense, depreciation expense related to lab equipment; and

•
costs of regulatory submissions and reviews.

We expense research and development costs as incurred.
Research and development costs are essential to our business model. We expect that our research and development expenses will continue to increase for the foreseeable future as we continue clinical development or our product candidates. As products enter later stages of clinical development, they will generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect to fund our research and development expenses from our current cash and cash equivalents and any future equity or debt financings, or other capital sources, including potential collaborations with other companies or strategic transactions.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries, stock-based compensation and related costs for our employees in administrative, executive and finance functions. General and administrative expenses also include professional fees for legal, accounting, tax and consulting services, insurance, office and travel expenses.
We expect that our general and administrative expenses will increase in the future as we increase our general and administrative headcount to support our continued research and development and initial commercialization of our product candidates.
Critical Accounting Policies
Our financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”). The preparation of our financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during a reporting period. Actual results could differ from estimates.

While our significant accounting policies are described in more detail in Note 2 to our annual audited financial statements, included elsewhere in this proxy statement/prospectus, we believe the following accounting policies are those most critical to the judgements and estimates used in preparation of our financial statements.
Research and Development Expenses
Research and development costs are expensed as incurred and include all direct and indirect costs associated with the development of our product candidates. These expenses include payments to third parties for research, development and manufacturing services, personnel costs and depreciation on laboratory equipment. At the end of the reporting period, we compare payments made to third party service providers to the estimated progress toward completion of the research or development objectives. Such estimates are subject to change as additional information becomes available. Depending on the timing of payments to service providers and the progress that we estimate have been made as a result of the service provided, we may record net prepaid or accrued expense relating to these costs.
Stock-Based Compensation
We maintain performance incentive plans under which incentive and nonqualified stock options are granted primarily to employees and nonemployee consultants. We account for stock-based awards to employees in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation — Stock Compensation, which requires the recognition of compensation expense, using a fair-value based method, for all stock-based payments, including stock options. ASC 718 requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. We account for equity instruments issued to nonemployees based on the grant-date fair value of grants.
We estimate the fair value of employee and nonemployee stock options on the grant date using the Black-Scholes option-pricing model. In valuing stock options, we make assumptions about the fair value of the underlying equity, risk-free interest rates, dividend yields, volatility, and the expected term. Stock-based compensation expense is based on awards ultimately expected to vest. We recognize stock-based compensation expense for stock option awards with only service-based vesting conditions on a straight-line basis over the requisite service period of the award. Stock option awards containing a performance based vesting criteria are recognized as expense when the performance criteria are met, or if the performance criteria are considered probable, expense is recognized straight-line over the performance. Stock-based compensation expense is adjusted for forfeitures as those forfeitures occur.
Results of Operations
Comparison of the nine months ended September 30, 2023 and 2022
The following table presents our statements of operations for the periods indicated:
	Nine Months Ended September 30,
	2023	2022	% Change
Operating expenses:
Research and development	$557,453	$832,710	(33.1)%
General and administrative	526,186	555,974	(5.4)%
Total operating expenses	1,083,639	1,388,684	(22.0)%
Loss from operations	(1,083,639)	(1,388,684)
Total other (income) / expense	(1,001,466)	(240,589)	316.3%
Net loss	$(82,173)	$(1,148,095)
Research and Development
Research and development expenses decreased 33.1% from $0.8 million in the nine months ended September 30, 2022 to $0.6 million in the nine months ended September 30, 2023. The decrease is primarily due to a $0.2 million decrease in third-party research and development expenses as development on the prototype device for our retinal vein occlusion program was completed at the end of 2022.
General and Administrative
General and administrative expenses decreased from the nine months ended September 30, 2022 to the nine months ended September 30, 2023. The 5.4% decrease is due to a decrease in stock based compensation as stock options became fully vested in the three months ended March 31, 2023 and a decrease in legal expenses offset by a slight increase in salaries.
Total Other (Income)/Expense
Total other (income)/expense increased from an income of $0.2 million in the nine months ended September 30, 2022 to an income of $1.0 million in the nine months ended September 30, 2023. Total other income for the nine ended September 30, 2023 was comprised of income of $1.2 million recognized under a management services agreement with Longevity Biomedical, Inc., a related party, offset by interest expense of $79,000. Total other income for the nine months ended September 30, 2022 was comprised of income of $0.3 million recognized under a management services agreement with Longevity Biomedical, Inc., a related party, offset by interest expense.
Comparison of the years ended December 31, 2022 and December 31, 2021
The following table presents our statements of operations data for the years ended December 31, 2022 and 2021:
	Year Ended December 31,
	2022	2021	% Change
Operating expenses:
Research and development	$1,032,224	$1,291,904	(20.1)%
General and administrative	747,166	3,065,508	(75.6)%
Total operating expenses	1,779,390	4,357,412	(59.2)%
Operating loss	$(1,779,390)	$(4,357,412)
Total other (income)/expense	(519,123)	21,250	25.4%
Net loss	$(1,260,267)	$(4,378,662)
Research and Development
Research and development expenses decreased 20.1% from $1.3 million in the year ended December 31, 2021 to $1.0 million in the year ended December 31, 2022. Research and development consisted primarily of $0.5 million in salaries and benefits, $0.1 million in stock-based compensation, $0.2 million for rent and $0.2 million in contract services associated with our LBI-001 program for RVO in 2022. Research and development consisted of $0.5 million in salaries and benefits, $0.3 million in stock-based compensation, $0.2 million in contract services associated with our LBI-001 program for RVO, $0.2 million for rent and $0.1 million in patent maintenance fees.
General and Administrative
General and administrative expenses decreased 75.6% from $3.1 million in the year ended December 31, 2021 to $0.7 million in the year ended December 31, 2022. In 2021, Cerevast’s board of directors approved a modification to a 2015 performance-based stock option grant made to the Company’s CEO. The modification fully vested the stock options and resulted in a one-time expense of $2.5 million charged to general and administrative expense. This was partially offset by an increase in payroll expense in 2022 compared to 2021. Certain employees of the Company agreed to work for reduced compensation during the first half of 2021. The return to full compensation for the full year 2022 resulted in an increase in payroll expenses of $0.2 million.

Total Other (Income)/Expense
Total other (income)/expense increased 25.4% from an expense of $21,000 in the year ended December 31, 2021 to income of $0.5 million in the year ended December 31, 2022. Total other income for the year ended December 31, 2022 was comprised of income of $0.6 million recognized under a management services agreement with the Company, a related party, offset by interest expense of $0.1 million. Total other expense for the year ended December 31, 2021 was comprised of income of $0.1 million from the gain on forgiveness of the Paycheck Protection Program loan offset by interest expense of $0.1 million.
Liquidity and Capital Resources
Since our inception, our primary sources of capital have been proceeds from debt and equity financings.
Cash Flows
The following table summarizes our cash flow data for the periods presented:
	Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2022	2021
Net cash provided by/(used in) operating activities	$19,567	$(988,544)	$(995,784)	$(1,523,590)
Net cash used in investing activities	$(2,982)	$—	$—	$(2,674)
Net cash (used in)/provided by financing activities	$—	$(200,000)	$(200,000)	$2,700,000
Comparison of the nine months ended September 30, 2023 and 2022
Operating Activities
Cash provided by operating activities in the nine months ended September 30, 2023 was attributable to non-cash transactions for stock based compensation and amortization of our right of use asset in addition to an increase in accrued interest on notes payable offset by our net loss and a reduction in our operating lease obligation. Cash used in operating activities in the nine months ended September 30, 2022 was attributable to our net loss, an increase in other receivables - related party and a reduction in our operating lease obligation offset by stock based compensation expense, the amortization of our right of use asset and an increase in accrued interest.
Investing Activities
Cash used in investing activities for the nine months ended September 30, 2023 is for the purchase of office equipment. There were no investing activities in the nine months ended September 30, 2022.
Financing Activities
There were no financing activities in the nine months ended September 30, 2023. Cash used in financing activities for the nine months ended September 30, 2022, is from the repayment of $0.5 million in related party debt offset by $0.2 million of proceeds from the issuance of a note payable.
Comparison of the years ended December 31, 2022 and 2021
Operating Activities
Cash used in operating activities in the year ended December 31, 2022 was attributable to our net loss offset by stock based compensation, the amortization of our right of use asset, and an increase in accrued interest on notes payable. Cash used in operating activities in the year ended December 31, 2021 was attributable to our net loss and the gain on forgiveness of the paycheck protection program loan offset by stock based compensation expense for stock options awarded to employees and the increase in accrued interest on notes payable.

Investing Activities
There were no investing activities in the year ended December 31, 2022. Cash used in investing activities in the year ended December 31, 2021 is related to the purchase of office equipment.
Financing Activities
Cash used in financing activities in the year ended December 31, 2022 is the result of $0.5 million repayment of debt offset by proceeds from the issuance of debt of $0.3 million. Cash provided by financing activities for the year ended December 31, 2021, is from $2.4 million of proceeds from the issuance of common stock and $1.2 million associated with the issuance of debt offset by the repayment of debt in the amount of $0.9 million.
Going Concern
Since inception we have been engaged in organizational activities, including raising capital and research and development activities. We have not generated revenues and have not yet achieved profitable operations, nor have we ever generated positive cash flow from operations. We incurred a net loss of $0.1 million for the nine months ended September 30, 2023 and $1.3 million for the year ended December 31, 2022 and had an accumulated deficit of $23.0 million at September 30, 2023.
There is no assurance that profitable operations, if achieved, could be sustained on a continuing basis. We are subject to those risks associated with any clinical stage biotech company that has substantial expenditures for research and development. There can be no assurance that our research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, we operate in an environment of rapid technological change and are largely dependent on the services of our employees and consultants. Further, our future operations are dependent on the success of the Company’s efforts to raise additional capital. These uncertainties raise substantial doubt about our ability to continue as a going concern for 12 months after the issuance date of our financial statements. The accompanying financial statements have been prepared on a going concern basis. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the company to continue as a going concern, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. We anticipate incurring additional losses until such time, if ever, that we can generate significant revenue from our product candidates currently in development. Our primary source of capital has been the issuance of debt and equity securities. We believe that current cash is insufficient to fund operations. Additional financings will be needed by us to fund our operations and to complete development of and to commercially develop our product candidates. Additional capital needed to fund operations will be raised following the closing of the business combination through Holdco. There is no assurance that such financing will be available when needed or on acceptable terms.
Contractual Obligations
Our significant contractual obligation consists of a facility lease, with a term that commenced in November 2018 and expires in January 2024. The Second Amendment to the lease was entered into on July 12, 2023 extending the expiration to January 31, 2026. Future lease commitments related to this lease are $37,666 in 2023, $141,651 in 2024, $160,935 in 2025 and $13,458 in 2026.
Licensing and Other Arrangements
We have certain licensing and supply agreements related to our product development candidates that require the payment of royalties on net sales upon commercialization. There are no current obligations under these agreements.
Quantitative and Qualitative Disclosures about Market Risks
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of interest rate fluctuations.

NOVOKERA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
In this section, unless the context otherwise requires, references to “Novokera,” “we,” “us” and “our” are intended to mean the business and operations of Novokera. Additional terms used by Novokera are defined in the Glossary and in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.
The following discussion and analysis should be read in conjunction with the financial statements and related notes of Novokera included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting Novokera’s current expectations, estimates and assumptions concerning events and financial trends that may affect Novokera’s future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
Overview
We are a clinical-stage development company focused on vision improvement through the development of a biosynthetic cornea. We are developing a biosynthetic cornea for corneal blindness.
We were organized in Nevada on November 10, 2021 for the purpose of acquiring assets from Cellular Bioengineering, Inc (“CBI”) and is run virtually with no employees or office space.
Acquisition of Assets
On April 26, 2022, we acquired certain assets related to the biosynthetic cornea from CBI. The asset acquisition will allow us to continue to develop, commercialize and market the biosynthetic cornea for corneal blindness.
The assets acquired consisted of patent rights, license agreements and lab equipment. No liabilities were assumed as part of the acquisition. As consideration for the acquisition, we issued CBI a warrant to purchase 250,000 common units of Novokera at a price of $0.04 per share.
Contribution and Exchange Agreement
On August 7, 2022, we entered into a C&E Agreement (“Novokera C&E Agreement”) with Longevity, concurrently with the C&E Agreements entered into between Longevity and each of Aegeria and Cerevast and their respective shareholders or members. On January 25, 2023, the C&E Agreements were amended to, among other things, finalize certain key provisions of the Acquisition Transactions. The consummation of the Acquisition Transactions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering into and closing of an approved Business Combination.The closing of the transaction under each of the C&E Agreements is conditioned upon closing of an approved deSPAC transaction with a valuation of not less than $128 million and minimum cash at closing of $30 million. On June 26, 2023 the C&E Agreement was further amended to revise the definition of an Approved deSPAC Transaction to have a lock-up of 180 days for directors, officers and 5% or greater stockholders of the post-transaction company.
On August 29, 2023, Novokera entered into the Third Amendment to the C&E Agreement to remove the minimum cash of $30 million closing condition.
Business Combination
On January 25, 2023, Longevity entered into the Merger Agreement pursuant to which Longevity, Novokera and the other Target Companies will enter into the Business Combination. Please see the section titled “Shareholder Proposal No. 1 — The Business Combination” in this proxy statement/prospectus for more information. Following the Mergers that are part of the Business Combination, Novokera will be a wholly owned subsidiary of Longevity, each of Denali and Longevity will be a subsidiary of Holdco, and Holdco will become a publicly traded company.

The Closing is expected to take place three business days following the satisfaction or waiver of the closing conditions. The aggregate consideration to be paid to the holders of the Company Common Stock at the Closing will consist of a number of shares of Holdco Common Stock equal to (a) (i) $128,000,000 minus (ii) the value of each outstanding option (whether vested or unvested) and warrant to purchase Company Common Stock that is converted into a new Holdco option or warrant, as applicable, in accordance with the Merger Agreement, divided by (b) $10.00.
Components of Operating Results
Revenue
Since inception, we have not generated any revenue and do not expect to generate any revenue from the sale of products in the near future. If our development efforts for our bio-cornea program are successful and result in regulatory approval, or if we entered into collaboration and license agreements with third parties, we may generate revenue from the combination of product sales or payments from collaboration or license agreements.
Research and Development Expenses
Research and development expenses consist of costs incurred in the development of our product candidates and primarily include license fees and patent expenses.
We expense research and development costs as incurred.
Research and development costs are essential to our business model. We expect that our research and development expenses will continue to increase for the foreseeable future as we continue clinical development or our product candidates. As products enter later stages of clinical development, they will generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect to fund our research and development expenses from our current cash and cash equivalents and any future equity or debt financings, or other capital sources, and through Holdco once the Business Combination is consummated. We may also fund our research and development through potential collaborations with other companies or strategic transactions.
General and Administrative Expenses
General and administrative expenses consist primarily of professional fees for legal services.
We expect that our general and administrative expenses will increase in the future as we increase our general and administrative headcount to support our continued research and development and initial commercialization of our product candidates.
Critical Accounting Policies
Our financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”). The preparation of our financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during a reporting period. Actual results could differ from estimates.
While our significant accounting policies are described in more detail in Note 2 to our annual audited financial statements, we believe the following accounting policies are those most critical to the judgements and estimates used in preparation of our financial statements.
Research and Development Expenses
Research and development costs are expensed as incurred and include all direct and indirect costs associated with the development of our product candidates. These expenses include payments to third parties for research, development and manufacturing services, personnel costs and depreciation on laboratory equipment. At the end of the reporting period, we compare payments made to third party service providers to the estimated progress toward completion of the research or development objectives. Such estimates are subject to change as additional information becomes available. Depending on the timing of payments to service providers and the progress that we estimate have been made as a result of the service provided, we may record net prepaid or accrued expense relating to these costs.
Warrants
We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Accounting Standards Codification (“ASC”) 480 and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance or modification date, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.
Results of Operations
We have not engaged in any operations or generated any operating revenues to date. Our only activities from inception through September 30, 2023 have been organizational activities, activities around the purchase of assets from CBI and activities in connection with the Novokera C&E Agreement. We will continue to incur patent renewal and legal expenses prior to the completion of the Business Combination.
Comparison of the nine months ended September 30, 2023 and 2022
The following table presents our statements of operations for the period indicated:
	Nine Months Ended September 30,
	2023	2022	% Change
Operating expenses:
Research and development	$273,302	$1,289,694	(78.8)%
General and administrative	69,034	6,425	974.5%
Total operating expenses	342,336	1,296,119
Net loss	$(342,336)	$(1,296,119)
Research and Development
Research and development expenses decreased significantly from $1.3 million for the nine months ended September 30, 2022 to $0.3 million for the nine months ended September 30, 2023. Research and development expenses for the nine months ended September 30, 2023 consisted of $0.1 million in licensing fees and $0.2 million for reimbursable patent expenses due to John's Hopkins University. During the nine months ended September 30, 2022, Novokera acquired assets from CBI which resulted in in-process research and development expense of $1.3 million.
General and Administrative
General and administrative expenses increased significantly from $6,425 for the nine months ended September 30, 2022 to $69,034 for the nine months ended September 30, 2023. The increase is the result of legal fees incurred in association with the Novokera C&E amendment and negotiating the JHU license agreement. In the nine months ended September 30, 2022, Novokera was refunded legal expenses incurred in the prior period related to formation of the company by Longevity Biomedical, Inc., which resulted in a lower expense for the period.
Analysis of the year ended December 31, 2022
Research and Development
Research and development expenses of $1.3 million for the year ended December 31, 2022 consisted of in-process research and development costs totaling $1.3 million related to the asset purchase agreement entered into with CBI in April 2022 as well as depreciation expense for lab equipment and patent renewal fees.
General and Administrative
General and administrative expenses of $33,000 for the year ended December 31, 2022 consisted primarily of legal fees associated with the formation of the company as well as negotiating the Novokera C&E Agreement and the asset purchase transaction with CBI.
Liquidity and Capital Resources
Since our inception, our primary sources of capital have been proceeds from member loans.
Cash Flows
The following table summarizes our cash flow data for the periods presented:
	Nine Months Ended September 30,		December 31, 2022
	2023	2022
Net cash provided by (used in) operating activities	$(7,293)	$10,149	$12,751
Comparison of the nine months ended September 30, 2023 and 2022
Operating Activities
Cash used in operating activities in the nine months ended September 30, 2023 was from our net loss offset by non-cash expense incurred to transfer member units as payment for license fees and an increase in accrued liabilities, accounts payable and member payable. Cash provided by operating activities in the nine months ended September 30, 2022 was from a reimbursement of expenses by Longevity Biomedical, Inc. and an increase in member payable offset by a decrease in accounts payable.
Analysis of the year ended December 31, 2022
Operating Activities
Cash provided by operating activities in the year ended December 31, 2022 was from proceeds received from a member payable and non-cash items for the issuance of warrants in exchange for purchased assets offset by our net loss.
Going Concern
Since inception we have been engaged in organizational activities, including raising capital and research and development activities. We have not generated revenues and have not yet achieved profitable operations, nor have we ever generated positive cash flow from operations. We incurred a loss of $0.3 million for the nine months ended September 30, 2023 and $1.3 million for the year ended December 31, 2022 and had an accumulated deficit of $1.7 million at September 30, 2023.

There is no assurance that profitable operations, if achieved, could be sustained on a continuing basis. We are subject to those risks associated with any clinical stage biotech company that has substantial expenditures for research and development. There can be no assurance that our research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, we operate in an environment of rapid technological change and are largely dependent on the services of our employees and consultants. Further, our future operations are dependent on the success of our efforts to raise additional capital. These uncertainties raise substantial doubt about our ability to continue as a going concern for 12 months after the issuance date of our financial statements. The accompanying financial statements have been prepared on a going concern basis. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the company to continue as a going concern, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. We anticipate incurring additional losses until such time, if ever, that we can generate significant revenue from our product candidates currently in development. Our primary source of capital has been the issuance of debt and equity securities. We believe that current cash is insufficient to fund operations and capital requirements Additional financings will be needed by us to fund our operations, to complete development of and to commercially develop our product candidate. Additional capital needed to fund operations will be raised following the closing of the business combination through Holdco. There is no assurance that such financing will be available when needed or on acceptable terms.
Licensing and Other Arrangements
On March 22, 2023, we entered into an exclusive license with JHU for certain collagen membrane patents to be used in our corneal transplant programs. The license requires payment to JHU of an upfront license fee, royalties on net sales, minimum annual royalties that begin in year six, and an equity interest in Novokera. The license agreement is effective until the final patent under the license agreement expires, which is currently September 10, 2035.
We acquired the exclusive license for bio-synthetic corneal transplant with the University of Ottawa from CBI as part of the asset acquisition. The license requires royalties on net sales as well as performance milestones. The license is effective until the final patent under the license expires, which is currently September 11, 2026.
The following is a summary of contractual payments due:
	Total	Less than 1 year	2-5 years	Beyond 5 years
Upfront fee	$15,000	$5,000	$10,000	$—
Past patent costs	$150,993	$31,757	$119,236	$—
Quantitative and Qualitative Disclosures about Market Risks
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of interest rate fluctuations.

EXECUTIVE AND DIRECTOR COMPENSATION OF LONGEVITY
References in this section to “we,” “our,” “us” and “Longevity” generally refer to Longevity Biomedical, Inc., prior to the Business Combination and to Holdco after giving effect to the Business Combination. This section discusses the material components of the executive compensation program for Longevity’s named executive officers who are identified in the 2022 Summary Compensation Table below. This discussion may contain forward-looking statements that are based on Longevity’s and Holdco’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Holdco adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.
We have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies as we are an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. Such rules, in the context of an S-4 Registration Statement, require compensation disclosure for our principal executive officer and our two most highly compensated executive officers other than the principal executive officer whose total compensation for 2022 exceeded $100,000, who were serving as executive officers as of December 31, 2022 and who will continue with the combined company.
Overview
The following tables and accompanying narrative set forth information about the 2022 compensation provided to Longevity’s principal executive officer and its other executive officer who received compensation from Longevity during 2022. The executive officers of Longevity listed below are referred to as Longevity’s “named executive officers” or “NEOs.”
2022 Summary Compensation Table
The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to Longevity’s named executive officers for 2022.
Name and Principal Position	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation(1)	Total
Bradford A. Zakes Chief Executive Officer and President(2)	$—	$—	$—	$—	$—	$—	$—
Brenda Sparks Chief Financial Officer(3)	$37,500	$—	$—	$—	$—	$2,603	$40,103

(1)
The table below sets forth the components of the “All Other Compensation” column.

(2)
Mr. Zakes did not receive compensation from Longevity in 2022. He received $359,722 in salary from Cerevast in 2022.

(3)
Ms. Sparks became Longevity’s Chief Financial Officer in November 2022.

Name	Cost of Medical Insurance Premiums
Bradford A. Zakes(1)	$—
Brenda Sparks	$2,603

(1)
Mr. Zakes did not receive benefits from Longevity in 2022. The cost of his medical insurance in 2022 was paid by Cerevast.

Outstanding Equity Awards as of 2022 Fiscal Year-End
The following table provides a summary of stock option awards outstanding as of December 31, 2022 for the named executive officers. No named executive officer had any unvested restricted stock awards as of December 31, 2022.

	Option Awards
	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Option Exercise Price	Option Expiration Date
Bradford A. Zakes	350,000(1)	—	$(1)	(1)
Brenda Sparks	—	—	—	—

(1)
Reflects 300,000 vested options to acquire Cerevast common stock expiring July 30, 2025 and 50,000 vested options to acquire Cerevast common stock expiring July 2, 2025. Each of such options is exercisable at an exercise price of $0.0001 per share and will, in connection with the Business Combination, convert into options to acquire an aggregate of 808,028 shares of Holdco Common Stock at an exercise price of $0.01 per share

Additional Narrative Disclosure
Existing Employment Agreement
Bradford A. Zakes
Mr. Zakes entered into an Executive Employment Agreement with Longevity dated December 27, 2022 that provides for his employment as Longevity’s Chief Executive Officer effective as of the Closing. The agreement provides that Mr. Zakes will receive an annual base salary of $450,000, which may be increased or decreased as may be approved by Longevity’s board of directors. Mr. Zakes is also entitled to receive a discretionary annual bonus as determined by Longevity’s board of directors in its sole discretion. Mr. Zakes’ employment by Longevity is on an at-will basis and may be terminated by Longevity for any reason or no reason upon 60 days’ prior notice of termination. The agreement provides that if Mr. Zakes is terminated without cause or if he resigns for good reason (as such terms are defined in the agreement), and subject to a general release executed within 60 days following the termination date, then he will be entitled to (i) any accrued benefits (as defined in the agreement), (ii) a lump sum cash payment equal to 18 months of base salary in effect at the time of termination (the “Severance Payment”), and (iii) continued employee benefits (as defined in the agreement) for 18 months. If Mr. Zakes’ employment is terminated by Longevity for cause or by him without good reason, he will be entitled to receive only the accrued benefit. The termination of Mr. Zakes’ employment as a result of his death or disability will also entitle him to receive the Severance Payment.
Longevity also approved payment of a transaction bonus to Mr. Zakes in the amount of $500,000 upon the Closing.
Brenda Sparks
Ms. Sparks entered into an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with Longevity dated October 4, 2022 in connection with her employment as the Chief Financial Officer of Longevity. Ms. Sparks’ employment is for an unspecified term and may be terminated at any time for any reason or no reason. Pursuant to her offer letter dated October 3, 2022, Ms. Sparks receives an annual salary of $250,000 and is entitled to receive a transaction bonus in the amount of $50,000 upon the Closing. The agreement provides for customary confidentiality and inventions assignment provisions, a non-competition covenant for one year following the termination of her employment, and an agreement to resolve disputes by arbitration.
401(k)Plan
Longevity implemented a qualified 401(k) savings plan effective January 1, 2023 that will provide eligible employees with an opportunity to save for retirement on a tax advantaged basis.
Executive Compensation Arrangements — Post-Closing
Following the Closing, Holdco intends to develop an executive compensation program that is designed to align compensation with Holdco’s business objectives and the creation of stockholder value, while enabling

Holdco to attract, motivate and retain individuals who contribute to the long-term success of Holdco. Except as indicated below, decisions on the executive compensation program will be made by the compensation committee of the Holdco Board. We also expect that Holdco will grant equity-based incentive compensation to our executive officers following the Closing. In connection with the Business Combination, Longevity approved payment of transaction bonuses to Bradford A. Zakes in the amount of $500,000 and to Brenda Sparks in the amount of $50,000 upon the Closing.
Director Compensation
To date, Longevity has not paid any compensation or fees, whether in cash or equity, to its sole director.
Following the Closing, Holdco intends to develop a compensation program for its directors designed to align compensation of its directors with Holdco’s business objectives and the creation of stockholder value. Decisions regarding the directors’ compensation program will be reviewed and recommended by the compensation committee of the Holdco Board and approved by the Holdco Board. We currently expect that Holdco will grant equity-based incentive compensation to our directors following the Closing.
New Equity Incentive Plan
The material terms of the Equity Incentive Plan are summarized under the Incentive Plan Proposal. It is anticipated that, as described further in the “Interests of Longevity’s and Targets’ Directors and Executive Officers in the Business Combination” section below, the Equity Incentive Plan will be first adopted by Holdco prior to the Closing, subject to the approval of the Incentive Plan Proposal.
It is anticipated that equity-based compensation will be an important foundation in executive compensation following the consummation of the Business Combination to maintain a strong link between executive incentives and the creation of stockholder value. Neither specific grants nor formal guidelines for the allocations of equity-based compensation have yet been determined, but it is expected that the Equity Incentive Plan described in Proposal No. 6 will be an important element of the new compensation arrangements for Holdco.
Interests of Longevity’s and the Targets’ Directors and Executive Officers in the Business Combination
The directors and executive officers of Longevity and the Targets have interests in the Business Combination that are different from, or in addition to, those of their respective equity holders. The Longevity Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination. These interests include, among other things, the interests listed below:
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Certain of the directors and executive officers of Longevity and the Targets are expected to become directors and/or executive officers of Holdco upon the Closing of the Business Combination. Specifically, the following individuals who are currently executive officers of Longevity and the Targets are expected to become executive officers of Holdco upon the Closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Bradford A. Zakes	Chief Executive Officer and President
Anthony Lee	Chief Operating Officer
Brenda Sparks	Chief Financial Officer
Francesco Curra	Chief Technology Officer
Andrew Leo	Chief Quality Officer

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In addition, the following individuals are expected to become members of the Holdco Board upon the closing of the Business Combination: Yuquan Wang (currently a director and beneficial owner of Cerevast shares) and Bradford A. Zakes (currently the director and stockholder of Longevity).

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Certain current executive officers and employees of Cerevast, who will become executive officers of Holdco Longevity upon the Closing of the Business Combination, hold an aggregate of 459,784 options to acquire common stock of Cerevast, which will be converted, in connection with the Business Combination, into options to acquire an aggregate of 1,061,480 shares of Holdco Common Stock. Mr. Zakes holds 350,000 options to acquire Cerevast common stock that will convert into options to acquire 808,028 shares of Holdco Common Stock at an exercise price of $0.01 per share. Ms. Sparks does not currently hold any options. Mr. Curra holds 53,550 options to acquire Cerevast common stock that will convert into options to acquire 123,628 shares of Holdco Common Stock at an exercise price of $2.32 per share. Mr. Leo holds 56,234 options to acquire Cerevast common stock that will convert into options to acquire 129,824 shares of Holdco Common Stock at a weighted average exercise price of $1.91 per share.
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Certain members of the Longevity board of directors, director nominees of Holdco or entities controlled by them, certain officers of Longevity, and certain anticipated officers of Holdco will upon the closing of the Target Acquisitions beneficially own, directly or indirectly, shares of Longevity Common Stock and will be entitled to receive a portion of the consideration contemplated by the Merger Agreement upon the consummation of the Business Combination. See the section entitled “Beneficial Ownership of Securities” for a further discussion of the equity interests of Longevity’s directors, Holdco director nominees, named executive officers and persons expected to become officers of Holdco in the Business Combination.

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In connection with the Business Combination, Longevity approved payment of transaction bonuses to Bradford A. Zakes in the amount of $500,000 and to Brenda Sparks in the amount of $50,000 upon the Closing of the Business Combination.

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FutureTech Capital, LLC (“FutureTech Capital”), an entity controlled by Yuquan Wang, a member of the board of directors of Cerevast, and the Sponsor entered into a Sponsor Membership Interest Purchase Agreement dated November 8, 2022 (the “MIPA”). FutureTech Capital currently holds notes payable from Longevity in the aggregate principal amount of $4.85 million that are convertible into 1,693,440 shares of Longevity Common Stock. Pursuant to the MIPA, FutureTech Capital agreed to purchase 625,000 Class B Units of membership interests in Sponsor (“Sponsor Membership Units”) for a total purchase price of $5 million, $2 million of which has been paid in exchange for 250,000 Sponsor Membership Units as of the date of the Merger Agreement. Pursuant to the MIPA, Investor has agreed to pay the $3 million balance of the purchase price for the remaining 375,000 Sponsor Membership Units no later than two business days prior to the closing of the Business Combination. Each Sponsor Membership Unit entitles FutureTech Capital to receive one Denali Class B Ordinary Share held by the Sponsor, each of which will convert into one share of Holdco Common Stock at the closing of the Business Combination. The Sponsor Membership Units had an approximate market value of $6,881,250, based upon the closing price of $11.01 per Denali Class A Ordinary Share on the Nasdaq on December 13, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, or $6,250,000, based upon the transaction value of the Business Combination. FutureTech Capital also agreed pursuant to the MIPA to pay any extension fees required to extend the time to close the Business Combination and to reimburse the Sponsor’s incurred expenses related to the Business Combination if the Business Combination does not close.

MANAGEMENT OF HOLDCO AFTER THE BUSINESS COMBINATION
Board of Directors and Executive Officers
The following individuals are expected to serve as directors and/or executive officers of Holdco following the consummation of the Business Combination:
Name	Age	Position
Yuquan Wang	52	Executive Chairman of the Board, Director
Bradford A. Zakes	57	Chief Executive Officer, President and Director
Jack Edwards	78	Director
Howard Louie	64	Director
Vikram Bajaj	47	Director
Gordana Vunjak-Novakovic	74	Director
You (Patrick) Sun	36	Director
Anthony Lee	52	Chief Operating Officer
Brenda Sparks	48	Chief Financial Officer
Francesco Curra	54	Chief Technology Officer
Andrew Leo	55	Chief Quality Officer
Yuquan Wang. Mr. Wang, age 52, currently serves as an advisor for the George H. W. Bush Foundation for U.S. — China Relations, a position he has held since January 2021. In August 2018, Mr. Wang was appointed Chairman of Innovations Map USA and in June 2016, he was appointed Chairman of Innovation Map. Mr. Wang also currently serves on the Board of Directors of Hanson Robotics, a position he has held since March 2015; Cerevast Medical, Inc., a position he has held since October 2014; and Wicab, Inc, a position he has held since July 2014. Additionally, Mr. Wang is the founding partner of Haiyin Capital, a position he has held since January 2008. Prior to these roles, Mr. Wang served on the Board of Directors of SoftRobotics, Inc. from February 2016 to January 2021 and the founder and CEO of Frost & Sullivan China from January 1998 to May 2008.
Bradford A. Zakes. Mr. Zakes, age 57, has served as Cerevast Medical, Inc.’s President and Chief Executive Officer since the inception of Cerevast Therapeutics in June 2009. Previously, he served as President and Chief Executive Officer of ImaRx Therapeutics, Inc. a publicly traded biopharmaceutical company focused on the development of microsphere technology and biotherapeutics, a position he has held from July 2005 to June 2009. Mr. Zakes has spent over thirty years in various segments of the pharmaceutical, biotechnology and med-tech industries. From June 1987 to June 1995, Mr. Zakes was a commissioned officer in the United States Army. Mr. Zakes also held positions at Hazleton Laboratories, Glaxo (currently Glaxo Smithkline) and ICOS Corporation from September 1988 to July 2005. While at Glaxo, Mr. Zakes played an active role in the clinical development of Zantac and Serevent. Additionally, since June 2007, Mr. Zakes serves on the Board of Directors and Executive Committee for the Biotechnology Industry Organization as well as the Emerging Company Section Governing Body and the Standing Committees on International Affairs and Finance and Investment for Biotechnology Industry Organization. Mr. Zakes holds a BS degree in Biology from Oregon State University, an MS degree in Toxicology from the American University and an MBA from Duke University’s Fuqua School of Business.
Jack Edwards. Mr. Edwards, age 78, is an independent business executive, who since 2002, has been providing strategic, investment and operational advisory services to a broad range of corporate and private equity clients and boards. Mr. Edwards currently serves as a strategic advisor for Retail Lockbox, Inc., a position he has held since February 2021. In October 2019, Mr. Edwards was appointed as a strategic advisor for MAGTEC, and in October 2017, Mr. Edwards was appointed to the Board of Directors for DNA Brand Mechanics, LLC and recently resigned this board to join the board of COLOR Creative in February 2023. Prior to these roles, Mr. Edwards was on the Board of Directors and was Chairman of the Audit and Executive Oversight Committee from January 2012 to January 2022 for Radiant Global Logistics. From June 2019 to March 2021, Mr. Edwards was a strategic advisor for Cerevast Medical, Inc. from May 2010 to July 2020. Mr. Edwards served as a strategic advisor, on the Board of Directors, and as

Chairman of the Audit and Executive Oversight Committee for Zonar Systems, Inc. Furthermore, Mr. Edwards served as a strategic advisor for GPL Tax and Accounting from June 2018 to May 2020. From April 2015 to April 2020, Mr. Edwards served on the Board of Directors and was a strategic advisor to Yesler.
Howard Louie. Mr. Louie, age 64, has served as a founder, director or executive in a wide variety of private and public companies including various ongoing business advisory and oversight positions Mr. Louie has experience in international business development and capital markets. Mr. Louie has also been involved in the process of structuring/restructuring and advising both private and public companies through domestic and cross border mergers and acquisitions and has successfully concluded multiple joint ventures and exits between micro-caps and multinationals. Mr. Louie currently serves the sole shareholder and on the Board of Directors of Nauticus Partners Inc., a position he has held since February 2020. Since August 2014, Mr. Louie serves as the Founding Partner and on the Board of Directors of Nautilus Digital Corp. Mr. Louie also currently serves as a management consultant, a position he has held since November 2012. Mr. Louie was appointed as an Audit Committee Member for Tenth Avenue Alliance Church in January 2023 after being on their Board of Directors from November 2015. Mr. Louie has previously served on the Board of Directors of Kona Bay Technologies, Inc. from June 2013 to April 2020. From August 2014 to December 2022, Mr. Louie was the Founding Partner and on the Board of Directors of Convergence Concepts, Inc. From January 2005 to November 2012, Mr. Louie served as the Chief Executive Officer was on the Board of Directors of Functional Tech Corp. Historically, Mr. Louie’s primary areas of focus have been business development, early/intermediate-stage venture capital and institutional investment financing.
Vikram Bajaj. Mr. Bajaj, age 47, has over twenty years of healthcare experience and has held corporate leadership positions in finance, strategy, and digital health. Mr. Bajaj currently serves as a consultant and assists various private and public healthcare companies on M&A processes and strategic transformation. From February 2020 to September 2021, Mr. Bajaj served as the Chief Financial Officer for Keystone Peer Review Organization, Inc. (dba Kepro) a leading healthcare services company. From August 2017 to October 2019, Mr. Bajaj served as the Senior Vice President and from 2009 to 2017, as the Vice President of Acelity L.P. Inc. a medical device company. Mr. Bajaj received a Bachelor of Commerce from the University of Delhi and holds a Master of Business Administration from the London Business School and Northwestern University.
Gordana Vunjak-Novakovic. Dr. Vunjak-Novakovic, age 74, is a bioengineer appointed University Professor, the highest academic rank at Columbia University, a role she has held since 2017, and is the first engineer in the history of Columbia to receive this highest distinction. Dr. Vunjak-Novakovic has been a professor at Columbia University since July 2005. She is also the Mikati Foundation Professor of Biomedical Engineering and Medical Sciences (since 2011) and Dental Medicine (since 2019). Dr. Vunjak-Novakovic directs the Laboratory for Stem Cells and Tissue Engineering, the national Tissue Engineering Resource Center, and Columbia’s Center for Dental and Craniofacial Research. The focus of her laboratory is on engineering functional human tissues for use in regenerative medicine and patient-specific “organs-on-chip” for studies of human pathophysiology. Additionally, Dr. Vunjak-Novakovic has founded five biotech companies: epiBone, Inc. in 2013, Tara Biosystems, Inc. in 2014, Xylyx Bio, Inc. in 2016, MatriTek, Inc. in 2016 and Immplacate, Inc. in 2017. Dr. Vunjak-Novakovic has served on the National Institute of Biomedical Imaging and Bioengineering Council from 2019 to 2022 and chaired the College of Fellows of the American Institute for Medical and Biological Engineering (“AIMBE”) from 2016 to 2017. Dr Vunjak-Novakovic is now chairing the Bioengineering section of the National Academy of Engineering, a position she has held since 2022, and is also currently serving on the Scientific Review Board of the Howard Hughes Medical Institute, a position she has held since 2010. Dr Vunjak-Novakovic was inducted into the Women in Technology International Hall of Fame, and received the Pierre Galletti Award of the AIMBE, and the Lifetime Achievement Award of the Tissue Engineering and Regenerative Medicine Society. She was elected to the New York Academy of Sciences, Academia Europaea, the National Academy of Engineering (the first women faculty at Columbia University), the National Academy of Medicine (the first engineer at Columbia University), the National Academy of Inventors, the Royal Society of Canada Academy of Science and the American Academy of Arts and Sciences. Dr. Vunjak-Novakovic received her Ph.D. in Chemical Engineering from the University of Belgrade in Serbia and was a Fulbright Fellow at MIT where she specialized in Biomedical Engineering.

You (“Patrick”) Sun. Mr. Sun, age 36, currently serves as the Chief Financial Officer for Denali and will serve as a director for Holdco upon Closing. Mr. Sun is an experienced banking and asset management professional. Since August 2020, Mr. Sun has served as the Chief Financial Officer of Lake Crystal Energy LLC, an oil and gas company. As the Chief Financial Officer, Mr. Sun evaluates and sources potential investments in oil and gas assets. He also oversees all financial functions of the company. Prior to this role, from August 2014 to December 2019, Mr. Sun served as a Vice President and an E&P Analyst of Seaport Global Securities LLC, a full-service investment bank, capital markets advisory and research platform based in New York. From July 2008 to May 2012, Mr. Sun served as Vice President of the Pacific Securities Co., Ltd., a Chinese investment bank and brokerage firm. Mr. Sun earned an MBA from Washington University in St. Louis, Olin Business School, and a B.S. degree in Mechanics from Peking University.
Anthony Lee. Mr. Lee, age 52, has over 26 years of experience in the medical device business. Since November 2021 Mr. Lee has served as the President of Novokera LLC, a start-up developing a biosynthetic cornea for the treatment of corneal blindness. Prior to Novokera, Mr.Lee was President of Eyegenix, a position he has held since March 2008. In 2011, Eyegenix and sister company Skai Ventures were awarded the statewide winner of the APEC 2011 Business Innovation Showcase. Prior to Eyegenix, from November 2003 to May 2007, Mr. Lee led the research and development team at Coalescent Surgical, Inc and has led R&D efforts at two venture financed companies. Mr. Lee is a registered Professional Engineer in the state of California. Mr. Lee holds over twenty US and international patents with several pending. He is both on the Board of Directors and on the Executive Committee for the Georgia Institute of Technology Petit Institute for Bioengineering and Bioscience, Board of Advisors, a position held since January 2023. Mr. Lee received his Biomedical Engineering and Master of Science in Mechanical Engineering from Georgia Tech in 1993 and 1995, respectively.
Brenda Sparks. Ms. Sparks, age 48, serves as the Chief Financial Officer of Longevity Biomedical, Inc., a position she has held since November 2022. From May 2020 to October 2022, Ms. Sparks served as Controller at Resonant, Inc., a publicly traded company designing front-end radio frequency filters. Prior to Resonant, from May 2016 to May 2020, Ms. Sparks served as the Corporate Controller at Cancer Prevention Pharmaceuticals, Inc., a private clinical stage company developing treatments for cancer prevention. From March 2015 to May 2016, Ms. Sparks was the Chief Accounting Officer at SynCardia Systems, Inc., a private company manufacturing the total artificial heart. From December 2009 to March 2015, Ms. Sparks served as the Controller/Division CFO for Myriad RBM, a division of Myriad Genetics, a publicly traded company developing genetic tests for cancer risk. From October 2007 to September 2009, Ms. Sparks was the Senior Director of Finance and Controller for ImaRx Therapeutics, Inc. a publicly traded biopharmaceutical company that develops and commercializes therapies for vascular disorders. From September 2004 to October 2007, Ms. Sparks also held various positions, including as an independent consultant with numerous companies such as Invitrogen, Illumina, Active.com and BackBone Software, Wireless Facilities, and Anacomp. Ms. Sparks involvement with these companies included accounting and financial management, SEC reporting, Sarbanes-Oxley compliance, international accounting, consolidations and Generally Accepted Accounting Principles analysis. From November 2001 to September 2004, Ms. Sparks was the Assistant Controller for ASRC Energy Services in Anchorage, Alaska, a large privately held company in oilfield services. From April 1997 to November 2001, Ms. Sparks held various accounting positions with companies in the architecture and motorsports collectible industries. Ms. Sparks graduated with honors in Accounting from Arizona State University and is a Certified Public Accountant licensed in the state of Arizona.
Francesco Curra. Dr. Curra, age 54, is currently the Chief Technology Officer of Cerevast Medical, Inc. a position he has held since April 2018. Dr. Curra previously co-founded Novuson Surgical, Inc. in February 2014, and served as Founder, Chief Technology Officer, and Director until August 2017. Dr. Churra is a recognized medical ultrasound professional with approximately twenty years of academic and private sector R&D experience in the fields of ultrasound imaging, high intensity focused ultrasound, nonlinear acoustics, and tissue bioeffects. Dr. Curra has developed state-of-the-art 3D models for nonlinear propagation and HIFU therapy, innovative imaging transducers, and novel monitoring and feedback imaging protocols. Dr. Curra’s primary R&D emphasis has been in the development of portable, point-of-care image-guided therapy systems for targeted clinical applications. Dr. Curra has made significant contributions to technology development in the areas of ultrasound-based cosmetic treatments and noninvasive and laparoscopic ultrasound surgery. Dr. Curra holds a Bachelor of Science in Bioengineering from Syracuse University and a Ph.D. in Bioengineering from the University of Washington.
Andrew Leo. Mr. Leo, Age 55, is a quality and regulatory affairs professional with 30 years of experience in biomedical research and development organizations. Mr. Leo is the Senior Vice President of Quality and Regulatory Affairs at Cerevast Medical, Inc., a position he has held since August 2015. Prior to that role, Mr. Leo was the Vice President of Quality at Cerevast Therapeutics, Inc., from January 2010 to May 2015. Mr. Leo has established and maintained quality management systems to support biomedical development programs for several organizations. Mr. Leo has successfully maintained ISO13485 certifications and CE Mark for multiple products. His previous work has also led to regulatory approval of microsphere products. Mr. Leo holds a BS degree in Chemistry from the University of Washington and an MBA from the University of Phoenix.
Corporate Governance
Director Independence
As a result of the Holdco Common Stock being listed on Nasdaq following consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of the Business Combination, the Holdco Board expects to undertake a review of the independence of the individuals named above. We anticipate that prior to the consummation of the Business Combination, the Holdco Board will determine that each of Jack Edwards, Howard Louie, Vikram Bajaj, and Gordana Vunjak-Novakovic qualifies as “independent” as defined under the applicable Nasdaq rules.
Composition of the Holdco Board After the Business Combination
Holdco’s business and affairs will be managed under the direction of its board of directors. Following the adoption of the Proposed Certificate of Incorporation in connection with the Business Combination, the Holdco Board will be divided into three classes, designated as Class I, Class II and Class III, with one class consisting of three directors and two classes consisting of two directors each. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the Business Combination; the Class I directors are Patrick Sun and Vikram Baja. The directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the Business Combination; the Class II directors are Gordana Vunjak-Novakovic and Howard Louie. The directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the Business Combination; the Class III directors are Bradford A. Zakes, Yuquan Wang, and Jack Edwards. At each succeeding annual meeting of the stockholders of Holdco, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.
Board Committees
Following the closing of the Business Combination, the standing committees of the Holdco Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. From time to time, the Holdco Board may establish other committees, including special committees as it deems necessary and advisable to address specific issues. Following the completion of the Business Combination, Holdco’s committee charters will be posted on its website www.longevitybiomedical.com, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.
Holdco’s Chief Executive Officer and other executive officers will regularly report to the non-executive directors and each standing committee to ensure effective and efficient oversight of its activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee
The members of Holdco’s audit committee will consist of Jack Edwards, Howard Louie and Vikram Bajaj, with Jack Edwards serving as the chair of the committee. We anticipate that prior to the completion of the Business Combination, the Holdco Board will determine that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act, as amended, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of Holdco’s audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In making this determination, the Holdco Board will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.
We anticipate that prior to the completion of the Business Combination, the Holdco Board will determine that each of Jack Edwards, Howard Louie, and Vikram Bajaj qualify as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, the Holdco Board will consider Jack Edwards’, Howard Louie’s, and Vikram Bajaj’s formal education and previous and current experience in financial and accounting roles. Both Holdco’s independent registered public accounting firm and management periodically will meet privately with Holdco’s audit committee.
The audit committee’s responsibilities will include, among other things:
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appointing, retaining, setting compensation of, and supervising Holdco’s independent registered public accounting firm (the “Independent Auditor”);

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reviewing the results and scope of the audit and other accounting related services and reviewing Holdco’s accounting practices;

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monitoring systems of internal accounting and disclosure controls;

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overseeing Holdco’s accounting and financial reporting processes and the audit of Holdco’s financial statements;

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overseeing Holdco’s compliance with legal and regulatory requirements;

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reviewing the qualifications and independence of the Independent Auditor; and

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reviewing the performance of Holdco’s internal auditing function and the Independent Auditor.

We believe that the composition and functioning of Holdco’s audit committee will meet the requirements for independence under the current Nasdaq listing standards.
Compensation Committee
The members of Holdco’s compensation committee will consist of Vikram Bajaj and Jack Edwards with Jack Edwards serving as the chair of the committee. Vikram Bajaj and Jack Edwards are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. We anticipate that prior to the completion of the Business Combination, the Holdco Board will determine that Vikram Bajaj and Jack Edwards are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee.
The compensation committee’s responsibilities include, among other things:
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reviewing and approving compensation paid to Holdco’s officers and directors;

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administering Holdco’s incentive compensation plans, including authority to make and modify awards under such plans;

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preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC; and

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discharging the Holdco Board’s responsibilities relating to compensation of Holdco’s executive officers and directors.

We believe that the composition and functioning of Holdco’s compensation committee will meet the requirements for independence under the current Nasdaq listing standards.
Nominating and Corporate Governance Committee
The members of Holdco’s nominating and corporate governance committee will consist of Gordana Vunjak-Novakovic, Howard Louie and Jack Edwards, with Howard Louie serving as the chair of the committee. We anticipate that prior to the completion of the Business Combination, the Holdco Board will determine that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations.
The nominating and corporate governance committee’s responsibilities include, among other things:
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oversee the selection of persons to be nominated to serve on the Holdco Board;

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reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Holdco Board select, the director nominees for the next annual meeting of stockholders;

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develop and recommend to the Holdco Board a set of corporate governance guidelines applicable to Holdco; and

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oversee the annual performance evaluation of the Holdco Board and its committees.

We believe that the composition and functioning of Holdco’s nominating and corporate governance committee will meet the requirements for independence under the current Nasdaq listing standards.
Code of Ethics
Holdco will adopt a code of ethical business conduct that applies to all of its directors, officers and Employees, which will be adopted by Holdco at the closing and will be available on Holdco’s website upon the completion of the Business Combination. Holdco’s code of business conduct will be a “code of ethics”, as defined in Item 406(b) of Regulation S-K. Please note that Holdco’s internet website address is provided as an inactive textual reference only. Holdco will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its internet website.
Risk Oversight
Upon the consummation of Business Combination, one of the key functions of the Holdco Board will be informed oversight of Holdco’s risk management process. The Holdco Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Holdco Board as a whole, as well as through various standing committees of the Holdco Board that address risks inherent in their respective areas of oversight.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table and accompanying footnotes set forth information with respect to (i) the beneficial ownership of Denali Class A Ordinary Shares and Denali Class B Ordinary Shares, as of December 14, 2023, the record date for the extraordinary general meeting and (ii) the expected beneficial ownership of Holdco Common Stock immediately following the consummation of the Business Combination, assuming the no redemption scenario, and alternatively, assuming the maximum redemption scenario, for:
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each person known by Denali to be, or who is expected to be upon consummation of the Business Combination, the beneficial owner of more than 5% of any class of outstanding Holdco Common Stock;

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each member of the Denali Board and each of Denali’s executive officers who beneficially owns Denali Ordinary Shares;

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each person who will become a member of the Holdco Board or an executive officer of Holdco upon the consummation of the Business Combination who is expected to beneficially own shares of Holdco Common Stock; and

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all of the members of the Denali Board and Denali’s executive officers as a group, and all members of the Holdco Board and the executive officers of Holdco following consummation of the Business Combination, as a group.

As of December 14, 2023, Denali had 7,110,329 Denali Ordinary Shares issued and outstanding, consisting of (i) 4,537,829 shares of Denali Class A Ordinary Shares owned by 1 holder of record and (ii) 2,062,500 shares of Denali Class B Ordinary Shares owned by 6 holders of record. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.
The number of shares and the percentages of beneficial ownership below on a pre-Business Combination basis are based on the number of Denali Ordinary Shares issued and outstanding as of December 14, 2023. In computing the number of Denali Ordinary Shares beneficially owned by a person and the percentage ownership of such person, Denali deemed to be outstanding all Denali Ordinary Shares subject to options held by the person that are currently exercisable or exercisable within 60 days of December 14, 2023. Denali did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
The expected beneficial ownership of shares of Holdco Common Stock post-Business Combination, assuming the no redemption scenario, has been determined based upon the assumptions: (i) no public shareholder has exercised its redemption rights to receive cash from the trust account in exchange for its public shares, (ii) 11,261,947 shares of Holdco Common Stock are issued to the former equityholders of Longevity as consideration in the Business Combination, (ii) all 2,062,500 Denali Class B Ordinary Shares shall have converted into 2,062,500 shares of Holdco Common Stock, (iii) 86,625 shares of Holdco Common Stock are issued to the Representatives as partial compensation for their deferred underwriter fees, (iv) the FutureTech Convertible Promissory Notes outstanding with Denali have been converted into 99,171 shares of Holdco Common Stock, and (v) none of the Denali Public Warrants or Denali Private Placement Warrants have been exercised, (vi) none of the options or warrants under each outstanding Longevity converted stock option and warrant have been exercised, (v) none of the Series A Convertible Preferred Stock have been converted, (vii) the Sponsor Convertible Promissory Note outstanding with Denali has not been converted, and (viii) there will be an aggregate of 18,558,072 shares of Holdco Common Stock issued and outstanding at the closing of the Business Combination.
The expected beneficial ownership of shares of Holdco Common Stock post-Business Combination, assuming the maximum redemption scenario, has been determined based upon the same assumptions set forth above, except that the maximum redemption scenario assumes that (i) public shareholders have exercised their redemption rights to receive cash from the trust account in exchange for the 4,537,829 public shares in the aggregate, (ii) all remaining 2,062,500 Denali Class B Ordinary Shares, after giving effect to the Sponsor forfeiture, shall have converted into 2,062,500 shares of Holdco Common Stock, and (iii) there will be an aggregate of 14,020,243 shares of Holdco Common Stock issued and outstanding at the closing of the Business Combination.

If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under the title “After the Business Combination” in the following table will be different.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned ordinary shares or common stock, as applicable.
	Before the Business Combination					After the Business Combination
	Class A Ordinary Shares		Class B Ordinary Shares			No Redemptions Scenario Common Stock		Maximum Redemption Scenario Common Stock
Name and Address of Beneficial Owner†	Number of Shares	% of Class	Number of Shares	% of Class	% of Total Voting Power**	Number of Shares	% of Outstanding Shares	Number of Shares	% of Outstanding Shares
Denali Capital Global Investment LLC(1)	510,000	11.24%	1,932,500	93.70%	34.35%	2,508,378	13.47%	2,508,378	17.81%
Lei Huang	—	—	50,000	2.40%	0.70%	50,000	*	50,000	*
You (“Patrick”) Sun	—	—	20,000	*	0.28%	20,000	*	20,000	*
Huifeng Chang	—	—	20,000	*	0.28%	20,000	*	20,000	*
Jim Mao	—	—	20,000	*	0.28%	20,000	*	20,000	*
Kevin Vassily	—	—	20,000	*	0.28%	20,000	*	20,000	*
All directors and executive officers of Denali as a group (5 individuals)	—	—	2,062,500	100%	29.01%	2,638,378	14.17%	2,638,378	18.73%
Hudson Bay Capital Management LP(2)	500,000	11.02%	—	—	7.03%	500,000	2.69%	—	—
Boothbay Fund Management, LLC(3)	470,000	10.36%	—	—	6.61%	470,000	2.53%	—	—
Polar Asset Management Partners Inc.(4)	500,000	11.02%	—	—	7.03%	500,000	2.69%	—	—
Mizuho Financial Group, Inc.(5)	493,672	10.88%	—	—	6.94%	493,672	2.66%	—	—
Shaolin Capital Management LLC(6)	658,900	14.52%	—	—	9.27%	658,900	3.55%	—	—
ATW SPAC Management LLC(7).	470,000	10.36%	—	—	6.61%	470,000	2.53%	—	—
Directors and Named Executive Officers of Holdco After Consummation of the Business Combination††
Yuquan Wang(8).	—	—	—	—		6,710,474	33.25%	6,710,474	47.86%
Bradford A. Zakes(9)	—	—	—	—		1,037,741	5.36%	1,037,741	7.00%
Jack Edwards	—	—	—	—		—	—	—	—
Howard Louie	—	—	—	—		—	—	—	—
Vikram Bajaj	—	—	—	—		—	—	—	—

	Before the Business Combination					After the Business Combination
	Class A Ordinary Shares		Class B Ordinary Shares			No Redemptions Scenario Common Stock		Maximum Redemption Scenario Common Stock
Name and Address of Beneficial Owner†	Number of Shares	% of Class	Number of Shares	% of Class	% of Total Voting Power**	Number of Shares	% of Outstanding Shares	Number of Shares	% of Outstanding Shares
Gordana Vunjak-Novakovic	—	—	—	—		—	—	—	—
You (Patrick) Sun	—	—	—	—		20,000	*	20,000	*
Anthony Lee(10)	—	—	—	—		1,216,629	6.56%	1,216,629	8.68%
Brenda Sparks	—	—	—	—		—	—	—	—
Francesco Curra(11)	—	—	—	—		123,489	*	123,489	*
Andrew Leo(12)	—	—	—	—		129,679	*	129,679	*
All Directors and Executive Officers of Holdco After Consummation of the Business Combination (11 individuals)						9,238,012	43.49%	9,238,012	55.30%
Other 5% Shareholders	—	—	—	—
FutureTech Capital LLC(13)	—	—	—	—		3,436,811	17.03%	3,436,811	21.97%
Jennifer Elisseeff(14)	—	—	—	—		2,354,294	12.69%	2,354,294	16.79%
Kalakaua, LLC(15)	—	—	—	—		1,216,629	6.56%	1,216,629	8.68%
Haiyin Capital Investment Limited(16)	—	—	—	—		975,551	5.26%	975,551	6.96%
Haiyin Equity Investment Fund LP(16)	—	—	—	—		1,407,325	7.58%	1,407,325	10.04%
Haiyin Equity Investment Fund II LP(16)	—	—	—	—		300,112	1.62%	300,112	2.14%
Haiyin Tech LP(16)	—	—	—	—		590,675	3.18%	590,675	4.21%

*
Denotes less than 1%.

**
Percentage of total voting power represents voting power with respect to all Denali Class A Ordinary Shares and Denali Class B Ordinary Shares, as a single class.

†
Unless otherwise noted, the business address of each of the following entities or individuals is 437 Madison Avenue, 27th Floor, New York, New York 10022.

††
Unless otherwise noted, the business address of each of the following individuals after the Closing is 12100 NE 195th St, Suite 150, Bothell, Washington 98011 .

(1)
Interests shown prior to the Business Combination consist solely of (i) private placement shares and (ii) founder shares. The private placement shares and founder shares are convertible into Holdco Common Stock on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained therein.

(2)
This information is based solely on a Schedule 13G filed by Hudson Bay Capital Management LP and Sander Gerber (collectively, the “Hudson Reporting Persons”) with the SEC on February 7, 2023. The Hudson Reporting Persons have a shared voting power of 500,000 shares and shared dispositive power of 500,000 shares. The business address of such holder is 28 Havemeyer Place, 2nd Floor, Greenwich, CT 06830.

(3)
This information is based solely on a Schedule 13G filed by Boothbay Fund Management, LLC and Ari Glass (collectively, the “Boothbay Reporting Persons”) with the SEC on February 10, 2023. The

Boothbay Reporting Persons have a shared voting power of 470,000 shares and shared dispositive power of 470,000 shares. The business address of such holder is 140 East 45th Street, 14th Floor, New York, NY 10017.
(4)
This information is based solely on a Schedule 13G filed by Polar Asset Management Partners Inc. (“Polar”) with the SEC on February 10, 2023. Polar has sole voting power of 500,000 shares and sole dispositive power of 500,000 shares. The business address of such holder is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(5)
This information is based solely on a Schedule 13G filed by Mizuho Financial Group, Inc. (“Mizuho”) with the SEC on February 10, 2023. Mizuho has sole voting power of 493,672 shares and sole dispositive power of 493,672 shares. The business address of such holder is 1-5-5, Otemachi, Chiyoda-ku, Tokyo 100-8176, Japan.

(6)
This information is based solely on a Schedule 13G filed by Shaolin Capital Management LLC (“Shaolin”) with the SEC on February 13, 2023. Shaolin has sole voting power of 658,900 shares and sole dispositive power of 658,900 shares. The business address of such holder is 230 NW 24th Street, Suite 603, Miami, FL 33127.

(7)
This information is based solely on a Schedule 13G filed by ATW SPAC Management LLC, Antonio Ruiz-Gimenez, and Kerry Propper (collectively, the “ATW Reporting Persons”) with the SEC on February 14, 2023. The ATW Reporting Persons have a shared voting power of 470,000 shares and shared dispositive power of 470,000 shares. The business address of such holder is 17 State Street, Suite 2100, New York, NY 10004.

(8)
Consists of (i) 3,436,811 shares of common stock owned by FutureTech Capital LLC, (ii) 975,551 shares of common stock owned by Haiyin Capital Investment Limited, (iii) 1,407,325 shares of common stock owned by Haiyin Equity Investment Fund LP, (iv) 300,112 shares owned by Haiyin Equity Investment Fund II LP, and (v) 590,675 shares owned by Haiyin Tech LP. Yuquan Wang is the manager of FutureTech Capital LLC and the managing partner of each of Haiyin Capital Investment Limited, Haiyin Equity Investment Fund LP, Haiyin Equity Investment Fund II LP, and Haiyin Tech LP. By virtue of these relationships, Mr. Wang may be deemed to have beneficial ownership of the securities reported by such entities. Mr. Wang disclaims any such beneficial ownership except to the extent of his pecuniary interest. The business address of Yuquan Wang is 128 Gail Drive, New Rochelle, New York 10805.

(9)
Consists of (i) 230,609 shares of common stock and (ii) 807,132 shares of common stock that may be acquired upon exercise of stock options that are exercisable with 60 days of December 14, 2023.

(10)
Consists of 1,216,629 shares owned by Kalakaua, LLC. Anthony Lee is the manager of Kalakaua, LLC and, by virtue of this relationship, may be deemed to have beneficial ownership of the securities reported by Kalakaua, LLC. Mr. Lee disclaims any such beneficial ownership except to the extent of his pecuniary interest.

(11)
Consists of 123,489 shares of common stock that may be acquired upon exercise of stock options that are exercisable within 60 days of December 14, 2023.

(12)
Consists of 129,679 shares of common stock that may be acquired upon exercise of stock options that are exercisable within 60 days of December 14, 2023.

(13)
Consists of (i) 1,712,640 shares of common stock, (ii) 99,171 shares of common stock that may be acquired upon the conversion of certain convertible promissory notes that are convertible within 60 days of December 14, 2023, and (iii) 1,625,000 shares of common stock that may be acquired upon the conversion of 1,300,000 shares of Series A Convertible Preferred Stock, assuming a conversion price of $8 per share, that are convertible within 60 days of December 14, 2023. Yuquan Wang is the manager of FutureTech Capital LLC and, by virtue of this relationship, may be deemed to have beneficial ownership of the securities reported. Mr. Wang disclaims any such beneficial ownership except to the extent of his pecuniary interest. The business address of FutureTech Capital LLC is 128 Gail Drive, New Rochelle, New York 10805.

(14)
The business address of Jennifer Elisseeff is 400 N. Broadway, Smith 5035, Baltimore, Maryland 21231.

(15)
Anthony Lee is the manager of Kalakaua, LLC and, by virtue of this relationship, may be deemed to have beneficial ownership of the securities reported. Mr. Lee disclaims any such beneficial ownership except to the extent of his pecuniary interest. The business address of Kalakaua, LLC is 2777 Paradise Rd., Apt. 3303, Las Vegas, Nevada 89109.

(16)
Yuquan Wang is the managing partner of each of these entities and, by virtue of these relationships, may be deemed to have beneficial ownership of the securities reported. Mr. Wang disclaims any such beneficial ownership except to the extent of his pecuniary interest. The business address of each of these entities is Suite 1103A, Tower 1 of China Central Place, 81 Jianguo Road, Chaoyang District, Beijing, China. Haiyin Capital is an affiliate of FutureTech Capital LLC. Hayin Capital is owned by Yuquan Wang, Xiaomei Wu, and Dongping Li. Mr. Wang holds 42% of the ownership interests, Ms. Wu holds 40% of the ownership interests, and Mr. Li holds 18% of the ownership interests. Each of Messrs. Wang and Li and Ms. Wu are Chinese nationals.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Denali
Founder Shares
On February 3, 2022, the Sponsor paid an aggregate of $25,000, or approximately $0.012 per share, in consideration of 2,156,250 Denali Class B Ordinary Shares, par value $0.0001 per share. In March 2022, the Sponsor transferred 20,000 Denali Class B Ordinary Shares to the Chief Financial Officer of Denali and an aggregate of 110,000 Denali Class B Ordinary Shares to certain members of the board of directors of Denali. The number of Denali Class B Ordinary Shares issued was determined based on the expectation that such Denali Class B Ordinary Shares would represent approximately 20% of the issued and outstanding shares upon completion of the offering (not including the private placement shares). On May 23, 2022, the Sponsor forfeited 93,750 Denali Class B Ordinary Shares based on the over-allotment option partially exercised by the underwriters.
Denali Private Placement Units
On April 11, 2022, Denali completed the sale to the Sponsor of an aggregate of 510,000 Denali Private Placement Units for a purchase price of $10.00 per whole warrant for an aggregate of $5,100,000. Each whole Private Placement Unit will consist of one ordinary share and one Private Warrant. Each Private Warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment. The Private Placement Units will not be transferable, assignable, or saleable until 30 days after the completion by Denali of an initial business combination.
Original Sponsor Letter Agreement
On April 6, 2022, Denali entered into the Sponsor Letter Agreement with the Sponsor, pursuant to which, among other things, the Sponsor agreed to vote all Denali Class B Ordinary Shares held by it to approve a proposed business combination (including any proposals recommended by the Denali Board in connection with such business combination) and not to redeem any Denali shares held by them in connection with such shareholder approval in order to induce Denali and the underwriters in Denali’s initial public offering to enter into an underwriting agreement and to proceed with Denali’s initial public offering.
Sponsor Agreement
On January 25, 2023, in connection with the execution of the Merger Agreement, Denali, Denali Capital Global Investments LLC (the “Sponsor”) and Longevity entered into a Voting and Support Agreement (the “Sponsor Agreement”), pursuant to which, among other things, the Sponsor agreed to, at any duly called meeting of the shareholders of Denali, and in any action by written consent of the shareholder of Denali requested by Denali’s board of directors or undertaken as contemplated by the Mergers, the Sponsor vote its Class B ordinary shares of Denali (“Denali Class B Ordinary Shares”) (a) in favor of the adoption of the Merger Agreement and approval of the Mergers (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any material respect of any representation, warranty, covenant, obligation or agreement of Denali, Holdco, Denali Merger Sub, or Longevity Merger Sub contained in the Merger Agreement, (c) in favor of each of the proposals set forth in the Registration Statement / Proxy Statement, and (d) except as expressly set forth in the Registration Statement / Proxy Statement, against the following actions or proposals: (i) any proposal in opposition to approval of the Merger Agreement or in competition with or materially inconsistent with the Merger Agreement; or (ii) (A) any amendment of the certificate of incorporation or bylaws of Denali; (B) any change in Denali’s corporate structure or business; or (C) any other action or proposal involving Denali or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Mergers in any material respect or would reasonably be expected to result in any of Denali’s closing conditions or obligations under the Merger Agreement not being satisfied. The Sponsor agrees not to, and shall cause its affiliates not to, enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in the Sponsor Agreement.

Related Party Loans
On February 3, 2022, Denali issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Sponsor has agreed to loan Denali up to $400,000 to be used for a portion of the expenses of the IPO. As of April 11, 2022, there was $80,000 outstanding under the Promissory Note. This loan is non-interest bearing and unsecured. On April 12, 2022, the loan has been repaid upon the closing of the IPO out of the offering proceeds not held in the Trust Account.
On April 11, 2023, Denali issued a convertible promissory note (the “Sponsor Convertible Promissory Note”) in the total principal amount of up to $825,000 to the Sponsor. The Sponsor Convertible Promissory Note was issued with an initial principal balance of $412,500, with the remaining $412,500 drawable at Denali’s request prior to the maturity of the Sponsor Convertible Promissory Note. The Sponsor Convertible Promissory Note bears an interest equivalent to the lowest short-term Applicable Federal Rate, and matures upon the earlier of (i) the closing of Denali’s initial business combination and (ii) the date of the liquidation of Denali. At the option of the Sponsor, upon consummation of a business combination, the Sponsor Convertible Promissory Note may be converted in whole or in part into additional Class A ordinary shares of Denali, at a conversion price of $10 per ordinary share (the “Conversion Shares”). The terms of the Conversion Shares will be identical to those of the private placement shares that were issued to the Sponsor in connection with the IPO. In the event that Denali does not consummate a business combination, the Sponsor Convertible Promissory Note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.
On July 18, 2023, the Sponsor lent another $80,000 to the Company, resulting in the principal amount of the Sponsor Convertible Promissory Note being increased to $492,500.
On October 12, 2023, the Sponsor lent another $150,000 to the Company, resulting in the principal amount of the Sponsor Convertible Promissory Note being increased to $642,500.
Amended & Restated Registration Rights Agreement
Holdco, Sponsor and certain stockholders of Longevity will enter into an Amended & Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) at the Closing. The A&R Registration Rights Agreement will provide these holders (and their permitted transferees) with the right to require Holdco, at Holdco’s expense, to register Holdco Common Stock that they hold on customary terms for a transaction of this type, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement will also provide that Holdco pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.
Compensation
None of Denali’s executive officers or directors have received any cash compensation for services rendered to Denali. In addition, the Sponsor, Denali’s executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Denali’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Denali’s audit committee reviews on a quarterly basis all payments that were made by Denali to the Sponsor, Denali’s executive officers or directors, or their affiliates. Any such payments prior to a business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, Denali does not expect to have any additional controls in place governing Denali’s reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with Denali’s activities on Denali’s behalf in connection with identifying and consummating a business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by Denali to the Sponsor, Denali’s executive officers and directors, or their respective affiliates, prior to completion of Denali’s business combination.
Policy for Approval of Related Party Transactions
The audit committee of the Denali Board has adopted a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chair of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.
Longevity
Management Services Agreement
On May 1, 2022, Longevity, Cerevast, and FutureTech Partners, LLC (“FutureTech Partners”) entered into a Management Services Agreement, as amended and supplemented by Amendment #1 dated November 1, 2022 (the “Management Services Agreement”). Pursuant to the Management Services Agreement, Longevity Biomedical, Inc., and FutureTech Partners agreed to retain certain management services provided by Cerevast to Longevity for a term of six months from the effective date. The services consist of management, business, operational, financial, strategic, and advisory services related to a multi-company merger and SPAC financing transaction. The term renews automatically for additional one-month terms unless either party provides a 30-day notice before expiration of the initial term or any one-month renewal term. Pursuant to the Management Services Agreement as amended, the monthly fee payable by Longevity was increased from $65,000 to $120,000. Bradford A. Zakes, Longevity’s Chief Executive Officer, President and director is also Chief Executive Officer and a director and stockholder of Cerevast.
Promissory Notes
Longevity has received debt financing from FutureTech Partners evidenced by promissory notes, as described below, issued to FutureTech Partners in the aggregate principal amount of $4.85 million. The notes are non-interest-bearing and the principal amount of the notes is payable in full on the earlier of (i) the six-month anniversary of the issuance date of the note or (ii) the consummation of the Business Combination. Longevity may prepay the notes in its sole discretion without premium or penalty. The notes outstanding to date have been assigned by FutureTech Partners to its affiliate, FutureTech Capital LLC (“FutureTech Capital”), and all notes issued to FutureTech Partners in the future will also be assigned to FutureTech Capital. Prior to the closing of the Business Combination, the notes will be converted to shares of Longevity calculated as follows: (i) in exchange for the first $2.0 million of principal amount of notes outstanding, that number of shares of Longevity Common Stock equal to 11% of the total number of shares of Longevity Common Stock to be outstanding immediately prior to Longevity Effective Time, plus (ii) in exchange for each additional $1.28 million of principal amount of promissory notes outstanding, that number of shares of Longevity Common Stock equal to an additional 1% of Longevity common stock outstanding.
Yuquan Wang, a manager of FutureTech Partners, also serves as a board member and a 71.83% shareholder (indirectly through affiliates) of Cerevast.
Membership Interest Purchase Agreement
Sponsor and FutureTech Capital LLC, a Delaware limited liability company and an entity controlled by Yuquan Wang, who will serve as the Chairman of the Board of Holdco (the “Investor”) upon Closing, entered into a Sponsor Membership Interest Purchase Agreement dated November 8, 2022 (the “MIPA”). Investor currently holds notes payable from Company in the aggregate principal amount of $4.85 million that are convertible into approximately 1,693,440 shares of Longevity Common Stock, and is also an affiliate of a significant group of stockholders of Cerevast. Pursuant to the MIPA, Investor agreed to purchase 625,000 Class B Units of membership interests in Sponsor (“Sponsor Membership Units”) for a total purchase price of $5 million, $2 million of which has been paid in exchange for 250,000 Sponsor Membership Units as of the date of the Merger Agreement. Pursuant to the MIPA, Investor has agreed to pay the $3 million balance of the purchase price for the remaining 375,000 Sponsor Membership Units no later than two business days prior to the closing of the Business Combination. Each Sponsor Membership Unit entitles Investor to receive one Class B Share held by Sponsor, each of which will convert into one share of Holdco Common Stock at the closing of the Business Combination. The Sponsor Membership Units had an approximate market value of $6,881,250, based upon the closing price of $11.01 per Denali Class A Ordinary Share on the Nasdaq on December 13, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, or $6,250,000, based upon the transaction value of the Business Combination. Investor also agreed pursuant to the MIPA to pay any extension fees required to extend the time to close the Business Combination and to reimburse Sponsor’s incurred expenses related to the Business Combination if the Business Combination does not close.
Policies and Procedures for Related Person Transactions
Upon the Closing, Holdco will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which Holdco or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•
any person who is, or at any time during the applicable period was, one of Combined Entity’s officers or one of Holdco’s directors;

•
any person who is known by Holdco to be the beneficial owner of more than 5% of its voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than 5% of its voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The audit committee of Holdco’s board of directors will have the responsibility for reviewing and approving any related person transactions. In reviewing any related person transaction, the audit committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to Holdco than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the related person transaction.

DESCRIPTION OF HOLDCO SECURITIES
As a result of the Business Combination, Denali shareholders who receive shares of Holdco Common Stock in the transactions will become Holdco stockholders. Your rights as Holdco stockholders will be governed by Delaware law, the Proposed Certificate of Incorporation and the Proposed Bylaws. The following description of the material terms of Holdco’s securities reflects the anticipated state of affairs upon completion of the Business Combination.
In connection with the reorganization as part of the Business Combination, Denali will amend and restate its charter and bylaws. The following summary of the material terms of Holdco’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Certificate of Incorporation and Proposed Bylaws are attached as Annex I and Annex J, respectively, to this proxy statement/prospectus. You are encouraged to read the applicable provisions of Delaware law, the Proposed Certificate of Incorporation and the Proposed Bylaws in their entirety for a complete description of the rights and preferences of the Holdco securities following the Business Combination.
The following is a summary of the material terms, of Holdco’s securities following the Business Combination, which summary is not intended to be a complete description of the rights, preferences, limitations and other terms of such securities and is qualified in its entirety by the complete text of the Proposed Certificate of Incorporation and the Proposed Bylaws, as well as certain provisions of the DGCL, and we urge you to read those documents for more information about the terms of the Holdco’s securities following the Business Combination. The changes proposed to be made to the current memorandum and articles of association through the adoption of the Proposed Certificate of Incorporation are described in “Shareholder Proposal No. 5 — The Non-Binding Governance Proposals” and the full text of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached as Annex I and Annex J, respectively, to this proxy statement/prospectus. For purposes of this discussion, references to “Holdco” and similar phrases refer to Longevity and its affairs following the closing of the Business Combination and the transactions contemplated thereby.
Authorized and Outstanding Stock
The Proposed Certificate of Incorporation authorizes the issuance of a total of 201,000,000 shares of capital stock, each with par value $0.0001 per share, consisting of (a) 200,000,000 shares of common stock (b) 2,000,000 shares of preferred stock. The shares of Holdco Common Stock to be issued in the Business Combination will be duly authorized, validly issued, fully paid and non-assessable. As of the record date for the extraordinary general meeting, there were 7,110,329 shares of ordinary shares issued and outstanding.
Common Stock
Voting Power. Except as otherwise required by law or as otherwise provided in any preferred stock designation, the holders of Holdco Common Stock will possess all voting power for the election of Holdco directors and all other matters submitted to a vote of stockholders of Holdco. Each holder of Holdco Common Stock is entitled to one vote per share.
Except as otherwise required by law, holders of Holdco common stock, as such, will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation (including any preferred stock designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Holdco preferred stock if the holders of such affected series of Holdco preferred stock are entitled to vote on such amendment pursuant to the Proposed Certificate of Incorporation (including any preferred stock designation) or pursuant to the DGCL.
Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding class or series of preferred stock of Holdco, holders of Holdco common stock will be entitled to receive dividends when, as and if declared by the Holdco Board, payable either in cash, in property or in shares of capital stock. All shares of common stock shall be of equal rank and shall be identical with respect to rights to such dividends.

Liquidation, Dissolution and Winding Up. Upon Holdco voluntary or involuntary liquidation, dissolution or winding up and after payment in full of the debts and other liabilities of Holdco and to any holders of Holdco preferred stock having liquidation preferences, if any, the holders of the shares of the Common Stock shall be entitled to receive all the remaining assets of Holdco available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock then issued and outstanding.
Preemptive or Other Rights. Subject to applicable law and the preferential rights of any other class or series of stock, all shares of Holdco common stock will have equal dividend, distribution, liquidation and other rights, and will have no preference or appraisal rights, except for any appraisal rights provided by the DGCL. Furthermore, subject to applicable law, holders of Holdco common stock will have no preemptive rights and there are no conversion, sinking fund or redemption rights, or rights to subscribe for any of Holdco’s securities. The rights, powers, preferences and privileges of holders of Holdco common stock will be subject to those of the holders of any shares of Holdco preferred stock that Holdco’s Board may authorize and issue in the future.
Election of Directors
The Holdco Board will be divided into three classes, designated as Class I, Class II and Class III, with one class consisting of three directors and two classes consisting of two directors each. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the Closing of the Business Combination; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the Closing of the Business Combination; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the Closing of the Business Combination. At each succeeding annual meeting of the stockholders of Holdco, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all vote cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Because the Proposed Certificate of Incorporation will not permit stockholders to cumulate their votes in the election of directors, the holder of a majority of the outstanding shares of Holdco Common Stock entitled to vote in any election of directors can elect all of the directors outstanding for election, if they choose.
Preferred Stock
The Proposed Certificate of Incorporation provides that shares of Holdco preferred stock may be issued from time to time in one or more classes or series. The Holdco Board will be authorized to establish the voting rights, if any, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, applicable to the shares of each series of Holdco preferred stock. Holdco Board will be able to, without stockholder approval, issue Holdco preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Holdco common stock and could have anti-takeover effects. The ability of the Holdco Board to issue Holdco preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Holdco or the removal of existing management.
Denali has no preferred stock outstanding as of the date of this proxy statement/prospectus, and there will be 1,800,000 shares of preferred stock outstanding immediately after the Closing of the Business Combination, consisting of 1,800,000 shares of Series A Convertible Preferred Stock.
Series A Convertible Preferred Stock
Pursuant to the Amended and Restated FutureTech Subscription Agreement, immediately following the filing of the Proposed Certificate of Incorporation, Holdco will file a Certificate of Designation (the “Certificate of Designation”) establishing a series of preferred stock designated as “Series A Convertible Preferred Stock” (the “Series A Convertible Preferred Stock”).
Assuming the Condition Precedent Proposals are approved, the Certificate of Designation will be filed and establish the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of the Series A Convertible Preferred Stock, which are described in more detail below.
Authorized Shares.   Pursuant to the Certificate of Designation, Holdco will authorize 2,000,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share.
Dividends. Holders of Series A Convertible Preferred Stock will be entitled to receive dividends on shares of Series A Convertible Preferred Stock equal to and in the same form as dividends actually paid on shares of HoldcoCommon Stock when, as and if such dividends are paid on shares of HoldcoCommon Stock on an as-converted basis. No other dividends shall be paid on shares of Series A Convertible Preferred Stock.
Voting Rights.   Holders of outstanding shares of Series A Convertible Preferred Stock will be entitled to vote with holders of outstanding shares of Holdco Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of Holdco for their action or consideration (whether at a meeting of stockholders of Holdco, by written action of stockholders in lieu of a meeting, or otherwise). Each holder of outstanding shares of Series A Convertible Preferred Stock will be entitled to a number of votes equal to the number of shares of Holdco Common Stock into which such shares of Series A Convertible Preferred Stock are then-convertible based on the then-effective Conversion Price (defined below) as of the record date for determining stockholders entitled to vote on such matter. Further, as long as any shares of Series A Convertible Preferred Stock are outstanding, Holdco shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Convertible Preferred Stock or alter or amend the Certificate of Designation, (b) amend Proposed Certificate of Incorporation, as amended, or other charter documents in any manner that adversely affects any rights of such holders, (c) increase the number of authorized shares of Series A Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.
Ranking; Liquidation.   The Series A Convertible Preferred Stock will rank (i) senior to all of the Holdco Common Stock; (ii) senior to any class or series of capital stock of Holdco created subsequent to the filing of the Certificate of Designation specifically ranking by its terms junior to the Series A Convertible Preferred Stock (“Junior Securities”); (iii) on parity with any class or series of capital stock of Holdco created subsequent to the filing of the Certificate of Designation specifically ranking by its terms on parity with the Series A Convertible Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of Holdco created subsequent to the filing of the Certificate of Designation specifically ranking by its terms senior to the Series A Convertible Preferred Stock (“Senior Securities”), in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of Holdco, whether voluntarily or involuntarily.
Subject to any superior liquidation rights of the holders of any Senior Securities and the rights of Holdco’s existing and future creditors, upon any liquidation, dissolution or winding-up of Holdco, whether voluntary or involuntary (a “Liquidation”), each holder of Series A Convertible Preferred Stock shall be entitled to be paid out of the assets of Holdco legally available for distribution to stockholders, prior and in preference to any distribution of any of the assets or surplus funds of Holdco to the holders of Holdco Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to the Stated Value (as defined below) for each share of Series A Convertible Preferred Stock held by such holder and an amount equal to any dividends declared but unpaid thereon, and thereafter the holders shall be entitled to receive out of the assets, whether capital or surplus, of Holdco the same amount that a holder of Holdco Common Stock would receive if the Series A Convertible Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Holdco Common Stock which amounts shall be paid pari passu with all holders of Holdco Common Stock.
Conversion Rights.   Each share of Series A Convertible Preferred Stock will be convertible at any time and from time to time from and after the date it is issued at the option of the holder thereof into that number of shares of Holdco Common Stock determined by dividing the Stated Value of such share of Series A Convertible Preferred Stock by the Conversion Price. For purposes of the foregoing, “Conversion Price” shall mean the lower of (i) $8.00 and (ii) the product of (x) the average of the twenty (20) consecutive daily VWAPs over the twenty (20) consecutive trading days ending on and including the date of the conversion, multiplied by (y) 80%; provided, however, that in no event will the Conversion Price be less than $5.00 (as adjusted in accordance with the Certificate of Designation, the “Floor Price”); and “Stated Value” shall mean $10.00, subject to increase in accordance with the Certificate of Designation.
Holdco will not effect any conversion to the extent that after giving effect to such conversion, the converting holder would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any shares of Series A Convertible Preferred Stock, 9.99%) of the Holdco Common Stock outstanding immediately after giving effect to the conversion.
The Conversion Price and Floor Price are subject to adjustment to the extent that Holdco, at any time while shares of Series A Convertible Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Holdco Common Stock on shares of Holdco Common Stock or any other common stock equivalents, (ii) subdivides outstanding shares of Holdco Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Holdco Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Holdco Common Stock, any shares of capital stock of Holdco. Additionally, if at any time Holdco grants, issues or sells any common stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Holdco Common Stock (the “Purchase Rights”), then each holder of Series A Convertible Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of Holdco Common Stock acquirable upon complete conversion of such holder’s Series A Convertible Preferred Stock. Further, if Holdco declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Holdco Common Stock at any time after the issuance of the Series A Convertible Preferred Stock, then, in each such case, each holder of Series A Convertible Preferred Stock shall be entitled to participate in such distribution to the same extent that the holder would have participated therein if the holder had held the number of shares of Holdco Common Stock acquirable upon complete conversion of such holder’s Series A Convertible Preferred Stock.
Fundamental Transactions.   If at any time while shares of Series A Convertible Preferred Stock are outstanding, (i) Holdco, directly or indirectly, in one or more related transactions effects any merger or consolidation of Holdco with or into another person, (ii) Holdco, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by Holdco or another person) is completed pursuant to which holders of Holdco Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Holdco Common Stock, (iv) Holdco, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Holdco Common Stock or any compulsory share exchange pursuant to which the Holdco Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) Holdco, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the outstanding shares of Holdco Common Stock (not including any shares of Holdco Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Series A Convertible Preferred Stock, each holder of Series A Convertible Preferred Stock shall have the right to receive, for each share of Holdco Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of common stock of the successor or acquiring corporation or of Holdco, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Holdco Common Stock for which its shares of Series A Convertible Preferred Stock are convertible immediately prior to such Fundamental Transaction. If holders of Holdco Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each holder of Series A Convertible Preferred Stock shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series A Convertible Preferred Stock following such

Fundamental Transaction. Holdco shall cause any successor entity in a Fundamental Transaction in which Holdco is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of Holdco under the Certificate of Designation.
Warrants
As of March 17, 2023, there were 8,760,000 Denali Warrants (each Denali Warrant entitling its holder to purchase one Denali Class A Ordinary Shares) outstanding, consisting of 8,250,000 Denali Public Warrants issued in the IPO and 510,000 Denali Private Placement Warrants as part of Denali Private Placement Units issued to the Sponsor (collectively, the “Denali Warrants”). Upon the completion of the Business Combination, each holder of Denali Warrants will be entitled to receive Holdco Warrants and as such, each Denali Warrant that entitles the holder to purchase one Denali Class A Ordinary Share at a price of $11.50 per share that is outstanding immediately prior to the Denali Effective Time, will automatically and irrevocably be modified to provide that each holder of such Denali Warrant will be entitled to purchase one share of Holdco Common Stock at an exercise price of $11.50 on the same terms and conditions.
Denali and Holdco Warrants
Each whole warrant entitles the registered holder to purchase one share of Holdco Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination (subject to certain exceptions). Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Holdco Common Stock. The warrants will expire five years after the Closing, at 5:00 p.m., New York City time.
Holdco will not be obligated to deliver any shares of Holdco Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Holdco Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to Holdco satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and Holdco will not be obligated to issue a share of Holdco Common Stock upon exercise of a warrant unless the shares of Holdco Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will Holdco be required to net cash settle any warrant.
Redemption of Warrants when Price per Share of Holdco Common Stock Equals or Exceeds $16.50.
Upon the consummation of the Business Combination and once the warrants become exercisable, Holdco may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
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in whole and not in part;

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at a price of $0.01 per warrant;

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upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

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if, and only if, the closing price per share of Holdco Common Stock equals or exceeds $16.50 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending three trading days before Holdco send the notice of redemption to the warrant holders.

Holdco will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Holdco Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Holdco Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by Holdco, Holdco may exercise its redemption right even if Holdco is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Holdco has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Holdco issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price per share of Holdco Common Stock may fall below the $16.50 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
If Holdco calls the warrants for redemption as described above, Holdco’s management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” Holdco’s management will consider, among other factors, the cash position, the number of warrants that are outstanding and the dilutive effect on Holdco’s stockholders of issuing the maximum number of Holdco Common Stock issuable upon the exercise of our warrants. If Holdco’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Holdco Common Stock equal to the quotient obtained by dividing (x) the product of the number of Holdco Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average volume weighted average last reported sale price of the Holdco Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If Holdco’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Holdco Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.
Redemption Procedures
A holder of a warrant may notify Holdco in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as a holder may specify) of the shares of Holdco Common Stock issued and outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of Holdco Common Stock is increased by a capitalization or share dividend payable in shares of Holdco Common Stock, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Holdco Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Holdco Common Stock. A rights offering made to all or substantially all holders of shares of Holdco Common Stock entitling holders to purchase shares of Holdco Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Holdco Common Stock equal to the product of (i) the number of shares of Holdco Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Holdco Common Stock) and (ii) one minus the quotient of (x) the price per share of Holdco Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Holdco Common Stock, in determining the price payable per share of Holdco Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price per share of Holdco Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Holdco Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if Holdco, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Holdco Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share in respect of such event.
If the number of outstanding share of Holdco Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of the shares of Holdco Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Holdco Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Holdco Common Stock.
Whenever the number of shares of Holdco Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Holdco Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Holdco Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Holdco Common Stock (other than those described above or that solely affects the par value of such shares of Holdco Common Stock), or in the case of any merger or consolidation of Holdco with or into another corporation (other than a consolidation or merger in which Holdco is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Holdco Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Holdco as an entirety or substantially as an entirety in connection with which Holdco is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Holdco Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Holdco Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Holdco Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Holdco Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of shares of Holdco Common Stock in such a transaction is payable in the form of shares of Holdco Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
In addition, if (x) Holdco issued additional Holdco Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $16.50 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 165% of the higher of the Market Value and the Newly Issued Price.
The warrants will be issued in registered form under a warrant agreement between VStock Transfer, LLC, as warrant agent, and Holdco. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision, (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of a majority of the then-outstanding warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrant holders do not have the rights or privileges of holders of shares of Holdco Common Stock and any voting rights until they exercise their warrants and receive shares of Holdco Common Stock. After the issuance of the shares of Holdco Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of the number of Holdco Common Stock to be issued to the warrant holder.
Private Placement Warrants
The terms and provisions of the private placement warrants are identical to the public warrants, except that, subject to certain limited exceptions, they are subject to transfer restrictions until 30 days following the consummation of an initial business combination.
PIPE Warrants
On November 17, 2023, Holdco and FutureTech Capital entered into the Amended and Restated FutureTech Subscription Agreement, pursuant to which FutureTech Capital subscribed for and purchased

1,300,000 shares Series A Convertible Preferred Stock and 2,600,000 warrants, with each warrant being exercisable for a period of five years that commences upon the six-month anniversary of the Closing, for one share of Holdco Common Stock at an exercise price of $8.00 per share (the “PIPE Warrants”).
The terms of the PIPE Warrants are governed by the Amended and Restated FutureTech Subscription Agreement and the form of warrant attached thereto (the “Form of PIPE Warrant”). Each PIPE Warrant is exercisable at any time for one share of Holdco Common Stock at an exercise price of $8.00 per share, subject to adjustment as described below. The PIPE Warrants may only be exercised for a whole number of shares of Holdco Common Stock. If at any time after the six-month anniversary of the closing of the Business Combination, there is no effective registration statement registering the shares of Holdco Common Stock issuable upon exercise of the PIPE Warrants (the “PIPE Warrant Shares”), or the prospectus contained therein is not available for the resale of the PIPE Warrant Shares by the holder, then the PIPE Warrants may also be exercised, in whole or in part, at such time by means of a “cashless exercise” as described in the Form of Warrant.
A holder of a PIPE Warrant will be subject to a requirement that such holder will not have the right to exercise such PIPE Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.99% (or such lower amount as a holder may specify) of the shares of Holdco Common Stock issued and outstanding immediately after giving effect to such exercise.
If Holdco pays a stock dividend or otherwise makes a distribution or distributions on shares of Holdco Common Stock or any other equity or equity equivalent securities payable in shares of Holdco Common Stock, subdivides outstanding shares of Holdco Common Stock into a larger number of shares, combines (including by way of reverse stock split) outstanding shares of Holdco Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Holdco Common Stock any shares of capital stock of Holdco, then in each case the exercise price of the PIPE Warrants shall be multiplied by a fraction of which the numerator shall be the number of shares of Holdco Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Holdco Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of the PIPE Warrants shall be proportionately adjusted such that the aggregate exercise price of the PIPE Warrants shall remain unchanged. If at any time Holdco grants, issues or sells any Holdco Common Stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Holdco Common Stock (the “Purchase Rights”), then a holder of a PIPE Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Holdco Common Stock acquirable upon complete exercise of the PIPE Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Holdco Common Stock are to be determined for the grant, issue or sale of such Purchase Rights. If Holdco declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Holdco Common Stock while the PIPE Warrants are outstanding, by way of return of capital or otherwise, a holder of a PIPE Warrant will be entitled to participate in such distribution to the same extent that such hodler would have participated therein if such holder had held the number of shares of Holdco Common Stock acquirable upon complete exercise of the PIPE Warrant immediately before the date of which a record is taken for such distribution, or, if no such record is taken, the date as of which the record holders of shares of Holdco Common Stock are to be determined for the participation in such distribution.
The PIPE Warrant holders do not have the rights or privileges of holders of shares of Holdco Common Stock and any voting rights until they exercise their PIPE Warrants and receive shares of Holdco Common Stock. After the issuance of the shares of Holdco Common Stock upon exercise of the PIPE Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholder.
Dividends
Denali has not paid any cash dividends on the Denali Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Holdco’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends following the Business Combination will be within the discretion of the Post-Combination Board at such time. Holdco’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.
Listing of Securities
Denali Units, Denali Class A Ordinary Shares and Denali Warrants are currently listed on the Nasdaq, under the symbols “DECAU,” “DECA” and “DECAW,” respectively. Holdco intends to apply to list the shares of common stock of Holdco and such warrants on Nasdaq under the symbols “LBIO” and “LBIOW” respectively, upon the closing of the Business Combination. Upon the closing of the Business Combination, the units separate into their component securities and will not continue to be outstanding.
Transfer Agent and Registrar
VStock Transfer, LLC will be the transfer agent and registrar for Holdco Common Stock and the warrant agent for Holdco Warrants.
Certain Anti-Takeover Provisions of Delaware Law
Some provision of the DGCL and the Proposed Certificate of Incorporation contain or will contain provisions that could make the following transactions more difficult: an acquisition of Holdco by means of a tender offer; an acquisition of Holdco by means of a proxy contest or otherwise; or the removal of Holdco’s incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in Holdco’s best interests, including transactions which provide for payment of a premium over the market price for Holdco’s Common Stock.
Classified Board of Directors
The Holdco Board will be divided into three classes, designated as Class I, Class II and Class III, with one class consisting of three directors and two classes consisting of two directors each. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the Closing of the Business Combination; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the Closing of the Business Combination; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the Closing of the Business Combination. At each succeeding annual meeting of the stockholders of Holdco, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all vote cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.
Authorized but Unissued Shares
The authorized but unissued shares of Holdco Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Holdco Common Stock and preferred stock could make it more difficult or discourage an attempt to obtain control of Holdco by means of a proxy contest, tender offer, merger or otherwise.
Stockholder Action; Special Meetings of Stockholders
The Proposed Certificate of Incorporation provides that, subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any consent by such stockholders. As a result, a holder controlling a majority of Holdco capital stock would not be able to amend the Proposed Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Proposed Bylaws. This restriction does not apply to actions taken by the holders of any series of preferred stock of Holdco to the extent expressly provided in the applicable preferred stock designation.
Further, the Proposed Certificate of Incorporation provides that, subject to any special rights of the holders of preferred stock of Holdco, special meetings of the stockholders of Holdco may only be called by the Holdco Board, Holdco’s chief executive officer, or the chairman of the Holdco Board.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The Proposed Bylaws provide that stockholders seeking to bring business before Holdco’s annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of Holdco not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by Holdco. The Proposed Bylaws will also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude Holdco from bringing matters before its annual meeting of stockholders or from making nominations for directors.
Amendment of Charter or Bylaws
Upon consummation of the Business Combination, the Proposed Bylaws may be amended or repealed by the Holdco Board or by the affirmative vote of the holders of at least two-thirds of the voting power of all of the shares of the capital stock of Holdco entitled to vote in the election of directors, voting as one class. The affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding shares of capital stock of Holdco entitled to vote generally in the election of directors, voting together as a single class, will be required to adopt, amend or repeal certain provisions of the Proposed Certificate of Incorporation related to the classified Board and limitation of liabilities.
Board Vacancies
Any vacancy on the Holdco Board may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, subject to any special rights of the holders of preferred stock of Holdco. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. Except as otherwise provided by law, in the event of a vacancy in Holdco’s Board, the remaining directors may exercise the powers of the full Holdco Board until the vacancy is filled.
Preferred Directors
Under the Proposed Certificate of Incorporation, during any period when the holders of one or more series of preferred stock have the separate right to elect additional directors, the total authorized number of directors then in effect will automatically be increased by such number of directors that the holders of any series of preferred stock have the right to elect. Whenever the holders of one or more series of preferred stock having a separate right to elect additional directors cease to have such right, the terms of office of all preferred stock directors elected by the holders of such series of preferred stock, and the total authorized number of directors, will be automatically reduced accordingly.
Exclusive Forum Selection
The Proposed Certificate of Incorporation provides that (A) (i) any derivative action or proceeding brought on behalf of Holdco, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of Holdco to Holdco or Holdco’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the United States District Court for the District of Delaware; and (B) the United States District Court for the District of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Section 27 of the Securities Exchange Act of 1934 (the “Exchange Act”) creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the Proposed Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, which suits must be brought in the United States District Court for the District of Delaware.
Although Denali believes these provisions will benefit the Holdco stockholders by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although Holdco stockholders will not be deemed to have waived its compliance with federal securities laws and the rules and regulations thereunder.
Section 203 of the Delaware General Corporation Law
Following the effectiveness of the filing of the Proposed Certificate of Incorporation with the Delaware Secretary of State, Holdco will be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, Holdco would be able to enter into a business combination with an interested stockholder if:
a)
before the stockholder became interested, the Holdco Board approved either the business combination or the transaction in which the stockholder became an interested stockholder;

b)
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

c)
at or after the time the stockholder became interested, the business combination was approved by the Holdco Board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder; or

d)
the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interest stockholder and (ii) was not, at any time within the three year period immediately prior to a business combination between Holdco and such stockholder, an interest stockholder but for the inadvertent acquisition of ownership.
Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring Holdco to negotiate in advance with the Holdco Board because the stockholder approval requirement would be avoided if the Holdco Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the Holdco Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Limitation on Liability
The Proposed Certificate of Incorporation provides that a Holdco director or officer shall not be personally liable to Holdco or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.
Indemnification and Advancement of Expenses
The Proposed Bylaws will provide that Holdco’s directors and officers will be indemnified and advanced expenses by Holdco to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the Proposed Bylaws will provide that Holdco’s directors will not be personally liable to Holdco or its stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by the DGCL.
The Proposed Bylaws will also permit Holdco to purchase and maintain insurance on behalf of any officer, director, employee or agent of Holdco for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.
These provisions may discourage stockholders from bringing a lawsuit against Holdco directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Holdco and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Holdco pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Denali believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Holdco directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

COMPARISON OF SHAREHOLDER RIGHTS
General
Denali is an exempted company incorporated under the Cayman Islands Companies Act. The rights of Denali shareholders are governed by the Cayman Islands Companies Act, Cayman Islands Companies Act generally and the Memorandum and Articles of Association in effect prior to the Business Combination. Holdco is incorporated under the laws of the State of Delaware and the rights of Holdco stockholders are governed by the laws of the State of Delaware, including the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws. Thus, following the Business Combination, the rights of Denali stockholders who become Holdco stockholders in the Business Combination will no longer be governed by the current Memorandum and Articles of Association of Denali, and instead will be governed by the Proposed Certificate of Incorporation and the Proposed Bylaws.
Comparison of Shareholders’ Rights
Set forth below is a summary comparison of material differences between the rights of Denali shareholders under the current Memorandum and Articles of Association of Denali (left column), and the rights of Holdco stockholders under the forms of the Proposed Certificate of Incorporation and the Proposed Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of Denali’s current Memorandum and Articles of Association, and form of the Proposed Certificate of Incorporation, which is attached to this proxy statement/prospectus as Annex I, and the form of the Proposed Bylaws, which is attached to this proxy statement/prospectus as Annex J, as well as the relevant provisions of the DGCL.
Denali Capital Acquisition Corp.	Denali SPAC Holdco, Inc.
COMPANY NAME
Denali Capital Acquisition Corp.	Denali SPAC Holdco, Inc.
AUTHORIZED CAPITAL STOCK
Denali is authorized to issue 200,000,000 Denali Class A Ordinary Shares and 20,000,000 Class B Ordinary Shares, as well as 1,000,000 preference shares, $0.0001 par value each.
Under the Proposed Certificate of Incorporation, Holdco will be authorized to issue 202,000,000 shares of capital stock, consisting of (a) 200,000,000 shares of common stock and (b) 2,000,000 shares of preferred stock.
The preferred stock may be designated and issued in one or more classes or series as may be determined by resolution of the Holdco Board. Pursuant to a Certificate of Designation to be filed with the Secretary of State of Delaware prior to the closing of the Business Combination, 2,000,000 shares of preferred stock will be designated as “Series A Convertible Preferred Stock.”
The par value of these shares of capital stock is $0.0001 per share.

COMMON STOCK
In connection with the Business Combination, all Denali Class B Ordinary Shares will automatically be converted into shares of Denali Class A Ordinary Shares, and former holders of Denali Ordinary Shares will become holders of Denali SPAC Holdco, Inc. Common Stock.

Denali Capital Acquisition Corp.	Denali SPAC Holdco, Inc.
Conversion Rights. Denali Class B Ordinary Shares will automatically convert into Denali Class A Ordinary Shares at the time of the initial business combination of Denali at a ratio such that the number of Denali Class A Ordinary Shares issuable upon conversion of all Denali Class B Ordinary Shares will equal, in the aggregate, on an as-converted basis, approximately 20% of the sum of (i) the total number of Denali Ordinary Shares issued and outstanding upon completion of the IPO, plus (ii) the total number of Denali Class B Ordinary Shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by Denali in connection with or in relation to the consummation of the initial business combination, excluding any Denali Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Denali Class A Ordinary Shares issued, deemed issued, or to be issued, to any seller in the initial business combination and any private placement units issued to the Sponsor, its affiliates or any member of the management team of Denali upon conversion of working capital loans. In no event will the Denali Class B Ordinary Shares convert into Denali Class A Ordinary Shares at a rate of less than one-to-one.	Conversion Rights. There are no conversion rights pursuant to the Proposed Certificate of Incorporation.
Voting. Prior to the initial business combination, (i) only holders of Denali Class B Ordinary Shares have the right to vote on the appointment of directors and (ii) in a vote to continue the company in a jurisdiction outside the Cayman Islands (which requires the approval of at least two thirds of the votes of all Denali Ordinary Shares voted at a general meeting), holders of Denali Class B Ordinary Shares have ten votes for every Denali Class B Ordinary Share and holders of Denali Class A Ordinary Shares have one vote for every Denali Class A Ordinary Share. With respect to any other matter submitted to a vote of the shareholders of Denali, including any vote in connection with the initial business combination, except as required by law, holders of Denali Class B Ordinary Shares and holders of Denali Class A Ordinary Shares will vote together as a single class, with each share entitling the holder to one vote.	Voting. Generally, each holder of Common Stock is entitled to one vote per share.
Dividends. The holders of Denali Ordinary Shares are entitled to such dividends as may be declared by the board of directors of Denali. The directors of Denali may, before resolving to pay any dividend or other distribution, set aside such sums as they think	Dividends. Subject to applicable law and any outstanding series of preferred stock that may be designated under the Proposed Certificate of Incorporation, the holders of shares of common stock are entitled to receive such dividends and

Denali Capital Acquisition Corp.	Denali SPAC Holdco, Inc.
proper as a reserve or reserves which shall, at the discretion of the directors, be applicable for any purpose of Denali and pending such application may, at the discretion of the directors, be employed in the business of the Denali. Under the laws of the Cayman Islands, Denali may pay a dividend out of either profit or the credit standing in Denali’s share premium account, provided that in no circumstances may a dividend be paid if this would result in Denali being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.	other distributions when, as and if declared thereon by the Holdco. Board from time to time out of any assets or funds of Holdco legally available therefor. All shares of common stock shall be of equal rank and shall be identical with respect to rights to such dividends.
Liquidation. On the winding up of Denali, if the assets available for distribution amongst the shareholders of Denali shall be more than sufficient to repay the whole of Denali’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders of Denali in proportion to the par value of Denali’s shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to Denali for unpaid calls or otherwise. If the assets available for distribution amongst the shareholders of Denali are insufficient to repay the whole of the issued share capital of Denali, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders of Denali in proportion to the par value of the shares held by them.	Liquidation. Subject to applicable law and any outstanding series of preferred stock, in the event of a liquidation of Denali SPAC Holdco, Inc., the holders of common stock will be entitled to share in the distribution of any remaining assets available for distribution to the holders of common stock ratably in proportion to the total number of shares of common stock then issued and outstanding.
PREFERRED STOCK
While Denali is authorized to issue 1,000,000 preference shares, no such shares are currently outstanding, and the board of directors of Denali have not adopted a resolution specifying the rights of any such shares.
General.   The Proposed Certificate of Incorporation provides that shares of Holdco preferred stock may be issued from time to time in one or more classes or series. The Holdco Board will be authorized to establish the voting rights, if any, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, applicable to the shares of each series of Holdco preferred stock. Pursuant to a Certificate of Designation to be filed with the Secretary of State of Delaware prior to the closing of the Business Combination, 2,000,000 shares of preferred stock will be designated as “Series A Convertible Preferred Stock.”
Dividends.   Holders of Series A Convertible Preferred Stock will be entitled to receive dividends on shares of Series A Convertible Preferred Stock

Denali Capital Acquisition Corp.	Denali SPAC Holdco, Inc.

equal to and in the same form as dividends actually paid on shares of Holdco Common Stock when, as and if such dividends are paid on shares of Holdco Common Stock on an as-converted basis. No other dividends shall be paid on shares of Series A Convertible Preferred Stock.
Voting Rights.   Holders of outstanding shares of Series A Convertible Preferred Stock will be entitled to vote with holders of outstanding shares of Holdco Common Stock, voting together as a single class, and will be entitled to a number of votes equal to the number of shares of Holdco Common Stock into which such shares of Series A Convertible Preferred Stock are then-convertible based on the then-effective Conversion Price (defined below) as of the record date for determining stockholders entitled to vote on such matter.
Further, as long as any shares of Series A Convertible Preferred Stock are outstanding, Holdco shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Convertible Preferred Stock or alter or amend the Certificate of Designation of the Series A Convertible Preferred Stock, (b) amend the Proposed Certificate of Incorporation, as amended, or other charter documents in any manner that adversely affects any rights of such holders, (c) increase the number of authorized shares of Series A Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.
Ranking; Liquidation.   The Series A Convertible Preferred Stock will rank (i) senior to all of the Holdco Common Stock; (ii) senior to any class or series of capital stock of Holdco created subsequent to the filing of the Certificate of Designation specifically ranking by its terms junior to the Series A Convertible Preferred Stock (“Junior Securities”); (iii) on parity with any class or series of capital stock of Holdco created subsequent to the filing of the Certificate of Designation specifically ranking by its terms on parity with the Series A Convertible Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of Holdco created subsequent to the filing of the Certificate of Designation specifically ranking by its terms senior to the Series A Convertible Preferred Stock (“Senior Securities”), in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of Holdco,

Denali Capital Acquisition Corp.	Denali SPAC Holdco, Inc.

whether voluntarily or involuntarily. See the section entitled “Description of Holdco Securities — Preferred Stock — Series A Convertible Preferred Stock” in the accompanying proxy statement/prospectus for a further discussion of the liquidation rights of the Series A Convertible Preferred Stock.
Conversion Rights.   Each share of Series A Convertible Preferred Stock will be convertible at any time and from time to time from and after the date it is issued at the option of the holder thereof into that number of shares of Holdco Common Stock determined by dividing the Stated Value of such share of Series A Convertible Preferred Stock by the Conversion Price. For purposes of the foregoing, “Conversion Price” shall mean the lower of (i) $8.00 and (ii) the product of (x) the average of the twenty (20) consecutive daily VWAPs over the twenty (20) consecutive trading days ending on and including the date of the conversion, multiplied by (y) 80%; provided, however, that in no event will the Conversion Price be less than $5.00 (as adjusted in accordance with the Certificate of Designation, the “Floor Price”); and “Stated Value” shall mean $10.00, subject to increase in accordance with the Certificate of Designation. See the section entitled “Description of Holdco Securities — Preferred Stock — Series A Convertible Preferred Stock” in the accompanying proxy statement/prospectus for a further discussion of the conversion rights of the Series A Convertible Preferred Stock, including a discussion of certain beneficial ownership limitations applicable upon conversion and adjustments to the Conversion Price.

CERTAIN DIRECTOR MATTERS

Classified Board.   The board of directors of Denali is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being appointed in each year.
Prior to the closing of the initial business combination, only holders of Denali Class B Ordinary Shares have the right to vote on the appointment of directors.

Classified Board.   The director classes will be substantially the same as those under the Existing Memorandum and Articles of Association, except that the initial terms of each class are based on the first annual meeting of stockholders following the Business Combination.
Under the Proposed Certificate of Incorporation, holders of not less than two-thirds in voting power of the outstanding shares of capital stock of Holdco entitled to vote thereon, shall be required to amend or repeal the foregoing classified board provisions of the Proposed Certificate of Incorporation.
Under the Proposed Certificate of Incorporation, during any period when the holders of one or more

Denali Capital Acquisition Corp.	Denali SPAC Holdco, Inc.
series of preferred stock have the separate right to elect additional directors, the then otherwise total authorized number of directors will automatically be increased by such number of directors that the holders of any series of preferred stock have a right to elect. Whenever the holders of one or more series of preferred stock having a separate right to elect additional directors cease to have such right, the terms of office of all preferred stock directors elected by the holders of such series of preferred stock, and the total authorized number of directors, will be automatically reduced accordingly.
Removal of Directors. Prior to the closing of the initial business combination, directors can be removed by simple majority of the holders of Denali Class B Ordinary Shares at a general meeting.	Removal of Directors. Subject to any rights of any preferred stockholders, so long as the Holdco Board is classified pursuant to the Proposed Certificate of Incorporation, any director or the entire Holdco Board may be removed from office at any time, but only for cause, by the holders of a majority in voting power of the shares of capital stock then entitled to vote at an election of directors.
CERTAIN SHAREHOLDER MATTERS
Special Meetings. The directors, the chief executive officer or the chairperson of the board of directors of Denali may call general meetings. Shareholders of Denali do not have the ability to call general meetings.	Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders shall be called only by the Holdco Board, Holdco’s chief executive officer, or the chairman of the Holdco Board.
Actions by Written Consent. A resolution (including a special resolution) in writing (in one or more counterparts) signed by or on behalf of all of the shareholders of Denali for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorized representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of Denali duly convened and held.	Actions by Written Consent. Subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any consent by such stockholders.

Anti-Takeover Provision.   The current Memorandum and Articles of Association of Denali provide that the board of directors of Denali are classified into three classes of directors. As a result, in most circumstances, a person can gain control of the board of directors of Denali only by successfully engaging in a proxy contest at two or more annual general meetings.
The authorized but unissued Denali Class A Ordinary Shares and preference shares of Denali are available for future issuances without shareholder approval and could be utilized for a variety of
DGCL Anti-Takeover Provision. Holdco will be subject to the provisions of Section 203 of the DGCL, which generally prohibits a Delaware corporation listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” (as defined in the DGCL) for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in the manner prescribed in the DGCL. As a result, Section 203 of the DGCL will make it more difficult

Denali Capital Acquisition Corp.	Denali SPAC Holdco, Inc.
corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Denali Class A Ordinary Shares and preference shares could render more difficult or discourage an attempt to obtain control of Denali by means of a proxy contest, tender offer, merger or otherwise.
for a person who would be an “interested stockholder” to effect various business combinations with Holdco for a three-year period.
Similarly to Denali, the existence of authorized but unissued shares of Holdco Common Stock and preferred stock could be used for various corporate purposes and could render more difficult or discourage an attempt to obtain control of Denali by means of a proxy contest, tender offer, merger or otherwise.

BYLAW AMENDMENTS
Special resolution (at least two-thirds of shareholders who vote at a general meeting where there is a quorum) is required to amend or add to the current Memorandum and Articles of Association of Denali, provided that, prior to the consummation of a business combination, provisions in the current Memorandum and Articles of Association of Denali relating to (i) the appointment of directors and (ii) the continuation of Denali in a jurisdiction outside the Cayman Islands may only be amended by a special resolution passed by not less than 90% of such shareholders of Denali (which shall include a simple majority of the holders of Denali Class B Ordinary Shares) who attend and vote at the general meeting of Denali which shall include the affirmative vote of a simple majority of Denali Class B Ordinary Shares.	The Proposed Certificate of Incorporation provides the Holdco Board with the power to adopt, amend, alter or repeal the Proposed Bylaws. The Proposed Bylaws also may be adopted, amended, altered or repealed by the stockholders by the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of Holdco entitled to vote generally in the election of directors, voting together as a single class.
LIMITATION OF DIRECTOR LIABILITY
The Cayman Islands Companies Act has no equivalent provision to Delaware law regarding the limitation of director’s liability. However, as a matter of public policy, Cayman Islands law will not allow the limitation of a director’s liability to the extent that the liability is a consequence of the director committing a crime or of the director’s own fraud, dishonesty or willful default.	The Proposed Certificate of Incorporation contains substantially similar liability limitations, but also expressly provides that the affirmative vote of the holders of not less than two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon, shall be required to amend or repeal the foregoing liability limitations.
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES
The current Memorandum and Articles of Association of Denali provide for indemnification of the officers and directors of Denali to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.	The Proposed Certificate of Incorporation and the Proposed Bylaws provide that Holdco will indemnify and hold harmless each person who is or was serving as a director or officer of Holdco or who, serving as a director or officer of Holdco is or was serving at the request of Holdco as a director, officer, employee or agent of another entity or other enterprise (each, an “indemnitee”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by the person

Denali Capital Acquisition Corp.	Denali SPAC Holdco, Inc.

in connection with any threatened, pending or completed action, suit or proceeding to which the person is a party or is threatened to be made a party because of such service, and will make advances of expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding, to the fullest extent permitted by law.
The Proposed Bylaws further provide that Holdco shall pay the expenses incurred by an indemnitee in defending any proceeding in advance of its final disposition, in accordance with and to the fullest extent permitted by law.
Any future repeal or amendment of the foregoing indemnification and advancement provisions in the Proposed Bylaws shall not in any way diminish or adversely affect any right or protection existing under such provisions at the time of such repeal or amendment.

BUSINESS COMBINATION REQUIREMENTS

A business combination requires a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
All Business Combinations (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.
Where a bidder has acquired 90% or more of the shares in Denali, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.
Denali may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by (i) 75% in value of shareholders; or (ii) a majority in number representing 75% in value of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose
The Proposed Certificate of Incorporation does not address the initial Business Combination, which shall have been completed at the time the Proposed Certificate of Incorporation is effected, and does not provide for any further redemption rights of Holdco stockholders.
EXCLUSIVE FORUM
The current Memorandum and Articles of Association of Denali provide that unless Denali consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the	The Proposed Certificate of Incorporation provides that (A) (i) any derivative action or proceeding brought on behalf of Holdco, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stock of Holdco to Holdco or its

Denali Capital Acquisition Corp.	Denali SPAC Holdco, Inc.

Memorandum and Articles of Association of Denali or otherwise related in any way to each shareholder’s shareholding in Denali, including but not limited to (i) any derivative action or proceeding brought on Denali’s behalf, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of Denali’s current or former director, officer or other employee to Denali or the shareholders of Denali, (iii) any action asserting a claim arising pursuant to any provision of the Cayman Islands Companies Act or the Memorandum and Articles of Association of Denali, or (iv) any action asserting a claim against Denali governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States of America) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. The forum selection provision in the current Memorandum and Articles of Association of Denali does not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States of America, the sole and exclusive forum for determination of such a claim.
The current Memorandum and Articles of Association of Denali also provide that, without prejudice to any other rights or remedies that Denali may have, each of the shareholders of Denali acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly Denali shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.
stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the United States District Court for the District of Delaware; and (B) the United States District Court for the District of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the Proposed Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, which suits must be brought in the United States District Court for the District of Delaware.

SECURITIES ACT RESTRICTIONS ON RESALE OF HOLDCO’S SECURITIES
Registration Rights
Pursuant to the Amended and Restated FutureTech Subscription Agreement, Holdco will be required to file a registration statement within 20 days after the consummation of the Business Combination registering the number of shares of Holdco Common Stock issuable from the conversion of the Series A Convertible Preferred Stock and the exercise of the PIPE Warrants held by FutureTech Capital pursuant to the Amended and Restated FutureTech Subscription Agreement and use commercially reasonable efforts to have declared effective and maintain the effectiveness of such registration statement.
Rule 144
Subject to the further restrictions described below under “Restrictions on the Use of Rule 144 for Securities of Shell Companies or Former Shell Companies,” pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Holdco Common Stock or Holdco Warrants for at least six (6) months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Holdco at the time of, or at any time during the three (3) months preceding, a sale and (ii) Holdco is subject to the Exchange Act periodic reporting requirements for at least three (3) months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as Holdco was required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Holdco Common Stock or Holdco Warrants for at least six months but who are affiliates of Holdco at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
one percent (1%) of the total number of Holdco Common Stock then outstanding; or

•
the average weekly reported trading volume of Holdco Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Holdco under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Holdco.
Restrictions on the Use of Rule 144 for Securities of Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, although Holdco will be a new registrant, shares of Holdco Common Stock and Holdco Warrants may not be eligible for sale pursuant to Rule 144 without registration until one year has elapsed from the time that Holdco files current Form 10 type information with the SEC as described above.
Denali anticipates that following the consummation of the Business Combination, Holdco will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

APPRAISAL RIGHTS
Neither Denali’s shareholders nor Denali’s warrant holders have appraisal rights in connection with the Business Combination or the Transactions under the Cayman Islands Companies Act.
Denali’s shareholders may be entitled to give notice to Denali prior to the meeting that they wish to dissent to the Denali Merger and to receive payment of fair market value for his or her Denali shares if they follow the procedures set out in the Cayman Islands Companies Act, although any such dissention rights may be limited pursuant to Section 239 of the Cayman Islands Companies Act, which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the Denali Merger are listed on a national securities exchange. It is Denali’s view that such fair market value would equal the amount Denali shareholders would obtain if they exercise their redemption rights as described herein.

ENFORCEABILITY OF CIVIL LIABILITIES
Following the completion of the Business Combination, it is expected that Messrs. Yuquan Wang and Howard Louie will serve as directors of the combined company. As disclosed elsewhere in this proxy statement/prospectus, Mr. Wang is a Chinese national, though he resides in the United States, and Mr. Louie resides in Canada. Accordingly, in the event that stockholders believe that their rights have been infringed under the U.S. federal securities laws or otherwise, it may be difficult or impossible for stockholders to effect service of process within the United States upon, or to bring an action against, Mr. Louie or Mr. Wang. Additionally, effectively serving process on or pursuing an action against Mr. Wang or Mr . Louie in China or Canada, as the case may be, would be costly and time consuming. Even if investors are successful in bringing an action of this kind, the laws of the United States, of China, and of Canada may render them unable to enforce a judgment against the assets of Mr. Wang or Mr. Louie.
There is also uncertainty as to whether Chinese or Canadian courts would (i) recognize or enforce judgments of U.S. courts obtained against our directors or officers predicated upon the civil liability provisions of the U.S. federal securities laws or any state in the United States or (ii) entertain original actions brought in China or Canada against our directors or officers predicated upon the U.S. federal securities laws or any state in the United States. The recognition and enforcement of foreign judgments in Chinese or Canadian courts are provided for under the Chinese or Canadian laws governing civil procedure, as the case may be. Chinese or Canadian courts may recognize and enforce foreign judgments in accordance with the requirements of such laws based either on treaties between China or Canada, as the case may be, and the country where the judgment is made or on reciprocity between jurisdictions. Further, there are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

SUBMISSION OF SHAREHOLDER PROPOSALS
The Denali Board is aware of no matters other than the Business Combination Proposal, Organizational Documents Proposals, Merger Proposal, Share Capital Proposal, Non-Binding Governance Proposals, Incentive Plan Proposal, and Adjournment Proposal that may be brought before the extraordinary general meeting. However, if any other matter should properly come before the extraordinary general meeting, the persons named in the enclosed proxies will vote such proxies in accordance with their judgment on any such matters. Under Cayman Islands law, only the business that is specified in the notice of meeting to shareholders for the extraordinary general meeting may be transacted at the extraordinary general meeting.

FUTURE SHAREHOLDER PROPOSALS
Assuming the Business Combination is completed, Denali currently does not expect to hold its 2023 annual meeting of shareholders. If the Business Combination is consummated, you will be entitled to attend and participate in Holdco’s annual meetings of stockholders. If Holdco holds a 2024 annual meeting of stockholders, it will provide notice of or otherwise publicly disclose the date on which the 2024 annual meeting will be held.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS/HOUSEHOLDING
Under the rules of the SEC, unless it has received a contrary instruction, Denali (and the services Denali employs to deliver communications to its shareholders) may send a single copy of this proxy statement/ prospectus and any other proxy statement/prospectus or annual report delivered to Denali shareholders to two (2) or more shareholders sharing the same address, if Denali believes that the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce Denali’s expenses.
Upon request, Denali will deliver a separate copy of this proxy statement/prospectus and/or any annual report or proxy statement/prospectus to any shareholder at a shared address to which a single copy of such document was delivered. Shareholders receiving multiple copies of such documents may likewise request that Denali deliver single copies of such documents in the future. Shareholders may notify Denali of their requests by calling (646) 978-5180 or writing to Denali at its principal executive offices at 437 Madison Avenue, FL 27, New York, NY 10022.
Following the Business Combination, Holdco stockholders should send any such requests in writing to the Chief Financial Officer at 12100 NE 195th St, Suite 150, Bothell, WA 98011 or by calling (425) 748-7529.

OTHER SHAREHOLDER COMMUNICATIONS
Denali shareholders and interested parties may communicate with the Denali Board, any committee chairperson or the non-management directors as a group by writing to Attn: Chief Financial Officer, 437 Madison Avenue, FL 27, New York, NY 10022. Following the Business Combination, Holdco stockholders should send any communications to the Holdco Board, any committee chairperson or the non-management directors of Holdco, Attn: Investor Relations, Chief Financial Officer, 12100 NE 195th St, Suite 150, Bothell, WA 98011. Any such communication will be reviewed and, to the extent such communication falls within the scope of matters generally considered by the Denali Board or the Holdco Board, as applicable, forwarded to the Denali Board or the Holdco Board, as applicable, the appropriate committee chairperson or the non-management directors, as appropriate, based on the subject matter of the communication. The acceptance and forwarding of communications to the members of the Denali Board or the Holdco Board, as applicable, or to an executive officer of Denali or Holdco does not imply or create any fiduciary duty of such director or executive officer to the person submitting the communications.

LEGAL MATTERS
Sidley Austin LLP will pass upon the validity of the Holdco Common Stock and the Holdco Warrants to be issued in connection with the Business Combination and certain U.S. federal income tax matters relating to the Business Combination.

EXPERTS
The financial statements for Denali Capital Acquisition Corp. as of December 31, 2022 and for the period from January 5, 2022 (inception) through December 31, 2022 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Denali Capital Acquisition Corp. to continue as a going concern) appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.
The financial statements for Longevity Biomedical, Inc. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from October 26, 2021 (inception) through December 31, 2021 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Longevity Biomedical, Inc. to continue as a going concern as described in Note 1 of the financial statements) appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.
The financial statements for Aegeria Soft Tissue LLC as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Aegeria Soft Tissue LLC to continue as a going concern as described in Note 1 of the financial statements) appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.
The financial statements for Cerevast Medical, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Cerevast Medical, Inc. to continue as a going concern as described in Note 1 of the financial statements) appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.
The financial statements for Novokera LLC as of December 31, 2022 and for the year ended December 31, 2022 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Novokera LLC. to continue as a going concern as described in Note 1 of the financial statements) appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
Denali files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You may read Denali’s SEC filings, including this proxy statement/ prospectus and any other reports, proxy statements/prospectuses and other information filed by Denali with the SEC, on the SEC website at http://www.sec.gov.
This proxy statement/prospectus is available without charge to Denali shareholders upon written or oral request. If you would like additional copies of this proxy statement/ prospectus or need to obtain proxy cards, or if you have questions about the Business Combination or the proposals to be presented at the extraordinary general meeting, you should contact Denali or Advantage Proxy, Inc., its proxy solicitor, at the information below.
Attn: Chief Financial Officer
437 Madison Avenue, FL 27
New York, NY 10022
(646) 978-5180
or:
Advantage Proxy, Inc.
P.O. Box 10904
Yakima, WA 98909
Toll-Free: 877 870-8565
Collect: (206) 870-8565
Email: ksmith@advantageproxy.com
If you are a shareholder of Denali and would like to request documents, please do so no later than five (5) business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting.
Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/prospectus.
All information contained in this proxy statement/prospectus relating to Denali has been supplied by Denali, all information relating to Longevity has been supplied by Longevity. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.
Neither of Denali nor Longevity have authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that included in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information included in this proxy statement/prospectus speaks only as of the date of this proxy statement/ prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
DENALI CAPITAL ACQUISITION CORP.
Unaudited Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2023 (Unaudited) and December 31, 2022	F-4
Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2023 and for the period from January 5, 2022 (inception) through September 30, 2022	F-5

Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the three and nine months ended September 30, 2023 and for the period from January 5, 2022 (inception)
through September 30, 2022
F-6
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2023 and for the period from January 5, 2022 (inception) through September 30, 2022	F-7
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-8 – F-27
LONGEVITY BIOMEDICAL, INC.
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-59
Consolidated Balance Sheets as of December 31, 2022 and 2021	F-60
Consolidated Statements of Operations for the year ended December 31, 2022 and for the period from October 26, 2021 (inception) through December 31, 2021	F-61
Consolidated Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2022 and for the period from October 26, 2021 (inception) through December 31, 2021	F-62
Consolidated Statements of Cash Flows for the year ended December 31, 2022 and for the period from October 26, 2021 (inception) through December 31, 2021	F-63
Notes to Consolidated Financial Statements	F-64 – F-71

AEGERIA SOFT TISSUE LLC
CEREVAST MEDICAL, INC.

NOVOKERA LLC

DENALI CAPITAL ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2023
	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current Assets:
Cash	$13,460	$819,747
Prepaid expenses	22,190	88,089
Total Current Assets	35,650	907,836
Investments held in Trust Account	90,111,334	85,371,600
Total Assets	$90,146,984	$86,279,436
LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$3,743,309	$1,291,641
Accrued interest expense – related party	10,290	—
Accrued interest expense – others	8,897	—
Promissory note – related party	492,500	—
Promissory note – others	825,000	—
Total Current Liabilities	5,079,996	1,291,641
Deferred underwriter compensation	2,887,500	2,887,500
Total Liabilities	7,967,496	4,179,141
Commitments and contingencies
Class A ordinary shares subject to possible redemption; 8,250,000 shares at redemption value of $10.92 and $10.35 per share as of September 30, 2023, and December 31, 2022, respectively	90,111,334	85,371,600
Shareholders’ Deficit:
Preference shares $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 510,000 shares issued and outstanding (excluding 8,250,000 shares subject to possible redemption)	51	51
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 2,062,500 shares issued and outstanding	206	206
Additional paid-in capital	—	—
Accumulated deficit	(7,932,103)	(3,271,562)
Total Shareholders’ Deficit	(7,931,846)	(3,271,305)
Total Liabilities, Temporary Equity and Shareholders’ Deficit	$90,146,984	$86,279,436
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DENALI CAPITAL ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND FOR THE PERIOD FROM JANUARY 5, 2022 (INCEPTION) THROUGH SEPTEMBER 30, 2022
	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2023	From January 5, 2022 (Inception) Through September 30, 2022
Formation and operating costs	$505,905	$72,961	$2,991,344	$229,983
Other expense/(income)
Interest expense	14,738	—	19,197	—
Income on Trust Account	(1,151,229)	(380,429)	(3,089,734)	(495,261)
Net income	$630,586	$307,468	$79,193	$265,278
Weighted average shares outstanding of redeemable ordinary shares	8,250,000	8,250,000	8,250,000	5,305,762
Basic and diluted net income per share, redeemable ordinary shares	$0.12	$0.04	$0.14	$0.93
Weighted average shares outstanding of non-redeemable ordinary shares	2,572,500	2,572,500	2,572,500	2,121,441
Basic and diluted net loss per share, non-redeemable ordinary shares	$(0.12)	$(0.01)	$(0.43)	$(2.20)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DENALI CAPITAL ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS’ DEFICIT
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023
	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Total
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of December 31, 2022	510,000	$51	2,062,500	$206	$—	$(3,271,562)	$(3,271,305)
Net loss	—	—	—	—	—	(1,009,102)	(1,009,102)
Subsequent measurement of Class A ordinary shares subject to possible redemption (income earned on Trust Account)	—	—	—	—	—	(912,646)	(912,646)
Balance as of March 31, 2023	510,000	51	2,062,500	206	—	(5,193,310)	(5,193,053)
Net income	—	—	—	—	—	457,709	457,709
Subsequent measurement of Class A ordinary shares subject to possible redemption (income earned on Trust Account and extension deposit)	—	—	—	—	—	(1,850,859)	(1,850,859)
Balance as of June 30, 2023	510,000	51	2,062,500	206	—	(6,586,460)	(6,586,203)
Net income	—	—	—	—	—	630,586	630,586
Subsequent measurement of Class A ordinary shares subject to possible redemption (income earned on Trust Account and extension deposit)	—	—	—	—	—	(1,976,229)	(1,976,229)
Balance as of September 30, 2023	510,000	$51	2,062,500	$206	$—	$(7,932,103)	$(7,931,846)
FOR THE PERIOD FROM JANUARY 5, 2022 (INCEPTION) THROUGH SEPTEMBER 30, 2022
	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Total
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of January 5, 2022 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	2,156,250	216	24,784	—	25,000
Net loss	—	—	—	—	—	(11,343)	(11,343)
Balance as of March 31, 2022	—	—	2,156,250	216	24,784	(11,343)	13,657
Proceeds from sale of Public Units	7,500,000	750	—	—	74,999,250	—	75,000,000
Proceeds from sale of Public Units-overallotment	750,000	75	—	—	7,499,925	—	7,500,000
Proceeds from sale of Private Placement Units	480,000	48	—	—	4,799,952	—	4,800,000
Proceeds from sale of Private Placement Units-overallotment	30,000	3	—	—	299,997	—	300,000
Deferred underwriting fees payable at 3.5% of gross proceeds	—	—	—	—	(2,887,500)	—	(2,887,500)
Underwriter’s Discount at 2% of gross proceeds	—	—	—	—	(1,650,000)	—	(1,650,000)
Other deferred offering costs	—	—	—	—	(567,815)	—	(567,815)
Initial measurement of Class A ordinary shares subject to possible redemption under ASC 480-10-S99 against additional paid in capital	(8,250,000)	(825)	—	—	(72,525,774)	—	(72,526,599)
Allocation of offering costs to Class A ordinary shares subject to possible redemption	—	—	—	—	4,488,135	—	4,488,135
Remeasurement adjustment on Class A ordinary shares subject to possible redemption	—	—	—	—	(14,480,964)	(1,630,572)	(16,111,536)
Forfeiture of Class B ordinary shares	—	—	(93,750)	(10)	10	—	—
Net loss	—	—	—	—	—	(30,847)	(30,847)
Balance as of June 30, 2022	510,000	51	2,062,500	206	—	(1,672,762)	(1,672,505)
Subsequent measurement of Class A ordinary shares subject to possible redemption (income earned on Trust Account)						(495,261)	(495,261)
Net income	—	—	—	—	—	307,468	307,468
Balance as of September 30, 2022	510,000	$51	2,062,500	$206	$—	$(1,860,555)	$(1,860,298)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DENALI CAPITAL ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND FOR THE PERIOD FROM
JANUARY 5, 2022 (INCEPTION) THROUGH SEPTEMBER 30, 2022
	Nine Months Ended September 30, 2023	From January 5, 2022 (Inception) Through September 30, 2022
Cash flows from operating activities:
Net income	$79,193	$265,278
Formation costs paid by the related party	—	11,343
Income on Trust Account	(3,089,734)	(495,261)
Changes in current assets and liabilities:
Prepaid expenses	65,899	(132,427)
Accounts payable and accrued expenses	2,451,668	90,803
Accrued interest expense – related party	10,290	—
Accrued interest expense – others	8,897
Net cash used in operating activities	(473,787)	(260,264)
Cash flows from investing activities:
Investment held in Trust Account	(825,000)	(84,150,000)
Net cash used in investing activities	(825,000)	(84,150,000)
Cash flows from financing activities:
Proceeds from issuance of promissory note to related party	492,500	80,000
Payment of promissory note to related party	—	(80,000)
Proceeds from related party	—	25,000
Payment to related party	—	(240,020)
Proceeds from issuance of Private Placement Units	—	5,100,000
Proceeds from issuance of Public Units through public offering	—	82,500,000
Payment of offering costs	—	(339,138)
Payment of underwriter’s discount	—	(1,650,000)
Net cash provided by financing activities	492,500	85,395,842
Net change in cash	(806,287)	985,578
Cash at beginning of period	819,747	—
Cash at end of period	$13,460	$985,578
Supplemental information for non-cash financing activities:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$25,000
Deferred offering cost settled through the related party payables	$—	$203,677
Deferred offering cost charged to additional paid-in capital	$—	$567,815
Allocation of offering costs to Class A ordinary shares subject to redemption	$—	$4,488,135
Reclassification of Class A ordinary shares subject to redemption	$—	$72,526,599
Remeasurement adjustment on Class A ordinary shares subject to possible redemption	$—	$16,111,536
Increase in investment held in Trust Account through issuance of promissory note	$825,000	$—
Subsequent measurement of Common stock subject to possible redemption	$4,739,734	$495,261
Deferred underwriter fee charged to additional paid-in capital	$—	$2,887,500
Forfeiture of Class B ordinary shares	$—	$10
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DENALI CAPITAL ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)
NOTE 1 — ORGANIZATION AND BUSINESS OPERATION
Denali Capital Acquisition Corp. (the “Company”) is a newly organized blank check company incorporated in the Cayman Islands on January 5, 2022. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses (a “Business Combination”).
As of September 30, 2023, the Company had not commenced any operations. All activity for the period from January 5, 2022 (inception) through September 30, 2023, relates to the Company’s organizational activities, those necessary to prepare for and complete the initial public offering (“IPO”), identifying a target company for a business combination, and activities in connection with the proposed Longevity Business Combination. The Company does not expect to generate any operating revenues until after the completion of an initial Business Combination. The Company is generating non-operating income in the form of income from the investment of proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is Denali Capital Global Investments LLC, a Cayman Islands limited liability company (the “Sponsor”).
Financing
The registration statement for the Company’s IPO became effective on April 6, 2022. On April 11, 2022, the Company consummated the IPO of 8,250,000 units (including over-allotment of 750,000 units) (“Public Units”). Each Public Unit consists of one Class A ordinary share, $0.0001 par value per share (such shares included in the Public Units, the “Public Shares”), and one redeemable warrant (the “Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one Public Share at an exercise price of $11.50 per share. The Public Units were sold at a price of $10.00 per Public Unit, generating gross proceeds of $82,500,000, which is described in Note 3. Simultaneously with the closing of the IPO, the Company consummated the sale of 510,000 units (including over-allotment of 30,000 units) (the “Private Placement Units”) to the Sponsor at a price of $10.00 per Private Placement Unit in a private placement generating gross proceeds of $5,100,000, which is described in Note 4. Transaction costs amounted to $5,105,315, consisting of $1,650,000 of underwriting fees, $2,887,500 of deferred underwriters’ fees and $567,815 of other offering costs, and were all initially charged to shareholders’ equity.
Trust Account
Following the consummation of the IPO on April 11, 2022, a total of $84,150,000 of the net proceeds from the IPO and the sale of the Private Placement Units was deposited in a trust account (the “Trust Account”). The net proceeds were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below. Further, on April 12, 2023, the Company issued a press release announcing that it deposited $825,000 into the Trust Account, 50% of this amount being a loan from the Sponsor in the form of a convertible promissory note and other 50% amount was transferred directly from the remaining cash on hand balance at that time, in order to extend the period of time it has to consummate a business combination by an additional three months, from the then current deadline of April 11, 2023 to July 11, 2023. On July 13, 2023, the Company issued a press release announcing that an aggregate of $825,000 has been deposited into the Company’s Trust Account in order to extend the period of time it has to consummate a business combination by an additional three months, from the then current deadline of July 11, 2023 to October 11, 2023. Furthermore, subsequently, on

October 11, 2023, the Company issued another press release announcing that the Company’s shareholders extended the date by which the Company must consummate an initial business combination from October 11, 2023 to July 11, 2024 by electing to extend the date to consummate an initial business combination on a monthly basis for up to nine times by an additional one month each time (the “Extension”). The Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account for each such one-month extension the lesser of (a) an aggregate of $50,000 or (b) $0.03 per public share that remains outstanding and is not redeemed prior to any such one-month extension, unless the closing of the Company’s initial business combination has occurred, and hence, an aggregate of $50,000 has been deposited into the Company’s Trust Account in order to extend the period of time it has to consummate a business combination by an additional month, from the current deadline of October 11, 2023 to November 11, 2023. During the shareholder’s meeting held on October 11, 2023, shareholders holding 3,712,171 public shares (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $40.5 million (approximately $10.92 per share) was removed from the Trust Account to pay such holders. Following redemptions, the Company had 4,537,829 public shares outstanding.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the value of the assets held in the Trust Account (excluding any deferred underwriters’ fees and taxes payable on the interest income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
Business Combination
The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination (initially anticipated to be $10.20 per Public Unit, plus any pro rata interest then in the Trust Account, net of taxes payable). The Public Shares subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the IPO in accordance with the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the “penny stock” rules of the Securities and Exchange Commission (the “SEC”)) either prior to or upon consummation of an initial Business Combination. However, a greater net tangible asset or cash requirement may be contained in the agreement relating to the Business Combination. In shareholders’ meeting held on October 11, 2023, it was resolved to eliminate this limitation that the Company may not redeem Public Shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation Amendment”). If the Company is unable to complete the initial Business Combination within the Combination Period, including Extension (refer to Note 9), the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s franchise and income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete the Business Combination within the Combination Period.
The founder shares are designated as Class B ordinary shares (the “founder shares”) and, except as described below, are identical to the Public Shares, and holders of founder shares have the same shareholder rights as Public Shareholders, except that (i) prior to the Company’s initial Business Combination, only holders of the founder shares have the right to vote on the appointment of directors, including in connection with the completion of the Company’s initial Business Combination, and holders of a majority of the founder shares may remove a member of the board of directors for any reason, (ii) the founder shares are subject to certain transfer restrictions, as described in more detail below, (iii) the Company’s initial shareholders have entered into an agreement with the Company, pursuant to which they have agreed to (A) waive their redemption rights with respect to their founder shares and Public Shares in connection with the completion of the Company’s initial Business Combination, (B) waive their redemption rights with respect to their founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to provide for the redemption of the Company’s Public Shares in connection with an initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company has not consummated an initial Business Combination by November 11, 2023, (refer to Note 9) and (C) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete its initial Business Combination by November 11, 2023 (refer to Note 9), although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete its initial Business Combination within the prescribed time frame, (iv) the founder shares will automatically convert into Public Shares concurrently with or immediately following the consummation of the Company’s initial Business Combination, or earlier at the option of the holder thereof, and (v) the founder shares are entitled to registration rights. If the Company submits its initial Business Combination to its Public Shareholders for a vote, the Sponsor and each member of the Company’s management team have agreed to vote their Founder Shares and Public Shares in favor of the Company’s initial Business Combination. During an extraordinary general meeting held on October 11, 2023, a proposal was approved that Class A ordinary shares will be issued to holders of Class B ordinary shares upon the exercise of the right of a holder of the Company’s Class B ordinary shares, par value $0.0001 per share, to convert such holder’s Class B ordinary shares into Class A ordinary shares on a one-for-one basis at any time and from time to time prior to the closing of an initial business combination at the election of the holder (the “Founder Share Amendment”). No such conversions have been made as of the date of this filing. Further, such Class A ordinary shares do not possess redemption rights.
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s registered public accounting firm) for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per Public Share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the Trust Account, nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended, (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Company’s Sponsor will not be responsible to the extent of any liability for such third party claims.
On January 25, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Longevity Biomedical, Inc., a Delaware corporation (“Longevity”), Denali SPAC Holdco, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Holdco”), Denali SPAC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Holdco

(“Denali Merger Sub”), Longevity Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Holdco (“Longevity Merger Sub”), and Bradford A. Zakes, solely in the capacity as seller representative (the “Seller Representative”).
Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Longevity Business Combination” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”), pursuant to which, among other things, immediately following the consummation of the acquisitions by Longevity of each of Cerevast Medical, Inc., Aegeria Soft Tissue LLC, and Novokera LLC, (i) Denali Merger Sub will merge with and into the Company (the “Denali Merger”), with the Company as the surviving entity of the Denali Merger, and (ii) Longevity Merger Sub will merge with and into Longevity (the “Longevity Merger”), with Longevity as the surviving company of the Longevity Merger. Following the Mergers, each of Longevity and the Company will be a subsidiary of Holdco, and Holdco will become a publicly traded company. At the closing of the Transactions (the “Closing”), Holdco will change its name to Longevity Biomedical, Inc., and its common stock is expected to list on the Nasdaq Global Market under the ticker symbol “LBIO.”
The consummation of the proposed Longevity Business Combination is subject to certain conditions as further described in the Merger Agreement.
Although there is no assurance that the Company will be able to successfully effect a Business Combination, the Business Combination is expected to be consummated after the required approval by the shareholders of the Company and the satisfaction of certain other conditions.
In connection with the execution of the Merger Agreement, the sole stockholder of Longevity (the “Voting Stockholder”) has entered into a Voting and Support Agreement (the “Longevity Support Agreement”), pursuant to which the Voting Stockholder has agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Transactions. The Voting Stockholder holds sufficient shares of Longevity to cause the approval of the Transactions on behalf of Longevity.
In connection with the execution of the Merger Agreement, the Company, Longevity and the Sponsor have entered into a Voting and Support Agreement (the “Sponsor Support Agreement”). The Sponsor Support Agreement provides that the Sponsor agrees (i) to vote in favor of the proposed transactions contemplated by the Merger Agreement, (ii) to appear at the purchaser special meeting for purposes of constituting a quorum, (iii) to vote against any proposals that would materially impede the proposed transactions contemplated by the Merger Agreement, (iv) to not redeem any of the Company’s ordinary shares held by it that may be redeemed, and (v) to waive any adjustment to the conversion ratio set forth in the Company’s amended and restated memorandum and articles of association with respect to the Class B ordinary shares of the Company held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.
In support of the Transactions, the Sponsor and FutureTech Capital LLC, a Delaware limited liability company and an entity controlled by Yuquan Wang, the Chairman of the Board of Longevity (“FutureTech”), entered into a Sponsor Membership Interest Purchase Agreement dated November 8, 2022 (the “MIPA”). FutureTech currently holds notes payable from Longevity that are convertible into shares of Longevity common stock, and is also an affiliate of a significant group of stockholders of Cerevast Medical, Inc. Pursuant to the MIPA, FutureTech agreed to purchase 625,000 Class B units of membership interests in the Sponsor (“Sponsor Membership Units”) for a total purchase price of $5 million, $2 million of which had been paid in exchange for 250,000 Sponsor Membership Units as of the date of the Merger Agreement. Pursuant to the MIPA, FutureTech has agreed to pay the $3 million balance of the purchase price for the remaining 375,000 Sponsor Membership Units no later than two business days prior to the closing of the Longevity Business Combination. Each Sponsor Membership Unit entitles FutureTech to receive one Class B ordinary share held by the Sponsor, each of which will convert into one share of Holdco common stock at the closing of the Longevity Business Combination. FutureTech also agreed pursuant to the MIPA to pay any extension fees required to extend the time to close the Longevity Business Combination and to reimburse the Sponsor’s incurred expenses related to the Longevity Business Combination if the Longevity Business Combination does not close.

On January 26, 2023, the Company filed a Form 8-K/A with the SEC to report the Merger Agreement and other legal agreements relating to the Longevity Business Combination.
On March 29, 2023, Holdco filed a Form S-4 with the SEC to register shares of its common stock that will be issued in connection with the business combination contemplated by the Merger Agreement, as being further amended by Amendment Nos. 1, 2, 3 and 4 thereto, filed with the SEC on May 31, 2023, July 13, 2023, September 1, 2023 and October 20, 2023, respectively.
On April 11, 2023, the parties to the Merger Agreement and the Sponsor entered into an Amendment to and Consent under the Merger Agreement (the “Amendment”). The Amendment provides for the consent from the Company and the Seller Representative to the execution and issuance of the Convertible Promissory Note (as defined below) by the Company and amends the Merger Agreement to provide that the repayment of such Convertible Promissory Note by the Company at the closing of the business combination will not be given effect when calculating the Minimum Cash Amount (as defined in the Merger Agreement) for purposes of the minimum cash closing condition.
On April 11, 2023, the Company issued a convertible promissory note (the “Convertible Promissory Note”) in the total principal amount of up to $825,000 to the Sponsor. The Convertible Promissory Note was issued with an initial principal balance of $412,500, with the remaining $412,500 drawable at the Company’s request prior to the maturity of the Convertible Promissory Note. The Convertible Promissory Note bears an interest equivalent to the lowest short-term Applicable Federal Rate and matures upon the earlier of (i) the closing of the Company’s initial business combination and (ii) the date of the liquidation of the Company. At the option of the Sponsor, upon consummation of a business combination, the Convertible Promissory Note may be converted in whole or in part into additional Class A ordinary shares of the Company, at a conversion price of $10 per ordinary share (the “Conversion Shares”). The terms of the Conversion Shares will be identical to those of the private placement shares issuable upon conversion of the Private Placement Units that were issued to the Sponsor in connection with the IPO (the “Private Placement Shares”). In the event that we do not consummate a business combination, the Convertible Promissory Note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.
On April 12, 2023, the Company issued a press release announcing that it deposited $825,000 into the Trust Account, 50% of this amount being a loan from the Sponsor in the form of a convertible promissory note and other 50% amount was transferred directly from the remaining cash on hand balance at that time, in order to extend the period of time it has to consummate a business combination by an additional three months, from the then current deadline of April 11, 2023 to July 11, 2023.
On July 11, 2023, the Company issued a convertible promissory note (the “FutureTech Convertible Promissory Note”) in the total principal amount of $825,000 to FutureTech. The FutureTech Convertible Promissory Note bears an interest equivalent to the lowest short-term Applicable Federal Rate and matures upon the earlier of (i) the closing of the Company’s initial business combination and (ii) the date of the liquidation of the Company. At the option of FutureTech, upon consummation of a business combination, the FutureTech Convertible Promissory Note may be converted in whole or in part into Conversion Shares. The terms of the Conversion Shares will be identical to those of the Private Placement Shares. In the event that the Company does not consummate a business combination, the FutureTech Convertible Promissory Note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.
On July 13, 2023, the Company issued a press release announcing that an aggregate of $825,000 had been deposited into the Company’s Trust Account, this amount being a loan from the FutureTech Convertible Promissory Note issued on July 11, 2023, in order to extend the period of time it has to consummate a business combination by an additional three months, from then current deadline of July 11, 2023 to October 11, 2023 (the “Extension”).
On August 23, 2023, HoldCo entered into a Subscription Agreement (the “Subscription Agreement”) with FutureTech, pursuant to which, among other things, FutureTech agreed to subscribe for and purchase, and Holdco agreed to issue and sell to FutureTech, 1,800,000 shares of Holdco’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), at a purchase price equal to $10.00 per share (the “Private Offering”) in connection with a financing effort related to the proposed business combination to be effected pursuant to the Merger Agreement. The closing of the Private Offering is contingent upon the concurrent consummation of the Business Combination.
Pursuant to the Merger Agreement, the parties thereto agreed that the obligations of Longevity to consummate the Business Combination are subject to satisfaction or waiver by Longevity of the condition that the aggregate unrestricted cash proceeds available, after giving effect to the payment of certain of the Company’s and Longevity’s transaction expenses, to fund the balance sheet of the Company be at least $30,000,000 (the “Minimum Cash Condition”). On August 29, 2023, Longevity agreed to waive such Minimum Cash Condition irrevocably and unconditionally.
On October 11, 2023, the Company issued another convertible promissory note in the total principal amount of up to $450,000 to FutureTech (“Payee”). The Convertible Promissory Note was issued with an initial principal balance of $50,000, with the remaining $400,000 drawable at the Company’s request and upon the consent of FutureTech prior to the maturity of the Convertible Promissory Note. Such Convertible Promissory Note bears an interest equivalent to the lowest short-term Applicable Federal Rate. Consequently, $50,000 of such amount has been utilized to fund the required payment in order to extend the period of time to consummate a business combination by another month from current deadline of October 11, 2023 to November 11, 2023. Upon consummation of a Business Combination, the Payee shall have the option, but not the obligation, to convert up to the total principal amount of this Note, in whole or in part, into Class A ordinary shares in the capital of the Company (each, an “Ordinary Share”), at a conversion price of $10.00 per Ordinary Share. The Ordinary Shares shall be identical to the private placement shares issued to the Sponsor at the time of the Company’s IPO.
Liquidity, Capital Resources and Going Concern Consideration
The Company’s liquidity needs prior to the consummation of the IPO had been satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the founder shares and the loan under an unsecured promissory note (the “Promissory Note”) from the Sponsor of up to $400,000 (see Note 5) which was fully repaid on April 12, 2022. Subsequent to the consummation of the IPO and sale of the Private Placement Units on April 11, 2022, a total of $84,150,000 was placed in the Trust Account, and the Company had $1,515,795 of cash held outside of the Trust Account, after payment of costs related to the IPO, and available for working capital purposes. In connection with the IPO, the Company incurred $5,105,315 in transaction costs, consisting of $1,650,000 of underwriting fees, $2,887,500 of deferred underwriting fees and $567,815 of other offering costs.
As of September 30, 2023, the Company had marketable securities held in the Trust Account of $90,111,334. The Company intends to use substantially all of the remaining funds held in the Trust Account (after the redemption discussed above), including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete the Business Combination. To the extent that the Company’s share capital or debt is used, in whole or in part, as consideration to complete a Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue the Company’s growth strategies.
As of September 30, 2023, the Company had cash of $13,460 outside of the Trust Account. If the Company does not complete the Longevity Business Combination, it intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
As described above, on January 25, 2023 and as amended on April 11, 2023, the Company entered into a Merger Agreement, by and among Longevity, Holdco, Denali Merger Sub, Longevity Merger Sub, and the Seller Representative.
As of September 30, 2023, the Company had a working capital deficit of $5,044,346. In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes the initial Business Combination, it would repay such loaned amounts without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside of the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. On April 11, 2023, the Company issued the Convertible Promissory Note in the total principal amount of up to $825,000 to the Sponsor. The Convertible Promissory Note was issued with an initial principal balance of $412,500, with the remaining $412,500 drawable at the Company’s request prior to the maturity of the Convertible Promissory Note. On July 18, 2023, the Sponsor lent another $80,000 to the Company, resulting in the principal amount of the Convertible Promissory Note being increased to $492,500 and the available borrowing capacity being reduced to $332,500. As of September 30, 2023, there was an amount of $492,500 outstanding under Working Capital Loans in the form of the Convertible Promissory Note issued to Sponsor. Further, an amount of $10,290 with interest at 4.86% on amount borrowed from the Sponsor was recognized as accrued interest expense — related party as of September 30, 2023. On October 12, 2023, the Sponsor lent another $150,000 to the Company, resulting in the principal amount of the Sponsor Convertible Promissory Note being increased to $642,500.
On July 11, 2023, the Company issued a FutureTech Convertible Promissory Note in the total principal amount of $825,000 to FutureTech and 100% of such amount has been utilized to fund the required payment in order to extend the period of time to consummate a business combination from the then current deadline of July 11, 2023 to October 11, 2023. On October 11, 2023, the Company issued another convertible promissory note in the total principal amount of up to $450,000 to FutureTech. The Convertible Promissory Note was issued with an initial principal balance of $50,000, with the remaining $400,000 drawable at the Company’s request and upon the consent of FutureTech prior to the maturity of the Convertible Promissory Note. Consequently, $50,000 of such amount has been utilized to fund the required payment in order to extend the period of time to consummate a business combination by another month from the then current deadline of October 11, 2023 to November 11, 2023. As of September 30, 2023, there was an amount of $825,000 outstanding in the form of the Convertible Promissory Note issued to FutureTech. Further, an amount of $8,897 with interest at 4.80% on amount borrowed from Futuretech for the Extension was recognized as accrued interest expense — others as of September 30, 2023.
Based on the foregoing, management believes that the Company will not have sufficient working capital and borrowing capacity to meet its needs through the consummation of the initial Business Combination. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
In accordance with ASC Subtopic 205-40, “Presentation of Financial Statements — Going Concern”, the Company has evaluated that there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern through November 11, 2023, subject to monthly extensions, the date that the Company will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Risks and Uncertainties
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action, related sanctions on the world economy and the ongoing hostilities in the Middle East are not determinable as of the date of these consolidated financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these condensed consolidated financial statements.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus and war could have a negative effect on the Company’s financial position, results of its operations and search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S.GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X under the Securities Act. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s report on Form 10-K filed with the SEC on March 17, 2023. The condensed consolidated Balance Sheet as of December 31, 2022 presented in this Form 10-Q has been derived from the audited Balance Sheet filed in the aforementioned Form 10-K. The interim results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2023 or for any future interim periods.
Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Any intercompany transactions and balances have been eliminated in consolidation.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents on September 30, 2023 and December 31, 2022.
Investment Held in Trust Account
The Company’s portfolio of investment held in the Trust Account is comprised of an investment in money market funds that invest in U.S. government securities and generally have a readily determinable fair value. Gains and losses resulting from the change in fair value of these securities are included in income on Trust Account in the accompanying condensed consolidated statements of operations. The fair values of investment held in the Trust Account are determined using available market information.
Offering Costs
Offering costs incurred during the period up to IPO date, were $5,105,315 consisting principally of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are related to the IPO and were initially charged to shareholders’ equity upon the completion of the IPO. The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering”. The Company allocates offering costs between the Public Shares and Public Warrants (as defined below in Note 3) based on the relative fair values of the Public Shares and Public Warrants. Accordingly, $4,488,135 was allocated to the Public Shares and charged to temporary equity, and $617,180 was allocated to Public Warrants and charged to shareholders’ deficit during the three months ended June 30, 2022.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 825, “Financial Instruments,” approximates the carrying amounts represented in the condensed consolidated balance sheet, primarily due to its short-term nature.
Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480 and FASB ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under FASB ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for 8,250,000 Public Warrants (as defined in Note 3) and 510,000 Private Placement Warrants (as defined in Note 4) as equity-classified instruments.
Convertible Debt
The Company issues debt that may have conversion features.
Convertible debt — derivative treatment — When the Company issues debt with a conversion feature, we must first assess whether the embedded equity-linked component is clearly and closely related to its host instruments. If a component is clearly and closely related to its host instruments, then we have to assess whether the conversion feature meets the requirements to be treated as a derivative, as follows: a) one or more underlyings, typically the price of our common stock; b) one or more notional amounts or payment provisions or both, generally the number of shares upon conversion; c) no initial net investment, which typically excludes the amount borrowed; and d) net settlement provisions, which in the case of convertible debt generally means the stock received upon conversion can be readily sold for cash. An embedded equity-linked component that meets the definition of a derivative does not have to be separated from the host instrument if the component qualifies for the scope exception for certain contracts involving an issuer’s own equity. The scope exception applies if the contract is both a) indexed to its own stock; and b) classified in shareholders’ equity in its statement of financial position.
If the conversion feature within convertible debt meets the requirements to be treated as a derivative, we estimate the fair value of the embedded derivative using the Black Scholes method upon the date of issuance. If the fair value of the embedded derivative is higher than the face value of the convertible debt, the excess is immediately recognized as interest expense. The derivative shall be recorded at fair value as liability and the carrying value assigned to the host contract represents the difference between the previous carrying amount of the hybrid instrument and the fair value of the derivative; therefore, there is no gain or loss from the initial recognition and measurement of an embedded derivative that is accounted for separately from its host contract.
Convertible debt — beneficial conversion feature — If the conversion feature is not treated as a derivative, we assess whether it is a beneficial conversion feature (“BCF”). A BCF exists if the conversion price of the convertible debt instrument is less than the share price on the commitment date. The value of a BCF is equal to the intrinsic value of the feature, the difference between the conversion price and the class of shares into which it is convertible and is recorded as additional paid in capital and as a debt discount in the condensed consolidated balance sheets. The Company amortizes the balance over the life of the underlying debt as amortization of debt discount expense in the condensed consolidated statements of operations. If the debt is retired early, the associated debt discount is then recognized immediately as amortization of debt discount expense in the unaudited condensed consolidated statements of operations.
Convertible debt — contingent beneficial conversion feature — When assessing the convertible debt for BCF, we also assess whether the conversion feature meets the requirements to be treated as contingent beneficial conversion feature (“Contingent BCF”), as follows: a) the instrument becomes convertible only upon the occurrence of a future event outside the control of the holder; b) the instrument is convertible from inception but contains conversion terms that change upon the occurrence of a future event. If the conversion feature is within convertible debt meets the requirement to be treated as Contingent BCF, it shall not be recognized in the earnings until the contingency is resolved.
If the conversion feature does not qualify for either the derivative treatment or as a BCF (including Contingent BCF), the convertible debt is treated as traditional debt.
The conversion feature in convertible promissory note issued by the Company on April 11, 2023 and July 11, 2023 does not qualify for either the derivative treatment or for BCF. These have been treated as Contingent BCF which shall not be recognized in the earnings until the contingency is resolved. These convertible promissory notes are presented as traditional debt as of September 30, 2023 in the unaudited condensed consolidated balance sheets.

Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and are subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2023 and December 31, 2022, 8,250,000 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed consolidated balance sheets. Refer to Note 9 Subsequent Events for redemptions after September 30, 2023.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital or accumulated deficit if additional paid-in capital equals to zero.
As of September 30, 2023 and December 31, 2022, the ordinary shares reflected in the condensed consolidated balance sheets are reconciled in the following table:
Gross proceeds from the IPO	$82,500,000
Less:
Proceeds allocated to Public Warrants	(9,973,401)
Allocation of offering costs related to redeemable shares	(4,488,135)
Plus:
Initial measurement of carrying value to redemption value	16,111,536
Subsequent measurement of Class A ordinary shares subject to possible redemption (income earned on Trust Account)	1,221,600
Ordinary shares subject to possible redemption – December 31, 2022	85,371,600
Subsequent measurement of Class A ordinary shares subject to possible redemption (income earned on Trust Account)	912,646
Ordinary shares subject to possible redemption – March 31, 2023	86,284,246
Subsequent measurement of Class A ordinary shares subject to possible redemption (income earned on Trust Account)	1,025,859
Subsequent measurement of Class A ordinary shares subject to possible redemption (extension deposit)	825,000
Ordinary shares subject to possible redemption – June 30, 2023	88,135,105
Subsequent measurement of Class A ordinary shares subject to possible redemption (income earned on Trust Account)	1,151,229
Subsequent measurement of Class A ordinary shares subject to possible redemption (extension deposit)	825,000
Ordinary shares subject to possible redemption – September 30, 2023	$90,111,334
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Net Income/(Loss) Per Ordinary Share
The Company complies with the accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share.” Net loss per redeemable and non-redeemable ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding between the redeemable and non-redeemable shares during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 93,750 founder shares that were forfeited during the three months ended June 30, 2022, due to the underwriters’ partial exercise of their over-allotment option. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less dividends paid. The Company then allocated the undistributed income (loss) based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares.
Subsequent measurement adjustments recorded pursuant to ASC 480-10-S99-3A related to redeemable shares are treated in the same manner as dividends on non-redeemable shares. Class A ordinary shares are redeemable at a price determined by the Trust Account held by the Company. This redemption price is not considered a redemption at fair value. Accordingly, the adjustments to the carrying amount are reflected in the Earnings Per Share (“EPS”) using the two-class method. The Company has elected to apply the two-class method by treating the entire periodic adjustment to the carrying amount of the Class A ordinary shares subject to possible redemption like a dividend.
Based on the above, any remeasurement of redemption value of the Class A ordinary shares subject to possible redemption is considered to be dividends paid to the Public Shareholders. Warrants issued are contingently exercisable (i.e., on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO). Further, Convertible Promissory Notes are also contingently exercisable upon the consummation of the initial Business Combination. For EPS purpose, the warrants and notes are anti-dilutive since they would generally not be reflected in basic or diluted EPS until the contingency is resolved. As of September 30, 2023 and 2022, the Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted income (loss) per ordinary share is the same as basic earnings (loss) per ordinary share for the periods presented.
The net income (loss) per share presented in the unaudited condensed consolidated statements of operations is based on the following:
	Three months ended September 30, 2023	Nine months ended September 30, 2023	Three months ended September 30, 2022	January 5, 2022 (Inception) to September 30, 2022
Net income	$630,586	$79,193	$307,468	$265,278
Accretion of temporary equity to redemption value	(1,976,229)	(4,739,734)	(380,429)	(16,606,797)
Net loss including accretion of temporary equity	$(1,345,643)	$(4,660,541)	$(72,961)	$(16,341,519)

	Three months ended September 30, 2023		Nine months ended September 30, 2023		Three months ended September 30, 2022		January 5, 2022 (Inception) to September 30, 2022
Particulars	Redeemable Shares	Non- Redeemable Shares	Redeemable Shares	Non- Redeemable Shares	Redeemable Shares	Non- Redeemable Shares	Redeemable Shares	Non- Redeemable Shares
Basic and diluted net income/(loss) per share:
Numerators:
Allocation of net loss including accretion of temporary equity	$(1,025,785)	$(319,858)	$(3,552,734)	$(1,107,807)	$(55,618)	$(17,343)	$(11,673,872)	$(4,667,647)
Accretion of temporary equity to redemption value	1,976,229	—	4,739,734	—	380,429	—	16,606,797	—
Allocation of net income/(loss)	$950,444	$(319,858)	$1,187,000	$(1,107,807)	$324,811	$(17,343)	$4,932,925	$(4,667,647)
Denominators:
Weighted-average shares outstanding	8,250,000	2,572,500	8,250,000	2,572,500	8,250,000	2,572,500	5,305,762	2,121,441
Basic and diluted net income/(loss) per share	$0.12	$(0.12)	$0.14	$(0.43)	$0.04	$(0.01)	$0.93	$(2.20)
Income Taxes
The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company determined that the Cayman Islands is the Company’s only major tax jurisdiction and the location of all members of management, sponsors, directors, any employees, or assets to the extent employed is the United States.
The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next 12 months.
There is currently no taxation imposed on income by the Government of the Cayman Islands for the nine months ended September 30, 2023 and for the period from January 5, 2022 (inception) through September 30, 2022.
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s

Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”)”, which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
On April 11, 2022, the Company consummated the IPO of 8,250,000 Public Units, inclusive of 750,000 Public Units issued pursuant to the underwriters’ partial exercise of their over-allotment option. The Public Units were sold at a purchase price of $10.00 per Public Unit, generating gross proceeds of $82,500,000. Each Public Unit consists of one Public Share and one Public Warrant. Each Public Warrant entitles the holder thereof to purchase one Public Share at a price of $11.50 per share.
The warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the IPO and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation (see Note 7).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the IPO, the Company consummated a private placement and the Sponsor purchased an aggregate of 510,000 Private Placement Units (including 30,000 Private Placement Units pursuant to the underwriters’ partial exercise of the over-allotment option) at a price of $10.00 per Private Placement Unit, generating gross proceeds to the Company of $5,100,000. Each whole Private Placement Unit consists of one Class A ordinary share (“Private Placement Shares”) and one warrant (“Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Certain of the proceeds from the sale of the Private Placement Units were added to the net proceeds from the IPO held in the Trust Account.
If the Company does not complete a Business Combination within 18 months from the closing of the IPO (refer to Note 9), the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Company’s Class A ordinary shares (subject to the requirements of applicable law) and the Private Placement Units and all underlying securities will expire worthless. The Private Placement Units will not be transferable, assignable, or saleable until 30 days after the completion of an initial Business Combination, subject to certain exceptions.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
On February 3, 2022, the Company issued an aggregate of 2,156,250 founder shares to the Sponsor in exchange for a payment of $25,000 from the Sponsor for deferred offering costs. In March 2022, the Sponsor transferred 20,000 founder shares to the Chief Financial Officer of the Company and 110,000 founder shares to certain members of the Company’s board of directors. On May 23, 2022, 93,750 founder shares were forfeited by the Sponsor as the underwriters did not exercise their over-allotment option on the remaining 375,000 Public Units (see Note 6), resulting in the Sponsor holding a balance of 1,932,500 founder shares.
The founder shares are identical to the Class A ordinary shares included in the units sold in the IPO, except that the founder shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination (see Note 7). Also, the Sponsor and each member of the Company’s management team have entered into an agreement with the Company, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and Public Shares held by them.
The Sponsor and the Company’s directors and executive officers have agreed not to transfer, assign or sell any of their founder shares until the earlier of (A) one year after the completion of an initial Business Combination and (B) subsequent to the Company’s initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all Public Shareholders having the right to exchange their Public Shares for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the Sponsor and the Company’s directors and executive officers with respect to any founder shares.
The sale of the founder shares to the Company’s Chief Financial Officer and to certain members of the Company’s board of directors is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 130,000 shares granted to the Company’s directors and executive officers was $1,005,964 or $7.74 per share. The founder shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the founder shares is recognized only when the performance condition is of probable occurrence under the applicable accounting literature in this circumstance. As of September 30, 2023, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of founder shares times the fair value per share at the grant date (unless subsequently modified) less the amount initially received for the purchase of the founder shares.
Promissory Note — Related Party
On February 3, 2022, the Sponsor agreed to loan the Company up to $400,000 to be used for a portion of the expenses of the IPO. As of April 11, 2022, there was $80,000 outstanding under the Promissory Note. This loan was non-interest bearing, unsecured and due at the earlier of (i) September 30, 2022 or (ii) the closing of the IPO. On April 12, 2022, the loan was repaid upon the closing of the IPO out of the offering proceeds not held in the Trust Account.
Due to the Related Party
The Sponsor paid certain formation, operating or offering costs on behalf of the Company. These amounts were due on demand and were non-interest bearing. During the period from January 5, 2022 (inception) through March 31, 2022, the Sponsor paid $215,020 of formation, operating costs and offering costs on behalf of the Company. On April 12, 2022, the Company paid the Sponsor $160,020 and on April 14, 2022, the Company received $25,000 from the Sponsor. Subsequently on July 19, 2022, the Company fully paid the remaining $80,000 to the related party.
Working Capital Loan
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, may, but are not obligated to, provide the Company Working Capital Loans. If the Company completes a Business Combination, it would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close the Company may use a portion of proceeds held outside of the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used for such repayment.
The Working Capital loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units. On April 11, 2023, the Company issued the Convertible Promissory Note in the total principal amount of up to $825,000 to the Sponsor. The Convertible Promissory Note bears an interest accruing on the unpaid and outstanding total principal amount at the lowest short-term Applicable Federal Rate as in effect on the date thereof and is payable in arrears on the maturity date. Interest will be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. The Convertible Promissory Note was issued with an initial principal balance of $412,500, with the remaining $412,500 drawable at the Company’s request prior to the maturity of the Convertible Promissory Note. The Company deposited $825,000 into the Trust Account, 50% of this amount being a loan from the Sponsor in the form of a convertible promissory note and other 50% amount was transferred directly from the remaining cash on hand balance at that time, in order to extend the period of time it has to consummate a business combination by an additional three months, from the then current deadline of April 11, 2023 to July 11, 2023. On July 18, 2023, the Sponsor lent another $80,000 to the Company, resulting in the principal amount of the Convertible Promissory Note being increased to $492,500 and the available borrowing capacity being reduced to $332,500. As of September 30, 2023, there was an amount of $492,500 outstanding under Working Capital Loans in the form of the Convertible Promissory Note. Further, an amount of $10,290 with interest at 4.86% on amount borrowed from the Sponsor was recognized as accrued interest expense — related party as of September 30, 2023 (refer Balance Sheet). Amounts of $5,841 and $10,290 were recognized as interest expense — related party under other (income)/expenses for the three and nine months ended September 30, 2023, respectively, in the unaudited condensed consolidated statements of operations. On October 12, 2023, the Sponsor lent another $150,000 to the Company, resulting in the principal amount of the Sponsor Convertible Promissory Note being increased to $642,500.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the founder shares, Private Placement Shares and Private Placement Warrants, including any of those issued upon conversion of the Working Capital Loans (and any Private Placement Shares issuable upon the exercise of the Private Placement Warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement signed on April 6, 2022. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed after the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the costs and expenses of filing any such registration statements.
Underwriting Agreement
The underwriters received a cash underwriting discount of $0.20 per Public Unit, or $1,650,000 in the aggregate, paid upon the closing of the IPO. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Public Unit, or $2,887,500 in the aggregate, which is included in the accompanying condensed consolidated balance sheets. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 7 — SHAREHOLDER’S DEFICIT
Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2023 and December 31, 2022, there were no preference shares issued and outstanding.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of September 30, 2023 and December 31, 2022, there were 510,000 Class A ordinary shares issued and outstanding, excluding 8,250,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares— The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of September 30, 2023 and December 31, 2022, there were 2,062,500 Class B ordinary shares issued and outstanding. On May 23, 2022, 93,750 Class B ordinary shares were forfeited as the underwriters did not exercise the over-allotment option on the remaining 375,000 Public Units.
Prior to the Company’s initial Business Combination, only holders of Class B ordinary shares will have the right to vote on the appointment of directors and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason. In addition, in a vote to continue the Company in a jurisdiction outside the Cayman Islands (which requires the approval of at least two-thirds of the votes of all ordinary shares voted at a general meeting), holders of founder shares will have ten votes for every founder share and holders of Class A ordinary shares will have one vote for every Class A ordinary share and, as a result, the Company’s initial shareholders will be able to approve any such proposal without the vote of any other shareholder.
The Class B ordinary shares will automatically convert into Class A ordinary shares on the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, approximately 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the IPO, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Units issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of the Working Capital Loans. Any conversion of Class B ordinary shares described herein will take effect as a compulsory redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one. During a shareholders’ extraordinary general meeting held on October 11, 2023, a proposal was approved that Class A ordinary shares will be issued to holders of Class B ordinary shares upon the exercise of the right of a holder of the Company’s Class B ordinary shares, par value $0.0001 per share, to convert such holder’s Class B ordinary shares into Class A ordinary shares on a one-for-one basis at any time and from time to time prior to the closing of an initial business combination at the election of the holder (the “Founder Share Amendment”).
Warrants
All warrants (Public Warrants and Private Warrants) will become exercisable at $11.50 per share, subject to adjustment, on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). The warrants will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation. On the exercise of any warrant, the warrant exercise price will be paid directly to the Company and not placed in the Trust Account.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of an initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20-trading day period starting on the trading day prior to the day on which the Company consummates an initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value or the Newly Issued Price and the $16.50 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 165% of the higher of the Market Value or the Newly Issued Price.
The Company has not registered the Class A ordinary shares issuable upon exercise of the warrants at this time. However, the Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and it will use commercially reasonable efforts to cause the same to become effective within 60 business days following the initial Business Combination and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, which is referred to as the 30-day redemption period; and

•
if, and only if, the last reported sale price of ordinary shares equals or exceeds $16.50 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those ordinary shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the Company’s management will consider, among other factors, the cash position, the number of warrants that are outstanding and the dilutive effect on the Company’s shareholders of issuing the maximum number of ordinary shares issuable upon the exercise of the Company’s warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
NOTE 8 — FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following tables presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
	As of September 30, 2023	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investment held in Trust Account	$90,111,334	$90,111,334	—	—
	As of December 31, 2022	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investment held in Trust Account	$85,371,600	$85,371,600	—	—
NOTE 9 — SUBSEQUENT EVENTS
The Company has evaluated subsequent events through the date these condensed consolidated financial statements were issued and determined that there were no significant unrecognized events through that date other than those noted below.
On October 11, 2023, the shareholders of the Company held an extraordinary general meeting of shareholders (the “Shareholder Meeting”) for a few proposals which were subsequently approved as below:
(1)
Extension of the date by which the Company must: (i) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Company and one or more businesses or entities (an “initial business combination”); (ii) cease its operations, except for the purpose of winding up, if it fails to complete such initial business combination; and (iii) redeem 100% of the Company’s then outstanding Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), included as part of the units sold in the Company’s IPO that was consummated on April 11, 2022 from October 11, 2023 (the “Termination Date”) to July 11, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to nine (9) times by an additional one month each time, unless the closing of the Company’s initial business combination has occurred (such applicable later date, the “Extended Date”), without the need for any further approval of the Company’s shareholders, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account for each such one-month extension the lesser of (a) an aggregate of $50,000 or

(b) $0.03 per public share that remains outstanding and is not redeemed prior to any such one-month extension, unless the closing of the Company’s initial business combination has occurred, in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination (the “Extension Amendment”);
(2)
Permission for the issuance of Class A ordinary shares to holders of Class B ordinary shares upon the exercise of the right of a holder to convert such holder’s Class B ordinary shares into Class A ordinary shares on a one-for-one basis at any time and from time to time prior to the closing of an initial business combination at the election of the holder (the “Founder Share Amendment”);

(3)
Elimination of the limitation that the Company may not redeem Public Shares (as defined therein) in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation Amendment”).

On October 11, 2023, the Company issued a convertible promissory note in the total principal amount of up to $450,000 to FutureTech with an initial principal balance of $50,000 and the remaining $400,000 drawable at the Company’s request and upon the consent of FutureTech prior to the maturity of the Convertible Promissory Note. Consequently, $50,000 of such amount (lesser of $50,000 or $0.03 per public share that was outstanding on October 11, 2023) has been utilized to fund the required payment in order to extend the period of time to consummate a business combination by another month from current deadline of October 11, 2023 to November 11, 2023.
Further, on October 11, 2023, shareholders holding 3,712,171 public shares (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $40.5 million (approximately $10.92 per share) was removed from the Trust Account to pay such holders. Following redemptions, the Company had 4,537,829 public shares outstanding.
On October 12, 2023, the Sponsor lent another $150,000 to the Company resulting in the principal amount of the Sponsor Convertible Promissory Note being increased to $642,500.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Denali Capital Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Denali Capital Acquisition Corp. (the “Company”) as of December 31, 2022, the related statements of operations, changes in shareholders’ deficit and cash flows for the period from January 5, 2022 (inception) through December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the period from January 5, 2022 (inception) through December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company believes that it will not have sufficient working capital and borrowing capacity to complete a business combination. If the Company does not complete a business combination by July 11, 2023 (or October 11, 2023, if the Company further extends the period of time to complete a business combination), it will be required to cease all operations, except for the purpose of winding up. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2022.
Costa Mesa, CA
March 17, 2023

DENALI CAPITAL ACQUISITION CORP.
BALANCE SHEET
AS OF DECEMBER 31, 2022
ASSETS
Current Assets:
Cash	$819,747
Prepaid expenses	88,089
Total Current Assets	907,836
Investment held in Trust Account	85,371,600
Total Assets	$86,279,436
LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$1,291,641
Total Current Liabilities	1,291,641
Deferred underwriter compensation	2,887,500
Total Liabilities	4,179,141
Commitments and contingencies
Class A ordinary shares subject to possible redemption; 8,250,000 shares at $10.35 per share	85,371,600
Shareholders’ Deficit:
Preference shares $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 510,000 shares issued and outstanding (excluding 8,250,000 shares subject to possible redemption)	51
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 2,062,500 shares issued and outstanding	206
Additional paid-in capital	—
Accumulated deficit	(3,271,562)
Total Shareholders’ Deficit	(3,271,305)
Total Liabilities, Temporary Equity and Shareholders’ Deficit	$86,279,436
The accompanying notes are an integral part of these financial statements.

DENALI CAPITAL ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JANUARY 5, 2022 (INCEPTION) THROUGH DECEMBER 31, 2022
From January 5, 2022 (inception) through December 31, 2022
Formation and operating costs	$1,640,990
Other (Income)/expenses
Income on Trust Account	(1,221,600)
Net Loss	$(419,390)
Weighted average shares outstanding of redeemable ordinary shares	6,056,094
Basic and diluted net income per share, ordinary shares	$0.72
Weighted average shares outstanding of non-redeemable ordinary shares	2,236,392
Basic and diluted net loss per share, non-redeemable ordinary shares	$(2.14)
The accompanying notes are an integral part of these financial statements.

DENALI CAPITAL ACQUISITION CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE PERIOD FROM JANUARY 5, 2022 (INCEPTION) THROUGH DECEMBER 31, 2022
	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Total
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of January 5, 2022 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	2,156,250	216	24,784	—	25,000
Proceeds from sale of public units	7,500,000	750	—	—	74,999,250	—	75,000,000
Proceeds from sale of public units-over-allotment	750,000	75	—	—	7,499,925	—	7,500,000
Proceeds from sale of private placement units	480,000	48	—	—	4,799,952	—	4,800,000
Proceeds from sale of private placement units-over-allotment	30,000	3	—	—	299,997	—	300,000
Deferred underwriting fees payable at 3.5% of gross proceeds	—	—	—	—	(2,887,500)	—	(2,887,500)
Underwriters discount at 2% of gross proceeds	—	—	—	—	(1,650,000)	—	(1,650,000)
Other offering costs	—	—	—	—	(567,815)	—	(567,815)
Initial measurement of Class A ordinary shares subject to possible redemption under ASC 480-10-S99 against additional paid-in capital	(8,250,000)	(825)	—	—	(72,525,774)	—	(72,526,599)
Allocation of offering costs to Class A ordinary shares subject to possible redemption	—	—	—	—	4,488,135	—	4,488,135
Remeasurement adjustment on Class A ordinary shares subject to possible redemption	—	—	—	—	(14,480,964)	(1,630,572)	(16,111,536)
Forfeiture of Class B ordinary shares	—	—	(93,750)	(10)	10	—	—
Subsequent measurement of Class A ordinary shares subject to possible redemption (income earned on Trust Account)	—	—	—	—	—	(1,221,600)	(1,221,600)
Net loss	—	—	—	—	—	(419,390)	(419,390)
Balance as of December 31, 2022	510,000	$51	2,062,500	$206	$—	$(3,271,562)	$(3,271,305)
The accompanying notes are an integral part of these financial statements.

DENALI CAPITAL ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 5, 2022 (INCEPTION) THROUGH DECEMBER 31, 2022
Cash flows from operating activities:
Net loss	$(419,390)
Formation costs paid by the related party	11,343
Income on Trust Account	(1,221,600)
Changes in current assets and liabilities:
Prepaid expenses	(88,089)
Accounts payable and accrued expenses	1,291,641
Net cash used in operating activities	(426,095)
Cash flows from investing activities:
Investment held in Trust Account	(84,150,000)
Net cash used in investing activities	(84,150,000)
Cash flows from financing activities:
Proceeds from issuance of promissory note to the related party	80,000
Payment of promissory note to the related party	(80,000)
Proceeds from the related party	25,000
Payment to the related party	(240,020)
Proceeds from issuance of private placement units, including over-allotment	5,100,000
Proceeds from issuance of public units through public offering, including over-allotment	82,500,000
Payment of offering costs	(339,138)
Payment of underwriter’s discount	(1,650,000)
Net cash provided by financing activities	85,395,842
Net change in cash	819,747
Cash at beginning of period	0
Cash at end of period	$819,747
Supplemental information for non-cash financing activities:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Deferred offering costs charged to additional paid-in capital	$567,815
Deferred offering cost settled through the related party payables	$203,677
Allocation of offering costs to Class A ordinary shares subject to redemption	$4,488,135
Reclassification of Class A ordinary shares subject to redemption	$72,526,599
Remeasurement adjustment on Class A ordinary shares subject to possible redemption	$16,111,536
Subsequent measurement of Class A ordinary shares subject to possible redemption (income earned on Trust Account)	$1,221,600
Deferred underwriter’s fee charged to additional paid-in capital	$2,887,500
Forfeiture of Class B ordinary shares	$10
The accompanying notes are an integral part of these financial statements.

DENALI CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
NOTE 1 — ORGANIZATION AND BUSINESS OPERATION
Denali Capital Acquisition Corp. (the “Company”) is a newly organized blank check company incorporated in the Cayman Islands on January 5, 2022. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage emerging growth company and, as such, the Company is subject to all of the risks associated with early stage emerging growth companies.
As of December 31, 2022, the Company had not commenced any operations. All activity for the period from January 5, 2022 (inception) through December 31, 2022 relates to the Company’s organizational activities, those necessary to prepare for and complete the IPO, and, subsequent to the IPO, identifying a target company for a business combination. The Company does not expect to generate any operating revenues until after the completion of an initial Business Combination. The Company expects to generate non-operating income in the form of income from the investment of proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is Denali Capital Global Investments LLC, a Cayman Islands limited liability company (the “Sponsor”).
Financing
The registration statement for the Company’s IPO became effective on April 6, 2022. On April 11, 2022, the Company consummated the IPO of 8,250,000 units (including over-allotment of 750,000 units) (“Public Units”). Each Public Unit consists of one Class A ordinary share, $0.0001 par value per share (such shares included in the Public Units, the “Public Shares”), and one redeemable warrant (the “Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one Public Share at an exercise price of $11.50 per share. The Public Units were sold at a price of $10.00 per Public Unit, generating gross proceeds of $82,500,000, which is described in Note 3. Simultaneously with the closing of the IPO, the Company consummated the sale of 510,000 units (including over-allotment of 30,000 units) (the “Private Placement Units”) to the Sponsor at a price of $10.00 per Private Placement Unit in a private placement generating gross proceeds of $5,100,000, which is described in Note 4. Transaction costs amounted to $5,105,315, consisting of $1,650,000 of underwriting fees, $2,887,500 of deferred underwriters’ fees and $567,815 of other offering costs, and were all initially charged to shareholders’ equity.
Trust Account
Following the consummation of the IPO on April 11, 2022, a total of $84,150,000 of the net proceeds from the IPO and the sale of the Private Placement Units was deposited in a trust account (the “Trust Account”). The net proceeds were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the value of the assets held in the Trust Account (excluding any deferred underwriters’ fees and taxes payable on the interest income earned on the Trust Account). The

DENALI CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022
Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
Business Combination
The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination (initially anticipated to be $10.20 per Public Unit, plus any pro rata interest then in the Trust Account, net of taxes payable). The Public Shares subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the IPO in accordance with the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the “penny stock” rules of the Securities and Exchange Commission (the “SEC”)) either prior to or upon consummation of an initial Business Combination. However, a greater net tangible asset or cash requirement may be contained in the agreement relating to the Business Combination. The Company will have only 12 months from the closing of the IPO (or up to 18 months from the closing of the IPO, if the Company extends the period of time to consummate a Business Combination) to complete the initial Business Combination (the “Combination Period”). If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s franchise and income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete the Business Combination within the Combination Period.
The founder shares are designated as Class B ordinary shares (the “founder shares”) and, except as described below, are identical to the Public Shares, and holders of founder shares have the same shareholder rights as Public Shareholders, except that (i) prior to the Company’s initial Business Combination, only holders of the founder shares have the right to vote on the appointment of directors, including in connection with the completion of the Company’s initial Business Combination, and holders of a majority of the founder shares may remove a member of the board of directors for any reason, (ii) the founder shares are subject to certain transfer restrictions, as described in more detail below, (iii) the Company’s initial shareholders have entered into an agreement with the Company, pursuant to which they have agreed to (A) waive their redemption rights with respect to their founder shares and Public Shares in connection with the completion of the Company’s initial Business Combination, (B) waive their redemption rights with respect to their

DENALI CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022
founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to provide for the redemption of the Company’s Public Shares in connection with an initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company has not consummated an initial Business Combination within 12 months from the closing of the IPO (or up to 18 months from the closing of the IPO, if the Company extends the period of time to consummate a Business Combination) and (C) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete its initial Business Combination within 12 months from the closing of the IPO (or up to 18 months from the closing of the IPO, if the Company extends the period of time to consummate a Business Combination) although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete its initial Business Combination within the prescribed time frame, (iv) the founder shares will automatically convert into Public Shares concurrently with or immediately following the consummation of the Company’s initial Business Combination, or earlier at the option of the holder thereof, and (v) the founder shares are entitled to registration rights. If the Company submits its initial Business Combination to its Public Shareholders for a vote, the Sponsor and each member of the Company’s management team have agreed to vote their Founder Shares and Public Shares in favor of the Company’s initial Business Combination.
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s registered public accounting firm) for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per Public Share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the Trust Account, nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended, (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Company’s Sponsor will not be responsible to the extent of any liability for such third party claims.
On January 25, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Longevity Biomedical, Inc., a Delaware corporation (“Longevity”), Denali SPAC Holdco, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“New PubCo”), Denali SPAC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of New PubCo (“Denali Merger Sub”), Longevity Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of New PubCo (“Longevity Merger Sub”), and Bradford A. Zakes, solely in the capacity as seller representative.
Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Longevity Business Combination” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), pursuant to which, among other things, immediately following the consummation of the acquisitions by Longevity of each of Cerevast Medical, Inc., Aegeria Soft Tissue LLC, and Novokera LLC, (i) Denali Merger Sub will merge with and into the Company (the “Denali Merger”), with the Company as the surviving entity of the Denali Merger, and (ii) Longevity Merger Sub will merge with and into Longevity (the “Longevity Merger”), with Longevity as the surviving company of the Longevity Merger. Following the Mergers, each of Longevity and the Company will be a subsidiary of New PubCo, and New PubCo will become a publicly traded company. At the closing of the Transactions (the “Closing”), New PubCo will change its name to Longevity Biomedical, Inc., and its common stock is expected to list on the Nasdaq Global Market under the ticker symbol “LBIO.”

DENALI CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022
The consummation of the proposed Longevity Business Combination is subject to certain conditions as further described in the Merger Agreement.
Although there is no assurance that the Company will be able to successfully effect a Business Combination, the Business Combination is expected to be consummated after the required approval by the shareholders of the Company and the satisfaction of certain other conditions.
In connection with the execution of the Merger Agreement, the sole stockholder of Longevity (the “Voting Stockholder”) has entered into a Voting and Support Agreement (the “Longevity Support Agreement”), pursuant to which the Voting Stockholder has agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Transactions. The Voting Stockholder holds sufficient shares of Longevity to cause the approval of the Transactions on behalf of Longevity.
In connection with the execution of the Merger Agreement, the Company, Longevity and the Sponsor have entered into a Voting and Support Agreement (the “Sponsor Support Agreement”). The Sponsor Support Agreement provides that the Sponsor agrees (i) to vote in favor of the proposed transactions contemplated by the Merger Agreement, (ii) to appear at the purchaser special meeting for purposes of constituting a quorum, (iii) to vote against any proposals that would materially impede the proposed transactions contemplated by the Merger Agreement, (iv) to not redeem any of the Company’s ordinary shares held by it that may be redeemed, and (v) to waive any adjustment to the conversion ratio set forth in the Company’s amended and restated memorandum and articles of association with respect to the Class B ordinary shares of the Company held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.
In support of the Transactions, the Sponsor and FutureTech Capital LLC, a Delaware limited liability company and an entity controlled by Yuquan Wang, the Chairman of the Board of Longevity (the “Investor”), entered into a Sponsor Membership Interest Purchase Agreement dated November 8, 2022 (the “MIPA”). The Investor currently holds notes payable from Longevity in the aggregate principal amount of $2.45 million that are convertible into approximately 1.6 million shares of Longevity common stock, and is also an affiliate of a significant group of stockholders of Cerevast Medical, Inc. Pursuant to the MIPA, the Investor agreed to purchase 625,000 Class B units of membership interests in the Sponsor (“Sponsor Membership Units”) for a total purchase price of $5 million, $2 million of which has been paid in exchange for 250,000 Sponsor Membership Units as of the date of the Merger Agreement. Pursuant to the MIPA, the Investor has agreed to pay the $3 million balance of the purchase price for the remaining 375,000 Sponsor Membership Units no later than two business days prior to the closing of the Longevity Business Combination. Each Sponsor Membership Unit entitles the Investor to receive one Class B ordinary share held by the Sponsor, each of which will convert into one share of New PubCo common stock at the closing of the Longevity Business Combination. The Investor also agreed pursuant to the MIPA to pay any extension fees required to extend the time to close the Longevity Business Combination and to reimburse the Sponsor’s incurred expenses related to the Longevity Business Combination if the Longevity Business Combination does not close.
On January 26, 2023, the Company filed a Form 8-K/A with the SEC to report the Merger Agreement and other legal agreements relating to the Longevity Business Combination.
Liquidity, Capital Resources and Going Concern Consideration
The Company’s liquidity needs prior to the consummation of the IPO had been satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the founder shares and the loan under an unsecured promissory note (the “Promissory Note”) from the Sponsor of up to $400,000 (see Note 5) which was fully repaid on April 12, 2022. Subsequent to the consummation of the IPO and sale of the Private Placement Units on April 11, 2022, a total of $84,150,000 was placed in the Trust Account, and we had $1,515,795 of cash held outside of the Trust Account, after payment of costs related to the IPO, and available for working

DENALI CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022
capital purposes. In connection with the IPO, the Company incurred $5,105,315 in transaction costs, consisting of $1,650,000 of underwriting fees, $2,887,500 of deferred underwriting fees and $567,815 of other offering costs.
As of December 31, 2022, the Company had cash and marketable securities held in the Trust Account of $85,371,600. The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete the Business Combination. To the extent that the Company’s share capital or debt is used, in whole or in part, as consideration to complete a Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue the Company’s growth strategies.
As of December 31, 2022, the Company had cash of $819,747 outside of the Trust Account. If the Company does not complete the Longevity Business Combination, it intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
As described above, on January 25, 2023, the Company entered into a Merger Agreement, by and among Longevity, New PubCo, Denali Merger Sub, Longevity Merger Sub, and Bradford A. Zakes, solely in the capacity as seller representative.
As of December 31, 2022, the Company had a working deficit of $383,805. In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes the initial Business Combination, it would repay such loaned amounts without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside of the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units of the post-business combination entity, at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. As of December 31, 2022, there were no amounts outstanding under any Working Capital Loans.
Based on the foregoing, management believes that the Company will not have sufficient working capital and borrowing capacity to meet its needs through the consummation of the initial Business Combination. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
In accordance with ASC Subtopic 205-40, “Presentation of Financial Statement — Going Concern”, the Company has evaluated that there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern through July 11, 2023 (or by October 11, 2023, if the Company further extends the period of time to consummate a business combination), the date that the Company will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

DENALI CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022
Risks and Uncertainties
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus and war could have a negative effect on the Company’s financial position, results of its operations and search for a target company, the specific impact is not readily determinable as of the date of these financial statements.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported

DENALI CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022
amounts of income and expenses during the reporting period. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents on December 31, 2022.
Investment Held in Trust Account
The Company’s portfolio of investments held in the Trust Account is comprised of an investment in money market funds that invest in U.S. government securities and generally have a readily determinable fair value. Gains and losses resulting from the change in fair value of these securities are included in income on Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Offering Costs
Offering costs were $5,105,315 consisting principally of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are related to the IPO and were initially charged to shareholders’ equity upon the completion of the IPO. The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering”. The Company allocates offering costs between the Public Shares and Public Warrants (as defined below in Note 3) based on the relative fair values of the Public Shares and Public Warrants. Accordingly, $4,488,135 was allocated to the Public Shares and charged to temporary equity, and $617,180 was allocated to Public Warrants and charged to shareholders’ equity/(deficit).
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 825, “Financial Instruments,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.
Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480 and FASB ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under FASB ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for the 8,250,000 Public Warrants (as defined in Note 3) and 510,000 Private Placement Warrants (as defined in Note 4) as equity-classified instruments.

DENALI CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022
The over-allotment option was granted on the date of the IPO and was valid for 45 days from the date of the IPO. The underwriters exercised the over-allotment option in part on April 11, 2022. On May 23, 2022, the underwriters decided not to exercise the remaining over-allotment option, after which the option expired. As of December 31, 2022, there is no over-allotment option liability.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and are subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2022, 8,250,000 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital or accumulated deficit if additional paid-in capital equals to zero.
As of December 31, 2022, the ordinary shares reflected in the balance sheet are reconciled in the following table:
Gross proceeds from the IPO	$82,500,000
Less:
Proceeds allocated to Public Warrants	(9,973,401)
Allocation of offering costs related to redeemable shares	(4,488,135)
Plus:
Initial measurement of carrying value to redemption value	16,111,536
Subsequent measurement of Class A ordinary shares subject to possible redemption (income earned on Trust Account)	1,221,600
Ordinary shares subject to possible redemption – December 31, 2022	$85,371,600
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.
Net Income/(Loss) Per Ordinary Share
The Company complies with the accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share.” Net loss per redeemable and non-redeemable ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding between the redeemable and non-redeemable shares during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 93,750 founder shares that were forfeited due to the underwriters’ partial exercise of their over-allotment option. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss)

DENALI CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022
allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less dividends paid. The Company then allocated the undistributed income (loss) based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares.
Subsequent measurement adjustments recorded pursuant to ASC 480-10-S99-3A related to redeemable shares are treated in the same manner as dividends on non-redeemable shares. Class A ordinary shares are redeemable at a price determined by the Trust Account held by the Company. This redemption price is not considered a redemption at fair value. Accordingly, the adjustments to the carrying amount are reflected in the Earnings Per Share (“EPS”) using the two-class method. The Company has elected to apply the two-class method by treating the entire periodic adjustment to the carrying amount of the Class A ordinary shares subject to possible redemption like a dividend.
Based on the above, any remeasurement of redemption value of the Class A ordinary shares subject to possible redemption is considered to be dividends paid to the Public Shareholders. Warrants issued are contingently exercisable (i.e., on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO). For EPS purpose, the warrants are anti-dilutive since they would generally not be reflected in basic or diluted EPS until the contingency is resolved. As of December 31, 2022, the Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted income (loss) per ordinary share is the same as basic earnings per ordinary share for the period presented.
The net income (loss) per share presented in the statement of operations is based on the following:
From January 5, 2022 (inception) through December 31, 2022
Net loss	$(419,390)
Income on Trust Account	(1,221,600)
Remeasurement of temporary equity to redemption value	(16,111,536)
Net loss including remeasurement of equity to redemption value	$(17,752,526)
	From January 5, 2022 (inception) through December 31, 2022
	Redeemable Shares	Non- Redeemable Shares
Basic and diluted net income/(loss) per share:
Numerators:
Allocation of net loss including accretion of temporary equity	$(12,964,866)	$(4,787,660)
Income on Trust Account	1,221,600	—
Remeasurement of temporary equity to redemption value	16,111,536	—
Allocation of net income/(loss)	$4,368,270	$(4,787,660)
Denominators:
Weighted-average shares outstanding	6,056,094	2,236,392
Basic and diluted net income/(loss) per share	$0.72	$(2.14)

DENALI CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022
Income Taxes
The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statement and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company determined that the Cayman Islands is the Company’s only major tax jurisdiction and the location of all members of management, sponsors, directors, any employees or assets to the extent employed is the United States.
The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next 12 months.
There is currently no taxation imposed on income by the Government of the Cayman Islands for the period from January 5, 2022 (inception) through December 31, 2022.
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”)”, which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company has not adopted ASU 2020-06 yet and has not determined how applying it will impact the financial statements.
Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
On April 11, 2022, the Company consummated the IPO of 8,250,000 Public Units, inclusive of 750,000 Public Units issued pursuant to the underwriters’ partial exercise of their over-allotment option. The Public Units were sold at a purchase price of $10.00 per Public Unit, generating gross proceeds of $82,500,000.

DENALI CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022
Each Public Unit consists of one Public Share and one Public Warrant. Each Public Warrant entitles the holder thereof to purchase one Public Share at a price of $11.50 per share.
The warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the IPO and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation (see Note 7).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the IPO, the Company consummated a private placement and the Sponsor purchased an aggregate of 510,000 Private Placement Units (including 30,000 Private Placement Units pursuant to the underwriters’ partial exercise of the over-allotment option) at a price of $10.00 per Private Placement Unit, generating gross proceeds to the Company of $5,100,000. Each whole Private Placement Unit consists of one Class A ordinary share (“Private Placement Shares”) and one warrant (“Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Certain of the proceeds from the sale of the Private Placement Units were added to the net proceeds from the IPO held in the Trust Account.
If the Company does not complete a Business Combination within 15 months from the closing of the IPO (or up to 18 months from the closing of the IPO, if the Company extends the period of time to consummate a Business Combination), the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Company’s Class A ordinary shares (subject to the requirements of applicable law) and the Private Placement Units and all underlying securities will expire worthless. The Private Placement Units will not be transferable, assignable, or salable until 30 days after the completion of an initial Business Combination, subject to certain exceptions.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
On February 3, 2022, the Company issued an aggregate of 2,156,250 of founder shares to the Sponsor in exchange for a payment of $25,000 from the Sponsor for deferred offering costs. In March 2022, the Sponsor transferred 20,000 founder shares to the Chief Financial Officer of the Company and 110,000 founder shares to certain members of the Company’s board of directors. On May 23, 2022, 93,750 founder shares were forfeited by the Sponsor as the underwriters did not exercise their over-allotment option on the remaining 375,000 Public Units (see Note 6), resulting in the Sponsor holding a balance of 1,932,500 founder shares.
The founder shares are identical to the Class A ordinary shares included in the units sold in the IPO, except that the founder shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination (see Note 7). Also, the Sponsor and each member of the Company’s management team have entered into an agreement with the Company, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and Public Shares held by them.
The Sponsor and the Company’s directors and executive officers have agreed not to transfer, assign or sell any of their founder shares until the earlier of (A) one year after the completion of an initial Business Combination and (B) subsequent to the Company’s initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all Public Shareholders having the right to exchange their Public Shares for cash, securities or other property.

DENALI CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022
Any permitted transferees would be subject to the same restrictions and other agreements of the Sponsor and the Company’s directors and executive officers with respect to any founder shares.
The sale of the founder shares to the Company’s Chief Financial Officer and to certain members of the Company’s board of directors is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 130,000 shares granted to the Company’s directors and executive officers was $1,005,964 or $7.74 per share. The founder shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the founder shares is recognized only when the performance condition is of probable occurrence under the applicable accounting literature in this circumstance. As of December 31, 2022, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of founder shares times the fair value per share at the grant date (unless subsequently modified) less the amount initially received for the purchase of the founder shares.
Promissory Note — Related Party
On February 3, 2022, the Sponsor agreed to loan the Company up to $400,000 to be used for a portion of the expenses of the IPO. As of April 11, 2022, there was $80,000 outstanding under the Promissory Note. This loan was non-interest bearing, unsecured and due at the earlier of (i) September 30, 2022 or (ii) the closing of the IPO. On April 12, 2022, the loan was repaid upon the closing of the IPO out of the offering proceeds not held in the Trust Account.
Due to the Related Party
The Sponsor paid certain formation, operating or offering costs on behalf of the Company. These amounts are due on demand and are non-interest bearing. During the period from January 5, 2022 (inception) through March 31, 2022, the Sponsor paid $215,020 of formation, operating costs and offering costs on behalf of the Company. On April 12, 2022, the Company paid the Sponsor $160,020 and on April 14, 2022, the Company received $25,000 from the Sponsor. Subsequently on July 19, 2022, the Company fully paid $80,000 to the related party. As of December 31, 2022, there were no amounts outstanding due to the related party.
Working Capital Loan
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, may, but are not obligated to, provide the Company Working Capital Loans. If the Company completes a Business Combination, it would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close the Company may use a portion of proceeds held outside of the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used for such repayment.
Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units. As of December 31, 2022, no Working Capital Loans were outstanding.

DENALI CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the founder shares, Private Placement Shares and Private Placement Warrants, including any of those issued upon conversion of the Working Capital Loans (and any Private Placement Shares issuable upon the exercise of the Private Placement Warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement signed on April 6, 2022. The holders of these securities are entitled to make up to three demands, excluding short-form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed after the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the costs and expenses of filing any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to 1,125,000 additional Public Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in part for 750,000 Public Units on April 11, 2022. On May 23, 2022, the underwriters decided not to exercise the over-allotment option on the remaining 375,000 Public Units, and the over-allotment option expired.
The underwriters received a cash underwriting discount of $0.20 per Public Unit, or $1,650,000 in the aggregate, paid upon the closing of the IPO. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Public Unit, or $2,887,500 in the aggregate, which is included in the accompanying balance sheet. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 7 — SHAREHOLDER’S DEFICIT
Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022, there were no preference shares issued and outstanding.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2022, there were 510,000 Class A ordinary shares issued and outstanding, excluding 8,250,000 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2022, there were 2,062,500 Class B ordinary shares issued and outstanding. On May 23, 2022, 93,750 Class B ordinary shares were forfeited as the underwriters did not exercise the over-allotment option on the remaining 375,000 Public Units.
Prior to the Company’s initial Business Combination, only holders of Class B ordinary shares will have the right to vote on the appointment of directors and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason. In addition, in a vote to continue the Company in a jurisdiction outside the Cayman Islands (which requires the approval of at least two-thirds of the votes of all ordinary shares voted at a general meeting), holders of founder shares will have ten votes for every founder share and holders of Class A ordinary shares will have one vote for every Class A ordinary share and, as a result, the Company’s initial shareholders will be able to approve any such proposal without the vote of any other shareholder.

DENALI CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022
The Class B ordinary shares will automatically convert into Class A ordinary shares on the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, approximately 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the IPO, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Units issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of the Working Capital Loans. Any conversion of Class B ordinary shares described herein will take effect as a compulsory redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
Warrants
All warrants (Public and Private) will become exercisable at $11.50 per share, subject to adjustment, on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). The warrants will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation. On the exercise of any warrant, the warrant exercise price will be paid directly to the Company and not placed in the Trust Account.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of an initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20-trading day period starting on the trading day prior to the day on which the Company consummates an initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value or the Newly Issued Price and the $16.50 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 165% of the higher of the Market Value or the Newly Issued Price.
The Company has not registered the Class A ordinary shares issuable upon exercise of the warrants at this time. However, the Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and it will use commercially reasonable efforts to cause the same to become effective within 60 business days following the initial Business Combination and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on

DENALI CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022
a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, which is referred to as the 30-day redemption period; and

•
if, and only if, the last reported sale price of ordinary shares equals or exceeds $16.50 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those ordinary shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the Company’s management will consider, among other factors, the cash position, the number of warrants that are outstanding and the dilutive effect on the Company’s shareholders of issuing the maximum number of ordinary shares issuable upon the exercise of the Company’s warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
NOTE 8 — FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:   Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

DENALI CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022
Level 2:   Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:   Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
	As of December 31, 2022	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$85,371,600	85,371,600	—	—
NOTE 9 — SUBSEQUENT EVENTS
The Company has evaluated subsequent events through the date these financial statements were issued and determined that there were no significant unrecognized events through that date other than those noted below.
As discussed in Note 1, on January 25, 2023, the Company entered into a Merger Agreement, by and among Longevity, New PubCo, Denali Merger Sub, Longevity Merger Sub, and Bradford A. Zakes, solely in the capacity as seller representative.
Pursuant to the Merger Agreement, the parties thereto will enter into the Transactions, pursuant to which, among other things, immediately following the consummation of the acquisitions by Longevity of each of Cerevast Medical Inc., Aegeria Soft Tissue LLC, and Novokera LLC, (i) Denali Merger Sub will merge with and into the Company, with the Company as the surviving entity of the Denali Merger, and (ii) Longevity Merger Sub will merge with and into Longevity, with Longevity as the surviving company of the Longevity Merger. Following the Mergers, each of Longevity and the Company will be a subsidiary of New PubCo, and New PubCo will become a publicly traded company. At Closing, New PubCo will change its name to Longevity Biomedical, Inc., and its common stock is expected to list on the Nasdaq Global Market under the ticker symbol “LBIO.”
The consummation of the proposed Longevity Business Combination is subject to certain conditions as further described in the Merger Agreement.

LONGEVITY BIOMEDICAL, INC.
CONDENSED BALANCE SHEETS
	September 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets
Cash	$144,523	$374,945
Deferred offering costs	1,304,218	—
Prepaid expenses and other assets	5,964	3,002
Total current assets	1,454,705	377,947
Property and equipment, net	2,247	3,090
Total assets	$1,456,952	$381,037
Liabilities and Shareholders’ Deficit
Current liabilities
Accounts payable	$1,357,655	$347,374
Accrued liabilities	250,143	171,786
Note payable-related party	4,450,000	2,300,000
Total current liabilities	6,057,798	2,819,160
Shareholders’ Deficit
Common stock, $0.0001 par value, 100,000,000 authorized,
1 share issued and outstanding as of September 30, 2023 and no shares issued and outstanding as of December 31, 2022	—	—
Additional paid-in Capital	6,201,403	—
Accumulated deficit	(10,802,249)	(2,438,123)
Total shareholders’ deficit	(4,600,846)	(2,438,123)
Total liabilities and shareholders’ deficit	$1,456,952	$381,037
The accompanying notes are an integral part of these unaudited condensed financial statements.

LONGEVITY BIOMEDICAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(unaudited)		(unaudited)
Operating expenses:
General and administrative	$654,618	$482,637	$2,162,723	$1,450,164
Total operating expenses	654,618	482,637	2,162,723	1,450,164
Operating loss	(654,618)	(482,637)	(2,162,723)	(1,450,164)
Other expense:
Loss on Extinguishment of Debt	—	—	6,201,403	—
Total other expense	—	—	6,201,403	—
Net loss	$(654,618)	$(482,637)	$(8,364,126)	$(1,450,164)
Basic and diluted net loss per share	$(654,618)	$—	$(8,364,126)	$—
Shares used in computation of basic and diluted net loss per share	1	—	1	—
The accompanying notes are an integral part of these unaudited condensed financial statements.

LONGEVITY BIOMEDICAL, INC.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balance at January 1, 2022	—	$—	$—	$(40,242)	$(40,242)
Net loss	—	—	—	(231,777)	(231,777)
Balance at March 31, 2022	—	—	—	(272,019)	(272,019)
Net loss	—	—	—	(735,750)	(735,750)
Balance at June 30, 2022	—	—	—	(1,007,769)	(1,007,769)
Net loss	—	—	—	(482,637)	(482,637)
Balance at September 30, 2022	—	$—	$—	$(1,490,406)	$(1,490,406)
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balance at January 1, 2023	—	$—	$—	$(2,438,123)	$(2,438,123)
Issuance of common stock	1	—	—	—	—
Substantial premium on modified debt	—		6,201,403		6,201,403
Net loss	—	—	—	(7,001,036)	(7,001,036)
Balance at March 31, 2023	1	—	6,201,403	(9,439,159)	(3,237,756)
Net loss	—	—	—	(708,472)	(708,472)
Balance at June 30, 2023	1	—	6,201,403	(10,147,631)	(3,946,228)
Net loss	—	—	—	(654,618)	(654,618)
Balance at September 30, 2023	1	$—	$6,201,403	$(10,802,249)	$(4,600,846)
The accompanying notes are an integral part of these unaudited condensed financial statements.

LONGEVITY BIOMEDICAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
	Nine Months Ended September 30,
	2023	2022
	(unaudited)
Operating activities:
Net Loss	$(8,364,126)	$(1,450,164)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation expense	843	—
Loss on extinguishment of debt	6,201,403	—
Net changes in operating assets and liabilities:
Prepaid expenses and other assets	(2,962)	(7,526)
Accounts payable	(224,882)	180,732
Accounts payable – related party	—	(2,000)
Accrued liabilities	262,252	43,770
Net cash used in operating activities	(2,127,472)	(1,235,188)
Financing activities:
Proceeds from issuance of note payable – related party	2,150,000	1,700,000
Deferred financing costs paid	(252,950)	—
Net cash provided by financing activities	1,897,050	1,700,000
Net (decrease) increase in cash	(230,422)	464,812
Cash, beginning of year	374,945	149,882
Cash, end of period	$144,523	$614,694
Supplemental disclosure of non-cash activities:
Deferred financing costs in accounts payable and accrued liabilities	$(1,051,268)	$—
The accompanying notes are an integral part of these unaudited condensed financial statements.

LONGEVITY BIOMEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
Note 1 — Organization and Description of Business
Description of the Business
Longevity Biomedical, Inc. (referred to as “Longevity” or the “Company”) was formed on October 26, 2021 to pursue possible acquisitions of target companies in the medical technology and life sciences industries. Longevity is run virtually with no customers or offices. Longevity is funded through debt financing provided by FutureTech Partners LLC (“FutureTech Partners”). Expenses incurred by Longevity are primarily for legal, audit and advisory costs related to the identified target acquisition companies. Longevity is incorporated in the state of Delaware.
Going Concern
The Company does not have any revenues and to date has incurred an operating loss of $2.2 million for the nine months ended September 30, 2023 and accumulated deficit as of September 30, 2023 of $10.8 million. As of September 30, 2023, the Company had $0.1 million in its operating bank account and a working capital deficit of $4.6 million. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
The Company intends to raise capital through a ombinateion of private equity offerings, debt, or other sources. However, if such financing is not available at adequate levels and on a timely basis, or such financing sources are not available on favorable terms or at all, as and when needed, the Company will need to reevaluate its operating plan and may be required to delay or discontinue its operational initiatives.
As a result of the above and in connection with the Company’s assessment of going concern considerations, management has determined that it lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of these financial statements and therefore raises substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and the instructions to Form 10-Q and Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the interim unaudited condensed financial statements include all adjustments, including normal recurring adjustments, necessary for a fair presentation of the financial condition, results of operations and cash flows for such periods. Results of operations for any interim period are not necessarily indicative of results for any other interim period or for the full year. These unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and footnotes for the year ended December 31, 2022 included elsewhere in this proxy statement/prospectus.
Note 2 — Summary of Significant Accounting Policies
Significant Accounting Policies
Other than listed below, there have been no changes to the Company’s significant accounting policies described in the Company’s audited financial statements for the year ended December 31, 2022 that have had a material impact on the Company’s unaudited condensed financial statements and related notes.

LONGEVITY BIOMEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
Deferred Offering Costs
The Company capitalizes certain legal, professional accounting and other third-party fees that are directly attributable to the offering of securities as deferred offering costs until such offerings are consummated. After consummation of the security offering, these costs are recorded in stockholders’ deficit as a reduction of additional paid-in capital generated as a result of the offering. Should the planned security offering be abandoned, the deferred offering costs will be expensed immediately as a charge to other income and expenses in the statement of operations.
Recently Adopted Accounting Standards
In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This standard amended guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. For available-for-sale debt securities, credit losses will be presented as an allowance rather than as a write-down. This standard was adopted on January 1, 2023. There was no impact to the financial statements upon adoption.
In August 2020, the FASB issued ASU 2020-06 Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, reduced the number of accounting models for convertible debt and convertible preferred stock instruments, and made certain disclosure amendments to improve the information provided to users. The guidance is effective for public business entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, this guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2020. This standard was early adopted on January 1, 2023. There was no impact to the financial statements upon adoption.
Note 3 — Accounts Payable-Related Party
Longevity has a single board member who serves as Chief Executive Officer (“CEO”) and is responsible for all operating decisions. This board member is also the CEO of Cerevast Medical, Inc. (“Cerevast”). Cerevast is one of the target companies being considered for possible acquisition (see Note 7). As of December 31, 2021, the Company had a payable to Cerevast of $2,000 as reimbursement for an expense paid on its behalf by Cerevast. The liability was repaid in February 2022. There was no related party accounts payable at September 30, 2023 or December 31, 2022.
Note 4 — Note Payable-Related Party
The Company has promissory notes with FutureTech Partners to fund legal, audit and advisory costs related to identified target acquisition companies. FutureTech Partners is an investment fund. The FutureTech Partners investment fund is managed by the same manager of the Haiyin Capital investment fund, who is a majority owner in Cerevast. The CEO of Cerevast is the sole board member of Longevity and also its CEO. The FutureTech Partners promissory notes are non-interest bearing.
On January 25, 2023, the Company entered into an Assignment, Assumption and Note Conversion Agreement (“Convertible Note Agreement”) with FutureTech Partners and FutureTech Capital, LLC (“FutureTech Capital”) whereby FutureTech Partners agreed to assign to FutureTech Capital all promissory notes then outstanding, which had an aggregate principal balance of $2,450,000 as of the date of the Convertible Note Agreement, as well as any future promissory notes to be issued. In addition, the parties to the Convertible Note Agreement agreed that the promissory notes that were outstanding as of January 25, 2023, and any promissory notes that would be issued subsequently, will convert into shares of the Company’s common stock upon written notice from the Company but in any event immediately prior to closing of the Acquisition Transactions and Business Combination (see Note 7). The conversion will be calculated as follows:

LONGEVITY BIOMEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
(i)   in exchange for the first $2.0 million of principal amount of promissory notes outstanding, that number of shares of Company Common Stock equal to 11% of the total number of shares of Company Common Stock to be outstanding immediately prior to the merger, plus (ii) in exchange for each additional $1.28 million of principal amount of promissory notes outstanding, that number of shares of Company Common Stock equal to an additional 1% of Company common stock outstanding.
The modification to the promissory notes was evaluated in accordance with FASB Accounting Standards Codification (“ASC”) 470-50, Debt — Modifications and Extinguishments and was determined to be recognized as an extinguishment as the modification in the Convertible Note Agreement added a substantive conversion feature to the promissory notes. The Company calculated the fair value of the debt on the date of modification to be $8,651,403 and recognized a loss on extinguishment of $6,201,403. The Company analyzed the modified promissory notes in accordance with ASC 470-20, Debt — Debt with Conversion and Other Options, and determined that the conversion feature did not required bifurcation as it did not meet the definition of a derivative in accordance with ASC 815-10, Derivatives and Hedging. The conversion feature does not meet the definition of a derivative as the net settlement criteria is not met because the underlying shares cannot be readily converted to cash within 32 days following exercise of the conversion feature. However, the promissory notes with the modified conversion feature were initially recorded on the modification date at a substantial premium over the amount due at maturity. As a result, the Company recognized $2,450,000 as note payable-related party related to the principal amount of the promissory notes and $6,201,403 to additional paid in capital representing the substantial premium.
The Company determined the fair value of the promissory notes on the date of modification in accordance with ASC 820, Fair Value Measurement using Level 3 inputs. The fair value was determined by calculating the fair value of the underlying shares that would be received upon conversion at closing of the Business Combinations, discounted to present value using a discount rate 60% and a time to merger of approximately five months and applying a probability of closing the Business Combination of approximately 72%. The Company determined that there is no value in the underlying promissory notes if the Business Combination were terminated.
The Company issued additional promissory notes at par to FutureTech Partners between the modification date of January 25, 2023 and September 30, 2023 for an aggregate principal of $2.0 million all with maturity dates less than one year. These promissory notes also contain a conversion feature subject to the Convertible Note Agreement.
The following table outlines the promissory notes issued as of September 30, 2023:
Date of Issuance	Principal Amount	Maturity Date
12/1/2021	150,000	12/3/2021
1/14/2022	150,000	7/14/2022
4/1/2022	350,000	10/1/2022
6/13/2022	300,000	12/13/2022
7/18/2022	400,000	1/18/2023
8/30/2022	300,000	2/28/2023
9/29/2022	200,000	3/29/2023
10/31/2022	150,000	4/30/2023
11/14/2022	150,000	5/14/2023
12/2/2022	150,000	6/2/2023
1/10/2023	150,000	7/10/2023
2/1/2023	400,000	8/1/2023
3/1/2023	200,000	9/1/2023

LONGEVITY BIOMEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
Date of Issuance	Principal Amount	Maturity Date
3/28/2023	200,000	9/23/2023
5/18/2023	250,000	11/18/2023
6/14/2023	200,000	12/14/2023
7/14/2023	200,000	1/14/2024
8/7/2023	350,000	2/7/2024
9/8/2023	200,000	3/8/2024
Total	4,450,000

Pursuant to the Convertible Note Agreement, FutureTech Partners and FutureTech Capital agreed that until the earlier of the date the promissory notes are converted or the date the Business Combination is terminated, they will not exercise their rights in an event of default as a result of a lack of payment on the applicable maturity date of the promissory notes and no payment in satisfaction of the outstanding promissory notes may be demanded except for the shares issued upon conversion.
Note 5 — Related Party
On May 1, 2022, the Company entered into a management services agreement with Cerevast, a related party. Under the terms of the agreement, the Company receives management, business, operational, financial, strategic and advisory services for a fee of $65,000 per month beginning on May 1, 2022. Effective November 1, 2022, the agreement was amended to increase the management fee to $120,000 per month. The agreement has a term of six months, with automatic one-month renewal periods unless cancelled upon 30 days’ notice by either party. The Company recognized expense of $195,000 and $325,000 under the management services agreement during the three and nine months ended September 30, 2022, respectively, and is recorded in general and administrative expense in the unaudited condensed statements of operations. The Company recognized expense of $360,000 and $1.1 million under the management services agreement during the three and nine months ended September 30, 2023, respectively, and is recorded in general and administrative expense in the unaudited condensed statements of operations.
Note 6 — Shareholders’ Deficit
Common Stock
One share of common stock was issued to Bradford A. Zakes, Longevity CEO, on January 23, 2023 with a par value of $0.0001.
Note 7 — Contribution and Exchange Agreements and Merger Agreement
On August 7, 2022, the Company entered into Contribution and Exchange Agreements (the “C&E Agreements”) with Cerevast, a related party, Aegeria Soft Tissue LLC, and Novokera, LLC (individually a “Target Company” and collectively the “Target Companies”) and each of the Target Companies respective shareholders and unitholders. Upon the consummation of the transactions contemplated by the C&E Agreements (the “Acquisition Transactions”), the Target Companies will be acquired by Longevity.
The consummation of the Acquisition Transactions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering into and subsequent closing of an approved business combination agreement with a blank-check special purpose acquisition company.
The parties to the C&E Agreements have made customary representations and warranties and have also agreed to certain customary covenants with respect to, among others, the conduct of the business of each Target Company and Longevity prior to the closing of the Acquisitions Transactions.

LONGEVITY BIOMEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
First Amendment to the C&E Agreement
On January 25, 2023, the Company entered into amendments to the C&E Agreements with each of the Target Companies and each of the Target Companies’ respective shareholders and unitholders pursuant to which certain provisions of the C&E Agreements were amended to, among other things: modify the aggregate valuation assigned to Longevity reflecting the Acquisition Transactions to match that agreed to in the Merger Agreement, modify the allocation of the transaction consideration among the Target Companies to match that agreed to in the Merger Agreement, modify the minimum cash balance at closing of the Business Combination to match that agreed to in the Merger Agreement, and conform certain representations, warranties, covenants, closing conditions, termination provisions, and other provisions of the C&E Agreements to the Merger Agreement.
Second Amendment to the C&E Agreement
On June 26, 2023 the C&E Agreements were further amended to revise the definition of an Approved deSPAC Transaction to have a lock-up of 180 days for directors, officers and 5% or greater stockholders of the post-transaction company.
Third Amendment to the C&E Agreement
On August 29, 2023, the C&E Agreements were further amended to revise the definition of an Approved deSPAC Transaction to remove the minimum cash balance condition of $30 million.
Merger Agreement
On January 25, 2023, pursuant to the objectives of the Acquisition Transactions contemplated by the C&E Agreements, Longevity entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Denali Capital Acquisition Corp. (“Denali”), a blank-check special purpose acquisition company, Denali SPAC Holdco, Inc. (“New Pubco”), Denali SPAC Merger Sub, Inc., Longevity Merger Sub, Inc., and Bradford A. Zakes (Longevity CEO), in the capacity as seller representative.
The Acquisition Transactions described in Note 8 will close immediately prior to the transactions contemplated by the Merger Agreement (the “Business Combination”). Pursuant to the Merger Agreement, immediately following the Acquisition Transactions, (i) Denali Merger Sub will merge with and into Denali (the “Denali Merger”), with Denali as the surviving entity of the Denali Merger, and (ii) Longevity Merger Sub will merge with and into Longevity (the “Longevity Merger” and together with the Denali Merger, the “Mergers”), with Longevity as the surviving company of the Longevity Merger. Following the Mergers, each of Longevity and Denali will be a subsidiary of New PubCo, and New PubCo will become a publicly traded company. New PubCo is expected to change its name to Longevity Biomedical, Inc.
As part of the Business Combination, the Merger Agreement provides that the following transactions will occur:
•
Each share of Longevity common stock (including shares issued in connection with the Acquisition Transactions and the conversion of certain Longevity indebtedness) issued and outstanding will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.

•
Each Target Company stock option that is unexercised and outstanding at the effective time of the Business Combination shall be converted into a New Pubco stock option in accordance with the terms of the Merger Agreement.

•
Each Target Company warrant, to the extent not previously exercised in accordance with its terms, will be assumed by New Pubco.

•
Each Denali common share issued and outstanding and not otherwise redeemed will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.

LONGEVITY BIOMEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
•
Each Denali warrant will be assumed by New Pubco.

The consummation of the Merger Transactions are subject to the satisfaction or waiver of certain customary closing conditions contained in the Merger Agreement, including, among other things, (i) requisite approval by Denali’s shareholders, (ii) New Pubco having at least $5,000,001 of net tangible assets remaining following the closing of the Business Combination, and (iii) aggregate unrestricted cash proceeds of $30,000,000 to fund the balance sheet of New PubCo, after giving effect to the payment of Denali’s and Longevity’s transaction expenses and the closing of the Acquisition Transactions.
On August 29, 2023, the Company signed a waiver to the minimum aggregate unrestricted cash proceeds of $30,000,000 to fund the balance sheet.
The parties to the Merger Agreement have made customary representations and warranties, and have agreed to certain customary covenants including, among others, with respect to the conduct of business prior to the closing of the Merger Transactions.
The Merger Agreement may be terminated under certain circumstances including:
•
By mutual written consent of Longevity and Denali.

•
By either Longevity or Denali if any of the conditions to the closing have not been satisfied or waived by the nine-month anniversary of the date of the Merger Agreement, subject to certain extension options available to Denali.

•
By either Longevity or Denali if any governmental authority of competent jurisdiction has issued an order that has become final and non-appealable and has the effect of making consummation of the Merger Transactions illegal or otherwise preventing or prohibiting consummation of the Merger Transactions.

•
By the non-breaching party if there is a material breach by one or more of the other parties of any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, or if any such representation or warranty shall have become untrue or inaccurate and the breach or inaccuracy is incapable of being cured or is not cured within the timeframes specified in the Merger Agreement.

•
By Denali if there has been a Material Adverse Effect (as defined in the Merger Agreement) on Longevity and the Target Companies, taken as a whole, following the date of the Merger Agreement which is uncured within the time frame specified in the Merger Agreement.

•
By either Longevity or Denali if any of the required proposals fail to receive the requisite vote for approval by Denali’s shareholders.

Note 8 — Subsequent Events
The Company has evaluated subsequent events through November 21, 2023, in connection with the preparation of these unaudited condensed financial statements, which is the date the unaudited condensed financial statements were available to be issued.
On October 3, 2023, the Company issued a $200,000 promissory note to FutureTech Partners, which was subsequently assigned to FutureTech Capital. The promissory note is non-interest bearing and matures on April 3, 2024.
On November 6, 2023, the Company issued a $200,000 promissory note to FutureTech Partners, which was subsequently assigned to FutureTech Capital. The promissory note is non-interest bearing and matures on May 6, 2024.
On November 17, 2023, the Company agreed to waive the Closing condition in the Merger Agreement that provided that after giving effect to the Redemption and the PIPE Investment, Holdco shall have net tangible assets of at least $5,000,001.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Longevity Biomedical, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Longevity Biomedical, Inc. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from October 26, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from October 26, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2022.
New York, NY
February 27, 2023

LONGEVITY BIOMEDICAL, INC.
BALANCE SHEETS
	As of December 31,
	2022	2021
Assets
Current assets
Cash	$374,945	$149,882
Prepaid expenses	3,002	1,500
Total current assets	377,947	151,382
Property and equipment, net	3,090	—
Total assets	$381,037	$151,382
Liabilities and Shareholders’ Deficit
Current liabilities
Accounts payable	$347,374	$16,953
Accounts payable-related party	—	2,000
Accrued liabilities	171,786	22,671
Note payable-related party	2,300,000	150,000
Total current liabilities	2,819,160	191,624
Total liabilities	2,819,160	191,624
Shareholders’ Deficit
Common stock, $0.0001 par value, 100,000,000 authorized, no shares issued and outstanding as of December 31, 2022 and 2021	—	—
Accumulated deficit	(2,438,123)	(40,242)
Total shareholders’ deficit	(2,438,123)	(40,242)
Total liabilities and shareholders’ deficit	$381,037	$151,382
The accompanying notes are an integral part of these financial statements.

LONGEVITY BIOMEDICAL, INC.
STATEMENTS OF OPERATIONS
	Year Ended December 31, 2022	From October 26, 2021 (inception) through December 31, 2021
Operating expenses:
General and administrative	$2,397,881	$40,242
Total operating expenses	2,397,881	40,242
Operating loss	(2,397,881)	(40,242)
Net loss	$(2,397,881)	$(40,242)
The accompanying notes are an integral part of these financial statements.

LONGEVITY BIOMEDICAL, INC.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balance, October 26, 2021 (inception)	—	$—	$—	$—	$—
Net loss				(40,242)	(40,242)
Balance, December 31, 2021	—	—	—	(40,242)	(40,242)
Net loss				(2,397,881)	(2,397,881)
Balance, December 31, 2022	—	$—	$—	$(2,438,123)	$(2,438,123)
The accompanying notes are an integral part of these financial statements.

LONGEVITY BIOMEDICAL, INC.
STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2022	From October 26, 2021 (inception) through December 31, 2021
Operating activities:
Net Loss	$(2,397,881)	$(40,242)
Adjustments to reconcile net loss to net cash from operations:
Depreciation expense	281	—
Net changes in operating assets and liabilities:
Prepaid expenses	(1,502)	(1,500)
Accounts payable	330,421	16,953
Accounts payable – related party	(2,000)	2,000
Accrued liabilities	149,115	22,671
Net cash used in operating activities	(1,921,566)	(118)
Cash flows from investing activities:
Purchase of property and equipment	(3,371)	—
Net cash used in investing activities	(3,371)	—
Financing activities:
Proceeds from issuance of note payable – related party	2,150,000	150,000
Net cash provided by financing activities	2,150,000	150,000
Net increase in cash	225,063	149,882
Cash, at inception	149,882	—
Cash, end of year	$374,945	$149,882
Supplemental disclosure of cash flow information
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—
The accompanying notes are an integral part of these financial statements.

LONGEVITY BIOMEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021
Note 1 — Organization and Description of Business
Description of the Business
Longevity Biomedical, Inc. (referred to as “Longevity” or the “Company”) was formed on October 26, 2021 to pursue possible acquisitions of target companies in the medical technology and life sciences industries. Longevity is run virtually with no customers or offices. Longevity is funded through debt financing provided by FutureTech Partners LLC (“FutureTech Partners”). Expenses incurred by Longevity are primarily for legal, audit and advisory costs related to the identified target acquisition companies. Longevity is incorporated in the state of Delaware.
Going Concern
The Company does not have any revenues and to date has incurred an operating loss and accumulated deficit as of December 31, 2022 of $2.4 million. As of December 31, 2022, the Company had $374,945 in its operating bank account and a working capital deficit of $2.4 million. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
The Company intends to raise capital through a combination of private equity offerings, debt, or other sources. However, if such financing is not available at adequate levels and on a timely basis, or such financing sources are not available on favorable terms or at all, as and when needed, the Company will need to reevaluate its operating plan and may be required to delay or discontinue its operational initiatives.
As a result of the above and in connection with the Company’s assessment of going concern considerations, management has determined that it lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of these financial statements and therefore raises substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Basis of Presentation
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Note 2 — Summary of Significant Accounting Policies
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash
For cash flow purposes, the Company considers cash and temporary investments with original maturities of three months or less, to be cash. The Company evaluates the creditworthiness of these financial institutions in determining the risk associated with these balances. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to cash.

LONGEVITY BIOMEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND 2021
Concentration of Credit Risk
Financial instruments which subject the Company to a concentration of credit risk principally consist of cash and cash equivalents. The Company maintains its day-to-day operating cash balances with a major financial institution which at times may exceed the federally-insured limits of $250,000. The Company has not experienced any loss as a result of these deposits.
Fair Value Measurement
The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on the assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:
•
Level 1:   Unadjusted quoted prices in active markets for identical assets or liabilities.

•
Level 2:   Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly.

•
Level 3:   Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available.

The Company’s financial instruments include cash, accounts payable and short-term debt. On December 31, 2022 and 2021, the carrying amounts of cash, accounts payable and short-term debt approximate fair values due to the short-term nature of these instruments.
Property and Equipment, net
Property and equipment, net is comprised of office equipment and is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. When property and equipment is sold or otherwise disposed of, the asset accounts and related accumulated depreciation accounts are relieved, and any gain or loss is included in earnings. Maintenance and repairs are expensed as incurred. Major improvements are capitalized as additions to equipment.
Depreciation is recorded using the straight-line method over the following estimated useful lives as follows:
Office equipment	3 years
Segment Reporting
Operating segments are defined as components of an entity about which separate discrete information is available for evaluation by the chief operating decision maker in deciding how to allocate resources in assessing performance. The Company determined that it has one operating segment.
Income Taxes
Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the differences between the carrying values of assets and liabilities and their respective income tax bases and for operating losses and tax credit carry forwards. A valuation allowance is provided for the portion of deferred tax assets that is more likely than not to be unrealized. Deferred tax assets and liabilities are measured using the enacted tax rates and laws.

LONGEVITY BIOMEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND 2021
Recently Adopted Accounting Standards
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions for recognizing deferred taxes for investments, performing intra period allocation, and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. The Company adopted this standard effective January 1, 2022. There was no material impact on the financial statements for the year ended December 31, 2022.
Recently Issued Accounting Standards
In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This standard amended guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. For available-for-sale debt securities, credit losses will be presented as an allowance rather than as a write-down. In November 2019, the FASB issued ASU 2019-10, Effective Dates, amending the effective dates. For public business entities, this standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, this standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted for all entities. The Company assessed the impact of adopting this guidance on its financial statements and related disclosures and determined there would be no impact.
In August 2020, the FASB issued ASU 2020-06 Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, reduced the number of accounting models for convertible debt and convertible preferred stock instruments, and made certain disclosure amendments to improve the information provided to users. The guidance is effective for public business entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, this guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2020. The Company is currently assessing the impact of adopting this guidance on its financial statements and related disclosures.
Note 3 — Property and Equipment, net
As of December 31, 2022, property and equipment consisted of office equipment. The equipment was recorded at a cost of $3,371 and determined to have a useful life of three years. Accumulated depreciation as of December 31, 2022 was $281 and depreciation expense for the year ended December 31, 2022 was $281.
There was no property and equipment as of December 31, 2021.
Note 4 — Accounts Payable-Related Party
Longevity has a single board member who serves as Chief Executive Officer (“CEO”) and is responsible for all operating decisions. This board member is also the CEO of Cerevast Medical, Inc. (“Cerevast”). Cerevast is one of the target companies being considered for possible acquisition (see Note 8). As of December 31, 2021, the Company had a payable to Cerevast of $2,000 as reimbursement for an expense paid on its behalf by Cerevast. The liability was repaid in February 2022. There was no related party accounts payable at December 31, 2022.
Note 5 — Note Payable-Related Party
On December 1, 2021 the Company issued a $150,000 promissory note with FutureTech Partners. FutureTech Partners is an investment fund. The FutureTech Partners investment fund is managed by the

LONGEVITY BIOMEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND 2021
same manager of the Haiyin Capital investment fund, who is a majority owner in Cerevast. The CEO of Cerevast is the sole board member of Longevity and also its CEO. The FutureTech Partners promissory notes are non-interest bearing.
On January 14, 2022, the Company issued a $150,000 promissory note to FutureTech Partners that matures on July 14, 2022.
On April 1, 2022, the Company issued a $350,000 promissory note to FutureTech Partners that matures on October 1, 2022.
On June 13, 2022, the Company issued a $300,000 promissory note to FutureTech Partners that matures on December 13, 2022.
On July 18, 2022, the Company issued a $400,000 promissory note to FutureTech Partners that matures on January 18, 2023.
On August 30, 2022, the Company issued a $300,000 promissory note to FutureTech Partners that matures on February 28, 2023.
On September 29, 2022, the Company issued a $200,000 promissory note to FutureTech Partners that matures on March 29, 2023.
On October 31, 2022, the Company issued a $150,000 promissory note to FutureTech Partners that matures on April 30, 2023.
On November 14, 2022, the Company issued a $150,000 promissory note to FutureTech Partners that matures on May 14, 2023.
On December 2, 2022, the Company issued a $150,000 promissory note to FutureTech Partners that matures on June 2, 2023.
The December 1, 2021, January 14, 2022, April 1, 2022 and June 13, 2022 FutureTech Partners promissory notes have matured without repayment. FutureTech Partners has made no demand for repayment.
The funds from these notes have been used to fund legal, audit and advisory costs related to identified target acquisition companies.
Note 6 — Income Taxes
Longevity is subject to US federal income taxes at a statutory rate of 21%. The components of income tax expense for the year ended December 31, 2022 and the period October 26, 2021 (inception) through December 31, 2021 is composed of the following:
	2022	2021
Current:
Federal	—	—
State	—	—
Total Current Expense	—	—
Deferred:
Federal	—	—
State	—	—
Total Deferred Expense	—	—
Income Tax Expense	—	—

LONGEVITY BIOMEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND 2021
Reconciliation of the U.S. statutory income tax rate of 21% to the effective tax rate for the year ended December 31, 2022 and the period October 26, 2021 (inception) through December 31, 2021 is as follows:
	2022	2021
Statutory U.S. income tax rate	21.0%	21.0%
Capitalized transaction costs	(6.0)	0.0
Valuation allowance	(15.0)	(21.0)
Effective income tax rate	0.0%	0.0%
The tax effects of the temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:
	As of December 31,
	2022	2021
Non-capital loss carryforwards	$363,025	$—
Organization and start-up costs	8,451	8,451
Other	683	—
Gross deferred tax assets	372,159	8,451
Valuation allowance	(371,511)	(8,451)
Total deferred tax assets	648	—
Fixed assets	(648)	—
Total deferred tax liabilities	(648)	—
Net deferred tax assets	$—	$—
A valuation allowance is recorded when it is more likely than not that all or some portion of the deferred tax asset, will not be realized. Due to the uncertainty surrounding the realization of the deductible temporary differences in future tax returns, the Company has recorded a valuation allowance for deferred tax assets of $0.4 million and $8,451 to reduce the deferred tax asset to zero as of December 31, 2022 and 2021, respectively.
The Company recognizes interest and penalties accrued related to unrecognized tax benefits as additional income tax expense. During the periods ended December 31, 2022 and 2021, the Company recognized no interest and penalties related to uncertain tax positions. The Company does not have liabilities for any material uncertain tax positions recorded as of December 31, 2022 and 2021.
The effective income tax rate for the period was zero and differed from the statutory rate of 21% due to the full valuation allowance recorded against the Company’s deferred tax asset.
The Company’s income tax jurisdiction is the United States for federal income taxes. The tax periods ending December 31, 2022 and the period October 26, 2021 (inception) through December 31, 2021 are open to examination.
Note 7 — Related Party
On May 1, 2022, the Company entered into a management services agreement with Cerevast, a related party. Under the terms of the agreement, the Company receives management, business, operational, financial, strategic and advisory services for a fee of $65,000 per month beginning on May 1, 2022. Effective November 1, 2022, the agreement was amended to increase the management fee to $120,000 per month. The agreement has a term of six months, with automatic one-month renewal periods unless cancelled upon

LONGEVITY BIOMEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND 2021
30 days’ notice by either party. The Company recognized expense of $630,000 under the management services agreement in 2022 and is recorded in general and administrative expense in the statement of operations.
Note 8 — Contribution and Exchange Agreements
On August 7, 2022, the Company entered into Contribution and Exchange Agreements (the “C&E Agreements”) with Cerevast, a related party, Aegeria Soft Tissue LLC, and Novokera, LLC (individually a “Target Company” and collectively the “Target Companies”) and each of the Target Companies respective shareholders and unitholders. Upon the consummation of the transactions contemplated by the C&E Agreements (the “Acquisition Transactions”), the Target Companies will be acquired by Longevity.
The consummation of the Acquisition Transactions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering into and subsequent closing of an approved business combination agreement with a blank-check special purpose acquisition company.
The parties to the C&E Agreements have made customary representations and warranties and have also agreed to certain customary covenants with respect to, among others, the conduct of the business of each Target Company and Longevity prior to the closing of the Acquisitions Transactions.
Note 9 — Subsequent Events
The Company has evaluated subsequent events through February 27, 2023 in connection with the preparation of these financial statements, which is the date the financial statements were available to be issued.
Promissory Notes
On January 10, 2023, the Company issued a $150,000 promissory note to FutureTech Partners. The promissory note is non-interest bearing and matures on July 10, 2023.
On January 18, 2023, the July 18, 2022 FutureTech Partners promissory matured without repayment. FutureTech Partners has made no demand for repayment.
On February 1, 2023, the Company issued a $400,000 promissory note to FutureTech Partners. The promissory note is non-interest bearing and matures on August 1, 2023.
On January 25, 2023, the Company entered into an Assignment, Assumption and Note Conversion Agreement with FutureTech Partners and FutureTech Capital LLC (“FutureTech Capital”) whereby FutureTech Partners agreed to assign to FutureTech Capital all promissory notes then outstanding and any future promissory notes to be issued. In addition, the parties agreed that the promissory notes will convert into shares of the Company’s common stock upon written notice from the Company but in any event immediately prior to closing of the Acquisition Transactions (see Note 8). The conversion will be calculated as follows:
(i)   in exchange for the first $2.0 million of principal amount of promissory notes outstanding, that number of shares of Company Common Stock equal to 11% of the total number of shares of Company Common Stock to be outstanding immediately prior to the merger, plus (ii) in exchange for each additional $1.28 million of principal amount of promissory notes outstanding, that number of shares of Company Common Stock equal to an additional 1% of Company common stock outstanding.
Issuance of Equity Securities
One share of common stock was issued to Bradford A. Zakes, Longevity CEO, on January 23, 2023 with a par value of $0.0001.

LONGEVITY BIOMEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND 2021
Merger Agreement
On January 25, 2023, pursuant to the objectives of the Acquisition Transactions contemplated by the C&E Agreements (see Note 8), Longevity entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Denali Capital Acquisition Corp. (“Denali”), a blank-check special purpose acquisition company, Denali SPAC Holdco, Inc. (“New Pubco”), Denali SPAC Merger Sub, Inc., Longevity Merger Sub, Inc., and Bradford A. Zakes (Longevity CEO), in the capacity as seller representative.
The Acquisition Transactions described in Note 8 will close immediately prior to the transactions contemplated by the Merger Agreement (the “Business Combination”). Pursuant to the Merger Agreement, immediately following the Acquisition Transactions, (i) Denali Merger Sub will merge with and into Denali (the “Denali Merger”), with Denali as the surviving entity of the Denali Merger, and (ii) Longevity Merger Sub will merge with and into Longevity (the “Longevity Merger” and together with the Denali Merger, the “Mergers”), with Longevity as the surviving company of the Longevity Merger. Following the Mergers, each of Longevity and Denali will be a subsidiary of New PubCo, and New PubCo will become a publicly traded company. New PubCo is expected to change its name to Longevity Biomedical, Inc.
As part of the Business Combination, the Merger Agreement provides that the following transactions will occur:
•
Each share of Longevity common stock (including shares issued in connection with the Acquisition Transactions and the conversion of certain Longevity indebtedness) issued and outstanding will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.

•
Each Target Company stock option that is unexercised and outstanding at the effective time of the Business Combination shall be converted into a New Pubco stock option in accordance with the terms of the Merger Agreement.

•
Each Target Company warrant, to the extent not previously exercised in accordance with its terms, will be assumed by New Pubco.

•
Each Denali common share issued and outstanding and not otherwise redeemed will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.

•
Each Denali warrant will be assumed by New Pubco.

The consummation of the Merger Transactions are subject to the satisfaction or waiver of certain customary closing conditions contained in the Merger Agreement, including, among other things, (i) requisite approval by Denali’s shareholders, (ii) New Pubco having at least $5,000,001 of net tangible assets remaining following the closing of the Business Combination, and (iii) aggregate unrestricted cash proceeds of $30,000,000 to fund the balance sheet of New PubCo, after giving effect to the payment of Denali’s and Longevity’s transaction expenses and the closing of the Acquisition Transactions.
The parties to the Merger Agreement have made customary representations and warranties, and have agreed to certain customary covenants including, among others, with respect to the conduct of business prior to the closing of the Merger Transactions.
The Merger Agreement may be terminated under certain circumstances including:
•
By mutual written consent of Longevity and Denali.

•
By either Longevity or Denali if any of the conditions to the closing have not been satisfied or waived by the nine-month anniversary of the date of the Merger Agreement, subject to certain extension options available to Denali.

LONGEVITY BIOMEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND 2021
•
By either Longevity or Denali if any governmental authority of competent jurisdiction has issued an order that has become final and non-appealable and has the effect of making consummation of the Merger Transactions illegal or otherwise preventing or prohibiting consummation of the Merger Transactions.

•
By the non-breaching party if there is a material breach by one or more of the other parties of any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, or if any such representation or warranty shall have become untrue or inaccurate and the breach or inaccuracy is incapable of being cured or is not cured within the timeframes specified in the Merger Agreement.

•
By Denali if there has been a Material Adverse Effect (as defined in the Merger Agreement) on Longevity and the Target Companies, taken as a whole, following the date of the Merger Agreement which is uncured within the time frame specified in the Merger Agreement.

•
By either Longevity or Denali if any of the required proposals fail to receive the requisite vote for approval by Denali’s shareholders.

Amendment to the C&E Agreement
On January 25, 2023, the Company entered into amendments to the C&E Agreements with each of the Target Companies and each of the Target Companies’ respective shareholders and unitholders (see Note 8) pursuant to which certain provisions of the C&E Agreements were amended to, among other things: modify the aggregate valuation assigned to Longevity reflecting the Acquisition Transactions to match that agreed to in the Merger Agreement, modify the allocation of the transaction consideration among the Target Companies to match that agreed to in the Merger Agreement, modify the minimum cash balance at closing of the Business Combination to match that agreed to in the Merger Agreement, and conform certain representations, warranties, covenants, closing conditions, termination provisions, and other provisions of the C&E Agreements to the Merger Agreement.

AEGERIA SOFT TISSUE LLC
CONDENSED BALANCE SHEETS
	September 30, 2023 (unaudited)	December 31, 2022
Assets
Current Assets
Cash	$53,745	$77,952
Prepaid expenses	12,603	7,678
Total current assets	66,348	85,630
Total assets	$66,348	$85,630
Liabilities and Members’ Deficit
Current Liabilities
Accounts payable	$23,605	$21,680
Accounts payable – related party	51,891	43,408
Accrued liabilities	—	424
Accrued interest payable – related party	7,489	5,619
Member notes payable – current	125,000	125,000
Total Current Liabilities	207,985	196,131
Total liabilities	207,985	196,131
Commitments and contingencies (Note 6)
Members’ deficit
Common units, no par value, 20,000,000 authorized, 8,924,201 issued and outstanding at September 30, 2023 and December 31, 2022	144,897	144,897
Convertible preferred units, no par value, 1,350,000 authorized, 1,199,013 issued and outstanding at September 30, 2023 and December 31, 2022	470,000	470,000
Accumulated deficit	(756,534)	(725,398)
Total members’ deficit	(141,637)	(110,501)
Total liabilities and members’ deficit	$66,348	$85,630
The accompanying notes are an integral part of these unaudited condensed financial statements.

AEGERIA SOFT TISSUE LLC
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating Expenses:
Research and development	$3,977	$16,528	$20,214	$50,905
General and administrative	1,381	3,306	9,052	9,610
Total operating expenses	5,358	19,834	29,266	60,515
Operating loss	(5,358)	(19,834)	(29,266)	(60,515)
Other expense:
Interest expense – related party	630	630	1,870	1,870
Total other expense	630	630	1,870	1,870
Net loss	$(5,988)	$(20,464)	$(31,136)	$(62,385)
Basic and diluted net loss per common unit	$(0.00)	$(0.00)	$(0.00)	$(0.01)
Basic and diluted weighted average common units outstanding	8,924,201	8,924,201	8,924,201	8,924,201
The accompanying notes are an integral part of these unaudited condensed financial statements.

AEGERIA SOFT TISSUE LLC
CONDENSED STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT
(UNAUDITED)
	Common Units	Amount	Preferred Units	Amount	Accumulated Deficit	Total Members’ Deficit
Balance at January 1, 2022	8,924,201	$144,897	1,179,013	$420,000	$(825,910)	$(261,013)
Issuance of 20,000 Series A Preferred units at $2.50 per unit	—	—	20,000	50,000	—	50,000
Net loss for the three months ended March 31, 2022	—	—	—	—	(21,201)	(21,201)
Balance at March 31, 2022	8,924,201	144,897	1,199,013	470,000	(847,111)	(232,214)
Net loss for the three months ended June 30, 2022	—	—	—	—	(20,720)	(20,720)
Balance at June 30, 2022	8,924,201	144,897	1,199,013	470,000	(867,831)	(252,934)
Net loss for the three months ended September 30, 2022	—	—	—	—	(20,464)	(20,464)
Balance at September 30, 2022	8,924,201	$144,897	1,199,013	$470,000	$(888,295)	$(273,398)
	Common Units	Amount	Preferred Units	Amount	Accumulated Deficit	Total Members’ Deficit
Balance at January 1, 2023	8,924,201	$144,897	1,199,013	$470,000	$(725,398)	$(110,501)
Net loss for the three months ended March 31, 2023	—	—	—	—	(14,017)	(14,017)
Balance at March 31, 2023	8,924,201	144,897	1,199,013	470,000	(739,415)	(124,518)
Net loss for the three months ended June 30, 2023	—	—	—	—	(11,131)	(11,131)
Balance at June 30, 2023	8,924,201	144,897	1,199,013	470,000	(750,546)	(135,649)
Net loss for the three months ended September 30, 2023	—	—	—	—	(5,988)	(5,988)
Balance at September 30, 2023	8,924,201	$144,897	1,199,013	$470,000	$(756,534)	$(141,637)
The accompanying notes are an integral part of these unaudited condensed financial statements.

AEGERIA SOFT TISSUE LLC
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Nine Months Ended September 30,
	2023	2022
Operating activities:
Net loss	$(31,136)	$(62,385)
Net changes in operating assets and liabilities:
Prepaid expenses	(4,925)	(73)
Accounts payable	1,925	1,925
Accounts payable – related party	8,483	1,396
Accrued liabilities	(424)	—
Accrued liabilities – related party	—	37,398
Accrued interest payable – related party	1,870	1,870
Net cash used in operating activities	(24,207)	(19,869)
Financing activities:
Proceeds from issuance of preferred units	—	50,000
Cash provided by financing activities	—	50,000
Net (decrease) increase in cash	(24,207)	30,131
Cash, beginning of period	77,952	63,699
Cash, end of period	$53,745	$93,830
Supplemental disclosure of cash flow information
Cash paid for interest during the period	$—	$—
Cash paid for taxes during the period	$—	$—
The accompanying notes are an integral part of these unaudited condensed financial statements.

AEGERIA SOFT TISSUE LLC
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
Note 1 — Organization and Description of Business
Aegeria Soft Tissue LLC (“Aegeria” or the “Company”), is a clinical-stage regenerative medicine company based in Baltimore, Maryland, USA. Aegeria is incorporated in the state of Delaware and is run virtually with no employees, customers, or offices. The Company has an exclusive worldwide license of a biomatrix technology developed at Johns Hopkins University (“JHU”). The platform biomatrix is designed for soft tissue reconstruction and the lead clinical program focuses on the treatment of soft tissue defects including aesthetics and lumpectomy defects.
The Company’s operations are solely for advancing and commercializing the licensed technology. Proceeds from the issuance of equity and debt to our member investors has been used to pay for manufacturing development and internal direct costs such as legal, insurance, accounting, tax, and subcontractors. Clinical development has been primarily funded by a 2015 grant by the Armed Services Institute for Regenerative Medicine and a 2020 grant from the U.S. Army Medical Research Acquisition Activity through JHU.
Going Concern
The Company does not have any current revenues and has an accumulated deficit as of September 30, 2023 of $756,534. As of September 30, 2023, the Company had $53,745 in its operating bank accounts and a working capital deficit of $141,637. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity. We cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
As a result of the above and in connection with the Company’s assessment of going concern considerations, management has determined that it lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of these financial statements and therefore raises substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Basis of Presentation
The accompanying Unaudited Condensed Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“generally accepted accounting principles” or “GAAP”) for interim financial information and the instructions to Form 10-Q and Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the interim Unaudited Condensed Financial Statements include all adjustments, including normal recurring adjustments, necessary for a fair presentation of the financial condition, results of operations and cash flows for such periods. Results of operations for any interim period are not necessarily indicative of results for any other interim period or for the full year. These Unaudited Condensed Financial Statements should be read in conjunction with the Company’s 2022 audited financial statements and notes included elsewhere in this proxy statement/prospectus.
Note 2 — Summary of Significant Accounting Policies
Significant Accounting Policies
There have been no changes to the Company’s significant accounting policies described in the Company’s 2022 audited financial statements that have had a material impact on the Company’s Unaudited Condensed Financial Statements and related notes.

AEGERIA SOFT TISSUE LLC
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
Note 3 — Note Payable — Member Loans
During 2020, the Company issued promissory notes to six individual investor members, raising proceeds of $125,000 with a stated interest rate of 2%. The loans became due on March 31, 2023 and have not been repaid. The note holders have made no demand for repayment. As of September 30, 2023 and December 31, 2022, principal and interest on the loans totaled $132,489 and $130,619, respectively.
Note 4 — Related Party Transactions
The Company has an exclusive worldwide license of a biomatrix technology developed at JHU. The license agreement was entered into in April 2011. In December 2022, the Company and JHU entered into an amendment to the exclusive license agreement. The amendment modified certain terms of the exclusive license agreement including, among other things, cancellation of the balance due for minimum annual royalties and deferring future minimum annual royalty obligations until 2029.
The Company is obligated to reimburse JHU for patent maintenance costs incurred for the licensed intellectual property. In addition, the Company is obligated to pay certain milestone fees upon commercial approval of any product developed from the licensed technology as well as payments upon reaching agreed upon sales milestones. The license agreement also includes a royalty on net sales of licensed products and services as well as minimum annual royalty payments of $100,000 if the royalty payments fail to meet this amount. The minimum annual royalty commences in 2029 and continues until the termination of the license.
Summary of development milestones:
Milestone	Amount
Commercial approval by US FDA or foreign equivalent	$100,000
First commercial sale	100,000
Aggregate net sales of $3.0 million	100,000
Aggregate net sales of $10.0 million	100,000
Aggregate net sales of $25.0 million	100,000
The following tables summarizes the Company’s related party balances with JHU outstanding as of September 30, 2023 and December 31, 2022:
Nature of Transaction	Balance Sheet Classification	September 30, 2023	December 31, 2022
Patent maintenance reimbursement obligation	Accounts payable – related party	$51,891	$43,408
Note 5 — Loss per Common Unit
The following table presents the computation of basic and diluted net loss per unit attributable to common unitholder’s:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Numerator:
Net loss	$(5,988)	$(20,464)	$(31,136)	$(62,385)
Denominator:
Weighted average units outstanding – basic and diluted	8,924,201	8,924,201	8,924,201	8,924,201
Basic and diluted net loss per common unit	$(0.00)	$(0.00)	$(0.00)	$(0.01)

AEGERIA SOFT TISSUE LLC
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
As of September 30, 2023 and 2022, a total of 1,199,013 convertible preferred units were excluded from the calculation of diluted net loss per common unit as their effect on diluted net loss would have been anti-dilutive.
Note 6 — Commitments and Contingencies
Johns Hopkins University License Agreement
As discussed in Note 4, the Company has an exclusive worldwide license of a biomatrix technology developed at JHU, as amended. The Company is obligated to reimburse JHU for patent maintenance costs incurred for the licensed intellectual property. In addition, the Company is obligated to pay certain milestone fees upon commercial approval of any product developed from the licensed technology as well as payments upon reaching agreed upon sales milestones. The license agreement also includes minimum annual royalty payments commencing in 2029.
Note 7 — Contribution and Exchange Agreement
On August 7, 2022, the Company and each of its unitholders entered into a Contribution and Exchange Agreement (the “C&E Agreement”) with Longevity Biomedical, Inc. In connection with the signing of the C&E Agreement, Longevity entered into similar agreements with certain other development stage medical technology and life science companies (collectively, along with Aegeria, the “Target Companies”). Upon the consummation of the transactions contemplated by the C&E Agreement and the agreements with the other Target Companies (collectively the “Acquisition Transactions”), the Target Companies will be acquired by Longevity.
The consummation of the Acquisition Transactions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering into and subsequent closing of an approved business combination agreement with a blank-check special purpose acquisition company.
The parties to the C&E Agreement have made customary representations and warranties and have also agreed to certain customary covenants with respect to, among others, the conduct of the business of Aegeria and Longevity prior to the closing of the Acquisitions Transactions.
Amendment to the C&E Agreement
On January 25, 2023, the Company and each of its unitholders entered into an amendment to the C&E Agreement with Longevity (see Note 8) pursuant to which certain provisions of the C&E Agreement were amended to, among other things: modify the aggregate valuation assigned to Longevity reflecting the Acquisition Transactions to match that agreed to in the Merger Agreement, modify the allocation of the transaction consideration among the Target Companies to match that agreed to in the Merger Agreement, modify the minimum cash balance at closing of the Business Combination to match that agreed to in the Merger Agreement, and, conform certain representations, warranties, covenants, closing conditions, termination provisions, and other provisions of the C&E Agreement to the Merger Agreement.
Second Amendment to the C&E Agreement
On June 26, 2023 the C&E Agreement was further amended to revise the definition of an Approved deSPAC Transaction to have a lock-up of 180 days for directors, officers and 5% or greater stockholders of the post-transaction company.
Third Amendment to the C&E Agreement
On August 29, 2023, the C&E Agreements were further amended to revise the definition of an Approved deSPAC Transaction to remove the minimum cash balance condition of $30 million.

AEGERIA SOFT TISSUE LLC
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
Note 8 — Merger Agreement
On January 25, 2023, pursuant to the objectives of the Acquisition Transactions contemplated by the C&E Agreement and the agreements with the other Target Companies (see Note 7), Longevity entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Denali Capital Acquisition Corp. (“Denali”), a blank-check special purpose acquisition company, Denali SPAC Holdco, Inc. (“New Pubco”), Denali SPAC Merger Sub, Inc., Longevity Merger Sub, Inc., and Bradford A. Zakes (Longevity CEO), in the capacity as seller representative.
The Acquisition Transactions described in Note 7 will close immediately prior to the transactions contemplated by the Merger Agreement (the “Business Combination”). Pursuant to the Merger Agreement, immediately following the Acquisition Transactions, (i) Denali Merger Sub will merge with and into Denali (the “Denali Merger”), with Denali as the surviving entity of the Denali Merger, and (ii) Longevity Merger Sub will merge with and into Longevity (the “Longevity Merger” and together with the Denali Merger, the “Mergers”), with Longevity as the surviving company of the Longevity Merger. Following the Mergers, each of Longevity and Denali will be a subsidiary of New PubCo, and New PubCo will become a publicly traded company. New PubCo is expected to change its name to Longevity Biomedical, Inc.
As part of the Business Combination, the Merger Agreement provides that the following transactions will occur:
•
Each share of Longevity common stock (including shares issued in connection with the Acquisition Transactions and the conversion of certain Longevity indebtedness) issued and outstanding will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.

•
Each Target Company stock option that is unexercised and outstanding at the effective time of the Business Combination shall be converted into a New Pubco stock option in accordance with the terms of the Merger Agreement.

•
Each Target Company warrant, to the extent not previously exercised in accordance with its terms, will be assumed by New Pubco.

•
Each Denali common share issued and outstanding and not otherwise redeemed will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.

•
Each Denali warrant will be assumed by New Pubco.

The consummation of the Merger Transactions are subject to the satisfaction or waiver of certain customary closing conditions contained in the Merger Agreement, including, among other things, (i) requisite approval by Denali’s shareholders, (ii) New Pubco having at least $5,000,001 of net tangible assets remaining following the closing of the Business Combination, and (iii) aggregate unrestricted cash proceeds of $30,000,000 to fund the balance sheet of New PubCo, after giving effect to the payment of Denali’s and Longevity’s transaction expenses and the closing of the Acquisition Transactions.
On August 29, 2023, the Company signed a waiver to the minimum aggregate unrestricted cash proceeds of $30,000,000 to fund the balance sheet.
The parties to the Merger Agreement have made customary representations and warranties, and have agreed to certain customary covenants including, among others, with respect to the conduct of business prior to the closing of the Merger Transactions.
The Merger Agreement may be terminated under certain circumstances including:
•
By mutual written consent of Longevity and Denali.

AEGERIA SOFT TISSUE LLC
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
•
By either Longevity or Denali if any of the conditions to the closing have not been satisfied or waived by the nine-month anniversary of the date of the Merger Agreement, subject to certain extension options available to Denali.

•
By either Longevity or Denali if any governmental authority of competent jurisdiction has issued an order that has become final and non-appealable and has the effect of making consummation of the Merger Transactions illegal or otherwise preventing or prohibiting consummation of the Merger Transactions.

•
By the non-breaching party if there is a material breach by one or more of the other parties of any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, or if any such representation or warranty shall have become untrue or inaccurate and the breach or inaccuracy is incapable of being cured or is not cured within the timeframes specified in the Merger Agreement.

•
By Denali if there has been a Material Adverse Effect (as defined in the Merger Agreement) on Longevity and the Target Companies, taken as a whole, following the date of the Merger Agreement which is uncured within the time frame specified in the Merger Agreement.

•
By either Longevity or Denali if any of the required proposals fail to receive the requisite vote for approval by Denali’s shareholders.

Note 9 — Subsequent Events
The Company has evaluated subsequent events through November 21, 2023, in connection with the preparation of these unaudited condensed financial statements, which is the date the unaudited condensed financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members and Board of Directors of
Aegeria Soft Tissue LLC
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Aegeria Soft Tissue LLC(the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in members’ deficit and cash flows for each of the two years ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2022.
New York, NY
February 27, 2023

AEGERIA SOFT TISSUE LLC
BALANCE SHEETS
	December 31,
	2022	2021
Assets
Current Assets
Cash	$77,952	$63,699
Prepaid expenses	7,678	12,496
Total current assets	85,630	76,195
Total assets	$85,630	$76,195
Liabilities and Members’ Deficit
Current Liabilities
Accounts payable	$21,680	$23,605
Accounts payable-related party	43,408	49,457
Accrued liabilities	424	—
Accrued liabilities-related party	—	136,027
Accrued interest payable-related party	5,619	3,119
Member notes payable – current	125,000	—
Total Current Liabilities	196,131	212,208
Member notes payable	—	125,000
Total liabilities	196,131	337,208
Commitments and contingencies (Note 7)
Members’ deficit
Common units, no par value, 20,000,000 authorized, 8,924,201 issued and outstanding at December 31, 2022 and 2021	144,897	144,897
Convertible preferred units, no par value, 1,350,000 authorized, 1,199,013 and 1,179,013 issued and outstanding at December 31, 2022 and 2021, respectively	470,000	420,000
Accumulated deficit	(725,398)	(825,910)
Total members’ deficit	(110,501)	(261,013)
Total liabilities and members’ deficit	$85,630	$76,195
The accompanying notes are an integral part of these financial statements.

AEGERIA SOFT TISSUE LLC
STATEMENTS OF OPERATIONS
	Year Ended December 31,
	2022	2021
Operating Expenses:
Research and development (Note 4)	$(114,012)	$89,481
General and administrative	11,000	7,250
Total operating expenses (recovery)	(103,012)	96,731
Operating recovery (loss)	103,012	(96,731)
Other expense:
Interest expense-related party	2,500	2,500
Total other expense	2,500	2,500
Net income (loss)	$100,512	$(99,231)
Net income (loss) per unit:
Basic	$0.01	$(0.01)
Diluted	0.01	$(0.01)
Number of units used in per unit calculations:
Basic	8,924,201	8,924,201
Diluted	10,120,693	8,924,201
The accompanying notes are an integral part of these financial statements.

AEGERIA SOFT TISSUE LLC
STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT
	Common Units	Amount	Preferred Units	Amount	Accumulated Deficit	Total Members’ Deficit
Balance at January 1, 2021	8,924,201	$144,897	1,179,013	$420,000	$(726,679)	$(161,782)
Net loss for the year ended December 31, 2021	—	—	—	—	(99,231)	(99,231)
Balance at December 31, 2021	8,924,201	144,897	1,179,013	420,000	(825,910)	(261,013)
Issuance 20,000 Series A Preferred units at $2.50 per unit	—	—	20,000	50,000	—	50,000
Net income for the year ended December 31, 2022	—	—	—	—	100,512	100,512
Balance at December 31, 2022	8,924,201	$144,897	1,199,013	$470,000	$(725,398)	$(110,501)
The accompanying notes are an integral part of these financial statements.

AEGERIA SOFT TISSUE LLC
STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	2022	2021
Operating activities:
Net income (loss)	$100,512	$(99,231)
Net changes in operating assets and liabilities:
Prepaid expenses	4,818	(443)
Accounts payable	(1,925)	(13,779)
Accounts payable-related party	(6,049)	20,023
Accrued liabilities	424	—
Accrued liabilities-related party	(136,027)	50,000
Accrued interest payable-related party	2,500	2,500
Net cash used in operating activities	(35,747)	(40,930)
Financing activities:
Proceeds from issuance of preferred units	50,000	—
Cash provided by financing activities	50,000	—
Net increase (decrease) in cash	14,253	(40,930)
Cash, beginning of year	$63,699	$104,629
Cash, end of year	$77,952	$63,699
Supplemental disclosure of cash flow information
Cash paid for interest during the year	$—	$—
Cash paid for taxes during the year	$—	$—
The accompanying notes are an integral part of these financial statements.

AEGERIA SOFT TISSUE LLC
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021
Note 1 — Organization and Description of Business
Aegeria Soft Tissue LLC (“Aegeria” or the “Company”), is a clinical-stage regenerative medicine company based in Baltimore, Maryland, USA. Aegeria is incorporated in the state of Delaware and is run virtually with no employees, customers, or offices. The Company has an exclusive worldwide license of a biomatrix technology developed at Johns Hopkins University (“JHU”). The platform biomatrix is designed for soft tissue reconstruction and the lead clinical program focuses on the treatment of soft tissue defects including aesthetics and lumpectomy defects.
The Company’s operations are solely for advancing and commercializing the licensed technology. Proceeds from the issuance of equity and debt to our member investors has been used to pay for manufacturing development and internal direct costs such as legal, insurance, accounting, tax, and subcontractors. Clinical development has been primarily funded by a 2015 grant by the Armed Services Institute for Regenerative Medicine and a 2020 grant from the U.S. Army Medical Research Acquisition Activity through JHU.
Going Concern
The Company does not have any current revenues and has an accumulated deficit as of December 31, 2022 of $725,398. As of December 31, 2022, the Company had $77,952 in its operating bank accounts and a working capital deficit of $110,501 If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity. We cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
As a result of the above and in connection with the Company’s assessment of going concern considerations, management has determined that it lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of these financial statements and therefore raises substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Basis of Presentation
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Note 2 — Summary of Significant Accounting Policies
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash
The Company considers cash and temporary investments with original maturities of three months or less, to be cash and cash equivalents. The Company evaluates the creditworthiness of these financial institutions in determining the risk associated with these balances. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to cash and cash equivalents. As of December 31, 2022 and 2021, the Company did not have any cash equivalents.

AEGERIA SOFT TISSUE LLC
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND 2021
Concentration of Credit Risk
Financial instruments which subject the Company to a concentration of credit risk principally consist of cash and cash equivalents. The Company maintains its day-to-day operating cash balances with a major financial institution.
Fair Value Measurement
The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on the assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:
•
Level 1:   Unadjusted quoted prices in active markets for identical assets or liabilities.

•
Level 2:   Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly.

•
Level 3:   Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available.

The Company’s financial instruments include cash, accounts payable and notes payable. On December 31, 2022, the carrying amounts of cash, accounts payable and notes payable approximate fair values due to the short-term nature of these instruments.
Research and Development
Research and development costs are expensed as incurred. Research and development costs include license fees, patent maintenance costs, clinical trial insurance, and consulting services. Research and development costs that are paid in advance of performance are capitalized as a prepaid expense and amortized over the service period as the services are provided.
Segment Reporting
Operating segments are defined as components of an entity about which separate discrete information is available for evaluation by the chief operation decision maker in deciding how to allocate resources in assessing performance. The Company has determined that it has one operating segment.
Income Taxes
The Company was formed as a Delaware limited liability company. Taxable income or losses are reported on the tax return of the individual Company’s members. Therefore, no provision has been made for income taxes in the accompanying financial statements.
Note 3 — Note Payable — Member Loans
During 2020, the Company issued promissory notes to six individual investor members, raising proceeds of $125,000. The loans plus interest at 2% are due on March 31, 2023. As of December 31, 2022 and 2021, principal and interest on the loans totaled $130,619 and $128,119, respectively.
Note 4 — Related Party Transactions
Aegeria was formed in 2010 to pursue technology developed by JHU. In April 2011, Aegeria entered into an exclusive license agreement with JHU for rights to certain biomatrix technology (the “JHU License”).

AEGERIA SOFT TISSUE LLC
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND 2021
The JHU License includes royalties upon commercial sales of any products utilizing the licensed technology and also includes minimum annual royalties, development milestone payments and a commercialization milestone payment. Aegeria is also obligated to reimburse JHU for patent maintenance costs incurred for the licensed intellectual property. In connection with entering into the JHU License, the Company issued 421,053 common units to JHU. The license agreement also included anti-dilution provisions and in December 2012, the Company issued an additional 62,059 common units to JHU.
In November 2018, the Company issued an additional 156,676 common units in exchange for the forgiveness of amounts due JHU totaling $470,029 representing unpaid minimum annual royalties and patent maintenance reimbursements costs.
In December 2022, the Company and JHU entered into an amendment to the exclusive license agreement. The amendment modified certain terms of the exclusive license agreement including, among other things, cancellation of the balance due for minimum annual royalties and deferring future minimum annual royalty obligations until 2029. As a result of the cancellation of the balance due for minimum annual royalties, the Company recorded a reversal of $186,027 against research and development expense during the year ended December 31, 2022, of which $136,027 related to prior years.
The following tables summarizes the Company’s related party balances with JHU outstanding as of December 31, 2022 and 2021:
Nature of Transaction	Balance Sheet Classification	2022	2021
Patent maintenance reimbursement obligation	Accounts payable-related party	$43,408	$49,457
Minimum annual royalties	Accrued liabilities-related party	$—	$136,027
Note 5 — Members’ Deficit
The Company has two classes of authorized units; common units and Series A Preferred units.
Common Units
The Company has 20,000,000 authorized common units, no par value. As of December 31, 2022 and 2021 there were 8,924,201 common units issued and outstanding.
Series A Preferred Units
The Company has 1,350,000 authorized Series A Preferred units, no par value. In February 2022, the Company issued 20,000 Series A Preferred units at a per unit price of $2.50. As of December 31, 2022 and 2021, there were 1,199,013 and 1,179,013 Series A Preferred units issued and outstanding, respectively.
Dividends
Dividends on Series A Preferred units are senior to all other classes of preferred units and common units. No dividends may be paid to the common units or other classes of preferred units unless all accrued and unpaid dividends on Series A Preferred units. From inception to December 31, 2022, no dividends have been declared or paid by the Company.
Voting rights
Each holder of a preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the record date.

AEGERIA SOFT TISSUE LLC
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND 2021
Redemption
The Series A Preferred units are non-redeemable.
Conversion rights
The holders of the Series A Preferred units may convert their units into common units on a 1:1 basis at any time. The Series A Preferred units will automatically be converted into common units (i) if the holders of at least a majority of the outstanding Series A Preferred units consent to such conversion or (ii) upon the closing of a firmly underwritten public offering of shares of common units of the Company at a price per share not less than two times the original purchase price of the Series A Preferred Units.
Liquidation preference
The Series A Preferred units contain the following liquidation preferences:
•
First, prior to any distribution to other classes of unitholders, the Series A Preferred unitholders are entitled to receive their original purchase price.

•
Second, on an if converted basis, equally with common unitholders up to a total 1.5 times the original purchase price of the Series A Preferred Units.

A merger, acquisition or sale of substantially all of the assets Company including a units for units or stock exchange shall be deemed to be a liquidation or winding up for purposes of the liquidation preference, unless waived by the holders of a majority of the Series A Preferred units.
Anti-dilution rights
The conversion price of the Series A Preferred units shall be subject to adjustment, on a broad-based weighted average basis to prevent dilution if the Company issues additional equity securities at a purchase price per share less than the then current applicable conversion price. There will be no adjustment to the conversion price for issuance of (i) common units upon conversion of Series A Preferred units, (iii) units issued to employees, consultants, or directors in accordance with plans approved by the board of directors, and (iii) common units issued to JHU pursuant to the license agreement between JHU and the Company.
Note 6 — Income (Loss) per Common Unit
The following table presents the computation of basic and diluted net income (loss) per unit attributable to common unitholder’s:
	Year Ended December 31,
	2022	2021
Numerator:
Net income (loss)	$100,512	$(99,231)
Denominator:
Weighted average common units outstanding – basic	8,924,201	8,924,201
Dilutive effect of preferred units	1,196,492	—
Weighted average common units outstanding – diluted	10,120,693	8,924,201
Net income (loss) per common unit
Basic	$0.01	$(0.01)
Diluted	0.01	(0.01)

AEGERIA SOFT TISSUE LLC
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND 2021
As of December 31, 2021, a total of 1,179,013 convertible preferred units were excluded from the calculation of diluted net loss per common unit as their effect on diluted net loss would have been anti-dilutive.
Note 7 — Commitments and Contingencies
Johns Hopkins University License Agreement
As discussed in Note 4, the Company has an exclusive worldwide license of a biomatrix technology developed at JHU, as amended. The term of the license continues until the expiration date of the last to expire patent in the applicable issuing country, which is currently July 1, 2031. The Company is obligated to reimburse JHU for patent maintenance costs incurred for the licensed intellectual property. In addition, the Company is obligated to pay certain milestone fees upon commercial approval of any product developed from the licensed technology as well as payments upon reaching agreed upon sales milestones as detailed below. The license agreement also includes a royalty on net sales of licensed products and services as well as minimum annual royalty payments of $100,000 if the royalty payments fail to meet this amount. The minimum annual royalty rate commences in 2029 and continues until the termination of the license.
Summary of development milestones:
Milestone	Amount
Commercial approval by US FDA or foreign equivalent	$100,000
First commercial sale	100,000
Aggregate net sales of $3.0 million	100,000
Aggregate net sales of $10.0 million	100,000
Aggregate net sales of $25.0 million	100,000
Note 8 — Contribution and Exchange Agreement
On August 7, 2022, the Company and each of its unitholders entered into a Contribution and Exchange Agreement (the “C&E Agreement”) with Longevity Biomedical, Inc. In connection with the signing of the C&E Agreement, Longevity entered into similar agreements with certain other development stage medical technology and life science companies (collectively, along with Aegeria, the “Target Companies”). Upon the consummation of the transactions contemplated by the C&E Agreement and the agreements with the other Target Companies (collectively the “Acquisition Transactions”), the Target Companies will be acquired by Longevity.
The consummation of the Acquisition Transactions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering into and subsequent closing of an approved business combination agreement with a blank-check special purpose acquisition company.
The parties to the C&E Agreement have made customary representations and warranties and have also agreed to certain customary covenants with respect to, among others, the conduct of the business of Aegeria and Longevity prior to the closing of the Acquisitions Transactions.
Note 9 — Subsequent Events
The Company has evaluated subsequent events through February 27, 2023 in connection with the preparation of these financial statements, which is the date the financial statements were available to be issued.
Merger Agreement
On January 25, 2023, pursuant to the objectives of the Acquisition Transactions contemplated by the C&E Agreement and the agreements with the other Target Companies (see Note 8), Longevity entered into

AEGERIA SOFT TISSUE LLC
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND 2021
an Agreement and Plan of Merger (the “Merger Agreement”) with Denali Capital Acquisition Corp. (“Denali”), a blank-check special purpose acquisition company, Denali SPAC Holdco, Inc. (“New Pubco”), Denali SPAC Merger Sub, Inc., Longevity Merger Sub, Inc., and Bradford A. Zakes (Longevity CEO), in the capacity as seller representative.
The Acquisition Transactions described in Note 11 will close immediately prior to the transactions contemplated by the Merger Agreement (the “Business Combination”). Pursuant to the Merger Agreement, immediately following the Acquisition Transactions, (i) Denali Merger Sub will merge with and into Denali (the “Denali Merger”), with Denali as the surviving entity of the Denali Merger, and (ii) Longevity Merger Sub will merge with and into Longevity (the “Longevity Merger” and together with the Denali Merger, the “Mergers”), with Longevity as the surviving company of the Longevity Merger. Following the Mergers, each of Longevity and Denali will be a subsidiary of New PubCo, and New PubCo will become a publicly traded company. New PubCo is expected to change its name to Longevity Biomedical, Inc.
As part of the Business Combination, the Merger Agreement provides that the following transactions will occur:
•
Each share of Longevity common stock (including shares issued in connection with the Acquisition Transactions and the conversion of certain Longevity indebtedness) issued and outstanding will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.

•
Each Target Company stock option that is unexercised and outstanding at the effective time of the Business Combination shall be converted into a New Pubco stock option in accordance with the terms of the Merger Agreement.

•
Each Target Company warrant, to the extent not previously exercised in accordance with its terms, will be assumed by New Pubco.

•
Each Denali common share issued and outstanding and not otherwise redeemed will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.

•
Each Denali warrant will be assumed by New Pubco.

The consummation of the Merger Transactions are subject to the satisfaction or waiver of certain customary closing conditions contained in the Merger Agreement, including, among other things, (i) requisite approval by Denali’s shareholders, (ii) New Pubco having at least $5,000,001 of net tangible assets remaining following the closing of the Business Combination, and (iii) aggregate unrestricted cash proceeds of $30,000,000 to fund the balance sheet of New PubCo, after giving effect to the payment of Denali’s and Longevity’s transaction expenses and the closing of the Acquisition Transactions.
The parties to the Merger Agreement have made customary representations and warranties, and have agreed to certain customary covenants including, among others, with respect to the conduct of business prior to the closing of the Merger Transactions.
The Merger Agreement may be terminated under certain circumstances including:
•
By mutual written consent of Longevity and Denali.

•
By either Longevity or Denali if any of the conditions to the closing have not been satisfied or waived by the nine-month anniversary of the date of the Merger Agreement, subject to certain extension options available to Denali.

•
By either Longevity or Denali if any governmental authority of competent jurisdiction has issued an order that has become final and non-appealable and has the effect of making consummation of the Merger Transactions illegal or otherwise preventing or prohibiting consummation of the Merger Transactions.

AEGERIA SOFT TISSUE LLC
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND 2021
•
By the non-breaching party if there is a material breach by one or more of the other parties of any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, or if any such representation or warranty shall have become untrue or inaccurate and the breach or inaccuracy is incapable of being cured or is not cured within the timeframes specified in the Merger Agreement.

•
By Denali if there has been a Material Adverse Effect (as defined in the Merger Agreement) on Longevity and the Target Companies, taken as a whole, following the date of the Merger Agreement which is uncured within the time frame specified in the Merger Agreement.

•
By either Longevity or Denali if any of the required proposals fail to receive the requisite vote for approval by Denali’s shareholders.

Amendment to the C&E Agreement
On January 25, 2023, the Company and each of its unitholders entered into an amendment to the C&E Agreement with Longevity (see Note 8) pursuant to which certain provisions of the C&E Agreement were amended to, among other things: modify the aggregate valuation assigned to Longevity reflecting the Acquisition Transactions to match that agreed to in the Merger Agreement, modify the allocation of the transaction consideration among the Target Companies to match that agreed to in the Merger Agreement, modify the minimum cash balance at closing of the Business Combination to match that agreed to in the Merger Agreement, and, conform certain representations, warranties, covenants, closing conditions, termination provisions, and other provisions of the C&E Agreement to the Merger Agreement.

CEREVAST MEDICAL, INC.
CONDENSED BALANCE SHEETS
	September 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets
Cash	$37,229	$20,644
Prepaid expenses	29,818	27,564
Total current assets	67,047	48,208
Property and equipment, net	5,930	6,585
Right of use asset, net	295,082	140,005
Other assets	18,937	18,937
Total assets	$386,996	$213,735
Liabilities and Shareholders’ Deficit
Current liabilities
Accounts payable	$3,039	$8,814
Accrued and other current liabilities	62,679	60,481
Accrued interest payable – related party	7,616	5,507
Accrued interest payable	372,164	297,370
Notes payable – related party	100,000	100,000
Notes payable	1,000,000	1,000,000
Operating lease obligation – current	107,986	143,654
Total current liabilities	1,653,484	1,615,826
Operating lease obligation	196,352	12,624
Total liabilities	1,849,836	1,628,450
Commitments and contingencies (Note 7)
Shareholders’ deficit
Common stock, $0.0001 par value, 10,000,000 shares authorized, 1,976,201 shares issued and outstanding at September 30, 2023 and December 31, 2022	198	198
Additional paid-in capital	21,511,952	21,477,904
Accumulated deficit	(22,974,990)	(22,892,817)
Total shareholders’ deficit	(1,462,840)	(1,414,715)
Total liabilities and shareholders’ deficit	$386,996	$213,735
The accompanying notes are an integral part of these unaudited condensed financial statements.

CEREVAST MEDICAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	$176,744	$216,035	$557,453	$832,710
General and administrative	163,417	171,030	526,186	555,974
Total operating exenses	340,161	387,065	1,083,639	1,388,684
Operating loss	(340,161)	(387,065)	(1,083,639)	(1,388,684)
Other (income)/expense:
Management fee – related party	(360,000)	(195,000)	(1,080,000)	(325,000)
Interest expense – related party	1,261	1,164	3,740	9,616
Interest expense	25,204	25,206	74,794	74,795
Total other income, net	(333,535)	(168,630)	(1,001,466)	(240,589)
Net loss	$(6,626)	$(218,435)	$(82,173)	$(1,148,095)
Basic and diluted net loss per common share	$(0.00)	$(0.11)	$(0.04)	$(0.58)
Basic and diluted weighted average common shares outstanding	1,976,201	1,976,201	1,976,201	1,976,201
The accompanying notes are an integral part of these unaudited condensed financial statements.

CEREVAST MEDICAL, INC.
CONDENSED STATEMENTS OF SHAREHOLDERS’ DEFICIT
(unaudited)
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balance at January 1, 2022	1,976,201	$198	$21,300,742	$(21,632,550)	$(331,610)
Stock-based compensation	—	—	56,254	—	56,254
Net loss for the three months ended March 31, 2022	—	—	—	(549,629)	(549,629)
Balance at March 31, 2022	1,976,201	198	21,356,996	(22,182,179)	(824,985)
Stock-based compensation	—	—	52,813	—	52,813
Net loss for the three months ended June 30, 2022	—	—	—	(380,031)	(380,031)
Balance at June 30, 2022	1,976,201	198	21,409,809	(22,562,210)	(1,152,203)
Stock-based compensation	—	—	34,047	—	34,047
Net loss for the three months ended September 30, 2022	—	—	—	(218,435)	(218,435)
Balance at September 30, 2022	1,976,201	$198	$21,443,856	$(22,780,645)	$(1,336,591)
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balance at January 1, 2023	1,976,201	$198	$21,477,904	$(22,892,817)	$(1,414,715)
Stock-based compensation	—	—	34,048	—	34,048
Net loss for the three months ended March 31, 2023	—	—	—	(67,016)	(67,016)
Balance at March 31, 2023	1,976,201	198	21,511,952	(22,959,833)	(1,447,683)
Net loss for the three months ended June 30, 2023	—	—	—	(8,531)	(8,531)
Balance at June 30, 2023	1,976,201	198	21,511,952	(22,968,364)	(1,456,214)
Net loss for the three months ended September 30, 2023	—	—	—	(6,626)	(6,626)
Balance at September 30, 2023	1,976,201	$198	$21,511,952	$(22,974,990)	$(1,462,840)
The accompanying notes are an integral part of these unaudited condensed financial statements.

CEREVAST MEDICAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)
	Nine Months Ended September 30,
	2023	2022
Operating activities:
Net loss	$(82,173)	$(1,148,095)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	3,637	7,700
Non-cash lease expense	90,166	91,902
Stock-based compensation expense	34,048	143,114
Net changes in operating assets and liabilities:
Other receivables – related party	—	(62,387)
Prepaid expenses and other current assets	(2,254)	19,516
Accounts payable	(5,775)	(22,470)
Accrued liabilities and other current liabilities	2,198	4,537
Accrued interest payable — related party	2,109	2,233
Accrued interest payable	74,794	74,575
Operating lease obligation	(97,183)	(99,169)
Net cash provided by (used in) operating activities	19,567	(988,544)
Investing activities:
Purchase of equipment	(2,982)	—
Net cash used in investing activities	(2,982)	—
Financing activities:
Proceeds from issuance of debt – related party	—	300,000
Repayment of debt – related party	—	(500,000)
Net cash used in financing activities	—	(200,000)
Net increase (decrease) in cash	16,585	(1,188,544)
Cash, beginning of period	20,644	1,216,428
Cash, end of period	$37,229	$27,884
Supplemental disclosure of cash flow information
Cash paid for interest during the period	$1,630	$7,603
Cash paid for taxes during the period	$—	$—
Non-cash investing and financing activities
Right of use asset – lease modification	$245,243	$—
Operating lease obligation – lease modification	$245,243	$—
Right of use asset – ASC 842 adoption	$—	$262,985
Operating lease obligation – ASC 842 adoption	$—	$289,665
The accompanying notes are an integral part of these unaudited condensed financial statements.

CEREVAST MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
Note 1 — Organization and Description of the Business
Description of the Business
Cerevast Medical, Inc. (“Cerevast” or the “Company”), a Delaware corporation, is a clinical-stage medical device company based in Bothell, Washington, USA. The Company is committed to developing novel, first-in-class therapeutic solutions to restore health and improve the quality of life for patients that suffer from major diseases by leveraging their core expertise in the fields of ultrasound and microsphere technologies. The Company’s lead clinical stage programs are for the treatment of ischemic stroke and retinal vein occlusion, two devastating diseases with limited treatment options that effect millions of patients worldwide each year.
Going Concern
The Company does not have any current revenues. For the nine months ended September 30, 2023, the Company incurred an operating loss of $1,083,639 and has an accumulated deficit as of September 30, 2023 of $22,974,990. As of September 30, 2023, the Company had $37,229 in its operating bank accounts and a working capital deficit of $1,586,437. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity. The Company cannot provide any assurance that new financing will be available on commercially acceptable terms, if at all.
As a result of the above and in connection with the Company’s assessment of going concern considerations, management has determined that it lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of these financial statements and therefore raises substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Basis of presentation
The accompanying Unaudited Condensed Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“generally accepted accounting principles” or “GAAP”) for interim financial information and the instructions to Form 10-Q and Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the interim Unaudited Condensed Financial Statements include all adjustments, including normal recurring adjustments, necessary for a fair presentation of the financial condition, results of operations and cash flows for such periods. Results of operations for any interim period are not necessarily indicative of results for any other interim period or for the full year. These Unaudited Condensed Financial Statements should be read in conjunction with the Company’s 2022 audited financial statements and notes included elsewhere in this proxy statement/prospectus.
Note 2 — Summary of Significant Accounting Policies
Significant Accounting Policies
There have been no changes to the Company’s significant accounting policies described in the Company’s 2022 audited financial statements that have had a material impact on the Company’s unaudited condensed financial statements and related notes.
Note 3 — Notes Payable
Individual Investor #1 Secured Convertible Promissory Note
On October 29, 2019, the Company issued a secured convertible promissory note in the amount of $1,000,000 to an individual investor. The note is secured by the Company’s intellectual property and other

CEREVAST MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
assets and had a maturity date of October 29, 2020, with interest at 8%. The note is convertible into shares of the Company’s common stock at a conversion rate of $22.87 per share at the election of the note holder. On January 14, 2021, the Company entered into an amendment to the secured convertible promissory note with the investor. The amendment extended the maturity date to June 30, 2021 and increased the interest rate from 8% to 10% effective as of the original maturity date. The amendment was accounted for as a modification to the original note. The secured convertible note subsequently matured without repayment and interest is being accrued at the post maturity interest rate of 10%. The note holder has made no demand for repayment. The note principal plus accrued interest is $1,372,164 and $1,297,370 as of September 30, 2023 and December 31, 2022, respectively.
FutureTech Partners LLC, FutureTech Partners II LLC, and FutureTech II Acquisition Corp Promissory Notes (Related Parties — see Note 4)
On October 11, 2021, the Company issued a promissory note for up to $600,000 to FutureTech Partners LLC, a related party. The note has a stated interest rate of 5%. As of December 31, 2021, the Company had an outstanding balance of $300,000 and borrowed an additional $200,000 during the first three months of 2022 and the remaining $100,000 in April 2022.
On May 4, 2022, the Company entered into a Note Cancellation and Reissuance Agreement with FutureTech Partners LLC pursuant to which the original $600,000 note was reissued as three separate notes as follows:
FutureTech Partners LLC — $400,000
FutureTech Partners II LLC — $100,000
FutureTech II Acquisition Corp — $100,000
Each of the revised notes retained the original note interest rate of 5%. The FutureTech Partners II LLC note and the FutureTech II Acquisition Corp note were each subsequently repaid in full. At December 31, 2022, the Company continued to owe FutureTech Partners II LLC $1,630 of accrued interest on the repaid note. This interest was repaid in March 2023.
In 2022, the Company repaid $300,000 of the FutureTech Partners LLC note plus accrued interest of $6,767.
The FutureTech Partners LLC note matured on October 11, 2022 without repayment. No demand for repayment has been made. The note principal plus accrued interest is $107,616 and $103,877 as of September 30, 2023 and December 31, 2022, respectively.
Note 4 — Related Party Transactions
Cerevast has several related parties, primarily as a result of its relationship with Haiyin Capital, a Beijing China based venture capital firm. Haiyin Capital, through investment funds under management, owns approximately 72% of Cerevast’s issued and outstanding shares of stock as of September 30, 2023 and December 31, 2022. Representatives of Haiyin Capital hold two of Cerevast’s three board of directors positions.
Haiyin Capital, through various of its investment funds under management consisting of FutureTech Partners LLC, FutureTech Partners II LLC, and FutureTech II Acquisition Corp have loaned us money through various promissory notes as further described in Note 3.
The Chief Executive Officer (“CEO”) of Cerevast is also the sole board member and CEO of a company called Longevity Biomedical, Inc. (“Longevity”). Longevity was formed in October 2021 to pursue acquisitions of target companies in the medical technology and life sciences industries. Cerevast is one of the acquisition targets. On May 1, 2022, Cerevast entered into a management services agreement with

CEREVAST MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
Longevity pursuant to which Cerevast provides management, business, operational, financial, strategic and advisory services for a fee of $65,000 per month beginning on May 1, 2022. Effective November 1, 2022, the agreement was amended to increase the management fee to $120,000 per month. The agreement has a term of six months, with automatic one-month renewal periods unless cancelled upon 30 days’ notice by either party. The Company recognized other income of $1,080,000 and $325,000 under the management services agreement during the nine-month periods ended September 30, 2023 and 2022, respectively.
The following tables summarizes Cerevast’s related party balances outstanding as of September 30, 2023 and December 31, 2022:
Related Party	Nature of Transaction	Balance Sheet Classification	September 30, 2023	December 31, 2022
FutureTech Partners LLC	Promissory note	Notes payable – related party	$100,000	$100,000
FutureTech Partners LLC	Accrued interest	Accrued interest payable – related party	$7,616	$3,877
FutureTech Partners II LLC	Accrued interest	Accrued interest payable – related party	$—	$1,630
The following table summarizes Cerevast’s related party equity ownership as of September 30, 2023 and December 31, 2022:
Related Party	Shares of Common Stock Owned	% of Issued and Outstanding
Haiyin Capital Investment Limited	423,032	21.4%
Haiyin Equity Investment Fund LP	610,264	30.9%
Haiyin Equity Investment Fund II LP	130,139	6.5%
Haiyin Tech LP	256,137	13.0%
Total	1,419,572	71.8%
Note 5 — Shareholders’ Deficit
2015 Equity Incentive Plan
Under the Company’s 2015 Equity Incentive Plan (“2015 Plan”), the Company may grant options to purchase its common stock, stock appreciation rights, restricted stock, or restricted stock units to the Company’s employees, directors, and consultants. To date, only options to purchase the Company’s common stock have been issued. A total of 600,000 shares have been reserved for issuance under the 2015 Plan of which 71,648 are available for future grant as of September 30, 2023 and December 31, 2022, respectively.
The exercise price of stock options granted under the 2015 Plan is equal to the fair market value of the Company’s common stock on the date of grant as determined by the board of directors. The stock options vest in accordance with the terms as determined by the Company’s board of directors which is generally four years but may vary for individual stock option grants and may include performance-based vesting criteria. The expiry date for each stock option grant is set by the Company’s board of directors with a maximum expiry date of ten years from the date of grant.
Stock Compensation
The Company recognizes expense related to the fair value of its stock options using the provisions of ASC 718. The Company uses the Black-Scholes option pricing model as the most appropriate fair value method for its stock options and recognizes compensation expense for stock options on a straight-line basis over the requisite service period. For performance-based stock option grants, the Company recognizes

CEREVAST MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
expense over the expected performance period if it is determined that achievement of the performance criteria is probable. No expense is recognized unless and until the achievement of such performance criteria is determined to be probable.
There were no stock option granted under the 2015 Plan during the nine months ended September 30, 2023 or 2022.
Stock-based compensation expense is recorded as either research and development or general and administrative expense as presented in the statements of operations based on the employee or consultant classification. Stock-based compensation expense was recognized in the Company’s statements of operations for the periods presented as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
Expense Category	2023	2022	2023	2022
Research & Development Expense	$—	$28,437	$28,437	$100,776
General & Administrative Expense	—	5,610	5,611	42,338
Total	$—	$34,047	$34,048	$143,114
Note 6 — Loss per Common Share
The following table presents the computation of basic and diluted net loss per share attributable to common stockholders:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Numerator:
Net Loss	$(6,626)	$(218,435)	$(82,173)	$(1,148,095)
Denominator:
Weighted average shares outstanding – basic and diluted	1,976,201	1,976,201	1,976,201	1,976,201
Basic and diluted net loss per common share	$(0.00)	$(0.11)	$(0.04)	$(0.58)
Note 7 — Commitments and Contingencies
Facility Lease
The Company has a facility lease pursuant to which it leases approximately 6,287 square feet of office and lab space in Bothell, Washington. In July 2023, the Company entered into an amendment to its facility lease to extend the lease term for an additional two year period. The lease was set to expire on February 1, 2024. Under the provisions of the lease amendment, the lease has been extended through January 2026 with an option to renew at then prevailing market rates for an additional 3 year period. The lease amendment increases the base rent from the current $22.00 per square foot to $23.00 per square foot effective February 1, 2024 and to $24.00 per square foot effective February 1, 2025. The lease amendment also includes a 1-month rent abatement period at the commencement of the lease extension period. The Company recorded an increase in its right of use asset and corresponding operating lease obligation totaling $245,243 associated with the lease extension. Monthly rent includes both base rent (fixed rent) plus the Company’s prorated share of common building expenses (variable rent).
The Company’s facility lease is its only lease and is classified as an operating lease. Fixed and variable rent expense was recognized in the Company’s statements of operations for the period presented as follows:

CEREVAST MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
	Three Months Ended September 30,		Nine Months Ended September 30,
Expense Category	2023	2022	2023	2022
Research & Development Expense	$44,400	$40,712	$129,507	$123,144
General & Administrative Expense	14,967	13,724	43,657	41,512
Total	$59,367	$54,436	$173,164	$164,656
The aggregate future lease payments for operating leases as of September 30, 2023 are as follows:
Future Minimum Lease Payments
October 2023 – December 2023	$37,666
2024	141,651
2025	160,935
January 2026	13,458
Total lease payments	353,710
Less amount representing interest	(49,372)
Total operating lease obligation	$304,338
Balance Sheet Classification:
Operating lease obligation – current	$107,986
Operating lease obligation	196,352
Total operating lease obligation	$304,338
Note 8 — Contribution and Exchange Agreement
On August 7, 2022, the Company and each of its shareholders entered into a Contribution and Exchange Agreement (the “C&E Agreement”) with Longevity, a related party (see Note 4). In connection with the signing of the C&E Agreement, Longevity entered into similar agreements with certain other development stage medical technology and life science companies (collectively, along with Cerevast, the “Target Companies”). Upon the consummation of the transactions contemplated by the C&E Agreement and the agreements with the other Target Companies (collectively the “Acquisition Transactions”), the Target Companies will be acquired by Longevity.
The consummation of the Acquisition Transactions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering into and subsequent closing of an approved business combination agreement with a blank-check special purpose acquisition company.
The parties to the C&E Agreement have made customary representations and warranties and have also agreed to certain customary covenants with respect to, among others, the conduct of the business of Cerevast and Longevity prior to the closing of the Acquisitions Transactions.
Amendment to the C&E Agreement
On January 25, 2023, the Company and each of its shareholders entered into an amendment to the C&E Agreement with Longevity pursuant to which certain provisions of the C&E Agreement were amended to, among other things: modify the aggregate valuation assigned to Longevity reflecting the Acquisition Transactions to match that agreed to in the Merger Agreement (see Note 9), modify the allocation of the transaction consideration among the Target Companies to match that agreed to in the Merger Agreement, modify the minimum cash balance at closing of the Business Combination to match that agreed to in the Merger Agreement, and, conform certain representations, warranties, covenants, closing conditions, termination provisions, and other provisions of the C&E Agreement to the Merger Agreement.

CEREVAST MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
Second Amendment to the C&E Agreement
On June 26, 2023 the C&E Agreement was further amended to revise the definition of an Approved deSPAC Transaction to have a lock-up of 180 days for directors, officers and 5% or greater stockholders of the post-transaction company.
Third Amendment to the C&E Agreement
On August 29, 2023, the C&E Agreements were further amended to revise the definition of an Approved deSPAC Transaction to remove the minimum cash balance condition of $30 million.
Note 9 — Merger Agreement
On January 25, 2023, pursuant to the objectives of the Acquisition Transactions contemplated by the C&E Agreement and the agreements with the other Target Companies (see Note 8), Longevity entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Denali Capital Acquisition Corp. (“Denali”), a blank-check special purpose acquisition company, Denali SPAC Holdco, Inc. (“New Pubco”), Denali SPAC Merger Sub, Inc., Longevity Merger Sub, Inc., and Bradford A. Zakes (Cerevast CEO and Longevity CEO), in the capacity as seller representative.
The Acquisition Transactions described in Note 8 will close immediately prior to the transactions contemplated by the Merger Agreement (the “Business Combination”). Pursuant to the Merger Agreement, immediately following the Acquisition Transactions, (i) Denali Merger Sub will merge with and into Denali (the “Denali Merger”), with Denali as the surviving entity of the Denali Merger, and (ii) Longevity Merger Sub will merge with and into Longevity (the “Longevity Merger” and together with the Denali Merger, the “Mergers”), with Longevity as the surviving company of the Longevity Merger. Following the Mergers, each of Longevity and Denali will be a subsidiary of New PubCo, and New PubCo will become a publicly traded company. New PubCo is expected to change its name to Longevity Biomedical, Inc.
As part of the Business Combination, the Merger Agreement provides that the following transactions will occur:
•
Each share of Longevity common stock (including shares issued in connection with the Acquisition Transactions and the conversion of certain Longevity indebtedness) issued and outstanding will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.

•
Each Target Company stock option that is unexercised and outstanding at the effective time of the Business Combination shall be converted into a New Pubco stock option in accordance with the terms of the Merger Agreement.

•
Each Target Company warrant, to the extent not previously exercised in accordance with its terms, will be assumed by New Pubco.

•
Each Denali common share issued and outstanding and not otherwise redeemed will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.

•
Each Denali warrant will be assumed by New Pubco.

The consummation of the Merger Transactions are subject to the satisfaction or waiver of certain customary closing conditions contained in the Merger Agreement, including, among other things, (i) requisite approval by Denali’s shareholders, (ii) New Pubco having at least $5,000,001 of net tangible assets remaining following the closing of the Business Combination, and (iii) aggregate unrestricted cash proceeds of $30,000,000 to fund the balance sheet of New PubCo, after giving effect to the payment of Denali’s and Longevity’s transaction expenses and the closing of the Acquisition Transactions.

CEREVAST MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
On August 29, 2023, the Company signed a waiver to the minimum aggregate unrestricted cash proceeds of $30,000,000 to fund the balance sheet.
The parties to the Merger Agreement have made customary representations and warranties, and have agreed to certain customary covenants including, among others, with respect to the conduct of business prior to the closing of the Merger Transactions.
The Merger Agreement may be terminated under certain circumstances including:
•
By mutual written consent of Longevity and Denali.

•
By either Longevity or Denali if any of the conditions to the closing have not been satisfied or waived by the nine-month anniversary of the date of the Merger Agreement, subject to certain extension options available to Denali.

•
By either Longevity or Denali if any governmental authority of competent jurisdiction has issued an order that has become final and non-appealable and has the effect of making consummation of the Merger Transactions illegal or otherwise preventing or prohibiting consummation of the Merger Transactions.

•
By the non-breaching party if there is a material breach by one or more of the other parties of any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, or if any such representation or warranty shall have become untrue or inaccurate and the breach or inaccuracy is incapable of being cured or is not cured within the timeframes specified in the Merger Agreement.

•
By Denali if there has been a Material Adverse Effect (as defined in the Merger Agreement) on Longevity and the Target Companies, taken as a whole, following the date of the Merger Agreement which is uncured within the time frame specified in the Merger Agreement.

•
By either Longevity or Denali if any of the required proposals fail to receive the requisite vote for approval by Denali’s shareholders.

Note 10 — Subsequent Events
The Company has evaluated subsequent events through November 21, 2023, in connection with the preparation of these unaudited condensed financial statements, which is the date the unaudited condensed financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Cerevast Medical, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Cerevast Medical, Inc. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2022.
New York, NY
February 27, 2023

CEREVAST MEDICAL, INC.
BALANCE SHEETS
	December 31,
	2022	2021
Assets
Current assets
Cash	$20,644	$1,216,428
Other receivables – related party	—	2,613
Prepaid expenses	27,564	28,719
Total current assets	48,208	1,247,760
Property and equipment, net	6,585	15,183
Right of use asset	140,005	—
Other assets	18,937	18,937
Total assets	$213,735	$1,281,880
Liabilities and Shareholders’ Deficit
Current liabilities
Accounts payable	$8,814	$30,933
Accrued and other current liabilities	60,481	56,274
Accrued interest payable – related party	5,507	2,014
Accrued interest payable	297,370	197,589
Notes payable – related party	100,000	300,000
Notes payable	1,000,000	1,000,000
Operating lease obligation – current	143,654	—
Deferred rent – current	—	10,407
Total current liabilities	1,615,826	1,597,217
Operating lease obligation	12,624	—
Deferred rent	—	16,273
Total liabilities	1,628,450	1,613,490
Commitments and contingencies (Note 10)
Shareholders’ deficit
Common stock, $0.0001 par value, 10,000,000 shares authorized, 1,976,201 shares issued and outstanding at December 31, 2022 and December 31, 2021	198	198
Additional paid-in capital	21,477,904	21,300,742
Accumulated deficit	(22,892,817)	(21,632,550)
Total shareholders’ deficit	(1,414,715)	(331,610)
Total liabilities and shareholders’ deficit	$213,735	$1,281,880
The accompanying notes are an integral part of these financial statements.

CEREVAST MEDICAL, INC.
STATEMENTS OF OPERATIONS
	Year Ended December 31,
	2022	2021
Operating expenses:
Research and development	$1,032,224	$1,291,904
General and administrative	747,166	3,065,508
Total operating expenses	1,779,390	4,357,412
Operating loss	(1,779,390)	(4,357,412)
Other (income)/expense:
Management fee – related party	(630,000)	—
Gain on forgiveness of PPP loan	—	(99,698)
Interest expense – related party	10,877	11,701
Interest expense	100,000	109,247
Total other (income)/expense	(519,123)	21,250
Net loss	$(1,260,267)	$(4,378,662)
Basic and diluted net loss per common share	$(0.64)	$(2.45)
Basic and diluted weighted average common shares outstanding	$1,976,201	1,787,099
The accompanying notes are an integral part of these financial statements.

CEREVAST MEDICAL, INC.
STATEMENT OF SHAREHOLDERS’ DEFICIT
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balance at January 1, 2021	1,675,075	$168	$15,585,814	$(17,253,888)	$(1,667,906)
Issuance of 256,137 shares of common stock at $9.37 per share	256,137	26	2,399,974	—	2,400,000
Issuance of 42,689 shares of common stock pursuant to Haiyin Equity Investment Fund II LP note conversion	42,689	4	399,996	—	400,000
Exercise of stock options	2,300	—	—	—	—
Stock-based compensation	—	—	2,914,958	—	2,914,958
Net loss for the year ended December 31, 2021	—	—	—	(4,378,662)	(4,378,662)
Balance at December 31, 2021	1,976,201	198	21,300,742	(21,632,550)	(331,610)
Stock-based compensation	—	—	177,162	—	177,162
Net loss for the year ended December 31, 2022	—	—	—	(1,260,267)	(1,260,267)
Balance at December 31, 2022	1,976,201	$198	$21,477,904	$(22,892,817)	$(1,414,715)
The accompanying notes are an integral part of these financial statements.

CEREVAST MEDICAL, INC.
STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	2022	2021
Operating activities:
Net loss	$(1,260,267)	$(4,378,662)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	8,598	5,972
Non-cash lease expense	122,980	—
Gain on PPP loan forgiveness	—	(99,698)
Stock-based compensation expense	177,162	2,914,958
Net changes in operating assets and liabilities:
Other receivables – related party	2,613	(2,613)
Prepaid expenses and other current assets	1,155	(27,057)
Accounts payable	(22,119)	3,159
Accrued liabilities and other current liabilities	4,207	(39,012)
Accrued interest payable – related party	3,493	2,014
Accrued interest payable	99,781	103,562
Operating lease obligation	(133,387)	—
Deferred rent	—	(6,213)
Net cash used in operating activities	(995,784)	(1,523,590)
Investing activities:
Capital expenditures	—	(2,674)
Cash used in investing activities	—	(2,674)
Financing activities:
Proceeds from issuance of debt – related party	300,000	600,000
Proceeds from issuance of debt	—	600,000
Proceeds from issuance of common stock	—	2,400,000
Repayment of debt – related party	(500,000)	(300,000)
Repayment of debt	—	(600,000)
Net cash provided by (used in) financing activities	(200,000)	2,700,000
Net increase (decrease) in cash	(1,195,784)	1,173,736
Cash, beginning of year	1,216,428	42,692
Cash, end of year	$20,644	$1,216,428
Supplemental disclosure of cash flow information
Cash paid for interest during the year	$7,603	$15,373
Cash paid for taxes during the year	$—	$—
Non-cash investing and financing activities
Right of use asset – ASC 842 adoption	$262,985	$—
Operating lease obligation – ASC 842 adoption	$289,665	$—
Common stock issued to settle notes payable	$—	$400,000
The accompanying notes are an integral part of these financial statements.

CEREVAST MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND DECEMBER 31, 2021
Note 1 — Organization and Description of the Business
Description of the Business
Cerevast Medical, Inc. (“Cerevast” or the “Company”), a Delaware corporation, is a clinical-stage medical device company based in Bothell, Washington, USA. The Company is committed to developing therapeutic solutions to restore health and improve the quality of life for patients that suffer from major diseases by leveraging their core expertise in the fields of ultrasound and microsphere technologies. The Company’s lead clinical stage programs are for the treatment of ischemic stroke and retinal vein occlusion, two devastating diseases with limited treatment options that effect millions of patients worldwide each year.
Going Concern
The Company does not have any current revenues. For the year ended December 31, 2022, the Company incurred an operating loss of $1,779,390 and has an accumulated deficit as of December 31, 2022 of $22,892,817. As of December 31, 2022, the Company had $20,644 in its operating bank accounts and a working capital deficit of $1,567,618. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity. The Company cannot provide any assurance that new financing will be available on commercially acceptable terms, if at all.
As a result of the above and in connection with the Company’s assessment of going concern considerations, management has determined that it lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of these financial statements and therefore raises substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Basis of presentation
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Note 2 — Summary of Significant Accounting Policies
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash
The Company considers cash and temporary investments with original maturities of three months or less, to be cash and cash equivalents. The Company evaluates the creditworthiness of these financial institutions in determining the risk associated with these balances. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to cash. As of December 31, 2022 and 2021, the Company did not have any cash equivalents.
Concentration of Credit Risk
Financial instruments which subject the Company to a concentration of credit risk consists of cash. The Company maintains its day-to-day operating cash balances with a major financial institution. The Company has not experienced any loss as a result of these deposits.

CEREVAST MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND DECEMBER 31, 2021
Property and Equipment, net
Property and equipment, net is recorded at cost and depreciated or amortized using the straight-line method over the estimated useful lives of the assets. When property and equipment is sold or otherwise disposed of, the asset accounts and related accumulated depreciation accounts are relieved, and any gain or loss is included in earnings. Maintenance and repairs are expensed as incurred. Major improvements are capitalized as additions to property and equipment.
Depreciation is recorded using the straight-line method over the following estimated useful lives:
Furniture, fixtures, and equipment	3 – 7 years
Computer software	3 years
Leasehold improvements	Shorter of the lease term or their estimated useful lives
Intellectual Property
The costs of acquiring intellectual property rights to be used in the research and development process, including licensing fees and milestone payments, are charged to research and development expense as incurred in situations where the Company has not identified an alternative future use for the acquired rights, and are capitalized in situations where the Company has identified an alternative future use. No costs associated with acquiring intellectual property rights have been capitalized to date. Costs of maintaining intellectual property rights are expensed as incurred.
Research and Development
Research and development costs are expensed as incurred. Research and development costs include personnel costs, clinical trials, external contract research and development expenses, raw materials, supplies and allocated overhead (including depreciation, rent and utilities). Research and development costs that are paid in advance of performance are capitalized as a prepaid expense and amortized over the service period as the services are provided.
Income Taxes
Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the differences between the carrying values of assets and liabilities and their respective income tax bases and for operating losses and tax credit carry forwards. A valuation allowance is provided for the portion of deferred tax assets that is more likely than not to be unrealized. Deferred tax assets and liabilities are measured using the enacted tax rates and laws.
Stock-Based Compensation
The Company maintains performance incentive plans under which incentive and nonqualified stock options are granted primarily to employees and nonemployee consultants. The Company accounts for stock-based awards to employees in accordance with the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 718, Compensation — Stock Compensation, which requires the recognition of compensation expense, using a fair-value based method, for all stock-based payments, including stock options. ASC 718 requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. The Company accounts for equity instruments issued to nonemployees based on the grant-date fair value of grants.
The Company estimates the fair value of employee and nonemployee stock options on the grant date using the Black-Scholes option-pricing model. In valuing stock options, the Company makes assumptions about the fair value of the underlying equity, risk-free interest rates, dividend yields, volatility, and the expected

CEREVAST MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND DECEMBER 31, 2021
term. Stock-based compensation expense is based on awards ultimately expected to vest. The Company recognizes stock-based compensation expense for stock option awards with only service-based vesting conditions on a straight-line basis over the requisite service period of the award. Stock option awards containing a performance based vesting criteria are recognized as expense when the performance criteria or met, or if the performance criteria are considered probable, expense is recognized straight-line over the performance. Stock-based compensation expense is adjusted for forfeitures as those forfeitures occur.
Fair Value Measurement
The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on the assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:
•
Level 1:   Unadjusted quoted prices in active markets for identical assets or liabilities.

•
Level 2:   Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly.

•
Level 3:   Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available.

As of December 31, 2022 and 2021, there were no such assets or liabilities. In addition, there were no transfers of assets or liabilities between Level 1, Level 2, and Level 3 categories of the fair value hierarchy during the years ended December 31, 2022 and 2021.
The Company’s financial instruments include cash, accounts payable, and short-term debt. As of December 31, 2022 and 2021, the carrying amounts of cash, accounts payable, and short-term debt approximate fair values because of the short-term nature of these instruments.
Leases
The Company accounts for its leases under ASC 842, Leases. The Company adopted the new standard effective January 1, 2022, using the modified retrospective approach. This approach allows the Company to initially apply the new accounting standard at the adoption date and to carry forward historical lease classification. There was no cumulative adjustment to retained earnings as a result of adoption of ASC 842.
Under the guidance of ASC 842, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the balance sheet as both a right of use (“ROU”) asset and lease liability. ROU assets represent the Company’s right to use an underlying asset during the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The lease liability is calculated by discounting fixed lease payments over the lease term at the Company’s incremental borrowing rate as the lease does not provide an implicit rate. For operating leases, the lease expense is recognized on a straight-line basis over the lease term.
The Company has a single lease which is for its corporate office and lab space. The lease is classified as an operating lease. The Company has also elected certain practical expedients which, among other things, allows the Company to account for each separate lease component of a contract and its associated non-lease components as a single lease component, thus causing all fixed payments to be capitalized. Variable lease payment amounts that cannot be determined at the commencement of the lease such as the Company’s prorated share of common building expenses which are subject to annual adjustment, are not included in the ROU assets or liabilities. These are expensed as incurred and recorded as variable lease expense.

CEREVAST MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND DECEMBER 31, 2021
Segment Reporting
Operating segments are defined as components of an entity about which separate discrete information is available for evaluation by the chief operation decision maker in deciding how to allocate resources in assessing performance. The Company has determined that it has one operating segment.
Net loss Per Share
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including outstanding stock options and convertible notes, to the extent dilutive. Since the Company was in a loss position for the years ended December 31, 2022 and 2021, basic net loss per share was the same as diluted net loss per share for the periods presented.
Recently Issued Accounting Standards
In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This standard amended guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. For available-for-sale debt securities, credit losses will be presented as an allowance rather than as a write-down. In November 2019, the FASB issued ASU 2019-10, Effective Dates, amending the effective dates. For public business entities, this standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, this standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted for all entities. The Company assessed the impact of adopting this guidance on its financial statements and related disclosures and determined there would be no impact.
Note 3 — Property and Equipment
Property and equipment consisted of the following:
	Year Ended December 31,
	2022	2021
Furniture, fixtures and equipment	$52,942	$52,942
Leasehold improvements	8,813	8,813
Total	$61,755	$61,755
Less: accumulated depreciation	(55,170)	(46,572)
Total Property and equipment, net	$6,585	$15,183
Depreciation expense totaled $8,598 and $5,972 in the years ended December 31, 2022 and 2021, respectively.
Note 4 — Other Assets
Other assets as of December 31, 2022 and 2021 consisted of a rent deposit pursuant to the Company’s office and lab space facility lease.
Note 5 — Notes Payable
Haiyin Equity Fund II LP Promissory Note (Related Party — see Note 7)
On June 6, 2019, the Company issued a promissory note in the amount of $400,000 to Haiyin Equity Fund II LP, a related party. The note had a maturity date of June 6, 2022 and was a non-interest bearing

CEREVAST MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND DECEMBER 31, 2021
note. On October 4, 2021, the Company entered into a note conversion agreement with Haiyin Equity Fund II LP, pursuant to which the note was converted into 42,689 shares of the Company’s common stock at a conversion price per share of $9.37. The conversion extinguished the $400,000 of note principal.
Individual Investor #1 Secured Convertible Promissory Note
On October 29, 2019, the Company issued a secured convertible promissory note in the amount of $1,000,000 to an individual investor. The note is secured by the Company’s intellectual property and other assets and had a maturity date of October 29, 2020, with interest at 8%. The note is convertible into shares of the Company’s common stock at a conversion rate of $22.87 per share at the election of the note holder. On January 14, 2021, the Company entered into an amendment to the secured convertible promissory note with the investor. The amendment extended the maturity date to June 30, 2021 and increased the interest rate from 8% to 10% effective as of the original maturity date. The amendment was accounted for as a modification to the original note. The secured convertible note subsequently matured without repayment and interest is being accrued at the post maturity interest rate of 10%. The note holder has made no demand for repayment. The note principal plus accrued interest is $ 1,297,370 and $1,197,370 as of December 31, 2022, and 2021, respectively.
Payroll Protection Program Loan
In 2020, the Company applied for and was approved for a Payroll Protection Program (“PPP”) loan in the amount of $99,698 under the CARES Act. The loan was funded on May 11, 2020. The PPP loan bears interest at 1.0% with all principal due by 2026. Under the terms of the loan, a portion or all the loans are forgivable by the Small Business Administration to the extent the loan proceeds were used for certain designated expenses during the Company’s selected eight or twenty-four week covered period following loan disbursement. The Company applied for and was granted full loan forgiveness on April 20, 2021. The Company recognized a gain of $99,698 which is reported in the accompanying statements of operations as a gain on forgiveness of PPP loan.
Wicab, Inc. Convertible Promissory Note (Related Party — see Note 6)
On January 1, 2021, the Company issued a convertible promissory note in the amount of $200,000 to Wicab, Inc., a related party. The note had a maturity date of June 30, 2021, with interest at 8%. The note was convertible into shares of the Company’s common stock at the election of the note holder at the lesser of $10.33 per share or 70% of the per share purchase price of the capital stock into which the note would be converted. On August 11, 2021, the note and accrued interest were repaid with interest accrued through the repayment date. The repayment extinguished the $200,000 note principal and accrued interest of $9,688.
InnovationMap Inc. Promissory Note (Related Party — see Note 6)
On March 24, 2021, the Company issued a promissory note in the amount of $100,000 to InnovationMap Inc., a related party. The note had a maturity date of March 24, 2022 and was non-interest bearing. On August 9, 2021, the Company entered into a promissory note transfer agreement with InnovationMap, Inc. and Haiyin Tech L.P., also a related party, pursuant to which the promissory note was transferred from InnovationMap, Inc. to Haiyin Tech L.P. as satisfaction of a capital contribution from InnovationMap, Inc. to Haiyin Tech L.P. The note principal was repaid to Haiyin Tech L.P. on August 9, 2021.
Individual Investor #2 Promissory Note
On April 8, 2021, the Company issued a promissory note in the amount of $300,000 to an individual investor. The note had a maturity date of April 8, 2022, with interest at 5%. On August 9, 2021, the Company entered into a promissory note transfer agreement with the individual investor and Haiyin Tech L.P., a

CEREVAST MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND DECEMBER 31, 2021
related party, pursuant to which the promissory note principal was transferred from the individual investor to Haiyin Tech L.P. as satisfaction of a capital contribution from the individual investor to Haiyin Tech L.P. The note principal was repaid to Haiyin Tech L.P. on August 9, 2021 and the accrued interest of $4,356 was repaid to the individual investor on July 23, 2021.
Individual Investor #3 Promissory Note
On May 24, 2021, the Company issued a promissory note in the amount of $100,000 to an individual investor. The note had a maturity date of May 24, 2022, with interest at 5%. On August 9, 2021, the Company entered into a promissory note transfer agreement with the individual investor and Haiyin Tech L.P., a related party, pursuant to which the promissory note principal was transferred from the individual investor to Haiyin Tech L.P. as satisfaction of a capital contribution from the individual investor to Haiyin Tech L.P. The note principal was repaid to Haiyin Tech L.P. on August 9, 2021 and the accrued interest of $822 was repaid to the individual investor on July 23, 2021.
Individual Investor #4 Promissory Note
On June 16, 2021, the Company issued a promissory note in the amount of $100,000 to an individual investor. The note had a maturity date of June 16, 2022, with interest at 5%. On August 9, 2021, the Company entered into a promissory note transfer agreement with the individual investor and Haiyin Tech L.P., a related party, pursuant to which the promissory note principal was transferred from the individual investor to Haiyin Tech L.P. as satisfaction of a capital contribution from the individual investor to Haiyin Tech L.P. The note principal was repaid to Haiyin Tech L.P. on August 9, 2021 and the accrued interest of $507 was repaid to the individual investor on July 23, 2021.
Individual Investor #5 Promissory Note
On July 15, 2021, the Company issued a promissory note in the amount of $100,000 to an individual investor. The note had a maturity date of July 15, 2022, with interest at 5%. On August 9, 2021, the Company entered into a promissory note transfer agreement with the individual investor and Haiyin Tech L.P., a related party, pursuant to which the promissory note principal was transferred from the individual investor to Haiyin Tech L.P. as satisfaction of a capital contribution from the individual investor to Haiyin Tech L.P. The note principal was repaid to Haiyin Tech L.P. on August 9, 2021 and the accrued interest of $219 has not yet been repaid.
FutureTech Partners LLC, FutureTech Partners II LLC, and FutureTech II Acquisition Corp Promissory Notes (Related Parties — see Note 6)
On October 11, 2021, the Company issued a promissory note for up to $600,000 to FutureTech Partners LLC., a related party. The note has a stated interest rate of 5%. As of December 31, 2021, the Company had an outstanding balance of $300,000 on the note and borrowed the remaining available balance of $300,000 during 2022.
On May 4, 2022, the Company entered into a Note Cancellation and Reissuance Agreement with FutureTech Partners LLC pursuant to which the original $600,000 note was reissued as three separate notes as follows:
FutureTech Partners LLC — $400,000
FutureTech Partners II LLC — $100,000
FutureTech II Acquisition Corp — $100,000
Each of the revised notes retained the original note interest rate of 5%. The FutureTech Partners II LLC note and the FutureTech II Acquisition Corp note were each subsequently repaid in full. The Company continues to owe FutureTech Partners II LLC $1,630 of accrued interest on the repaid note.

CEREVAST MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND DECEMBER 31, 2021
The Company repaid $300,000 of the FutureTech Partners LLC note plus accrued interest of $6,767.
The FutureTech Partners LLC note matured on October 11, 2022 without repayment. No demand for repayment has been made. The note principal plus accrued interest is $103,877 and $302,014 as of December 31, 2022, and 2021, respectively.
Note 6 — Related Party Transactions
Cerevast has several related parties, primarily as a result of its relationship with Haiyin Capital, a Beijing China based venture capital firm. Haiyin Capital, through investment funds under management, owns approximately 72% of Cerevast’s issued and outstanding shares of stock as of December 31, 2022 and 2021, respectively. Representatives of Haiyin Capital hold 2 of Cerevast’s 3 board of directors positions.
Various investment funds under the management of Haiyin Capital consisting of Haiyin Equity Investment Fund LP and Haiyin Equity Investment Fund II LP have loaned us money through various promissory notes as further described in Note 5. We have also received loans as further described in Note 5 from Innovation Map, Inc., FutureTech Partners LLC, FutureTech Partners II LLC and FutureTech II Acquisition Corp, which are related parties of Haiyin Capital.
Haiyin Capital also has an investment in a company called Wicab, Inc. As described in Note 5, Cerevast entered into a $200,000 convertible promissory note with Wicab, Inc. in January 2021. The note and accrued interest were repaid in August 2021.
The Chief Executive Officer (“CEO”) of Cerevast is also the sole board member and CEO of a company called Longevity Biomedical, Inc. (“Longevity”). Longevity was formed in October 2021 to pursue possible acquisitions of target companies in the medical technology and life sciences industries. Cerevast is one of the possible acquisition targets. As of December 31, 2021, Cerevast had a receivable of $2,613 from Longevity related to expenses paid by Cerevast on behalf of Longevity prior to Longevity opening a bank account. The receivable was repaid in February 2022.
On May 1, 2022, Cerevast entered into a management services agreement with Longevity pursuant to which Cerevast provide management, business, operational, financial, strategic and advisory services for a fee of $65,000 per month beginning on May 1, 2022. Effective November 1, 2022, the agreement was amended to increase the management fee to $120,000 per month. The agreement has a term of six months, with automatic one-month renewal periods unless cancelled upon 30 days’ notice by either party. The Company recognized other income of $630,000 under the management services agreement in 2022.
The following tables summarizes Cerevast’s related party balances outstanding as of December 31, 2022 and 2021:
Related Party	Nature of Transaction	Balance Sheet Classification	2022	2021
Longevity Biomedical, Inc.	Vendor payment	Other receivables – related party	$—	$2,613
FutureTech Partners LLC	Promissory note	Notes payable – related party	$100,000	$300,000
FutureTech Partners LLC	Accrued interest	Accrued interest payable – related party	$3,877	$2,014
FutureTech Partners II LLC	Accrued interest	Accrued interest payable – related party	$1,630	$—
The following tables summarize Cerevast’s related party debt transactions for the years presented (also see Note 5):
Year Ended December 31, 2021	Haiyin Equity Investment Fund II L.P.	Wicab, Inc.	Innovation Map, Inc.	FutureTech Partners LLC	Total
Balance at January 1, 2020	$400,000	$—	$—	$—	$400,000
1/1/2020 – Borrowing under Wicab, Inc. note	—	200,000	—	—	200,000
3/24/2021 – Borrowing under Innovation Map, Inc. note	—	—	100,000	—	100,000

CEREVAST MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND DECEMBER 31, 2021
Year Ended December 31, 2021	Haiyin Equity Investment Fund II L.P.	Wicab, Inc.	Innovation Map, Inc.	FutureTech Partners LLC	Total
8/9/2021 – Note transfer and repayment	—	—	(100,000)	—	(100,000)
8/10/2021 – Repayment of Wicab, Inc. note	—	(200,000)	—	—	(200,000)
10/4/2021 – Conversion of Haiyin Equity Investment Fund II L.P. note to 42,689 shares of common stock	(400,000)	—	—	—	(400,000)
10/14/2021 – Borrowing under Future Tech Partners LLC note	—	—	—	100,000	100,000
11/17/2021 – Borrowing under Future Tech Partners LLC note	—	—	—	100,000	100,000
12/10/2021 – Borrowing under Future Tech Partners LLC note	—	—	—	100,000	100,000
Balance at December 31, 2021	$—	$—	$—	$300,000	$300,000
Accrued Interest Payable	$—	—	—	$2,014	$2,014

Year Ended December 31, 2022	FutureTech Partners LLC	FutureTech Partners II LLC	FutureTech II Acquisition Corp.	Total
Balance at January 1, 2022	$300,000	$—	$—	$300,000
1/25/2022 – Borrowing under Future Tech Partners LLC note	100,000	—	—	100,000
2/28/2022 – Borrowing under Future Tech Partners LLC note	100,000	—	—	100,000
4/4/2022 – Borrowing under Future Tech Partners LLC note	100,000	—	—	100,000
5/4/2022 – Debt Cancellation and Reissuance Agreement	(200,000)	100,000	100,000	—
5/4/2022 – Repayment of FutureTech Partners LLC note	(300,000)	—	—	(300,000)
5/4/2022 – Repayment of FutureTech II Acquisition Corp. note	—	—	(100,000)	(100,000)
5/26/2022 – Repayment of FutureTech Partners II LLC note	—	(100,000)	—	(100,000)
Balance at December 31, 2022	$100,000	$—	$—	$100,000
Accrued Interest Payable	$3,877	$1,630	—	$5,507
The following table summarizes Cerevast’s related party equity ownership as of December 31,:
	2022		2021
Related Party	Shares of Common Stock Owned	% of Issued and Outstanding	Shares of Common Stock Owned	% of Issued and Outstanding
Haiyin Capital Investment Limited	423,032	21.4%	423,032	21.4%
Haiyin Equity Investment Fund LP	610,264	30.9%	610,264	30.9%
Haiyin Equity Investment Fund II LP	130,139	6.5%	130,139	6.5%
Haiyin Tech LP	256,137	13.0%	256,137	13.0%
Total	1,419,572	71.8%	1,419,572	71.8%
Note 7 — Shareholders’ Deficit
Common Stock
On August 9, 2021, the Company entered into a common stock purchase agreement with Haiyin Tech L.P., a related party (see Note 6). Pursuant to this agreement, the Company issued 256,137 shares of its

CEREVAST MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND DECEMBER 31, 2021
common stock to Haiyin Tech L.P. for $2,400,000. $700,000 of the proceeds were used to retire existing debt, of which $100,000 of this amount was related party debt. The balance of $1,700,000 was available to fund operations.
On October 4, 2021, the Company entered into a note conversion agreement with Haiyin Equity Investment Fund II L.P., a related party (see Note 6). Pursuant to the agreement, a non-interest bearing note dated June 6, 2019 in the amount of $400,000 (see Note 5) was converted into 42,689 shares of the Company’s common stock at a conversion price of $9.37 per share.
2015 Equity Incentive Plan
Under the Company’s 2015 Equity Incentive Plan (“2015 Plan”), the Company may grant options to purchase its common stock, stock appreciation rights, restricted stock, or restricted stock units to the Company’s employees, directors, and consultants. To date only options to purchase the Company’s common stock have been issued. A total of 600,000 shares have been reserved for issuance under the 2015 Plan of which 71,648 are available for future grant as of December 31, 2022 and 2021, respectively.
The exercise price of stock options granted under the 2015 Plan is equal to the fair market value of the Company’s common stock on the date of grant as determined by the board of directors. The stock options vest in accordance with the terms as determined by the Company’s board of directors which is generally four years but may vary for individual stock option grants and may include performance-based vesting criteria. The expiry date for each stock option grant is set by the Company’s board of directors with a maximum expiry date of ten years from the date of grant.
Stock Compensation
The Company recognizes expense related to the fair value of its stock options using the provisions of ASC 718. The Company uses the Black-Scholes option pricing model as the most appropriate fair value method for its stock options and recognizes compensation expense for stock options on a straight-line basis over the requisite service period. For performance-based stock option grants, the Company recognizes expense over the expected performance period if it is determined that achievement of the performance criteria is probable. No expense is recognized unless and until the achievement of such performance criteria is determined to be probable. In valuing the Company’s stock options using the Black-Scholes option pricing model, the Company make assumptions about risk-free interest rates, dividend yields, volatility and weighted average expected lives. The effect of forfeitures of stock options are recognized as they occur.
The expected life was calculated based on the simplified method as permitted by the SEC’s Staff Accounting Bulletin 107, Share-Based Payment. The Company considers the use of the simplified method appropriate because of the lack of sufficient historical exercise data. The computation of expected volatility was based on the historical volatility of comparable companies from a representative peer group selected based on industry and market capitalization. The risk-free interest rate is based on a U.S. Treasury instrument whose term is consistent with the expected life of the stock options. The Company has never paid or declared cash dividends on its common stock and does not expect to pay cash dividends in the foreseeable future.
There were no stock option granted under the 2015 Plan in 2022. In 2021, the estimated fair value of stock options granted was determined using the Black-Scholes option pricing model using the following weighted average assumptions:
2021
Risk-free interest rate	1.01%
Expected dividend yield	0%
Expected life	5.75 yrs
Expected volatility	50%

CEREVAST MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND DECEMBER 31, 2021
The weighted average fair value of stock options granted during the year ended December 31, 2021 was $4.89. The total intrinsic value of stock options exercised during the year ended December 31, 2021 was $19,182. No stock options were exercised during the year ended December 31, 2022.
A summary of options outstanding under the plans as of December 31, 2022 and activity during the year then ended is presented below:
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding, beginning of year	523,552	$1.5152
Granted	—	—
Exercised	—	—
Forfeit	—	—
Outstanding, end of year	523,552	$1.5152	3.95	$3,573,119
Of the total options outstanding as of December 31, 2022, there were 516,589 vested options with a weighted average exercise price of $1.46 per share, a weighted average remaining contractual life of 3.9 years and an aggregate intrinsic value of $3,552,231.
In March 2021, Cerevast’s board of directors modified a performance-based stock option grant of 300,000 options previously awarded to the Company’s CEO in 2015. The modification fully vested the underlying options. The modification resulted in a new measurement date as of the date of modification and resulted in an additional expense of $2,502,000 being recognized during the year ended December 31, 2021. The total fair value of options vested during the years ended December 31, 2022 and 2021 was $177,162 and $2,914,958, respectively.
Stock-based compensation expense is recorded as either research and development or general and administrative expense as presented in the statement of operations based on the employee or consultant classification. Stock-based compensation expense was recognized in the Company’s statement of operations for the periods presented as follows:
Expense Category	2022	2021
Research & Development Expense	$129,214	$322,672
General & Administrative Expense	47,948	2,592,286
Total	$177,162	$2,914,958
As of December 31, 2022, the total unrecognized compensation expense related to stock options granted was $34,047 which is expected to be recognized over a weighted average remaining period of 0.18 years.
Note 8 — Loss per Common Share
The following table presents the computation of basic and diluted net loss per share attributable to common stockholder’s:
	Year Ended December 31,
	2022	2021
Numerator:
Net Loss	$(1,260,267)	$(4,378,662)
Denominator:
Weighted average shares outstanding – basic and diluted	1,976,201	1,787,099
Basic and diluted net loss per common share	$(0.64)	$(2.45)

CEREVAST MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND DECEMBER 31, 2021
Note 9 — Income Taxes
Cerevast is subject to US federal income taxes at a statutory rate of 21%. Income tax expense is composed of the following:
Year Ended December 31,
	2022	2021
Current:
Federal	$—	—
State	—	—
Total current	—	—
Deferred:
Federal	—	—
State	—	—
Total deferred	—	—
Total income tax expense	$—	$—
Reconciliation of the U.S. statutory income tax rate of 21% to the effective tax rate is as follows:
	Year Ended December 31,
	2022	2021
Statutory U.S. income tax rate	21.0	21.0
Credit for increasing research activities	2.3	0.8
Non-deductible stock option expense	(3.0)	(14.0)
Non-deductible interest expense	(5.0)	—
PPP loan forgiveness	—	0.5
Change in valuation allowance	(15.3)	(8.3)
Effective income tax rate	—	—
The tax effects of the temporary differences and carryforwards that give rise to the deferred tax assets and liabilities are as follows:
	As of December 31,
	2022	2021
Deferred tax assets:
Non-capital loss carryforwards	$3,541,208	$3,494,200
Credit for increasing research activities	444,361	415,794
Capitalized research and development	120,483	—
Other	108,775	111,262
Gross deferred tax assets	4,214,827	4,021,256
Valuation allowance	(4,214,827)	(4,021,256)
Total deferred tax assets, net of valuation allowance	—	—
Deferred tax liabilities	—	—
Net deferred tax assets and liabilities	$—	$—
The Company has total net operating loss carryforwards for federal tax purposes of $16,862,896 and research and experimentation tax credit carryforwards of $444,361 as of December 31, 2022.

CEREVAST MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND DECEMBER 31, 2021
The Company recognizes interest and penalties accrued related to unrecognized tax benefits as additional income tax expense. During the period ended December 31, 2022, the Company recognized no interest and penalties related to uncertain tax positions. The Company does not have liabilities for any material uncertain tax positions recorded as of December 31, 2022.
The effective income tax rate for the period was zero and differed from the statutory rate of 21% due to the full valuation allowance recorded against the Company’s deferred tax asset.
The Company’s income tax jurisdiction is the United States for federal income taxes. The tax period January 1, 2019 through December 31, 2022 is open to examination.
Note 10 — Commitments and Contingencies
Facility Lease
The Company has a facility lease pursuant to which it leases approximately 6,287 square feet of office and lab space in Bothell, Washington. The lease was entered into in November 2018 and continues through January 2024. The lease included a three-month rent abatement and is subject to rent escalations on an annual basis over the lease term. Monthly rent includes both base rent (fixed rent) plus the Company’s prorated share of common building expenses (variable rent). The Company has the right to extend the lease for a five-year term based on prevailing market rates at the time of election of the renewal options.
The Company adopted ASC 842, Leases, on January 1, 2022 using the modified retrospective approach. Under this approach, the new standard is applied to all leases on the date of initial application, i.e. January 1, 2022. Accordingly, all periods prior to January 1, 2022 are presented in accordance with the previous lease guidance, ASC 840. No retrospective adjustments were made to the comparative periods presented. Adoption of ASC 842 resulted in an increase to total assets and liabilities due to the recording of an operating ROU asset and an operating lease obligation of $262,985 and $289,665, respectively, as of January 1, 2022. The Company did not include the five-year renewal option due to uncertainties regarding renewal of the lease. There was no cumulative adjustment to retained earnings as a result of adoption of ASC 842.
The Company’s facility lease is its only lease and is classified as an operating lease. As of December 31, 2022, the lease had a remaining lease term of 1.08 years and a discount rate of 5.24%.
In 2022, the Company recognized fixed and variable rent expense of $219,093 ($55,237 in general and administrative expense and $163,856 in research and development expense). In 2021, the Company recognized fixed and variable rent expense of $212,938 ($53,685 in general and administrative expense and $159,253 in research and development expense).
The aggregate future lease payments for operating leases as of December 31, 2022 are as follows:
Year Ending December 31,	Future Minimum Lease Payments
2023	$148,442
2024	12,678
Total lease payments	161,120
Less amount representing interest	(4,842)
Total operating lease obligation	$156,278
Balance Sheet Classification:
Operating lease obligation – current	$143,654
Operating lease obligation	12,624
Total operating lease obligation	$156,278

CEREVAST MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND DECEMBER 31, 2021
Note 11 — Contribution and Exchange Agreement
On August 7, 2022, the Company and each of its shareholders entered into a Contribution and Exchange Agreement (the “C&E Agreement”) with Longevity, a related party (see Note 6). In connection with the signing of the C&E Agreement, Longevity entered into similar agreements with certain other development stage medical technology and life science companies (collectively, along with Cerevast, the “Target Companies”). Upon the consummation of the transactions contemplated by the C&E Agreement and the agreements with the other Target Companies (collectively the “Acquisition Transactions”), the Target Companies will be acquired by Longevity.
The consummation of the Acquisition Transactions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering into and subsequent closing of an approved business combination agreement with a blank-check special purpose acquisition company.
The parties to the C&E Agreement have made customary representations and warranties and have also agreed to certain customary covenants with respect to, among others, the conduct of the business of Cerevast and Longevity prior to the closing of the Acquisitions Transactions.
Note 12 — Subsequent Events
The financial statements and related disclosures include an evaluation of events through February 27, 2023 which is the date the financial statements were available to be issued.
Merger Agreement
On January 25, 2023, pursuant to the objectives of the Acquisition Transactions contemplated by the C&E Agreement and the agreements with the other Target Companies (see Note 11), Longevity entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Denali Capital Acquisition Corp. (“Denali”), a blank-check special purpose acquisition company, Denali SPAC Holdco, Inc. (“New Pubco”), Denali SPAC Merger Sub, Inc., Longevity Merger Sub, Inc., and Bradford A. Zakes (Cerevast CEO and Longevity CEO), in the capacity as seller representative.
The Acquisition Transactions described in Note 11 will close immediately prior to the transactions contemplated by the Merger Agreement (the “Business Combination”). Pursuant to the Merger Agreement, immediately following the Acquisition Transactions, (i) Denali Merger Sub will merge with and into Denali (the “Denali Merger”), with Denali as the surviving entity of the Denali Merger, and (ii) Longevity Merger Sub will merge with and into Longevity (the “Longevity Merger” and together with the Denali Merger, the “Mergers”), with Longevity as the surviving company of the Longevity Merger. Following the Mergers, each of Longevity and Denali will be a subsidiary of New PubCo, and New PubCo will become a publicly traded company. New PubCo is expected to change its name to Longevity Biomedical, Inc.
As part of the Business Combination, the Merger Agreement provides that the following transactions will occur:
•
Each share of Longevity common stock (including shares issued in connection with the Acquisition Transactions and the conversion of certain Longevity indebtedness) issued and outstanding will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.

•
Each Target Company stock option that is unexercised and outstanding at the effective time of the Business Combination shall be converted into a New Pubco stock option in accordance with the terms of the Merger Agreement.

•
Each Target Company warrant, to the extent not previously exercised in accordance with its terms, will be assumed by New Pubco.

CEREVAST MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022 AND DECEMBER 31, 2021
•
Each Denali common share issued and outstanding and not otherwise redeemed will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.

•
Each Denali warrant will be assumed by New Pubco.

The consummation of the Merger Transactions are subject to the satisfaction or waiver of certain customary closing conditions contained in the Merger Agreement, including, among other things, (i) requisite approval by Denali’s shareholders, (ii) New Pubco having at least $5,000,001 of net tangible assets remaining following the closing of the Business Combination, and (iii) aggregate unrestricted cash proceeds of $30,000,000 to fund the balance sheet of New PubCo, after giving effect to the payment of Denali’s and Longevity’s transaction expenses and the closing of the Acquisition Transactions.
The parties to the Merger Agreement have made customary representations and warranties, and have agreed to certain customary covenants including, among others, with respect to the conduct of business prior to the closing of the Merger Transactions.
The Merger Agreement may be terminated under certain circumstances including:
•
By mutual written consent of Longevity and Denali.

•
By either Longevity or Denali if any of the conditions to the closing have not been satisfied or waived by the nine-month anniversary of the date of the Merger Agreement, subject to certain extension options available to Denali.

•
By either Longevity or Denali if any governmental authority of competent jurisdiction has issued an order that has become final and non-appealable and has the effect of making consummation of the Merger Transactions illegal or otherwise preventing or prohibiting consummation of the Merger Transactions.

•
By the non-breaching party if there is a material breach by one or more of the other parties of any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, or if any such representation or warranty shall have become untrue or inaccurate and the breach or inaccuracy is incapable of being cured or is not cured within the timeframes specified in the Merger Agreement.

•
By Denali if there has been a Material Adverse Effect (as defined in the Merger Agreement) on Longevity and the Target Companies, taken as a whole, following the date of the Merger Agreement which is uncured within the time frame specified in the Merger Agreement.

•
By either Longevity or Denali if any of the required proposals fail to receive the requisite vote for approval by Denali’s shareholders.

Amendment to the C&E Agreement
On January 25, 2023, the Company and each of its shareholders entered into an amendment to the C&E Agreement with Longevity (see Note 11) pursuant to which certain provisions of the C&E Agreement were amended to, among other things: modify the aggregate valuation assigned to Longevity reflecting the Acquisition Transactions to match that agreed to in the Merger Agreement, modify the allocation of the transaction consideration among the Target Companies to match that agreed to in the Merger Agreement, modify the minimum cash balance at closing of the Business Combination to match that agreed to in the Merger Agreement, and, conform certain representations, warranties, covenants, closing conditions, termination provisions, and other provisions of the C&E Agreement to the Merger Agreement.

NOVOKERA LLC
CONDENSED BALANCE SHEETS
	September 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets
Cash	$5,458	$12,751
Prepaid expenses	11,594	10,000
Total current assets	17,052	22,751
Equipment, net	16,263	24,871
Total assets	$33,315	$47,622
Liabilities and Member’s Deficit
Current liabilities
Accounts payable	$40,827	$10,322
Accrued liabilities	44,021	14,085
Member payable	119,752	61,400
Total current liabilities	204,600	85,807
Accrued liabilities, net of current	129,236	—
Total liabilities	333,836	85,807
Member’s Deficit
Common units, no par value, 1,000,000 authorized, 750,000 issued and outstanding at September 30, 2023 and December 31, 2022	1,383,133	1,303,133
Accumulated deficit	(1,683,654)	(1,341,318)
Total member’s deficit	(300,521)	(38,185)
Total liabilities and member’s deficit	$33,315	$47,622
The accompanying notes are an integral part of these unaudited condensed financial statements.

NOVOKERA LLC
CONDENSED STATEMENTS OF OPERATIONS
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(unaudited)		(unaudited)
Operating expenses:
Research and development	$13,012	$5,625	$273,302	$1,289,694
General and administrative	4,910	5,750	69,034	6,425
Total operating expenses	17,922	11,375	342,336	1,296,119
Operating loss	(17,922)	(11,375)	(342,336)	(1,296,119)
Net loss	$(17,922)	$(11,375)	$(342,336)	$(1,296,119)
Basic and diluted net loss per common unit	$(0.02)	$(0.02)	$(0.46)	$(1.73)
Units used in computation of basic and diluted net loss per common unit	750,000	750,000	750,000	750,000
The accompanying notes are an integral part of these unaudited condensed financial statements.

NOVOKERA LLC
CONDENSED STATEMENTS OF CHANGES IN MEMBER’S DEFICIT
(UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022
	Units	Amount	Accumulated Deficit	Total Member’s Deficit
Balance, January 1, 2022	750,000	$—	$(15,641)	$(15,641)
Net income	—	—	13,248	13,248
Balance at March 31, 2022	750,000	$—	$(2,393)	$(2,393)
Warrant issued in asset acquisition (see Note 3)	—	1,303,133	—	1,303,133
Net loss	—	—	(1,297,993)	(1,297,993)
Balance at June 30, 2022	750,000	$1,303,133	$(1,300,386)	$2,747
Net loss	—	—	(11,375)	(11,375)
Balance at September 30, 2022	750,000	$1,303,133	$(1,311,761)	$(8,628)
	Units	Amount	Accumulated Deficit	Total Member’s Deficit
Balance, January 1, 2023	750,000	$1,303,133	$(1,341,318)	$(38,185)
Transfer of units to John’s Hopkins University	—	80,000	—	80,000
Net loss	—	—	(302,334)	(302,334)
Balance at March 31, 2023	750,000	$1,383,133	$(1,643,652)	$(260,519)
Net loss	—	—	(22,080)	(22,080)
Balance at June 30, 2023	750,000	$1,383,133	$(1,665,732)	$(282,599)
Net loss	—	—	(17,922)	(17,922)
Balance at September 30, 2023	750,000	$1,383,133	$(1,683,654)	$(300,521)
The accompanying notes are an integral part of these unaudited condensed financial statements.

NOVOKERA LLC
CONDENSED STATEMENTS OF CASH FLOWS
	Nine Months Ended September 30,
	2023	2022
	(unaudited)
Operating activities:
Net loss	$(342,336)	$(1,296,119)
Adjustments to reconcile net loss to net cash (used in) provided by operations:
Depreciation expense	8,608	6,696
Issuance of warrants in connection with asset acquisition	—	1,268,696
Transfer member units for license fee	80,000	—
Net changes in operating assets and liabilities:
Prepaid expenses	(1,594)	—
Accounts payable	30,505	(12,553)
Accrued liabilities	159,172	30
Member payable	58,352	43,399
Net cash (used in) provided by operating activities	(7,293)	10,149
Net (decrease) increase in cash	(7,293)	10,149
Cash, beginning of period	12,751	—
Cash, end of period	$5,458	$10,149
Supplemental disclosure of non-cash activities:
Fixed assets acquired in connection with the asset acquisition (see Note 3)	$—	$34,437
The accompanying notes are an integral part of these unaudited condensed financial statements.

NOVOKERA LLC
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
Note 1 — Organization and Description of Business
Description of the Business
Novokera LLC (referred to as “Novokera” or the “Company”) was formed on November 10, 2021 to acquire certain assets and continue the development of the biosynthetic cornea for transplant as well as the implantable biosynthetic lens. Expenses incurred by Novokera are primarily for legal, patents and licensing fees. Novokera is a limited liability corporation in the state of Nevada and is run virtually with no employees, customers or offices.
Going Concern
The Company does not have any revenues and to date has incurred an operating loss and accumulated deficit as of September 30, 2023, of $0.3 million and $1.7 million, respectively. As of September 30, 2023, the Company had $5,458 in its operating bank accounts and a working capital deficit of $187,548. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
The Company intends to raise capital through a combination of private equity offerings, debt, or other sources. However, if such financing is not available at adequate levels and on a timely basis, or such agreements are not available on favorable terms or at all, as and when needed, the Company will need to reevaluate its operating plan and may be required to delay or discontinue its operational initiatives.
As a result of the above and in connection with the Company’s assessment of going concern considerations, management has determined that it lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of these financial statements and therefore raises substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and the instructions to Form 10-Q and Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the interim unaudited condensed financial statements include all adjustments, including normal recurring adjustments, necessary for a fair presentation of the financial condition, results of operations and cash flows for such periods. Results of operations for any interim period are not necessarily indicative of results for any other interim period or for the full year. These unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and footnotes for the year ended December 31, 2022 included elsewhere in this proxy statement/prospectus.
Note 2 — Summary of Significant Accounting Policies
Significant Accounting Policies
There have been no changes to the Company’s significant accounting policies described in the Company’s audited financial statements for the year ended December 31, 2022 that have had a material impact on the Company’s unaudited condensed financial statements and related notes.

NOVOKERA LLC
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
Recently Adopted Accounting Standards
In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This standard amended guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. For available-for-sale debt securities, credit losses will be presented as an allowance rather than as a write-down. In November 2019, the FASB issued ASU 2019-10, Effective Dates, amending the effective dates. This standard was adopted on January 1, 2023 and had no impact to the financial statements.
Note 3 — Asset Acquisition
On April 26, 2022, the Company acquired certain assets related to the biosynthetic cornea from Cellular Bioengineering, Inc (“CBI”). The asset acquisition will allow the Company to further develop, commercialize and market the biosynthetic cornea for corneal blindness.
The acquisition consisted of patent rights, license agreements and lab equipment. No liabilities were assumed as part of the acquisition. As consideration for the acquisition, the Company issued a warrant to purchase 250,000 common units at an exercise price of $0.04 per share on April 26, 2022 (see Note 7).
The Company determined this transaction represented an asset acquisition as substantially all of the value was in the in-process research and development as defined by ASC 805, Business Combinations (“ASC805”). The purchase price was allocated on a relative fair value basis, to the intangible assets and acquired lab equipment. The intangible assets were valued at $1,268,696 and are recorded as in-process research and development expenses because the technology was deemed to not have any alternative uses.
The following table summarizes the allocation of the purchase price the assets acquired:
Consideration:
Warrant for 250,000 units	$1,303,133
Assets Aquired:
Equipment	34,437
In-process research and development	1,268,696
Total assets acquired	$1,303,133
Note 4 — Related Party Transactions
Member Payable
Anthony Lee, Managing Member, has provided funding to Novokera in the form of a member payable. As of September 30, 2023 and December 31, 2022 the total amount outstanding was $119,752 and $61,400, respectively.
John’s Hopkins University
In March 2023, Novokera entered into an exclusive license agreement with Johns Hopkins University (“JHU”) for rights to certain collagen membrane and cornea mimetic biomaterials (the “JHU License”). The JHU License includes royalties upon commercial sales of any products utilizing the licensed technology and also includes minimum annual royalties, an upfront fee, development milestone payments and diligence milestones. Novokera is also obligated to reimburse JHU for patent maintenance costs incurred for the licensed intellectual property. In connection with entering into the JHU License, Novokera’s managing member transferred 10,000 member units to JHU. The units were valued at $80,000 which was recorded as research and development expense in the unaudited condensed statement of operations for the nine months ended September 30, 2023.

NOVOKERA LLC
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
Note 5 — Member’s Deficit
The Company has one class of authorized units; common units.
The Company has 1,000,000 authorized common units, no par value. As of September 30, 2023 and December 31, 2022, there were 750,000 common units issued and outstanding.
Note 6 — Loss per Common Unit
The following table presents the computation of basic and diluted net loss per unit attributable to common unitholder’s:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Numerator:
Net loss	$(17,922)	$(11,375)	$(342,336)	$(1,296,119)
Denominator:
Weighted average units outstanding – basic and dilutive	750,000	750,000	750,000	750,000
Basic and dilutive net loss per common unit	$(0.02)	$(0.02)	$(0.45)	$(1.73)
A total of 250,000 warrant units were excluded from the calculation of diluted net loss per common unit as their effect on diluted units would have been anti-dilutive for the three and nine months ended September 30, 2023 and 2022.
Note 7 — Warrants
In connection with the asset acquisition (see Note 3), the Company issued a ten-year warrant to purchase 250,000 units at an exercise price of $0.04 per share. The Company estimated the value of the warrant to be $1,303,133 using the Black-Scholes option valuation model with the following assumptions: market price of the stock of $5.24 per share, time to maturity of 10 years, volatility of 75%, zero expected dividend rate and risk-free rate of 2.77%.
Note 8 — Commitments and Contingencies
Johns Hopkins University License Agreement
As discussed in Note 4, the Company has an exclusive worldwide license of collagen membrane and cornea mimetic biomaterials developed at JHU. The term of the license continues until the expiration of the last to expire patent in the applicable issuing country, which is currently September 10, 2035. The Company is obligated to reimburse JHU for patent maintenance costs incurred for the licensed intellectual property. In addition, the Company is obligated to pay certain milestone fees upon commercial approval and sales milestones upon achieving certain sales levels as well as payments upon reaching agreed upon sales milestones. The license agreement also includes a royalty on net sales of licensed products as well as minimum annual royalty payments of $25,000 in 2029 and minimum annual royalty payments of $75,000 in 2030 through 2033.

NOVOKERA LLC
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
Summary of development milestones:
Milestone	Amount
First commercial sale of a licensed product	$50,000
Sales > $10 million in a year (one-time)	50,000
Sales > $15 million in a year (one-time)	100,000
Sales > $20 million in a year (one-time)	100,000
Sales > $35 million in a year (one-time)	100,000
Sales > $50 million in a year (one-time)	100,000
In addition, under the JHU License, the Company is required to pay an upfront fee of $20,000 of which $5,000 was paid on June 2, 2023, $5,000 is due 60 days after the Business Combination described in Note 9 closes but no later than December 2023 and the remaining $10,000 is due in March 2025. The upfront fee was recorded to research and development expense in the unaudited condensed statement of operations for the nine months ended September 30, 2023 and $5,000 is included in accrued liabilities with the remaining $10,000 in accrued liabilities, net of current on the unaudited condensed balance sheet as of September 30, 2023.
Finally, the Company is required to pay past patent expenses incurred by JHU in the amount of $158,981. The payment is due in four quarterly installments beginning six months after an initial public offering (including through a transaction with a special purpose acquisition corporation) and then in six-month intervals following the first payment. The $158,981 was recorded to research and development expense in the unaudited condensed statement of operations for the nine months ended September 30, 2023 and $31,757 is included in accrued liabilities with the remaining $119,236 in accrued liabilities, net of current on the unaudited condensed balance sheet September 30, 2023.
Note 9 — Contribution and Exchange Agreement and Merger Agreement
On August 7, 2022, the Company and each of its unitholders entered into a Contribution and Exchange Agreement (the “C&E Agreement”) with Longevity Biomedical, Inc. In connection with the signing of the C&E Agreement, Longevity entered into similar agreements with certain other development stage medical technology and life science companies (collectively, along with Novokera, the “Target Companies”). Upon the consummation of the transactions contemplated by the C&E Agreement and the agreements with the other Target Companies (collectively the “Acquisition Transactions”), the Target Companies will be acquired by Longevity.
The consummation of the Acquisition Transactions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering into and subsequent closing of an approved business combination agreement with a blank-check special purpose acquisition company.
The parties to the C&E Agreement have made customary representations and warranties and have also agreed to certain customary covenants with respect to, among others, the conduct of the business of Aegeria and Longevity prior to the closing of the Acquisitions Transactions.
Amendment to the C&E Agreement
On January 25, 2023, the Company and each of its unitholders entered into an amendment to the C&E Agreement with Longevity pursuant to which certain provisions of the C&E Agreement were amended to, among other things: modify the aggregate valuation assigned to Longevity reflecting the Acquisition Transactions to match that agreed to in the Merger Agreement, modify the allocation of the transaction consideration among the Target Companies to match that agreed to in the Merger Agreement, modify the minimum cash balance at closing of the Business Combination to match that agreed to in the Merger

NOVOKERA LLC
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
Agreement, and, conform certain representations, warranties, covenants, closing conditions, termination provisions, and other provisions of the C&E Agreement to the Merger Agreement.
Second Amendment to the C&E Agreement
On June 26, 2023 the C&E Agreement was further amended to revise the definition of an Approved deSPAC Transaction to have a lock-up of 180 days for directors, officers and 5% or greater stockholders of the post-transaction company.
Third Amendment to the C&E Agreement
On August 29, 2023, the C&E Agreements were further amended to revise the definition of an Approved deSPAC Transaction to remove the minimum cash balance condition of $30 million.
Merger Agreement
On January 25, 2023, pursuant to the objectives of the Acquisition Transactions contemplated by the C&E Agreement and the agreements with the other Target Companies, Longevity entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Denali Capital Acquisition Corp. (“Denali”), a blank-check special purpose acquisition company, Denali SPAC Holdco, Inc. (“New Pubco”), Denali SPAC Merger Sub, Inc., Longevity Merger Sub, Inc., and Bradford A. Zakes (Longevity CEO), in the capacity as seller representative.
The Acquisition Transactions will close immediately prior to the transactions contemplated by the Merger Agreement (the “Business Combination”). Pursuant to the Merger Agreement, immediately following the Acquisition Transactions, (i) Denali Merger Sub will merge with and into Denali (the “Denali Merger”), with Denali as the surviving entity of the Denali Merger, and (ii) Longevity Merger Sub will merge with and into Longevity (the “Longevity Merger” and together with the Denali Merger, the “Mergers”), with Longevity as the surviving company of the Longevity Merger. Following the Mergers, each of Longevity and Denali will be a subsidiary of New PubCo, and New PubCo will become a publicly traded company. New PubCo is expected to change its name to Longevity Biomedical, Inc.
As part of the Business Combination, the Merger Agreement provides that the following transactions will occur:
•
Each share of Longevity common stock (including shares issued in connection with the Acquisition Transactions and the conversion of certain Longevity indebtedness) issued and outstanding will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.

•
Each Target Company stock option that is unexercised and outstanding at the effective time of the Business Combination shall be converted into a New Pubco stock option in accordance with the terms of the Merger Agreement.

•
Each Target Company warrant, to the extent not previously exercised in accordance with its terms, will be assumed by New Pubco.

•
Each Denali common share issued and outstanding and not otherwise redeemed will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.

•
Each Denali warrant will be assumed by New Pubco.

The consummation of the Merger Transactions are subject to the satisfaction or waiver of certain customary closing conditions contained in the Merger Agreement, including, among other things, (i) requisite approval by Denali’s shareholders, (ii) New Pubco having at least $5,000,001 of net tangible assets remaining following the closing of the Business Combination, and (iii) aggregate unrestricted cash proceeds of

NOVOKERA LLC
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
$30,000,000 to fund the balance sheet of New PubCo, after giving effect to the payment of Denali’s and Longevity’s transaction expenses and the closing of the Acquisition Transactions.
On August 29, 2023, the Company signed a waiver to the minimum aggregate unrestricted cash proceeds of $30,000,000 to fund the balance sheet.
The parties to the Merger Agreement have made customary representations and warranties, and have agreed to certain customary covenants including, among others, with respect to the conduct of business prior to the closing of the Merger Transactions.
The Merger Agreement may be terminated under certain circumstances including:
•
By mutual written consent of Longevity and Denali.

•
By either Longevity or Denali if any of the conditions to the closing have not been satisfied or waived by the nine-month anniversary of the date of the Merger Agreement, subject to certain extension options available to Denali.

•
By either Longevity or Denali if any governmental authority of competent jurisdiction has issued an order that has become final and non-appealable and has the effect of making consummation of the Merger Transactions illegal or otherwise preventing or prohibiting consummation of the Merger Transactions.

•
By the non-breaching party if there is a material breach by one or more of the other parties of any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, or if any such representation or warranty shall have become untrue or inaccurate and the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Denali or (B) the Outside Date.

•
By Denali if there has been a Material Adverse Effect (as defined in the Merger Agreement) on Longevity and the Target Companies, taken as a whole, following the date of the Merger Agreement which is uncured within the time frame specified in the Merger Agreement.

•
By either Longevity or Denali if any of the required proposals fail to receive the requisite vote for approval by Denali’s shareholders.

Note 10 — Subsequent Events
The Company has evaluated subsequent events through November 21, 2023, in connection with the preparation of these unaudited condensed financial statements, which is the date the unaudited condensed financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Member and Board of Directors of
NovoKera LLC
Opinion on the Financial Statements
We have audited the accompanying balance sheet of NovoKera LLC (the “Company”) as of December 31, 2022, the related statements of operations, changes in member’s deficit and cash flows for the year ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and the results of its operations and its cash flows for the year ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum llp
We have served as the Company’s auditor since 2022.
New York, NY
March 3, 2023

NOVOKERA LLC
BALANCE SHEET
As of December 31, 2022
Assets
Current assets
Cash	$12,751
Prepaid expenses	10,000
Total current assets	22,751
Equipment, net	24,871
Total assets	$47,622
Liabilities and Member’s Deficit
Current liabilities
Accounts payable	$10,322
Accrued liabilities	14,085
Member payable	61,400
Total current liabilities	85,807
Total liabilities	85,807
Member’s Deficit
Common units, no par value, 1,000,000 authorized, 750,000 issued and outstanding	1,303,133
Accumulated deficit	(1,341,318)
Total member’s deficit	(38,185)
Total liabilities and member’s deficit	$47,622
The accompanying notes are an integral part of these financial statements.

NOVOKERA LLC
STATEMENT OF OPERATIONS
Year Ended December 31, 2022
Operating expenses:
Research and development	$1,292,534
General and administrative	33,143
Total operating expenses	1,325,677
Operating loss	(1,325,677)
Net loss	$(1,325,677)
Basic and diluted net loss per common unit	$(1.77)
Units used in computation of basic and diluted net loss per common unit	750,000
The accompanying notes are an integral part of these financial statements.

NOVOKERA LLC
STATEMENT OF CHANGES IN MEMBER’S DEFICIT
	Units	Amount	Accumulated Deficit	Total Member’s Deficit
Balance, January 31, 2022	750,000	$—	$(15,641)	$(15,641)
Warrant issued in asset acquisition (see Note 3)	—	1,303,133	—	1,303,133
Net loss	—	—	(1,325,677)	(1,325,677)
Balance, December 31, 2022	$750,000	$1,303,133	$(1,341,318)	$(38,185)
The accompanying notes are an integral part of these financial statements.

NOVOKERA LLC
STATEMENT OF CASH FLOWS
Year Ended December 31, 2022
Operating activities:
Net Loss	$(1,325,677)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation expense	9,566
Issuance of warrants in connection with asset acquisition	1,268,696
Net changes in operating assets and liabilities:
Accounts payable and accrued liabilities	8,766
Member payable	51,400
Net cash provided by operating activities	12,751
Net increase in cash	12,751
Cash, beginning of year	—
Cash, end of year	$12,751
Supplemental disclosure of cash flow information
Cash paid for interest	$—
Cash paid for taxes	$—
Supplemental disclosure of non-cash activities
Fixed assets acquired in connection with the asset acquisition (see Note 3)	$34,437

The accompanying notes are an integral part of these financial statements.

NOVOKERA LLC
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2022
Note 1 — Organization and Description of Business
Description of the Business
Novokera LLC (referred to as “Novokera” or the “Company”) was formed on November 10, 2021 to acquire certain assets and continue the development of the biosynthetic cornea for transplant as well as the implantable biosynthetic lens. Expenses incurred by Novokera are primarily for legal, patents and licensing fees. Novokera is a limited liability corporation in the state of Nevada and is run virtually with no employees, customers or offices.
Novokera did not commence operations during the period November 10, 2021 to December 31, 2021. For the period ended December 31, 2021, Novokera had yet to generate any revenues and incurred expenses of $15,641 for legal formation costs and preliminary legal costs associated with negotiating an asset acquisition which is presented as the opening accumulated deficit balance in the statement of changes in member’s deficit for the year ended December 31, 2022. The Company determined that the financial statements as of and for the year ended December 31, 2021 are not meaningful and therefore such financial statements have been excluded from these audited financial statements.
Going Concern
The Company does not have any revenues and to date has incurred an operating loss and accumulated deficit as of December 31, 2022, of $1.3 million. As of December 31, 2022, the Company had $12,751 in its operating bank accounts and a working capital deficit of $63,056. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
The Company intends to raise capital through a combination of private equity offerings, debt, or other sources. However, if such financing is not available at adequate levels and on a timely basis, or such agreements are not available on favorable terms or at all, as and when needed, the Company will need to reevaluate its operating plan and may be required to delay or discontinue its operational initiatives.
As a result of the above and in connection with the Company’s assessment of going concern considerations, management has determined that it lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of these financial statements and therefore raises substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Basis of Presentation
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Note 2 — Summary of Significant Accounting Policies
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOVOKERA LLC
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022
Cash
The Company considers cash and temporary investments with original maturities of three months or less, to be cash. The Company evaluates the creditworthiness of its financial institutions in determining the risk associated with these balances. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to cash.
Concentration of Credit Risk
Financial instruments which subject the Company to a concentration of credit risk principally consist of cash and cash equivalents. The Company maintains its day-to-day operating cash balances with a major financial institution which at times may exceed the federally-insured limits of $250,000. The Company has not experienced any loss as a result of these deposits.
Equipment, net
Equipment, net is comprised of laboratory equipment and is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. When property and equipment is sold or otherwise disposed of, the asset accounts and related accumulated depreciation accounts are relieved, and any gain or loss is included in earnings. Maintenance and repairs are expensed as incurred.
Depreciation is recorded using the straight-line method over the following estimated useful lives:
Laboratory equipment	3 years
Fair Value Measurement
The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on the assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:
•
Level 1:   Unadjusted quoted prices in active markets for identical assets or liabilities.

•
Level 2:   Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly.

•
Level 3:   Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available.

As of December 31, 2022, there were no such assets or liabilities. In addition, there were no transfers of assets or liabilities between Level 1, Level 2, and Level 3 categories of the fair value hierarchy during the year ended December 31, 2022.
The Company’s financial instruments include cash, accounts payable and member payable. On December 31, 2022, the carrying amounts of cash, accounts payable and member payable approximate fair values due to the short-term nature of these instruments.
Intellectual Property
The costs of acquiring intellectual property rights to be used in the research and development process, including licensing fees and milestone payments, are charged to research and development expense as incurred in situations where the Company has not identified an alternative future use for the acquired rights, and are capitalized in situations where the Company has identified an alternative future use. No costs associated

NOVOKERA LLC
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022
with acquiring intellectual property rights have been capitalized to date. Costs of maintaining intellectual property rights are expensed as incurred.
Research and Development
Research and development costs are expensed as incurred. Research and development costs include license fees, patent maintenance costs and depreciation. Research and development costs that are paid in advance of performance are capitalized as a prepaid expense and amortized over the service period as the services are provided.
Segment Reporting
Operating segments are defined as components of an entity about which separate discrete information is available for evaluation by the chief operating decision maker in deciding how to allocate resources in assessing performance. The Company determined that it has one operating segment.
Income Taxes
The Company was formed as a Nevada limited liability company. Taxable income or losses are reported on the tax return of the individual Company’s member. Therefore, no provision has been made for income taxes in the accompanying financial statements.
Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Accounting Standards Codification (“ASC’) 480 and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance or modification date, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.
Recently Issued Accounting Standards
In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This standard amended guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. For available-for-sale debt securities, credit losses will be presented as an allowance rather than as a write-down. In November 2019, the FASB issued ASU 2019-10, Effective Dates, amending the effective dates. For public business entities, this standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, this standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted for all entities. The Company assessed the impact of adopting this guidance on its financial statements and related disclosures and determined there would be no impact.

NOVOKERA LLC
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022
In August 2020, the FASB issued ASU 2020-06 Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, reduced the number of accounting models for convertible debt and convertible preferred stock instruments, and made certain disclosure amendments to improve the information provided to users. The guidance is effective for public business entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, this guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2020. The Company is currently assessing the impact of adopting this guidance on its financial statements and related disclosures.
Note 3 — Asset Acquisition
On April 26, 2022, the Company acquired certain assets related to the biosynthetic cornea from Cellular Bioengineering, Inc (“CBI”). The asset acquisition will allow the Company to further develop, commercialize and market the biosynthetic cornea for corneal blindness.
The acquisition consisted of patent rights, license agreements and lab equipment. No liabilities were assumed as part of the acquisition. As consideration for the acquisition, the Company issued a warrant to purchase 250,000 common units at an exercise price of $0.04 per share on April 26, 2022 (see Note 8).
The Company determined this transaction represented an asset acquisition as substantially all of the value was in the in-process research and development as defined by ASC 805, Business Combinations (“ASC805”). The purchase price was allocated on a relative fair value basis, to the intangible assets and acquired lab equipment. The intangible assets were valued at $1,268,696 and are recorded as in-process research and development expenses because the technology was deemed to not have any alternative uses. The in-process research and development expense is included in research and development on the statement of operations.
The following table summarizes the allocation of the purchase price the assets acquired:
Consideration:
Warrant for 250,000 units	$1,303,133
Assets Acquired:
Equipment	34,437
In-process research and development	1,268,696
Total assets acquired	$1,303,133
Note 4 — Equipment, net
As of December 31, 2022, equipment consisted of laboratory equipment that was acquired from CBI (see Note 3) in April 2022. The equipment was recorded at a fair value of $34,437 and determined to have a useful life of three years. Accumulated depreciation as of December 31, 2022 was $9,566 and depreciation expense for the year ended December 31, 2022 was $9,566.
Note 5 — Member Payable
Anthony Lee, Managing Member, has provided funding to Novokera in the form of a member payable. As of December 31, 2022 the total amount outstanding is $61,400.
Note 6 — Member’s Deficit
The Company has one class of authorized units; common units.

NOVOKERA LLC
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022
The Company has 1,000,000 authorized common units, no par value. As of December 31, 2022, there were 750,000 common units issued and outstanding.
Note 7 — Loss per Common Unit
The following table presents the computation of basic and diluted net loss per unit attributable to common unitholder’s:
Year Ended December 31, 2022
Numerator:
Net Loss	$(1,325,677)
Denominator:
Weighted average units outstanding – basic	750,000
Basic and diluted net loss per common unit	$(1.77)
As of December 31, 2022, a total of 250,000 warrant units were excluded from the calculation of diluted net loss per common unit as their effect on diluted units would have been anti-dilutive.
Note 8 — Warrants
In connection with the asset acquisition (see Note 3), the Company issued a ten-year warrant to purchase 250,000 units at an exercise price of $0.04 per share. The Company estimated the value of the warrant to be $1,303,133 using the Black-Scholes option valuation model with the following assumptions: market price of the stock of $5.24 per share, time to maturity of 10 years, volatility of 75%, zero expected dividend rate and risk-free rate of 2.77%.
Note 9 — Contribution and Exchange Agreement
On August 7, 2022, the Company and each of its unitholders entered into a Contribution and Exchange Agreement (the “C&E Agreement”) with Longevity Biomedical, Inc. In connection with the signing of the C&E Agreement, Longevity entered into similar agreements with certain other development stage medical technology and life science companies (collectively, along with Novokera, the “Target Companies”). Upon the consummation of the transactions contemplated by the C&E Agreement and the agreements with the other Target Companies (collectively the “Acquisition Transactions”), the Target Companies will be acquired by Longevity.
The consummation of the Acquisition Transactions is conditioned upon the satisfaction or waiver of certain closing conditions including the entering into and subsequent closing of an approved business combination agreement with a blank-check special purpose acquisition company.
The parties to the C&E Agreement have made customary representations and warranties and have also agreed to certain customary covenants with respect to, among others, the conduct of the business of Aegeria and Longevity prior to the closing of the Acquisitions Transactions.
Note 10 — Subsequent Events
The Company has evaluated subsequent events through March 3, 2023 in connection with the preparation of these financial statements, which is the date the financial statements were available to be issued.
Merger Agreement
On January 25, 2023, pursuant to the objectives of the Acquisition Transactions contemplated by the C&E Agreement and the agreements with the other Target Companies (see Note 9), Longevity entered into

NOVOKERA LLC
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022
an Agreement and Plan of Merger (the “Merger Agreement”) with Denali Capital Acquisition Corp. (“Denali”), a blank-check special purpose acquisition company, Denali SPAC Holdco, Inc. (“New Pubco”), Denali SPAC Merger Sub, Inc., Longevity Merger Sub, Inc., and Bradford A. Zakes (Longevity CEO), in the capacity as seller representative.
The Acquisition Transactions described in Note 9 will close immediately prior to the transactions contemplated by the Merger Agreement (the “Business Combination”). Pursuant to the Merger Agreement, immediately following the Acquisition Transactions, (i) Denali Merger Sub will merge with and into Denali (the “Denali Merger”), with Denali as the surviving entity of the Denali Merger, and (ii) Longevity Merger Sub will merge with and into Longevity (the “Longevity Merger” and together with the Denali Merger, the “Mergers”), with Longevity as the surviving company of the Longevity Merger. Following the Mergers, each of Longevity and Denali will be a subsidiary of New PubCo, and New PubCo will become a publicly traded company. New PubCo is expected to change its name to Longevity Biomedical, Inc.
As part of the Business Combination, the Merger Agreement provides that the following transactions will occur:
•
Each share of Longevity common stock (including shares issued in connection with the Acquisition Transactions and the conversion of certain Longevity indebtedness) issued and outstanding will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.

•
Each Target Company stock option that is unexercised and outstanding at the effective time of the Business Combination shall be converted into a New Pubco stock option in accordance with the terms of the Merger Agreement.

•
Each Target Company warrant, to the extent not previously exercised in accordance with its terms, will be assumed by New Pubco.

•
Each Denali common share issued and outstanding and not otherwise redeemed will be converted into the right to receive one share of New Pubco common stock in accordance with the terms of the Merger Agreement.

•
Each Denali warrant will be assumed by New Pubco.

The consummation of the Merger Transactions are subject to the satisfaction or waiver of certain customary closing conditions contained in the Merger Agreement, including, among other things, (i) requisite approval by Denali’s shareholders, (ii) New Pubco having at least $5,000,001 of net tangible assets remaining following the closing of the Business Combination, and (iii) aggregate unrestricted cash proceeds of $30,000,000 to fund the balance sheet of New PubCo, after giving effect to the payment of Denali’s and Longevity’s transaction expenses and the closing of the Acquisition Transactions.
The parties to the Merger Agreement have made customary representations and warranties, and have agreed to certain customary covenants including, among others, with respect to the conduct of business prior to the closing of the Merger Transactions.
The Merger Agreement may be terminated under certain circumstances including:
•
By mutual written consent of Longevity and Denali.

•
By either Longevity or Denali if any of the conditions to the closing have not been satisfied or waived by the nine-month anniversary of the date of the Merger Agreement, subject to certain extension options available to Denali.

•
By either Longevity or Denali if any governmental authority of competent jurisdiction has issued an order that has become final and non-appealable and has the effect of making consummation of the Merger Transactions illegal or otherwise preventing or prohibiting consummation of the Merger Transactions.

NOVOKERA LLC
NOTES TO THE FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2022
•
By the non-breaching party if there is a material breach by one or more of the other parties of any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, or if any such representation or warranty shall have become untrue or inaccurate and the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Denali or (B) the Outside Date.

•
By Denali if there has been a Material Adverse Effect (as defined in the Merger Agreement) on Longevity and the Target Companies, taken as a whole, following the date of the Merger Agreement which is uncured within the time frame specified in the Merger Agreement.

•
By either Longevity or Denali if any of the required proposals fail to receive the requisite vote for approval by Denali’s shareholders.

Amendment to the C&E Agreement
On January 25, 2023, the Company and each of its unitholders entered into an amendment to the C&E Agreement with Longevity (see Note 9) pursuant to which certain provisions of the C&E Agreement were amended to, among other things: modify the aggregate valuation assigned to Longevity reflecting the Acquisition Transactions to match that agreed to in the Merger Agreement, modify the allocation of the transaction consideration among the Target Companies to match that agreed to in the Merger Agreement, modify the minimum cash balance at closing of the Business Combination to match that agreed to in the Merger Agreement, and, conform certain representations, warranties, covenants, closing conditions, termination provisions, and other provisions of the C&E Agreement to the Merger Agreement.

 Exhibit 2.1
Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
Denali SPAC Holdco, Inc.
Denali Capital Acquisition Corp.
Denali SPAC Merger Sub, Inc.
Longevity Biomedical, Inc.
Longevity Merger Sub, Inc.
and
Bradford A. Zakes,
in the capacity as Seller Representative
Dated as of January 25, 2023

A-i

A-ii

A-iii

A-iv

INDEX OF EXHIBITS
Exhibit	Description
Exhibit A	Cerevast Acquisition Agreement
Exhibit B	Aegeria Acquisition Agreement
Exhibit C	Novokera Acquisition Agreement
Exhibit D	Form of Longevity Support Agreement
Exhibit E	Form of Denali Support Agreement

A-v

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 25, 2023 by and among:
A.
Denali SPAC Holdco, Inc.   (“Holdco”), a Delaware corporation;

B.
Denali Capital Acquisition Corp., a Cayman Islands exempted company with limited liability (the “Purchaser”);

C.
Denali SPAC Merger Sub, Inc.   (“Denali Merger Sub”), a Delaware corporation;

D.
Longevity Biomedical, Inc.   (the “Company”), a Delaware corporation;

E.
Longevity Merger Sub, Inc.   (“Longevity Merger Sub” and, together with Denali Merger Sub, the “Merger Subs”), a Delaware corporation; and

F.
Bradford A. Zakes, solely in the capacity as Seller Representative hereunder (the “Seller Representative”).

Holdco, Purchaser, Denali Merger Sub, the Company, Longevity Merger Sub and the Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used and not otherwise defined herein have the meaning set forth in Article XV.
RECITALS:
WHEREAS, Purchaser is a blank check company incorporated in the Cayman Islands and formed for the sole purpose of entering into a Business Combination with one or more businesses or entities;
WHEREAS, Holdco is a newly formed, wholly owned, direct subsidiary of Purchaser, formed for the purpose of consummating the transactions contemplated by this Agreement, including to act as the publicly traded company for the Company and its Subsidiaries (and their businesses) after the Closing;
WHEREAS, Denali Merger Sub and Longevity Merger Sub are each newly formed, wholly-owned, direct Subsidiaries of Holdco, and were formed for the sole purpose of consummating the transactions contemplated by this Agreement, including the Mergers;
WHEREAS, on August 7, 2022, the Company entered into that certain Contribution and Exchange Agreement, as supplemented and amended by that certain Contribution and Exchange Agreement Supplement, dated as of the date hereof, copies of which are attached hereto as Exhibit A (as so supplemented and amended, the “Cerevast Acquisition Agreement”), with Cerevast Medical, Inc., a Delaware corporation (“Cerevast”), and its selling shareholders pursuant to which, among other things, the Company agreed to acquire all of the issued and outstanding shares of Cerevast in a transaction that will close immediately prior to the Longevity Merger Effective Time;
WHEREAS, on August 7, 2022, the Company entered into that certain Contribution and Exchange Agreement, as supplemented and amended by that certain Contribution and Exchange Agreement Supplement, dated as of the date hereof, copies of which are attached hereto as Exhibit B (as so supplemented and amended, the “Aegeria Acquisition Agreement”), with Aegeria Soft Tissue, LLC, a Delaware limited liability company (“Aegeria”), and its selling unitholders pursuant to which, among other things, the Company agreed to acquire all of the issued and outstanding units of Aegeria in a transaction that will close immediately prior to the Longevity Merger Effective Time;
WHEREAS, on August 7, 2022, the Company entered into that certain Contribution and Exchange Agreement, as supplemented and amended by that certain Contribution and Exchange Agreement Supplement, dated as of the date hereof, copies of which are attached hereto as Exhibit C (as so supplemented and amended, the “Novokera Acquisition Agreement”), with Novokera, LLC, a Delaware limited liability company (“Novokera”), and its selling unitholders pursuant to which, among other things, the Company agreed to acquire all of the issued and outstanding units of Novokera, and, to the extent not previously exercised in accordance with its terms, assume the Warrant, dated as of April 26, 2022, by and between Cellular

Bioengineering, Inc. (“Cellular Bioengineering”) and Novokera (the “Cellular Bioengineering Warrant”), in a transaction that will close immediately prior to the Longevity Merger Effective Time;
WHEREAS, on the terms and subject to the conditions of this Agreement, immediately following the consummation of the Target Acquisitions, Denali Merger Sub will merge with and into Purchaser with Purchaser being the surviving company (the “Denali Merger”) and as a result of the Denali Merger (a) each Purchaser Ordinary Share issued and outstanding immediately prior to the Denali Merger Effective Time will be converted into the right to receive one share of Holdco Common Stock, and (b) each Purchaser Warrant outstanding immediately prior to the Denali Merger Effective Time will be assumed by Holdco and, subject to the terms of the Warrant Agreement, thereafter exercisable to purchase one share of Holdco Common Stock;
WHEREAS, on the terms and subject to the conditions of this Agreement, immediately following the consummation of the Target Acquisitions, Longevity Merger Sub will merge with and into the Company with the Company being the surviving corporation (the “Longevity Merger” and, together with the Denali Merger, the “Mergers”), and, as a result of the Longevity Merger, each share of Company Common Stock issued and outstanding immediately prior to the Longevity Merger Effective Time will be converted into the right to receive one share of Holdco Common Stock, each Rollover Option Share shall be converted into a Converted Stock Option, and, to the extent not previously exercised in accordance with its terms, the Cellular Bioengineering Warrant will be assumed by Holdco and converted into a Converted Warrant;
WHEREAS, in furtherance of the Denali Merger and in accordance with the terms hereof, Purchaser shall provide an opportunity for Purchaser shareholders to have their issued and outstanding Purchaser Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Purchaser’s Organizational Documents in connection with obtaining the Required Purchaser Shareholder Approval;
WHEREAS, for U.S. federal and state income tax purposes, each of the Parties hereby intends that, to the greatest extent permitted by Law, (i) the Longevity Share Exchange, the Denali Share Exchange and the PIPE Financing, taken together as part of a unified plan, will qualify as a “transfer” within the meaning of Section 351 of the Code and the Treasury Regulations thereunder, (ii) the Denali Merger will qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) or Section 368(a)(1)(B) of the Code and the Treasury Regulations thereunder, (iii) each of the Parties hereto be a party to the reorganization under Section 368(b) of the Code, (iv) the Domestication qualify as a reorganization within the meaning of Section 368(a)(1)(F) and (v) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a) with respect to each of the Denali Merger and the Domestication (collectively (i)-(v), the “Intended Tax Treatment”);
WHEREAS, the board of directors of the Purchaser has unanimously (i) determined that it is in the best interests of the Purchaser and its shareholders, and declared it advisable, to enter into this Agreement and the Ancillary Documents to which it is a party, (ii) approved, among other things, this Agreement and the Ancillary Documents to which it is a party and the transactions contemplated hereunder and thereby, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the transactions contemplated hereunder, including the Denali Merger, be adopted by the holders of the Purchaser Ordinary Shares;
WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company, and declared it advisable, to enter into this Agreement, and (ii) approved this Agreement and the transactions contemplated hereunder, on the terms and subject to the conditions of this Agreement;
WHEREAS, as a condition and inducement to Purchaser’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, certain Company Security Holders have executed and delivered to Purchaser a Support Agreement with the Purchaser, the Company, and Holdco substantially in the form attached hereto as Exhibit D (the “Longevity Support Agreement”);
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Denali Capital Global Investments LLC, a Cayman Islands limited liability company (“Sponsor”), has executed and delivered to the Company a Support Agreement substantially in the form attached hereto as Exhibit E (the “Denali Support Agreement”), pursuant to which, among other things, it has agreed (i) not to form a group to vote against any directors nominated by Company Stockholders, (ii) to vote in favor of the proposed transactions contemplated by this Agreement, (iii) to appear at the Purchaser Special Meeting for purposes of constituting a quorum, (iv) to vote against any proposals that would materially impede the proposed transactions contemplated by this Agreement, and (v) to not redeem any Purchaser Ordinary Shares held by it that may be redeemed;
WHEREAS, at the Closing, the Significant Company Holders, Sponsor and Holdco will enter into an Amended and Restated Registration Rights Agreement, in a form to be mutually agreed upon by the Company, Sponsor and Holdco (the “Registration Rights Agreement”);
WHEREAS, at the Closing, each Company Security Holder will each enter into a Lock-Up Agreement with Holdco and the Purchaser, in a form to be mutually agreed upon by the Company, Holdco and the Purchaser (each, a “Lock-Up Agreement”); and
WHEREAS, the Significant Company Holders, except as set forth on Schedule 1.8(f), will each enter into a Non-Competition and Non-Solicitation Agreement in favor of Purchaser and the Company, in a form to be mutually agreed upon by the Company and Purchaser (each, a “Non-Competition Agreement”), which agreements will become effective as of the Closing.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I.
MERGERS
1.1   Mergers.
(a)   Upon the terms and subject to the conditions of this Agreement, immediately following the consummation of the Target Acquisitions on the Closing Date and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and the Delaware General Corporation Law (the “DGCL”), Denali Merger Sub and Purchaser shall consummate the Denali Merger, pursuant to which Denali Merger Sub shall be merged with and into the Purchaser, following which the separate corporate existence of Denali Merger Sub shall cease and the Purchaser shall continue as the surviving company (sometimes referred to herein for the periods at and after the Denali Merger Effective Time as the “Surviving Denali Company”), and a wholly owned subsidiary of Holdco.
(b)   Upon the terms and subject to the conditions of this Agreement, immediately following the consummation of the Target Acquisitions on the Closing Date and in accordance with the applicable provisions of the DGCL, Longevity Merger Sub and the Company shall consummate the Longevity Merger, pursuant to which Longevity Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Longevity Merger Sub shall cease and the Company shall continue as the surviving corporation (sometimes referred to herein for the periods at and after the Longevity Merger Effective Time as the “Surviving Longevity Company”) and a wholly owned subsidiary of Holdco.
1.2   Effective Time.
(a)   The Parties hereto shall cause the Denali Merger to be consummated by filing the Certificate of Merger for the merger of Denali Merger Sub with and into Purchaser, in a form to be mutually agreed upon by the Company and Purchaser (the “Delaware Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and by filing the Plan of Merger to be entered into between the Purchaser and Denali Merger Sub and all other required declarations and documentations for the Denali Merger under the Companies Act and the issuance of the certificate of merger by the Registrar of Companies in the Cayman Islands (together with the Delaware Certificate of Merger, the “Denali Certificates of Merger”) in accordance with the

Companies Act (the time of such filing, or such other time as the Company and Purchaser may agree in writing and specify in the Denali Certificates of Merger, being the “Denali Merger Effective Time”).
(b)   The Parties hereto shall cause the Longevity Merger to be consummated by filing the Certificate of Merger for the merger of Longevity Merger Sub with and into the Company, in a form to be mutually agreed upon by the Company and Purchaser (the “Longevity Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such other time as the Company and Purchaser may agree in writing and specify in the Longevity Certificate of Merger, being the “Longevity Merger Effective Time” and, the later of the Denali Merger Effective Time and the Longevity Merger Effective Time, the “Effective Time”).
1.3   Effect of the Mergers.
(a)   At the Denali Merger Effective Time, the effect of the Denali Merger shall be as provided in this Agreement, the Denali Certificates of Merger and the applicable provisions of the DGCL and the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Denali Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Denali Merger Sub and Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Denali Company, which shall include the assumption by the Surviving Denali Company of any and all agreements, covenants, duties and obligations of Denali Merger Sub and Purchaser set forth in this Agreement to be performed after the Denali Merger Effective Time.
(b)   At the Longevity Merger Effective Time, the effect of the Longevity Merger shall be as provided in this Agreement, the Longevity Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Longevity Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Longevity Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Longevity Company, which shall include the assumption by the Surviving Longevity Company of any and all agreements, covenants, duties and obligations of Longevity Merger Sub and the Company set forth in this Agreement to be performed after the Longevity Merger Effective Time.
1.4   Certificate of Incorporation and Bylaws; Directors and Officers.
(a)   At the Denali Merger Effective Time, subject to obtaining the approval of the Required Purchaser Shareholder Approval and by virtue of the Denali Merger, the Organizational Documents of the Surviving Denali Company, each as in effect immediately prior to the Denali Merger Effective Time, shall each be amended and restated in a form to be mutually agreed between the Company and Purchaser, and such amended and restated Organizational Documents shall become the respective Organizational Documents of Purchaser.
(b)   At the Longevity Merger Effective Time, by virtue of the Longevity Merger, the Organizational Documents of the Surviving Longevity Company, each as in effect immediately prior to the Longevity Merger Effective Time, shall automatically be amended and restated in their entirety to read identically to the Organizational Documents of Longevity Merger Sub, as in effect immediately prior to the Longevity Merger Effective Time, and such amended and restated Organizational Documents shall become the respective Organizational Documents of Longevity, except that the name of the Company in such Organizational Documents shall be amended to differentiate the entity from Holdco’s post-Closing name.
1.5   Longevity Merger Consideration.   As consideration for the Longevity Merger, the Company Stockholders collectively shall be entitled to receive from Holdco, in the aggregate, a number of shares of Holdco Common Stock with an aggregate value equal to (a) (i) $128,000,000 less (ii) the Converted Stock Option Value less (iii) the Converted Warrant Value, if any, divided by (b) the Redemption Price (the “Merger Consideration”).

1.6   Conversion of Outstanding Securities.
(a)   Each issued share of Company Common Stock (including for the avoidance of doubt, each share of Company Common Stock to be issued upon conversion of the Promissory Notes and in connection with the Target Acquisitions) outstanding immediately prior to the Longevity Merger Effective Time (other than shares to be canceled in accordance with Section 1.8) shall, subject to the terms and conditions of this Agreement, be automatically cancelled and converted into the right to receive a number of shares of Holdco Common Stock equal to: (i) the Merger Consideration divided by (ii) the number of outstanding shares of Company Common Stock (including for the avoidance of doubt, each share of Company Common Stock to be issued upon conversion of the Promissory Note and in connection with the Target Acquisitions). An example of such calculation is set forth on Schedule 1.6(a);
(b)   Each Purchaser Ordinary Share issued and outstanding immediately prior to the Denali Merger Effective Time (other than shares to be canceled in accordance with Section 1.8 and any Redemption Shares) shall, subject to the terms and conditions of this Agreement, be automatically cancelled and converted into the right to receive one share of Holdco Common Stock;
(c)   Each Purchaser Ordinary Share issued and outstanding immediately prior to the Denali Merger Effective Time with respect to which a Public Shareholder has validly exercised its Redemption Rights in connection with the stockholder vote on the Purchaser Shareholder Approval Matters (collectively, the “Redemption Shares”) shall not be converted into and become a share of Holdco Common Stock, and shall at the Denali Merger Effective Time be converted into the right to receive from the Purchaser, in cash, an amount per share calculated in accordance with such shareholder’s Redemption Rights. As promptly as practicable after the Denali Merger Effective Time, the Purchaser shall cause such cash payments to be made in respect of each such Redemption Share. As of the Denali Merger Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Redemption Share (or related certificate or book-entry shares) shall cease to have any rights with respect thereto, except the right to receive the cash payments from Purchaser referred to in the immediately preceding sentence; and
(d)   Holdco shall assume the Warrant Agreement, and at the Denali Merger Effective Time, by virtue of the Denali Merger and the assumption of the Warrant Agreement by Holdco, and without any action on the part of any holder of Purchaser Warrants, each Purchaser Warrant outstanding immediately prior to the Denali Merger Effective Time will be assumed by Holdco, and, subject to the terms of the Warrant Agreement, thereafter be automatically and irrevocably be modified to provide that such Purchaser Warrant shall no longer entitle the holder thereof to purchase the number of Purchaser Ordinary Shares set forth therein and in substitution thereof such Purchaser Warrant shall entitle the holder thereof to acquire such number of shares Holdco Common Stock per Purchaser Warrant, subject to adjustments as provided in the Warrant Agreement, that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement. The Parties shall cause the Warrant Agreement to be amended as of immediately prior to the Denali Merger Effective Time to the extent necessary to give effect to this Section 1.6(d), with the effect that the Purchaser Warrants outstanding immediately prior to the Denali Merger Effective Time will be exchanged for warrants to purchase Holdco Common Stock (“Holdco Warrants”).
1.7   Treasury Stock.   At the applicable Effective Time, if there are any Company Securities or Purchaser Securities that are owned by such entity as treasury shares or any Company Securities or Purchaser Securities owned by any direct or indirect Subsidiary of either entity immediately prior to the applicable Effective Time, such Company Securities or Purchaser Securities and any certificates formerly representing any such Company Securities or Purchaser Securities (each, a “Certificate”) shall be canceled and shall cease to exist without any conversion thereof or payment therefor.
1.8   Surrender of Securities and Disbursement of Merger Consideration.
(a)   Prior to the Longevity Merger Effective Time, Holdco shall appoint Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to Purchaser and the Company (the “Exchange Agent”), for the purpose of disbursing shares of Holdco Common Stock.

(b)   At or prior to the Longevity Merger Effective Time, Holdco shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration. At or prior to the Denali Merger Effective Time, Holdco shall deposit or cause to be deposited, with the Exchange Agent, the Holdco Common Stock to be exchanged for the Purchaser Ordinary Shares.
(c)   At or prior to the Longevity Merger Effective Time, Holdco shall send, or shall cause the Exchange Agent to send, to each Company Stockholder evidenced by Certificates (the “Company Certificates”) or represented by book-entry (the “Book-Entry Shares”) and not held by the Depository Trust Company (“DTC”), a letter of transmittal for use in such exchange, in a form to be mutually agreed upon by the Parties (the “Letter of Transmittal”) (which shall specify that the delivery of the exchanged shares of Holdco Common Stock shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal and appropriate Certificates, if any (or a Lost Certificate Affidavit)), to the Exchange Agent for use in such exchange.
(d)   With respect to Book-Entry Shares, including Purchaser Ordinary Shares, held through the DTC, Holdco, Purchaser and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the applicable shares of Holdco Common Stock to be exchanged for such Book-Entry Shares held through the DTC.
(e)   Each Company Stockholder shall be entitled to receive its Pro Rata Share of the Merger Consideration in respect of the Company Common Stock tendered for exchange, within 30 days after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s), if any, for its Company Common Stock (or a Lost Certificate Affidavit), and/or a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Purchaser. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Certificate.
(f)   If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that: (i) the transfer of such Company Common Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Longevity Merger Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, (a) if a Significant Company Holder (except as set forth on Schedule 1.8(f)), counterparts to a Non-Competition Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser, or (b) if a Company Stockholder (regardless of whether or not a Significant Company Holder), a counterpart to a Lock-Up Agreement, and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(g)   Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Holdco (a “Lost Certificate Affidavit”), which at the reasonable discretion of Holdco may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Holdco, the Purchaser or the Company with respect to the Company Common Stock represented by the Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.8(g) shall be treated as a Company Certificate for all purposes of this Agreement.
(h)   After the Longevity Merger Effective Time, there shall be no further registration of transfers of Company Common Stock. If, after the Longevity Merger Effective Time, the Transmittal Documents are presented to Holdco, the Purchaser or the Exchange Agent, the Company Common Stock and any Company Certificates representing such Company Common Stock shall be canceled and exchanged for the applicable portion of the Merger Consideration, and in accordance with the procedures set forth in this Section 1.8. No dividends or other distributions declared or made after the date of this Agreement with respect to Holdco Common Stock with a record date after the Longevity Merger Effective Time will be paid to the holders of any Company Common Stock that has not yet been surrendered with respect to the Holdco Common Stock to be issued upon surrender thereof until the holders of record of such Company Common Stock shall surrender the Company Certificates, if any (or provide a Lost Certificate Affidavit), and/or provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates, if any (or delivery of a Lost Certificate Affidavit), and/or delivery of the other Transmittal Documents, Holdco shall promptly deliver to the record holders thereof, without interest, the certificates (if any) representing the Holdco Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Longevity Merger Effective Time theretofore paid with respect to such Holdco Common Stock.
(i)   All securities issued upon the surrender of Company Securities or Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities or Purchaser Securities. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.8 that remains unclaimed by Company Stockholders two (2) years after the Longevity Merger Effective Time shall be returned to Holdco, upon demand, and any such Company Stockholder who has not exchanged its Company Common Stock for the applicable portion of the Merger Consideration in accordance with this Section 1.8 prior to that time shall thereafter look only to Holdco for payment of the portion of the Merger Consideration in respect of such shares of Company Common Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of Holdco, the Purchaser, the Company or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(j)   Notwithstanding anything to the contrary contained herein, no fraction of a share of Holdco Common Stock will be issued by virtue of the Denali Merger, the Longevity Merger or the transactions contemplated in connection with this Agreement, and each Person who would otherwise be entitled to a fraction of a share of Holdco Common Stock (after aggregating all fractional shares of Holdco Common Stock that otherwise would be received by such holder) shall instead have the number of Holdco Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Holdco Common Stock.
1.9   Allocation Schedule.   The Company shall deliver to the Purchaser, at least five (5) Business Days prior to the Closing Date, a schedule (the “Allocation Schedule”) setting forth the allocation of the Merger Consideration among the Company Security Holders (for the avoidance of doubt, giving effect to the Target Acquisitions). The Company acknowledges and agrees that the Allocation Schedule (a) is and will be in accordance with the Organizational Documents of the Company and applicable Law, (b) does and will set forth (i) the mailing addresses and email addresses, for each Company Security Holder, (ii) the number and class of Company Securities owned by each Company Security Holder as of immediately prior to the Longevity Merger Effective Time (for the avoidance of doubt, giving effect to the Target Acquisitions), and (iii) the portion of the Merger Consideration allocated to each Company Security Holder, including with respect to Company Options and the Cellular Bioengineering Warrant (if not previously exercised in accordance with its terms) assumed by Holdco pursuant to Section 1.10, the number of shares of Holdco Common Stock subject to, and the exercise price per share of Holdco Common Stock of each Converted Stock Option and Converted Warrant, and (c) is and will be accurate. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment and issuance of the Merger Consideration on the Closing Date in accordance with the Allocation Schedule, the Purchaser and its Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Merger Consideration), and none of them shall have (x) any further obligations to the Company, any Company Security Holder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Merger Consideration), or (y) any Liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases the Purchaser and its Affiliates (and, on and after the Closing, Holdco, the Company and its Affiliates) from all claims arising from or related to such Allocation Schedule and the allocation of the Merger Consideration among each Company Security Holder as set forth in such Allocation Schedule.
1.10   Treatment of Company Options, Notes and the Cellular Bioengineering Warrant.
(a)   At or prior to the Longevity Merger Effective Time, by virtue of the Longevity Merger and without any action on the part of any Party or any other Person, those certain Promissory Notes issued by the Company to FutureTech Capital LLC prior to the date hereof and listed on Schedule 1.10(a)(i) and as may hereafter be issued in accordance with Section 8.2(d) (the “Promissory Notes”) shall immediately be cancelled and converted into and become the right to receive a number of shares of Company Common Stock calculated in the manner set forth on Schedule 1.10(a)(ii).
(b)   Prior to the Closing, the Company’s board of directors (or, if appropriate, any committee thereof administering the Cerevast Equity Incentive Plan) shall adopt such resolutions (the form and substance of which resolutions shall be subject to review and approval of Purchaser) and take such other actions as may be required to adjust the terms of all Vested Company Options and Unvested Company Options as necessary to provide that, at the Longevity Merger Effective Time, each Company Option shall be converted into a Holdco option (a “Converted Stock Option”) to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option and the Cerevast Equity Incentive Plan, the number of shares of Holdco Common Stock (rounded down to the nearest whole share), calculated consistent with and in the manner used to calculate the example conversion set forth on Schedule 1.10(b) (it being understood that the figures included on Schedule 1.10(b) are current estimates and subject to any necessary updates at Closing).
(c)   At or prior to the Longevity Merger Effective Time, by virtue of the Longevity Merger and without any action on the part of any Party or any other Person, the Cellular Bioengineering Warrant shall, if not previously exercised in accordance with its terms, pursuant to its terms, be converted into a Holdco warrant (a “Converted Warrant”) to acquire, subject to substantially the same terms and conditions as were applicable under the Cellular Bioengineering Warrant, the number of shares of Holdco Common Stock (rounded down to the nearest whole share), calculated consistent with and in the manner used to calculate the example conversion set forth on Schedule 1.10(c) (it being understood that the figures included on Schedule 1.10(c) are current estimates and subject to any necessary updates at Closing).
(d)   At the Effective Time, Holdco shall assume all obligations of the Company under each outstanding Converted Stock Option and Converted Warrant (if not previously exercised in accordance with its terms) and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Holdco shall deliver to the holders of Converted Stock Options and Converted Warrants appropriate notices (the form and substance of which resolutions shall be subject to review and approval of Purchaser) setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Stock Option and Converted Warrants shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.10 after giving effect to the Longevity Merger).
1.11   Taking of Necessary Action; Further Action.   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Denali Company and Surviving Longevity Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Purchaser, the officers and directors of Holdco, the Company, Purchaser, and the Merger Subs are fully authorized in the name of their respective corporations or otherwise to take, and will use their best efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.12   Amended Holdco Certificate of Incorporation.   Subject to obtaining the approval of the Purchaser Shareholder Approval Matters, upon the Effective Time, Holdco shall amend and restate its Certificate of Incorporation in a form to be mutually agreed between the Purchaser and the Company (such amended and restated Certificate of Incorporation, the “Amended Holdco Certificate of Incorporation”) to (i) provide that the name of Holdco shall be changed to “Longevity Biomedical, Inc.” or such other name as mutually agreed to by the Parties and (ii) provide for size and structure of Holdco’s board of directors immediately after the Closing (the “Post-Closing Holdco Board”) in accordance with Section 8.16.
ARTICLE II.
CLOSING
2.1   Closing.   Subject to the satisfaction or waiver of the conditions set forth in ARTICLE X or unless this Agreement is earlier terminated in accordance with ARTICLE XI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sidley Austin LLP, counsel to the Purchaser, 787 Seventh Avenue, New York, New York 10019, by electronic exchange of executed documents on a date and at a time to be agreed upon by the Parties, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or, if permissible, waived (other than those conditions that by their nature are required to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction, or if permissible, waiver of such conditions at the Closing), or at such other date, time or place (including remotely) as the Parties may mutually agree (the date and time at which the Closing is actually held being the “Closing Date”).
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Except as set forth in (a) the disclosure schedules delivered by the Purchaser to the Company and Holdco on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (b) the SEC Reports that are available on the SEC’s website through EDGAR, the Purchaser represents and warrants to the Company and Holdco, as follows:
3.1   Organization and Standing.   The Purchaser is incorporated as a Cayman Islands exempted company with limited liability, validly existing and in good standing under the Laws of the Cayman Islands. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby (“Purchaser Material Adverse Effect”). The Purchaser has heretofore made available (including via the SEC’s EDGAR System) to the Company accurate and complete copies of its Organizational Documents, as currently in effect as of the date hereof. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.
3.2   Authorization; Binding Agreement.   The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The Purchaser’s board of directors has by resolutions duly adopted at a meeting duly called and held, as of the date of this Agreement, (a) determined that this Agreement and the Mergers and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Purchaser and its shareholders, (b) approved and adopted this Agreement and the Ancillary Documents to which it is a party and approved the Denali Merger and the other transactions contemplated by hereby and thereby, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which it is a party, the Denali Merger, and the other transactions contemplated hereby and thereby by the Purchaser’s shareholders.
3.3   Governmental Approvals.   Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) such filings as are contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Purchaser Material Adverse Effect.
3.4   Non-Contravention.   Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to the Purchaser, (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser, Denali Merger Sub, or any of their properties or assets, or (d) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses that would not reasonably be expected to have a Purchaser Material Adverse Effect.
3.5   Capitalization.
(a)   Purchaser is authorized to issue up to 200,000,000 Purchaser Class A Ordinary Shares, 20,000,000 Purchaser Class B Ordinary Shares and 1,000,000 Purchaser Preference Shares. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding shares of Purchaser Securities are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act,

Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.
(b)   Except as set forth in Schedule 3.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no stockholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.
(c)   All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.
(d)   Since the date of incorporation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed, or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.
3.6   SEC Filings and Purchaser Financials.
(a)   The Purchaser, since the IPO, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, together with any amendments, restatements, or supplements thereto, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. § 1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. To the Knowledge of Purchaser, none of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.
(b)   Except as not required in reliance on exemptions from various reporting requirements by virtue of the Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, the Purchaser maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Purchaser and other material information required to be disclosed by the Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Purchaser’s SEC filings and other public disclosure documents.
(c)   The Purchaser maintains a standard system of accounting established and administered in accordance with GAAP. The Purchaser has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(d)   The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).
(e)   Except as and to the extent reflected or reserved against in the Purchaser Financials or as incurred in connection with this Agreement, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s incorporation in the ordinary course of business or to the extent that any such omission, individually or in the aggregate, have had or would have a material effect. All debts and Liabilities, fixed or contingent, which should be included under GAAP on a balance sheet are included in all material respects in the Purchaser Financials as of the date of such Purchaser Financials. The Purchaser has no off balance sheet arrangements.
3.7   Absence of Certain Changes.   As of the date of this Agreement, except as set forth in Schedule 3.7, the Purchaser has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the Targets and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2021, not been subject to a Purchaser Material Adverse Effect.

3.8   Compliance with Laws.   The Purchaser is, and has since its incorporation been, in material compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Purchaser Material Adverse Effect, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser. To Purchaser’s Knowledge, Purchaser is not under investigation with respect to any violation or alleged violation of, any Law, or judgment, Order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and the Purchaser has not previously received any subpoenas from any Governmental Authority.
3.9   Actions; Orders; Permits.   As of the date hereof, there is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Purchaser Material Adverse Effect, and there is no material Action that the Purchaser has pending against any other Person. As of the date hereof, the Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Except as set forth on Schedule 3.9, no Permits are required for the conduct of the Purchaser’s activities as of the date hereof and through the Closing Date.
3.10   Taxes and Returns.
(a)   The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected, or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. The Purchaser has complied in all material respects with all applicable Laws relating to Taxes. Schedule 3.10 sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other Proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.
(b)   Purchaser is, and has been since its incorporation, treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.
(c)   Purchaser has not taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).
(d)   Purchaser does not have any plan or intention to engage in any transaction or make any election that would result in a liquidation of Purchaser for U.S. federal income tax purposes.
(e)   Purchaser intends that any cash remaining in the Trust Account after the redemptions of the Purchaser Ordinary Shares and distributions contemplated by this Agreement shall be used in the Company’s business within the meaning of Treasury Regulations Section 1.368-1(d).
3.11   Employees and Employee Benefit Plans.
(a)   Except as set forth on Schedule 3.11(a), the Purchaser does not have any paid employees.
(b)   Except as set forth on Schedule 3.11(b), the Purchaser does not maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.
3.12   Properties.   The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.13   Material Contracts.
(a)   Except as set forth on Schedule 3.13, other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.
(b)   With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.
3.14   Transactions with Affiliates.   Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.
3.15   Investment Company Act.   As of the date of this Agreement, the Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).
3.16   Finders and Brokers.   Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.
3.17   Ownership of Merger Consideration.   All shares of Holdco Common Stock to be issued and delivered to the Company Stockholders as Merger Consideration in accordance with ARTICLE I shall be, upon issuance and delivery of such shares of Holdco Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and any Liens incurred by any Company Stockholder, and the issuance and sale of such shares of Holdco Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.
3.18   Certain Business Practices.
(a)   Neither the Purchaser, nor to the Knowledge of Purchaser, any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the incorporation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.
(b)   The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.
(c)   None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Sudan, Syria, or the Crimean Region of Ukraine, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.
3.19   Insurance.   Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.
3.20   Purchaser Trust Account.   As of the date of this Agreement, the Trust Account has a balance of no less than $85,371,599. Such monies are invested solely in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. To the Knowledge of Purchaser, the Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. The Purchaser has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Purchaser or, to the Knowledge of the Purchaser, by the Trustee. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Shareholders who shall have elected to redeem their Purchaser Ordinary Shares pursuant to the Purchaser’s Certificate of Incorporation (or, in connection with an extension, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, of Purchaser’s deadline to consummate a Business Combination), or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement.
3.21   Independent Investigation.   The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and the Targets and acknowledges that it has been provided access certain personnel, properties, assets, premises, books and records, and other documents and data of the Company and the Targets for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement

(including the related portions of the Company Disclosure Schedules), the representations and warranties of Cerevast set forth in the Cerevast Acquisition Agreement, the representations and warranties of Aegeria set forth in the Aegeria Acquisition Agreement, the representations and warranties of Novokera set forth in the Novokera Acquisition Agreement, and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Targets, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.
3.22   Lock-Up Agreements.    All existing lock-up agreements between the Purchaser and any of its shareholders or holders of any Purchaser Securities entered into in connection with the initial public offering of the Purchaser, including without limitation, the Insider Letter, are listed on Schedule 3.22 of the Purchaser Disclosure Schedules and provide for a lock-up period that is in full force and effect.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser and Holdco as follows:
4.1   Organization and Standing.   The Company is a corporation duly incorporated and validly existing under the Laws of Delaware, is duly qualified to do business, and has all requisite corporate power and authority to own, make use of, lease and operate its assets and properties and to carry on its business as now being conducted. Each Subsidiary of the Company, including the Targets, is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its respective jurisdiction of organization, is duly qualified to do business, and has all requisite corporate power and authority to own, make use of, lease and operate its assets and properties and to carry on its business as now being conducted.
4.2   Authorization; Binding Agreement.    The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby. Subject to the receipt of the Required Company Stockholder Approval, the execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors and, where applicable, its stockholders, in accordance with the Company’s Organizational Documents, any applicable Law or any Contract to which the Company or any of its stockholders is a party or by which it or its securities are bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with its Organizational Documents, has (i) determined that this Agreement, and thereby the Ancillary Documents, and the Mergers and the other transactions contemplated hereby and thereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted this Agreement, the Ancillary Documents, and approved the Mergers and the other transactions contemplated hereby and thereby in accordance with applicable law, (iii) directed that this Agreement be submitted to the Company’s stockholders for consideration, approval and adoption, (iv) recommended that the Company’s stockholders approve and adopt this Agreement, the Ancillary Documents, and the Merger and other transactions contemplated hereby and thereby. Except for the Required Company Stockholder Approval, no additional approval or vote of any holders of capital stock or other equity interests of the Company would then be necessary to approve and adopt this Agreement and the Ancillary Documents and approve the Merger and the other transactions contemplated hereby and thereby.
4.3   Capitalization.
(a)   The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, one (1) share was issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding shares of Company Common Stock and other equity interests of the Company and each of the Targets as of immediately prior to the Longevity Merger are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company’s Certificate of Incorporation. All the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, or any Contract to which the Company is a party or by which it or its securities are bound. The Company does not hold any shares or other equity interests of another Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities law.
(b)   Schedule 4.3(b)(i) contains a complete and correct list, as of the date hereof, of (i) each Company Option (including a breakdown whether such Company Option is an incentive stock option or a nonqualified stock option), (ii) the name of the holder of each such Company Option, (iii) the number of shares of Company Common Stock underlying each such Company Option, (iv) the date on which each such Company Option was granted, (v) the extent to which each Company Option is vested, (vi) the exercise price of each Company Option, (vii) a summary of any individualized accelerated vesting triggers or terms, and (viii) the expiration date of each Company Option. Except as set forth on Schedule 4.3(b)(i), each Company Option has been granted with a per share exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code) of the underlying Company Common Stock on the date of grant and each Company Option that is intended to be an incentive stock option is eligible for such treatment under Section 422 of the Code. Other than as set forth on Schedule 4.3(b)(ii), there are no other equity or voting interests in, or any Company Convertible Securities, or preemptive rights or other outstanding rights, options, warrants, subscriptions, puts, calls, conversion rights, or agreements or commitments of any rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. Except as set forth on Schedule 4.3(b)(i), there are no outstanding or authorized equity appreciation rights, phantom equity rights, other equity or equity-based awards or other similar rights with respect to the Company. Except as set forth on Schedule 4.3(b)(iii), there are no voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Certificate of Incorporation, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company Securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth on Schedule 4.3(b)(iv), no equity interests of the Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the transactions contemplated hereby.
(c)   Except as disclosed in the Company Financials, since January 1, 2022, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed, or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.
4.4   Subsidiaries.    As of the date hereof, the Company does not have any Subsidiaries. After the Target Acquisitions and as of Closing, the Company will have no Subsidiaries other than the Targets.

Neither the Company nor any Subsidiary of the Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person except for the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement and the Novokera Acquisition Agreement.
4.5   Governmental Approvals.   Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than such filings as expressly contemplated by this Agreement.
4.6   Non-Contravention.    Except as otherwise described in Schedule 4.6, the execution and delivery of this Agreement and the Ancillary Documents by the Company and of the transactions contemplated hereby and thereby, consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of the Company Material Contracts, where such conflict, violation, breach, default, termination, cancellation, modification, acceleration, obligation, creation, or default would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole, or prevent the consummation by the Company of the transactions contemplated by this Agreement or the Ancillary Documents.
4.7   Financial Statements.
(a)   As used herein, the term “Company Financials” means (i) the audited financial statement of the Company, excluding the Targets (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2021 and December 31, 2020, and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards and (ii) the unaudited balance sheet and related statements of operation of the Company for the nine-month period ended September 30, 2022 (the “Interim Balance Sheet Date”). True, correct, and complete copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved, (iii) comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.
(b)   Except as set forth on Schedule 4.7(b), the Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives,

(ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. In the past five (5) years, neither the Company nor its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.
(c)   The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on its respective properties or assets.
(d)   Except as set forth on Schedule 4.7(d), the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the balance sheet of the Company as of the Interim Balance Sheet Date contained in the Company Financials, (ii) that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law), or (iii) that are expected to be incurred upon the closing of the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement and the Novokera Acquisition Agreement.
(e)   All financial projections with respect to the Company that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.
(f)   All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves) within ninety (90) days.
4.8   Absence of Certain Changes.   Except with respect to the negotiation and execution of the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, and the Novokera Acquisition Agreement, or as set forth on Schedule 4.8, since its incorporation, the Company has (a) not conducted any business other than the negotiation and execution of this Agreement, the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, and the Novokera Acquisition Agreement, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2 (without giving effect to Schedule 8.2) if such action were taken on or after the date hereof without the consent of the Purchaser.
4.9   Compliance with Laws.    The Company is not, and since its incorporation has never been, in material conflict or material non-compliance with, or in material default or violation of any applicable

Laws. Since its incorporation, the Company, (i) has not received any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected, (ii) has not been subjected to any investigation by a Governmental Authority regarding any actual or alleged violation of or failure on the part of the Company to comply with any applicable Law, (iii) has not had claims filed against it with any Governmental Authority alleging any failure by the Company to comply with applicable Law, and (iv) has not made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any applicable Law, in the case of clauses (i) through (iii), except as would not, or would not reasonably be expected to, be material to the Company.
4.10   Company Permits.    The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company), holds all licenses and Permits necessary to lawfully own, lease and conduct in all material respects its business as presently conducted and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule 4.10. All the Company Permits are in full force and effect and not subject to, or threatened to be subject to, any revocation or modification Proceeding, to the Company’s Knowledge, and the Company is conducting business in full compliance with the Company Permits. The Company is not in violation in any material respect of the terms of the Company Permits, and the Company has received no written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of the Company Permits.
4.11   Litigation.    Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, its Subsidiaries, its and their respective current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adversely to the Company, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Company. In the past five (5) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.
4.12   Material Contracts.
(a)   Schedule 4.12(a) sets forth a true, correct and complete list, as of the date of this Agreement, of the Company Material Contracts, a true, correct and complete copy (including written summaries of oral Contracts) of which has been made available to the Purchaser. For purposes of this Agreement, “Company Material Contract” means any contract, together with each Company Benefit Plan that is a Contract, to which the Company is a party or by which the Company, or any of its properties or assets (including but not limited to intellectual property and digital assets) are bound or affected that:
(i)   contains covenants that materially limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;
(ii)   involves any joint venture, profit-sharing, alliance, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;
(iii)   relates to the voting or control of the equity interests of the Company or a Target or the election of directors of the Company (other than the Organizational Documents of the Company);

(iv)   involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency, commodities, and indices, in each case, that is material to the business of the Company;
(v)   evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $250,000;
(vi)   involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of the Company or another Person;
(vii)   relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;
(viii)   by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate;
(ix)   is with any Top Customer or Top Supplier;
(x)   is with any Governmental Authority;
(xi)   is a lease, sublease, or any other Contract relating to material property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest;
(xii)   obligates the Company to provide continuing indemnification or a guarantee of obligations that would be expected to result in payments to a third party after the date hereof in excess of $250,000;
(xiii)   is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice that do not contain severance entitlements, change in control benefits, or guaranteed bonuses), including all non-competition, severance and indemnification agreements, or any Related Person;
(xiv)   obligates the Company to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture);
(xv)   relates to a material settlement entered into within two (2) years prior to the date of this Agreement or under which the Company has any ongoing monetary or non-monetary obligations after the date hereof (other than customary confidentiality obligations);
(xvi)   provides another Person (other than any manager, director or officer of the Company) with a power of attorney;
(xvii)    relates to development, ownership, licensing or use of any Intellectual Property by, to or from the Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on the Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to the Company entered into in the ordinary course of business, (E) feedback and ordinary course trade name or logo rights that are not material to the Company or (F) any other Contract pursuant to which the Company grants a non-exclusive license or right to use or exploit (including by means of a covenant not to sue) Company Intellectual Property in the ordinary course of business;
(xviii)    that will be required to be filed by the Company as a material contract with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant;
(xix)   is the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, or the Novokera Acquisition Agreement; or
(xx)   is otherwise material to the Company and not described in clauses (i) through (xix) above.
(b)   Except as disclosed in Schedule 4.12(b), with respect to Company Material Contracts: (i) such Company Material Contracts are valid and binding and enforceable in all respects against the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not affect the validity or enforceability of the Company Material Contracts; (iii) the Company is not in breach or default in any material respect, and, to the Knowledge of the Company, no condition or event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has received neither written nor, to the Company’s Knowledge, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any material rights under any such Company Material Contract, except as would not be material to the Company.
4.13   Intellectual Property.
(a)   Schedule 4.13(a)(i) sets forth: (i) all registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the record owner and inventor(s), if any, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application serial numbers and dates of filing, as well as the current status; (ii) all material unregistered Intellectual Property owned or purported to be owned by the Company; (iii) all proprietary Software owned or purported to be owned by the Company; and (iv) all other Intellectual Property used or held for use by the Company in the Company’s business as currently conducted and as proposed to be conducted. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $10,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice or have rights to any Intellectual Property of any Person and which otherwise relates to the Company’s ownership or use of Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. The Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and the Company has recorded assignments of all Company Registered IP. The Company has provided Purchaser with true and complete copies of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company Registered IP have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Intellectual Property.
(b)   The Company has a valid and enforceable right or license to use all Company Registered IP and the Company has a valid and enforceable right or license to use all Intellectual Property that is the subject of a Company IP License applicable to the Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Company as presently conducted. The Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. The Company is not a party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.
(c)   There are no licenses, sublicenses or other agreements or permissions under which the Company is the licensor (“Outbound IP License”).
(d)   No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by the Company. The Company is not currently infringing, or has, in the past, infringed, misappropriated, or violated any Intellectual Property of any other Person in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Company. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Company.
(e)   All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to Intellectual Property of the Company) of the Company (and each of its Affiliates) have assigned to the Company all Intellectual Property arising from the services performed for the Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of the Company have claimed any ownership interest in any Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of the Company’s IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted or contemplated to be conducted. The Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company Intellectual Property.
(f)   The Company has used reasonable commercial efforts to maintain the confidentiality of all material Company Intellectual Property the value of which is contingent upon maintaining the confidentiality thereof. Except as set forth on Schedule 4.13(f), to the Knowledge of the Company, no such Intellectual Property has been disclosed other than to employees, representatives and agents all of whom are bound by written confidentiality agreements. The Company is in material compliance with all confidentiality agreements and other protective agreements to which they are a party that protect the Intellectual Property of third parties.
(g)   To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information or information that can be used to identify a natural person (“personal information”)) in the possession of the Company, nor has there been any other compromise of the security, confidentiality or integrity of such information or data, or any facts or circumstances that could reasonably be expected to give rise to the compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company. The Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal information protection, and the collection, processing and use of personal information, each with respect to the Company’s collection, processing and use of personal information. The operation of the business of the Company has not and does not violate any right to privacy or publicity of any third person or constitute unfair competition or trade practices under applicable Law. The Company has all necessary intellectual property to conduct their business.
(h)   The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company’s rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

(i)   No Party other than the Company or its Subsidiaries possesses any current or contingent rights to any material source code that is part of the Company Intellectual Property.
(j)   Schedule 4.13(a) contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.
(k)   All Company IT Systems within its control are in good working condition and are sufficient for the operation of the Company’s business as currently conducted and as proposed to be conducted. In the past five (5) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems within its control, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.
4.14   Taxes and Returns.
(a)   The Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves in the Company Financials have been established in accordance with GAAP. The Company has complied in all material respects with all applicable Laws relating to Tax.
(b)   There is no Action currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(c)   The Company is not being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established in accordance with GAAP).
(d)   There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.
(e)   The Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.
(f)   The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.
(g)   The Company has made no change in accounting methods (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.
(h)   Except as set forth on Schedule 4.14(h), the Company has no Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.
(i)   The Company has not requested nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.
(j)   The Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.
(k)   The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for the taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) any deferred revenue or prepaid amount received on or prior to the Closing Date.
(l)   The Company has (i) to the extent applicable, complied in all material respects with applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) related to COVID-19, (iii) to the extent applicable, complied in all material respects with applicable Tax Law regarding Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act of 2020 and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
(m)   The Company is and has been since incorporation treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.
(n)   The Company has not taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).
(o)   The Company does not have any plan or intention to engage in any transaction or make any election that would result in a liquidation of Purchaser for U.S. federal income tax purposes.
(p)   The Company intends that any cash remaining in the Trust Account after the redemptions of the Purchaser Ordinary Shares and distributions contemplated by this Agreement shall be used in the Company’s business within the meaning of Treasury Regulations Section 1.368-1(d).

(q)   To the Knowledge of the Company, it is unaware of any fact or circumstance that would reasonably be expected to prevent each Merger from qualifying as a transfer within the meaning of Section 351 of the Code or a “reorganization” within the meaning of Section 368(a) of the Code.
4.15   Real Property.    Schedule 4.15 contains a complete and accurate list of all premises currently owned, leased or subleased or otherwise used or occupied by the Company for the operation of the business of the Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under the Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has received no notice of any such condition. The Company does not own nor has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).
4.16   Personal Property.    Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as would not be material to the Company, or as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has received no notice of any such condition.
4.17   Title to and Sufficiency of Assets.    The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the consolidated balance sheet of the Company as of the Interim Balance Sheet Date, and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted or that are used or held by the Company for use in the operation of the businesses of the Company, and taken together are in the business of the Company as conducted.
4.18   Employee Matters.
(a)   Except as set forth in Schedule 4.18, the Company is not party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract with any labor or trade union, labor organization or works council, and has never been party to, or bound by, any such Contracts. There are no labor strikes, slowdowns, work stoppages, boycotts, picketing, lockouts, job actions, labor disputes, or to the Company’s Knowledge threat of any of the foregoing, or union organizing activity (of unrepresented employees) or question concerning representation, by or with respect to any of the employees of the Company, and no such activities have ever occurred. No employees of the Company are represented by any labor organization with respect to their employment with the Company.
(b)   Except as set forth in Schedule 4.18(b), the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, wages and hours, discrimination, harassment, retaliation, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and other time off, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any past due arrears of wages or other compensation due to employees, independent contractors or consultants of the Company or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 4.18(b), there are no Actions pending or, to the Company’s Knowledge, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, consultant, or independent contractor, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(c)   Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary or hourly rate; and (ii) wages, bonus, commission or other compensation paid during the fiscal year ending December 31, 2021. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with the Company that is not terminable “at will,” and (B) the Company have paid in full to all its employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each employee of the Company has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.
(d)   Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.
4.19   Benefit Plans.
(a)   “Company Benefit Plans” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), and all material contracts, plans, agreements, programs, arrangements, employee benefit plans, compensation arrangements and other benefit arrangements, whether written or unwritten and whether or not providing cash- or equity-based incentives (e.g., restricted stock, stock option, stock appreciation right, phantom stock, etc.), health, medical, dental, disability, accident or life insurance benefits, change in control or retention payments, vacation, severance, salary continuation, or other termination pay, bonus, commissions or other variable compensation, vacation, paid-time-off, sick leave, fringe benefit, retirement, deferred compensation, pension or savings benefits, that are sponsored, maintained, contributed to or required to be contributed by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any liability or obligation (including any contingent liability or obligation) and all employment or other agreements providing compensation, vacation, severance or other benefits to any officer, employee, consultant or former employee of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party.
(b)   Set forth on Schedule 4.19(b) is a true and complete list of each material Company Benefit Plan (other than any at will offer letter that does not provide for severance or termination benefits and is on the standard form of offer letter disclosed on Schedule 4.19(b)). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. The Company has in the past been neither a member of a “controlled group”, nor does the Company have any Liability with respect to any collectively-bargained for plans. No fact exists which could reasonably be expected to adversely affect the qualified status of any Company Benefit Plans or the exempt status of such trusts.
(c)   With respect to each Company Benefit Plan, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all material Company Benefit Plan documents and agreements (or, in the case of any such Company Benefit Plan that is unwritten, written descriptions of the material terms thereof) and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the current summary plan descriptions and summary of material modifications thereto; (iii) the three (3) most recent annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the a tax agency, if any; (vii) the most recent actuarial valuation; (viii) any trust or funding agreements as well as any insurance policies or contracts, and (ix) all material and non-routine communications with any Governmental Authority within the last three (3) years.
(d)   With respect to each Company Benefit Plan: (i) such Company Benefit Plan is and has at all times been operated, maintained, funded, and administered in accordance with its material terms, and applicable laws; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined by any applicable Laws, has occurred, excluding transactions effected pursuant to a statutory or administration exemption, and (v) all contributions and premiums due through the Closing Date have been timely made or have been fully accrued on the Company Financials.
(e)   Neither the Company nor any ERISA Affiliate has, at any time, sponsored, maintained, contributed to, or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any (i) defined benefit pension plan or a plan subject to Section 302 of Title I of ERISA, Section 412 of the Code, or Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of 4001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 412(c) of the Code or Section 210(a) of ERISA; or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(f)   (i) each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) subject to Section 409A of the Code has been written and operated in compliance with Section 409A of the Code; and (ii) no arrangement exists (whether written or unwritten) pursuant to which the Company or any of its Subsidiaries will be required to “gross up” or otherwise compensate or reimburse any person for taxes that may become payable pursuant to Section 409A or 4999 of the Code.

(g)   With respect to each Company Benefit Plan which is a “welfare plan” (as described in applicable Laws): (i) no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Company and its Subsidiaries have complied with the provisions of Laws that govern employee benefits and retirement plans.
(h)   The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance, salary continuance, or other termination pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment, funding or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would result in tax consequences or payments not satisfied as of the Effective Time of the Merger.
(i)   Neither the execution of this Agreement nor the consummation of the transactions contemplated thereby (either alone or in connection with any subsequent event(s)) will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(j)   All Company Benefit Plans can be terminated at any time prior to the Closing Date without resulting in any Liability to Holdco or Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.
(k)   No options or other equity-based awards have been issued or granted by the Company that are considered deferred compensation. The Company has no obligation to any employee or other service provider with respect to any Company Benefit Plan that may be subject to Tax Laws requiring special taxation of the benefit due to the manner of distribution. There is no Contract or plan to which the Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid.
4.20   Environmental Matters.   Except as set forth in Schedule 4.20:
(a)   The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.
(b)   The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.
(c)   No Action has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.
(d)   There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.
(e)   To the Knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(f)   The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.
4.21   Transactions with Related Persons.    Except as set forth on Schedule 4.21, neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, the Company has no outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any material receivable or other obligation from a Related Person, and the liabilities of the Company do not include any material payable or other obligation or commitment to any Related Person. Schedule 4.21 lists each Contract or other arrangement or commitment between the Company and any Related Person of the Company. Each Contract or other arrangement listed on Schedule 4.21 was entered into at arms’ length and in the ordinary course of business on commercially reasonable terms and is reasonably necessary for the operation of the business as presently conducted and as currently contemplated to be conducted.
4.22   Insurance.
(a)   Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company has no self-insurance or co-insurance programs. In the past five (5) years (or since the date of the Company’s formation if less than five years ago), the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.
(b)   Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by the Company in the past five (5) years (or since the date of the Company’s formation if less than five years ago). The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the three (3) years (or since the date of the Company’s formation if less than three years ago) preceding the date hereof, the Company has made no claim against an insurance policy as to which the insurer is denying coverage.
4.23   Books and Records.    All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

4.24   Top Customers and Suppliers.    Schedule 4.24 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2021 and (b) the period from January 1, 2022 through the Interim Balance Sheet Date, the ten (10) largest customers of the Company (the “Top Customers”) and the ten largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of the Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or threatened to or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its relationships with the Company or stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, and (iv) the Company has not within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer.
4.25   Certain Business Practices.
(a)   Neither the Company, nor to the Knowledge of the Company, any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company nor any of its Representatives acting on its behalf has, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.
(b)   The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.
(c)   Neither the Company nor any of its directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, Sudan, the Crimean region of Ukraine, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.
4.26   Compliance with Privacy Laws, Privacy Policies and Certain Contracts.    Except as set forth on Schedule 4.26:
(a)   The Company, and, to the Knowledge of the Company, its officers, directors, employees, agents, subcontractors and vendors to whom the Company has given access to Personal Data or Protected Health Information, are and have been at all times, in compliance in all material respects with all applicable Privacy Laws;
(b)   Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, the Company has not experienced any loss, damage or unauthorized access, use, disclosure, modification, or breach of security of Personal Data or Protected Health Information maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company);

(c)   Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company: (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company; and (ii) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or Action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company);
(d)   Neither the Company nor, to the Knowledge of the Company, any subcontractor, agent or vendor of the Company, has incurred any breach of “unsecured protected health information” (as defined in 45 C.F.R. Part 164, Subpart D) requiring reporting to any Governmental Authority;
(e)   To the Knowledge of the Company, all activities conducted by the Company with respect to any Protected Health Information or Personal Data are permitted under the Contracts relating to Personal Data or Protected Health Information; and
(f)   To the Knowledge of the Company, each Contract between the Company and any customer of the Company contains all material terms and conditions that the Company is required to include therein under the Company’s Contracts with its vendors and suppliers.
4.27   Investment Company Act.    The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.
4.28   Finders and Brokers.    Except as set forth in Schedule 4.28, the Company has neither incurred nor will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.
4.29   Compliance with Health Care Laws.
(a)   The Company and each of its employees, officers, and directors are, and has at all times been, in material compliance with all applicable Health Care Laws.
(b)   No Person, including any Governmental Authority, has: (i) made any written claim or commenced any Proceeding with respect to any violation of any Health Care Law by the Company; or (ii) been given written notice of any potential criminal, civil or administrative violation of any Health Care Law.
(c)   Neither the Company nor any of its Affiliates, officers, directors, or employees has: (i) been disqualified or debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) made or offered any payment, gratuity or other thing of value that is prohibited by any law to personnel of the U.S. Food and Drug Administration (“FDA”) or any other Governmental Authority; (iii) made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or in any records and documentation prepared or maintained to comply with applicable Laws, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure in this subsection (iii) was made could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy; nor (iv) received written notice of or, to the Knowledge of the Company, been subject to any other material enforcement action involving the FDA or any other similar Governmental Authority, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter that would result in a Material Adverse Effect, and none of the foregoing are pending or threatened in writing.
(d)   Currently, none of the Company’s products or services are covered by any federal health care programs, including Medicare or Medicaid.

(e)   Neither the Company, nor any of its employees, officers, or directors, is currently: (i) to the Knowledge of the Company, under investigation by the Department of Justice, the Office of the Inspector General (“OIG”) of the U.S. Department of Health and Human Services, the OIG of the U.S. Department of Veterans Affairs, the Centers for Medicare and Medicaid Services, the Office for Civil Rights of the U.S. Department of Health and Human Services, any state Attorney General, any state Medicaid Agency, or the FDA; (ii) excluded from participation under any federal health care program under Section 1128 of the Social Security Act; or (iii) suspended or debarred from contracting with the federal government.
(f)   Neither the Company nor any of its employees, officers, or directors has entered into any agreement or settlement with any Governmental Authority with regard to any alleged non-compliance with, or violation of, any Health Care Law, or made a voluntary disclosure pursuant to any Governmental Authority self-disclosure protocol or similar functions, including but not limited to the OIG pursuant to the OIG’s self-disclosure protocol. No Person has filed or has threatened to file against the Company any claim under any federal or state whistleblower statute regarding the Company’s non-compliance with applicable Health Care Laws, including the Federal False Claims Act (31 U.S.C. §§3729 et seq.).
4.30   CFIUS.    The Company (i) does not produce, design, test, manufacture, fabricate, or develop any critical technologies as that term is defined in 31 C.F.R. § 800.215; (ii) does not perform the functions as set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to covered investment critical infrastructure, as that term is defined in 31 C.F.R. § 800.212; and (iii) does not maintain or collect sensitive personal data, and has no demonstrated business objective to do so in the future, as described in 31 C.F.R. § 800.241, and, therefore, the Company is not a “TID U.S. business” as defined in 31 C.F.R. § 800.248. The Company has no current intention of engaging in such activities in the future.
4.31   Independent Investigation.   The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.
4.32   Information Supplied.    None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the Proxy Statement and other mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.
4.33   Disclosure.    No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. Except for the representations and warranties expressly made by the Company in this ARTICLE IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Company, the Company Security Holders, the Company Common Stock, the business of the Company, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this ARTICLE IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser or any of its Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Company.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF
DENALI MERGER SUB
Denali Merger Sub represents and warrants to the Company as follows:
5.1   Organization and Standing.   Denali Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Denali Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Denali Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Denali Merger Sub has heretofore made available to the Company accurate and complete copies of the Organizational Documents of Denali Merger Sub, as currently in effect as of the date hereof. Denali Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.
5.2   Authorization: Binding Agreement.   Denali Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and, as applicable, shareholders of Denali Merger Sub in accordance with Denali Merger Sub’s Organizational Documents, and any other applicable laws, and (b) no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement, on the part of Denali Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Denali Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Denali Merger Sub, enforceable against the Denali Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
5.3   Governmental Approvals.   No Consent of or with any Governmental Authority on the part of Denali Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Denali Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by the Denali Merger Sub of the transactions contemplated hereby and thereby, other than (a) such filings expressly contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a material adverse effect on the ability of Denali Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby (a “Denali Material Adverse Effect”).
5.4   Non-Contravention.   The execution and delivery by Denali Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by Denali Merger Sub of the transactions contemplated hereby and thereby, and compliance by Denali Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Denali Merger Sub’s Organizational Documents, (b) subject to obtaining the consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Denali Merger Sub, or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Denali Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, or (vii) result in the creation of any Lien upon any of the properties or assets of Denali Merger Sub under, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Denali Material Adverse Effect.
5.5   Capitalization.
(a)   Prior to giving effect to the Denali Merger, Denali Merger Sub is authorized to issue 100 shares of Denali Merger Sub Common Stock, of which 100 shares are issued and outstanding, and all of which are owned by Holdco. Prior to giving effect to the transactions contemplated by this Agreement, Denali Merger Sub has never had any Subsidiaries or owned any equity interests in any other Person.
(b)   Except as set forth in its Organizational Documents, Denali Merger Sub (i) has no obligation to issue, sell or transfer any equity securities of Denali Merger Sub, (ii) is not party or subject to any contract that affects or relates to voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity interests of Denali Merger Sub, (iii) has not granted any registration rights or information rights to any other Person, (iv) has not granted any phantom shares and there are no voting or similar agreements entered into by Denali Merger Sub which relate to its capital or equity interests, (v) has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for voting interests of Denali Merger Sub or equity interests of Denali Merger Sub) with the owners or holders of Denali Merger Sub Common Stock on any matter or any agreements to issues such bonds, debentures, notes or other obligations and (vi) has no outstanding contractual obligations to provide funds to, or make any investment (other than the transactions contemplated herein) in, any other Person.
5.6   Denali Merger Sub Activities.   Since its formation, Denali Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Mergers, and, other than this Agreement and the Ancillary Documents to which it is a party, Denali Merger Sub is not party to or bound by any Contract.
5.7   Compliance with Laws.   Denali Merger Sub is not, and since the date of its formation, has not been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it. To Denali Merger Sub’s Knowledge, Denali Merger Sub, has not, since the date of its formation, received any written or oral notice of, or is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.
5.8   Actions; Orders.   There is no pending or, to the Knowledge of Denali Merger Sub, threatened Action to which Denali Merger Sub is subject, and there is no Action that Denali Merger Sub has pending against any other Person. Denali Merger Sub is not subject to any Orders of any Governmental Authority, nor to the Knowledge of Denali Merger Sub, are any such Orders pending.
5.9   Transactions with Related Persons.   Except as set forth on Schedule 5.9, there are no transactions, Contracts or understandings between Denali Merger Sub, on the one hand, and any (a) present or former director, officer or employee or Affiliate of Denali Merger Sub or Sponsor, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof, on the other hand.
5.10   Finders and Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Denali Merger Sub, the Targets or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Denali Merger Sub.
5.11   Investment Company Act.   Denali Merger Sub is not an “investment company” or a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.
5.12   Taxes.
(a)   Denali Merger Sub has not taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).
(b)   Denali Merger Sub does not have any plan or intention to engage in any transaction or make any election that would result in a liquidation of Purchaser for U.S. federal income tax purposes.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF LONGEVITY MERGER SUB
Longevity Merger Sub, represents and warrants to the Company as follows:
6.1   Organization and Standing.   Longevity Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Longevity Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Longevity Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Longevity Merger Sub has heretofore made available to the Company accurate and complete copies of the Organizational Documents of Longevity Merger Sub, as currently in effect as of the date hereof. Longevity Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.
6.2   Authorization: Binding Agreement.   Longevity Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and, as applicable, shareholders of Longevity Merger Sub in accordance with Longevity Merger Sub’s Organizational Documents and any other applicable Law, and (b) no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement, on the part of Longevity Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Longevity Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Longevity Merger Sub, enforceable against Longevity Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
6.3   Governmental Approvals.   No Consent of or with any Governmental Authority, on the part of Longevity Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Longevity Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by Longevity Merger Sub of the transactions contemplated hereby and thereby, other than (a) such filings as expressly contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a material adverse effect on the ability of Longevity Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby (a “Longevity Material Adverse Effect”).
6.4   Non-Contravention.   The execution and delivery by Longevity Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by Longevity Merger Sub of the transactions contemplated hereby and thereby, and compliance by Longevity Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Longevity Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Longevity Merger Sub, or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Longevity Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, or (vii) result in the creation of any Lien upon any of the properties or assets of Longevity Merger Sub under, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Longevity Material Adverse Effect.
6.5   Capitalization.
(a)   Prior to giving effect to the Longevity Merger, Longevity Merger Sub is authorized to issue 100 shares of Longevity Merger Sub Common Stock, of which 100 shares are issued and outstanding, and all of which are owned by Holdco. Prior to giving effect to the transactions contemplated by this Agreement, Longevity Merger Sub has never had any Subsidiaries or owned any equity interests in any other Person.
(b)   Except as set forth in its Organizational Documents, Longevity Merger Sub (i) has no obligation to issue, sell or transfer any equity securities of Longevity Merger Sub, (ii) is not party or subject to any contract that affects or relates to voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity interests of Longevity Merger Sub, (iii) has not granted any registration rights or information rights to any other Person, (iv) has not granted any phantom shares and there are no voting or similar agreements entered into by Longevity Merger Sub which relate to its capital or equity interests, (v) has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for voting interests of Longevity Merger Sub or equity interests of Longevity Merger Sub) with the owners or holders of Longevity Merger Sub on any matter or any agreements to issues such bonds, debentures, notes or other obligations and (vi) has no outstanding contractual obligations to provide funds to, or make any investment (other than the transactions contemplated herein) in, any other Person.
6.6   Longevity Merger Sub Activities.    Since its formation, Longevity Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Mergers, and, other than this Agreement and the Ancillary Documents to which it is a party, Longevity Merger Sub is not party to or bound by any Contract.

6.7   Compliance with Laws.   Longevity Merger Sub is not, and since the date of its formation, has not been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it. To Longevity Merger Sub’s Knowledge, Longevity Merger Sub, has not, since the date of its formation, received any written or oral notice of, or is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.
6.8   Actions; Orders.    There is no pending or, to the Knowledge of Longevity Merger Sub, threatened Action to which Longevity Merger Sub is subject, and there is no Action that Longevity Merger Sub has pending against any other Person. Longevity Merger Sub is not subject to any Orders of any Governmental Authority, nor to the Knowledge of Longevity Merger Sub, are any such Orders pending.
6.9   Transactions with Related Persons.    Except as set forth on Schedule 6.9, there are no transactions, Contracts or understandings between Longevity Merger Sub, on the one hand, and any (a) present or former director, officer or employee or Affiliate of Longevity Merger Sub or Sponsor, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Longevity Merger Sub outstanding capital stock as of the date hereof, on the other hand.
6.10   Finders and Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Longevity Merger Sub or any of its respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Longevity Merger Sub.
6.11   Investment Company Act.   Longevity Merger Sub is not an “investment company” or a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.
6.12   Taxes.
(a)   Longevity Merger Sub has not taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).
(b)   Longevity Merger Sub does not have any plan or intention to engage in any transaction or make any election that would result in a liquidation of Purchaser for U.S. federal income tax purposes.
ARTICLE VII.
REPRESENTATIONS AND WARRANTIES OF HOLDCO
Holdco represents and warrants to the Company and Purchaser as follows:
7.1   Organization and Standing.   Holdco is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Holdco has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Holdco is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Holdco has heretofore made available to the Company accurate and complete copies of the Organizational Documents of Holdco, as currently in effect. Holdco is not in violation of any provision of its Organizational Documents in any material respect.
7.2   Authorization: Binding Agreement.    Holdco has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and, as applicable, shareholders of Holdco in accordance with Holdco’s Organizational Documents and any other applicable Law, and (b) no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement, on the part of Holdco are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Holdco is a party has been or shall be when delivered, duly and validly executed and delivered and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Holdco, enforceable against Holdco in accordance with its terms, subject to the Enforceability Exceptions.
7.3   Governmental Approvals.    No Consent of or with any Governmental Authority, on the part of Holdco is required to be obtained or made in connection with the execution, delivery or performance by Holdco of this Agreement and each Ancillary Document to which it is a party or the consummation by Holdco of the transactions contemplated hereby and thereby, other than (a) such filings as expressly contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a material adverse effect on the ability of Holdco to enter into this Agreement or consummate the transactions contemplated hereby (a “Holdco Material Adverse Effect”).
7.4   Non-Contravention.    The execution and delivery by Holdco of this Agreement and each Ancillary Document to which it is a party, the consummation by Holdco of the transactions contemplated hereby and thereby, and compliance by Holdco with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Holdco’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 7.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Holdco, or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Holdco under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, or (vii) result in the creation of any Lien upon any of the properties or assets of Holdco under, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Holdco Material Adverse Effect.
7.5   Capitalization.
(a)   Prior to giving effect to the Mergers, Holdco is authorized to issue 100 shares of common stock of Holdco, par value $0.01 per share, of which 100 shares are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, Holdco has never had any Subsidiaries or owned any equity interests in any other Person, other than Denali Merger Sub and Longevity Merger Sub.
(b)   Except as set forth in its Organizational Documents, Holdco (i) has no obligation to issue, sell or transfer any equity securities of Holdco, (ii) is not party or subject to any contract that affects or relates to voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity interests of Holdco, (iii) has not granted any registration rights or information rights to any other Person, (iv) has not granted any phantom shares and there are no voting or similar agreements entered into by Holdco which relate to its capital or equity interests, (v) has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for voting interests of Holdco or equity interests of Holdco) with the owners or holders of Holdco on any matter or any agreements to issues such bonds, debentures, notes or other obligations and (vi) has no outstanding contractual obligations to provide funds to, or make any investment (other than the transactions contemplated herein) in, any other Person.
7.6   Holdco Activities.    Since its formation, Holdco has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this

Agreement and the Ancillary Documents to which it is a party and the Mergers, and, other than this Agreement and the Ancillary Documents to which it is a party, Holdco is not party to or bound by any Contract.
7.7   Compliance with Laws.   Holdco is not, and since the date of its formation, has not been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it. Holdco, has not, since the date of its formation, received any written or oral notice of, or is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.
7.8   Actions; Orders.    There is no pending or, to the Knowledge of Holdco, threatened Action to which Holdco is subject. There is no Action that Holdco has pending against any other Person. Holdco is not subject to any Orders of any Governmental Authority, nor to the Knowledge of Holdco, are any such Orders pending.
7.9   Transactions with Related Persons.    Except as set forth on Schedule 7.9, there are no transactions, Contracts or understandings between Holdco, on the one hand, and any (a) present or former director, officer or employee or Affiliate of Holdco or Sponsor, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Holdco’s outstanding capital stock as of the date hereof, on the other hand.
7.10   Finders and Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Holdco, the Company or any of its respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Holdco.
7.11   Investment Company Act.   Holdco is not an “investment company” or a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.
7.12   Taxes.
(a)   Holdco has not taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).
(b)   Holdco does not have any plan or intention to engage in any transaction or make any election that would result in a liquidation of Purchaser for U.S. federal income tax purposes.
(c)   Holdco intends that any cash remaining in the Trust Account after the redemptions of the Purchaser Ordinary Shares and distributions contemplated by this Agreement shall be used in the Company’s business within the meaning of Treasury Regulations Section 1.368-1(d).
7.13   Ownership of Merger Consideration.    All shares of Holdco Common Stock to be issued and delivered to the holders of Purchaser Ordinary Shares and to the Company Stockholders, in accordance with ARTICLES I and II shall be, upon issuance and delivery of such Holdco Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and the issuance and sale of such Holdco Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.
ARTICLE VIII.
COVENANTS
8.1   Access and Information.   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Closing (the “Interim Period”), subject to Section 8.15, the Company shall give, and shall cause its Subsidiaries and Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company, as the Purchaser or its Representatives may reasonably request regarding the Company and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company.
During the Interim Period, subject to Section 8.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.
8.2   Conduct of Business of the Company.    Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 8.2 of the Company Disclosure Schedules, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets.
The Company shall provide advance written notice to the Purchaser of any material action that is not within the ordinary course and consistent with past practice. Except as expressly contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 8.2 of the Company Disclosure Schedules, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:
(a)   amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;
(b)   authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(c)   split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Common Stock from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of service);
(d)   other than promissory notes issued by the Company to FutureTech Capital LLC which shall be cancelled and converted into the right to receive shares of Company Common Stock immediately prior to the Longevity Merger Effective Time consistent with the terms of the Promissory Notes listed on Schedule 1.10(a) and consistent with Section 1.10(a), incur, create, assume, prepay, commit to, or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $50,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $25,000 individually or $50,000 in the aggregate;
(e)   increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, to any employee, or increase other benefits of employees generally other than in the ordinary course of business consistent with past practice, or enter into, establish, amend or terminate any Company Benefit Plan other than as required by applicable Law or pursuant to the terms of any Company Benefit Plans;
(f)   take any action to (i) hire or terminate any officer, director, employee or other individual service provider of the Company or any of its Subsidiaries, (ii) grant, announce or modify any equity or equity-based awards, or (iii) accelerate the payment, funding, right to payment or vesting of any compensation or benefits;
(g)   make or rescind any material election relating to Taxes, settle any Action, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;
(h)   transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company IP Licenses or other Company Intellectual Property (excluding non-exclusive licenses of Company Intellectual Property to Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;
(i)   terminate, waive, renew, extend, assign, or fail to maintain in effect any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract;
(j)   terminate, waive, renew, extend, assign, or fail to maintain in effect any right under, any Contract with any Target or enter into any Contract with any Target;
(k)   fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;
(l)   establish any Subsidiary or enter into any new line of business, provided, however that the Purchaser expressly approves the Company’s acquisition of the Targets just prior to the Closing;
(m)   voluntarily terminate, cancel, materially modify or amend, permit to lapse, or fail to keep in force any insurance policies maintained for the benefit of the Company or providing insurance coverage with respect to its assets, operations and activities, without replacing or revising such policies with a comparable amount of insurance coverage with substantially similar coverage to that which is currently in effect;

(n)   revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;
(o)   waive, release, assign, commence, initiate, satisfy, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $25,000 individually or $50,000 in the aggregate, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;
(p)   close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;
(q)   acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;
(r)   make capital expenditures in excess of $25,000 (individually for any project (or set of related projects) or $50,000 in the aggregate);
(s)   authorize, recommend, propose or announce an intention to adopt, or otherwise effect a plan of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar transaction;
(t)   voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to the terms of a Company Material Contract or Company Benefit Plan or for Expenses incurred by the Company in connection with the transactions contemplated by this Agreement;
(u)   purchase, sell, lease, license, transfer, exchange or swap, pledge, mortgage or otherwise pledge or encumber (including securitizations), or transfer or otherwise dispose of any material portion of its properties, assets or rights (including equity interests of the Company or any Target);
(v)   enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;
(w)   take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;
(x)   accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the ordinary course of business consistent with past practice;
(y)   enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or
(z)   authorize or agree to do any of the foregoing actions;
provided, that any actions reasonably taken in good faith by the Company or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including Orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 8.2. The Company shall notify the Purchaser in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the business of the Company, in consultation with the Purchaser whenever practicable.
8.3   Conduct of Business of the Purchaser.    Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 8.3 of the Purchaser Disclosure Schedules, the Purchaser shall, and shall cause its Subsidiaries to, comply with all Laws applicable to the Purchaser and its Subsidiaries. Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), so long as Purchaser is solely responsible for all Extension Expenses, and no consent of any other Party shall be required in connection therewith.
Without limiting the generality of Section 8.3 and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any PIPE Investment in accordance with Section 14.1) or as expressly set forth on Schedule 8.3 of the Purchaser Disclosure Schedules, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:
(a)   amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;
(b)   authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of Purchaser Securities issuable upon conversion or exchange of outstanding Purchaser Securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities;
(c)   split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;
(d)   incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $50,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 8.3(d) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement (including any PIPE Investment and the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”)), up to aggregate additional Indebtedness during the Interim Period of $1,000,000, provided, however, that Purchaser shall remain solely responsible for all Extension Expenses;
(e)   make or rescind any material election relating to Taxes, settle any claim, Action, Proceeding, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;
(f)   amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;
(g)   terminate, waive or assign any material right under any Purchaser Material Contract;
(h)   fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;
(i)   establish any Subsidiary or enter into any new line of business;
(j)   fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect as of the date of this Agreement;

(k)   waive, release, assign, initiate, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $25,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;
(l)   acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;
(m)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Mergers);
(n)   voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $25,000 individually or $50,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;
(o)   enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;
(p)   take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or
(q)   authorize or agree to do any of the foregoing actions;
provided, that any actions reasonably taken in good faith by the Purchaser or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including Orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 8.3. The Purchaser shall notify the Company in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the Purchaser and its Subsidiaries.
8.4   Annual and Interim Financial Statements.
(a)   During the Interim Period, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited income statement and an unaudited condensed balance sheet of the Company for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes.
(b)   The Company shall use reasonable best efforts to deliver to the Purchaser on or prior to February 28, 2023, the audited financial statement of the Company, excluding the Targets (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2022, and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal year then ended, audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards and containing an unqualified report of the Company’s auditors, that is required to be included in the Registration Statement and any other filings to be made by the Purchaser or Holdco with the SEC in connection with the transactions contemplated hereby and in the Ancillary Document.

(c)   The Company shall use reasonable best efforts to deliver to Sponsor on or prior to February 28, 2023,
(i)   an audited financial statement of Cerevast (including, in each case, any related notes thereto), consisting of the balance sheets of Cerevast as of December 31, 2022, December 31, 2021 and December 31, 2020, and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards,
(ii)   an audited financial statement of Aegeria (including, in each case, any related notes thereto), consisting of the balance sheets of Aegeria as of December 31, 2022, December 31, 2021 and December 31, 2020, and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards, and
(iii)   an audited financial statement of Novokera (including, in each case, any related notes thereto), consisting of the balance sheets of Novokera as of December 31, 2022 and December 31, 2021, and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards.
(d)   All financial statements delivered pursuant to this Section 8.4, (A) will be prepared from, and reflect in all material respects, the books and records of the Company, Cerevast, Aegeria, or Novokera, as applicable, (B) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (C) will fairly present, in all material respects, the consolidated financial position of the Company, Cerevast, Aegeria, and Novokera, as applicable, as of the dates thereof and their results of operations for the periods then ended, and (D) will be audited in accordance with the standards of the PCAOB. All costs incurred in connection with preparing and obtaining such financial statements shall be Expenses of the Company.
(e)   The Company shall (and shall use its reasonable best efforts to cause each Target to) use reasonable best efforts (i) to assist the Purchaser and its Representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company or applicable Target, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is reasonably required to be included in the Registration Statement and any other filings to be made by the Purchaser or Holdco with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law.
8.5   Purchaser Public Filings.   During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Purchaser Public Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants on Nasdaq. Holdco shall use its reasonable best efforts to obtain, and the Purchaser and the Company will use their reasonable best efforts to cooperate with Holdco to obtain, a listing of Holdco Common Stock and Holdco Warrants to be listed on Nasdaq effective as of the Closing.
8.6   No Solicitation.    For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business

Combination involving Purchaser. For the avoidance of doubt, an “Alternative Transaction” does not include any PIPE Financing in accordance with Article XIV.
(a)   During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.
(b)   Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.
8.7   No Trading.    The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Mergers in accordance with ARTICLE 1), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.
8.8   Notification of Certain Matters.   During the Interim Period, (x) each Party shall give prompt notice to the other Parties if such Party or its Affiliates, and (y) the Company shall give prompt notice to the Purchaser if, to the Company’s Knowledge, any Target or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder, under the Cerevast Acquisition Agreement, under the Aegeria Acquisition Agreement, or under the Novokera Acquisition Agreement, in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or the transactions contemplated by the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, or the Novokera Acquisition Agreement, or (ii) any non-compliance with any Law by such Person or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the transactions contemplated by the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, or the Novokera Acquisition Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would make any representation or warranty contained in this Agreement, the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, or the Novokera

Acquisition Agreement false or untrue, would constitute a breach of any covenant or agreement contained in this Agreement, the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, or the Novokera Acquisition Agreement, or would reasonably be expected to cause or result in any of the conditions to the Closing set forth in this Agreement, the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, or the Novokera Acquisition Agreement not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Person or any of its Affiliates, or any of their respective properties or assets, or, to the actual knowledge of such Person, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Person or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement, or the transactions contemplated by the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, or the Novokera Acquisition Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement, the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, and/or the Novokera Acquisition Agreement have been breached.
8.9   Efforts.
(a)   Upon the terms and subject to the conditions of this Agreement, each Party hereto shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including obtaining all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement; provided, that in no event shall any Party be required to pay any material fee, penalty or other consideration to obtain any license, Permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the transactions contemplated hereby (other than fees or expenses payable to the SEC in connection with the transactions contemplated hereby, including the Registration Statement).
(b)   As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.
(c)   Notwithstanding the immediately preceding paragraph, nothing contained herein shall be deemed to require Purchaser or the Company, or any of their respective Subsidiaries, and Purchaser and the Company, and any of their respective Subsidiaries, shall not be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition, commitment or restriction, in connection with obtaining the foregoing Permits, consents, Orders, approvals, waivers, non-objections and authorizations of Governmental Authorities that would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations on the business of the Company and its Subsidiaries (taken as a whole), or on the business of Purchaser and its Subsidiaries (taken as a whole) (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments).
(d)   Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts; provided, that in no event shall any Party be required to pay any material fee, penalty or other consideration to obtain any license, Permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the transactions contemplated hereby (other than fees or expenses payable to the SEC in connection with the transactions contemplated hereby, including the Registration Statement).
8.10   Tax Matters.
(a)   Holdco shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) and file all necessary Tax Returns with respect to all Transfer Taxes, and, if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
(b)   The Parties agree and intend that, to the greatest extent permitted by Law, for U.S. federal (and applicable state and local) income tax purposes, each Merger is intended to be treated consistent with the Intended Tax Treatment. Each of the Parties shall use its commercially reasonable efforts to cause each Merger to qualify for the Intended Tax Treatment. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause either of the Mergers to fail to qualify for the Intended Tax Treatment. To the greatest extent permitted under Law, the Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Intended Tax Treatment.
(c)   This Agreement is and is hereby adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder with respect to the Domestication and the Denali Merger.
(d)   The Parties shall execute and deliver (i) officer’s certificates, in customary form, in a timely manner upon request by the other Party and (ii) any other representations reasonably requested by counsel to Purchaser or counsel to the Company, as applicable, for purposes of rendering opinions regarding the Intended Tax Treatment and other tax matters in connection with the transactions contemplated by this Agreement, at such time or times as may be requested by counsel to Purchaser or counsel to the Company, including in connection with the Closing and any filing with the SEC. Any opinion to be delivered by counsel to the Purchaser shall be limited to addressing (a) qualification of the transactions contemplated by this Agreement as an exchange governed by Section 351 of the Code and/or (b) the accuracy of any tax disclosure statements addressed directly to holders of equity securities of the Purchaser (or any other matters the SEC specifically requests that the Purchaser provide an opinion with respect to). For the avoidance of doubt, any tax opinions to be delivered by counsel to Purchaser shall not be a condition to Closing under this Agreement.
(e)   Holdco shall provide the pre-Closing Purchaser shareholders information that is required to (i) make (or maintain) a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to Purchaser for each year that Purchaser is considered a passive foreign investment company (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)) and (ii) if relevant, to report any person’s allocable share of “Subpart F” income of the Purchaser.
(f)   None of the Company, Purchaser, Holdco or any of their Affiliates will take any action, engage in any transaction that would result in the liquidation of Purchaser for U.S. federal income tax purposes in the tax year including the Closing Date and the two subsequent calendar years.
(g)   For two years following the Closing, all cash and cash equivalents in the Trust Account after the Redemption shall (i) be used in the operations of the Company or the members of the Company’s “qualified group” (within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)) and/or (ii) loaned to the Company or members of the Company’s qualified group to be used in its business operations, in each case, such amounts to be used in a manner that would not impair the ability of the Denali Merger to qualify as a “reorganization” within the meaning of Section 368 of the Code.
8.11   Employee Benefits Matters
(a)   To the extent any “disqualified individual” (as such term is defined for purposes of Section 280G of the Code (hereafter, “Section 280G”)) of the Company, Cerevast, Novokera, Aegeria or any of their respective Subsidiaries (a “Disqualified Individual”) would be entitled to any payment or benefit as a result of or in connection with the transactions contemplated by the Target Acquisitions (either alone or upon the occurrence of any additional or subsequent events) and such payment or benefit would constitute an “excess parachute payment” under Section 280G or would result in the imposition of any excise Tax imposed under Section 4999 of the Code, the Company, Cerevast, Novokera and/or Aegeria, as applicable, shall, prior to the Target Acquisitions: (i) obtain a binding written waiver (each, a “Section 280G Waiver”) from each Disqualified Individual of such Disqualified Individual’s right to receive any portion of such parachute payments that exceeds three times such Disqualified Individual’s “base amount” within the meaning of Section 280G(b)(3) of the Code less one dollar (collectively, the “Excess Parachute Payments”) to the extent such Excess Parachute Payments are not subsequently approved pursuant to a stockholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1 thereunder (the “280G Stockholder Approval Requirements”); (ii) solicit a vote of stockholders in a manner that satisfies the 280G Stockholder Approval Requirements in respect of the Excess Parachute Payments payable to all such Disqualified Individuals who have executed a Section 280G Waiver; provided, however, that the Company, Cerevast, Novokera and/or Aegeria, as applicable, shall not be required to pay any amounts or provide any benefits to any Person in order to obtain such approval. The Section 280G Waivers, calculations, disclosure, equityholder consents, and any other documents prepared, issued, distributed, adopted or executed in connection with the implementation of this Section 8.11(a) shall be provided to Purchaser no later than 10 Business Days prior to the Target Acquisitions and shall be subject to Purchaser’s prior reasonable review and comment and the Company shall implement any comments provided by Purchaser. To the extent any Excess Parachute Payments are not approved as contemplated above, such Excess Parachute Payments shall not be made or provided to the extent waived in the Section 280G Waivers. At least 3 Business Days prior to the Target Acquisitions, the Company shall deliver to Purchaser written evidence of satisfaction of the requirements of this Section 8.11(a) or written notice of the nonsatisfaction thereof.

(b)   As soon promptly as practicable after the date hereof and in any event no later than thirty (30) days prior to the Closing Date, the Company and/or Cerevast shall enter into an indemnification agreement (the form of which shall be subject to the review and approval of Purchaser) with each of Kendall Stever, Andrew Leo and Francesco Curra indemnifying such individuals for any and all losses relating to or arising from the grant of Company Options in violation of Code Section 409A.
8.12   Further Assurances.   The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.
8.13   The Registration Statement.
(a)   As promptly as practicable after the date hereof, the Purchaser shall prepare, with the reasonable assistance of the Company, and cause Holdco to file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Holdco Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser shareholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Shareholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (such rights to have their Purchaser Ordinary Shares redeemed, “Redemption Rights,” and such redemption thereof, the “Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Denali Merger (and, to the extent required, the issuance of any shares in connection with the PIPE Investment), by the holders of Purchaser Ordinary Shares in accordance with the Purchaser’s Organizational Documents and IPO Prospectus, the Securities Act, the Companies Act, the DGCL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption of the amended and restated memorandum and articles of association of Purchaser in connection with the Denali Merger, (iii) the change of name of the Purchaser in connection with the Denali Merger, (iv) on an advisory basis only, the adoption and approval of the Amended Holdco Certificate of Incorporation, including the change of name of Holdco, (v) adoption and approval of a new equity incentive plan, in a form reasonably acceptable to the Company and Purchaser (the “Equity Incentive Plan”), and which will provide for awards for a number of shares of Holdco Common Stock equal to (a) ten percent (10%) of the aggregate number of shares of Holdco Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption), plus (b) the number of shares of Holdco Common Stock underlying the Converted Stock Options, (vi) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the other transactions contemplated by this Agreement (including any proposal to alter the authorized share capital of the Purchaser to match the authorized share capital of Denali Merger Sub) (the approvals described in foregoing clauses (i) through (vi), collectively, the “Purchaser Shareholder Approval Matters”), and (vii) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Registration Statement, Holdco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Securities Act, the DGCL and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Purchaser shall consider any such comments timely made in good faith. The Company shall provide Purchaser with such information concerning the Company and its stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.
(b)   Purchaser shall take all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and Holdco and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and shall respond in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents; provided, however, that the Purchaser shall not amend or supplement the Proxy Statement without prior written consent of the Company, not to be unreasonably withheld, conditioned, or delayed.
(c)   Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Purchaser shall consider any such comments timely made in good faith under the circumstances.
(d)   As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to Purchaser’s shareholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the Securities Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.
(e)   Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.
8.14   Public Announcements.
(a)   The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance provided, however, that the foregoing shall not prohibit Purchaser, Sponsor, and their respective Representatives from providing general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor, including to potential PIPE Investors in connection with a PIPE Investment in accordance with Section 14.1, or in connection with normal fund raising or related marketing or informational or reporting activities; and provided, further, that subject to Section 8.02 and this Section 8.13, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any required third party consent. Notwithstanding the foregoing, Purchaser and the Company may make statements that are consistent with previous public releases made by such Party in compliance with this Section 8.13.
(b)   The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall have the opportunity to review and comment prior to filing and Purchaser shall consider any such comments in good faith. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Holdco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws, which the Seller Representative and Sponsor shall have the opportunity to review and comment. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.
8.15   Confidential Information.
(a)   The Company and the Seller Representative hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE XI, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 8.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 8.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the

Company and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.
(b)   The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE XI, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser, Holdco and their respective Representatives shall be permitted to disclose all Company Confidential Information to the extent required by the Federal Securities Laws.
8.16   Post-Closing Board of Directors and Executive Officers; Employment Agreements; Related Party Transactions.
(a)   The Parties shall take all necessary action, including causing the current directors of Holdco to resign, so that effective upon the Effective Time, (i) the Post-Closing Holdco Board will consist of (A) six (6) directors designated by the Company, at least four (4) of whom shall qualify as an independent director under Nasdaq rules and (B) one (1) director designated by Sponsor, totaling seven (7) individuals, and (ii) elect the Post-Closing Holdco Board; provided, that such designees shall, in the case of the Sponsor designee, be reasonably acceptable to the Company and, in the case of the Company designees, be reasonably acceptable to Sponsor. Sponsor and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned, or delayed by either the Company or Sponsor) on the directors to be appointed to the audit, compensation and nominating committees prior to the filing of the Registration Statement with the SEC. At or prior to the Closing, Holdco will provide each director of the Post-Closing Holdco Board with a customary director indemnification agreement.
(b)   The Parties shall take all action necessary, including causing the executive officers of Holdco and Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser and Holdco immediately after the Closing will be the same individuals (in the corresponding office) as that of the Company immediately prior to the Closing.
(c)   Each of the Company, Holdco and Purchaser shall cause such individuals to, and such Persons shall, comply and cooperate with and satisfy all requests and requirements made by any Governmental Authority in connection with the foregoing, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and making individuals available with respect to any discussions or hearings. In the event an individual designated in accordance with Section 8.16(a) does not satisfy any requirement of a Governmental Authority, including applicable rules required by the SEC and the rules and listing standards of Nasdaq, to serve as a director of Holdco, then (x) there shall be no obligation to appoint such individual pursuant to Section 8.16(a) and (y) the Company or Sponsor, as applicable, shall be entitled to designate a replacement director in lieu of such person; provided, further, that in no event shall Closing be delayed or postponed in connection with or as a result of the foregoing.
(d)   The Parties shall negotiate in good faith to finalize employment agreements, in a form to be mutually agreed upon by the Company and Purchaser, with certain individuals to be mutually agreed between the Company and Purchaser, which agreements shall include non-compete and non-solicitation terms favorable to Holdco and the Company.
(e)   If requested by the Purchaser on or after the date hereof, the Company shall take all necessary actions, and shall use its reasonable best efforts to cause, the Targets to take all necessary action, to terminate any Contract or arrangement with a Related Person listed on Schedule 4.21 of the Company Disclosure Schedules.
8.17   Indemnification of Directors and Officers; Tail Insurance.
(a)   The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser, Denali Merger Sub, or Longevity Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser, Denali Merger Sub, or Longevity Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser, Denali Merger Sub, or Longevity Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Holdco, the Purchaser and the Company shall cause the Organizational Documents of the Purchaser, the Company, and Holdco to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser, Denali Merger Sub, and Longevity Merger Sub to the extent permitted by applicable Law. The provisions of this Section 8.17 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.
(b)   For the benefit of the Purchaser’s, Denali Merger Sub’s, and Longevity Merger Sub’s directors and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser, Holdco, and the Company shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser, Holdco, and the Company shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

(c)   If Purchaser, Holdco, the Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Holdco, the Purchaser or the Company shall assume all of the obligations set forth in this Section 8.17.
(d)   The D&O Indemnified Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 8.17 are intended to be third party beneficiaries of this Section 8.17. This Section 8.17 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Purchaser, Holdco, and the Company.
8.18   Trust Account Proceeds.   Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in ARTICLE X and provision of notice thereof to the Trustee, (a) at the Closing, the Purchaser shall (i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) use reasonable best efforts to cause the Trustee to (x) pay as and when due all amounts, if any, payable to the Public Shareholders of the Purchaser pursuant to the Redemption, (y) pay the amounts due to the underwriters of the Purchaser’s IPO for their deferred underwriting commissions as set forth in the Trust Agreement and (z) immediately thereafter, pay all remaining amounts then available in the Trust Account to the Purchaser in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein. Any such remaining amounts paid to Purchaser in accordance with the foregoing sentence shall, along with any proceeds from any PIPE Investment, first be used to pay (a) the Purchaser’s accrued Expenses, (b) the Purchaser’s deferred Expenses of the IPO, and (d) any other Expenses of the Purchaser, the Company, and the Holdco as of the Closing. Such Expenses will be paid at the Closing. Any remaining cash will be used in the Company’s business within the meaning of Treasury Regulations Section 1.368-1(d).
8.19   Domestication.   On a date not earlier than three (3) days following the Closing Date, Holdco shall cause the Purchaser to migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and the Companies Act (the “Domestication”), including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Purchaser and the Company, together with the certificate of incorporation of Purchaser (in form and substance reasonably acceptable to Purchaser and the Company), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Person, each then issued and outstanding share of Purchaser Ordinary Shares shall convert automatically shall convert automatically into a share of common stock of Purchaser (after its domestication as a corporation incorporated in the State of Delaware).
8.20   Stockholder Written Consent.
(a)   As promptly as practicable after the Registration Statement is declared effective under the Securities Act and, in any event within five (5) Business Days of the effectiveness of the Registration Statement, the Company shall cause to be delivered to each Company Stockholder as of such date an information statement, which shall include copies of this Agreement, the Registration Statement, a Written Consent, and, as applicable, the Registration Rights Agreement, the Lock-up Agreement and/or a Letter of Transmittal (“Company Stockholder Package”), stating (i) that the board of directors of the Company recommends that each Company Stockholder adopt this Agreement and approve the Longevity Merger by execution of the Written Consent and (ii) the timeline for returning executed copies of the documents included as part of the Company Stockholder Package. The written consent included in the Company Stockholder Package shall be in in a form to be mutually agreed between the Purchaser and the Company (the “Written Consent”) and shall be required from Company Stockholders who collectively hold at least a majority of the voting power of the outstanding shares of Company Common Stock as of immediately prior to the Longevity Merger and following consummation of the Target Acquisitions pursuant to Section 228(a) and 251(c) of the DGCL and the

Company’s Organizational Documents. The approval contemplated by the foregoing sentence is referred to herein as the “Required Company Stockholder Approval”.
(b)   As promptly as practicable after distribution of the Company Stockholder Package, the Company shall obtain the Required Company Stockholder Approval and deliver it to Purchaser.
8.21   Target Acquisitions.   (a) The Company will keep Purchaser informed on a reasonably current basis of all material developments with respect to each of the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, and the Novokera Acquisition Agreement and the transactions contemplated thereby; (b) the Company will not, and will cause the Targets to not, without the prior written approval of Sponsor (such approval not to be unreasonably withheld, conditioned or delayed), enter into or agree to any amendment, supplement, modification or waiver of the terms of each of the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, and the Novokera Acquisition Agreement, and (c) the Company shall not and shall cause the Targets to not waive any closing conditions in each of the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, and the Novokera Acquisition Agreement unless such action has been approved in advance in writing by the Sponsor (such approval not to be unreasonably withheld, conditioned or delayed).
ARTICLE IX.
NO SURVIVAL
9.1   No Survival.   Representations and warranties of each Party contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Party pursuant to this Agreement shall not survive the Closing, and from and after the Closing, each Party and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or Action be brought against any Party or their respective Representatives with respect thereto. The covenants and agreements made by each Party in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).
ARTICLE X.
CLOSING CONDITIONS
10.1   Conditions to Each Party’s Obligations.   The obligations of each Party to consummate the Mergers and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:
(a)   Required Purchaser Approvals.   The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).
(b)   Required Company Approvals.   The Required Company Stockholder Approval shall have been obtained and remain in full force and effect.
(c)   No Adverse Law or Order.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.
(d)   Fairness Opinion.   Purchaser and Holdco shall have received an opinion from the Financial Advisor, in a form reasonably acceptable to Purchaser and Holdco, that the transactions contemplated by this Agreement are fair to the stockholders of Holdco from a financial point of view which opinion shall cover the allocation of the Merger Consideration among the Targets.

(e)   Net Tangible Assets Test.   Upon the Closing, after giving effect to the Redemption and the PIPE Investment, Holdco shall have net tangible assets of at least $5,000,001.
(f)   Registration Statement.   The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.
(g)   Nasdaq Listing.   The shares of Holdco Common Stock and Holdco Warrants to be issued in respect of Purchaser Public Warrants shall have been approved for listing on Nasdaq, subject to official notice of issuance.
(h)   Adoption and Approval of the Equity Incentive Plan.   The Equity Incentive Plan shall have been adopted and approved consistent with the requirements of Section 8.12(a)(iii).
10.2   Conditions to Obligations of the Company.   In addition to the conditions specified in Section 10.1, the obligations of the Company to consummate the Longevity Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of Purchaser, the Denali Merger Sub, the Longevity Merger Sub, and Holdco contained in Articles III, V, VI and VII (other than the representations and warranties of Purchaser contained in Section 3.5(a) (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Purchaser, Denali Merger Sub, Longevity Merger Sub or Holdco to enter into this Agreement or consummate the transactions contemplated hereby.
(ii)   The representations and warranties of the Purchaser contained in Section 3.5(a) (Capitalization) shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).
(b)   Agreements and Covenants.   The Purchaser, the Denali Merger Sub, the Longevity Merger Sub and Holdco shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date, except where compliance with any such obligation, agreement or covenant has been waived in writing by the Company.
(c)   Minimum Cash Condition.   At the Closing, the aggregate cash proceeds available to fund the balance sheet of Holdco, after giving effect to the payment in full of the Purchaser’s Expenses in accordance with Section 8.18 and the payment in full of the Company’s Expenses, shall be at least $30,000,000.00.
(d)   Closing Deliverables.
(i)   Officer Certificate.   Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.2(a), 10.2(b) and 10.2(c).
(ii)   Secretary Certificate.   The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the

Purchaser’s Organizational Documents as in effect as of the Closing Date and (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby.
(iii)   Good Standing.   The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser, Denali Merger Sub, Longevity Merger Sub and Holdco certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s, Denali Merger Sub’s, Longevity Merger Sub’s and Holdco’s jurisdictions of organization, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.
(iv)   Letters of Transmittal.   Each Company Stockholder shall have received the Letter of Transmittal from the Exchange Agent.
(v)   Registration Rights Agreement.   The Company shall have received a copy of the Registration Rights Agreement, duly executed by Sponsor and Holdco.
(vi)   Indemnification Agreements.   Holdco shall have entered into indemnification agreements, in a form to be mutually agreed upon by Holdco and the Company, with each of the people set forth on Schedule 10.2(d)(vi).
10.3   Conditions to Obligations of the Purchaser.   In addition to the conditions specified in Section 10.1, the obligations of the Purchaser, Holdco, the Denali Merger Sub and the Longevity Merger Sub to consummate the Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of the Company contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), and Section 4.28 (Finders and Brokers) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and on and as of the Closing Date immediately prior to the Longevity Merger Effective Time as if made on the Closing Date immediately prior to the Longevity Merger Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date).
(ii)   Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.3(a) and (b) (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date immediately prior to the Longevity Merger Effective Time as if made on the Closing Date immediately prior to the Longevity Merger Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, the failure of such representations and warranties to be so true and correct, has not had a Material Adverse Effect.
(iii)   The representations and warranties of the Company contained in Section 4.3(a) and (b) (Capitalization) shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).
(b)   Agreements and Covenants.   The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement, in each case to be performed or complied with by such person on or prior to the Closing Date, except where compliance with any such obligation, agreement or covenant has been waived in writing by Purchaser.
(c)   No Material Adverse Effect.   No Material Adverse Effect shall have occurred with respect to the Company and the Targets, taken as a whole, since the date of this Agreement which is continuing and uncured.
(d)   Closing of Target Acquisition Agreements.   The closings shall have occurred under each of the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement and the Novokera Acquisition Agreement, each in accordance with the respective terms thereof.
(e)   Closing Deliverables.
(i)   Officer Certificate.   The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.3(a), 10.3(b), 10.3(c) and 10.3(d).
(ii)   Secretary Certificate.   The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Longevity Merger and the other transactions contemplated hereby and thereby.
(iii)   Good Standing.   The Company shall have delivered to the Purchaser a good standing certificate (or similar document applicable for such jurisdiction) for the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization.
(iv)   Lock-Up Agreements. The Company shall have delivered to the Purchaser copies of the Lock-Up Agreements duly executed by each of the Company Stockholders.
(v)   Resignations. Subject to the requirements of Section 8.17, the Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser.
(vi)   Lien Releases. Evidence reasonably satisfactory to Purchaser of the release or satisfaction of all Liens, or, in the alternative, payoff letters from all Lien claimants for the release or satisfaction of all Liens reasonably satisfactory to Purchaser, with respect to the capital stock, assets and property of Cerevast relating to those items set forth on Schedule 10.3(e)(vi).
10.4   Frustration of Conditions.   Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company or any Company Stockholder) to comply with or perform any of its covenants or obligations set forth in this Agreement.
ARTICLE XI.
TERMINATION AND EXPENSES
11.1   Termination.   This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:
(a)   by mutual written consent of the Purchaser and the Company;
(b)   by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in ARTICLE X have not been satisfied or waived by the nine-month anniversary of the date of this Agreement (the “Outside Date”) (provided, that if Purchaser seeks and obtains an Extension, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for an additional period equal to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension and (iii) such period as determined by Purchaser); provided, however, the right to terminate this Agreement under this Section 11.1 shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;
(c)   by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;
(d)   by written notice by the Company to Purchaser, if (i) there has been a material breach by the Purchaser, Longevity Merger Sub, Denali Merger Sub or Holdco of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser, Longevity Merger Sub, Denali Merger Sub or Holdco shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if at such time the Company is in material uncured breach of this Agreement;
(e)   by written notice by the Purchaser to Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.3(a) or Section 10.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;
(f)   by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Company and the Targets, taken as a whole, following the date of this Agreement which is uncured for at least ten (10) Business Days after written notice of such Material Adverse Effect is provided by the Purchaser to the Company; or
(g)   by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained.
11.2   Effect of Termination.   This Agreement may only be terminated in the circumstances described in Section 11.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 11.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 8.14 (Public Announcements), 11.3 (Fees and Expenses), 12.1 (Waiver of Claims Against Trust), ARTICLE XIII (Miscellaneous), this Section 11.2 (Effect of Termination) and 13.3 (Third Parties) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud

Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 12.1). Without limiting the foregoing, and except as provided in Section 11.3 and this Section 11.2 (but subject to Section 12.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 13.6, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 11.1.
11.3   Fees and Expenses.   Subject to Sections 8.18 and 12.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. For the avoidance of doubt, the Parties agree that (a) the Company shall not be responsible for the Extension Expenses associated with any Extensions, (b) the Company shall be responsible for all required filing or similar fees with respect to any required approval of a Governmental Authority, and (c) if the transactions contemplated by this Agreement are consummated, Holdco shall bear all of the Expenses of the Parties. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including without limitation all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates; all filing fees in connection with any approvals required or advisable in connection with the transactions contemplated by this Agreement; and all fees and expenses of proxy solicitors, Edgarization and filing services, and printing and distribution of the Proxy Statement) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of the transactions contemplated by this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO due upon consummation of a Business Combination.
ARTICLE XII.
WAIVERS AND RELEASES
12.1   Waiver of Claims Against Trust.   Reference is made to the IPO Prospectus. The Company and the Seller Representative each hereby represents and warrants that it has read the IPO Prospectus other than SEC Reports, the Purchaser’s Organizational Documents, and the Trust Agreement and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by the IPO Underwriter and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by the IPO Underwriter) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of the Purchaser’s initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within twelve (12) months after the closing of the IPO, subject to an Extension, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to Purchaser after or simultaneously with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Seller Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any

Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, Contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates); provided, however, that the foregoing waiver will not limit or prohibit the Company or its Affiliates from pursuing a claim against the Purchaser, Denali Merger Sub, Longevity Merger Sub or any other Person for legal relief against monies or other assets of the Purchaser, Denali Merger Sub, or Longevity Merger Sub held outside of the Trust Account of for specific performance or other equitable relief in connection with the transactions contemplated by this Agreement. The Company and the Seller Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which Proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.
ARTICLE XIII.
MISCELLANEOUS
13.1   Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by electronic means (including e-mail), with affirmative confirmation of receipt, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser, Holdco, Denali Merger Sub or Longevity Merger Sub at or prior to the Closing, or the Sponsor, to:
Denali Capital Acquisition Corp.
437 Madison Avenue, 27th Floor
New York, New York 10022
Attn: Lei Huang
Telephone No.: 646-978-5180
E-mail: lei.huang@itradeup.com

with a copy (which will not constitute notice) to:
Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attn: David Ni
Telephone No.: (212) 839-5300
E-mail: dni@sidley.com
Sidley Austin LLP
1999 Avenue of the Stars
17th Floor
Los Angeles, California 90067
Attn: Joshua G. DuClos
Telephone No.: (310) 595-9500
E-mail: jduclos@sidley.com

If to the Company, to:
Longevity Biomedical, Inc.
12100 NE 195th Street, Suite 150
Bothell, WA 98011
Attn: Bradford A. Zakes, President and CEO
Telephone No.: (425) 748.7529
E-mail: bzakes@cerevast.com

with a copy (which will not constitute notice) to:
Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

If to the Seller Representative to: Bradford A. Zakes 12100 NE 195th Street, Suite 150 Bothell, WA 98011 Telephone No.: (425) 748.7529 E-mail: bzakes@cerevast.com with a copy (which will not constitute notice) to:
Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

If to Holdco after the Closing, to:
Longevity Biomedical, Inc.
12100 NE 195th Street, Suite 150
Bothell, WA 98011
Attn: Bradford A. Zakes, President and CEO
Telephone No.: (425) 748.7529
E-mail: bzakes@cerevast.com

with a copy (which will not constitute notice) to:
Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

13.2   Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, Sponsor and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.
13.3   Third Parties.   Except for the rights of (a) the D&O Indemnified Persons set forth in Section 8.17, (b) the Nonparty Affiliates set forth in Section 13.14, and (c) Sponsor as set forth in the last sentence of this Section 13.3, and which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party. Notwithstanding anything to the contrary herein, Sponsor shall be an express third-party beneficiary of Section 8.4, Section 8.14, Section 8.16, Section 11.2, Section 13.1, Section 13.2, this Section 13.3, Section 13.6, Section 13.8, Section 13.9, Section 13.13, and Section 13.14.
13.4   Governing Law; Jurisdiction.   This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to any choice of law or conflict of laws principles thereof that would cause the application of the Law of any jurisdiction other than the state of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New Castle County, Delaware (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 13.1. Nothing in this Section 13.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.
13.5   WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.5.
13.6   Remedies; Specific Performance.   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.
13.7   Severability.   In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
13.8   Amendment.   This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, Sponsor and the Seller Representative.
13.9   Waiver.   The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Stockholders, may each in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Seller Representative in lieu of the Company Stockholders to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of Sponsor.
13.10   Entire Agreement.   This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.
13.11   Interpretation.   The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or Orders) by succession of comparable successor statutes, regulations, rules or Orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site on ShareVault maintained on behalf of the Company in connection with the transactions contemplated by this Agreement, and the Purchaser and its Representatives have been given access to such electronic data side containing such information at least two days prior to the date of this Agreement.
13.12   Counterparts.   This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
13.13   Seller Representative.
(a)   Each Company Stockholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Bradford A. Zakes, solely in the capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Stockholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Stockholders unless otherwise agreed by each Company Stockholder who is subject to any disparate treatment of a potentially material and adverse nature); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (v) receiving all or any portion of the consideration provided to the Company Stockholders under this Agreement and to distribute the same to the Company Stockholders in accordance with their Pro Rata Share; and (vi) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative shall be binding upon each Company Stockholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 13.13 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.
(b)   Any other Person, including the Purchaser, Holdco, Sponsor, and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Stockholders under any Seller Representative Documents. The Purchaser, Holdco, Sponsor, and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) any payment instructions provided by the Seller Representative or (ii) any other actions required or permitted to be taken by the Seller Representative hereunder, and the Company Stockholders shall have no cause of action against the Purchaser, Holdco, Sponsor, or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser, Holdco, Sponsor, and the Company shall not have any Liability to any Company Stockholder for any allocation or distribution among the Company Stockholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to the Company Stockholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by the Company Stockholder shall be made by the Seller Representative (except for a notice under Section 13.13(d) of the replacement of the Seller Representative).
(c)   The Seller Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Stockholders, but the Seller Representative will not be responsible to the Company Stockholders for any losses that any Company Stockholder may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Stockholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 13.13 shall survive the Closing and continue indefinitely.
(d)   If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Stockholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Stockholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.
13.14   No Recourse.   All Proceedings, Liabilities and causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, be in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in this Agreement), may be made against only (and such representations and warranties are those solely of) Holdco, Purchaser, Denali Merger Sub, the Company, and Longevity Merger Sub and their respective successors and permitted assigns. No Person who is not a Party, including any current, former or future director, officer, founder, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, Representative, successor or assignee of, and any financial advisor to, any Party, or any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, Representative, successor or assignee of, and any financial advisor to, any of the foregoing, and in the case of Purchaser and Holdco, the Sponsor (or any successor or assignee thereof) (each in their capacity as such, a “Nonparty Affiliate”), shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any Proceedings, Liabilities or causes of action arising under, out or by reason of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such Proceedings, Liabilities and causes of action against any such Nonparty Affiliates.
ARTICLE XIV.
PIPE FINANCING
14.1   PIPE Investment.   During the Interim Period, Purchaser and the Company shall use their commercially reasonable efforts to obtain commitments from certain investors (the “PIPE Investors”) for a private placement of Holdco’s Common Stock (the “PIPE Investment”) pursuant to one or more subscription agreements (each, a “Subscription Agreement”) pursuant to which, among other things, the PIPE Investors will agree to subscribe for and purchase shares of Holdco Common Stock, upon the terms and subject to the conditions set forth therein, on the Closing Date and immediately following the Effective Time.

(b)   Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with the PIPE Investment (including having the Company’s senior management participate in investor meetings and roadshows as reasonably requested by Purchaser, and the preparation of materials reasonably necessary in connection therewith), and Purchaser shall keep the Company informed of the status of any and all discussions pertaining to the PIPE Investment.
(c)   The terms and conditions of the PIPE Investment, the Subscription Agreements and any agreement relating thereto shall (i) be subject to the prior written approval of the Company, (ii) provide that the PIPE Financing is subject only to customary closing conditions and (iii) provide that the Company and Holdco will be third-party beneficiaries thereof and entitled to enforce such agreements against the PIPE Investors.
(d)   Unless otherwise approved in writing by the Company in each instance, Purchaser shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements or any other agreement related to the PIPE Investment. Subject to the immediately preceding sentence, Purchaser shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably required, necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including by enforcing its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Purchaser the applicable purchase price under each such Person’s applicable Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, Purchaser shall give the Company prompt (and, in any event within one (1) Business Day) written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by the counterparty to any Subscription Agreement; (ii) of the receipt of any written notice or other written communication from any party with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any Subscription Agreement, any related agreement or any provisions thereof and (iii) if Purchaser does not expect to receive all or any portion of PIPE Financing on the terms, in the manner or from the Persons contemplated by the Subscription Agreements, respectively.
ARTICLE XV.
DEFINITIONS
15.1   Certain Definitions.   For purpose of this Agreement, the following capitalized terms have the following meanings:
“Accounts Receivable” has the meaning specified in Section 4.7(f).
“Acquisition Proposal” has the meaning specified in Section 8.6.
“Aegeria” has the meaning specified in the Recitals hereto.
“Aegeria Acquisition Agreement” has the meaning specified in the Recitals hereto
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.
“Allocation Schedule” has the meaning specified in Section 1.9.
“Alternative Transaction” has the meaning specified in Section 8.6.
“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates, and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.
“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.
“Book-Entry Shares” has the meaning specified in Section 1.9(c).
“Business Combination” has the meaning specified in Section 12.1.
“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, and all regulations and guidance issued by any Governmental Authority with respect thereto, as in effect from time to time, including subsequent legislation in effect as of the date of this Agreement amending paragraph 36 of Section 7(a) of the Small Business Act.
“Cellular Bioengineering Warrant” has the meaning specified in the Recitals hereto.
“Cerevast” has the meaning specified in the Recitals hereto.
“Cerevast Acquisition Agreement” has the meaning specified in the Recitals hereto.
“Cerevast Equity Incentive Plan” means the Cerevast Medical Inc. 2015 Equity Incentive Plan, as amended and restated from time to time.
“Certificate” has the meaning specified in Section 1.8.
“Certificate of Incorporation” means the Certificate of Incorporation of a corporation.
“Closing” has the meaning specified in Section 2.1.
“Closing Date” has the meaning specified in Section 2.1.
“Closing Filing” has the meaning specified in Section 8.13(b).
“Closing Press Release” has the meaning specified in Section 8.13(b).
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.
“Companies Act” has the meaning specified in Section 1.1(a).
“Company” has the meaning specified in the Preamble hereto.
“Company Benefit Plan” has the meaning specified in Section 4.19(a).
“Company Certificates” has the meaning specified in Section 1.9(c).
“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.
“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or its Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its

Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person that disclosed such Company Confidential Information to the receiving party.
“Company Convertible Securities” means, collectively, any securities convertible into or exchangeable for, any shares, capital stock or other equity of or other voting interests in the Company.
“Company Disclosure Schedules” has the meaning specified in Article IV.
“Company Financials” has the meaning specified in Section 4.7(a).
“Company Intellectual Property” means all Intellectual Property that is owned or exclusively licensed by the Company or any of its Subsidiaries and includes without limitation all of the Company Registered IP.
“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to the Intellectual Property to which the Company or any of its Subsidiaries is a party, beneficiary or otherwise bound.
“Company IP Licenses” has the meaning specified in Section 4.13(a).
“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed or used (including through cloud-based or other third-party service provider) by the Company.
“Company Material Contract” has the meaning specified in Section 4.12(a).
“Company Option” means each option (whether vested or unvested) to purchase Company Common Stock granted, and that remains outstanding, under the Cerevast Equity Incentive Plan.
“Company Permit” has the meaning specified in Section 4.10.
“Company Personal Property Lease” has the meaning specified in Section 4.16.
“Company Real Property Lease” has the meaning specified in Section 4.15.
“Company Registered IP” has the meaning specified in Section 4.13(a).
“Company Securities” means, collectively, the Company Common Stock, the Company Options and the Cellular Bioengineering Warrant.
“Company Security Holders” means, collectively, the holders of Company Securities prior to the Longevity Merger Effective Time.
“Company Stockholders” means, collectively, the holders of Company Common Stock prior to the Longevity Merger Effective Time.
“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.
“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).
“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.
“Conversion Price” shall mean the price per share calculated as provided on Schedule 1.10(a).
“Converted Stock Option” has the meaning specified in Section 1.10.
“Converted Stock Option Value” means the aggregate value of each Converted Stock Option, taking into account the exercise price thereof and using a value of the Holdco Common Stock of $10.00.
“Converted Warrant” has the meaning specified in Section 1.10.
“Converted Warrant Value” means the aggregate value of the Converted Warrant (if not previously exercised in accordance with its terms), taking into account the exercise price thereof and using a value of the Holdco Common Stock of $10.00 per share.
“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.
“D&O Indemnified Persons” has the meaning specified in Section 8.17(a).
“D&O Tail Insurance” has the meaning specified in Section 8.17(b).
“Denali Certificates of Merger” has the meaning specified in Section 1.2.
“Denali Material Adverse Effect” has the meaning specified in Section 5.3.
“Denali Merger” has the meaning specified in the Recitals hereto.
“Denali Merger Effective Time” has the meaning specified in Section 1.2.
“Denali Merger Sub” has the meaning specified in the Preamble hereto.
“Denali Merger Sub Common Stock” means the common stock of Denali Merger Sub, par value $0.01 per share.
“Denali Share Exchange” means the exchange of shares of Purchaser for shares of Holdco pursuant to the Denali Merger.
“Denali Support Agreement” has the meaning specified in the Recitals hereto.
“DGCL” has the meaning specified in Section 1.1.
“Domestication” has the meaning specified in Section 8.23.
“DTC” has the meaning specified in Section 1.9(c).
“Effective Time” has the meaning specified in Section 1.2(b).
“Enforceability Exceptions” has the meaning specified in Section 3.2.
“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC.

Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601, et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 111, et. seq., Occupational Safety and Health Act, 29 U.S.C. Section 651, et. seq. (to the extent it relates to exposure to Hazardous Material), the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section 2601, et. seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f, et. seq., the Oil Pollution Act of 1990 and analogous state acts.
“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.
“Environmental Permit” has the meaning specified in Section 4.20(a).
“Equity Incentive Plan” has the meaning specified in Section 8.12(a).
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business or person (whether or not incorporated that, together with the Company, is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code); (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code or Section 4001(b)(1) of ERISA); or (c) an affiliated service group (as defined under Section 414(m) of the Code).
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning specified in Section 1.10(a).
“Expenses” has the meaning specified in Section 11.3.
“Extension” has the meaning specified in Section 8.3.
“Extension Expenses” has the meaning specified in Section 8.3.
“Federal Securities Laws” has the meaning specified in Section 8.7.
“Financial Advisor” means Newbridge Securities Corporation.
“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.
“GAAP” means generally accepted accounting principles as in effect in the United States of America.
“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency, including the Federal Reserve Board, or any self-regulatory organization, including FINRA, or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Health Care Laws” means any and all Laws pertaining to health regulatory matters applicable to the business of the Company, including (a) the Federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301, et seq.), the Public Health Services Act (42 U.S.C. §§ 201, et seq.), and the regulations promulgated thereunder; (b) requirements of Law relating to the manufacturing, labeling or, packaging, marketing, sale, or distribution of drugs, biological products, or medical devices, including laws governing license requirements for any of the foregoing activities; (c) fraud and abuse Laws, including the following Laws: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Civil False Claims Act (31 U.S.C. § 3729, et seq.) and the Criminal False Claims Act (18 U.S.C.§ 287); the Stark Law (42. U.S.C. § 1395nn); Sections 1320a-7, 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (d) Medicare, Medicaid, TRICARE or other governmental health care or payment program (including but not limited to Title XVIII and Title XIX of the Social Security Act); (e) quality, safety certification and accreditation standards and requirements; (f) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; and (g) any other Law or regulation of any Governmental Authority which regulates kickbacks, third party payor (including federal healthcare program) reimbursement, third party payor (including federal healthcare program) claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs or any other aspect of providing health care applicable to the operations of the Company.
“Holdco” has the meaning specified in the Preamble.
“Holdco Common Stock” means the common stock of Holdco.
“Holdco Material Adverse Effect” has the meaning specified in Section 7.3.
“Holdco Warrants” has the meaning specified in Section 1.6(d).
“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any (i) accrued or outstanding severance or termination payments, (ii) accrued paid time off (including vacation, personal and sick days) and/or (iii) accrued bonuses, commissions or other incentive compensation, in each case, together with the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes in connection with such amounts, (d) any obligations under any unfunded or underfunded pension or retirement (including employer contributions under a Code Section 401(k) plan for services performed through the Closing Date), post-retirement medical, post-employment benefit or nonqualified deferred compensation plans, programs, agreements or arrangements, together with the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes in connection with such amounts, (e) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (f) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (g) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (h) all obligations of such Person in respect of acceptances issued or created, (i) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (j) all obligations secured by a Lien on any property of such Person, (k) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (l) any and all accounts payable of such Person, (m) any and all accrued expenses of such Person, and (n) all obligation described in clauses (a) through (m) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, but in all cases excluding transaction Expenses associated with the transactions contemplated by this Agreement.
“Insider Letter” means the letter agreement dated April 6, 2022 to the Purchaser from the Sponsor and other parties, filed as Exhibit 10.5 to the Current Report on Form 8-K filed by the Purchaser with the SEC on April 12, 2022.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) Copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights together with all goodwill related to the foregoing.
“Intended Tax Treatment” has the meaning specified in the Recitals hereto.
“Interim Balance Sheet Date” has the meaning specified in Section 4.7(a).
“Interim Period” has the meaning specified in Section 8.1.
“Internet Assets” means all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.
“Investment Company Act” has the meaning specified in Section 8.16.
“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.
“IPO Prospectus” means the final prospectus of the Purchaser, dated as of April 6, 2022, and filed with the SEC on April 7, 2022 (File No. 333-263123).
“IPO Underwriter” means US Tiger Securities, Inc.
“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).
“Knowledge” means, (i) with respect to the Company, the actual knowledge of the individuals set forth on Section 15.1(a) of the Company Disclosure Schedules after reasonable due inquiry, (ii) with respect to Holdco, the actual knowledge of the individuals set forth on Section 15.1(ii) of the Purchaser Disclosure Schedules after reasonable due inquiry, (iii) with respect to Longevity Merger Sub, the actual knowledge of the individuals set forth on Section 15.1(iii) of the Purchaser Disclosure Schedules after reasonable due inquiry, (iv) with respect to Denali Merger Sub, the actual knowledge of the individuals set forth on Section 15.1(iv) of the Purchaser Disclosure Schedules after reasonable due inquiry, and (v) with respect to the Purchaser, the actual knowledge of the individuals set forth on Section 15.1(v) of the Purchaser Disclosure Schedules after reasonable due inquiry.
“Law” means any federal, state, county, local, provincial, municipal, foreign, supranational or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, resolution, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Letter of Transmittal” has the meaning specified in Section 1.9(c).
“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.
“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.
“Lock-Up Agreement” has the meaning specified in the Recitals hereto.
“Longevity Certificate of Merger” has the meaning specified in Section 1.2.

“Longevity Material Adverse Effect” has the meaning specified in Section 6.3.
“Longevity Merger” has the meaning specified in the Recitals hereto.
“Longevity Merger Effective Time” has the meaning specified in Section 1.2.
“Longevity Merger Sub” has the meaning specified in the Preamble hereto.
“Longevity Merger Sub Common Stock” means the common stock of Longevity Merger Sub, par value $0.01 per share.
“Longevity Share Exchange” means the exchange of shares of the Company for shares of Holdco pursuant to Longevity Merger.
“Longevity Support Agreement” has the meaning specified in the Recitals hereto.
“Lost Certificate Affidavit” has the meaning specified in Section 1.10(g).
“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); and (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)  — (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.
“Merger Consideration” has the meaning specified Section 1.5.
“Merger Subs” has the meaning specified in the Recitals hereto.
“Mergers” has the meaning specified in the Recitals hereto.
“Nasdaq” means the Nasdaq Global Market.
“Non-Competition Agreement” has the meaning specified in the Recitals hereto.
“Nonparty Affiliate” has the meaning specified in Section 13.14.
“Novokera” has the meaning specified in the Recitals hereto.

“Novokera Acquisition Agreement” has the meaning specified in the Recitals hereto.
“OIG” has the meaning specified in Section 4.29(e).
“OFAC” has the meaning specified in Section 3.19(c).
“Off-the-Shelf Software” has the meaning specified in Section 4.13(a).
“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.
“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.
“Outbound IP License” has the meaning specified in Section 4.13(c).
“Outside Date” has the meaning specified in Section 11.1(b).
“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisional, provisional, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).
“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).
“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or Orders of any Governmental Authority or any other Person.
“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate Proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.
“Person” means an individual, corporation, partnership (including a general partnership, limited partnership, or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, Social Security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.
“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.
“PIPE Financing” has the meaning specified in the Article XIV.

“PIPE Investment” has the meaning specified in Section 14.1(a).
“PIPE Investors” has the meaning specified in Section 14.1(a).
“Platform Agreements” has the meaning specified in Section 4.13(j).
“Post-Closing Holdco Board” has the meaning specified in Section 1.13.
“Privacy Laws” means all applicable United States state and federal Laws, and the Laws of applicable jurisdictions, relating to privacy and protection of Personal Data and/or Protected Health Information, including the General Data Protection Regulation, the Health Insurance Portability and Accountability Act of 1996; the Health Information Technology for Economic and Clinical Health Act; and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.
“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed as a percentage equal to (i) the portion of the Merger Consideration payable by Holdco to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Merger Consideration payable by Holdco to all Company Stockholders in accordance with the terms of this Agreement.
“Proceeding” or “Action” means any notice of noncompliance or violation, or any claim, demand, action, suit, proceeding, complaint (including a qui tam complaint), claim, charge, hearing, litigation, audit, settlement, labor dispute, inquiry, civil investigative demand, subpoena, stipulation, assessment, arbitration, demand for recoupment or revocation, or any request (including any request for information) or investigation before or by a Governmental Authority or an arbitrator.
“Promissory Notes” has the meaning specified in Section 1.10(a).
“Protected Health Information” has the meaning given to such term under the Privacy Laws, including all such information in electronic form.
“Proxy Statement” has the meaning specified in Section 8.12(a).
“Public Certifications” has the meaning specified in Section 3.6(a).
“Public Shareholders” has the meaning specified in Section 12.1.
“Purchaser” has the meaning specified in the Preamble hereto.
“Purchaser Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of the Purchaser.
“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of the Purchaser.
“Purchaser Confidential Information” means all material non-public information and confidential or proprietary documents and information concerning the Purchaser, Holdco, Denali Merger Sub, Longevity Merger Sub or any of their Representatives; provided, however, that Purchaser Confidential Information shall not include any information which (i) is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company and the Targets.
“Purchaser Disclosure Schedules” has the meaning specified in Article III.
“Purchaser Financials” has the meaning specified in Section 3.6(d).
“Purchaser Material Adverse Effect” has the meaning specified in Section 3.1.
“Purchaser Material Contract” has the meaning specified in Section 3.13(a).

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares, collectively.
“Purchaser Preference Shares” means the preference shares, par value $0.0001 per share, of the Purchaser.
“Purchaser Private Units” means the units issued by Purchaser in a private placement to the Sponsor at the time of the consummation of the IPO consisting of (i) one (1) Purchaser Class A Ordinary Share and (ii) one (1) Purchaser Private Warrant.
“Purchaser Private Warrants” means one whole warrant that was included in as part of each Purchaser Private Unit, entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.
“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by the IPO Underwriter) consisting of (i) one (1) Purchaser Class A Ordinary Share and (ii) one Purchaser Public Warrant .
“Purchaser Public Warrants” means one whole warrant that was included in as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.
“Purchaser Securities” means the Purchaser Units, the Purchaser Ordinary Shares, the Purchaser Preference Shares, and the Purchaser Warrants, collectively.
“Purchaser Special Meeting” has the meaning specified in Section 8.12(a).
“Purchaser Shareholder Approval Matters” has the meaning specified in Section 8.12(a).
“Purchaser Units” means Purchaser Private Units and Purchaser Public Units, collectively.
“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.
“Redemption” has the meaning specified in Section 8.12(a).
“Redemption Shares” has the meaning specified in Section 1.6(c).
“Redemption Price” means Ten U.S. Dollars ($10.00).
“Registration Rights Agreement” has the meaning specified in the Recitals hereto.
“Registration Statement” has the meaning specified in Section 8.12(a).
“Related Person” has the meaning specified in Section 4.21.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.
“Released Claims” has the meaning specified in Section 12.1.
“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.
“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.
“Required Company Stockholder Approval” has the meaning specified in Section 8.20.
“Required Purchaser Shareholder Approval” has the meaning specified in Section 10.1(a).

“Rollover Option Shares” means the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options (whether Vested Company Options or Unvested Company Options).
“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).
“SEC Reports” has the meaning specified in Section 3.6(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Representative” has the meaning specified in the Preamble hereto.
“Seller Representative Documents” has the meaning specified in Section 13.14(a).
“Significant Company Holder” means the individuals set forth on Schedule 1.8(f) of the Company Disclosure Schedules.
“Signing Filing” has the meaning specified in Section 8.13(b).
“Signing Press Release” has the meaning specified in Section 8.13(b).
“Specified Representations” has the meaning specified in Section 10.3(a)(i).
“Specified Courts” has the meaning specified in Section 13.4.
“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.
“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.
“Sponsor” has the meaning specified in the Preamble hereto.
“Subscription Agreements” has the meaning specified in Section 14.1(a).
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.
“Targets” means Cerevast, Aegeria and Novokera.
“Target Acquisitions” means the consummation of the transactions contemplated by each of the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, and the Novokera Acquisition Agreement.
“Tax” or “Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.
“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.
“Top Customers” has the meaning specified in Section 4.24.
“Top Suppliers” has the meaning specified in Section 4.24.
“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).
“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.
“Transmittal Documents” has the meaning specified in Section 1.10(d).
“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.
“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of April 6, 2022, as it may be amended, by and between the Purchaser and the Trustee.
“Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Trust Agreement.
“Warrant Agreement” means that certain Warrant Agreement, dated as of April 6, 2022, between Purchaser and VStock Transfer, LLC, a California limited liability company, as warrant agent.
“Unvested Company Option” means each Company Option outstanding immediately prior to the Longevity Merger Effective Time that is not a Vested Company Option.
“Vested Company Option” means each Company Option outstanding immediately prior to the Longevity Merger Effective Time that is vested in accordance with its terms as of immediately prior to the Longevity Merger Effective Time or will vest solely as a result of the consummation of the transactions contemplated by this Agreement.
{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be executed and delivered by its duly authorized representative, as of the date first written above.
Holdco:
Denali SPAC Holdco, Inc.
By: /s/ Jiandong (Peter) Xu
Name: Jiandong (Peter) Xu
Title: President
Purchaser:
Denali Capital Acquisition Corp.
By: /s/ Lei Huang Name: Lei Huang
Title: Chief Executive Officer
Denali Merger Sub:
Denali SPAC Merger Sub, Inc.
By: /s/ Jiandong (Peter) Xu Name: Jiandong (Peter) Xu Title: President
[Signature Page to Agreement and Plan of Merger]

Company:
Longevity Biomedical, Inc.
By: /s/ Bradford A. Zakes Name: Bradford A. Zakes Title: President & CEO
Longevity Merger Sub:
Longevity Merger Sub, Inc.
By: /s/ Jiandong (Peter) Xu Name: Jiandong (Peter) Xu Title: President
Seller Representative:
Bradford A. Zakes, solely in the capacity as Seller Representative hereunder
/s/ Bradford A. Zakes Bradford A. Zakes
[Signature Page to Agreement and Plan of Merger]

 Exhibit A-2
Exhibit A-1
EXECUTION VERSION
CONTRIBUTION AND EXCHANGE AGREEMENT
BY AND AMONG
LONGEVITY BIOMEDICAL, INC.,
CEREVAST MEDICAL, INC.,
THE OWNERS
AND
THE OWNERS’ REPRESENTATIVE

ARTICLE XII DEFINITIONS	A-134
12.1 Certain Definitions	A-134
12.2 Section References	A-142
INDEX OF EXHIBITS
Exhibit	Description
Exhibit A	Company Contributed Shares, Company Contributed Equity Awards, Purchaser Exchanged Shares
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Restrictive Covenant Agreement
Exhibit D	Form of Resignation
Exhibit E	Form of Indemnification Agreement
Purchaser Disclosure Schedule
Company Disclosure Schedule

CONTRIBUTION AND EXCHANGE AGREEMENT
THIS CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is dated as of August 7, 2022 (the “Agreement Date”) and is by and among Longevity Biomedical, Inc., a Delaware corporation (the “Purchaser”), Cerevast Medical, Inc., a Delaware corporation (the “Company”), Bradford A. Zakes, Louis J. Fox, Mark S. Humayun, Jennifer Fox Crisp, J. Andy Corley, Li Changan, Qian Xiaoming, William Brinton, Jr., Kirk Clothier, Eric Manegold, Bill Brinton, Sr., Debra Brinton, Julian McQueen, Denice Vezitinski, Travis Rothlisberger, Incline Silo A., LLC, a Nevada limited liability company Haiyin Capital Investment Limited, a Chinese company limited by shares, Haiyin Equity Investment Fund LP, a Chinese limited partnership, Haiyin Equity Investment Fund II LP, a Chinese limited partnership, Haiyin Tech LP, a British Virgin Islands limited partnership, Hercules Bioventure, LP, and Network Victory Limited, a company established in the British Virgin Islands, (each an “Owner” and collectively the “Owners”), “), and Bradford A. Zakes, solely in his capacity as the representative of the Owners (the “Owners’ Representative”). The Purchaser, the Company, the Owners, and the Owners’ Representative are each referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
A.   WHEREAS, as of the Agreement Date, the Owners are the owners of record of the Company Contributed Shares and, if applicable, any Company Contributed Equity Awards as more fully set forth on Exhibit A;
B.   WHEREAS, at the Closing, the Owners desire to contribute the Company Contributed Shares to the Purchaser in exchange for Purchaser Exchanged Shares, as more fully set forth on Exhibit A;
C.   WHEREAS, the owners of record of solely outstanding Company Contributed Equity Awards are not considered Owners for purposes of this Agreement and whose interests will be rolled over into Purchaser;
D.   WHEREAS, the Parties desire to execute and deliver this Agreement to set forth the terms and conditions upon which the Contribution and Exchange shall occur;
E.   WHEREAS, pursuant to a Contribution and Exchange Agreement of even date herewith to which the Purchaser and Aegeria are parties, simultaneously with the Closing, (i) the owners of all of the issued and outstanding Equity Securities of Aegeria will contribute all of such Equity Securities to the Purchaser in exchange for Purchaser Shares, and (ii) the owners of all of the issued and outstanding Equity Awards of Aegeria will contribute all of such Equity Awards to the Purchaser in exchange for Purchaser Shares (the “Aegeria Contribution and Exchange”);
F.   WHEREAS, pursuant to a Contribution and Exchange Agreement of even date herewith to which the Purchaser and Novokera are parties, simultaneously with the Closing, (i) the owners of all of the issued and outstanding Equity Securities of Novokera will contribute all of such Equity Securities to the Purchaser in exchange for Purchaser Shares, and (ii) the owners of all of the issued and outstanding Equity Awards of Novokera will contribute all of such Equity Awards to the Purchaser in exchange for Purchaser Shares (the “Novokera Contribution and Exchange”);
G.   WHEREAS, pursuant to a Contribution and Exchange Agreement of even date herewith to which the Purchaser and Wicab China are parties, simultaneously with the Closing, (i) the owners of all of the issued and outstanding Equity Securities of Wicab China will contribute all of such Equity Securities to the Purchaser in exchange for Purchaser Shares, and (ii) the owners of all of the issued and outstanding Equity Awards of Wicab China will contribute all of such Equity Awards to the Purchaser in exchange for Purchaser Shares (the “Wicab China Contribution and Exchange”);
H.   WHEREAS, pursuant to a Subscription Agreement of even date herewith to which the Purchaser and Haiyin Capital (“Haiyin”) are parties, simultaneously with the Closing, Haiyin will acquire $2,000,000 of Purchaser Shares from the Purchaser (the “Haiyin Share Purchase”);
I.   WHEREAS, immediately after the closing of the Roll-Up Transitions, the Owners shall own 25.38% of the Purchaser Shares, and the owners of the Equity Securities of Aegeria, Novokera, Wicab China, and Haiyin shall own 20.46%, 21.23%, 21.92% and 11%, respectively, of the Purchaser Shares;

J.   WHEREAS, pursuant to a subsequent business combination agreement (the “BCA”) to which the Purchaser and a special purpose acquisition company to be identified by Purchaser (the “SPAC”) will be parties, the Purchaser will be acquired by, or otherwise combine with, the SPAC, immediately after the closing of the Roll-Up Transactions;
K.   WHEREAS, pursuant to the letter of intent entered into by Aegeria, Novokera, Wicab China, Purchaser, and Company, this Agreement will close upon Purchaser entering into a BCA with terms agreeable to Company, Novokera, Aegeria, Wicab China and Haiyin Capital with a SPAC in an Approved deSPAC Transaction and such Closing shall occur immediately prior to or simultaneously with such Approved deSPAC Transaction;
L.   WHEREAS, for United States federal income Tax purposes, the Parties intend that the Roll-Up Transactions and the deSPAC Transaction will collectively be treated as an integrated transaction qualifying under Section 351(a) of the Code; and
M.
WHEREAS, capitalized terms used in this Agreement are defined in Article XII hereof.

N.   NOW, THEREFORE, in consideration of the foregoing Recitals, the representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge by the Parties, the Parties intending to be legally bound, hereby agree as set forth in this Agreement.
Article I
CONTRIBUTION AND EXCHANGE
1.1   Contribution and Exchange.
(a)   At the Closing, the Owners shall collectively assign, contribute, convey, deliver, grant, sell and transfer to the Purchaser, and the Purchaser shall accept, acquire and receive from the Owners, all of the Owners’ right, title and interest in, to and under the Company Contributed Shares and the Company Contributed Equity Awards, in each case free and clear of any and all Liens (collectively, the “Contribution”), as more fully set forth on Exhibit A attached hereto.
(b)   At the Closing, in exchange for the Contribution, the Purchaser shall assign, convey, deliver, exchange, grant, sell and transfer to the Owners, and the Owners shall collectively accept, acquire and receive from the Purchaser, all of the Purchaser’s right, title and interest in, to and under the Purchaser Exchanged Shares, free and clear of any and all Liens (the “Exchange”), as more fully set forth on Exhibit A attached hereto.
(c)   The Parties hereby acknowledge and agree that the aggregate fair market value of the Company Contributed Shares, the Company Contributed Equity Awards, and the Purchaser Exchanged Shares is equal to the Valuation.
(d)   Owners will sign this Agreement to contribute their Company Shares and any Company Equity Awards in the Contribution and receive, in exchange and as applicable, Purchaser Exchanged Shares. Any Company Shares and Company Equity Awards that are not contributed in the Contribution shall, immediately and automatically upon the Closing, be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for Purchaser Exchanged Shares, as applicable.
Article II
CLOSING
2.1   Closing.   Subject to the satisfaction or waiver of the conditions set forth in Article IX, the closing of the Contribution and Exchange pursuant to this Agreement (the “Closing”) shall occur remotely via the electronic exchange of documents and signature pages on a date mutually selected by the Parties which such date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (except for such conditions that, by their terms, must be satisfied or waived at the Closing) (the “Closing Date”).

2.2   Closing Deliverables of the Company and the Owners.   At the Closing, the Company shall deliver or cause to be delivered to the Purchaser the following:
(a)   a certificate from the Secretary or other authorized Representative of the Company certifying as to, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Company’s governing body authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation of the Contemplated Transactions, and (C) the incumbency of the Representatives of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party;
(b)   a good standing certificate (or other similar document applicable for such jurisdiction) for the Company certified as of a date no earlier than ten (10) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of formation, to the extent that a good standing certificate or other similar document is generally available in such jurisdiction;
(c)   counterparts to those certain Employment Agreements, substantially in the form attached hereto as Exhibit B (the “Employment Agreements”), effective as of the Closing, duly executed by each of the Persons set forth on Section 2.2(c) of the Company Disclosure Schedule;
(d)   counterparts to those certain Restrictive Covenant Agreements, substantially in the form attached hereto as Exhibit C (the “Restrictive Covenant Agreements”), effective as of the Closing, duly executed by each of the Persons set forth on Section 2.2(d) of the Company Disclosure Schedule;
(e)   written resignations, substantially in the form attached hereto as Exhibit D (the “Resignations”), in each case effective as of the Closing, duly executed by each of the Persons set forth on Section 2.2(e) of the Company Disclosure Schedule;
(f)   counterparts to those certain Indemnification Agreements, substantially in the form attached hereto as Exhibit E (the “Indemnification Agreements”), in each case effective as of the Closing, duly executed by each of the Persons set forth on Section 2.2(f) of the Company Disclosure Schedule;
(g)   The Owners’ Representative shall have delivered to the Purchaser evidence reasonably acceptable to the Purchaser that the Contracts involving the Company, the Owners and/or any of their respective Representatives and/or Affiliates set forth on Section 2.2(g) of the Company Disclosure Schedule shall have been terminated with no further Liability of the Company thereunder;
(h)   Such other Contracts, documents and other instruments as the Purchaser shall reasonably request which are necessary or advisable to complete the Contemplated Transactions; and
(i)   The Purchaser shall have entered into a BCA for an Approved deSPAC Transaction, and such Approved deSPAC Transaction will have been approved by stockholders of the SPAC and all closing conditions necessary to the closing of such Approved deSPAC Transaction shall have been satisfied.
2.3   Closing Deliverables of the Purchaser.   At the Closing, the Purchaser shall deliver or cause to be delivered to the Owners’ Representative the following:
(a)   a certificate from the Secretary or other authorized Representative of the Purchaser certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser’s governing body authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation of the Contemplated Transactions, and (C) the incumbency of the Representatives of the Purchaser authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party;
(b)   a good standing certificate (or other similar document applicable for such jurisdiction) for the Purchaser certified as of a date no earlier than ten (10) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of incorporation, to the extent that a good standing certificate or other similar document is generally available in such jurisdiction;

(c)   counterparts to the Employment Agreements, in each case effective as of the Closing, duly executed by the Purchaser;
(d)   counterparts to the Restrictive Covenant Agreements, in each case effective as of the Closing, duly executed by the Purchaser;
(e)   counterparts to the Indemnification Agreements, in each case effective as of the Closing, duly executed by the Purchaser;
(f)   evidence reasonably acceptable to the Owners’ Representative that the Company Director Appointee has been, subject to the Closing, elected to the Post-Closing Purchaser Board;
(g)   Such other Contracts, documents and other instruments as the Owners’ Representative shall reasonably request which are necessary or advisable to complete the Contemplated Transactions;
(h)   The Purchaser shall, simultaneously with this Closing, enter into definitive agreements to complete the Aegeria Contribution and Exchange, the Novokera Contribution and Exchange, Wicab China Contribution and Exchange, Haiyin Share Purchase, and such other Roll-Up Transactions as necessary;
(i)   Purchaser shall, at the Closing, issue to the persons listed on Schedule 2.3(i), attached hereto, fully vested options exercisable to purchase, at an exercise price per share equal to $0.0001, that number of Purchaser Shares set forth on Schedule 3.5(a), in each case pursuant to an option agreement in form and substance reasonably satisfactory to the Company; and
(j)   The Purchaser shall consummate the BCA entered into by the Company for an Approved deSPAC Transaction, and such Approved deSPAC Transaction will have been approved by stockholders of the special purpose acquisition company and all closing conditions necessary to the closing of such Approved deSPAC Transaction shall have been satisfied.
Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER
Except as set forth in the disclosure schedules delivered by the Purchaser to the Company on the Agreement Date (the “Purchaser Disclosure Schedules”), the Purchaser hereby represents and warrants to the Company and the Owners as of the Agreement Date.as follows:
3.1   Incorporation and Standing.   The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect on the Purchaser. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.
3.2   Authorization; Binding Agreement.   The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Contemplated Transactions (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The Purchaser’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Ancillary Documents and the Contemplated Transactions are advisable, fair to, and in the best interests of, the Purchaser and its stockholders and (ii) approved this Agreement, the Ancillary Documents and Contemplated Transactions in accordance with the DGCL.
3.3   Governmental Approvals.   Except as otherwise described in Schedule 3.3, no Consent of, filing with or notice to any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the Contemplated Transactions, other than (a) such filings as are contemplated by this Agreement or any Ancillary Documents, (b) applicable requirements, if any, of the Securities Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (c) where the failure to obtain or make such Consents, to make such filings or to give such notices would not have a Material Adverse Effect on the Purchaser.
3.4   Non-Contravention.   Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the Contemplated Transactions, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third Person Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not have a Material Adverse Effect on the Purchaser.
3.5   Capitalization.
(a)   The Purchaser is authorized to issue 100,000,000 Purchaser Shares. The issued and outstanding Purchaser Shares as of the Agreement Date are set forth on Schedule 3.5(a). All outstanding Purchaser Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Purchaser’s Organizational Documents or any Purchaser Material Contract to which the Purchaser is a party. The outstanding Purchaser Shares were issued in compliance in all material respects with applicable securities Laws.
(b)   Except as set forth in Schedule 3.5(a) or Schedule 3.5(a), in the Organizational Documents of the Purchaser and in this Agreement and the Ancillary Documents, there are no (i) outstanding options, warrants, puts, calls, convertible Purchaser Securities, preemptive or other similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into Purchaser Securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (A) relating to any issued or unissued Purchaser Securities or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any Purchaser Securities. Except as expressly set forth in the Organizational Documents of the Purchaser or in this Agreement or any Ancillary Documents, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Securities or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(a), there are no Contracts to which Purchaser is a party with respect to the voting of any Purchaser Shares. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which the Purchaser is a party or which are binding upon the Purchaser providing for the issuance or redemption of any Equity Securities of the Purchaser. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by the Purchaser. The Purchaser does not have any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its holders of Equity Securities or repay any debt owed to any of its Affiliates.
(c)   All Indebtedness of the Purchaser as of the Agreement Date is disclosed on Schedule 3.5(b). No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser, or (iii) the ability of the Purchaser to grant any Lien on their respective properties or assets.
(d)   Since the date of incorporation of the Purchaser, and except as contemplated by this Agreement and the Ancillary Documents, the Purchaser has not declared or paid any distribution or dividend in respect of the Purchaser Shares and has not repurchased, redeemed or otherwise acquired any of the Purchaser Shares, and Purchaser’s board of directors has not authorized any of the foregoing.
3.6   Purchaser Financial Statements.
(a)   The audited financial statements and notes of the Purchaser for the period ended December 31, 2021 (the “Audited Financials”) and the unaudited financial statements and notes of the Purchaser for the period ended March 31, 2022 (the “Interim Financials;” and together with the Audited Financials, the “Purchaser Financials”) fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by GAAP).
(b)   Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on against in the Purchaser Financials.
3.7   Absence of Certain Changes.   As of the Agreement Date, except as set forth in Schedule 3.6(b), the Purchaser has, (a) since its incorporation, conducted no business other than its incorporation and related initial start-up activities and (b) since March 31, 2022 not been subject to a Material Adverse Effect on the Purchaser.
3.8   Compliance with Laws.   The Purchaser is, and has since the date of its incorporation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not have a Material Adverse Effect on the Purchaser. The Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser. To the Knowledge of the Purchaser, the Purchaser is not under investigation with respect to any violation or alleged violation of, any Law or Order, and the Purchaser has not previously received any subpoenas from any Governmental Authority.
3.9   Actions; Orders; Permits.   There is no pending or, to the Knowledge of the Purchaser, threatened Action to which the Purchaser is subject which would have a Material Adverse Effect on the Purchaser. There is no Action that the Purchaser has instituted against any other Person. To the Knowledge of the Purchaser, the Purchaser is not subject to any Orders of any Governmental Authority nor are any such Orders pending. The Purchaser holds all Permits necessary to Lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not have a Material Adverse Effect on the Purchaser.

3.10   Taxes and Returns.
(a)   The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. There are no Proceedings pending or, to the Knowledge of Purchaser, threatened against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.
3.11   Employees and Employee Benefit Plans.   The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.
3.12   Properties.   The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.
3.13   Material Contracts.
(a)   Except as set forth on Schedule 3.13, other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets are bound which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) calendar days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company.
(b)   With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and to the Knowledge of the Purchaser, no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party under any Purchaser Material Contract.
3.14   Transactions with Affiliates.   Schedule 3.13(b) sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the Agreement Date under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former Representative or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the outstanding Purchaser Securities.
3.15   Investment Company Act.   The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.
3.16   Finders and Brokers.   Except as set forth on Schedule 3.15, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser or any of its respective Representatives and Affiliates in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Purchaser.
3.17   Purchaser Exchanged Shares.
(a)   All Purchaser Exchanged Shares that are to be issued and delivered to the Owners in the Contribution and Exchange shall be, upon issuance and delivery of such Purchaser Exchanged Shares against receipt of Company Contributed Shares in accordance with this Agreement, validly issued, fully paid and non-assessable, free and clear of all Liens, other than Liens arising from applicable securities Laws, the Governing Documents of the Purchaser, and any Liens incurred by any Owner.
3.18   Certain Business Practices.
(a)   Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable local or foreign anti-corruption or bribery Law,(iii) made any other unlawful payment or (iv) since the incorporation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.
(b)   The operations of the Purchaser are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.
(c)   None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, since the date of its incorporation, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.
3.19   Insurance.   Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been made available to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in compliance in all material respects with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has reported to its insurers all claims and present or pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not have a Material Adverse Effect on the Purchaser.
3.20   Independent Investigation.   The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Purchaser acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Owners set forth in this Agreement (including the related portions of the Company Disclosure Schedules).

3.21   Disclosure.   No representations or warranties by the Purchaser in this Agreement (as modified by the Purchaser Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Purchaser Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.
3.22   Disclaimer of Other Representations and Warranties.   Except as expressly set forth in Article III of this Agreement, neither the Purchaser nor any of the Purchaser’s Representatives or Affiliates has made or makes (and they expressly disclaim) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to the Purchaser or its business, Representatives or Affiliates. The Purchaser hereby acknowledges and agrees that, except as expressly set forth in Article IV and Article V of this Agreement, none of the Company, the Owners or any of their respective Representatives or Affiliates has made or makes (and each of them expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to itself or any of its respective businesses, Representatives or Affiliates, in connection with the Contemplated Transactions, and any such other representations or warranties are hereby expressly disclaimed in all respects. Other than as set forth in Article IV and Article V of this Agreement, the Purchaser is not relying upon any information provided or made available by, or representation or warranty of, the Company, the Owners or any of their respective Representatives or Affiliates, whether written, oral or otherwise.
Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the Agreement Date (the “Company Disclosure Schedules”), the Company hereby represents and warrants to the Purchaser as of the Agreement Date and as of the Closing Date as follows:
4.1   Formation and Standing.   The Company is a corporation, duly formed, validly existing and in good standing under the DGCL and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. Schedule 4.1 lists all jurisdictions in which the Company is qualified or licensed to conduct business as a foreign entity and all names other than its legal name under which the Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents.
4.2   Authorization; Binding Agreement.   The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the Contemplated Transactions, subject to obtaining the Required Owner Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Contemplated Transactions, (a) have been duly and validly authorized by the Company’s governing body in accordance with the Company’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Company is a party or by which it or its assets are bound and (b) other than the Required Owner Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s governing body, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with the Company’s Organizational Documents approved this Agreement and the Ancillary Documents to which the Company is or is required to be a party and the Contemplated Transactions.
4.3   Capitalization.
(a)   The Company is authorized to issue 10,000,000 Company Shares. Set forth on Schedule 4.3(a) of the Company Disclosure Schedule are all of the Company Contributed Shares that are issued and outstanding immediately prior to the Closing. The Company Contributed Shares comprise one hundred percent (100%) of the issued and outstanding Company Shares immediately prior to the Closing. Prior to giving effect to the Contemplated Transactions, all of the issued and outstanding Company Contributed Shares are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which Company Contributed Shares are owned free and clear of any Liens other than those arising under applicable federal and state securities Laws and the Organizational Documents of the Company. All of the Company Contributed Shares have been duly authorized, validly issued, fully paid and non- assessable (to the extent such concepts are applicable under the DGCL) and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or by which it is bound. None of the Company Contributed Shares were issued in violation of any applicable federal and state securities Laws or the Organizational Documents of the Company.
(b)   Except as set forth in Schedule 4.3(a) or Schedule 4.3(c), in the Organizational Documents of the Company and in this Agreement and the Ancillary Documents, there are no (i) outstanding options, warrants, puts, calls, convertible Company Shares, preemptive or other similar rights,(ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into Company Securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (A) relating to any issued or unissued Company Shares or (B) obligating Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any Company Shares. Except as expressly set forth in the Organizational Documents of the Company or in this Agreement or any Ancillary Documents, there are no outstanding obligations of Company to repurchase, redeem or otherwise acquire any Company Securities or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 4.3(b), there are no Contracts to which Company is a party with respect to the voting of any Company Shares. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any Equity Securities of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by the Company. The Company does not have any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its holders of Equity Securities or repay any debt owed to any of its Affiliates.
(c)   The Company has adopted a stock option plan related to the issuance of Equity Securities. The Company has reserved 600,000 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan, which was duly adopted by the Company’s board of directors and approved by the Company’s stockholders. Of such shares of Company Common Stock reserved for issuance under the Company Equity Plan, (x) 523,552 of such shares are currently issued and outstanding, and (y) 71,648 shares remain available for future awards permitted under the Company Equity Plan. The Company has furnished to the Purchaser complete and accurate copies of the Company Equity Plan and forms of agreements used thereunder. Other than as set forth on Schedule 4.3(c), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments or arrangements to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(c), there are no voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any

Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth on Schedule 4.3(c), as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
(d)   Except as disclosed in the Company Financials, since the date of incorporation, the Company has not declared or paid any distribution or dividend in respect of its Company Shares and has not repurchased, redeemed or otherwise acquired any its Equity Securities or Company Shares, and the Company’s board of directors has not authorized any of the foregoing.
4.4   Subsidiaries.   The Company (a) has no Subsidiaries, (b) does not own or have any rights to acquire, directly or indirectly, any Equity Securities of, or otherwise Control, any Person and (c) is not a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
4.5   Governmental Approvals.   Except as otherwise described in Schedule 4.5, no Consent of or filing with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Contemplated Transactions.
4.6   Non-Contravention.   Except as otherwise described in Schedule 4.6, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound, and the consummation by the Company of the Contemplated Transactions and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third Person Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract.
4.7   Financial Statements.
(a)   As used herein, the term “Company Financials” means the (i) audited financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2021 and December 31, 2020, and the related audited income statements, changes in member equity and statements of cash flows for the fiscal years then ended, each having been subject to a PCAOB Audit and each having been prepared in accordance with the Accounting Principles (the “Audited Company Financials”), (ii) the Company prepared and auditor reviewed financial statements, consisting of balance sheet of the Company as of March 31, 2022 (the “Interim Balance Sheet Date”) and the related income statement, changes in member equity and statement of cash flows for the three (3) months then ended and, if applicable, (iii) the unaudited financial statements of the Company, consisting of the balance sheet of the Company as of May 31, 2022, and the related unaudited income statement, changes in stockholder equity and statement of cash flows for the two (2) months then ended. The Audited Company Financials, when delivered by the Company, shall (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with the Accounting Principles, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required by GAAP and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated. The Company has not been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.
(b)   Except as set forth in Schedule 4.7(b), the Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. In the past seven (7) years, the Company has not, and to the Company’s Knowledge, none of its Representatives have received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.
(c)   The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on the Company’s properties or assets.
(d)   Except as set forth on Schedule 4.7(d), the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either or will be (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any applicable Law).
(e)   All financial projections with respect to the Company that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.
(f)   Schedule 4.7(f) sets forth all accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company as of the Interim Balance Sheet Date and the aging thereof (the “Accounts Receivable”). All Accounts Receivable arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business.
(g)   Schedule 4.7(g) sets forth (i) all accounts payable of the Company as of the Interim Balance Sheet Date and the aging thereof and (ii) any customer deposits or other deposits held by the Company as of the Interim Balance Sheet Date (the “Accounts Payable”). All accounts payable of the Company that arose after the Interim Balance Sheet Date have been recorded on the accounting books and records of the Company.
4.8   Absence of Certain Changes.
(a)   Except as set forth on Schedule 4.8, since December 31, 2021, the Company has conducted its business only in the ordinary course of business consistent with past practice and has not been subject to a Material Adverse Effect.

(b)   Without limiting the generality of Section 4.8(a), and except as contemplated by the terms of this Agreement or the Ancillary Documents and except as set forth on Schedule 4.8(b), since December 31, 2019, the Company has not:
(i)   amended, waived or otherwise changed, in any respect, its Organizational Documents, except as required by applicable Law;
(ii)   authorized for issuance, issued, granted, sold, pledged, disposed of or proposed to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, including any Equity Securities convertible into or exchangeable for any of its other Equity Securities or engaged in any hedging transaction with a third Person with respect to such Equity Securities;
(iii)   split, combined, recapitalized or reclassified any of its Equity Securities, paid or set aside any dividend or other distribution (whether in the form of cash, Equity Securities or property or any combination thereof) in respect of its Equity Securities, or, directly or indirectly redeemed, purchased or otherwise acquired or offered to acquire any of its Equity Securities;
(iv)   incurred, created, assumed, prepaid or otherwise became liable for any Indebtedness (directly, contingently or otherwise) in excess of $50,000 individually or in the aggregate, made a loan or advance to or investment in any third Person (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $50,000 individually or in the aggregate;
(v)   increased the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or made or committed to make any bonus payment (whether in the form of cash, property or Equity Securities) other than in the ordinary course of business consistent with past practice, to any employee, or increase other benefits of employees generally other than in the ordinary course of business consistent with past practice, or entered into, established, materially amended or terminated any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;
(vi)   made or rescinded any election relating to Taxes, settled any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, filed any amended Tax Return or claim for refund, or made any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;
(vii)   transferred or licensed to any Person or otherwise extended, amended or modified, permitted to lapse or failed to preserve any Company Registered IP, Company IP Licenses or other Company IP (excluding non-exclusive licenses of Company IP to Company customers in the ordinary course of business consistent with past practice), or disclosed to any Person who has not entered into a confidentiality agreement any Trade Secrets;
(viii)   terminated, or waived or assigned any right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;
(ix)   failed to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;
(x)   established any Subsidiary or entered into any new line of business;
(xi)   failed to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;
(xii)   revalued any of its assets or made any change in accounting methods, principles or practices, except to the extent required to comply with applicable Law or GAAP and after consulting with the Company’s outside auditors;

(xiii)   waived, released, assigned, settled or compromised any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement, any Ancillary Document or the Contemplated Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $50,000 (individually or in the aggregate), or otherwise paid, discharged or satisfied any Actions, Liabilities or obligations, unless such amount has been explicitly reserved in the Company Financials;
(xiv)   closed or materially reduced its activities, or effected any layoff or other material personnel reduction or change, at any of its facilities;
(xv)   acquired, including by merger, consolidation, acquisition of Equity Securities or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;
(xvi)   made capital expenditures in excess of $50,000 (individually for any project (or set of related projects) or in the aggregate);
(xvii)   adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xviii)   voluntarily incurred any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;
(xix)   sold, leased, licensed, transferred, exchanged or swapped, mortgaged or otherwise pledged or encumbered (including securitizations), or otherwise disposed of any material portion of its properties, assets or rights;
(xx)   entered into any Contract with respect to the voting of Equity Securities of the Company;
(xxi)   took any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Contemplated Transactions;
(xxii)   accelerated the collection of any Accounts Receivable or delayed the payment of Accounts Payable or any other Liabilities other than in the ordinary course of business consistent with past practice;
(xxiii)   entered into, amended, waived or terminated (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or
(xxiv)   authorized or agreed to do any of the foregoing actions.
4.9   Compliance with Laws.   Since January 1, 2017, the Company has not been in material conflict or material non-compliance with, or in material default or violation of, nor has the Company received, since January 1, 2017, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound.
4.10   Company Permits.   The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to (a) perform his or her duties with respect to his or her employment with the Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, (b) own, lease and operate its assets and properties and (c) market and sell its products (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the

Company Permits is pending or, to the Company’s Knowledge, threatened. The Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.
4.11   Litigation.   Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, Equity Securities or assets), its business, Equity Securities or assets. In the past seven (7) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.
4.12   Material Contracts.
(a)   Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each unexpired Contract to which the Company is a party or by which the Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.12(a), other than a Company Benefit Plan, a “Company Material Contract”) that:
(i)   contains covenants that limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;
(ii)   involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;
(iii)   involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;
(iv)   evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $50,000;
(v)   involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $50,000 (other than in the ordinary course of business consistent with past practice) or shares or other Equity Securities of the Company or another Person;
(vi)   relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;
(vii)   by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $50,000 per year or in the aggregate;
(viii)   is with any Top Customer or Top Supplier;
(ix)   obligates the Company to provide continuing indemnification or a guarantee of obligations of a third Person after the Agreement Date in excess of $50,000;
(x)   is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;
(xi)   obligates the Company to make any capital commitment or expenditure in excess of $50,000 (including pursuant to any joint venture);
(xii)   relates to a material settlement entered into within five (5) years prior to the Agreement Date or under which the Company has outstanding obligations (other than customary confidentiality obligations);
(xiii)   provides another Person (other than any manager, director or officer of the Company) with a power of attorney;
(xiv)   relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from the Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on the Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to the Company entered into in the ordinary course of business or (E) feedback and ordinary course trade name or logo rights that are not material to the Company; or
(xv)   that would be required to be filed by the Company as an exhibit for a registration statement filed on Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S- K under the Securities Act as if the Company was the registrant.
(b)   Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Contemplated Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Company’s Knowledge, notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any material rights under any such Company Material Contract.
4.13   Intellectual Property.
(a)   Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by the Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. To the Company’s Knowledge, the Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. To the Company’s Knowledge, no item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third Person with respect to such Company Registered IP, and the Company has recorded assignments of all Company Registered IP.
(b)   To the Company’s Knowledge, the Company is the sole and exclusive owner of, or has a valid and enforceable license or sublicense or otherwise possesses legally enforceable rights to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company. To the Company’s Knowledge, the Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the business of the Company as presently conducted. To the Company’s Knowledge, the Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. To the Company’s Knowledge, the continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. To the Company’s Knowledge, all registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. The Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract. To the Company’s Knowledge, no third Person has any joint ownership in any Company Intellectual Property owned or purported to be owned by the Company.
(c)   Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which the Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to the Company, if any. To the Company’s Knowledge, the Company has performed all obligations imposed on it in the Outbound IP Licenses, and the Company is not, nor is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.
(d)   No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by the Company. To the Company’s Knowledge, the Company is not currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or otherwise in connection with the conduct of the Company’s business. To the Company’s Knowledge, no third Person is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Company (“Company IP”) in any material respect.
(e)   All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to Intellectual Property of the Company) of the Company (and each of their respective Affiliates) have assigned to the Company all Intellectual Property and any claim, or any right (whether or not currently exercisable) to any ownership interest in Intellectual Property arising from the services performed for the Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of the Company have claimed in writing any ownership interest or rights in any Intellectual Property owned by the Company. To the Company’s Knowledge, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted or contemplated to be conducted. The Company has taken commercially reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.
(f)   To the Company’s Knowledge, no Person has obtained unauthorized access to third Person information and data (including personally identifiable information or information that can be used to identify a natural person (“personal information”)) in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Company’s Knowledge, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company. To the Company’s Knowledge, the Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal information protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, if any, each with respect to the Company’s collection, processing and use of personal information. To the Company’s Knowledge, the operation of the business of the Company has not and does not violate any right to privacy or publicity of any third person or constitute unfair competition or trade practices under applicable Law. The Company has executed valid and enforceable written agreements with each of its current and former Representatives, Affiliates and independent contractors who are engaged in creating or developing for the Company any material Company IP in the course of such Person’s employment or retention thereby, pursuant to which such Person has (i) agreed to hold all confidential information of the Company in confidence and (ii) presently assigned to the Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company in the course of such Person’s employment or retention thereby. There is no material uncured breach by the Company or, to the Company’s Knowledge, the counterparty under any such agreement.
(g)   The Company has taken commercially reasonable steps to maintain the secrecy and confidentiality of all material Trade Secrets included in the Company Intellectual Property. No Trade Secret that is material to the business of the Company as presently conducted has been authorized to be disclosed, or, to the Company’s Knowledge, has been disclosed to any of the Company’s past or present Representatives or Affiliates or any third Person, other than pursuant to a non-disclosure agreement restricting the disclosure and use of such Trade Secret.
(h)   No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Company Owned IP. No current or former Representative, Affiliate, consultant or independent contractor of the Company who contributed to the creation or development of the Company Owned IP has, to the Company’s Knowledge, performed services for a Governmental Authority or any university, college, research institute or other educational institution related to the Company’s business as presently conducted during a period of time during which such Representative, Affiliate, consultant or independent contractor was also performing services for the Company.

(i)   To the Company’s Knowledge, none of the Company Products fails to comply in any material respect with any applicable warranty or other Contractual commitment made by or on behalf of the Company relating to the use, functionality or performance of, or any product or system containing or used in conjunction with, such Company Products. The Company has made available a true, correct and complete copy of its list as of the Agreement Date of all known material issues, defects and errors in each version and component of the Company Products that is currently being supported and adversely affects the performance of such Company Products in any material respect, which material issues, defects and errors have not been remedied as of the Agreement Date.
(j)   The consummation of any of the Contemplated Transactions will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) any Company IP License. Immediately following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company’s rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the Contemplated Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.
4.14   Taxes and Returns.
(a)   The Company will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. The Company has complied with all applicable Laws relating to Tax.
(b)   There is no Action currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(c)   The Company is not being audited by any Tax authority and has not been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).
(d)   There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.
(e)   The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.
(f)   The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.
(g)   The Company has not engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).
(h)   The Company has no Liability for the Taxes of another Person that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.
(i)   The Company has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.
(j)   The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for the taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) any deferred revenue or prepaid amount received on or prior to the Closing Date.
(k)   The Company has (i) to the extent applicable, complied in all material respects with applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, complied in all material respects with applicable Tax Law regarding Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with any Company Group Member and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
4.15   Real Property.   Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by the Company for the operation of the Company’s business, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has not received notice of any such condition. The Company does not own or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).
4.16   Personal Property.   Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.15, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.15, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The

Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition.
4.17   Title to Assets.   The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than Permitted Liens. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the business of the Company as it is now conducted or that are used or held by the Company for use in the operation of the business of the Company, and taken together, are and will be adequate and sufficient for the operation of the business of the Company as currently conducted.
4.18   Employee Matters.
(a)   Except as set forth in Schedule 4.18(a), the Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims other than any workers’ compensation or unemployment claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company and Persons employed by or providing services as independent contractors to the Company. No current officer or employee of the Company has provided the Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with the Company.
(b)   Except as set forth in Schedule 4.18(b), the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 4.18(b), there are no Actions pending or threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(c)   Schedule 4.18(c) hereto sets forth a complete and accurate list as of the Agreement Date of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary or hourly rate; and (ii) wages, bonus, commission or other compensation paid during the fiscal year ending December 31, 2021. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with the Company that is not terminable “at will,” and (B) the Company have paid in full to all its employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), the Company’s employee has entered into the Company’s standard form of employee non- disclosure, inventions and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.
(d)   Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last five (5) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.
4.19   Benefit Plans.
(a)   Set forth on Schedule 4.19(a) is a true and complete list of each Benefit Plan of the Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. The Company is not and has not in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does the Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.
(b)   Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the Agreement Date and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.
(c)   With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and summary of material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority within the last three (3) years.
(d)   With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e)   No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has not incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to the Company immediately after the Closing Date. The Company currently does not maintain and has never maintained or is not required currently or has never been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.
(f)   No arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.
(g)   With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.
(h)   Except as set forth on Schedule 4.19(h), the consummation of the Contemplated Transactions and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation (except as set forth on Schedule 4.19(a));(ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has not incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.
(i)   All Company Benefit Plans can be terminated at any time prior to the Closing Date without resulting in any Liability to the Surviving Corporation or Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.
(j)   Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 4.19(j). No options or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. The Company has no obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which the Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.
4.20   Environmental Matters.   Except as set forth in Schedule 4.20:
(a)   The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.
(b)   The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or

threatened Release of a Hazardous Material. The Company has not assumed, Contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.
(c)   No Action has been instituted or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in violation of any Environmental Law or Environmental Permit or may have any Liability under any Environmental Law.
(d)   The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.
(e)   There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.
(f)   To the Knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.
(g)   The Company has provided to the Purchaser all environmentally-related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.
4.21   Transactions with Related Persons.   Except as set forth on Schedule 4.21, neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past five (5) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than one percent (1%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, the Company has no outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any receivable or other obligation from a Related Person, and the liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.
4.22   Insurance.
(a)   Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company has no self-insurance or co-insurance programs. In the past five (5) years, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.
(b)   Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by the Company in the past seven (7) years. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the five (5) years preceding the Agreement Date, the Company has not made any claim against an insurance policy as to which the insurer is denying coverage.
4.23   Reserved.
4.24   Top Customers and Suppliers.   Schedule 4.24 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2021 and (b) the period from January 1, 2022 through the Interim Balance Sheet Date, the twenty (20) largest customers of the Company (the “Top Customers”) and the twenty (20) largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of the Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the three (3) years has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last three (3) years decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with the Company or stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, and (iv) the Company has not within the past three (3) years been engaged in any material dispute with any Top Supplier or Top Customer.
4.25   Certain Business Practices.
(a)   Neither the Company nor any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company nor any of its Representatives acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.
(b)   The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.
(c)   None of the Company or any of its directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not in the last seven (7) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.26   Compliance with Privacy Laws, Privacy Policies and Certain Contracts.
Except as set forth on Schedule 4.26:
(a)   the Company, and, to the Knowledge of the Company, its officers, directors, managers, employees, agents, subcontractors and vendors to whom Company has given access to Personal Data or Protected Health Information that the Company has stored, maintained, or transmitted, are and have been at all times, in compliance in all material respects with all applicable Privacy Laws. The Company has executed valid and enforceable written Contracts with each of its past and present Representatives, Affiliates, consultants and independent contractors who, in the course of such Person’s employment or retention thereby, would receive access to any Personal Data or Protected Health Information and pursuant to which such Person has agreed (A) to hold all Personal Data or Protected Health Information in confidence, (B) to comply with all Company privacy policies and procedures or other contractual obligation regarding the privacy Personal Data or Protected Health Information, and (C) to comply in all material respects with all applicable Privacy Laws;
(b)   since January 1, 2015, the Company has implemented and maintains, and has maintained, a written privacy program with policies and procedures comprising reasonable and appropriate organizational, physical, administrative, and technical safeguards that are reasonably consistent with industry standards applicable to the industry in which it operates and which complies in all material respects with all applicable Privacy Laws;
(c)   except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, the Company has not experienced any loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data or Protected Health Information maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company);
(d)   except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, (A) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company, and (B) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company); and
(e)   neither the Company nor, to the Knowledge of the Company, any subcontractor agent or vendor of the Company, has incurred any breach of “unsecured protected health information” (as defined in 45 C.F.R. Part 164, Subpart D) requiring reporting to any Governmental Authority.
(f)   To the Knowledge of the Company, all activities conducted by the Company with respect to any Protected Health Information or Personal Data are permitted under the Contracts relating to Personal Data or Protected Health Information.
4.27    Compliance with Health Care Laws and Certain Contracts.
Except as set forth on Schedule 4.27:
(a)   the Company, including the conduct of its business, is and has been at all times in compliance in all material respects with all applicable Health Care Laws;
(b)   the Company holds, and is operating in compliance in all material respects with, all Permits of the FDA and other foreign, federal, state and local regulatory authorities required for the Lawful conduct of its business as currently conducted, including, but not limited to, Investigational new Drug Applications (“INDs”);
(c)   all data, information and representations contained in any submission to, or communications with, the FDA were accurate, complete, truthful and non-misleading in all material respects when submitted or communicated to FDA and, to the Knowledge of the Company, remain so currently. All clinical, non-clinical, manufacturing and product quality studies and tests conducted in development of the pipeline products or services and upon which the Company intends to rely in support of any application to the FDA related to product clearance, authorization or approval were conducted in compliance with all applicable Laws and all Health Care Laws, including without limitation those related to Good Clinical Practice, Good Laboratory Practice, Quality Systems Regulations/Good Manufacturing Practices/Good Tissue Practices, and the protection of human study subjects;
(d)   all required approvals and authorizations for clinical studies to proceed have been obtained from an appropriate Institutional Review Board (IRB), and informed consent, in compliance with applicable Health Care Laws, has been obtained from all subjects enrolled in the studies;
(e)   no Company clinical study or clinical trial has been terminated or suspended by the FDA or any other applicable Governmental Authority or IRB, and neither the FDA nor any other applicable Governmental Authority has commenced or, to the Knowledge of the Company, threatened to initiate any clinical hold order on, or otherwise terminate, delay, suspend or restrict, any proposed or ongoing clinical study or clinical trial;
(f)   the Company has to date developed, designed, tested, studied, processed, manufactured, labeled, stored, handled, packaged, imported, exported and distributed the Company pipeline products and services in compliance in all material respects with all applicable Health Care Laws or other Law. As of the Agreement Date, the Company has not received, and to the Knowledge of the Company, there is no pending civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, Warning Letter, untitled letter, It Has Come To Our Attention Letter, regulatory communication, proceeding or request for information from the FDA or any Governmental Authority concerning material noncompliance with Health Care Laws or other Law with regard to the Company or the Company pipeline products or services;
(g)   to the Knowledge of the Company, the Company has not been charged in or identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, an investigation, audit or inquiry by any Person or Governmental Authority under any Health Care Law and (ii) to the Knowledge of the Company, the Company is not currently under investigation or review with respect to any suspected or actual violation of any Health Care Law;
(h)   no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Health Care Law by the Company or has not been given written notice of any potential criminal, civil or administrative violation of any Health Care Law;
(i)   neither the Company nor, to the Knowledge of the Company, any of its current officers, directors, managers, employees has engaged or is engaging, in any activities which are cause for civil monetary or criminal penalties or mandatory or permissive exclusion from any Medicare, Medicaid, TRICARE, or any other similar reimbursement program (each, a “Health Care Program”);
(j)   neither the Company nor any of its Affiliates, officers, directors, or employees has:(i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) made or offered any payment, gratuity or other thing of value that is prohibited by any law to personnel of the FDA or any other Governmental Authority; (iii) made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or in any records and documentation prepared or maintained to comply with applicable Laws, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure in this subsection (iii) was made could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, nor (iv) received written notice of or, to the Knowledge of the Company, been subject to any other material enforcement action involving the FDA or any other similar Governmental Authority, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter that would result in a Material Adverse Effect, and none of the foregoing are pending or threatened in writing;
(k)   except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has truthfully and accurately completed and submitted all applications, forms and filings required to be submitted to all Governmental Authorities, and their contractors, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers;
(l)   the Company has obtained, maintains and has maintained at all times all required registrations and enrollments with all Governmental Authorities, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers; and
(m)   as required under Law or a Contract to which the Company is a party or is otherwise bound, the Company has entered into a fully executed “business associate agreement” with (i) each customer of the Company that is a Covered Entity or Business Associate (as each term is defined under 45 CFR § 164.502) from whom the Company receives or maintains Protected Health Information, and (ii) each supplier, vendor, contractor, and/or other applicable Person that has or may have access to Protected Health Information as a result of such Person’s relationship with the Company and is a Business Associate of the Company. Each “business associate agreement” contains all the terms and conditions that the Company is required to include therein under Contracts to which the Company is a party or otherwise bound, including Contracts with customers, resellers, referral partners, vendors and other Persons, and, in all material respects, in accordance with Law. Neither the Company, nor to the Knowledge of the Company, any other party to any “business associate agreement” is in material breach thereof.
4.28   Investment Company Act.   The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.
4.29   Finders and Brokers.   Except as set forth in Schedule 4.29, the Company has not incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions.
4.30   Independent Investigation.   The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Contemplated Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules).
4.31   Disclosure.   No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.
4.32   Disclaimer of Other Representations and Warranties.   Except as expressly set forth in Article IV of this Agreement, neither the Company nor any of the Company’s Representatives or Affiliates has made or makes (and each hereby expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to the Company or such Company’s business, Representatives or Affiliates. The Company hereby acknowledges and agrees that, except as expressly set forth in Article III of this Agreement, neither the Purchaser nor any of its Representatives or Affiliates has made or makes (and each of them expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to itself or any of its business, Representatives or Affiliates, in connection with the Contemplated Transactions, and any such other representations or warranties are hereby expressly disclaimed in all respects. Other than as set forth in

Article III of this Agreement, the Company is not relying upon any information provided or made available by, or representation or warranty of, the Purchaser or any of its Representatives or Affiliates, whether written, oral or otherwise.
Article V
REPRESENTATIONS REGARDING THE OWNERS
Each Owner, severally and not jointly, makes the following representations and warranties to the Purchaser as of the Agreement Date and the Closing Date as follows:
5.1   Existence, Good Standing and Foreign Qualification.
(a)   Entity Owners.   The Owner is an entity duly incorporated, formed or organized, as applicable, validly existing and in good standing under the Laws of its incorporation, formation or organization, as applicable, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Owner is duly qualified or licensed and in good standing in the jurisdiction in which it was incorporated, formed or organized, as applicable, and in each other jurisdiction where the nature of the business conducted by the Owner makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed as would not have a Material Adverse Effect on the Owner.
(b)   Other Owners.   As applicable, the Owner has the requisite capacity and competency to authorize this agreement.
5.2   Authorization, Binding Agreement and Enforceability.
(a)   If applicable, such Owner has all requisite entity power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Document to which such Owner is or is required to be a party, to perform such Owner’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which such Owner is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Owner, and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Owner, enforceable against such Owner in accordance with its terms, subject to the Enforceability Exceptions.
(b)   If applicable, such Owner has all requisite entity power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform such Owner’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each Ancillary Document to which such Owner is or is required to be a party and the consummation of the Contemplated Transactions, (a) have been duly and validly authorized by such Owner’s board of directors (or similar governing body) in accordance with such Owner’s Organizational Documents, any applicable Law and any Contract to which such Owner is a party or by which it is bound and (b) except for the requisite approval of the owners of its Equity Securities, no other proceedings on the part of such Owner are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which such Owner is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Owner, and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Owner, enforceable against such Owner in accordance with its terms, subject to the Enforceability Exceptions.
5.3   Governmental Approvals.   Except as otherwise described in Schedule 4.5, no Consent of or filing with any Governmental Authority on the part of such Owner is required to be obtained or made in connection with the execution, delivery or performance by such Owner of this Agreement or any Ancillary Documents or the consummation by the Company of the Contemplated Transactions.

5.4   Non-Contravention.   Except as otherwise described in Schedule 4.6, the execution and delivery by such Owner of this Agreement and each Ancillary Document to which such Owner is or is required to be a party or otherwise bound, and the consummation by such Owner of the Contemplated Transactions and compliance by such Owner with any of the provisions hereof and thereof, will not (a) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Owner or any of such Owner’s material properties or assets, or (b) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Owner under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Owner under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third Person Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Contract that is binding upon such Owner, except in the cases of clauses (b) and (c) of Section 4.5, as has not been and would not reasonably be expected to have a materially adverse impact on such Owner or such Owner’s ability to consummate the Contemplated Transactions or to perform such Owner’s obligations hereunder or thereunder.
5.5   Ownership of the Company Contributed Shares and Company Contributed Equity Awards.
(a)   As applicable, the Owner is the record and beneficial owner of the Company Contributed Shares set forth opposite such Owner’s name on Exhibit A attached hereto, free and clear of any and all Liens. The Owner has the power and authority to sell, transfer, assign and deliver such Company Contributed Shares as provided in this Agreement, and such delivery will vest in the Purchaser good and valid title to such Company Contributed Shares, free and clear of any and all Liens. Except for this Agreement, the Owner is not a party to any Contract with respect to the voting, redemption, sale, transfer or other disposition of the Company Contributed Shares.
(b)   As applicable, the Owner is the record and beneficial owner of the Company Contributed Equity Awards set forth opposite such Owner’s name on Exhibit A attached hereto, free and clear of any and all Liens. The Owner has the power and authority to sell, transfer, assign and deliver such Company Contributed Equity Awards as provided in this Agreement, and such delivery will vest in the Purchaser good and valid title to such Company Contributed Equity Awards, free and clear of any and all Liens. Except for this Agreement, the Owner is not a party to any Contract with respect to the voting, redemption, sale, transfer or other disposition of the Company Contributed Equity Awards.
5.6   Litigation.   Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Knowledge of the Owner, threatened, and no such Action has been brought in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Owners. The items listed on Schedule 4.11, if finally determined adversely to such Owner, will not have a materially adverse impact on such Owner or such Owner’s ability to consummate the Contemplated Transactions or to perform such Owner’s obligations hereunder or thereunder.
5.7   Accredited Investor and Bad Actor Status.   Each Owner (a) is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act, and/or (b) is not a “U.S. Person” as defined in Regulation S promulgated under Regulation D of the Securities Act.
5.8   Finders and Brokers.   Except as set forth in Schedule 4.29, the Owner has not incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions.
5.9   Independent Investigation.   The Owner has conducted such Owner’s own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and acknowledges that the Owner has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Owner acknowledges and agrees that in making such Owner’s decision to enter into this Agreement and to consummate the Contemplated Transactions, such Owner has relied solely upon such Owner’s own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules).
5.10   Disclosure.   No representations or warranties made by the Owner in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.
5.11   Disclaimer of Other Representations and Warranties.   Except as expressly set forth in Article IV and Article V of this Agreement, the Owner and any of such Owner’s Representatives or Affiliates has neither made nor makes any additional representation or warranty in any form or manner, whether at Law or in equity, for this Agreement regarding the Owner or such Owner’s business, Representatives or Affiliates. The Owner hereby acknowledges and agrees that, except as expressly set forth in Article III of this Agreement, neither the Purchaser nor any of its Representatives or Affiliates has made or makes any additional representation or warranty in any form or manner, whether at Law or in equity, whether at Law or in equity, with respect to itself or any of its business, Representatives or Affiliates, in connection with the Contemplated Transactions. The Owner, Purchaser, and each party’s respective Representatives and Affiliates hereby expressly disclaim, in all respects, any additional representations or warranties not contained in this Agreement. The Owner is not relying upon any information, representation, or warranty in any form or manner, other than as set forth in Article III of this Agreement, provided or made available by the Purchaser or any of its Representatives or Affiliates.
Article Vi
COVENANTS
6.1   Access and Information.
(a)   During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 6.11, the Company shall give, and shall cause their Representatives and Affiliates to give, the Purchaser and its Representatives and Affiliates, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, unaudited interim financial statements, internal working papers, client files, client Contracts and other reasonably requested documentation and information), of or pertaining to the Company, as the Purchaser or its Representatives and Affiliates may reasonably request regarding the Company and its businesses, assets, Liabilities, financial condition, prospects, operations, management, and employees and cause each of the Company’s Representatives and Affiliates to reasonably cooperate with the Purchaser and its Representatives and Affiliates in their investigation, provided, however, that the Purchaser and its Representatives and Affiliates shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company.
(b)   During the Interim Period, subject to Section 6.11, the Purchaser shall give, and shall cause its Representatives and Affiliates to give, the Company and its Representatives and Affiliates, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, unaudited interim financial statements, internal working papers, client files, client Contracts and other reasonably requested documentation and information), of or pertaining to the Purchaser, as the Owners may reasonably request regarding the Purchaser and its business, assets, Liabilities, financial condition, prospects, operations, management and employees and cause each of the Purchaser’s Representatives and Affiliates to reasonably cooperate with the Company and its Representatives and Affiliates in their investigation; provided, however, that the Company and its Representatives and Affiliates shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser.

6.2   Conduct of Business.
(a)   Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as set forth on Schedule 6.2 of the Company Disclosure Schedule, the Company shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective Representatives and Affiliates, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.
(b)   Without limiting the generality of Section 6.2(a) and except as set forth on Schedule 6.2 of the Company Disclosure Schedule, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not perform or cause to be performed any of the matters set forth in Section 4.8(b).
(c)   Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, the Purchaser shall (i) comply in all material respects with all Laws applicable to the Company and its business, assets and employees, (ii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective Representatives and Affiliates, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice, and (iii) not amend the terms of the other Roll-Up Transactions or the deSPAC Transaction.
6.3   PCAOB Audit.   The Company shall use commercially reasonable efforts to cause the PCAOB Audit to be completed by not later than September 30, 2022. Notwithstanding the immediately preceding sentence and in accordance with Section 6.15, the Purchaser shall be solely responsible for the cost of the PCAOB Audit.
6.4   Interim Period Financial Statements.   During the Interim Period, within fifteen (15) calendar days following the last calendar day of each month occurring during the Interim Period, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Company for the period from the Interim Balance Sheet Date through the end of such calendar month, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present in all material respects the consolidated financial position and results of operations of the Company as of the date or for the periods indicated in accordance with the Accounting Principles, subject to year-end audit adjustments and excluding footnotes. From the Agreement Date through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any reviewed or audited consolidated financial statements of the Company that the Company’s certified public accountants may issue.
6.5   No Solicitation.
(a)   For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement and the Ancillary Documents) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of Equity Securities, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement and the Ancillary Documents) concerning a Business Combination involving Purchaser.
(b)   During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Contemplated Transactions, each Party shall not, and shall cause its Representatives and Affiliates to not, without the prior written consent of the

Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.
(c)   Each Party shall notify the others as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.
6.6   Notification of Certain Matters.   During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third Person (including any Governmental Authority) alleging (i) that the Consent of such third Person is or may be required in connection with the Contemplated Transactions or (ii) any non-compliance with any applicable Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions; (d) becomes Knowledgeable of any fact or circumstance that, or becomes Knowledgeable of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or written threat of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any Representative, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Contemplated Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached
6.7   Efforts.
(a)   Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate in all reasonable respects with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate the Contemplated Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Contemplated Transactions.
(b)   In furtherance and not in limitation of Section 6.7(a), to the extent required under any applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under

Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the Contemplated Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite Consents for the Contemplated Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Contemplated Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Contemplated Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.
(c)   As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the Contemplated Transactions and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Contemplated Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Contemplated Transactions and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Contemplated Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Contemplated Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Contemplated Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Contemplated Transactions, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Contemplated Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Contemplated Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Contemplated Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.
(d)   Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the Contemplated Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.8   Tax Matters.   For federal and all applicable state income Tax purposes, the Parties intend that the Roll-Up Transactions and the deSPAC Transaction will collectively be treated as an integrated transaction qualifying under Section 351(a) of the Code (the “Intended Tax Treatment”). Each Party shall use commercially reasonable efforts to cause the Roll-Up Transactions and the deSPAC Transaction to qualify, and agrees not to take any action which, to its Knowledge, could reasonably be expected to cause the Roll-Up Transactions and the deSPAC Transaction to fail to qualify for the Intended Tax Treatment. Each Party shall report the Transactions on its respective Tax Returns in a manner consistent with such Intended Tax Treatment and shall take no action or position in any subsequent Tax Return, Tax audit, Tax controversy or otherwise that is inconsistent with such Intended Tax treatment unless required to do so by a final “determination” (as defined in Section 1313(a) of the Code) or other applicable Law.
6.9   Further Assurances.   The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement, the Ancillary Documents and applicable Law to consummate the Contemplated Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.
6.10   Public Announcements.   The Parties agree that, after the Closing, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Contemplated Transactions shall be issued by any Party or any of such Party’s respective Representatives or Affiliates without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.
6.11   Confidential Information.
(a)   The Owners hereby agree that, after the Closing Date, such Owners shall, and shall cause their respective Representatives and Affiliates to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the Contemplated Transactions or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Representatives or Affiliates), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third Person any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Owners become legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that the Purchaser or a Representative or an Affiliate thereof may seek a protective Order or other remedy or waive compliance with this Section 6.11(a) and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.11(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information.
(b)   The Purchaser hereby agrees that, after the Closing Date, it shall, and shall cause its Representatives and Affiliates to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Contemplated Transactions or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third Person any of the Company Confidential Information without the Owners’ prior written consent; and (ii) in the event that the Purchaser or any of its Representatives or Affiliates becomes legally compelled to disclose any Company Confidential Information, (A) provide the Owners, to the extent legally permitted, with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.11(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Owners waive compliance with this Section 6.11(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information.
6.12   Documents and Information.   After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Representatives and Affiliates to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by the Owners’ Representative during normal business hours of the Company, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or the Company without first advising the Owners’ Representative in writing and giving the Owners’ Representative a reasonable opportunity to obtain possession thereof.
6.13    Pre-Closing Advisory Board of Directors and Executive Officers.
(a)   Effective as of the Agreement Date, the Purchaser shall establish an advisory board of directors (the “Pre-Closing Advisory Board”) which shall be comprised of five (5) individuals with one (1) individual being appointed by each of the Company, Aegeria, Novokera, Wicab China, and Haiyin. The director appointee of (i) the Company shall be Bradford A. Zakes (the “Company Director Appointee”), (ii) Aegeria shall be Jennifer Elisseeff, (iii) Novokera shall be Anthony Lee, (iv) Wicab China shall be Kenny Min Zhou and (v) Haiyin shall be Yuquan Wang. At or prior to the Closing, the Purchaser will provide each director serving on the Post-Closing Purchaser Board an Indemnification Agreement.
(b)   During the Interim Period, the Pre-Closing Advisory Board shall, among other things, (i) advise and assist with the negotiation and completion of the Approved deSPAC Transaction and (ii) advise and assist with the respective affairs, business and operations of each of the Purchaser, the Company, Aegeria, Novokera, and Wicab China.
6.14   Indemnification of Officers and Directors; Tail Insurance.
(a)   The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar Contracts between any D&O Indemnified Person and the Company, in each case as in effect on the Agreement Date, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing Date, the Purchaser shall cause the Organizational Documents of the Purchaser to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the Agreement Date in the Organizational Documents of the Company to the extent permitted by applicable Law. The provisions of this Section 6.14(a) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.
(b)   For the benefit of the Company’s directors and officers, the Purchaser shall, prior to the Effective Time, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6) year period from and after the Closing Date for events occurring prior to the Closing Date (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.
6.15   Fees and Expenses.   All Expenses incurred in connection with this Agreement, the Ancillary Documents and the Contribution and Exchange shall be paid by the Party incurring such Expenses, provided, however, that the Purchaser shall pay, as and when due, for the cost of the Third-Party Valuation Validation and the PCAOB Audit). The Purchaser shall pay such Expenses directly to the applicable third- Person provider.

Article VII
NO SURVIVAL
7.1   No Survival.   The representations and warranties of the Parties contained in this Agreement shall for all purposes terminate as of, and shall not survive beyond, the Closing. All covenants and agreements that are to be performed by the Parties in connection with the Contemplated Transactions, including those covenants and agreements set forth in this Agreement and any Ancillary Document that are to be performed, in whole or in part, at or after the Closing Date shall survive in accordance with their respective terms until such covenants and agreements have been performed or otherwise satisfied and the provisions of Article XI shall survive the Closing indefinitely (collectively, the “Surviving Covenants and Agreements”). Accordingly, except with respect to (a) the Surviving Covenants and Agreements, (b) Fraud Claims and (c) the right of any Party to specifically enforce the terms of this Agreement and the Ancillary Documents pursuant to Section 11.7, after the Closing, no Party shall have any right to monetary damages under any theory or any cause of action (including any claim for indemnification), and there shall be no Liability of any kind whatsoever on the part of any Party, its Representatives or Affiliates or any of its or their respective Representatives or Affiliates in respect of any breach of or inaccuracy in any representations or warranties contained in this Agreement.
Article VIII
MUTUAL RELEASES
8.1   Release by the Owners and Company.   Effective upon the Closing, except with respect to (i) the Surviving Covenants and Agreements, (ii) Fraud Claims, and (iii) the right of any Party to specifically enforce the performance of the terms of this Agreement and the Ancillary Documents pursuant to Section 11.7, each of the Owners and the Company, on behalf of itself, its respective current and former Representatives and Affiliates and each of their respective current and former Representatives and Affiliates (collectively, the “Owner and Company Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Purchaser, its current and former Representatives and Affiliates and each of their respective current and former Representatives and Affiliates (collectively, the “Purchaser Released Parties”) of and from any and all Actions, Orders, Liabilities and Losses of any kind whatsoever, whether in Law or in equity, which the Owner and Company Releasing Parties may have against any of the Purchaser Released Parties, as of the Closing Date or in the future, in each case in respect of any cause, matter or thing arising under or directly related to the Contemplated Transactions or relating to any of the Purchaser Released Parties, occurring or arising prior to the Closing.
8.2   Release by the Purchaser.   Effective upon the Closing, except with respect to (i) the Surviving Covenants and Agreements, (ii) Fraud Claims, and (iii) the right of any Party to specifically enforce the performance of the terms of this Agreement and the Ancillary Documents pursuant to Section 11.7, the Purchaser, on behalf of itself, its respective current and former Representatives and Affiliates and each of its and their respective current and former Representatives and Affiliates (collectively, the “Purchaser Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Owners and the Company, their respective current and former Representatives and Affiliates and each of their respective current and former Representatives and Affiliates (collectively, the “Owner and Company Released Parties”) of and from any and all Actions, Orders, Liabilities and Losses of any kind whatsoever, whether in Law or in equity, which the Purchaser Releasing Parties may have against any of the Owner and Company Released Parties, as of the Closing Date or in the future, in each case in respect of any cause, matter or thing arising under or directly related to the Contemplated Transactions or relating to any of the Owner and Company Released Parties, occurring or arising prior to the Closing.
Article IX
CLOSING CONDITIONS
9.1   Conditions to Each Party’s Obligations.   The obligations of each Party to consummate the Contemplated Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Purchaser and the Owners’ Representative of the following conditions:
(a)   Antitrust Laws.   Any waiting period (and any extension thereof) applicable to the Contemplated Transactions under any Antitrust Laws shall have expired or been terminated.

(b)   Requisite Regulatory Approvals.   The Consents required to be obtained from or made with any Governmental Authority in order to consummate the Contemplated Transactions that are set forth in Schedule 9.1(b) shall have each been obtained or made.
(c)   Requisite Consents.   The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the Contemplated Transactions that are set forth in Schedule 9.1(c) shall have each been obtained or made.
(d)   No Adverse Law or Order.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Contemplated Transactions illegal or which otherwise prevents or prohibits consummation of the Contemplated Transactions.
(e)   Appointment to the Pre-Closing Advisory Board.   The members of the Pre-Closing Advisory Board shall have been elected effective as of the Agreement Date consistent with the requirements of Section 6.13.
9.2   Conditions to Obligations of the Company.   In addition to the conditions specified in Section 9.1, the obligations of the Company to consummate the Contemplated Transactions are subject to the satisfaction or written waiver (where permissible) by the Owners’ Representative of the following conditions:
(a)   Representations and Warranties.   All of the representations and warranties of the Purchaser set forth in Article III of this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Purchaser.
(b)   Agreements and Covenants.   The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement and the Ancillary Documents to be performed or complied with by it on or prior to the Closing Date.
(c)   No Purchaser Material Adverse Effect.   No Material Adverse Effect shall have occurred with respect to the Purchaser since the Agreement Date which is continuing and uncured.
(d)   Closing Deliverables.   The receipt of the Closing deliverables of the Purchaser set forth in Section 2.3.
(e)   Other Transactions.   The other Roll-Up Transactions shall be consummated substantially simultaneously with the Closing, the BCA, as in effect on the Agreement Date, shall remain in full force and effect and the Approved deSPAC Transaction shall occur immediately following the Closing.
9.3   Conditions to Obligations of the Purchaser.   In addition to the conditions specified in Section 9.1, the obligations of the Purchaser to consummate the Contemplated Transactions are subject to the satisfaction or written waiver (where permissible) by the Purchaser of the following conditions:
(a)   Representations and Warranties.   All of the representations and warranties of the Company and the Owners set forth in Article IV and Article V of this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
(b)   Agreements and Covenants.   The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement and the Ancillary Documents to be performed or complied with by it on or prior to the Closing Date.

(c)   No Material Adverse Effect.   No Material Adverse Effect shall have occurred with respect to the Company since the Agreement Date which is continuing and uncured.
(d)   Closing Deliverables.   The receipt of the Closing deliverables of the Company set forth in Section 2.2.
9.4   Frustration of Conditions.   Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Representatives or Affiliates (or with respect to the Company, any Owner) failure to comply with or perform any of its covenants or obligations set forth in this Agreement or any Ancillary Document.
Article X
TERMINATION
10.1   Termination.   This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing as follows:
(a)   by mutual written consent of the Purchaser and the Owners’ Representative;
(b)   by written notice by the Purchaser or the Owners’ Representative if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by March 31, 2023 (the “Outside Date”), provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Representatives or Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;
(c)   by written notice by either the Purchaser or the Owners’ Representative if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions, and such Order or other action has become final and non-appealable, provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Representatives or Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;
(d)   by written notice by the Owners’ Representative to Purchaser if (i) there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) ten (10) Business Days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date, provided, that the Owners’ Representative shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company is in material uncured breach of this Agreement;
(e)   by written notice by the Purchaser to the Owners’ Representative if (i) there has been a material breach by the Company or any of the Owners of any of their respective representations, warranties, covenants or agreements contained in this Agreement or if any respective representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) ten (10) Business Days after written notice of such breach or inaccuracy is provided to the Owners’ Representative or (B) the Outside Date, provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;
(f)   by written notice by the Purchaser to the Owners’ Representative if there shall have been a Material Adverse Effect on the Company following the Agreement Date which is uncured for at least ten (10) business days after written notice of such Material Adverse Effect is provided by the Purchaser to the Owners’ Representative;

(g)   by written notice by the Purchaser to the Owners’ Representative if the PCAOB Audit shall not have been completed on or before October 31, 2022; or
(h)   by written notice by the Owners’ Representative to Purchaser if any of (i) the BCA or (ii) the contribution and exchange agreement with respect to any of the Aegeria Contribution and Exchange, Novokera Contribution and Exchange or Wicab China Contribution and Exchange or (iii) the Subscription Agreement with respect to the Haiyin Share Purchase expire in accordance with their terms or are terminated.
10.2   Effect of Termination.   This Agreement may only be terminated in accordance with Section 10.1 pursuant to a written notice delivered by the applicable Party to the other applicable Parties which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. Subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Contemplated Transactions shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1. Other than as provided in Section 10.3, in the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives or Affiliates, and all rights and obligations of each Party shall cease, provided, however, that nothing herein shall relieve any Party from Liability for any intentional breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party.
10.3   Survival.   Section 6.10, Section 6.11, Section 6.15, Article XI and this Section 10.2 shall survive any termination of this Agreement in accordance with Section 10.1.
Article XI
MISCELLANEOUS
11.1   Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including e-mail), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to the Purchaser, to: Longevity Biomedical, Inc. 12100 NE 195th Street, Suite 150 Bothell, WA 98011 Attention: Bradford A. Zakes Email: bzakes@cerevast.com with a copy (which will not constitute notice) to:
Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

If to the Company, to: Cerevast Medical, Inc. 12100 NE 195th Street, Suite 150 Bothell, WA 98011 Attention: Bradford A. Zakes Email: bzakes@cerevast.com with a copy (which will not constitute notice) to:
Baker Hostetler LLP
999 Third Avenue, Suite 3900
Washington, DC 20001
Attn: Michael Moyer, Esq.
Telephone No.: (206) 332-1104
E-mail: mmoyer@bakerlaw.com

If to the Owners, to:
Bradford A. Zakes
12100 NE 195th Street, Suite 150
Bothell, WA 98011
Email: bzakes@cerevast.com
11.2   Binding Effect; Assignment.   This Agreement and the Ancillary Documents shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement and the Ancillary Documents shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Owners’ Representative), and any assignment without such consent shall be null and void, provided that no such assignment shall relieve the assigning Party of its obligations hereunder or thereunder.
11.3   Third Persons.   Except for the rights of the D&O Indemnified Persons set forth in Section 14, which the Parties acknowledge and agree are express third Person beneficiaries of this Agreement, nothing contained in this Agreement or in any Ancillary Document shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.
11.4   Arbitration.   Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 11.4 arising out of, related to, or in connection with this Agreement, the Ancillary Documents or the Contemplated Transactions (a “Dispute”) shall be governed by this Section 11.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”), provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within seven (7) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within seven (7) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of Delaware. The language of the arbitration shall be English.
11.5   Governing Law; Jurisdiction.   This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 11.4, all Actions arising out of or relating to this Agreement and any Ancillary Agreement shall be heard and determined exclusively in any state or federal court located in the State of New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 11.4, each Party hereby

(a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement, the Ancillary Documents or the Contemplated Transactions may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Contemplated Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.5 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law.
11.6   Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OR AFFILIATE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.
11.7   Specific Performance.   Each Party acknowledges that the rights of each Party to consummate the Contemplated Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at Law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at Law or in equity.
11.8   Severability.   In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
11.9   Amendment.   This Agreement may be amended, supplemented or modified only by execution of a written instrument signed each of the Purchaser, the Company, the Owners and the Owners’ Representative.
11.10   Waiver   The Purchaser on behalf of itself and its Representatives and Affiliates, the Company on behalf of itself and its Representatives and Affiliates, and the Owners’ Representative on behalf of itself and the Owners, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Owners’ Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative.
11.11   Entire Agreement.   This Agreement and the Ancillary Documents embody the entire agreement and understanding of the Parties in respect of the Contemplated Transactions. This Agreement and the Ancillary Documents supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.
11.12   Interpretation.   The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the Equity Securities of such Person, in whatever form, including with respect to the Purchaser its stockholders under the Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.
11.13   Counterparts.   This Agreement and each Ancillary Document may be executed and delivered (including by Electronic Transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.14   Owners’ Representative.
(a)   Each Owner, by delivery of a counterpart to this Agreement, on behalf of such Owner and such Owner’s Representatives and Affiliates, hereby irrevocably constitutes and appoints Bradford A. Zakes, in his capacity as the Owners’ Representative, as the true and lawful agent and attorney- in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Owners’ Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Owners’ Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Owners’ Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Owners’ Representative Documents, including: (i) terminating, amending or waiving on behalf of such Person any provision of any Owners’ Representative Document (provided, that any such action, if material to the rights and obligations of the Owners in the reasonable judgment of the Owners’ Representative, will be taken in the same manner with respect to all Owners unless otherwise agreed by each Owner who is subject to any disparate treatment of a potentially material and adverse nature); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Owners’ Representative Document; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Owners’ Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Owners’ Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the Contemplated Transactions, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (v) receiving all or any portion of the Purchaser Exchanged Shares and to distributing the same to the Owners; and (vi) otherwise enforcing the rights and obligations of any such Persons under any Owners’ Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Owners’ Representative shall be binding upon each Owner and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.14 are irrevocable and coupled with an interest. The Owners’ Representative hereby accepts its appointment and authorization as the Owners’ Representative under this Agreement.
(b)   Any other Person, the Purchaser and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Owners’ Representative as the acts of the Owners under any Owners’ Representative Documents. The Purchaser and the Company shall be entitled to rely conclusively on the instructions and decisions of the Owners’ Representative as to (i) any payment instructions provided by the Owners’ Representative or (ii) any other actions required or permitted to be taken by the Owners’ Representative hereunder, and no Owner shall have any cause of action against the Purchaser or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Owners’ Representative. The Purchaser and the Company shall not have any Liability to any Owner for any allocation or distribution among the Owners by the Owners’ Representative of payments made to or at the direction of the Owners’ Representative. All notices or other communications required to be made or delivered to an Owner under any Owners’ Representative Document shall be made to the Owners’ Representative for the benefit of such Owner, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Owner with respect thereto. All notices or other communications required to be made or delivered by an Owner shall be made by the Owners’ Representative (except for a notice under Section 11.14(d) of the replacement of the Owners’ Representative).
(c)   The Owners’ Representative will act for the Owners on all of the matters set forth in this Agreement in the manner the Owners’ Representative believes to be in the best interest of the Owners, but the Owners’ Representative will not be responsible to the Owners for any losses that any Owner may suffer by reason of the performance by the Owners’ Representative of the Owners’ Representative’s duties under this Agreement, other than losses arising from the bad faith, gross negligence or willful misconduct by the Owners’ Representative in the performance of its duties under this Agreement. From and after the Closing, the Owners shall jointly and severally indemnify, defend and hold the Owners’ Representative harmless from and against any and all losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Owners’ Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Owners’ Representative’s duties under any Owners’ Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Owners’ Representative. In no event shall the Owners’ Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Owners’ Representative shall not be liable for any act done or under any Owners’ Representative Document as the Owners’ Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Owners’ Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Owners’ Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Owners’ Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Owners, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Owners’ Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Owners’ Representative under this Section 11.14 shall survive the Closing and continue indefinitely.
(d)   If the Owners’ Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Owners, then the Owners shall, within ten (10) Business Days after such death, disability, dissolution, resignation or other event, appoint a successor Owners’ Representative (by vote or written consent of the Owners holding in the aggregate in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Owners’ Representative” for purposes of this Agreement.
11.15   Legal Representation.   The Parties agree that, notwithstanding the fact that Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), prior to Closing, represented the Purchaser in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions, and has also represented the Purchaser and its Representatives and Affiliates in connection with matters other than the Contemplated Transactions, Nelson Mullins will be permitted in the future, after Closing, to represent the Purchaser and its Representatives and Affiliates in connection with any disputes arising out of, or related to, this Agreement, the Roll-Up Transactions and the deSPAC Transaction. The Company, the Owners and the Owners’ Representative, who are or have the right to be represented by independent counsel in connection with the this Agreement, the Roll-Up Transactions and the deSPAC Transaction, hereby agree, in advance, to waive (and to cause their Representatives and Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Nelson Mullins’s future representation of one or more of the Purchaser and its Representatives and Affiliates in which the interests of such Person are adverse to the interests of the Company, the Owners and the Owners’ Representative or any of their respective Representatives and/or Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney- client privilege, the Purchaser shall be deemed the client of Nelson Mullins with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Purchaser, shall be controlled by the Purchaser and shall not pass to or be claimed by any other Person, provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Representatives and/or Affiliates (including, after the Closing Date, the Company and its Representatives and/or Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third Person.
Article XII
DEFINITIONS
12.1   Certain Definitions.   For purpose of this Agreement, the following capitalized terms have the following meanings:
“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the latest audited Company Financials.
“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.
“Aegeria” means Aegeria Soft Tissue, LLC, a Delaware limited liability company.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.
“Ancillary Documents” means the Company Disclosure Schedule, the Purchaser Disclosure Schedule, each Contract, document or other instrument attached hereto as an Exhibit, and the other Contracts, documents or other instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.
“Approved deSPAC Transaction” means the transaction contemplated by a definitive written business combination agreement (or similar agreement), executed and delivered by the Purchaser and a SPAC, that provides for Purchaser to be acquired by, or to otherwise combine with, the SPAC, pursuant to a transaction meeting each of the following criteria (or as may otherwise be agreed upon in writing by each of the Company, Novokera, Aegeria, Wicab China and Haiyin): (i) the valuation assigned to the Company in the transaction is not less than $250 million; (i) there is a minimum cash condition at closing of at least $75 million; (iii) there is a minimum committed private placement of at least $35 million; (iv) at least two members of the Pre-Closing Advisory Board continue as board members of the SPAC (or successor entity) following the consummation of the transaction; (v) the outstanding founder shares of the SPAC shall be no more than 20% of the total number of the SPAC’s outstanding shares of common stock (or equivalent securities) immediately prior to the closing of the transaction; (vi) the lock-up period applicable to the SPAC’s sponsor and management from the SPAC’s initial public offering shall not be shortened in connection with the transaction; (vii) none of the Company’s representations, warranties or covenants shall survive the closing of the transaction; and (viii) all of the shares issued to the Company’s stockholders in connection with the transaction shall be registered and freely tradeable upon the closing of the transaction (provided that directors, officers and 5% or greater stockholders of the post-transaction company shall agree to a lock-up of 180 days).
“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.
“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.
“Cerevast” means Cerevast Medical, Inc., a Delaware corporation.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.
“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of its Representatives, furnished in connection with this Agreement or the Contemplated Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.
“Company Equity Plan” means the shares of Company common stock reserved for issuance to Company’s directors and officers as further discussed in Section 4.3(c).
“Company Contributed Equity Awards” means the Company Equity Awards that the Company is contributing to the Purchaser in the Contribution.
“Company Contributed Shares” means the Company Shares that are being contributed contributing to the Purchaser in the Contribution.
“Company Equity Securities” means, collectively, the Company Shares and the Company Equity Awards.
“Company Equity Awards” means, collectively, any outstanding options granted under the Company Equity Plan.
“Company Profits Interests” means those issued and outstanding Equity Securities of the Company that are intended to qualify and shall be treated under this Agreement as “profits interests” within the meaning of Revenue Procedure 93-27 as clarified by Revenue Procedure 2001-43.
“Company Shares” means the shares of Common Stock, par value $0.0001 per share, of the Company.
“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents, including the Contribution and the Exchange.
“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).
“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother- in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.
“deSPAC Transaction” means the transactions contemplated by the BCA, as in effect on the Agreement Date.
“DGCL” means the General Corporation Law of the State of Delaware.
“DRLLCA” means the Delaware Limited Liability Company Act.
“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.
“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.
“Equity Awards” means any (i) security convertible, with or without consideration, into an Equity Security, (ii) any warrant or right to subscribe for or purchase such an Equity Security or (iii) any put, call, straddle, or other option or Contract to purchase an Equity Security from, or to sell an Equity Security to, another Person without being bound to do so.
“Equity Security” means any (i) share of capital stock, (ii) general partnership interest, (iii) limited partnership interest, (iv) limited liability company interest or (v) other similar security, certificate of interest or participation in any profit sharing agreement, preorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, interest in a joint venture, or certificate of interest in a business trust.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party or any of its Representatives and/or Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the Ancillary Documents and the Contribution and Exchange.
“FDA” means the U.S. Food and Drug Administration.
“Fraud Claim” means, at any applicable time, fraud as defined pursuant to Delaware common Law.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.
“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Haiyin” means Haiyin Capital, a Chinese company.
“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.
“Health Care Laws” means any and all Laws of any Governmental Authority pertaining to health regulatory matters applicable to the business of the Company, including (a) the Public Health Service Act (42 U.S.C. § 201 et seq.), the Federal Food, Drug & Cosmetic Act (“FDC Act”) (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder, as amended; (b) requirements of Law relating to the developing, designing, testing, studying, processing, manufacturing, labeling, storing, handling, packaging, marketing, selling, importing, exporting, or distributing of drugs (including biological products), or medical devices, combination products, or human cell, tissue, and cellular and tissue-based products (“HCT/Ps”), including laws governing Permit requirements for any of the foregoing activities; (c) fraud and abuse (including the following Laws: the federal Anti-Kickback Statute (42 U.S.C. § 1320a- 7b(b)); the Civil False Claims Act (31 U.S.C. § 3729 et seq.) and the Criminal False Claims Act (18 U.S.C.§ 287); the Stark Law (42. U.S.C. §1395nn); Sections 1320a-7, 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (d) Medicare, Medicaid, TRICARE or other governmental health care or payment program (including but not limited to Title XVIII and Title XIX of the Social Security Act); (e) quality, safety certification and accreditation standards and requirements; (f) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; and (g) any other Law or regulation of any Governmental Authority which regulates kickbacks, patient or Health Care Program reimbursement, Health Care Program claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs or any other aspect of providing health care applicable to the operations of the Company.
“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.
“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.
“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).
“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural Person, the actual knowledge of such Party after reasonable inquiry.
“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.
“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.
“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Contemplated Transactions or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi) with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)  – (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Novokera” means Novokera, LLC, a Nevada limited liability company.
“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.
“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation, certificate of formation, articles of incorporation, articles of organization, bylaws, operating agreement, limited liability company agreement, partnership agreement, or similar organizational documents, in each case, as amended and restated as of the Closing.
“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).
“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).
“PCAOB Audit” means the audit of the Company’s financial statements as of and for each of the two years ended December 31, 2021, conducted by an independent public accounting firm registered with the PCAOB that is reasonably acceptable to the Purchaser and the Company.
“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.
“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.
“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.
“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.
“Preliminary Valuation” means the preliminary value of $40,000,000 that was assigned to the Company prior to the Agreement Date.
“Privacy Laws” means all applicable United States state and federal Laws, and the laws of applicable jurisdictions, relating to privacy and protection of Personal Data and/or Protected Health Information, including the General Data Protection Regulation, the Health Insurance Portability and Accountability Act

of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act; and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.
“Proceeding” means any action, suit, proceeding, complaint, claim, charge or hearing before or by a Governmental Authority or an arbitrator.
“Protected Health Information” has the meaning given to such term under HIPAA, including all such information in electronic form.
“Purchaser Exchanged Shares” means Purchaser Shares exchanged in the Exchange for Company Contributed Share.
“Purchaser Shares” means the shares of Common Stock, par value $0.0001 per share, of the Purchaser.
“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Owners’ Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Owners’ Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.
“Purchaser Securities” means the Purchaser Shares.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.
“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre- remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.
“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.
“Roll-Up Transactions” means the Contemplated Transactions, the Aegeria Contribution and Exchange, the Novokera Contribution and Exchange, the Wicab China Contribution and Exchange, and the Haiyin Contribution and Exchange.
“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).
“Securities Act” means the Securities Act of 1933, as amended.
“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.
“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.
“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.
“Third-Party Valuation Validation” means the third-party valuation conducted by an independent valuation firm reasonably acceptable to the Purchaser and the Company which such valuation will be used by the Parties to confirm and adjust, as needed, the Preliminary Valuation.
“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know- how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).
“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.
“Valuation” means the valuation of the Company which, pursuant to the Third-Party Valuation Validation, has been determined to be $33,000,000.
“Wicab China” means Wicab Technology (Beijing) Co., Ltd, a Chinese limited liability company.
12.2   Section References.   The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:
Term	Section
Accounts Receivable	4.7(f)
Accounts Payable	4.7(g)
Agreement	Preamble
Audited Company Financials	4.7(a)
BCA	RECITALS
Business Combination	8.1
Closing	2.1
Closing Date	2.1

Term	Section
Company	Preamble
Company Directors	6.6(a)
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company IP	4.13(d)
Company IP Licenses	4.13(a)
Company Material Contracts	4.12(a)
Company Permits	4.10
Company Products	4.13(i)
Company Registered IP	4.13(a)
Company Released Parties	8.1(b)
Company Releasing Parties	8.1(a)
Contribution	1.1(a)
Controlled Person	Article X
D&O Indemnified Persons	6.7(a)
Employment Agreements	2.2(e)
Enforceability Exceptions	3.2
Environmental Permits	4.20(a)
Exchange	1.1(b)
IDEs	4.27(c)
Indemnification Agreements	2.2(h)
Interim Balance Sheet Date	4.7(a)
Interim Balance Sheet Date	3.6(a)
Lock-Up Agreement	RECITALS
Merger	RECITALS
Merger Sub	Preamble
Nelson Mullins	2.1
Non-Competition Agreement	RECITALS
OFAC	3 18(c)
Off-the-Shelf Software	4.13(a)
Owners	Preamble
Owners’ Representative	Preamble
Party(ies)	Preamble
Post-Closing Purchaser Board	6.6(a)
Public Stockholders	8.1
Purchaser	Preamble
Purchaser Disclosure Schedules	Article III
Purchaser Financials	3.6(a)
Purchaser Material Contract	3.13(a)
Purchaser Released Parties	8.1(a)
Purchaser Releasing Parties	8.1(b)
Purchaser Representative	Preamble
Purchaser Support Agreement	RECITALS

Term	Section
Related Person	4.21
Released Claims	8.1
Resignations	2.2(g)
Restrictive Covenant Agreements	2.2(f)
Section 409A Plan	4.19(j)
Surviving Covenants and
Agreements	7.1
Owners’ Representative	Preamble
Top Customers	4.24
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IN WITNESS WHEREOF, each Party has executed and delivered this Agreement, or has caused the execution and delivery of this Agreement by its duly authorized Representative, as of the Agreement Date.
THE PURCHASER
Longevity Biomedical, Inc.
By:
/s/ Bradford A. Zakes

Name:
Bradford A. Zakes

Title:
President & CEO

THE COMPANY
Cerevast Medical, Inc.
By:
/s/ Bradford A. Zakes

Name:
Bradford A. Zakes

Title:
President & CEO

THE OWNERS
By:
/s/ Li Dong Ping

Name:
Haiyin Tech LP

By:
/s/ Hercules BioVenture, L.P.

Name:
Hercules BioVenture, L.P.

By:
/s/ Walter Golembeski

Name:
Water Golembeski — Manager

THE OWNERS’ REPRESENTATIVE
By:
/s/ Bradford A. Zakes

Name:
Bradford A. Zakes

Signature Page to Contribution and Exchange Agreement

EXHIBIT A
Contributed and Exchanged Equity
Name	Company Contributed Shares	Purchaser Exchanged Shares Issued
Bradford A. Zakes	100,000	128,428
Louis J. Fox	9,532	12,242
Mark S. Humayun	10,591	13,602
Jennifer Fox Crisp	1,059	1360
J. Andy Corley	432	555
Changan Li	128,242	164,699
Xiaoming Qian	12,801	16,440
William Brinton, Jr.	48,402	62,162
Kirk Clothier	9,680	12,432
Eric Manegold	9,680	12,432
Bill Brinton, Sr. and Debra Brinton	9,680	12,432
Julian McQueen	9,680	12,432
Denice Vezetinski	2,500	3211
Travis Rothlisberger	2,300	2954
Incline Silo A. LLC	29,041	37,297
Haiyin Capital Investment Limited	423,032	543,293
Haiyin Equity Investment Fund LP	610,264	783,751
Haiyin Equity Investment Fund II LP	130,139	167,135
Haiyin Tech LP	256,137	328,952
Hercules BioVenture, LP	26,119	33,544
Network Victory Limited	146,890	188,648
Total	1,976,201	2,538,000

EXHIBIT B
EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of [date] (the “Effective Date”), by and between LONGEVITY BIOMEDICAL, INC. (together with its successors and assigns, the “Company”), and BRADFORD A. ZAKES (“Executive”). As the context of this Agreement so requires, Executive and the Company are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, as the Company’s Chief Executive Officer.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:
AGREEMENT
1.
Employment and Term.   The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on the Effective Date and end on the date on which the term of employment is terminated in accordance with Section 5. Executive’s employment with the Company shall be on an “at-will” basis.

2.
Position, Duties and Responsibilities, Location, and Commuting.

(a)
Position and Duties.   During the Term, the Company shall employ Executive as Chief Executive Officer. Executive shall report directly to, and subject to the specific direction of, the Company’s Board of Directors (the “Board”). Executive shall have general overall authority and responsibility for the management of the Company, providing strategic direction and executing on the business plan as set forth by the Board. Executive shall also have such other duties, powers, and authority as are commensurate with his or her position as Chief Executive Officer and such other duties and responsibilities that are commensurate with his or her positions as specifically delegated to him or her from time to time by the Board.

(b)
Exclusive Services and Efforts.   Executive agrees to devote his or her efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his or her position and, except as set forth herein, agrees to devote all of his or her professional time and attention to the business and affairs of the Company. Executive shall be entitled to engage in service on the board of directors of one (1) not-for-profit organization and one (1) for-profit organization to the extent such service does not interfere with the performance of his or her duties and responsibilities to the Company, as determined by the Company in its sole reasonable discretion.

(c)
Compliance with Company Policies.   Executive shall be subject to the Bylaws, policies, practices, procedures and rules of the Company, including those policies and procedures set forth in the Company’s Code of Conduct and Ethics. Executive’s violation of the terms of such documents shall be considered a breach of the terms of this Agreement.

(d)
Location of Employment.   Executive’s principal office, and principal place of employment, shall be at the Company’s offices in Bothell, Washington; provided that Executive may be required under business circumstances to travel outside of such location in connection with performing his or her duties under this Agreement.

3.
Compensation.

(a)
Base Salary.   During the Term, the Company shall pay to Executive an annual salary of $450,000

(“Base Salary”). The Compensation Committee of the Board (the “Committee”) may increase or decrease the Base Salary, in its sole discretion, taking into account Company and individual performance objectives.
(b)
Annual Cash Bonus.   During the Term, Executive shall be eligible to receive an annual cash bonus, on terms and conditions as determined by the Committee in its sole discretion taking into account Company and individual performance objectives.

(c)
Transaction Incentive Bonus.   In connection with (1) the closing of certain Contribution and Exchange Agreements entered into by the Company and, individually, Aegeria Soft Tissue, LLC, a Delaware limited liability company, Novokera LLC, a Nevada limited liability company, Wicab Technology (Beijing) Co., Ltd d/b/a Wicab China, a Chinese limited liability company, and Cerevast Medical, Inc., a Delaware corporation, each effective as of the date hereof, and (2) the Company closing a deSPAC transaction or other form of financing transaction (the “Transaction”) with minimum gross proceeds of $20,000,000, Executive will be eligible to receive a certain incentive bonus of $500,000 to be paid within 30 days of closing the Transaction.

(d)
Long-Term Incentive Award.   During the Term, Executive shall be eligible to participate in the Company’s long-term incentive plan, on terms and conditions as determined by the Committee in its sole discretion taking into account Company and individual performance objectives.

4. Employee Benefits and Perquisites.
(a)
Benefits.   Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to other employees of the Company (the “Employee Benefits”), subject to Executive’s satisfaction of all applicable eligibility conditions of such plans, programs, and arrangements. Nothing herein shall be construed to limit the Company’s ability to amend or terminate any Employee Benefits in its sole discretion.

(b)
Fringe Benefits, Perquisites, and Paid Time Off.   During the Term, Executive shall be entitled to participate in all fringe benefits and perquisites made available to other employees of the Company, subject to Executive’s satisfaction of all applicable eligibility conditions to receive such fringe benefits and perquisites. In addition, Executive shall be eligible for up to 20 days of paid time off (“PTO”) per calendar year in accordance with the Company’s vacation and PTO policy, inclusive of vacation days and sick days and excluding standard paid Company holidays, in the same manner as PTO days for employees of the Company generally accrue.

(c)
Reimbursement of Expenses.   The Company shall reimburse Executive for all reasonable pre-approved business and travel expenses incurred in the performance of his or her job duties, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with and subject to the expense reimbursement policy of the Company.

5. Termination.
(a)
General.   The Company may terminate Executive’s employment for any reason or no reason, and Executive may terminate his or her employment for any reason or no reason, in either case subject only to the terms of this Agreement; provided, however, that Executive is required to provide to the Company at least sixty (60) days’ written notice of intent to terminate employment for any reason unless the Company specifies an earlier date of termination. For purposes of this Agreement, the following terms have the following meanings:

(i)   “
Accrued Benefits” shall mean: (i) accrued but unpaid Base Salary through the Termination Date, payable within thirty (30) days following the Termination Date; (ii) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the Termination Date, payable within thirty (30) days following the Termination Date; (iii) accrued but unused PTO days; and (iv) all other payments, benefits, or fringe benefits to which Executive shall be entitled as of the Termination Date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

(ii)
“Cause” shall mean: (i) a material breach by Executive of his or her fiduciary duties to the Company; (ii) Executive’s material breach of this Agreement, which, if curable, remains uncured or continues after thirty (30) days’ written notice by the Company thereof; (iii) the commission of a felony in the jurisdiction in which committed for a crime involving moral turpitude or embezzlement; (iv) illegal or controlled substance abuse or insobriety by Executive; (v) Executive’s material negligence or dereliction in the performance of, or failure to perform Executive’s duties of employment with the Company, which remains uncured or continues after thirty (30) days’ written notice by the Company thereof; or (vi) Executive’s refusal or failure to carry out a lawful directive of the Company’s Board, which directive is consistent with the scope and nature of Executive’s responsibilities.

(iii)
“Good Reason” shall mean a material breach by the Company of its obligations under this Agreement, upon which Executive notifies the Board in writing of such material breach within thirty (30) days of such occurrence and such material breach shall have not been cured within thirty (30) days after the Board’s receipt of written notice thereof from Executive. For the avoidance of doubt, Good Reason shall include (A) a reduction of Executive’s title below Chief Executive Officer and (B) a reduction of ten (10) percent or greater to Executive’s Base Salary.

(iv)
“Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement.

(b)
Termination Without Cause or Termination by Executive for Good Reason.   In the event that Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive the Accrued Benefits. In addition, commencing on the first payroll date that is immediately following the Termination Date, the Company shall pay Executive his or her Base Salary, in a single lump sum and subject to applicable withholding and payroll taxes (the “Severance Payment”), for an eighteen (18) month period (the “Severance Period”). In addition, the Executive shall continue to receive full Employee Benefits at no cost to the Executive during the Severance Period; provided, however, that the Severance Payment and continuation of Employee Benefits shall be conditioned upon the execution, non-revocation, and delivery of a general release of claims by Executive, within sixty (60) days following the Termination Date. In the event that Executive fails to timely execute and deliver such a release, the Company shall have no obligation to pay Severance Payments under this Agreement.

(c)
All Other Terminations.   In the event that Executive’s employment hereunder is terminated by the Company for Cause, by Executive without Good Reason, Executive shall be entitled to receive the Accrued Benefits. In the event of Executive’s death or disability, Executive shall be entitled to receive the Severance Payment and continuation of Employee Benefits.

(d)
Return of Company Property.   Upon termination of Executive’s employment for any reason or under any circumstances, Executive shall promptly return any and all of the property of the Company and any affiliates (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, confidential information, work product, and other proprietary materials), and other materials.

(e)
Post-Termination Cooperation.   Executive agrees and covenants that, following the Term, he or she shall, to the extent requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Executive is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which Executive, by virtue of his or her employment with the Company or any other position that Executive holds that is affiliated with or was held at the request of the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Executive for his or her reasonable out-of-pocket expenses incurred in compliance with this Section.

(f)
Post-Termination Non-Assistance.   Executive agrees and covenants that, following the Term, he or she shall not voluntarily assist, support, or cooperate with, directly or indirectly, any person or entity alleging or pursuing or defending against any claim, administrative charge, or cause or action against or by the Company, including by providing testimony or other information or documents, except under compulsion of law. Should Executive be compelled to testify, nothing in this Agreement is intended or shall prohibit Executive from providing complete and truthful testimony. Nothing in this Agreement shall in any way prevent Executive from cooperating with any investigation by any federal, state, or local governmental agency.
6.
Other Tax Matters.

(a)
The Company shall withhold all applicable federal, state, and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

(b)
Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination Date,” or like terms shall mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A- 1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six months after Executive’s “separation from service” for any reason other than death, or (b) the date of Executive’s death. This Agreement may be amended without requiring Executive’s consent to the extent necessary (including retroactively) by the Company in order to preserve compliance with Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Executive’s compensation and benefits and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Section 409A.

(c)
After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

(d)
All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

(e)
If any payment, benefit, or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would (as determined by the Company) subject Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar less than the amount which would cause the Parachute Payments to be subject to the Excise Tax. The Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash Parachute Payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating any other Parachute Payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating all other Parachute Payments that do constitute deferred compensation within the meaning of Section 409A, beginning with those payments last to be paid, subject to and in accordance with all applicable requirements of Section 409A.

7.
Property; Inventions and Patents.

(a)
Property.   Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos, products, equipment, and all similar or related information and materials (whether patentable or unpatentable) (collectively, “Inventions”) which relate to the Company’s actual or anticipated business, research and development, or existing or future products or services and which are conceived, developed, or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed (and for the Restricted Period if and to the extent such Inventions result from any work performed for the Company, any use of the Company’s premises or property or any use of the Company’s Confidential Information) by the Company (including those conceived, developed, or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, brands, tradename and service mark applications or registrations, copyrights, and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), belong in all instances to such member of the Company. Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Term) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney, and other instruments) and to provide reasonable assistance to the Company (whether during or after the Term) in connection with the prosecution of any applications for patents, trademarks, brands, trade names, service marks, or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States and that to the extent Work Product constitutes works for hire, the Work Product is the exclusive property of the Company, and all right, title, and interest in the Work Product vests in the Company. To the extent Work Product is not works for hire, the Work Product, and all of Executive’s right, title, and interest in Work Product, including without limitation every priority right, is hereby assigned to the Company.

(b)
Cooperation.   Executive shall, during the Term and at any time thereafter, assist and cooperate fully with the Company in obtaining for the Company the grant of letters patent, copyrights, and any other intellectual property rights relating to the Work Product in the United States and/or such other countries as the Company may designate. With respect to Work Product, Executive shall, during the Term and at any time thereafter, execute all applications, statements, instruments of transfer, assignment, conveyance or confirmation, or other documents, furnish all such information to the Company and take all such other appropriate lawful actions as the Company requests that are necessary to establish the Company’s ownership of such Work Product. Executive will not assert or make a claim of ownership of any Work Product, and Executive will not file any applications for patents or copyright or trademark registration relating to any Work Product.

(c)
No Designation as Inventor; Waiver of Moral Rights.   Executive agrees that the Company shall

not be required to designate Executive as the inventor or author of any Work Product. Executive hereby irrevocably and unconditionally waives and releases, to the extent permitted by applicable law, all of Executive’s rights to such designation and any rights concerning future modifications to any Work Product. To the extent permitted by applicable law, Executive hereby waives all claims to moral rights in and to any Work Product.
(d)
Pre-Existing and Third-Party Materials.   Executive will not, in the course of employment with the Company, incorporate into or in any way use in creating any Work Product any pre-existing invention, improvement, development, concept, discovery, works, or other proprietary right or information owned by Executive or in which Executive has an interest without the Company’s prior written permission. Executive hereby grants the Company a nonexclusive, royalty-free, fully-paid, perpetual, irrevocable, sublicensable, worldwide license to make, have made, modify, use, sell, copy, and distribute, and to use or exploit in any way and in any medium, whether or not now known or existing, such item as part of or in connection with such Work Product. Executive will not incorporate any invention, improvement, development, concept, discovery, intellectual property, or other proprietary information owned by any party other than Executive into any Work Product without the Company’s prior written permission.

(e)
Attorney-in-Fact.   Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright, trademark, and mask work registrations with the same legal force and effect as if executed by Executive, if the Company is unable because of Executive’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Executive’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright or trademark registrations covering the Work Product owned by the Company pursuant to this Section.

8.
Enforcement.   Because Executive’s services are special, unique, and extraordinary and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company, or any of its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

9.
Non-Disparagement.   Executive agrees that, during the Term and at any time thereafter, he or she will not make, or cause to be made, any statement, observation, or opinion, or communicate any information (whether oral or written), to any person other than a member of the Board, that disparages the Company or is likely in any way to harm the business or the reputation of the Company, or any of its former, present, or future managers, directors, officers, members, stockholders, or employees. [Include if no Restrictive Covenant Agreement]

10.
Assurances by Executive.   Executive represents and warrants to the Company that he or she may enter into and fully perform all of his or her obligations under this Agreement and as an employee of the Company without breaching, violating, or conflicting with (i) any judgment, order, writ, decree, or injunction of any court, arbitrator, government agency, or other tribunal that applies to Executive or (ii) any agreement, contract, obligation, or understanding to which Executive is a party or may be bound.

11.
Termination or Repayment of Severance Payments.   In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if Executive violates any provision of this Agreement, any obligation of the Company to pay Severance Payments shall be terminated and of no further force or effect, and Executive shall promptly repay to the Company any Severance Payments previously made to Executive, in each case, without limiting or affecting Executive’s obligations under this Agreement the Company’s other rights and remedies available at law or equity.

12.
Notices.   Except as otherwise specifically provided herein, any notice, consent, demand, or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one day after being deposited with Federal Express or other nationally recognized overnight delivery service, or three days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at his or her address set forth following his or her signature below. Either party may change such address from time to time by notice to the other.
13.
Governing Law; Arbitration.   This Agreement shall be governed by and construed and interpreted in accordance with the laws of Delaware, without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied; provided, however, that the following provisions shall be governed by the Federal Arbitration Act:

(a)
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, in accordance with the rules of the American Arbitration Association for employment disputes as then in effect. For the avoidance of doubt, it is understood and agreed that this Agreement to arbitrate includes any and all claims and disputes, including, without limitation, as to arbitrability, with respect to Executive’s employment with the Company or the termination of such employment, including, without limitation, any claim for alleged discrimination, harassment, or retaliation under on the basis of race, sex, color, national origin, sexual orientation, age, religion, creed, marital status, veteran status, alienage, citizenship, disability or handicap, or any other legally protected status, and any alleged violation of any federal, state, or other governmental law, statute or regulation, including, but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, other civil rights statutes including, without limitation, 42 U.S.C. § 1981, 42 U.S.C. § 1982, and 42 U.S.C. § 1985, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the Sarbanes-Oxley Act, or any state or local law, statute or regulation, as such statutes, laws, and regulations are amended. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(b)
The arbitration hearing shall commence within ninety calendar days after the arbitrator is selected, unless Company and Executive mutually agree to extend this time period. The arbitration shall take place in the State of Delaware. The arbitrator will have full power to give directions and make such orders as the arbitrator deems just, and to award all remedies that would be available in court. Nonetheless, the arbitrator explicitly shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of this Agreement. The arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based within thirty (30) days after the conclusion of the arbitration hearing. The award rendered by the arbitrator shall be final and binding (absent fraud or manifest error), and any arbitration award may be enforced by judgment entered or vacated in any court of competent jurisdiction.

(c)
In the event of any contest or dispute relating to this Agreement or the termination of Executive’s employment hereunder, each of the parties shall bear its own costs and expenses.

14.
Amendments; Waivers.   This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company (other than Executive). By an instrument in writing similarly executed (and not by any other means), either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

15.
Inconsistencies.   In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

16.
Assignment.   This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive. The obligations of Executive hereunder shall be binding upon Executive’s heirs, administrators, executors, assigns, and other legal representatives. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

17.
Voluntary Execution; Representations.   Executive acknowledges that (a) he or she has consulted with or has had the opportunity to consult with independent counsel of his or her own choosing concerning this Agreement and has been advised to do so by the Company, and (b) he or she has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his or her own judgment and without duress.

18.
Headings.   The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

19.
Construction.   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

20.
Beneficiaries/References.   Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of his or her incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his or her beneficiary, estate, or other legal representative.

21.
Survivorship.   Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

22.
Severability.   It is fully the desire and intent of the parties hereto that the provisions of this Agreement be enforced as permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

23.
Right of Set Off.   In the event of a breach by Executive of the provisions of this Agreement, the Company is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and after ten days prior written notice to Executive, to set off and apply any and all amounts at any time held by the Company on behalf of Executive and all indebtedness at any time owing by the Company to Executive against any and all of the obligations of Executive now or hereafter existing.

24.
Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

25.
Entire Agreement.   This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement.

LONGEVITY BIOMEDICAL, INC.
By:

Title:

EXECUTIVE:
By:

Bradford A. Zakes

EXHIBIT C
FORM OF RESTRICTIVE COVENANT AGREEMENT
This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”), dated August    , 2022 is made by and among BRADFORD A. ZAKES (the “Restricted Party”), CEREVAST MEDICAL, INC., a Delaware corporation (the “Company”), and LONGEVITY BIOMEDICAL, INC., a Delaware corporation (“Buyer”). Capitalized terms used but not otherwise defined herein will have the meanings given to them in the Contribution Agreement (as defined below).
WHEREAS, Buyer and the Company are parties to that certain Contribution and Exchange Agreement, dated as of the date hereof (the “Contribution Agreement”), pursuant to which, among other things, the parties have agreed to engage in a series of transactions, which will result in Buyer becoming the indirect owner of all equity interests in the Company, on the terms and conditions set forth in the Contribution Agreement;
WHEREAS, Buyer is entering into contribution agreements of the same date as the Contribution Agreement with Wicab Technology (Beijing) Co., Ltd (“Wicab”), Aegeria Soft Tissue, LLC (“Aegeria”), and Novokera, LLC (“Novokera” and together with Wicab, Aegeria, and the Company, the “Group Companies”);
WHEREAS, the Restricted Party will directly or indirectly receive material economic and other benefits from the transactions contemplated by the Contribution Agreement, and is entering into this Agreement as a material inducement for the Buyer to enter into the Contribution Agreement.
NOW, THEREFORE, in consideration of the foregoing premises, the payment of consideration for the equity interests of the Company to be indirectly received by the Restricted Party, the Restricted Party hereby agrees as follows:
1.   Restrictive Covenants.
(a)   Non-Solicitation; No Hire.   During the period commencing on the date hereof and ending on the second (2nd) anniversary of the Closing Date (the “Restricted Period”), the Restricted Party shall not, directly or indirectly (including through, for, or on behalf of, any other Person), and shall cause his controlled Affiliates to not (i) solicit or induce or attempt to solicit or induce any customer, supplier, landlord or seller of any site identified by Buyer for development of any Restricted Business (as defined below), or other business relationship (including any identified acquisition target of the Group Companies) existing during the period from six (6) months prior to the Closing Date or during the Restricted Period, in each case, to terminate or materially change his, her or its business relationship with any Group Company; or (ii) solicit, induce, hire, employ or retain, or cause to be solicited, induced, hired, employed or retained, any Person that is an employee of any Group Company as of the date hereof or during the Restricted Period (each, a “Company Employee”); provided, that this sub-section (ii) shall not apply to (A) any public advertisement or similar general solicitation (including through headhunters who are engaged pursuant to a general mandate not directed specifically at Company Employees) that is not specifically targeted towards such Company Employee or any Group Company, so long as no such Company Employee is hired, retained or employed further to such general solicitation, (ii) any solicitation with respect to any such Company Employee who was not employed by and Group Company (including as a result of termination) within the six (6) month period prior to the date of such solicitation, or any employment or engagement resulting therefrom, or (iii) serving as a reference, upon request, for an employee of a Group Company.
(b)   Non-Competition.
(i)   From and after the Closing Date and during the Restricted Period, the Restricted Party shall not, directly or indirectly (including through, for, or on behalf of, any other Person, and including through not taking of any preparatory steps), and shall cause his controlled Affiliates to not (i) participate or engage in the Restricted Business (as defined below),(ii) have any financial or other interest in (whether as a partner, equityholder, employee, director, principal, independent contractor or consultant, and whether or not for compensation) any Person engaged in the Restricted Business, or (iii) otherwise render services to any business or activity that is engaged in or is actively preparing to engage in the Restricted Business, in each case, other than through any Group Company. For purposes of this

Agreement, the “Restricted Business” means the business of developing and commercializing products and services directly related to the field of promoting human longevity.
(ii)   Notwithstanding the foregoing, nothing herein shall prohibit the Restricted Party from (A) being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation that is publicly traded, in each case so long as the Restricted Party is not a controlling person of, or a member of a group which controls, such corporation, and the Restricted Party is not a director, consultant, employee, independent contractor or advisor of, or otherwise engaged in providing any services (whether or not for compensation), or otherwise has no active participation in the business of such corporation, (B) passively investing in private investment funds whose principal investment strategy is not directed toward investing in entities that engage in or operate in the Restricted Business; or (C) commencing employment with, or provide services to a subsidiary, division or unit of any entity that has a diversified business so long as the Restricted Party does not perform services for or in respect of the business that engages in the Restricted Business.
(c)   Non-Disparagement.   The Restricted Party covenants and agrees that the Restricted Party shall not publicly make or publish written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of any Group Company or their Affiliates, or any of their respective equityholders or respective management members; provided, however, that nothing herein shall prevent the Restricted Party from (x) responding to a lawful subpoena or complying with any other legal obligation (including providing truthful testimony in any proceeding), in each case, to the extent required by Law or (y) providing truthful information as part of enforcing any rights, or otherwise defending any rights, in connection with any dispute or litigation with respect to this Agreement, the Contribution Agreement or any Ancillary Agreement.
(d)   Confidentiality.
(i)   For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of any Group Company or any of their Affiliates, including any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, data providers, suppliers, vendors, partners and/or competitors of any Group Company or any of their Affiliates, other than such information that: (x) was generally known to the public prior to its disclosure to the Restricted Party, or becomes generally known to the public subsequent to disclosure to the Restricted Party through no breach of this Agreement by the Restricted Party or its Affiliates, (y) is the product of the Restricted Party’s general knowledge, education, training and/or experience or (z) is required to be disclosed pursuant to any applicable Law (it being agreed that the Restricted Party shall provide the Company and the Buyer with prompt written notice of any such requirement prior to disclosure of any such Confidential Information so that the Company or the Buyer may seek, at its sole expense, an appropriate protective order or waive compliance with the provisions of this Section 1(d)).
(ii)   The Restricted Party agrees that the Restricted Party shall not, directly or indirectly, through any third party or Affiliate, disclose to any unauthorized Person any Confidential Information or use for such Restricted Party’s own account or for any purpose, any Confidential Information, except that the Restricted Party may make use of such information without the Buyer’s prior written consent (x) in the course of the Restricted Party’s assigned duties and for the benefit of any Group Company, (y) to the extent required for legal or accounting requirements or Tax reporting purposes or (z) as reasonably necessary in connection with the Restricted Party’s continued ownership of equity interests, directly or indirect, in any Group Company or as may be required in connection with the enforcement of any right or remedy related to the Contribution Agreement or any Ancillary Agreement.

(iii)   Pursuant to 18 U.S.C. § 1833(b), a Restricted Party will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of any Group Company that (A) is made (1) in confidence to a federal, state, or local Governmental Authority, either directly or indirectly, or to the Restricted Party’s attorney and (2) solely for the purpose of reporting or investigating a suspected violation of Law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other Action. If the Restricted Party files a lawsuit or other Action for retaliation by the Company for reporting a suspected violation of Law, the Restricted Party may disclose the trade secret to the Restricted Party’s attorney and use the trade secret information in the proceeding, if the Restricted Party files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
(e)   Reasonableness of Restrictions.   The Restricted Party expressly acknowledges and agrees that (i) the covenants contained in this Section 1 are integral to acquisition by the Buyer of the equity interests of the Company and the Buyer would not have entered into the Contribution Agreement and this Agreement or consummated the transactions contemplated thereby or hereby without the obligations and restrictions contained in this Agreement, (ii) each and every one of the obligations and restrictions contained in this Agreement is reasonable in all respects (including with respect to subject matter, time period and geographical area) and such obligations and restrictions are necessary to protect Buyer’s interest in, and value of, the Group Companies’ business (including the goodwill inherent therein), (iii) the Restricted Party was significantly responsible for the creation of such value, and (iv) these covenants, individually or in the aggregate, will not prevent the Restricted Party from obtaining other suitable employment during the period in which the Restricted Party is bound by the restraints. The Restricted Party further covenants that the Restricted Party will not challenge the reasonableness or enforceability of any of the covenants set forth in this Agreement. The Restricted Party also acknowledges that (w) the Restricted Party performs services of a unique nature for the Group Companies that are irreplaceable, and that the Restricted Party’s performance of such services to a competing business will result in irreparable harm to the Group Companies, (x) the Restricted Party has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Group Companies, and in the course of the Restricted Party’s employment by a competitor, the Restricted Party would inevitably use or disclose such Confidential Information, (y) the Group Companies have substantial relationships with their customers, suppliers, potential landlords, and acquisition targets, and the Restricted Party has had and will continue to have access to these customers, suppliers, potential landlords and acquisition targets, and (z) the Restricted Party has generated and will continue to generate goodwill for the Group Companies in the course of the Restricted Party’s employment.
(f)   Enforcement.   It is the intention of the parties that if any of the restrictions or covenants contained in this Agreement is held to cover a geographic area or to be of a length of time that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect; instead, the parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Agreement to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable Law.
(g)   Remedies.   The Restricted Party hereby further acknowledges that the amount of actual or money damages in the event of an actual or threatened breach of this Agreement may be impossible or difficult to accurately calculate and adequately compensate the Buyer and the Group Companies in connection with a breach of any of the provisions of this Section 1 and there may be irreparable damages to the Buyer and the Group Companies in the event of such an actual or threatened breach. Accordingly, the Restricted Party hereby agrees that in addition to any other remedy or relief to which it may be entitled, in the event of a breach or threatened breach of this Agreement, the Buyer or the Company shall be entitled to enforce by injunction or other equitable relief to prevent breaches of this Agreement and to specifically enforce the due and proper performance and observance of the provisions of this Section 1, in each case without the necessity of showing actual monetary damages, and the Restricted Party hereby agrees to waive the defense in any suit that the other party has an adequate remedy at Law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agree to waive any requirement to post any bond in connection with obtaining such relief. The Restricted Party hereby agrees that he, she or it shall be responsible for any breach of or noncompliance with the terms of this Agreement by any of its controlled Affiliates or its representatives.
2.   Entire Agreement; Amendment; Waiver.   This Agreement, the Contribution Agreement and the Ancillary Documents delivered pursuant to the terms thereof set forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior agreements, promises, covenants, arrangements, representations or warranties, whether oral or written, by any party hereto or any officer, director, employee or representative of any party hereto. No modification or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party to be charged therewith. A waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
3.   Binding; No Assignment.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party, provided that, without the prior written consent of the Restricted Party, the Buyer (i) may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement to any Affiliate of the Buyer and (ii) assign any of its rights or interests in this Agreement to its lenders providing financing in connection with the transactions contemplated hereby solely for collateral security purposes. Any purported assignment without such prior written consents shall be void.
4.   Tolling; Survival.   In the event of any violation of the provisions of this Agreement, the Restricted Party acknowledges and agrees that the post-termination restrictions contained in this Agreement shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation. The obligations contained in this Agreement shall survive the termination of the Restricted Party’s employment with the Company and shall be fully enforceable thereafter in accordance with the terms hereof.
5.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, E-mail (having requested electronic delivery confirmation thereof) or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:
(a)   If to the Restricted Party, to:
Bradford A. Zakes
[12100 NE 195th Street, Suite 150]
[Bothell, WA 98011]
Email: [bzakes@cerevast.com]
with a copy (which shall not constitute notice) to:
[Baker Hostetler]
[999 Third Avenue, Suite 3900]
[Seattle, Washington 98104]
[Attention: Michael Moyer]
[Email:mmoyer@bakerlaw.com]

(b)   if to the Buyer, to:
c/o Longevity Biomedical, Inc. 12100 NE 195th Street, Suite 150
Bothell, WA 98011 Attention: Bradford A. Zakes
Email: [bzakes@cerevast.com]
with a copy (which shall not constitute notice) to:
Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW
Suite 900
Washington, D.C., 20001 Attention: Andy Tucker
Email: andy.tucker@nelsonmullins.com
or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.
6.   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
7.   Headings.   The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
8.   Governing Law.   This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of the transactions shall be governed and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within the State of Delaware, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction.
9.   Consent to Jurisdiction and Venue   Each of the Parties (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in Wilmington, Delaware) in any Action arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Action may be heard and determined in any such court and (iii) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any Action may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 5.   Nothing in this Section 9, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.
10.   Waiver of Jury Trial.   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES

THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.   Counterparts.   This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
12.   Representations and Warranties.   The Restricted Party represents and warrants to Buyer as of the date hereof and as of the Closing as follows:
(a)   The Restricted Party has received and carefully reviewed this Agreement, the Contribution Agreement, the Ancillary Documents and the schedules, exhibits and annexes thereto and contemplated thereby, is familiar with the transactions contemplated hereby and thereby, fully understands the terms, obligations and conditions set forth herein and therein and intends for such terms to be binding upon and enforceable against the Restricted Party.
(b)   The Restricted Party has the legal capacity and/or full power and authority, as applicable, to execute, deliver and perform its obligations under this Agreement.
(c)   This Agreement has been duly executed and delivered by the Restricted Party. This Agreement constitutes a valid and binding obligation of the Restricted Party, enforceable against the Restricted Party in accordance with its terms, in each case subject to the Enforceability Exceptions.
13.   Representation by Counsel.   Each party agrees that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, that each is fully aware of the contents hereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.Release. In consideration of Buyer’s covenants and agreements contained herein and in the Contribution Agreement, effective as of the Closing Date, the Restricted Party on behalf of itself and its former, current or future Affiliates, portfolio companies, investment vehicles, controlling persons, officers, directors, employees, equityholders, general or limited partners, members, managers, agents, representatives, successors and assigns (each a “Releasor”), hereby acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any Buyer Related Party (including the Group Companies) relating to such Restricted Party’s direct or indirect ownership of the Company or the operation of the Company and its respective business prior to the Closing or relating to the subject matter of the Contribution Agreement, Disclosure Schedules or any Exhibit or other Schedule thereto, or any Ancillary Document (including this Agreement) entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby or thereby, whether arising under, or based upon, any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived by the Releasors. Notwithstanding the foregoing, nothing in this Section 14, shall (or shall be deemed to) limit any claim against a third party arising out of, or relating to, (a) such third party’s breach of any covenant, agreement or undertaking of such Restricted Party contained in the Contribution Agreement by and between Buyer and Company, dated on or about the date hereof, (b) such third party’s ownership of any equity interests in Company, (c) such third party’s fraud, (d) any breach of any covenant, agreement or undertaking of such third party which by its terms is required to be performed or complied with in whole or in part after the Closing, (e) any indemnification rights that the Releasor may be entitled to or as a director or officer of the Company pursuant to applicable Law, the organizational documents of the Company or under the directors’ or officers’ or other fiduciary liability insurance policies of the Company, or (f) any right to accrued salary, expense reimbursements, accrued but unpaid vacation, severance or employee benefits.

15.   Failure to Close.   Notwithstanding the foregoing, if the Contribution Agreement is validly terminated for any reason prior to the Closing in accordance with its terms, this Agreement will automatically terminate and none of the parties hereto or their respective Affiliates will have any right, liability or obligation under this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Restrictive Covenant Agreement on the date first above written.
RESTRICTED PARTY:

Bradford A. Zakes
BUYER:
LONGEVITY BIOMEDICAL, a Delaware corporation
By:

Bradford A. Zakes
Chief Executive Officer
COMPANY:
CEREVAST MEDICAL, INC., a Delaware corporation
By:

Bradford A. Zakes
Chief Executive Officer
[Signature Page to Restrictive Covenant Agreement]

EXHIBIT D
FORM OF RESIGNATION
August   , 2022
Cerevast Medical, Inc.
12100 NE 195th Street, Suite 150
Bothell, WA 98011
Re: Resignation
Dear Sir or Madam:
Reference is made to that certain Contribution and Exchange Agreement (the “Contribution Agreement”), dated as of the date hereof, by and among Longevity Biomedical, Inc., a Delaware corporation, Cerevast Medical, Inc., a Delaware corporation (the “Company”), the Owners of the Company, and Bradford A. Zakes as the Owner’s Representative. Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Contribution Agreement.
Contingent upon the Closing and effective as of the Closing Date, I hereby deliver this resignation and resign from any and all positions held as director and/or officer of the Company, without the need for acceptance or any further action by the Company.
Sincerely,

Bradford A. Zakes

EXHIBIT E
FORM OF INDEMNIFICATION AGREEMENT
THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of August   , 2022, between LONGEVITY BIOMEDICAL, INC., a Delaware limited corporation (the “Company”), and BRADFORD A. ZAKES (“Indemnitee”).
RECITALS
A.   WHEREAS, highly competent persons have become more reluctant to serve corporations as directors or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;
B.   WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The Bylaws and Certificate of Incorporation of the Company contemplate indemnification of the officers and directors of the Company. Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (“DGCL”). The Bylaws, Certificate of Incorporation and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification;
C.   WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;
D.   WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;
E.   WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;
F.   WHEREAS, this Agreement is a supplement to and in furtherance of the Bylaws and Certificate of Incorporation of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and
G.   WHEREAS, Indemnitee does not regard the protection available under the Company’s Bylaws and Certificate of Incorporation and insurance as adequate in the present circumstances, and may not be willing to serve as an officer or director without adequate protection, and the Company desires

EXHIBIT E
FORM OF INDEMNIFICATION AGREEMENT
THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of August   , 2022, between LONGEVITY BIOMEDICAL, INC., a Delaware limited corporation (the “Company”), and BRADFORD A. ZAKES (“Indemnitee”).
RECITALS
A.   WHEREAS, highly competent persons have become more reluctant to serve corporations as directors or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;
B.   WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States- based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The Bylaws and Certificate of Incorporation of the Company contemplate indemnification of the officers and directors of the Company. Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (“DGCL”). The Bylaws, Certificate of Incorporation and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification;
C.   WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;
D.   WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;
E.   WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;
F.   WHEREAS, this Agreement is a supplement to and in furtherance of the Bylaws and Certificate of Incorporation of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and
G.   WHEREAS, Indemnitee does not regard the protection available under the Company’s Bylaws and Certificate of Incorporation and insurance as adequate in the present circumstances, and may not be willing to serve as an officer or director without adequate protection, and the Company desires Indemnitee to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he be so indemnified.
NOW, THEREFORE, in consideration of Indemnitee’s agreement to serve as a director from and after the date hereof, the parties hereto agree as follows:
1.   Indemnity of Indemnitee.   The Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification, and without limiting the generality thereof:
(a)   Proceedings Other Than Proceedings by or in the Right of the Company.   Indemnitee shall be entitled to the rights of indemnification provided in this Section l(a) if, by reason of his Corporate

Status (as hereinafter defined), the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company. Pursuant to this Section 1(a), Indemnitee shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him, or on his behalf, in connection with such Proceeding or any claim, issue or matter therein, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.
(b)   Proceedings by or in the Right of the Company.   Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(b) if, by reason of his Corporate Status, the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company. Pursuant to this Section 1(b), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with such Proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made.
(c)   Indemnification for Expenses of a Party Who is Wholly or Partly Successful.   Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.
2.   Additional Indemnity.   In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Agreement, the Company shall and hereby does indemnify and hold harmless Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf if, by reason of his Corporate Status, he is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Indemnitee. The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 6 and 7 hereof) to be unlawful.
3.   Contribution.
(a)   Whether or not the indemnification provided in Sections 1 and 2 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.
(b)   Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which the Law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.
(c)   The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.
(d)   To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).
4.   Indemnification for Expenses of a Witness.   Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness, or is made (or asked to) respond to discovery requests, in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.
5.   Advancement of Expenses.   Notwithstanding any other provision of this Agreement, the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free.

6.   Procedures and Presumptions for Determination of Entitlement to Indemnification.   It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the DGCL and public policy of the State of Delaware. Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:
(a)   To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification. Notwithstanding the foregoing, any failure of Indemnitee to provide such a request to the Company, or to provide such a request in a timely fashion, shall not relieve the Company of any liability that it may have to Indemnitee unless, and to the extent that, such failure actually and materially prejudices the interests of the Company.
(b)   Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the board: (1) by a majority vote of the disinterested directors, even though less than a quorum, (2) by a committee of disinterested directors designated by a majority vote of the disinterested directors, even though less than a quorum, (3) if there are no disinterested directors or if the disinterested directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee, or (4) if so directed by the Board of Directors, by the stockholders of the Company. For purposes hereof, disinterested directors are those members of the board of directors of the Company who are not parties to the action, suit or proceeding in respect of which indemnification is sought by Indemnitee.
(c)   If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) hereof, the Independent Counsel shall be selected as provided in this Section 6(c). The Independent Counsel shall be selected by the Board of Directors. Indemnitee may, within 10 days after such written notice of selection shall have been given, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 13 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed.
(d)   In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its directors or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or independent legal counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.
(e)   Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise (as hereinafter defined) in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 6(e) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.
(f)   If the person, persons or entity empowered or selected under Section 6 to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 6(g) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 6(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination, the Board of Directors or the Disinterested Directors, if appropriate, resolve to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.
(g)   Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board of Directors or stockholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.
(h)   The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(i)   The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.
7.   Remedies of Indemnitee.
(a)   In the event that (i) a determination is made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 6(b) of this Agreement within 90 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to this Agreement within ten (10) days after receipt by the Company of a written request therefor or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware,or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification. Indemnitee shall commence such proceeding seeking an adjudication within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 7(a). The Company shall not oppose Indemnitee’s right to seek any such adjudication.
(b)   In the event that a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial on the merits, and Indemnitee shall not be prejudiced by reason of the adverse determination under Section 6(b).
(c)   If a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 7, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s misstatement not materially misleading in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.
(d)   In the event that Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of his rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company, the Company shall pay on his behalf, in advance, any and all expenses (of the types described in the definition of Expenses in Section 13 of this Agreement) actually and reasonably incurred by him in such judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery.
(e)   The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefore) advance, to the extent not prohibited by law, such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be.
(f)   Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

8.   Non-Exclusivity; Survival of Rights; Insurance; Primacy of Indemnification; Subrogation.
(a)   The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the Bylaws, any agreement, a vote of stockholders, a resolution of directors or otherwise, of the Company. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the DGCL, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Certificate of Incorporation, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.
(b)   To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.
(c)   In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (other than against the Fund Indemnitors), who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.
(d)   The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.
(e)   The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
9.   Exception to Right of Indemnification.   Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:
(a)   for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or
(b)   for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or
(c)   in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board of Directors of the Company authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.
10.   Duration of Agreement.   All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an officer or director of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue for five (5) years thereafter or, if longer, so long as Indemnitee shall be subject to any Proceeding (or any proceeding commenced under Section 7 hereof) by reason of his Corporate Status, whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.
11.   Security.   To the extent requested by Indemnitee and approved by the Board of Directors of the Company, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.
12.   Enforcement.
(a)   The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve as an officer or director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer or director of the Company.
(b)   This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.
13.   Definitions.   For purposes of this Agreement:
(a)   ”Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the express written request of the Company.
(b)   ”Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
(c)   ”Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the express written request of the Company as a director, officer, employee, agent or fiduciary.
(d)   ”Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(e)   ”Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.
(f)   ”Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact that Indemnitee is or was an officer or director of the Company, by reason of any action taken by him or of any inaction on his part while acting as an officer or director of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other Enterprise; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement, but excluding one initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce his rights under this Agreement.
14.   Severability.   The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee indemnification rights to the fullest extent permitted by applicable laws. In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.
15.   Modification and Waiver.   No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
16.   Notice by Indemnitee.   Indemnitee agrees promptly to notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.
17.   Notices.   All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent:

(a)   To Indemnitee at the address set forth below Indemnitee signature hereto.
(b)   To the Company at:
Longevity Biomedical, Inc.
2100 NE 195th Street, Suite 150
Bothell, WA 98011
Attn: Bradford A. Zakes
Email: bzakes@cerevast.com
or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.
18.   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.   Headings.   The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.
20.   Governing Law and Consent to Jurisdiction.   This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.
SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.
COMPANY
By:

Name:   Bradford A. Zakes
Title:   Chief Executive Officer
INDEMNITEE

Name:   Bradford A. Zakes
Address:

SIGNATURE PAGE TO INDEMNIFICATION AGREEMENT

EXHIBIT A-2
FIRST AMENDMENT AND SUPPLEMENT TO THE
CONTRIBUTION AND EXCHANGE AGREEMENT
This First Amendment and Supplement to the Contribution and Exchange Agreement (this “Amendment”) is entered into as of January 25, 2023 (the “Amendment Date”) by and among Longevity Biomedical, Inc., a Delaware corporation (“Purchaser”), Cerevast Medical, Inc., a Delaware corporation (the “Company”), Bradford A. Zakes, Louis J. Fox, Mark S. Humayun, Jennifer Fox Crisp, J. Andy Corley, Li Changan, Qian Xiaoming, William Brinton, Jr., Kirk Clothier, Eric Manegold, Bill Brinton, Sr., Debra Brinton, Julian McQueen, Denice Vezitinski, Travis Rothlisberger, Incline Silo A., LLC, a Nevada limited liability company, Haiyin Capital Investment Limited, a Chinese company limited by shares, Haiyin Equity Investment Fund LP, a Chinese limited partnership, Haiyin Equity Investment Fund II LP, a Chinese limited partnership, Haiyin Tech LP, a British Virgin Islands limited partnership, Hercules Bioventure, LP, a company established in the British Virgin Islands, and Network Victory Limited, a company established in the British Virgin Islands (each an “Owner” and together, the “Owners”), and Bradford A. Zakes, as (the “Owners’ Representative”, and together with the Purchaser, Company and the Owners, the “Parties”). Terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Agreement (as that term is defined below).
BACKGROUND
WHEREAS, the Parties have entered into that certain Contribution and Exchange Agreement dated as of August 7, 2022 (the “Agreement”);
WHEREAS, concurrently with the execution of this Amendment, Purchaser is entering into a Merger Agreement (the “Merger Agreement”) with Denali Capital Acquisition Corp. (the “SPAC”) and the other parties thereto, pursuant to which the Purchaser will merge with and into a subsidiary of the SPAC, subject to the terms and conditions thereof;
WHEREAS, the closing of the transactions contemplated by the Agreement, as amended and supplemented by this Amendment, is a condition to the closing under the Merger Agreement;
WHEREAS, in order to induce the SPAC to enter into the Merger Agreement, the Company, the Owners and the Purchaser wish to make certain representations and warranties to the SPAC hereunder, and to commit to the SPAC as to the performance and compliance with certain covenants, agreements, and other provisions of the Agreement;
WHEREAS, the Parties desire to amend and supplement certain terms of the Agreement as set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and the execution of the Merger Agreement by the SPAC, the Parties agree as follows:
AMENDMENT
1.   Recital G of the Agreement is hereby deleted in its entirety and replaced with the following:
“G. [Reserved].”
2.   Recital I of the Agreement is hereby deleted in its entirety and replaced with the following:
“I. WHEREAS, immediately after the closing of the Roll-Up Transitions, the Owners shall own 45.21% of the Purchaser Shares, and the owners of the Equity Securities of Aegeria, Novokera, and FutureTech shall own 30.16%, 13.63%, and 11.00%, respectively, of the Purchaser Shares, which figures may be adjusted based on whether and to what extent FutureTech provides additional working capital to Purchaser between the Amendment Date and the Closing Date;”
3.   Section 2.2(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(i)   [Reserved].”
4.   Section 2.3(h) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(h)   [Reserved];”
5.   Section 2.3(i) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(i)   [Reserved];”
6.   Section 2.3(j) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(j)   [Reserved].”
7.   The Preamble to Article III is hereby deleted in its entirety and replaced with the following:
“Except as set forth in the disclosure schedules delivered by the Purchaser to the Company on the Agreement Date, as amended and supplemented by those disclosure schedules delivered by the Company to the Purchaser on the Amendment Date (as, amended, the “Purchaser Disclosure Schedules”), the Purchaser hereby represents and warrants to the Company and the Owners as of the Amendment Date as follows:”
8.   Section 3.6(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a)   The audited financial statements and notes of the Purchaser for the period ended December 31, 2021 (the “Audited Financials”) and the unaudited financial statements and notes of the Purchaser for the period ended September 30, 2022 (the “Interim Financials;” and together with the Audited Financials, the “Purchaser Financials”) fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by GAAP).”
9.   Section 3.7 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Absence of Certain Changes.   As of the Amendment Date, except as set forth in Schedule 3.6(b), the Purchaser has, (a) since its incorporation, conducted no business other than its incorporation and related initial start-up activities and (b) since September 30, 2022 not been subject to a Material Adverse Effect on the Purchaser.”
10.   The Preamble to Article IV is hereby deleted in its entirety and replaced with the following:
“Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the Agreement Date, as amended and supplemented by those disclosure schedules delivered by the Company to the Purchaser on the Amendment Date (as, amended, the “Company Disclosure Schedules”), the Company hereby represents and warrants to the Purchaser as of the Amendment Date, and as of the Closing Date as follows:”
11.   Section 4.7(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a)   As used herein, the term “Company Financials” means the (i) audited financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2021 and December 31, 2020, and the related audited income statements, changes in shareholders’ equity and statements of cash flows for the fiscal years then ended, each having been subject to a PCAOB Audit and each having been prepared in accordance with the Accounting Principles (the “Audited Company Financials”), (ii) the unaudited financial statements of the Company, consisting of the balance sheet of the Company as of September 30, 2022 (the “Interim Balance Sheet Date”), and the related unaudited income statement for the nine (9) months then ended. The Audited Company Financials, when delivered by the Company, shall (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with the Accounting Principles, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required by GAAP and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated. The Company has not been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act;”
12.   Section 4.18(c) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(c)   Schedule 4.18(c) hereto sets forth a complete and accurate list as of the Amendment Date of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary or hourly rate; and (ii) wages, bonus, commission or other compensation paid during the fiscal year ending December 31, 2021.”
13.   Section 4.31 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Disclosure.   No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Approved deSPAC Transaction; (b) the registration statement on Form S-4 (as amended or supplemented from time to time, and including any proxy statement contained therein) and any other filings to be made by a SPAC or its affiliates with the SEC in connection with an Approved deSPAC Transaction; or (c) in the proxy statement and other mailings or other distributions to the SPAC’s shareholders and/or prospective investors with respect to the consummation of the Approved deSPAC Transaction identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the foregoing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of any other Party.”
14.   The Preamble to Article V is hereby deleted in its entirety and replaced with the following:
“Each Owner, severally and not jointly, makes the following representations and warranties to the Purchaser as of the Amendment Date, and the Closing Date as follows:”
15.   Section 5.10 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Disclosure.   No representations or warranties by such Owner in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. None of the information supplied or to be supplied by such Owner expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Approved deSPAC Transaction; (b) the registration statement on Form S-4 (as amended or supplemented from time to time, and including any proxy statement contained therein) and any other filings to be made by a SPAC or its affiliates with the SEC in connection with an Approved deSPAC Transaction; or (c) in the proxy statement and other mailings or other distributions to the SPAC’s shareholders and/or prospective investors with respect to the consummation of the Approved deSPAC Transaction identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by such Owner expressly for inclusion or incorporation by reference in any of the foregoing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Owner makes no representation, warranty or covenant with respect to any information supplied by or on behalf of any other Party.”
16.   Section 6.3 of the Agreement is hereby deleted in its entirety and replaced with the following:
“PCAOB Audit; Registration Statement.
(a)   The Company shall use its reasonable best efforts to provide, on a timely basis, the accounting firm retained to conduct the PCAOB Audit with all information reasonably available to the Company and requested by such firm and to cause the PCAOB Audit to be completed by not later than February 28, 2023. Notwithstanding the immediately preceding sentence and in accordance with Section 6.15, the Purchaser shall be solely responsible for the cost of the PCAOB Audit.
(b)   The Company and each Owner shall use reasonable best efforts (i) to assist the Purchaser and its representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, in causing to be prepared in a timely manner any other financial or other information or statements (including customary pro forma financial statements) that is reasonably required to be included in the registration statement on Form S-4 (as amended or supplemented from time to time, and including any proxy statement contained therein) and any other filings to be made by a SPAC or its affiliates with the SEC in connection with an Approved deSPAC Transaction and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law.”
17.   Section 6.10 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Public Announcements.   The Parties agree that, after the date hereof and prior to the Closing, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Contemplated Transactions shall be issued by any Party or any of such Party’s respective Representatives or Affiliates without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Purchaser, with respect to public releases, filings or announcements by the Company, the Owners’ Representative or any Owner, or the Owners’ Representative, with respect to public releases, filings or announcements by the Purchaser, except as such release, filing or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the Purchaser or the Owners’ Representative, as applicable, reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, however, that the foregoing shall not prohibit the Purchaser and its Representatives (nor, for the avoidance of doubt, the SPAC and its Representatives) from providing general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor, including to potential investors in connection with a private placement of the SPAC’s or its Affiliates’ common stock in connection with an Approved deSPAC Transaction, or in connection with normal fund raising or related marketing or informational or reporting activities. Notwithstanding the foregoing, the Purchaser and the Company may make statements that are consistent with previous public releases made by such Party in compliance with this Section 6.10.”
18.   Section 6.11(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(b)   [Reserved].”
19.   Section 6.13 of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a)   Effective as of the Agreement Date, the Purchaser shall establish an advisory board of directors (the “Pre-Closing Advisory Board”) which shall be comprised of four (4) individuals with one (1) individual being appointed by each of the Company, Aegeria, Novokera, and FutureTech. The director appointee of (i) the Company shall be Bradford A. Zakes (the “Company Director Appointee”), (ii) Aegeria shall be

Jennifer Elisseeff, (iii) Novokera shall be Anthony Lee, and (iv) FutureTech shall be Yuquan Wang. At or prior to the Closing, the Purchaser will provide each director serving on the Post-Closing Purchaser Board an Indemnification Agreement.
(b) During the Interim Period, the Pre-Closing Advisory Board shall, among other things, (i) advise and assist with the negotiation and completion of the Approved deSPAC Transaction and (ii) advise and assist with the respective affairs, business and operations of each of the Purchaser, the Company, Aegeria, and Novokera.”
20.   Section 9.2(e) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(e) The other Roll-Up Transactions shall be consummated substantially simultaneously with the Closing, the BCA shall remain in full force and effect, and the BCA will have been approved by the shareholders of the SPAC and all closing conditions necessary to the closing of such Approved deSPAC Transaction shall have been satisfied or waived in accordance with the terms of the BCA (other than those conditions that by their nature are required to be satisfied at the closing under the BCA and other than the closing under this Agreement and closing of each of the other Roll-Up Transactions).”
21.   Section 9.3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a)   Representations and Warranties. All of the representations and warranties of the Company and the Owners set forth in Article IV and Article V of this Agreement (other than the representations and warranties of the Company and the Owners contained in Section 3.5(a) and (b) and Section 4.3(a), (b), and (c), respectively) shall be true and correct on and as of the Agreement Date, the Amendment Date, and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The representations and warranties of the Company and the Owners set forth in Section 3.5(a) and (b) and Section 4.3(a), (b), and (c), respectively, of this Agreement shall be true and correct, except for any de minimis failures to be so true and correct, on and as of the date of this Agreement, the Amendment Date and on and as of the Closing Date as if made on the Closing Date except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date).”
22.   Section 10.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(b)   by written notice by the Purchaser or the Owners’ Representative if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by the date that is the nine-month anniversary of the date of this Amendment (the “Outside Date”), provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Representatives or Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;”
23.   Section 10.1(g) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(g)   [Reserved]; or.”
24.   Section 11.7 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Each Party acknowledges that the rights of each Party to consummate the Contemplated Transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.”
25.   The definition of “Approved deSPAC Transaction” in the Agreement is hereby deleted in its entirety and replaced with the following:
““Approved deSPAC Transaction” means the transaction contemplated by a definitive written business combination agreement (or similar agreement), executed and delivered by the Purchaser and a SPAC, that provides for Purchaser to be acquired by, or to otherwise combine with, the SPAC, pursuant to a transaction meeting each of the following criteria (or as may otherwise be agreed upon in writing by each of the Company, Novokera, Aegeria and FutureTech): (i) the valuation assigned to the Purchaser in the transaction is not less than $128 million; (ii) there is a minimum cash condition at closing of at least $30 million; (iii) at least two members of the Pre-Closing Advisory Board continue as board members of the SPAC (or successor entity) following the consummation of the transaction; (iv) the outstanding founder shares of the SPAC shall be no more than 20% of the total number of the SPAC’s outstanding shares of common stock (or equivalent securities) immediately prior to the closing of the transaction; (v) the lock-up period applicable to the SPAC’s sponsor and management from the SPAC’s initial public offering shall not be shortened in connection with the transaction; and (vi) none of the Company’s representations, warranties or covenants shall survive the closing of the transaction.”
26.   The definition of “deSPAC Transaction” in the Agreement is hereby deleted in its entirety and replaced with the following:
““deSPAC Transaction” means the transactions contemplated by the BCA.”
27.   The definition of “FutureTech” is hereby added to the Agreement:
““FutureTech” means each of FutureTech Capital LLC, FutureTech Partners LLC, FutureTech Partners II LLC, or any of their Representatives or Affiliates.”
28.   The definition of “Material Adverse Effect” in the Agreement is hereby deleted in its entirety and replaced with the following:
““Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Contemplated Transactions or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; and (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)  — (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.”
29.   The definition of “PCAOB Audit” in the Agreement is hereby deleted in its entirety and replaced with the following:
“PCAOB Audit” means the audit of the Company’s financial statements as of and for the year ended December 31, 2022 and (to the extent applicable) each of the two years ended December 31, 2021, conducted by an independent public accounting firm registered with the PCAOB that is reasonably acceptable to the Purchaser and the Company.”
30.   All references to “Haiyin” or “Haiyin Capital” in the Agreement and the Ancillary Agreements, aside from those references to such parties as Owners, are hereby deleted in their entirety and replaced with references to “FutureTech.”
31.   All references to “Wicab China” in the Agreement and the Ancillary Agreements, including in the Recitals, Section 10.1(h), the definition of Roll-Up Transactions, Section 3(c) of the Form of Executive Employment Agreement attached as Exhibit B to the Agreement, the Recitals of the Form of Restrictive Covenant Agreement, attached as Exhibit C to the Agreement, and the definition of “Wicab China” in the Agreement are hereby deleted in their entirety.
32.   Exhibit A of the Agreement is hereby deleted in its entirety and replaced with an updated copy of Exhibit A attached hereto.
SUPPLEMENT
33.   Representations and Warranties of the Company.   Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the Company to the SPAC on or prior to the date hereof (the “Supplemental Company Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Supplemental Company Disclosure Schedule will be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on the face of such disclosure to be so applicable to such other section or subsection), the Company hereby represents and warrants to the SPAC that the representations and warranties in Sections 4.1 — 4.32, as amended herein are true and correct in all respects.
34.   Representations and Warranties of the Owners.   Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the Owners to the SPAC on or prior to the date hereof (the “Supplemental Owner Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Supplemental Owner Disclosure Schedule will be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on the face of such disclosure to be so applicable to such other section or subsection), each Owner, separately and severally and not jointly with any other Owner, hereby represents and warrants to the SPAC that the representations and warranties in Sections 5.1 — 5.11 are true and correct in all respects.
35.   Representations and Warranties of the Purchaser.   Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the Purchaser to the SPAC on or prior to the date hereof (the “Supplemental Purchaser Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Supplemental Purchaser Disclosure Schedule will be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on the face of such disclosure to be so applicable to such other section or subsection), the Purchaser hereby represents and warrants to the SPAC that the representations and warranties in Sections 3.1 — 3.22 are true and correct in all respects.
36.   Waiver of Dissenters’ Rights.   For each of the Contemplated Transactions, each Owner hereby disclaims, waives and agrees, to the fullest extent permitted by law or the DGCL, not to assert dissenters’ or similar rights under the DGCL.
37.   Purchaser Exchanged Shares.   Each Party acknowledges that the amount of Purchaser Exchanged Shares each Owner shall receive may be adjusted based on whether and to what extent FutureTech provides additional working capital to Purchaser between the Amendment Date and the Closing Date. FutureTech’s ownership of Purchaser Exchanged Shares will increase at a rate of 1% for each additional $1.28 million funded by FutureTech to Purchaser between the Amendment Date and the Closing Date and each Owner’s ownership of Purchaser Exchanged Shares shall decrease pro rata.
38.   Covenants of All Parties.   Each of the Purchaser, the Company, each Owner, and the Owners’ Representative hereby agrees, covenants, and commits to the SPAC that such Party will timely and completely perform and comply with all covenants and agreements under the Agreement required to be performed by it prior to the Closing.
39.   Closing Conditions.   Each of the Purchaser, the Company, each Owner, and the Owners’ Representative hereby agrees, covenants, and commits to the SPAC that such Party will not waive any condition to such Party’s obligation to consummate the transactions contemplated to occur at the Closing contained in Article II or Article IX of the Agreement unless such Party has first obtained the prior written consent of the SPAC to such waiver.
40.   Amendments.   Each of the Purchaser, the Company, each Owner, and the Owners’ Representative hereby agrees, covenants, and commits to the SPAC that it will not amend, modify, or supplement the Agreement in any way, whether pursuant to Section 11.9 or otherwise, unless such Party has first obtained the prior written consent of the SPAC, which consent will not be unreasonably conditioned, withheld or delayed.
41.   Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.
42.   This Amendment may only be amended, modified, or supplemented by an agreement in writing signed by each of the Parties and the SPAC.
43.   The Parties agree that the SPAC shall be an express third-party beneficiary of this Amendment, including the rights of specific performance set forth in paragraph 40 of this Amendment, and the provisions of the Agreement and this Amendment shall inure to the benefit of the SPAC and its successors and assigns.
44.   Except as otherwise set forth herein, no terms or provisions of the Agreement, or any Ancillary Agreement are amended or modified by this Amendment. The Agreement and the Ancillary Agreements, as modified by the terms of this Amendment, shall continue in full force and effect and all terms and conditions of the Agreement and the Ancillary Agreements, as modified hereby, are hereby ratified and confirmed in all respects. In the event of any conflict between the terms of the Agreement or the Ancillary Agreements, and this Amendment, this Amendment shall control.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.
THE PURCHASER
Longevity Biomedical, Inc.
By:
/s/ Bradford A. Zakes

Name:   Bradford A. Zakes
Title:     President & CEO
THE COMPANY
Cerevast Medical, Inc.
By:
/s/ Bradford A. Zakes

Name:   Bradford A. Zakes
Title:     President & CEO
[Signature Page to First Amendment to the Contribution and Exchange Agreement]
THE OWNERS
/s/ Bradford A. Zakes

Name:   Bradford A. Zakes
/s/ Louis J. Fox

Name:   Louis J. Fox
/s/ Mark S. Humayun

Name:   Mark S. Humayun
/s/ Jennifer Fox Crisp

Name:   Jennifer Fox Crisp
/s/ J. Andy Corley

Name:   J. Andy Corley
/s/ Li Changan

Name:   Li Changan
/s/ Qian Xiaoming

Name:   Qian Xiaoming
/s/ William Brinton, Jr.

Name:   William Brinton, Jr.
/s/ Kirk Clothier

Name:   Kirk Clothier
/s/ Eric Manegold

Name:   Eric Manegold
/s/ Bill Brinton, Sr.

Name:   Bill Brinton, Sr.
/s/ Debra Brinton

Name:   Debra Brinton
/s/ Julian McQueen

Name:   Julian McQueen

/s/ Denice Vezitinski

Name:   Denice Vezitinski
/s/ Travis Rothlisberger

Name:   Travis Rothlisberger
Incline Silo A., LLC
By:
/s/ Karin Matthews

Name:   Karin Matthews
Title:     Manager
Haiyin Capital Investment Limited
By:
/s/ Li Dongping

Name:   Li Dongping
Haiyin Equity Investment Fund LP
By:
/s/ Li Dongping

Name:   Li Dongping
Haiyin Equity Investment Fund II LP
By:
/s/ Li Dongping

Name:   Li Dongping
Haiyin Tech LP
By:
/s/ Li Dongping

Name:   Li Dongping
Hercules Bioventure, LP
By:
/s/ Hercules Bioventure, LP

Name:   Hercules Bioventure, LP
Network Victory Limited
By:
/s/ Che Fensheng

Name:   Che Fensheng
THE OWNERS’ REPRESENTATIVE
/s/ Bradford A. Zakes

Name:   Bradford A. Zakes

Exhibit A
Contributed and Exchanged Equity
ACKNOWLEDGED AND ACCEPTED:
DENALI CAPITAL ACQUISITION CORP.
By:
/s/ Lei Huang

Name:   Lei Huang
Title:   Chief Executive Officer

Exhibit A
Contributed and Exchanged Equity
Name	Contributed Company Shares	Purchaser Exchanged Shares Issued
Bradford A. Zakes	100,000	232,674
Haiyin Capital Investment Limited	423,032	984,288
Haiyin Equity Investment Fund LP	610,264	1,419,929
Haiyin Equity Investment Fund II LP	130,139	302,800
Haiyin Tech LP	256,137	595,965
Hercules Bioventure, LP	26,119	60,772
Network Victory Limited	146,890	341,775
Louis J. Fox	9,532	22,178
Mark S. Humayun	10,591	24,642
Fox Crisp	1,059	2,464
J. Andy Corley	432	1,005
Li	85,344	198,573
Xiaoming Qian	12,801	29,784
Bill Brinton, Sr.	9,680	22,522
William Brinton, Jr.	48,402	112,619
William Brinton, Jr.	29,041	67,571
Kirk Clothier	9,680	22,522
Eric Manegold	9,680	22,522
Julian MacQueen	9,680	22,522
Denice Vezetinski	2,500	5,816
Li	42,898	99,812
Travis Rothlisberger	2,300	5,351
Total	1,976,201	4,598,106
[Exhibit A]

EXHIBIT B-1
EXECUTION VERSION
CONTRIBUTION AND EXCHANGE AGREEMENT
BY AND AMONG
LONGEVITY BIOMEDICAL, INC.,
AEGERIA SOFT TISSUE, LLC,
THE OWNERS,
AND
THE OWNERS’ REPRESENTATIVE

INDEX OF EXHIBITS
Exhibit	Description
Exhibit A	Company Contributed Shares, Company Contributed Equity Awards, Purchaser Exchanged Shares
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Restrictive Covenant Agreement
Exhibit D	Form of Resignation
Exhibit E	Form of Indemnification Agreement
Purchaser Disclosure Schedule
Company Disclosure Schedule

CONTRIBUTION AND EXCHANGE AGREEMENT
THIS CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is dated as of August 7, 2022 (the “Agreement Date”) and is by and among Longevity Biomedical, Inc., a Delaware corporation (the “Purchaser”), Aegeria Soft Tissue, LLC, a Delaware limited liability company (the “Company”), Jennifer Elisseeff, Alessandro Ovi, Lee R. Marks, The Johns Hopkins University, Sestant SpA, an Italian company, Patrick Byrnes, Romano Prodi, Kofi Boahene, Andrew Pardoll, and Jim Forsell (each an “Owner” and collectively the “Owners”), and Jennifer Elisseeff, solely in her capacity as the representative of the Owners (the “Owners’ Representative”). The Purchaser, the Company, the Owners, and the Owners’ Representative are each referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
A.   WHEREAS, as of the Agreement Date, the Owners are the owners of record of the Company Contributed Units, as more fully set forth on Exhibit A;
B.   WHEREAS, at the Closing, the Owners desire to contribute the Company Contributed Units to the Purchaser in exchange for Purchaser Exchanged Shares, as more fully set forth on Exhibit A;
C.   WHEREAS, the Parties desire to execute and deliver this Agreement to set forth the terms and conditions upon which the Contribution and Exchange shall occur;
D.   WHEREAS, pursuant to a Contribution and Exchange Agreement of even date herewith to which the Purchaser and Cerevast are parties, simultaneously with the Closing, (i) the owners of all of the issued and outstanding Equity Securities of Cerevast will contribute all of such Equity Securities to the Purchaser in exchange for Purchaser Shares, and (ii) the owners of all of the issued and outstanding Equity Awards of Cerevast will contribute all of such Equity Awards to the Purchaser in exchange for Purchaser Shares (the “Cerevast Contribution and Exchange”);
E.   WHEREAS, pursuant to a Contribution and Exchange Agreement of even date herewith to which the Purchaser and Novokera are parties, simultaneously with the Closing, (i) the owners of all of the issued and outstanding Equity Securities of Novokera will contribute all of such Equity Securities to the Purchaser in exchange for Purchaser Shares, and (ii) the owners of all of the issued and outstanding Equity Awards of Novokera will contribute all of such Equity Awards to the Purchaser in exchange for Purchaser Shares (the “Novokera Contribution and Exchange”);
F.   WHEREAS, pursuant to a Contribution and Exchange Agreement of even date herewith to which the Purchaser and Wicab China are parties, simultaneously with the Closing, (i) the owners of all of the issued and outstanding Equity Securities of Wicab China will contribute all of such Equity Securities to the Purchaser in exchange for Purchaser Shares, and (ii) the owners of all of the issued and outstanding Equity Awards of Wicab China will contribute all of such Equity Awards to the Purchaser in exchange for Purchaser Shares (the “Wicab China Contribution and Exchange”);
G.   WHEREAS, pursuant to a Subscription Agreement of even date herewith to which the Purchaser and the owners of the Equity Securities of Haiyin are parties, simultaneously with the Closing, the owners of the Equity Securities of Haiyin will purchase $2,000,000 of Purchaser Shares from the Purchaser (the “Haiyin Share Purchase”);
H.   WHEREAS, immediately after the closing of the Roll-Up Transitions, the Owners shall own 20.46% of the Purchaser Shares, and the owners of the Equity Securities of Cerevast, Novokera, Wicab China, and Haiyin shall own 25.38%, 21.23%, 21.92%, and 11%, respectively, of the Purchaser Shares;
I.   WHEREAS, the Parties intend that, immediately after the closing of the Roll-Up Transactions, the Purchaser will be acquired by, or otherwise combine with, a special purpose acquisition company to be identified by Purchaser (the “SPAC”), pursuant to a business combination agreement (or similar agreement) (“BCA”) to be negotiated, executed, and delivered by the Purchaser and the SPAC after the execution and delivery of this Agreement;
J.   WHEREAS, pursuant to the separate letters of intent entered into by each of Novokera, Wicab China, and Company with the Purchaser, this Agreement will close upon Purchaser entering into a BCA with terms agreeable to Company, Novokera, Cerevast, Wicab China and Haiyin Capital with a SPAC in an Approved deSPAC Transaction and such Closing shall occur immediately prior to or simultaneously with such Approved deSPAC Transaction;
K.   WHEREAS, for United States federal income Tax purposes, the Parties intend that the Roll-Up Transactions and the Approved deSPAC Transaction will collectively be treated as an integrated transaction qualifying under Section 351(a) of the Code; and
L.   WHEREAS, capitalized terms used in this Agreement are defined in Article XII hereof.
M.   NOW, THEREFORE, in consideration of the foregoing Recitals, the representations, warranties, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge by the Parties, the Parties intending to be legally bound, hereby agree as set forth in this Agreement.
Article I
CONTRIBUTION AND EXCHANGE
1.1   Contribution and Exchange.
(a)   At the Closing, the Owners shall collectively assign, contribute, convey, deliver, grant, sell and transfer to the Purchaser, and the Purchaser shall accept, acquire and receive from the Owners, all of the Owners’ right, title and interest in, to and under the Company Contributed Units, in each case free and clear of any and all Liens (collectively, the “Contribution”), as more fully set forth on Exhibit A attached hereto.
(b)   At the Closing, in exchange for the Contribution, the Purchaser shall assign, convey, deliver, exchange, grant, sell and transfer to the Owners, and the Owners shall collectively accept, acquire and receive from the Purchaser, all of the Purchaser’s right, title and interest in, to and under the Purchaser Exchanged Shares, free and clear of any and all Liens (the “Exchange”), as more fully set forth on Exhibit A attached hereto.
(c)   The Parties hereby acknowledge and agree that the aggregate fair market value of the Company Contributed Units and the Purchaser Exchanged Shares is equal to the Valuation.
(d)   Any Company Units that are not contributed in the Contribution shall, immediately and automatically upon the Closing, be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for Purchaser Exchanged Shares.
Article II
CLOSING
2.1   Closing.   Subject to the satisfaction or waiver of the conditions set forth in Article IX, the closing of the Contribution and Exchange pursuant to this Agreement (the “Closing”) shall occur remotely via the electronic exchange of documents and signature pages on a date mutually selected by the Parties which such date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (except for such conditions that, by their terms, must be satisfied or waived at the Closing) (the “Closing Date”).
2.2   Closing Deliverables of the Company and the Owners.   At the Closing, the Company shall deliver or cause to be delivered to the Purchaser the following:
(a)   a certificate from the Secretary or other authorized Representative of the Company certifying                 as                 to,                 and                 attaching,(A) copies of the Company’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Company’s governing body authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation of the Contemplated Transactions, and (C) the incumbency of the Representatives of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party;

(b)   a good standing certificate (or other similar document applicable for such jurisdiction) for the Company certified as of a date no earlier than ten (10) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of formation, to the extent that a good standing certificate or other similar document is generally available in such jurisdiction;
(c)   a Restrictive Covenant Agreement, substantially in the form attached hereto as Exhibit B (the “Restrictive Covenant Agreement”), effective as of the Closing, duly executed by the Person set forth on Section 2.2(c) of the Company Disclosure Schedule;
(d)   written resignations, substantially in the form attached hereto as Exhibit C (the “Resignations”), in each case effective as of the Closing, duly executed by each of the Persons set forth on Section 2.2(d) of the Company Disclosure Schedule;
(e)   Indemnification Agreements, substantially in the form attached hereto as Exhibit D (the “Indemnification Agreements”), in each case effective as of the Closing, duly executed by each of the Persons set forth on Section 2.2(e) of the Company Disclosure Schedule; and
(f)   Evidence reasonably acceptable to the Purchaser that the Contracts involving the Company, the Owners, and/or any of their Representatives and/or affiliates set forth on Section 2.2(f) of the Company Disclosure Schedules (if any) shall have been terminated with no further Liability of the Company thereunder.
(g)   The Company shall have entered in to one or more contracts with Johns Hopkins University and Essent Biologics (or some other third party manufacturer) that provides, inter alia, that all product and clinical documentation produced or generated by Johns Hopkins University, Essent, and/or other third party manufacturer(s) pursuant to an Award/Contract from the Department of Defense to JHU dated June 1, 2020, shall be freely available to the Company for commercial purposes, and that Johns Hopkins University,) shall cooperate with the Company to provide such product and clinical documentation for fulfilling its filing requirements with the U.S. Food and Drug Administration.
2.3   Closing Deliverables of the Purchaser.   At the Closing, the Purchaser shall deliver or cause to be delivered to the Owners’ Representative the following:
(a)   a certificate from the Secretary or other authorized Representative of the Purchaser certifying                 as                 to,                 and                 attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser’s governing body authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation of the Contemplated Transactions, and (C) the incumbency of the Representatives of the Purchaser authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party;
(b)   a good standing certificate (or other similar document applicable for such jurisdiction) for the Purchaser certified as of a date no earlier than ten (10) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of incorporation, to the extent that a good standing certificate or other similar document is generally available in such jurisdiction;
(c)   the Restrictive Covenant Agreement, effective as of the Closing, duly executed by the Purchaser;
(d)   the Indemnification Agreements, effective as of the Closing, duly executed by the Purchaser;
(e)   evidence reasonably acceptable to the Owners’ Representative that the Company Director Appointee has been, subject to the Closing, elected to the Post-Closing Purchaser Board; and
(f)   evidence reasonably acceptable to the Owners’ Representative that all closing conditions necessary to the closing of the Approved deSPAC Transaction shall have been satisfied, and such Approved deSPAC Transaction shall be consummated immediately after, or simultaneously with, the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER
Except as set forth in the disclosure schedules delivered by the Purchaser to the Company on the Agreement Date (the “Purchaser Disclosure Schedules”), the Purchaser hereby represents and warrants to the Company and the Owners as of the Agreement Date as follows:
3.1   Incorporation and Standing.   The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect on the Purchaser. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.
3.2   Authorization; Binding Agreement.   The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Contemplated Transactions (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The Purchaser’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Ancillary Documents and the Contemplated Transactions are advisable, fair to, and in the best interests of, the Purchaser and its stockholders and (ii) approved this Agreement, the Ancillary Documents and Contemplated Transactions in accordance with the DGCL
3.3   Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of, filing with or notice to any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the Contemplated Transactions, other than (a) such filings as are contemplated by this Agreement or any Ancillary Documents, (b) applicable requirements, if any, of the Securities Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (c) where the failure to obtain or make such Consents, to make such filings or to give such notices would not have a Material Adverse Effect on the Purchaser.
3.4   Non-Contravention.   Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the Contemplated Transactions, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third Person Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not have a Material Adverse Effect on the Purchaser.
3.5   Capitalization.
(a)   The Purchaser is authorized to issue 100,000,000 Purchaser Shares. The issued and outstanding Purchaser Shares as of the Agreement Date are set forth on Schedule 3.5(a). All outstanding Purchaser Shares are, and at the Closing will be, duly authorized, validly issued, fully paid and non-assessable and are not, either as of the Agreement Date or at the Closing, subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Purchaser’s Organizational Documents or any Purchaser Material Contract to which the Purchaser is a party. The outstanding Purchaser Shares were, and at the Closing will be, issued in compliance in all material respects with applicable securities Laws. Set forth on Schedule 3.5(a) is a capitalization table reflecting the number of issued and outstanding shares of the Purchaser, on a fully- diluted basis, immediately following the closing of the Roll-Up Transactions.
(b)   Except as set forth in Schedule 3.5(a) or Schedule 3.5(a), in the Organizational Documents of the Purchaser and in this Agreement and the Ancillary Documents, there are no (i) outstanding options, warrants, puts, calls, convertible Purchaser Securities, preemptive or other similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into Purchaser Securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (A) relating to any issued or unissued Purchaser Securities or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any Purchaser Securities. Except as expressly set forth in the Organizational Documents of the Purchaser or in this Agreement or any Ancillary Documents, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Securities or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(a), there are no Contracts to which Purchaser is a party with respect to the voting of any Purchaser Shares. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which the Purchaser is a party or which are binding upon the Purchaser providing for the issuance or redemption of any Equity Securities of the Purchaser. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by the Purchaser. The Purchaser does not have any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its holders of Equity Securities or repay any debt owed to any of its Affiliates.
(c)   All Indebtedness of the Purchaser as of the Agreement Date is disclosed on Schedule 3.5(b). No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser, or (iii) the ability of the Purchaser to grant any Lien on their respective properties or assets.
(d)   Since the date of incorporation of the Purchaser, and except as contemplated by this Agreement and the Ancillary Documents, the Purchaser has not declared or paid any distribution or dividend in respect of the Purchaser Shares and has not repurchased, redeemed or otherwise acquired any of the Purchaser Shares, and Purchaser’s board of directors has not authorized any of the foregoing.
3.6   Purchaser Financial Statements.
(a)   The audited financial statements and notes of the Purchaser for the period ended December 31, 2021 (the “Audited Financials”) and the unaudited financial statements and notes of the Purchaser for the period ended March 31, 2022 (the “Interim Financials;” and together with the Audited Financials, the

“Purchaser Financials”) fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by GAAP). The Purchaser Financials are provided or otherwise set forth on Schedule 3.6.
(b)   Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on against in the Purchaser Financials.
3.7   Absence of Certain Changes.   As of the Agreement Date, except as set forth in Schedule 3.6(b), the Purchaser has, (a) since its incorporation, conducted no business other than its incorporation and related initial start-up activities and (b) since March 31, 2022 not been subject to a Material Adverse Effect on the Purchaser.
3.8   Compliance with Laws.   The Purchaser is, and has since the date of its incorporation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not have a Material Adverse Effect on the Purchaser. The Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser. To the Knowledge of the Purchaser, the Purchaser is not under investigation with respect to any violation or alleged violation of, any Law or Order, and the Purchaser has not previously received any subpoenas from any Governmental Authority.
3.9   Actions; Orders; Permits.   There is no pending or, to the Knowledge of the Purchaser, threatened Action to which the Purchaser is subject which would have a Material Adverse Effect on the Purchaser. There is no Action that the Purchaser has instituted against any other Person. To the Knowledge of the Purchaser, the Purchaser is not subject to any Orders of any Governmental Authority nor are any such Orders pending. The Purchaser holds all Permits necessary to Lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not have a Material Adverse Effect on the Purchaser.
3.10   Taxes and Returns.
(a)   The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. There are no Proceedings pending or, to the Knowledge of Purchaser, threatened against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.
3.11   Employees and Employee Benefit Plans.   The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.
3.12   Properties.   The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.
3.13   Material Contracts.
(a)   Except as set forth on Schedule 3.13, other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets are bound which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) calendar days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company.
(b)   With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and to the Knowledge of the Purchaser, no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party under any Purchaser Material Contract.
3.14   Transactions with Affiliates.   Schedule 3.13(b) sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the Agreement Date under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former Representative or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the outstanding Purchaser Securities.
3.15   Investment Company Act.   The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.
3.16   Finders and Brokers.   Except as set forth on Schedule 3.15, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser or any of its respective Representatives and Affiliates in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Purchaser.
3.17   Purchaser Exchanged Shares.   All Purchaser Exchanged Shares that are to be issued and delivered to the Owners in the Contribution and Exchange shall be, upon issuance and delivery of such Purchaser Exchanged Shares against receipt of Company Contributed Units in accordance with this Agreement, validly issued, fully paid and non-assessable, free and clear of all Liens, other than Liens arising from applicable securities Laws, the Governing Documents of the Purchaser, and any Liens incurred by any Owner.
3.18   Certain Business Practices.
(a)   Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable local or foreign anti-corruption or bribery Law,(iii) made any other unlawful payment or (iv) since the incorporation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.
(b)   The operations of the Purchaser are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c)   None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, since the date of its incorporation, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.
3.19   Insurance.   Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been made available to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in compliance in all material respects with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has reported to its insurers all claims and present or pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not have a Material Adverse Effect on the Purchaser.
3.20   Independent Investigation.   The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Purchaser acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Owners set forth in this Agreement (including the related portions of the Company Disclosure Schedules).
3.21   Disclosure.   No representations or warranties by the Purchaser in this Agreement (as modified by the Purchaser Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Purchaser Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.
3.22   Disclaimer of Other Representations and Warranties.   Except as expressly set forth in Article III of this Agreement, neither the Purchaser nor any of the Purchaser’s Representatives or Affiliates has made or makes (and they expressly disclaim) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to the Purchaser or its business, Representatives or Affiliates. The Purchaser hereby acknowledges and agrees that, except as expressly set forth in Article IV and Article V of this Agreement, none of the Company, the Owners or any of their respective Representatives or Affiliates has made or makes (and each of them expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to itself or any of its respective businesses, Representatives or Affiliates, in connection with the Contemplated Transactions, and any such other representations or warranties are hereby expressly disclaimed in all respects. Other than as set forth in Article IV and Article V of this Agreement, the Purchaser is not relying upon any information provided or made available by, or representation or warranty of, the Company, the Owners or any of their respective Representatives or Affiliates, whether written, oral or otherwise.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the Agreement Date (the “Company Disclosure Schedules”), the Company hereby represents and warrants to the Purchaser as of the Agreement Date as follows:
4.1   Formation and Standing.   The Company is a limited liability company duly formed, validly existing and in good standing under the DGCL and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. Schedule 4.1 lists all jurisdictions in which the Company is qualified or licensed to conduct business as a foreign entity and all names other than its legal name under which the Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents.
4.2   Authorization; Binding Agreement.   The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Contemplated Transactions, (a) have been duly and validly authorized by the Company’s governing body in accordance with the Company’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Company is a party or by which it or its assets are bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s governing body, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with the Company’s Organizational Documents approved this Agreement and the Ancillary Documents to which the Company is or is required to be a party.
4.3   Capitalization.
(a)   Set forth on Section 4.3(a) of the Purchaser Disclosure Schedule are all of the Company Contributed Units that are issued and outstanding immediately prior to the Closing. The Company Contributed Units comprise one hundred percent (100%) of the issued and outstanding Company Units immediately prior to the Closing. Prior to giving effect to the Contemplated Transactions, all of the issued and outstanding Company Contributed Units are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which Company Contributed Units are owned free and clear of any Liens other than those arising under applicable federal and state securities Laws and the Organizational Documents of the Company. All of the Company Contributed Units have been duly authorized, are fully paid and non-assessable (to the extent such concepts are applicable under the DRLLCA) and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DRLLCA, any other applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or by which it is bound. None of the Company Contributed Units were issued in violation of any applicable federal and state securities Laws or the Organizational Documents of the Company.
(b)   There are no outstanding Equity Awards issued by the Company. Other than as set forth on Schedule 4.3(b), there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts to which the Company is a party or bound relating to any Equity Securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, member Contracts or any other Contracts with respect to the voting of the Company’s Equity Securities. Except as set forth in the Organizational Documents of the Company, there are no outstanding Contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s Equity Securities. All of the Company’s Equity Securities have been granted, offered, sold and issued in compliance with all applicable federal and state securities Laws. Except as set forth on Schedule 4.3(b), as a result of the consummation of the Contemplated Transactions, no Equity Securities of the Company are issuable and no rights in connection with any Equity Securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
(c)   Since January 1, 2021, the Company has not declared or paid any distribution or dividend in respect of its Equity Securities and has not repurchased, redeemed or otherwise acquired any its Equity Securities, and the governing body of the Company has not authorized any of the foregoing.
4.4   Subsidiaries.   The Company (a) has no Subsidiaries, (b) does not own or have any rights to acquire, directly or indirectly, any Equity Securities of, or otherwise Control, any Person and (c) is not a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
4.5   Governmental Approvals.   Except as otherwise described in Schedule 4.5, no Consent of or filing with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Contemplated Transactions.
4.6   Non-Contravention.   Except as otherwise described in Schedule 4.6, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound, and the consummation by the Company of the Contemplated Transactions and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third Person Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract.
4.7   Financial Statements.
(a)   As used herein, the term “Company Financials” means the (i) audited financial statements of the Company (including any related notes thereto) to be delivered pursuant to the provisions of Section 6.3 hereof (the “Audited Company Financials”) and (ii) the Company prepared unaudited financial statements of the Company, if any, to be delivered pursuant to the provisions of Section 6.4 hereof. The Audited Company Financials, when delivered by the Company, shall (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) have been prepared in accordance with GAAP, consistently applied throughout and among the periods involved, and (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated. The Company has not been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.
(b)   Except as set forth in Schedule 4.7(b), (i) the Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (A) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (B) transactions are executed with management’s authorization, (C) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (D) access to the Company’s assets is permitted only in accordance with management’s authorization,

(E) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (F) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis; and (ii) all of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.1 The Company has not been subject to or involved in any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company (if any). In the past seven (7) years, the Company has not, and to the Company’s Knowledge none of its Representatives has, received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.
(c)   The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on the Company’s properties or assets.
(d)   Except as set forth on Schedule 4.7(d), the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are or will be either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company as of the most recent balance sheet contained in the Company Financials (the “Interim Balance Sheet”) or (ii) not material and that were incurred after the date of the Interim Balance Sheet or in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any applicable Law).
(e)   All financial projections with respect to the Company that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.
4.8   Absence of Certain Changes.
(a)   Except as set forth on Schedule 4.8(a), since December 31, 2021, the Company has conducted its business only in the ordinary course of business consistent with past practice and has not been subject to a Material Adverse Effect.
(b)   Without limiting the generality of Section 4.8(a), and except as contemplated by the terms of this Agreement or the Ancillary Documents and except as set forth on Schedule 4.8(b), since December 31, 2021, the Company has not:
(i)   amended, waived or otherwise changed, in any respect, its Organizational Documents, except as required by applicable Law;
(ii)   authorized for issuance, issued, granted, sold, pledged, disposed of or proposed to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, including any Equity Securities convertible into or exchangeable for any of its other Equity Securities or engaged in any hedging transaction with a third Person with respect to such Equity Securities;
(iii)   split, combined, recapitalized or reclassified any of its Equity Securities, paid or set aside any dividend or other distribution (whether in the form of cash, Equity Securities or property or any combination thereof) in respect of its Equity Securities, or, directly or indirectly redeemed, purchased or otherwise acquired or offered to acquire any of its Equity Securities;
(iv)   incurred, created, assumed, prepaid or otherwise became liable for any Indebtedness (directly, contingently or otherwise) in excess of $25,000, individually or in the aggregate, made a loan or advance to or investment in any third Person (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $25,000 individually or in the aggregate;
(v)   made or rescinded any election relating to Taxes, settled any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, filed any amended Tax Return or claim for refund, or made any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;
(vi)   transferred or licensed to any Person or otherwise extended, amended or modified, permitted to lapse or failed to preserve any Company Registered IP, Company IP Licenses or other Company IP (excluding non-exclusive licenses of Company IP to Company customers in the ordinary course of business consistent with past practice), or disclosed to any Person who has not entered into a confidentiality agreement any Trade Secrets;
(vii)   terminated, or waived or assigned any right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;
(viii)   failed to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;
(ix)   established any Subsidiary or entered into any new line of business;
(x)   failed to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;
(xi)   revalued any of its assets or made any change in accounting methods, principles or practices, except to the extent required to comply with applicable Law or GAAP and after consulting with the Company’s outside auditors;
(xii)   waived, released, assigned, settled or compromised any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement, any Ancillary Document or the Contemplated Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $25,000 (individually or in the aggregate), or otherwise paid, discharged or satisfied any Actions, Liabilities or obligations;
(xiii)   closed or materially reduced its activities, or effected any layoff or other material personnel reduction or change, at any of its facilities;
(xiv)   acquired, including by merger, consolidation, acquisition of Equity Securities or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;
(xv)   made capital expenditures in excess of $25,000 (individually for any project (or set of related projects) or in the aggregate);
(xvi)   adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xvii)   voluntarily incurred any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $25,000 individually or in the aggregate other than pursuant to the terms of a Company Material Contract;
(xviii)   sold, leased, licensed, transferred, exchanged or swapped, mortgaged or otherwise pledged or encumbered (including securitizations), or otherwise disposed of any material portion of its properties, assets or rights;

(xix)   entered into any Contract with respect to the voting of Equity Securities of the Company;
(xx)   took any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Contemplated Transactions;
(xxi)   accelerated the collection of any Accounts Receivable or delayed the payment of Accounts Payable or any other Liabilities other than in the ordinary course of business consistent with past practice;
(xxii)   entered into, amended, waived or terminated (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or
(xxiii)   authorized or agreed to do any of the foregoing actions.
4.9   Compliance with Laws.   Since January 1, 2017, the Company has not been in material conflict or material non-compliance with, or in material default or violation of, nor has the Company received, since January 1, 2017, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound.
4.10   Company Permits.   The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to (a) perform his or her duties with respect to his or her employment with the Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, (b) own, lease and operate its assets and properties and (c) market and sell its products (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule
4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. The Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.
4.11   Litigation.   Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, Equity Securities or assets), its business, Equity Securities or assets. The items listed on Schedule 4.11, if finally determined adversely to the Company, will not have, either individually or in the aggregate, a materially adverse effect upon the Company. In the past seven (7) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.
4.12   Material Contracts.
(a)   Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which the Company is a party or by which the Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:
(i)   contains covenants that limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)   involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;
(iii)   involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;
(iv)   evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $25,000;
(v)   involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $25,000 (other than in the ordinary course of business consistent with past practice) or shares or other Equity Securities of the Company or another Person;
(vi)   relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;
(vii)   by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $25,000 per year or in the aggregate;
(viii)   obligates the Company to provide continuing indemnification or a guarantee of obligations of a third Person after the Agreement Date in excess of $25,000;
(ix)   is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;
(x)   obligates the Company to make any capital commitment or expenditure in excess of $25,000 (including pursuant to any joint venture);
(xi)   relates to a material settlement entered into within five (5) years prior to the Agreement Date or under which the Company has outstanding obligations (other than customary confidentiality obligations);
(xii)   provides another Person (other than any manager, director or officer of the Company) with a power of attorney;
(xiii)   relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from the Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on the Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to the Company entered into in the ordinary course of business or                 (E) feedback and ordinary course trade name or logo rights that are not material to the Company; or
(xiv)   that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a registration statement filed on Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S- K under the Securities Act as if the Company was the registrant.
(b)   Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Contemplated Transactions will not affect the validity or enforceability of any Company Material Contract;

(iii) the Company is not in breach or default, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Company’s Knowledge, notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any material rights under any such Company Material Contract.
4.13   Intellectual Property.
(a)   Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by the Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. The Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third Person with respect to such Company Registered IP, and the Company has recorded assignments of all Company Registered IP.
(b)   The Company is the sole and exclusive owner of, or has a valid and enforceable license or sublicense or otherwise possesses legally enforceable rights to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the business of the Company as presently conducted. The Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.2 The continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. The Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract. No third Person has any joint ownership in any Company Intellectual

Property owned or purported to be owned by the Company. The Company is not a party to any Contract under which material Intellectual Property is exclusively licensed to the Company.
(c)   The Company is not a party to any licenses, sublicenses or other agreements or permissions under which the Company is the licensor.
(d)   No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. The company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by the Company. The Company is not currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the Company’s business. To the Company’s Knowledge, no third Person is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Company (“Company IP”) in any material respect.
(e)   All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to Intellectual Property of the Company) of the Company (and each of their respective Affiliates) have assigned to the Company all Intellectual Property and any claim, or any right (whether or not currently exercisable) to any ownership interest in Intellectual Property arising from the services performed for the Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of the Company have claimed any ownership interest or rights in any Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted or contemplated to be conducted. The Company has taken commercially reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.
(f)   To the Knowledge of the Company, no Person has obtained unauthorized access to third Person information and data (including personally identifiable information or information that can be used to identify a natural person (“personal information”)) in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company. The Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal information protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, if any, each with respect to the Company’s collection, processing and use of personal information. To the Knowledge of the Company, the operation of the business of the Company has not and does not violate any right to privacy or publicity of any third person or constitute unfair competition or trade practices under applicable Law. The Company has executed valid and enforceable written agreements with each of its current and former Representatives, Affiliates and independent contractors who are engaged in creating or developing for the Company any material Company IP in the course of such Person’s employment or retention thereby, pursuant to which such Person has (i) agreed to hold all confidential information of the Company in confidence and (ii) presently assigned to the Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company in the course of such Person’s employment or retention thereby. There is no material uncured breach by the Company or, to the Knowledge of the Company, the counterparty under any such agreement.
(g)   The Company has taken commercially reasonable steps to maintain the secrecy and confidentiality of all material Trade Secrets included in the Company Intellectual Property. No Trade Secret that is material to the business of the Company as presently conducted has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any of the Company’s past or present Representatives or Affiliates or any third Person, other than pursuant to a non-disclosure agreement restricting the disclosure and use of such Trade Secret.
(h)   No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Company Owned IP. No current or former Representative, Affiliate, consultant or independent contractor of the Company who contributed to the creation or development of the Company Owned IP has, to the Knowledge of the Company, performed services for a Governmental Authority or any university, college, research institute or other educational institution related to the Company’s business as presently conducted during a period of time during which such Representative, Affiliate, consultant or independent contractor was also performing services for the Company.
(i)   The Company has not sold any products (“Company Products”) that are subject to warranties or Contractual commitments relating to the use, functionality or performance of, or any product or system containing or used in conjunction with, such Company Products.
(j)   The consummation of any of the Contemplated Transactions will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) any Company IP License. Immediately following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company’s rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the Contemplated Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.
4.14   Taxes and Returns.
(a)   The Company will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. The Company has complied with all applicable Laws relating to Tax.
(b)   There is no Action currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(c)   The Company is not being audited by any Tax authority and has not been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations, or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)   There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.
(e)   The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.
(f)   The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.
(g)   The Company has not engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).
(h)   The Company has no Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.
(i)   The Company has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.
(j)   The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for the taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) any deferred revenue or prepaid amount received on or prior to the Closing Date.
(k)   The Company has (i) to the extent applicable, complied in all material respects with applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, complied in all material respects with applicable Tax Law regarding Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with any Company Group Member and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
4.15   Real Property.   The Company neither owns or leases, nor has ever owned or leased, any real property or any interest in real property.
4.16   Personal Property.   The Company does not own or lease any material Personal Property.
4.17   Title to and Sufficiency of Assets.   The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than Permitted Liens. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the business of the Company as it is now conducted or that are used or held by the Company for use in the operation of the business of the Company, and taken together, are adequate and sufficient for the operation of the business of the Company as currently conducted.

4.18   Employee Matters.
(a)   The Company does not have, and has never had, any employees.
(b)   Schedule 4.18(b) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(b), all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 4.18(b), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last five (5) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.
4.19   Benefit Plans.
(a)   The Company does not have, and has never had, any Benefit Plan.
(b)   No arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.
(c)   Except as set forth on Schedule 4.19(h), the consummation of the Contemplated Transactions and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation (except as set forth on Schedule 4.19(a));
(ii)   accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has not incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.
4.20   Environmental Matters.   Except as set forth in Schedule 4.20:
(a)   The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts,circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.
(b)   The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, Contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.
(c)   No Action has been instituted or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in violation of any Environmental Law or Environmental Permit or may have any Liability under any Environmental Law.
(d)   The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.
(e)   There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.
4.21   Transactions with Related Persons.   Except as set forth on Schedule 4.21, neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past five (5) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than one percent (1%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, the Company has no outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any receivable or other obligation from a Related Person, and the liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.
4.22   Insurance.
(a)   Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company has no self-insurance or co-insurance programs. In the past five (5) years, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.
(b)   Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by the Company in the past seven (7) years. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the five (5) years preceding the Agreement Date, the Company has not made any claim against an insurance policy as to which the insurer is denying coverage.
4.23   Reserved.
4.24   Top Customers and Suppliers.   Except as listed in Schedule 4.24, the Company has not sold any product and did not have any customers or suppliers, other than legal counsel furnishing various legal services to Company and the Company’s independent registered public accounting firm, for (a) the twelve (12) months ended on December 31, 2021 and (b) the period from January 1, 2022 through the Interim Balance Sheet Date.

4.25   Certain Business Practices.
(a)   Neither the Company nor any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company nor any of its Representatives acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.
(b)   The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.
(c)   None of the Company or any of its directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not in the last seven (7) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan,Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.
4.26   Compliance with Privacy Laws, Privacy Policies and Certain Contracts.
Except as set forth on Schedule 4.26:
(a)   the Company, and, to the Knowledge of the Company, its officers, directors, managers, employees, agents, subcontractors and vendors to whom Company has given access to Personal Data or Protected Health Information that the Company has stored, maintained, or transmitted, are and have been at all times, in compliance in all material respects with all applicable Privacy Laws;
(b)   the Company is in compliance in all material respects with any privacy policies binding on it, and complies in all material respects with all applicable Privacy Laws;
(c)except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, the Company has not experienced any loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data or Protected Health Information maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company);
(d)   except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, (A) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company, and (B) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company); and
(e)   neither the Company nor, to the Knowledge of the Company, any subcontractor agent or vendor of the Company, has incurred any breach of “unsecured protected health information” (as defined in 45 C.F.R. Part 164, Subpart D) requiring reporting to any Governmental Authority.
(f)   To the Knowledge of the Company, all activities conducted by the Company with respect to any Protected Health Information or Personal Data are permitted under the Contracts relating to Personal Data or Protected Health Information.

4.27   Compliance with Health Care Laws and Certain Contracts.
Except as set forth on Schedule 4.27:
(a)   the Company, including the conduct of its business, is and has been at all times in compliance in all material respects with all applicable Health Care Laws;
(b)   the Company holds, and is operating in compliance in all material respects with, all Permits of the FDA and other foreign, federal, state and local regulatory authorities required for the Lawful conduct of its business as currently conducted, including, but not limited to, Investigational New Drug Applications (“INDs”);
(c)   all data, information and representations contained in any submission to, or communications with, the FDA were accurate, complete, truthful and non-misleading in all material respects when submitted or communicated to FDA and, to the Knowledge of the Company, remain so currently. All clinical, non-clinical, manufacturing and product quality studies and tests conducted in development of the pipeline products or services and upon which the Company intends to rely in support of any application to the FDA related to product clearance, authorization or approval were conducted in compliance with all applicable Laws and all Health Care Laws, including without limitation those related to Good Clinical Practice, Good Laboratory Practice, Quality Systems Regulations/Good Manufacturing Practices/Good Tissue Practices, and the protection of human study subjects;
(d)   all required approvals and authorizations for clinical studies to proceed have been obtained from an appropriate Institutional Review Board (IRB), and informed consent, in compliance with applicable Health Care Laws, has been obtained from all subjects enrolled in the studies;
(e)   no Company clinical study or clinical trial has been terminated or suspended by the FDA or any other applicable Governmental Authority or IRB, and neither the FDA nor any other applicable Governmental Authority has commenced or, to the Knowledge of the Company, threatened to initiate any clinical hold order on, or otherwise terminate, delay, suspend or restrict, any proposed or ongoing clinical study or clinical trial;
(f)   the Company has to date developed, designed, tested, studied, processed, manufactured, labeled, stored, handled, packaged, imported, exported and distributed the Company pipeline products and services in compliance in all material respects with all applicable Health Care Laws or other Law. As of the Agreement Date, the Company has not received, and to the Knowledge of the Company, there is no pending civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, Warning Letter, untitled letter, It Has Come To Our Attention Letter, regulatory communication, proceeding or request for information from the FDA or any Governmental Authority concerning material noncompliance with Health Care Laws or other Law with regard to the Company or the Company pipeline products or services;
(g)   to the Knowledge of the Company, the Company has not been charged in or identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, an investigation, audit or inquiry by any Person or Governmental Authority under any Health Care Law and (ii) to the Knowledge of the Company, the Company is not currently under investigation or review with respect to any suspected or actual violation of any Health Care Law;
(h)   no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Health Care Law by the Company or has not been given written notice of any potential criminal, civil or administrative violation of any Health Care Law;
(i)   neither the Company nor, to the Knowledge of the Company, any of its current officers, directors, managers, employees has engaged or is engaging, in any activities which are cause for civil monetary or criminal penalties or mandatory or permissive exclusion from any Medicare, Medicaid, TRICARE, or any other similar reimbursement program (each, a “Health Care Program”);
(j)   neither the Company nor any of its Affiliates, officers, directors, or employees has: (i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) made or offered any payment, gratuity or other thing of value that is prohibited by any law to personnel of the FDA or any other Governmental Authority; (iii) made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or in any records and documentation prepared or maintained to comply with applicable Laws, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure in this subsection (iii) was made could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, nor (iv) received written notice of or, to the Knowledge of the Company, been subject to any other material enforcement action involving the FDA or any other similar Governmental Authority, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter that would result in a Material Adverse Effect, and none of the foregoing are pending or threatened in writing;
(k)   except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has truthfully and accurately completed and submitted all applications, forms and filings required to be submitted to all Governmental Authorities, and their contractors, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers; and
(l)   as required under Law or a Contract to which the Company is a party or is otherwise bound, the Company has entered into a fully executed “business associate agreement” with (i) each customer of the Company that is a Covered Entity or Business Associate (as each term is defined under 45 CFR § 164.502) from whom the Company receives or maintains Protected Health Information, and (ii) each supplier, vendor, contractor, and/or other applicable Person that has or may have access to Protected Health Information as a result of such Person’s relationship with the Company and is a Business Associate of the Company. Each “business associate agreement” contains all the terms and conditions that the Company is required to include therein under Contracts to which the Company is a party or otherwise bound, including Contracts with customers, resellers, referral partners, vendors and other Persons, and, in all material respects, in accordance with Law. Neither the Company, nor to the Knowledge of the Company, any other party to any “business associate agreement” is in material breach thereof.
4.28   Investment Company Act.   The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.
4.29   Finders and Brokers.   Except as set forth in Schedule 4.29, the Company has not incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions.
4.30   Independent Investigation.   The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Contemplated Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules).
4.31   Disclosure.   No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) (a) contains any untrue statement of a material fact, or (b) omits to state, when read in conjunction with all of the information contained in this Agreement and the Company Disclosure Schedules, any fact necessary to make the statements or facts contained therein not materially misleading.
4.32   Disclaimer of Other Representations and Warranties.   Except as expressly set forth in Article IV of this Agreement, neither the Company nor any of the Company’s Representatives or Affiliates has made or makes (and each hereby expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to the Company or such Company’s business, Representatives or Affiliates. The Company hereby acknowledges and agrees that, except as expressly set forth in Article III of this Agreement, neither the Purchaser nor any of its Representatives or Affiliates has made or makes (and each of them expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to itself or any of its business, Representatives or Affiliates, in connection with the Contemplated Transactions, and any such other representations or warranties are hereby expressly disclaimed in all respects. Other than as set forth in Article III of this Agreement, the Company is not relying upon any information provided or made available by, or representation or warranty of, the Purchaser or any of its Representatives or Affiliates, whether written, oral or otherwise.
ARTICLE V
REPRESENTATIONS REGARDING THE OWNERS
Each Owner, severally and not jointly, makes the following representations and warranties to the Purchaser as follows:
5.1   Existence, Good Standing, and Foreign Qualification.
(a)   Entity Owners.   The Owner is an entity duly incorporated, formed or organized, as applicable, validly existing and in good standing under the Laws of its incorporation, formation or organization, as applicable, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Owner is duly qualified or licensed and in good standing in the jurisdiction in which it was incorporated, formed or organized, as applicable, and in each other jurisdiction where the nature of the business conducted by the Owner makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed as would not have a Material Adverse Effect on the Owner.
(b)   Other Owners.   As applicable, the Owner has the requisite capacity and competency to authorize this agreement.
5.2   Authorization, Binding Agreement and Enforceability.
(a)   If applicable, such Owner has all requisite entity power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Document to which such Owner is or is required to be a party, to perform such Owner’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which such Owner is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Owner, and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Owner, enforceable against such Owner in accordance with its terms, subject to the Enforceability Exceptions.
(b)   If applicable, such Owner has all requisite entity power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform such Owner’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each Ancillary Document to which such Owner is or is required to be a party and the consummation of the Contemplated Transactions, (a) have been duly and validly authorized by such Owner’s board of directors (or similar governing body) in accordance with such Owner’s Organizational Documents, any applicable Law and any Contract to which such Owner is a party or by which it is bound and (b) except for the requisite approval of the owners of its Equity Securities, no other proceedings on the part of such Owner are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which such Owner is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Owner, and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Owner, enforceable against such Owner in accordance with its terms, subject to the Enforceability Exceptions.
5.3   Governmental Approvals.   Except as otherwise described in Schedule 4.5, no Consent of or filing with any Governmental Authority on the part of such Owner is required to be obtained or made in connection with the execution, delivery or performance by such Owner of this Agreement or any Ancillary Documents or the consummation by the Company of the Contemplated Transactions.
5.4   Non-Contravention.   Except as otherwise described in Schedule 4.6, the execution and delivery by such Owner of this Agreement and each Ancillary Document to which such Owner is or is required to be a party or otherwise bound, and the consummation by such Owner of the Contemplated Transactions and compliance by such Owner with any of the provisions hereof and thereof, will not (a) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Owner or any of such Owner’s material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Owner under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Owner under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third Person Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Contract that is binding upon such Owner, except in the cases of clauses (b) and (c), as has not been and would not reasonably be expected to have a materially adverse impact on such Owner or such Owner’s ability to consummate the Contemplated Transactions or to perform such Owner’s obligations hereunder or thereunder.
5.5   Ownership of the Company Contributed Units.   The Owner is the record and beneficial owner of the Company Contributed Units set forth opposite such Owner’s name on Exhibit A attached hereto, free and clear of any and all Liens. The Owner has the power and authority to sell, transfer, assign and deliver such Company Contributed Units as provided in this Agreement, and such delivery will vest in the Purchaser good and valid title to such Company Contributed Units, free and clear of any and all Liens. Except for this Agreement, such Owner is not a party to any Contract with respect to the voting, redemption, sale, transfer or other disposition of the Company Contributed Units.
5.6   Litigation.   Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Knowledge of the Owner, threatened, and no such Action has been brought in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against such Owner. The items listed on Schedule 4.11, if finally determined adversely to such Owner, will not have a materially adverse impact on such Owner or such Owner’s ability to consummate the Contemplated Transactions or to perform such Owner’s obligations hereunder or thereunder.
5.7   Accredited Investor and Bad Actor Status.   Such Owner (a) is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act, and/or (b) is not a “U.S. Person” as defined in Regulation S promulgated under Regulation D of the Securities Act.
5.8   Finders and Brokers.   Except as set forth in Schedule 4.29, such Owner has not incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions.
5.9   Independent Investigation.   The Owner has conducted such Owner’s own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and acknowledges that such Owner has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the

Purchaser for such purpose. The Owner acknowledges and agrees that in making such Owner’s decision to enter into this Agreement and to consummate the Contemplated Transactions, such Owner has relied solely upon such Owner’s own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules).
5.10   Disclosure.   No representations or warranties made by such Owner in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.
5.11   Disclaimer of Other Representations and Warranties.   Except as expressly set forth in Article IV and Article V of this Agreement, neither such Owner nor any of such Owner’s Representatives or Affiliates has made or makes (and each hereby expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to such Owner or such Owner’s business, Representatives or Affiliates. The Owner hereby acknowledges and agrees that, except as expressly set forth in Article III of this Agreement, neither the Purchaser nor any of its Representatives or Affiliates has made or makes (and each of them expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to itself or any of its business, Representatives or Affiliates, in connection with the Contemplated Transactions, and any such other representations or warranties are hereby expressly disclaimed in all respects. Other than as set forth in Article III of this Agreement, such Owner is not relying upon any information provided or made available by, or representation or warranty of, the Purchaser or any of its Representatives or Affiliates, whether written, oral or otherwise.
Article VI
COVENANTS
6.1   Access and Information.
(a)   During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 6.11, the Company shall give, and shall cause their Representatives and Affiliates to give, the Purchaser and its Representatives and Affiliates, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, unaudited interim financial statements, internal working papers, client files, client Contracts and other reasonably requested documentation and information), of or pertaining to the Company, as the Purchaser or its Representatives and Affiliates may reasonably request regarding the Company and its businesses, assets, Liabilities, financial condition, prospects, operations, management, and employees and cause each of the Company’s Representatives and Affiliates to reasonably cooperate with the Purchaser and its Representatives and Affiliates in their investigation, provided, however, that the Purchaser and its Representatives and Affiliates shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company.
(b)   During the Interim Period, subject to Section 6.11, the Purchaser shall give, and shall cause its Representatives and Affiliates to give, the Company and its Representatives and Affiliates, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, unaudited interim financial statements, internal working papers, client files, client Contracts and other reasonably requested documentation and information), of or pertaining to the Purchaser, as the Owners’ Representative may reasonably request regarding the Purchaser and its business, assets, Liabilities, financial condition, prospects, operations, management and employees and cause each of the Purchaser’s Representatives and Affiliates to reasonably cooperate with the Company and its Representatives and Affiliates in their investigation; provided, however, that the Company and its Representatives and Affiliates shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser.

6.2   Conduct of Business.
(a)   Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as set forth on Schedule 6.2 of the Company Disclosure Schedule, the Company shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective Representatives and Affiliates, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.
(b)   Without limiting the generality of Section 6.2(a) and except as set forth on Schedule 6.2 of the Company Disclosure Schedule, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not perform or cause to be performed any of the matters set forth in Section 4.8(b).
(c)   Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, the Purchaser shall (i) comply in all material respects with all Laws applicable to the Company and its business, assets and employees, (ii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective Representatives and Affiliates, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice, and (iii) not amend the terms of the other Roll-Up Transactions or the Approved deSPAC Transaction (including the BCA).
6.3   PCAOB Audit.   The Company shall use commercially reasonable efforts to provide, on a timely basis, the accounting firm retained to conduct the PCAOB Audit with all information reasonably available to the Company and requested by such firm such that the PCAOB Audit. Notwithstanding the immediately preceding sentence and in accordance with Section 6.15, the Purchaser shall be solely responsible for the cost of the PCAOB Audit.
6.4   Interim Period Financial Statements.   During the Interim Period, within fifteen (15) calendar days following the last calendar day of each month occurring during the Interim Period, the Company shall deliver to the Purchaser an unaudited income statement and an unaudited consolidated balance sheet of the Company for the period from the Interim Balance Sheet Date through the end of such calendar month. From the Agreement Date through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any reviewed or audited consolidated financial statements of the Company that the Company’s certified public accountants may issue.
6.5   No Solicitation.
(a)   For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement and the Ancillary Documents) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of Equity Securities, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement and the Ancillary Documents) concerning a Business Combination involving Purchaser.
(b)   During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Contemplated Transactions, each Party shall not, and shall cause its Representatives and Affiliates to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal,(iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.
(c)   Each Party shall notify the others as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.
6.6   Notification of Certain Matters.   During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third Person (including any Governmental Authority) alleging (i) that the Consent of such third Person is or may be required in connection with the Contemplated Transactions or (ii) any non-compliance with any applicable Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions; (d) becomes Knowledgeable of any fact or circumstance that, or becomes Knowledgeable of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or written threat of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any Representative, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Contemplated Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. During the Interim Period, Purchaser shall keep the Owners’ Representative reasonably informed regarding the status of Purchaser’s discussions with potential SPACs, including by providing the Owners’ Representative with drafts of any letters of intent, business combination agreements (or similar agreements) and material ancillary agreements exchanged between the Purchaser and any such potential SPAC, and shall provide the Owners’ Representative with a copy of any executed letter of intent or business combination agreement (or similar agreement) promptly upon execution thereof.
6.7   Efforts.
(a)   Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate in all reasonable respects with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate the Contemplated Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Contemplated Transactions.

(b)   In furtherance and not in limitation of Section 6.7(a), to the extent required under any applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the Contemplated Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite Consents for the Contemplated Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Contemplated Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Contemplated Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.
(c)   As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the Contemplated Transactions and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Contemplated Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Contemplated Transactions and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Contemplated Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Contemplated Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Contemplated Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Contemplated Transactions, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Contemplated Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Contemplated Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Contemplated Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.
(d)   Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the Contemplated Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.
6.8   Tax Matters.   For federal and all applicable state income Tax purposes, the Parties intend that the Roll-Up Transactions and the Approved deSPAC Transaction will collectively be treated as an integrated transaction qualifying under Section 351(a) of the Code (the “Intended Tax Treatment”). Each Party shall use commercially reasonable efforts to cause the Roll-Up Transactions and the Approved deSPAC Transaction to qualify, and agrees not to take any action which, to its Knowledge, could reasonably be expected to cause the Roll-Up Transactions and the Approved DeSPAC Transaction to fail to qualify for the Intended Tax Treatment. Each Party shall report the Transactions on its respective Tax Returns in a manner consistent with such Intended Tax Treatment and shall take no action or position in any subsequent Tax Return, Tax audit, Tax controversy or otherwise that is inconsistent with such Intended Tax treatment unless required to do so by a final “determination” (as defined in Section 1313(a) of the Code) or other applicable Law.
6.9   Further Assurances.   The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement, the Ancillary Documents and applicable Law to consummate the Contemplated Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.
6.10   Public Announcements.   The Parties agree that, after the Closing, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Contemplated Transactions shall be issued by any Party or any of such Party’s respective Representatives or Affiliates without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.
6.11   Confidential Information.
(a)   The Owners hereby agree that, after the Closing Date, such Owners shall, and shall cause their respective Representatives and Affiliates to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the Contemplated Transactions or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Representatives or Affiliates), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third Person any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Owners become legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that the Purchaser or a Representative or an Affiliate thereof may seek a protective Order or other remedy or waive compliance with this Section 6.11(a) and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.11(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information.
(b)   The Purchaser hereby agrees that, after the Closing Date, it shall, and shall cause its Representatives and Affiliates to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Contemplated Transactions or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third Person any of the Company Confidential Information without the Owners’ prior written consent; and (ii) in the event that the Purchaser or any of its Representatives or Affiliates becomes legally compelled to disclose any Company Confidential Information, (A) provide the Owners, to the extent legally permitted, with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.11(b)

and (B) in the event that such protective Order or other remedy is not obtained, or the Owners waive compliance with this Section 6.11(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information.
6.12   Documents and Information.   After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Representatives and Affiliates to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by the Owners’ Representative during normal business hours of the Company, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or the Company without first advising the Owners’ Representative in writing and giving the Owners’ Representative a reasonable opportunity to obtain possession thereof.
6.13   Pre-Closing Advisory Board of Directors and Executive Officers.
(a)   Effective as of the Agreement Date, the Purchaser shall establish an advisory board of directors (the “Pre-Closing Advisory Board”) which shall be comprised of five (5) individuals with one (1) individual being appointed by each of the Company, Cerevast, Novokera, Wicab China, and Haiyin. The director appointee of (i) the Company shall be Jennifer Elisseeff (the “Company Director Appointee”), (ii) Cerevast shall be Bradford A. Zakes, (iii) Novokera shall be Anthony Lee, (iv) Wicab China shall be Kenny Min Zhou and (v) Haiyin shall be Yuquan Wang. At or prior to the Closing, the Purchaser will provide each director serving on the Post-Closing Purchaser Board an Indemnification Agreement.
(b)   During the Interim Period, the Pre-Closing Advisory Board shall, among other things, (i) advise and assist with the negotiation and completion of the Approved deSPAC Transaction and (ii) advise and assist with the respective affairs, business and operations of each of the Purchaser, the Company, Cerevast, Novokera, and Wicab China.
6.14   Indemnification of Directors and Officers; Tail Insurance.
(a)   The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar Contracts between any D&O Indemnified Person and the Company, in each case as in effect on the Agreement Date, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing Date, the Purchaser shall cause the Organizational Documents of the Purchaser to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the Agreement Date in the Organizational Documents of the Company to the extent permitted by applicable Law. The provisions of this Section 6.14(a) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.
(b)   For the benefit of the Company’s directors and officers, the Purchaser shall, prior to the Effective Time, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6) year period from and after the Closing Date for events occurring prior to the Closing Date (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.
6.15   Options.   Purchaser shall, at the Closing, issue to the persons listed on Schedule 6.15 attached hereto fully vested options exercisable to purchase, at an exercise price per share equal to $0.0001, that number of Purchaser Shares set forth on Schedule 6.15, in each case pursuant to an option agreement in form and substance reasonably satisfactory to the Company.
6.16   Fees and Expenses.   All Expenses incurred in connection with this Agreement, the Ancillary Documents and the Contribution and Exchange shall be paid by the Party incurring such Expenses, provided, however, that the Purchaser (a) shall pay, as and when due, for the cost of the Third-Party Valuation Validation and the PCAOB Audit and (b) shall reimburse the Company, from time to time upon receipt of applicable invoices, up to $125,000 for legal costs, expenses and fees incurred by the Company in connection with the negotiation of this Agreement and the Ancillary Documents (but specifically excluding any and all costs, expenses and fees, including legal fees, related to the Approved deSPAC Transaction). The Purchaser shall pay such Expenses directly to the applicable third-Person provider.
Article VII
NO SURVIVAL
7.1   No Survival.   The representations and warranties of the Parties contained in this Agreement shall for all purposes terminate as of, and shall not survive beyond, the Closing. All covenants and agreements that are to be performed by the Parties in connection with the Contemplated Transactions, including those covenants and agreements set forth in this Agreement and any Ancillary Document that are to be performed, in whole or in part, at or after the Closing Date shall survive in accordance with their respective terms until such covenants and agreements have been performed or otherwise satisfied and the provisions of Article XI shall survive the Closing indefinitely (collectively, the “Surviving Covenants and Agreements”). Accordingly, except with respect to (a) the Surviving Covenants and Agreements, (b) Fraud Claims and (c) the right of any Party to specifically enforce the terms of this Agreement and the Ancillary Documents pursuant to Section 11.7, after the Closing, no Party shall have any right to monetary damages under any theory or any cause of action (including any claim for indemnification), and there shall be no Liability of any kind whatsoever on the part of any Party, its Representatives or Affiliates or any of its or their respective Representatives or Affiliates in respect of any breach of or inaccuracy in any representations or warranties contained in this Agreement.
Article VIII
MUTUAL RELEASES
8.1   Release by the Owners and Target Company.   Effective upon the Closing, except with respect to (i) the Surviving Covenants and Agreements, (ii) Fraud Claims, and (iii) the right of any Party to specifically enforce the performance of the terms of this Agreement and the Ancillary Documents pursuant to Section 11.7, each of the Owners and the Company, on behalf of itself, its respective current and former Representatives and Affiliates and each of their respective current and former Representatives and Affiliates (collectively, the “Owner and Company Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Purchaser, its current and former Representatives and Affiliates and each of their respective current and former Representatives and Affiliates (collectively, the “Purchaser Released Parties”) of and from any and all Actions, Orders, Liabilities and Losses of any kind whatsoever, whether in Law or in equity, which the Owner and Company Releasing Parties may have against any of the Purchaser Released Parties, as of the Closing Date or in the future, in each case in respect of any cause, matter or thing arising under or directly related to the Contemplated Transactions or relating to any of the Purchaser Released Parties, occurring or arising prior to the Closing.
8.2   Release by the Purchaser.   Effective upon the Closing, except with respect to (i) the Surviving Covenants and Agreements, (ii) Fraud Claims, and (iii) the right of any Party to specifically enforce the performance of the terms of this Agreement and the Ancillary Documents pursuant to Section 11.7, the Purchaser, on behalf of itself, its respective current and former Representatives and Affiliates and each of its and their respective current and former Representatives and Affiliates (collectively, the “Purchaser Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Owners and the Company, their respective current and former Representatives and Affiliates and each of their respective current and former Representatives and Affiliates (collectively, the “Owner and Company Released Parties”) of and from any and all Actions, Orders, Liabilities and Losses of any kind whatsoever, whether in Law or in equity, which the Purchaser Releasing Parties may have against any of the Owner and Company Released

Parties, as of the Closing Date or in the future, in each case in respect of any cause, matter or thing arising under or directly related to the Contemplated Transactions or relating to any of the Owner and Company Released Parties, occurring or arising prior to the Closing.
Article IX
CLOSING CONDITIONS
9.1   Conditions to Each Party’s Obligations.   The obligations of each Party to consummate the Contemplated Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Purchaser and the Owners’ Representative of the following conditions:
(a)   Antitrust Laws.   Any waiting period (and any extension thereof) applicable to the Contemplated Transactions under any Antitrust Laws shall have expired or been terminated.
(b)   Requisite Regulatory Approvals.   The Consents required to be obtained from or made with any Governmental Authority in order to consummate the Contemplated Transactions that are set forth in Schedule 9.1(b) shall have each been obtained or made.
(c)   Requisite Consents.   The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the Contemplated Transactions that are set forth in Schedule 9.1(c) shall have each been obtained or made.
(d)   No Adverse Law or Order.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Contemplated Transactions illegal or which otherwise prevents or prohibits consummation of the Contemplated Transactions.
(e)   Appointment to the Pre-Closing Advisory Board.The members of the Pre-Closing Advisory Board shall have been elected effective as of the Agreement Date consistent with the requirements of Section 6.13.
9.2   Conditions to Obligations of the Company.   In addition to the conditions specified in Section 9.1, the obligations of the Company to consummate the Contemplated Transactions are subject to the satisfaction or written waiver (where permissible) by the Owners’ Representative of the following conditions:
(a)   Representations and Warranties.   All of the representations and warranties of the Purchaser set forth in Article III of this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Purchaser.
(b)   Agreements and Covenants.   The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement and the Ancillary Documents to be performed or complied with by it on or prior to the Closing Date.
(c)   No Purchaser Material Adverse Effect.   No Material Adverse Effect shall have occurred with respect to the Purchaser since the Agreement Date which is continuing and uncured.
(d)   Closing Deliverables.   The receipt of the Closing deliverables of the Purchaser set forth in Section 2.3.
(e)   Other Transactions.   The other Roll-Up Transactions shall be consummated substantially simultaneously with the Closing, the BCA shall remain in full force and effect and the Approved deSPAC Transaction shall occur immediately following the Closing.
9.3   Conditions to Obligations of the Purchaser.   In addition to the conditions specified in Section 9.1, the obligations of the Purchaser to consummate the Contemplated Transactions are subject to the satisfaction or written waiver (where permissible) by the Purchaser of the following conditions:

(a)   Representations and Warranties.   All of the representations and warranties of the Company and the Owners set forth in Article IV and Article V of this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
(b)   Agreements and Covenants.   The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement and the Ancillary Documents to be performed or complied with by it on or prior to the Closing Date.
(c)   No Material Adverse Effect.   No Material Adverse Effect shall have occurred with respect to the Company since the Agreement Date which is continuing and uncured.
(d)   Closing Deliverables.   The receipt of the Closing deliverables of the Company set forth in Section 2.2.
9.4   Frustration of Conditions.   Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Representatives or Affiliates (or with respect to the Company, any Owner) failure to comply with or perform any of its covenants or obligations set forth in this Agreement or any Ancillary Document.
ARTICLE X
TERMINATION
10.1   Termination.   This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing as follows:
(a)   by mutual written consent of the Purchaser and the Owners’ Representative;
(b)   by written notice by the Purchaser or the Owners’ Representative if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by March 31, 2023 (the “Outside Date”), provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Representatives or Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;
(c)   by written notice by either the Purchaser or the Owners’ Representative if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions, and such Order or other action has become final and non-appealable, provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Representatives or Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;
(d)   by written notice by the Owners’ Representative to Purchaser if (i) there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) ten (10) Business Days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date, provided, that the Owners’ Representative shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company is in material uncured breach of this Agreement;
(e)   by written notice by the Purchaser to the Owners’ Representative if (i) there has been a material breach by the Company or any of the Owners of any of their respective representations, warranties, covenants or agreements contained in this Agreement or if any respective representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) ten (10) Business Days after written notice of such breach or inaccuracy is provided to the Owners’ Representative or (B) the Outside Date, provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;
(f)   by written notice by the Purchaser to the Owners’ Representative if there shall have been a Material Adverse Effect on the Company following the Agreement Date which is uncured for at least ten (10) business days after written notice of such Material Adverse Effect is provided by the Purchaser to the Owners’ Representative;
(g)   by written notice by the Purchaser to the Owners’ Representative if the PCAOB Audit shall not have been completed on or before October 31, 2022, other than as a result of the Purchaser’s failure to comply with the provisions of Section 6.15;
(h)   by written notice by the Owners’ Representative to Purchaser if any of (i) the BCA or (ii) the contribution and exchange agreement with respect to any of the Cerevast Contribution and Exchange, Novokera Contribution and Exchange or Wicab China Contribution and Exchange or (iii) the Subscription Agreement with respect to the Haiyin Share Purchase a expire in accordance with their terms or are terminated; or
(i)   by written notice by the Owners’ Representative to Purchaser if Purchaser shall not have delivered to the Owners’ Representative a BCA, duly executed by Purchaser and the applicable SPAC, on or before September 30, 2022.
10.2   Effect of Termination.   This Agreement may only be terminated in accordance with Section 10.1 pursuant to a written notice delivered by the applicable Party to the other applicable Parties which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. Subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Contemplated Transactions shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.   Other than as provided in Section 10.3, in the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives or Affiliates, and all rights and obligations of each Party shall cease, provided, however, that nothing herein shall relieve any Party from Liability for any intentional breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party.
10.3   Survival.   Section 6.10, Section 6.11, Section 6.15, Article XI and this Section 10.2 shall survive any termination of this Agreement in accordance with Section 10.1.
Article XI
MISCELLANEOUS
11.1   Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including e-mail), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to the Purchaser, to: Longevity Biomedical, Inc. 12100 NE 195th Street, Suite 150	with a copy (which will not constitute notice) to: Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW, Suite 900

Bothell, WA 98011 Attention: Bradford A. Zakes E-mail: bzakes@cerevast.com	Washington, DC 20001 Attn: Andrew M. Tucker, Esq. Facsimile No.: (202) 689-2860 Telephone No.: (202) 689-2987 E-mail: andy.tucker@nelsonmullins.com
If to the Company, to:	with a copy (which will not constitute notice) to:
Aegeria Soft Tissue, LLC 3007 Saint Paul St. Baltimore, MD 21218 Attn: Jennifer Elisseeff E-mail: jhe@jhu.edu	Greenberg Traurig, LLP 1750 Tysons Boulevard, Suite 1000 McLean, VA 22102 Attn: Jason Simon Facsimile No: (703) 714-8386 Telephone No.: (703) 749-1386 E-mail: simonj@gtlaw.com
If to the Owners, to: Jennifer Elisseeff 3007 Saint Paul St. Baltimore, MD 21218 E-mail: jhe@jhu.edu
11.2   Binding Effect; Assignment.   This Agreement and the Ancillary Documents shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement and the Ancillary Documents shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Owners’ Representative), and any assignment without such consent shall be null and void, provided that no such assignment shall relieve the assigning Party of its obligations hereunder or thereunder.
11.3   Third Persons.   Except for the rights of the D&O Indemnified Persons set forth in Section 14, which the Parties acknowledge and agree are express third Person beneficiaries of this Agreement, nothing contained in this Agreement or in any Ancillary Document shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.
11.4   Arbitration.   Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 11.4 arising out of, related to, or in connection with this Agreement, the Ancillary Documents or the Contemplated Transactions (a “Dispute”) shall be governed by this Section 11.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”), provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within seven (7) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within seven (7) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of Delaware. The language of the arbitration shall be English.
11.5   Governing Law; Jurisdiction.   This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Section 11.4, all Actions arising out of or relating to this Agreement and any Ancillary Agreement shall be heard and determined exclusively in any state or federal court located in the State of Delaware (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 11.4, each Party hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement, the Ancillary Documents or the Contemplated Transactions may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Contemplated Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.5 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law.
11.6   Waiver of Jury Trial . EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OR AFFILIATE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.
11.7   Specific Performance.   Each Party acknowledges that the rights of each Party to consummate the Contemplated Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at Law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at Law or in equity.
11.8   Severability.   In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
11.9   Amendment.   This Agreement may be amended, supplemented or modified only by execution of a written instrument signed each of the Purchaser, the Company, the Owners and the Owners’ Representative.
11.10   Waiver.   The Purchaser on behalf of itself and its Representatives and Affiliates, the Company on behalf of itself and its Representatives and Affiliates, and the Owners’ Representative on behalf of itself and the Owners, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Owners’ Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative.
11.11   Entire Agreement.   This Agreement and the Ancillary Documents embody the entire agreement and understanding of the Parties in respect of the Contemplated Transactions. This Agreement and the Ancillary Documents supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.
11.12   Interpretation.   The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP;(d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”;(h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein;(j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the Equity Securities of such Person, in whatever form, including with respect to the Purchaser its stockholders under the Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.
11.13   Counterparts.   This Agreement and each Ancillary Document may be executed and delivered (including by Electronic Transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
11.14   Owners’ Representative.
(a)   Each Owner, by delivery of a counterpart to this Agreement, on behalf of such Owner and such Owner’s Representatives and Affiliates, hereby irrevocably constitutes and appoints Jennifer Elisseeff, in her capacity as the Owners’ Representative, as the true and lawful agent and attorney- in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Owners’ Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Owners’ Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Owners’ Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Owners’ Representative Documents, including: (i) terminating, amending or waiving on behalf of such Person any provision of any Owners’ Representative Document (provided, that any such action, if material to the rights and obligations of the Owners in the reasonable judgment of the Owners’ Representative, will be taken in the same manner with respect to all Owners unless otherwise agreed by each Owner who is subject to any disparate treatment of a potentially material and adverse nature); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Owners’ Representative Document; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Owners’ Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Owners’ Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the Contemplated Transactions, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (v) receiving all or any portion of the Purchaser Exchanged Shares and to distributing the same to the Owners; and (vi) otherwise enforcing the rights and obligations of any such Persons under any Owners’ Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Owners’ Representative shall be binding upon each Owner and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.14 are irrevocable and coupled with an interest. The Owners’ Representative hereby accepts its appointment and authorization as the Owners’ Representative under this Agreement.
(b)   Any other Person, the Purchaser and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Owners’ Representative as the acts of the Owners under any Owners’ Representative Documents. The Purchaser and the Company shall be entitled to rely conclusively on the instructions and decisions of the Owners’ Representative as to (i) any payment instructions provided by the Owners’ Representative or (ii) any other actions required or permitted to be taken by the Owners’ Representative hereunder, and no Owner shall have any cause of action against the Purchaser or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Owners’ Representative. The Purchaser and the Company shall not have any Liability to any Owner for any allocation or distribution among the Owners by the Owners’ Representative of payments made to or at the direction of the Owners’ Representative. All notices or other communications required to be made or delivered to an Owner under any Owners’ Representative Document shall be made to the Owners’ Representative for the benefit of such Owner, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Owner with respect thereto. All notices or other communications required to be made or delivered by an Owner shall be made by the Owners’ Representative (except for a notice under Section 11.14(d) of the replacement of the Owners’ Representative).
(c)   The Owners’ Representative will act for the Owners on all of the matters set forth in this Agreement in the manner the Owners’ Representative believes to be in the best interest of the Owners, but the Owners’ Representative will not be responsible to the Owners for any losses that any Owner may suffer by reason of the performance by the Owners’ Representative of the Owners’ Representative’s duties under this Agreement, other than losses arising from the bad faith, gross negligence or willful misconduct by the Owners’ Representative in the performance of its duties under this Agreement. From and after the Closing, the Owners shall jointly and severally indemnify, defend and hold the Owners’ Representative harmless from and against any and all losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Owners’ Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Owners’ Representative’s duties under any Owners’ Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Owners’ Representative. In no event shall the Owners’ Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Owners’ Representative shall not be liable for any act done or omitted under any Owners’ Representative Document as the Owners’ Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Owners’ Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Owners’ Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Owners’ Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Owners, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Owners’ Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Owners’ Representative under this Section 11.14 shall survive the Closing and continue indefinitely.
(d)   If the Owners’ Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Owners, then the Owners shall, within ten (10) Business Days after such death, disability, dissolution, resignation or other event, appoint a successor Owners’ Representative (by vote or written consent of the Owners holding in the aggregate in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Owners’ Representative” for purposes of this Agreement.
11.15   Legal Representation.   The Parties agree that, notwithstanding the fact that Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), prior to Closing, represented the Purchaser in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions, and has also represented the Purchaser and its Representatives and Affiliates in connection with matters other than the Contemplated Transactions, Nelson Mullins will be permitted in the future, after Closing, to represent the Purchaser and its Representatives and Affiliates in connection with any disputes arising out of, or related to, this Agreement, the Roll-Up Transactions and the Approved deSPAC Transaction. The Company, the Owners and the Owners’ Representative, who are or have the right to be represented by independent counsel in connection with the this Agreement, the Roll-Up Transactions and the Approved deSPAC Transaction, hereby agree, in advance, to waive (and to cause their Representatives and Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Nelson Mullins’s future representation of one or more of the Purchaser and its Representatives and Affiliates in which the interests of such Person are adverse to the interests of the Company, the Owners and the Owners’ Representative or any of their respective Representatives and/or Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Purchaser shall be deemed the client of Nelson Mullins with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Purchaser, shall be controlled by the Purchaser and shall not pass to or be claimed by any other Person, provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Representatives and/or Affiliates (including, after the Closing Date, the Company and its Representatives and/or Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third Person.
Article XII
DEFINITIONS
12.1   Certain Definitions.   For purpose of this Agreement, the following capitalized terms have the following meanings:
“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.
“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.
“Ancillary Documents” means the Company Disclosure Schedule, the Purchaser Disclosure Schedule, each Contract, document or other instrument attached hereto as an Exhibit, and the other Contracts, documents or other instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.
“Approved deSPAC Transaction” means the transaction contemplated by a definitive written business combination agreement (or similar agreement), executed and delivered by the Purchaser and a SPAC, that provides for Purchaser to be acquired by, or to otherwise combine with, the SPAC, pursuant to a transaction meeting each of the following criteria (or as may otherwise be agreed upon in writing by each of the Company, Cerevast, Novokera, Wicab China and Haiyin): (i) the valuation assigned to the Company in the transaction is not less than $250 million; (i) there is a minimum cash condition at closing of at least $75 million; (iii) there is a minimum committed private placement of at least $35 million;
(iv)   at least two members of the Pre-Closing Advisory Board continue as board members of the SPAC (or successor entity) following the consummation of the transaction; (v) the outstanding founder shares of the SPAC shall be no more than 20% of the total number of the SPAC’s outstanding shares of common stock (or equivalent securities) immediately prior to the closing of the transaction; (vi) the lock-up period applicable to the SPAC’s sponsor and management from the SPAC’s initial public offering shall not be shortened in connection with the transaction; (vii) none of the Company’s representations, warranties or covenants shall survive the closing of the transaction; and (viii) all of the shares issued to the Company’s stockholders in connection with the transaction shall be registered and freely tradeable upon the closing of the transaction (provided that directors, officers and 5% or greater stockholders of the post-transaction company shall agree to a lock-up of 180 days).
“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section (3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.
“Cerevast” means Cerevast Medical, Inc., a Delaware corporation.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.
“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of its Representatives, furnished in connection with this Agreement or the Contemplated Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.
“Company Contributed Units” means the Company Units that the Company is contributing to the Purchaser in the Contribution.
“Company Equity Securities” means the Company Units.
“Company Units” means those units that evidence membership interests in the Company. “Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents, including the Contribution and the Exchange.
“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).
“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother- in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.
“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.
“DGCL” means the General Corporation Law of the State of Delaware. “DRLLCA” means the Delaware Limited Liability Company Act.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.
“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.
“Equity Awards” means any (i) security convertible, with or without consideration, into an Equity Security, (ii) any warrant or right to subscribe for or purchase such an Equity Security or (iii) any put, call, straddle, or other option or Contract to purchase an Equity Security from, or to sell an Equity Security to, another Person without being bound to do so.
“Equity Security” means any (i) share of capital stock, (ii) general partnership interest, (iii) limited partnership interest, (iv) limited liability company interest or (v) other similar security, certificate of interest or participation in any profit sharing agreement, preorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, interest in a joint venture, or certificate of interest in a business trust.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended. “Exchange
Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel,accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party or any of its Representatives and/or Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the Ancillary Documents and the Contribution and Exchange.
“FDA” means the U.S. Food and Drug Administration.

“Fraud Claim” means, at any applicable time, fraud as defined pursuant to Delaware common Law.
“GAAP” means generally accepted accounting principles as in effect in the United States of America.
“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Haiyin” means Haiyin Capital, a Chinese company.
“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.
“Health Care Laws” means any and all Laws of any Governmental Authority pertaining to health regulatory matters applicable to the business of the Company, including (a) the Public Health Service Act (42 U.S.C. § 201 et seq.), the Federal Food, Drug & Cosmetic Act (“FDC Act”) (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder, as amended; (b) requirements of Law relating to the developing, designing, testing, studying, processing, manufacturing, labeling, storing, handling, packaging, marketing, selling, importing, exporting, or distributing of drugs (including biological products), or medical devices, combination products, or human cell, tissue, and cellular and tissue-based products (“HCT/Ps”), including laws governing Permit requirements for any of the foregoing activities; (c) fraud and abuse (including the following Laws: the federal Anti-Kickback Statute (42 U.S.C. § 1320a- 7b(b)); the Civil False Claims Act (31 U.S.C. § 3729 et seq.) and the Criminal False Claims Act (18 U.S.C.§ 287); the Stark Law (42. U.S.C. §1395nn); Sections 1320a-7, 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (d) Medicare, Medicaid, TRICARE or other governmental health care or payment program (including but not limited to Title XVIII and Title XIX of the Social Security Act); (e) quality, safety certification and accreditation standards and requirements; (f) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; and (g) any other Law or regulation of any Governmental Authority which regulates kickbacks, patient or Health Care Program reimbursement, Health Care Program claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs or any other aspect of providing health care applicable to the operations of the Company.
“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.
“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.
“IRS” means the U.S. Internal Revenue Service (or any successor Governmental
Authority).
“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural Person, the actual knowledge of such Party after reasonable inquiry.
“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.
“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.
“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Contemplated Transactions or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate;(iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi) with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)  — (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.
“Novokera” means Novokera, LLC, a Nevada limited liability company.
“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.
“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation, certificate of formation, articles of incorporation, articles of organization, bylaws, operating agreement, limited liability company agreement, partnership agreement, or similar organizational documents, in each case, as amended and restated as of the Closing.
“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).
“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).
“PCAOB Audit” means the audit of the Company’s financial statements as of and for each of the two years ended December 31, 2021, conducted by an independent public accounting firm registered with the PCAOB that is reasonably acceptable to the Purchaser and the Company.
“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.
“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.
“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.
“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Preliminary Valuation” means the preliminary value of $35,000,000 that was assigned to the Company prior to the Agreement Date.
“Privacy Laws” means all applicable United States state and federal Laws, and the laws of applicable jurisdictions, relating to privacy and protection of Personal Data and/or Protected Health Information, including the General Data Protection Regulation, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act; and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.
“Proceeding” means any action, suit, proceeding, complaint, claim, charge or hearing before or by a Governmental Authority or an arbitrator.
“Protected Health Information” has the meaning given to such term under HIPAA, including all such information in electronic form.
“Purchaser Exchanged Shares” means Purchaser Shares exchanged in the Exchange for Company Contributed Units.
“Purchaser Shares” means the shares of Common Stock, par value $0.0001 per share, of the Purchaser.
“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Owners’ Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Owners’ Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.
“Purchaser Securities” means the Purchaser Shares.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.
“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre- remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.
“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.
“Roll-Up Transactions” means the Contemplated Transactions, the Cerevast Contribution and Exchange, the Novokera Contribution and Exchange, the Wicab China Contribution and Exchange, and the Haiyin Contribution and Exchange.
“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).
“Securities Act” means the Securities Act of 1933, as amended.
“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.
“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.
“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.
“Third-Party Valuation Validation” means the third-party valuation conducted by an independent valuation firm reasonably acceptable to the Purchaser and the Company which such valuation will be used by the Parties to confirm and adjust, as needed, the Preliminary Valuation.
“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know- how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).
“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.
“Valuation” means the valuation of the Company which, pursuant to the Third-Party Valuation Validation, has been determined to be $26,600,000.
“Wicab China” means Wicab Technology (Beijing) Co., Ltd, a Chinese company limited by shares.

12.2   Section References.   The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:
Term	Section
Agreement	Preamble
Audited Company Financials	4.7(a)
BCA	RECITALS
Business Combination	RECITALS
Closing	2.1
Closing Date	2.1
Company	Preamble
Company Directors	6.13(a)
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company IP	4.13(d)
Company IP Licenses	4.13(a)
Company Material Contract	4.12(a)
Company Permits	4.10
Company Products	4.13(i)
Company Registered IP	4.13(a)
Company Released Parties	8.2
Company Releasing Parties	8.1
Contribution	1.1(a)
Controlled Person	Article XII
D&O Indemnified Persons	6.14(a)
Enforceability Exceptions	3.2
Environmental Permits	4.20(a)
Exchange	1(b)
IDEs	4.27(b)
Indemnification Agreements	2.2(e)
Interim Financials	3.6(a)
Merger	RECITALS
Nelson Mullins	11.15
Non-Competition Agreement	RECITALS
OFAC	3.18(c)
Term	Section
Off-the-Shelf Software	4.13(a)
Owners	Preamble
Owners’ Representative	Preamble
Part(ies)	Preamble
Post-Closing Purchaser Board	6.13(a)
Purchaser	Preamble
Purchaser Disclosure Schedules	Article III
Purchaser Financials	3.6(a)

Term	Section
Purchaser Material Contract	3.13(a)
Purchaser Released Parties	8.1
Purchaser Releasing Parties	8.2
Purchaser Representative	Preamble
Related Person	4.21
Released Claims	8.1
Resignations	2.2(d)
Restrictive Covenant Agreements	2.2(c)
Surviving Covenants and Agreements	7.1
{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

THE PURCHASER
Longevity Biomedical, Inc.
By:
/s/ Bradford A. Zakes

Name:   Bradford A. Zakes
Title:     President & CEO
THE COMPANY
Aegeria Soft Tissue, LLC
By:
/s/ Jennifer Elisseeff

Name:   Jennifer Elisseeff
Title:     CEO
THE OWNERS
By:
/s/ Jennifer Elisseeff

Name:   Jennifer Elisseeff
By:
/s/ Mark Bailey

Name:   Johns Hopkins University
By:
/s/ Lee Marks

Name:   Lee Marks
By:
/s/ Alessandro Ovi

Name:   Alessandro Ovi
By:
/s/ Kofi Boahene

Name:   Kofi Boahene
By:
/s/ Patrick Byrne

Name:   Patrick Byrne
By:
/s/ Andrew Pardoll

Name:   Andrew Pardoll
By:
/s/ James Forsell

Name:   James Forsell
By:
/s/ Romano Prodi

Name:   Romano Prodi
By:
/s/ Andrea Benassi

Name:   Andreaa Benassi, Sestant
THE OWNERS’ REPRESENTATIVE
By:
/s/ Jennifer Elisseeff

Name:   Jennifer Elisseeff

EXHIBIT A
Contributed and Exchanged Equity
Name	Contributed Company Common Units	Contributed Company Preferred Units	Purchaser Exchanged Shares Issued
Jennifer Elisseeff	6,200,000	140,370.6	1,281,451
Alessandro Ovi	800,000	140,370.6	190,058
Lee R. Marks	1,000,000	140,370.6	230,480
Johns Hopkins University Original Units	483,112	N/A	97,642
Johns Hopkins University New Units	156,676	N/A	31,666
Patrick Byrnes	241,556	196,518.8	88,539
Jim Forsell	42,857	N/A	8,662
Sestant Investimenti S.r.l.	N/A	280,641.2	56,720
Romano Prodi	N/A	140,370.6	28,370
Kofi Boahene	N/A	140,370.6	28,370
Andrew Pardoll	N/A	20,000	4,042
Total	8,924,201	1,199,113	2,046,000

EXHIBIT B
FORM OF RESTRICTIVE COVENANT AGREEMENT
This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”), dated   , 202 is made by and among JENNIFER ELISSEEF (the “Restricted Party”), AEGERIA SOFT TISSUE, LLC, a Delaware limited liability company (the “Company”), and LONGEVITY BIOMEDICAL, INC., a Delaware corporation (“Buyer”). Capitalized terms used but not otherwise defined herein will have the meanings given to them in the Contribution Agreement (as defined below).
WHEREAS, Buyer and the Company are parties to that certain Contribution and Exchange Agreement, dated as of August 7, 2022 (the “Contribution Agreement”), pursuant to which, among other things, the parties have agreed to engage in a series of transactions, which will result in Buyer becoming the indirect owner of all equity interests in the Company, on the terms and conditions set forth in the Contribution Agreement;
WHEREAS, Buyer has entered into contribution agreements of the same date as the Contribution Agreement with Wicab Technology (Beijing) Co., Ltd. (“Wicab”), Novokera, LLC (“Novokera”), and Cerevast Medical, Inc. (“Cerevast” and together with Wicab, Novokera, and the Company, the “Group Companies”);
WHEREAS, the Restricted Party will directly or indirectly receive material economic and other benefits from the transactions contemplated by the Contribution Agreement, and is entering into this Agreement as a material inducement for the Buyer to consummate the transactions contemplated by the Contribution Agreement.
NOW, THEREFORE, in consideration of the foregoing premises, the payment of consideration for the equity interests of the Company to be indirectly received by the Restricted Party, the Restricted Party hereby agrees as follows:
1.   Restrictive Covenants.
(a)   Non-Solicitation; No Hire.   During the period commencing on the date hereof and ending on the second (2nd) anniversary of the Closing Date (the “Restricted Period”), the Restricted Party shall not, directly or indirectly (including through, for, or on behalf of, any other Person), and shall cause her controlled Affiliates to not (i) solicit or induce or attempt to solicit or induce any customer or supplier identified by Buyer for development of any Restricted Business (as defined below), or other business relationship (including any identified acquisition target of the Group Companies) known to the Restricted Person to be existing during the period from six (6) months prior to the Closing Date or during the Restricted Period, in each case, to terminate or materially change his, her or its business relationship with any Group Company; or (ii) solicit, induce, hire, employ or retain, or cause to be solicited, induced, hired, employed or retained, any Person that is an employee of any Group Company as of the date hereof or during the Restricted Period (each, a “Company Employee”); provided, that this sub-section (ii) shall not apply to (A) any public advertisement or similar general solicitation (including through headhunters who are engaged pursuant to a general mandate not directed specifically at Company Employees) that is not specifically targeted towards such Company Employee or any Group Company, so long as no such Company Employee is hired, retained or employed further to such general solicitation, (B) any solicitation with respect to any such Company Employee who was not employed by and Group Company (including as a result of termination) within the six (6) month period prior to the date of such solicitation, or any employment or engagement resulting therefrom, or (C) serving as a reference, upon request, for an employee of a Group Company.
(b)   Non-Competition.
(i)   During the Restricted Period, the Restricted Party shall not, directly or indirectly (including through, for, or on behalf of, any other Person, and including through not taking of any preparatory steps), and shall cause her controlled Affiliates to not (i) participate or engage in the Restricted Business (as defined below), (ii) have any financial or other interest in (whether as a partner, equityholder, employee, director, principal, independent contractor or consultant, and whether or not for compensation) any Person engaged in the Restricted Business, or (iii) otherwise render services to any business or activity that is engaged in or is actively preparing to engage in the Restricted Business, in each case, other than through any Group Company. For purposes of this Agreement, the “Restricted Business” means the business of any of the Group Companies, in each case as conducted on the date of this Agreement.
(ii)   Notwithstanding the foregoing, nothing herein shall prohibit the Restricted Party from (A) being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation that is publicly traded, in each case so long as the Restricted Party is not a controlling person of, or a member of a group which controls, such corporation, and the Restricted Party is not a director, consultant, employee, independent contractor or advisor of, or otherwise engaged in providing any services (whether or not for compensation), or otherwise has no active participation in the business of such corporation, (B) passively investing in private investment funds whose principal investment strategy is not directed toward investing in entities that engage in or operate in the Restricted Business; or (C) commencing employment with, or provide services to a subsidiary, division or unit of any entity that has a diversified business so long as the Restricted Party does not perform services for or in respect of the business that engages in the Restricted Business.
(c)   Non-Disparagement.
(i)   The Restricted Party covenants and agrees that the Restricted Party shall not publicly make or publish written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of any Group Company or their Affiliates, or any of their respective equityholders or respective management members; provided, however, that nothing herein shall prevent the Restricted Party from (x) responding to a lawful subpoena or complying with any other legal obligation (including providing truthful testimony in any proceeding), in each case, to the extent required by Law or (y) providing truthful information as part of enforcing any rights, or otherwise defending any rights, in connection with any dispute or litigation with respect to this Agreement, the Contribution Agreement or any Ancillary Agreement.
(ii)   The Buyer covenants and agrees that the Buyer shall not, and shall cause its controlled Affiliates (including, without limitation, the Group Companies) not to, publicly make or publish written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Restricted Party; provided, however, that nothing herein shall prevent the Buyer or any of its controlled Affiliates from (x) responding to a lawful subpoena or complying with any other legal obligation (including providing truthful testimony in any proceeding), in each case, to the extent required by Law or (y) providing truthful information as part of enforcing any rights, or otherwise defending any rights, in connection with any dispute or litigation with respect to this Agreement, the Contribution Agreement or any Ancillary Agreement.
(d)   Confidentiality.
(i)   For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of any Group Company or any of their Affiliates, including any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, data providers, suppliers, vendors, partners and/or competitors of any Group Company or any of their Affiliates, other than such information that: (x) was generally known to the public prior to its disclosure to the Restricted Party, or becomes generally known to the public subsequent to disclosure to the Restricted Party through no breach of this Agreement by the Restricted Party or its Affiliates, (y) is the product of the Restricted Party’s general knowledge, education, training and/or experience or (z) is required to be disclosed pursuant to any applicable Law (it being agreed that the Restricted Party shall provide the Company and the Buyer with prompt written notice of any such requirement prior to disclosure of any such Confidential Information so that the Company or the Buyer may seek, at its sole expense, an appropriate protective order or waive compliance with the provisions of this Section 1(d)).
(ii)   The Restricted Party agrees that the Restricted Party shall not, directly or indirectly, through any third party or Affiliate, disclose to any unauthorized Person any Confidential Information or use for such Restricted Party’s own account or for any purpose, any Confidential Information, except that the Restricted Party may make use of such information without the Buyer’s prior written consent (x) in the course of the Restricted Party’s assigned duties and for the benefit of any Group Company, (y) to the extent required for legal or accounting requirements or Tax reporting purposes or (z) as reasonably necessary in connection with the Restricted Party’s continued ownership of equity interests, directly or indirect, in any Group Company or as may be required in connection with the enforcement of any right or remedy related to the Contribution Agreement or any Ancillary Agreement.
(iii)   Pursuant to 18 U.S.C. § 1833(b), a Restricted Party will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of any Group Company that (A) is made (1) in confidence to a federal, state, or local Governmental Authority, either directly or indirectly, or to the Restricted Party’s attorney and (2) solely for the purpose of reporting or investigating a suspected violation of Law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other Action. If the Restricted Party files a lawsuit or other Action for retaliation by the Company for reporting a suspected violation of Law, the Restricted Party may disclose the trade secret to the Restricted Party’s attorney and use the trade secret information in the proceeding, if the Restricted Party files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
(e)   Reasonableness of Restrictions.   The Restricted Party expressly acknowledges and agrees that (i) the covenants contained in this Section 1 are integral to acquisition by the Buyer of the equity interests of the Company and the Buyer would not have entered into the Contribution Agreement and this Agreement or consummated the transactions contemplated thereby or hereby without the obligations and restrictions contained in this Agreement, (ii) each and every one of the obligations and restrictions contained in this Agreement is reasonable in all respects (including with respect to subject matter, time period and geographical area) and such obligations and restrictions are necessary to protect Buyer’s interest in, and value of, the Group Companies’ business (including the goodwill inherent therein), (iii) the Restricted Party was significantly responsible for the creation of such value, and (iv) these covenants, individually or in the aggregate, will not prevent the Restricted Party from obtaining other suitable employment during the period in which the Restricted Party is bound by the restraints. The Restricted Party further covenants that the Restricted Party will not challenge the reasonableness or enforceability of any of the covenants set forth in this Agreement. The Restricted Party also acknowledges that (w) the Restricted Party performs services of a unique nature for the Group Companies that are irreplaceable, and that the Restricted Party’s performance of such services to a competing business will result in irreparable harm to the Group Companies, (x) the Restricted Party has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Group Companies, and in the course of the Restricted Party’s employment by a competitor, the Restricted Party would inevitably use or disclose such Confidential Information, (y) the Group Companies have substantial relationships with their customers, suppliers, potential landlords, and acquisition targets, and the Restricted Party has had and will continue to have access to these customers, suppliers, potential landlords and acquisition targets, and (z) the Restricted Party has generated and will continue to generate goodwill for the Group Companies in the course of the Restricted Party’s employment.
(f)   Enforcement.   It is the intention of the parties that if any of the restrictions or covenants contained in this Agreement is held to cover a geographic area or to be of a length of time that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect; instead, the parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Agreement to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable Law.

(g)   Remedies.   The Restricted Party hereby further acknowledges that the amount of actual or money damages in the event of an actual or threatened breach of this Agreement may be impossible or difficult to accurately calculate and adequately compensate the Buyer and the Group Companies in connection with a breach of any of the provisions of this Section 1 and there may be irreparable damages to the Buyer and the Group Companies in the event of such an actual or threatened breach. Accordingly, the Restricted Party hereby agrees that in addition to any other remedy or relief to which it may be entitled, in the event of a breach or threatened breach of this Agreement, the Buyer or the Company shall be entitled to enforce by injunction or other equitable relief to prevent breaches of this Agreement and to specifically enforce the due and proper performance and observance of the provisions of this Section 1, in each case without the necessity of showing actual monetary damages, and the Restricted Party hereby agrees to waive the defense in any suit that the other party has an adequate remedy at Law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agree to waive any requirement to post any bond in connection with obtaining such relief. The Restricted Party hereby agrees that he, she or it shall be responsible for any breach of or noncompliance with the terms of this Agreement by any of its controlled Affiliates or its representatives.
2.   Entire Agreement; Amendment; Waiver.   This Agreement, the Contribution Agreement and the Ancillary Documents delivered pursuant to the terms thereof set forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior agreements, promises, covenants, arrangements, representations or warranties, whether oral or written, by any party hereto or any officer, director, employee or representative of any party hereto. No modification or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party to be charged therewith. A waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
3.   Binding; No Assignment.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party, provided that, without the prior written consent of the Restricted Party, the Buyer (i) may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement to any Affiliate of the Buyer and (ii) assign any of its rights or interests in this Agreement to its lenders providing financing in connection with the transactions contemplated hereby solely for collateral security purposes. Any purported assignment without such prior written consents shall be void.
4.   Tolling; Survival.   In the event of any violation of the provisions of this Agreement, the Restricted Party acknowledges and agrees that the post-termination restrictions contained in this Agreement shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation. The obligations contained in this Agreement shall survive the termination of the Restricted Party’s employment with the Company and shall be fully enforceable thereafter in accordance with the terms hereof.
5.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, E-mail (having requested electronic delivery confirmation thereof) or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:
(a)   If to the Restricted Party, to:
Jennifer Elisseeff
[3007 Saint Paul St.]
[Baltimore, MD 21218]
Email: [jhe@jhu.com]
with a copy (which shall not constitute notice) to:

[Greenberg Traurig LLP]
[1750 Tysons Boulevard, Suite 1000]
[McLean, VA 22102]
[Attention: Jason Simon]
[Email: simonj@gtlaw.com]
(b)   if to the Buyer, to:
c/o Longevity Biomedical, Inc.
12100 NE 195th Street, Suite 150
Bothell, WA 98011
Attention: Bradford A. Zakes
Email: [bzakes@cerevast.com]
with a copy (which shall not constitute notice) to:
Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW
Suite 900
Washington, D.C., 20001
Attention: Andy Tucker
Email: andy.tucker@nelsonmullins.com
or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.
6.   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
7.   Headings.   The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
8.   Governing Law.   This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of the transactions shall be governed and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within the State of Delaware, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction.
9.   Consent to Jurisdiction and Venue Each of the Parties (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in Wilmington, Delaware) in any Action arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Action may be heard and determined in any such court and (iii) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any Action may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 5. Nothing in this Section 9, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.
10.   Waiver of Jury Trial.   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.   Counterparts.   This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
12.   Representations and Warranties.   The Restricted Party represents and warrants to Buyer as of the date hereof and as of the Closing as follows:
(a)   The Restricted Party has received and carefully reviewed this Agreement, the Contribution Agreement, the Ancillary Documents and the schedules, exhibits and annexes thereto and contemplated thereby, is familiar with the transactions contemplated hereby and thereby, fully understands the terms, obligations and conditions set forth herein and therein and intends for such terms to be binding upon and enforceable against the Restricted Party.
(b)   The Restricted Party has the legal capacity and/or full power and authority, as applicable, to execute, deliver and perform its obligations under this Agreement.
(c)   This Agreement has been duly executed and delivered by the Restricted Party. This Agreement constitutes a valid and binding obligation of the Restricted Party, enforceable against the Restricted Party in accordance with its terms, in each case subject to the Enforceability Exceptions.
13.   Representation by Counsel.   Each party agrees that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, that each is fully aware of the contents hereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.
15.   Failure to Close.   Notwithstanding the foregoing, if the Contribution Agreement is validly terminated for any reason prior to the Closing in accordance with its terms, this Agreement will automatically terminate and none of the parties hereto or their respective Affiliates will have any right, liability or obligation under this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Restrictive Covenant Agreement on the date first above written.
RESTRICTED PARTY:

Jennifer Elisseeff
BUYER:
LONGEVITY BIOMEDICAL, a Delaware
corporation
By:

Bradford A. Zakes
Chief Executive Officer
COMPANY:
AEGERIA SOFT TISSUE, LLC, a Delaware
limited liability company
By:

Jennifer Elisseeff
President

EXHIBIT C
FORM OF RESIGNATION
August   , 2022
Aegeria Soft Tissue, LLC
[3007 Saint Paul St.]
[Baltimore, MD 21218]
Re: Resignation
Dear Sir or Madam:
Reference is made to that certain Contribution and Exchange Agreement (the “Contribution Agreement”), dated as of August 7, 2022, by and among Longevity Biomedical, Inc., a Delaware corporation, Aegeria Soft Tissue, LLC, a Delaware limited liability company (the “Company”), the Owners of the Company, and Jennifer Elisseeff as the Owner’s Representative. Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Contribution Agreement.
Contingent upon the Closing and effective as of the Closing Date, I hereby deliver this resignation and resign from any and all positions held as director and/or officer of the Company, without the need for acceptance or any further action by the Company.
Sincerely,

Jennifer Elisseeff

EXHIBIT D
FORM OF INDEMNIFICATION AGREEMENT
THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of August , 2022, between LONGEVITY BIOMEDICAL, INC. a Delaware limited corporation (the “Company”), and [NAME] (“Indemnitee”).
RECITALS
A.   WHEREAS, highly competent persons have become more reluctant to serve corporations as directors or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;
B.   WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The Bylaws and Certificate of Incorporation of the Company contemplate indemnification of the officers and directors of the Company. Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (“DGCL”). The Bylaws, Certificate of Incorporation and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification;
C.   WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;
D.   WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;
E.   WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;
F.   WHEREAS, this Agreement is a supplement to and in furtherance of the Bylaws and Certificate of Incorporation of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and
G.   WHEREAS, Indemnitee does not regard the protection available under the Company’s Bylaws and Certificate of Incorporation and insurance as adequate in the present circumstances, and may not be willing to serve as an officer or director without adequate protection, and the Company desires Indemnitee to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he be so indemnified.
NOW, THEREFORE, in consideration of Indemnitee’s agreement to serve as a director from and after the date hereof, the parties hereto agree as follows:
1.   Indemnity of Indemnitee.   The Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification, and without limiting the generality thereof:

(a)   Proceedings Other Than Proceedings by or in the Right of the Company.   Indemnitee shall be entitled to the rights of indemnification provided in this Section l(a) if, by reason of his Corporate Status (as hereinafter defined), the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company. Pursuant to this Section 1(a), Indemnitee shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually incurred by him, or on his behalf, in connection with such Proceeding or any claim, issue or matter therein, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.
(b)   Proceedings by or in the Right of the Company.   Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(b) if, by reason of his Corporate Status, the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company. Pursuant to this Section 1(b), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with such Proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made.
(c)   Indemnification for Expenses of a Party Who is Wholly or Partly Successful.   Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.
2.   Additional Indemnity.   In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Agreement, the Company shall and hereby does indemnify and hold harmless Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf if, by reason of his Corporate Status, he is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Indemnitee. The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 6 and 7 hereof) to be unlawful.
3.   Contribution.
(a)   Whether or not the indemnification provided in Sections 1 and 2 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(b)   Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which the Law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.
(c)   The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.
(d)   To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).
4.   Indemnification for Expenses of a Witness.   Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness, or is made (or asked to) respond to discovery requests, in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.
5.   Advancement of Expenses.   Notwithstanding any other provision of this Agreement, the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free.
6.   Procedures and Presumptions for Determination of Entitlement to Indemnification.   It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the DGCL and public policy of the State of Delaware. Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:

(a)   To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification. Notwithstanding the foregoing, any failure of Indemnitee to provide such a request to the Company, or to provide such a request in a timely fashion, shall not relieve the Company of any liability that it may have to Indemnitee unless, and to the extent that, such failure actually and materially prejudices the interests of the Company.
(b)   Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the board: (1) by a majority vote of the disinterested directors, even though less than a quorum, (2) by a committee of disinterested directors designated by a majority vote of the disinterested directors, even though less than a quorum, (3) if there are no disinterested directors or if the disinterested directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee, or (4) if so directed by the Board of Directors, by the stockholders of the Company. For purposes hereof, disinterested directors are those members of the board of directors of the Company who are not parties to the action, suit or proceeding in respect of which indemnification is sought by Indemnitee.
(c)   If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) hereof, the Independent Counsel shall be selected as provided in this Section 6(c). The Independent Counsel shall be selected by the Board of Directors. Indemnitee may, within 10 days after such written notice of selection shall have been given, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 13 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed.
(d)   In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its directors or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or independent legal counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.
(e)   Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise (as hereinafter defined) in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 6(e) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.
(f)   If the person, persons or entity empowered or selected under Section 6 to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 6(g) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 6(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination, the Board of Directors or the Disinterested Directors, if appropriate, resolve to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.
(g)   Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board of Directors or stockholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.
(h)   The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.
(i)   The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

7.   Remedies of Indemnitee.
(a)   In the event that (i) a determination is made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 6(b) of this Agreement within 90 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to this Agreement within ten (10) days after receipt by the Company of a written request therefor or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification. Indemnitee shall commence such proceeding seeking an adjudication within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 7(a). The Company shall not oppose Indemnitee’s right to seek any such adjudication.
(b)   In the event that a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial on the merits, and Indemnitee shall not be prejudiced by reason of the adverse determination under Section 6(b).
(c)   If a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 7, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s misstatement not materially misleading in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.
(d)   In the event that Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of his rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company, the Company shall pay on his behalf, in advance, any and all expenses (of the types described in the definition of Expenses in Section 13 of this Agreement) actually and reasonably incurred by him in such judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery.
(e)   The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefore) advance, to the extent not prohibited by law, such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be.
(f)   Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.
8.   Non-Exclusivity; Survival of Rights; Insurance; Primacy of Indemnification; Subrogation.
(a)   The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the Bylaws, any agreement, a vote of stockholders, a resolution of directors or otherwise, of the Company. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the DGCL, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Certificate of Incorporation, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.
(b)   To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.
(c)   In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (other than against the Fund Indemnitors), who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.
(d)   The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.
(e)   The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
9.   Exception to Right of Indemnification.   Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:
(a)   for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or
(b)   for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or
(c)   in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board of Directors of the Company authorized the Proceeding (or any part of any Proceeding) prior to its initiation,(ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law or (iii) such Proceeding was brought by Indemnitee seeking to enforce any of Indemnitee’s rights under this Agreement, unless a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such Proceeding was not made in good faith or was frivolous.
10.   Duration of Agreement.   All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an officer or director of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue for five (5) years thereafter or, if longer, so long as Indemnitee may be subject to any Proceeding (or any proceeding commenced under Section 7 hereof) by reason of his Corporate Status, whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.
11.   Security.   To the extent requested by Indemnitee and approved by the Board of Directors of the Company, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.
12.   Enforcement.
(a)   The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve as an officer or director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer or director of the Company.
(b)   This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.
13.   Definitions.   For purposes of this Agreement:
(a)   ”Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the express written request of the Company.
(b)   ”Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
(c)   ”Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the express written request of the Company as a director, officer, employee, agent or fiduciary.
(d)   ”Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.
(e)   ”Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.
(f)   ”Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact that Indemnitee is or was an officer or director of the Company, by reason of any action taken by him or of any inaction on his part while acting as an officer or director of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other Enterprise; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement, but excluding one initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce his rights under this Agreement.
14.   Severability.   The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee indemnification rights to the fullest extent permitted by applicable laws. In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.
15.   Modification and Waiver.   No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
16.   Notice by Indemnitee.   Indemnitee agrees promptly to notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.
17.   Notices.   All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent:
(a)
To Indemnitee at the address set forth below Indemnitee signature hereto.

(b)
To the Company at:

Longevity Biomedical, Inc.
12100 NE 195th Street, Suite 150
Bothell, WA 98011
Attn: Bradford A. Zakes
Email: [bzakes@cerevast.com]
or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.
18.   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. This

Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.   Headings.   The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.
20.   Governing Law and Consent to Jurisdiction.   This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.
SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.
COMPANY
By:

Name:
Bradford A. Zakes

Title:
Chief Executive Officer

INDEMNITEE

Name:
[Name]

Address:

Signature Page To Indemnification Agreement

EXHIBIT B-2
FIRST AMENDMENT AND SUPPLEMENT TO THE
CONTRIBUTION AND EXCHANGE AGREEMENT
This First Amendment and Supplement to the Contribution and Exchange Agreement (this “Amendment”) is entered into as of January 25, 2023 (the “Amendment Date”) by and among Longevity Biomedical, Inc., a Delaware corporation (“Purchaser”), Aegeria Soft Tissue, LLC, a Delaware limited liability company (the “Company”), Jennifer Elisseeff, Alessandro Ovi, Lee R. Marks, The Johns Hopkins University, Sestant SpA, an Italian company, Patrick Byrnes, Romano Prodi, Kofi Boahene, Andrew Pardoll, and Jim Forsell (each an “Owner” and together, the “Owners”), and Jennifer Elisseeff, as representative of the Owners (the “Owners’ Representative”, and together with the Purchaser, Company and the Owners, the “Parties”). Terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Agreement (as that term is defined below).
BACKGROUND
WHEREAS, the Parties have entered into that certain Contribution and Exchange Agreement dated as of August 7, 2022 (the “Agreement”);
WHEREAS, concurrently with the execution of this Amendment, Purchaser is entering into a Merger Agreement (the “Merger Agreement”) with Denali Capital Acquisition Corp. (the “SPAC”) and the other parties thereto, pursuant to which the Purchaser will merge with and into a subsidiary of the SPAC, subject to the terms and conditions thereof;
WHEREAS, the closing of the transactions contemplated by the Agreement, as amended and supplemented by this Amendment, is a condition to the closing under the Merger Agreement;
WHEREAS, in order to induce the SPAC to enter into the Merger Agreement, the Company, the Owners and the Purchaser wish to make certain representations and warranties to the SPAC hereunder, and to commit to the SPAC as to the performance and compliance with certain covenants, agreements, and other provisions of the Agreement;
WHEREAS, the Parties desire to amend and supplement certain terms of the Agreement as set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and the execution of the Merger Agreement by the SPAC, the Parties agree as follows:
AMENDMENT
1.   Recital F of the Agreement is hereby deleted in its entirety and replaced with the following:
“F. [Reserved].”
2.   Recital H of the Agreement is hereby deleted in its entirety and replaced with the following:
“H. WHEREAS, immediately after the closing of the Roll-Up Transitions, the Owners shall own 30.16% of the Purchaser Shares, and the owners of the Equity Securities of Cerevast, Novokera, and FutureTech shall own 45.21%, 13.63% and 11.00%, respectively, of the Purchaser Shares, which figures may be adjusted based on whether and to what extent FutureTech provides additional working capital to Purchaser between the Amendment Date and the Closing Date;”
3.   Section 2.2(g) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(g) [Reserved].”
4.   Section 2.3(f) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(f) [Reserved].”

5.   The Preamble to Article III is hereby deleted in its entirety and replaced with the following:
“Except as set forth in the disclosure schedules delivered by the Purchaser to the Company on the Agreement Date, as amended and supplemented by those disclosure schedules delivered by the Company to the Purchaser on the Amendment Date (as, amended, the “Purchaser Disclosure Schedules”), the Purchaser hereby represents and warrants to the Company and the Owners as of the Amendment Date as follows:”
6.   Section 3.6(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a) The audited financial statements and notes of the Purchaser for the period ended December 31, 2021 (the “Audited Financials”) and the unaudited financial statements and notes of the Purchaser for the period ended September 30, 2022 (the “Interim Financials;” and together with the Audited Financials, the “Purchaser Financials”) fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by GAAP).”
7.   Section 3.7 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Absence of Certain Changes. As of the Amendment Date, except as set forth in Schedule 3.6(b), the Purchaser has, (a) since its incorporation, conducted no business other than its incorporation and related initial start-up activities and (b) since September 30, 2022 not been subject to a Material Adverse Effect on the Purchaser.”
8.   The Preamble to Article IV is hereby deleted in its entirety and replaced with the following:
“Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the Agreement Date, as amended and supplemented by those disclosure schedules delivered by the Company to the Purchaser on the Amendment Date (as, amended, the “Company Disclosure Schedules”), the Company hereby represents and warrants to the Purchaser as of the Amendment Date, and as of the Closing Date as follows:”
9.   Section 4.7(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a) As used herein, the term “Company Financials” means the (i) audited financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2021 and December 31, 2020, and the related audited statements of operations, statements of members’ deficit and statements of cash flows for the fiscal years then ended, each having been subject to a PCAOB Audit and each having been prepared in accordance with the Accounting Principles (the “Audited Company Financials”), and (ii) the unaudited financial statements of the Company, consisting of the balance sheet of the Company as of September 30, 2022 (the “Interim Balance Sheet Date”), and the related unaudited statement of operations for the nine (9) months then ended. The Audited Company Financials, when delivered by the Company, shall (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with the Accounting Principles, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required by GAAP and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated. The Company has not been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act;”
10.   Section 4.7(f) and Section 4(g) are hereby added to the Agreement:
“(f) Schedule 4.7(f) sets forth all accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company as of the Interim Balance Sheet Date and the aging thereof (the “Accounts Receivable”). All Accounts Receivable arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business.

(g) Schedule 4.7(g) sets forth (i) all accounts payable of the Company as of the Interim Balance Sheet Date and the aging thereof and (ii) any customer deposits or other deposits held by the Company as of the Interim Balance Sheet Date (the “Accounts Payable”). All accounts payable of the Company that arose after the Interim Balance Sheet Date have been recorded on the accounting books and records of the Company.”
11.   Section 4.19(c) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(c) Except as set forth on Schedule 4.19(c), the consummation of the Contemplated Transactions and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has not incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.”
12.   Section 4.31 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Disclosure.   No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Approved deSPAC Transaction; (b) the registration statement on Form S-4 (as amended or supplemented from time to time, and including any proxy statement contained therein) and any other filings to be made by a SPAC or its affiliates with the SEC in connection with an Approved deSPAC Transaction; or (c) in the proxy statement and other mailings or other distributions to the SPAC’s shareholders and/or prospective investors with respect to the consummation of the Approved deSPAC Transaction identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the foregoing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of any other Party.”
13.   The Preamble to Article V is hereby deleted in its entirety and replaced with the following:
“Each Owner, severally and not jointly, makes the following representations and warranties to the Purchaser as of the Amendment Date, and the Closing Date as follows:”
14.   Section 5.10 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Disclosure.   No representations or warranties by such Owner in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. None of the information supplied or to be supplied by such Owner expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Approved deSPAC Transaction; (b) the registration statement on Form S-4 (as amended or supplemented from time to time, and including any proxy statement contained therein) and any other filings to be made by a SPAC or its affiliates with the SEC in connection with an Approved deSPAC Transaction; or (c) in the proxy statement and other mailings or other distributions to the SPAC’s shareholders and/or prospective investors with respect to the consummation of the Approved deSPAC

Transaction identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by such Owner expressly for inclusion or incorporation by reference in any of the foregoing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Owner makes no representation, warranty or covenant with respect to any information supplied by or on behalf of any other Party.”
15.   Section 6.3 of the Agreement is hereby deleted in its entirety and replaced with the following:
“PCAOB Audit; Registration Statement.
(a)   The Company shall use its reasonable best efforts to provide, on a timely basis, the accounting firm retained to conduct the PCAOB Audit with all information reasonably available to the Company and requested by such firm and to cause the PCAOB Audit to be completed by not later than February 28, 2023. Notwithstanding the immediately preceding sentence and in accordance with Section 6.15, the Purchaser shall be solely responsible for the cost of the PCAOB Audit.
(b)   The Company and each Owner shall use reasonable best efforts (i) to assist the Purchaser and its representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, in causing to be prepared in a timely manner any other financial or other information or statements (including customary pro forma financial statements) that is reasonably required to be included in the registration statement on Form S-4 (as amended or supplemented from time to time, and including any proxy statement contained therein) and any other filings to be made by a SPAC or its affiliates with the SEC in connection with an Approved deSPAC Transaction and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law.”
16.   Section 6.10 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Public Announcements.   The Parties agree that, after the date hereof and prior to the Closing, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Contemplated Transactions shall be issued by any Party or any of such Party’s respective Representatives or Affiliates without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Purchaser, with respect to public releases, filings or announcements by the Company, the Owners’ Representative or any Owner, or the Owners’ Representative, with respect to public releases, filings or announcements by the Purchaser, except as such release, filing or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the Purchaser or the Owners’ Representative, as applicable, reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, however, that the foregoing shall not prohibit the Purchaser and its Representatives (nor, for the avoidance of doubt, the SPAC and its Representatives) from providing general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor, including to potential investors in connection with a private placement of the SPAC’s or its Affiliates’ common stock in connection with an Approved deSPAC Transaction, or in connection with normal fund raising or related marketing or informational or reporting activities. Notwithstanding the foregoing, the Purchaser and the Company may make statements that are consistent with previous public releases made by such Party in compliance with this Section 6.10.”
17.   Section 6.11(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(b) [Reserved].”
18.   Section 6.13 of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a) “Effective as of the Agreement Date, the Purchaser shall establish an advisory board of directors (the “Pre-Closing Advisory Board”) which shall be comprised of four (4) individuals with one (1) individual being appointed by each of the Company, Cerevast, Novokera, and FutureTech. The director appointee of (i) the Company shall be Jennifer Elisseeff (the “Company Director Appointee”), (ii) Cerevast shall be Bradford A. Zakes, (iii) Novokera shall be Anthony Lee, and (iv) FutureTech shall be Yuquan Wang. At or prior to the Closing, the Purchaser will provide each director serving on the Post-Closing Purchaser Board an Indemnification Agreement.
(b)   During the Interim Period, the Pre-Closing Advisory Board shall, among other things, (i) advise and assist with the negotiation and completion of the Approved deSPAC Transaction and (ii) advise and assist with the respective affairs, business and operations of each of the Purchaser, the Company, Cerevast, and Novokera.”
19.   Section 9.2(e) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(e)   The other Roll-Up Transactions shall be consummated substantially simultaneously with the Closing, the BCA shall remain in full force and effect, and the BCA will have been approved by the shareholders of the SPAC and all closing conditions necessary to the closing of such Approved deSPAC Transaction shall have been satisfied or waived in accordance with the terms of the BCA (other than those conditions that by their nature are required to be satisfied at the closing under the BCA and other than the closing under this Agreement and closing of each of the other Roll-Up Transactions).”
20.   Section 9.3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a)   Representations and Warranties.   All of the representations and warranties of the Company and the Owners set forth in Article IV and Article V of this Agreement (other than the representations and warranties of the Company and the Owners contained in Section 3.5(a) and (b) and Section 4.3(a), (b), and (c), respectively) shall be true and correct on and as of the Agreement Date, the Amendment Date, and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The representations and warranties of the Company and the Owners set forth in Section 3.5(a) and (b) and Section 4.3(a), (b), and (c), respectively, of this Agreement shall be true and correct, except for any de minimis failures to be so true and correct, on and as of the date of this Agreement, the Amendment Date and on and as of the Closing Date as if made on the Closing Date except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date).”
21.   Section 10.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(b) by written notice by the Purchaser or the Owners’ Representative if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by the date that is the nine-month anniversary of the date of this Amendment (the “Outside Date”), provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Representatives or Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;”
22.   Section 10.1(g) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(g) [Reserved]; or.”
23.   Section 11.7 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Each Party acknowledges that the rights of each Party to consummate the Contemplated Transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.”
24.   The definition of “Approved deSPAC Transaction” in the Agreement is hereby deleted in its entirety and replaced with the following:
““Approved deSPAC Transaction” means the transaction contemplated by a definitive written business combination agreement (or similar agreement), executed and delivered by the Purchaser and a SPAC, that provides for Purchaser to be acquired by, or to otherwise combine with, the SPAC, pursuant to a transaction meeting each of the following criteria (or as may otherwise be agreed upon in writing by each of the Company, Novokera, Cerevast and FutureTech): (i) the valuation assigned to the Purchaser in the transaction is not less than $128 million; (ii) there is a minimum cash condition at closing of at least $30 million; (iii) at least two members of the Pre-Closing Advisory Board continue as board members of the SPAC (or successor entity) following the consummation of the transaction; (iv) the outstanding founder shares of the SPAC shall be no more than 20% of the total number of the SPAC’s outstanding shares of common stock (or equivalent securities) immediately prior to the closing of the transaction; (v) the lock-up period applicable to the SPAC’s sponsor and management from the SPAC’s initial public offering shall not be shortened in connection with the transaction; and (vi) none of the Company’s representations, warranties or covenants shall survive the closing of the transaction.”
25.   The definition of “Company Contributed Units” in the Agreement is hereby deleted in its entirety and replaced with the following:
““Company Contributed Units” means the Company Units that the Owners are contributing to the Purchaser in the Contribution, as set forth on Exhibit A.”
26.   The definition of “deSPAC Transaction” in the Agreement is hereby added to the Agreement:
““deSPAC Transaction” means the transactions contemplated by the BCA.”
27.   The definition of “FutureTech” is hereby added to the Agreement:
““FutureTech” means each of FutureTech Capital LLC, FutureTech Partners LLC, FutureTech Partners II LLC, or any of their Representatives or Affiliates.”
28.   The definition of “Material Adverse Effect” in the Agreement is hereby deleted in its entirety and replaced with the following:
““Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Contemplated Transactions or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; and (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) – (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.”
29.   The definition of “PCAOB Audit” in the Agreement is hereby deleted in its entirety and replaced with the following:
“PCAOB Audit” means the audit of the Company’s financial statements as of and for the year ended December 31, 2022 and (to the extent applicable) each of the two years ended December 31, 2021, conducted by an independent public accounting firm registered with the PCAOB that is reasonably acceptable to the Purchaser and the Company.”
30.   All references to “Haiyin” or “Haiyin Capital” in the Agreement and the Ancillary Agreements, aside from those references to such parties as Owners, are hereby deleted in their entirety and replaced with references to “FutureTech.”
31.   All references to “Wicab China” in the Agreement and the Ancillary Agreements, including in the Recitals, Section 10.1(h), the definition of Roll-Up Transactions, the Recitals of the Form of Restrictive Covenant Agreement, attached as Exhibit B to the Agreement, and the definition of “Wicab China” in the Agreement are hereby deleted in their entirety.
32.   Exhibit A of the Agreement is hereby deleted in its entirety and replaced with an updated copy of Exhibit A attached hereto.
SUPPLEMENT
33.   Representations and Warranties of the Company.   Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the Company to the SPAC on or prior to the date hereof (the “Supplemental Company Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Supplemental Company Disclosure Schedule will be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on the face of such disclosure to be so applicable to such other section or subsection), the Company hereby represents and warrants to the SPAC that the representations and warranties in Sections 4.1 – 4.32, as amended herein are true and correct in all respects.
34.   Representations and Warranties of the Owners.   Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the Owners to the SPAC on or prior to the date hereof (the “Supplemental Owner Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Supplemental Owner Disclosure Schedule will be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on the face of such disclosure to be so applicable to such other section or subsection), each Owner, separately and severally and not jointly with any other Owner, hereby represents and warrants to the SPAC that the representations and warranties in Sections 5.1 – 5.11 are true and correct in all respects.
35.   Representations and Warranties of the Purchaser.   Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the Purchaser to the SPAC on or prior to the date hereof (the “Supplemental Purchaser Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Supplemental Purchaser Disclosure Schedule will be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on the face of such disclosure to be so applicable to such other section or subsection), the Purchaser hereby represents and warrants to the SPAC that the representations and warranties in Sections 3.1 – 3.22 are true and correct in all respects.

36.   Waiver of Dissenters’ Rights.   For each of the Contemplated Transactions, each Owner hereby disclaims, waives and agrees, to the fullest extent permitted by law or the DGCL, not to assert dissenters’ or similar rights under the DGCL.
37.   Purchaser Exchanged Shares.   Each Party acknowledges that the amount of Purchaser Exchanged Shares each Owner shall receive may be adjusted based on whether and to what extent FutureTech provides additional working capital to Purchaser between the Amendment Date and the Closing Date. FutureTech’s ownership of Purchaser Exchanged Shares will increase at a rate of 1% for each additional $1.28 million funded by FutureTech to Purchaser between the Amendment Date and the Closing Date and each Owner’s ownership of Purchaser Exchanged Shares shall decrease pro rata.
38.   Covenants of All Parties.   Each of the Purchaser, the Company, each Owner, and the Owners’ Representative hereby agrees, covenants, and commits to the SPAC that such Party will timely and completely perform and comply with all covenants and agreements under the Agreement required to be performed by it prior to the Closing.
39.   Closing Conditions.   Each of the Purchaser, the Company, each Owner, and the Owners’ Representative hereby agrees, covenants, and commits to the SPAC that such Party will not waive any condition to such Party’s obligation to consummate the transactions contemplated to occur at the Closing contained in Article II or Article IX of the Agreement unless such Party has first obtained the prior written consent of the SPAC to such waiver.
40.   Amendments.   Each of the Purchaser, the Company, each Owner, and the Owners’ Representative hereby agrees, covenants, and commits to the SPAC that it will not amend, modify, or supplement the Agreement in any way, whether pursuant to Section 11.9 or otherwise, unless such Party has first obtained the prior written consent of the SPAC, which consent will not be unreasonably conditioned, withheld or delayed.
41.   Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.
42.   This Amendment may only be amended, modified, or supplemented by an agreement in writing signed by each of the Parties and the SPAC.
43.   The Parties agree that the SPAC shall be an express third-party beneficiary of this Amendment, including the rights of specific performance set forth in paragraph 40 of this Amendment, and the provisions of the Agreement and this Amendment shall inure to the benefit of the SPAC and its successors and assigns.
44.   Except as otherwise set forth herein, no terms or provisions of the Agreement, or any Ancillary Agreement are amended or modified by this Amendment. The Agreement and the Ancillary Agreements, as modified by the terms of this Amendment, shall continue in full force and effect and all terms and conditions of the Agreement and the Ancillary Agreements, as modified hereby, are hereby ratified and confirmed in all respects. In the event of any conflict between the terms of the Agreement or the Ancillary Agreements, and this Amendment, this Amendment shall control.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.
THE PURCHASER
Longevity Biomedical, Inc.
By:	/s/ Bradford A. Zakes Name: Bradford A. Zakes
Title: President & CEO
THE COMPANY
Aegeria Soft Tissue, LLC
By:	/s/ Jennifer Elisseeff Name: Jennifer Elisseeff
Title: President & CEO
[Signature Page to First Amendment to the Contribution and Exchange Agreement]

THE OWNERS
/s/ Jennifer Elisseeff Name: Jennifer Elisseeff
/s/ Alessandro Ovi Name: Alessandro Ovi
/s/ Lee R. Marks Name: Lee R. Marks
The Johns Hopkins University
By:	/s/ Steve Kousouris Name: Steve Kousouris
Sestant SpA
By:	/s/ Andrea Benassi Name: Andrea Benassi
Title: Sestant Investimenti SRL
/s/ Patrick Byrnes Name: Patrick Byrnes
/s/ Romano Prodi Name: Romano Prodi
/s/ Kofi Boahene Name: Kofi Boahene
/s/ Andrew Pardoll Name: Andrew Pardoll
/s/ Jim Forsell Name: Jim Forsell
THE OWNERS’ REPRESENTATIVE
/s/ Jennifer Elisseeff Name: Jennifer Elisseeff
[Signature Page to First Amendment to the Contribution and Exchange Agreement]

ACKNOWLEDGED AND ACCEPTED: DENALI CAPITAL ACQUISITION CORP.
By:	/s/ Lei Huang Name: Lei Huang
Title: Chief Executive Officer
[Signature Page to First Amendment to the Contribution and Exchange Agreement]

Exhibit A
Contributed and Exchanged Equity
Name	Contributed Company Units	Purchaser Exchanged Shares Issued
Jennifer Elisseeff	6,340,370.6	2,386,630
Alessandro Ovi	940,370.6	353,972
Lee R. Marks	1,140,370.6	429,256
Johns Hopkins University	639,788.0	240,827
Patrick Byrnes	438,074.8	164,899
Jim Forsell	42,857.0	16,132
Sestant Investimenti S.r.l.	280,641.2	105,638
Romano Prodi	140,370.6	52,838
Kofi Boahene	140,370.6	52,838
Andrew Pardoll	20,000.0	7,528
Total	10,123,214.0	3,810,557
[Exhibit A]

EXHIBIT C-1
EXECUTION VERSION
CONTRIBUTION AND EXCHANGE AGREEMENT
BY AND AMONG
LONGEVITY BIOMEDICAL, INC.,
NOVOKERA, LLC,
THE OWNERS,
AND
THE OWNERS’ REPRESENTATIVE

ARTICLE XII DEFINITIONS	A-324
12.1 Certain Definitions	A-324
12.2 Section References	A-332
INDEX OF EXHIBITS
Exhibit	Description
Exhibit A	Company Contributed Units and Purchaser Exchanged Shares
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Restrictive Covenant Agreement
Exhibit D	Form of Resignation
Exhibit E	Form of Indemnification Agreement
Purchaser Disclosure Schedule
Company Disclosure Schedule

CONTRIBUTION AND EXCHANGE AGREEMENT
THIS CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is dated as of August 7, 2022 (the “Agreement Date”) and is by and among Longevity Biomedical, Inc., a Delaware corporation (the “Purchaser”), Novokera, LLC, a Nevada limited liability company (the “Company”), Anthony Lee (the “Owner”), and Anthony Lee, solely in his capacity as the representative of the Owners (the “Owners’ Representative”). The Purchaser, the Company, the Owners and the Owners’ Representative are each referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
A.   WHEREAS, as of the Agreement Date, the Owners are the owners of record of the Company Contributed Units, as more fully set forth on Exhibit A;
B.   WHEREAS, at the Closing, the Owners desire to contribute the Company Contributed Units to the Purchaser in exchange for Purchaser Exchanged Shares, as more fully set forth on Exhibit A;
C.   WHEREAS, the Parties desire to execute and deliver this Agreement to set forth the terms and conditions upon which the Contribution and Exchange shall occur;
D.   WHEREAS, pursuant to a Contribution and Exchange Agreement of even date herewith to which the Purchaser and Cerevast are parties, simultaneously with the Closing, (i) the owners of all of the issued and outstanding Equity Securities of Cerevast will contribute all of such Equity Securities to the Purchaser in exchange for Purchaser Shares, and (ii) the owners of all of the issued and outstanding Equity Awards of Cerevast will contribute all of such Equity Awards to the Purchaser in exchange for Purchaser Shares (the “Cerevast Contribution and Exchange”);
E.   WHEREAS, pursuant to a Contribution and Exchange Agreement of even date herewith to which the Purchaser and Aegeria are parties, simultaneously with the Closing, (i] the owners of all of the issued and outstanding Equity Securities of Aegeria will contribute all of such Equity Securities to the Purchaser in exchange for Purchaser Shares, and (ii) the owners of all of the issued and outstanding Equity Awards of Aegeria will contribute all of such Equity Awards to the Purchaser in exchange for Purchaser Shares (the “Aegeria Contribution and Exchange”);
F.   WHEREAS, pursuant to a Contribution and Exchange Agreement of even date herewith to which the Purchaser and Wicab China are parties, simultaneously with the Closing, (i) the owners of all of the issued and outstanding Equity Securities of Wicab China will contribute all of such Equity Securities to the Purchaser in exchange for Purchaser Shares, and (ii) the owners of all of the issued and outstanding Equity Awards of Wicab China will contribute all of such Equity Awards to the Purchaser in exchange for Purchaser Shares (the “Wicab China Contribution and Exchange”);
G.   WHEREAS, pursuant to a Subscription Agreement of even date herewith to which the Purchaser and Haiyin Capital (“Haiyin”) are parties, simultaneously with the Closing Haiyin will acquire $2,000,000 of Purchaser Shares from the Purchaser (the “Haiyin Share Purchase”);
H.   WHEREAS, immediately after the closing of the Roll-Up Transitions, the Owners shall own 21.23% of the Purchaser Shares, and the owners of the Equity Securities of Cerevast, Aegeria, Wicab China, and Haiyin shall own 25.38%, 20.46%, 21.92% and 11%, respectively, of the Purchaser Shares;
I.   WHEREAS, pursuant to a subsequent business combination agreement (the “BCA”) to which the Purchaser and a special purpose acquisition company to be identified by Purchaser (the “SPAC”) will be parties, the Purchaser will be acquired by, or otherwise combine with, the SPAC, immediately after the closing of the Roll-Up Transactions;
J.   WHEREAS, pursuant to the letter of intent entered into by Aegeria, Novokera, Wicab China, Purchaser, and Company, this Agreement will close upon Purchaser entering into a BCA with terms agreeable to Company, Aegeria, Cerevast, Wicab China and Haiyin Capital with a SPAC in an Approved deSPAC Transaction and such Closing shall occur immediately prior to or simultaneously with such Approved deSPAC Transaction;

K.   WHEREAS, for United States federal income Tax purposes, the Parties intend that the Roll-Up Transactions and the deSPAC Transaction will collectively be treated as an integrated transaction qualifying under Section 351(a) of the Code; and
L.   WHEREAS, capitalized terms used in this Agreement are defined in hereof.
M.   NOW, THEREFORE, in consideration of the foregoing Recitals, the representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge by the Parties, the Parties intending to be legally bound, hereby agree as set forth in this Agreement.
Article I
CONTRIBUTION AND EXCHANGE
1.1   Contribution and Exchange.
(a)   At the Closing, the Owners shall collectively assign, contribute, convey, deliver, grant, sell and transfer to the Purchaser, and the Purchaser shall accept, acquire and receive from the Owners, all of the Owners’ right, title and interest in, to and under the Company Contributed Units, in each case free and clear of any and all Liens (collectively, the “Contribution”), as more fully set forth on Exhibit A attached hereto.
(b)   At the Closing, in exchange for the Contribution, the Purchaser shall assign, convey, deliver, exchange, grant, sell and transfer to the Owners, and the Owners shall collectively accept, acquire and receive from the Purchaser, all of the Purchaser’s right, title and interest in, to and under the Purchaser Exchanged Shares, free and clear of any and all Liens (the “Exchange”), as more fully set forth on Exhibit A attached hereto.
(c)   The Parties shall acknowledge and agree that the aggregate fair market value of the Company Contributed Units and the Purchaser Exchanged Shares is equal to the Valuation.
(d)   Any Company Units that are not contributed in the Contribution shall, immediately and automatically upon the Closing, be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for Purchaser Exchanged Shares.
Article II
CLOSING
2.1   Closing.   Subject to the satisfaction or waiver of the conditions set forth in Article IX, the closing of the Contribution and Exchange pursuant to this Agreement (the “Closing”) shall occur remotely via the electronic exchange of documents and signature pages on a date mutually selected by the Parties which such date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (except for such conditions that, by their terms, must be satisfied or waived at the Closing) (the “Closing Date”).
2.2   Closing Deliverables of the Company and the Owners.   At the Closing, the Company shall deliver or cause to be delivered to the Purchaser the following:
(a)   a certificate from the Secretary or other authorized Representative of the Company certifying as to, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Company’s governing body authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation of the Contemplated Transactions, and (C) the incumbency of the Representatives of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party;
(b)   a good standing certificate (or other similar document applicable for such jurisdiction) for the Company certified as of a date no earlier than ten (10) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of formation, to the extent that a good standing certificate or other similar document is generally available in such jurisdiction;

(c)   an Employment Agreement, substantially in the form attached hereto as Exhibit B (the “Employment Agreement”), effective as of the Closing, duly executed by each of the Persons set forth on Section 2.2(c) of the Company Disclosure Schedule;
(d)   a Restrictive Covenant Agreement, substantially in the form attached hereto as Exhibit C (the “Restrictive Covenant Agreement”), effective as of the Closing, duly executed by each of the Persons set forth on Section 2.2(d) of the Company Disclosure Schedule;
(e)   written resignations, substantially in the form attached hereto as Exhibit D (the “Resignations”), in each case effective as of the Closing, duly executed by each of the Persons set forth on Section 2.2(e) of the Company Disclosure Schedule;
(f)   the Company shall have entered into a definitive business combination agreement for an Approved deSPAC Transaction, and such Approved deSPAC Transaction will have been approved by stockholders of the SPAC and all closing conditions necessary to the closing of such Approved deSPAC Transaction shall have been satisfied; and
(g)   Indemnification Agreements, substantially in the form attached hereto as Exhibit E (the “Indemnification Agreements”), in each case effective as of the Closing, duly executed by each of the Persons set forth on Section 2.2(g) of the Company Disclosure Schedule.
2.3   Closing Deliverables of the Purchaser.   At the Closing, the Purchaser shall deliver or cause to be delivered to the Owners’ Representative the following:
(a)   a certificate from the Secretary or other authorized Representative of the Purchaser certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser’s governing body authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation of the Contemplated Transactions, and (C) the incumbency of the Representatives of the Purchaser authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party;
(b)   a good standing certificate (or other similar document applicable for such jurisdiction) for the Purchaser certified as of a date no earlier than ten (10) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of incorporation, to the extent that a good standing certificate or other similar document is generally available in such jurisdiction;
(c)   the Employment Agreement, duly executed by the Purchaser;
(d)   the Restrictive Covenant Agreement, duly executed by the Purchaser;
(e)   the Indemnification Agreements, duly executed by the Purchaser;
(f)   evidence reasonably acceptable to the Owners’ Representative that the Company Director Appointee has been, subject to the Closing, elected to the Post-Closing Purchaser Board;
(g)   Such other Contracts, documents and other instruments as the Owners’ Representative shall reasonably request which are necessary or advisable to complete the Contemplated Transactions;
(h)   Purchaser shall, at the Closing, issue to the persons listed on Schedule 2.3(h), attached hereto, fully vested options exercisable to purchase, at an exercise price per share equal to $ , that number of Purchaser Shares set forth on Schedule 3.5(a), in each case pursuant to an option agreement in form and substance reasonably satisfactory to the Company; and
(i)   The Purchaser shall consummate the definitive business combination agreement entered into by the Company for an Approved deSPAC Transaction, and such Approved deSPAC Transaction will have been approved by stockholders of the special purpose acquisition company and all closing conditions necessary to the closing of such Approved deSPAC Transaction shall have been satisfied.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER
Except as set forth in the disclosure schedules delivered by the Purchaser to the Company on the Agreement Date (the “Purchaser Disclosure Schedules”), the Purchaser hereby represents and warrants to the Company and the Owners as of the Agreement Date as follows:
3.1   Incorporation and Standing.   The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect on the Purchaser. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.
3.2   Authorization; Binding Agreement.   The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Contemplated Transactions (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The Purchaser’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Ancillary Documents and the Contemplated Transactions are advisable, fair to, and in the best interests of, the Purchaser and its stockholders and (ii) approved this Agreement, the Ancillary Documents and Contemplated Transactions in accordance with the DGCL.
3.3   Governmental Approvals.   Except as otherwise described in Schedule no Consent of, filing with or notice to any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the Contemplated Transactions, other than (a) such filings as are contemplated by this Agreement or any Ancillary Documents, (b) applicable requirements, if any, of the Securities Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (c) where the failure to obtain or make such Consents, to make such filings or to give such notices would not have a Material Adverse Effect on the Purchaser.
3.4   Non-Contravention.   Except as otherwise described in Schedule the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the Contemplated Transactions, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section hereof, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third Person Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not have a Material Adverse Effect on the Purchaser.
3.5   Capitalization.
(a)   The Purchaser is authorized to issue 100,000,000 Purchaser Shares. The issued and outstanding Purchaser Shares as of the Agreement Date are set forth on Schedule 3.5(a). All outstanding Purchaser Shares are, and at Closing will be, duly authorized, validly issued, fully paid and non-assessable and are not, either as of the Agreement Date or at Closing, subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Purchaser’s Organizational Documents or any Purchaser Material Contract to which the Purchaser is a party. The outstanding Purchaser Shares were, and at Closing will be, issued in compliance in all material respects with applicable securities Laws. Set forth on Schedule 3.5(a) is a capitalization table reflecting the number of issued and outstanding shares of the Purchaser, on a fully-diluted basis, immediately following the closing of the Roll-Up Transactions.
(b)   Except as set forth in Schedule 3.5(a) or Schedule in the Organizational Documents of the Purchaser and in this Agreement and the Ancillary Documents, there are no (i) outstanding options, warrants, puts, calls, convertible Purchaser Securities, preemptive or other similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into Purchaser Securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (A) relating to any issued or unissued Purchaser Securities or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any Purchaser Securities. Except as expressly set forth in the Organizational Documents of the Purchaser or in this Agreement or any Ancillary Documents, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Securities or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no Contracts to which Purchaser is a party with respect to the voting of any Purchaser Shares. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which the Purchaser is a party or which are binding upon the Purchaser providing for the issuance or redemption of any Equity Securities of the Purchaser. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by the Purchaser. The Purchaser does not have any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its holders of Equity Securities or repay any debt owed to any of its Affiliates.
(c)   All Indebtedness of the Purchaser as of the Agreement Date is disclosed on Schedule No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser, or (iii) the ability of the Purchaser to grant any Lien on their respective properties or assets.
(d)   Since the date of incorporation of the Purchaser, and except as contemplated by this Agreement and the Ancillary Documents, the Purchaser has not declared or paid any distribution or dividend in respect of the Purchaser Shares and has not repurchased, redeemed or otherwise acquired any of the Purchaser Shares, and Purchaser’s board of directors has not authorized any of the foregoing.
3.6   Purchaser Financial Statements.
(a)   The financial statements and notes of the Purchaser for the period ended March 31, 2022 (the “Purchaser Financials”) fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by GAAP).
(b)   Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on against in the Purchaser Financials.
3.7   Absence of Certain Changes.   As of the Agreement Date, except as set forth in Schedule the Purchaser has, (a) since its incorporation, conducted no business other than its incorporation and related initial start-up activities and (b) since March 31, 2022 not been subject to a Material Adverse Effect on the Purchaser.
3.8   Compliance with Laws.   The Purchaser is, and has since the date of its incorporation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not have a Material Adverse Effect on the Purchaser. The Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser. To the Knowledge of the Purchaser, the Purchaser is not under investigation with respect to any violation or alleged violation of, any Law or Order, and the Purchaser has not previously received any subpoenas from any Governmental Authority.
3.9   Actions; Orders; Permits.   There is no pending or, to the Knowledge of the Purchaser, threatened Action to which the Purchaser is subject which would have a Material Adverse Effect on the Purchaser. There is no Action that the Purchaser has instituted against any other Person. To the Knowledge of the Purchaser, the Purchaser is not subject to any Orders of any Governmental Authority nor are any such Orders pending. The Purchaser holds all Permits necessary to Lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not have a Material Adverse Effect on the Purchaser.
3.10   Taxes and Returns.
(a)   The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. There are no Proceedings pending or, to the Knowledge of Purchaser, threatened against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.
3.11   Employees and Employee Benefit Plans.   The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.
3.12   Properties.   The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.
3.13   Material Contracts.
(a)   Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets are bound which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) calendar days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company.
(b)   With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and to the Knowledge of the Purchaser, no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party under any Purchaser Material Contract.
3.14   Transactions with Affiliates.   Schedule sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the Agreement Date under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former Representative or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the outstanding Purchaser Securities.
3.15   Investment Company Act.   The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.
3.16   Finders and Brokers.   Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser or any of its respective Representatives and Affiliates in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Purchaser.
3.17   Purchaser Exchanged Shares.   All Purchaser Exchanged Shares that are to be issued and delivered to the Owners in the Contribution and Exchange shall be, upon issuance and delivery of such Purchaser Exchanged Shares against receipt of Company Contributed Units in accordance with this Agreement, validly issued, fully paid and non-assessable, free and clear of all Liens, other than Liens arising from applicable securities Laws, the Governing Documents of the Purchaser, and any Liens incurred by any Owner.
3.18   Certain Business Practices.
(a)   Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the incorporation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.
(b)   The operations of the Purchaser are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c)   None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, since the date of its incorporation, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.
3.19   Insurance.   Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been made available to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in compliance in all material respects with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has reported to its insurers all claims and present or pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not have a Material Adverse Effect on the Purchaser.
3.20   Independent Investigation.   The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Purchaser acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Owners set forth in this Agreement (including the related portions of the Company Disclosure Schedules).
3.21   Disclosure.   No representations or warranties by the Purchaser in this Agreement (as modified by the Purchaser Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Purchaser Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.
3.22   Disclaimer of Other Representations and Warranties.   Except as expressly set forth in Article III of this Agreement, neither the Purchaser nor any of the Purchaser’s Representatives or Affiliates has made or makes (and they expressly disclaim) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to the Purchaser or its business, Representatives or Affiliates. The Purchaser hereby acknowledges and agrees that, except as expressly set forth in Article IV and Article V of this Agreement, none of the Company, the Owners or any of their respective Representatives or Affiliates has made or makes (and each of them expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to itself or any of its respective businesses, Representatives or Affiliates, in connection with the Contemplated Transactions, and any such other representations or warranties are hereby expressly disclaimed in all respects. Other than as set forth in Article IV and Article V of this Agreement, the Purchaser is not relying upon any information provided or made available by, or representation or warranty of, the Company, the Owners or any of their respective Representatives or Affiliates, whether written, oral or otherwise.
Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the Agreement Date (the “Company Disclosure Schedules”), the Company hereby represents and warrants to the Purchaser as of the Agreement Date as follows:
4.1   Formation and Standing.   The Company is a limited liability company duly formed, validly existing and in good standing under the NRS and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. Schedule lists all jurisdictions in which the Company is qualified or licensed to conduct business as a foreign entity and all names other than its legal name under which the Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents.
4.2   Authorization; Binding Agreement.   The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Contemplated Transactions, (a) have been duly and validly authorized by the Company’s governing body in accordance with the Company’s Organizational Documents, the NRS, any other applicable Law or any Contract to which the Company is a party or by which it or its assets are bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s governing body, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with the Company’s Organizational Documents, approved this Agreement and the Ancillary Documents to which the Company is or is required to be a party.
4.3   Capitalization.
(a)   Set forth on Section 4.3(a) of the Purchaser Disclosure Schedule are all of the Company Contributed Units that are issued and outstanding immediately prior to the Closing. The Company Contributed Units comprise one hundred percent (100%) of the issued and outstanding Company Units immediately prior to the Closing. Prior to giving effect to the Contemplated Transactions, all of the issued and outstanding Company Contributed Units are set forth on Schedule along with the beneficial and record owners thereof, all of which Company Contributed Units are owned free and clear of any Liens other than those arising under applicable federal and state securities Laws and the Organizational Documents of the Company. All of the Company Contributed Units have been duly authorized, are fully paid and non-assessable (to the extent such concepts are applicable under the NRS) and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, any other applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or by which it is bound. None of the Company Contributed Units were issued in violation of any applicable federal and state securities Laws or the Organizational Documents of the Company.
(b)   There are no outstanding Equity Awards issued by the Company. Other than as set forth on Schedule there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts to which the Company is a party or bound relating to any Equity Securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule, there are no voting trusts, proxies, member Contracts or any other Contracts with respect to the voting of the Company’s Equity Securities. Except as set forth in the Organizational Documents of the Company, there are no outstanding Contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s Equity

Securities. All of the Company’s Equity Securities have been granted, offered, sold and issued in compliance with all applicable federal and state securities Laws. Except as set forth on Schedule 4.3(b), as a result of the consummation of the Contemplated Transactions, no Equity Securities of the Company are issuable and no rights in connection with any Equity Securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
(c)   Since January 1, 2021, the Company has not declared or paid any distribution or dividend in respect of its Equity Securities and has not repurchased, redeemed or otherwise acquired any its Equity Securities, and the governing body of the Company has not authorized any of the foregoing.
4.4   Subsidiaries.   The Company (a) has no Subsidiaries, (b) does not own or have any rights to acquire, directly or indirectly, any Equity Securities of, or otherwise Control, any Person and (c) is not a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
4.5   Governmental Approvals.   Except as otherwise described in Schedule no Consent of or filing with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Contemplated Transactions.
4.6   Non-Contravention.   Except as otherwise described in the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound, and the consummation by the Company of the Contemplated Transactions and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third Person Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract.
4.7   Financial Statements.
(a)   As used herein, the term “Company Financials” means the (i) unaudited financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2021, and the related unaudited income statements, changes in member equity and statements of cash flows for the fiscal years then ended, (ii) the Company prepared financial statements, consisting of the balance sheet of the Company as of March 31, 2022 (the “Interim Balance Sheet Date”) and the related income statement, changes in member equity and statement of cash flows for the three (3) months then ended and, if applicable, (iii) the unaudited financial statements of the Company, consisting of the balance sheet of the Company as of May 31, 2022, and the related unaudited income statement, changes in stockholder equity and statement of cash flows for the two (2) months then ended. The Company Financials, when delivered by the Company, shall (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein in all material respects, and (ii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated. The Company has not been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.
(b)   Except as set forth in Schedule 4.7(b), the Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. In the past seven (7) years, neither the Company nor its Representatives have received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.
(c)   The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on their respective properties or assets.
(d)   Except as set forth on Schedule 4.7(d), the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any applicable Law).
(e)   All financial projections with respect to the Company that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.
(f)   Schedule 4.7(f) sets forth all accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company as of the Interim Balance Sheet Date and the aging thereof (the “Accounts Receivable”). All Accounts Receivable arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves) within ninety (90) days.
(g)   Schedule 4.7(g) sets forth (i) all accounts payable of the Company as of the Interim Balance Sheet Date and the aging thereof and (ii) any customer deposits or other deposits held by the Company as of the Interim Balance Sheet Date (the “Accounts Payable”). All accounts payable of the Company that arose after the Interim Balance Sheet Date have been recorded on the accounting books and records of the Company. All outstanding accounts payable of the Company represent valid obligations arising from bona fide purchases of assets or services by the Company.
4.8   Absence of Certain Changes.
(a)   Except as set forth on Schedule 4.8, since December 31, 2021, the Company has conducted its business only in the ordinary course of business consistent with past practice and has not been subject to a Material Adverse Effect.

(b)   Without limiting the generality of Section 4.8(a), and except as contemplated by the terms of this Agreement or the Ancillary Documents and except as set forth on Schedule 4.8(b), since December 31, 2021, the Company has not:
(i)   amended, waived or otherwise changed, in any respect, its Organizational Documents, except as required by applicable Law;
(ii)   authorized for issuance, issued, granted, sold, pledged, disposed of or proposed to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, including any Equity Securities convertible into or exchangeable for any of its other Equity Securities or engaged in any hedging transaction with a third Person with respect to such Equity Securities;
(iii)   split, combined, recapitalized or reclassified any of its Equity Securities, paid or set aside any dividend or other distribution (whether in the form of cash, Equity Securities or property or any combination thereof) in respect of its Equity Securities, or, directly or indirectly redeemed, purchased or otherwise acquired or offered to acquire any of its Equity Securities;
(iv)   incurred, created, assumed, prepaid or otherwise became liable for any Indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or in the aggregate, made a loan or advance to or investment in any third Person (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $25,000 individually or in the aggregate;
(v)   made or rescinded any election relating to Taxes, settled any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, filed any amended Tax Return or claim for refund, or made any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;
(vi)   transferred or licensed to any Person or otherwise extended, amended or modified, permitted to lapse or failed to preserve any Company Registered IP, Company IP Licenses or other Company IP (excluding non-exclusive licenses of Company IP to Company customers in the ordinary course of business consistent with past practice), or disclosed to any Person who has not entered into a confidentiality agreement any Trade Secrets;
(vii)   terminated, or waived or assigned any right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;
(viii)   failed to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;
(ix)   established any Subsidiary or entered into any new line of business;
(x)   failed to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;
(xi)   revalued any of its assets or made any change in accounting methods, principles or practices, except to the extent required to comply with applicable Law or GAAP and after consulting with the Company’s outside auditors;
(xii)   waived, released, assigned, settled or compromised any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement, any Ancillary Document or the Contemplated Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $25,000 (individually or in the aggregate), or otherwise paid, discharged or satisfied any Actions, Liabilities or obligations;

(xiii)   closed or materially reduced its activities, or effected any layoff or other material personnel reduction or change, at any of its facilities;
(xiv)   acquired, including by merger, consolidation, acquisition of Equity Securities or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;
(xv)   made capital expenditures in excess of $25,000 individually for any project (or set of related projects) or in the aggregate;
(xvi)   adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xvii)   voluntarily incurred any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $25,000 individually or in the aggregate other than pursuant to the terms of a Company Material Contract;
(xviii)   sold, leased, licensed, transferred, exchanged or swapped, mortgaged or otherwise pledged or encumbered (including securitizations), or otherwise disposed of any material portion of its properties, assets or rights;
(xix)   entered into any Contract with respect to the voting of Equity Securities of the Company;
(xx)   took any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Contemplated Transactions;
(xxi)   accelerated the collection of any Accounts Receivable or delayed the payment of Accounts Payable or any other Liabilities other than in the ordinary course of business consistent with past practice;
(xxii)   entered into, amended, waived or terminated (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or
(xxiii)   authorized or agreed to do any of the foregoing actions.
4.9   Compliance with Laws.   Since January 1, 2017, the Company has not been in material conflict or material non-compliance with, or in material default or violation of, nor has the Company received, since January 1, 2017, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound.
4.10   Company Permits.   The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to (a) perform his or her duties with respect to his or her employment with the Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, (b) own, lease and operate its assets and properties and (c) market and sell its products (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. The Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.
4.11   Litigation.   Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, Equity Securities or assets), its business, Equity Securities or assets. In the past seven (7) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.
4.12   Material Contracts.
(a)   Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each unexpired Contract to which the Company is a party or by which the Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:
(i)   contains covenants that limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;
(ii)   involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;
(iii)   involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;
(iv)   evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $25,000;
(v)   involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $25,000 (other than in the ordinary course of business consistent with past practice) or shares or other Equity Securities of the Company or another Person;
(vi)   relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;
(vii)   by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $25,000 per year or in the aggregate;
(viii)   obligates the Company to provide continuing indemnification or a guarantee of obligations of a third Person after the Agreement Date in excess of $25,000;
(ix)   is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;
(x)   obligates the Company to make any capital commitment or expenditure in excess of $25,000 (including pursuant to any joint venture);
(xi)   relates to a material settlement entered into within five (5) years prior to the Agreement Date or under which the Company has outstanding obligations (other than customary confidentiality obligations);

(xii)   provides another Person (other than any manager, director or officer of the Company) with a power of attorney;
(xiii)   relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from the Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on the Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to the Company entered into in the ordinary course of business or (E) feedback and ordinary course trade name or logo rights that are not material to the Company; or
(xiv)   that would otherwise be required to be filed by the Company as an exhibit for a registration statement filed on Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.
(b)   Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Contemplated Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Company’s Knowledge, notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any material rights under any such Company Material Contract.
4.13   Intellectual Property.
(a)   Schedule 4.13(a)(i) sets forth: (i) those U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee and which are relevant to the Company’s ongoing business (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by the Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. The Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third Person with respect to such Company Registered IP, and the Company has recorded assignments of all Company Registered IP.
(b)   Except as set forth on Schedule 4.13(b), the Company is the sole and exclusive owner of, or has a valid and enforceable license or sublicense or otherwise possesses legally enforceable rights to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the business of the Company as presently conducted. The Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. The Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract. No third Person has any joint ownership in any Company Intellectual Property owned or purported to be owned by the Company. The Company is not a party to any Contract under which material Intellectual Property is exclusively licensed to the Company.
(c)   Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which the Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to the Company, if any. The Company has performed all obligations imposed on it in the Outbound IP Licenses, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.
(d)   No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. The company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by the Company. The Company is not currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the Company’s business. To the Company’s Knowledge, no third Person is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Company (“Company IP”) in any material respect.
(e)   All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to Intellectual Property of the Company) of the Company (and each of their respective Affiliates) have assigned to the Company all Intellectual Property and any claim, or any right (whether or not currently exercisable) to any ownership interest in Intellectual Property arising from the services performed for the Company by such Persons. No current or former officers, employees or independent contractors of the Company have claimed any ownership interest or rights in any Intellectual Property owned by the

Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted or contemplated to be conducted. The Company has taken commercially reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.
(f)   To the Knowledge of the Company, no Person has obtained unauthorized access to third Person information and data (including personally identifiable information or information that can be used to identify a natural person (“personal information”)) in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company.
The Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal information protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, if any, each with respect to the Company’s collection, processing and use of personal information. To the Knowledge of the Company, the operation of the business of the Company has not and does not violate any right to privacy or publicity of any third person or constitute unfair competition or trade practices under applicable Law. The Company has executed valid and enforceable written agreements with each of its current and former Representatives, Affiliates and independent contractors who are engaged in creating or developing for the Company any material Company IP in the course of such Person’s employment or retention thereby, pursuant to which such Person has (i) agreed to hold all confidential information of the Company in confidence and (ii) presently assigned to the Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company in the course of such Person’s employment or retention thereby. There is no material uncured breach by the Company or, to the Knowledge of the Company, the counterparty under any such agreement.
(g)   The Company has taken commercially reasonable steps to maintain the secrecy and confidentiality of all material Trade Secrets included in the Company Intellectual Property. No Trade Secret that is material to the business of the Company as presently conducted has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any of the Company’s past or present Representatives or Affiliates or any third Person, other than pursuant to a non-disclosure agreement restricting the disclosure and use of such Trade Secret.
(h)   Except as set forth on Schedule 4.13(h), no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Company Owned IP. No current or former Representative, Affiliate, consultant or independent contractor of the Company who contributed to the creation or development of the Company Owned IP has, to the Knowledge of the Company, performed services for a Governmental Authority or any university, college, research institute or other educational institution related to the Company’s business as presently conducted during a period of time during which such Representative, Affiliate, consultant or independent contractor was also performing services for the Company.
(i)   The Company has not sold any products (“Company Products”) that are subject to warranties or Contractual commitments relating to the use, functionality or performance of, or any product or system containing or used in conjunction with, such Company Products. The Company has made available a true, correct and complete copy of its list as of the Agreement Date of all known material issues, defects and errors in each version and component of the Company Products that adversely affects the performance of such Company Products in any material respect, which material issues, defects and errors have not been remedied as of the Agreement Date.

(j)   The consummation of any of the Contemplated Transactions will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) any Company IP License. Immediately following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company’s rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the Contemplated Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.
4.14   Taxes and Returns.
(a)   The Company will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. The Company has complied with all applicable Laws relating to Tax.
(b)   There is no Action currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(c)   The Company is not being audited by any Tax authority and has not been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations, or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it.
(d)   There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.
(e)   The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.
(f)   The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.
(g)   The Company has not engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).
(h)   The Company has no Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.
(i)   The Company has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.
(j)   The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for the taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing

Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) any deferred revenue or prepaid amount received on or prior to the Closing Date.
(k)   The Company has (i) to the extent applicable, complied in all material respects with applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, complied in all material respects with applicable Tax Law regarding Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with any Company Group Member and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
4.15   Real Property.   Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by the Company for the operation of the Company’s business, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has not received notice of any such condition. The Company does not own or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).
4.16   Personal Property.   Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition.
4.17   Title to and Sufficiency of Assets.   The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than Permitted Liens. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the business of the Company as it is now conducted or that are used or held by the Company for use in the operation of the business of the Company, and taken together, are and will be adequate and sufficient for the operation of the business of the Company as currently conducted.
4.18   Employee Matters.
(a)   Except as set forth in Schedule 4.18(a), the Company is not a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims other than any workers’ compensation or unemployment claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company and Persons employed by or providing services as independent contractors to the Company. No current officer or employee of the Company has provided the Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with the Company.
(b)   Except as set forth in Schedule 4.18(b), the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 4.18(b), there are no Actions pending or threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(c)   Schedule 4.18(c) hereto sets forth a complete and accurate list as of the Agreement Date of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary or hourly rate; and (ii) wages, bonus, commission or other compensation paid during the fiscal year ending December 31, 2021. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with the Company that is not terminable “at will,” and (B) the Company have paid in full to all its employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18 (c), the Company’s employee has entered into the Company’s standard form of employee non- disclosure, inventions and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.
(d)   Schedule 4.18(b) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(b), all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 4.18(b), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last five (5) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.
4.19   Benefit Plans.
(a)   Set forth on Schedule 4.19(a) is a true and complete list of each Benefit Plan of the Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. The Company is not and has not in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does the Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.
(b)   Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the Agreement Date and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.
(c)   With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and summary of material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority within the last three (3) years.
(d)   With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.
(e)   No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has not incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to the Company immediately after the Closing Date. The Company currently does not maintain and has never maintained or is not required currently or has never been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)   No arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.
(g)   With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.
(h)   Except as set forth on Schedule 4.19(h), the consummation of the Contemplated Transactions and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation (except as set forth on Schedule 4.19(a)); (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has not incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.
(i)   All Company Benefit Plans can be terminated at any time prior to the Closing Date without resulting in any Liability to the Surviving Corporation or Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.
(j)   Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 4.19(j). No options or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. The Company has no obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which the Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.
4.20   Environmental Matters.   Except as set forth in Schedule 4.20:
(a)   The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.
(b)   The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, Contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.
(c)   No Action has been instituted or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in violation of any Environmental Law or Environmental Permit or may have any Liability under any Environmental Law.
(d)   The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.
(e)   There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.
4.21   Transactions with Related Persons.   Except as set forth on Schedule 4.21, neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past five (5) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than one percent (1%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, the Company has no outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any receivable or other obligation from a Related Person, and the liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.
4.22   Insurance.
(a)   Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company has no self-insurance or co-insurance programs. In the past five (5) years, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.
(b)   Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by the Company in the past seven (7) years. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the five (5) years preceding the Agreement Date, the Company has not made any claim against an insurance policy as to which the insurer is denying coverage.
4.23   Reserved.
4.24   Top Customers and Suppliers.   Schedule 4.24 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2021 and (b) the period from January 1, 2022 through the Interim Balance Sheet Date, the twenty (20) largest customers of the Company

(the “Top Customers”) and the twenty (20) largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of the Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the three (3) years has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last three (3) years decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with the Company or stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, and (iv) the Company has not within the past three (3) years been engaged in any material dispute with any Top Supplier or Top Customer.
4.25   Certain Business Practices.
(a)   Neither the Company nor any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company nor any of its Representatives acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.
(b)   The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.
(c)   None of the Company or any of its directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not in the last seven (7) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.
4.26   Compliance with Privacy Laws, Privacy Policies and Certain Contracts.
Except as set forth on Schedule 4.26:
(a)   the Company, and, to the Knowledge of the Company, its officers, directors, managers, employees, agents, subcontractors and vendors to whom Company has given access to Personal Data or Protected Health Information that the Company has stored, maintained, or transmitted, are and have been at all times, in compliance in all material respects with all applicable Privacy Laws;
(b)   the Company is in compliance in all material respects with any privacy policies binding on it, and complies in all material respects with all applicable Privacy Laws;
(c)   except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, the Company has not experienced any loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data or Protected Health Information maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company);
(d)   except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, (A) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company, and (B) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company); and
(e)   neither the Company nor, to the Knowledge of the Company, any subcontractor agent or vendor of the Company, has incurred any breach of “unsecured protected health information” (as defined in 45 C.F.R. Part 164, Subpart D) requiring reporting to any Governmental Authority.
(f)   To the Knowledge of the Company, all activities conducted by the Company with respect to any Protected Health Information or Personal Data are permitted under the Contracts relating to Personal Data or Protected Health Information.
4.27   Compliance with Health Care Laws and Certain Contracts.
Except as set forth on Schedule 4.27:
(a)   the Company, including the conduct of its business, is and has been at all times in compliance in all material respects with all applicable Health Care Laws;
(b)   the Company holds, and is operating in compliance in all material respects with, all Permits of the FDA and other foreign, federal, state and local regulatory authorities required for the Lawful conduct of its business as currently conducted, including, but not limited to, Investigational new Drug Applications (“INDs”);
(c)   all data, information and representations contained in any submission to, or communications with, the FDA were accurate, complete, truthful and non-misleading in all material respects when submitted or communicated to FDA and, to the Knowledge of the Company, remain so currently. All clinical, non-clinical, manufacturing and product quality studies and tests conducted in development of the pipeline products or services and upon which the Company intends to rely in support of any application to the FDA related to product clearance, authorization or approval were conducted in compliance with all applicable Laws and all Health Care Laws, including without limitation those related to Good Clinical Practice, Good Laboratory Practice, Quality Systems Regulations/Good Manufacturing Practices/Good Tissue Practices, and the protection of human study subjects;
(d)   all required approvals and authorizations for clinical studies to proceed have been obtained from an appropriate Institutional Review Board (IRB), and informed consent, in compliance with applicable Health Care Laws, has been obtained from all subjects enrolled in the studies;
(e)   no Company clinical study or clinical trial has been terminated or suspended by the FDA or any other applicable Governmental Authority or IRB, and neither the FDA nor any other applicable Governmental Authority has commenced or, to the Knowledge of the Company, threatened to initiate any clinical hold order on, or otherwise terminate, delay, suspend or restrict, any proposed or ongoing clinical study or clinical trial;
(f)   the Company has to date developed, designed, tested, studied, processed, manufactured, labeled, stored, handled, packaged, imported, exported and distributed the Company pipeline products and services in compliance in all material respects with all applicable Health Care Laws or other Law. As of the Agreement Date, the Company has not received, and to the Knowledge of the Company, there is no pending civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, Warning Letter, untitled letter, It Has Come To Our Attention Letter, regulatory communication, proceeding or request for information from the FDA or any Governmental Authority concerning material noncompliance with Health Care Laws or other Law with regard to the Company or the Company pipeline products or services;
(g)   to the Knowledge of the Company, the Company has not been charged in or identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, an investigation, audit or inquiry by any Person or Governmental Authority under any Health Care Law and (ii) to the

Knowledge of the Company, the Company is not currently under investigation or review with respect to any suspected or actual violation of any Health Care Law;
(h)   no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Health Care Law by the Company or has not been given written notice of any potential criminal, civil or administrative violation of any Health Care Law;
(i)   neither the Company nor, to the Knowledge of the Company, any of its current officers, directors, managers, employees has engaged or is engaging, in any activities which are cause for civil monetary or criminal penalties or mandatory or permissive exclusion from any Medicare, Medicaid, TRICARE, or any other similar reimbursement program (each, a “Health Care Program”);
(j)   neither the Company nor any of its Affiliates, officers, directors, or employees has: (i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) made or offered any payment, gratuity or other thing of value that is prohibited by any law to personnel of the FDA or any other Governmental Authority; (iii) made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or in any records and documentation prepared or maintained to comply with applicable Laws, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure in this subsection (iii) was made could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, nor (iv) received written notice of or, to the Knowledge of the Company, been subject to any other material enforcement action involving the FDA or any other similar Governmental Authority, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter that would result in a Material Adverse Effect, and none of the foregoing are pending or threatened in writing;
(k)   except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has truthfully and accurately completed and submitted all applications, forms and filings required to be submitted to all Governmental Authorities, and their contractors, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers; and
(l)   as required under Law or a Contract to which the Company is a party or is otherwise bound, the Company has entered into a fully executed “business associate agreement” with (i) each customer of the Company that is a Covered Entity or Business Associate (as each term is defined under 45 CFR § 164.502) from whom the Company receives or maintains Protected Health Information, and (ii) each supplier, vendor, contractor, and/or other applicable Person that has or may have access to Protected Health Information as a result of such Person’s relationship with the Company and is a Business Associate of the Company. Each “business associate agreement” contains all the terms and conditions that the Company is required to include therein under Contracts to which the Company is a party or otherwise bound, including Contracts with customers, resellers, referral partners, vendors and other Persons, and, in all material respects, in accordance with Law. Neither the Company, nor to the Knowledge of the Company, any other party to any “business associate agreement” is in material breach thereof.
4.28   Investment Company Act.   The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.
4.29   Finders and Brokers.   Except as set forth in Schedule 4.29, the Company has not incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions.

4.30   Independent Investigation.   The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Contemplated Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules).
4.31   Disclosure.   No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.
4.32   Disclaimer of Other Representations and Warranties.   Except as expressly set forth in Article IV of this Agreement, neither the Company nor any of the Company’s Representatives or Affiliates has made or makes (and each hereby expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to the Company or such Company’s business, Representatives or Affiliates. The Company hereby acknowledges and agrees that, except as expressly set forth in Article III of this Agreement, neither the Purchaser nor any of its Representatives or Affiliates has made or makes (and each of them expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to itself or any of its business, Representatives or Affiliates, in connection with the Contemplated Transactions, and any such other representations or warranties are hereby expressly disclaimed in all respects. Other than as set forth in Article III of this Agreement, the Company is not relying upon any information provided or made available by, or representation or warranty of, the Purchaser or any of its Representatives or Affiliates, whether written, oral or otherwise.
Article V
REPRESENTATIONS REGARDING THE OWNERS
Each Owner, severally and not jointly, makes the following representations and warranties to the Purchaser as follows:
5.1   Reserved.
5.2   Authorization, Binding Agreement and Enforceability.
(a)   If applicable, such Owner has all requisite entity power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Document to which such Owner is or is required to be a party, to perform such Owner’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which such Owner is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Owner, and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Owner, enforceable against such Owner in accordance with its terms, subject to the Enforceability Exceptions.
(b)   If applicable, such Owner has all requisite entity power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform such Owner’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each Ancillary Document to which such Owner is or is required to be a party and the consummation of the Contemplated Transactions, (a) have been duly and validly authorized by such Owner’s board of directors (or similar governing body) in accordance with such Owner’s Organizational Documents, any applicable Law and any Contract to which such Owner is a party or by which it is bound and (b) except for the requisite approval of the owners of its Equity Securities, no other proceedings on the part of such Owner are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which such Owner is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Owner, and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Owner, enforceable against such Owner in accordance with its terms, subject to the Enforceability Exceptions.
5.3   Governmental Approvals.   Except as otherwise described in Schedule 4.5, no Consent of or filing with any Governmental Authority on the part of such Owner is required to be obtained or made in connection with the execution, delivery or performance by such Owner of this Agreement or any Ancillary Documents or the consummation by the Company of the Contemplated Transactions.
5.4   Non-Contravention.   Except as otherwise described in Schedule 4.6, the execution and delivery by such Owner of this Agreement and each Ancillary Document to which such Owner is or is required to be a party or otherwise bound, and the consummation by such Owner of the Contemplated Transactions and compliance by such Owner with any of the provisions hereof and thereof, will not (a) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Owner or any of such Owner’s material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Owner under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Owner under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third Person Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Contract that is binding upon such Owner, except in the cases of clauses (b) and (c), as has not been and would not reasonably be expected to have a materially adverse impact on such Owner or such Owner’s ability to consummate the Contemplated Transactions or to perform such Owner’s obligations hereunder or thereunder.
5.5   Ownership of the Company Contributed Units.   The Owner is the record and beneficial owner of the Company Contributed Units set forth opposite such Owner’s name on Exhibit A attached hereto, free and clear of any and all Liens. The Owner has the power and authority to sell, transfer, assign and deliver such Company Contributed Units as provided in this Agreement, and such delivery will vest in the Purchaser good and valid title to such Company Contributed Units, free and clear of any and all Liens. Except for this Agreement, such Owner is not a party to any Contract with respect to the voting, redemption, sale, transfer or other disposition of the Company Contributed Units.
5.6   Litigation.   Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Knowledge of the Owner, threatened, and no such Action has been brought in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against such Owner. The items listed on Schedule 4.11, if finally determined adversely to such Owner, will not have a materially adverse impact on such Owner or such Owner’s ability to consummate the Contemplated Transactions or to perform such Owner’s obligations hereunder or thereunder.
5.7   Accredited Investor and Bad Actor Status.   Such Owner (a) is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act, and/or (b) is not a “U.S. Person” as defined in Regulation S promulgated under Regulation D of the Securities Act.
5.8   Finders and Brokers.   Except as set forth in Schedule 4.29, such Owner has not incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions.

5.9   Independent Investigation.   The Owner has conducted such Owner’s own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and acknowledges that such Owner has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Owner acknowledges and agrees that in making such Owner’s decision to enter into this Agreement and to consummate the Contemplated Transactions, such Owner has relied solely upon such Owner’s own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules).
5.10   Disclosure.   No representations or warranties made by such Owner in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.
5.11   Disclaimer of Other Representations and Warranties.   Except as expressly set forth in Article IV and Article V of this Agreement, neither such Owner nor any of such Owner’s Representatives or Affiliates has made or makes (and each hereby expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to such Owner or such Owner’s business, Representatives or Affiliates. The Owner hereby acknowledges and agrees that, except as expressly set forth in Article III of this Agreement, neither the Purchaser nor any of its Representatives or Affiliates has made or makes (and each of them expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to itself or any of its business, Representatives or Affiliates, in connection with the Contemplated Transactions, and any such other representations or warranties are hereby expressly disclaimed in all respects. Other than as set forth in Article III of this Agreement, such Owner is not relying upon any information provided or made available by, or representation or warranty of, the Purchaser or any of its Representatives or Affiliates, whether written, oral or otherwise.
Article VI
COVENANTS
6.1   Access and Information.
(a)   During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 6.11, the Company shall give, and shall cause their Representatives and Affiliates to give, the Purchaser and its Representatives and Affiliates, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, unaudited interim financial statements, internal working papers, client files, client Contracts and other reasonably requested documentation and information), of or pertaining to the Company, as the Purchaser or its Representatives and Affiliates may reasonably request regarding the Company and its businesses, assets, Liabilities, financial condition, prospects, operations, management, and employees and cause each of the Company’s Representatives and Affiliates to reasonably cooperate with the Purchaser and its Representatives and Affiliates in their investigation, provided, however, that the Purchaser and its Representatives and Affiliates shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company.
(b)   During the Interim Period, subject to Section 6.11, the Purchaser shall give, and shall cause its Representatives and Affiliates to give, the Company and its Representatives and Affiliates, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, unaudited interim financial statements, internal working papers, client files, client Contracts and other reasonably requested documentation and information), of or pertaining to the Purchaser, as the Owners’ Representative may reasonably request regarding the Purchaser and its business, assets, Liabilities, financial condition, prospects, operations, management and employees and cause each of the Purchaser’s Representatives and Affiliates to reasonably cooperate with the Company and its Representatives and Affiliates in their investigation; provided, however, that the Company and its Representatives and Affiliates shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser.
6.2   Conduct of Business.
(a)   Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as set forth on Schedule 6.2 of the Company Disclosure Schedule, the Company shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective Representatives and Affiliates, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.
(b)   Without limiting the generality of Section 6.2(a) and except as set forth on Schedule 6.2 of the Company Disclosure Schedule, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not perform or cause to be performed any of the matters set forth in Section 4.8(b).
(c)   Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, the Purchaser shall (i) comply in all material respects with all Laws applicable to the Company and its business, assets and employees, (ii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective Representatives and Affiliates, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice, and (iii) not amend the terms of the other Roll-Up Transactions or the deSPAC Transaction.
6.3   Reserved.
6.4   Interim Period Financial Statements.   During the Interim Period, within fifteen (15) calendar days following the last calendar day of each month occurring during the Interim Period, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Company for the period from the Interim Balance Sheet Date through the end of such calendar month, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present in all material respects the consolidated financial position and results of operations of the Company as of the date or for the periods indicated in accordance with the Accounting Principles, subject to year-end audit adjustments and excluding footnotes. From the Agreement Date through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any reviewed or audited consolidated financial statements of the Company that the Company’s certified public accountants may issue.
6.5   No Solicitation.
(a)   For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement and the Ancillary Documents) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of Equity Securities, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement and the Ancillary Documents) concerning a Business Combination involving Purchaser.
(b)   During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Contemplated Transactions, each Party shall not, and shall cause its Representatives and Affiliates to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.
(c)   Each Party shall notify the others as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.
6.6   Notification of Certain Matters.   During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third Person (including any Governmental Authority) alleging (i) that the Consent of such third Person is or may be required in connection with the Contemplated Transactions or (ii) any non-compliance with any applicable Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions; (d) becomes Knowledgeable of any fact or circumstance that, or becomes Knowledgeable of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or written threat of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any Representative, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Contemplated Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached
6.7   Efforts.
(a)   Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate in all reasonable respects with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate the Contemplated Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Contemplated Transactions.
(b)   In furtherance and not in limitation of Section 6.7(a), to the extent required under any applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the Contemplated Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite Consents for the Contemplated Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Contemplated Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Contemplated Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.
(c)   As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the Contemplated Transactions and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Contemplated Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Contemplated Transactions and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Contemplated Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Contemplated Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Contemplated Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Contemplated Transactions, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Contemplated Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Contemplated Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Contemplated Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.
(d)   Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the Contemplated Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.8   Tax Matters.   For federal and all applicable state income Tax purposes, the Parties intend that the Roll-Up Transactions and the deSPAC Transaction will collectively be treated as an integrated transaction qualifying under Section 351(a) of the Code (the “Intended Tax Treatment”). Each Party shall use commercially reasonable efforts to cause the Roll-Up Transactions and the deSPAC Transaction to qualify, and agrees not to take any action which, to its Knowledge, could reasonably be expected to cause the Roll-Up Transactions and the deSPAC Transaction to fail to qualify for the Intended Tax Treatment. Each Party shall report the Transactions on its respective Tax Returns in a manner consistent with such Intended Tax Treatment and shall take no action or position in any subsequent Tax Return, Tax audit, Tax controversy or otherwise that is inconsistent with such Intended Tax treatment unless required to do so by a final “determination” (as defined in Section 1313(a) of the Code) or other applicable Law.
6.9   Further Assurances.   The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement, the Ancillary Documents and applicable Law to consummate the Contemplated Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.
6.10    Public Announcements.   The Parties agree that, after the Closing, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Contemplated Transactions shall be issued by any Party or any of such Party’s respective Representatives or Affiliates without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.
6.11   Confidential Information.
(a)   The Owners hereby agree that, after the Closing Date, such Owners shall, and shall cause their respective Representatives and Affiliates to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the Contemplated Transactions or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Representatives or Affiliates), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third Person any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Owners become legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that the Purchaser or a Representative or an Affiliate thereof may seek a protective Order or other remedy or waive compliance with this Section 6.11(a) and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.11(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information.
(b)   The Purchaser hereby agrees that, after the Closing Date, it shall, and shall cause its Representatives and Affiliates to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Contemplated Transactions or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third Person any of the Company Confidential Information without the Owners’ prior written consent; and (ii) in the event that the Purchaser or any of its Representatives or Affiliates becomes legally compelled to disclose any Company Confidential Information, (A) provide the Owners, to the extent legally permitted, with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.11(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Owners waive compliance with this Section 6.11(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information.
6.12   Documents and Information.   After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Representatives and Affiliates to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by the Owners’ Representative during normal business hours of the Company, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or the Company without first advising the Owners’ Representative in writing and giving the Owners’ Representative a reasonable opportunity to obtain possession thereof.
6.13   Pre-Closing Advisory Board of Directors and Executive Officers.
(a)   Effective as of the Agreement Date, the Purchaser shall establish an advisory board of directors (the “Pre-Closing Advisory Board”) which shall be comprised of five (5) individuals with one (1) individual being appointed by each of the Company, Cerevast, Aegeria, Wicab China, and Haiyin. The director appointee of (i) the Company shall be Anthony Lee (the “Company Director Appointee”), (ii) Cerevast shall be Bradford A. Zakes, (iii) Aegeria shall be Jennifer Elisseeff, (iv) Wicab China shall be Kenny Min Zhou and (v) Haiyin shall be Yuquan Wang. At or prior to the Closing, the Purchaser will provide each director serving on the Post-Closing Purchaser Board an Indemnification Agreement.
(b)   During the Interim Period, the Pre-Closing Advisory Board shall have the power and authority of a Committee of Directors appointed by the Board of the Purchaser and its conduct will be subject to the procedures for Committees of Directors set forth in the Purchaser’s Bylaws. The Pre-Closing Advisory Board will, among other things:
(i)   have the authority to approve or reject the selection of the SPAC;
(ii)   advise and assist with the negotiation of the BCA;
(iii)   have the authority to approve or reject the terms of the BCA;
(iv)   advise and assist with the completion of the Approved deSPAC Transaction; and
(v)   advise and assist with the respective affairs, business and operations of each of the Purchaser, the Company, Cerevast, Aegeria, and Wicab China.
6.14   Indemnification of Directors and Officers; Tail Insurance.
(a)   The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar Contracts between any D&O Indemnified Person and the Company, in each case as in effect on the Agreement Date, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing Date, the Purchaser shall cause the Organizational Documents of the Purchaser to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the Agreement Date in the Organizational Documents of the Company to the extent permitted by applicable Law. The provisions of this Section 6.14(a) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.
(b)   For the benefit of the Company’s directors and officers, the Purchaser shall, prior to the Effective Time, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6) year period from and after the Closing Date for events occurring prior to the Closing Date (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.
6.15    Fees and Expenses.   All Expenses incurred in connection with this Agreement, the Ancillary Documents and the Contribution and Exchange shall be paid by the Party incurring such Expenses, provided, however, that the Purchaser shall pay, as and when due, for the cost of the Third-Party Valuation Validation. The Purchaser shall pay such Expenses directly to the applicable third-Person provider.
Article VII
NO SURVIVAL
7.1   No Survival.   The representations and warranties of the Parties contained in this Agreement shall for all purposes terminate as of, and shall not survive beyond, the Closing. All covenants and agreements that are to be performed by the Parties in connection with the Contemplated Transactions, including those covenants and agreements set forth in this Agreement and any Ancillary Document that are to be performed, in whole or in part, at or after the Closing Date shall survive in accordance with their respective terms until such covenants and agreements have been performed or otherwise satisfied and the provisions of Article XI shall survive the Closing indefinitely (collectively, the “Surviving Covenants and Agreements”). Accordingly, except with respect to (a) the Surviving Covenants and Agreements, (b) Fraud Claims and (c) the right of any Party to specifically enforce the terms of this Agreement and the Ancillary Documents pursuant to Section 11.7, after the Closing, no Party shall have any right to monetary damages under any theory or any cause of action (including any claim for indemnification), and there shall be no Liability of any kind whatsoever on the part of any Party, its Representatives or Affiliates or any of its or their respective Representatives or Affiliates in respect of any breach of or inaccuracy in any representations or warranties contained in this Agreement.
Article VIII
MUTUAL RELEASES
8.1   Release by the Owners and Company.   Effective upon the Closing, except with respect to (i) the Surviving Covenants and Agreements, (ii) Fraud Claims, and (iii) the right of any Party to specifically enforce the performance of the terms of this Agreement and the Ancillary Documents pursuant to Section 11.7, each of the Owners and the Company, on behalf of itself, its respective current and former Representatives and Affiliates and each of their respective current and former Representatives and Affiliates (collectively, the “Owner and Company Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Purchaser, its current and former Representatives and Affiliates and each of their respective current and former Representatives and Affiliates (collectively, the “Purchaser Released Parties”) of and from any and all Actions, Orders, Liabilities and Losses of any kind whatsoever, whether in Law or in equity, which the Owner and Company Releasing Parties may have against any of the Purchaser Released Parties, as of the Closing Date or in the future, in each case in respect of any cause, matter or thing arising under or directly related to the Contemplated Transactions or relating to any of the Purchaser Released Parties, occurring or arising prior to the Closing.
8.2   Release by the Purchaser.   Effective upon the Closing, except with respect to (i) the Surviving Covenants and Agreements, (ii) Fraud Claims, and (iii) the right of any Party to specifically enforce the performance of the terms of this Agreement and the Ancillary Documents pursuant to Section 11.7, the Purchaser, on behalf of itself, its respective current and former Representatives and Affiliates and each of its and their respective current and former Representatives and Affiliates (collectively, the “Purchaser Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Owners and the Company, their respective current and former Representatives and Affiliates and each of their respective current and former Representatives and Affiliates (collectively, the “Owner and Company Released Parties”) of and from any and all Actions, Orders, Liabilities and Losses of any kind whatsoever, whether in Law or in equity, which the Purchaser Releasing Parties may have against any of the Owner and Company Released Parties, as of the Closing Date or in the future, in each case in respect of any cause, matter or thing arising under or directly related to the Contemplated Transactions or relating to any of the Owner and Company Released Parties, occurring or arising prior to the Closing.

Article IX
CLOSING CONDITIONS
9.1   Conditions to Each Party’s Obligations.   The obligations of each Party to consummate the Contemplated Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Purchaser and the Owners’ Representative of the following conditions:
(a)   Antitrust Laws.   Any waiting period (and any extension thereof) applicable to the Contemplated Transactions under any Antitrust Laws shall have expired or been terminated.
(b)   Requisite Regulatory Approvals.   The Consents required to be obtained from or made with any Governmental Authority in order to consummate the Contemplated Transactions that are set forth in Schedule 9.1(b) shall have each been obtained or made.
(c)   Requisite Consents.   The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the Contemplated Transactions that are set forth in Schedule 9.1(c) shall have each been obtained or made.
(d)   No Adverse Law or Order.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Contemplated Transactions illegal or which otherwise prevents or prohibits consummation of the Contemplated Transactions.
(e)   Appointment to the Pre-Closing Advisory Board.   The members of the Pre-Closing Advisory Board shall have been elected effective as of the Agreement Date consistent with the requirements of Section 6.13.
9.2   Conditions to Obligations of the Company.   In addition to the conditions specified in Section 9.1, the obligations of the Company to consummate the Contemplated Transactions are subject to the satisfaction or written waiver (where permissible) by the Owners’ Representative of the following conditions:
(a)   Representations and Warranties.   All of the representations and warranties of the Purchaser set forth in Article III of this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Purchaser.
(b)   Agreements and Covenants.   The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement and the Ancillary Documents to be performed or complied with by it on or prior to the Closing Date.
(c)   No Purchaser Material Adverse Effect.   No Material Adverse Effect shall have occurred with respect to the Purchaser since the Agreement Date which is continuing and uncured.
(d)   Closing Deliverables.   The receipt of the Closing deliverables of the Purchaser set forth in Section 2.3.
(e)   Other Transactions.   The other Roll-Up Transactions shall be consummated substantially simultaneously with the Closing, the BCA, as in effect on the Agreement Date, shall remain in full force and effect and the Approved deSPAC Transaction shall occur immediately following the Closing.
9.3   Conditions to Obligations of the Purchaser.   In addition to the conditions specified in Section 9.1, the obligations of the Purchaser to consummate the Contemplated Transactions are subject to the satisfaction or written waiver (where permissible) by the Purchaser of the following conditions:
(a)   Representations and Warranties.   All of the representations and warranties of the Company and the Owners set forth in Article IV and Article V of this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
(b)   Agreements and Covenants.   The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement and the Ancillary Documents to be performed or complied with by it on or prior to the Closing Date.
(c)   No Material Adverse Effect.   No Material Adverse Effect shall have occurred with respect to the Company since the Agreement Date which is continuing and uncured.
(d)   Closing Deliverables.   The receipt of the Closing deliverables of the Company set forth in Section 2.2.
9.4   Frustration of Conditions.   Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Representatives or Affiliates (or with respect to the Company, any Owner) failure to comply with or perform any of its covenants or obligations set forth in this Agreement or any Ancillary Document.
Article X
TERMINATION
10.1   Termination.   This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing as follows:
(a)   by mutual written consent of the Purchaser and the Owners’ Representative;
(b)   by written notice by the Purchaser or the Owners’ Representative if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by March 31, 2023 (the “Outside Date”), provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Representatives or Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;
(c)   by written notice by either the Purchaser or the Owners’ Representative if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions, and such Order or other action has become final and non-appealable, provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Representatives or Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;
(d)   by written notice by the Owners’ Representative to Purchaser if (i) there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) ten (10) Business Days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date, provided, that the Owners’ Representative shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company is in material uncured breach of this Agreement;
(e)   by written notice by the Purchaser to the Owners’ Representative if (i) there has been a material breach by the Company or any of the Owners of any of their respective representations, warranties, covenants or agreements contained in this Agreement or if any respective representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in

Section 9.3(a) or Section 9.3(b) to be satisfied and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) ten (10) Business Days after written notice of such breach or inaccuracy is provided to the Owners’ Representative or (B) the Outside Date, provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;
(f)   by written notice by the Purchaser to the Owners’ Representative if there shall have been a Material Adverse Effect on the Company following the Agreement Date which is uncured for at least ten (10) business days after written notice of such Material Adverse Effect is provided by the Purchaser to the Owners’ Representative; or
(g)   by written notice by the Owners’ Representative to Purchaser if any of (i) the BCA or (ii) the contribution and exchange agreement with respect to any of the Cerevast Contribution and Exchange, Aegeria Contribution and Exchange or Wicab China Contribution and Exchange or (iii) the Subscription Agreement with respect to the Haiyin Share Purchase expire in accordance with their terms or are terminated.
10.2   Effect of Termination..   This Agreement may only be terminated in accordance with Section 10.1 pursuant to a written notice delivered by the applicable Party to the other applicable Parties which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. Subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Contemplated Transactions shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1. Other than as provided in Section 10.3, in the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives or Affiliates, and all rights and obligations of each Party shall cease, provided, however, that nothing herein shall relieve any Party from Liability for any intentional breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party.
10.3   Survival.   Section 6.10, Section 6.11, Section 6.15, Article XI and this Section 10.2 shall survive any termination of this Agreement in accordance with Section 10.1.
Article XI
MISCELLANEOUS
11.1   Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including e-mail), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to the Purchaser, to: Longevity Biomedical, Inc. 12100 NE 195th Street, Suite 150 Bothell, WA 98011 Attention: Bradford A. Zakes Email: bzakes@cerevast.com	with a copy (which will not constitute notice) to:
Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

If to the Company, to: Novokera, LLC Attn: Anthony Lee 2777 Paradise Road, No. 3303 Las Vegas, Nevada 89109 E-mail: tony@t-lee.com with a copy (which will not constitute notice) to:
Newman Du Wors LLP
Attn: Derek A. Newman
2101 Fourth Avenue, Suite 1500
Seattle, Washington 98121
Telephone No.: (202) 689-2987
E-mail: dn@newmanlaw.com

If to the Owner, to: Anthony Lee 2777 Paradise Road, No. 3303 Las Vegas, Nevada 89109 E-mail: tony@t-lee.com
11.2   Binding Effect; Assignment.   This Agreement and the Ancillary Documents shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement and the Ancillary Documents shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Owners’ Representative), and any assignment without such consent shall be null and void, provided that no such assignment shall relieve the assigning Party of its obligations hereunder or thereunder.
11.3   Third Persons.   Except for the rights of the D&O Indemnified Persons set forth in Section 14, which the Parties acknowledge and agree are express third Person beneficiaries of this Agreement, nothing contained in this Agreement or in any Ancillary Document shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.
11.4   Dispute Resolution.   Any and all disputes, controversies and claims arising out of, related to, or in connection with this Agreement, the Ancillary Documents or the Contemplated Transactions (a “Dispute”) shall be governed by this Section 11.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”), provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. If a Dispute is not resolved during the Resolution Period, then either party may bring legal suit or action, or proceeding, subject to Section 11.5.
11.5   Governing Law; Jurisdiction.   This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 11.4, all Actions arising out of or relating to this Agreement and any Ancillary Agreement shall be heard and determined exclusively in any state or federal court located in the State of New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 11.4, each Party hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement, the Ancillary Documents or the Contemplated Transactions may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Contemplated Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.5 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law.

11.6   Waiver of Jury Trial .   EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OR AFFILIATE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.
11.7   Specific Performance.   Each Party acknowledges that the rights of each Party to consummate the Contemplated Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at Law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at Law or in equity.
11.8   Severability.   In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
11.9   Amendment.   This Agreement may be amended, supplemented or modified only by execution of a written instrument signed each of the Purchaser, the Company, the Owners and the Owners’ Representative.
11.10   Waiver.   The Purchaser on behalf of itself and its Representatives and Affiliates, the Company on behalf of itself and its Representatives and Affiliates, and the Owners’ Representative on behalf of itself and the Owners, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Owners’ Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative.
11.11   Entire Agreement.   This Agreement and the Ancillary Documents embody the entire agreement and understanding of the Parties in respect of the Contemplated Transactions. This Agreement and the Ancillary Documents supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.
11.12   Interpretation.   The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h)   any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the Equity Securities of such Person, in whatever form, including with respect to the Purchaser its stockholders under the Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.
11.13   Counterparts.   This Agreement and each Ancillary Document may be executed and delivered (including by Electronic Transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
11.14   Owners’ Representative.
(a)   Each Owner, by delivery of a counterpart to this Agreement, on behalf of such Owner and such Owner’s Representatives and Affiliates, hereby irrevocably constitutes and appoints Anthony Lee, in its capacity as the Owners’ Representative, as the true and lawful agent and attorney-in- fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Owners’ Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Owners’ Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Owners’ Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Owners’ Representative Documents, including: (i) terminating, amending or waiving on behalf of such Person any provision of any Owners’ Representative Document (provided, that any such action, if material to the rights and obligations of the Owners in the reasonable judgment of the Owners’ Representative, will be taken in the same manner with respect to all

Owners unless otherwise agreed by each Owner who is subject to any disparate treatment of a potentially material and adverse nature); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Owners’ Representative Document; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Owners’ Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Owners’ Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the Contemplated Transactions, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (v) receiving all or any portion of the Purchaser Exchanged Shares and to distributing the same to the Owners; and (vi) otherwise enforcing the rights and obligations of any such Persons under any Owners’ Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Owners’ Representative shall be binding upon each Owner and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.14 are irrevocable and coupled with an interest. The Owners’ Representative hereby accepts its appointment and authorization as the Owners’ Representative under this Agreement.
(b)   Any other Person, the Purchaser and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Owners’ Representative as the acts of the Owners under any Owners’ Representative Documents. The Purchaser and the Company shall be entitled to rely conclusively on the instructions and decisions of the Owners’ Representative as to (i) any payment instructions provided by the Owners’ Representative or (ii) any other actions required or permitted to be taken by the Owners’ Representative hereunder, and no Owner shall have any cause of action against the Purchaser or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Owners’ Representative. The Purchaser and the Company shall not have any Liability to any Owner for any allocation or distribution among the Owners by the Owners’ Representative of payments made to or at the direction of the Owners’ Representative. All notices or other communications required to be made or delivered to an Owner under any Owners’ Representative Document shall be made to the Owners’ Representative for the benefit of such Owner, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Owner with respect thereto. All notices or other communications required to be made or delivered by an Owner shall be made by the Owners’ Representative (except for a notice under Section 11.14(d) of the replacement of the Owners’ Representative).
(c)   The Owners’ Representative will act for the Owners on all of the matters set forth in this Agreement in the manner the Owners’ Representative believes to be in the best interest of the Owners, but the Owners’ Representative will not be responsible to the Owners for any losses that any Owner may suffer by reason of the performance by the Owners’ Representative of the Owners’ Representative’s duties under this Agreement, other than losses arising from the bad faith, gross negligence or willful misconduct by the Owners’ Representative in the performance of its duties under this Agreement. From and after the Closing, the Owners shall jointly and severally indemnify, defend and hold the Owners’ Representative harmless from and against any and all losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Owners’ Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Owners’ Representative’s duties under any Owners’ Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Owners’ Representative. In no event shall the Owners’ Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Owners’ Representative shall not be liable for any act done or omitted under any Owners’ Representative Document as the Owners’ Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Owners’ Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Owners’ Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Owners’ Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Owners, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Owners’ Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Owners’ Representative under this Section 11.14 shall survive the Closing and continue indefinitely.
(d)   If the Owners’ Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Owners, then the Owners shall, within ten (10) Business Days after such death, disability, dissolution, resignation or other event, appoint a successor Owners’ Representative (by vote or written consent of the Owners holding in the aggregate in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Owners’ Representative” for purposes of this Agreement.
11.15   Legal Representation.   The Parties agree that, notwithstanding the fact that Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), prior to Closing, represented the Purchaser in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions, and has also represented the Purchaser and its Representatives and Affiliates in connection with matters other than the Contemplated Transactions, Nelson Mullins will be permitted in the future, after Closing, to represent the Purchaser and its Representatives and Affiliates in connection with any disputes arising out of, or related to, this Agreement, the Roll-Up Transactions and the deSPAC Transaction. The Company, the Owners and the Owners’ Representative, who are or have the right to be represented by independent counsel in connection with the this Agreement, the Roll-Up Transactions and the deSPAC Transaction, hereby agree, in advance, to waive (and to cause their Representatives and Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Nelson Mullins’s future representation of one or more of the Purchaser and its Representatives and Affiliates in which the interests of such Person are adverse to the interests of the Company, the Owners and the Owners’ Representative or any of their respective Representatives and/or Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney- client privilege, the Purchaser shall be deemed the client of Nelson Mullins with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Purchaser, shall be controlled by the Purchaser and shall not pass to or be claimed by any other Person, provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Representatives and/or Affiliates (including, after the Closing Date, the Company and its Representatives and/or Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third Person.
Article XII
DEFINITIONS
12.1   Certain Definitions.   For purpose of this Agreement, the following capitalized terms have the following meanings:
“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.
“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the latest audited Company Financials.
“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.
“Aegeria” means Aegeria Soft Tissue, LLC, a Delaware limited liability company.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means the Company Disclosure Schedule, the Purchaser Disclosure Schedule, each Contract, document or other instrument attached hereto as an Exhibit, and the other Contracts, documents or other instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.
“Approved deSPAC Transaction” means the transaction contemplated by a definitive written business combination agreement (or similar agreement), executed and delivered by the Purchaser and a SPAC, that provides for Purchaser to be acquired by, or to otherwise combine with, the SPAC, pursuant to a transaction meeting each of the following criteria (or as may otherwise be agreed upon in writing by each of the Company, Cerevast, Aegeria, Wicab China and Haiyin): (i) the valuation assigned to the Company in the transaction is not less than $250 million; (i) there is a minimum cash condition at closing of at least $75 million; (iii) there is a minimum committed private placement of at least $35 million; (iv) at least two members of the Pre-Closing Advisory Board continue as board members of the SPAC (or successor entity) following the consummation of the transaction; (v) the outstanding founder shares of the SPAC shall be no more than 20% of the total number of the SPAC’s outstanding shares of common stock (or equivalent securities) immediately prior to the closing of the transaction; (vi) the lock-up period applicable to the SPAC’s sponsor and management from the SPAC’s initial public offering shall not be shortened in connection with the transaction; (vii) none of the Company’s representations, warranties or covenants shall survive the closing of the transaction; and (viii) all of the shares issued to the Company’s stockholders in connection with the transaction shall be registered and freely tradeable upon the closing of the transaction (provided that directors, officers and 5% or greater stockholders of the post-transaction company shall agree to a lock-up of 180 days).
“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.
“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.
“Cerevast” means Cerevast Medical, Inc., a Delaware corporation.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.
“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of its Representatives, furnished in connection with this Agreement or the Contemplated Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.
“Company Contributed Units” means the Company Units that the Company is contributing to the Purchaser in the Contribution.
“Company Equity Securities” means the Company Units.

“Company Units” means those units that evidence membership interests in the Company.
“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents, including the Contribution and the Exchange.
“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).
“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother- in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.
“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.
“deSPAC Transaction” means the transactions contemplated by the BCA, as in effect on the Agreement Date.
“DGCL” means the General Corporation Law of the State of Delaware.
“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.
“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or

Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.
“Equity Awards” means any (i) security convertible, with or without consideration, into an Equity Security, (ii) any warrant or right to subscribe for or purchase such an Equity Security or (iii) any put, call, straddle, or other option or Contract to purchase an Equity Security from, or to sell an Equity Security to, another Person without being bound to do so.
“Equity Security” means any (i) share of capital stock, (ii) general partnership interest, (iii) limited partnership interest, (iv) limited liability company interest or (v) other similar security, certificate of interest or participation in any profit sharing agreement, preorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, interest in a joint venture, or certificate of interest in a business trust.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party or any of its Representatives and/or Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the Ancillary Documents and the Contribution and Exchange.
“FDA” means the U.S. Food and Drug Administration.
“Fraud Claim” means, at any applicable time, fraud as defined pursuant to Delaware common Law.
“GAAP” means generally accepted accounting principles as in effect in the United States of America.
“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Haiyin” means Haiyin Capital, a Chinese company.
“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.
“Health Care Laws” means any and all Laws of any Governmental Authority pertaining to health regulatory matters applicable to the business of the Company, including (a) the Public Health Service Act (42 U.S.C. § 201 et seq.), the Federal Food, Drug & Cosmetic Act (“FDC Act”) (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder, as amended; (b) requirements of Law relating to the developing, designing, testing, studying, processing, manufacturing, labeling, storing, handling, packaging, marketing, selling, importing, exporting, or distributing of drugs (including biological products), or medical devices, combination products, or human cell, tissue, and cellular and tissue-based products (“HCT/Ps”), including laws governing Permit requirements for any of the foregoing activities; (c) fraud and abuse (including the following Laws: the federal Anti-Kickback Statute (42 U.S.C. § 1320a- 7b(b)); the Civil False Claims Act (31 U.S.C. § 3729 et seq.) and the Criminal False Claims Act (18 U.S.C.§ 287); the Stark Law (42. U.S.C. §1395nn); Sections 1320a-7, 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (d) Medicare, Medicaid, TRICARE or other governmental health care or payment program (including but not limited to Title XVIII and Title XIX of the Social Security Act); (e) quality, safety certification and accreditation standards and requirements; (f) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; and (g) any other Law or regulation of any Governmental Authority which regulates kickbacks, patient or Health Care Program reimbursement, Health Care Program claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs or any other aspect of providing health care applicable to the operations of the Company.
“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.
“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.
“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.
“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).
“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural Person, the actual knowledge of such Party after reasonable inquiry.
“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.
“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.
“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Contemplated Transactions or the

Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi) with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)  – (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.
“Novokera” means Novokera, LLC, a Nevada limited liability company.
“NRS” means Nevada Revised Statutes.
“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.
“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation, certificate of formation, articles of incorporation, articles of organization, bylaws, operating agreement, limited liability company agreement, partnership agreement, or similar organizational documents, in each case, as amended and restated as of the Closing.
“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).
“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.
“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.
“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.
“Preliminary Valuation” means the preliminary value of $35,000,000 that was assigned to the Company prior to the Agreement Date.
“Privacy Laws” means all applicable United States state and federal Laws, and the laws of applicable jurisdictions, relating to privacy and protection of Personal Data and/or Protected Health Information, including the General Data Protection Regulation, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act; and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.
“Proceeding” means any action, suit, proceeding, complaint, claim, charge or hearing before or by a Governmental Authority or an arbitrator.
“Protected Health Information” has the meaning given to such term under HIPAA, including all such information in electronic form.
“Purchaser Exchanged Shares” means Purchaser Shares exchanged in the Exchange for Company Contributed Units.
“Purchaser Shares” means the shares of Common Stock, par value $0.0001 per share, of the Purchaser.
“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Owners’ Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Owners’ Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.
“Purchaser Securities” means the Purchaser Shares and the Purchaser Equity Awards, collectively.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.
“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre- remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.
“Roll-Up Transactions” means the Contemplated Transactions, the Cerevast Contribution and Exchange, the Aegeria Contribution and Exchange, the Wicab China Contribution and Exchange, and the Haiyin Contribution and Exchange.
“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).
“Securities Act” means the Securities Act of 1933, as amended.
“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.
“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.
“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.
“Third-Party Valuation Validation” means the third-party valuation conducted by an independent valuation firm reasonably acceptable to the Purchaser and the Company which such valuation will be used by the Parties to confirm and adjust, as needed, the Preliminary Valuation.
“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know- how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.
“Valuation” means the valuation of the Company which, pursuant to the Third-Party Valuation Validation, has been determined to be $27,600,000.
“Wicab China” means Wicab Technology (Beijing) Co., Ltd, a Chinese limited company.
12.2   Section References.   The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:
Term	Section	Term	Section
Accounts Receivable	4.7(f)	Company	Preamble
Accounts Payable	4.7(g)	Company Directors	6.13(a)
Agreement	Preamble	Company Disclosure Schedules	Article IV
Audited Company Financials	4.7(a)	Company Financials	4.7(a)
BCA	RECITALS	Company IP	4.13(d)
Business Combination	8.1	Company IP Licenses	4.13(a)
Closing	2.1	Company Material Contracts	4.12(a)
Closing Date	2.1	Company Permits	4.10
Company Products	4.13(i)	Party(ies)	Preamble
Company Registered IP	4.13(a)	Post-Closing Purchaser Board	6.13(a)
Company Released Parties	8.2	Public Stockholders	8.1
Company Releasing Parties	8.1	Purchaser.	Preamble
Contribution	1.1(a)	Purchaser Disclosure Schedules	Article III
Controlled Person	Article X	Purchaser Financials	3.6
D&O Indemnified Persons	6.14(a)	Purchaser Material Contract	3.13
Employment Agreements	2.2(c)	Purchaser Released Parties	8.1
Enforceability Exceptions	3.2	Purchaser Releasing Parties	8.2
Environmental Permits	4.20(a)	Purchaser Representative	Preamble
Exchange	1.1(b)	Purchaser Support Agreement	RECITALS
IDEs	4.27(b)	Related Person	4.21
Indemnification Agreements	2.2(g)	Released Claims	8.1
Interim Balance Sheet Date	4.7(a)	Resignations	2.2(e)
Lock-Up Agreement	RECITALS	Restrictive Covenant Agreements	2.2(d)
Merger	RECITALS	Section 409A Plan	4.19(j)
Merger Sub	Preamble	Surviving Covenants and Agreements	7.1
Nelson Mullins	2.1	Owners’ Representative	Preamble
Non-Competition Agreement	RECITALS
OFAC	3.18(b)
Off-the-Shelf Software	4.13(a)
Owners	Preamble
Owners’ Representative	Preamble
{PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party has executed and delivered this Agreement, or has caused the execution and delivery of this Agreement by its duly authorized Representative, as of the Agreement Date.
THE PURCHASER
Longevity Biomedical, Inc.
/s/ Bradford A. Zakes

    Name:
Bradford A. Zakes

    Title:
President & CEO

THE COMPANY
Novokera, LLC
By:
/s/ Anthony Lee

    Name:
Anthony Lee

    Title:
President & CEO

THE OWNER
By:
/s/ Anthony Lee

    Name:
Anthony Lee

THE OWNERS’ REPRESENTATIVE
By:
/s/ Anthony Lee

    Name:
Anthony Lee

Signature Page to Contribution and Exchange Agreement

EXHIBIT A
Contributed and Issued Equity
Name	Company Contributed Units	Purchaser Exchanged Shares Issued
Anthony Lee	750,000 Company Units	2,123,000
Cellular Bioengineering, Inc.	250,000 Unit Warrants	Assumed
Total	1,000,000	2,123,000

EXHIBIT B
FORM OF EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of [•] (the “Effective Date”), by and between LONGEVITY BIOMEDICAL, INC. (together with its successors and assigns, the “Company”), and ANTHONY LEE (“Executive”). As the context of this Agreement so requires, Executive and the Company are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the Company is party to that certain Contribution and Exchange Agreement, dated as of the date hereof (the “Contribution Agreement”) pursuant to which, among other things, the parties have agreed to engage in a series of transactions, which result in the Company becoming the indirect owner of all equity interests in Novokera, LLC (“Novokera”), on the terms and conditions set forth in the Contribution Agreement;
WHEREAS, the Company is entering into contribution agreements of the same date as the Contribution Agreement with Wicab Technology (Beijing) Co., Ltd. (“Wicab”), Aegeria Soft Tissue, LLC (“Aegeria”), and Cerevast Medical, Inc. (“Cerevast” and together with Wicab, Aegeria, and Novokera, the “Group Companies”), defined in the Contribution Agreement as the “Roll-Up Transactions”;
WHEREAS, upon the consummation of the Contribution Agreement and the Roll-Up Transactions, the Company contemplates consummating an Approved deSPAC Transaction pursuant to a qualified business combination agreement (the Contribution Agreement, the Roll-Up Transactions, and the Approved deSPAC collectively the “Contemplated Transactions”);
WHEREAS, immediately following the consummation of the Contemplated Transactions, Company desires to employ Executive, and Executive desires to be employed by the Company, as the Company’s Chief Operating Officer;
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, the parties hereby agree as follows:
AGREEMENT
1.
Employment and Term.   The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on the Effective Date and end one year from the Effective Date or, if earlier, on the date on which the term of employment is terminated in accordance with Section 5. Executive’s employment with the Company shall be on an “at-will” basis.

2.
Position, Duties and Responsibilities, Location, and Commuting.

(a)
Position and Duties.   During the Term, the Company shall employ Executive as Chief Operating Officer. Executive shall report directly to the Chief Executive Officer, subject to the specific direction of the Company’s Board of Directors (the “Board”). Executive shall have general overall authority and responsibility for overseeing the day-to-day operational functions of the Company, including the Group Companies. Executive shall also have such other duties, powers, and authority as are commensurate with his or her position as the Chief Operating Officer and such other duties and responsibilities that are commensurate with his or her positions as specifically delegated to him or her from time to time by the Chief Executive Officer and/or the Board.

(b)
Exclusive Services and Efforts.   Executive agrees to devote his or her efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his or her position and, except as set forth herein, agrees to devote all of his or her professional time and attention to the business and affairs of the Company. Notwithstanding the foregoing, Executive shall be entitled to engage in service for one (1) not-for-profit organization to the extent such service does not interfere with the performance of his or her duties and responsibilities to the Company, as determined by the Company in its sole reasonable discretion.
(c)
Compliance with Company Policies.   Executive shall be subject to the Bylaws, policies, practices, procedures and rules of the Company, including those policies and procedures set forth in the Company’s Code of Conduct and Ethics. Executive’s violation of the terms of such documents shall be considered a breach of the terms of this Agreement.

(d)
Location of Employment.   Executive’s principal office, and principal place of employment, shall be the Executive’s residential address; provided that Executive may be required under business circumstances to travel outside of such location in connection with performing his or her duties under this Agreement.

3.
Compensation.

(a)
Base Salary.   During the Term, the Company shall pay to Executive an annual salary of $[amount] (“Base Salary”). The Compensation Committee of the Board (the “Committee”) may increase or decrease the Base Salary, in its sole discretion, taking into account Company and individual performance objectives.

(b)
Annual Cash Bonus.   During the Term, Executive shall be eligible to receive an annual cash bonus, on terms and conditions as determined by the Committee in its sole discretion taking into account Company and individual performance objectives.

(c)
Long-Term Incentive Award.   During the Term, Executive shall be eligible to participate in the Company’s long-term incentive plan, on terms and conditions as determined by the Committee in its sole discretion taking into account Company and individual performance objectives.

4.
Employee Benefits and Perquisites.

(a)
Benefits.   Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to other employees of the Company, subject to Executive’s satisfaction of all applicable eligibility conditions of such plans, programs, and arrangements. Company will ensure that Executive is immediately subject to coverage under the Company’s health insurance plan Nothing herein shall be construed to limit the Company’s ability to amend or terminate any employee benefit plan or program in its sole discretion.

(b)
Fringe Benefits, Perquisites, and Paid Time Off.   During the Term, Executive shall be entitled to participate in all fringe benefits and perquisites made available to other employees of the Company, subject to Executive’s satisfaction of all applicable eligibility conditions to receive such fringe benefits and perquisites. In addition, Executive shall be eligible for up to fifteen (15) days of paid time off (“PTO”) per calendar year in accordance with the Company’s vacation and PTO policy, inclusive of vacation days and sick days and excluding standard paid Company holidays, in the same manner as PTO days for employees of the Company generally accrue. All PTO shall be taken at such times as are mutually agreed upon by the Executive and the Board of Directors, although the Board of Directors shall not unreasonably withhold or condition its consent for the Executive to take such time off.

(c)
Reimbursement of Expenses.   The Company shall reimburse Executive for all reasonable business and travel expenses incurred in the performance of his or her job duties, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with and subject to the expense reimbursement policy of the Company.

(d)
Reasonable Accommodation.   The Company shall provide Executive with reasonable accommodation when requested by Executive, and will modify or adjust the job or work environment to make such reasonable accommodations to enable Executive to perform the essential functions of the position or to enjoy equal privileges and benefits as are enjoyed by other employees, unless such accommodation would demonstrably cause an undue hardship to the Company.
5.
Termination.

(a)
General.   The Company may terminate Executive’s employment for any reason or no reason, and Executive may terminate his or her employment for any reason or no reason, in either case subject only to the terms of this Agreement; provided, however, that Executive is required to provide to the Company at least thirty (30) days’ written notice of intent to terminate employment for any reason unless the Company specifies an earlier date of termination. For purposes of this Agreement, the following terms have the following meanings:

(i)
“Accrued Benefits” shall mean: (i) accrued but unpaid Base Salary through the Termination Date, payable within thirty (30) days following the Termination Date; (ii) reimbursement for any unreimbursed reasonable business expenses incurred through the Termination Date, payable within thirty (30) days following the Termination Date; (iii) accrued but unused PTO days; and (iv) all other payments, benefits, or fringe benefits to which Executive shall be entitled as of the Termination Date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

(ii)
“Cause” shall mean: (i) a breach by Executive of his or her fiduciary duties to the Company; (ii) Executive’s breach of this Agreement, which, if curable, remains uncured or continues after ten days’ notice by the Company thereof; (iii) the commission of (A) any crime constituting a felony in the jurisdiction in which committed, (B) any crime involving moral turpitude (whether or not a felony), or (C) any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony); (iv) illegal or controlled substance abuse or insobriety by Executive; (v) Executive’s material negligence or dereliction in the performance of, or failure to perform Executive’s duties of employment with the Company, where Company has made reasonable accommodations as requested by Executive, which remains uncured or continues after ten (10) business days’ notice by the Company thereof; (vi) Executive’s express refusal or intentional failure to carry out a lawful directive of the Company or any member of the Board or any of their respective designees, which directive is consistent with the scope and nature of Executive’s responsibilities, and which does not contravene Executive’s request for reasonable accommodation, and which remains uncured or continues after ten (10) business days’ notice by the Company thereof; or (vii) any conduct, action or behavior by Executive that is, or is reasonably expected to be, materially damaging to the Company, whether to the business interests, finance or reputation, and which remains uncured or continues after ten (10) business days’ notice by the Company thereof. In addition, Executive’s employment shall be deemed to have terminated for Cause if, on the date Executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered in the period of six months after such termination.

(iii)
“Good Reason” shall mean a material breach by the Company of its obligations under this Agreement, upon which Executive notifies the Board in writing of such material breach and such material breach shall have not been cured within ten (10) business days after the Board’s receipt of written notice thereof from Executive.

(iv)
“Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement.

(b)
Termination Without Cause or Termination by Executive for Good Reason.   In the event that Executive’s employment hereunder is terminated by the Company without Cause, by Executive for Good Reason, or otherwise at the end of Executive’s one-year term, Executive shall be entitled to receive the Accrued Benefits. In addition, commencing on the first payroll date following the date that is sixty (60) days following the Termination Date, the Company shall continue to pay Executive his or her Base Salary, in accordance with customary payroll practices and subject to applicable withholding and payroll taxes (the “Severance Payments”), for the consecutive six month period following the Termination Date (the “Severance Period”); provided, however, that the Severance Payments shall be conditioned upon the execution, non- revocation, and delivery of a general release of claims by Executive, in a form reasonably satisfactory to the Company, within sixty (60) days following the Termination Date, the terms of which will not release Executive’s rights to indemnification or insurance coverage from the Company if a claim arises after the Termination Date. In the event that Executive fails to timely execute and deliver such a release, the Company shall have no obligation to pay Severance Payments under this Agreement.
(c)
All Other Terminations.   In the event that Executive’s employment hereunder is terminated by the Company for Cause, by Executive without Good Reason, or due to Executive’s death, Executive shall be entitled to receive the Accrued Benefits.

(d)
Return of Company Property.   Upon termination of Executive’s employment for any reason or under any circumstances, Executive shall promptly return any and all of the property of the Company and any affiliates (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, confidential information, work product, and other proprietary materials), and other materials.

(e)
Post-Termination Cooperation.   Executive agrees and covenants that, following the Term, he shall, to the extent requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Executive is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which Executive, by virtue of his employment with the Company or any other position that Executive holds that is affiliated with or was held at the request of the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Executive for reasonable out-of-pocket expenses incurred in compliance with this Section.

(f)
Post-Termination Non-Assistance.   Executive agrees and covenants that, following the Term, he shall not voluntarily assist, support, or cooperate with, directly or indirectly, any third-party person or entity alleging or pursuing or defending against any claim, administrative charge, or cause or action against or by the Company, including by providing testimony or other information or documents, except under compulsion of law, regulation, rule, or order. Should Executive be compelled to testify, nothing in this Agreement is intended to or shall prohibit Executive from providing complete and truthful testimony. Nothing in this Agreement shall in any way prevent Executive from cooperating with any investigation by any federal, state, or local governmental agency.

6.
Other Tax Matters.

(a)
The Company shall withhold all applicable federal, state, and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

(b)
Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this

Agreement, references to a “termination,” “Termination Date,” or like terms shall mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six months after Executive’s “separation from service” for any reason other than death, or (b) the date of Executive’s death. This Section 6(b) may be amended without requiring Executive’s consent to the extent necessary (including retroactively) by the Company solely in order to preserve compliance with Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Executive’s compensation and benefits and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Section 409A.
(c)
After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

(d)
All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

(e)
If any payment, benefit, or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would (as determined by the Company) subject Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, at the Executive’s election, Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar less than the amount which would cause the Parachute Payments to be subject to the Excise Tax. In such event, the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash Parachute Payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating any other Parachute Payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating all other Parachute Payments that do constitute deferred compensation within the meaning of Section 409A, beginning with those payments last to be paid, subject to and in accordance with all applicable requirements of Section 409A.

7.
Property; Inventions and Patents.

(a)
Property.   Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos, products, equipment, and all similar or related information and materials (whether patentable or unpatentable) (collectively, “Inventions”) which relate to the Company’s actual or demonstrably anticipated business, research and development, or existing products or services and which are conceived, developed, or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed (and for the Restricted Period if and to the extent such Inventions result from any work performed for the Company, any use of the Company’s premises or property or any use of the Company’s Confidential Information) by the Company together with all patent applications, letters patent, trademark, brands, tradename and service mark applications or registrations, copyrights, and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), belong in all instances to such member of the Company. Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Term) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney, and other instruments) and to provide reasonable assistance to the Company (whether during or after the Term) in connection with the prosecution of any applications for patents, trademarks, brands, trade names, service marks, or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States and that to the extent Work Product constitutes works for hire, the Work Product is the exclusive property of the Company, and all right, title, and interest in the Work Product vests in the Company. To the extent Work Product is not works for hire, the Work Product, and all of Executive’s right, title, and interest in Work Product, including without limitation every priority right, is hereby assigned to the Company.
(b)
Cooperation.   Executive shall, during the Term and at any time thereafter, assist and cooperate fully with the Company in obtaining for the Company the grant of letters patent, copyrights, and any other intellectual property rights relating to the Work Product in the United States and/or such other countries as the Company may designate. With respect to Work Product, Executive shall, during the Term and at any time thereafter, execute all applications, statements, instruments of transfer, assignment, conveyance or confirmation, or other documents, furnish all such information to the Company and take all such other appropriate lawful actions as the Company requests that are necessary to establish the Company’s ownership of such Work Product. Executive will not assert or make a claim of ownership of any Work Product, and Executive will not file any applications for patents or copyright or trademark registration relating to any Work Product.

(c)
Pre-Existing and Third-Party Materials.   Executive will not, in the course of employment with the Company, incorporate into or in any way use in creating any Work Product any pre-existing invention, improvement, development, concept, discovery, works, or other proprietary right or information owned by Executive or in which Executive has a personal ownership interest without the Company’s prior written permission. Executive will not incorporate any invention, improvement, development, concept, discovery, intellectual property, or other proprietary information owned by any party other than Executive or Novokera into any Work Product without the Company’s prior written permission.

(d)
Attorney-in-Fact.   Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright, trademark, and mask work registrations with the same legal force and effect as if executed by Executive, if the Company is unable because of Executive’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Executive’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright or trademark registrations covering the Work Product owned by the Company pursuant to this Section.

8.
Enforcement.   Because Executive’s services are special, unique, and extraordinary and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company, or any of its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

9.
Assurances by Executive.   Executive represents and warrants to the Company that he or she may enter into and fully perform all of his or her obligations under this Agreement and as an employee of the Company without breaching, violating, or conflicting with (i) any judgment, order, writ, decree, or injunction of any court, arbitrator, government agency, or other tribunal that applies to Executive or (ii) any agreement, contract, obligation, or understanding to which Executive is a party or may be bound.

10.
Termination or Repayment of Severance Payments.   In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if Executive materially violates any provision of this Agreement, and such material violation has not been cured within ten (10) business days after the Executive’s receipt of written notice thereof, any obligation of the Company to pay Severance Payments shall be terminated and of no further force or effect, and Executive shall promptly repay to the Company any Severance Payments previously made to Executive, in each case, without limiting or affecting Executive’s obligations under this Agreement the Company’s other rights and remedies available at law or equity.

11.
Notices.   Except as otherwise specifically provided herein, any notice, consent, demand, or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by email with “Read Receipt” requested, one day after being deposited with Federal Express or other nationally recognized overnight delivery service, or three days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at his or her address set forth following his or her signature below. Either party may change such address from time to time by notice to the other.

12.
Governing Law.   This Agreement shall be governed by and construed and interpreted in accordance with the laws of Delaware, without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied. In the event of any contest or dispute relating to this Agreement or the termination of Executive’s employment hereunder, each of the parties shall bear its own costs and expenses.

13.
Amendments; Waivers.   This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company (other than Executive). By an instrument in writing similarly executed (and not by any other means), either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

14.
Inconsistencies.   In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

15.
Assignment.   This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive. The obligations of Executive hereunder shall be binding upon Executive’s heirs, administrators, executors, assigns, and other legal representatives. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

16.
Voluntary Execution; Representations.   Executive acknowledges that (a) he or she has consulted with or has had the opportunity to consult with independent counsel of his or her own choosing concerning this Agreement and has been advised to do so by the Company, and (b) he or she has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his or her own judgment and without duress.

17.
Headings.   The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

18.
Construction.   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

19.
Beneficiaries/References.   Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of his or her incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his or her beneficiary, estate, or other legal representative.

20.
Survivorship.   Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

21.
Severability.   It is fully the desire and intent of the parties hereto that the provisions of this Agreement be enforced as permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

22.
Right of Set Off.   In the event of a material breach of this Agreement, which remains uncured or continues after ten (10) business days’ notice by a party, the non-breaching party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, after such ten (10) business days’ prior written notice to the breaching party, to set off and apply any and all amounts at any time held by the party and all indebtedness at any time owing by the non- breaching party to the breaching party against any and all of the obligations of the breaching party now or hereafter existing.

23.
Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

24.
Entire Agreement.   This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement.

25.
Failure to Close.   If the Contribution Agreement is validly terminated for any reason prior to the Closing in accordance with its terms, this Agreement will automatically terminate and none of the parties hereto or their respective Affiliates will have any right, liability or obligation under this Agreement.

LONGEVITY BIOMEDICAL, INC., a Delaware corporation
By:	Bradford A. Zakes
Title:	Chief Executive Officer
EXECUTIVE:
By:	Anthony Lee

EXHIBIT C
FORM OF RESTRICTIVE COVENANT AGREEMENT
This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”), dated [•], 2023 (the “Effective Date”) is made by and among ANTHONY LEE (the “Restricted Party”), NOVOKERA, LLC, a Nevada limited liability company (the “Company”), and LONGEVITY BIOMEDICAL, INC., a Delaware corporation (“Buyer”). Capitalized terms used but not otherwise defined herein will have the meanings given to them in the Contribution Agreement (as defined below).
WHEREAS, Buyer and the Company are parties to that certain Contribution and Exchange Agreement, dated as of the date hereof (the “Contribution Agreement”), pursuant to which, among other things, the parties have agreed to engage in a series of transactions, which will result in Buyer becoming the indirect owner of all equity interests in the Company, on the terms and conditions set forth in the Contribution Agreement;
WHEREAS, Buyer is entering into contribution agreements of the same date as the Contribution Agreement with Wicab Technology (Beijing) Co., Ltd. (“Wicab”), Aegeria Soft Tissue, LLC (“Aegeria”), and Cerevast Medical, Inc. (“Cerevast” and together with Wicab, Aegeria, and the Company, the “Group Companies”);
WHEREAS, the Restricted Party will directly or indirectly receive material economic and other benefits from the transactions contemplated by the Contribution Agreement, and is entering into this Agreement as a material inducement for the Buyer to enter into the Contribution Agreement.
NOW, THEREFORE, in consideration of the foregoing premises, the payment of consideration for the equity interests of the Company to be indirectly received by the Restricted Party, the Restricted Party hereby agrees as follows:
1.   Restrictive Covenants.
(a)   Non-Solicitation; No Hire.   During the period commencing on the date hereof and ending eighteen months after the Closing Date (the “Restricted Period”), in the geographic area where the Group Companies operate, the Restricted Party shall not, directly or indirectly (including through, for, or on behalf of, any other Person), and shall cause his controlled Affiliates to not (i) solicit or induce or attempt to solicit or induce any customer or supplier of any Restricted Business (as defined below), or other business relationship (including any identified acquisition target of the Group Companies) existing during the Restricted Period, in each case, to terminate or materially change his, her or its business relationship with any Group Company; or (ii) solicit, induce, hire, employ or retain, or cause to be solicited, induced, hired, employed or retained, any Person that is an employee of any Group Company as of the date hereof or during the Restricted Period (each, a “Company Employee”); provided, that this sub-section (ii) shall not apply to (A) any public advertisement or similar general solicitation (including through headhunters who are engaged pursuant to a general mandate not directed specifically at Company Employees) that is not specifically targeted towards such Company Employee or any Group Company, (ii) any solicitation with respect to any such Company Employee who was not employed by and Group Company (including as a result of termination) within the six (6) month period prior to the date of such solicitation, or any employment or engagement resulting therefrom, or (iii) serving as a reference, upon request, for an employee of a Group Company.
(b)   Non-Competition.
(i)   From and after the Closing Date and during the Restricted Period, in the geographic area where the Group Companies operate, the Restricted Party shall not, directly or indirectly (including through, for, or on behalf of, any other Person), and shall cause his controlled Affiliates to not (i) participate or engage in the Restricted Business (as defined below), (ii) have any financial or other interest in (whether as a partner, equityholder, employee, director, principal, independent contractor or consultant, and whether or not for compensation) any Person engaged in the Restricted Business, or (iii) otherwise render services to any business or activity that is engaged in or is actively preparing to engage in the Restricted Business, in each case, other than through any Group Company. For purposes of this Agreement, the “Restricted Business” means the business of developing and commercializing products and services directly related to one of the following: (w) treatment of retinal vein occlusion; (x) corneal transplant; (y) aesthetic biomaterial injection; or (z) treatment of profound blindness.
(ii)   Notwithstanding the foregoing, nothing herein shall prohibit the Restricted Party from (A) being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation that is publicly traded, in each case so long as the Restricted Party is not a controlling person of, or a member of a group which controls, such corporation, and the Restricted Party is not a director, consultant, employee, independent contractor or advisor of, or otherwise engaged in providing any services (whether or not for compensation), or otherwise has no active participation in the business of such corporation, (B) passively investing in private investment funds whose principal investment strategy is not directed toward investing in entities that engage in or operate in the Restricted Business; or (C) commencing employment with, or provide services to a subsidiary, division or unit of any entity that has a diversified business so long as the Restricted Party does not perform services for or in respect of the business that engages in the Restricted Business.
(c)   Non-Disparagement.   The Restricted Party covenants and agrees that the Restricted Party shall not publicly make or publish written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of any Group Company or their Affiliates, or any of their respective equityholders or respective management members; provided, however, that nothing herein shall prevent the Restricted Party from (x) responding to a lawful subpoena or complying with legal process or any other legal obligation (including providing truthful testimony in any proceeding), in each case, to the extent required by Law or (y) providing truthful information, including (by way of example only), in connection with enforcing any rights, or otherwise defending any rights, in connection with any dispute or litigation with respect to this Agreement, the Contribution Agreement or any Ancillary Agreement.
(d)   Confidentiality.
(i)   For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of any Group Company or any of their Affiliates, including any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, data providers, suppliers, vendors, partners and/or competitors of any Group Company or any of their Affiliates, other than such information that: (w) was generally known to the public prior to its disclosure to the Restricted Party, or becomes generally known to the public subsequent to disclosure to the Restricted Party through no breach of this Agreement by the Restricted Party or its Affiliates, (x) is the product of the Restricted Party’s general knowledge, education, training and/or experience, (y) becomes known to the Restricted Party through no breach of this Agreement by the Restricted Party or its Affiliates, or (z) is required to be disclosed pursuant to any applicable Law (it being agreed that the Restricted Party shall provide the Company and the Buyer with prompt written notice of any such requirement prior to disclosure of any such Confidential Information so that the Company or the Buyer may seek, at its sole expense, an appropriate protective order or waive compliance with the provisions of this Section 1(d)).
(ii)   The Restricted Party agrees that the Restricted Party shall not, directly or indirectly, through any third party or Affiliate, disclose to any unauthorized Person any Confidential Information or use for such Restricted Party’s own account or for any purpose, any Confidential Information, except that the Restricted Party may make use of such information without the Buyer’s prior written consent (x) in the course of the Restricted Party’s assigned duties and for the benefit of any Group Company, (y) to the extent required for legal or accounting requirements or Tax reporting purposes or (z) as reasonably necessary in connection with the Restricted Party’s continued ownership of equity interests, directly or indirectly, in any Group Company or as may be required in connection with the enforcement of any right or remedy related to the Contribution Agreement or any Ancillary Agreement.

(iii)   Pursuant to 18 U.S.C. § 1833(b), a Restricted Party will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of any Group Company that (A) is made (1) in confidence to a federal, state, or local Governmental Authority, either directly or indirectly, or to the Restricted Party’s attorney and (2) solely for the purpose of reporting or investigating a suspected violation of Law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other Action. If the Restricted Party files a lawsuit or other Action for retaliation by any Group Company or the Buyer for reporting a suspected violation of Law, the Restricted Party may disclose the trade secret to the Restricted Party’s attorney and use the trade secret information in the proceeding, if the Restricted Party files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
(e)   Reasonableness of Restrictions.   The Restricted Party expressly acknowledges and agrees that (i) the covenants contained in this Section 1 are integral to acquisition by the Buyer of the equity interests of the Company and the Buyer would not have entered into the Contribution Agreement and this Agreement or consummated the transactions contemplated thereby or hereby without the obligations and restrictions contained in this Agreement, (ii) each and every one of the obligations and restrictions contained in this Agreement is reasonable in all respects (including with respect to subject matter, time period and geographical area) and such obligations and restrictions are necessary to protect Buyer’s interest in, and value of, the Group Companies’ business (including the goodwill inherent therein), and (iii) the Restricted Party was significantly responsible for the creation of such value. The Restricted Party also acknowledges that (w) the Restricted Party performs services of a unique nature for the Group Companies that are irreplaceable, and that the Restricted Party’s performance of such services to a competing business will result in irreparable harm to the Group Companies, (x) the Restricted Party has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Group Companies, and in the course of the Restricted Party’s employment by a competitor, the Restricted Party would inevitably use or disclose such Confidential Information, (y) the Group Companies have substantial relationships with their customers and suppliers, and the Restricted Party has had and will continue to have access to these customers and suppliers, and (z) the Restricted Party has generated and will continue to generate goodwill for the Group Companies in the course of the Restricted Party’s employment.
(f)   Enforcement.   It is the intention of the parties that if any of the restrictions or covenants contained in this Agreement is held to cover a geographic area or to be of a length of time that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, the parties agree that a court of competent jurisdiction may — to the extent permitted by law — construe, interpret, reform or judicially modify this Agreement to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable Law.
(g)   Remedies.   The Restricted Party hereby further acknowledges that the amount of actual or money damages in the event of an actual or threatened breach of this Agreement may be impossible or difficult to accurately calculate and adequately compensate the Buyer and the Group Companies in connection with a breach of any of the provisions of this Section 1 and there may be irreparable damages to the Buyer and the Group Companies in the event of such an actual or threatened breach. Accordingly, the Restricted Party hereby agrees that in addition to any other remedy or relief to which it may be entitled, in the event of a breach or threatened breach of this Agreement, the Buyer or the Company shall be entitled to enforce by injunction or other equitable relief to prevent breaches of this Agreement and to specifically enforce the due and proper performance and observance of the provisions of this Section 1, in each case without the necessity of showing actual monetary damages, and the Restricted Party hereby agrees to waive the defense in any suit that the other party has an adequate remedy at Law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agree to waive any requirement to post any bond in connection with obtaining such relief. The Restricted Party hereby agrees that he, she or it shall be responsible for any breach of or noncompliance with the terms of this Agreement by any of its controlled Affiliates or its representatives.

2.   Entire Agreement; Amendment; Waiver.   This Agreement, the Contribution Agreement and the Ancillary Documents delivered pursuant to the terms thereof set forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior agreements, promises, covenants, arrangements, representations or warranties, whether oral or written, by any party hereto or any officer, director, employee or representative of any party hereto. No modification or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party to be charged therewith. A waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
3.   Binding; No Assignment.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party, provided that, without the prior written consent of the Restricted Party, the Buyer (i) may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement to any Affiliate of the Buyer and (ii) assign any of its rights or interests in this Agreement to its lenders providing financing in connection with the transactions contemplated hereby solely for collateral security purposes. Any purported assignment without such prior written consents shall be void.
4.   Tolling; Survival.   In the event of any violation of the provisions of this Agreement, the Restricted Party acknowledges and agrees that the post-termination restrictions contained in this Agreement shall be extended by a period of time determined to be reasonable by a court of competent jurisdiction. The obligations contained in this Agreement shall survive the termination of the Restricted Party’s employment with the Company and shall be fully enforceable thereafter in accordance with the terms hereof.
5.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, E-mail (having requested electronic delivery confirmation thereof) or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:
(a)
If to the Restricted Party, to:

Anthony Lee
2777 Paradise Road, No. 3303
Las Vegas, Nevada 89109
Email: tony@t-lee.com
with a copy (which shall not constitute notice) to:
Newman Du Wors LLP
2101 Fourth Avenue, Suite 1500
Seattle, Washington 98121
Attention: Derek A. Newman
Email:dn@newmanlaw.com
(b)
if to the Buyer, to:

c/o Longevity Biomedical, Inc.
12100 NE 195th Street, Suite 150
Bothell, WA 98011
Attention: Bradford A. Zakes
Email: [bzakes@cerevast.com]
with a copy (which shall not constitute notice) to:
Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW

Suite 900
Washington, D.C., 20001
Attention: Andy Tucker
Email: andy.tucker@nelsonmullins.com
or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.
6.   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto.
7.   Headings.   The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
8.   Governing Law.   This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of the transactions shall be governed and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within the State of Delaware, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction.
9.   Consent to Jurisdiction and Venue   Each of the Parties (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in Wilmington, Delaware) in any Action arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Action may be heard and determined in any such court and (iii) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any Action may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 5.   Nothing in this Section 9, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.
10.   Waiver of Jury Trial.   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.   Counterparts.   This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
12.   Representations and Warranties.   The Restricted Party represents and warrants to Buyer as of the date hereof and as of the Closing as follows:
(a)   The Restricted Party has received and carefully reviewed this Agreement, the Contribution Agreement, the Ancillary Documents and the schedules, exhibits and annexes thereto and contemplated thereby, is familiar with the transactions contemplated hereby and thereby, fully understands the terms, obligations and conditions set forth herein and therein and intends for such terms to be binding upon and enforceable against the Restricted Party.
(b)   The Restricted Party has the legal capacity and/or full power and authority, as applicable, to execute, deliver and perform its obligations under this Agreement.
(c)   This Agreement has been duly executed and delivered by the Restricted Party. This Agreement constitutes a valid and binding obligation of the Restricted Party, enforceable against the Restricted Party in accordance with its terms, in each case subject to the Enforceability Exceptions.
13.   Representation by Counsel.   Each party agrees that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, that each is fully aware of the contents hereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. In consideration of Buyer’s covenants and agreements contained herein and in the Contribution Agreement, effective as of the Closing Date, the Restricted Party on behalf of itself and its former, current or future Affiliates, portfolio companies, investment vehicles, controlling persons, officers, directors, employees, equityholders, general or limited partners, members, managers, agents, representatives, successors and assigns (each a “Releasor”), hereby acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any Buyer Related Party (including the Group Companies) relating to such Restricted Party’s direct or indirect ownership of the Company or the operation of the Company and its respective business prior to the Effective Date, whether arising under, or based upon, any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived by the Releasors. Notwithstanding the foregoing, nothing in this Section 14, shall (or shall be deemed to) limit any claim arising out of, or relating to, (a) the breach of any covenant, agreement or undertaking of such Restricted Party contained in the Contribution Agreement by and between Buyer and Company, dated on or about the date hereof, (b) any party’s ownership of any equity interests in Company, (c) fraud, (d) any breach of any covenant, agreement or undertaking which by its terms is required to be performed or complied with in whole or in part after the Closing, (e) any indemnification rights that the Releasor may be entitled to or as a director or officer of the Company pursuant to applicable Law, the organizational documents of the Company or under the directors’ or officers’ or other fiduciary liability insurance policies of the Company, or (f) any right to accrued salary, expense reimbursements, accrued but unpaid vacation, severance or employee benefits.
15.   Failure to Close.   Notwithstanding the foregoing, if the Contribution Agreement is validly terminated for any reason prior to the Closing in accordance with its terms, this Agreement will automatically terminate and none of the parties hereto or their respective Affiliates will have any right, liability or obligation under this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Restrictive Covenant Agreement on the date first above written.
RESTRICTED PARTY:

Anthony Lee
BUYER:
LONGEVITY BIOMEDICAL, a Delaware corporation
By:

Bradford A. Zakes
Chief Executive Officer
COMPANY:
NOVOKERA, LLC, a Nevada limited liability company
By:

Anthony Lee
President
[Signature Page to Restrictive Covenant Agreement]

EXHIBIT D
FORM OF RESIGNATION
August 7, 2022
Novokera, LLC
2777 Paradise Road, No. 3303
Las Vegas, Nevada 89109
Re: Resignation
Dear Sir or Madam:
Reference is made to that certain Contribution and Exchange Agreement (the “Contribution Agreement”), dated as of the date hereof, by and among Longevity Biomedical, Inc., a Delaware corporation, Novokera, LLC., a Nevada limited liability company (the “Company”), the Owners of the Company, and Anthony Lee as the Owner’s Representative. Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Contribution Agreement.
Contingent upon the Closing and effective as of the Closing Date, I hereby deliver this resignation and resign from any and all positions held as director and/or officer of the Company, without the need for acceptance or any further action by the Company.
Sincerely,

Anthony Lee

EXHIBIT C
FORM OF RESTRICTIVE COVENANT AGREEMENT
This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”), dated [•], 2023 (the “Effective Date”) is made by and among ANTHONY LEE (the “Restricted Party”), NOVOKERA, LLC, a Nevada limited liability company (the “Company”), and LONGEVITY BIOMEDICAL, INC., a Delaware corporation (“Buyer”). Capitalized terms used but not otherwise defined herein will have the meanings given to them in the Contribution Agreement (as defined below).
WHEREAS, Buyer and the Company are parties to that certain Contribution and Exchange Agreement, dated as of the date hereof (the “Contribution Agreement”), pursuant to which, among other things, the parties have agreed to engage in a series of transactions, which will result in Buyer becoming the indirect owner of all equity interests in the Company, on the terms and conditions set forth in the Contribution Agreement;
WHEREAS, Buyer is entering into contribution agreements of the same date as the Contribution Agreement with Wicab Technology (Beijing) Co., Ltd. (“Wicab”), Aegeria Soft Tissue, LLC (“Aegeria”), and Cerevast Medical, Inc. (“Cerevast” and together with Wicab, Aegeria, and the Company, the “Group Companies”);
WHEREAS, the Restricted Party will directly or indirectly receive material economic and other benefits from the transactions contemplated by the Contribution Agreement, and is entering into this Agreement as a material inducement for the Buyer to enter into the Contribution Agreement.
NOW, THEREFORE, in consideration of the foregoing premises, the payment of consideration for the equity interests of the Company to be indirectly received by the Restricted Party, the Restricted Party hereby agrees as follows:
1.   Restrictive Covenants.
(a)   Non-Solicitation; No Hire.   During the period commencing on the date hereof and ending eighteen months after the Closing Date (the “Restricted Period”), in the geographic area where the Group Companies operate, the Restricted Party shall not, directly or indirectly (including through, for, or on behalf of, any other Person), and shall cause his controlled Affiliates to not (i) solicit or induce or attempt to solicit or induce any customer or supplier of any Restricted Business (as defined below), or other business relationship (including any identified acquisition target of the Group Companies) existing during the Restricted Period, in each case, to terminate or materially change his, her or its business relationship with any Group Company; or (ii) solicit, induce, hire, employ or retain, or cause to be solicited, induced, hired, employed or retained, any Person that is an employee of any Group Company as of the date hereof or during the Restricted Period (each, a “Company Employee”); provided, that this sub-section (ii) shall not apply to (A) any public advertisement or similar general solicitation (including through headhunters who are engaged pursuant to a general mandate not directed specifically at Company Employees) that is not specifically targeted towards such Company Employee or any Group Company, (ii) any solicitation with respect to any such Company Employee who was not employed by and Group Company (including as a result of termination) within the six (6) month period prior to the date of such solicitation, or any employment or engagement resulting therefrom, or (iii) serving as a reference, upon request, for an employee of a Group Company.
(b)   Non-Competition.
(i)   From and after the Closing Date and during the Restricted Period, in the geographic area where the Group Companies operate, the Restricted Party shall not, directly or indirectly (including through, for, or on behalf of, any other Person), and shall cause his controlled Affiliates to not (i) participate or engage in the Restricted Business (as defined below), (ii) have any financial or other interest in (whether as a partner, equityholder, employee, director, principal, independent contractor or consultant, and whether or not for compensation) any Person engaged in the Restricted Business, or (iii) otherwise render services to any business or activity that is engaged in or is actively preparing to engage in the Restricted Business, in each case, other than through any Group Company. For purposes of this Agreement, the “Restricted Business” means the business of developing and commercializing products and services directly related to one of the following: (w) treatment of retinal vein occlusion; (x) corneal transplant; (y) aesthetic biomaterial injection; or (z) treatment of profound blindness.
(ii)   Notwithstanding the foregoing, nothing herein shall prohibit the Restricted Party from (A) being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation that is publicly traded, in each case so long as the Restricted Party is not a controlling person of, or a member of a group which controls, such corporation, and the Restricted Party is not a director, consultant, employee, independent contractor or advisor of, or otherwise engaged in providing any services (whether or not for compensation), or otherwise has no active participation in the business of such corporation, (B) passively investing in private investment funds whose principal investment strategy is not directed toward investing in entities that engage in or operate in the Restricted Business; or (C) commencing employment with, or provide services to a subsidiary, division or unit of any entity that has a diversified business so long as the Restricted Party does not perform services for or in respect of the business that engages in the Restricted Business.
(c)   Non-Disparagement.   The Restricted Party covenants and agrees that the Restricted Party shall not publicly make or publish written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of any Group Company or their Affiliates, or any of their respective equityholders or respective management members; provided, however, that nothing herein shall prevent the Restricted Party from (x) responding to a lawful subpoena or complying with legal process or any other legal obligation (including providing truthful testimony in any proceeding), in each case, to the extent required by Law or (y) providing truthful information, including (by way of example only), in connection with enforcing any rights, or otherwise defending any rights, in connection with any dispute or litigation with respect to this Agreement, the Contribution Agreement or any Ancillary Agreement.
(d)   Confidentiality.
(i)   For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of any Group Company or any of their Affiliates, including any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, data providers, suppliers, vendors, partners and/or competitors of any Group Company or any of their Affiliates, other than such information that: (w) was generally known to the public prior to its disclosure to the Restricted Party, or becomes generally known to the public subsequent to disclosure to the Restricted Party through no breach of this Agreement by the Restricted Party or its Affiliates, (x) is the product of the Restricted Party’s general knowledge, education, training and/or experience, (y) becomes known to the Restricted Party through no breach of this Agreement by the Restricted Party or its Affiliates, or (z) is required to be disclosed pursuant to any applicable Law (it being agreed that the Restricted Party shall provide the Company and the Buyer with prompt written notice of any such requirement prior to disclosure of any such Confidential Information so that the Company or the Buyer may seek, at its sole expense, an appropriate protective order or waive compliance with the provisions of this Section 1(d)).
(ii)   The Restricted Party agrees that the Restricted Party shall not, directly or indirectly, through any third party or Affiliate, disclose to any unauthorized Person any Confidential Information or use for such Restricted Party’s own account or for any purpose, any Confidential Information, except that the Restricted Party may make use of such information without the Buyer’s prior written consent (x) in the course of the Restricted Party’s assigned duties and for the benefit of any Group Company, (y) to the extent required for legal or accounting requirements or Tax reporting purposes or (z) as reasonably necessary in connection with the Restricted Party’s continued ownership of equity interests, directly or indirectly, in any Group Company or as may be required in connection with the enforcement of any right or remedy related to the Contribution Agreement or any Ancillary Agreement.

(iii)   Pursuant to 18 U.S.C. § 1833(b), a Restricted Party will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of any Group Company that (A) is made (1) in confidence to a federal, state, or local Governmental Authority, either directly or indirectly, or to the Restricted Party’s attorney and (2) solely for the purpose of reporting or investigating a suspected violation of Law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other Action. If the Restricted Party files a lawsuit or other Action for retaliation by any Group Company or the Buyer for reporting a suspected violation of Law, the Restricted Party may disclose the trade secret to the Restricted Party’s attorney and use the trade secret information in the proceeding, if the Restricted Party files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
(e)   Reasonableness of Restrictions.   The Restricted Party expressly acknowledges and agrees that (i) the covenants contained in this Section 1 are integral to acquisition by the Buyer of the equity interests of the Company and the Buyer would not have entered into the Contribution Agreement and this Agreement or consummated the transactions contemplated thereby or hereby without the obligations and restrictions contained in this Agreement, (ii) each and every one of the obligations and restrictions contained in this Agreement is reasonable in all respects (including with respect to subject matter, time period and geographical area) and such obligations and restrictions are necessary to protect Buyer’s interest in, and value of, the Group Companies’ business (including the goodwill inherent therein), and (iii) the Restricted Party was significantly responsible for the creation of such value. The Restricted Party also acknowledges that (w) the Restricted Party performs services of a unique nature for the Group Companies that are irreplaceable, and that the Restricted Party’s performance of such services to a competing business will result in irreparable harm to the Group Companies, (x) the Restricted Party has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Group Companies, and in the course of the Restricted Party’s employment by a competitor, the Restricted Party would inevitably use or disclose such Confidential Information, (y) the Group Companies have substantial relationships with their customers and suppliers, and the Restricted Party has had and will continue to have access to these customers and suppliers, and (z) the Restricted Party has generated and will continue to generate goodwill for the Group Companies in the course of the Restricted Party’s employment.
(f)   Enforcement.   It is the intention of the parties that if any of the restrictions or covenants contained in this Agreement is held to cover a geographic area or to be of a length of time that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, the parties agree that a court of competent jurisdiction may — to the extent permitted by law — construe, interpret, reform or judicially modify this Agreement to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable Law.
(g)   Remedies.   The Restricted Party hereby further acknowledges that the amount of actual or money damages in the event of an actual or threatened breach of this Agreement may be impossible or difficult to accurately calculate and adequately compensate the Buyer and the Group Companies in connection with a breach of any of the provisions of this Section 1 and there may be irreparable damages to the Buyer and the Group Companies in the event of such an actual or threatened breach. Accordingly, the Restricted Party hereby agrees that in addition to any other remedy or relief to which it may be entitled, in the event of a breach or threatened breach of this Agreement, the Buyer or the Company shall be entitled to enforce by injunction or other equitable relief to prevent breaches of this Agreement and to specifically enforce the due and proper performance and observance of the provisions of this Section 1, in each case without the necessity of showing actual monetary damages, and the Restricted Party hereby agrees to waive the defense in any suit that the other party has an adequate remedy at Law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agree to waive any requirement to post any bond in connection with obtaining such relief. The Restricted Party hereby agrees that he, she or it shall be responsible for any breach of or noncompliance with the terms of this Agreement by any of its controlled Affiliates or its representatives.

2.   Entire Agreement; Amendment; Waiver.   This Agreement, the Contribution Agreement and the Ancillary Documents delivered pursuant to the terms thereof set forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior agreements, promises, covenants, arrangements, representations or warranties, whether oral or written, by any party hereto or any officer, director, employee or representative of any party hereto. No modification or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party to be charged therewith. A waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
3.   Binding; No Assignment.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party, provided that, without the prior written consent of the Restricted Party, the Buyer (i) may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement to any Affiliate of the Buyer and (ii) assign any of its rights or interests in this Agreement to its lenders providing financing in connection with the transactions contemplated hereby solely for collateral security purposes. Any purported assignment without such prior written consents shall be void.
4.   Tolling; Survival.   In the event of any violation of the provisions of this Agreement, the Restricted Party acknowledges and agrees that the post-termination restrictions contained in this Agreement shall be extended by a period of time determined to be reasonable by a court of competent jurisdiction. The obligations contained in this Agreement shall survive the termination of the Restricted Party’s employment with the Company and shall be fully enforceable thereafter in accordance with the terms hereof.
5.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, E-mail (having requested electronic delivery confirmation thereof) or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:
(a)
If to the Restricted Party, to:

Anthony Lee
2777 Paradise Road, No. 3303
Las Vegas, Nevada 89109
Email: tony@t-lee.com
with a copy (which shall not constitute notice) to:
Newman Du Wors LLP
2101 Fourth Avenue, Suite 1500
Seattle, Washington 98121
Attention: Derek A. Newman
Email:dn@newmanlaw.com
(b)
if to the Buyer, to:

c/o Longevity Biomedical, Inc.
12100 NE 195th Street, Suite 150
Bothell, WA 98011
Attention: Bradford A. Zakes
Email: [bzakes@cerevast.com]

with a copy (which shall not constitute notice) to:
Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW
Suite 900
Washington, D.C., 20001
Attention: Andy Tucker
Email: andy.tucker@nelsonmullins.com
or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.
6.   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto.
7.   Headings.   The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
8.   Governing Law.   This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of the transactions shall be governed and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within the State of Delaware, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction.
9.   Consent to Jurisdiction and Venue   Each of the Parties (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in Wilmington, Delaware) in any Action arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Action may be heard and determined in any such court and (iii) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any Action may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 5. Nothing in this Section 9, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.
10.   Waiver of Jury Trial.   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.   Counterparts.   This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

12.   Representations and Warranties.   The Restricted Party represents and warrants to Buyer as of the date hereof and as of the Closing as follows:
(a)   The Restricted Party has received and carefully reviewed this Agreement, the Contribution Agreement, the Ancillary Documents and the schedules, exhibits and annexes thereto and contemplated thereby, is familiar with the transactions contemplated hereby and thereby, fully understands the terms, obligations and conditions set forth herein and therein and intends for such terms to be binding upon and enforceable against the Restricted Party.
(b)   The Restricted Party has the legal capacity and/or full power and authority, as applicable, to execute, deliver and perform its obligations under this Agreement.
(c)   This Agreement has been duly executed and delivered by the Restricted Party. This Agreement constitutes a valid and binding obligation of the Restricted Party, enforceable against the Restricted Party in accordance with its terms, in each case subject to the Enforceability Exceptions.
13.   Representation by Counsel.   Each party agrees that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, that each is fully aware of the contents hereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. In consideration of Buyer’s covenants and agreements contained herein and in the Contribution Agreement, effective as of the Closing Date, the Restricted Party on behalf of itself and its former, current or future Affiliates, portfolio companies, investment vehicles, controlling persons, officers, directors, employees, equityholders, general or limited partners, members, managers, agents, representatives, successors and assigns (each a “Releasor”), hereby acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any Buyer Related Party (including the Group Companies) relating to such Restricted Party’s direct or indirect ownership of the Company or the operation of the Company and its respective business prior to the Effective Date, whether arising under, or based upon, any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived by the Releasors. Notwithstanding the foregoing, nothing in this Section 14, shall (or shall be deemed to) limit any claim arising out of, or relating to, (a) the breach of any covenant, agreement or undertaking of such Restricted Party contained in the Contribution Agreement by and between Buyer and Company, dated on or about the date hereof, (b) any party’s ownership of any equity interests in Company, (c) fraud, (d) any breach of any covenant, agreement or undertaking which by its terms is required to be performed or complied with in whole or in part after the Closing, (e) any indemnification rights that the Releasor may be entitled to or as a director or officer of the Company pursuant to applicable Law, the organizational documents of the Company or under the directors’ or officers’ or other fiduciary liability insurance policies of the Company, or (f) any right to accrued salary, expense reimbursements, accrued but unpaid vacation, severance or employee benefits.
15.   Failure to Close.   Notwithstanding the foregoing, if the Contribution Agreement is validly terminated for any reason prior to the Closing in accordance with its terms, this Agreement will automatically terminate and none of the parties hereto or their respective Affiliates will have any right, liability or obligation under this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Restrictive Covenant Agreement on the date first above written.
RESTRICTED PARTY:

Anthony Lee
BUYER:
LONGEVITY BIOMEDICAL, a Delaware corporation
By:

Bradford A. Zakes
Chief Executive Officer
COMPANY:
NOVOKERA, LLC, a Nevada limited liability company
By:

Anthony Lee
President
[Signature Page to Restrictive Covenant Agreement]

EXHIBIT C-2
FIRST AMENDMENT AND SUPPLEMENT TO THE
CONTRIBUTION AND EXCHANGE AGREEMENT
This First Amendment and Supplement to the Contribution and Exchange Agreement (this “Amendment”) is entered into as of January 25, 2023 (the “Amendment Date”) by and among Longevity Biomedical, Inc., a Delaware corporation (“Purchaser”), Novokera, LLC, a Nevada limited liability company (the “Company”), Kalakaua LLC, a Nevada limited liability company (the “Owner”), and Anthony Lee, solely in his capacity as the representative of the Owners (the “Owners’ Representative”), and together with the Purchaser, Company and the Owners, the “Parties”). Terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Agreement (as that term is defined below).
BACKGROUND
WHEREAS, the Parties have entered into that certain Contribution and Exchange Agreement dated as of August 7, 2022 (the “Agreement”);
WHEREAS, concurrently with the execution of this Amendment, Purchaser is entering into a Merger Agreement (the “Merger Agreement”) with Denali Capital Acquisition Corp. (the “SPAC”) and the other parties thereto, pursuant to which the Purchaser will merge with and into a subsidiary of the SPAC, subject to the terms and conditions thereof;
WHEREAS, the closing of the transactions contemplated by the Agreement, as amended and supplemented by this Amendment, is a condition to the closing under the Merger Agreement;
WHEREAS, in order to induce the SPAC to enter into the Merger Agreement, the Company, the Owners and the Purchaser wish to make certain representations and warranties to the SPAC hereunder, and to commit to the SPAC as to the performance and compliance with certain covenants, agreements, and other provisions of the Agreement;
WHEREAS, the Parties desire to amend and supplement certain terms of the Agreement as set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and the execution of the Merger Agreement by the SPAC, the Parties agree as follows:
AMENDMENT
1.   Recital F of the Agreement is hereby deleted in its entirety and replaced with the following:
“F.   [Reserved].”
2.   Recital H of the Agreement is hereby deleted in its entirety and replaced with the following:
“H. WHEREAS, immediately after the closing of the Roll-Up Transactions, the Owners shall own 13.63% of the Purchaser Shares, and the owners of the Equity Securities of Cerevast, Aegeria, and FutureTech shall own 45.21%, 30.16%, and 11.00%, respectively, of the Purchaser Shares, which figures may be adjusted based on whether and to what extent FutureTech provides additional working capital to Purchaser between the Amendment Date and the Closing Date;”
3.   Section 2.2(c) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(c)   [Reserved].”
4.   Section 2.2(f) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(f) The Company shall have entered in to one or more exclusive license agreements with Johns Hopkins University (“JHU”) regarding certain patents and applications including (i) United States Patent Application Publication No. US 2017/0043021 filed by JHU and those related worldwide patent applications; and (ii) United States Patent Application Publication No. US 2017/0182213 filed by JHU and those related worldwide patent applications (collectively, the “JHU License Agreement”), and JHU shall have entered into a joinder with the Company to the Agreement.
5.   Section 2.3(c) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(c) [Reserved].”
6.   Section 2.3(h) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(h) [Reserved].”
7.   Section 2.3(i) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(i) [Reserved].”
8.   The Preamble to Article III is hereby deleted in its entirety and replaced with the following:
“Except as set forth in the disclosure schedules delivered by the Purchaser to the Company on the Agreement Date, as amended and supplemented by those disclosure schedules delivered by the Company to the Purchaser on the Amendment Date (as, amended, the “Purchaser Disclosure Schedules”), the Purchaser hereby represents and warrants to the Company and the Owners as of the Amendment Date, and as of the Closing Date as follows:”
9.   Section 3.6(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a)   The audited financial statements and notes of the Purchaser for the period ended December 31, 2021 (the “Audited Financials”) and the unaudited financial statements and notes of the Purchaser for the period ended September 30, 2022 (the “Interim Financials;” and together with the Audited Financials, the “Purchaser Financials”) fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by GAAP).”
10.   Section 3.7 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Absence of Certain Changes.   As of the Amendment Date, except as set forth in Schedule 3.6(b), the Purchaser has, (a) since its incorporation, conducted no business other than its incorporation and related initial start-up activities and (b) since September 30, 2022 not been subject to a Material Adverse Effect on the Purchaser.”
11.   Section 3.21 of the Agreement is hereby deleted in its entirety and replaced with the following:
“No representations or warranties by the Purchaser in this Agreement (as modified by the Purchaser Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Purchaser Disclosure Schedules, and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Approved deSPAC Transaction; (b) the registration statement on Form S-4 (as amended or supplemented from time to time, and including any proxy statement contained therein) and any other filings to be made by a SPAC or its affiliates with the SEC in connection with an Approved deSPAC Transaction; or (c) in the proxy statement and other mailings or other distributions to the SPAC’s shareholders and/or prospective investors with respect to the consummation of the Approved deSPAC Transaction identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in any of the foregoing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of any other Party.”
12.   The Preamble to Article IV is hereby deleted in its entirety and replaced with the following:
“Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the Agreement Date, as amended and supplemented by those disclosure schedules delivered by the Company to the Purchaser on the Amendment Date (as, amended, the “Company Disclosure Schedules”), and except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date) the Company hereby represents and warrants to the Purchaser as of the Amendment Date, and as of the Closing Date as follows:”
13.   Section 4.3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a) Set forth on Section 4.3(a) of the Company’s Disclosure Schedule are all of the Company Contributed Units that are issued and outstanding as of the Amendment Date. The Company Contributed Units comprise one hundred percent (100%) of the issued and outstanding Company Units as of the Amendment Date. As of the Amendment Date and prior to giving effect to the Contemplated Transactions, all of the issued and outstanding Company Contributed Units are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which Company Contributed Units are owned free and clear of any Liens other than those arising under applicable federal and state securities Laws and the Organizational Documents of the Company. All of the Company Contributed Units have been duly authorized, are fully paid and non-assessable (to the extent such concepts are applicable under the NRS) and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, any other applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or by which it is bound. None of the Company Contributed Units were issued in violation of any applicable federal and state securities Laws or the Organizational Documents of the Company.”
14.   Section 4.3(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(b) As of the Amendment Date, there are no outstanding Equity Awards issued by the Company. Other than as set forth on Schedule 4.3(b), as of the Amendment Date, there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts to which the Company is a party or bound relating to any Equity Securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b), as of the Amendment Date, there are no voting trusts, proxies, member Contracts or any other Contracts with respect to the voting of the Company’s Equity Securities. Except as set forth in the Organizational Documents of the Company effective as of the Amendment Date, there are no outstanding Contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s Equity Securities. All of the Company’s Equity Securities have been granted, offered, sold and issued in compliance with all applicable federal and state securities Laws. Except as set forth on Schedule 4.3(b), as a result of the consummation of the Contemplated Transactions, no Equity Securities of the Company are issuable and no rights in connection with any Equity Securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).”
15.   Section 4.7(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a) As used herein, the term “Company Financials” means (i) unaudited financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2021, and the related unaudited income statements, changes in member equity and statements of cash flows for the fiscal years then ended, and (ii) the Company prepared financial statements, consisting of the balance sheet of the Company as of September 30, 2022 (the “Interim Balance Sheet Date”) and the related statement of operations. The Company has not been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act;”

16.   Section 4.8(b) of the Agreement is hereby amended as follows:
The clause “since December 31, 2021” is hereby deleted and replaced with the following: “as of the Amendment Date”.
17.   Section 4.12(a) of the Agreement is hereby amended as follows:
The following is hereby added after the clause: “each unexpired Contract to which the Company is a party or by which the Company, or any of its properties or assets are bound,”:
“as of the Amendment Date”.
18.   Section 4.13(a) of the Agreement is hereby amended as follows:
The following is hereby added to the first sentence of Section 4.13(a) after the clause: “(i) those U.S. and foreign registered Patents, Trademarks owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee”:
“as of the Amendment Date”;
the following is hereby added to the second sentence of Section 4.13(a)after the clause: “under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property”:
“as of the Amendment Date”; and
the third sentence of Section 4.13(a) is hereby deleted in its entirety and replaced with the following:
“As of the Amendment Date, the Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses.”.
19.   Section 4.13(b) of the Agreement is hereby amended as follows:
The second sentence of Section 4.13(b) is hereby deleted in its entirety and replaced with the following:
“Except as set forth on Schedule 4.13(b), the Company IP Licenses include all of the licenses, sublicenses and other agreements or omissions necessary to operate the business of the Company as presently conducted.”
The fifth sentence of Section 4.13(b) is hereby deleted in its entirety and replaced with the following:
“As of the Amendment Date, all registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.”
The eighth sentence of Section 4.13(b) is hereby deleted in its entirety and replaced with the following:
“As of the Amendment Date, the Company is not a party to any Contract under which material Intellectual Property is exclusively licensed to the Company.”
20.   Section 4.13(h) of the Agreement is hereby amended as follows:
The following is hereby added to the first sentence of Section 4.13(h) following the clause: “Except as set forth on Schedule 4.13(h),”:
“as of the Amendment Date,”.
21.   Section 4.13(k) of the Agreement is hereby added to the Agreement:
“US Patent Application No. 13/295,515 (including granted U.S. Patent No. 9,211,256) and US Patent Application No. 14/924,816 (including granted U.S. Patent No. 9,314,531) are not necessary to or intended for use in the Company’s business, and the Company has not infringed on such patents.”

22.   Section 4.17 of the Agreement is hereby amended as follows:
The second sentence of Section 4.17 is hereby deleted in its entirety and replaced with the following:
“As of the Amendment Date, the assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the business of the Company as it is now conducted or that are used or held by the Company for use in the operation of the business of the Company and, except for those patents and applications subject to the JHU License Agreement (to the extent such patents and applications are determined to be necessary for the operation of the business of the Company as currently conducted), taken together, are and will be adequate and sufficient for the operation of the business of the Company as currently conducted.”
23.   Section 4.18(c) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the Amendment Date of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary or hourly rate; and (ii) wages, bonus, commission or other compensation paid during the fiscal year ending December 31, 2021.”
24.   Section 4.31 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Disclosure.   No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Approved deSPAC Transaction; (b) the registration statement on Form S-4 (as amended or supplemented from time to time, and including any proxy statement contained therein) and any other filings to be made by a SPAC or its affiliates with the SEC in connection with an Approved deSPAC Transaction; or (c) in the proxy statement and other mailings or other distributions to the SPAC’s shareholders and/or prospective investors with respect to the consummation of the Approved deSPAC Transaction identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the foregoing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of any other Party.”
25.   The Preamble to Article V is hereby deleted in its entirety and replaced with the following:
“Each Owner, severally and not jointly, makes the following representations and warranties to the Purchaser as of the Amendment Date, and the Closing Date as follows:”
26.   Section 5.10 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Disclosure.   No representations or warranties by such Owner in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. None of the information supplied or to be supplied by such Owner expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Approved deSPAC Transaction; (b) the registration statement on Form S-4 (as amended or supplemented from time to time, and including any proxy statement contained therein) and any other filings to be made by a SPAC or its affiliates with the SEC in connection with an Approved deSPAC Transaction; or (c) in the proxy statement and other mailings or other distributions to the SPAC’s shareholders and/or prospective investors with respect to the consummation of the Approved deSPAC Transaction identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by such Owner expressly for inclusion or incorporation by reference in any of the foregoing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Owner makes no representation, warranty or covenant with respect to any information supplied by or on behalf of any other Party.”
27.   Section 6.3 of the Agreement is hereby deleted in its entirety and replaced with the following:
“PCAOB Audit; Registration Statement.
(a)   The Company shall use its reasonable best efforts to provide, on a timely basis, the accounting firm retained to conduct the PCAOB Audit with all information reasonably available to the Company and requested by such firm and to cause the PCAOB Audit to be completed by not later than February 28, 2023. Notwithstanding the immediately preceding sentence and in accordance with Section 6.15, the Purchaser shall be solely responsible for the cost of the PCAOB Audit.
(b)   The Company and each Owner shall use reasonable best efforts (i) to assist the Purchaser and its representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, in causing to be prepared in a timely manner any other financial or other information or statements (including customary pro forma financial statements) that is reasonably required to be included in the registration statement on Form S-4 (as amended or supplemented from time to time, and including any proxy statement contained therein) and any other filings to be made by a SPAC or its affiliates with the SEC in connection with an Approved deSPAC Transaction and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law.”
28.   Section 6.10 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Public Announcements.   The Parties agree that, after the date hereof and prior to the Closing, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Contemplated Transactions shall be issued by any Party or any of such Party’s respective Representatives or Affiliates without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Purchaser, with respect to public releases, filings or announcements by the Company, the Owners’ Representative, or any Owner, with respect to public releases, filings or announcements by the Purchaser, except as such release, filing or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the Purchaser or the Owners’ Representative, as applicable, reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, however, that the foregoing shall not prohibit the Purchaser and its Representatives (nor, for the avoidance of doubt, the SPAC and its Representatives) from providing general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor, including to potential investors in connection with a private placement of the SPAC’s or its Affiliates’ common stock in connection with an Approved deSPAC Transaction, or in connection with normal fund raising or related marketing or informational or reporting activities. Notwithstanding the foregoing, the Purchaser and the Company may make statements that are consistent with previous public releases made by such Party in compliance with this Section 6.10.”
29.   Section 6.11(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(b) [Reserved].”
30.   Section 6.13 of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a)   Effective as of the Agreement Date, the Purchaser shall establish an advisory board of directors (the “Pre-Closing Advisory Board”) which shall be comprised of four (4) individuals with one (1) individual being appointed by each of the Company, Cerevast, Aegeria, and FutureTech. The director appointee of (i) the Company shall be Anthony Lee (the “Company Director Appointee”), (ii) Cerevast shall be Bradford A. Zakes, (iii) Aegeria shall be Jennifer Elisseeff, and (iv) FutureTech shall be Yuquan Wang. At or prior to the Closing, the Purchaser will provide each director serving on the Post-Closing Purchaser Board an Indemnification Agreement.
(b)   During the Interim Period, the Pre-Closing Advisory Board shall, among other things, (i) advise and assist with the negotiation and completion of the Approved deSPAC Transaction and (ii) advise and assist with the respective affairs, business and operations of each of the Purchaser, the Company, Cerevast, and Aegeria.”
31.   Section 6.15 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Fees and Expenses. The Purchaser shall pay, at Closing, all reasonable and documented Expenses incurred by the Company in connection with this Agreement, the Ancillary Documents, the Contribution and Exchange, and the Contemplated Transactions, including the cost of the Third-Party Valuation Validation. The Purchaser may pay such Expenses directly to the applicable third-Person provider.”
32.   Section 9.1(c) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(c) [Reserved].”
33.   Section 9.2(e) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(e) The other Roll-Up Transactions shall be consummated substantially simultaneously with the Closing, the BCA shall remain in full force and effect, and the BCA will have been approved by the shareholders of the SPAC and all closing conditions necessary to the closing of such Approved deSPAC Transaction shall have been satisfied or waived in accordance with the terms of the BCA (other than those conditions that by their nature are required to be satisfied at the closing under the BCA and other than the closing under this Agreement and closing of each of the other Roll-Up Transactions).”
34.   Section 9.3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a) Representations and Warranties.   All of the representations and warranties of the Company and the Owners set forth in Article IV and Article V of this Agreement (other than the representations and warranties of the Company and the Owners contained in Sections 4.3(a), (b), and (c), respectively) shall be true and correct on and as of the Agreement Date, the Amendment Date, and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The representations and warranties of the Company and the Owners set forth in Sections 4.3(a), (b), and (c), respectively, of this Agreement shall be true and correct, except for any de minimis failures to be so true and correct, on and as of the date of this Agreement, the Amendment Date and on and as of the Closing Date as if made on the Closing Date except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date).”
35.   Section 9.3(e) of the Agreement is hereby added to the Agreement:
“(e) The JHU License Agreement shall have been executed in full, JHU shall not have delivered a notice of termination to the Company, and JHU shall have signed a joinder to the Agreement.”
36.   Section 10.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(b) by written notice by the Purchaser or the Owners’ Representative if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by the date that is the nine-month anniversary of the date of this Amendment (the “Outside Date”), provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such

Party or its Representatives or Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;”
37.   Section 10.1(g) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(g) [Reserved]; or.”
38.   Section 11.7 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Each Party acknowledges that the rights of each Party to consummate the Contemplated Transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.”
39.   The definition of “Approved deSPAC Transaction” in the Agreement is hereby deleted in its entirety and replaced with the following:
“Approved deSPAC Transaction” means the transaction contemplated by a definitive written business combination agreement (or similar agreement), executed and delivered by the Purchaser and a SPAC, that provides for Purchaser to be acquired by, or to otherwise combine with, the SPAC, pursuant to a transaction meeting each of the following criteria (or as may otherwise be agreed upon in writing by each of the Company, Cerevast, Aegeria and FutureTech): (i) the valuation assigned to the Purchaser in the transaction is not less than $128 million; (ii) there is a minimum cash condition at closing of at least $30 million; (iii) at least two members of the Pre-Closing Advisory Board continue as board members of the SPAC (or successor entity) following the consummation of the transaction; (iv) the outstanding founder shares of the SPAC shall be no more than 20% of the total number of the SPAC’s outstanding shares of common stock (or equivalent securities) immediately prior to the closing of the transaction; (v) the lock-up period applicable to the SPAC’s sponsor and management from the SPAC’s initial public offering shall not be shortened in connection with the transaction; and (vi) none of the Company’s representations, warranties or covenants shall survive the closing of the transaction.”
40.   The definition of “Company Contributed Units” in the Agreement is hereby deleted in its entirety and replaced with the following:
““Company Contributed Units” means the Company Units that the Owners are contributing to the Purchaser in the Contribution, as set forth in Section 4.3(a) of the Company Disclosure Schedule.”
41.   The definition of “deSPAC Transaction” in the Agreement is hereby deleted in its entirety and replaced with the following:
““deSPAC Transaction” means the transactions contemplated by the BCA.”
42.   The definition of “FutureTech” is hereby added to the Agreement:
““FutureTech” means each of FutureTech Capital LLC, FutureTech Partners LLC, FutureTech Partners II LLC, or any of their Representatives or Affiliates.”
43.   The definition of “Material Adverse Effect” in the Agreement is hereby deleted in its entirety and replaced with the following:
““Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Contemplated Transactions or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; and (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)  – (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.”
44.   The definition of “PCAOB” is hereby added to the Agreement:
“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).”
45.   The definition of “PCAOB Audit” is hereby added to the Agreement:
“PCAOB Audit” means the audit of the Company’s financial statements as of and for the year ended December 31, 2022 and (to the extent applicable) the year-ended December 31, 2021, conducted by an independent public accounting firm registered with the PCAOB that is reasonably acceptable to the Purchaser and the Company.”
46.   All references to “Haiyin” or “Haiyin Capital” in the Agreement and the Ancillary Agreements, aside from those references to such parties as Owners, are hereby deleted in their entirety and replaced with references to “FutureTech.”
47.   All references to “Wicab China” in the Agreement and the Ancillary Agreements, including in the Recitals, Section 10.1(h), the definition of Roll-Up Transactions, the Recitals of the Form of Restrictive Covenant Agreement, attached as Exhibit C to the Agreement, and the definition of “Wicab China” in the Agreement are hereby deleted in their entirety.
48.   Exhibit A of the Agreement is hereby deleted in its entirety and replaced with an updated copy of Exhibit A attached hereto.
SUPPLEMENT
49.   Representations and Warranties of the Company.   Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the Company to the SPAC on or prior to the date hereof (the “Supplemental Company Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Supplemental Company Disclosure Schedule will be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on the face of such disclosure to be so applicable to such other section or subsection), the Company hereby represents and warrants to the SPAC that the representations and warranties in Sections 4.1 – 4.32, as amended herein are true and correct in all respects.

50.   Representations and Warranties of the Owners.   Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the Owners to the SPAC on or prior to the date hereof (the “Supplemental Owners Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Supplemental Owners Disclosure Schedule will be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on the face of such disclosure to be so applicable to such other section or subsection), each Owner, separately and severally and not jointly with any other Owner, hereby represents and warrants to the SPAC that the representations and warranties in Sections 5.1 – 5.11 are true and correct in all respects.
51.   Representations and Warranties of the Purchaser.   Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the Purchaser to the SPAC on or prior to the date hereof (the “Supplemental Purchaser Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Supplemental Purchaser Disclosure Schedule will be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on the face of such disclosure to be so applicable to such other section or subsection), the Purchaser hereby represents and warrants to the SPAC that the representations and warranties in Sections 3.1 – 3.22 are true and correct in all respects.
52.   Waiver of Dissenters’ Rights.   For each of the Contemplated Transactions, each Owner hereby disclaims, waives and agrees, to the fullest extent permitted by law or the DGCL, not to assert dissenters’ or similar rights under the DGCL.
53.   Purchaser Exchanged Shares.   Each Party acknowledges that the amount of Purchaser Exchanged Shares each Owner shall receive may be adjusted based on whether and to what extent FutureTech provides additional working capital to Purchaser between the Amendment Date and the Closing Date. FutureTech’s ownership of Purchaser Exchanged Shares will increase at a rate of 1% for each additional $1.28 million funded by FutureTech to Purchaser between the Amendment Date and the Closing Date and each Owner’s ownership of Purchaser Exchanged Shares shall decrease pro rata.
54.   Covenants of All Parties.   Each of the Purchaser, the Company, the Owners, and the Owners’ Representative hereby agrees, covenants, and commits to the SPAC that such Party will timely and completely perform and comply with all covenants and agreements under the Agreement required to be performed by it prior to the Closing.
55.   Closing Conditions.   Each of the Purchaser, the Company, the Owners, and the Owners’ Representative hereby agrees, covenants, and commits to the SPAC that such Party will not waive any condition to such Party’s obligation to consummate the transactions contemplated to occur at the Closing contained in Article II or Article IX of the Agreement unless such Party has first obtained the prior written consent of the SPAC to such waiver.
56.   Amendments.   Each of the Purchaser, the Company, the Owners, and the Owners’ Representative hereby agrees, covenants, and commits to the SPAC that it will not amend, modify, or supplement the Agreement in any way, whether pursuant to Section 11.9 or otherwise, unless such Party has first obtained the prior written consent of the SPAC, which consent will not be unreasonably conditioned, withheld or delayed.
57.   Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity

58.   This Amendment may only be amended, modified, or supplemented by an agreement in writing signed by each of the Parties and the SPAC.
59.   The Parties agree that the SPAC shall be an express third-party beneficiary of this Amendment, including the rights of specific performance set forth in paragraph 57 of this Amendment, and the provisions of the Agreement and this Amendment shall inure to the benefit of the SPAC and its successors and assigns.
60.   Except as otherwise set forth herein, no terms or provisions of the Agreement, or any Ancillary Agreement are amended or modified by this Amendment. The Agreement and the Ancillary Agreements, as modified by the terms of this Amendment, shall continue in full force and effect and all terms and conditions of the Agreement and the Ancillary Agreements, as modified hereby, are hereby ratified and confirmed in all respects. In the event of any conflict between the terms of the Agreement or the Ancillary Agreements, and this Amendment, this Amendment shall control.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.
THE PURCHASER
Longevity Biomedical, Inc.
By:
/s/ Bradford A. Zakes

Name:
Bradford A. Zakes

Title:
President & CEO

THE COMPANY
Novokera, LLC
By:
/s/Anthony Lee

Name:
Anthony Lee

Title:
President

THE OWNER
Kalakaua LLC
By:
/s/Anthony Lee

Name:
Anthony Lee

Title:
President

THE OWNERS’ REPRESENTATIVE
/s/ Anthony Lee

Name:
Anthony Lee

ACKNOWLEDGED AND ACCEPTED:
DENALI CAPITAL ACQUISITION CORP.
By:
/s/ Lei Huang

Name:
Lei Huang

Title:
Chief Executive Officer

Exhibit A
Contributed and Issued Equity
Name	Company Contributed Units	Purchaser Exchanged Shares Issued*
Kalakaua LLC	740,000**	1,254,832**
Johns Hopkins University	10,000***	16,957***
Cellular Bioengineering, Inc.	250,000†	423,929†
Total	1,000,000††	1,695,718††

*
Amounts listed in this column assume Purchaser’s Supplemental Disclosure Schedule 3.5(a), and all assumptions therein, accurately sets forth Purchaser’s capitalization table immediately following the closing of the Roll-Up Transactions.

**
Assumes the repurchase by Novokera of 10,000 units from Kalakaua LLC and subsequent issuance of those units to JHU in connection with the JHU License Agreement.

***
Not issued as of the Amendment Date. To be issued in connection with JHU License Agreement. Subject to further revision based on negotiation of JHU License Agreement.

†
Assumes exercise for cash of all warrant units in the Cellular Bioengineering Warrant prior to the Closing Date.

††
Assumes exercise of Cellular Bioengineering Warrant for 250,000 units, repurchase of 10,000 units from Kalakaua and subsequent issuance of 10,000 units under JHU License Agreement prior to the Closing Date. All amounts subject to further revision based on negotiation of JHU License Agreement and exercise of Cellular Bioengineering Warrant.

Annex B
The Companies Act (As Revised) of the Cayman Islands
Plan of Merger
This plan of merger (the “Plan of Merger”) is made on [•], 2023 between Denali Capital Acquisition Corp. (the “Surviving Company”) and Denali SPAC Merger Sub, Inc. (the “Merging Company”).
Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).
Whereas the Merging Company is a Delaware corporation and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute and Sections 252 and 253 of the General Corporation Law of the State of Delaware (the “DGCL”).
Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated 25 January 2023 and made between, amongst others, the Surviving Company and the Merging Company, as amended to date, (the “Merger Agreement”), a copy of which is annexed at Annexure 1 hereto.
Now therefore this Plan of Merger provides as follows:
1
The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2
The surviving company (as defined in the Statute) is the Surviving Company. The name of the Surviving Company shall be changed to “LBI Sub 2, Inc.” immediately upon the Merger becoming effective at the Effective Time.

3
The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Capitol Services, Inc., 1675 South State Street, Suite B, Dover, Delaware 19901 in Kent County.

4
Immediately prior to the Effective Time (as defined below), the share capital of the Surviving Company will be US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have 2,210,000 ordinary shares in issue.

5
Immediately prior to the Effective Time (as defined below), the share capital of the Merging Company will be $1.00 and the Merging Company will have one hundred (100) shares of common stock in issue.

6
The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 237(15) of the Statute (the “Effective Time”).

7
The terms and conditions of the Merger are such that, at the Effective Time, and in accordance with the terms and conditions of the Merger Agreement:

7.1
each Purchaser Ordinary Share issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.8 of the Merger Agreement and any Redemption Shares (as defined below)) shall, subject to the terms and conditions of the Merger Agreement, be automatically cancelled and converted into the right to receive one share of Holdco Common Stock;
7.2
each Purchaser Ordinary Share issued and outstanding immediately prior to the Effective Time with respect to which a Public Shareholder has validly exercised its redemption rights in connection with the stockholder vote on the Purchaser Shareholder Approval Matters (collectively, the “Redemption Shares”) shall not be converted into and become a share of Holdco Common Stock, and shall at the Effective Time be converted into the right to receive from the Purchaser, in cash, an amount per share calculated in accordance with such shareholder’s redemption rights. As promptly as practicable after the Effective Time, the Purchaser shall cause such cash payments to be made in respect of each such Redemption Share. As of the Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Redemption Share (or related certificate or book-entry shares) shall cease to have any rights with respect thereto, except the right to receive the cash payments from the Purchaser referred to in the immediately preceding sentence;

7.3
each share of the Merging Company issued and outstanding immediately prior to the Effective Time shall become a share of the Surviving Company, such that Holdco shall hold all of the issued and outstanding shares of the Surviving Company; and

7.4
Holdco shall assume the Warrant Agreement, and at the Effective Time, by virtue of the Merger and the assumption of the Warrant Agreement by Holdco, and without any action on the part of any holder of Purchaser Warrants, each Purchaser Warrant outstanding immediately prior to the Effective Time will be assumed by Holdco and, subject to the terms of the Warrant Agreement, thereafter be automatically and irrevocably be modified to provide that such Purchaser Warrant shall no longer entitle the holder thereof to purchase the number of Purchaser Ordinary Shares set forth therein and in substitution thereof such Purchaser Warrant shall entitle the holder thereof to acquire such number of shares of Holdco Common Stock per Purchaser Warrant, subject to adjustments as provided in the Warrant Agreement, that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement. The Parties shall cause the Warrant Agreement to be amended as of immediately prior to the Effective Time to the extent necessary to give effect to Section 1.6(d) of the Merger Agreement, with the effect that the Purchaser Warrants outstanding immediately prior to the Effective Time will be exchanged for warrants to purchase Holdco Common Stock.

8
The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9
Upon the Effective Time, the authorised share capital of the Surviving Company shall be altered by (a) the reclassification and re-designation of (i) 200,000,000 issued and unissued Class A ordinary shares of a par value of US$0.0001 each to 200,000,000 issued and unissued ordinary shares of a par value of US$0.0001 each; (ii) 20,000,000 issued and unissued Class B ordinary shares of a par value of US$0.0001 each to 20,000,000 issued and unissued ordinary shares of a par value of US$0.0001 each; and (iii) 1,000,000 authorized but unissued preference shares of a par value of US$0.0001 each to 1,000,000 authorized but unissued ordinary shares of a par value of US$0.0001 each (the “Re-designation”); and (b) immediately following the Re-designation, the consolidation of every 100 issued and unissued ordinary shares of a par value of US$0.0001 each into 1 ordinary share of a par value of US$0.01 each (the “Consolidation”), such that following such Re-designation and Consolidation, the authorized share capital of the Company shall be US$22,100 divided into 2,210,000 shares of a par value of US$0.01 each.

10
The amended and restated memorandum and articles of association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at

Annexure 2 hereto at the Effective Time, and the authorised share capital of the Surviving Company shall be as set out therein.
11
There are no amounts or benefits which are or shall be paid or payable to any director or manager, as applicable, of either constituent company or the surviving company (as defined in the Statute) consequent upon the Merger.

12
The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13
The names and addresses of each director of the surviving company (as defined in the Statute) are:

13.1
Bradford A. Zakes of 12100 NE 195th Street, Suite 150, Bothell, WA 98011; and

13.2
Brenda Sparks of 12100 NE 195th Street, Suite 150, Bothell, WA 98011.

14
This Plan of Merger has been approved by the board of directors of the Surviving Company pursuant to section 233(3) of the Statute.

15
This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

16
All necessary approvals have been obtained from the stockholders, officers and management of the Merging Company pursuant to the Sections 141(c) and 141(f) of the DGCL.

17
At any time prior to the Effective Time, this Plan of Merger may be:

17.1
terminated by the board of directors of either the Surviving Company or the Merging Company;

17.2
amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)
change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)
effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

18
This Plan of Merger may be executed in counterparts.

19
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.
SIGNED by:	)
Duly authorised for and on behalf of	)
Denali Capital Acquisition Corp.	)
) Name:
) Title: Director
SIGNED by:	)
Duly authorised for and on behalf of	)
Denali SPAC Merger Sub, Inc.	)
) Name:
) Title: Director

Annexure 1
Agreement and Plan of Merger

Annexure 2
Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex C
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of January 25, 2023, by and between Longevity Biomedical, Inc., a Delaware corporation (the “Company”), Denali Capital Acquisition Corp., a Cayman Islands exempted company with limited liability (the “Purchaser”), and Denali Capital Global Investment LLC, a Cayman Islands limited liability company (the “Sponsor”). The Company and the Sponsor are sometimes referred to herein as a “Party” and collectively as the “Parties”.
WITNESSETH:
WHEREAS, as of the date hereof, the Sponsor “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of Class B ordinary shares, par value $0.0001 per share (the “Purchaser Class B Ordinary Shares”), of the Purchaser set forth opposite its name on Schedule I hereto (such shares of Purchaser Class B Ordinary Shares, together with any other ordinary shares of the Purchaser, the voting power over which is acquired by the Sponsor during the period from the date hereof through the date on which this Agreement terminates in accordance with Section 6.1 hereof (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);
WHEREAS, the Company, the Purchaser, Denali SPAC Holdco, Inc. (“Holdco”), Denali SPAC Merger Sub, Inc. (“Denali Merger Sub”), Longevity Merger Sub, Inc. (“Longevity Merger Sub”), and Bradford A. Zakes, solely in the capacity as Seller Representative thereunder, propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, (i) Denali Merger Sub will merge with and into Purchaser, with Purchaser surviving as the wholly-owned subsidiary of Holdco (the “Denali Merger”), and (ii) Longevity Merger Sub will merge with and into the Company, with the Company surviving as the wholly-owned subsidiary of Holdco (the “Longevity Merger”, and together with the Denali Merger, the “Merger”).
WHEREAS, (i) as a result of the Denali Merger, each Purchaser Ordinary Share issued and outstanding immediately prior to the effective time of the Denali Merger will be converted into the right to receive one share of common stock of Holdco, par value $0.01 per share (“Holdco Common Stock”), and (ii) as a result of the Longevity Merger, each share of common stock of the Company issued and outstanding immediately prior to the effective time of the Longevity Merger will be converted into the right to receive a certain number of shares of Holdco Common Stock (such transaction described in clauses (i) and (ii), together with the Merger and other transactions contemplated by the Merger Agreement, the “Transactions”); and
WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Sponsor is executing this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Capitalized Terms.   For purposes of this Agreement, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.
ARTICLE II
VOTING AGREEMENT
Section 2.1   Agreement to Vote the Subject Shares.   The Sponsor hereby unconditionally and irrevocably agrees that, during the Voting Period, at any duly called meeting of the shareholders of the Purchaser (and at any or all adjournments or postponements thereof), and in any action by written consent of the shareholders of the Purchaser requested by Purchaser’s board of directors or undertaken as contemplated by the Transactions, the Sponsor shall, if a meeting is called, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and the Sponsor shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (a) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any material respect of any representation, warranty, covenant, obligation or agreement of the Purchaser, Holdco, Denali Merger Sub, or Longevity Merger Sub contained in the Merger Agreement, (c) in favor of each of the proposals set forth in the Registration Statement / Proxy Statement, and (d) except as expressly set forth in the Registration Statement / Proxy Statement, against the following actions or proposals: (i) any proposal in opposition to approval of the Merger Agreement or in competition with or materially inconsistent with the Merger Agreement; or (ii) (A) any amendment of the certificate of incorporation or bylaws of the Purchaser; (B) any change in Purchaser’s corporate structure or business; or (C) any other action or proposal involving Purchaser or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect or would reasonably be expected to result in any of Purchaser’s closing conditions or obligations under the Merger Agreement not being satisfied. The Sponsor agrees not to, and shall cause its affiliates not to, enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.
Section 2.2   No Obligation as Director or Officer.   Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative (collectively, “Representatives”) of the Sponsor in his or her capacity as a Representative of the Purchaser. The Sponsor is executing this Agreement solely in such capacity as a record or beneficial holder of the Purchaser Class B Ordinary Shares.
ARTICLE III
COVENANTS
Section 3.1   Generally.
(a)   Except as expressly set forth in the Merger Agreement or any other agreement, document or instrument ancillary thereto, the Sponsor agrees that during the Voting Period it shall not, and shall cause its affiliates not to, without the Company’s prior written consent (except to a permitted transferee, as set forth in Section 5(c) in that certain Letter Agreement, dated April 6, 2022, between the Purchaser and Sponsor (the “Insider Letter”), who agrees in writing to be bound by the terms of this Agreement), (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) permit to exist any Lien of any nature whatsoever with respect to any or all of the Subject Shares; (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting the Sponsor’s ability to perform its obligations under this Agreement, or (v) redeem any Subject Shares in connection with the Transactions or otherwise participate in any such redemption by tendering or submitting any Subject Shares for redemption in connection with the Transactions. Notwithstanding the foregoing, the Sponsor may Transfer any Purchaser Ordinary Share to any partner, member, or affiliate of the Sponsor, in each case, in accordance with the terms of the Purchaser’s governing documents; provided, further, that such transferee of such Subject Shares evidences in a writing reasonably satisfactory to the Purchaser such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the Sponsor.
(b)   In the event of a stock dividend or distribution, or any change in the Purchaser Ordinary Shares or Purchaser Warrants by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares or Purchaser Warrants may be changed or exchanged or which are received in such transaction. The Sponsor agrees, while this Agreement is in effect, to notify the

Company promptly in writing (e-mail being sufficient) of the number of any additional Purchaser Class B Ordinary Shares acquired by the Sponsor, after the date hereof.
(c)   The Sponsor agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of the Sponsor contained in this Agreement inaccurate in any material respect. The Sponsor further agrees that it shall use its commercially reasonable efforts to cooperate with the Company to effect the transactions contemplated hereby and the Transactions.
(d)   The Sponsor agrees, during the Voting Period, to notify the Company and the Purchaser promptly in writing of any changes in the Sponsor’s ownership of the Subject Shares or Purchaser Warrants.
Section 3.2   Standstill Obligations of the Sponsor.   The Sponsor covenants and agrees with the Company that, during the Voting Period:
(a)   The Sponsor shall not act in concert with any person to, make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the proxy solicitation rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any Purchaser Class B Ordinary Shares in connection with any vote or other action with respect to a business combination transaction, other than to recommend that shareholders of Purchaser vote in favor of (i) adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (ii) approval of each of the other proposals set forth in the Registration Statement / Proxy Statement, and (iii) any actions required in furtherance thereof and otherwise as expressly provided by Article II of this Agreement.
(b)   The Sponsor shall not act in concert with any person to, deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with any person with respect to the voting of the Subject Share, except as provided by Article II of this Agreement.
Section 3.3   Stop Transfers.   The Sponsor agrees with, and covenants to, the Company that the Sponsor shall not request that Purchaser register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Share during the term of this Agreement without the prior written consent of the Company other than pursuant to a transfer permitted by Section 3.1(a) of this Agreement, and the Purchaser agrees that it will not honor any such request from the Sponsor.
Section 3.4   Consent to Disclosure.   The Sponsor hereby consents to the publication and disclosure in the Registration Statement / Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Holdco, the Purchaser or the Company to any Governmental Authority or to securityholders of Purchaser) of the Sponsor’s identity and beneficial ownership of Subject Shares and the nature of the Sponsor’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Holdco, the Purchaser or the Company, a copy of this Agreement. The Sponsor will promptly provide any information reasonably requested by Holdco, the Purchaser or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).
Section 3.5   Waiver of Antidilution Right.   Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 10.1, 10.2 and 10.3 of the Merger Agreement, effective immediately prior to the Closing, the Sponsor hereby waives, in accordance with Section 17.4 of the Purchaser’s Amended and Restated Memorandum and Articles (adopted by Special Resolution dated April 6, 2022 and effective on April 6, 2022) (the “Memorandum and Articles”), any and all rights that any holder of Purchaser Class B Ordinary Shares has or will have under Section 17.3 of the Memorandum and Articles to receive, with respect to each Purchaser Class B Ordinary Share held by the Sponsor, more than one share of Holdco Common Stock upon automatic conversion of such Purchaser Class B Ordinary Shares in accordance with the Memorandum and Articles in connection with the consummation of the Transactions. Without limitation of the foregoing, upon the consummation of the Transactions, the Sponsor hereby acknowledges and agrees that pursuant to the Merger Agreement, each Purchaser Class B Ordinary Share shall automatically convert into one share of Holdco Common Stock.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SPONSOR
The Sponsor hereby represents and warrants to the Company as follows:
Section 4.1   Binding Agreement.   The Sponsor (a) is a limited liability company duly organized and validly existing under the laws of the Cayman Islands and (b) has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Sponsor has been duly authorized by all necessary corporate, limited liability or partnership action on the part of the Sponsor, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).
Section 4.2   Ownership of Shares.   Schedule I hereto sets forth opposite the Sponsor’s name the number of all of the Subject Shares and the number of all of the Purchaser Warrants over which the Sponsor has beneficial ownership as of the date hereof. As of the date hereof, the Sponsor is the lawful owner of the Subject Shares and Purchaser Warrants denoted as being owned by the Sponsor on Schedule I and has the sole power to vote or cause to be voted such Subject Shares and, assuming the exercise of the Purchaser Warrants, the Purchaser Class A Ordinary Shares underlying such Purchaser Warrants. The Sponsor has good and valid title to the Subject Shares and Purchaser Warrants denoted as being owned by the Sponsor on Schedule I, free and clear of any and all pledges, charges, proxies, voting agreements, Liens, adverse claims, options and demands of any nature or kind whatsoever, other than those created by this Agreement, those imposed by the Insider Letter and those imposed by applicable Law, including federal and state securities Laws. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by the Sponsor pursuant to arrangements made by the Sponsor. Except for the Subject Shares and Purchaser Warrants denoted on Schedule I, as of the date of this Agreement, the Sponsor is not a beneficial owner or record holder of any (i) equity securities of the Purchaser, (ii) securities of the Purchaser having the right to vote on any matters on which the holders of equity securities of the Purchaser may vote or which are convertible into or exchangeable for, at any time, equity securities of the Purchaser, or (iii) options or other rights to acquire from the Purchaser any equity securities or securities convertible into or exchangeable for equity securities of the Purchaser.
Section 4.3   No Conflicts.
(a)   No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Sponsor and the consummation by the Sponsor of the transactions contemplated hereby. If the Sponsor is a natural person, no consent of the Sponsor’s spouse is necessary under any “community property” or other Laws in order for the Sponsor to enter into and perform its obligations under this Agreement.
(b)   None of the execution and delivery of this Agreement by the Sponsor, the consummation by the Sponsor of the transactions contemplated hereby or compliance by the Sponsor with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Sponsor, as applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Sponsor is a Party or by which the Sponsor’s Subject Shares or assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair the Sponsor’s ability to perform its obligations under this Agreement in any material respect.
Section 4.4   Reliance by the Company.   The Sponsor understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Sponsor.

Section 4.5   No Inconsistent Agreements.   The Sponsor hereby covenants and agrees that, except for this Agreement, the Sponsor (a) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Sponsor’s Subject Shares inconsistent with the Sponsor’s obligations pursuant to this Agreement, (b) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Sponsor’s Subject Shares and (c) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of the Sponsor contained herein untrue or incorrect in any material respect or have the effect of preventing the Sponsor from performing any of its material obligations under this Agreement.
Section 4.6.   Sponsor Has Adequate Information.   The Sponsor is a sophisticated shareholder and has adequate information concerning the business and financial condition of the Purchaser and the Company and its Subsidiaries (including the Targets) to make an informed decision regarding the Transactions and has independently and without reliance upon the Purchaser or the Company and based on such information as the Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Sponsor acknowledges that the Company has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Sponsor acknowledges that the agreements contained herein with respect to the Subject Shares held by the Sponsor are irrevocable.
Section 4.7.   Absence of Litigation.   As of the date hereof, there is no Proceeding pending or, to the knowledge of the Sponsor, threatened, against the Sponsor that would reasonably be expected to impair the ability of the Sponsor to perform the Sponsor’s obligations hereunder or to consummate the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to the Sponsor as follows:
Section 5.1   Binding Agreement.   The Company is a corporation duly incorporated and validly existing under the Laws of the State of Delaware. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement, assuming due authorization, execution and delivery hereof by the Sponsor, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).
Section 5.2   No Conflicts.
(a)   No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.
(b)   None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Company, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing as would not reasonably be expected to impair the Company’s ability to perform its obligations under this Agreement in any material respect.

ARTICLE VI
TERMINATION
Section 6.1   Termination.   This Agreement shall automatically terminate, without any further action by any of the Parties, and neither the Company nor the Sponsor shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) the mutual written consent of the Company and the Sponsor, (b) the Closing Date (following the performance of the obligations of the Parties required to be performed on the Closing Date) and (c) the date of termination of the Merger Agreement in accordance with its terms. The termination of this Agreement in accordance with this Section 6.1 shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party or relieve such Party from liability for such Party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Article VI and Article VII (other than the provisions of Section 7.13, which shall terminate) shall survive the termination, in accordance with this Section 6.1, of this Agreement.
ARTICLE VII
MISCELLANEOUS
Section 7.1   Further Assurances.   The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement and the Merger Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.
Section 7.2   Fees and Expenses.   All Expenses incurred in connection with this Agreement, the Merger Agreement, and transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated, except as expressly provided otherwise herein or in the Merger Agreement.
Section 7.3   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.
Section 7.4   Amendments, Waivers.   This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties hereto. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Sponsor on behalf of itself, may each in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 7.5   Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by electronic means (including e-mail), with affirmative confirmation of receipt, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to the Sponsor, to: Denali Capital Global Investments LLC 437 Madison Avenue, 27th Floor	with copies (which will not constitute notice) to: Sidley Austin LLP 787 Seventh Avenue

New York, New York 10022 Attn: Jiandong (Peter) Xu Telephone No.: 646-978-5180 E-mail: peter.xu@denalicapitalacquisition.com
New York, New York 10019
Attn: David Ni
Telephone No.: (212) 839-5300
E-mail: dni@sidley.com
Sidley Austin LLP
1999 Avenue of the Stars
17th Floor
Los Angeles, California 90067
Attn: Joshua G. DuClos
Telephone No.: (310) 595-9500
E-mail: jduclos@sidley.com

If to the Purchaser, to: Denali Capital Acquisition Corp. 437 Madison Avenue, 27th Floor New York, New York 10022 Attn: Lei Huang Telephone No.: 646-978-5180 E-mail: lei.huang@itradeup.com with copies (which will not constitute notice) to:
Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attn: David Ni
Telephone No.: (212) 839-5300
E-mail: dni@sidley.com
Sidley Austin LLP
1999 Avenue of the Stars
17th Floor
Los Angeles, California 90067
Attn: Joshua G. DuClos
Telephone No.: (310) 595-9500
E-mail: jduclos@sidley.com

If to the Company, to:
Longevity Biomedical, Inc.
12100 NE 195th Street, Suite 150
Bothell, WA 98011
Attn: Bradford A. Zakes, President and CEO
Telephone No.: (425) 748-7529
E-mail: bzakes@cerevast.com

with a copy (which will not constitute notice) to:
Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

Section 7.6    Headings.   The descriptive headings contained in this Agreement are included solely for convenience of reference only, are not part of the agreement of the Parties and shall not affect in any way the meaning or interpretation of this Agreement.
Section 7.7   Severability.   In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
Section 7.8   Entire Agreement; Assignment.   This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Merger Agreement and Ancillary Documents to which the Parties hereto are parties, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein. Except for transfers permitted by Section 3.1, this Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties hereto, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.
Section 7.9   Certificates.   Promptly following the date of this Agreement, the Sponsor shall advise Purchaser’s transfer agent in writing that the Sponsor’s Subject Shares are subject to the restrictions set forth herein and, in connection therewith, provide Purchaser’s transfer agent in writing with such information as is reasonable to ensure compliance with such restrictions.
Section 7.10   Binding Effect.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
Section 7.11   Construction; Interpretation.   The term “this Agreement” means this Voting and Support Agreement together with the Schedule hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement, the Merger Agreement, or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or Orders) by succession of comparable successor statutes, regulations, rules or Orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
Section 7.12   Governing Law; Jurisdiction.   This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to any choice of law or conflict of laws principles thereof that would cause the application of the Law of any jurisdiction other than the state of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New Castle County, Delaware (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 7.5. Nothing in this Section 7.12 shall affect the right of any Party to serve legal process in any other manner permitted by Law.
Section 7.13   Specific Performance.   Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.
Section 7.14   Waiver of Jury Trial.   Each Party hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each Party hereto (a) certifies that no representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.14.
Section 7.17   Counterparts; Electronic Signatures.   This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.
Section 7.18   No Partnership, Agency or Joint Venture.   This Agreement is intended to create a contractual relationship between the Sponsor, on the one hand, and the Company, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties. Without limiting the generality of the foregoing sentence, the Sponsor (a) is entering into this Agreement solely on its own behalf and, except as expressly set forth in this Agreement, shall not have any obligation to perform on behalf of any other holder of Purchaser Ordinary Shares or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Purchaser Ordinary Shares and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law. The Sponsor has acted independently regarding its decision to enter into this Agreement and regarding its investment in the Purchaser.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Purchaser, and the Sponsor have caused this Agreement to be duly executed as of the day and year first above written.
LONGEVITY BIOMEDICAL, INC.
By:	/s/ Bradford A. Zakes
Name: Bradford A. Zakes
Title: Chief Executive Officer
[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the Company, Purchaser, and the Sponsor have caused this Agreement to be duly executed as of the day and year first above written.
PURCHASER DENALI CAPITAL ACQUISITION CORP.
By:	/s/ Lei Huang
Name: Lei Huang
Title: Chief Executive Officer
[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the Company, Purchaser, and the Sponsor have caused this Agreement to be duly executed as of the day and year first above written.
SPONSOR DENALI CAPITAL GLOBAL INVESTMENTS LLC
By:	/s/ Jiandong (Peter) Xu
Name: Jiandong (Peter) Xu
Title: Manager
[Signature Page to Voting and Support Agreement]

SCHEDULE I
Beneficial Ownership of Securities
Denali Capital Global Investments LLC	2,062,500 Purchaser Class B Ordinary Shares
510,000 Purchaser Class A Ordinary Shares (underlying 510,000 Purchaser Units)
510,000 Purchaser Warrants (underlying 510,000 Purchaser Units)
[Schedule I]

Annex D
COMPANY VOTING AND SUPPORT AGREEMENT
This COMPANY VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of January 25, 2023, by and between Longevity Biomedical, Inc., a Delaware corporation (the “Company”), Denali Capital Acquisition Corp., a Cayman Islands exempted company with limited liability (the “Purchaser”), Denali SPAC Holdco, Inc., a Delaware Corporation (the “Holdco”), and the securityholder of the Company set forth on Schedule I hereto (such individual, the “Securityholder”). The Company, Purchaser and the Securityholder are sometimes referred to herein as a “Party” and collectively as the “Parties”.
WITNESSETH:
WHEREAS, as of the date hereof, the Securityholder is the holder of record and “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Company Common Stock set forth opposite its name on Schedule I hereto (such shares of Company Common Stock, together with any other common stock of the Company, the beneficial ownership of or voting power over which is acquired by the Securityholder during the period from the date hereof through the date on which this Agreement terminates in accordance with Section 6.1 hereof (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);
WHEREAS, the Company, the Purchaser, Holdco, Denali SPAC Merger Sub, Inc. (“Denali Merger Sub”), Longevity Merger Sub, Inc. (“Longevity Merger Sub”), and Bradford A. Zakes, solely in the capacity as Seller Representative thereunder, propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, (i) Denali Merger Sub will merge with and into Purchaser, with Purchaser surviving as the wholly-owned subsidiary of Holdco (the “Denali Merger”), and (ii) Longevity Merger Sub will merge with and into the Company, with the Company surviving as the wholly-owned subsidiary of Holdco (the “Longevity Merger”, and together with the Denali Merger, the “Merger”).
WHEREAS, (i) as a result of the Denali Merger, each Purchaser Ordinary Share issued and outstanding immediately prior to the effective time of the Denali Merger will be converted into the right to receive one share of common stock of Holdco, par value $0.01 per share (“Holdco Common Stock”), and (ii) as a result of the Longevity Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Longevity Merger will be converted into the right to receive a certain number of shares of Holdco Common Stock (such transaction described in clauses (i) and (ii), together with the Merger and other transactions contemplated by the Merger Agreement, the “Transactions”); and
WHEREAS, as a condition to the willingness of the Purchaser and Company to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Securityholder is executing this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Securityholder, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Capitalized Terms.   For purposes of this Agreement, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.
ARTICLE II
VOTING AGREEMENT
Section 2.1    Agreement to Vote the Subject Shares.   The Securityholder hereby unconditionally and irrevocably agrees that, during the Voting Period, at any duly called meeting of the stockholders of the

Company (and at any or all adjournments or postponements thereof), and in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly, and in any event within 24 hours after (x) the Registration Statement has been declared effective and (y) requested by Company’s board of directors, the Securityholder shall, if a meeting is called, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and the Securityholder shall vote or consent (or cause to be voted or consented)), in person or by proxy, all of its Subject Shares (a) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any material respect of any representation, warranty, covenant, obligation or agreement of the Company contained in the Merger Agreement, (c) in any other circumstance upon which a consent or other approval is required under the Organizational Documents of the Company or otherwise sought with regards to, or in connection with, the Merger Agreement or the Transaction, in favor thereof, and (d) against any Alternative Transaction and any other action or proposal involving Company or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect or would reasonably be expected to result in any of Company’s closing conditions or obligations under the Merger Agreement not being satisfied. The Securityholder agrees not to, and shall cause its affiliates not to, enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.
Section 2.2   No Obligation as Director or Officer.   Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by the Securityholder in his capacity as a director, officer, employee, agent or other representative (collectively, “Representatives”) of the Company. The Securityholder is executing this Agreement solely in such capacity as a record or beneficial holder of the Company Common Stock.
ARTICLE III
COVENANTS
Section 3.1   Generally.
(a)   The Securityholder agrees that during the Voting Period it shall not, and shall cause its affiliates not to, without the Purchaser’s prior written consent, (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) permit to exist any Lien of any nature whatsoever with respect to any or all of the Subject Shares; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting the Securityholder’s ability to perform its obligations under this Agreement. Notwithstanding the foregoing, the Securityholder may Transfer any shares of Company Common Stock (1) to any member of such Securityholder’s immediate family, or to a trust for the benefit of Securityholder or any member of Securityholder’s immediate family, the sole trustees of which are such Securityholder or any member of such Securityholder’s immediate family, (2) by will, other testamentary document, under the Laws of intestacy or by virtue of Laws of descent and distribution upon the death of Securityholder, or (3) by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, in each case, in accordance with the terms of the Company’s governing documents; provided, further, that such transferee of such Subject Shares evidences in a writing reasonably satisfactory to the Purchaser such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the Securityholder. Any attempted transfer of Subject Shares or any interest therein in violation of this Section 3.1 shall be null and void.
(b)   In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. The Securityholder agrees, while this Agreement is in effect, to notify the Purchaser promptly in writing (e-mail being sufficient) of the number of any additional shares of Company Common Stock acquired by the Securityholder, after the date hereof.
(c)   The Securityholder agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of the Securityholder contained in this Agreement inaccurate in any material respect. The Securityholder further agrees that it shall use its commercially reasonable efforts to cooperate with the Purchaser to effect the transactions contemplated hereby and the Transactions.
(d)   The Securityholder agrees, during the Voting Period, to notify the Company and the Purchaser promptly in writing of any changes in the Securityholder’s ownership of the Subject Shares.
Section 3.2   Standstill Obligations of the Securityholder.   The Securityholder covenants and agrees with the Purchaser that, during the Voting Period, the Securityholder shall not act in concert with any person to, deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with any person with respect to the voting of the Subject Shares, except as provided by Article II of this Agreement.
Section 3.3   Stop Transfers.   The Securityholder agrees with, and covenant to, the Purchaser that the Securityholder shall not request that Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Share during the term of this Agreement without the prior written consent of the Purchaser other than pursuant to a transfer permitted by Section 3.1(a) of this Agreement, and the Company agrees that it will not honor any such request from the Securityholder.
Section 3.4   Consent to Disclosure.   The Securityholder hereby consents to the publication and disclosure in the Registration Statement / Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Holdco, the Purchaser or the Company to any Governmental Authority or to securityholders of Purchaser) of the Securityholder’s identity and beneficial ownership of Subject Shares and the nature of the Securityholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Holdco, the Purchaser or the Company, a copy of this Agreement. The Securityholder will promptly provide any information reasonably requested by Holdco, the Purchaser or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).
Section 3.5   No Challenges.   The Securityholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, Denali Merger Sub, Longevity Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement or (c) otherwise relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.
Section 3.6   Lock-up Agreement.   The Securityholder (and any Person to whom the Securityholder transfers its Subject Shares as permitted by the terms of this Agreement) will deliver, at the Closing, a duly executed copy of the Lock-up Agreement, substantially in the form agreed under the Merger Agreement.
Section 3.7   Exclusivity.   Unless this Agreement shall have been terminated in accordance with Section 6.1, the Securityholder agrees not to, and shall cause its, his or her Affiliates or Representatives not to, (a) accept, initiate, respond to, encourage, entertain, solicit, negotiate, provide information with respect to or discuss other offers for an Acquisition Proposal; (b) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Acquisition Proposal; (c) enter into any Contract regarding an Acquisition Proposal; (d) prepare or take any steps in connection with a public offering of any equity securities of any group company (or any successor to or parent company of any group company); or (e) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 3.7 or further an Acquisition Proposal. The Securityholder agrees to (A) notify the Company and Purchaser promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any Acquisition Proposal, and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), (B) keep the Company and Purchaser fully informed on a current basis of any material modifications to such offer or information and (C) not (and shall cause its Affiliates and Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. The Securityholder shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Purchaser and its Representatives) that may be ongoing with respect to an Acquisition Proposal and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. Each Stockholder shall not release any third party from, or waive, amend or modify any standstill or confidentiality provision with respect to an Acquisition Proposal in any agreement to which such Stockholder is a party.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDER
The Securityholder hereby represents and warrants to the Purchaser and the Company as follows:
Section 4.1   Binding Agreement.   The Securityholder is an individual with full legal capacity and has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If the Securityholder is an entity, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Securityholder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of the Securityholder, as applicable. This Agreement, assuming due execution and delivery hereof by the Purchaser, constitutes a legal, valid and binding obligation of the Securityholder, enforceable against the Securityholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). If the Securityholder is an individual and is married, and any of the Subject Shares of such Securityholder constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable with respect to the Securityholder, the Securityholder’s spouse has delivered with this Agreement a Spousal Consent in the form attached hereto as Exhibit A and this Agreement has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of, the Securityholder’s spouse, enforceable against the Securityholder’s spouse in accordance with its terms. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Securityholder.
Section 4.2   Ownership of Shares.   Schedule I hereto sets forth opposite the Securityholder’s name the number of all of the Subject Shares over which the Securityholder have beneficial ownership as of the date hereof. As of the date hereof, the Securityholder is the lawful owner of the Subject Shares denoted as being owned by the Securityholder on Schedule I and have the sole power to vote or cause to be voted such Subject Shares. The Securityholder has good and valid title to the Subject Shares denoted as being owned by the Securityholder on Schedule I, free and clear of any and all pledges, charges, proxies, voting agreements, Liens, adverse claims, options and demands of any nature or kind whatsoever, other than those created by this Agreement, and those imposed by applicable Law, including federal and state securities Laws. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by the Securityholder pursuant to arrangements made by the Securityholder. Except for the Subject Shares denoted on Schedule I, as of the date of this Agreement, the Securityholder is not a beneficial owner or record holder of any (i) equity securities of the Company, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company, or (iii) options or other rights to acquire from the Company any equity securities or securities convertible into or exchangeable for equity securities of the Company.
Section 4.3   No Conflicts.
(a)   No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Securityholder and the consummation by the Securityholder of the transactions contemplated hereby.

If the Securityholder is a natural person, no consent of the Securityholder’s spouse is necessary under any “community property” or other Laws in order for the Securityholder to enter into and perform its obligations under this Agreement.
(b)   None of the execution and delivery of this Agreement by the Securityholder, the consummation by the Securityholder of the transactions contemplated hereby or compliance by the Securityholder with any of the provisions hereof shall (i) if the Securityholder is an entity, conflict with or result in any breach of the organizational documents of the Securityholder, as applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Securityholder is a Party or by which the Securityholder’s Subject Shares or assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair the Securityholder’s ability to perform its obligations under this Agreement in any material respect.
Section 4.4   Reliance by the Company.   The Securityholder understands and acknowledges that the Purchaser is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Securityholder.
Section 4.5   No Inconsistent Agreements.   The Securityholder hereby covenants and agrees that, except for this Agreement, the Securityholder (a) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Securityholder’s Subject Shares inconsistent with the Securityholder’s obligations pursuant to this Agreement, (b) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Securityholder’s Subject Shares and (c) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of the Securityholder contained herein untrue or incorrect in any material respect or have the effect of preventing the Securityholder from performing any of its material obligations under this Agreement.
Section 4.6.   Securityholder Has Adequate Information.   The Securityholder is sophisticated shareholder and has adequate information concerning the business and financial condition of the Purchaser and the Company and its proposed Subsidiaries (including the Targets) to make an informed decision regarding the Transactions and has independently and without reliance upon the Purchaser or the Company and based on such information as the Securityholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Securityholder acknowledges that the Purchaser had not made and does not make any representation or warranty, whether express or implied, to the Securityholder with respect to the subject matter of this Agreement except as expressly set forth in this Agreement. The Securityholder acknowledges that the agreements contained herein with respect to the Subject Shares held by the Securityholder are irrevocable.
Section 4.7.   Absence of Litigation.   As of the date hereof, there is no Proceeding pending or, to the knowledge of the Securityholder, threatened, against the Securityholder that would reasonably be expected to impair the ability of the Securityholder to perform the Securityholder’s obligations hereunder or to consummate the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Purchaser hereby represents and warrants to the Securityholder as follows:
Section 5.1   Binding Agreement.   The Company is a corporation duly incorporated and validly existing under the Laws of the State of Delaware. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement, assuming due authorization, execution and delivery hereof by the Securityholder, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).
Section 5.2   No Conflicts.
(a)   No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.
(b)   None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Company, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing as would not reasonably be expected to impair the Company’s ability to perform its obligations under this Agreement in any material respect.
ARTICLE VI
TERMINATION
Section 6.1   Termination.   This Agreement shall automatically terminate, without any further action by any of the Parties, and neither the Purchaser nor the Securityholder shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) the mutual written consent of each Party, (b) the Closing Date (following the performance of the obligations of the Parties required to be performed on the Closing Date) and (c) the date of termination of the Merger Agreement in accordance with its terms. The termination of this Agreement in accordance with this Section 6.1 shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party or relieve such Party from liability for such Party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Article VI and Article VII (other than the provisions of Section 7.13, which shall terminate) shall survive the termination, in accordance with this Section 6.1, of this Agreement.
ARTICLE VII
MISCELLANEOUS
Section 7.1   Further Assurances.   The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement and the Merger Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.
Section 7.2   Fees and Expenses.   All Expenses incurred in connection with this Agreement, the Merger Agreement, and transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated, except as expressly provided otherwise herein or in the Merger Agreement.
Section 7.3   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in the Company or Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.
Section 7.4   Amendments, Waivers.   This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties hereto. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Securityholder on behalf of itself, may each in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 7.5   Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by electronic means (including e-mail), with affirmative confirmation of receipt, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to the Securityholder, to:
Such Securityholder’s address as set forth on the Securityholder’s signature page hereto.

If to the Purchaser or Holdco, to:	with copies (which will not constitute notice) to:
Denali Capital Acquisition Corp. 437 Madison Avenue, 27th Floor New York, New York 10022 Attn: Lei Huang Telephone No.: 646-978-5180 E-mail: lei.huang@itradeup.com	Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Attn: David Ni Telephone No.: (212) 839-5300 E-mail: dni@sidley.com

Sidley Austin LLP 1999 Avenue of the Stars 17th Floor Los Angeles, California 90067 Attn: Joshua G. DuClos Telephone No.: (310) 595-9500 E-mail: jduclos@sidley.com

If to the Company, to:	with a copy (which will not constitute notice) to:
Longevity Biomedical, Inc. 12100 NE 195th Street, Suite 150 Bothell, WA 98011 Attn: Bradford A. Zakes, President and CEO Telephone No.: (425) 748-7529 E-mail: bzakes@cerevast.com	Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW, Suite 900 Washington, DC 20001 Attn: Andrew M. Tucker, Esq. Telephone No.: (202) 689-2987 E-mail: andy.tucker@nelsonmullins.com
Section 7.6   Headings.   The descriptive headings contained in this Agreement are included solely for convenience of reference only, are not part of the agreement of the Parties and shall not affect in any way the meaning or interpretation of this Agreement.
Section 7.7   Severability.   In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
Section 7.8   Entire Agreement; Assignment.   This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Merger Agreement and Ancillary Documents to which the Parties hereto are parties, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein. Except for transfers permitted by Section 3.1, this Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties hereto, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.
Section 7.9   Binding Effect.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
Section 7.10   Construction; Interpretation.   The term “this Agreement” means this Voting and Support Agreement together with the Schedule hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement, the Merger Agreement, or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or Orders) by succession of comparable successor statutes, regulations, rules or Orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
Section 7.11   Governing Law; Jurisdiction.   This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to any choice of law or conflict of laws principles thereof that would cause the application of the Law of any jurisdiction other than the state of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New Castle County, Delaware (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 7.5. Nothing in this Section 7.11 shall affect the right of any Party to serve legal process in any other manner permitted by Law.
Section 7.12   Specific Performance.   Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.
Section 7.13   Waiver of Jury Trial.   Each Party hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each Party hereto (a) certifies that no representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.13.
Section 7.14   Counterparts; Electronic Signatures.   This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.
Section 7.15   No Partnership, Agency or Joint Venture.   This Agreement is intended to create a contractual relationship between the Securityholder, on the one hand, and the Company or Purchaser, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties. Without limiting the generality of the foregoing sentence, the Securityholder (a) is entering into this Agreement solely on its own behalf and, except as expressly set forth in this Agreement, shall not have any obligation to perform on behalf of any other holder of Company Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Company Common Stock and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law. The Securityholder has acted independently regarding its decision to enter into this Agreement and regarding its investment in the Purchaser.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Purchaser, and the Securityholder have caused this Agreement to be duly executed as of the day and year first above written.
COMPANY
LONGEVITY BIOMEDICAL, INC.

By:	/s/ Bradford A. Zakes
Name: Bradford A. Zakes
Title: President & CEO
[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the Company, Purchaser, and the Securityholder have caused this Agreement to be duly executed as of the day and year first above written.
PURCHASER DENALI CAPITAL ACQUISITION CORP.
By:	/s/ Lei Huang
Name: Lei Huang
Title: Chief Executive Officer
[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the Company, Purchaser, and the Securityholder have caused this Agreement to be duly executed as of the day and year first above written.
SECURITYHOLDER
/s/ Bradford A. Zakes

Name:
Bradford A. Zakes

Address:
12100 NE 195th Street
Suite 150
Bothell, WA 98011

Email:
bzakes@cerevast.com

[Signature Page to Voting and Support Agreement]

SCHEDULE I
Beneficial Ownership of Securities
Bradford A. Zakes                              One (1) share of Company Common Stock
[Schedule I]

EXHIBIT A
Form of Spousal Consent
I,                  , spouse of                   (“Securityholder”), acknowledge that I have read the Company Voting and Support Agreement, executed by Securityholder with Denali Capital Acquisition Corp., a Cayman Islands exempted company with limited liability (the “Purchaser”), Denali SPAC Holdco, Inc., a Delaware Corporation (the “Holdco”) and Longevity Biomedical Inc., a Delaware corporation (the “Company”), on          , (the “Agreement”), and that I know the contents of the Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.
I am aware that the Agreement contains provisions regarding Company Common Stock (as defined in the Merger Agreement) that my spouse may own, including any interest that I might have therein. I understand and agree that my interest, if any, in any Company Common Stock subject to the Agreement shall be irrevocably subject to the Agreement and the other agreements referred to therein. I further understand and agree that any community property interest that I may have in such Company Common Stock shall be similarly subject to the Agreement and the other agreements referred to therein.
I irrevocably constitute and appoint Securityholder as my true and lawful attorney and proxy in my name, place and stead to sign, make, execute, acknowledge, deliver, file and record all documents which may be required, and to manage, vote, act and make all decisions with respect to (whether necessary, incidental, convenient or otherwise), any and all Company Common Stock in which I now have or hereafter acquire any interest and in any and all Company Common Stock now or hereafter held of record by Securityholder (including but not limited to, the right, without further signature, consent or knowledge, to exercise amendments and modifications of, and to terminate, the foregoing agreements and to dispose of any and all such Company Common Stock), with all powers I would possess if personally present, it being expressly understood and intended that the foregoing power of attorney and proxy is coupled with an interest; and this power of attorney is a durable power of attorney and will not be affected by disability, incapacity or death of Securityholder, or dissolution of marriage, and this proxy will not terminate without the consent of each Party.
I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this consent. I have either sought such guidance or counsel or determined after carefully reviewing the Agreement that I will not seek such guidance or counsel.

Name:
Date:
[Exhibit A]

Annex E
[•], 2023
Denali Capital Acquisition Corp.
Denali SPAC Holdco, Inc.
437 Madison Avenue, 27th Floor
New York, New York 10022
Re: Lock-Up Agreement for Company Shares
Ladies and Gentlemen:
This letter agreement (this “Lock-Up Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger (as may be amended, restated or supplemented from time to time, the “Merger Agreement”) entered into by and among Denali SPAC Holdco, Inc. (“Company”), Denali Capital Acquisition Corp (“Denali”), Denali SPAC Merger Sub, Inc. (“Denali Merger Sub”), Longevity Biomedical, Inc. (“Longevity”) and Longevity Merger Sub, Inc. (“Longevity Merger Sub”), pursuant to which, among other things, Denali Merger Sub will merge with and into Denali with Denali being the surviving company (“Denali Merger”) and Longevity Merger Sub will merge with and into Longevity with Longevity being the surviving company (“Longevity Merger”), and with the surviving companies resulting from the Denali Merger and the Longevity Merger being wholly-owned direct subsidiaries of the Company (“Merger”).
In order to induce Denali to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Stockholder”) hereby agrees as follows:
1.
Subject to the exceptions set forth herein, the Stockholder agrees not to, without the prior written consent of the board of directors of Denali (if before the Closing Date, as defined in the Merger Agreement) or the board of directors of the Company (if after the Closing Date), (i) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, (A) any shares of common stock of the Company (“Company Stock”), or (B) any securities convertible into, exercisable for, exchangeable for or that represent the right to receive any shares of Company Stock (the securities set forth under clause (A) and (B), collectively, the “Restricted Securities”), whether now owned or hereinafter acquired, that are owned directly by such Stockholder (including securities held as custodian) or with respect to which such Stockholder has beneficial ownership within the rules and regulations of the Commission, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Restricted Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) for a period of six months commencing from the Closing Date (the “Lock-Up Period”).

2.
Notwithstanding the restrictions set forth in Section 1 above with respect to the Restricted Securities held by any Stockholder, such Stockholder is permitted to:

(a)   in the case of an entity, transfer to a stockholder, partner, member or affiliate of such entity;
(b)   in the case of an individual, transfer by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;
(c)   in the case of an individual, transfer by virtue of laws of descent and distribution upon death of the individual;

(d)   in the case of an individual, transfer pursuant to a qualified domestic relations order;
(e)   in the case of an entity, transfer by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;
(f)   transfer to the extent required by applicable law, statute, ordinance, treaty, regulation or legal or self-regulatory requirement or to the extent requested by any governmental or self-regulatory authority exercising jurisdiction over such Stockholder;
(g)   exercise any options or warrants to purchase Company Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);
(h)   transfer to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements;
(i)   transfer to the Company pursuant to any contractual arrangement in effect at the Closing Date that provides for the repurchase by the Company or forfeiture of the Stockholder’s Company Stock or other securities convertible into or exercisable or exchangeable for Company Stock in connection with the termination of the Stockholder’s service to the Company;
(j)   enter into, at any time after the Closing Date, any trading plan providing for the sale of Company Stock by the Stockholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Company Stock during the Lock-Up Period and no public announcement or filing is required or voluntarily made regarding such plan during the Lock-Up Period; and
(k)   enter into transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s Stockholders having the right to exchange their shares of Company Stock for cash, securities or other property;
each of the foregoing clauses (a) through (k) being a “Permitted Transferee”; provided, however, that (A) in the case of clauses (a) through (e), these Permitted Transferees must enter into a written agreement, in substantially the form of this Lock-Up Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Stockholder and not to the immediate family of the transferee), agreeing to be bound by these transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.
3.
The Lock-Up Period shall terminate upon the earlier of (A) the expiration of the six-month anniversary after the Closing Date, and (B) subsequent to the Closing Date, (i) if the closing price of the Company Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30- trading day period commencing at least 150 days after the Closing Date, or (ii) the date which the Company completes a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing Date that results in all of the public stockholders of the Company having the right to exchange their Company Stock for cash securities or other property.

4.
In furtherance of the foregoing, the Company, Denali, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

5.
This Lock-Up Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred herein or the documents or instrument referred to herein, which collectively supersedes all prior agreements and the understandings between the parties hereto with respect to the subject matter contained herein. This Lock-Up Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the undersigned Stockholder, the Company, and Denali Capital Global Investments LLC (and with respect to the Company, only with the written consent of a majority of their directors, respectively, which shall include a majority of the respective company’s independent directors).
6.
This Lock-Up Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. This Lock-Up Agreement shall not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other party and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

7.
This Lock-Up Agreement and any action, proceeding, claim or dispute (whether in contract, tort or otherwise) (each, an “Action”) that may be based upon, arise out of or relate to this Lock-Up Agreement or the negotiation, execution or performance hereof shall be governed by, construed and enforced in accordance with the laws (both substantive and procedural) of the State of Delaware, without regard to the conflicts of law principles thereof. All Actions arising out of or relating to this Lock-Up Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Lock-Up Agreement by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws.

8.
This Lock-Up Agreement shall become effective on the date hereof and terminate on the earlier of (i) the expiration of the Lock-up Period, or (ii) termination of the Merger Agreement.

Capitalized terms used herein but not defined shall be defined as set forth in the Merger Agreement.
[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed this Lock-Up Agreement, as of the date first written above.
Very truly yours,
[Stockholder]
Signature:

Name:

Title:

[Signature Page to Lock-Up Agreement]

Acknowledged and agreed by:
DENALI SPAC HOLDCO, INC.
Signature:

Name:

Title:

DENALI CAPITAL ACQUISITION CORP.
Signature:

Name:

Title:

[Signature Page to Lock-Up Agreement]

Annex F
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2023, is made and entered into by and among Longevity Biomedical, Inc. (f/k/a Denali SPAC Holdco, Inc.), a Delaware corporation (the “Company”), Denali Capital Acquisition Corp., a Cayman Islands exempted company (the “SPAC”), Denali Capital Global Investments LLC, a Cayman Islands limited liability company (the “Sponsor”), and the undersigned parties listed under Existing Holder on the signature page hereto (each such party, together with the Sponsor and any person or entity deemed an “Existing Holder,” an “Existing Holder”) and the undersigned parties listed under New Holders on the signature page hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, a “New Holder” and collectively with the Existing Holders, the “Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Merger Agreement (as defined below).
RECITALS
WHEREAS, SPAC and the Existing Holders are party to that certain Registration and Shareholder Rights Agreement, dated April 6, 2022 (the “Existing Registration Rights Agreement”), pursuant to which SPAC granted such Existing Holders certain registration rights with respect to certain securities of SPAC;
WHEREAS, SPAC has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 25, 2023, by and among SPAC, the Company, Denali SPAC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company, Longevity Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company, and Bradford A. Zakes, solely in the capacity as seller representative;
WHEREAS, pursuant to the transactions contemplated by the Merger Agreement (the “Transactions”) and subject to the terms and conditions set forth therein, the Holders will receive, upon closing of the Transactions (the “Closing”), shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”);
WHEREAS, in connection with the Closing and pursuant to the terms and conditions of the Merger Agreement, each of the Founder Shares issued and outstanding immediately prior to the Denali Merger Effective Time shall be automatically cancelled and converted into the right to receive one share of the Common Stock;
WHEREAS, pursuant to Section 6.8 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of SPAC and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and
WHEREAS, the Company, SPAC and all of the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1   Definitions.   The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board and the Company, after consultation with counsel

F-1

to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) making such information public would materially interfere with a bona fide business, acquisition or divestiture or financing transaction of the Company or is reasonably likely to require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential.
“Agreement” shall have the meaning given in the Preamble.
“Board” shall mean the Board of Directors of the Company.
“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder in a non-marketed underwritten takedown offering taking the form of a bought deal or a block sale to a financial institution (including, without limitation, a same day trade, overnight trade or similar transaction).
“Commission” shall mean the U.S. Securities and Exchange Commission.
“Commission Guidance” shall mean (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act (and the rules and regulations promulgated by the Commission thereunder).
“Company” shall have the meaning given in the Preamble.
“Demand Registration” shall have the meaning given in subsection 2.2.1.
“Demanding Holder” shall have the meaning given in subsection 2.2.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.
“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.
“Holders” shall mean the Existing Holders and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2
“Holder Indemnified Parties” shall have the meaning given in subsection 4.1.1
“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission of a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.
“Nominee” shall have the meaning given in Section 6.1.
“Ordinary Shares” shall have the meaning given in the Recitals hereto.
“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities transfers such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities (provided, in each case, such transfer is not prohibited by any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company), and any transferee thereafter.
“Piggyback Registration” shall have the meaning given in subsection 2.3.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

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“Registrable Securities” shall mean (a) any shares of Common Stock, including shares issued as a result of, or issuable upon, the conversion or exercise of any options, warrants and other securities convertible into, or exchangeable or exercisable for shares of Common Stock, held by a Holder immediately following the Closing, (b) any shares of Common Stock acquired by a Holder following the date hereof to the extent that such securities are (i) “restricted securities” (as defined in Rule 144 promulgated under the Securities Act or any successor rule promulgated thereafter by the Commission (“Rule 144”)), (ii) held by an “affiliate” (as defined in Rule 144) of the Company or (iii) otherwise cannot be sold pursuant to Rule 144 without volume or other restrictions or limitations including as to manner or timing of sale, and (c) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock described in the foregoing clauses (a) and (b) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; or (B) such securities shall have ceased to be outstanding; or (C) such securities can be sold pursuant to Rule 144 without volume or other restrictions or limitations including as to manner or timing of sale).
“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock are then listed;
(B)   Underwriter expenses (other than fees, commissions or discounts);
(C)   expenses of any audits incidents to or required by any such Registration;
(D)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(E)   printing, messenger, telephone and delivery expenses;
(F)   reasonable fees and disbursements of counsel for the Company;
(G)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(H)   reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration, the majority-in-interest of Holders Participating in a Piggyback Registration or the majority-in-interest of Holders participating in a Shelf Underwritten Offering, as applicable.
“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holder” shall have the meaning given in subsection 2.2.1.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Sponsor” shall have the meaning given in the Recitals hereto.

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“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
ARTICLE II
REGISTRATIONS
2.1   Shelf Registration.
2.1.1   Initial Registration.   The Company shall promptly, but in no event later than [•] days after the date hereof, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as reasonably practicable after the filing thereof, but in no event later than the earlier of (i) [•] days following the filing deadline (or [•] days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission) and (ii) [•] business days after the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (the earlier of (i) and (ii), the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as reasonably practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within [•] business days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any Misstatement.
2.1.2   Form S-3 Shelf.   If the initial Registration Statement filed by the Company pursuant to subsection 2.1.1 is a Form S-1 Shelf, upon the Company becoming eligible to register the Registrable Securities for resale by the Holders on a shelf registration statement on Form S-3 (a “Form S-3 Shelf”), the Company shall use its reasonable best efforts to amend such initial Registration Statement to a Form S-3 Shelf or file a Form S-3 Shelf in substitution of such initial Registration Statement and cause such Registration Statement to be declared effective as soon as promptly as practicable thereafter. If the Company files a Form S-3 Shelf and at any time thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Shelf as promptly as practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

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2.1.3   Shelf Takedown.   At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder or Holders (the “Shelf Demanding Holders”) may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Shelf Underwritten Offering”), provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $[•] from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event less than $[•] . All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Except with respect to a Block Trade requested pursuant to Section 2.5, within [•] business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein (the “Shelf Requesting Holders”), within [•] business days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Holders after consultation with the Company and shall take all such other reasonable actions as are reasonably requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in Underwritten Offerings of securities by the Company.
2.1.4   Holder Information Required for Participation in Registration.   At least [•] business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable best efforts to notify each Holder in writing of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the [•] business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.
2.2   Demand Registration.
2.2.1   Request for Registration.   Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 outstanding covering all the Registrable Securities, at any time after the first anniversary of the Closing, either (a) the Sponsor, or (b) the New Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within [•] days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within [•] business days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon

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thereafter as reasonably practicable, but not more than [•] days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than (i) an aggregate of [•] Registrations initiated by the Sponsor and (ii) [•] Registrations initiated by the New Holders, in each case pursuant to a Demand Registration under this subsection 2.2.1 with respect to any or all Registrable Securities; provided, however, that a Registration pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement or any similar long-form registration statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demand Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Registration Statement (subject to the provisions of subsection 2.2.4) have been sold, in accordance with Section 3.1 of this Agreement. Notwithstanding anything to the contrary in this subsection 2.2.1, any Demand Registration in the form of an Underwritten Offering, including a Block Trade, must include, in the aggregate, Registrable Securities having an aggregate market value of at least $[•] (based on the Registrable Securities included in such Demand Registration by all Holders participating in such Demand Registration).
2.2.2   Effective Registration.   Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Demand Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Demand Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) such interference by any stop order or injunction of the Commission, federal or state court or any other governmental agency is resolved and a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than [•] business days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.
2.2.3   Underwritten Offering.   Subject to the provisions of subsection 2.2.4 and Section 2.4, if a majority-in-interest of the Demanding Holders so advise the Company as part of their written demand for a Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.
2.2.4   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Registration, in good faith, advises the Company, the Demanding Holders (or Shelf Demanding Holders) and the Requesting Holders (or Shelf Demanding Holders) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders (or Shelf Demanding Holders) and the Requesting Holders (or Shelf Demanding Holders) (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the

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Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders or Shelf Demanding Holders, as applicable, (pro rata based on the respective number of Registrable Securities that each Demanding Holder or Shelf Demanding Holder, as applicable, has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders or Shelf Demanding Holders, as applicable, have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Requesting Holders or Shelf Requesting Holders, as applicable, (Pro Rata, based on the respective number of Registrable Securities that each Requesting Holder or Shelf Requesting Holder, as applicable, has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.
2.2.5   Demand Registration Withdrawal.   Any Demanding Holder, Shelf Demanding Holder, Requesting Holder, or Shelf Requesting Holder, pursuant to an Underwritten Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Registration (i) at least [•] business day prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration or (ii) in the case of an Underwritten Registration pursuant to Rule 415, at least [•] business days prior to the time of pricing of the applicable offering. If the Demanding Holders withdraw from a proposed Underwritten Offering relating to a Demand Registration, then such Registration shall not count as a Demand Registration provided for in this Section 2.2. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to the withdrawal of any such Holder under this subsection 2.2.5.
2.3   Piggyback Registration.
2.3.1   Piggyback Rights.   If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) on Form S-4 or Form S-8 or their successor forms, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as reasonably practicable but not less than [•] business days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within [•] business days after receipt of such written notice (such Registration a “Piggyback Registration”).

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The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
2.3.2   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
(a)   If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;
(b)   If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
2.3.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least [•] business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a

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Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.
2.3.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.
2.4   Restrictions on Registration Rights.   If (A) during the period starting with the date [•] days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date [•] days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable best efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of an Underwriter(s) to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board, the Chief Executive Officer or the Chief Financial Officer of the Company stating that in their good faith judgment and in the good faith judgment of the Board, it would materially interfere with a bona fide business, acquisition or divestiture or financing transaction of the Company or is reasonably likely to require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than [•] days; provided, however, that the Company shall not defer its obligation in this manner more than once in any [•]-month period (the “Aggregate Blocking Period”).
2.5   Block Trades.   Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, if the Holders desire to effect a Block Trade by delivering a Shelf Takedown Notice pursuant to subsection 2.1.3 or a Demand Registration pursuant to subsection 2.2.1, then such Demanding Holder(s) shall provide written notice to the Company at least [•] business days prior to the proposed date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Demanding Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, the Demanding Holders initiating such Block Trade shall have the right to withdraw from such Block Trade upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to such Demanding Holders’ withdrawal under this Section 2.5. Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement. The Demanding Holder(s) initiating a Block Trade shall have the right to select the Underwriter(s) for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks), which Underwriter(s) shall be reasonably satisfactory to the Company. A Holder in the aggregate may demand no more than [•] Block Trades pursuant to this Section 2.5 within a calendar year.
2.6   Rule 415; Removal.   If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to this Article II is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable

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Securities thereof (or in the case of the Commission requiring a Holder to be named as an “underwriter,” the Holders) and (ii) use reasonable best efforts to persuade the Commission that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.” The Holders whose Registrable Securities are subject to such position of the Commission shall have the right to select one (1) legal counsel designated by the holders of a majority of the Registrable Securities subject to such position of the Commission (at the Company’s sole cost and expense) to review and oversee any registration or matters pursuant to this Section 2.6, including participation in any meetings or discussions with the Commission regarding the Commission’s position and to comment on any written submission made to the Commission with respect thereto. No such written submission regarding the Holders with respect to this matter shall be made to the Commission to which the applicable Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2.6, the Commission refuses to alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder. In the event of a share removal pursuant to this Section 2.6, the Company shall give the applicable Holders at least [•] days’ prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.6 shall be allocated between the Holders on a Pro Rata basis based on the aggregate amount of Registrable Securities held by the Holders. In the event of a share removal of the Holders pursuant to this Section 2.6, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.
ARTICLE III
COMPANY PROCEDURES
3.1   General Procedures.   If the Company is required to effect the Registration of Registrable Securities pursuant to Article II hereof, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto, the Company shall, as expeditiously as reasonably possible:
3.1.1   prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal

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counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4   notify the Holders whose Registrable Securities are included in a Registration Statement promptly in all events within [•] business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; and (iii) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain a Misstatement, and promptly make available to the Holders whose Registrable Securities are included in such Registration Statement any such supplement or amendment;
3.1.5   prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.6   cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.7   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.8   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to take all actions necessary to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.9   at least [•] days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (other than by way of a document incorporated by reference) furnish a copy thereof to each seller of such Registrable Securities or its counsel;
3.1.10   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.11   permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representative or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any

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Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;
3.1.12   obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.13   on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriter(s), placement agent(s) or sales agent(s) may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;
3.1.14   in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.15   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.16   make available for inspection by the Holders whose Registrable Securities are included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Holder whose Registrable Securities are included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement;
3.1.17   if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $[•], use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” and analyst or investor presentations and such other meetings organized by the Underwriter(s) that may be reasonably requested by the Underwriter(s) in any Underwritten Offering, with all out-of-pocket costs and expenses incurred by the Company or such officers in connection with such attendance and participation to be paid by the Company; and
3.1.18   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
3.1   Registration Expenses.   Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.2   Requirements for Participation in Underwritten Offerings.   No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in

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any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
3.3   Suspension of Sales; Adverse Disclosure.   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time possible, but in no event more than [•] days, determined in good faith by the Company to be necessary for such purpose; provided, that each day of any such suspension pursuant to this Section 3.4 shall correspondingly decrease the Aggregate Blocking Period available to the Company during a calendar year pursuant to Section 2.4 hereof. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.
3.4   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemption provided by Rule 144 (to the extent such exemption is applicable to the Company), including providing any legal opinions.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and each person who controls such Holder (within the meaning of the Securities Act) (the “Holder Indemnified Parties”) against all losses, judgments, claims, actions, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for inclusion therein. The Company shall promptly reimburse the Holder Indemnified Parties for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such losses, judgments, claims, actions, damages, liabilities or expenses. The Company shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its officers, directors, agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, judgments, claims, actions, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the

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Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for inclusion therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3   Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.1   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.2   If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action and the benefits received by the such indemnifying party or indemnified party; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable

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if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE V
MISCELLANEOUS
6.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Longevity Biomedical, Inc., 12100 NE 195th Street, Suite 150, Bothell, WA 98011, Attn: Bradford A. Zakes, President and CEO, Telephone No.: (425) 748-7529, E-mail: bzakes@cerevast.com, with a copy (which will not constitute notice) to: Nelson Mullins Riley & Scarborough LLP, 101 Constitution Avenue, NW, Suite 900, Washington, DC 20001, Attn: Andrew M. Tucker, Esq., Telephone No.: (202) 689-2987, E-mail: andy.tucker@nelsonmullins.com, and if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective five (5) days after delivery of such notice as provided in this Section 6.1.
5.1   Assignment; No Third Party Beneficiaries.
5.1.1   This Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound as a Holder by equivalent transfer restrictions as such Registrable Securities were subject to prior to such assignment or delegation as set forth in this Agreement.
5.1.2   Prior to the expiration of the applicable lock-up period, no Holder who is subject to any such lock-up period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable lock-up period, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound as a Holder by equivalent transfer restrictions as such Registrable Securities were subject to prior to such assignment or delegation.
5.1.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.1.4   This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.
5.1.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

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5.2   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile, electronic signature or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.3   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.
5.4   Amendments and Modifications.   Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that affects either of (x) the Existing Holders as a group, (y) or the New Holders as a group, respectively, in a manner that is materially adversely different from any other Holders, as applicable, shall require the prior written consent of (1) a majority-in-interest of the Registrable Securities held by such Existing Holders, or (2) a majority-in-interest of the Registrable Securities held by such New Holders, as applicable, prior to entering into such amendment or waiver; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially adversely different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.5   Remedies Cumulative.   In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.
5.6   Other Registration Rights.   The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. From and after the date of this Agreement and except for any agreement entered into in connection with the Transactions, the Company shall not, without the approval of the Holders of a majority-in-interest of the Registrable Securities, enter into any agreement with any holder or prospective holder of any Registrable Securities that would grant such holder or prospective holder any registration rights more favorable in any material respect than those rights granted pursuant to this Agreement.
5.7   Term.   This Agreement shall terminate upon the earlier of (i) the [•] anniversary of the date of this Agreement and (ii) the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the

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Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)), and shall be of no further force or effect with respect to any party (other than the Company) when such party no longer holds Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.
5.8   Legend Removal.   If a Holder holds Registrable Securities that are eligible to be sold without restriction under Rule 144 under the Securities Act (other than the restriction set forth under Rule 144(i)) or pursuant to an effective Registration Statement, then, at such Holder’s request, accompanied by such additional representations and other documents as the Company shall reasonably request, the Company shall cause the Company’s transfer agent to remove any restrictive legend set forth on the Registrable Securities held by such Holder in connection with any sale of such Registrable Securities pursuant to Rule 144 or the effective Registration Statement, as applicable (including, if required by the Company’s transfer agent, by delivering to the Company’s transfer agent a direction letter and opinion of counsel).
5.9   Waiver of Trial by Jury.   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE SPONSOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
5.10   Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
5.11   Entire Agreement.   This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.
5.12   Titles and Headings.   Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
5.13   Waivers and Extensions.   Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.
[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
LONGEVITY BIOMEDICAL, INC.
By:

Name:
Title:
DENALI CAPITAL ACQUISITION CORP.
By:

Name:
Title:
EXISTING HOLDERS:
DENALI CAPITAL GLOBAL INVESTMENTS LLC
By:

Name:
Title:
By:

Huifeng Chang
By:

Lei Huang
By:

Jim Mao
By:

You “Patrick” Sun
By:

Kevin Vassily
NEW HOLDERS:
[*]
By:

Name:
Title:
[By:
 ]
[By:
 ]

F-18

 Exhibit 3.4
Annex G
THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
DENALI CAPITAL ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED APRIL 6, 2022 AND EFFECTIVE
ON APRIL 6, 2022)
THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
DENALI CAPITAL ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED APRIL 6, 2022 AND EFFECTIVE
ON APRIL 6, 2022)
1
The name of the Company is Denali Capital Acquisition Corp..

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4
The liability of each Member is limited to the amount unpaid on such Member’s shares.

5
The share capital of the Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
DENALI CAPITAL ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED APRIL 6, 2022 AND EFFECTIVE
ON APRIL 6, 2022)
1
Interpretation

1.1
In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.
“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.
“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the Nasdaq Global Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.
“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”
means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Global Market.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”
means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Equity-linked Securities”
means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”
means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”
means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”
means the option of the Underwriters to purchase up to an additional 15% of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4 and Article 47.2, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means Denali Capital Global Investments LLC, a Cayman Islands limited liability company, and its successors or assigns.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”
means the trust account established by the Company upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2
In the Articles:

(a)
words importing the singular number include the plural number and vice versa;

(b)
words importing the masculine gender include the feminine gender;

(c)
words importing persons include corporations as well as any other legal or natural person;

(d)
“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)
“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)
references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)
headings are inserted for reference only and shall be ignored in construing the Articles;

(j)
any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)
sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)
the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2
Commencement of Business

2.1
The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3
Issue of Shares and other Securities

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Ordinary Share Conversion set out in the Articles.

3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4
The Company shall not issue Shares to bearer.

4
Register of Members

4.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5
Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.
5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6
Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7
Transfer of Shares

7.1
Subject to the terms of the Articles, any Member may transfer all or any of their Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

7.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8
Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)
Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)
Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Sponsor will own 20% of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)
Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4
The Directors may accept the surrender for no consideration of any fully paid Share.

9
Treasury Shares

9.1
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10
Variation of Rights of Shares

10.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.
10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11
Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
12
Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
13
Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within 14 clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.
13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14
Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least 14 clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by that Member, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15
Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.
15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by that person to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but that person’s liability shall cease if and when the Company shall have received payment in full of all monies due and payable by them in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16
Transmission of Shares

16.1
If a Member dies, the survivor or survivors (where they were a joint holder), or their legal personal representatives (where they were a sole holder), shall be the only persons recognised by the Company as having any title to the deceased Member’s Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which the Member was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which they would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered or to have some person nominated by them registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within 90 days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.
17
Class B Ordinary Share Conversion

17.1
The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2
Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) automatically on the day of the consummation of a Business Combination.

17.3
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the consummation of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the consummation of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20% of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares issued or deemed issued or issuable upon conversion or exercise of any Equity-linked Securities or rights issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates or any Director or Officer upon conversion of working capital loans made to the Company.

17.4
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of Shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7
References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8
Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18
Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1
The Company may by Ordinary Resolution:

(a)
increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)
convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3
Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, Article 29.4 and Article 47.2, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to the Articles;

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital or any capital redemption reserve fund.

19
Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.
20
General Meetings

20.1
All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3
The Directors, the chief executive officer or the chairperson of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4
Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21
Notice of General Meetings

21.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote at the meeting; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the Shares giving that right.

21.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22
Proceedings at General Meetings

22.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the chairperson, if any, of the board of Directors shall preside as chairperson at such general meeting. If there is no such chairperson, or if the person shall not be present within 15 minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.
22.6
If no Director is willing to act as chairperson or if no Director is present within 15 minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairperson of the meeting.

22.7
The chairperson may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8
When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9
If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10
When a general meeting is postponed for 30 days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11
A resolution put to the vote of the meeting shall be decided on a poll.

22.12
A poll shall be taken as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13
A poll demanded on the election of a chairperson or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairperson of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14
In the case of an equality of votes the chairperson shall be entitled to a second or casting vote.

23
Votes of Members

23.1
Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4 and Article 47.2, every Member present in any such manner shall have one vote for every Share of which they are the holder.

23.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by their committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4
No person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by them in respect of Shares have been paid.

23.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairperson whose decision shall be final and conclusive.

23.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7
A Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing the proxy, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

24
Proxies

24.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3
The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

24.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25
Corporate Members

25.1
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

25.2
If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26
Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
27
Directors

27.1
There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2
The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until their successor shall have been appointed and qualified.

28
Powers of Directors

28.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their surviving spouse, civil partner or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29
Appointment and Removal of Directors

29.1
Prior to the consummation of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the consummation of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3
After the consummation of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4
Prior to the consummation of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90% of such Members (which shall include a simple majority of the holders of Class B Shares) as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a Special Resolution has been given, or by way of unanimous written resolution.

30
Vacation of Office of Director

The office of a Director shall be vacated if:
(a)
the Director gives notice in writing to the Company that they resign the office of Director; or

(b)
the Director is absent (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that they have by reason of such absence vacated office; or

(c)
the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or

(d)
the Director is found to be or becomes of unsound mind; or

(e)
all of the other Directors (being not less than two in number) determine that the Director should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31
Proceedings of Directors

31.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairperson shall have a second or casting vote.

31.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

31.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5
A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7
The Directors may elect a chairperson of their board and determine the period for which they are to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

31.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by that Director. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32
Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33
Directors’ Interests

33.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2
A Director may act on their own or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director.

33.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

33.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which they are interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by them at or prior to its consideration and any vote thereon.

33.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34
Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.
35
Delegation of Directors’ Powers

35.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3
The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

35.6
The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate their office at any time if they give notice in writing to the Company that they resign their office.

36
No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.
37
Remuneration of Directors

37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond that Director’s ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

38
Seal

38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3
A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over their signature alone to any document of the Company required to be authenticated by them under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39
Dividends, Distributions and Reserve

39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3
The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by the Member to the Company on account of calls or otherwise.

39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.
39.8
No Dividend or other distribution shall bear interest against the Company.

39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40
Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
41
Books of Account

41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42
Audit

42.1
The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange

Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.
42.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4
The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by their becoming incapable of acting by reason of illness or other disability at a time when their services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8
Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

42.9
The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

42.10
At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43
Notices

43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, telex, fax or email to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2
Where a notice is sent by:

(a)
courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)
post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)
telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)
email or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient; and

(e)
placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves because they are a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44
Winding Up

44.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the

Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.
45
Indemnity and Insurance

45.1
Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46
Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
47
Transfer by Way of Continuation

47.1
If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands. For the purposes of a Special Resolution to be passed pursuant to this Article, a holder of Class B Shares shall have ten votes for every Class B Share of which he is the holder and a holder of Class A Shares shall have one vote for every Class A Share of which he is the holder.

47.2
Prior to the consummation of a Business Combination, Article 47.1 may only be amended by a Special Resolution passed by at least 90% of such Members (which shall include a simple majority of the holders of Class B Shares) as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.
48
Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.
49
Business Combination

49.1
Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2
Prior to the consummation of a Business Combination, the Company shall either:

(a)
submit such Business Combination to its Members for approval; or

(b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 prior to or upon consummation of such Business Combination. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3
If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4
At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5
Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of their or any other person with whom they are acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15% of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether they are voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and in connection with its consummation. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).
49.6
A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7
In the event that the Company does not consummate a Business Combination within 15 months from the consummation of the IPO (or up to 18 months if such date is extended as described in the prospectus relating to the IPO), or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)
cease all operations except for the purpose of winding up;

(b)
as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)
as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.
49.8
In the event that any amendment is made to the Articles:

(a)
to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100% of the Public Shares if the Company does not consummate a Business Combination within 15 months from the consummation of the IPO (or up to 18 months if such date is extended as described in the prospectus relating to the IPO), or such later time as the Members may approve in accordance with the Articles; or

(b)
with respect to any other provision relating to Members’ rights or pre-Business Combination activity, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9
A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)
receive funds from the Trust Account; or

(b)
vote as a class with Public Shares on a Business Combination.

49.11
A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.12
As long as the securities of the Company are listed on the Nasdaq Global Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.13
The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such a Business Combination is fair to the Company from a financial point of view.

50
Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9 and 8832 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.
51
Business Opportunities

51.1
To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself or themselves, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

51.2
Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

51.3
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.
52
Exclusive Jurisdiction and Forum

52.1
Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum, the Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to:

(a)
any derivative action or proceeding brought on behalf of the Company;

(b)
any action asserting a claim of breach of any fiduciary or other duty owed by any current or former Director, Officer or other employee of the Company to the Company or the Members;

(c)
any action asserting a claim arising pursuant to any provision of the Statute, the Memorandum or the Articles; or

(d)
any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).

52.2
Each Member irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes.

52.3
Without prejudice to any other rights or remedies that the Company may have, each Member acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly the Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

52.4
Article 52.1, Article 52.2 and Article 52.3 shall not apply to any action or suits brought to enforce any liability or duty created by the U.S. Securities Act of 1933, as amended, the Exchange Act, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

Annex H
THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
LBI SUB 2, INC.
(ADOPTED BY SPECIAL RESOLUTION DATED [  ] 2023 AND EFFECTIVE ON [  ] 2023)

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
LBI SUB 2, INC.
(ADOPTED BY SPECIAL RESOLUTION DATED [  ] 2023 AND EFFECTIVE ON [  ] 2023)
1
The name of the Company is LBI Sub 2, Inc..

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4
The liability of each Member is limited to the amount unpaid on such Member’s shares.

5
The share capital of the Company is US$22,100 divided into 2,210,000 shares of a par value of US$0.01 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
LBI SUB 2, INC.
(ADOPTED BY SPECIAL RESOLUTION DATED [  ] 2023 AND EFFECTIVE ON [  ] 2023)
1
Interpretation

1.1
In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these amended and restated articles of association of the Company.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Company”	means the above named company.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.
“Share”	means a share in the Company and includes a fraction of a share in the Company.
“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.
“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2
In the Articles:

(a)
words importing the singular number include the plural number and vice versa;

(b)
words importing the masculine gender include the feminine gender;

(c)
words importing persons include corporations as well as any other legal or natural person;

(d)
“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)
“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)
references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)
headings are inserted for reference only and shall be ignored in construing the Articles;

(j)
any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)
sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)
the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2
Commencement of Business

2.1
The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3
Issue of Shares

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2
The Company shall not issue Shares to bearer.

4
Register of Members

4.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5
Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6
Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7
Transfer of Shares

7.1
Subject to Article 3.1, Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

7.2
The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8
Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2
Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4
The Directors may accept the surrender for no consideration of any fully paid Share.

9
Treasury Shares

9.1
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10
Variation of Rights of Shares

10.1
If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.
10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11
Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
12
Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
13
Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within 14 clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14
Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least 14 clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by that Member, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15
Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by that person to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but that person’s liability shall cease if and when the Company shall have received payment in full of all monies due and payable by them in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16
Transmission of Shares

16.1
If a Member dies the survivor or survivors (where they were a joint holder) or their legal personal representatives (where they were a sole holder), shall be the only persons recognised by the Company as having any title to the deceased Member’s Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which the Member was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which they would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered or to have some person nominated by them registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within 90 days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17
Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1
The Company may by Ordinary Resolution:

(a)
increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)
convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3
Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to the Articles;

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital or any capital redemption reserve fund.

18
Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.
19
General Meetings

19.1
All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3
The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4
A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than 10% in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5
The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6
If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within 21 days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further 21 days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said 21 day period.

19.7
A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20
Notice of General Meetings

20.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote at the meeting; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the Shares giving that right.

20.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21
Proceedings at General Meetings

21.1
No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

21.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the chairperson, if any, of the board of Directors shall preside as chairperson at such general meeting. If there is no such chairperson, or if the chairperson shall not be present within 15 minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

21.6
If no Director is willing to act as chairperson or if no Director is present within 15 minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairperson of the meeting.

21.7
The chairperson may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8
When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9
A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairperson demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least 10% in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

21.10
Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairperson that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.11
The demand for a poll may be withdrawn.

21.12
Except on a poll demanded on the election of a chairperson or on a question of adjournment, a poll shall be taken as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13
A poll demanded on the election of a chairperson or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairperson of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14
In the case of an equality of votes, whether on a show of hands or on a poll, the chairperson shall be entitled to a second or casting vote.

22
Votes of Members

22.1
Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which they are the holder.

22.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by their committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4
No person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by them in respect of Shares have been paid.

22.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairperson whose decision shall be final and conclusive.

22.6
On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7
On a poll, a Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing the proxy, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

23
Proxies

23.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3
The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

23.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24
Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

25
Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
26
Directors

There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.
27
Powers of Directors

27.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their surviving spouse, civil partner or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28
Appointment and Removal of Directors

28.1
The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29
Vacation of Office of Director

The office of a Director shall be vacated if:
(a)
the Director gives notice in writing to the Company that they resign the office of Director; or

(b)
the Director is absent (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by them) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that they have by reason of such absence vacated office; or

(c)
the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or

(d)
the Director is found to be or becomes of unsound mind; or

(e)
all of the other Directors (being not less than two in number) determine that the Director should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30
Proceedings of Directors

30.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if their appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if their appointor is not present, count twice towards the quorum.

30.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairperson shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of their appointor to a separate vote on behalf of their appointor in addition to their own vote.

30.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

30.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of their appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of their appointor and in their capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5
A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7
The Directors may elect a chairperson of their board and determine the period for which they are to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

30.8
All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.
30.9
A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by that Director. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31
Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.
32
Directors’ Interests

32.1
A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2
A Director or alternate Director may act on their own or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director or alternate Director.

32.3
A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

32.4
No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or their alternate Director in their absence) shall be at liberty to vote in respect of any contract or transaction in which they are interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by them at or prior to its consideration and any vote thereon.

32.5
A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33
Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34
Delegation of Directors’ Powers

34.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by that Director, provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if they cease to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

34.5
The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate their office at any time if they give notice in writing to the Company that they resign their office.

35
Alternate Directors

35.1
Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by them.

35.2
An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which their appointor is a member, to attend and vote at every such meeting at which the Director appointing them is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of their appointor as a Director in their absence.

35.3
An alternate Director shall cease to be an alternate Director if their appointor ceases to be a Director.

35.4
Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5
Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for their own acts and defaults and shall not be deemed to be the agent of the Director appointing them.

36
No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.
37
Remuneration of Directors

37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond that Director’s ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

38
Seal

38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3
A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over their signature alone to any document of the Company required to be authenticated by them under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39
Dividends, Distributions and Reserve

39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3
The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by the Member to the Company on account of calls or otherwise.

39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8
No Dividend or other distribution shall bear interest against the Company.

39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40
Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
41
Books of Account

41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.
41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42
Audit

42.1
The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43
Notices

43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, telex, fax or email to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

43.2
Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by telex or fax service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by email service shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient.

43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.
43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves because they are a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44
Winding Up

44.1
If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45
Indemnity and Insurance

45.1
Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.
45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46
Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
47
Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
48
Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

Annex I
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DENALI SPAC HOLDCO, INC.
[      ], 2023
Denali SPAC Holdco, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
1.   The name of the Corporation is “Denali SPAC Holdco, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 22, 2022 (the “Certificate”).
2.   This amended and restated certificate of incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
3.   This Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.
4.   The text of the Certificate, as amended to the date hereof, is hereby restated and amended in its entirety to read as follows:
ARTICLE I
NAME OF THE CORPORATION
The name of the corporation is Longevity Biomedical, Inc. (the “Corporation”).
ARTICLE II
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is 1675 South State Street, Suite B, Dover, Delaware 19901 in Kent County. The name of its registered agent at such address is Capitol Services, Inc.
ARTICLE III
BUSINESS PURPOSE
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
CAPITAL STOCK
Section 4.01.   Authorized Classes of Stock.   The total number of shares of capital stock which the Corporation is authorized to issue is 201,000,000 shares, consisting of: (i) 200,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).
Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation with the power to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any series of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.
Section 4.02.   Common Stock.
(a)   Dividends.   Subject to the express terms of any outstanding series of Preferred Stock, dividends or other distributions (payable in cash, property or capital stock of the Company) may be paid or made to the holders of shares of Common Stock out of the assets or funds of the Corporation legally available therefor, upon the terms, and subject to the limitations, as the Board of Directors of the Corporation (the “Board of Directors”) may declare. All shares of Common Stock of the Corporation shall be of equal rank and shall share equally on a per share basis in such dividends and distributions.
(b)   Liquidation Rights.   Subject to the express terms of any outstanding Preferred Stock, in the event of a Liquidation of the Corporation, the holders of Common Stock shall be entitled to share in the distribution of any remaining assets available for distribution to the holders of Common Stock ratably in proportion to the total number of shares of Common Stock then issued and outstanding.
(c)   Voting Rights.   Subject to the express terms of any outstanding series of Preferred Stock and except as otherwise provided herein or required by the DGCL:
i.   The holders of Common Stock shall be entitled to one (1) vote per share on any matter submitted to a vote of the stockholders generally. There shall be no cumulative voting with respect to any matter submitted to a vote of the stockholders of the Corporation. Except as otherwise required by law or this Certificate of Incorporation, and subject to the rights of the holders of shares of Preferred Stock, if any, at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.
ii.   Notwithstanding the foregoing, except as otherwise required by law or by this Certificate of Incorporation, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.
Section 4.03.   Preferred Stock.   The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors and set forth in a certificate of designation filed pursuant to the DGCL. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:
(a)   the designation of the series;
(b)   the number of shares of the series;
(c)   the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
(d)   whether the series will have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
(e)   whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(f)   whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;
(g)   the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;
(h)   the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;
(i)   the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and
(j)   any other relative rights, preferences, and limitations of that series.
The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, stated in this Certificate of Incorporation and/or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series of Preferred Stock is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
ARTICLE V
BOARD OF DIRECTORS
Section 5.01.   General Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
Section 5.02.   Number of Directors; Term of Office.   Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall be as fixed from time to time solely by resolution of the Board of Directors and shall initially be, upon filing of this Certificate of Incorporation, set at seven (7) directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes: Class I, Class II, and Class III. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders following the effective date of this Certificate of Incorporation, the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the effective date of this Certificate of Incorporation, and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the effective date of this Certificate of Incorporation. At each annual meeting of stockholders, beginning with the first annual meeting of stockholders following the effective date of this Certificate of Incorporation, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.
Notwithstanding anything herein to the contrary and in addition to any vote required by law, the affirmative vote of the holders of not less than two thirds (2/3) in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, shall be required to amend or repeal any provision of this Article V, Section 5.02.
Section 5.03.   Newly Created Directorships and Vacancies.   Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors may only be filled (and in the case of a newly created directorship, their class chosen) by the affirmative votes of a majority of the members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall serve until the next election of, if chosen to fill a newly created directorship resulting from an increase in the authorized number of directors, the class for which such director shall have been chosen or, if chosen to fill a vacancy, the class of such director’s predecessor, and until a successor is duly elected and qualified, subject to such director’s earlier of such director’s death, resignation or removal.
Section 5.04.   Removal.   Subject to any rights of the holders of any series of Preferred Stock, so long as the Board of Directors is classified pursuant to Section 5.02 or any successor provision, any director or the entire Board of Directors may be removed from office at any time, but only for cause, by the holders of a majority in voting power of the shares of capital stock of the Corporation then entitled to vote at an election of directors.
Section 5.05.   Preferred Stock Directors.   During any period when the holders of one or more series of Preferred Stock have the separate right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV, Section 4.03 hereof (including any certificate of designation) (a “Preferred Stock Director”), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided for or fixed pursuant to the provisions of Article IV, Section 4.03 hereof (including any certificate of designation), whenever the holders of one or more series of Preferred Stock having a separate right to elect additional directors cease to have or are otherwise divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.
Section 5.06.   Written Ballot.   Unless and except to the extent that the bylaws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.
ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION
Section 6.01.   Limitation of Liability.   To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or as an officer, as the case may be. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Section 6.02.   Indemnification.   Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended. The right to indemnification conferred in this Article VI shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL, as it presently exists or may hereafter be amended. The right to indemnification conferred in this Article VI shall be a contract right.
The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.
Section 6.03.   Insurance.   To the fullest extent authorized or permitted by the DGCL, the Corporation may purchase and maintain insurance on behalf of any current or former director or officer of the Corporation against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI or otherwise.
Section 6.04.   Preservation of Rights.   No amendment to, modification of, or repeal of this Article VI shall adversely affect any right or protection of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment.
Notwithstanding anything herein to the contrary and in addition to any vote required by law, the affirmative vote of the holders of not less than two thirds (2/3) in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, shall be required to amend or repeal any provision of this Article VI.
ARTICLE VII
STOCKHOLDER ACTION
Section 7.01.   Stockholder Consent Prohibition.   Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any written consent by such stockholders in lieu of a meeting.
Section 7.02.   Special Meetings of Stockholders.   Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation shall only be called by the chairperson of the Board of Directors, the chief executive officer of the Corporation or the Board of Directors, and the ability of the stockholders to call a special meeting of the stockholders is hereby specifically denied.
Section 7.03.   Advance Notice.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
ARTICLE VIII
BYLAWS
Section 8.01.   Board of Directors.   In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws without any action on the part of the stockholders.
Section 8.02.   Stockholders.   The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, such adoption, amendment, alteration, or repeal by the stockholders shall require the approval of the affirmative vote of the holders of at least two thirds (2/3) in voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE IX
AMENDMENTS
The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

ARTICLE X
FORUM SELECTION
Unless the Corporation consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (in each case, as may be amended or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action asserting a claim against the Corporation or any of its directors, officer or other employees governed by the internal affairs doctrine of the law of the State of Delaware or (v) any other action asserting an “internal corporation claim,” as defined in Section 115 of the DGCL, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the United States District Court for the District of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.
ARTICLE XI
SEVERABILITY
If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.
[Signature Page to Follow]

THIS CERTIFICATE OF INCORPORATION is executed as of this [      ] day of [      ], 2023.
DENALI SPAC HOLDCO, INC.
By:

Name:
Title:

Annex J
AMENDED AND RESTATED BYLAWS OF
DENALI SPAC HOLDCO, INC.
Effective as of [      ], 2023
ARTICLE I
OFFICES AND RECORDS
Section 1.1   Delaware Office.   The registered office of Denali SPAC Holdco, Inc. (the “Corporation”) in the State of Delaware shall be as set forth in the Corporation’s Certificate of Incorporation (as it may be amended and/or restated from time to time, the “Certificate of Incorporation”).
Section 1.2   Other Offices.   The Corporation may have such other offices, either within or without the State of Delaware, as the board of directors of the Company (the “Board of Directors”) may designate or as the business of the Corporation may from time to time require.
Section 1.3   Books and Records.   The books and records of the Corporation may be kept at such locations either within or outside the State of Delaware as may from time to time be designated by the Board of Directors.
ARTICLE II
STOCKHOLDERS
Section 2.1   Annual Meeting.   The annual meeting of stockholders of the Corporation shall be held at such date, place, if any, and time as may be fixed by resolution of the Board of Directors from time to time. Any proper business, including the election of directors, may be transacted at the annual meeting in accordance with these amended and restated bylaws of the Corporation (as amended from time to time in accordance with the provisions hereof, these “Bylaws”). The Corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.
Section 2.2   Special Meeting.   Special meetings of stockholders for any purpose or purposes may be called as set forth in the Certificate of Incorporation. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting. The Chairman of the Board, the Chief Executive Officer or the Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by any of them.
Section 2.3   Time and Place of Meeting.   The Board of Directors may designate the time and place, if any, for any meeting of the stockholders. If no designation is made by the Board of Directors, the place of meeting shall be the principal office of the Corporation. The Board of Directors may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”).
Section 2.4   Notice of Meeting.   For every meeting of stockholders at which stockholders of the Corporation are required or permitted to take any action, a written notice of the meeting shall be given which shall state, in the case of a special meeting, the purpose or purposes of such meeting and, in the case of every meeting of stockholders, the date, time and place, if any, of the meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present in person and vote at such meeting. Such notice shall be given, by or at the direction of the Chairman of the Board, the Chief Executive Officer or the Board of Directors, to each stockholder of record entitled to vote at the meeting, at least ten (10) days, but not more than sixty (60) days, prior to the date designated for the meeting, except as otherwise required by applicable law, the Certificate of Incorporation or these Bylaws. If mailed, notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If sent via electronic transmission, notice shall be deemed to be given at the times provided in the DGCL. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.
Section 2.5   Quorum.   Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the voting power of the issued and outstanding shares of the Corporation entitled to vote at the meeting, present in person, present by means of remote communication, if any, or represented by proxy, shall constitute a quorum at a meeting of stockholders. When specified business is to be voted on by a class or series voting separately as a class or series, the holders of a majority of the voting power of the issued and outstanding shares of such class or series, present in person, present by means of remote communication, if any, or represented by proxy, shall constitute a quorum for the purpose of taking action on such business. If, however, a quorum shall not be present or represented at any meeting of the stockholders, either the chairman of the meeting or the stockholders so present, by the affirmative vote of the holders of a majority in voting power of the shares of the Corporation which are present in person, present by means of remote communication, if any, or represented by proxy and entitled to vote thereon, shall have the power to adjourn the meeting from time to time, in the manner provided in Section 2.6 of these Bylaws, until a quorum shall be present or represented. At an adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum.
Section 2.6   Adjournment.   Any meeting of stockholders of the Corporation may be adjourned or recessed from time to time to reconvene at the same or some other place, if any, by holders of a majority of the voting power of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person, present by means of remote communication, if any, or represented by proxy, though less than a quorum, or by any officer entitled to preside at or to act as secretary of such meeting. No notice of the time and place of adjourned meetings need be given, provided such adjournment is for less than thirty (30) days, and provided further that no new record date is fixed for the adjourned meeting, and provided further that the time or place, if any, of the adjourned meeting is announced at the meeting at which the adjournment is taken. At the adjourned or recessed meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, notice of the adjourned meeting in accordance with the requirements of Section 2.4 of these Bylaws shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.
Section 2.7   Proxies.   Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy filed with the Secretary of the Corporation (the “Secretary”) before or at the time of the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date.
Section 2.8   Notice of Stockholder Business and Nominations.
(a)   Annual Meetings of Stockholders.
(i)   Nominations of persons for election to the Board of Directors and the proposal of business other than nominations to be transacted by the stockholders may be made at an annual meeting of stockholders only (1) pursuant to the Corporation’s notice of meeting (or any supplement thereto) with respect to such annual meeting given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (2) otherwise properly brought before such annual meeting by or at the direction of the Board of Directors or (3) by any stockholder of record of the Corporation (A) who was a stockholder of record at the time of the giving of the notice provided for in the following paragraph through the date of such annual meeting, (B) who is entitled to vote at the meeting and (C) who has complied with the notice procedures set forth in this Section 2.8. For the avoidance of doubt, compliance with the foregoing clause (3) shall be the exclusive means for a stockholder to make nominations, or to propose any other business (other than a proposal included in the Corporation’s proxy materials pursuant to and in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), at an annual meeting of stockholders.
(ii)   For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (3) of subsection (a)(i) of this Section 2.8, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive office of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall a postponement, adjournment, recess or rescheduling of an annual meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. Notwithstanding anything in this Section 2.8(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement of such action at least 55 days prior to the first anniversary of the date of mailing of the notice of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.8(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
(iii)   To be in proper written form, the notice of any stockholder of record giving notice under this Section 2.8 (each, a “Noticing Party”) shall set forth:
(1)   as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), (A) the name, age, business address and residence address of such Proposed Nominee, (B) the principal occupation and employment of such Proposed Nominee, (C) the class, series and number of any shares of stock of the Corporation that are owned of record or beneficially by such Proposed Nominee and the date such shares were acquired and the investment intent of such acquisition, (D) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among any Noticing Party, on the one hand, and such Proposed Nominee, such Proposed Nominee’s affiliates and associates and any other persons with whom such Proposed Nominee (or any of such Proposed Nominee’s affiliates and associates) is acting in concert, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K, and (E) all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Section 14 of the

Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Proxy Rules”) (including such individual’s written consent to being named in the Corporation’s proxy statement and accompanying proxy card as a nominee and to serving as a director if elected);
(2)   as to any other business that the stockholder proposes to bring before the meeting, (A) a description of such business desired to be brought before the meeting, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), (C) the reasons for proposing such business at the meeting, (D) any material interest in such business of such stockholder and any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder and the Stockholder Associated Person therefrom, and (E) all other information relating to such other business that would be required to be disclosed in a proxy statement or other filing required to be made by such Noticing Party or any Stockholder Associated Person in connection with the solicitation of proxies in support of such proposed other business by such Noticing Party or any Stockholder Associated Person pursuant to the Proxy Rules; and
(3)   as to the Noticing Party and any Stockholder Associated Person: (A) the class, series and number of all shares of stock of the Corporation which are owned of record or beneficially (specifying the type of ownership) by the Noticing Party and by such Stockholder Associated Person, if any, including any shares of any class or series of capital stock of the Corporation as to which such stockholder and such beneficial owner or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, and the date or dates on which such shares or securities were acquired and the investment intent of such acquisitions; (B) the name and address of the Noticing Party, as they appear on the Corporation’s stock ledger and current name and address, if different, and of such Stockholder Associated Person; (C) to the extent known by the Noticing Party, the name and address of any other stockholder (including beneficial owners) supporting the nomination or other business proposal(s) submitted by such Noticing Party and, to the extent known by the Noticing Party, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s) on the date of such Noticing Party’s notice; (D) a description of any agreement, arrangement or understanding with respect to the nomination or business proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the Proposed Nominee, including any agreements, arrangements or understandings relating to any compensation or payments to be paid to any such Proposed Nominee, pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding); (E) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Noticing Party’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the Corporation (any of the foregoing, a “Derivative Instrument”); (F) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation; (G) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of the Corporation; (H) any performance-related fees (other than an asset based fee) that such stockholder or beneficial owner, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Derivative Instrument; (I) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which such Noticing Party or any Stockholder Associated Person is (i) a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (ii) the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity; (J) any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation held by such Noticing Party or any Stockholder Associated Person; (K) any direct or indirect interest of such Noticing Party or any Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement); (L) a description of any material interest of such Noticing Party or any Stockholder Associated Person in the business proposed by such Noticing Party, if any, or the election of any Proposed Nominee; (M) if such Noticing Party is not a natural person, the identity of the natural person or persons associated with such Noticing Party responsible for the formulation of and decision to propose the business to be brought before the meeting (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Noticing Party, the qualifications and background of such Responsible Person and any material interests or relationships of such Responsible Person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Noticing Party to propose such business to be brought before the meeting of stockholders; (N) a certification regarding whether such Noticing Party and each Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with such person’s acquisition of shares of capital stock or other securities of the Corporation and such person’s acts or omissions as a stockholder of the Corporation, if such person is or has been a stockholder of the Corporation; (O) any other information relating to such Noticing Party and any Stockholder Associated Person, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (P) a representation that such Noticing Party is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, as applicable; (Q) a complete and accurate description of any pending or, to such Noticing Party’s knowledge, threatened legal proceeding in which such Noticing Party or any Stockholder Associated Person is a party or participant involving the Corporation or, to such Noticing Party’s knowledge, any current or former officer, director, affiliate or associate of the Corporation; and (R) a representation as to whether such Noticing Party or any Stockholder Associated Person intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the business proposal or elect the Proposed Nominee, as applicable, (ii) to solicit proxies or votes from stockholders in support director nominees other than those put forth by the Corporation in accordance with Rule 14a-19 under the Exchange Act and/or (iii) to engage in a solicitation (within the meaning of Rule 14a-1(l) under the Exchange Act) with respect to the nomination or other business, as applicable, and if so, the name of each participant (as defined in Schedule 14A under the Exchange Act) in such solicitation.
(4)   In addition to the information required pursuant to the foregoing provisions of this Section 2.8(a)(iii), the Corporation may require any Noticing Party to furnish such other information as the Corporation may reasonably require to determine the eligibility or suitability of a Proposed Nominee to serve as a director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Proposed Nominee, under the listing standards of each securities exchange upon which the Corporation’s securities are listed, any applicable rules of the Securities and Exchange Commission, any publicly disclosed standards used by the Board of Directors in selecting nominees for election as a director and for determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on any of the committees of the Board of Directors, or the requirements of any other laws or regulations applicable to the Corporation. If requested by the Corporation, any supplemental information required under this paragraph shall be provided by a Noticing Party within ten (10) days after it has been requested by the Corporation. In addition, the Board of Directors may require any Proposed Nominee to submit to interviews with the Board of Directors or any committee thereof, and such Proposed Nominee shall make himself or herself available for any such interviews within ten (10) days following the date of any request therefor from the Board of Directors or any committee thereof.
(5)   The foregoing notice requirements of this paragraph (a)(ii) of this Section 2.8 shall be deemed satisfied by a Noticing Party with respect to business other than a nomination if the stockholder has notified the Corporation of such stockholder’s intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.
(iv)   For purposes of this Section 2.8, “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder, and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person.
(b)   Special Meetings of Stockholders.   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto). Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice with respect to such meeting (or any supplement thereto), (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (ii) provided that one or more directors are to be elected at such meeting pursuant to the Corporation’s notice of meeting, by any stockholder of the Corporation who is a stockholder of record both at the time of giving of notice provided for in this Section 2.8 through the time of the special meeting, who is entitled to vote at the meeting and upon such election and who complied with the notice procedures set forth in this Section 2.8. In addition to any other applicable requirements, for director nominations to be properly brought before a special meeting by a stockholder pursuant to the foregoing clause (ii), such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, such notice must be received by the Secretary at the principal executive offices of the Corporation not earlier than the 5:00 p.m., Eastern Time, on the one hundred twentieth (120th) day prior to such special meeting and not later than the 5:00 p.m., Eastern Time, on the later of (x) the ninetieth (90th) day prior to such special meeting and (y) the tenth (10th) day following the day on which public disclosure of the date of the meeting is first made by the Corporation. In no event shall a postponement, adjournment, recess or rescheduling of a special meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting.
(c)   General.
(i)   Upon written request by the Secretary or the Board of Directors or any committee thereof, any Noticing Party proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall provide, within five (5) Business Days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory, in the discretion of the Board of Directors or any duly authorized committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 2.8. If a Noticing Party fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 2.8.

(ii)   Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such individuals who are nominated in accordance with this Section 2.8 or by the Board of Directors shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 2.8 or by the Board of Directors. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 2.8 and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 2.8, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by law, if any Noticing Party or Stockholder Associated Person (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act with respect to any Proposed Nominee and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder or Stockholder Associated Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each such Proposed Nominee shall be disregarded, notwithstanding that proxies or votes in respect of the election of such Proposed Nominees may have been received by the Corporation (which proxies and votes shall be disregarded). Upon request by the Corporation, if any Noticing Party or Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Noticing Party or Stockholder Associated Person shall deliver to the Corporation, no later than five (5) Business Days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act. Notwithstanding the foregoing provisions of this Section 2.8, unless otherwise required by law, if the Noticing Party (or a qualified representative of the Noticing Party) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.8, to be considered a qualified representative of the Noticing Party, a person must be a duly authorized officer, manager or partner of such Noticing Party or must be authorized by a writing executed by such Noticing Party or an electronic transmission delivered by such Noticing Party to act for such Noticing Party as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
(iii)   For purposes of this Section 2.8, the “date of mailing of the notice” shall mean the date of the proxy statement for the solicitation of proxies for election of directors and (2) “public announcement” shall mean disclosure (A) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or comparable news service or (B) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act. For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or other day on which banking institutions in the State of Delaware are authorized or obligated by law or executive order to close.
(iv)   Notwithstanding the foregoing provisions of this Section 2.8, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.8. Nothing in this Section 2.8 shall be deemed to affect any right of (A) a stockholder to request inclusion of a proposal in, nor the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act, (B) a stockholder to request inclusion of nominees in the Corporation’s proxy statement pursuant to the Proxy Rules, or (C) a holder of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation (including any certificate of designation).
(v)   In addition to the requirements set forth elsewhere in these Bylaws, to be eligible to be a nominee for election or re-election as a director of the Corporation, such Proposed Nominee or a person on such Proposed Nominee’s behalf must deliver (with respect to a nomination made by a stockholder pursuant to this Section 2.8, in accordance with the time periods for delivery of timely notice under this Section 2.8), to the Secretary at the principal executive offices of the Corporation a completed and signed questionnaire with respect to the background and qualification of such Proposed Nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such Proposed Nominee (i) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Proposed Nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with such Proposed Nominee’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and (iii) would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed corporate governance, code of conduct and ethics, conflict of interest, confidentiality, corporate opportunities, trading and any other policies and guidelines of the Corporation applicable to directors.
(vi)   A Noticing Party providing notice of a proposed nomination for election to the Board of Directors (given pursuant to this Section 2.8) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (x) as of the record date for the meeting and (y) as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof. Any such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) days after the record date for the meeting (in the case of any update and supplement required to be made as of the record date for the meeting) and not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or adjournment or postponement thereof). Such update shall be made only to the extent that information has changed since such Noticing Party’s prior submission and clearly identify the information that has changed since such Noticing Party’s prior submission. For the avoidance of doubt, any information provided pursuant to this Section 2.8(c)(vi) shall not be deemed to cure any deficiencies in a notice previously delivered pursuant to this Section 2.8 and shall not extend the time period for the delivery of notice pursuant to this Section 2.8. If a Noticing Party fails to provide such written update within such period, the information as to which such written update relates may be deemed not to have been provided in accordance with this Section 2.8.
Section 2.9   Voting.
(a)   Except as otherwise provided by these Bylaws, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees exceeds the number of directors to be elected (a “Contested Election”), the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this Section 2.9 a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as a vote cast either “for” or “against” that director’s election).
In order for any incumbent director to become a nominee of the Board of Directors for further service on the Board of Directors, such person must submit an irrevocable resignation, contingent on (i) that person not receiving a majority of the votes cast in an election that is not a Contested Election or a plurality of the votes cast in an election that is a Contested Election, and (ii) acceptance of that resignation by the Board of Directors in accordance with the policies and procedures adopted by the Board of Directors for such purpose. In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a Contested Election, the nominating and governance committee, or such other committee designated by the Board of Directors pursuant to these Bylaws, shall make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within ninety (90) days following certification of the election results. The committee in making its recommendation and the Board of Directors in making its decision each may consider any factors and other information that they consider appropriate and relevant.
(b)   All other matters submitted to the stockholders at any meeting at which a quorum is present shall, unless a different or minimum vote is required by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the corporation, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, be decided by a majority of the votes cast.
Section 2.10   Inspectors of Elections.   The Corporation may, and shall if required by law, appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives of the Corporation, to act at the meeting and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act, or if all inspectors or alternates who have been appointed are unable to act, at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by the DGCL.
Section 2.11   Conduct of Meetings.
(a)   The Chief Executive Officer shall act as chairman of meetings of stockholders of the Corporation. In the absence of the Chief Executive Officer, the Chairman of the Board shall act as chairman of a meeting of stockholders. In the absence of the Chief Executive Officer and the Chairman of the Board, the President shall act as chairman of a meeting of stockholders. In the absence of each of the Chief Executive Officer, the Chairman of the Board and the President, the Secretary shall act as chairman of a meeting of stockholders. The Board of Directors may designate an individual to act as chairman of any meeting of stockholders in the absence of the Chief Executive Officer, the Chairman of the Board, the President and the Secretary.
(b)   The chairman of the meeting shall announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.
(c)   The Board of Directors may, to the extent not prohibited by law, adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may to the extent not prohibited by law include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless, and to the extent, determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE III
BOARD OF DIRECTORS
Section 3.1   General Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation required to be exercised or done by the stockholders.
Section 3.2   Number and Tenure.   Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be as fixed as set forth in the Certificate of Incorporation. The terms of directors shall be as set forth in the Certificate of Incorporation.
Section 3.3   Regular Meetings.   The Board of Directors may, by resolution, provide the time and place, within or without the State of Delaware, for the holding of regular meetings of the Board of Directors. Regular meetings of the Board of Directors shall be publicized among all directors, orally, at each director’s respective business or residence in writing, by facsimile transmission, through telephone communication, including a voice-messaging system or other system designed to record and communicate messages, or by electronic transmission. No further notice shall be required for regular meetings of the Board of Directors.
Section 3.4   Special Meetings.   Special meetings of the Board of Directors shall be called at the request of the Chairman of the Board, the Chief Executive Officer, or a majority of the Board of Directors. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings. Notice of such special meetings of the Board of Directors shall be provided in accordance with Section 3.6.
Section 3.5   Action By Unanimous Consent of Directors.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the board or committee in the same paper or electronic form as the minutes are maintained.
Section 3.6   Notice.   Notice of any special meeting shall be given to each director orally, at each director’s respective business or residence in writing, by facsimile transmission, through telephone communication, including a voice-messaging system or other system designed to record and communicate messages, or by electronic transmission. If mailed, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five (5) days before such meeting, or by nationally recognized overnight courier deposited not less than three (3) days before the date of the meeting. If orally, by facsimile transmission, through telephone communication, including a voice-messaging system or other system designed to record and communicate messages, or by other electronic transmission, such notice shall be transmitted at least twenty-four (24) hours before such meeting. If mailed or sent by overnight courier, such notice shall be deemed to be given at the time when it is deposited in the United States mail with first class postage prepaid or deposited with the overnight courier. Notice by facsimile or other electronic transmission shall be deemed given when the notice is transmitted. Any director may waive notice of any meeting before or after the meeting. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where the director attends the meeting for the express purpose of objecting, and does so object, at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the directors are present (except as otherwise provided by law) or if those not present waive notice of the meeting in writing or by electronic transmission, either before or after such meeting.
Section 3.7   Conference Telephone Meetings.   Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
Section 3.8   Quorum.   At all meetings of the Board of Directors, a whole number of directors equal to at least a majority of the total number of directors that the Corporation would have if there were no vacancies shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
Section 3.9   Vacancies.   Newly created directorships and vacancies on the Board of Directors shall be filled as set forth in the Certificate of Incorporation.
Section 3.10   Committees.
(a)   The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. The Board of Directors shall have the power at any time to fill vacancies in, to change the membership of or to dissolve any such committee.
(b)   Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no committee shall have power or authority in reference to the following matters: (i) approving, adopting or recommending to stockholders any action or matter (other than the election or removal of directors) required by law to be submitted to stockholders for approval or (ii) adopting, amending or repealing any provision of these Bylaws.
(c)   Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to these Bylaws. Each committee shall keep regular minutes and report to the Board of Directors when required. A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board of Directors shall otherwise provide.
Section 3.11   Removal.   Directors shall be removed as set forth in the Certificate of Incorporation.
Section 3.12   Chairman of the Board.   The Chairman of the Board shall be chosen from among the directors and may be the Chief Executive Officer. Except as otherwise provided by law, the Certificate of Incorporation or Section 3.13 or Section 3.14 of these Bylaws, the Chairman of the Board shall preside at all meetings of the Board of Directors. The Chairman of the Board shall have such other powers and duties as may from time to time be assigned by the Board of Directors.
Section 3.13   Lead Director.   The Board may include a Lead Director. The Lead Director shall be one of the directors who has been determined by the Board of Directors to be an “independent director” (any such director, an “Independent Director”). The Lead Director shall preside at all meetings of the Board of Directors at which the Chairman of the Board is not present, preside over the executive sessions of the Independent Directors, serve as a liaison between the Chairman of the Board and the Board of Directors and have such other responsibilities, and perform such duties, as may from time to time be assigned by the Board of Directors. The Lead Director shall be elected by a majority of the Independent Directors.
Section 3.14   Organization.   At each meeting of the Board of Directors, the Chairman of the Board, or, in the Chairman of the Board’s absence, the Lead Director, or, in the Lead Director’s absence, a director chosen by a majority of the directors present, shall act as chairman of such meeting. The Secretary shall act as secretary at each meeting of the Board. In case the Secretary shall be absent from any meeting of the Board, an assistant secretary shall perform the duties of secretary at such meeting, and in the absence from any such meeting of the Secretary and all assistant secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.
Section 3.15   Compensation.   The Board of Directors shall have the authority to fix the compensation of directors. The directors shall be paid their reasonable expenses, if any, of attendance at each meeting of the Board of Directors or any committee thereof and may be paid a fixed sum for attendance at each such meeting and an annual retainer or salary for service as director or committee member, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Directors who are full-time employees of the Corporation shall not receive any compensation for their service as director.
Section 3.16   Interested Directors.   No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of the Corporation’s directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.
ARTICLE IV
OFFICERS
Section 4.1    Elected Officers.   The elected officers of the Corporation shall be chosen by the Board of Directors and shall be a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and a Treasurer. The Board of Directors, in its discretion, may also choose one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers, and such other officers as the Board of Directors from time to time may deem proper. All officers chosen by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such officers shall also have powers and duties as from time to time may be conferred by the Board of Directors or by any duly authorized committee thereof.
Section 4.2   Election and Term of Office.   The elected officers of the Corporation shall be elected by the Board of Directors. Each officer shall hold office for the term as determined by the Board of Directors and until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal.
Section 4.3   Chief Executive Officer.   The Chief Executive Officer shall be the principal executive officer of the Corporation, subject to the control of the Board of Directors, and as such shall, subject to Section 2.11(a) hereof, preside at all meetings of stockholders, shall have general supervision of the affairs of the Corporation, shall sign or countersign or authorize another officer to sign all certificates, contracts, and other instruments of the Corporation as authorized by the Board of Directors, shall make reports to the Board of Directors and stockholders, and shall perform all such other duties and may exercise such other powers as are incident to such office or may from time to time be assigned to such officer by these Bylaws or the Board of Directors.

Section 4.4   President.   The President shall be, in the absence of the Chief Executive Officer, the principal executive officer of the Corporation, and shall otherwise be subject to the general supervision, direction, and control of the Chief Executive Officer unless the Board of Directors determines otherwise. The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these Bylaws, the Board of Directors or the Chief Executive Officer.
Section 4.5   Chief Financial Officer.   The Chief Financial Officer shall be the principal financial officer of the Corporation. The Chief Financial Officer shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these Bylaws, the Board or the Chief Executive Officer.
Section 4.6   Vice Presidents.   The Vice Presidents, if there be any, as shall have been chosen by the Board of Directors shall have such powers and shall perform such duties as shall be assigned to them by the Board of Directors or the Chief Executive Officer.
Section 4.7   Secretary.   The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors and all other notices required by law or by these Bylaws, and in case of his absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman of the Board, the Chief Executive Officer or the Board of Directors, upon whose request the meeting is called as provided in these Bylaws. The Secretary shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the stockholders of the Corporation in a book to be kept for that purpose, and shall perform such other duties as may be assigned to such Secretary by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President. The Secretary shall have custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President, and attest to the same.
Section 4.8   Treasurer.   The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds and securities and shall keep full and accurate receipts and disbursements in books belonging to the Corporation. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors by resolution. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President, taking proper vouchers for such disbursements. The Treasurer shall render to the Chairman of the Board, the Chief Executive Officer, the President and the Board of Directors, whenever requested, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond for the faithful discharge of his duties in such amount and with such surety as the Board of Directors shall prescribe. The Chief Financial Officer shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by the Board of Directors or the Chief Executive Officer.
Section 4.9   Assistant Secretaries.   Assistant Secretaries, if there be any, shall assist the Secretary in the discharge of the Secretary’s duties, shall have such powers and perform such other duties as shall at any time be assigned to them by the Board of Directors and, in the absence or disability of the Secretary, shall perform the duties of the Secretary’s office, subject to the control of the Board of Directors or the Chief Executive Officer.
Section 4.10   Assistant Treasurers.   Assistant Treasurers, if there be any, shall assist the Treasurer in the discharge of the Treasurer’s duties, shall have such powers and perform such other duties as shall at any time be assigned to them by the Board of Directors and, in the absence or disability of the Treasurer, shall perform the duties of the Treasurer’s office, subject to the control of the Board of Directors or the Chief Executive Officer.
Section 4.11   Other Officers.   Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

Section 4.12   Removal.   Any officer elected by the Board of Directors may be removed at any time by the Board of Directors. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his successor, his death, his resignation or his removal, whichever event shall first occur, except as otherwise provided in an employment contract or an employee plan.
Section 4.13   Vacancies.   A newly created office and a vacancy in any office because of death, resignation, or removal may be filled by the Board of Directors in the manner described in this Article IV for the regular election to such office.
ARTICLE V
STOCK CERTIFICATES AND TRANSFERS
Section 5.1   Stock Certificates.   Unless the Board of Directors has determined by resolution that some or all of any or all classes or series of stock shall be uncertificated shares, the interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by two authorized officers of the Corporation (it being understood that each of the Chairman of the Board, the Chief Executive Officer, the President, a Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation shall be authorized officers for this purpose) representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.
Section 5.2   Lost Certificates.   A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The Corporation may require, in its sole discretion and as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the Corporation in such manner as it shall require or to give the Corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or with respect to the issuance of such new certificate or uncertificated shares.
Section 5.3   Transfer.   The shares of the stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof in person or by his attorney, upon surrender for cancellation of certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.
Section 5.4   Record Dates.
(a)   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
ARTICLE VI
INDEMNIFICATION
Section 6.1   Right to Indemnification.   Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), where the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 6.3 hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if (i) such indemnification is expressly required to be made by law, or (ii) such proceeding (or part thereof) was authorized by the Board of Directors.
Section 6.2   Right to Advancement of Expenses.   The Corporation shall, to the fullest extent permitted by law, pay the expenses incurred in defending any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 6.2 or otherwise.
Notwithstanding the foregoing, no advance shall be made by the Corporation to an executive officer of the Corporation (except by reason of the fact that such executive officer is or was a director of the Corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decisionmaking party at the time such determination is made demonstrate that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.
Section 6.3   Right of Indemnitee to Bring Suit.   The rights to indemnification and to the advancement of expenses conferred in Section 6.1 and Section 6.2, respectively, shall be contract rights. If a claim under Section 6.1 or Section 6.2 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 6.3 or otherwise shall be on the Corporation.
Section 6.4   Non-Exclusivity of Rights.   The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation, these Bylaws, or any statute, agreement, vote of stockholders or disinterested directors or otherwise. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.
Section 6.5   Insurance.   The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 6.6   Amendment of Rights.   Any amendment, alteration or repeal of this Article VI that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
Section 6.7   Indemnification of Employees and Agents of the Corporation.   The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
ARTICLE VII
MISCELLANEOUS PROVISIONS
Section 7.1   Fiscal Year.   The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December of each year or as shall be otherwise determined by the Board of Directors through resolution.
Section 7.2   Dividends.   The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Certificate of Incorporation.

Section 7.3   Seal.   The corporate seal, if any, shall have inscribed the name of the Corporation thereon and shall be in such form as may be approved from time to time by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.
Section 7.4   Waiver of Notice.   Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the DGCL or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or any regular or special meeting of the Board of Directors or committee thereof need be specified in any waiver of notice of such meeting unless so required by law.
Section 7.5   Resignations.   Any director or any officer, whether elected or appointed, may resign at any time by serving written notice of such resignation on the Chairman of the Board, the Chief Executive Officer or the Secretary, or by submitting such resignation by electronic transmission (as such term is defined in the DGCL), and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the Chief Executive Officer, or the Secretary or at such later date as is stated therein. No formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective.
Section 7.6   Contracts.   Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time direct. Such authority may be general or confined to specific instances as the Board of Directors may determine. The Chairman of the Board, the Chief Executive Officer, the President or any Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board of Directors or the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of the Corporation may delegate contractual powers to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.
Section 7.7   Disbursements.   All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.
Section 7.8   Proxies.   Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or any Vice President may from time to time appoint any attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock and other securities of such other corporation or other entity, or to consent, in the name of the Corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper. Any of the rights set forth in this Section 7.8 which may be delegated to an attorney or agent may also be exercised directly by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President.

ARTICLE VIII
AMENDMENTS
Subject to the provisions of the Certificate of Incorporation, these Bylaws may be adopted, amended or repealed by the Board of Directors. Subject to the provisions of the Certificate of Incorporation, the stockholders shall also have the power to adopt, amend or repeal these Bylaws, provided that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least two thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of these Bylaws.

Annex K
DENALI SPAC HOLDCO, INC.1
2023 EQUITY INCENTIVE PLAN
1.   Purpose.   The purpose of this Denali SPAC Holdco, Inc. 2023 Equity Incentive Plan (the “Plan”) is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Shares, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s shareholders.
2.   Definitions.   The following definitions shall be applicable throughout the Plan:
(a)   “Affiliate” means, at the time of determination, (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise. The Committee will have the authority to determine the time or times at which “Affiliate” is determined within the forgoing definition.
(b)   “Award” means, individually or collectively, any Incentive Stock Option, Non-
Qualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus Award, and Performance Compensation Award granted under the Plan.
(c)   “Award Agreement” means a written or electronic agreement between a Participant and the Company which sets out the terms of the grant of an Award, consistent with and subject to the terms and conditions of the Plan.
(d)   “Board” means the Board of Directors of the Company.
(e)   “Business Combination” has the meaning given such term in the definition of “Change in Control.”
(f)   “Cause” means, in the case of a particular Award, unless the applicable Award Agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect as of the Date of Grant or (ii) in the absence of any such employment or consulting or similar agreement (or the absence of any definition of “Cause” contained therein), (A) gross misconduct by the Participant which results in loss, damage or injury to the Company or any of its Affiliates, its goodwill, business or reputation; (B) the commission or attempted commission of an act of embezzlement, fraud or breach of fiduciary duty which results in loss, damage or injury to the Company or any of its Affiliates, its goodwill, business or reputation; (C) the unauthorized disclosure or misappropriation of any trade secret or confidential information of the Company, any of its Affiliates or any third party who has a business relationship with the Company, provided, however, that nothing in this Section 2(f) prohibits the Participant from reporting possible violations of law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of law or regulation; (D) the Participant’s conviction of or plea of nolo contendere to, a felony under any state or federal law; (E) the violation (or potential violation) by the Participant, in any material respect, of a non-competition, non-solicitation, non-disclosure or assignment of inventions covenant between the Participant and the Company or any of its Affiliates provided, however, that nothing in this Section 2(f) prohibits the Participant from reporting possible violations of law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of law or regulation; (F) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the

1
Denali SPAC Holdco, Inc. will change its name to Longevity Biomedical, Inc.

Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (G) the use of controlled substances, illicit drugs, alcohol or other substances or behavior which interferes with the Participant’s ability to perform his or her services for the Company or any of its Affiliates or which otherwise results in loss, damage or injury to the Company, its goodwill, business or reputation.; or (H) the Participant’s breach of any material written policy of the Company or of any governmental or regulatory body applicable to the Company. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.
(g)   “Change in Control” shall, in the case of a particular Award be deemed to occur upon:
(i)   Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company;
(ii)   Any “Person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 and 13d-5 under the Exchange Act of securities of the Company that represent more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(g)(ii), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company principally for bona fide equity financing purposes, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (IV) any acquisition by any corporation pursuant to a transaction that complies with Sections 2(g)(iv)(A) and 2(g)(iv)(B), (V) any acquisition involving beneficial ownership of less than fifty percent (50%) of the then-outstanding Common Shares (the “Outstanding Company Common Shares”) or the Outstanding Company Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Company; provided, however, that for purposes of this clause (V), any such acquisition in connection with (x) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents or (y) any “Business Combination” (as defined below) shall be presumed to be for the purpose or with the effect of changing or influencing the control of the Company;
(iii)   During any period of not more than two (2) consecutive years, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;
(iv)   Consummation of a merger, amalgamation or consolidation (a “Business Combination”) of the Company with any other corporation, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(v)   Shareholder approval of a plan of complete liquidation of the Company.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (i), (ii), (iii), (iv), or (v) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
(h)   “Claim” means any claim, liability or obligation of any nature, arising out of or relating to the Plan or an alleged breach of the Plan or an Award Agreement.
(i)   “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
(j)   “Committee” means a committee of at least two (2) members of the Board as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.
(k)   “Common Shares” means shares of the Company’s common stock, par value $0.0001 per share (and any stock or other securities into which such ordinary shares may be converted or into which they may be exchanged).
(l)   “Company” means Denali SPAC Holdco, Inc., a Delaware corporation.
(m)   “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.
(n)   “Effective Date” means the date on which the Plan is approved by the shareholders of the Company.
(o)   “Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and who satisfies the independence requirements under the applicable stock exchange on which the Common Shares are principally traded.
(p)   “Eligible Person” with respect to an Award denominated in Common Shares, means any (i) individual employed by the Company or an Affiliate; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement which includes rules regarding equity entitlement or in an agreement or instrument relating thereto; (ii) director of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate; provided that if the Securities Act applies such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or begins providing services to the Company or its Affiliates).
(q)   “Exchange Act” has the meaning given such term in the definition of “Change in Control,” and any reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
(r)   “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.

(s)   “Fair Market Value” means, as of any date, the value of Common Shares determined as follows:
(i)   If the Common Shares are listed on any established stock exchange or a national market system will be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(ii)   If the Common Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Common Share will be the mean between the high bid and low asked prices for the Common Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(iii)   In the absence of an established market for the Common Shares, the Fair Market Value will be determined in good faith by the Committee.
Notwithstanding the foregoing, (i) the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A of the Code to the extent necessary for an Award to comply with, or be exempt from, Section 409A of the Code and (ii) the Company may in its discretion use the closing transaction price of a Common Share on the day preceding the date as of which such value is being determined to the extent the Company determines such method is more practical for administrative purposes, such as for purposes of tax withholding.
(t)   “GAAP” shall have the meaning set forth in Section 11(c).
(u)   “Good Reason” means, if applicable to any Participant in the case of a particular Award, as defined in the Participant’s employment agreement in effect as of the Date of Grant or the applicable Award Agreement.
(v)   “Immediate Family Members” shall have the meaning set forth in Section 14(b)(ii).
(w)   “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.
(x)   “Indemnifiable Person” shall have the meaning set forth in Section 4(e) of the Plan.
(y)   “Mature Shares” means Common Shares owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a tax or deduction obligation of the Participant.
(z)   “Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.
(aa)   “Option” means an Award granted under Section 7 of the Plan.
(bb)   “Option Period” has the meaning given such term in Section 7(c) of the Plan.
(cc)   “Outstanding Company Common Shares” has the meaning given such term in the definition of “Change in Control.”
(dd)   “Outstanding Company Voting Securities” has the meaning given such term in the definition of “Change in Control.”
(ee)   “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.
(ff)   “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.
(gg)   “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan.

(hh)   “Performance Formula” shall mean, for a Performance Period, the one or more formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.
(ii)   “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.
(jj)   “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.
(kk)   “Permitted Transferee” shall have the meaning set forth in Section 14(b)(2) of the Plan.
(ll)     “Person” has the meaning given such term in the definition of “Change in Control.”
(mm)  “Plan” means this Denali SPAC Holdco, Inc. 2023 Equity Incentive Plan, as amended from time to time.
(nn)   “Qualifying Termination” means, except as otherwise provided by the Committee as set forth in the Award Agreement, the occurrence of either a termination of a Participant’s employment by the Company without Cause or for Good Reason, in either case, occurring on or within the twelve (12) month period (or such other period specified in the applicable Award Agreement) following the consummation of a Change in Control.
(oo)   “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.
(pp)   “Restricted Stock” means Common Shares, subject to certain specified performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(qq)   “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Common Shares or, as specified in the Award Agreement, cash, other securities or other property, subject to certain performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(rr)   “Retirement” means, in the case of a particular Award, the definition set forth in the applicable Award Agreement.
(ss)   “SAR Period” has the meaning given such term in Section 8(c) of the Plan.
(tt)   “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.
(uu)   “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
(vv)   “Stock Bonus Award” means an Award granted under Section 10 of the Plan.
(ww)  “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.
(xx)   “Subsidiary” means, with respect to any specified Person:
(i)   any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); or
(ii)   any partnership (or any comparable foreign entity (a) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (b) the only general partners (or functional equivalents thereof)) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
(yy)   “Substitute Award” has the meaning given such term in Section 5(e).
3.   Effective Date; Duration.   The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth (10th) anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards; provided, however, the Company may not granted Incentive Stock Options following the tenth (10th) anniversary of the earlier of (i) the Effective Date and (ii) Board approval of the Plan.
4.   Administration.
(a)   The Committee shall administer the Plan. To the extent required to comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
(b)   Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan or by the Board, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the form of Award Agreement and the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, including, but not limited to, upon a Qualifying Termination; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c)   The Committee may delegate to one (1) or more members of the Board or officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for decisions regarding grants or the terms thereof of Awards to persons subject to Section 16 of the Exchange Act.
(d)   Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

(e)   No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.
(f)   Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
5.   Grant of Awards; Shares Subject to the Plan; Limitations.
(a)   The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards and/or Performance Compensation Awards to one or more Eligible Persons, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.
(b)   Subject to Section 12 of the Plan, Awards granted under the Plan shall be subject to the following limitations: (i) the Committee is authorized to deliver under the Plan an aggregate number of Common Shares equal to 10% of Holdco Common Stock on a fully diluted basis as of the closing of the Business Combination; and (ii) the maximum number of Common Shares that may be granted under the Plan during any single fiscal year to any Participant who is a non-employee director, when taken together with any cash fees paid to such non-employee director during such year in respect of his or her service as a non-employee director (including service as a member or chair of any committee of the Board but excluding any amounts distributed under a nonqualified deferred compensation plan maintained by the Company or an Affiliate), shall not exceed $750,000 in total value (calculating the value of any such Awards based on the Fair Market Value on the Date of Grant of such Awards for financial reporting purposes); provided that the non-employee directors who are considered independent (under the rules of The Nasdaq Stock Market or other securities exchange on which the Common Shares are traded) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.
(c)   In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, then in each such case the Common Shares so tendered or withheld shall be added to the Common Shares available for grant under the Plan on a one-for-one basis. Shares underlying Awards under this Plan that are forfeited, cancelled, expire unexercised, or are settled in cash are available again for Awards under the Plan.

(d)   Common Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.
(e)   Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Common Shares underlying any Substitute Awards shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.
6.   Eligibility.   Participation shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written or electronic notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.
7.   Options.
(a)   Generally.   Each Option granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Non-Qualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. The maximum aggregate number of Common Shares that may be issued through the exercise of Incentive Stock Options granted under the Plan is equal to 10% of Holdco Common Stock on a fully diluted basis as of the closing of the Business Combination. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its parent or subsidiary corporations (within the meaning of Section 422 of the Code), and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Non-Qualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Non-Qualified Stock Option appropriately granted under the Plan.
(b)   Exercise Price.   Except with respect to Substitute Awards, the exercise price (“Exercise Price”) per Common Share for each Option shall not be less than one hundred percent (100%) of the Fair Market Value of such share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)), the Exercise Price per share shall not be less than one hundred and ten percent (110%) of the Fair Market Value per share on the Date of Grant and provided further, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Common Share.
(c)   Vesting and Expiration.   Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten (10) years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns shares representing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)); provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. Unless otherwise provided in an Award Agreement: (i) the unvested portion of an Option shall expire upon the Participant’s termination of employment or service with the Company and its Affiliates, and the vested portion of such Option shall remain exercisable for (A) one (1) year following termination of employment or service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the Option Period or (B) ninety (90) days following termination of employment or service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the Option Period; and (ii) both the unvested and the vested portion of an Option shall expire upon the termination of the Participant’s employment or service by the Company for Cause. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period.
(d)   Method of Exercise and Form of Payment.   No Common Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any taxes required to be withheld or paid. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Shares in lieu of actual delivery of such shares to the Company); provided that such Common Shares are not subject to any pledge or other security interest and are Mature Shares; and (ii) by such other method as the Committee may permit in accordance with applicable law, in its sole discretion, on a case by case basis, including without limitation: (A) in other property having a Fair Market Value on the date of exercise equal to the Exercise Price or (B) if there is a public market for the Common Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which the Option was exercised that number of Common Shares having a Fair Market Value equal to the aggregate Exercise Price for the Common Shares for which the Option was exercised. Fractional Common Shares may be issued or delivered pursuant to the Plan or any Award in the sole discretion of the Committee, and in the event the Committee determines that no fractional shares may be issued or delivered, the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
(e)   Notification upon Disqualifying Disposition of an Incentive Stock Option.   Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of (A) two (2) years after the Date of Grant of the Incentive Stock Option or (B) one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.
(f)   Compliance with Laws, etc.   Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

8.   Stock Appreciation Rights.
(a)   Generally.   Each SAR granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.
(b)   Exercise Price.   The Exercise Price per Common Share for each SAR shall not be less than one hundred percent (100%) of the Fair Market Value of such share determined as of the Date of Grant.
(c)   Vesting and Expiration.   A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. Unless otherwise provided in an Award Agreement: (i) the unvested portion of a SAR shall expire upon termination of employment or service of the Participant granted the SAR, and the vested portion of such SAR shall remain exercisable for (A) one (1) year following termination of employment or service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the SAR Period or (B) ninety (90) days following termination of employment or service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the SAR Period; and (ii) both the unvested and the vested portion of a SAR shall expire upon the termination of the Participant’s employment or service by the Company for Cause. If the SAR would expire at a time when the exercise of the SAR would violate applicable securities laws, the expiration date applicable to the SAR will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the SAR Period.
(d)   Method of Exercise.   SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.
(e)   Payment.   Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one Common Share on the exercise date over the Strike Price, less an amount equal to any taxes required to be withheld or paid. The Company shall pay such amount in cash, in Common Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee and set forth in the Award Agreement. Fractional Common Shares may be issued or delivered pursuant to the Plan or any Award in the sole discretion of the Committee, and in the event the Committee determines that no fractional shares may be issued or delivered, the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
9.   Restricted Stock and Restricted Stock Units.
(a)   Generally.   Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
(b)   Restricted Accounts; Escrow or Similar Arrangement.   Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate share power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank share power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock and the right to receive dividends, if applicable, to the extent such dividends have a record date that is on or after the date the Participant to whom such Restricted Stock are granted becomes the record holder of such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company.
(c)   Vesting; Acceleration of Lapse of Restrictions.   Unless otherwise provided by the Committee in an Award Agreement the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.
(d)   Delivery of Restricted Stock and Settlement of Restricted Stock Units.
(i)   Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee and as set forth in the applicable Award Agreement, in Common Shares having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award Agreement).
(ii)   Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one (1) Common Share for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of such Restricted Stock Units, as set forth in the applicable Award Agreement, or (ii) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any taxes required to be withheld or paid.
10.   Stock Bonus Awards.   The Committee may issue unrestricted Common Shares, or other Awards denominated in Common Shares, under the Plan to Eligible Persons, either alone or in tandem with other Awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Stock Bonus Award granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Stock Bonus Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

11.   Performance Compensation Awards.
(a)   Generally.   The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of the Plan, to designate such Award as a Performance Compensation Award. The Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award. Unless otherwise determined by the Committee, all Performance Compensation Awards shall be evidenced by an Award Agreement.
(b)   Discretion of Committee with Respect to Performance Compensation Awards.   The Committee shall have the discretion to establish the terms, conditions and restrictions of any Performance Compensation Award. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply and the Performance Formula.
(c)   Performance Criteria.   The Committee may establish Performance Criteria that will be used to establish the Performance Goal(s) for Performance Compensation Awards which may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of rollouts of new products and services; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects. Any one (1) or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. Any Performance Criteria that are financial metrics, may be determined in accordance with GAAP or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.
(d)   Modification of Performance Goal(s).   The Committee is authorized at any time to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect any specified circumstance or event that occurs during a Performance Period, including but not limited to the following: (i) asset write-downs; (ii) litigation or Claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) acquisitions or divestitures; (vi) discontinued operations; (vii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; and (ix) a change in the Company’s fiscal year.
(e)   Terms and Conditions to Receipt of Payment.   Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. A

Participant shall be eligible to receive payment in respect of a Performance Compensation Award to the extent that: (A) the Performance Goals for such period are achieved; and (B) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals. Following the completion of a Performance Period, the Committee shall determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period.
(f)   Timing of Award Payments.   Except as provided in an Award Agreement, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following the Committee’s determination in accordance with Section 11(e).
12.   Changes in Capital Structure and Similar Events.   In the event of (i) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares, or (ii) unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:
(a)   adjusting any or all of (A) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) subject to Section 409A of the Code, the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);
(b)   providing for a substitution or assumption of Awards in a manner that substantially preserves the applicable terms of such Awards;
(c)   accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event;
(d)   modifying the terms of Awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate;
(e)   deeming any performance measures (including, without limitation, Performance Criteria and Performance Goals) satisfied at target, maximum or actual performance through closing or such other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing;
(f)   providing that for a period prior to the Change in Control determined by the Committee in its sole discretion, any Options or SARs that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Common Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or

SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control; and
(g)   canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Common Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor).
Notwithstanding the foregoing, in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.
13.   Amendments and Termination.
(a)   Amendment and Termination of the Plan.   The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to Section 13(b) (to the extent required by the proviso in such Section 13(b)) shall be made without shareholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.
(b)   Amendment of Award Agreements.   The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, unless the Committee determines, in its sole discretion, that the amendment is necessary for the Award to comply with Code Section 409A; provided, further, that without shareholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR where the Fair Market Value of the Common Shares underlying such Option or SAR is less than its Exercise Price and replace it with a new Option or SAR, another Award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Shares are listed or quoted.
14.   General.
(a)   Award Agreements.   Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including without limitation, the effect on such Award of the death, disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Committee need not treat Participants or Awards (or portions thereof) uniformly.
(b)   Nontransferability.
(i)   Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(ii)   Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award Agreement (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
(iii)   The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.
(c)   Tax Withholding and Deductions.
(i)   A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to deduct and withhold, from any cash, Common Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Shares, other securities or other property) of any required taxes (to the extent permitted by the Committee, up to the maximum statutory rate under applicable law as in effect from time to time) and deduction in respect of an Award, its grant, vesting or exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.
(ii)   Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, determined on a case by case basis, permit a Participant to satisfy, in whole or in part, the foregoing tax and deduction liability by (A) the delivery of Common Shares (which are not subject to any pledge or other security interest and are Mature Shares, except as otherwise determined by the Committee) owned by the Participant having a Fair Market Value equal to such liability or (B) having the Company withhold from the number of Common Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such liability.
(d)   No Claim to Awards; No Rights to Continued Employment; Waiver.   No employee of the Company or an Affiliate, or other person, shall have any Claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. A Participant’s sole remedy for any Claim related to the Plan or any Award shall be against the Company, and no Participant shall have any Claim or right of any nature against any Affiliate of the Company or any shareholder or existing or former director, officer or employee of the Company. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any Claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any Claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.
(e)   Addenda.   The Committee may adopt such addenda to the Plan as it may consider necessary or appropriate for the purpose of granting Awards, which Awards may contain such terms and conditions as the Committee deems necessary or appropriate to accommodate differences in local law, tax policy or custom, which may deviate from the terms and conditions set forth in this Plan. The terms of any such addenda shall supersede the terms of the Plan to the extent necessary to accommodate such differences but shall not otherwise affect the terms of the Plan as in effect for any other purpose. With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.
(f)   Designation and Change of Beneficiary.   Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.
(g)   Termination of Employment/Service.   Unless determined otherwise by the Committee in the Award Agreement: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate.

(h)   No Rights as a Shareholder.   Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares or other securities that are subject to Awards hereunder until such shares have been issued or delivered to that person (unless the Participant’s Award Agreement provides for the payment of dividend equivalent or similar rights as determined in the discretion of the Committee).
(i)   Government and Other Regulations.
(i)   The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares or other securities pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Shares or other securities to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for Common Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(ii)   The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Shares from the public markets, the Company’s issuance of Common Shares or other securities to the Participant, the Participant’s acquisition of Common Shares or other securities from the Company and/or the Participant’s sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award denominated in Common Shares in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Common Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.
(j)   Payments to Persons Other Than Participants.   If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior Claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(k)   Nonexclusivity of the Plan.   Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.
(l)   No Trust or Fund Created.   The Plan is intended to constitute an “unfunded” plan for incentive compensation. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.
(m)   Reliance on Reports.   Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself.
(n)   Relationship to Other Benefits.   No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.
(o)   Governing Law.   The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in Delaware (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Plan, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any Claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation, dispute, Claim, legal action or other legal proceeding based hereon, or arising out of, under, or in connection with, this Plan.
(p)   Severability.   If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(q)   Obligations Binding on Successors.   The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(r)   Code Section 409A.
(i)   Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Code Section 409A.
(ii)   If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of service, no amount that is non-qualified deferred compensation subject to Code Section 409A and that becomes payable by reason of such termination of service shall be paid to the Participant (or in the event of the Participant’s death, the Participant’s representative or estate) before the earlier of (x) the first business day after the date that is six months following the date of the Participant’s termination of service, and (y) within thirty (30) days following the date of the Participant’s death. For purposes of Code Section 409A, a termination of service shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award Agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Code Section 409A, unless the applicable Award Agreement provides otherwise, such Award shall be payable upon the Participant’s “separation from service” within the meaning of Code Section 409A.
(iii)   In the event that it is reasonably determined by the Board that any amounts payable under the Plan will be taxable to the Participant under Section 409A of the Code prior to the payment and/or delivery to the Participant of such amounts, or will be subject to the acceleration of taxation or the imposition of penalty taxation under Section 409A of the Code, the Board may either (A) unilaterally amend the Plan and adopt appropriate policies and procedures, including amendments and policies with retroactive effect, that the Board determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan or (B) take such other actions as the Board determines necessary or appropriate to comply with the requirements of Section 409A of the Code. Any adjustments made pursuant to Section 12 to Awards that are subject to Code Section 409A shall be made in compliance with the requirements of Code Section 409A, and any adjustments made pursuant to Section 12 to Awards that are not subject to Code Section 409A shall be made in such a manner such that after such adjustment, the Awards either (x) continue not to be subject to Code Section 409A or (y) comply with the requirements of Code Section 409A.
(s)   Notification of Election Under Code Section 83(b).   If any Participant, in connection with the acquisition of Common Shares under an Award, makes the election permitted under Code Section 83(b), if applicable and if permitted by the Company, the Participant shall notify the Company of the election within ten (10) days of filing notice of the election with the Internal Revenue Service.
(t)   Expenses; Gender; Titles and Headings.   The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.
(u)   Other Agreements.   Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Shares or other securities under an Award, that the Participant execute lock-up, shareholder or other agreements, as it may determine in its sole and absolute discretion.
(v)   Payments.   Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive Common Shares or other securities under any Award made under the Plan.
(w)   Erroneously Awarded Compensation.   All Awards shall be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy in effect as of the Date of Grant or adopted thereafter to comply with applicable law, including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Shares or other securities are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award Agreements.
[Signature page follows]

IN WITNESS WHEREOF, this Denali SPAC Holdco, Inc. 2023 Equity Incentive Plan has been duly approved and adopted by the Company and the shareholders as of the dates set forth below.
Adopted by the Board: [      ], 2023
Shareholder Approved [      ], 2023
DENALI SPAC HOLDCO, INC.
By:	[Name]
Title:
Date:
[Signature page to Denali SPAC Holdco, Inc. 2023 Equity Incentive Plan]

ADDENDUM A
DENALI SPAC HOLDCO, INC.
2023 EQUITY INCENTIVE PLAN
CALIFORNIA PARTICIPANTS
Prior to the date, if ever, on which the Common Shares of the Company becomes a listed security and/or the Company is subject to the reporting requirements of the Exchange Act, the terms of this Addendum shall apply to Awards issued to a Participant whose Award is issued in reliance on Section 25102(o) of the California Corporations Code (a “California Participant”). This Addendum is intended to satisfy the requirements of Section 25102(o) of the California Corporations Code and the regulations issued thereunder (“Section 25102(o)”). Definitions in the Plan and Award Agreement are applicable to this Addendum.
1.   In the event of termination of the Participant’s employment or other service other than for Cause, Options that are exercisable on the date of termination may not terminate prior to the earlier to occur of the Option expiration date or thirty (30) days from termination (six (6) months if termination is due to death or disability).
2.   Notwithstanding anything to the contrary in the Plan, no Option Award may be exercisable on or after the tenth (10th) anniversary of the Date of Grant and any Award Agreement shall terminate on or before the tenth (10th) anniversary of the Date of Grant.
3.   Options granted under the Plan shall be non-transferable other than by will, by the laws of descent and distribution, to a revocable trust or as permitted by Rule 701 of the Securities Act.
4.   Notwithstanding anything to the contrary in the Plan dealing with capital adjustments, the Board shall in any event make such adjustments as may be required by Section 25102(o).
5.   The Company shall furnish summary financial information (audited or unaudited) of the Company’s financial condition and results of operations, consistent with the requirements of applicable laws, at least annually to each California Participant during the period such Participant has one or more Awards outstanding, and in the case of an individual who acquired Common Shares pursuant to the Plan, during the period such Participant owns such Common Shares; provided, however, the Company shall not be required to provide such information if (a) the issuance is limited to key persons whose duties in connection with the Company assure their access to equivalent information or (b) the Plan complies with all conditions of Rule 701 of the Securities Act; provided that for purposes of determining such compliance, any registered domestic partner shall be considered a “family member” as that term is defined in Rule 701.
6.   The Plan must be approved by a majority of the outstanding securities entitled to vote by the later of (a) within twelve (12) months before or after the date the Plan is adopted or (b) prior to or within twelve (12) months of the granting of any Option or issuance of any security under the Plan in the State of California. Any Option granted to any person in the State of California that is exercised before security holder approval is obtained must be rescinded if security holder approval is not obtained in the manner described in the preceding sentence. Such securities shall not be counted in determining whether such approval is obtained. This provision shall not apply to a foreign private issuer, as defined by Rule 3b-4 of the Exchange Act, provided that the aggregate number of persons in the State of California granted options under all option plans and agreements and issued securities under all purchase and bonus plans and agreements does not exceed thirty-five (35).

A-1

Annex L
January 25th, 2023
PRIVATE & CONFIDENTIAL
For the Board of Directors of Denali Capital Acquisition Corp. (NASDAQ:DECA)
437 Madison Avenue 27th Floor | New York, NY | 10022 | United States
We understand that Denali Capital Acquisition Corp. (NASDAQ:DECA), a publicly traded blank check company incorporated in the Cayman Islands (“Denali” or “DECA”) is considering a business combination with Longevity Biomedical, Inc., a privately-held Delaware corporation (the “Company” or “Longevity”, and together with Denali, collectively, the “Parties”).
•
Longevity has entered into agreements to acquire three operating companies, Cerevast Medical, Inc. (a Delaware corporation), Aegeria Soft Tissue, LLC (a Delaware limited liability company), and Novokera, LLC (a Delaware limited liability company), each of which will be a wholly owned subsidiary of the Company immediately prior to the closing of the business combination with Denali and each of whose security holders will receive securities of Longevity in exchange for the securities of each such entity sold to and acquired by Longevity and security holders of Longevity (collectively the “Company Subsidiaries”).

•
Pursuant to the terms of a merger agreement, by and among Longevity, Denali and the other parties thereto, the Parties intend to effect a business combination transaction (the “Mergers”) whereby each of Longevity and Denali will merge with and into a wholly-owned subsidiary of a newly formed Delaware corporation (“Holdco”), which shall be the publicly listed company after the closing of the Merger, with each of Longevity and Denali continuing as the surviving entity of each such merger, as a result of which, (i) each of Longevity and Denali shall become a wholly-owned subsidiary of Holdco and (ii) each issued and outstanding security of Longevity immediately prior to the Merger shall be converted into the right of the holder thereof to receive a substantially equivalent security of Holdco, (the Mergers and the other transactions contemplated by such merger agreement, the “Transaction”).

•
The stockholders of Longevity shall receive from Holdco, in the aggregate, a number of shares of Holdco common stock with an aggregate value equal to One Hundred and Twenty-Eight Million U.S. Dollars ($128,000,000) (the “Merger Consideration”).

The Board of Directors of Denali have retained Newbridge Securities Corporation (“Newbridge”) to render an Opinion as to whether, on the date of such Opinion, the Merger Consideration is fair, from a financial point of view, to Denali and it’s unaffiliated Ordinary Shareholders.
We have not been requested to opine to, and our Opinion does not in any manner address, the underlying business decision of Denali to proceed with the Transaction. In addition, we have not been requested to explore any alternatives to the Transaction. Further, our Opinion does not address the relative merits of the Transaction as compared to any alternative business strategy that might exist for Denali.
Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, related-party transactions, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice.
Newbridge will receive a fee and reimbursement of its expenses for such services. No portion of our fee is contingent upon consummation of the Transaction. In addition, Denali has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion.

Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Transaction.
In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Denali, and its successor entities.
In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:
•
Considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•
Reviewed drafts of the Business Combination Agreements related to the Transaction;

•
Reviewed Denali’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of Denali since its IPO in April 2022;

•
Reviewed publicly available financial information of Denali filed with the U.S. Securities & Exchange Commission, including its Form 10-Qs, and certain reports on material events filed on Forms 8-K between May 23rd, 2022, through January 6th, 2023;

•
Reviewed the financial models of Longevity and the Company Subsidiaries with historical data and future financial projections (including potential timing of U.S. FDA regulatory approval of their lead products, commercialization and sales schedules, as well as clinical development budgets) provided by Longevity’s management team;

•
Performed a discounted cash flow analysis layered onto the different Longevity and Company Subsidiaries’ financial models provided;

•
Performed public company comparable analyses of similar companies to those of Longevity and the Company Subsidaries subsidiaries that traded on a major U.S. Stock Exchange, operated in the healthcare sector with different emphases on three different sub-sectors including “soft tissue reconstruction / tissue regeneration” for Aegeria Soft Tissue, LLC, “treatment of various vascular disease” for Cerevast Medical, Inc., and “cornea repair / replacement” for Novokera LLC. These comparables were also selected on the basis that they were still in a “pre-commercialization” phase with less than $60M in sales and were not yet profitable in order to derive equity values;

•
Performed such other analyses and examinations, as we deemed appropriate.

In forming our Opinion, we have had full access to, and full cooperation from the management teams of Denali and Longevity to ask questions and receive answers. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.
In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information.
With respect to certain financial information, including financial analyses and projections, relating to the business and prospects of Denali and Longevity provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting reasonable estimates and good faith judgments of the management teams of both Denali and Longevity as to the future financial performance of the combined parties without and subsequent to a potential business combination.
This Opinion is solely for the use of the Board of Directors of Denali, and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge Securities Corporation, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with Denali may be included in, filings made by Denali or HoldCo with the U.S. Securities & Exchange Commission and in any proxy statement or similar disclosure document delivered to stockholders of Denali.
We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation necessarily is based on some subjective interpretations of value. We understand that we are not obligated to review our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.
Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Denali and its unaffiliated Ordinary Shareholders.
Sincerely,
Newbridge Securities Corporation
/s/ Chad D. Champion

Chad D. Champion
Senior Managing Director, Head of Equity Capital Markets